Exhibit A-5

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 20-F

☐	REGISTRATION STATEMENT PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended March 31, 2004

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission file number 1-14676

SCOTTISH POWER plc

(Exact name of Registrant as specified in its charter)

SCOTLAND

(Jurisdiction of incorporation or organization)

1 Atlantic Quay, Glasgow G2 8SP, Scotland

(Address of principal executive offices)

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered
Ordinary shares of 50p each (“Ordinary Shares”)	New York Stock Exchange*

American Depositary Shares (“ADSs”) Each of which represents 4 Ordinary Shares	New York Stock Exchange

*	Not for trading but only in connection with the registration of ADSs pursuant to the requirements of the Securities and Exchange Commission.

Securities registered or to be registered pursuant to Section 12(g) of the Act: None

Securities for which there is a reporting obligation pursuant to Section 15(d) of the Act: None

Indicate the number of outstanding shares of each of the issuer’s classes of capital or common stock as of the close of the period covered by the annual report.

Ordinary Shares of 50p each	1,859,538,923 shares (as of March 31, 2004)
Special rights non-voting redeemable preference share of £1	1 share (as of March 31, 2004)**

**	Special rights share was redeemed effective May 5, 2004.

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark which financial statement item the registrant has elected to follow.    Item 17  ☐    Item 18  ☒

PART I

ITEM 1. IDENTITY OF DIRECTORS, SENIOR MANAGEMENT AND ADVISERS

Not applicable.

ITEM 2. OFFER STATISTICS AND EXPECTED TIMETABLE

Not applicable.

ITEM 3. KEY INFORMATION

3.A. Selected financial data.

The information set forth under the headings “Accounts 2003/04 – Five Year Summary” on page 148, “Investor Information – Investor Information – Dividends” on pages 152-153 and “Investor Information – Exchange Rates” on page 152 of the Company’s 2003-04 Annual Report and Accounts contained in Exhibit 15.1 is incorporated herein by reference.

3.B. Capitalization and indebtedness.

Not applicable.

3.C. Reasons for the offer and use of proceeds.

Not applicable.

3.D. Risk factors.

The information set forth under the headings “Business Review – Business Risks” on pages 28-29 and “Financial Review – Quantitative and Qualitative Disclosures about Market Risk” on pages 49-54 of the Company’s 2003-04 Annual Report and Accounts contained in Exhibit 15.1 is incorporated herein by reference.

ITEM 4. INFORMATION ON THE COMPANY

4.A. History and development of the company.

The information set forth on the outside back cover and under the headings “Business Review” on pages 9-32, “Financial Review – Investment” on pages 38-39, “Financial Review – Liquidity and Capital Resources – Cash Flow and Net Debt” on pages 46-47, “Accounts 2003/04 – Notes to the Group Accounts – 10(b)” on page 101, and “Accounts 2003/04 – Notes to the Group Accounts – Note 14(b)” on page 104 of the Company’s 2003-04 Annual Report and Accounts contained in Exhibit 15.1 is incorporated herein by reference.

4.B. Business overview.

The information set forth under the headings “Business Review” on pages 9-32 and “Accounts 2003/04 – Notes to the Group Accounts” on pages 96-100 of the Company’s 2003-04 Annual Report and Accounts contained in Exhibit 15.1 is incorporated herein by reference.

4.C. Organizational structure.

The information set forth under the headings “Business Review – Description of Business” on pages 9-10 and “Accounts 2003/04 – Principal Subsidiary Undertakings and Other Investments” on page 146 of the Company’s 2003-04 Annual Report and Accounts contained in Exhibit 15.1 is incorporated herein by reference.

4.D. Property, plants and equipment.

The information set forth under the heading “Business Review – Description of the Company’s Property” on pages 16-17 of the Company’s 2003-04 Annual Report and Accounts contained in Exhibit 15.1 is incorporated herein by reference.

ITEM 5. OPERATING AND FINANCIAL REVIEW AND PROSPECTS

5.A. Operating results.

The information set forth under the heading “Financial Review” on pages 34-61 of the Company’s 2003-04 Annual Report and Accounts contained in Exhibit 15.1 is incorporated herein by reference.

5.B. Liquidity and capital resources.

The information set forth under the headings “Financial Review – Liquidity and Capital Resources” on pages 46-49 and “Financial Review – Overview of the Year to March 2004 – Cash Flow and Net Debt” on pages 38-39 of the Company’s 2003-04 Annual Report and Accounts contained in Exhibit 15.1 is incorporated herein by reference.

5.C. Research and development, patents and licenses, etc.

The information set forth under the heading “Financial Review – Research and Development” on page 46 of the Company’s 2003-04 Annual Report and Accounts contained in Exhibit 15.1 is incorporated herein by reference.

5.D. Trend information.

The information set forth under the heading “Financial Review” on pages 34-61 of the Company’s 2003-04 Annual Report and Accounts contained in Exhibit 15.1 is incorporated herein by reference.

5.E. Off-balance sheet arrangements.

The information set forth under the heading “Financial Review – Off Balance Sheet Arrangements” on page 61 of the Company’s 2003-04 Annual Report and Accounts contained in Exhibit 15.1 is incorporated herein by reference.

5.F. Tabular disclosure of contractual obligations.

The information set forth under the heading “Financial Review – Liquidity and Capital Resources – Contractual Obligations and Commercial Commitments” on page 49 of the Company’s 2003-04 Annual Report and Accounts contained in Exhibit 15.1 is incorporated herein by reference.

5.G. Safe harbor.

The information set forth under the heading “Cautionary Statement for Purposes of the ‘Safe Harbor’ Provisions of the Private Securities Litigation Reform Act of 1995” on page 84 of the Company’s 2003-04 Annual Report and Accounts contained in Exhibit 15.1 is incorporated herein by reference.

ITEM 6. DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

6.A. Directors and senior management.

The information set forth under the heading “Board of Directors & Executive Team” on pages 62-64 of the Company’s 2003-04 Annual Report and Accounts contained in Exhibit 15.1 is incorporated herein by reference.

6.B. Compensation.

The information set forth under the heading “Remuneration Report of the Directors” on pages 72-84 of the Company’s 2003-04 Annual Report and Accounts contained in Exhibit 15.1 is incorporated herein by reference.

6.C. Board Practices.

The information set forth under the headings “Board of Directors & Executive Team” on pages 62-64, “Corporate Governance” on pages 65-71 and “Remuneration Report of the Directors” on pages 72-84 of the Company’s 2003-04 Annual Report and Accounts contained in Exhibit 15.1 is incorporated herein by reference.

6.D. Employees.

The information set forth under the headings “Business Review – Group Employees” on page 15 and “Accounts 2003/04 – Notes to the Group Accounts – 3 (Employee information)” on page 97 of the Company’s 2003-04 Annual Report and Accounts contained in Exhibit 15.1 is incorporated herein by reference.

6.E. Share ownership.

The information set forth under the heading “Remuneration Report of the Directors” on pages 72-84 of the Company’s 2003-04 Annual Report and Accounts contained in Exhibit 15.1 is incorporated herein by reference.

ITEM 7. MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

7.A. Major shareholders.

The information set forth under the heading “Investor Information – Investor Information” on pages 150-156 of the Company’s 2003-04 Annual Report and Accounts contained in Exhibit 15.1 is incorporated herein by reference.

7.B. Related party transactions.

The information set forth under the headings “Remuneration Report of the Directors” on pages 72-84 and “Accounts 2003/04 – Notes to the Group Accounts – 31 (Related party transactions)” on page 128 of the company’s 2003-04 Annual Report and Accounts contained in Exhibit 15.1 is incorporated herein by reference.

7.C. Interests of experts and counsel.

Not applicable.

ITEM 8. FINANCIAL INFORMATION

8.A. Consolidated Statements and Other Financial Information.

The information set forth under the headings “Business Review – Litigation” on page 29, “Financial Review – Dividend Policy” on page 36, “Accounts 2003/04” on pages 85-146 and “Investor Information – Investor Information – Dividends” on pages 152-153 of the Company’s 2003-04 Annual Report and Accounts contained in Exhibit 15.1 is incorporated herein by reference.

8.B. Significant Changes.

The information set forth under the heading “Financial Review – Overview of the Year to March 2004 – Significant Changes” on page 42 of the Company’s 2003-04 Annual Report and Accounts contained in Exhibit 15.1 is incorporated herein by reference.

ITEM 9. THE OFFER AND LISTING

9.A. Offer and listing details.

The information set forth under the heading “Investor Information – Investor Information – Nature of the Trading Market” on page 150 of the Company’s 2003-04 Annual Report and Accounts contained in Exhibit 15.1 is incorporated herein by reference.

9.B. Plan of distribution.

Not applicable.

9.C. Markets.

The information set forth under the heading “Investor Information – Investor Information – Nature of the Trading Market” on page 150 of the Company’s 2003-04 Annual Report and Accounts contained in Exhibit 15.1 is incorporated herein by reference.

9.D. Selling Shareholders.

Not applicable.

9.E. Dilution.

Not applicable.

9.F. Expenses of the issue.

Not applicable.

ITEM 10. ADDITIONAL INFORMATION

10.A. Share capital.

Not applicable.

10.B. Memorandum and articles of association.

The information contained in Exhibit 15.5 and the information set forth under the heading “Investor Information – Investor Information – Memorandum and Articles of Association” on page 153 of the Company’s Annual Report and Accounts contained in Exhibit 15.1 is incorporated herein by reference.

10.C. Material contracts.

The information set forth under the headings “Financial Review – Liquidity and Capital Resources – Financing” on pages 47-48, “Remuneration Report of the Directors – Service Contracts” on page 76, and “Accounts 2003/04 – Notes to Group Accounts – 20 (Loans and other borrowings)” on pages 109-114 of the Company’s Annual Report and Accounts contained in Exhibit 15.1 is incorporated herein by reference.

10.D. Exchange controls.

The information set forth under the heading “Investor Information – Investor Information – Exchange Controls and Other Limitations Affecting Security Holders” on page 153 of the Company’s 2003-04 Annual Report and Accounts contained in Exhibit 15.1 is incorporated herein by reference.

10.E. Taxation.

The information set forth under the headings “Investor Information – Investor Information – Taxation; – Taxation of Dividends; – Taxation of Capital Gains; – US Information Reporting and Backup Withholding” on pages 153-156 of the Company’s 2003-04 Annual Report and Accounts contained in Exhibit 15.1 is incorporated herein by reference.

10.F. Dividends and paying agents.

Not applicable.

10.G. Statements by experts.

Not applicable.

10.H. Documents on display.

The information set forth under the heading “Investor Information – Investor Information – Documents on Display” on page 153 of the Company’s 2003-04 Annual Report and Accounts contained in Exhibit 15.1 is incorporated herein by reference.

10.I. Subsidiary Information.

Not applicable.

ITEM 11. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The information set forth under the headings “Financial Review – Liquidity and Capital Resources” on pages 46-49, “Financial Review – Quantitative and Qualitative Disclosures About Market Risk” on pages 49-54, and “Accounts 2003/04 – Notes to Group Accounts – 20 (Loans and other borrowings) ” on pages 109-114 of the Company’s 2003-04 Annual Report and Accounts contained in Exhibit 15.1 is incorporated herein by reference.

ITEM 12. DESCRIPTION OF THE SECURITIES OTHER THAN EQUITY SECURITIES

Not applicable.

PART II

ITEM 13. DEFAULTS, DIVIDEND ARREARAGES AND DELINQUENCIES

None.

ITEM 14. MATERIAL MODIFICATIONS TO THE RIGHTS OF SECURITY HOLDERS AND USE OF PROCEEDS

Not applicable.

ITEM 15. CONTROLS AND PROCEDURES

The information set forth under the heading “Corporate Governance – Evaluation of Disclosure Controls and Procedures (Sarbanes-Oxley Act 2002)” on page 70 of the Company’s 2003-04 Annual Report and Accounts contained in Exhibit 15.1 is incorporated herein by reference.

ITEM 16A. AUDIT COMMITTEE FINANCIAL EXPERT

The information set forth under the heading “Corporate Governance – Report from Audit Committee” on pages 67-68 of the Company’s 2003-04 Annual Report and Accounts contained in Exhibit 15.1 is incorporated herein by reference.

ITEM 16B. CODE OF ETHICS

The information set forth under the heading “Corporate Governance – Control Environment” on page 68 of the Company’s 2003-04 Annual Report and Accounts contained in Exhibit 15.1 is incorporated herein by reference.

ITEM 16C. PRINCIPAL ACCOUNTANT FEES AND SERVICES

The information set forth under the heading “Corporate Governance – Auditor Independence” on pages 69-70 of the Company’s 2003-04 Annual Report and Accounts contained in Exhibit 15.1 is incorporated herein by reference.

ITEM 16D. EXEMPTIONS FROM THE LISTING STANDARDS FOR AUDIT COMMITTEES

Not applicable.

ITEM 16E. PURCHASES OF EQUITY SECURITIES AND AFFILIATED PURCHASERS

Not applicable.

PART III

ITEM 17. FINANCIAL STATEMENTS

The Company has responded to Item 18 in lieu of this Item.

ITEM 18. FINANCIAL STATEMENTS

The information set forth under the heading “Accounts 2003/04” on pages 85-146 of the Company’s 2003-04 Annual Report and Accounts contained in Exhibit 15.1 is incorporated herein by reference.

ITEM 19. EXHIBITS

Exhibit No.	Name
1.1	Memorandum of Association of Scottish Power plc (incorporated by reference from Exhibit 1.1 to the Company’s Annual Report on Form 20-F filed with the SEC on August 28, 2002).

Exhibit No.	Name
1.2	Amended Articles of Association of Scottish Power plc (incorporated by reference from Exhibit 1.2 to the Company’s Annual Report on Form 20-F filed with the SEC on August 28, 2002).

4.1	Contract of Employment between Scottish Power plc and Ian Russell dated June 3, 2003 (incorporated by reference from Exhibit 4.1 to the Company’s Annual Report on Form 20-F filed with the SEC on June 27, 2003).

4.2	Contract of Employment between Scottish Power plc and Charles Berry dated June 3, 2003 (incorporated by reference from Exhibit 4.2 to the Company’s Annual Report on Form 20-F filed with the SEC on June 27, 2003).

4.3	Contract of Employment between Scottish Power plc and David Nish dated June 3, 2003 (incorporated by reference from Exhibit 4.3 to the Company’s Annual Report on Form 20-F filed with the SEC on June 27, 2003).

4.4	Conformed Generation License of Scottish Power Generation Limited (incorporated by reference from Exhibit 4.4 to the Company’s Annual Report on Form 20-F filed with the SEC on August 28, 2002).

4.5*	Conformed Supply License of ScottishPower Energy Retail Limited.

4.6*	Conformed Distribution License of SP Distribution Limited.

4.7*	Conformed Transmission License of SP Transmission Limited.

4.8*	Conformed Distribution License of SP Manweb plc.

4.9	Amended and Restated Trust Deed dated December 16, 2002 relating to the Scottish Power UK plc $7 billion debt issuance programme (incorporated by reference from Exhibit 4.9 to the Company’s Annual Report on Form 20-F filed with the SEC on June 27, 2003).

4.10*	Supplemental Trust Deed dated February 10, 2004 relating to the Scottish Power UK $7 billion debt issuance programme.

4.11	$1 billion Multicurrency Revolving Credit Facilities ($625 million as of June 3, 2004 with $375 million facility replaced by Exhibit 4.12) for Scottish Power plc arranged by The Bank of Tokyo Mitsubishi, Ltd., Barclays Capital, Commerzbank AG (acting through Commerzbank Securities), HSBC Bank plc, J P Morgan plc and The Royal Bank of Scotland plc dated June 12, 2003 (incorporated by reference from Exhibit 4.11 to the Company’s Annual Report on Form 20-F filed with the SEC on June 27, 2003)

4.12*	$375 million Multicurrency Revolving Credit Facility for Scottish Power plc arranged by The Bank of Tokyo Mitsubishi, Ltd., Barclays Capital, Commerzbank AG (acting through Commerzbank Securities), HSBC Bank plc, JP Morgan plc and The Royal Bank of Scotland plc dated June 3, 2004.

4.13*	Trust Deed dated July 10, 2003 relating to the Scottish Power Finance (Jersey) Limited $700 million 4.00% step-up perpetual subordinated guaranteed convertible bonds guaranteed by Scottish Power plc.

8.1*	List of Subsidiaries.

11.1	Code of Ethics for the Chief Executive, Finance Director and principal accounting officers (incorporated by reference from Exhibit 11.1 to the Company’s Annual Report on Form 20-F filed with the SEC on June 27, 2003).

12.1*	Certification of Principal Executive Officer, pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

Exhibit No.	Name
12.2*	Certification of Principal Financial Officer, pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

13.1**	Chief Executive Officer Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

13.2**	Chief Financial Officer Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

15.1*	Annual Report and Accounts of Scottish Power plc.

15.2	PacifiCorp Stock Incentive Plan (incorporated by reference from Exhibit 12.5 to the Company’s Annual Report on Form 20-F filed with the SEC on June 27, 2003).

15.3	Scottish Power plc Long Term Incentive Plan (incorporated by reference from Exhibit 12.6 to the Company’s Annual Report on Form 20-F filed with the SEC on June 27, 2003).

15.4	Scottish Power Executive Share Option Plan 2001 (incorporated by reference from Exhibit 12.7 to the Company’s Annual Report on Form 20-F filed with the SEC on June 27, 2003).

15.5	Summary of Memorandum and Articles of Association (incorporated by reference from Exhibit 10.1 to the Company’s Annual Report on Form 20-F filed with the SEC on August 28, 2002).

15.6	Mortgage and Deed of Trust dated as of January 9, 1989, between PacifiCorp and Morgan Guaranty Trust Company of New York (The Chase Manhattan Bank, successor), Trustee, previously filed as Exhibit 4-E to PacifiCorp’s Form 8-B, File No. 1-5152, as supplemented and modified by fourteen Supplemental Indentures as follows:

Exhibit Number	File Type	File Date	File Number
(4)(b)			33-31861
(4)(a)	8-K	January 9, 1990	1-5152
4(a)	8-K	September 11, 1991	1-5152
4(a)	8-K	January 7, 1992	1-5152
4(a)	10-Q	Quarter ended March 31, 1992	1-5152
4(a)	10-Q	Quarter ended September 30, 1992	1-5152
4(a)	8-K	April 1, 1993	1-5152
4(a)	10-Q	Quarter ended September 30, 1992	1-5152
4(a)	10-Q	Quarter ended September 30, 1993	1-5152
(4)b	10-K	Quarter ended June 30, 1994	1-5152
(4)b	10-K	Quarter ended December 31, 1994	1-5152
(4)b	10-K	Quarter ended December 31, 1995	1-5152
(4)b	10-K	Quarter ended December 31, 1996	1-5152
99(a)	8-K	November 21, 2001	1-5152
99	8-K	September 8, 2003	1-5152

*	Filed herewith.
**	Deemed furnished herewith.

The Company agrees to furnish to the SEC upon request a copy of any instrument which defines the rights of holders of long-term debt of the Company and its consolidated subsidiaries.

SIGNATURES

The registrant hereby certifies that it meets all of the requirements for filing on Form 20-F and that it has duly caused and authorized the undersigned to sign this annual report on its behalf.

Scottish Power plc, Registrant

By:	/s/ David Nish
Name:	David Nish
Title:	Finance Director

Date: June 25, 2004

EXHIBIT INDEX

Exhibit No.	Name
1.1	Memorandum of Association of Scottish Power plc (incorporated by reference from Exhibit 1.1 to the Company’s Annual Report on Form 20-F filed with the SEC on August 28, 2002).

1.2	Amended Articles of Association of Scottish Power plc (incorporated by reference from Exhibit 1.2 to the Company’s Annual Report on Form 20-F filed with the SEC on August 28, 2002).

4.1	Contract of Employment between Scottish Power plc and Ian Russell dated June 3, 2003 (incorporated by reference from Exhibit 4.1 to the Company’s Annual Report on Form 20-F filed with the SEC on June 27, 2003).

4.2	Contract of Employment between Scottish Power plc and Charles Berry dated June 3, 2003 (incorporated by reference from Exhibit 4.2 to the Company’s Annual Report on Form 20-F filed with the SEC on June 27, 2003).

4.3	Contract of Employment between Scottish Power plc and David Nish dated June 3, 2003 (incorporated by reference from Exhibit 4.3 to the Company’s Annual Report on Form 20-F filed with the SEC on June 27, 2003).

4.4	Conformed Generation License of Scottish Power Generation Limited (incorporated by reference from Exhibit 4.4 to the Company’s Annual Report on Form 20-F filed with the SEC on August 28, 2002).

4.5*	Conformed Supply License of ScottishPower Energy Retail Limited.

4.6*	Conformed Distribution License of SP Distribution Limited.

4.7*	Conformed Transmission License of SP Transmission Limited.

4.8*	Conformed Distribution License of SP Manweb plc.

4.9	Amended and Restated Trust Deed dated December 16, 2002 relating to the Scottish Power UK plc $7 billion debt issuance programme (incorporated by reference from Exhibit 4.9 to the Company’s Annual Report on Form 20-F filed with the SEC on June 27, 2003).

4.10*	Supplemental Trust Deed dated February 10, 2004 relating to the Scottish Power UK $7 billion debt issuance programme.

4.11	$1 billion Multicurrency Revolving Credit Facilities ($625 million as of June 3, 2004 with $375 million facility replaced by Exhibit 4.12) for Scottish Power plc arranged by The Bank of Tokyo Mitsubishi, Ltd., Barclays Capital, Commerzbank AG (acting through Commerzbank Securities), HSBC Bank plc, J P Morgan plc and The Royal Bank of Scotland plc dated June 12, 2003 (incorporated by reference from Exhibit 4.11 to the Company’s Annual Report on Form 20-F filed with the SEC on June 27, 2003)

4.12*	$375 million Multicurrency Revolving Credit Facility for Scottish Power plc arranged by The Bank of Tokyo Mitsubishi, Ltd., Barclays Capital, Commerzbank AG (acting through Commerzbank Securities), HSBC Bank plc, JP Morgan plc and The Royal Bank of Scotland plc dated June 3, 2004.

4.13*	Trust Deed dated July 10, 2003 relating to the Scottish Power Finance (Jersey) Limited $700 million 4.00% step-up perpetual subordinated guaranteed convertible bonds guaranteed by Scottish Power plc.

EXHIBIT INDEX

Exhibit No.	Name
8.1*	List of Subsidiaries.

11.1	Code of Ethics for the Chief Executive, Finance Director and principal accounting officers (incorporated by reference from Exhibit 11.1 to the Company’s Annual Report on Form 20-F filed with the SEC on June 27, 2003).

12.1*	Certification of Principal Executive Officer, pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

12.2*	Certification of Principal Financial Officer, pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

13.1**	Chief Executive Officer Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

13.2**	Chief Financial Officer Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

15.1*	Annual Report and Accounts of Scottish Power plc.

15.2	PacifiCorp Stock Incentive Plan (incorporated by reference from Exhibit 12.5 to the Company’s Annual Report on Form 20-F filed with the SEC on June 27, 2003).

15.3	Scottish Power plc Long Term Incentive Plan (incorporated by reference from Exhibit 12.6 to the Company’s Annual Report on Form 20-F filed with the SEC on June 27, 2003).

15.4	Scottish Power Executive Share Option Plan 2001 (incorporated by reference from Exhibit 12.7 to the Company’s Annual Report on Form 20-F filed with the SEC on June 27, 2003).

15.5	Summary of Memorandum and Articles of Association (incorporated by reference from Exhibit 10.1 to the Company’s Annual Report on Form 20-F filed with the SEC on August 28, 2002).

15.6	Mortgage and Deed of Trust dated as of January 9, 1989, between PacifiCorp and Morgan Guaranty Trust Company of New York (The Chase Manhattan Bank, successor), Trustee, previously filed as Exhibit 4-E to PacifiCorp’s Form 8-B, File No. 1-5152, as supplemented and modified by fourteen Supplemental Indentures as follows:

Exhibit Number	File Type	File Date	File Number
(4)(b)			33-31861
(4)(a)	8-K	January 9, 1990	1-5152
4(a)	8-K	September 11, 1991	1-5152
4(a)	8-K	January 7, 1992	1-5152
4(a)	10-Q	Quarter ended March 31, 1992	1-5152
4(a)	10-Q	Quarter ended September 30, 1992	1-5152
4(a)	8-K	April 1, 1993	1-5152
4(a)	10-Q	Quarter ended September 30, 1992	1-5152
4(a)	10-Q	Quarter ended September 30, 1993	1-5152
(4)b	10-K	Quarter ended June 30, 1994	1-5152
(4)b	10-K	Quarter ended December 31, 1994	1-5152

EXHIBIT INDEX

Exhibit No.		Name
(4)b	10-K	Quarter ended December 31, 1995	1-5152
(4)b	10-K	Quarter ended December 31, 1996	1-5152
99(a)	8-K	November 21, 2001	1-5152
99	8-K	September 8, 2003	1-5152

*	Filed herewith.
**	Deemed furnished herewith.

The Company agrees to furnish to the SEC upon request a copy of any instrument which defines the rights of holders of long-term debt of the Company and its consolidated subsidiaries.

EXHIBIT 4.5

SCOTTISHPOWER ENERGY RETAIL LIMITED

CONFORMED GAS SUPPLIER LICENCE

1.	This conformed gas supplier licence has been produced by Shepherd & Wedderburn from materials supplied by ScottishPower. It is intended for use by ScottishPower personnel as a convenient reference tool, but is not a substitute for the definitive texts from which it has been produced.

2.	The conformed licence is intended to consolidate (a) the provisions of the licensing scheme made by the Secretary of State on 28 September 2001 in relation to ScottishPower Energy Retail Limited pursuant to paragraph 19 of Schedule 7 of the Utilities Act 2000 (the “scheme”) and (b) the standard conditions for gas suppliers’ licences determined by the Secretary of State on 27 September 2001 as brought into effect in relation to ScottisPower Energy Retail Limited by the scheme.

3.	Those standard conditions which, in accordance with Part II of the licence, are not in effect have been included in this document for completeness, but are shown in italics.

4.	The consolidated standard conditions set out in this document record, using strike-through and/or underline, the effects of any amendments which have been made to the standard conditions in accordance with Part III of the licence.

Shepherd & Wedderburn WS

Saltire Court

20 Castle Terrace

Edinburgh EH1 2ET

Tel: 0131-228 9900

Fax: 0131-228 1222

CONTENTS

PRELIMINARY		4

PART I. - TERMS OF THE LICENCE		4

PART II. - THE STANDARD CONDITIONS		6

PART III. - AMENDMENTS TO THE STANDARD CONDITIONS		8

CONSOLIDATED STANDARD CONDITIONS		9

SECTION A.	INTERPRETATION, APPLICATION AND PAYMENTS	9

Condition 1.	Definitions and Interpretation	9

Condition 2.	Application of Section C (Domestic Supply Obligations)	26

Condition 3.	Application of Section D (Supply Services Obligations)	28

Condition 4.	Payments by the Licensee to the Authority	30

SECTION B.	GENERAL	32

Condition 5.	Not used	32

Condition 6.	Not used	32

Condition 7.	Not used	33

Condition 7A.	Code of Practice for Meter Reading etc	35

Condition 8.	Not used	35

Condition 9.	Not used	35

Condition 10.	Not used	35

Condition 11.	Not used	35

Condition 12.	Not used	35

Condition 13.	Change Co-ordination for the Utilities Act 2000	36

Condition 14.	Security and Emergency Arrangements	37

Condition 15.	Safety of Supplies	40

Condition 16.	Exchange of Information Between Licensee and Relevant Transporter or Shipper for Operation, Development or Maintenance of Pipe-line System and Detection and Prevention of Theft	41

1

Condition 17.	Reading, Inspection and Testing of Meters	44

Condition 17A.	Adjustment of Charges where Meter has Registered Erroneously	48

Condition 18.	Not used	49

Condition 19.	Provision of Information to the Authority	50

Condition 20.	Not Used	51

Condition 21.	Publication of Information to Customers	52

Condition 22.	Domestic Premises	53

Condition 22A.	Restriction or Revocation: Securing Continuity of Supply	55

Condition 22B.	Undertaking to be Given by Licensee to a Relevant Transporter in Respect of Shipping Charges etc	56

Condition 23.	Payments Received in Relation to Standards of Performance	59

Condition 24.	Arrangements in Respect of Powers of Entry	60

Condition 24A.	Authorisation of Officers	61

Condition 24B.	Exercise of Powers of Entry	63

Condition 25.	Efficient Use of Gas	64

Condition 26.	Record of and Report on Performance	65

Condition 27.	Preparation, Review of and Compliance with Statements and Customer Service Codes	66

Condition 28.	Deemed Contracts	68

Condition 29.	Supplier of Last Resort	70

Condition 29A.	Supplier of Last Resort Supply Payments	73

Condition 29B.	Provision for Termination Upon a Direction	75

Condition 30.	Debt Blocking	76

SECTION C.	DOMESTIC SUPPLY OBLIGATIONS	77

Condition 31.	Interpretation of Section C	77

Condition 32.	Duty to Supply Domestic Customers	78

Condition 32A.	Security of Supply – Domestic Customers	81

Condition 33.	Last Resort Supply: Security for Payments	83

Condition 34.	Metering Arrangements for Domestic Customers	85

Condition 35.	Code of Practice on Payment of Bills and Guidance for Dealing with Customers in Difficulty	88

Condition 36.	Code of Practice on the Use of Prepayment Meters	90

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Condition 37.	Provision of Services for Persons who are of Pensionable Age or Disabled or Chronically Sick	92

Condition 37A.	Pensioners Not to Have Supply of Gas Cut Off in Winter	94

Condition 38.	Provision of Services for Persons who are Blind or Deaf	95

Condition 39.	Complaint Handling Procedure	96

Condition 40.	Information Given to Domestic Customers	97

Condition 41.	Terms for Supply of Gas Incompatible with Standard Conditions	98

Condition 42.	Domestic Supply Contracts	99

Condition 43.	Contractual Terms - Methods of Payment	102

Condition 44.	Notification of Terms	104

Condition 45.	Security Deposits	106

Condition 46.	Termination of Contracts on Notice	108

Condition 47.	Termination of Contracts in Specified Circumstances	109

Condition 48.	Marketing of Gas to Domestic Customers	111

Condition 48A.	Transfer of Domestic Customers of a Supply Business	115

Condition 49.	Assignment of Outstanding Charges	116

Condition 50.	Modification of Provisions under Standard Condition 49 (Assignment of Outstanding Charges)	118

SECTION D.	SUPPLY SERVICES OBLIGATIONS	119

Condition 51.	Not used	119

Condition 52.	Regulatory Accounts	120

Condition 52A.	Change of Financial Year	125

Condition 53.	Not used	127

Condition 53A.	Not used	127

Condition 54.	Not used	127

SPECIAL CONDITIONS AND SCHEDULES		128

PART IV. THE SPECIAL CONDITIONS		128

SCHEDULE 1 - SPECIFIED AREA		129

SCHEDULE 2 - REVOCATION		130

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PRELIMINARY

PART I.

TERMS OF THE LICENCE

1.	This licence under section 7A(1) of the Gas Act 1986 (“the Act”) authorises Scottish Power Energy Retail Limited (a company registered in under company registration number SC190287) (“the licensee”) whose registered office is situated at 1 Atlantic Quay, Robertson Street, Glasgow, G2 8SP, to supply gas to premises in the area specified in Schedule 1 during the period specified in paragraph 3 below, subject to -

(a)	the standard conditions of gas suppliers’ licences referred to in -

(i)	paragraph 1 of Part II below, which shall have effect in the licence; and

(ii)	paragraph 2 of Part II below, which shall only have effect in the licence if brought into effect in accordance with the provisions of standard conditions 2 and 3,

subject to such amendments to those conditions, if any, as are set out in Part III below (together “the conditions”);

(b)	the special conditions, if any, set out in Part IV below (“the special conditions”); and

(c)	such Schedules hereto, if any, as may be referenced in the conditions, the special conditions or the terms of the licence.

2.	This licence is subject to transfer, modification or amendment in accordance with the provisions of the Act, the special conditions or the conditions.

3.	This licence, unless revoked in accordance with Schedule 2, shall continue until determined by not less than 10 years’ notice in writing given by the Authority to the licensee, such notice not to be served earlier than 22nd August 2011.

4.	The provisions of section 46(1) of the Act (service of notices, etc.) shall have effect as if set out herein and as if for the words “this Part or regulations made under this Part”, there were substituted the words “this licence”.

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5.	Without prejudice to sections 11 and 23(1) of the Interpretation Act 1978, Parts I to IV inclusive of, and the Schedules to, this licence shall be interpreted and construed in like manner as an Act of Parliament passed after the commencement of the Interpretation Act 1978.

6.	References in this licence to a provision of any enactment, where after the date of this licence -

(b)	the enactment has been replaced or supplemented by another enactment, and

(c)	such enactment incorporates a corresponding provision in relation to fundamentally the same subject matter,

shall be construed, so far as the context permits, as including a reference to the corresponding provision of that other enactment.

This licence was amended and restated by a licensing scheme made by the Secretary of State on 28th September 2001.

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PART II.

THE STANDARD CONDITIONS

1. Standard conditions in effect in this licence

Section A	Section B	Section C

Standard condition 1	Standard condition 7A	Standard condition 31

Standard condition 2	Standard condition 13	Standard condition 32

Standard condition 3	Standard condition 14	Standard condition 32A

Standard condition 4	Standard condition 15	Standard condition 33

	Standard condition 16	Standard condition 34

	Standard condition 17	Standard condition 35

	Standard condition 17A	Standard condition 36

	Standard condition 19	Standard condition 37

	Standard condition 21	Standard condition 37A

	Standard condition 22	Standard condition 38

	Standard condition 22A	Standard condition 39

	Standard condition 22B	Standard condition 40

	Standard condition 23	Standard condition 41

	Standard condition 24	Standard condition 42

	Standard condition 24A	Standard condition 43

	Standard condition 24B	Standard condition 44

	Standard condition 25	Standard condition 45

	Standard condition 26	Standard condition 46

	Standard condition 27	Standard condition 47

	Standard condition 28	Standard condition 48

	Standard condition 29	Standard condition 48A

	Standard condition 29A	Standard condition 49

	Standard condition 29B	Standard condition 50

Standard condition 30

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2. Standard conditions not in effect in this licence

Section D

Standard condition 52

Standard condition 52A

Note: A copy of the current standard conditions of gas suppliers’ licences can be inspected at the principal office of the Authority. The above lists are correct at the date of this licence but may be changed by subsequent amendments or modifications to the licence. The authoritative up-to-date version of this licence is available for public inspection at the principal office of the Authority.

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PART III.

AMENDMENTS TO THE STANDARD CONDITIONS

There are no amendments to the standard conditions

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CONSOLIDATED STANDARD CONDITIONS

PART II. THE STANDARD CONDITIONS

SECTION A. INTERPRETATION, APPLICATION AND PAYMENTS

Condition 1. Definitions and Interpretation

1.	In these standard conditions, except where the context otherwise requires -

“the Act”	means the Gas Act 1986;

“additional conditions”	for the purposes of standard condition 48A (Transfer of Domestic Customers of a Supply Business) only, has the meaning given in that condition;

“affiliate”	in relation to any person means any holding company of such person, any subsidiary of such person or any subsidiary of a holding company of such person, in each case within the meaning of sections 736, 736A and 736B of the Companies Act 1985;

“alternative accounting rules”	for the purposes of standard condition 52 (Regulatory Accounts) only, has the meaning given in that condition;

“amount”	in relation to gas, means the energy content thereof expressed in kilowatt hours;

“Application Regulations”	means the Gas (Applications for Licences and Extensions and Restrictions of Licences) Regulations 2001;

“approved meter installer”	for the purposes of standard condition 34 (Metering Arrangements for Domestic Customers) only, has the meaning given in that condition;

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“auditors”	means the licensee’s auditors for the time being holding office in accordance with the requirements of the Companies Act 1985;

“authorised”	in relation to any business or activity means authorised by licence granted or treated as granted under sections 7 or 7A or by exemption granted under section 6 of the Act;

“the Authority”	means the Gas and Electricity Markets Authority established under section 1 of the Utilities Act 2000;

“bill”	includes an invoice, account, statement or other instrument of the like character;

“changed specified terms”	for the purposes of standard condition 22B (Undertaking to be Given by Licensee to a Relevant Transporter in Respect of Shipping Charges etc) only, has the meaning given in that condition;

“charges in question”	for the purposes of standard condition 49 (Assignment of Outstanding Charges) only, has the meaning given in that condition;

“charges for the supply of gas”	includes, in relation to the licensee and a particular customer, charges made by the licensee in respect of the provision to that customer of a gas meter and cognate expressions shall be construed accordingly;

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“chronically sick person”	means any person who, by reason of chronic sickness, has special needs in connection with gas supplied to him, its use or the use of gas appliances or other gas fittings;

“comparable premises”	for the purposes of standard condition 42 (Domestic Supply Contracts) only, has the meaning given in that condition;

“Consumer Council”	means the Gas and Electricity Consumer Council established under section 2 of the Utilities Act 2000;

“contract”	does not include a deemed contract but does include a contract which by virtue of paragraph 19(2) of Schedule 5 to the Gas Act 1995 is deemed to have been made, and “contractual” shall be construed accordingly;

“the court”	means, in relation to England and Wales, the High Court and, in relation to Scotland, the court of Session;

“current cost assets”	for the purposes of standard condition 52 (Regulatory Accounts) only, has the meaning given in that condition;

“customer”	means any person supplied or requiring to be supplied with gas at any premises whether by the licensee, or where the context requires, by another gas supplier;

“daily”	for the purposes of standard conditions 14 (Security and Emergency Arrangements) and 32A (Security of Supply – Domestic Customers) only, has the meaning given in standard condition 14;

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“date of the domestic supply contract”	for the purposes of Section C only, has the meaning given in standard condition 31 (Interpretation of Section C).

“deemed contract”	means a contract which by virtue of paragraph 8 of Schedule 2B to the Act is deemed to have been made but does not include a contract which by virtue of paragraph 19(2) of Schedule 5 of the Gas Act 1995 is deemed to have been made;

“deemed contract scheme”	means the scheme made by the licensee under paragraph 8 of Schedule 2B to the Act;

“deposit”	for the purposes of Section C only, has the meaning given in standard condition 31 (Interpretation of Section C);

“disabled person”	means any person who, by reason of any disability, has special needs in connection with gas supplied to him, its use or the use of gas appliances or other gas fittings and includes any person who is in receipt of a social security benefit by reason of any disability;

“domestic customer”	means a customer supplied or requiring to be supplied with gas at domestic premises (but excluding such customer in so far as he is supplied or requires to be supplied at premises other than domestic premises);

“domestic premises”	means premises at which a supply is taken wholly or mainly for domestic purposes;

“domestic supply contract”	has the meaning given in standard condition 42 (Domestic Supply Contracts);

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“Domestic Supply Direction”	has the meaning given in standard condition 2 (Application of Section C (Domestic Supply Obligations));

“domestic supply security standards”	for the purposes of standard condition 32A (Security of Supply – Domestic Customers) only, has the meaning given in that condition;

“estimated costs”	for the purposes of standard condition 4 (Payments by the Licensee to the Authority) only, has the meaning given in that condition;

“excepted charges”	for the purposes of standard condition 49 (Assignment of Outstanding Charges) only, has the meaning given in that condition;

“excluded premises”	for the purposes of standard condition 32 (Duty to Supply Domestic Customers) only, has the meaning given in that condition;

“financial year”	means, subject to standard condition 52A (Change of Financial Year) (where applicable), a period of 12 months beginning on 1 April of each year and ending on 31 March of the following calendar year;

“fixed term period”	for the purposes of Section C only, has the meaning given in standard condition 31 (Interpretation of Section C);

“the Gas Meter Reading and Inspection Code”	means the document designated as such by the Authority pursuant to standard condition 34 (Metering Arrangements for Domestic Customers);

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“goods or services”	includes the provision of a service pipe or the provision of goods or services designed or calculated to promote the efficient use of energy, but excludes the provision of a meter, of any device or facilities designated by the Authority for the purposes hereof as serving the like purposes as a prepayment meter or of prepayment facilities and excluding any related services or services in respect of the reading of a meter;

“the handbook”	for the purposes of standard condition 52 (Regulatory Accounts) only, has the meaning given in that condition;

“holding company”	has the meaning given within sections 736, 736A and 736B of the Companies Act 1985;

“information”	shall include any documents, accounts, estimates, returns, records or reports and data in written, verbal or electronic form and information in any form or medium whatsoever (whether or not prepared specifically at the request of the Authority or the Consumer Council) of any description specified by the Authority;

“inspection”	for the purposes of standard condition 17 (Reading, Inspection and Testing of Meters) only, has the meaning given in that condition;

“inspection request”	for the purposes of standard condition 17 (Reading, Inspection and Testing of Meters) only, has the meaning given in that condition;

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“last resort supply direction”	has the meaning given in standard condition 29 (Supplier of Last Resort);

“marketing activities”	for the purposes of standard condition 48 (Marketing of Gas to Domestic Customers) only, has the meaning given in that condition;

“meter inspection agent”	for the purposes of standard condition 17 (Reading, Inspection and Testing of Meters) only, has the meaning given in that condition;

“the meter reading code of practice”	for the purposes of standard condition 7A (Code of Practice for Meter Reading etc) only, has the meaning given in that condition;

“multi-site contract”	for the purposes of standard condition 22 (Domestic Premises) only, has the meaning given in that condition;

“Network Code”	in relation to a relevant transporter’s pipeline system, means the code prepared by the transporter for the purposes of its licence and for the time being designated by the Authority for the purposes of standard condition 1 (Definitions and Interpretation) of the gas shippers’ licences generally, as from time to time amended;

“non-domestic customer”	means a customer who is not a domestic customer;

“the other supplier”	has the meaning given in standard condition 29 (Supplier of Last Resort)

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“owned”	in relation to a gas meter or other property, includes leased and cognate expressions shall be construed accordingly;

“participating interest”	has the meaning given in section 260 of the Companies Act 1985;

“primary sub-deduct premises”	means premises to which gas is conveyed by a gas transporter before being conveyed to secondary sub-deduct premises;

“principal terms”

means, in respect of any form of contract or deemed contract, those terms which relate to:

(a)    charges for the supply of gas, including whether or not they are expressed as subject to transportation adjustments with the meaning of paragraph 5 of standard condition 42 (Domestic Supply Contracts);

(b)    any requirement to pay charges for the supply by prepayment through a prepayment meter;

(c)    any requirement for a security deposit;

(d)    the duration of the contract or deemed contract; and

(e)    the rights to terminate the contract (including any obligation to pay a termination fee) or circumstances in which the deemed contract will expire,

and such other terms as may reasonably be considered significantly to affect the evaluation by the customer of the contract to supply gas to the customer;

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“Priority Service Register”	for the purposes of standard condition 37 (Provisions of Services for Persons who are of Pensionable Age or Disabled or Chronically Sick) only, has the meaning given in that condition;

“proposed supplier transfer”	in relation to any premises means the proposed implementation of arrangements whereunder gas would no longer fall to be supplied to premises by one supplier but would fall to be supplied to those premises by another supplier (whether or not the supplier other than the licensee is licensed under section 7A(1) of the Act);

“quantity” and “volume”	in relation to gas, are synonymous;

“regulatory accounts”	for the purposes of standard condition 52 (Regulatory Accounts) only, has the meaning given in that condition;

“related undertaking”	means in relation to any person any undertaking in which such person has a participating interest;

“relevant customer”	for the purposes of standard condition 23 (Payments Received in Relation to Standards of Performance) only, has the meaning given in that condition;

“relevant customers with payment difficulties”	for the purposes of Section C only, has the meaning given in standard condition 35 (Code of Practice on Payment of Bills and Guidance for Dealing with Customers in Difficulty);

17

“relevant payment”	for the purposes of standard condition 23 (Payments Received in Relation to Standards of Performance) only, has the meaning given in that condition;

“relevant premises”	for the purposes of Section C only, has the meaning given in standard condition 31 (Interpretation of Section C);

“relevant proportion”	for the purposes of standard condition 4 (Payments by the Licensee to the Authority) only, has the meaning given in that condition;

“relevant shipper”	means a gas shipper which has made arrangements in pursuance of which gas is conveyed to premises to which the licensee supplies gas and, in relation to any secondary sub-deduct premises, such arrangements shall be deemed to have been made where, in pursuance of arrangements made by a gas shipper, gas is taken out of the pipe-line system of the relevant transporter at the relevant primary sub-deduct premises with a view to its conveyance to those secondary sub-deduct premises;

“relevant supplier”	means, in relation to any premises, a gas supplier which supplies to those premises gas which is conveyed thereto (or, where the premises are secondary sub-deduct premises, to the relevant primary sub-deduct premises) by the relevant transporter;

18

“relevant system”	for the purposes of standard condition 42 (Domestic Supply Contracts) only, has the meaning given in that condition;

“relevant transportation charges”	for the purposes of standard condition 42 (Domestic Supply Contracts) only, has the meaning given in that condition;

“relevant transporter”	means, in relation to any premises or to a customer supplied with gas at any premises, the gas transporter which conveys gas through pipes to those premises or, where those premises are secondary sub-deduct premises, the gas transporter which conveys gas to the relevant primary sub-deduct premises;

“a relevant undertaking”	for the purposes of standard condition 7A (Code of Practice for Meter Reading etc) only, has the meaning given in that condition;

“relevant year”	for the purposes of standard condition 4 (Payments by the Licensee to the Authority) only, has the meaning given in that condition;

“representative”	for the purposes of Section C only, has the meaning given in standard condition 48 (Marketing of Gas to Domestic Customers);

“request”	has the meaning given in standard condition 32 (Duty to Supply Domestic Customers);

“requisite expertise”	for the purposes of standard condition 34 (Metering Arrangements for Domestic Customers) only, has the meaning given in that condition;

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“secondary sub-deduct premises”	means premises to which gas is conveyed in pursuance of an exemption from section 5(1)(a) of the Act granted under section 6A thereof, for supply by the licensee;

“security arrangements”	for the purposes of standard condition 33 (Last Resort Supply: Security for Payments) only, has the meaning given in that condition;

“security standards”	has the meaning given in standard condition 14 (Security and Emergency Arrangements);

“separate business”	for the purposes of standard condition 52 (Regulatory Accounts) only, has the meaning given in that condition;

“specified terms”	for the purposes of standard condition 22B (Undertaking to be Given by Licensee to a Relevant Transporter in Respect of Shipping Charges etc) only, has the meaning given in that condition;

“statutory accounts”	means the accounts that the licensee prepares under the Companies Act 1985;

“subsidiary”	has the meaning given in sections 736, 736A and 736B of the Companies Act 1985;

“supply business”	means the business of the licensee supplying gas as authorised by this licence;

“supply business transferee”	for the purposes of standard condition 48A (Transfer of Domestic Customer of Supply Business) only, has the meaning given in that condition;

20

“supply gas”	in relation to any premises or any person, means the supply of gas which has been conveyed to those premises, or that person’s premises, by a gas transporter and includes the making available of a supply of such gas at the premises in question at a time when no gas is being taken, and cognate expressions shall be construed accordingly;

“supply services area”	has the meaning given at paragraph 5(b) of standard condition 3 (Application of Section D (Supply Services Obligations));

“Supply Services Direction”	for the purposes of standard condition 3 (Application of Section D (Supply Services Obligations)) only, has the meaning given in that condition;

“termination fee”	for the purposes of Section C only, has the meaning given in standard condition 31 (Interpretation of Section C);

“Transco plc”	means the company (registered in England and Wales under company number 02006000) which had that name on 1 October 2001 whether or not it previously had a different name or that name is subsequently changed;

“transferee”	for the purposes of standard condition 45 (Security Deposits) only, has the meaning given in that condition;

21

“transferor”	for the purposes of standard condition 45 (Security Deposits) only, has the meaning given in that condition;

“transferred business”	for the purposes of standard condition 48A (Transfer of Domestic Customer of a Supply Business) only, has the meaning given in that condition;

“transferred customers”	for the purposes of standard condition 45 (Security Deposits) only, has the meaning given in that condition;

“transporter’s relevant premises”	for the purposes of standard condition 22B (Undertaking to be Given by Licensee to a Relevant Transporter in Respect of Shipping Charges etc) only, has the meaning given in that condition;

“undertaking”	has the meaning given in section 259 of the Companies Act 1985;

“valid notice of termination”	for the purposes of Section C only, has the meaning given in standard condition 31 (Interpretation of Section C); and

“year”	for the purposes of standard condition 14 (Security and Emergency Arrangements) and 32A (Security of Supply – Domestic Customers) only, has the meaning given in standard condition 14.

2.	In these standard conditions, except where the context otherwise requires -

(a)	any reference to “the relevant primary sub-deduct premises”, in relation to any secondary sub-deduct premises, is a reference to the primary sub-deduct premises to which gas was conveyed before its conveyance to those secondary sub-deduct premises;

(b)	any reference to “sub-deduct arrangements”, in relation to any secondary sub-deduct premises, is a reference to arrangements which a gas shipper makes

22

with a gas transporter in pursuance of which gas is taken out of the pipe-line system of that transporter at the relevant primary sub-deduct premises with a view to its conveyance to those secondary sub-deduct premises;

(c)	any reference to “consumer” shall, notwithstanding paragraph 4, include a person who is supplied with gas at secondary sub-deduct premises;

(d)	the definition of “supply gas” in this condition shall have effect as if the person who conveys gas from primary sub-deduct premises to secondary sub-deduct premises were a gas transporter.

3.	Without prejudice to the provisions of paragraph 1 defining the expression “supply gas” and providing for the construction of cognate expressions, these standard conditions shall not apply in, or in connection with, a case in which the licensee supplies to any premises gas which -

(a)	has been conveyed by it to those premises, by means of a pipe-line system, in pursuance of an exemption from section 5(1)(a) of the Act granted under section 6A thereof, and

(b)	has not been conveyed by a gas transporter,

except that where the pipe-line system mentioned in sub-paragraph (a) was used as there mentioned on 1 March 1996, standard conditions 24 to 27 and 35 to 39 shall apply.

4.	Any words or expressions used in the Utilities Act 2000 or Part I of the Act shall, unless the contrary intention appears, have the same meaning when used in the standard conditions.

5.	Except where the context otherwise requires, any reference to a numbered standard condition (with or without a letter) or Schedule is a reference to the standard condition (with or without a letter) or Schedule bearing that number in this licence, and any reference to a numbered paragraph (with or without a letter) is a reference to the paragraph bearing that number in the standard condition or Schedule in which the reference occurs, and reference to a Section is a reference to that Section in these standard conditions.

6.	These standard conditions shall have effect as if, in relation to a licence holder who is a natural person, for the words “it”, “its” and “which” there were substituted the words “she”, “her”, “hers”, “who” and “whom”, and cognate expressions shall be construed accordingly.

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7.	Except where the context otherwise requires, a reference in a standard condition to a paragraph is a reference to a paragraph of that standard condition and a reference in a paragraph to a sub-paragraph is a reference to a sub-paragraph of that paragraph.

8.	Any reference in these standard conditions to –

(a)	a provision thereof;

(b)	a provision of the standard conditions of gas shippers’ licences, or

(c)	a provision of the standard conditions of gas transporters’ licences,

shall, if these standard conditions or the standard conditions in question come to be modified, be construed, so far as the context permits, as a reference to the corresponding provision of these conditions or the other standard conditions in question as modified.

9.	In construing these standard conditions, the heading or title of any standard condition or paragraph shall be disregarded.

10.	Any reference in a standard condition to the purposes of that condition generally is a reference to the purposes of that standard condition as incorporated in this licence and as incorporated in each other licence under section 7A(1) of the Act (whenever granted) which incorporates it.

11.	Where any obligation of the licence is required to be performed by a specified date or time, or within a specified period, and where the licensee has failed so to perform, such obligation shall continue to be binding and enforceable after the specified date or time or after the expiry of the specified period (but without prejudice to all the rights and remedies available against the licence by reason of the licensee’s failure to perform by that date or time, or within that period).

12.	Anything required by or under these standard conditions to be done in writing may be done by facsimile transmission of the instrument in question or by other electronic means and, in such case -

(a)	the original instrument or other confirmation in writing shall be delivered or sent by pre-paid first-class post as soon as is reasonably practicable, and

(b)	where the means of transmission had been agreed in advance between the parties concerned, in the absence of and pending such confirmation, there shall be a rebuttable presumption that what was received duly represented the original instrument.

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13.	The definitions referred to in this condition may include some definitions which are not used or not used exclusively in Sections A and B (which Sections are incorporated in all gas suppliers licences). Where -

(a)	any definition is not used in Sections A and B, that definition shall, for the purposes of this licence, be treated -

(i)	as part of the standard condition or conditions (and the Section) in which it is used;

(ii)	as not having effect in the licence until such time as the standard condition in which the definition is used has effect within the licence in pursuance of standard condition 2 (Application of Section C (Domestic Supply Obligations)) or standard condition 3 (Application of Section D (Supply Services Obligations));

(b)	any definition which is used in Sections A and B is also used in one or more other Sections -

(i)	that definition shall only be modifiable in accordance with the modification process applicable to each of the standard conditions in which it is used; and
(ii)	if any such standard condition is modified so as to omit that definition, then the reference to that definition in this condition shall automatically cease to have effect.

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Condition 2. Application of Section C (Domestic Supply Obligations)

1.	Where the Secretary of State provides, by a scheme made under Schedule 7 to the Utilities Act 2000, for Section C to have effect within this licence:

(a)	the licensee may supply or offer to supply gas to domestic premises;

(b)	paragraphs 4 to 10 shall cease to be suspended and shall have effect in this licence; and

(c)	the licensee shall be obliged to comply with the requirements of Section C of this licence,

from the date the said scheme takes effect.

2.	Until -

(a)	the Secretary of State provides, by a scheme made under Schedule 7 to the Utilities Act 2000, for Section C to have effect within this licence; or

(b)	the Authority has issued to the licensee a direction pursuant to paragraph 4, the licensee shall not supply or offer to supply gas to any domestic premises; the standard conditions in Section C shall not have effect within this licence; and the licensee shall not be obliged to comply with any of the requirements of Section C of this licence.

3.	Except where paragraph 1 applies to the licensee, paragraphs 4 to 10 of this standard condition shall be suspended and shall have no effect in this licence until such time as the Authority issues to the licensee a notice ending the suspension and providing for those paragraphs to have effect in this licence with effect from the date specified in the notice.

4.	The Authority may, following an application made by the licensee in accordance with paragraphs 5 to 7, issue a direction (a “Domestic Supply Direction”). Where the Authority has issued to the licensee a Domestic Supply Direction the standard conditions in Section C shall have effect within this licence from the date specified in the direction; and the licensee shall be obliged to comply with the requirements of Section C to the extent and subject to the terms specified in such direction.

5.	An application by the licensee for a Domestic Supply Direction shall be:

(a)	made in writing, addressed to the Authority and delivered or sent by pre-paid post to the Authority at its principal office; and signed and dated by or on behalf of the applicant, stating, where signed on behalf of the applicant, the capacity of the signatory;

26

(b)	in the form specified in Schedule 1 to the Application Regulations or a form to the like effect and shall contain the information specified in that Schedule; and be accompanied by the information and documents specified in Schedule 2 to the Application Regulations;

(c)	accompanied by the information and documents specified in paragraphs 1 to 4 inclusive of Part IV of Schedule 3 to the Application Regulations; and

(d)	accompanied by a fee equivalent to the fee specified in the Application Regulations for applications for extensions to gas supply licences including authorisation to supply gas to domestic premises.

6.	A notice of an application made by the licensee for a Domestic Supply Direction must be published by the licensee within 7 days of making such application:

(a)	in the London Gazette and the Edinburgh Gazette; and

(b)	in such newspapers as are calculated to ensure that the notice is circulated;

(i)	where the application relates to premises of a specified description and is not limited to premises situated in a specified area, throughout Great Britain;

(ii)	where the application relates to a specified area, throughout that area; and

(iii)	where the application relates to particular premises, throughout the area or areas in which those premises are situated.

7.	The applicant shall deliver, or send by pre-paid post a copy of the London and Edinburgh Gazettes, and of each newspaper in which notice of the application is published in accordance with this regulation to the Authority at its principal office.

8.	The Authority may, with the consent of the licensee:

(a)	vary the terms (as set out in the Domestic Supply Direction or elsewhere) under which Section C has effect in this licence; or

(b)	provide for Section C to cease to have effect in this licence.

9.	The variation or cessation provided for in paragraph 8 shall take effect from the date specified in the variation or cessation notice given to the licensee by the Authority.

10.	With effect from the date of cessation referred to in paragraph 9, paragraphs 4 to 9 of this condition shall be suspended and shall cease to have effect in this licence, but the

Authority may at any time thereafter give to the licensee a notice ending the suspension and providing for those paragraphs to have effect again in this licence with effect from the date specified in the notice.

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Condition 3. Application of Section D (Supply Services Obligations)

1.	Where the Secretary of State provides, by a scheme made under Schedule 7 to the Utilities Act 2000, for Section D (in whole or in part) to have effect within this licence:

(a)	paragraphs 4 to 8 shall cease to be suspended and shall have effect in the licensee’s licence; and

(b)	the licensee shall be obliged to comply with the requirements of Section D (in whole or, as the case may be, in part) of this licence,

from the date the said scheme takes effect. Such provision made by the Secretary of State in the said scheme shall be treated, for the purposes of paragraphs 5, 6, and 7 of this condition, as if it were a Supply Services Direction made by the Authority.

2.	Until -

(a)	the Secretary of State provides, by a scheme made under Schedule 7 to the Utilities Act 2000, for Section D (in whole or in part) to have effect within this licence; or

(b)	the Authority has issued to the licensee a direction pursuant to paragraph 4, the standard conditions in Section D (in whole or, as the case may be, in part) shall not have effect within this licence; and the licensee shall not be obliged to comply with any of the requirements of Section D (in whole or, as the case may be, in part) of this licence.

3.	Except where paragraph 1 applies to the licensee, paragraphs 4 to 8 of this standard condition shall be suspended and shall have no effect in this licence until such time as the Authority, with the consent of the licensee, issues to the licensee a notice ending the suspension and providing for those paragraphs to have effect in this licence with effect from the date specified in the notice.

4.	The Authority may, with the consent of the licensee, issue a direction (a “Supply Services Direction”). Where the Authority has issued to the licensee a Supply Services Direction the standard conditions in Section D (in whole or, as the case may be, in part) shall have effect within this licence from the date specified in the direction; and the licensee shall be obliged to comply with the requirements of Section D (in whole or, as the case may be, in part) to the extent and subject to the terms specified in such direction.

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5.	A Supply Services Direction:

(a)	may specify that the conditions in Section D (in whole or in part) are to have effect in this licence; and

(b)	shall specify or describe an area (the “supply services area”) within which the licensee shall be obliged to comply with any of the requirements of Section D (in whole or, as the case may be, in part).

6.	The Authority may, with the consent of the licensee:

(a)	vary the terms (as set out in the Supply Services Direction or elsewhere) under which Section D (or parts thereof ) has effect in this licence; or

(b)	provide for Section D (or parts thereof) to cease to have effect in this licence.

7.	The variation or cessation provided for in paragraph 6 shall take effect from the date specified in the variation or cessation notice given to the licensee by the Authority.

8.	With effect from the date of cessation referred to in paragraph 7, paragraphs 4 to 7 of this condition shall be suspended and shall cease to have effect in this licence, but the Authority may at any time thereafter, with the consent of the licensee, give to the licensee a notice ending the suspension and providing for those paragraphs to have effect again in this licence with effect from the date specified in the notice.

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Condition 4. Payments by the Licensee to the Authority

1.	The licensee shall, at the times stated, pay to the Authority such amounts as are determined by or under this condition.

2.	In respect of each relevant year at the beginning of which the licensee holds this licence, the licensee shall pay to the Authority the aggregate of:

(a)	an amount which is the relevant proportion of the estimated costs incurred by the Competition Commission in the previous relevant year in connection with any reference made to it with respect to the licence or any other gas supplier licence; and
(b)	an amount which is the relevant proportion of the difference (being a positive or negative amount), if any, between:

(aa)	any costs estimated by the Authority in the previous relevant year under sub-paragraph 2(a); and

(bb)	the actual costs of the Competition Commission (in connection with that reference) for the relevant year prior to the previous relevant year.

3.	The amounts determined in accordance with paragraph 2 shall be paid by the licensee to the Authority in one instalment being due for payment by 31 October in each year, provided that if the Authority has not given notice of the amount of the instalment at least 30 days before the payment date stated above, the licensee shall pay the amount due within 30 days from the actual giving of notice by the Authority to the licensee (whenever notice is given).

4.	When the licensee fails to pay the amount determined in accordance with paragraph 2 within 30 days of the due date set out in paragraph 3, it shall pay simple interest on the amount at the rate which is from time to time equivalent to the base rate of NatWest Bank plc or, if there is no such base rate, such base rate as the Authority may designate for the purposes hereof.

5.	In this condition:

“estimated costs”	means costs estimated by the Authority as likely to be the costs incurred by the Competition Commission, such estimate having regard to the views of the Competition Commission.

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“relevant proportion”	means the proportion of the costs attributable to the licensee in accordance with principles determined by the Authority for the purposes of this condition generally and notified to the licensee.

“relevant year”	means a year beginning on 1 April of each calendar year and ending on 31 March of the following calendar year.

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SECTION B. GENERAL

Condition 5. Not used

Condition 6. Not used

Condition 7. Not used

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Condition 7A. Code of Practice for Meter Reading etc

1.	Paragraph 2 shall have effect if, and only if, for the purposes of this condition generally, the Authority –

(a)	has designated a code of practice for undertakings (including gas suppliers, gas shippers and gas transporters) the business of which includes the reading of meters and for persons engaged in reading gas meters (“the meter reading code of practice”), and

(b)	has directed that the said paragraph should have effect.

2.	The licensee shall, at the request of any person, inform him –

(a)	whether it has notified the Authority that it intends to comply with the meter reading code of practice and to require any undertaking which acts as its agent in connection with the reading of gas meters (“a relevant undertaking”) so to comply;

(b)	if it has so notified the Authority and it has made any comments in respect of the licensee’s, or a relevant undertaking’s, compliance with the meter reading code of practice, of the nature of those comments;

(c)	whether all its officers engaged in the reading of gas meters at its customers’ premises (other than those who are officers or servants of a relevant undertaking) are instructed to comply with the meter reading code of practice, and

(d)	whether it has required any relevant undertaking to so instruct all the officers and servants of the undertakings so engaged.

3.	Where, in relation to non-domestic premises:

(a)	in pursuance of metering arrangements made by the licensee, any meter is connected with a service pipe through which gas is conveyed to premises in relation to which the licensee is, or is about to become, a relevant supplier and the person making the connection is not an approved meter installer; or

(b)	the licensee receives -

(i)	such a notice of a proposed connection as is mentioned in sub-paragraph (1) of paragraph 12 of Schedule 2B to the Act, whether or not it is followed by such information as is mentioned in sub-paragraph (3) of that paragraph; or

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(ii)	a copy of such a notice or of any such information which has been received by the relevant transporter,

and it is not stated in the notice or information that the connection will be, or has been, made by an approved meter installer,

the licensee shall use its reasonable endeavours to secure that, within the required period mentioned in paragraph 4(b), an approved meter installer inspects the connection and, if he finds it unsatisfactory, carries out any appropriate remedial work.

4.	For the purposes of paragraph 3-

(a)	“approved meter installer” means -

(i)	a person approved by the Authority as possessing expertise satisfactorily to connect a meter and so ensure that the gas supplied through it is duly registered (“the requisite expertise”) or a person of a class or description of persons so approved; or

(ii)	an undertaking approved by the Authority as having staff possessing the requisite expertise,

and, for the purposes of this definition, “approved by the Authority” means approved by it for the purposes of this condition generally and “staff” includes officers, servants and agents, and

(b)	the required period is in relation to premises of a non-domestic customer, the period of 30 days, beginning with the day following that on which the connection was made as mentioned in paragraph 3(a) or, as the case may be, with the day following that specified in the notice or information (or copy thereof) mentioned in paragraph 3(b) as that on which the connection would be, or was, made.

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Condition 8. Not used

Condition 9. Not used

Condition 10. Not used

Condition 11. Not used

Condition 12. Not used

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Condition 13. Change Co-ordination for the Utilities Act 2000

1.	The licensee shall take all reasonable measures to secure and implement, and shall not take any steps to prevent or unduly delay, such changes to the industry framework documents as are necessary or expedient to give full and timely effect to the provisions of the Utilities Act 2000.

2.	In complying with paragraph 1, the licensee shall act in the case of each industry framework document consistently with the change procedures currently applicable to that document, except where to do so would be inconsistent with any provision of the Utilities Act 2000, in which event that provision shall take precedence.

3.	For the purposes of this condition, “industry framework document” means, subject to paragraph 4, any of the following documents to which the licensee is a party, or in relation to which it holds rights in respect of amendment or termination, together with any documents which are supplemental or ancillary thereto:

(a)	Suppliers’ Code of Practice

(b)	Agreements relating to prepayment metering services.

4.	Where the Authority considers that the list of industry framework documents set out in paragraph 3 should be modified for the purposes of this condition generally, the licensee shall discuss any proposed modification (including addition) to the list in good faith and use all reasonable endeavours to agree such modification with the Authority.

5.	This condition shall cease to have effect on 30 June 2002 or such earlier date as the Authority may specify in a direction given for the purposes of this condition generally.

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Condition 14. Security and Emergency Arrangements

1.	Paragraph 2 of this condition shall apply -

(a)	in the case of an escape, or suspected escape, of gas, or

(b)	in the case of a pipe-line system emergency, that is to say, where the circumstances are such that, in the opinion of the relevant transporter -

(i)	the safety of its pipe-line system is significantly at risk;

(ii)	the safe conveyance of gas by that system is significantly at risk; or

(iii)	gas conveyed by that system is at such a pressure, or of such a quality, as to constitute, when supplied to premises, a danger to life or property,

and that opinion is not manifestly unreasonable.

2.	Where this paragraph applies, the licensee shall use its best endeavours to comply with all requests made by the relevant transporter (save any which are manifestly unreasonable) for the purpose of, as may be appropriate -

(a)	averting or reducing danger to life or property; or

(b)	securing the safety of the pipe-line system or the safe conveyance of gas thereby or reducing the risk thereto.

3.	The licensee shall include in its contracts for the supply of gas to non-domestic customers, a term to the effect that, for the duration of a pipe-line system emergency, within the meaning of paragraph 1(b) -

(a)	the licensee is entitled at the request of the relevant transporter or shipper to discontinue the supply of gas to the premises; and

(b)	the customer shall use his best endeavours to refrain from using gas immediately upon being told by the licensee or relevant transporter that he should do so.

4.	The licensee shall include in its contracts for the supply of gas to all customers, a term to the effect that, if it is given a direction under section 2(1)(b) of the Energy Act 1976 prohibiting or restricting the supply of gas to specified persons, then, for so long as the direction is in force and so far as is necessary or expedient for the purposes of, or in connection with, the direction -

(a)	the licensee is entitled to discontinue or restrict the supply of gas to the customer; and

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(b)	the customer shall refrain from using, or restrict his use, of gas, on being told by the licensee that he should do so.

5.	Where the licensee has a contract with the relevant shipper which was executed before 2nd March 1995 and it is empowered thereby to secure rights to use the relevant transporter’s pipe-line system for the conveyance of gas by that system, the licensee shall exercise that power, except in so far as the Authority consents otherwise, in conformity with security standards.

6.	In paragraph 5, “security standards”, in relation to the arrangements entered into by the relevant shipper to secure rights to use the relevant transporter’s system for the conveyance of gas by the relevant transporter, means, subject to paragraph 7, arranging those rights so as to enable there to be met a rate of off-takes by the relevant shipper at premises supplied with gas by the licensee from that transporter’s pipe-line system which would equal the peak aggregate daily demand for gas by the licensee’s current customers -

(a)	which might reasonably be expected if the licensee interrupted, or reduced, the supply of gas to each customer to the extent that (otherwise than in the circumstances mentioned in paragraph 3 or 4) it was entitled so to do under its contract or deemed contract with that customer; and

(b)	which, having regard to historical weather data derived from at least the previous 50 years and other relevant factors, is likely to be exceeded (whether on one or more days) only in 1 year out of 20 years.

7.	For the purposes of paragraph 6 “daily” means over a period beginning at 6 a.m. on one day and ending immediately before 6 a.m. on the following day and “year” means a period of 12 months beginning with 1st October; and if, after consultation with all gas suppliers, gas shippers and gas transporters, with the Health and Safety Executive and with the Consumer Council, the Authority is satisfied that the security standard would be adequate if paragraph 6 were modified -

(a)	by the substitution, in paragraph 6(b), of a reference to data derived from a period of less than the 50 previous years; or

(b)	by the substitution, in paragraph 6(b), of some higher probability for the probability of 1 year in 20 years,

the Authority may, subject to paragraph 8, make such modifications by a notice which -

(i)	is given and published by the Authority for the purposes of this condition generally; and

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(ii)	specifies the modifications and the date on which they are to take effect.

8.	Paragraph 6(b) shall only be modified if, at the same time, the Authority makes similar modifications to -

(a)	paragraph 2(b) of standard condition 16 (Pipe-line System Security Standards), of the standard conditions of gas transporters’ licences; and

(b)	sub-paragraph (b) of the definition of “security standards” in standard condition 1 (Definitions and Interpretation) of the standard conditions of gas shippers’ licences.

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Condition 15. Safety of Supplies

1.	The licensee shall keep each of its customers informed -

(a)	that an escape, or suspected escape, of gas should be reported immediately; and

(b)	of a telephone number which should be used for that purpose.

2.	The licensee may discharge the duty imposed by paragraph 1 by providing the requisite information to each of its customers:

(a)	in respect of any customer supplied pursuant to a contract, on the occasion of the customer first commencing to take a supply from the licensee; and

(b)	either:

(i)	where bills or statements in respect of charges for the supply of gas are rendered to the customer, on a quarterly basis (it being sufficient that the information is included on or with any bill or statement); or

(ii)	where no bills or statements in respect of charges for the supply of gas are rendered to the customer, on an annual basis,

and by publishing such information in such manner as will in the opinion of the licensee secure adequate publicity for it.

3.	The licensee shall inform the customer of the telephone number referred to in paragraph 1(b) if so requested.

4.	The licensee shall, in so far as is practicable, take steps to inform each of its customers of any change to the telephone number of the service referred to at paragraph 1(b) prior to such change becoming effective.

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Condition 16. Exchange of Information Between Licensee and Relevant Transporter or Shipper for Operation, Development or Maintenance of Pipe-line System and Detection and Prevention of Theft

1.	Subject to paragraphs 3 to 5, the licensee shall provide information reasonably requested by a relevant transporter either -

(a)	for the purpose of enabling the transporter to fulfil its licence obligations to draw up plans for the safe operation, development or maintenance of its pipe-line system; or

(b)	for the purpose of preventing or detecting the taking of a supply of gas where -

(i)	paragraph 1 or 2 of standard condition 7 (Provision of Information Relating to Gas Illegally Taken) of the standard conditions of gas transporters’ licences as incorporated in the transporter’s licence, would apply or applies; or

(ii)	paragraph 5 of that condition would apply or applies by virtue of paragraph 4 thereof.

2.	Subject to paragraphs 3 and 4, the licensee shall also notify the relevant transporter, in such form and manner as it may reasonably require, of the particulars (including, so far as is reasonably practicable, a reasonable estimate of the volume or, failing that, of the amount of gas taken) of any case of which the licensee has become aware of the actual or suspected taking of a supply of gas as mentioned in paragraph 1(b) where the gas had been conveyed to premises to which the licensee supplies gas or was in the course of being so conveyed through a service pipe by which any such premises are connected to a relevant main.

3.	The licensee shall be entitled to refuse to provide an item of information on the grounds that its disclosure would seriously and prejudicially affect the commercial interests of the licensee unless and until the Authority, by notice in writing given to the licensee, directs it to provide that item of information on the ground that the provision thereof is necessary for any of the purposes mentioned in paragraph 1.

4.	This condition shall not require the licensee to produce any documents or give any information which it could not be compelled to produce or to give in evidence in civil proceedings before the court.

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5.	Paragraph 1(a) shall not apply in respect of any gas transporter which has not established, whether in pursuance of a licence condition or otherwise, effective arrangements designed to secure that information provided in pursuance thereof is not communicated, directly or indirectly, to another gas supplier or any gas shipper.

6.	Except where the holder of this licence is, in relation to the premises in question, not only the relevant supplier but also the relevant shipper, where the licensee receives, in connection with a proposed connection or disconnection of a meter, such a notice as is mentioned in sub-paragraph (1) of paragraph 12 of Schedule 2B to the Act or receives information in pursuance of sub-paragraph (3) of that paragraph, it shall promptly give the relevant shipper a copy thereof and furnish it with any further information relating to the meter which is requested by that shipper and which the licensee either has or may readily obtain.

7.	Except where the holder of this licence is, in relation to the premises in question, not only the relevant supplier but also the relevant shipper, where the licensee intends to connect, or has connected any meter with a service pipe through which gas is conveyed to any premises by a gas transporter or intends to disconnect, or has disconnected any meter from any such pipe, it shall give to the relevant shipper the like notice and information as would, by paragraph 12 of Schedule 2B to the Act, have been required to be given to the licensee or the relevant transporter had the connection or disconnection been by a person other than the licensee, and the licensee shall give such notice and information at the like times.

8.	Paragraph 7 shall apply in relation to any secondary sub-deduct premises as if gas were conveyed to those premises by a gas transporter.

9.	Except where the holder of this licence is, in relation to the premises in question, not only the relevant supplier but also the relevant shipper, the licensee shall promptly furnish the relevant shipper with such information as it may from time to time obtain as to the quantities or amounts of gas conveyed to premises to which it supplies gas.

10.	The licensee shall promptly furnish the relevant shipper, for transmission to the relevant transporter, (or, if the holder of this licence is that shipper and the relevant transporter requests the information in question, shall furnish the relevant transporter direct) with particulars of each inspection of a gas meter in pursuance of standard condition 17 (Reading, Inspection and Testing of Meters), including the date on which the inspection was carried out, the reading of the register of the meter and what, if anything, was found.

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11.	Where, in pursuance of a request for the purposes of paragraph 2(d) of standard condition 31 (The Supply Point Information Service) of the standard conditions of gas transporters’ licences, as incorporated in a gas transporter’s licence, that transporter has provided the licensee with the information contained in the record of meter point numbers kept by the transporter in pursuance of the said standard condition 31, the licensee shall restrict the use or disclosure it makes of the copy or information furnished in such manner, and to such extent, as may be designated for the purposes of this condition generally by the Authority so, however, that such designation may make different provision in relation to copies of part of the record, or information, furnished by different gas transporters.

12.	Unless the Authority otherwise consents, by 1 January 2002, the licensee shall provide the relevant shipper, for transmission to the relevant transporter (or, if the holder of this licence is that shipper, shall inform the relevant transporter direct) with details of which particular premises supplied by the licensee is domestic and which is non-domestic premises.

13.	From the relevant date referred to in paragraph 14, where the licensee becomes –

(a)	the relevant supplier of a particular premises;

(b)	aware that a particular premises supplied by the licensee has changed from a domestic to a non-domestic premises or from a non-domestic to a domestic premises,

it shall inform the relevant shipper (or, if the holder of this licence is that shipper, the relevant transporter direct) no later than three days after the circumstances mentioned in sub-paragraph (a), or as soon as is reasonably practicable after the circumstances mentioned in sub-paragraph (b), of whether the particular premises in question is domestic or non-domestic.

14.	The relevant date shall be –

(a)	for the purposes of sub-paragraph 13(a), 1 January 2002; and

(b)	for the purposes of sub-paragraph 13(b), 1 January 2002 or such later date as the Authority specifies in a consent given to the licensee pursuant to paragraph 12.

15.	The consent referred to in paragraph 12 in respect of a particular licensee may not be given by the Authority on more than one occasion.

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Condition 17. Reading, Inspection and Testing of Meters

1.	The licensee shall use all reasonable endeavours (including, in particular, the seeking of a warrant under the Rights of Entry (Gas and Electricity Boards) Act 1954 (other than where the premises in question are secondary sub-deduct premises) where it is necessary to do so) to ensure that at intervals of not more than 2 years (which shall be deemed to expire on a date specified in a notice given by the relevant transporter which has been transmitted to the licensee by the relevant shipper (or, which the holder of this licence has, where it is the relevant shipper, received direct from the relevant transporter), no less than 4 months in advance, in any case where a gas supplier has supplied premises for less than 2 years) an inspection of the meter and associated installation shall take place in accordance with paragraph 2.

2.	An inspection under paragraph 1 shall be carried out by a person possessing appropriate expertise and shall include the following tasks -

(a)	reading the meter;

(b)	inspecting the meter and associated installation for evidence of tampering;

(c)	inspecting the meter and that installation for any evidence that the meter has not continuously been in position for the purpose of registering the quantity of gas supplied;

(d)	arranging for information in respect of any gas leakage identified in the vicinity of the meter to be passed on in accordance with the Gas Safety (Management) Regulations 1996 as if the licensee had been informed thereof;

(e)	inspecting the meter for any evidence of deterioration which might affect its due functioning or safety; and

(f)	where necessary and subject to the consent of the owner of the meter, changing any batteries in the meter.

3.	Nothing in paragraph 2(a) to (e) shall require the dis-assembling of any part of the meter.

4.	Where, in compliance with paragraphs 10 to 13, the licensee has agreed (and has not withdrawn its agreement in pursuance of paragraph 14) that a named person chosen by the customer (“the meter inspection agent”) should carry out such an inspection as is referred to in paragraph 2, has been informed that the meter inspection agent has carried out the inspection, and has received a report from the meter inspection agent in respect of the tasks mentioned in paragraph 2, both in respect of what was done and what was found, then, subject to paragraph 5, that shall be a sufficient compliance with paragraph 1.

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5.	Where the licensee has so agreed, (and has not so withdrawn its agreement) that, of itself, shall not constitute a sufficient compliance with paragraph 1 if -

(a)	the licensee has not been informed that the inspection has been carried out by the time by which it fell to be carried out or, where the licensee has expressly requested the meter inspection agent to carry it out, within 28 days of that request;

(b)	the licensee has not received from the meter inspection agent such a report as is mentioned in paragraph 4 within a reasonable time after the inspection was carried out or, where the licensee has made such an express request as is mentioned in sub-paragraph (a), within 35 days of that request; or

(c)	the licensee has reason to doubt the accuracy either of any information it has received that the inspection has been carried out or of any such report as is mentioned in paragraph 4,

but in any such circumstances paragraph 1 shall have effect as if the interval there mentioned expired 2 months later than the date on which it in fact expired (or was deemed thereby to have expired) and, accordingly, it shall be a sufficient compliance with paragraph 1 if, before the expiry of the extended interval, either the relevant circumstances are remedied or the licensee ensures that the requisite inspection takes place in accordance with paragraph 2.

6.	Subject to paragraph 7, the licensee shall comply with a request made by any of its customers for the removal of the meter by which the quantity of gas supplied to that customer is registered for the purpose of its being examined by a meter examiner in accordance with section 17 of the Act.

7.	Where a request under paragraph 6 is in respect of a meter which registers the supply of gas to secondary sub-deduct premises, the licensee shall only be obliged to comply with the request if the person making the request agrees that, if the meter is found in proper order (as mentioned in paragraph 3(7) of Schedule 2B to the Act), that person will bear the expenses incurred in removing, examining and re-installing the meter, and fixing a substitute meter as mentioned in paragraph 8.

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8.	The licensee shall, while any meter which registers the supply of gas to secondary sub-deduct premises is removed in accordance with paragraph 6, fix a substitute meter on the premises.

9.	Where, for a continuous period beginning with 1 March 1996, the relevant transporter does not record separately -

(a)	inspections of meters and associated installations in accordance with paragraph 2; and

(b)	meter readings made by authorised officers of the licensee,

then, without prejudice to the licensee’s duty under paragraph 1, if that transporter has secured that the licensee be so informed, the licensee shall, for that period, ensure that such an inspection of a meter and associated installation takes place on each occasion on which the meter is read by one of its authorised officers.

10.	When the licensee receives a written request (“the inspection request”) made by a customer that it should agree that such an inspection as is referred to in paragraph 2 (“an inspection”) be carried out by an meter inspection agent (as defined in paragraph 4), the licensee shall -

(a)	as soon as is reasonably practicable -

(i)	give the relevant shipper a copy of the inspection request together with any relevant information relating to the meter inspection agent which is in the licensee’s possession for transmission to the relevant transporter; or

(ii)	where the holder of this licence is also the relevant shipper, give a copy of the inspection request together with such information as is mentioned in sub-paragraph (i) to the relevant transporter direct, and

(b)	refrain from agreeing to the inspection request during the period of 15 days beginning with the day on which it complied with sub-paragraph (a).

11.	The licensee shall not agree to the inspection request -

(a)	unless there are reasonable grounds for believing that -

(i)	the meter inspection agent possesses the appropriate expertise; and

(ii)	he would accurately and efficiently carry out the tasks specified in paragraph 2,

(b)	subject to paragraph 12, if the licensee has been notified by the relevant shipper, within the period of 8 days beginning with the day on which the shipper received a copy of the inspection request, that the relevant transporter is of the opinion that there are not reasonable grounds for so believing; or

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(c)	subject to paragraph 12, where the holder of this licence is the relevant shipper, if the holder has been notified by the relevant transporter, within the period of 8 days beginning with the day on which the relevant transporter received a copy of the inspection request, that the relevant transporter is of the opinion that there are not reasonable grounds for so believing.

12.	If the licensee is notified as mentioned in paragraph 11 but disagrees with the relevant transporter’s opinion, it shall refer the question whether there are reasonable grounds for believing that the criteria in sub-paragraph (a) of that paragraph are met to the Authority for determination and -

(a)	if, within 14 days of the question being referred to it, the Authority notifies the licensee that it does not accept the transporter’s opinion, that opinion shall be disregarded for the purposes of paragraph 11; or

(b)	in any other case, the transporter’s opinion shall be conclusive for the purposes of paragraph 11.

13.	The licensee shall, subject to paragraphs 11, 12 and 14, agree to the inspection request if it has reasonable cause to be satisfied that the meter inspection agent would comply with obligations relating to meter inspections set out in the Gas Meter Reading and Inspection Code.

14.	Notwithstanding that the licensee has agreed to the inspection request it may withdraw its agreement if, in relation to an inspection, the circumstances are such as are mentioned in sub-paragraphs (5)(a), (b) or (c).

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Condition 17A. Adjustment of Charges where Meter has Registered Erroneously

1.	Where paragraph 4 of Schedule 2B to the Act applies (that is to say, where a consumer is supplied with gas through a meter at a rate not exceeding, subject to section 8A of the Act, 2,196,000 kilowatt hours a year), this condition shall apply if the meter is examined and found to register erroneously as mentioned in sub-paragraph (3) of that paragraph.

2.	Where the error found is one of over registration, the charges made by the licensee in respect of gas supplied through the meter before it was found to register erroneously shall be adjusted by reference to the extent to which the meter is deemed by the said sub-paragraph (3) to have registered erroneously and, accordingly, allowance shall be made to the customer by the licensee.

3.	Where the error found is one of under registration, the licensee shall not surcharge the customer in respect of gas supplied through the meter before it was found to register erroneously otherwise than by reference to the extent to which the meter is deemed by the said sub-paragraph (3) to have registered erroneously.

4.	Where, in relation to the supply of gas to any premises, paragraph 4 of Schedule 2B to the Act would apply but for the fact that the premises in question are secondary sub-deduct premises -

(a)	the licensee shall use reasonable endeavours to secure by contract that the provisions of that paragraph shall, as nearly as may be, apply; and

(b)	if the licensee has so secured, paragraphs 1 to 3 above shall apply as if the meter had been examined and found to register erroneously as mentioned in sub-paragraph (3) of the said paragraph 4.

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Condition 18. Not used

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Condition 19. Provision of Information to the Authority

1.	Subject to paragraphs 2 and 4, the licensee shall furnish to the Authority, in such manner and at such times as the Authority may reasonably require, such information and shall procure and furnish to it such reports, as the Authority may reasonably require or as may be necessary for the purpose of performing –

(a)	the functions conferred on it by or under the Act; and

(b)	any functions transferred to or conferred on it by or under the Utilities Act 2000.

2.	The licensee shall not be required by the Authority to furnish it under this condition with information for the purpose of the exercise of its functions under section 34 of the Act.

3.	The licensee shall, if so requested by the Authority, give reasoned comments on the accuracy and text of any information or advice (so far as relating to its activities as holder of a gas supply licence) which the Authority proposes to publish pursuant to section 35 of the Act.

4.	This condition shall not require the licensee to produce any documents or give any information which it could not be compelled to produce or give in evidence in civil proceedings before a court.

5.	The power of the Authority to call for information under this condition is in addition to the power of the Authority to call for information under or pursuant to any other condition. There shall be a presumption that the provision of information in accordance with any other condition is sufficient for the purposes of that condition, but that presumption shall be rebutted, if the Authority states in writing that in its opinion such further information is, or is likely to be, necessary to enable it to exercise functions under the condition in question.

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Condition 20. Not Used

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Condition 21. Publication of Information to Customers

1.	Subject to paragraph 3, the licensee shall keep each customer informed of the name and address of the relevant transporter and the relevant transporter’s meter point reference numbers or codes for the customer’s premises.

2.	The licensee shall provide the information referred to in paragraph 1 in a form in accordance with the terms of a direction issued by the Authority, on each bill or statement given to the customers in relation to the supply of gas or annually where the customer does not receive such a bill or statement.

3.	The meter point reference number or code shall consist of a number of data items, each of which shall be represented by a numerical identifier which shall-

(a)	have the number of digits specified in a direction issued by the Authority;

(b)	be approved by the Authority; and

(c)	be used by the licensee.

4.	The Authority may issue a direction relieving the licensee of its obligations under paragraphs 1 and 2 to such extent and subject to such terms and conditions as it may specify in that direction.

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Condition 22. Domestic Premises

1.	Any non-domestic premises which were supplied under a contract or a deemed contract by the licensee, at a rate reasonably expected not to exceed 73,200 kilowatt hours a year, immediately before the date on which these standard conditions were determined by the Secretary of State pursuant to section 81(2) of the Utilities Act 2000 and in respect of which the customer has remained a customer of the licensee continuously from that date, shall, for the purposes of this licence, be treated as domestic premises until the first of the following occurs –

(a)	the customer’s contract expires or is terminated; or

(b)	the customer’s deemed contract ceases in circumstances where the premises come to be supplied under a contract with the licensee or the licensee ceases to supply the premises; or

(c)	31 March 2003.

2.	Any domestic premises which were supplied under a contract or a deemed contract by the licensee, at a rate reasonably expected to exceed 73,200 kilowatt hours a year, immediately before the date on which these standard conditions were determined by the Secretary of State pursuant to section 81(2) of the Utilities Act 2000 and where the customer has remained a customer of licensee in respect of supply to the said premises continuously from that date, shall, for the purposes of this licence, be treated as non-domestic premises until the first of the following occurs –

(d)	the customer’s contract expires or is terminated; or

(e)	the customer’s deemed contract ceases in circumstances where the premises come to be supplied under a contract with the licensee or the licensee ceases to supply the premises; or

(f)	31 March 2003.

(g)

3.	Any premises supplied by the licensee which were domestic premises at the time when the customer entered into a contract or became subject to a deemed contract with the licensee in respect of supply to the said premises, shall, notwithstanding subsequent changes to the nature of the consumption of gas at those premises, be domestic premises for the purposes of this licence, until the first of the following occurs –

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(a)	in the case of premises supplied under a contract, the contract expires or is terminated; or

(b)	in the case of premises supplied under a deemed contract, the premises come to be supplied under a contract with the licensee or the licensee ceases to supply the premises.

4.	Any premises supplied by the licensee which were non-domestic premises at the time when the customer entered into a contract or became subject to a deemed contract with the licensee in respect of supply to the said premises, shall, notwithstanding subsequent changes to the nature of the consumption of gas at those premises, be non-domestic premises for the purposes of this licence, until the first of the following occurs –

(a)	in the case of premises supplied under a contract, the contract expires or is terminated; or

(b)	in the case of premises supplied under a deemed contract, the premises come to be supplied under a contract with the licensee or the licensee ceases to supply the premises.

5.	Any domestic premises supplied by the licensee which are supplied under a multi-site contract, shall, for the purposes of this licence, be treated as non-domestic premises until that contract expires or is terminated.

6.	For the purposes of this condition, a “multi-site contract” is a contract for the supply of gas both to-

(a)	one or more non-domestic premises; and

(b)	one or more domestic premises occupied for purposes ancillary to those for which any of the said non-domestic premises is occupied;

where all the premises are owned or occupied by-

the same person or body of persons whether corporate or unincorporate; or

an undertaking (the “principal undertaking”) and any holding company, subsidiary, or subsidiary of the holding company of that principal undertaking, or any other undertaking in which the principal undertaking has a participating interest.

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Condition 22A. Restriction or Revocation: Securing Continuity of Supply

1.	Where, in preparation for a restriction or the revocation of its licence, the licensee is making arrangements for securing continuity of supply for its customers, it shall, in respect of its customers supplied with gas in pursuance of deemed contracts, except in so far as the Authority consents:

(a)	in making those arrangements, reasonably endeavour to select one or more new suppliers which offer or will offer comparable services at the lowest available cost, and

(b)	use its reasonable endeavours to give its customers likely to be affected, reasonable notice of those arrangements.

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Condition 22B. Undertaking to be Given by Licensee to a Relevant Transporter in Respect of Shipping Charges etc

1.	Where the licensee supplies gas to any premises in relation to which a particular gas transporter is the relevant transporter (“the transporter’s relevant premises”), it shall (unless it has previously done so) give the transporter a binding undertaking in the specified terms and, where it has given such an undertaking but there is a change in the specified terms which is such that the undertaking previously given is not in conformity with the changed terms, the licensee shall give the transporter a further binding undertaking in the changed specified terms which is expressed to supersede the undertaking previously given.

2.	An undertaking for the purposes of paragraph 1 shall be given -

(a)	as soon as is reasonably practicable within a month of the transporter concerned becoming the relevant transporter or, if later, of the specified terms in relation to the transporter concerned being designated by the Authority in pursuance of paragraph 3 or specified by the transporter in pursuance of paragraph 4, or

(b)	in the case of a further undertaking, as soon as is reasonably practicable within a month of the change in the specified terms.

3.	Subject to paragraph 4, in this condition “specified terms” and “changed specified terms” mean terms from time to time designated, in relation to the transporter concerned, by the Authority for the purposes of this condition generally, being terms which appear to it (after consultation with that transporter) to be calculated to secure the following objectives, namely that if and only if -

(a)	the arrangements between the transporter concerned and a gas shipper for the conveyance of gas to the transporter’s relevant premises, are terminated and no other arrangements between the transporter and that or another gas shipper for such conveyance have come into force, and

(b)	the licensee has been given notice thereof by the transporter concerned,

the licensee will, in respect of any period beginning when subparagraphs 2(a) and (b) are satisfied and ending immediately before there is a relevant shipper in relation to the premises, be required to make such payments to the transporter concerned in respect of gas taken out of its pipe-line system for supply to the transporter’s relevant premises as,

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as nearly as may be, are the same as the payments which would have been attributable thereto and due under the arrangements mentioned in sub-paragraph (a), if they had not terminated and had the shipper concerned not, thereafter, introduced any gas into the transporter’s pipe-line system nor made arrangements to do so.

4.	After the expiry of six months from the coming into force of the licence of the transporter concerned under section 7 of the Act and if and so long as the Authority has not designated terms in relation to that transporter, “specified terms” and “changed specified terms” mean terms from time to time specified by the transporter concerned which are calculated to secure the objectives mentioned in paragraph 3.

5.	Changed specified terms shall only be designated by the Authority or, as the case may be, specified by the transporter concerned if, by reason of changes in the arrangements between the transporter and gas shippers, the terms previously specified have ceased to be calculated to secure the objectives mentioned in paragraph 3.

6.	Different specified terms may be designated by the Authority or, as the case may be, specified by the transporter concerned for the purposes of this condition which differ according to the shipper concerned, so far as is necessary or expedient to take account of differences in the terms of arrangements for the conveyance of gas made by different gas shippers.

7.	The designation by the Authority of specified terms in relation to a gas transporter shall be by notice in writing given to that transporter.

8.	Any reference in this condition to the termination of arrangements shall be construed as including a reference to the expiry of arrangements by effluxion of time and cognate expressions shall be construed accordingly.

9.	Notwithstanding anything in the foregoing paragraphs, the licensee shall not be required to comply therewith save in so far as such compliance would not, from time to time, be unlawful by reason of section 5(1) of the Act.

10.	In the circumstances mentioned in sub-paragraph (a) of paragraph 3, the licensee shall use its best endeavours to secure that a gas shipper makes arrangements with the transporter concerned for the conveyance of gas to the transporter’s relevant premises which come into force, at the latest, within 35 days of both sub-paragraphs (a) and (b) of that paragraph being satisfied.

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11.	Where the transporter’s relevant premises are secondary sub-deduct premises, the references to arrangements in paragraphs 3(a) and 10 shall be construed as references to sub-deduct arrangements; and references in this condition to “the shipper concerned” shall be construed accordingly.

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Condition 23. Payments Received in Relation to Standards of Performance

1.	Any relevant payment made to the licensee by the relevant shipper (or where the licensee is the relevant shipper, by the relevant transporter direct) shall be paid, as soon as reasonably practicable after its receipt, to the relevant customer.

2.	In this condition, a “relevant payment” is a compensation payment made in relation to any customer of the licensee (the “relevant customer”) pursuant to standard condition 15 (Payments Received in Relation to Standards of Performance) of the standard conditions of the gas shippers’ licence or to any provision of Regulations made under section 33AA of the Act.

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Condition 24. Arrangements in Respect of Powers of Entry

1.	The licensee shall, in respect of both domestic and non-domestic premises, prepare and submit to the Authority for its approval a statement of its proposed arrangements in respect of the steps mentioned in standard condition 24A (Authorisation of Officers).

2.	In the case of an extension of this licence, the licensee shall ensure that the arrangements remain sufficient for the purposes of satisfying standard condition 24A (Authorisation of Officers), and shall make, subject to paragraph 4, any necessary changes.

3.	The licensee shall use its best endeavours to ensure, so far as is reasonably practicable, that it conducts itself in conformity with the arrangements made in pursuance of paragraph 1.

4.	This condition is subject to the provisions of standard condition 27 (Preparation, Review of and Compliance with Statements and Customer Service Codes).

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Condition 24A. Authorisation of Officers

1.	The arrangements referred to in standard condition 24 (Arrangements in Respect of Powers of Entry) shall provide for the taking of all reasonable steps-

(a)	for the purpose of securing compliance with paragraph 28(1) of Schedule 2B to the Act;

(b)	for the purpose of securing that any officer authorised for the purpose of any provision of Schedule 2B to the Act possesses appropriate expertise to perform the particular tasks that he will be required to undertake under the provision in question;

(c)	for securing that a member of the public may readily confirm the identity or authority of an officer so authorised;

(d)	for securing that identity cards, uniforms, liveried vehicles and other things carried, worn or used by an officer so authorised which confirm or suggest that he may be such an officer are not misused;

(e)	for securing that all officers so authorised by the licensee comply with the provisions of the Rights of Entry (Gas and Electricity Boards) Act 1954; and

(f)	for securing that where, in relation to any premises -

(i)	a power of entry would be conferred on the licensee by Schedule 2B to the Act but for the fact that the premises in question are secondary sub-deduct premises, but

(ii)	the licensee has obtained such power as is mentioned in paragraph 2(a),

the licensee complies, in relation to that power, with the requirements imposed on gas suppliers by paragraph 28(1) of the said Schedule 2B, and the requirements of sub-paragraphs (b) to (d) are complied with in relation to any officer authorised by the licensee to exercise any such power as if the officer were authorised for the purposes of the appropriate provision of that Schedule.

2.	In the circumstances mentioned in paragraph 1(f)(i) the licensee shall use reasonable endeavours to obtain by contract -

(a)	powers of entry that are, as nearly as may be, the same powers of entry that would have been conferred on it by Schedule 2B; and

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(b)	such rights as will provide, as nearly as may be, for the relevant shipper and relevant transporter to enter the premises in question on the same basis as where powers of entry would have been conferred on them by Schedule 2B.

3.	If, in respect of any premises, any officer authorised for the purpose of any provision of Schedule 2B to the Act or for the purpose of entering premises in accordance with any right or power mentioned in paragraph 2, is an officer or servant of an agent of the licensee, or if the licensee is notified by the relevant transporter or shipper that any officer so authorised by that transporter or shipper is an officer or servant of an agent thereof, the licensee shall take reasonable steps to inform and keep informed each of its customers in respect of those premises, naming the agent in question, and shall give that information in a verifiable and authoritative manner.

4.	It shall be a sufficient compliance with paragraph 3 for the information to be given on or with a bill in respect of the supply of gas to the premises in question which is rendered within 4 months of the appointment of an agent being made or varied by the licensee or, as the case may be, within 4 months of the licensee being notified of such an appointment or variation by the relevant transporter or shipper.

5.	For the purposes of paragraphs 3 and 4, where, in respect of any premises, the holder of this licence is the relevant shipper, it shall be deemed to have been notified as mentioned in paragraph 3 -

(a)	in respect of any officer or servant of an agent of the relevant shipper; and

(b)	where the relevant transporter has notified the relevant shipper in accordance with paragraph 2 of standard condition 19A (Authorisation of Officers) of the standard conditions of gas transporters’ licences as incorporated in its licence, in respect of any officer or servant of an agent of the relevant transporter.

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Condition 24B. Exercise of Powers of Entry

1.	As respects the powers of entry conferred on its authorised officers by Schedule 2B to the Act or which the licensee has obtained in accordance with paragraph 2(a) of standard condition 24A (Authorisation of Officers), the licensee shall use its reasonable endeavours to avoid undue disturbance to owners or occupiers of premises as a result of visits being made to their premises by authorised officers of different licence holders exercising powers of entry for like purposes.

2.	Subject to paragraphs 3 and 5, the licensee shall not, in connection with the supply of gas to any premises, by contract acquire for any of its officers powers of entry additional to those enjoyed by its authorised officers under Schedule 2B to the Act or act in any manner calculated to suggest that any of its officers have such powers.

3.	Paragraph 2 shall not apply -

(a)	in the case of a contract which relates exclusively, or to the extent to which it relates, to the provision of a gas meter or other gas fitting of which the licensee remains the owner; or

(b)	so far as the Authority so consents in cases, or descriptions of cases, specified by it.

4.	Any question arising under paragraph 2 as to whether a power of entry is in connection with the supply of gas shall be determined by the Authority.

5.	Paragraph 2 shall not apply in relation to any secondary sub-deduct premises as respects such a power of entry as is mentioned in paragraph 2 of standard condition 24A (Authorisation of Officers).

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Condition 25. Efficient Use of Gas

1.	The licensee shall prepare and submit to the Authority for its approval a code of practice setting out the ways in which the licensee will make available to its customers such guidance on the efficient use of gas, in each case given or prepared by a suitably qualified person, as will, in the opinion of the licensee, enable customers to make informed judgements on measures to improve the efficiency with which they use the gas supplied to them.

2.	The code of practice shall include, but shall not be limited to:

(a)	the preparation and making available free of charge to any customer who requests it of a statement, in a form approved by the Authority, setting out information and advice for the guidance of customers in the efficient use of gas supplied to them;

(b)	the making of arrangements for maintaining sources from which customers may obtain further information about the efficient use of gas supplied to them, including the maintenance of a telephone information service; and

(c)	the preparation and making available free of charge to any customer who requests it of a statement or statements of sources (to the extent that the licensee is aware of the same) outside the licensee’s organisation from which customers may obtain additional information or assistance about measures to improve the efficiency with which they use the gas supplied to them, such statement or statements to include basic information which is publicly available on financial assistance towards the costs of such measures available from central or local government or through bodies in receipt of financial support from government in connection with measures to promote the efficiency of energy use.

3.	Where the Authority (who may have regard to the need for economy, efficiency and effectiveness before giving directions under this paragraph) gives directions to do so, the licensee shall:

(a)	review and prepare a revision of the code of practice;

(b)	take steps to bring to the attention of its customers information on the efficient use of gas supplied to them; and

(c)	send to each customer a copy of any information in relation to the efficient use of gas published by the Authority pursuant to section 35 of the Act,

in such manner and at such times as will comply with those directions.

4.	This condition is subject to the provisions of standard condition 27 (Preparation, Review of and Compliance with Statements and Customer Service Codes).

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Condition 26. Record of and Report on Performance

1.	The licensee shall keep a record of its general operation of the arrangements mentioned in standard conditions 24 (Arrangements in Respect of Powers of Entry) and 25 (Efficient Use of Gas) and (where a Domestic Supply Direction has been issued to the licensee) in standard conditions 35 (Code of Practice on Payment of Bills and Guidance for Dealing with Customers in Difficulty), 36 (Code of Practice on the Use of Prepayment Meters), 37 (Provision of Services for Persons who are of Pensionable Age or Disabled or Chronically Sick), 38 (Provision of Services for Persons who are Blind or Deaf) and 39 (Complaint Handling Procedure) and its compliance with paragraph 3 of standard condition 35 (Code of Practice on Payment of Bills and Guidance for Dealing with Customers in Difficulty) and standard condition 37A (Pensioners not to have Supply of Gas Cut Off in Winter) and if the Authority so directs in writing, of its operation of any particular cases specified, or of a description specified, by the Authority.

2.	The licensee shall, where a Domestic Supply Direction has been issued to the licensee, keep a statistical record of its performance in relation to the provision of gas supply services to its domestic customers.

3.	The licensee shall, from time to time as required by the Authority, provide to the Authority and to the Consumer Council such of the information contained in the records prepared in accordance with paragraphs 1 and 2 as the Authority may request in writing.

4.	As soon as is reasonably practicable after the end of each calendar year, the licensee shall submit to the Authority and the Consumer Council a report dealing with the matters mentioned in paragraphs 1 and 2 in relation to that year and shall:

(a)	publish the report so submitted in such manner as will in the reasonable opinion of the licensee secure adequate publicity for it; and

(b)	send a copy of it free of charge to any person requesting one,

except that, in performing its obligations under sub-paragraphs (a) and (b), the licensee shall exclude from the report such information as appears to it to be necessary or expedient to ensure that, save where they consent, individual customers referred to therein cannot readily be identified.

5.	The report shall be presented, so far as is reasonably practicable, in a standard form designated by the Authority for the purposes of this condition.

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Condition 27. Preparation, Review of and Compliance with Statements and Customer Service Codes

1.	This condition applies to any statement or code of practice required to be prepared by the licensee pursuant to standard conditions 24 (Arrangements in Respect of Powers of Entry) and 25 (Efficient Use of Gas) and (where a Domestic Supply Direction has been issued to the licensee) pursuant to standard conditions 35 (Code of Practice on Payment of Bills and Guidance for Dealing with Customers in Difficulty), 36 (Code of Practice on the Use of Prepayment Meters), 37 (Provision of Services for Persons who are of Pensionable Age or Disabled or Chronically Sick), 38 (Provision of Services for Persons who are Blind or Deaf) and 39 (Complaint Handling Procedure) of this licence.

2.	In first preparing such statement or code the licensee shall, prior to submitting the statement or code to the Authority, consult the Consumer Council and shall have regard to any representations made by the Consumer Council about such statement or code or the manner in which it is likely to be operated.

3.	Where before the expiry of 30 days of the licensee first submitting such statement or code to the Authority for its approval the Authority notifies the licensee that the Authority considers the statement or code is not sufficient for the purposes of meeting the requirements of this licence, the licensee shall forthwith make such changes as the Authority may require.

4.	The licensee shall, whenever requested to do so by the Authority review such statement or code and the manner in which it has been operated, with a view to determining whether any modification should be made to it or to the manner of its operation.

5.	In carrying out any such review the licensee shall consult the Consumer Council and shall have regard to any representations made by the Consumer Council about such statement or code or the manner in which it is likely to be or (as the case may be) has been operated.

6.	The licensee shall submit any revision of such statement or code which, after consulting the Consumer Council in accordance with paragraph 5, it wishes to make, to the Authority for its approval and following its approval in writing shall then revise the statement or code.

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7.	The licensee shall:

(a)	as soon as practicable following the preparation of any statement or any code or any revision made to it send to the Authority and the Consumer Council a copy of such statement or code or such revision (in each case in the form approved by the Authority);

(b)	at least once in each year, draw the attention of those of its customers to whom such statement or code applies to the existence of the statement or code and of each substantive revision of it and to the means by which they may inspect a copy of such statement or code in its latest form; and

(c)	give or send free of charge a copy of such statement or code (as from time to time revised) to any person who requests it.

8.	No changes may be made to any statement or code otherwise than in accordance with the above procedures.

9.	The licensee shall ensure, so far as reasonably practicable, it complies with such arrangements or procedures (as the case may be) as are contained in or described by any statement or code to which this condition applies and approved by the Authority or any revision to such statement or code approved by the Authority.

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Condition 28. Deemed Contracts

1.	This condition sets out the obligations placed on the licensee in relation to its deemed contracts.

2.	The licensee shall use its reasonable endeavours to ensure the terms of its deemed contracts are not unduly onerous.

3.	In the case of any class of domestic customers or of any class of non-domestic customers, the terms of a deemed contract shall be taken to be unduly onerous if the revenue derived from supplying gas to customers of the class in question on those terms -

(a)	significantly exceeds the costs of supply of gas; and

(b)	exceeds such costs of supply by significantly more than the licensee’s revenue exceeds costs of supply in the case of the generality of its domestic customers or, as the case may be, in the case of the generality of its non-domestic customers (excluding in each case customers supplied in accordance with standard condition 29 (Supplier of Last Resort)).

4.	For the purposes of paragraph 3 “costs of supply” shall not include any costs attributable to any promotional, marketing or advertising activities of the licensee.

5.	The licensee shall, as soon as is reasonably practicable after determining or revising (in whole or in part) any of the terms of its deemed contracts, send a copy to the Authority.

6.	At the request of any person, the licensee shall supply that person with a copy of the terms of its deemed contracts.

7.	The licensee shall ensure that the terms of its deemed contracts are such that, in their application to gas supplied under a last resort supply direction, the amount of any charges for gas so supplied complies with the provisions of paragraphs 13, 14 and 16 of standard condition 29 (Supplier of Last Resort).

8.	Where the licensee supplies a customer with gas under a deemed contract, it shall use its reasonable endeavours to furnish the customer with -

(a)	details of the principal terms of that deemed contract;

(b)	written notice that contracts on terms other than deemed contracts may be available and as to how information can be obtained as to any such terms; and

(c)	where the customer is a domestic customer, an accurate summary of the principal terms of domestic supply contracts available.

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9.	The licensee shall ensure the terms of its deemed contracts -

(a)	include such term as is mentioned in paragraph 4 of standard condition 14 (Security and Emergency Arrangements);

(b)	where the customer is a non-domestic customer, include such term as is mentioned in paragraph 3 of standard condition 14 (Security and Emergency Arrangements);

(c)	make the like provision as is required in the case of a contract by paragraph 1 of standard condition 29B (Provision for Termination upon a Direction);

(d)	where the customer is a domestic customer, make the like provision as is required in the case of a contract by standard condition 45 (Security Deposits);

(e)	where the customer is a domestic customer, make the like provision as is required in the case of a contract by paragraph 1 of standard condition 47 (Termination of Contracts in Specified Circumstances); and

(f)	provide that where the customer intends to be supplied with gas at the premises under a contract with the licensee or another gas supplier, the deemed contract does not terminate but continues to have effect until the time when the licensee or, as the case may be, the other gas supplier begins to supply gas under a contract, at which time the deemed contract ceases to have effect.

10.	Subject to paragraph 16 of standard condition 29 (Supplier of Last Resort), nothing in paragraph 9 shall be construed as preventing the inclusion of terms providing for the termination of a deemed contract which are additional to and do not derogate from those required by sub-paragraphs (c), (e) and (f) of paragraph 9.

11.	In determining the number of kilowatt hours of gas which are to be treated as supplied or taken under a deemed contract, the licensee shall act on a reasonable basis, taking into account available gas consumption data for the premises in question and other relevant factors.

12.	Paragraphs 2 to 4 and 8(b) shall not apply in relation to customers supplied with gas in accordance with standard condition 29 (Supplier of Last Resort).

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Condition 29. Supplier of Last Resort

1.	Where this paragraph applies, the Authority may, in writing, direct the licensee to supply gas in accordance with this condition (“the last resort supply direction”).

2.	Paragraph 1 applies where it appears to the Authority that -

(a)	circumstances have arisen which would entitle the Authority to revoke the supply licence of a gas supplier other than the licensee (“the other supplier”); and

(b)	the licensee could comply with the last resort supply direction without significantly prejudicing its ability -

(i)	to continue to supply its customers; and

(ii)	to fulfil its contractual obligations for the supply of gas.

3.	The last resort supply direction shall take effect from the date of revocation of the other supplier’s licence and shall continue for such period (being no longer than 6 months) specified in the direction.

4.	The licensee shall supply gas to customers of the other supplier at such premises as are specified or described in the last resort supply direction.

5.	The licensee shall not be required under this condition to supply gas to a particular customer at particular premises which it would not be required to supply by virtue of paragraph 3 of standard condition 32 (Duty to Supply Domestic Customers).

6.	Within 2 working days of the last resort supply direction taking effect, the licensee shall send to the Authority, for its approval, a draft of the notice the licensee proposes to send to each of the premises specified or described in the direction.

7.	As soon as reasonably practicable after the Authority has approved the form and content, except as to the level of charges payable for supply of gas under the direction or an explanation of how the charges are determined, of the notice sent to it pursuant to paragraph 6, the licensee shall send a copy of the notice to each of the premises specified or described in the last resort supply direction. The notice to be sent to all premises specified or described in the last resort supply direction, shall -

(a)	inform the customer in question that, notwithstanding any contract or deemed contract the customer may have had with the other supplier, the customer is no longer supplied by that supplier and has not been supplied by the other supplier since the date on which the direction took effect;

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(b)	inform the customer in question that the licensee became the supplier of gas to the customer from the date the direction took effect; and

(c)	set out the charges payable for the supply of gas under the direction or an explanation of how the charges are determined.

8.	Unless the Authority otherwise consents, the licensee shall, so far as is reasonably practicable, give the Authority at least 5 days’ notice of any increase in charges for the supply of gas to premises in accordance with the last resort supply direction.

9.	The licensee shall use all reasonable endeavours to secure a meter reading at each of the premises specified or described in the last resort supply direction within 14 days of the direction taking effect.

10.	The licensee is not obliged to secure a meter reading where-

(a)	the Authority accepts that it would not be feasible or economic to do so; or

(b)	to do so would necessitate the entering of particular premises without the consent of the occupier or the seeking of entry on more than one occasion.

11.	The licensee may charge for the supply of gas to the premises specified or described in the last resort supply direction at a rate which is no greater than -

(a)	such charges as may be expected, in aggregate, approximately to equal the licensee’s reasonable costs of supply (including such costs attributable to the purchase of gas at short notice) together with a reasonable profit; or

(b)	the charges set out in the notice given by the Authority under paragraph 13.

12.	Where, within 5 days of receipt by the Authority of the notice given by the licensee under paragraph 9, the Authority determines that charges proposed by the licensee would be likely to cause hardship to domestic customers, it may direct by notice in writing to the licensee that licensee’s charges shall not exceed those which it specifies in the notice as being likely to avoid or mitigate such hardship.

13.	The licensee shall not be required by paragraph 12(b) to make charges which are less than those which would be made under the licensee’s deemed contract for comparable premises with similar metering arrangements supplied with gas otherwise than in accordance with a last resort supply direction.

14.	Unless the Authority otherwise consents, the licensee shall ensure that its terms and conditions (including charges) for a supply pursuant to a last resort supply direction do not show any undue preference or undue discrimination as between any persons or classes of persons.

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15.	Notwithstanding anything in standard condition 28 (Deemed Contracts), the terms of the licensee’s deemed contract scheme for the supply of gas to premises in accordance with a last resort supply direction may provide that, until the direction ceases to have effect, the customer may not terminate his deemed contract except:

(a)	with the consent of the licensee;

(b)	on taking a supply at the premises under a contract with the licensee or another gas supplier; or

(c)	on ceasing to take gas at the premises.

16.	Where the licensee enters into any new contract for the purchase of gas in order to comply with its obligations under this condition, it shall use reasonable endeavours to make the purchase as economically as possible in all the circumstances.

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Condition 29A. Supplier of Last Resort Supply Payments

1.	This condition sets out how, and how much, the licensee may recover in respect of any losses it incurs in complying with a last resort supply direction given under standard condition 29 (Supplier of Last Resort).

2.	Except in relation to a claim made following a direction by the Authority pursuant to paragraph 13 of standard condition 29 (Supplier of Last Resort), paragraphs 3 to 12 of this condition shall not have effect in this licence in relation to any claim under sub-paragraph 3(a), sub-paragraph 3(b) or both those sub-paragraphs if before a last resort supply direction is issued to the licensee it gives notice of consent to that effect to the Authority.

3.	Where the licensee intends to make a claim for the payment of monies (“last resort supply payments”) pursuant to –

(a)	standard condition 33 (Last Resort Supply: Security for Payments), as incorporated in the licence of the other supplier (as defined in paragraph 2 of standard condition 29 (Supplier of Last Resort);

(b)	standard condition 48 (Last Resort Supply: Payment Claims) of the standard conditions of the gas transporters’ licence,

the licensee shall in respect of each claim made notify the proposal to the Authority. The notification must include a calculation of the relevant amount with supporting information and must be received by the Authority within 6 months of the last resort supply direction to which it relates ceasing to have effect.

4.	Subject to paragraphs 5 and 6, the total sum of last resort supply payments claimed by the licensee (“the relevant amount”) shall not exceed the amount by which -

(a)	the aggregate costs (including interest on working capital) reasonably incurred by the licensee in supplying gas to premises in pursuance of the last resort supply direction, together with a reasonable profit, are greater than

(b)	the aggregate amounts recovered by the licensee by way of charges for gas supplied to premises in pursuance of the last resort supply direction (after taking all reasonable steps to recover such charges).

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5.	Where the Authority considers that it is appropriate in all the circumstances for the licensee to make the claim notified pursuant to paragraph 3, the Authority will issue a written consent to the licensee. The Authority may, within 3 months of the notification under paragraph 3 and after consulting the licensee, determine that an amount other than that notified to it by the licensee is a more accurate calculation of the relevant amount.

6.	Where the Authority makes a determination in pursuance of paragraph 5, the amount specified in the determination shall be treated as the relevant amount for the purposes of the following paragraphs of this condition.

7.	In respect of a claim of the type mentioned in sub-paragraph 3(a), the licensee shall, within 6 months of the last resort supply direction to which it relates ceasing to have effect, submit the claim to the trustee appointed by the Authority pursuant to standard condition 33 (Last Resort Supply: Security for Payments) of the supply licence of the other supplier (as defined in paragraph 2 of standard condition 29 (Supplier of Last Resort)) specifying the relevant amount.

8.	Where a last resort supply payment made to the licensee by the trustee referred to in paragraph 7 is less than the relevant amount, the licensee may claim from the relevant gas transporters further last resort supply payments pursuant to paragraphs 9 and 10.

9.	Last resort supply payments claimed by the licensee from the relevant gas transporters shall not in aggregate exceed the amount by which the payment (if any) made to the licensee by the trustee referred to in paragraph 7 fell short of the relevant amount (the “under payment”).

10.	In respect of a claim of the type mentioned in sub-paragraph 3(b), the licensee shall, within 6 months of the last resort supply direction to which it relates ceasing to have effect, submit the claim to each relevant gas transporter (so far as is reasonably practicable all claims shall be submitted at the same time) specifying -

(a)	their respective proportion of the under payment (as defined in paragraph 9); and

(b)	whether payment is to be made by quarterly or monthly instalments.

11.	The respective proportion shall be the same as the proportion of the total number of premises in Great Britain to which gas is conveyed by the relevant transporter in question.

12.	In this condition “relevant transporter” means a transporter in whose licence Section C has effect.

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Condition 29B. Provision for Termination Upon a Direction

1.	The licensee shall not enter into a contract for the supply of gas to any premises whether or not the contract is for a specified period unless it provides that it shall terminate upon a last resort supply direction given to a gas supplier other than the licensee, in pursuance of standard condition 29 (Supplier of Last Resort) of that supplier’s licence coming into effect in relation to the premises in question.

2.	Where a domestic supply contract is for both the supply of gas and the provision of other goods or services, any reference in this condition to its termination is a reference to its termination in respect of the supply of gas alone.

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Condition 30. Debt Blocking

1.	The licensee shall not procure or permit the relevant shipper, in pursuance of any contract with that shipper, or otherwise request it, to prevent a proposed supplier transfer in relation to any premises at which the licensee supplies gas to a customer except for so long as -

(a)	the customer fails to pay charges for the supply of gas to those premises or any premises previously owned or occupied by him in respect of which such charges are payable which-

(i)	are due to the licensee and have been demanded in writing; and

(ii)	have remained unpaid for 28 days after the making of the demand; or

(b)	the customer is bound by the provisions of a contract with the licensee for the supply of gas at those premises which will neither expire nor, to the knowledge of the licensee, be terminated on or before the date of the proposed transfer.

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SECTION C. DOMESTIC SUPPLY OBLIGATIONS

Condition 31. Interpretation of Section C

1.	In this Section of the standard conditions, unless the context otherwise requires -

“date of the domestic supply contract”	means, in respect of any domestic supply contract, the date on which that contract is entered into.

“deposit”	means a deposit of money by way of security for the payment of charges for the supply of gas;

“fixed term period”	means, in relation to a domestic supply contract, a specified period of more than 12 months during which the principal terms of that contract may not be varied by the licensee other than by agreement with the customer;

“relevant premises”	in relation to a domestic supply contract, means any premises supplied with gas under the terms of the contract;

“termination fee”	means any sum of money or other penalty (whether financial or otherwise) which may be demanded of a customer solely in consequence of the termination of a domestic supply contract; and

“valid notice of termination”	has the meaning given in paragraph 2 of standard condition 46 (Termination of Contracts on Notice).

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Condition 32. Duty to Supply Domestic Customers

1.	Subject to the provisions of this condition, and without prejudice to any of the licensee’s obligations and rights under the Act or this licence, the licensee shall, upon receipt of a request (as defined in paragraph 4) from a domestic customer, as soon as is reasonably practicable:

(a)	offer to enter into a domestic supply contract to supply gas to the domestic premises in respect of which the supply is requested; and

(b)	where the terms offered are accepted by the domestic customer, give a supply of gas to those premises in accordance with the terms offered.

2.	Where the licensee has applied to the Authority for the revocation of its licence or for a restriction of its licence under section 7A(6) of the Act specifying domestic premises situated in a particular area or of a particular description (“excluded premises”) and the Authority has granted that request, or confirmed in writing its intention to do so, then, for such period not exceeding 3 months, or such longer period of not more than 6 months as the Authority may accept, prior to the date on which the revocation or restriction takes effect, or is intended to take effect, as is notified to the Authority by the licensee -

(a)	nothing in paragraph 1 shall require it to offer to supply or supply gas to a domestic customer, in the case of revocation, at any domestic premises or, in the case of a restriction, at excluded premises;

(b)	nothing in paragraph 4 of standard condition 44 (Notification of Terms) shall require the licensee to offer or enter into any new contract to supply gas to a domestic customer, in the case of revocation, at any domestic premises or, in the case of a restriction, at excluded premises.

3.	The licensee shall not be required by paragraph 1 or standard condition 29 (Supplier of Last Resort) to give a supply of gas where:

(a)	the domestic premises in question are not connected, whether directly or by means of a service pipe, to a relevant main;

(b)	the domestic premises in question have been disconnected by the relevant transporter, or the supply of gas thereto has been cut off by a gas supplier and by reason of paragraph 19 of Schedule 2B to the Act, the transporter or supplier is not under any obligation to re-connect the premises or, as the case may be, resume the supply of gas to the premises;

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(c)	the domestic customer having requested a supply of gas, declines to enter into a domestic supply contract offered pursuant to paragraph 1;

(d)	the licensee or another gas supplier is bound by the provisions of a domestic supply contract in respect of the premises where the supply is requested and such domestic supply contract will neither expire nor have been terminated by the date from which the domestic customer requires a supply of gas from the licensee to commence;

(e)	it is not reasonable in all the circumstances for the licensee to be required to supply gas;

(f)	there are circumstances beyond the licensee’s control which prevent it from complying with the requirement in question but this shall not relieve the licensee from the obligation to take all requisite steps, so far as is reasonably practicable, to secure the necessary supplies of gas and their conveyance to the domestic premises;

(g)	compliance with the requirement in question would, or might, involve danger to the public and the licensee has taken all such steps as it was reasonable to take both to prevent the circumstances from occurring and to prevent them from having that effect;

(h)	in relation to an obligation set out in paragraph 1, the licensee has requested a deposit by way of security for the payment of charges and the domestic customer concerned has not paid this;

(i)	in relation to the obligation set out in paragraph 1, the discharge of which would require the implementation of a proposed supplier transfer in relation to any premises, the gas shipper which had made arrangements in pursuance of which gas was then conveyed to the premises (or, where applicable, sub-deduct arrangements) has, without breach of the conditions of its licence, prevented the implementation of that transfer;

(j)	in relation to the supply of gas to any secondary sub-deduct premises, the licensee would, but for the fact that the domestic premises are secondary sub-deduct premises, be entitled to cut off the supply of gas, or, as the case may be, not resume the supply of gas, to those premises by virtue of any provision of Schedule 2B to the Act, or

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(k)	in relation to the obligation set out in paragraph 1, the licensee is not, at the time the offer is accepted, a relevant supplier in respect of the particular domestic premises and to supply those premises would significantly prejudice its ability to continue to supply gas to domestic customers at premises where it already does so, but the licensee shall -

(i)	take all such steps as are reasonable to avoid such a situation arising, and to resolve any that does arise; and

(ii)	inform the Authority in writing, as soon as is reasonably practicable, of any such situation that does arise, and of when it has been resolved provided that, in respect of sub-paragraph (e), the licensee shall –

(i)	refer any question as to whether the circumstances are reasonable, to the Authority for determination; and

(ii)	where the licensee already supplies gas to the premises in respect of which the supply is requested, give not less than 7 working days’ notice of its intention to discontinue the supply.

4.	In this condition-

(a)	“request” includes, to the extent that the licensee so requires, the following information-

(i)	the premises in respect of which the supply is required;

(ii)	the day on which the supply is required to commence; and

(iii)	the minimum period for which the supply is required to be given, and

(b)	any reference to giving a supply of gas includes a reference to continuing to give such a supply and any reference to requesting a supply includes a reference to requesting such a supply to continue to be given.

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Condition 32A. Security of Supply – Domestic Customers

1.	Where the relevant shipper pays over to the licensee a sum received by it from the relevant transporter by reason of the failure of the transporter to convey gas to a domestic premises (or, where the licensee supplies gas to any secondary sub-deduct premises which are a domestic customer’s premises, the failure of the transporter to convey gas in accordance with the sub-deduct arrangements applicable to those secondary sub-deduct premises), the licensee shall -

(a)	set-off that sum against any charges in respect of the supply of gas to those premises which are or may become due to be paid by the customer, or

(b)	use its reasonable endeavours to pay that sum (so far as not set off against charges) to the customer.

2.	For the purposes of paragraph 1 the relevant shipper shall be deemed to have paid over to the licensee such a sum as is there mentioned where the holder of this licence, being not only the relevant supplier but also the relevant shipper, receives such a sum from the relevant transporter.

3.	Subject to paragraph 5 of standard condition 14 (Security and Emergency Arrangements), unless, by means of its contracts with gas shippers or otherwise, the licensee secures that all gas conveyed by gas transporters for supply to its domestic customers is conveyed in conformity with those transporters’ Network Codes, the licensee shall take such steps as are necessary or expedient to secure that the domestic supply security standards are satisfied as respects the availability of gas to its domestic customers.

4.	In paragraph 3 “the domestic supply security standards” means, subject to paragraph 5-

(a)	the availability of a supply of gas which would equal the peak aggregate daily demand for gas by the licensee’s current domestic customers which, having regard to historical weather data derived from at least the previous 50 years and other relevant factors, is likely to be exceeded (whether on one or more days) only in 1 year out of 20 years, and

(b)	the availability of supplies of gas-

(i)	over a year which would equal the aggregate annual demand for gas by those customers, and

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(ii)	over the first 6 months of a year which would equal the aggregate demand for gas by those customers during such a 6 month period,

which, in each case, having regard to such data as aforesaid and other relevant factors, is likely to be exceeded only in 1 year out of 50 years.

5.	For the purposes of paragraph 4, “daily” and “year” have the meaning given in paragraph 7 of standard condition 14 (Security and Emergency Arrangements); and if, after consultation with all gas suppliers, gas shippers and gas transporters, with the Health and Safety Executive and with the Consumer Council, the Authority is satisfied that the domestic supply security standard would be adequate if paragraph 4 were modified-

(a)	by the substitution, in sub-paragraph 4(a) or (b), of a reference to data derived from a period of less than the 50 previous years;

(b)	by the substitution in sub-paragraph 4(a) of a higher probability than the 1 in 20 years mentioned in that sub-paragraph; or

(c)	by the substitution in sub-paragraph 4(b) of a higher probability than the 1 in 50 years mentioned in that sub-paragraph,

the Authority may, subject to paragraph 6, make such modifications by a notice which-

(i)	is given and published by the Authority for the purposes of this condition generally, and

(ii)	specifies the modifications and the date on which they are to take effect.

6.	Paragraph 4(a) shall only be modified if, at the same time, the Authority makes similar modifications to –

(a)	paragraph 2(b) of standard condition 16 (Pipe-line System Security Standards) of the standard conditions of gas transporters’ licences; and

(b)	sub-paragraph (b) of the definition of “security standards” in standard condition 1 (Definitions and Interpretation) of the standard conditions of gas shippers’ licences.

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Condition 33. Last Resort Supply: Security for Payments

1.	The licensee shall establish and maintain arrangements (“security arrangements”) in accordance with this condition.

2.	If licensed to supply gas to domestic customers, the licensee shall establish security arrangements by -

(a)	taking out a bond or other instrument approved by the Authority; or

(b)	making other arrangements as the Authority may approve,

to secure such sum of money as is calculated in accordance with principles determined by the Authority and notified to the licensee but in any case not exceeding the maximum sum set out in paragraph 7.

3.	The security arrangements established by the licensee shall provide that, in the event of the Authority giving directions to one or more other gas suppliers under standard condition 29 (Supplier of Last Resort) as incorporated in those suppliers’ licences to supply the licensee’s domestic customers, there shall be payable, to such person as the Authority may appoint (“the trustee”), such sums, or instalments of sums, as the trustee may (after consulting the Authority) request, subject, however, to paragraphs 4 and 5.

4.	The Authority may, at any time, vary the principles determined under paragraph 2 following consultation with the licensee, all other suppliers and the Consumer Council.

5.	The licensee shall maintain the security arrangements and shall –

(a)	ensure that the arrangements are not terminated or varied (save for the purpose of extending their duration or in accordance with sub-paragraph (b)) other than with the prior consent of the Authority; and

(b)	at least once in each year –

(i)	consider whether the sum secured by the arrangements requires to be revised in order to ensure that it continues to be set in compliance with the principles determined by the Authority (as varied from time to time); and

(ii)	where such sum requires revision, establish and thereafter maintain additional or amended arrangements with the approval of the Authority.

6.	Where the Authority reasonably considers that the security arrangements established and maintained by the licensee do not secure a sum calculated in accordance with the principles determined by the Authority (as varied from time to time), it may at any time,

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issue a direction to the licensee requiring the licensee to establish and thereafter maintain additional or amended arrangements to secure such sums as may be specified in the direction.

7.	The maximum sum referred to in paragraph 2 shall be determined for each calendar year and shall be the aggregate of –

(a)	the number of domestic premises expected to be supplied in that year multiplied by the specified amount

and

(b)	the amount of gas expected to be supplied (expressed in kilowatt hours) in that year multiplied by the specified amount.

8.	For the purposes of paragraph 7, the “specified amount” shall be the amount approved by the Authority in accordance with paragraph 9, not exceeding –

(a)	in the case of sub-paragraph (a) of paragraph 7, £4 per premises (as adjusted for inflation); and

(b)	in the case of sub-paragraph (b) of paragraph 7, 0.05 pence per kilowatt hour (as adjusted for inflation).

9.	The Authority may, in respect of any relevant year, approve for the purposes of this condition generally a sum as the specified amount. If it does so -

(a)	in the case of the calendar year beginning on 1 January 2001, not later than 1 month after the date on which the Secretary of State determines these standard conditions pursuant to sub-section 81(2) of the Utilities Act 2000; and

(b)	in the case of any subsequent calendar year, not later than 30 September in the previous year,

and where the Authority fails to approve a sum in respect of any year, the specified amount for that year shall be the sum which it last so approved in respect of a previous year.

10.	The purposes of paragraph 8, each of the amounts referred to in sub-paragraphs (a) and (b) shall be adjusted for inflation in respect of each calendar year by multiplying that amount by x, where x is obtained by dividing the retail price index for 1 October in that year by the retail price index for 1 October 2001

11.	In paragraph 10, the “retail price index” is a reference to the general index of retail prices (for all items) published by the Office for National Statistics; and if that index is not published for any month that reference shall be read as a reference to any substituted index or index figure published by that Office for that month.

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Condition 34. Metering Arrangements for Domestic Customers

1.	Subject to paragraph 7, the licensee shall not be required by standard condition 32 (Duty to Supply Domestic Customers) to supply or continue to supply gas to a domestic customer, or to offer a new contract except on terms that, if the customer takes his supply through a meter which belongs to him or is lent or hired to him otherwise than by the licensee or by the relevant transporter or if the meter is ordinarily to be read in accordance with arrangements made otherwise than by the licensee, the meter or the arrangements in question are acceptable to the licensee.

2.	The licensee shall, if so requested by one of its domestic customers or a person who has agreed to become such a customer, arrange for the provision to that customer of a meter owned by it or the relevant transporter which is of an appropriate type for registering the quantity of gas supplied to him by -

(a)	arranging with the relevant transporter for the meter owned by it and installed in the premises to remain in place;

(b)	arranging with the owner of the meter installed in the premises to purchase or otherwise acquire that meter and for it to remain in place;

(c)	arranging for the installation of a meter where there is no meter in place, or the meter in place is inappropriate or cannot be purchased or acquired on reasonable terms; or

(d)	making such other arrangements for the provision of a meter as may be agreed between the licensee and the customer.

3.	Where the licensee is obliged under paragraph 2 to arrange for the provision of a meter to a domestic customer, it shall not require, as a condition of making such an arrangement as is mentioned in sub-paragraph 2(a), (b) or (c), that the customer takes the meter otherwise than on hire or loan.

4.	Where a domestic customer of the licensee hands over to it a meter which is owned by the relevant transporter, the licensee shall so inform that transporter, through the relevant shipper (or, if the holder of this licence is that shipper, direct), and hold the meter to the transporter’s order for a period of one month in the condition in which it was received and with the index unaltered.

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5.	Where -

(a)	in pursuance of arrangements made by the licensee, any meter is connected with a service pipe through which gas is conveyed to premises in relation to which the licensee is, or is about to become, a relevant supplier and the person making the connection is not an approved meter installer; or

(b)	the licensee receives -

(i)	such a notice of a proposed connection as is mentioned in sub-paragraph (1) of paragraph 12 of Schedule 2B to the Act, whether or not it is followed by such information as is mentioned in sub-paragraph (3) of that paragraph; or

(ii)	a copy of such a notice or of any such information which has been received by the relevant transporter,

and it is not stated in the notice or information that the connection will be, or has been, made by an approved meter installer,

the licensee shall use its reasonable endeavours to secure that, within the required period mentioned in paragraph 6(b), an approved meter installer inspects the connection and, if he finds it unsatisfactory, carries out any appropriate remedial work.

6.	For the purposes of paragraph 5-

(a)	“approved meter installer” means -

(i)	a person approved by the Authority as possessing expertise satisfactorily to connect a meter and so ensure that the gas supplied through it is duly registered (“the requisite expertise”) or a person of a class or description of persons so approved; or

(ii)	an undertaking approved by the Authority as having staff possessing the requisite expertise,

and, for the purposes of this definition, “approved by the Authority” means approved by it for the purposes of this condition generally and “staff” includes officers, servants and agents, and

(b)	the required period is the period of 90 days, beginning with the day following that on which the connection was made as mentioned in paragraph 5(a) or, as the case may be, with the day following that specified in the notice or information (or copy thereof) mentioned in paragraph 5(b) as that on which the connection would be, or was, made.

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7.	The licensee shall not, in the case of a domestic customer -

(a)	refuse to accept a meter the use of which does not contravene section 17 of the Act and which is appropriate for registering the quantity of gas supplied, except on the ground that -

(i)	the licensee requires the supply to be taken through a prepayment meter and the meter is not one of that type or, if it is, its calibration or the arrangements for dealing with pre-payments are not acceptable to the licensee; or

(ii)	the meter does not offer the facilities requisite for the purposes of the contract or having regard to its terms, or

(b)	refuse to accept arrangements made by the customer for the ordinary reading of the meter which comply with such requirements, designed to secure the accurate reading of the meter and prompt transmission of data in an appropriate form, as are set out in such document or variation thereof (“the Gas Meter Reading and Inspection Code”) as may be designated in writing, for the purposes of this condition generally, by the Authority following consultation with gas suppliers, gas shippers, gas transporters and such other persons as the Authority considers appropriate.

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Condition 35. Code of Practice on Payment of Bills and Guidance for Dealing with Customers in Difficulty

1.	The licensee shall, no later than the date on which this condition takes effect pursuant to the provisions of standard condition 2 (Application of Section C (Domestic Supply Obligations)), prepare and submit to the Authority for its approval a code of practice concerning the payment of gas charges by its domestic customers, including appropriate guidance for the assistance of such customers who, through misfortune or inability to cope with gas supplied on credit terms, may have difficulty in paying such bills.

2.	The code of practice shall include procedures by which the licensee can distinguish, so far as is reasonably practicable, customers in such difficulty (the “relevant customers with payment difficulties”) from others in default and by which the licensee can:

(a)	provide general information as to how relevant customers with payment difficulties might reduce their bills in the future by the more efficient use of gas;

(b)	where such a facility is available, accept in payment for gas supplied sums which are deducted at source from social security benefits payable to relevant customers with payment difficulties;

(c)	detect failures by relevant customers with payment difficulties to comply with arrangements entered into for paying by instalments charges for gas supplied;

(d)	make such arrangements so as to take into account the customers’ ability to comply with them;

(e)	ascertain, with the assistance of any information provided by other persons or organisations, the ability of customers to comply with such arrangements; and

(f)	provide for customers who have failed to comply with such arrangements, or procure for them the provision of, a prepayment meter (where safe and practicable to do so).

3.	In the case of a relevant customer with payment difficulties, the licensee shall not cut off the supply of gas at such a customer’s premises for non-payment of charges otherwise than following compliance by the licensee with such procedures referred to in paragraph 2 above.

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4.	In formulating the procedures for the code of practice referred to at paragraph 2 the licensee shall have particular regard to –

(a)	the interests of relevant customers with payment difficulties who are of pensionable age (except those pensioners who fall within the description set out in sub-paragraph 1(a) of standard condition 37A (Pensioners Not to Have Supply of Gas Cut Off in Winter)) or disabled or chronically sick, and

(b)	to the purpose of avoiding, in so far as is practicable, the disconnection of premises occupied by such customers during the winter months of each year (that is to say the months of January, February, March, October, November and December in each year), and the procedures shall be designed for the achievement of such purpose.

5.	This condition is subject to the provisions of standard condition 27 (Preparation, Review of and Compliance with Statements and Customer Service Codes).

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Condition 36. Code of Practice on the Use of Prepayment Meters

1.	The licensee shall, no later than the date on which this condition takes effect pursuant to the provisions of standard condition 2 (Application of Section C (Domestic Supply Obligations)), prepare and submit to the Authority for its approval a code of practice concerning the use of prepayment meters by its domestic customers, including appropriate guidance for the assistance of its prepayment meter customers who wish to take a supply of gas on other terms.

2.	The code of practice shall set out the licensee’s policy on the installation of prepayment meters and shall include procedures by which the licensee will where appropriate-

(a)	provide general information for customers on the operation, usefulness, advantages and disadvantages of prepayment meters, including details of-

(i)	token outlets and card or key charging facilities within the areas supplied with gas by the licensee;

(ii)	the actions available to customers on the malfunction of a prepayment meter or a prepayment card or key; and

(iii)	any standards of performance (and associated payments) applying to the licensee in relation to premises supplied by it through prepayment meters;

(b)	arrange for the calibration of any prepayment meter provided in accordance with sub-paragraph (2)(f) of standard condition 35 (Code of Practice on Payment of Bills and Guidance for Dealing with Customers in Difficulty) so as to take into account, having due regard to all information available to the licensee (including any information provided by other persons or organisations), the relevant customer with payment difficulties’ ability to pay any charges due from him under the arrangements contemplated by that condition in addition to the other charges lawfully being recovered through the prepayment meter;

(c)	arrange for the recalibration of prepayment meters-

(i)	in the case of an individual customer, at the conclusion of any such arrangements applying to that customer; and

(ii)	generally, following changes in the price at which the licensee supplies gas to prepayment meter customers; and

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(d)	remove prepayment meters, setting out the timescale and conditions under which such removal might take place.

3.	This condition is subject to the provisions of standard condition 27 (Preparation, Review of and Compliance with Statements and Customer Service Codes).

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Condition 37. Provision of Services for Persons who are of Pensionable Age or Disabled or Chronically Sick

1.	The licensee shall, no later than the date on which this condition takes effect pursuant to the provisions of standard condition 2 (Application of Section C (Domestic Supply Obligations)), prepare and submit to the Authority for its approval a code of practice detailing the special services the licensee will make available for its domestic customers who are of pensionable age or disabled or chronically sick.

2.	The code of practice shall include arrangements by which the licensee will, on request of such customers, and in each case free of charge-

(a)	except in the case of a customer living with another person and such person is neither a pensioner nor a disabled or chronically sick person nor under 18 years of age, provide for the examination by a person possessing appropriate expertise at intervals of not less than 12 months of the safety of gas appliances and other gas fittings on the customer’s side of the meter at his premises, other than a fitting for the annual inspection of which a landlord of the customer is responsible in pursuance of regulations made under the Health and Safety at Work etc. Act 1974;

(b)	where reasonably practicable and appropriate-

(i)	provide special controls and adapters for gas appliances and meters (including prepayment meters) owned by the licensee or the relevant transporter;

(ii)	reposition meters; and

(iii)	provide for the transmission through the relevant shipper (or, if the holder of this licence is that shipper, direct) to the relevant transporter of any request by the customer for the relevant transporter to reposition any gas meter and (except where the holder of this licence is the relevant shipper) for the relevant shipper to be reimbursed by the licensee any payments made by it in respect of any reasonable expenses incurred by the relevant transporter in complying with the request;

(iv)	provide special means of identifying persons acting on behalf of the licensee;

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(v)	give advice on the use of gas, gas appliances and other gas fittings;

(vi)	send bills in respect of the supply of gas to any such customer to any person who is willing to be sent such bills and is nominated by that customer (without prejudice, however, to the right of the licensee to send such bills both to the customer and to the nominated person where that appears appropriate to the licensee); and

(vii)	provide, where neither the customer nor anyone living with him is able to read the gas meter, for the meter to be read once in each quarter and, without prejudice to paragraph 1 of standard condition 40 (Information Given to Domestic Customers), for the customer to be informed of the readings so obtained.

3.	The code of practice shall further include arrangements whereby the licensee will-

(a)	establish a list (the “Priority Service Register”) of those of its domestic customers who, by virtue of being of pensionable age or disabled or chronically sick, require information and advice in respect of the matters set out at paragraph 2;

(b)	notify its customers at least once each year of the existence of the Priority Service Register and of how domestic customers may be included on it;

(c)	maintain the Priority Service Register, comprising the relevant details of each customer who requests his inclusion on it and where requested, give to those of its own customers so registered, in respect of the matters set out at paragraph 2, such information and advice as may be appropriate and is of such nature as shall be set out in the code of practice; and

(d)	secure that the relevant transporter is provided with the information in the Priority Service Register in an appropriate form and at appropriate intervals.

4.	This condition is subject to the provisions of standard condition 27 (Preparation, Review of and Compliance with Statements and Customer Service Codes).

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Condition 37A. Pensioners Not to Have Supply of Gas Cut Off in Winter

1.	This condition shall apply in the case of any of the licensee’s domestic customers who, to the knowledge or reasonable belief of the licensee -

(a)	is of pensionable age and lives alone or with other persons all of whom are also of pensionable age or under 18 years of age;

(b)	is supplied with gas at domestic premises; and

(c)	is in default of his obligation to pay for gas so supplied through misfortune or inability to budget to meet bills for gas supplied on credit terms.

2.	Notwithstanding that sub-paragraph (3) of paragraph 7 of Schedule 2B to the Act (including that sub-paragraph as extended by sub-paragraph (4) thereof) applies by virtue of sub-paragraph (1) of the said paragraph 7 (or would so apply but for the fact that the premises in question are secondary sub-deduct premises), and notwithstanding the provisions of paragraph 3(j) of standard condition 32 (Duty to Supply Domestic Customers) the licensee shall not under the said sub-paragraph (3) or (in the case of secondary sub-deduct premises) in exercise of any analogous right cut off the supply of gas to such a customer’s premises during any winter period, that is to say, a period beginning with lst October in any year and ending with 31st March in the next following year.

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Condition 38. Provision of Services for Persons who are Blind or Deaf

1.	The licensee shall, by 1 November 2001 or the date on which this condition takes effect in this licence, whichever date is later, pursuant to the provisions of standard condition 2 (Application of Section C (Domestic Supply Obligations)), prepare and submit to the Authority for its approval a code of practice detailing the special services the licensee will make available for its domestic customers who are disabled by virtue of being blind or partially sighted, or deaf or hearing impaired.

2.	The code of practice shall include arrangements by which the licensee will, on request, in each case free of charge-

(a)	make available to its blind and partially sighted customers, by telephone or other appropriate means, information concerning the details of any bill relating to the supply of gas to them and a facility for enquiring or complaining in respect of any such bill or any service provided by the licensee; and

(b)	make available to its deaf and hearing impaired customers, being in possession of appropriate equipment, facilities to assist them in enquiring or complaining about any bill relating to the supply of gas to them or any service provided by the licensee.

3.	This condition is subject to the provisions of standard condition 27 (Preparation, Review of and Compliance with Statements and Customer Service Codes).

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Condition 39. Complaint Handling Procedure

1.	The licensee shall, by 1 November 2001 or the date on which this condition takes effect in this licence, whichever date is later, pursuant to the provisions of standard condition 2 (Application of Section C (Domestic Supply Obligations)), prepare and submit to the Authority for its approval a code of practice detailing the procedure for handling complaints from domestic customers about the manner in which the licensee conducts its supply business. Such code shall also establish a procedure for handling complaints from domestic customers which relate to any activity connected with the supply of gas not forming part of the supply business.

2.	Any such procedures established in accordance with this condition shall specify the periods within which it is intended that different descriptions of complaint should be processed and resolved.

3.	This condition is subject to the provisions of standard condition 27 (Preparation, Review of and Compliance with Statements and Customer Service Codes).

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Condition 40. Information Given to Domestic Customers

1.	The licensee shall keep each of its domestic customers informed as to the quantity or amount of gas shown in its records -

(a)	as having been registered by the meter through which the customer is supplied with gas, or

(b)	as having been estimated to have been supplied to the customer where a bill based on such an estimate has been rendered to him.

2.	It shall be a sufficient compliance with paragraph 1 if the information required by the paragraph in question is given on or with each bill or statement which is sent to a domestic customer in relation to the supply of gas or annually where the customer does not receive such a bill or statement.

3.	The licensee shall inform the domestic customer of the most recent meter reading if so requested.

4.	Where a bill or statement given to a domestic customer in relation to the supply of gas is expressed in terms of the amount of gas supplied, the licensee shall inform the customer in writing -

(a)	of the basis on which that amount is calculated from the quantity of gas supplied, and

(b)	if in making that calculation adjustments are made in respect of a temperature and pressure conversion factor within the meaning of regulations from time to time in force under section 12 of the Act, particulars of any such adjustments, by giving such information on or with each such bill or statement.

5.	The licensee shall keep each of its domestic customers informed -

(a)	that the Consumer Council can provide assistance in resolving complaints which the licensee has not resolved to the customer’s satisfaction; and

(b)	how the relevant office of the Consumer Council can be contacted,

by giving that information on, or with, each bill rendered or statement provided in respect of the supply of gas to such customers, and annually to each such customer to whom no such bills or statement are given.

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Condition 41. Terms for Supply of Gas Incompatible with Standard Conditions

1.	The licensee shall not enter into, or offer to enter into a variation of any domestic supply contract or deemed contract or supply gas under such a domestic supply contract or deemed contract for the supply of gas to a customer at domestic premises otherwise than on terms which comply with the licensee’s obligations under the licence.

2.	The licensee shall not enforce or take advantage of any term of a domestic supply contract or deemed contract for the supply of gas to a customer at domestic premises if -

(a)	the inclusion of that term was incompatible with its obligations under any of these conditions; or

(b)	the enforcement or the taking advantage of that term would be so incompatible.

3.	The licensee shall not take advantage of the omission of any term from a domestic supply contract or deemed contract for the supply of gas to a customer at domestic premises if that term was required to be included in the domestic supply contract or deemed contract in question by reason of these conditions.

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Condition 42. Domestic Supply Contracts

1.	A domestic supply contract is a contract for the supply of gas to domestic premises (as varied from time to time) which complies with the provisions of this condition.

2.	Without prejudice to its rights and obligations under the Act, the licensee shall not supply gas to domestic premises except under a domestic supply contract or a deemed contract.

3.	A domestic supply contract shall-

(a)	be in a standard form, save that there may be (reasonably) different forms for different areas, cases and circumstances;

(b)	set out all the terms and conditions, including terms as to price, on which the licensee will supply gas in the relevant case; and

(c)	contain terms reflecting the termination provisions of standard conditions 46 (Termination of Contracts on Notice) and 47 (Termination of Contracts in Specified Circumstances).

4.	The licensee shall determine the terms on which it is prepared to enter into a domestic supply contract and, for the purposes of this paragraph -

(a)	different terms may be determined for different cases or classes of cases, or for different areas;

(b)	terms as to charges may be expressed as subject to transportation adjustments within the meaning of paragraph 5 but, in such case, the licensee shall, if so requested by a domestic customer, give him particulars, so far as is reasonably practicable, of the transportation adjustments (if any) likely to be made to the charges in respect of the supply of gas to premises specified in the request;

(c)	the terms shall include ones which correspond, as nearly as may be (save in so far as they may provide for lower charges), to those of a deemed contract under paragraph 8 of Schedule 2B to the Act; and

(d)	so far as the terms provide for charges related to the amount of gas supplied they shall provide that the number of kilowatt hours supplied shall be calculated in the same manner as the number of kilowatt hours conveyed to the premises falls to be calculated in pursuance of section 12(1) of the Act or, where the premises in question are secondary sub-deduct premises, in the same manner as such number would have fallen to be so calculated if the gas had been conveyed to those premises by a gas transporter.

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5.	The reference in paragraph 4(b) to transportation adjustments is a reference to -

(a)	where the relevant shipper would be required by the relevant transporter to pay supplemental charges (within the meaning of standard condition 4C (Charging of Gas Shippers – Supplemental Connection Charges) of the standard conditions of gas transporters’ licences) in respect of particular premises in a designated area (within the meaning of that condition), an addition to the charges made in the case of those premises which equals those supplemental charges;

(b)	where, in relation to particular premises, the relevant transporter is not (subject to paragraph 8) Transco plc and the aggregate of the charges made by the relevant transporter and the relevant charges made by Transco plc in respect of the conveyance of the gas supplied to the premises exceeds the relevant charges made by Transco plc in respect of the conveyance of gas to comparable premises, an addition to the charges made in the case of those premises which equals that excess; and

(c)	where, in relation to particular premises, the relevant transporter is not (subject to paragraph 8) Transco plc and the relevant charges made by Transco plc in respect of the conveyance of gas to comparable premises exceed the aggregate of the charges made by the relevant transporter and the relevant charges made by Transco plc in respect of the conveyance of the gas supplied to the premises, a reduction in the charges made in the case of those premises which equals that excess;

and, for the purposes of sub-paragraphs (b) and (c), “relevant transportation charges” means so much of the charges in respect of the conveyance of gas as depend upon where it is taken out of the transporter’s pipe-line system and “comparable premises” means premises at which the reasonably expected consumption of gas is similar to that at the particular premises in question and which are situated in the same area of Great Britain as those premises.

6.	The terms of contract to supply gas to a domestic customer shall be agreed between the licensee and the customer and, subject to paragraph 7, the licensee shall ensure that those terms are in conformity with those for the time being determined under paragraph 4.

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7.	Where the licensee proposes, in pursuance of a single domestic supply contract, to supply to a domestic customer both gas and other goods or services relating to the supply or use of gas, the licensee shall ensure that the domestic supply contract identifies, separately, the charges to be made for the supply of gas, for other goods sold, for other goods provided on hire and for services.

8.	If the whole or a significant part of the pipe-line system operated by Transco plc on 1 March 1996 comes to be operated by another gas transporter (“the relevant system”) and that transporter (not being the relevant transporter) conveys by means of the relevant system the gas that is subsequently conveyed to particular premises by the relevant transporter then, in relation to those premises (or to any secondary sub-deduct premises in relation to which those premises are relevant primary sub-deduct premises), any reference in sub-paragraphs 5(b) or (c) to Transco plc shall have effect as if it were a reference to that other transporter; and the Authority shall determine any question arising under this paragraph as to whether a part of the pipe-line system operated by Transco plc on 1 March 1996 is a significant part thereof.

9.	Where a domestic supply contract may be terminated by a domestic customer by virtue of any provision included in that domestic supply contract in compliance with standard conditions 46 (Termination of Contracts on Notice) and 47 (Termination of Contracts in Specified Circumstances), the licensee may at its discretion accept a lesser period of notice than is specified in that provision.

10.	Nothing in this licence shall prevent the licensee from entering into a domestic supply contract which contains provisions for its termination that are additional to, and do not derogate from, the principles set out at standard conditions 46 (Termination of Contracts on Notice) and 47 (Termination of Contracts in Specified Circumstances).

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Condition 43. Contractual Terms - Methods of Payment

1.	Where the licensee offers to supply gas to domestic customers under a domestic supply contract, it shall have available forms of domestic supply contract which provide for the payment of charges for gas supplied to domestic premises:

(a)	by prepayment through a prepayment meter;

(b)	by different methods, including:

(i)	by cash, at such places and to such persons as are reasonable in all the circumstances; and

(ii)	by cheque, and

(c)	at a reasonable range of different intervals, including:

(i)	paying twice-monthly or fortnightly or more regularly, such sums as agreed;

(ii)	paying monthly a predetermined sum; and

(iii)	paying quarterly in arrears.

2.	Where the licensee supplies gas to domestic premises under a deemed contract, the terms of that contract shall include terms in respect of all the ways of making payments mentioned in sub-paragraph 1(b) and the frequencies mentioned in sub-paragraph 1(c). The foregoing shall not apply to deemed contracts made following a direction under paragraph 1 of standard condition 29 (Supplier of Last Resort).

3.	Before entering into any domestic supply contract (other than through a prepayment meter) the licensee shall inform the customer of and offer to enter into domestic supply contracts which comply with sub-paragraphs 1(b) and (c).

4.	The licensee shall process all requests for a supply of gas to domestic premises without undue preference or undue discrimination.

5.	The licensee shall send copies of each of the forms of domestic supply contract (as revised from time to time) under which it supplies or offers to supply gas-

(a)	on receipt of a request, to any person; and

(b)	not later than the date on which it first offers to supply gas under each such form of domestic supply contract (or revision thereof), to the Authority and the Consumer Council.

6.	The licensee shall prepare, in respect of each form of domestic supply contract-

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(a)	a document which sets out an accurate summary of the principal terms of that form of domestic supply contract; and

(b)	particulars of any inducements offered to any person entering into such a domestic supply contract which might reasonably be expected materially to affect the decision whether or not to enter into it.

7.	The licensee shall publish the documents and particulars referred to in paragraph 6 in a manner that will in the opinion of the licensee secure adequate publicity for them, and shall send copies of them to the Authority and the Consumer Council no later than the date on which they are published.

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Condition 44. Notification of Terms

1.	Before entering into any domestic supply contract the licensee shall take all reasonable steps to draw the attention of the customer to the principal terms of the domestic supply contract.

2.	Paragraph 3 below applies where a domestic supply contract has been entered into with, or an offer which is not within 5 days rejected by the licensee is made by, a domestic customer in the course of-

(a)	any visit by a representative of the licensee to the premises of the domestic customer;

(b)	any conversation in a place to which the public have access between a representative of the licensee and the domestic customer; or

(c)	any telephone conversation, or any internet or other electronic or telegraphic communication between the licensee and the domestic customer.

3.	Where this paragraph applies, the licensee shall (except where it has already done so) provide the domestic customer with a copy of the full terms of any domestic supply contract that has arisen, or which on acceptance will arise, between the licensee and the customer within 5 days after the domestic supply contract was entered into, or the offer was made by the customer.

4.	Subject to paragraph 5, the provisions of standard condition 32 (Duty to Supply Domestic Customers) and paragraph 1 of standard condition 34 (Metering Arrangements for Domestic Customers), the licensee shall at least 30 days before a domestic supply contract is due to expire or otherwise terminate, send to the domestic customer -

(a)	a written offer to enter into a new domestic supply contract for the supply of gas from the date of expiry of the existing domestic supply contract, drawing the attention of the domestic customer to the principal terms relevant to that offer;

(b)	an accurate summary of the principal terms of domestic supply contracts which the licensee will make available to the domestic customer;

(c)	details of how the domestic customer can obtain continuity of supply from the licensee; and

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(d)	the principal terms in writing of the deemed contract that would apply upon the expiry or termination of the domestic supply contract if no new domestic supply contract is agreed.

5.	Paragraph 4 shall not apply where:

(a)	the domestic customer has informed the licensee that he does not want a new domestic supply contract or wish to be supplied by the licensee after the expiry or termination of the existing domestic supply contract; or

(b)	it is not reasonable in all the circumstances for the licensee to be required to continue to supply that domestic customer and the licensee has (at least 30 days before the domestic supply contract is due to expire) both notified the domestic customer to that effect and informed him that if the domestic customer does not make arrangements to obtain a supply from another gas supplier, then the domestic customer’s supply will be under a deemed contract.

6.	Except in such cases or classes of cases as may be approved by the Authority, where a domestic supply contract allows for unilateral variation (in any respect) by the licensee and pursuant thereto the licensee varies any term to the significant disadvantage of the domestic customer or raises the charges, the licensee shall within 10 days of the variation give the customer written notice:

(a)	of the variation;

(b)	of the domestic customer’s right to terminate the contract; and

(c)	of the effect of paragraph 7.

7.	Where the domestic customer gives to the licensee a valid notice of termination within 14 days of receiving the notice under paragraph 6, the licensee shall treat the variation as ineffective and shall neither enforce nor take advantage of it.

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Condition 45. Security Deposits

1.	The licensee shall not, in respect of the supply of gas to any domestic customer, require a deposit-

(a)	where the domestic customer is prepared to be supplied through a prepayment meter and it is reasonably practicable in all the circumstances (including in particular the risk of loss or damage) for the licensee to provide such a meter; or

(b)	where it is otherwise unreasonable in all the circumstances to do so.

2.	Any deposit required of such a domestic customer may be 1 1/2 times the value of the average quarterly consumption of gas reasonably expected at the relevant premises, or more if that is reasonable in all the circumstances.

3.	Where the licensee requires a deposit from such a domestic customer it shall at the same time inform him of the effect of paragraphs 5 and 7.

4.	Where the licensee holds any deposit for more than a month, it shall pay the domestic customer simple interest on the deposit, at the rate which is from time to time equivalent to the base rate of Barclays Bank plc or, if there is no such base rate, not less than such base rate as the Authority may designate for the purposes thereof.

5.	Subject to paragraph 6, any deposit given by a domestic customer shall be repaid (with interest) by the licensee-

(a)	within 14 days where, in the previous 12 months, the domestic customer has paid all charges for gas supplied within 28 days of each written demand made; or

(b)	as soon as reasonably practicable, and in any event within 1 month, where the licensee has ceased to supply the domestic customer and he has paid all charges for gas supplied.

6.	Sub-paragraph 5(a) shall not apply where it is reasonable in all the circumstances for the licensee to retain the deposit.

7.	Any dispute arising under this condition between the licensee and a domestic customer may be referred by either party to the Authority. The Authority shall determine any such dispute, following such practice and procedure as it considers appropriate.

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8.	Paragraphs 9 and 10 shall apply where one gas supplier (“the transferor”), with the agreement of another gas supplier (“the transferee”), assigns to that other supplier its rights and liabilities under contracts for the supply of gas to particular domestic customers whose contracts allow of such assignment (“assignment” and “the transferred customers”).

9.	Where this paragraph applies and the licensee is the transferor, if it so elects, paragraph 5 shall not have effect in relation to a deposit on the licensee ceasing to supply a transferred customer by reason of a deposit assignment but it shall pass the deposit to the transferee, together with interest thereon calculated as provided in paragraph 4.

10.	Where this paragraph applies and the licensee is the transferee, paragraphs 4 and 5 shall have effect, in relation to any deposit passed to it by the transferee, as if the transferee were the same person in law as the transferor.

11.	For the purposes of this condition, any reference to a deposit is, except where the context otherwise requires, a reference to so much of the deposit as, from time to time, has not been applied to meet charges in respect of the supply of gas.

12.	Notwithstanding the definition of the expression “deposit” in standard condition 31 (Interpretation of Section C), the provisions contained in this condition shall not apply in relation to a payment which is not a deposit; but, in relation to a payment of any class or description which serves the like purpose as a deposit by way of security for the payment of charges, this condition shall have effect as if they contained such provisions, if any, as are designated by the Authority, for the purposes of this condition generally, as having, in the case of payments of that class or description, as nearly as may be and having regard to their nature, an effect corresponding to that of the said paragraphs in their application in relation to deposits.

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Condition 46. Termination of Contracts on Notice

1.	The licensee shall not enter into a domestic supply contract unless the domestic supply contract contains a term allowing the domestic customer to terminate the domestic supply contract at any time by-

(a)	giving to the licensee valid notice of termination; and

(b)	subject to paragraphs 5 and 6, paying to the licensee on demand a termination fee.

2.	A notice of termination is valid where it is given at least 28 days in advance of the date on which it is to take effect and where, not later than that date, the requirement of paragraph 3 is satisfied.

3.	The requirement of this paragraph is that either-

(a)	another gas supplier commences a supply of gas to the premises; or

(b)	the premises are disconnected or the supply of gas there is cut off because the domestic customer at those premises has ceased to require a supply.

4.	Each domestic supply contract shall provide that a notice of termination which is not valid shall not be effective to terminate such domestic supply contract.

5.	A termination fee shall not be demanded of a domestic customer where-

(a)	the domestic supply contract was terminated under any provision of standard condition 47 (Termination of Contracts in Specified Circumstances);

(b)	the domestic supply contract was one of indefinite length, and was terminated other than during a fixed term period;

(c)	the licensee notified the domestic customer, under paragraph 6 of standard condition 44 (Notification of Terms), of a unilateral variation of the domestic supply contract and the domestic customer gave notice of termination in accordance with paragraph 7 of that condition; or

(d)	the domestic supply contract was one to which paragraph 3 of standard condition 47 (Termination of Contracts in Specified Circumstances) applied and the licensee did not, before entering into it, take all reasonable steps to draw the attention of the customer to the effect of the term set out at that paragraph.

6.	Where a termination fee is payable, it shall be of an amount not greater than that which the licensee may in all the circumstances reasonably require.

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Condition 47. Termination of Contracts in Specified Circumstances

1.	The licensee shall not enter into a domestic supply contract unless the domestic supply contract provides that it will terminate:

(a)	on the date on which the domestic customer ceases to own or occupy the premises, having given the licensee at least 2 working days’ notice of that date; or

(b)	where the domestic customer has ceased to own or occupy the premises without giving the licensee such notice, on the first in time of:

(i)	the second working day after the domestic customer has given notice to the licensee;

(ii)	the next date on which the meter is due to be read; and

(iii)	the date on which gas is supplied to the premises, by the licensee or another gas supplier, under a domestic supply contract or deemed contract with a person other than the domestic customer.

2.	Each domestic supply contract shall provide that, where it is terminated by virtue of a term included in the domestic supply contract in compliance with paragraph 1, the domestic customer shall remain liable for any charges for the supply of gas until the date of termination.

3.	Any domestic supply contract which:

(a)	provides for the licensee to supply gas for a specified period of more than 12 months; or

(b)	contains an initial fixed term period (as defined in standard condition 31 (Interpretation of Section C)),

shall provide that it may be terminated immediately by the customer at any time within 5 working days of the date of the domestic supply contract.

4.	Where a domestic supply contract is for both the supply of gas and the provision of other goods or services:

(a)	any reference in standard conditions 46 (Termination of Contracts on Notice) and 47 (Termination of Contracts in Specified Circumstances) to its termination is a reference to its termination in respect of the supply of gas alone; and

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(b)	on its termination by virtue of any provision of standard conditions 46 (Termination of Contracts on Notice) and 47 (Termination of Contracts in Specified Circumstances), the licensee may require the domestic customer to give any reasonable security for the customer’s future compliance with those aspects of such contract as relate to the provision of goods and services.

5.	Where a domestic customer terminates a domestic supply contract or cease to take a supply by way of a deemed contract with the licensee for the supply of gas, the licensee shall not:

(a)	exercise any right to recover any meter owned by the licensee at, or by reason of, the termination of such domestic supply contract or the cessation of the supply by way of a deemed contract, or

(b)	authorise any of its officers to enter the domestic customer’s premises for the purpose of removing any such meter,

in the event that another gas supplier undertakes prior to the date of such termination or cessation to make an arrangement with the licensee on terms that the licensee receives such compensation (if any) as may be appropriate having regard to the value of the meter.

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Condition 48. Marketing of Gas to Domestic Customers

1.	This condition applies to the marketing activities of the licensee in respect of the supply or the proposed supply of gas conveyed through pipes to the premises of domestic customers.

2.	The licensee shall–

(a)	set up appropriate procedures for the selection of staff employed or engaged in roles the principal duties of which involve oral communication with domestic customers for the purposes of the marketing activities of the licensee;

(b)	take all reasonable steps to ensure that each and every such person is trained so as to have a sufficient understanding of–

(i)	the arrangements for competition in domestic gas supply in Great Britain; and

(ii)	the prices charged by, and the other terms of supply of, the licensee, in particular methods of payment, duration of contracts and termination fees;

such that any relevant advice given by them to domestic customers is not misleading;

(c)	take all reasonable steps to ensure that–

(i)	a domestic customer may readily identify the licensee whenever a representative of the licensee contacts the customer;

(ii)	a domestic customer will readily understand that he or she has entered into a domestic supply contract;

(iii)	any unsolicited contact made on behalf of the licensee with any customer takes place at a reasonable time; and

(d)	take all reasonable steps to ensure that any agents and sub-contractors of the licensee set up equivalent procedures and take equivalent steps to those set out in sub-paragraphs (a), (b) and (c).

3.	Paragraph 4 shall apply where a domestic supply contract has been signed or otherwise entered into by a domestic customer in the course of -

(a)	a visit by a representative of the licensee to the premises of a domestic customer;

(b)	a conversation in a place to which the public have access between a representative of the licensee and domestic customer; or

(c)	a telephone conversation between a representative of the licensee and a domestic customer.

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4.	Where this paragraph applies, the licensee shall, through a person other than a representative engaged in activities leading to the entering into domestic supply contracts between the licensee and any domestic customer, and not less than 24 hours nor more than 14 days after the making of the domestic supply contract in question –

use its reasonable endeavours to contact the domestic customer by telephone or by letter seeking his confirmation-

(i)	that he understands that he has entered into a domestic supply contract;

(ii)	that he is content to have entered into that contract; and

(iii)	that he is content with the way in which the sale was conducted;

(b)	if in the course of such telephone contact, or within a reasonable period of sending such a letter, the customer indicates that he is not content to have entered into the domestic supply contract and wishes to terminate it, take all reasonable steps to ensure that the domestic supply contract is terminated and, where reasonably practicable, that any proposed supplier transfer in relation to the domestic supply contract is not put into effect; and

(c)	if the response of the domestic customer, alone or when considered with the responses of other domestic customers, suggests weaknesses in the methods, systems or personnel employed or engaged by the licensee or its sub-contractors for the purpose of its marketing activities, ensure that all reasonable steps to remedy the matter are taken.

5.	Where gas is not to be supplied before the expiry of 60 days from the date on which the domestic supply contract was signed or otherwise entered into by the domestic customer, the licensee shall take reasonable steps during the period from that date until commencement of supply, to keep the domestic customer informed that he has entered into a domestic supply contract with the licensee.

6.	The procedures to be established by the licensee for dealing with complaints by domestic customers under standard condition 39 (Complaint Handling Procedure) shall provide in appropriate cases for the payment of compensation to domestic customers adversely affected by the failure of the licensee to perform its obligations under this condition.

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7.	The licensee shall keep a record of its compliance with its obligations under this condition including-

(a)	the contacting of domestic customers in pursuance of sub-paragraph 4(a) and the response of customers to such contact;

(b)	the termination of domestic supply contracts in pursuance of sub-paragraph 4(b); and

(c)	compensation paid in relation to failures under this condition under procedures mentioned in paragraph 6.

8.	Except as the Authority may determine for the purposes of this condition generally, the licensee shall, as soon as reasonably practicable after the end of each period of three months ending on 31 March, 30 June, 30 September and 31 December in every year, submit to the Authority and to the Consumer Council a report dealing with the matters mentioned in paragraph 7 in that period, and shall:

(a)	publish the report so submitted in such manner as will in the reasonable opinion of the licensee secure adequate publicity for it; and

(b)	send a copy of it free of charge to any person requesting one,

except that, in performing its obligations under sub-paragraphs (a) and (b), the licensee shall exclude from the report such information as appears to it to be necessary or expedient to ensure that, save where they consent, individual customers referred to therein cannot readily be identified.

9.	Reports in pursuance of paragraph 8 shall be presented, in so far as is reasonably practicable, in a standard format designated by the Authority for the purposes of this condition generally.

10.	Except as the Authority may approve-

(a)	for the purpose of protecting the interests of any domestic customer who, prior to 27 January 1998, may have made a payment in advance with a view to arranging a supply of gas; or

(b)	where any payment in advance is wholly or mainly for services other than arranging the supply of energy,

the licensee shall not enter into any commercial relations connected with supply of gas to any domestic customer with any person who has sought, after 27 January 1998, payment in advance (other than one governed by standard condition 45 (Security Deposits)) from

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any such domestic customer with a view to arranging a supply of gas and shall not enter into any contract for the supply of gas to any such domestic customer made through the agency (either for the licensee or for any domestic customer) of such a person.

11.	The licensee shall take all reasonable steps:

(a)	to establish management arrangements that facilitate the licensee in meeting its obligations under paragraphs 2 to 9 of this condition; and

(b)	to ensure that any agents and sub-contractors of the licensee take steps equivalent to those arrangements.

12.	This condition shall cease to have effect on a date (“the termination date”) which shall be 31st March 2002 provided that:

(a)	if the Authority, after consultation with all gas suppliers whose licences have this condition in effect and the Consumer Council, gives notice for the purposes of this condition generally:

(i)	by publishing the notice in such manner as the Authority considers appropriate for the purpose of bringing it to the attention of persons likely to be affected by it, and

(ii)	by sending a copy of the notice to every such gas supplier, to the Secretary of State and to the Consumer Council,

that it considers that the development of competition is such as to require the continuation of any part of this condition until such date not later than two years from the termination date as may be specified in the notice (the “new termination date”), then such part of this condition as may be specified in the notice shall continue to apply as if for the termination date there were substituted the new termination date; and

(b)	notice under sub-paragraph (a) may be given on more than one occasion.

13.	In this condition, except where the context otherwise requires:

“marketing activities”	means any activity of the licensee directed at or incidental to the identification of and communication with domestic customers supplied or to be supplied with gas by the licensee and includes entering into domestic supply contracts with domestic customers;

“representative”	in relation to the licensee means any person directly or indirectly authorised to represent the licensee in its dealings with domestic customers.

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Condition 48A. Transfer of Domestic Customers of a Supply Business

1.	Subject to paragraph 2, the licensee shall not transfer to another person (“the supply business transferee”) all or part of its business comprising the supply of gas to domestic customers at any premises (“the transferred business” and “relevant premises”) unless -

(a)	the Authority is satisfied that the supply business transferee -

(i)	is or will be licensed to supply gas to the relevant premises from the proposed date of the transfer; and

(ii)	will have the technical and financial capability to comply with the conditions of its licence (subject to any such modifications as are contemplated by sub-paragraph (b)) in respect of the supply of gas to the relevant premises, and

(b)	if the licensee’s licence contains additional conditions which affect the transferred business and, in the opinion of the Authority, are for the purpose of protecting the interests of domestic consumers -

(i)	the supply business transferee has given the Authority its consent to the modification of the conditions of its licence by way of the insertion of like conditions or ones having the like effect, taking account of the purposes of those additional conditions; and

(ii)	the licensee has given the Authority its consent to the modification of those additional conditions so far as is necessary or expedient to give continued effect to the purposes of those conditions, in each case, unless the Authority otherwise accepts, by such date before the day of the proposed transfer as allows the Authority a reasonable period within which to make the modifications in question with effect from that day.

2.	Nothing in this condition shall prevent the licensee from transferring all or part of its business where it transfers to the supply business transferee its licence either generally or so far as relating to the premises in accordance with section 8AA of the Act.

3.	In this condition, references to “additional conditions” are references to conditions of the licensee’s licence which are additional to, or other than, these conditions.

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Condition 49. Assignment of Outstanding Charges

1.	Subject to standard condition 50 (Modification of Provisions under Standard Condition 49), paragraph 2 shall apply where-

(a)	the licensee has commenced the supply of gas to a domestic customer at any domestic premises at which gas was previously last supplied to such a domestic customer by another gas supplier (“the first supplier”);

(b)	any domestic customer has failed to pay, within 28 days of the making of a demand in writing therefor, charges due to the first supplier in respect of the previous supply of gas at those or any other premises, other than charges which, before the time when the first supplier became aware of the proposed supplier transfer or the time of the implementation of that proposed transfer, whichever is the earlier -

(i)	had become due to the first supplier;

(ii)	had been demanded in writing; and

(iii)	had remained unpaid for not less than 28 days after the making of the demand, (“excepted charges”) save that if at, or within 14 days of, that time it reasonably appeared to the first supplier that payment had been made of particular charges for the supply of gas but they had, in fact, not been paid (for example, where a cheque tendered in payment was subsequently dishonoured), those charges shall not be excepted charges for the purposes of this sub-paragraph; and the charges first mentioned in this sub-paragraph, other than excepted charges, are hereinafter referred to as “the charges in question”;

(c)	that person has been notified by the first supplier, at least 14 days before it gives to the licensee such a notice as is mentioned in paragraph 2, that it proposes to assign the debt to the licensee and that, if he has a contract or deemed contract with the licensee which so provides, the licensee may be entitled to recover from him costs in respect of the recovery of the debt, and

(d)	that person either is supplied with gas by the licensee at the premises referred to in sub-paragraph (a) or is in occupation of those premises on the date on which the licensee receives such a notice as is mentioned in paragraph 2.

2.	Where this paragraph applies, if, within 90 days of the licensee commencing to supply gas to the premises, the licensee receives written notice from the first supplier stating -

(a)	the amount of the charges in question which remains unpaid;

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(b)	that the first supplier had used its reasonable endeavours to recover the amount of the charges in question which still remained unpaid 42 days after the demand therefor was made, and

(c)	that the first supplier intends to assign the debt attributable to the unpaid charges to the licensee,

the licensee shall, in consideration of such assignment and within 60 days thereof, pay to the first supplier the amount of such debt less (unless those costs are recoverable as mentioned in paragraph 1(c)) the licensee’s reasonable administrative costs likely to arise in recovering the debt from the domestic customer in question, except that this obligation shall be limited to an amount not greater than one third of that of the charges -

(i)	in respect of the amount of gas supplied to the premises in question (by the first supplier or some other gas supplier) in the year ending with the day on which the first supplier ceased to supply gas at those premises, or

(ii)	if that amount is not known, in respect of the amount of gas reasonably expected to be supplied to the premises in question in the year beginning with the day on which the licensee commenced to supply gas thereat, calculated, in either case, on the basis on which the first supplier calculated charges in the domestic customer’s case immediately before it ceased to supply gas to the premises.

3.	For the purposes of paragraph 2, the domestic customer in question shall not be regarded as having failed to pay any charges for the supply of gas as at a particular date to the extent that any amount demanded by the first supplier is genuinely in dispute and the dispute does not relate to the volume of gas which was shown on the register of the gas meter through which the supply was taken when the first supplier ceased to supply gas to the premises.

4.	In paragraphs 1 and 2, references to charges for the supply of gas, however expressed, do not include references to charges made in respect of the provision of a gas meter.

117

Condition 50. Modification of Provisions under Standard Condition 49 (Assignment of Outstanding Charges)

1.	Where, having regard to any representations made to the Authority, it appears to the Authority that, in relation to any particular class or description of cases -

(a)	the application of paragraph 2 of standard condition 49 (Assignment of Outstanding Charges) or the possibility of its coming to apply, does not significantly reduce the number of unrecovered debts which might otherwise be expected; or

(b)	the application of paragraph 2 of standard condition 49 (Assignment of Outstanding Charges) and the recovery, or attempted recovery, of assigned debts involves expenditure by the gas suppliers concerned which is disproportionate to the reduction in the aggregate amount of unrecovered debts which might otherwise be expected, it may provide that paragraph 2 of standard condition 49 (Assignment of Outstanding Charges) shall, subject to paragraph 2 below, cease to have effect in relation to that class or description of cases; and any such provision shall be made by a notice which

(i)	is given and published for the purposes of this condition generally; and

(ii)	specifies the date on which the provision is to take effect.

2.	Notwithstanding that the Authority has, in pursuance of paragraph 1, provided that paragraph 2 of standard condition 49 (Assignment of Outstanding Charges) should cease to have effect in relation to a particular class or description of cases, it may, having regard to any representations made to it, provide that paragraph 2 of standard condition 49 (Assignment of Outstanding Charges) shall again have effect in relation thereto if it appears to it that the view it took as respects the matters mentioned in sub-paragraphs (a) and (b) of paragraph 1 is no longer justified; and any such provision shall be made by a notice which -

(a)	is given and published for the purposes of this condition generally at least 3 months before the date specified for the purposes of sub-paragraph (b), and

(b)	specifies the date on which the provision is to take effect and, accordingly, on which paragraph 2 of standard condition 49 (Assignment of Outstanding Charges) is again to have effect in relation to the class or description of cases in question.

118

SECTION D. SUPPLY SERVICES OBLIGATIONS

Condition 51. Not used

119

Condition 52. Regulatory Accounts

1.	The following paragraphs of this condition apply for the purpose of ensuring that the licensee (and any affiliate or related undertaking) maintains accounting and reporting arrangements which enable regulatory accounts to be prepared showing the financial affairs of the supply business and each separate business.

2.	The licensee shall -

(a)	keep or cause to be kept for the period referred to in section 225(5)(b) of the Companies Act 1985 and in the manner referred to in that section such accounting records in respect of the supply business and each separate business as would by section 221 of the Companies Act 1985 be required to be kept in respect of each such business if it were carried on by a separate company, so that the revenues, costs, assets, liabilities, reserves and provisions of, or reasonably attributable to, the supply business and to each separate business are separately identifiable in the accounting records of the licensee (and any affiliate or related undertaking) from those of any other business (whether or not a separate business) of the licensee;

(b)	prepare on a consistent basis from such accounting records in respect of:

(i)	each financial year, accounting statements comprising a profit and loss account, a statement of total recognised gains and losses, a balance sheet, and a cash flow statement, together with notes thereto showing separately in respect of the supply business and each separate business and in appropriate detail the amounts of any revenue, cost, asset, liability, reserve or provision which has been either:

(aa)	charged from or to any other business (whether or not a separate business) of the licensee together with a description of the basis of that charge; or

(bb)	determined by apportionment or allocation between the supply business and any other business of the licensee or between any separate businesses of the licensee together with a description of the basis of the apportionment or allocation; and

120

(ii)	the first six months of each financial year, an interim profit and loss account in respect of the supply business and each separate business; and

(iii)	each financial year, sufficient accounting information in respect of the supply business and each separate business to allow the preparation of consolidated accounting statements for the supply business and each separate business of the licensee or, where applicable, the ultimate holding company of the licensee. Such information shall include a profit and loss account, a statement of total recognised gains and losses, a balance sheet, and a cash flow statement together with notes thereto for each of the supply business and separate business.

(c)	procure, in respect of the accounting statements prepared in accordance with this condition in respect of each financial year, a report by the auditors and addressed to the Authority stating whether in their opinion those statements have been properly prepared in accordance with this condition and give a true and fair view of the revenues, costs, assets, liabilities, reserves and provisions of, or reasonably attributable to, the supply business and to each separate business to which the statements relate; and

(d)	deliver to the Authority a copy of the account referred to in sub-paragraph (b)(ii), the auditors’ report referred to in sub-paragraph (c), the accounting statements referred to in sub-paragraph (b)(i) and the accounting information referred to in sub-paragraph (b)(iii), as soon as reasonably practicable, and in any event not later than three months after the end of the period to which it relates in the case of the account referred to in sub-paragraph (b) (ii) and six months after the end of the financial year to which they relate in the case of the accounting statements, auditor’s report and accounting information referred to in sub-paragraphs (b)(i), (b)(iii) and (c);

provided always that the obligations set out in this paragraph 2 shall not apply where they have already been discharged by the licensee in respect of each separate business pursuant to any other licence.

3.	Unless the Authority so specifies in directions issued for the purposes of this condition, or with the Authority’s prior written approval, the licensee shall not in relation to the accounting statements in respect of a financial year change the bases of charge or apportionment or allocation referred to in sub-paragraph 2(b)(i) from those applied in respect of the previous financial year.

121

4.	Where, in relation to the accounting statements in respect of a financial year, the licensee has changed such bases of charge or apportionment or allocation from those adopted for the immediately preceding financial year, the licensee shall, if so directed in directions issued by the Authority, in addition to preparing accounting statements on those bases which it has adopted, prepare such accounting statements on the bases which applied in respect of the immediately preceding financial year.

5.	Accounting statements and information in respect of a financial year prepared under sub-paragraphs 2(b)(i) and 2(b)(iii) shall, so far as reasonably practicable and unless otherwise approved by the Authority having regard to the purposes of this condition-

(a)	have the same content and format (in relation to the supply business and each separate business) as the statutory accounts of the licensee prepared under section 226 and, where appropriate, section 227 of the Companies Act 1985 and conform to the best commercial accounting practices including all relevant accounting standards issued or adopted by the Accounting Standards Board currently in force;

(b)	state the accounting policies used; and

(c)	with the exception of the part of such statements and information which shows separately the amounts charged, apportioned or allocated and describes the bases of charge or apportionment or allocation respectively, be published with the statutory accounts of the licensee.

6.	Unless the accounting statements and information prepared under sub-paragraph 2(b)(i) and 2(b)(iii) are prepared on the current cost basis as provided by the alternative accounting rules, the licensee shall, unless otherwise agreed by the Authority, in addition to preparing those accounting statements under that paragraph, prepare accounting statements for each separate business covering the same period, which shall comprise and show separately-

(a)	a profit and loss account, a statement of total recognised gains and losses, a balance sheet, and a cash flow statement, together with notes thereto, which shall:

(i)	include in respect of current cost assets amounts determined on the current cost basis as provided by the alternative accounting rules; and

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(ii)	show or disclose the information and other matters required by the alternative accounting rules to be shown or disclosed in accounts where the amounts included in respect of assets covered by any items shown in those accounts have been determined on any basis mentioned in paragraph 31 of section C of Part II of Schedule 4 to the Companies Act 1985;

(b)	in respect of the supply business and each separate business the adjusted amount of any such provision for depreciation as is referred to in paragraph 32(2) of section C of Part II of Schedule 4 to the Companies Act 1985 and the items shown in the profit and loss account of the supply business and each separate business for the relevant period which are affected by the determination of amounts on the current cost basis as provided by the alternative accounting rules, including the profit (or loss) before taxation; and

(c)	such other current cost information as is referred to in the handbook as the Authority may reasonably require;

and shall deliver the same, together with an auditors’ report prepared in relation to the current cost basis accounting statements in the form referred to in sub-paragraph 2(c), to the Authority within the time limit referred to in sub-paragraph 2(d), and shall (with the exception of the part of such statements and information which shows separately the amounts charged, apportioned or allocated and describes the bases of charge or apportionment or allocation respectively) publish the same with the statutory accounts of the licensee.

7.	References in this condition to costs or liabilities of, or reasonably attributable to, the supply business or to any separate business shall be construed as excluding taxation and capital liabilities which do not relate solely to the supply business or any separate business (as the case may be), and interest thereon; and references to any profit and loss account shall be construed accordingly.

8.	Without prejudice to paragraph 5 of this licence, references in this condition to sections of the Companies Act 1985 are references to those provisions as amended, substituted or inserted by the relevant provisions of the Companies Act 1989 and if such provisions of the Companies Act 1989 are not in force at the date of the grant of this licence shall be construed as if such provisions were in force at such date.

123

9.	For the purposes of paragraph 6-

	“alternative accounting rules”	means the rules set out in section C of Part II of Schedule 4 to the Companies Act 1985.

	“current cost assets”	means assets of any description mentioned in paragraph 31 of section C of Part II of Schedule 4 to the Companies Act 1985.

	“the handbook”	means the handbook issued by the Accounting Standards Committee of the Consultative Committee of Accounting Bodies (CCAB Limited) or any successor body entitled “Accounting for the effects of changing prices: a Handbook” in its current edition for the time being or in the event that no such handbook shall be in issue such guidance or publication as may be issued in replacement or substitution therefore;

	“separate business”	means any other business other than the supply business whether carried on by the licensee, an affiliate or related undertaking of the licensee.

10.	For the purposes of this condition:

	“regulatory accounts”	means the accounts required to be prepared by the licensee pursuant to this condition.

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Condition 52A. Change of Financial Year

1.	The definition of “financial year” in standard condition 1 (Definitions and Interpretation) shall, for the purpose only of the statutory accounts of the licensee, cease to apply to the licensee from the date the licensee sends a notice to the Authority for that purpose.

2.	Such notice:

(a)	shall specify the date from which, for the purpose set out at paragraph 1, the current and subsequent financial years of the licensee shall run; and

(b)	shall continue in effect until revoked by the licensee issuing a further notice.

3.	While the notice continues in effect the licensee shall procure the preparation of and shall deliver to the Authority audited group accounts for its group of companies for each financial year.

4.	Audited group accounts produced in accordance with paragraph 3:

(a)	shall comprise consolidated group accounts in respect of the group of companies;

(b)	shall, save insofar as is necessary to reflect a different financial year, have the same form and content as the statutory accounts of the licensee;

(c)	shall be accompanied by a report by the auditors and addressed to the Authority stating whether in their opinion the audited group accounts have been properly prepared in accordance with this condition and give a true and fair view of the state of affairs of the group of companies and of its profits or losses, total recognised gains or losses and cash flows during the financial year;

(d)	may, with the prior written consent of the Authority, omit or provide in a different form, specified in the consent, such information as may be specified in the consent; and

(e)	shall clearly disclose any differences between the accounting policies underlying the preparation of the statutory accounts of the licensee and the accounting policies underlying the preparation of the audited group accounts.

5.	The licensee may, for the purpose only of its statutory accounts, change its financial year from that previously notified by sending to the Authority a new notice pursuant to paragraph 1. Where the licensee sends the Authority a new notice the previous notice shall be revoked, as provided by sub-paragraph 2(b). The licensee’s financial year-end will change with effect from the date specified in the new notice. The new notice shall specify the licensee’s new financial year-end.

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6.	No provisions of this condition shall apply to the financial year of the licensee as defined in standard condition 1 (Definitions and Interpretation) for the purpose of accounts produced in compliance with standard condition 52 (Regulatory Accounts). No provisions of this condition shall affect the licensee’s obligations in respect of payment of licence fees under standard condition 4 (Payments by the Licensee to the Authority).

126

Condition 53. Not used

Condition 53A. Not used

Condition 54. Not used

Department of Trade and Industry

September 2001

127

SPECIAL CONDITIONS AND SCHEDULES

PART IV. THE SPECIAL CONDITIONS

There are no special conditions

128

SCHEDULE 1

SPECIFIED AREA

Great Britain

129

SCHEDULE 2

REVOCATION

1.	The Authority may at any time revoke the licence by giving no less than 30 days’ notice (24 hours’ notice, in the case of a revocation under sub-paragraph 1(f)) in writing to the licensee:

(a)	if the licensee agrees in writing with the Authority that the licence should be revoked;

(b)	if any amount payable under condition 4 (Payments by the Licensee to the Authority) is unpaid 30 days after it has become due and remains unpaid for a period of 14 days after the Authority has given the licensee notice that the payment is overdue - provided that no such notice shall be given earlier than the sixteenth day after the day on which the amount payable became due;

(c)	if the licensee fails:

(i)	to comply with a final order (within the meaning of section 28 of the Act) or with a provisional order (within the meaning of that section) which has been confirmed under that section and (in either case) such failure is not rectified to the satisfaction of the Authority within three months after the Authority has given notice in writing of such failure to the licensee - provided that no such notice shall be given by the Authority before the expiration of the period within which an application under section 30 of the Act could be made questioning the validity of the final or provisional order or before the proceedings relating to any such application are finally determined; or

(ii)	to pay any financial penalty (within the meaning of section 30A of the Act) by the due date for such payment and such payment is not made to the Authority within three months after the Authority has given notice in writing of such failure to the licensee - provided that no such notice shall be given by the Authority before the expiration of the period within which an application under section 30E of the Act could be made questioning the validity or effect of the financial penalty or before the proceedings relating to any such application are finally determined;

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(d)	if the licensee fails to comply with:

(i)	an order made by the Secretary of State under section 56, 73, 74 or 89 of the Fair Trading Act 1973; or

(ii)	an order made by the court under section 34 of the Competition Act 1998;

(e)	if the licensee:

(i)	has not within 3 years after the date on which this licence comes into force, commenced the supply of gas to any premises within the specified area in Schedule 1 to the licence; or

(ii)	has ceased to supply gas to all of those premises within the specified area in Schedule 1 for a period of 3 years;

(f)	if the licensee:

(i)	is unable to pay its debts (within the meaning of section 123(1) or (2) of the Insolvency Act 1986, but subject to paragraphs 2 and 3 of this schedule) or has any voluntary arrangement proposed in relation to it under section 1 of that Act or enters into any scheme of arrangement (other than for the purpose of reconstruction or amalgamation upon terms and within such period as may previously have been approved in writing by the Authority);

(ii)	has a receiver (which expression shall include an administrative receiver within the meaning of section 251 of the Insolvency Act 1986) of the whole or any material part of its assets or undertaking appointed;

(iii)	has an administration order under section 8 of the Insolvency Act 1986 made in relation to it;

(iv)	passes any resolution for winding-up other than a resolution previously approved in writing by the Authority; or

(v)	becomes subject to an order for winding-up by a court of competent jurisdiction; or

(g)	if the licensee is convicted of having committed an offence under section 43 of the Act in making its application for the licence.

2.	For the purposes of sub-paragraph 1(f)(i), section 123(1)(a) of the Insolvency Act 1986 shall have effect as if for “£750” there was substituted “£100,000” or such higher figure as the Authority may from time to time determine by notice in writing to the licensee.

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3.	The licensee shall not be deemed to be unable to pay its debts for the purposes of sub-paragraph 1(f)(i) if any such demand as is mentioned in section 123(1)(a) of the Insolvency Act 1986 is being contested in good faith by the licensee with recourse to all appropriate measures and procedures or if any such demand is satisfied before the expiration of such period as may be stated in any notice given by the Authority under paragraph 1.

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EXHIBIT 4.6

SP DISTRIBUTION LIMITED

CONFORMED DISTRIBUTION LICENCE

AUGUST 2003 WORKING COPY

August 2003 working copy - updated by SP Transmission and Distribution to reflect licence modifications up to August 2003

CONTENTS

PRELIMINARY

PART I - TERMS OF THE LICENCE.		1

PART II - THE STANDARD CONDITIONS		3

PART III - AMENDED STANDARD CONDITIONS		5

	CONSOLIDATED STANDARD CONDITIONS

SECTION A. INTERPRETATION, APPLICATION AND PAYMENTS		6

1.	Definitions and Interpretation	6

2.	Application of Section C (Distribution Services Obligations)	25

3.	Payments By Licensee to the Authority	28

SECTION B. GENERAL		31

4.	Basis of Charges for Use of System and Connection to System: Requirements for Transparency	31

4A.	Non-Discrimination in the Provision of Use of System and Connection to System	36

4B.	Requirement to Offer Terms for Use of System and Connection	37

4C.	Functions of the Authority	42

5.	Distribution System Planning Standard and Quality of Service	44

6.	Safety and Security of Supplies Enquiry Service	45

7.	Provision of Information about Theft or Abstraction of Electricity, Damage and Meter Interference	47

8.	Provisions Relating to the Connection of Metering Equipment	48

9.	Distribution Code	50

9A.	Compliance with other Distribution Codes	53

10.	Balancing and Settlement Code and NETA Implementation	54

11.	Change Co-ordination for NETA	57

12.	Settlement Agreement for Scotland	58

12A.	Compliance with the Trading Code in Scotland	59

13.	Change Co-ordination for the Utilities Act 2000	60

14.	Provision of the Metering Point Administration Service and Compliance with the Master Registration Agreement	62

14A	Basis of Charges for Metering Point Administration Services: Requirements for Transparency	64

14B	Non-Discrimination in the Provision of Metering Point Administration Services	66

14C	Requirement to Offer Terms for the Provision of Metering Point Administration Services	68

14D	Functions of the Authority	70

15.	Compliance with the Grid Codes	71

16.	Security Arrangements	72

17.	Provision of Services for Persons who are of Pensionable Age or Disabled or Chronically Sick	73

18.	Provision of Services for Persons who are Blind or Deaf	74

19.	Code of Practice on Procedures with Respect to Site Access	75

20.	Payments in Relation to Standards of Performance	76

21.	Complaint Handling Procedure	77

22.	Preparation, Review of and Compliance with Customer Service Codes	78

23.	Record of and Report on Performance	80

24.	Provision of Information to the Authority	81

25.	Long Term Development Statement	83

26.	Compliance with CUSC	86

27.	Not used	88

28.	Not used	88

29.	Disposal of Relevant Assets	89

30.	Not used	92

31.	Not used	92

SECTION C. DISTRIBUTION SERVICES OBLIGATIONS		93

32.	Interpretation of Section C (Distribution Services Obligations)	93

32A.	Convenience Customers	95

33.	Not used	96

34.	Compulsory Acquisition of Land etc	97

35.	Other Powers etc.	98

36.	Basis of Charges for Distributor Metering and Data Services: Requirements for Transparency	99

36A.	Non-Discrimination in the Provision of Distributor Metering and Data Services	101

36B.	Requirement to offer Terms for the Provision of Distributor Metering and Data Services	102

36C.	Functions of the Authority	105

37.	The Metering Point Administration Service and the Master Registration Agreement	107

38.	Establishment of a Data Transfer Service	109

39.	Restriction on Use of Certain Information and Independence of the Distribution Business	112

40.	Appointment of Compliance Officer	114

41.	Prohibition of Cross-Subsidies	117

42.	Regulatory Accounts	118

42A.	Change of Financial Year	123

43.	Restriction on Activity and Financial Ring Fencing	125

44.	Availability of Resources	128

45.	Undertaking from Ultimate Controller	131

46.	Credit Rating of Licensee	132

47.	Indebtedness	133

48.	Last Resort Supply: Payment Claims	136

49.	Incentive Scheme and Associated Information	140

	SPECIAL CONDITIONS AND SCHEDULES

A:	Interpretation	147

B:	Definitions	148

C:	Restriction of distribution charges	153

Annex A To Special Condition C (Restriction Of Distribution Charges)

Annex B To Special Condition C (Restriction Of Distribution Charges)

D:	Restriction of distribution charges: adjustments	161

E:	Information to be provided to the Authority in connection with the distribution charge restriction conditions	162

F:	Allowances in respect of security costs	166

G:	Duration of charge restriction conditions	171

Schedule A:	Supplementary provisions of the charge restriction conditions	173

Part A.	Principles for Attribution	173

Part B.	EHV premises	175

Part C.	Excluded services	176

Part D.	Regulated distribution unit categories	179

Part E.	Calculation of factor in respect of distribution losses	181

H:	Arrangements relating to supplies to premises within the licensee’s distribution services area	184

I:	The Settlement Agreement for Scotland	187

J:	Incentive Scheme: Calculation of charge restriction adjustment	182

SCHEDULE 1 - SPECIFIED AREA		199

SCHEDULE 2 - REVOCATION		200

SCHEDULE 3 - DISTRIBUTION SERVICES AREA		203

	CONSENTS AND DIRECTIONS

(01.04.92)	Consent issued under Condition 20 of Scottish Power UK plc licence now Standard Condition 29 of this licence	205

(19.04.00)	Direction issued under Condition 9 (of Part V) of the public electricity supply licence of Scottish Power UK plc now Standard Condition 39 of this licence	210

(19.04.00)	Direction issued under Condition 9 (of Part V) of the public electricity supply licence of Scottish Power UK plc now Standard Condition 39 of this licence and Condition 12 of the public electricity supply licence of Manweb plc	213

(28.07.01)	Direction issued under Condition 9 (of Part V) of the public electricity supply licence of Scottish Power UK plc now

	Standard Condition 39 of this licence; Condition 12 of the public electricity supply licence of Manweb plc and Condition 8A (of Part IV) of the Electricity Transmission Licence granted to Scottish Power UK plc	216

(01.10.01)	Consent issued under Standard Condition 47 of this licence	220

(01.10.01)	Consent issued under Standard Condition 47 of this licence and Annex thereto	222

(01.10.01)	General Consent issued under Standard Condition 29 of this licence	232

(20.11.01)	Consent issued under Standard Condition 47 of this licence	239

PRELIMINARY

PART I.

TERMS OF THE LICENCE

1.	This licence, treated as granted under section 6(l)(c) of the Electricity Act 1989 (“the Act”) authorises SP Distribution Limited (a company registered in Scotland under number SCI89125 (“the licensee”) whose registered office is situated at 1 Atlantic Quay, Robertson Street, Glasgow G2 8SP, to distribute electricity for the purpose of giving a supply to any premises or enabling a supply to be so given in the area specified in Schedule 1 during the period specified in paragraph 3 below, subject to -

(a)	the standard conditions of electricity distribution licences referred to in Part II below which shall have effect in the licence subject to such amendments (if any) as are set out in Part III below (together “the conditions”);

(b)	the special conditions, if any, set out in Part IV below (“the Special Conditions”); and

(c)	such Schedules hereto, if any, as may be referenced in the conditions, the Special Conditions or the terms of the licence.

2.	This licence is subject to transfer, modification or amendment in accordance with the provisions of the Act, the Special Conditions or the conditions.

3.	This licence, unless revoked in accordance with the terms of Schedule 2, shall continue until determined by not less than 25 years’ notice in writing given by the Authority to the licensee.

4.	The provisions of section 109(1) of the Act (Service of documents) shall have effect as if set out herein and as if for the words “this Act” there were substituted the words “this licence”.

5.	Without prejudice to sections 11 and 23(1) of the Interpretation Act 1978, Parts I to IV inclusive of, and the Schedules to, this licence shall be interpreted and construed in like manner as an Act of Parliament passed after the commencement of the Interpretation Act 1978.

1

6.	References in this licence to a provision of any enactment, where after the date of this licence -

(a)	the enactment has been replaced or supplemented by another enactment, and

(b)	such enactment incorporates a corresponding provision in relation to fundamentally the same subject matter,

shall be construed, so far as the context permits, as including a reference to the corresponding provision of that other enactment.

7.	Pursuant to paragraph 6 of standard condition 2 (Application of Section C (Distribution Services Obligations)) of the Electricity Distribution Licence the “distribution services area” is specified in Schedule 3 hereto.

Pursuant to a licensing scheme made by the Secretary of State under Part II of Schedule 7 to the Utilities Act 2000 on 28th September 2001 this licence was made and is treated as granted under section 6(1)(c) of the Electricity Act 1989.

2

PART II

THE STANDARD CONDITIONS

Standard conditions in effect in this licence

Section A	Section B	Section C
Standard condition 1	Standard condition 4	Standard condition 32

Standard condition 2	Standard condition 4A	Standard condition 32A

Standard condition 3	Standard condition 4B	Standard condition 34

	Standard condition 4C	Standard condition 35

	Standard condition 5	Standard condition 36

	Standard condition 6	Standard condition 36A

	Standard condition 7	Standard condition 36B

	Standard condition 8	Standard condition 36C

	Standard condition 9	Standard condition 37

	Standard condition 9A	Standard condition 38

	Standard condition 10	Standard condition 39

	Standard condition 11	Standard condition 40

	Standard condition 12	Standard condition 41

	Standard condition 12A	Standard condition 42

	Standard condition 13	Standard condition 42A

	Standard condition 14	Standard condition 43

	Standard condition 14A	Standard condition 44

	Standard condition 14B	Standard condition 45

	Standard condition 14C	Standard condition 46

	Standard condition 14D	Standard condition 47

	Standard condition 15	Standard condition 48

	Standard condition 16	Standard condition 44

	Standard condition 17	Standard condition 45

	Standard condition 18	Standard condition 46

	Standard condition 19	Standard condition 47

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Standard condition 20	Standard condition 48

Standard condition 21	Standard condition 49

Standard condition 22

Standard condition 23

Standard condition 24

Standard condition 25

Standard condition 26

Standard condition 29

Note: A copy of the current standard conditions of electricity distribution licences can be inspected at the principal office of the Authority. The above list is correct at the date of this licence but may be changed by subsequent amendments or modifications to the licence. The authoritative up-to-date version of this licence is available for public inspection at the principal office of the Authority.

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PART III

AMENDED STANDARD CONDITIONS

1.	Standard condition 1 (Definitions and Interpretation) shall be amended by the addition of the following text as an additional definition:-

““bulk supply point”	means any point at which electricity is delivered from a transmission system to any distribution system.”

2.	Standard condition 41 (Prohibition of Cross-Subsidies) shall be amended by the addition of the following text as a new paragraph 2 of that condition:

“2. Nothing which the licensee is obliged to do or not to do pursuant to this licence or any other document which grants a licence to the licensee under the Act, shall be regarded as a cross-subsidy for the purposes of this condition.”

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CONSOLIDATED STANDARD CONDITIONS

SECTION A. INTERPRETATION, APPLICATION AND PAYMENTS

Condition 1. Definitions and Interpretation

1.	In these standard conditions, unless the context otherwise requires:

the “Act”	means the Electricity Act 1989.

“affiliate”	in relation to the licensee means any holding company of the licensee, any subsidiary of the licensee or any subsidiary of a holding company of the licensee in each case within the meaning of section 736, 736A and 736B of the Companies Act 1985.

“alternative accounting rules”	for the purposes of standard condition 42 (Regulatory Accounts) only, has the meaning given in that condition.

“amendment”	for the purposes of standard condition 49 (Incentive Scheme and Associated Information) only, has the meaning given in that condition.

“Application Regulations”	means the Electricity (Applications for Licences and Extensions and Restrictions of Licences) Regulations 2001.

“appropriate time”	for the purposes of standard condition 39 (Restriction on Use of Certain Information and Independence of the Distribution Business) only, has the meaning given in that condition.

“auditors”	means the licensee’s auditors for the time being holding office in accordance with the requirements of the Companies Act 1985.

“authorised”	in relation to any business or activity means authorised by licence granted or treated as granted under section 6 or by exemption granted under section 5 of the Act.

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“authorised electricity operator”	means any person (other than the licensee) who is authorised to generate, transmit, distribute, or supply electricity and shall include any person who has made an application to be so authorised which application has not been refused and any person transferring electricity to or from or across an interconnector or Scottish interconnection or who has made an application for use of an interconnector or Scottish interconnection which has not been refused.

the “Authority”	means the Gas and Electricity Markets Authority established under section 1 of the Utilities Act 2000.

“BSC”	for the purposes of Section B only, has the meaning given in standard condition 10 (Balancing and Settlement Code and NETA Implementation).

“BSC Framework Agreement”	for the purposes of standard condition 10 (Balancing and Settlement Code and NETA Implementation) only, has the meaning given in that condition. for the purposes of standard condition 26 (Compliance

“bilateral agreement”	with CUSC) only, has the meaning given in that condition.

“bulk supply point”	Means any point at which electricity is delivered from a transmission system to any distribution system.

“charge restriction conditions”	for the purposes of standard condition 49 (Incentive Scheme and Associated Information) only, has the meaning given in that condition.

“charging review date”	for the purposes of standard condition 49 (Incentive Scheme and Associated Information) only, has the meaning given in that condition.

“competent authority”	for the purposes of standard condition 39 (Restriction on Use of Certain Information and Independence of the Distribution Business) only, has the meaning given in that condition.

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“confidential information”	for the purposes of standard condition 39 (Restriction on Use of Certain Information and Independence of the Distribution Business) only, has the meaning given in that condition.

“consolidated distribution business”	for the purposes of standard condition 42 (Regulatory Accounts) only, has the meaning given in that condition.

“construction agreement”	for the purposes of standard condition 26 (Compliance with CUSC) only, has the meaning given in that condition.

“Consumer Council ”	means the Gas and Electricity Consumer Council as established under section 2 of the Utilities Act 2000.

“convenience customers”	means customers supplied or requiring to be supplied at any premises which are (i) connected to the licensee’s distribution system; and (ii) situated within the distribution services area of a distribution services provider other than the licensee.

“core industry documents”	for the purposes of standard conditions 10 (Balancing and Settlement Code and NETA Implementation) and 11 (Change Co-ordination for NETA) only, has the meaning given in standard condition 10; and for the purposes of standard condition 26 (Compliance with CUSC) only, has the meaning given in that condition.

“cross-default obligation”	for the purposes of standard condition 47 (Indebtedness) only, has the meaning given in that condition.

“current cost assets”	for the purposes of standard condition 42 (Regulatory Accounts) only, has the meaning given in that condition.

“CUSC”	for the purposes of standard condition 26 (Compliance with CUSC) only, has the meaning given in that condition.

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“CUSC Framework agreement”	for the purposes of standard condition 26 (Compliance with CUSC) only, has the meaning given in that condition.

“customer”	means any person supplied or requiring to be supplied with electricity at any premises in Great Britain, but shall not include any authorised electricity operator in its capacity as such.

“data aggregation”	has the meaning given in standard condition 36B (Requirement to Offer Terms for the Provision of Distributor Metering and Data Services).

“data processing”	has the meaning given in standard condition 36B (Requirement to Offer Terms for the Provision of Distributor Metering and Data Services).

“data retrieval”	has the meaning given in standard condition 36B (Requirement to Offer Terms for the Provision of Distributor Metering and Data Services).

“data transfer service”	for the purposes of Section C only, has the meaning given in standard condition 32 (Interpretation of Section C (Distribution Services Obligations)).

“declared net capacity”	means, in relation to generation plant, the highest generation of electricity at the main alternator terminals which can be maintained for an indefinite period of time without causing damage to the plant, less so much of that capacity as is consumed by the plant.

“disposal”	for the purposes of standard condition 29 (Disposal of Relevant Assets) only, has the meaning given in that condition.

“distribution arrangements”	has the meaning given in standard condition 25 (Long Term Development Statement).

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“distribution business”	means a business of the licensee, or in relation to sub-paragraphs (a) and (b) below, and except to the extent otherwise specified by the authority in a direction to the licensee, any business of any affiliate or related undertaking of the licensee comprising:

(a) the distribution of electricity through the licensee’s distribution system, including any business in providing connections to such system;

(b)      the provision of the services specified in sub-paragraphs (c) and (d) of paragraph 1 of standard condition 36B (Requirement to Offer Terms for the Provision of Distributor Metering and Data Services); and

(c)      the provision of the services specified in sub-paragraphs (a) and (b) of paragraph 1 of standard condition 36B (Requirement to Offer Terms for the Provision of Distributor Metering and Data Services),

or any business ancillary thereto.

“Distribution Code”	means a distribution code required to be prepared by a licensed distributor pursuant to standard condition 9 (Distribution Code) and approved by the Authority as revised from time to time with the approval of the Authority.

“distribution licence”	means a distribution licence granted or treated as granted under section 6(1)(c) of the Act.

“distribution services area”	has the meaning given at sub-paragraph 5(b) of standard condition 2 (Application of Section C (Distribution Services Obligations)).

“Distribution Services Direction”	has the meaning given in standard condition 2 (Application of Section C (Distribution Services Obligations)).

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“distribution services provider”	means a licensed distributor in whose licence Section C has effect.

“distribution system”	means the system consisting (wholly or mainly) of electric lines owned or operated by an authorised distributor and used for the distribution of electricity from grid supply points or generation sets or other entry points (and bulk supply points in Scotland) to the points of delivery to customers or authorised electricity operators or any transmission company within Great Britain in its capacity as operator of a transmission system and includes any remote transmission assets (owned by a transmission licensee within England and Wales) operated by such distributor and any electrical plant, meters and metering equipment owned or operated by such distributor in connection with the distribution of electricity, but shall not include any part of a transmission system.

“distributor metering and data services”	for the purposes of Section C only, has the meaning given in paragraph 9 of standard condition 36B (Requirement to Offer Terms for the Provision of Distributor Metering and Data Services).

“domestic customer”	means a customer supplied or requiring to be supplied with electricity at domestic premises (but excluding such customer in so far as he is supplied or requires to be supplied at premises other than domestic premises).

“domestic premises”	means premises at which a supply is taken wholly or mainly for domestic purposes.

“Electricity Arbitration Association”	for the purposes of standard condition 39 (Restriction on Use of Certain Information and Independence of the Distribution Business) only, has the meaning given in that condition.

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“electricity supplier”	means any person authorised to supply electricity.

“estimated costs”	for the purposes of standard condition 3 (Payments by the Licensee to the Authority) only, has the meaning given in that condition.

“existing connection”	means, in relation to any premises, an existing connection to the licensee’s distribution system which does not require modification, or a new or modified connection to such system in respect of which all works have been completed, such that in either case electricity is able to be supplied to the premises in accordance with the terms of the relevant supply agreement.

“external distribution activities”	for the purposes of standard condition 39 (Restriction on Use of Certain Information and Independence of the Distribution Business) only, has the meaning given in that condition.

“financial year”	subject to standard condition 42A (Change of Financial Year) (where applicable), means a period of 12 months beginning on 1 April of each year and ending on 31 March of the following calendar year.

“Fuel Security Code”	for the purposes of Section B only, has the meaning given in standard condition 16 (Security Arrangements).

“generation set”	means any plant or apparatus for the production of electricity and shall where appropriate include a generating station comprising more than one generation set.

“Grid Code”	means the Grid Code which each transmission company is required to prepare and have approved by the Authority as from time to time revised with the approval of the Authority.

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“grid supply point”	means any point at which electricity is delivered from a transmission system to any distribution system.

“the handbook”	for the purposes of standard condition 42 (Regulatory Accounts) only, has the meaning given in that condition.

“holding company”	means a company within the meaning of sections 736, 736A and 736B of the Companies Act 1985.

“indebtedness”	for the purposes of standard condition 47 (Indebtedness) only, has the meaning given in that condition.

“information”	includes any documents, accounts, estimates, returns, records or reports and data in written, verbal or electronic form and information in any form or medium whatsoever (whether or not prepared specifically at the request of the Authority or the Consumer Council) of any description specified by the Authority.

“interconnection”	means:

the 275 kV and 400 kV circuits between and including the associated switchgear at Harker sub-station in Cumbria and the associated switchgear at Strathaven sub-station in Lanarkshire;

the 275 kV transmission circuit between and including the associated switchgear at Cockenzie in East Lothian and the associated switchgear at Stella in Tyne and Wear; and

the 400 kV transmission circuit between and including the associated switchgear at Torness in East Lothian and the associated switchgear at Stella in Tyne and Wear all as existing at the date on

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which the transmission licence comes into force as from time to time maintained, repaired or renewed, together with any alteration, modification or addition (other than maintenance, repair or renewal) which is primarily designed to effect a permanent increase in one or more particular interconnection capacities as they exist immediately prior to such alteration, modification or addition and as from time to time maintained, repaired or renewed; and

the 132 kV transmission circuit between and including (and directly connecting) the associated switchgear at Chapelcross and the associated switchgear at Harker sub-station in Cumbria; and the 132 kV transmission circuit between and including (and connecting, via Junction V) the associated switchgear at Chapelcross and the associated switchgear at Harker sub-station in Cumbria all as existing at the date on which the transmission licence comes into force and as from time to time maintained, repaired or renewed.

“interconnector(s)”	means the electric lines and electrical plant and meters owned or operated by a transmission company solely for the transfer of electricity to or from a transmission system into or out of England and Wales.

“investment”	for the purposes of Section C only, has the meaning given in standard condition 43 (Restriction on Activity and Financial Ring Fencing).

“investment grade issuer credit rating”	for the purposes of Section C only, has the meaning given in standard condition 46 (Credit Rating of Licensee).

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“licensed distributor”	means any holder of a distribution licence.

“licensee’s Distribution Code”	means the distribution code required to be prepared by the licensee pursuant to standard condition 9 (Distribution Code) and approved by the Authority as revised from time to time with the approval of the Authority.

“licensee’s distribution system”	means the distribution system owned or operated by the licensee.

“Master Registration Agreement”	means the agreement of that title referred to and comprising such matters as are set out in standard condition 14 (Provision of the Metering Point Administration Service and Compliance with the Master Registration Agreement) and standard condition 37 (The Metering Point Administration Service and the Master Registration Agreement).

“metering equipment”	includes any electricity meter and any associated equipment which materially affects the operation of that meter.

“Metering Point Administration Service”	means the service to be established, operated and maintained by the licensee in accordance with standard condition 14 (Provision of the Metering Point Administration Service and Compliance with the Master Registration Agreement).

“metering point administration services”	means the services of the Metering Point Administration Service established in accordance with standard condition 14 (Provision of the Metering Point Administration Service and Compliance with the Master Registration Agreement) or, where the context requires, in accordance with standard condition 37 (The Metering Point Administration Service and the Master Registration Agreement).

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“Metering Point Administration Service operator”	has the meaning given in standard condition 38 (Establishment of a Data Transfer Service).

“non-domestic customer”	means a customer who is not a domestic customer.

“other Distribution Codes”	means the distribution codes which the holder(s) of a distribution licence (other than the licensee) are required to draw up and have approved by the Authority pursuant to standard condition 9 (Distribution Code) of their distribution licence, as from time to time revised with the approval of the Authority.

“owned”	in relation to an electricity meter or other property includes leased and cognate expressions shall be construed accordingly.

“participating interest”	has the meaning given by section 260 of the Companies Act 1985 as amended by section 22 of the Companies Act 1989.

“permitted purpose”	for the purposes of Section C only, has the meaning given in standard condition 32 (Interpretation of Section C (Distribution Services Obligations)).

“Pooling and Settlement Agreement”	means the agreement of that title approved by the Secretary of State as from time to time amended.

“regulatory instructions and guidance”	for the purposes of standard condition 49 (Incentive Scheme and Associated Information) only, has the meaning given in that condition.

“related undertaking”	in relation to the licensee means any undertaking in which the licensee has a participating interest.

“relevant asset”	means any asset for the time being forming part of the licensee’s distribution system, any control centre for use in conjunction therewith, and any legal or beneficial interest in land upon which any of the foregoing is situate (which for the purposes of property

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located in Scotland means any estate, interest, servitude or other heritable or leasehold right in or over land including any leasehold interests or other rights to occupy or use and any contractual or personal rights relating to such property or the acquisition thereof).

“relevant duties”	for the purposes of standard condition 40 (Appointment of a Compliance Officer) only, has the meaning given in that condition.

“relevant proportion”	for the purposes of standard condition 3 (Payments by the Licensee to the Authority) only, has the meaning given in that condition.

“relevant year”	for the purposes of standard condition 3 (Payments by the Licensee to the Authority) only, has the meaning given in that condition; and for the purposes of standard condition 48 (Last Resort Supply: Payment Claims) only, has the meaning given in that condition.

“relinquishment of operational control”	for the purposes of standard condition 29 (Disposal of Relevant Assets) only, has the meaning given in that condition.

“remote transmission assets”	means any electric lines, electrical plant or meters in England and Wales owned by a transmission company (“the owner transmission company”) which:

(a)      are embedded in the licensee’s distribution system or the distribution system of any authorised distributor and are not directly connected by lines or plant owned by the owner transmission company to a sub-station owned by the owner transmission company; and

(b) are by agreement between the owner transmission company and the licensee or such

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authorised distributor operated under the direction and control of the licensee or such authorised distributor.

“Scottish interconnection”	means such part of the interconnection as is situated in Scotland.

“Secretary of State’s costs”	for the purposes of standard condition 3 (Payments by Licensee to the Authority) only, has the meaning given in that condition.

“separate business”	for the purposes of standard condition 39 (Restriction on Use of Certain Information and Independence of the Distribution Business) only, has the meaning given in that condition.

“the scheme”	for the purposes of standard condition 49 (Incentive Scheme and Associated Information) only, has the meaning given in that condition.

“Settlement Agreement for Scotland”	has the meaning given in standard condition 12 (Settlement Agreement for Scotland).

“settlement purposes”	means for the purposes of settlement as set out in the Balancing and Settlement Code or the Settlement Agreement for Scotland.

“specified information”	for the purposes of standard condition 49 (Incentive Scheme and Associated Information) only, has the meaning given in that condition.

“standby”	means the periodic or intermittent supply or sale of electricity:

(a) to an authorised electricity operator to make

(b)      to a customer of the licensee to make good any shortfall between the customer’s total supply requirements and that met either by its own generation or by electricity supplied by an electricity supplier other than the licensee.

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“statutory accounts”	means the accounts that the licensee prepares under the Companies Act 1985 (as amended by the Companies Act 1989).

“subsidiary”	means a subsidiary within the meanings of sections 736, 736A and 736B of the Companies Act 1985.

“supply licence”	means a supply licence granted or treated as granted under section 6(1)(d) of the Act.

“top-up”	means the supply or sale of electricity on a continuing or regular basis:

(a)      to an authorised electricity operator to make good any shortfall in the availability of electricity to that operator for the purposes of its supply of electricity to persons seeking such supply; or

(b)      to a customer of the licensee to make good any shortfall between the customer’s total supply requirements and that met either by its own generation or by electricity supplied by an electricity supplier other than the licenses.

“trading code”	for the purposes of Section B only, has the meaning given in standard condition 12A (Compliance with Trading Code in Scotland).

“transmission company”	means the holder for the time being of a transmission licensee.

“transmission licence”	means a transmission licence granted or treated as granted under section 6(1)(b) of the Act.

“transmission system”	means a system consisting (wholly or mainly) of high voltage electric lines owned or operated by a transmission company and used for the transmission of electricity from one generating station to a sub-station or to another generating station, or between sub-

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stations or to or from any interconnector or Scottish interconnection in question and in relation to Scotland including any interconnector and Scottish interconnection, and includes any electrical plant and meters owned or operated by the transmission company in connection with the transmission of electricity but shall not include any remote transmission assets.

“ultimate controller”	means:

(a) a holding company of the licensee which is not itself a subsidiary of another company; and

(b)      any person who (whether alone or with a person or persons connected with him) is in a position to control, or to exercise significant influence over, the policy of the licensee or any holding company of the licensee by virtue of:

(i) rights under contractual arrangements to which he is a party or of which he is a beneficiary; or

(ii) rights of ownership (including rights attached to or deriving from securities or rights under a trust) which are held by him or of which he is a beneficiary;

but excluding any director or employee of a corporate body in his capacity as such; and

(c) for the purposes of sub-paragraph (b), a person is connected with another person if they are party to any arrangement regarding the exercise of any such rights as are described in that paragraph.

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“undertaking”	has the meaning given by section 259 of the Companies Act 1985.

“unmetered supply”	means a supply of electricity to premises which is not, for the purpose of calculating the charges for electricity supplied to the customer at such premises, measured by metering equipment.

“use of system”	means use of the licensee’s distribution system for the distribution of electricity by the licensee for any person.

“use of system charges”	means charges made or levied or to be made or levied by the licensee for the provision of services as part of the distribution business to any person as more fully described in standard condition 4 (Basis of Charges for Use of System and Connection to System: Requirements for Transparency) but shall not include connection charges.

2.	Any words or expressions used in the Utilities Act 2000 or Part I of the Act shall, unless the contrary intention appears, have the same meanings when used in the standard conditions.

3.	Except where the context otherwise requires, any reference to a numbered standard condition (with or without a letter) or Schedule is a reference to the standard condition (with or without a letter) or Schedule bearing that number in this licence, and any reference to a numbered paragraph (with or without a letter) is a reference to the paragraph bearing that number in the standard condition or Schedule in which the reference occurs, and reference to a Section is a reference to that Section in these standard conditions.

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4.	These standard conditions shall have effect as if, in relation to a licence holder who is a natural person, for the words “it”, “its” and “which” there were substituted the words “he”, “him”, “his”, “who” and “whom”, and cognate expressions shall be construed accordingly.

5.	Except where the context otherwise requires, a reference in a standard condition to a paragraph is a reference to a paragraph of that standard condition and a reference in a paragraph to a sub-paragraph is a reference to a sub-paragraph of that paragraph.

6.	Any reference in these standard conditions to –

(a)	a provision thereof;

(b)	a provision of the standard conditions of electricity supply licences, or

(c)	a provision of the standard conditions of electricity generation licences,

(d)	a provision of the standard conditions of electricity transmission licences,

shall, if these standard conditions or the standard conditions in question come to be modified, be construed, so far as the context permits, as a reference to the corresponding provision of these standard conditions or the other standard conditions in question as modified.

7.	In construing these standard conditions, the heading or title of any standard condition or paragraph shall be disregarded.

8.	Any reference in a standard condition to the purposes of that condition generally is a reference to the purposes of that standard condition as incorporated in this licence and as incorporated in each other licence under section 6(1)(c) of the Act (whenever granted) which incorporates it.

9	Where any obligation of the licence is required to be performed by a specified date or time, or within a specified period, and where the licensee has failed so to perform, such obligation shall continue to be binding and enforceable after the specified date or

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time, or after the expiry of the specified period (but without prejudice to all the rights and remedies available against the licensee by reason of the licensee’s failure to perform by that date or time, or within that period).

10.	Anything required by or under these standard conditions to be done in writing may be done by facsimile transmission of the instrument in question or by other electronic means and, in such case -

(a)	the original instrument or other confirmation in writing shall be delivered or sent by pre-paid first-class post as soon as is reasonably practicable, and

(b)	where the means of transmission had been agreed in advance between the parties concerned, in the absence of and pending such confirmation, there shall be a rebuttable presumption that what was received duly represented the original instrument.

11.	The definitions referred to in this condition may include some definitions which are not used or not used exclusively in Sections A and B (which Sections are incorporated in all distribution licences). Where:

(a)	any definition is not used in Sections A and B, that definition shall, for the purposes of this licence, be treated:

(i)	as part of the standard condition or conditions (and the Section) in which it is used;

(ii)	as not having effect in the licence until such time as the standard condition in which the definition is used has effect within the licence in pursuance of standard condition 2 (Application of Section C (Distribution Services Obligations);

(b)	any definition which is used in Sections A and B is also used in one or more other Sections:

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(i)	that definition shall only be modifiable in accordance with the modification process applicable to each of the standard conditions in which it is used; and

(ii)	if any such standard condition is modified so as to omit that definition, then the reference to that definition in this condition shall automatically cease to have effect.

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Condition 2. Application of Section C (Distribution Services Obligations)

1.	Where the Secretary of State provides, by a scheme made under Schedule 7 to the Utilities Act 2000, for Section C (in whole or in part) to have effect within this licence:

(a)	paragraphs 4 to 8 shall cease to be suspended and shall have effect in the licensee’s licence; and

(b)	the licensee shall be obliged to comply with the requirements of Section C (in whole or, as the case may be, in part) of this licence,

from the date the said scheme takes effect. Such provision made by the Secretary of State in the said scheme shall be treated, for the purposes of paragraphs 5, 6, and 7 of this condition, as if it were a Distribution Services Direction made by the Authority.

2.	Until -

(a)	the Secretary of State provides, by a scheme made under Schedule 7 to the Utilities Act 2000, for Section C (in whole or in part) to have effect within this licence; or

(b)	the Authority has issued to the licensee a direction pursuant to paragraph 4,

the standard conditions in Section C (in whole or, as the case may be, in part) shall not have effect within this licence; and the licensee shall not be obliged to comply with any of the requirements of Section C (in whole or, as the case may be, in part) of this licence.

3.	Except where paragraph 1 applies to the licensee, paragraphs 4 to 8 of this standard condition shall be suspended and shall have no effect in this licence until such time as the Authority, with the consent of the licensee, issues to the licensee a notice ending the suspension and providing for those paragraphs to have effect in this licence with effect from the date specified in the notice.

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4.	The Authority may, with the consent of the licensee, issue a direction (a “Distribution Services Direction”). Where the Authority has issued to the licensee a Distribution Services Direction the standard conditions in Section C (in whole or, as the case may be, in part) shall have effect within this licence from the date specified in the direction; and the licensee shall be obliged to comply with the requirements of Section C (in whole or, as the case may be, in part) to the extent and subject to the terms specified in such direction.

5.	A Distribution Services Direction:

(a)	may specify that the standard conditions in Section C (in whole or in part) are to have effect in this licence;

(b)	shall specify or describe an area (the “distribution services area”) within which the licensee shall be obliged to comply with any of the requirements of Section C (in whole or, as the case may be, in part); and

(c)	shall specify whether or not the requirements of Section C (in whole or, as the case may be, in part) apply to convenience customers.

6.	The Authority may, with the consent of the licensee:

(a)	vary the terms (as set out in the Distribution Services Direction or elsewhere) under which Section C (or parts thereof) has effect in this licence; or

(b)	provide for Section C (or parts thereof) to cease to have effect in this licence.

7.	The variation or cessation provided for in paragraph 6 shall take effect from the date specified in the variation or cessation notice given to the licensee by the Authority.

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8.	With effect from the date of cessation referred to in paragraph 7, paragraphs 4 to 7 of this condition shall be suspended and shall cease to have effect in this licence, but the Authority may at any time thereafter, with the consent of the licensee, give to the licensee a notice ending the suspension and providing for those paragraphs to have effect again in this licence with effect from the date specified in the notice.

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Condition 3. Payments By Licensee to the Authority

1.	The licensee shall, at the times stated, pay to the authority such amounts as are determined by or under this condition.

2.	In respect of each relevant year at the beginning of which the licensee holds this licence, the licensee shall pay to the Authority the aggregate of:

(a)	an amount which is the relevant proportion of the estimated costs of the Authority during the year in question;

(b)	an amount which is the relevant proportion of the estimated costs of the Consumer Council during the year in question;

(c)	an amount which is the relevant proportion of the estimated costs incurred in the previous relevant year by the Competition Commission in connection with references made to it with respect to the licence or any other electricity distribution licence;

(d)	an amount which is the relevant proportion of the Secretary of State’s costs during the year in question;

(e)	an amount which is the relevant proportion of the difference (being a positive or negative amount), if any, between:

(aa) any costs estimated by the Authority or, in the case of sub-paragraph 2(d), the Secretary of State in the previous relevant year under sub-paragraphs 2(a), (b), (c), and (d); and

(bb) the actual costs of the Authority, the Consumer Council, the Competition Commission (in connection with that reference) and the Secretary of State for the previous relevant year or, in the case of the Competition Commission, for the relevant year prior to the previous relevant year; and

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(f)	in respect of the relevant year ending on 31 March 2002, an amount which is the relevant proportion of the actual unrecovered costs of the Director General of Electricity Supply and the Relevant Consumers’ Committees.

3.	The amounts determined in accordance with paragraph 2 shall be paid by the licensee to the Authority in two instalments, with:

(a)	the first instalment being due for payment by 30 June in each year; and

(b)	the second instalment being due for payment by 31 January in each year provided that, in each case, if the Authority has not given notice of the amount of the instalment due at least 30 days before the payment date stated above, the licensee shall pay the amount due within 30 days from the actual giving of notice by the Authority to the licensee (whenever notice is given).

4.	Where the licensee fails to pay the amount determined in accordance with paragraph 2 within 30 days of the due date set out in paragraph 3, it shall pay simple interest on the amount at the rate which is from time to time equivalent to the base rate of NatWest Bank plc or, if there is no such base rate, such base rate as the Authority may designate for the purposes hereof.

5.	In relation to any data or information specified by the Authority in a direction [1] given for the purposes of this condition generally, the licensee shall submit a certificate to the Authority, approved by a resolution of the board of directors of the licensee and signed by a director of the licensee pursuant to that resolution. Such certificate shall be submitted to the Authority each year on the date specified by the Authority. Each certificate shall be in the following form –

“In the opinion of the directors of [the licensee], all data and information provided to the Authority on [date provided to the Authority] for the purposes of enabling the Authority to calculate the licence fee payable by [the licensee] pursuant to standard condition 3 (Payments by the Licensee to the Authority) is accurate.”

[1]	Licence Modification (25.09.01)

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6. In this condition:

“estimated costs”	means costs estimated by the Authority as likely to be:

(a) the costs of the Authority and the consumer Council; and

(b) the costs incurred by the Competition Commission, such estimate having regard to the views of the Competition Commission.

“relevant proportion”	means the proportion of the costs attributable to the licensee in accordance with principles determined by the Authority for the purposes of this condition generally and notified to the licensee.

“relevant year”	means a year beginning on 1 April of each calendar year and ending on 31 March of the following calendar year.

“Secretary of State’s costs”	means costs estimated by the Secretary of State as likely to be his costs in relation to:

(a) the establishment of the Authority and the Consumer Council; and

(b) Schedule 7 to the Utilities Act 2000.

5. In sub-paragraph 2(f) of this condition:

“Director General of Electricity Supply”	means the office previously established under section 1 of the Act;

“Relevant Consumers Committees”	means the committees previously appointed by the Director General of Electricity Supply under section 2 of that Act.

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SECTION B. GENERAL

Condition 4. Basis of Charges for Use of System and Connection to System: Requirements for Transparency

1.	The licensee shall as soon as practicable prepare statements in a form approved by the Authority setting out the basis upon which charges will be made for the provision of:

(a)	use of system; and

(b)	connections to the licensee’s distribution system,

in each case in such form and with such detail as shall be necessary to enable any person to make a reasonable estimate of the charges which the person would become liable to pay for the provision of such services, and (without prejudice to the foregoing) including the information set out in paragraphs 2 and 3 respectively.

2.	The statement referred to at sub-paragraph l(a) shall include:

(a)	a schedule of charges for the distribution of electricity under use of system;

(b)	a schedule of adjustment factors to be made in respect of distribution losses, in the form of additional supplies required to cover those distribution losses;

(c)	the methods by which and the principles on which the charges (if any) for availability of distribution capacity on the licensee’s distribution system will be made;

(d)	a schedule of charges in respect of accounting and administrative services; and

(e)	a schedule of the charges (if any) which may be made for the provision and installation of any electrical plant at entry or exit points, the provision and installation of which are ancillary to the grant of use of system, and for the maintenance of such electrical plant.

3.	The statement referred to at sub-paragraph l(b) shall include:

(a)	a schedule listing those items (including the carrying out of works and the provision and installation of electric lines or electrical plant) of significant cost liable to be

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required for the purpose of connection (at entry or exit points) to the licensee’s distribution system for which connection charges may be made or levied and including (where practicable) indicative charges for each such item and (in other cases) an explanation of the methods by which and the principles on which such charges will be calculated;

(b)	the methods by which and the principles on which any charges will be made in respect of extension or reinforcement of the licensee’s distribution system rendered (in the licensee’s discretion) necessary or appropriate by virtue of providing connection to or use of system to any person seeking connection;

(c)	the methods by which and the principles on which connection charges will be made in circumstances where the electric lines or electrical plant to be installed are (at the licensee’s discretion) of greater size or capacity than that required for use of system by the person seeking connection;

(d)	the methods by which and the principles on which any charges (including any capitalised charge) will be made for maintenance, repair and replacement required of electric lines or electrical plant provided and installed for making a connection to the licensee’s distribution system;

(e)	(save to the extent that such matters are included in any agreement offered in accordance with standard condition 36B (Requirement to Offer Terms for the Provision of Distributor Metering and Data Services) the methods by which and principles on which any charges will be made for the provision of special metering or telemetry or data processing equipment by the licensee for the purposes of enabling any person who is party to the Pooling and Settlement Agreement and/or the Balancing and Settlement Code to comply with its obligations in respect of metering thereunder, or for the performance by the licensee of any service in relation to such metering thereto; and

(f)	the methods by which and principles on which any charges will be made for disconnection from the licensee’s distribution system and the removal of electrical plant and electric lines following disconnection.

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4.	Connection charges for those items referred to in paragraph 3 shall be set at a level which will enable the licensee to recover:

(a)	the appropriate proportion to be determined having regard to the factors set out in paragraph 4 of standard condition 4B (Requirement to Offer Terms for Use of System and Connection) of the costs directly or indirectly incurred in carrying out any works, the extension or reinforcement of the licensee’s distribution system or the provision and installation, maintenance, repair, and replacement or (as the case may be) removal following disconnection of any electric lines or electrical plant; and

(b)	a reasonable rate of return on the capital represented by such costs.

5.	If so requested and subject to paragraphs 6 and 10, the licensee shall, as soon as practicable and in any event within 28 days (or where the Authority so approves such longer period as the licensee may reasonably require having regard to the nature and complexity of the request) after the date referred to in paragraph 12 give or send to any person making such request a statement showing present and future circuit capacity, forecast power flows and loading on the part or parts of the licensee’s distribution system specified in the request and fault levels for each distribution node covered by the request and containing:

(a)	such further information as shall be reasonably necessary to enable such person to identify and evaluate the opportunities available when connecting to and making use of the part or parts of the licensee’s distribution system specified in the request; and

(b)	if so requested, a commentary prepared by the licensee indicating the licensee’s views as to the suitability of the part or parts of the licensee’s distribution system specified in the request for new connections and the distribution of further quantities of electricity.

6.	The licensee shall include in every statement given or sent under paragraph 5 the information required by that paragraph except that the licensee may:

(a)	with the prior consent of the Authority omit from any such statement any details as to circuit capacity, power flows, loading or other information, disclosure of which would, in the view of the Authority, seriously and prejudicially affect the commercial interests of the licensee or any third party; and

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(b)	omit information the disclosure of which would place the licensee in breach of standard condition 39 (Restriction on Use of Certain Information and Independence of the Distribution Business) (if applicable).

7.	The licensee:

(a)	shall, at least once in every year, review the information set out in the statements prepared in accordance with paragraph 1 in order that the information set out in such statements shall continue to be accurate in all material respects; and

(b)	may, with the approval of the Authority, from time to time alter the form of such statements.

8.	The licensee shall send a copy of the statements prepared in accordance with paragraph 1 and of any revision of such statements, to the Authority.

9.	The licensee shall give or send a copy of the statements prepared in accordance with paragraph 1, or (as the case may be) of the latest revision of such statements, to any person who requests a copy of such statement or statements.

10.	The licensee may make a charge for any statement given or sent pursuant to paragraph 9 of an amount which shall not exceed the amount specified in directions issued by the Authority for the purposes of this condition based on the Authority’s estimate of the licensee’s reasonable costs of providing such a statement.

11.	The licensee may within 10 days after receipt of the request provide an estimate of its reasonable costs in the preparation of any statement referred to in paragraph 5, and its obligation to provide such statement shall be conditional on the person requesting such statement agreeing to pay the amount estimated or such other amount as the Authority may, upon application of the licensee or the person requesting such statement, direct.

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12.	For the purposes of paragraph 5, the date referred to shall be the later of:

(a)	the date of receipt of the request referred to in paragraph 5; or

(b)	the date on which the licensee receives agreement from the person making the request to pay the amount estimated or such other amount as is determined by the Authority (as the case may be) under paragraph 11.

13.	The licensee shall, not less than 5 months prior to the date on which it proposes to amend its use of system charges in respect of any agreement for use of system, send to the Authority a notice setting out the licensee’s proposals in relation to such amendment together with an explanation of the proposed amendment (including a statement of any assumptions on which such proposals are based), and the licensee shall send a copy of such notice to any person who has entered into an agreement for use of system under standard condition 4B (Requirement to Offer Terms for Use of System and Connection).

14.	Except with the prior consent of the Authority, the licensee shall not amend its use of system charges in respect of any agreement for use of system save to the extent that it has given prior notice of the amendment in accordance with paragraph 13 and such amendment reflects the proposals made in the notice (subject only to revisions consequent upon material changes in the matters which were expressed, in the statement which accompanied the notice, to be assumptions on which the proposals were based).

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Condition 4A. Non-Discrimination in the Provision of Use of System and Connection to System

1.	In the carrying out of works for the purpose of connection to the licensee’s distribution system, or in providing for the modification to or retention of an existing connection to its distribution system, the licensee shall not discriminate between any persons or class or classes of persons.

2.	In the provision of use of system the licensee shall not discriminate between any persons or class or classes of persons.

3.	Without prejudice to paragraphs 1 and 2, and subject to the provisions of standard condition 4 (Basis of Charges for Use of System and Connection to System), the licensee shall not make charges for the provision of use of system to any person or class or classes of persons which differ from the charges for such provision to any other person or to any class or classes of persons, except in so far as such differences reasonably reflect differences in the costs associated with such provision.

4.	The licensee shall not in setting its charges for connection or use of system restrict, distort or prevent competition in the generation, transmission, distribution or supply of electricity.

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Condition 4B. Requirement to Offer Terms for Use of System and Connection

1.	On application made by any person the licensee shall (subject to paragraph 4) offer to enter into an agreement for use of system:

(a)	to accept into the licensee’s distribution system at such entry point or points and in such quantities as may be specified in the application, electricity to be provided by or on behalf of such person; and/or

(b)	to distribute such quantities of electricity as are referred to in sub-paragraph (a) (less any distribution losses) at such exit point or points on the licensee’s distribution system and to such person or persons as the applicant for use of system may specify.

2.	On application made by any person for a connection, the licensee shall offer terms for making the connection pursuant to section 16 and section 16A of the Act. Such offer of a connection shall comply with the provisions of this condition.

3.	Where the licensee:

(i)	makes an offer to enter into a connection agreement pursuant to section 22 of the Act; or

(ii)	replies to a request for a connection made to it under section 16A of the Act the licensee shall, in making the offer or replying to the applicant, make detailed provision regarding:

(a)	the carrying out of the works (if any) required to connect the licensee’s distribution system to any other system for the transmission or distribution of electricity, and for the obtaining of any consents necessary for such purpose;

(b)	the carrying out of the works (if any) in connection with the extension or reinforcement of the licensee’s distribution system rendered (in the licensee’s

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discretion) appropriate or necessary by reason of making the connection or modification to an existing connection and for the obtaining of any consents necessary for such purpose;

(c)	(save to the extent that such matters are included in any agreement offered in accordance with standard condition 36B (Requirement to Offer Terms for the Provision of Distributor Metering and Data Services)) the installation of appropriate meters (if any) required to enable the licensee to measure electricity being accepted into the licensee’s distribution system at the specified entry point or points or leaving such system at the specified exit point or points;

(d)	the installation of such switchgear or other apparatus (if any) as may be required for the interruption of supply where the person seeking connection or modification of an existing connection does not require the provision of top-up or standby; and

(e)	(save to the extent that such matters are included in any agreement offered in accordance with standard condition 36B (Requirement to Offer Terms for the Provision of Distributor Metering and Data Services) the installation of special metering, telemetry or data processing equipment (if any) for the purpose of enabling any person who is party to the Pooling and Settlement Agreement and/or the Balancing and Settlement Code whilst such agreement is still in existence to comply with its obligations in respect to metering or the performance by the licensee of any service in relation to such metering thereunder.

4.	In making an offer pursuant to this condition to enter into any connection agreement or in replying to a request for connection under section 16A of the Act, the licensee shall set out:

(a)	the date by which in the case of an agreement under paragraph 2, any works required to permit access to the licensee’s distribution system (including for this purpose any works to reinforce or extend the licensee’s distribution system) shall be completed, time being of the essence unless, in the case of connection agreements only, otherwise agreed between the parties;

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(b)	the charges to be paid in respect of the services required, such charges (unless manifestly inappropriate):

(i)	to be presented in such a way as to be referable to the statements prepared in accordance with paragraph 1 of standard condition 4 (Basis of Charges for Use of System and Connection to System: Requirements for Transparency) or any revision thereof; and

(ii)	to be set in conformity with the requirements of standard condition 4 (Basis of Charges for Use of System and Connection to System: Requirements for Transparency); and

(iii)	in the case of a connection agreement under paragraph 2, additionally to be set in conformity with the requirements of paragraph 5.

(c)	such other detailed terms in respect of each of the services required as are or may be appropriate for the purpose of the agreement.

5.	For the purpose of determining an appropriate proportion of the costs directly or indirectly incurred in carrying out works under an agreement for providing a connection or modification to or retention of an existing connection, the licensee shall have regard to:

(a)	the benefit (if any) to be obtained or likely in the future to be obtained by the licensee or any other person as a result of the carrying out of such works whether by reason of the reinforcement or extension of the licensee’s distribution system or the provision of additional entry or exit points on such system or otherwise;

(b)	the ability or likely future ability of the licensee to recoup a proportion of such costs from third parties; and

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(c)	the principles that:

(i)	no charge will normally be made for reinforcement of the existing distribution system if the new or increased load requirement does not exceed 25 per cent of the existing effective capacity at the relevant points on the system; and

(ii)	charges will not generally take into account system reinforcement carried out at more than one voltage level above the voltage of connection.

6.	The licensee shall offer terms for agreements in accordance with paragraphs 2 and 4 as soon as practicable and (save where the Authority consents to a longer period) in any event not more than the period specified in paragraph 7 after receipt by the licensee (or its agent) from any person of an application containing all such information as the licensee may reasonably require for the purpose of formulating the terms of the offer.

7.	For the purposes of paragraph 6, the period specified shall be:

(a)	in the case of persons seeking the provision of use of system only, 28 days;

(b)	in the case of persons seeking connection or a modification to an existing connection, 3 months; and

(c)	in the case of persons seeking use of system in conjunction with connection or a modification to an existing connection, 3 months.

8.	The licensee shall not be obliged pursuant to this condition to offer to enter or to enter into any agreement:

(a)	under paragraphs 2 and 4 if to do so would be likely to involve the licensee being:

(i)	in breach of its duties under section 9 of the Act;

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(ii)	in breach of any regulations made under section 29 of the Act or of any other enactment relating to safety or standards applicable in respect to the distribution business;

(iii)	in breach of the Grid Codes or the licensee’s Distribution Code; or

(iv)	in breach of the conditions; or

(b)	under paragraph 2 or 4, if the person making the application does not undertake to be bound, in so far as applicable, by the terms of the licensee’s Distribution Code or the applicable Grid Code from time to time in force; or

(c)	under paragraphs 2 and 4, if to do so would be likely to involve the licensee doing something which, without the consent of another person, would require the exercise of a power conferred by any provision of Schedules 3 or 4 to the Act; where the licence does not provide for that provision to have effect in relation to it; and any necessary consent has not, at the time the request is made, been given.

9.	The licensee shall within 28 days following receipt of a request from any person, give or send to such person such information in the possession of the licensee as may be reasonably required by such person for the purpose of completing an application under the Application Regulations or such provisions to like effect contained in any further regulations then in force made pursuant to sections 6(3), 60 and 64(1) of the Act.

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Condition 4C. Functions of the Authority

1.	If, after a period which appears to the Authority to be reasonable for the purpose, the licensee has failed to enter into an agreement with any person entitled or claiming to be entitled thereto pursuant to a request under standard condition 4B (Requirement to Offer Terms for Use of System and Connection) for use of system, or an agreement for connection, the Authority may, on the application of such person or the licensee, settle any terms of the agreement in dispute between the licensee and that person in such manner as appears to the Authority to be reasonable having (in so far as relevant) regard in particular to the following considerations:

(a)	that such a person should pay to the licensee, in the case of provision of use of system, the use of system charges determined in accordance with standard condition 4 (Basis of Charges for Use of System and Connection to System: Requirements for Transparency); and

in the case of provision of a connection or modification to an existing connection to the system, the whole or an appropriate proportion (as determined in accordance with paragraph 4 of standard condition 4B (Requirement to Offer Terms for Use of System and Connection)) of the costs referred to in paragraph 4 of standard condition 4 (Basis of Charges for Use of System and Connection to System: Requirements for Transparency), together with a reasonable rate of return on the capital represented by such costs;

(b)	that the performance by the licensee of its obligations under the agreement should not cause it to be in breach of those provisions referred to at sub-paragraph 8(a) of standard condition 4B (Requirement to Offer Terms for Use of System and Connection);

(c)	that any methods by which the licensee’s distribution system is connected to any other system for the transmission or distribution of electricity accord (in so far as applicable to the licensee) with the applicable Distribution Codes and Grid Codes; and

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(d)	that the terms and conditions of the agreement so settled by the Authority and of any other agreements entered into by the licensee pursuant to a request under standard condition 4B (Requirement to Offer Terms for Use of System and Connection) should be in as similar a form as is practicable.

2.	In so far as any person entitled or claiming to be entitled to an offer under standard condition 4B (Requirement to Offer Terms for Use of System and Connection) wishes to proceed on the basis of an agreement as settled by the Authority pursuant to paragraph 1, the licensee shall forthwith enter into and implement such agreement in accordance with its terms.

3.	If either party to such agreement proposes to vary the contractual terms of any agreement for use of system, for the provision of a connection or for the modification to an existing connection to the licensee’s distribution system, entered into pursuant to standard condition 4B (Requirement to Offer Terms for Use of System and Connection) or under this condition in any manner provided for under such agreement, the Authority may, at the request of that party, settle any dispute relating to such variation in such manner as appears to the Authority to be reasonable.

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Condition 5. Distribution System Planning Standard and Quality of Service

1.	The licensee shall plan and develop the licensee’s distribution system in accordance with a standard not less than that set out in Engineering Recommendation P.2/5 (October 1978 revision) of the Electricity Council Chief Engineers’ Conference in so far as applicable to it or such other standard of planning as the licensee may, following consultation (where appropriate) with the transmission company and any other authorised electricity operator liable to be materially affected thereby and with the approval of the Authority, adopt from time to time.

2.	The licensee shall within 3 months after this condition comes into force draw up and submit to the Authority for its approval a statement setting out criteria by which the quality of performance of the licensee in maintaining the licensee’s distribution system’s security and availability and quality of service may be measured.

3.	The licensee shall within 2 months after the end of each financial year submit to the Authority a report providing details of the performance of the licensee during the previous financial year against the criteria referred to in paragraphs 1 and 2.

4.	The Authority may (following consultation with the licensee and, where appropriate, with the transmission company and any other authorised electricity operator liable to be materially affected thereby) issue directions relieving the licensee of its obligation under paragraph 1 in respect of such parts of the licensee’s distribution system and to such extent as may be specified in the directions.

5.	Paragraph 2 shall not apply to the licensee in respect of any period during which standard condition 49 has effect.

6.	Paragraph 3 shall not apply in respect of a previous financial year during the whole or part of which standard condition 49 had effect.

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Condition 6. Safety and Security of Supplies Enquiry Service

1.	The licensee shall establish, or procure the establishment of, and subsequently operate and maintain, or procure the subsequent operation and maintenance of, an enquiry service for use by any person for the purposes of receiving reports and offering information, guidance or advice about any matter or incident which:

(a)	affects or is likely to affect the maintenance of the security, availability and quality of service of the licensee’s distribution system; or

(b)	arises from or in connection with the operation of, or otherwise relates to, the licensee’s distribution system and which causes danger or requires urgent attention or is likely to cause danger or require urgent attention.

2.	The service established, operated and maintained in accordance with paragraph 1 shall:

(a)	be provided without charge by the licensee to the user at the point of use;

(b)	ensure that all reports and enquiries are processed in a prompt and efficient manner whether made by telephone, in writing or in person; and

(c)	be available to receive and process telephone reports and enquiries at all times on every day of each year.

3.	In the establishment and operation and maintenance of the enquiry service in accordance with paragraph 1 the licensee shall not discriminate between any persons or class or classes of persons.

4.	In the establishment, operation and maintenance of the enquiry service in accordance with paragraph 1 the licensee shall not restrict, distort or prevent competition in the supply of electricity.

5.	The licensee shall have in force at all times a statement approved by the Authority setting out details of the service to be provided in accordance with paragraph 1, and the licensee shall give or send a copy of such statement to any person requesting it.

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6.	The licensee shall give to the Authority notice of any amendments it proposes to make to the statement prepared under paragraph 5, and shall not make such amendments until either:

(a)	a period of one month from the date of the notice has expired; or

(b)	prior to the expiry of such period, the licensee has obtained the written approval of the Authority to such amendments.

7.	The licensee shall take steps to inform each authorised electricity operator which uses the service of any change to the address or telephone number of such service established, operated and maintained in accordance with paragraph 1, as soon as is practicable but in any event prior to such change becoming effective.

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Condition 7. Provision of Information about Theft or Abstraction of Electricity, Damage and Meter Interference

1.	Where a person other than the licensee is the owner of any electrical plant, electric lines or meter the licensee shall, as soon as is reasonably practicable, inform that person of any incident where the licensee has reason to believe:

(a)	that there has been damage to such electrical plant, electric line or metering equipment; or

(b)	that there has been interference with the metering equipment to alter its register or prevent it from duly registering the quantity of electricity supplied;

provided that the licensee shall not be obliged to inform the owner of any electrical plant, electrical line or meter of any such incident where it has reason to believe that the damage or interference referred to above was caused by such owner.

2.	Where the licensee, in the course of providing services to any person supplying electricity to premises directly connected to the licensee’s distribution system, has reason to believe that:

(a)	there has been damage to any electrical plant, electric line or metering equipment through which such premises are supplied with electricity; or

(b)	there has been interference with the metering equipment through which such premises are supplied to alter its register or prevent it from duly registering the quantity of electricity supplied,

the licensee shall, as soon as reasonably practicable, inform that person (the person supplying electricity to the premises in question) of the incident in question.

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Condition 8. Provisions Relating to the Connection of Metering Equipment

1.	On application made by any person the licensee shall, subject to paragraph 5, offer to enter into an agreement authorising that person to connect metering equipment to the licensee’s distribution system.

2.	In making an offer to enter into an agreement specified in paragraph 1, the licensee shall set out:

(a)	the date from which the applicant is authorised to undertake connections;

(b)	the procedures to be adopted by the applicant when making connections, with particular regard to those relating to safety; and

(c)	such other detailed terms as are or may be appropriate for the purposes of the agreement.

3.	The licensee shall offer terms for an agreement in accordance with paragraph 1 as soon as practicable and (save where the Authority consents to a longer period) in any event not more than 28 days after receipt by the licensee from any person of an application containing all such information as the licensee may reasonably require for the purpose of formulating the terms of the offer.

4.	In the offering of the terms in accordance with paragraph 1, the licensee shall not show undue preference to or exercise undue discrimination against any person or class or classes of persons and shall not offer terms or operate in such a way as to restrict, distort or prevent competition.

5.	The licensee shall not be obliged pursuant to this condition to offer to enter or to enter into any agreement where to do so would be likely to cause the licensee to be in breach of those provisions referred to at paragraph 7(a) of standard condition 4B (Requirement to Offer Terms for Use of System and Connection).

6.	If, after a period which appears to the Authority to be reasonable for the purpose, the licensee has failed to enter into an agreement with any person entitled or claiming to be entitled thereto pursuant to a request under this condition, the Authority may, on the

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application of such person or the licensee, settle any terms of the agreement in dispute between the licensee and that person in such manner as appears to the Authority to be reasonable.

7.	If the licensee or other party to such agreement proposes to vary the terms of any agreement entered into pursuant to this condition in any manner provided for under such agreement, the Authority may, at the request of the licensee or other party to such agreement, settle any dispute relating to such variation in such manner as appears to the Authority to be reasonable.

8.	In so far as any person entitled or claiming to be entitled to an offer under this condition wishes to proceed on the basis of an agreement or a variation to it as settled by the Authority pursuant to paragraphs 6 and 7, the licensee shall forthwith enter into and implement such agreement or variation in accordance with its terms.

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Condition 9. Distribution Code

1.	The licensee shall in consultation with authorised electricity operators liable to be materially affected thereby prepare and at all times have in force and shall implement and (subject to paragraph 10 of this condition) comply with a Distribution Code:

(a)	covering all material technical aspects relating to connections to and the operation and use of the licensee’s distribution system or (in so far as relevant to the operation and use of the licensee’s distribution system) the operation of electric lines and electrical plant connected to the licensee’s distribution system and (without prejudice to the foregoing) making express provision as to the matters referred to in paragraph 5 below; and

(b)	which is designed so as:

(i)	to permit the development, maintenance and operation of an efficient, co-ordinated and economical system for the distribution of electricity; and

(ii)	to facilitate competition in the generation and supply of electricity.

2.	The Distribution Code in force at the date this condition comes into force shall be sent to the Authority for its approval. Thereafter the licensee shall (in consultation with authorised electricity operators liable to be materially affected thereby) periodically review (including upon the request of the Authority) the Distribution Code and its implementation. Following any such review, the licensee shall send to the Authority:

(a)	a report on the outcome of such review; and

(b)	any proposed revisions to the Distribution Code from time to time as the licensee (having regard to the outcome of such review) reasonably thinks fit for the achievement of the objectives referred to in sub-paragraph l(b); and

(c)	any written representations or objections from authorised electricity operators (including any proposals by such operators for revisions to the Distribution Code not accepted by the licensee in the course of the review) arising during the consultation process and subsequently maintained.

3.	Revisions to the Distribution Code proposed by the licensee and sent to the Authority pursuant to paragraph 2 must receive the prior approval of the Authority before being implemented.

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4.	Having regard to any written representations or objections referred to in sub-paragraph 2(c), and following such further consultation (if any) as the Authority may consider appropriate, the Authority may issue directions requiring the licensee to revise the Distribution Code in such manner as may be specified in the directions, and the licensee shall forthwith comply with any such directions.

5.	The Distribution Code shall include:

(a)	a distribution planning and connection code containing:

(i)	connection conditions specifying the technical, design and operational criteria to be complied with by any person connected or seeking connection to the licensee’s distribution system; and

(ii)	planning conditions specifying the technical and design criteria and procedures to be applied by the licensee in the planning and development of the licensee’s distribution system and to be taken into account by persons connected or seeking connection with the licensee’s distribution system in the planning and development of their own plant and systems; and

(b)	a distribution operating code specifying the conditions under which the licensee shall operate the licensee’s distribution system and under which persons shall operate their plant and/or distribution systems in relation to the licensee’s distribution system, in so far as necessary to protect the security and quality of supply and safe operation of the licensee’s distribution system under both normal and abnormal operating conditions.

6.	The licensee shall give or send a copy of the Distribution Code (as from time to time revised) to the Authority.

7.	The licensee shall (subject to paragraph 8) give or send a copy of the Distribution Code (as from time to time revised) to any person requesting the same.

8.	The licensee may make a charge for any copy of the Distribution Code (as from time to time revised) given or sent pursuant to paragraph 7 of an amount which will not exceed any amount specified for the time being for the purposes of this condition in directions issued by the Authority.

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9.	In preparing, implementing and complying with the Distribution Code (including in respect of the scheduling of maintenance of the licensee’s distribution system), the licensee shall not unduly discriminate between or unduly prefer any person or class or classes of persons.

10.	The Authority may (following consultation with the licensee) issue directions relieving the licensee of its obligations under the Distribution Code in respect of such parts of the licensee’s distribution system and to such extent as may be specified in the directions.

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Condition 9A. Compliance with other Distribution Codes

1.	The licensee shall comply with the provisions of the other Distribution Codes insofar as applicable to the licensee or the licensee’s distribution business.

2.	The Authority may, following consultation with the licensed distributor(s) responsible for any other Distribution Code(s) and any authorised electricity operators directly affected thereby, issue directions relieving the licensee of its obligation in paragraph 1 in respect of such parts of the other Distribution Code(s) and to such extent and subject to such conditions as may be specified in those directions.

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Condition 10. Balancing and Settlement Code and NETA Implementation

1.	Insofar as the licensee shall distribute or offer to distribute electricity within any area of England and Wales, the licensee shall be a party to the BSC Framework Agreement and shall comply with the BSC.

2.	The licensee shall comply with the programme implementation scheme established in accordance with paragraph 3 as modified from time to time in accordance with paragraph 5.

3.	The programme implementation scheme is a scheme designated by the Secretary of State setting out the steps, including without limitation steps as to the matters referred to in paragraph 4, to be taken (or procured) by the licensee (and/or by authorised electricity operators) which are, in the Secretary of State’s opinion, appropriate in order to give full and timely effect to:

(a)	any modifications made to this licence and to the licences of authorised electricity operators by the Secretary of State pursuant to the power vested in him under section 15A of the Act;

(b)	any conditions imposed by any exemption from the requirement to hold any such licence; and

(c)	the matters envisaged by such modifications and conditions.

4.	The programme implementation scheme may include provisions, inter alia ,

(a)	to secure or facilitate the amendment of any of the core industry documents;

(b)	to secure that any systems, persons or other resources employed in the implementation of the Pooling and Settlement Agreement may be employed in the implementation of the BSC;

(c)	for the giving of the indemnities against liabilities to which parties to the Pooling and Settlement Agreement may be exposed;

(d)	for securing the co-ordinated and effective commencement of implementation of and operations under the BSC, including the testing, trialling and start-up of the

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systems, processes and procedures employed in such implementation and employed by authorised electricity operators and others in connection with such operations;

(e)	for co-ordinating the administration and implementation of the BSC and the administration of the Pooling and Settlement Agreement;

(f)	for the licensee to refer to the Authority for determination, whether of its own motion or as provided in the programme implementation scheme, disputes, as to matters covered by the scheme, between persons who are required (by conditions of their licences or exemptions) or who have agreed to comply with the scheme or any part of it; and

(g)	for the Authority, in the circumstances set out in the scheme, to require that consideration be given to the making of a proposal to modify the BSC and, if so, to require the making of such proposal in the manner set out in the scheme, such power to be exercisable at any time within the period of 12 months after the start of the first period for trading under the BSC as determined by the Secretary of State.

5.	(a)	The Secretary of State may at any time direct, in accordance with the provisions of the programme implementation scheme, that the programme implementation scheme be modified in the manner set out in such direction, in order to give (or continue to give) full and timely effect to the matters described in paragraph 3.

	(b)	The Secretary of State shall serve a copy of any such direction on the licensee, and thereupon the licensee shall comply with the scheme as modified by the direction.

6.	If there is any conflict between the requirements contained in the programme implementation scheme pursuant to paragraph 4(a) and/or imposed on the licensee by paragraphs 2 and 5 of this condition, and those imposed on the licensee by any other condition, the provisions of paragraph(s) 4(a), 2 and/or 5 (as appropriate) shall prevail.

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7.	Without prejudice to paragraph 2, the licensee shall use all reasonable endeavours to do such things as may be requisite and necessary in order to give full and timely effect to the modifications made to this licence as determined by the Secretary of State pursuant to the power vested in him under section 15A of the Act (and to give full and timely effect to the matters envisaged by such modifications).

8.	In this condition:

“BSC”	means the balancing and settlement code required to be in place, pursuant to the transmission licence granted to the transmission company in England and Wales, as from time to time modified.

“BSC Framework Agreement”	means the agreement of that title, in the form approved by the Secretary of State, by which the BSC is made contractually binding between the parties to that agreement, as from time to time amended, with the consent of the Secretary of State.
“core industry documents”	mean those documents which:

(a) in the Secretary of State’s opinion are central industry documents associated with the activities of the licensee and authorised electricity operators, the subject matter of which relates to or is connected with the BSC or the balancing and settlement arrangements, and

(b) have been so designated by the Secretary of State.

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Condition 11. Change Co-ordination for NETA

1.	Insofar as the licensee shall distribute or offer to distribute electricity within any area of England and Wales, the licensee shall take all reasonable measures to secure and implement (consistently with the procedures applicable under or in relation to the core industry documents to which it is party (or in relation to which it holds rights in respect of amendment) as modified or replaced from time to time), and shall not take any steps to prevent or unduly delay, changes to those documents, such changes being changes which are appropriate in order to give full and timely effect to and/or in consequence of any modification which has been made to the BSC.

2.	For the purposes of paragraph 1, core industry documents has the meaning given in paragraph 8 of standard condition 10 (Balancing and Settlement Code and NETA Implementation).

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Condition 12. Settlement Agreement for Scotland

1.	In so far as the licensee shall distribute or offer to distribute electricity within any area of Scotland or to the extent that the Settlement Agreement for Scotland may apply in respect of the activities of the distribution business, the licensee shall comply with the relevant provisions of the Settlement Agreement for Scotland.

2.	In this condition:

“Settlement Agreement for Scotland” means the agreement of that title, as nominated by the Authority for the purposes of this condition, to be prepared in accordance with and comprise such matters as are set out in special condition I (The Settlement Agreement for Scotland) of each of the electricity distribution licences of SP Distribution Limited, and Scottish Hydro-Electric Power Distribution Limited (and any other name by which any of these companies come to be known), as from time to time revised with the approval of the Authority.

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Condition 12A. Compliance with the Trading Code in Scotland

1. (a)	Insofar as the licensee shall distribute or offer to distribute electricity within any area of Scotland, the licensee shall comply with the provisions of the Trading Code during any period that the licensee is a member of the trading system established by the Trading Code, including any requirements thereunder for the Authority’s approval or consent, for compliance with directions issued by the Authority or relating to determinations made by the Authority.

(b)	The Authority may (following consultation with such other members of such trading system as the Authority shall consider appropriate) issue directions relieving the licensee of its obligation under sub-paragraph (a) in respect of such parts of the Trading Code and to such extent as may be specified in those directions.

2.	In this condition:

“Trading Code”	means the trading code required to be adopted pursuant to standard condition D2 (Trading Code for Scotland) of the standard conditions of transmission licences and approved by the Authority as from time to time revised with the approval of the Authority.

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Condition 13. Change Co-ordination for the Utilities Act 2000

1.	The licensee shall take all reasonable measures to secure and implement, and shall not take any steps to prevent or unduly delay, such changes to the industry framework documents as are necessary or expedient to give full and timely effect to the provisions of the Utilities Act 2000.

2.	In complying with paragraph 1, the licensee shall act in the case of each industry framework document consistently with the change procedures currently applicable to that document, except where to do so would be inconsistent with any provision of the Utilities Act 2000, in which event that provision shall take precedence.

3.	For the purposes of this condition, “industry framework document” means, subject to paragraph 4, any of the following documents to which the licensee is a party, or in relation to which it holds rights in respect of amendment or termination, together with any documents which are supplemental or ancillary thereto:

(a)	the Pooling and Settlement Agreement;

(b)	the Balancing and Settlement Code;

(c)	Master Connection and Use of System Agreement or the Connection and Use of System Code;

(d)	the Settlement Agreement for Scotland;

(e)	the Master Registration Agreement;

(f)	the Data Transfer services Agreement;

(g)	the Radio Teleswitch Agreement;

(h)	any Grid Code or Scottish Grid Code;

(i)	any Distribution Code;

(j)	the Trading Code;

(k)	the Fuel Security Code;

(1)	any agreement for use of an interconnector or Scottish interconnection; and

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(m)	any agreement for the provision of distribution use of system, meter provision services, meter maintenance services, data retrieval services, data processing services, data aggregation services, or prepayment meter services.

4.	Where the Authority considers that the list of industry framework documents set out in paragraph 3 should be modified for the purposes of this condition generally, the licensee shall discuss any proposed modification (including addition) to the list in good faith and use all reasonable endeavours to agree such modification with the Authority.

5.	This condition shall cease to have effect on 30 June 2002 or such earlier date as the Authority may specify in a direction given for the purposes of this condition generally.

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Condition 14. Provision of the Metering Point Administration Service and Compliance with the Master Registration Agreement.

1.	The licensee shall be a party to and shall comply with the provisions of the Master Registration Agreement.

2.	The licensee shall establish, or procure the establishment of, and subsequently operate and maintain, or procure the subsequent operation and maintenance of, a service to be known as the “Metering Point Administration Service.”

3.	The Metering Point Administration Service shall fulfil the following functions:

(a)	the maintenance of such a register of technical and other data as is necessary to facilitate supply by any electricity supplier to all premises connected to the licensee’s distribution system and to meet the reasonable requirements of electricity suppliers in respect of such premises for information for settlement purposes, including (where so required):

(i)	the identity of the electricity supplier responsible under the Balancing and Settlement Code (where the premises are within England and Wales) and/or the Settlement Agreement for Scotland (where the premises are within Scotland) for the metering point at such premises;

(ii)	the type of metering equipment installed at each such premises; and

(iii)	a unique and accurate address of each such premises so far as is reasonably practicable having regard to the nature and source of the information provided to the licensee;

(b)	the amendment of the register maintained in accordance with sub-paragraph (a) to reflect changes of electricity supplier in respect of any premises;

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(c)	the provision, in a timely and efficient manner, of such data contained in the register as is reasonably required and requested to:

(i)	any electricity supplier or agent thereof;

(ii)	any person identified in the Balancing and Settlement Code (where the premises are within England and Wales) and/or the Settlement Agreement for Scotland (where the premises are within Scotland) as an appropriate person for the receipt of data for settlement purposes; and

(iii)	any person identified in the Master Registration Agreement as entitled to such data for the purpose of facilitating changes of electricity supplier in respect of any premises; and

(d)	the maintenance of an enquiry service for the provision to any customer or an electricity supplier, on request and free of charge to that customer, of such data contained in the register as is relevant to the supply of electricity to premises which are (or are to be) owned or occupied by the customer, and the taking of such steps as will in the opinion of the licensee secure adequate publicity for the operation of the enquiry service.

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Condition 14A. Basis of Charges for Metering Point Administration Services: Requirements for Transparency

1.	The licensee shall as soon as practicable prepare a statement in a form approved by the Authority setting out the basis upon which charges will be made for the provision of metering point administration services, in such form and with such detail as shall be necessary to enable an electricity supplier to make a reasonable estimate of the charges to which the electricity supplier would become liable to pay for the provision of such services and of the other terms, likely to have a material impact on the conduct of the electricity supplier’s business, upon which the service would be provided and (without prejudice to the foregoing) including the information set out in paragraph 2.

2.	The statement referred to in paragraph 1 shall include a schedule of charges for metering point administration services, together with an explanation of the methods by which and the principles on which such charges will be calculated.

3.	The Authority may, upon the written request of the licensee, issue a direction relieving the licensee of its obligations under paragraph 1 to such extent and subject to such terms and conditions as the Authority may specify in that direction.

4.	The licensee shall not in setting its charges for, or in setting the other terms that will apply to the provision of metering point administration services, restrict, distort or prevent competition in the generation, distribution or supply of electricity.

5.	The licensee:

(a)	shall, at least once in every year, review the information set out in the statement prepared in accordance with paragraph 1 in order that the information set out in such a statement shall continue to be accurate in all material respects; and

(b)	may, with the approval of the Authority, from time to time alter the form of such a statement.

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6.	The licensee shall send a copy of the statement prepared in accordance with paragraph 1, and of each revision of such statement, to the Authority.

7.	The licensee shall give or send a copy of the statement prepared in accordance with paragraph 1, or (as the case may be) of the latest revision of such statement, to any person who requests a copy of such statement.

8.	The licensee may make a charge for any statement given or sent pursuant to paragraph 7 of an amount which shall not exceed the amount specified in directions issued by the Authority for the purposes of this condition based on the Authority’s estimate of the licensee’s reasonable costs of providing such a statement.

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Condition 14B. Non-Discrimination in the Provision of Metering Point Administration Services

1.	In the provision of metering point administration services the licensee shall not discriminate between any electricity suppliers.

2.	Without prejudice to paragraph 1, and subject to the provisions of standard condition 14A (Basis of Charges for Metering Point Administration Services: Requirements for Transparency), the licensee shall not make charges for the provision of metering point administration services to any electricity supplier which differ from the charges for such provision to any other electricity supplier except in so far as such differences reasonably reflect differences in the costs associated with such provision.

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Condition 14C. Requirement to Offer Terms for the Provision of Metering Point Administration Services

1.	This condition sets out the obligations relating to the metering point administration services pursuant to and in accordance with the Master Registration Agreement.

2.	On application made by any electricity supplier for any premises connected to the licensee’s distribution system, the licensee shall (subject to paragraph 5) offer to enter into an agreement for the provision of metering point administration services.

3.	In making an offer pursuant to this condition to enter into an agreement, the licensee shall set out:

(a)	the date by which the metering point administration services required shall be provided (time being of the essence, unless otherwise agreed between parties);

(b)	the charges to be paid in respect of the metering point administration services required, such charges (unless manifestly inappropriate):

(i)	to be presented in such a way as to be referable to the statement prepared in accordance with paragraph 1 of standard condition 14A (Basis of Charges for Metering Point Administration Services: Requirements for Transparency) or any revision thereof;

(ii)	to be in conformity with the requirements of standard condition 14A (Basis of Charges for Metering Point Administration Services: Requirements for Transparency).

(c)	such other detailed terms in respect of each of the metering point administration services required as are or may be appropriate for the purpose of the agreement.

4.	The licensee shall offer terms for an agreement in accordance with paragraph 2 as soon as practicable and (save where the Authority consents to a longer period) in any event not more than 28 days after receipt by the licensee (or its agent) from an electricity supplier of an application containing all such information as the licensee may reasonably require for the purpose of formulating the terms of the offer.

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5.	The licensee shall not be obliged pursuant to this condition to offer to enter or to enter into any agreement if to do so would be likely to involve the licensee being:

(a)	in breach of its duties under section 9 of the Act;

(b)	in breach of any regulations made under section 29 of the Act or of any other enactment relating to safety or standards applicable in respect of the distribution business;

(c)	in breach of any Grid Code or Distribution Code; or

(d)	in breach of the conditions.

6.	The licensee shall undertake metering point administration services in the most efficient and economic manner practicable having regard to the alternatives available and the other requirements of the licence and of the Act in so far as they relate to the provision of such services.

7.	In the provision of metering point administration services the licensee shall not restrict, distort or prevent competition in the supply of electricity.

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Condition 14D. Functions of the Authority

1.	If, after a period which appears to the Authority to be reasonable for the purpose, the licensee has failed to enter into an agreement with an electricity supplier entitled or claiming to be entitled there to pursuant to a request under standard condition 14C (Requirement to Offer Terms for the Provision of Metering Point Administration Services), the Authority may, on the application of such an electricity supplier or the licensee, settle any terms of the agreement in dispute between the licensee and the electricity supplier in such manner as appears to the Authority to be reasonable having (in so far as relevant) regard in particular to the following considerations:

(a)	that the performance by the licensee of its obligations under the agreement should not cause it to be in breach of those provisions referred to at paragraph 5 in standard condition 14C (Requirement to Offer Terms for the Provision of Metering Point Administration Services); and

(b)	that the terms and conditions of the agreement so settled by the Authority and of any other agreements entered into by the licensee pursuant to a request under standard condition 14C (Requirement to Offer Terms for the Provision of Metering Point Administration Services) should be in as similar a form as is practicable.

2.	In so far as an electricity supplier entitled or claiming to be entitled to an offer under standard condition 14C (Requirement to Offer Terms for the Provision of Metering Point Administration Services) wishes to proceed on the basis of the agreement as settled by the Authority pursuant to paragraph 1, the licensee shall forthwith enter into and implement such agreement in accordance with its terms.

3.	If either party to such agreement proposes to vary the contractual terms of any agreement for the provision of metering point administration services entered into pursuant to standard condition 14C (Requirement to Offer Terms for the Provision of Metering Point Administration Services) in any manner provided for under such agreement, the Authority may, at the request of that party, settle any dispute relating to such variation in such manner as appears to the Authority to be reasonable.

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4.	The Authority may (following consultation with the licensee) issue directions relieving the licensee of its obligations under standard condition 14C (Requirement to Offer Terms for the Provision of Metering Point Administration Services) relating to metering point administration services in respect of such parts of that condition and to such extent as may be specified in the directions.

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Condition 15. Compliance with the Grid Codes

1.	The licensee shall comply with the provisions of every Grid Code in so far as applicable to it.

2.	The Authority may (following consultation with the transmission company responsible for the relevant Grid Code) issue directions relieving the licensee of its obligation under paragraph 1 in respect of such parts of such Grid Code and to such extent and subject to such conditions as may be specified in those directions.

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Condition 16. Security Arrangements

1.	Insofar as the licensee shall distribute or offer to distribute electricity within any area of England and Wales, the licensee shall comply with the provisions of the Fuel Security Code and such provisions shall have effect as if they were set out in this licence.

2.	Insofar as the licensee shall distribute or offer to distribute electricity within any area of Scotland:

(a)	if so directed in directions issued by the Authority for the purposes of this condition, the licensee shall, not later than such date as may be specified in such directions, enter into an agreement designated by the Secretary of State for the purposes of this condition relating to compliance with directions issued by the Secretary of State under section 34 and/or section 35 of the Act; and

(b)	the licensee shall comply with and perform its obligations under any agreement which it enters into pursuant to sub-paragraph (a) above.

3.	In this condition:

“Fuel Security Code”	means the document of that title designated as such by the Secretary of State as from time to time amended.

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Condition 17. Provision of Services for Persons who are of Pensionable Age or Disabled or Chronically Sick

1.	The licensee shall, no later than 1 November 2001, prepare and submit to the Authority for its approval a code of practice detailing the special services the licensee will make available for domestic customers who are of pensionable age or disabled or chronically sick.

2.	The code of practice shall include arrangements whereby the licensee will:

(a)	maintain a register of customers who have special communication needs or depend on electricity for medical reasons by virtue of being of pensionable age or disabled or chronically sick, and who require advance notice of planned interruptions to the supply of electricity, comprising the relevant details of each customer who requests or whose supplier requests his inclusion on it;

(b)	give to all customers so registered, either via the relevant supplier or, where appropriate, directly, in respect of interruptions to the supply of electricity, such information and advice as may be appropriate and is of such nature as shall be set out in the code of practice, provided that where the licensee is providing the supplier with any such information, the licensee shall provide such information as soon as is practicable; and

(c)	in the case where the request for the inclusion in the register is made directly to the licensee, provide the relevant supplier with the relevant details in such form and at such intervals as is relevant to the supplier’s licence obligations.

3.	This condition is subject to the provisions of standard condition 22 (Preparation, Review of and Compliance with Customer Service Codes).

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Condition 18. Provision of Services for Persons who are Blind or Deaf

1.	The licensee shall, no later than 1 November 2001, prepare and submit to the Authority for its approval a code of practice detailing the special services the licensee will make available for domestic customers who are disabled by virtue of being blind or partially sighted, or deaf or hearing impaired.

2.	The code of practice shall include arrangements by which the licensee will, on request, in each case free of charge:

(a)	make available to blind and partially sighted domestic customers a facility for enquiring or complaining about any service provided by the licensee, by telephone or other appropriate means; and

(b)	make available to deaf and hearing impaired domestic customers, being in possession of appropriate equipment, facilities to assist them in enquiring or complaining about any service provided by the licensee.

3.	This condition is subject to the provisions of standard condition 22 (Preparation, Review of and Compliance with Customer Service Codes).

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Condition 19. Code of Practice on Procedures with Respect to Site Access

1.	The licensee shall, no later than 1 November 2001, prepare and submit to the Authority for its approval a code of practice setting out the principles and procedures the licensee will follow in respect of any person acting on its behalf who requires access to customers’ premises.

2.	The code of practice shall include procedures calculated to ensure that persons visiting customers’ premises on behalf of the licensee:

(a)	possess the skills necessary to perform the required duties;

(b)	are readily identifiable to members of the public;

(c)	use passwords provided for vulnerable customers;

(d)	are appropriate persons to visit and enter customers’ premises;

(e)	are able to inform customers, on request, of a contact point for help and advice they may require in relation to the safety and security of the supply of the electricity; and

(f)	comply with the provisions of the Rights of Entry (Gas and Electricity Boards) Act 1954.

3.	This condition is subject to the provisions of standard condition 22 (Preparation, Review of and Compliance with Customer Service Codes).

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Condition 20. Payments in Relation to Standards of Performance

1	The licensee shall not enter into a use of system agreement with any electricity supplier that does not provide for the licensee to make payments in respect of the performance of the distribution business of the licensee to the electricity supplier for the benefit of any customer of that electricity supplier equivalent to such sums as would have been paid pursuant to any provision of Regulations made under section 39A of the Act.

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Condition 21. Complaint Handling Procedure

1.	The licensee shall, no later than 1 November 2001, prepare and submit to the Authority for its approval a code of practice detailing the procedure for handling complaints from domestic customers about the manner in which the licensee conducts its distribution business.

2.	Any procedure established in accordance with this condition shall specify the periods within which it is intended that different descriptions of complaint should be processed and resolved.

3.	This condition is subject to the provisions of standard condition 22 (Preparation, Review of and Compliance with Customer Service Codes).

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Condition 22. Preparation, Review of and Compliance with Customer Service Codes

1.	This condition applies to any code of practice required to be prepared by the licensee pursuant to standard condition 17 (Provision of Services for Persons who are of Pensionable Age or Disabled or Chronically Sick), standard condition 18 (Provision of Services for Persons who are Blind or Deaf), standard condition 19 (Code of Practice on Procedures in Respect of Site Access) and standard condition 21 (Complaint Handling Procedure) of this licence.

2.	In first preparing such a code the licensee shall, prior to submitting that code to the Authority, consult the Consumer Council and shall have regard to any representations made by the Consumer Council about such code or the manner in which it is likely to be operated.

3.	Where before the expiry of 30 days of the licensee first submitting such code to the Authority for its approval the Authority notifies the licensee that the Authority considers the code is not sufficient for the purposes of meeting the requirements of this licence, the licensee shall forthwith make such changes as the Authority may require.

4.	The licensee shall, whenever requested to do so by the Authority, review such code and the manner in which it has been operated, with a view to determining whether any modification should be made to it or to the manner of its operation.

5.	In carrying out any such review the licensee shall consult the Consumer Council and shall have regard to any representations made by the Consumer Council about such code or the manner in which it is likely to be or (as the case may be) has been operated.

6.	The licensee shall submit any revision of such code which, after consulting the Consumer Council in accordance with paragraph 5, the licensee wishes to make, to the Authority for its approval and following its approval in writing shall then revise the code accordingly.

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7.	The licensee shall:

(a)	as soon as practicable following the preparation of any code or any revision made to it send to the Authority and the Consumer Council a copy of such code or such revision (in each case in the form approved by the Authority);

(b)	at least once in each year, draw the attention of those customers to whom such code applies, to the existence of the code and of each substantive revision of it and to the means by which a copy of such code may be inspected in its latest form, in such manner as in the reasonable opinion of the licensee will give adequate publicity to it; and

(c)	give or send free of charge a copy of such code (as from time to time revised) to any person who requests it.

8.	No changes may be made to any code otherwise than in accordance with the foregoing procedures.

9.	The licensee shall ensure, so far as reasonably practicable, that it complies with such arrangements or procedures (as the case may be) as are contained in or described by any code to which this condition applies and approved by the Authority or any revision to such code approved by the Authority.

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Condition 23. Record of and Report on Performance

1.	The licensee shall keep a record of its general operation of the arrangements mentioned in standard conditions 17 to 22 and if the Authority so directs in writing, of its operation of any particular cases specified, or of a description specified, by the Authority.

2.	The licensee shall keep a statistical record of its performance in relation to the provision of services to domestic customers.

3.	The licensee shall, from time to time as required by the Authority, provide to the Authority and to the Consumer Council such of the information contained in the records prepared in accordance with paragraphs 1 and 2 as the Authority may request in writing.

4.	As soon as is reasonably practicable after the end of each calendar year, the licensee shall submit to the Authority and the Consumer Council a report dealing with the matters mentioned in paragraphs 1 and 2 in relation to that year and shall:

(a)	publish the report so submitted in such manner as will in the reasonable opinion of the licensee secure adequate publicity for it; and

(b)	send a copy of it free of charge to any person requesting one,

except that, in performing its obligations under sub-paragraphs (a) and (b), the licensee shall exclude from the report such information as appears to it to be necessary or expedient to ensure that, save where they consent, individual domestic customers referred to therein cannot readily be identified.

5.	The report shall be presented, so far as is reasonably practicable, in a standard form designated by the Authority for the purposes of this condition.

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Condition 24. Provision of Information to the Authority

1.	Subject to paragraphs 5 and 7, the licensee shall furnish to the Authority, in such manner and at such times as the Authority may reasonably require, such information and shall procure and furnish to it such reports, as the Authority may reasonably require or as may be necessary for the purpose of performing:

(a)	the functions conferred on it by or under the Act; and

(b)	any functions transferred to or conferred on it by or under the Utilities Act 2000.

2.	The licensee shall procure from each company or other person which the licensee knows or reasonably should know is at any time an ultimate controller of the licensee a legally enforceable undertaking in favour of the licensee in a form specified by the Authority that that ultimate controller (“the information covenantor”) will give to the licensee, and will procure that any person (including, without limitation, a corporate body) which is a subsidiary of, or is controlled by, the information covenantor (other than the licensee and its subsidiaries) will give to the licensee, all such information as may be necessary to enable the licensee to comply fully with the obligation imposed on it in paragraph 1. Such undertaking shall be obtained within 7 days of such corporate body or other person in question becoming an ultimate controller of the licensee and shall remain in force for so long as the licensee remains the holder of this licence and the information covenantor remains an ultimate controller of the licensee.

3.	The licensee shall deliver to the Authority evidence (including a copy of each such undertaking) that the licensee has complied with the obligation to procure undertakings pursuant to paragraph 2, and shall comply with any direction from the Authority to enforce any undertaking so procured.

4.	The licensee shall not, save with the consent in writing of the Authority, enter (directly or indirectly) into any agreement or arrangement with any ultimate controller of the licensee or,

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where the ultimate controller is a corporate body, any of the subsidiaries of such a corporate ultimate controller (other than the subsidiaries of the licensee) at a time when:

(a)	an undertaking complying with paragraph 2 is not in place in relation to that ultimate controller; or

(b)	there is an unremedied breach of such undertaking; or

(c)	the licensee is in breach of the terms of any direction issued by the Authority under paragraph 3 of this condition.

5.	The licensee shall not be required by the Authority to furnish it under this condition with information for the purpose of the exercise of its functions under section 47 of the Act.

6.	The licensee shall, if so requested by the Authority, give reasoned comments on the accuracy and text of any information or advice (so far as relating to its activities as holder of an electricity distribution licence) which the Authority proposes to publish pursuant to section 48 of the Act.

7.	This condition shall not require the licensee to produce any documents or give any information which it could not be compelled to produce or give in evidence in civil proceedings before a court.

8.	The power of the Authority to call for information under this condition is in addition to the power of the Authority to call for information under or pursuant to any other condition. There shall be a presumption that the provision of information in accordance with any other condition is sufficient for the purposes of that condition, but that presumption shall be rebutted, if the Authority states in writing that in its opinion such further information is, or is likely to be, necessary to enable it to exercise functions under the condition in question.

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Condition 25. Long Term Development Statement

1.	The purposes of this condition are:

(a)	to secure the provision by the licensee of information which will assist any person who contemplates entering into distribution arrangements with the licensee to identify and evaluate the opportunities for doing so; and

(b)	to ensure the general availability of such information in the public domain.

2.	Where the Authority gives the licensee a direction to do so, the licensee shall prepare and maintain a statement in such form as may be specified in the direction for the purposes of this condition generally, containing, with respect to each of the 5 succeeding years on a rolling basis beginning with 1st April in any year, such information as it is reasonably practicable for the licensee to provide which identifies or relates to the matters specified in paragraph 4.

3.	The direction specified in paragraph 2 may be given by the Authority at any time during a year. Any statement to be prepared by the licensee pursuant to paragraph 2 shall be prepared within 3 months of the giving of the direction. The licensee shall be obliged to include in the first such statement prepared the information referred to in paragraph 2 with respect to each year of the 5 succeeding years on a rolling basis beginning with 1st April of the year in which the direction is given.

4.	The matters referred to at paragraph 2 are:

(a)	the use likely to be made of the licensee’s distribution system;

(b)	the likely development of the licensee’s distribution system;

(c)	the likely development of those facilities which the licensee expects to be taken into account from time to time in determining charges for making connections to its distribution system and for use of system;

(d)	the licensee’s plans for modifying its distribution system, including works which it expects to be carried out for that purpose within the forthcoming 2 years (from the date of the statement);

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(e)	the identification of those parts of the licensee’s distribution system which are likely to reach the limit of their capability during the succeeding 5 year period, including those parts which may experience thermal overloading, voltage problems or excess fault levels;

(f)	the licensee’s plans to alleviate or rectify any predicted shortcomings in the operation and/or capability of its distribution system; and

(g)	(where applicable) how the actual developments in the recent past compared with the licensee’s plans contained in previous statements.

5.	Any statement to be prepared by the licensee pursuant to paragraph 2 shall be prepared within 3 months of the giving of the relevant direction.

6.	Except in so far as the Authority otherwise consents, the licensee shall on an annual basis prepare a revision of any statement prepared under paragraph 2 so as to ensure that, so far as is reasonably practicable, the information in the revised statement is up to date.

7.	The licensee shall, subject to any requirement to comply with the listing rules (within the meaning of Part IV of the Financial Services Act 1986) of The Stock Exchange and with paragraph 8 –

(a)	furnish the Authority with a copy of the statement prepared under paragraph 2 and of each revision of the statement prepared under paragraph 6;

(b)	in such form and manner as the Authority may direct, publish such a summary of the statement or, as the case may be, of a revision of the statement as will assist a person in deciding whether to ask for a copy of the statement;

(c)	prepare a version of the statement or revision which excludes, so far as is practicable, any such matter as is mentioned in paragraph 8 and send a copy thereof to any person who asks for one and makes such payment to the licensee in respect of the cost thereof as it may require not exceeding such amount as the Authority may from time to time approve for the purposes hereof.

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8.	In complying with the requirements of paragraph 7(b), the licensee shall have regard to the need for excluding, so far as is practicable, any matter which relates to the affairs of a person where the publication of that matter would or might seriously and prejudicially affect his interests.

9.	Any question arising under paragraph 8 as to whether the publication of some matter which relates to the affairs of a person would or might seriously and prejudicially affect his interests shall be determined by the Authority.

10.	A direction given under paragraph 2 is only effective where the Authority has informed the licensee of its intention to do so in a notice which:

(a)	states the date on which it is proposed that the direction should take effect;

(b)	sets out the proposed contents of the direction with respect to the form in which the statement is to be prepared and maintained for the purposes of this condition;

(c)	specifies the time (not being less than 28 days from the date of the notice) within which representations with respect to the proposed direction may be made,

and has considered any representations which are duly made by the licensee and are not withdrawn.

11.	Any consultation undertaken by the Authority with the holder of a licence granted under section 6(1)(c) of the Act before the determination of this standard condition by the Secretary of State pursuant to section 33(1) of the Utilities Act 2000 shall be effective for the purposes of paragraph 10.

12.	In this condition, “distribution arrangements” includes distribution arrangements which relate to –

(a)	the utilisation of the licensee’s distribution system; and

(b)	connections to the licensee’s distribution system.

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Condition 26. Compliance with CUSC

1.	Insofar as the licensee distributes or offers to distribute to any premises situated in England and Wales, the licensee shall be a party to the CUSC Framework Agreement and shall comply with the CUSC and, if it is party to the agreement known as the Master Connection and Use of System Agreement (“MCUSA”), execute such other documents as shall be stated as required to be made in any direction issued by the Authority to enable the MCUSA and its supplemental agreements and ancillary service agreements (as defined or referred to in MCUSA) and any associated agreements derived from MCUSA to be amended appropriately into the CUSC Framework Agreement, CUSC, bilateral agreements, construction agreements and, so far as is appropriate, associated agreements derived from CUSC so as to maintain continuity of contractual relationships.

2.	The licensee shall take all reasonable steps to secure and implement (consistently with the procedures applicable under or in relation to the core industry documents to which it is a party (or in relation to which it holds rights in respect of amendment) as modified or replaced from time to time), and shall not take any steps to prevent or unduly delay, changes to those documents, such changes being changes which are appropriate in order to give full and timely effect to and/or in consequence of any modification which has been made to the CUSC.

3.	For the avoidance of doubt, paragraph 2 is without prejudice to any rights of approval, veto or direction in respect of proposed changes to the core industry documents which the Authority may have.

4.	In this condition:

“bilateral agreement”	means an agreement between the holder of a transmission licence in England and Wales and a CUSC user supplemental to the CUSC relating to a direct connection to that transmission system

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identifying the relevant connection site and setting out other site specific details in relation to that connection to the transmission system, including provisions relating to payment of connection charges.

“construction agreement”	means an agreement between the holder of a transmission licence in England and Wales and a CUSC user in respect of construction works required on that transmission system and the associated construction works of the CUSC user in relation to a connection to the transmission system or in relation to a generating station connected to a distribution system in England and Wales, whether for the initial connection or a modification of the connection.

“core industry documents”	means those documents which have been designated by the Secretary of State as such.

“CUSC”	means the Connection and Use of System Code required to be in place pursuant to the transmission licence granted to the transmission company in England and Wales, as from time to time modified.

“CUSC Framework Agreement”	means the agreement of that title, in the form approved by the Secretary of State, by which the CUSC is made contractually binding between the parties to that agreement, as amended from time to time with the approval of the Secretary of State.

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Condition 27. Not used

Condition 28. Not used

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Condition 29. Disposal of Relevant Assets

1.	The licensee shall not dispose of or relinquish operational control over any relevant asset otherwise than in accordance with the following paragraphs of this condition.

2.	Save as provided in paragraph 3, the licensee shall give to the Authority not less than two months’ prior written notice of its intention to dispose of or relinquish operational control over any relevant asset, together with such further information as the Authority may request relating to such asset or the circumstances of such intended disposal or relinquishment of control or to the intentions in regard thereto of the person proposing to acquire such asset or operational control over such asset.

3.	Notwithstanding paragraphs 1 and 2, the licensee may dispose of or relinquish operational control over any relevant asset:

(a)	where:

(i)	the Authority has issued directions [2] [3] for the purposes of this condition containing a general consent (whether or not subject to conditions) to:

(aa)	transactions of a specified description; or

(bb)	the disposal of or relinquishment of operational control over relevant assets of a specified description; and

(ii)	the transaction or the relevant assets are of a description to which such directions apply and the disposal or relinquishment is in accordance with any conditions to which the consent is subject; or

(b)	where the disposal or relinquishment of operational control in question is required by or under any enactment or subordinate legislation.

4.	Notwithstanding paragraph 1, the licensee may dispose of or relinquish operational control over any relevant asset as is specified in any notice given under paragraph 2 in circumstances where:

(a)	the Authority confirms in writing that it consents to such disposal or relinquishment (which consent may be made subject to the acceptance by the licensee or any third party in favour of whom the relevant asset is proposed to be disposed or operational control is proposed to be relinquished to) of such conditions as the Authority may specify; or

[2]	Direction issued under Condition 20 of Scottish Power plc licence now Standard Condition 29 of this licence (01.04.92)
[3]	General Consent issued under Standard Condition 29 of this licence (01.10.01)

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(b)	the Authority does not inform the licensee in writing of any objection to such disposal or relinquishment of control within the notice period referred to in paragraph 2.

5.	In this condition:

“disposal”	means:

	(a)	in relation to disposal of a relevant asset situated in England and Wales includes any sale, gift, exchange, assignment, lease, licence, loan, mortgage, charge, or grant of any other encumbrance or the permitting of any encumbrance to subsist or any other disposition;

	(b)	in relation to disposal of a relevant asset situated in Scotland includes the grant of any disposition, conveyance, contract of excambion, any lease, assignation, licence, the grant of any right of possession, loan, standard security, floating charge to a third party, or the grant of any servitude right, wayleave or any other transaction or event which is capable under any enactment or rule of law of affecting the title to a registered interest in land and “dispose” and cognate expressions shall be construed accordingly;

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“relinquishment of operational control”	includes, without limitation, entering into any agreement or arrangement whereby operational control of a relevant asset or relevant assets is not or ceases to be under the sole management of the licensee.

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Condition 30. Not used

Condition 31. Not used

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SECTION C. DISTRIBUTION SERVICES OBLIGATIONS

Condition 32. Interpretation of Section C (Distribution Services Obligations)

1.	In this Section of the standard conditions, unless the context otherwise requires:

“data transfer catalogue”	has the meaning given at paragraph 4(c) of standard condition 37 (The Metering Point Administration Service and the Master Registration Agreement).

“data transfer service”	means the data transfer service and service facility to be established, operated and maintained by the licensee, in conjunction and co-operation with all other distribution services providers, in accordance with and comprising the elements set out in standard condition 38 (Establishment of a Data Transfer Service).

“permitted purpose”	means the purpose of all or any of the following:

	(a)	the distribution business or any other business or activity within the limits of paragraph 4 of standard condition 43 (Restriction on Activity and Financial Ring Fencing);

	(b)	any business or activity to which the Authority has given its consent in writing in accordance with paragraph 3(d) of condition 43; and

	(c)	without prejudice to the generality of sub-paragraph (a), any payment or transaction lawfully made or undertaken by the licensee for a purpose within sub-paragraphs l(b)(i) to (vii) of standard condition 47 (Indebtedness);

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Condition 32A. Convenience Customers

1.	The licensee shall establish and maintain an accurate list of any convenience customers.

2.	The licensee shall update the list referred to in paragraph 1 at least once in every period of 12 months.

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Condition 33. Not used

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Condition 34. Compulsory Acquisition of Land etc

1.	The powers and rights conferred by or under the provisions of Schedule 3 to the Act (Compulsory Acquisition of Land etc. by Licence Holders) shall have effect in relation to the licensee to enable the licensee to carry on the activities authorised by this licence and which:

(a)	are comprised within its distribution business; and

(b)	are carried on within the distribution services area or necessitate the use of the licensee’s distribution system, including any extension of or addition to the licensee’s distribution system, whether or not connected to such system.

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Condition 35. Other Powers etc.

1.	The powers and rights conferred by or under the provisions of Schedule 4 to the Act (Other Powers etc. of Licence Holders) shall have effect in relation to the licensee to enable the licensee to carry on the activities authorised by this licence and which:

(a)	are comprised within its distribution business; and

(b)	are carried on within the distribution services area or necessitate the use of the licensee’s distribution system, including any extension of or addition to the licensee’s distribution system, whether or not connected to such system.

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Condition 36. Basis of Charges for Distributor Metering and Data Services: Requirements for Transparency

1.	The licensee shall as soon as practicable prepare statements in a form approved by the Authority setting out the basis upon which charges will be made for the provision of each of the distributor metering and data services, in each case in such form and with such detail as shall be necessary to enable any person to make a reasonable estimate of the charges to which the person would become liable to pay for the provision of such services and of the other terms, likely to have a material impact on the conduct of the person’s business, upon which the service would be provided and (without prejudice to the foregoing) including the information set out in paragraph 2.

2.	The statements referred to at paragraph 1 shall include a schedule of charges for each of the distributor metering and data services, together with an explanation of the methods by which and the principles on which such charges will be calculated.

3.	The Authority may, upon the written request of the licensee, issue a direction relieving the licensee of its obligations under paragraph 1 to such extent and subject to such terms and conditions as the Authority may specify in that direction.

4.	The licensee shall not in setting its charges for, or in setting the other terms that will apply to the provision of any of the distributor metering and data services, restrict, distort or prevent competition in the generation, distribution or supply of electricity or in the provision of meter maintenance or data retrieval services.

5.	The licensee:

(a)	shall, at least once in every year, review the information set out in the statements prepared in accordance with paragraph 1 in order that the information set out in such statements shall continue to be accurate in all material respects; and

(b)	may, with the approval of the Authority, from time to time alter the form of such statements.

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6.	The licensee shall send a copy of the statement prepared in accordance with paragraph 1, and of each revision of such statement, to the Authority.

7.	The licensee shall give or send a copy of the statement prepared in accordance with paragraph 1, or (as the case may be) of the latest revision of such statement, to any person who requests a copy of such statement or statements.

8.	The licensee may make a charge for any statement given or sent pursuant to paragraph 7 of an amount which shall not exceed the amount specified in directions issued by the Authority for the purposes of this condition based on the Authority’s estimate of the licensee’s reasonable costs of providing such a statement.

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Condition 36A. Non-Discrimination in the Provision of Distributor Metering and Data Services

1.	In the provision of any of the distributor metering and data services, the licensee shall not discriminate between any persons or class or classes of persons.

2.	Without prejudice to paragraph 1, and subject to the provisions of standard condition 36 (Basis of Charges for Distributor Metering and Data Services: Requirements for Transparency), the licensee shall not make charges for the provision of any of the distributor metering and data services to any person or class or classes of persons which differ from the charges for such provision to any other person or class or classes of person except in so far as such differences reasonably reflect differences in the costs associated with such provision.

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Condition 36B. Requirement to offer Terms for the Provision of Distributor Metering and Data Services

1.	This condition sets out the obligations relating to the following services:

(a)	the provision of metering equipment which, at the discretion of the licensee, may be metering equipment which is owned by him or by any person other than the person making such application;

(b)	the installation, commissioning, testing, repair, maintenance, removal and replacement of metering equipment;

(c)	metering point administration services pursuant to and in accordance with the Master Registration Agreement; and

(d)	data transfer services.

2.	On application made by any person, the licensee shall (subject to paragraph 6) offer to enter into an agreement for the provision within its distribution services area of such of the services described in sub-paragraphs 1 (a), (b) and (c) as may be required.

3.	On application made by any person the licensee shall (subject to paragraph 6) offer to enter into an agreement for the provision of data transfer services.

4.	In making an offer pursuant to this condition to enter into any agreement, the licensee shall set out:

(a)	the date by which the services required shall be provided (time being of the essence, unless otherwise agreed between parties);

(b)	the charges to be paid in respect of the services required, such charges (unless manifestly inappropriate):

(i)	to be presented in such a way as to be referable to the statements prepared in accordance with paragraph 1 of standard condition 36 (Basis of Charges for Distributor Metering and Data Services: Requirements for Transparency) or any revision thereof;

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(ii)	to be set in conformity with the requirements of standard condition 36 (Basis of Charges for Distributor Metering and Data Services: Requirements for Transparency); and

(c)	such other detailed terms in respect of each of the services required as are or may be appropriate for the purpose of the agreement.

5.	The licensee shall offer terms for agreements in accordance with paragraphs 2 and 3 as soon as practicable and (save where the Authority consents to a longer period) in any event not more than 28 days after receipt by the licensee (or its agent) from any person of an application containing all such information as the licensee may reasonably require for the purpose of formulating the terms of the offer.

6.	The licensee shall not be obliged pursuant to this condition to offer to enter or to enter into any agreement if to do so would be likely to involve the licensee being:

(a)	in breach of its duties under section 9 of the Act;

(b)	in breach of any regulations made under section 29 of the Act or of any other enactment relating to safety or standards applicable in respect of the distribution business;

(c)	in breach of any Grid Code or Distribution Code; or

(d)	in breach of the conditions.

7.	The licensee shall undertake each of the services referred to in paragraph 1 in the most efficient and economic manner practicable having regard to the alternatives available and the other requirements of the licence and of the Act in so far as they relate to the provision of those services.

8.	In the provision of any of the services referred to in paragraph 1 the licensee shall not restrict, distort or prevent competition in the supply of electricity.

9.	The services referred to in paragraph 1 shall collectively be referred to as the distributor metering and data services. For the avoidance of doubt distributor metering and data services as referred to in this licence excludes data retrieval, data processing and data aggregation.

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10.	In this condition:

“data retrieval”	means services comprising any or all of the following:

the retrieval and verification of meter reading data from electricity meters and the delivery of such data to any person for the purpose of data processing.

“data processing”	means services comprising any or all of the following:

the processing, validation and estimation of meter reading data, and the creation, processing and validation of data in respect of the consumption of electricity at premises which receive an unmetered supply, and the delivery of such data to any person for the purpose of data aggregation.

“data aggregation”	means services comprising any or all of the following:

the collation and summation of meter reading data (whether actual or estimated) and of data in respect of the consumption of electricity at premises which receive an unmetered supply, and the delivery of such data to any person for settlement purposes.

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Condition 36C. Functions of the Authority

1.	If, after a period which appears to the Authority to be reasonable for the purpose, the licensee has failed to enter into an agreement with any person entitled or claiming to be entitled thereto pursuant to a request under standard condition 36B (Requirement to Offer Terms for the Provision of Distributor Metering and Data Services), the Authority may, on the application of such person or the licensee, settle any terms of the agreement in dispute between the licensee and that person in such manner as appears to the Authority to be reasonable having (in so far as relevant) regard in particular to the following considerations:

(a)	that the performance by the licensee of its obligations under the agreement should not cause it to be in breach of those provisions referred to at paragraph 6 of standard condition 36B (Requirement to Offer Terms for the Provision of Distributor Metering and Data Services); and

(b)	that the terms and conditions of the agreement so settled by the Authority and of any other agreements entered into by the licensee pursuant to a request under standard condition 36B (Requirement to Offer Terms for the Provision of Distributor Metering and Data Services) should be in as similar a form as is practicable.

2.	In so far as any person entitled or claiming to be entitled to an offer under standard condition 36B (Requirement to Offer Terms for the Provision of Distributor Metering and Data Services) wishes to proceed on the basis of the agreement as settled by the Authority pursuant to paragraph 1, the licensee shall forthwith enter into and implement such agreement in accordance with its terms.

3.	If either party to such agreement proposes to vary the contractual terms of any agreement for the provision of any of the distributor metering and data services entered into pursuant to standard condition 36B (Requirement to Offer Terms for the Provision of Distributor Metering and Data Services) or this condition in any manner provided for under such agreement, the Authority may, at the request of that party, settle any dispute relating to such variation in such manner as appears to the Authority to be reasonable.

4.	The Authority may (following consultation with the licensee) issue directions relieving the licensee of its obligations under standard condition 36B (Requirement to Offer Terms for the Provision of Distributor Metering and Data Services) relating to distributor metering and data services in respect of such parts of that condition and to such extent as may be specified in the directions.

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Condition 37. The Metering Point Administration Service and the Master Registration Agreement

1.	The Metering Point Administration Service shall, where so requested, fulfil within the distribution services area the functions set out in standard condition 14 (Provision of the Metering Point Administration Service and Compliance with the Master Registration Agreement) in respect of all premises connected to another distribution system within the distribution services area.

2.	The licensee shall use its best endeavours, in conjunction and co-operation with all other distribution services providers, to prepare and maintain a form of agreement to be known as the Master Registration Agreement.

3.	The Master Registration Agreement shall be an agreement made between:

(a)	on the one part, the licensee and all other licensed distributors; and

(b)	on the other part:

(i)	all electricity suppliers (or their agents) which require the provision of metering point administration services from at least one licensed distributor; and

(ii)	such other persons as are, for settlement purposes, appropriate parties to the agreement.

4.	The Master Registration Agreement shall comprise:

(a)	terms for the provision of metering point administration services in accordance with the requirements of paragraph 3 of standard condition 14 (Provision of the Metering Point Administration Service and Compliance with the Master Registration Agreement) and the equivalent requirements in the distribution licences of all other licensed distributors;

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(b)	provisions to facilitate, and procedures and practices to be followed by electricity suppliers in relation to changes of electricity supplier in respect of any premises;

(c)	a catalogue of definitions, flows and forms of such data as may require to be transferred by or to parties to the Master Registration Agreement, or as between any persons for settlement purposes or for any related purposes (the “data transfer catalogue”);

(d)	arrangements for the variation of the Master Registration Agreement following consultation with the parties, or representatives of the parties, to that agreement;

(e)	provisions (which shall require to be approved in advance by the Authority) by virtue of which the whole or specified parts of the Master Registration Agreement shall not be capable of variation without the prior approval of the Authority; and

(f)	such other matters as are or may be appropriate for the development, maintenance and operation of an efficient, co-ordinated and economical system for the supply of electricity and for the purpose of facilitating competition in electricity supply.

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Condition 38. Establishment of a Data Transfer Service

1.	The licensee shall use its best endeavours, in conjunction and co-operation with all other distribution services providers:

(a)	to establish, or to procure the establishment of, a service to be known as the data transfer service; and

(b)	subsequently to operate and maintain, or to procure the subsequent operation and maintenance of, such data transfer service in accordance with the provisions of this condition.

2.	The data transfer service shall:

(a)	provide a network over which may be made all of the electronic data transfers specified at paragraph 3;

(b)	operate and maintain that network; and

(c)	provide a connection to that network, on request, to any person who is or will be a party to any of the electronic data transfers specified at paragraph 3.

3.	The electronic data transfers specified at this paragraph are those which are reasonably required for any of the purposes set out at paragraph 4 and which are made between:

(a)	a Metering Point Administration Service operator and an electricity supplier or any agent thereof;

(b)	a Metering Point Administration Service operator and any person identified in the Balancing and Settlement Code or the Settlement Agreement for Scotland as an appropriate person for the receipt of data from the Metering Point Administration Service operator for settlement purposes;

(c)	any transmission company (or any agent thereof) or Scottish Electricity Settlements Limited or its successor in title (or any agent thereof) and an electricity supplier (or any agent thereof);

(d)	an electricity supplier (or any agent thereof) and another electricity supplier (or any agent thereof);

(e)	an electricity supplier and any of its agents;

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(f)	different agents of the same electricity supplier;

(g)	electricity suppliers (or their agents) and generators (or their agents) which are parties to the Settlement Agreement for Scotland; and

(h)	Scottish Electricity Settlements Limited or its successor in title (or any agent thereof) and any person (or any agent thereof) who is a party to or complies with the Settlement Agreement for Scotland.

4.	The purposes of this paragraph are to:

(a)	meet obligations with respect to the transfer of data for settlement purposes;

(b)	communicate meter reading and meter standing data;

(c)	facilitate the provision of metering point administration services;

(d)	communicate distribution use of system information; and

(e)	fulfil such other requirements relating to the transfer of data as may be requisite for the supply of electricity to customers and compliance by electricity suppliers with the Master Registration Agreement.

5.	The data transfer service shall, where relevant, transmit data in a form which complies with the provisions of the data transfer catalogue.

6.	In fulfilling its obligations under paragraph 1 the licensee shall not, or (if appropriate) shall ensure that any third party acting on the licensee’s instruction or behalf shall not, restrict, distort or prevent competition in the provision of meters, meter maintenance, data retrieval, data processing, data aggregation or prepayment meter services and markets for any of the distributor metering and data services.

7.	Any obligation placed on the licensee under standard conditions 36A to 36C in respect of the provision of the data transfer service shall (for the purposes of those conditions) be treated as a requirement on the licensee to use its best endeavours, in conjunction and co-operation with all other distribution services providers, to fulfil that obligation or to procure the fulfilment of that obligation by a third party, and standard conditions 36A to 36C shall apply mutatis mutandis to the provision of data transfer services by the distribution services providers acting co-operatively and by means of procurement of third party services.

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8.	Further, in relation to the provision of data transfer services the reference at paragraph 1 of standard condition 36C (Functions of the Authority) to the licensee failing to enter into an agreement shall be a reference to the licensee, in conjunction with all other distribution services providers, failing to enter into, or failing to procure that a third party enters into, an agreement for the provision of those services.

9.	In this condition:

“Metering Point Administration Service operator”	means the licensee or any other distribution services provider in its capacity as a provider of metering point administration services.

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Condition 39. Restriction on Use of Certain Information and Independence of the Distribution Business

1.	In this Condition and in Condition 40:

‘Confidential information’ means information relating to, or derived from, the distribution business which is not published or otherwise legitimately in the public domain; and

‘Relevant supplier or shipper’ means the holder of an electricity or gas supply licence or a gas shipper’s licence, which is an affiliate or related undertaking of the licensee.

2.	The Licensee shall put in place and at all times maintain managerial and operational systems which prevent any relevant supplier or shipper from having access to confidential information except and to the extent that such information:

a)	is made available on an equal basis to any gas or electricity supplier or gas shipper or

b)	appertains to a customer who at the time to which the information relates was a customer of the relevant supplier or

c)	is of a type that has been confirmed by the Authority in writing as corporate.

3.	The Licensee shall at all times manage and operate the Distribution Business in a way calculated to ensure that it does not restrict, prevent or distort competition in the supply of electricity or gas or the shipping of gas or the generation of electricity.

4.	Unless otherwise directed by the Authority, the Licensee shall no later than 31 May 2002 have in place a statement (in this Condition “the statement”), approved by the Authority, describing the practices, procedures and systems which the licensee has adopted (or intends to adopt) to secure compliance with paragraphs 2 and 3.

5.	Where the Authority does not indicate otherwise within 60 days of receipt of the statement, the statement shall be deemed to be approved by the Authority.

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6.	The statement shall in particular (but without prejudice to the generality of paragraphs 2 and 3) set out how the Licensee shall:

a)	maintain the full managerial and operational independence of the Distribution Business from any relevant supplier or shipper ;

b)	maintain the branding of the distribution business so that it is fully independent from the branding used by any relevant supplier or shipper;

c)	secure that any arrangements for the use of or access to:

i)	premises or parts of premises occupied by persons engaged in, or in respect of, the management or operation of the Distribution Business ;

ii)	systems for the recording, processing or storage of data to which persons engaged in, or in respect of, the management or operation of the Distribution Business also have access;

iii)	equipment, facilities or property employed for the management or operation of the Distribution Business ; or

iv)	the services of persons who are (whether or not as their principal occupation) engaged in, or in respect of, the management or operation of the Distribution Business ;

by any relevant supplier or shipper or by any person engaged in or in respect of the activities of such a relevant supplier or shipper shall be such as to prevent any breach of the requirements of those paragraphs; and

d)	manage the transfer of employees from the Distribution Business to any relevant supplier or shipper.

7.	The Licensee may, with the approval of the Authority, revise the statement prepared in accordance with paragraph 4.

8.	The Licensee shall take all reasonable measures to ensure compliance with the terms of the statement as from time to time revised by the Licensee and approved by the Authority.

9.	The licensee shall publish a copy of the approved statement prepared in accordance with paragraph 4 (or the latest approved revision) on its company’s website within fifteen working days of its approval by the Authority.

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Condition 40. Appointment of Compliance Officer

1.	The Licensee shall ensure, following consultation with the Authority that a competent person (who shall be known as the “compliance officer”) shall be appointed for the purpose of facilitating compliance by the Licensee with standard condition 39, and, insofar as they relate to relationships with relevant suppliers and shippers, standard condition 41 and Paragraph 1 of standard conditions 4A and 36A (together, “the relevant duties”).

2.	The Licensee shall at all times ensure that the compliance officer is engaged for the performance of such duties and tasks as the Licensee considers it appropriate to assign to him for the purposes specified at paragraph 1, which duties and tasks shall include those set out at paragraph 5.

3.	The Licensee shall procure that the compliance officer:

(a)	is provided with such staff, premises, equipment, facilities and other resources; and

(b)	has such access to the licensee’s premises, systems, information and documentation as, in each case, he might reasonably expect to require for the fulfilment of the duties and tasks assigned to him.

4.	The Licensee shall make available to the compliance officer a copy of any complaint or representation received by it from any person in respect of a matter arising under or by virtue of those standard conditions and parts of standard conditions specified in paragraph 1.

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5.	The duties and tasks assigned to the compliance officer shall include:

(a)	providing relevant advice and information to the Licensee for the purpose of facilitating its compliance with the relevant duties;

(b)	monitoring the effectiveness of the practices, procedures and systems adopted by the Licensee in accordance with the statement referred to at paragraph 4 of standard condition 39;

(c)	advising whether, to the extent that the implementation of such practices, procedures and systems requires the co-operation of any other person, they are designed so as reasonably to admit of the required co-operation;

(d)	investigating any complaint or representation made available to him in accordance with paragraph 4;

(e)	recommending and advising upon the remedial action which any such investigation has demonstrated to be necessary or desirable;

(f)	providing relevant advice and information to the Licensee for the purpose of ensuring its effective implementation of:

(i)	the practices, procedures and systems adopted in accordance with the statement referred to at paragraph 4 of standard condition 39; and

(ii)	any remedial action recommended in accordance with sub-paragraph (e); and

(g)	reporting annually to the directors of the Licensee - in respect of each year after this standard condition comes into force - as to his activities during the period covered by the report, including the fulfilment of the other duties and tasks assigned to him by the Licensee.

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6.	As soon as is reasonably practicable following each annual report of the compliance officer, the Licensee shall produce a report:

(a)	as to its compliance during the relevant year with the relevant duties; and

(b)	as to its implementation of the practices, procedures and systems adopted in accordance with the statement referred to at paragraph 4 of standard condition 39.

7.	The report produced in accordance with paragraph 6 shall in particular:

(a)	detail the activities of the compliance officer during the relevant year;

(b)	refer to such other matters as are or may be appropriate in relation to the implementation of the practices, procedures and systems adopted in accordance with the statement referred to at paragraph 4 of standard condition 39; and

(c)	set out the details of any investigations conducted by the compliance officer, including:

(i)	the number, type and source of the complaints or representations on which such investigations were based;

(ii)	the outcome of such investigations; and

(iii)	any remedial action taken by the Licensee following such investigations.

8.	The Licensee shall submit to the Authority a copy of the report produced in accordance with paragraph 6, and shall publish the report on its website.

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Condition 41. Prohibition of Cross-Subsidies

1.	The licensee shall procure that the distribution business shall not give any cross-subsidy to, or receive any cross-subsidy from, any other business of the licensee or of an affiliate or related undertaking of the licensee.

2.	Nothing which the licensee is obliged to do or not to do pursuant to this licence or any other document which grants a licence to the licensee under the Act, shall be regarded as a cross-subsidy for the purposes of this condition.

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Condition 42. Regulatory Accounts

1.	The following paragraphs of this condition apply for the purpose of ensuring that the licensee (and any affiliate or related undertaking) maintains accounting and reporting arrangements which enable regulatory accounts to be prepared for the consolidated distribution business and showing the financial affairs of the consolidated distribution business.

2.	Unless the Authority otherwise consents (such consent may be given in relation to some or all of the obligations in this condition and may be given subject to such conditions as the Authority considers appropriate), the licensee shall:

(a)	keep or cause to be kept for the period referred to in section 222(5)(b) of the Companies Act 1985 and in the manner referred to in that section such accounting records in respect of the consolidated distribution business so that the revenues, costs, assets, liabilities, reserves and provisions of, or reasonably attributable to, the consolidated distribution business are separately identifiable in the accounting records of the licensee (and any affiliate or related undertaking) from those of any other business of the licensee;

(b)	prepare on a consistent basis from such accounting records in respect of:

(i)	each financial year, accounting statements comprising a profit and loss account, a statement of total recognised gains and losses, a balance sheet, and a cash flow statement, together with notes thereto, and showing separately in respect of the consolidated distribution business and in appropriate detail the amounts of any revenue, cost, asset, liability, reserve or provision which has been either:

(aa)	charged from or to any other business together with a description of the basis of that charge; or

(bb)	determined by apportionment or allocation between the consolidated distribution business and any other business together with a description of the basis of the apportionment or allocation; and

(ii)	the first six months of each financial year, an interim profit and loss account; and

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(iii)	each financial year, sufficient accounting information in respect of the consolidated distribution business to allow the preparation of consolidated accounting statements of the licensee or, where applicable, the ultimate controller. Such information shall include a profit and loss account, a statement of total recognised gains and losses, a balance sheet, and a cash flow statement together with notes thereto;

(c)	procure, in respect of the accounting statements prepared in accordance with this condition in respect of each financial year, a report by the auditors and addressed to the Authority stating whether in their opinion those statements have been properly prepared in accordance with this condition and give a true and fair view of the revenues, costs, assets, liabilities, reserves and provisions of, or reasonably attributable to, the consolidated distribution business to which the statements relate; and

(d)	deliver to the Authority a copy of the account referred to in sub-paragraph (b)(ii), the auditors’ report referred to in sub-paragraph (c), the accounting statements referred to in sub-paragraph (b)(i) and the accounting information referred to in sub-paragraph (b)(iii), as soon as reasonably practicable, and in any event not later than three months after the end of the period to which it relates in the case of the account referred to in sub-paragraph (b)(ii) and six months after the end of the financial year to which they relate in the case of the accounting statements, auditors’ report and accounting information referred to in sub-paragraphs (b)(i), (b)(iii) and (c).

3.	Unless the Authority so specifies in directions issued for the purposes of this condition, or with the Authority’s prior written approval, the licensee shall not in relation to the accounting statements in respect of a financial year change the bases of charge or apportionment or allocation referred to in sub-paragraph 2(b)(i) from those applied in respect of the previous financial year.

4.	Where, in relation to the accounting statements in respect of a financial year, the licensee has changed such bases of charge or apportionment or allocation from those adopted for the immediately preceding financial year, the licensee shall, if so directed in directions issued by

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the Authority, in addition to preparing accounting statements on those bases which it has adopted, prepare such accounting statements on the bases which applied in respect of the immediately preceding financial year.

5.	Accounting statements and information in respect of a financial year prepared under sub-paragraph 2(b)(i) and (b)(iii) shall, so far as reasonably practicable and unless otherwise approved by the Authority having regard to the purposes of this condition:

(a)	have the same content and format as the statutory accounts of the licensee prepared under section 226 and, where appropriate, section 227 of the Companies Act 1985 and conform to the best commercial accounting practices including all relevant accounting standards issued or adopted by the Accounting Standards Board currently in force;

(b)	state the accounting policies adopted; and

(c)	with the exception of the part of such statements and information which shows separately the amounts charged, apportioned or allocated and describes the bases of charge or apportionment or allocation respectively, be published with the statutory accounts of the licensee.

6.	Unless the accounting statements and information prepared under sub-paragraph 2(b)(i) and (b)(iii) are prepared on the current cost basis as provided by the alternative accounting rules, the licensee shall, unless otherwise agreed by the Authority, in addition to preparing those accounting statements under that paragraph, prepare accounting statements for the consolidated distribution business covering the same period, which shall comprise and show separately:

(a)	a profit and loss account, a statement of total recognised gains and losses, a balance sheet, and a cash flow statement, together with notes thereto, which shall:

(i)	include in respect of current cost assets amounts determined on the current cost basis as provided by the alternative accounting rules; and

(ii)	show or disclose the information and other matters required by the alternative accounting rules to be shown or disclosed in accounts where the amounts included in respect of assets covered by any items shown in those accounts have been determined on any basis mentioned in paragraph 31 of section C of Part II of Schedule 4 to the Companies Act 1985;

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(b)	in respect of the consolidated distribution business the adjusted amount of any such provision for depreciation as is referred to in paragraph 32(2) of section C of Part II of Schedule 4 to the Companies Act 1985 and the items shown in the profit and loss account of the consolidated distribution business for the relevant period which are affected by the determination of amounts on the current cost basis as provided by the alternative accounting rules, including the profit (or loss) before taxation; and

(c)	such other current cost information as is referred to in the handbook as the Authority may reasonably require;

and shall deliver the same, together with an auditors’ report prepared in relation to the current cost basis accounting statements in the form referred to in sub-paragraph 2(c), to the Authority within the time limit referred to in sub-paragraph 2(d), and shall (with the exception of the part of such statements and information which shows separately the amounts charged, apportioned or allocated and describes the bases of charge or apportionment or allocation respectively) publish the same with the statutory accounts of the licensee.

7.	References in this condition to costs or liabilities of, or reasonably attributable to, the consolidated distribution business shall be construed as excluding taxation and capital liabilities which do not relate principally to the consolidated distribution business, and interest thereon; and references to any profit and loss account shall be construed accordingly.

8.	Without prejudice to paragraph 5 of the terms of this licence, references in this condition to sections of the Companies Act 1985 are references to those provisions as amended, substituted or inserted by the relevant provisions of the Companies Act 1989 and if such provisions of the Companies Act 1989 are not in force at the date of grant of this licence shall be construed as if such provisions were in force at such date.

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9.	For the purposes of paragraph 6:

“alternative accounting rules”	means the rules set out in section C of Part II of Schedule 4 to the Companies Act 1985.

“current cost assets”	means assets of any description mentioned in paragraph 31 of section C of Part II of Schedule 4 to the Companies Act 1985.

“the handbook”	means the handbook issued by the Accounting Standards Committee of the Consultative Committee of Accounting Bodies (CCAB Limited) or any successor body entitled “Accounting for the effects of changing prices: a handbook” in its current edition for the time being or in the event that no such handbook shall be in issue such guidance or publication as may be issued in replacement or substitution therefor.

10.	For the purposes of this condition:

“consolidated distribution business”	means the consolidation, for regulatory accounting purposes, of the businesses referred to in the definition of “distribution business” as defined in standard condition 1 (Definitions and Interpretation).

“regulatory accounts”	means the accounts required to be prepared by the licensee pursuant to this condition.

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Condition 42A. Change of Financial Year

1.	The definition of “financial year” in standard condition 1 (Definitions and Interpretation) shall, for the purpose only of the statutory accounts of the licensee, cease to apply to the licensee from the date the licensee sends a notice to the Authority for that purpose.

2.	Such notice:

(a)	shall specify the date from which, for the purpose set out at paragraph 1, the current and subsequent financial years of the licensee shall run; and

(b)	shall continue in effect until revoked by the licensee issuing a further notice.

3.	While the notice continues in effect the licensee shall procure the preparation of and shall deliver to the Authority audited group accounts for its group of companies for each financial year.

4.	Audited group accounts produced in accordance with paragraph 3:

(a)	shall comprise consolidated group accounts in respect of the group of companies;

(b)	shall, save insofar as is necessary to reflect a different financial year, have the same form and content as the statutory accounts of the licensee;

(c)	shall be accompanied by a report by the auditors and addressed to the Authority stating whether in their opinion the audited group accounts have been properly prepared in accordance with this condition and give a true and fair view of the state of affairs of the group of companies and of its profits or losses, total recognised gains or losses and cash flows during the financial year;

(d)	may, with the prior written consent of the Authority, omit or provide in a different form, specified in the consent, such information as may be specified in the consent; and

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(e)	shall clearly disclose any differences between the accounting policies underlying the preparation of the statutory accounts of the licensee and the accounting policies underlying the preparation of the audited group accounts.

5.	The licensee may, for the purpose only of its statutory accounts, change its financial year from that previously notified by sending to the Authority a new notice pursuant to paragraph 1. Where the licensee sends the Authority a new notice the previous notice shall be revoked, as provided by sub-paragraph 2(b). The licensee’s financial year-end will change with effect from the date specified in the new notice. The new notice shall specify the licensee’s new financial year-end.

6.	No provisions of this condition shall apply to the financial year of the licensee as defined in standard condition 1 (Definitions and Interpretation) for the purpose of accounts produced in compliance with standard condition 42 (Regulatory Accounts). No provisions of this condition shall affect the licensee’s obligations in respect of payment of licence fees under standard condition 3 (Payments by the Licensee to the Authority).

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Condition 43. Restriction on Activity and Financial Ring Fencing

1.	Save as provided by paragraphs 3 and 4, the licensee shall not conduct any business or carry on any activity other than the distribution business.

2.	The licensee shall not without the prior written consent of the Authority hold or acquire shares or other investments of any kind except:

(a)	shares or other investments in a body corporate the sole activity of which is to carry on business for a permitted purpose; or

(b)	shares or other investments in a body corporate which is a subsidiary of the licensee and incorporated by it solely for the purpose of raising finance for the distribution business; or

(c)	investments acquired in the usual and ordinary course of the licensee’s treasury management operations, subject to the licensee maintaining in force, in relation to those operations, a system of internal controls which complies with best corporate governance practice as required (or in the absence of any such requirement recommended) from time to time for listed companies in the United Kingdom.

3.	Subject to the provisions of paragraph 2 nothing in this condition shall prevent:

(a)	any affiliate in which the licensee does not hold shares or other investments from conducting any business or carrying on any activity;

(b)	the licensee from holding shares as, or performing the supervisory or management functions of, an investor in respect of any body corporate in which it holds an interest consistent with the provisions of this licence;

(c)	the licensee from performing the supervisory or management functions of a holding company in respect of any subsidiary; or

(d)	the licensee from carrying on any business or conducting any activity to which the Authority has given its consent in writing;

4.	Nothing in this condition shall prevent the licensee or an affiliate or related undertaking of the licensee in which the licensee holds shares or other investments (a ‘relevant associate’) conducting de-minimis business as defined in this paragraph so long as the limitations specified in this paragraph are complied with.

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(a)	For the purpose of this paragraph “de-minimis business” means any business or activity carried on by the licensee or a relevant associate or relevant associates other than:

(i)	the distribution business; and

(ii)	any other business activity to which the Authority has given its consent in writing in accordance with paragraph 3(d).

(b)	The licensee or a relevant associate may carry on de-minimis business provided that the relevant associate carries on no other business except activities of the distribution business and business activities authorised by the Authority under paragraph 3(d), and neither of the following limitations is exceeded, namely:

(i)	the aggregate turnover of all the de-minimis business carried on by the licensee and all its relevant associates does not in any period of twelve months commencing on 1 April of any year exceed 2 1/2% of the aggregate turnover of the distribution business as shown by the most recent audited accounting statements of the licensee produced under paragraphs 2(b)(i) and (c) of standard condition 42 (Regulatory Accounts); and

(ii)	the aggregate amount (determined in accordance with sub-paragraph (d) below) of all investments made by the licensee and all its relevant associates in their de-minimis business or de-minimis businesses does not at any time after the date this condition takes effect in this licence exceed 2 1/2% of the sum of share capital in issue, share premium and consolidated reserves of the licensee as shown by its most recent audited historical cost financial statements then available.

(c)	For the purpose of sub-paragraph (b) of this paragraph, “investment” means any form of financial support or assistance given by or on behalf of the licensee or a relevant associate for the de-minimis business whether on a temporary or permanent basis including (without limiting the generality of the foregoing) any commitment to provide any such support or assistance in the future.

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(d)	At any relevant time, the amount of an investment shall be the sum of:

(i)	the value at which such investment was included in the audited historical cost balance sheet of the licensee or a relevant associate as at its latest accounting reference date to have occurred prior to the date this condition takes effect in this licence (or, where the investment was not so included, zero);

(ii)	the aggregate gross amount of all expenditure (whether of a capital or revenue nature) howsoever incurred by the licensee or a relevant associate in respect of such investment in all completed accounting reference periods since such accounting reference date; and

(iii)	all commitments and liabilities (whether actual or contingent) of the licensee or a relevant associate relating to such investment outstanding at the end of the most recently completed accounting reference period.

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Condition 44. Availability of Resources

1.	The licensee shall at all times act in a manner calculated to secure that it has available to it all such resources, including (without limitation) management and financial resources, personnel, fixed and moveable assets, rights, licences, consents and facilities on such terms and with all such rights as shall ensure that it is at all times able:

(a)	to properly and efficiently to carry on the distribution business; and

(b)	to comply in all respects with its obligations under this licence and such obligations under the Act as apply to the distribution business including, without limitation, its duty to develop and maintain an efficient, co-ordinated and economical system of electricity distribution.

2.	The licensee shall submit a certificate to the Authority, approved by a resolution of the board of directors of the licensee and signed by a director of the licensee pursuant to that resolution. Such certificate shall be submitted in June of each year. Each certificate shall be in one of the following forms:

(a)	“After making enquiries, the directors of the licensee have a reasonable expectation that the licensee will have available to it, after taking into account in particular (but without limitation) any dividend or other distribution which might reasonably be expected to be declared or paid, sufficient financial resources and financial facilities to enable the licensee to carry on the distribution business for a period of 12 months from the date of this certificate.”

(b)	“After making enquiries, the directors of the licensee have a reasonable expectation, subject to what is said below, that the licensee will have available to it, after taking into account in particular (but without limitation) any dividend or other distribution which might reasonably be expected to be declared or paid, sufficient financial resources and financial facilities to enable the licensee to carry on the distribution business for a period of 12 months from the date of this certificate. However, they would like to draw attention to the following factors which may cast doubt on the ability of the licensee to carry on the distribution business.”

(c)	“In the opinion of the directors of the licensee, the licensee will not have available to it sufficient financial resources and financial facilities to enable the licensee to carry on the distribution business for a period of 12 months from the date of this certificate.”

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3.	The licensee shall submit to the Authority with that certificate a statement of the main factors which the directors of the licensee have taken into account in giving that certificate.

4.	The licensee shall inform the Authority in writing immediately if the directors of the licensee become aware of any circumstance which causes them no longer to have the reasonable expectation expressed in the then most recent certificate given under paragraph 2.

5.	The licensee shall use its best endeavours to obtain and submit to the Authority with each certificate provided for in paragraph 2 a report prepared by its auditors and addressed to the Authority stating whether or not the auditors are aware of any inconsistencies between, on the one hand, that certificate and the statement submitted with it and, on the other hand, any information which they obtained during their audit work.

6.	The directors of the licensee shall not declare or recommend a dividend, nor shall the licensee make any other form of distribution within the meaning of section 263 of the Companies Act 1985, unless prior to the declaration, recommendation or making of the distribution (as the case may be) the licensee shall have issued to the Authority a certificate complying with the following requirements of this paragraph.

(a)	The certificate shall be in the following form:

“After making enquiries, the directors of the licensee are satisfied:

(i)	that the licensee is in compliance in all material respects with all obligations imposed on it by standard condition 24 (Provision of Information to the Authority), standard condition 43 (Restriction on Activity and Financial Ring-fencing), standard condition 44 (Availability of Resources), standard condition 45 (Undertaking from Ultimate Controller), standard condition 46 (Credit Rating) and paragraph 1 of standard condition 47 (Indebtedness) of the licence; and

(ii)	that the making of a distribution of [ ] on [ ] will not, either alone or when taken together with other circumstances reasonably foreseeable at the date of this certificate, cause the licensee to be in breach to a material extent of any of these obligations in the future.

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(b)	The certificate shall be signed by a director of the licensee and approved by a resolution of the board of directors of the licensee passed not more than 14 days before the date on which the declaration, recommendation or payment will be made.

(c)	Where the certificate has been issued in respect of the declaration or recommendation of a dividend, the licensee shall be under no obligation to issue a further certificate prior to payment of that dividend provided such payment is made within six months of that certificate.

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Condition 45. Undertaking from Ultimate Controller

1.	The licensee shall procure from each company or other person which the licensee knows or reasonably should know is at any time an ultimate controller of the licensee a legally enforceable undertaking in favour of the licensee in the form specified by the Authority that ultimate controller (“the covenantor”) will refrain from any action, and will procure that any person (including, without limitation, a corporate body) which is a subsidiary of, or is controlled by, the covenantor (other than the licensee and its subsidiaries) will refrain from any action, which would then be likely to cause the licensee to breach any of its obligations under the Act or this licence. Such undertaking shall be obtained within 7 days of the company or other person in question becoming an ultimate controller and shall remain in force for as long as the licensee remains the holder of this licence and the covenantor remains an ultimate controller of the licensee.

2.	The licensee shall:

(a)	deliver to the Authority evidence (including a copy of each such undertaking) that the licensee has complied with its obligation to procure undertakings pursuant to paragraph 1;

(b)	inform the Authority immediately in writing if the directors of the licensee become aware that any such undertaking has ceased to be legally enforceable or that its terms have been breached; and

(c)	comply with any direction from the Authority to enforce any such undertaking;

and shall not, save with the consent in writing of the Authority, enter (directly or indirectly) into any agreement or arrangement with any ultimate controller of the licensee or of any of the subsidiaries of any such corporate ultimate controller (other than the subsidiaries of the licensee) at a time when,

(i)	an undertaking complying with paragraph 1 is not in place in relation to that ultimate controller; or

(ii)	there is an unremedied breach of such undertaking; or

(iii)	the licensee is in breach of the terms of any direction issued by the Authority under paragraph 2 of this condition.

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Condition 46. Credit Rating of Licensee

1.	The licensee shall use all reasonable endeavours to ensure that the licensee maintains at all times an investment grade issuer credit rating.

2.	In this condition:

“investment grade issuer credit rating” means:

(a)	an issuer rating of not less than BBB- by Standard & Poor’s Ratings Group or any of its subsidiaries or a corporate rating of not less than Baa3 by Moody’s Investors Service, Inc. or any of its subsidiaries or such higher rating as shall be specified by either of them from time to time as the lowest investment grade credit rating, or

(b)	an equivalent rating from any other reputable credit rating agency which, in the opinion of the Authority, notified in writing to the licensee, has comparable standing in the United Kingdom and the United States of America.

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Condition 47. Indebtedness

1.	In addition to the requirements of standard condition 29 (Disposal of Relevant Assets), the licensee shall not without the prior written consent of the Authority [4] [5] [6] (following the disclosure by the licensee of all material facts):

(a)	create or continue or permit to remain in effect any mortgage, charge, pledge, lien or other form of security or encumbrance whatsoever, undertake any indebtedness to any other person or enter into any guarantee or any obligation otherwise than:

(i)	on an arm’s length basis;

(ii)	on normal commercial terms;

(iii)	for a permitted purpose; and

(iv)	(if the transaction is within the ambit of standard condition 29 (Disposal of Relevant Assets)) in accordance with that condition;

(b)	transfer, lease, license or lend any sum or sums, asset, right or benefit to any affiliate or related undertaking of the licensee otherwise than by way of:

(i)	a dividend or other distribution out of distributable reserves;

(ii)	repayment of capital;

(iii)	payment properly due for any goods, services or assets provided on an arm’s length basis and on normal commercial terms;

(iv)	a transfer, lease, licence or loan of any sum or sums, asset, right or benefit on an arm’s length basis, on normal commercial terms and made in compliance with the payment condition;

(v)	repayment of or payment of interest on a loan not prohibited by sub-paragraph (a);

[4]	Consent issued under Standard Condition 47 of this licence (01.10.01)
[5]	Consent issued under Standard Condition 47 of this licence and Annex thereto (01.10.01)
[6]	Consent issued under Standard Condition 47 of this licence and (20.11.01)

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(vi)	payments for group corporation tax relief or for the surrender of Advance Corporation Tax calculated on a basis not exceeding the value of the benefit received ; or

(vii)	an acquisition of shares or other investments in conformity with paragraph 2 of standard condition 43 (Restriction on Activity and Financial Ring Fencing) made on an arm’s length basis and on normal commercial terms;

(c)	enter into an agreement or incur a commitment incorporating a cross-default obligation; or

(d)	continue or permit to remain in effect any agreement or commitment incorporating a cross-default obligation subsisting at the date this condition takes effect in this licence, save that the licensee may permit any cross-default obligation in existence at that date to remain in effect for a period not exceeding twelve months from that date, provided that the cross-default obligation is solely referable to an instrument relating to the provision of a loan or other financial facilities granted prior to that date and the terms on which those facilities have been made available as subsisting on that date are not varied or otherwise made more onerous.

(e)	the provisions of sub-paragraphs (c) and (d) of this paragraph shall not prevent the licensee from giving any guarantee permitted by and compliant with the requirements of sub-paragraph (a).

(f)	The payment condition referred to in sub-paragraph (b)(iv) is that the consideration due in respect of the transaction in question is paid in full when the transaction is entered into unless either:

(i)	the counter-party to the transaction has and maintains until payment is made in full an investment grade issuer credit rating, or

(ii)	the obligations of the counter-party to the transaction are fully and unconditionally guaranteed throughout the period during which any part of the consideration remains outstanding by a guarantor which has and maintains an investment grade issuer credit rating.

2.	In this condition:

“cross-default obligation”	means a term of any agreement or arrangement

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whereby the licensee’s liability to pay or repay any debt or other sum arises or is increased or accelerated or is capable of arising, increasing or of acceleration by reason of a default (howsoever such default may be described or defined) by any person other than the licensee, unless:

	(i)	that liability can arise only as the result of a default by a subsidiary of the licensee,

	(ii)	the licensee holds a majority of the voting rights in that subsidiary and has the right to appoint or remove a majority of its board of directors, and

	(iii)	that subsidiary carries on business only for a purpose within paragraph (a) of the definition of permitted purpose.

“indebtedness”	means all liabilities now or hereafter due, owing or incurred, whether actual or contingent, whether solely or jointly with any other person and whether as principal or surety, together with any interest accruing thereon and all costs, charges, penalties and expenses incurred in connection therewith.

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Condition 48. Last Resort Supply: Payment Claims

1.	This condition sets out the circumstances in which the licensee shall increase its use of system charges in order to compensate any electricity supplier (a “claimant”) which claims for losses that it has incurred in complying with a last resort supply direction.

2.	The following provisions apply where the licensee receives from a claimant a valid claim for a last resort supply payment.

3.	Where the licensee receives a valid claim it shall, during the relevant year, make a consequential increase to its use of system charges in respect of that year which relate to the distribution of electricity to premises to such an extent as it reasonably estimates to be appropriate to secure that such consequential increase in its revenue equals the specified amount.

4.	The licensee shall, during, or as soon as practicable after the end of, the relevant year, pay to the claimant, by quarterly or monthly instalments (as specified in the claim), the amount of that consequential increase in revenue mentioned in paragraph 3 to the extent that it does not exceed the specified amount.

5.	If the amount paid to the claimant under paragraph 4 is less than the specified amount, the licensee shall in the following year –

(a)	pay to the claimant (in accordance with any directions given by the Authority) the shortfall together with 12 months’ interest thereon; and

(b)	increase the charges which relate to the distribution of electricity to premises during the year following the relevant year to such extent as it reasonably estimates to be appropriate to secure that the consequential increase in its revenue equals the amount of that shortfall together with 12 months’ interest thereon.

6.	If the amount of the consequential increase mentioned in paragraph 3 exceeds the specified amount, the licensee shall, during the year following the relevant year,

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decrease the charges which relate to the distribution of electricity to premises to the extent that it reasonably estimates to be necessary in order to reduce its use of system revenue for that year by an amount equal to the excess together with 12 months’ interest thereon.

7.	Any question whether any estimate for the purposes of paragraph 3, 5 or 6 is a reasonable one shall be determined by the Authority.

8.	The licensee shall not enter into any use of system agreement with an electricity supplier which does not permit variation of its use of system charges in pursuance of this condition.

9.	The provisions of this condition shall have effect notwithstanding that the licensee has not provided the notice required by paragraph 13 of standard condition 4 (Basis of Charges for Use of System and Connection to System: Requirements for Transparency).

10.	In calculating the licensee’s use of system revenue during any period for the purposes of a price control condition any increase or decrease in revenue attributable to the licensee’s compliance with this condition shall be treated as if it had not occurred.

11.	The licensee shall prepare, in respect of each year in which it increases or decreases charges in pursuance of paragraph 3, 5 or 6, a statement showing -

(a)	the aggregate amount of its revenue derived from increases in charges in pursuance of paragraph 3;

(b)	the aggregate amount of its revenue derived from increases in charges in pursuance of paragraph 5;

(c)	the aggregate amount of the decrease in its revenue resulting from decreases in charges in pursuance of paragraph 6; and

(d)	in the case of each last resort supply payment, the aggregate payments to the claimant made in respect of the year in question (whenever those payments were made).

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12.	The licensee shall give the statements referred to in paragraph 11 to the Authority within the first 4 months of the year following that to which they relate.

13.	On giving the statement mentioned in paragraph 1l(d) to the Authority, the licensee shall publish it in such manner as, in the reasonable opinion of the licensee, will secure adequate publicity for it.

14.	Where the licensee receives more than one claim for a last resort payment, this condition (other than sub-paragraphs 11(a), (b) and (c)) shall apply separately as respects each separate claim but in so far as it results in changes to the licensee’s use of system charges it shall have the cumulative effect of such separate applications.

15.	(a) For the purposes of this condition –

“last resort supply direction” and “last resort supply payment” have, respectively the meanings given to them in standard conditions 29 (Supplier of Last Resort) and 29A (Supplier of Last Resort Supply Payments) of the standard conditions of the electricity supply licence;

“price control condition” means any condition of the licence which places a monetary limitation on the use of system charges which may be levied or the use of system revenue which may be recovered by the licensee during a given period;

“relevant year” means, in relation to any valid claim -

(a)	where the claim was received by the licensee at least 60 days before the beginning of a year, that year; or

(b)	where the claim was received by the licensee less than 60 days before the beginning of a year, the next year;

“specified amount” means the amount specified on a valid claim together with interest calculated in accordance with sub-paragraph (b);

“valid claim” means a claim for which a claimant has been give a consent by the Authority pursuant to standard condition 29A (Supplier of Last Resort Supply Payments) of the standard conditions of the electricity supply licence; and

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“year” means a period of 12 months beginning with 1st April.

(b)	The interest referred to in sub-paragraph (a) is simple interest for the period commencing with the date on which the valid claim was received by the licensee and ending with the date which is 61 days before the start of the relevant year, except where that period is of 30 days or less, in which case no interest shall be payable.

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Condition 49. Incentive Scheme and Associated Information

1.	The principal purpose of this condition is to secure the collection of information on a common basis, and to an appropriate degree of accuracy, by each distribution services provider so as:

(a)	to facilitate the establishment and operation of an incentive scheme (“the scheme”) to improve the operation and delivery of appropriate outputs of the licensee; and

(b)	to monitor any perverse incentives arising from the collection and publication of such information and from the operation of the scheme and the charge restriction conditions.

2.	The licensee shall establish appropriate systems, processes and procedures to measure and record specified information from the dates specified in paragraph 4 and in accordance with Regulatory Instructions and Guidance (including any associated information specified therein).

3.	For the purposes of this condition:

“charge restriction conditions” shall have the same meaning as in special condition A (Definitions) for licensed distributors in England and Wales or special condition B for licensed distributors in Scotland;

“charging review date” means the date from which modifications to the charge restriction conditions relating to all distribution services providers have effect:

(a)	whether before or after the date upon which the modifications are made;

(b)	whether or not the same modifications are made in respect of each distribution services provider; and

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(c)	where such modifications have been proposed by the Authority following a review by the Authority of the charge restriction conditions (or that part to which the modifications relate) in relation to all distribution services providers;

“Regulatory Instructions and Guidance” means any instructions and guidance issued by the Authority for the purposes of this condition as modified from time to time by notice under paragraph 9 and may include:

(a)	instructions and guidance as to the establishment of different systems, processes, procedures and manners for providing and recording information and of standards for different classes of information;

(b)	a timetable for the development of the systems, processes and procedures required to achieve the appropriate standards of accuracy and reliability with which specified information shall be recorded;

(c)	the meaning of words and phrases used in defining specified information;

(d)	requirements for the recording of information associated with specified information which are reasonably necessary to enable an examiner to determine the accuracy and reliability of specified information;

(e)	requirements as to the form and manner in which specified information shall be provided to the Authority;

(f)	requirements as to the manner in which specified information shall be recorded and as to the standards of accuracy and reliability with which it shall be recorded; and

(g)	a statement as to whether and to what extent each category of specified information is required for the purposes of the scheme;

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“specified information” means:

(a)	the number of interruptions in the supply of electricity through the licensee’s distribution system which occur in each period of 12 months commencing on 1 April in each calendar year and have a duration of –

(i)	less than three minutes, together (in respect of each interruption) with the number of customers whose supply was interrupted and the cause of that interruption; and

(ii)	three minutes or more, together (in respect of each interruption) with –

(aa)	the number of customers whose supply of electricity was interrupted and the duration of the interruption;

(bb)	the source, voltage level and HV circuit; and

(cc)	the aggregate number of re-interruptions;

(b)	in relation to telephone calls made to the enquiry service operated under paragraph 1 of standard condition 6 (Safety and Security of Supplies Enquiry Service) –

(i)	the speed of response for answering each call; and

(ii)	in the case of each call answered by a human operator -

(aa)	the telephone number of the caller;

(bb)	the time of the call; and

(cc)	if known, the name of the caller and whether the caller is or is not a domestic customer;

(c)	(i)	the aggregate number and cause of faults occurring in specified classes or types of electrical plant or electric lines:
	(ii)	a statement setting out the asset management strategy of the licensee in respect of the licensee’s distribution system; and
	(iii)	a statement of the reasons for any material increase or decrease in the number and cause of faults referred to in sub-paragraph (i) having regard to equivalent data held in respect of previous years; and

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(d)	such other information as may from time to time be specified by the Authority, by notice to the licensee in accordance with paragraph 9.

4.	The licensee shall collect specified information in respect of:

(a)	the matters specified in sub-paragraphs (a), (b) and (c) of the definition of specified information from and including 1 April 2001; and

(b)	any matter specified under sub-paragraph (d) of that definition from the date specified in a notice given in accordance with paragraph 9.

5.	The licensee shall provide to the Authority:

(a)	the information referred to in sub-paragraph (b)(ii) of the definition of specified information for each week within 4 days of the end of that week;

(b)	the information referred to in sub-paragraphs (a),(b)(i) and (c) of that definition on or before 31 May 2002 and 30 April in each succeeding year (or such later date as the Authority may by notice specify) in respect of the period of 12 months expiring on the preceding 31 March; and

(c)	the information referred to in sub-paragraph (d) of that definition in respect of such period and by such date as shall be specified in the relevant notice given under that sub-paragraph.

6.	The licensee shall permit a person or persons nominated by the Authority (in each case “an examiner”) to examine the systems, processes and procedures referred to in paragraph 2 and their operation, the specified information and the extent to which each complies, and is in accordance, with Regulatory Instructions and Guidance.

7.	The licensee shall (and shall procure, insofar as it is able to do so, that any affiliate of the licensee, any person by whom it procures the performance of the obligation in paragraph 2 and any auditor of such person or of the licensee shall) co-operate fully with an examiner so as to enable him to carry out, complete and report to the Authority on any examination carried out in accordance with paragraph 6.

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8.	The licensee’s obligation under paragraph 7 to co-operate or procure co-operation with an examiner shall include, without limitation and insofar as necessary or expedient for such purpose, in each case subject to reasonable prior notice to the licensee:

(a)	providing access to management, employees, agents or independent contractors of the licensee sufficient to enable the examiner to make any enquiries and to discuss any matters which he reasonably considers to be relevant to the carrying out of the examination;

(b)	giving to the examiner access at reasonable hours to any premises occupied by the licensee or any other person in performing the obligations set out in this condition; and

(c)	allowing the examiner at reasonable hours:

(i)	to inspect and make copies of, and take extracts from, any documents and records of the licensee maintained in relation to specified information (other than information which is subject to legal privilege);

(ii)	to carry out inspections, measurements and tests on or in relation to any systems maintained and operated for or in relation to the requirements of this condition; and

(iii)	to take onto such premises or onto or into any assets used for the purpose of the licensee such other persons and such equipment as may be necessary or expedient for the purpose of carrying out the examination.

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9.	A notice published by the Authority which adds to the categories of specified information or which modifies Regulatory Instructions and Guidance (in each case, an “amendment”) shall have effect where the Authority has:

(a)	given prior notice to all distribution services providers:

(i)	stating that it proposes to make the amendment and setting out its effect, the date it is proposed it should take effect and (where relevant) whether the additional category of specified information is required for the purposes of the scheme;

(ii)	stating the reasons why it proposes to make the amendment; and

(iii)	specifying the time (not being less than 28 days from the date of publication of the notice) within which representations or objections with respect to the proposed amendment may be made; and

(b)	considered any representations or objections which are duly made and not withdrawn.

10.	A notice under paragraph 9 may not, where the amendment relates to a requirement in Regulatory Instructions and Guidance to provide any specified information to a greater level of accuracy or the introduction of an additional category of specified information which is or is intended to be required for the purposes of the scheme, specify a date for the purpose of paragraph 9(a)(i) other than a charging review date nor be given less than 12 months prior to that date unless all distribution services providers have agreed an alternative date or period of notice.

11.	The reasons for proposing an amendment which relates to any change in Regulatory Instructions and Guidance (other than that referred to in paragraph 10) in respect of specified information which is or is intended to be required for the purposes of the scheme may have regard in particular to the desirability of:

(i)	removing or reducing inconsistencies between distribution services providers in the application of the Regulatory Instructions and Guidance or its interpretation;

(ii)	improving the presentation or style of the Regulatory Instructions and Guidance or of the form and manner in which the specified information is to be provided;

(iii)	summarising the terms of reference and instructions from time to time given to an examiner; or

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(iv)	setting out any of the matters referred to in paragraphs (a) to (f) of the definition of Regulatory Instructions and Guidance in respect of any additional category of specified information so as more effectively to achieve the purposes of this condition.

Department of Trade and Industry

September 2001

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SPECIAL CONDITIONS AND SCHEDULES

Special Condition A: Interpretation

1.	Unless the context otherwise requires words and expressions used in the standard conditions of this licence shall bear the same meaning in these Special Conditions.

2.	Any reference in these Special Conditions to —

(a) a provision thereof;

(b) a provision of the standard conditions;

(c) a provision of the standard conditions of electricity supply licences;

(d) a provision of the standard conditions of electricity generation licences;

(e) a provision of the standard conditions of electricity transmission licences;

shall, if these or the standard conditions in question come to be modified, be construed, so far as the context permits, as a reference to the corresponding provision of these or the standard conditions in question as modified.

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Special Condition B: Definitions

1.	This Condition and Special Conditions C to G and Schedule A apply only to the distribution services area (as defined in standard condition 1 (Definitions and Interpretation)) of the licensee.

2.	In this Condition and in Special Conditions C to G and Schedule A:

“attributed”	means when used in relation to transmission connection point charges or distribution losses attributed in accordance with the principles set out in Part A of Schedule A and attribute, attributed, attributable and attribution shall be construed accordingly.

“average charge per regulated unit distributed”	means the regulated distribution revenue in the relevant year divided by the regulated quantity distributed in that year.

“average specified rate”	means the average of the daily base rates of the Governor and Company of the Bank of Scotland (or such other bank as the Authority shall specify from time to time) current from time to time during the period in respect of which the calculation falls to be made.

“charge restriction conditions”	means Special Conditions B to G inclusive together with Schedule A to this licence, as from time to time modified or replaced in accordance with the provisions of the Act.

“distribution losses”	means units unaccounted for on the licensee’s distribution system, measured as being the difference between the units metered on entry into the system and the units metered on leaving the system.

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“distribution revenue”	means the revenue (measured on an accruals basis) derived by the licensee from the provision of distribution services in the relevant year, after deduction of:

(i) an amount equal to such part of the total amount payable in that relevant year to SP Transmission Limited and Scottish Hydro-Electric Transmission Limited (measured on an accruals basis) in respect of transmission connection point charges and which would otherwise be included in distribution revenue by reason of being recovered in that relevant year by the licensee in its use of system charges as falls to be attributed to the regulated quantity distributed in that relevant year; and

(ii) value added tax (if any) and any other taxes based directly on the amounts so derived.

“distribution services”	means all services provided by the licensee as part of its distribution business other than excluded services.

“EHV premises”	means those premises to which units are delivered by the licensee which fall to be treated as EHV premises in accordance with Part B of Schedule A.

“EHV units”	means units distributed by the licensee which are delivered or deemed to be delivered to EHV premises.

“eleventh relevant year”	means the relevant year commencing 1st April 2000.

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“excluded services”	means those services which in accordance with the principles set out in Part C of Schedule A fall to be treated as excluded services.

“HV units”	means units (other than EHV units) distributed by the licensee which are delivered to premises connected to the licensee’s distribution system at a voltage at or higher than 1000 volts.

“LV units”	means units distributed by the licensee which are delivered to premises connected to the licensee’s distribution system at a voltage less than 1000 volts.

“LV1 units”	means LV units which are distributed by the licensee outside night-time or weekend periods to domestic premises or small premises (other than domestic premises) where the appropriate use of system charges apply different rates in night-time or weekend periods as opposed to other times of day or week, for the avoidance of doubt including the use of system charges under the tariffs specified in paragraph D2 of Part D of Schedule A.

“LV2 units”	means LV units which are distributed by the licensee to domestic premises or small premises (other than domestic premises):

(a) during night-time or weekend periods, where the appropriate use of system charges apply different rates in night-time or weekend periods as opposed to other times of the day; or

(b) where the appropriate use of system charges are incorporated into tariffs which restrict availability of supply to specified off-peak periods,

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for the avoidance of doubt including the use of system charges under the tariffs specified in paragraph D3 of Part D of Schedule A.

“LV3 units”	means LV units other than LV1 and LV2 units for the avoidance of doubt including the units distributed under the tariffs specified in paragraph D4 of Part D of Schedule A.

“maximum average charge per unit distributed”	means the charge calculated in accordance with the formula in paragraph 1 of Special Condition C (Restriction of distribution charges).

“metered”	means, in relation to any quantity distributed, as measured by a meter installed for such purpose or (where no such meter is installed or it is not reasonably practicable to measure the quantity by such meter) as otherwise reasonably calculated.

“regulated distribution unit category”	means as the case may be HV units or LV1 Units or LV2 units or LV3 units.

“regulated distribution revenue”	means distribution revenue except such part thereof as derives from the distribution of EHV units or excluded services.

“regulated quantity distributed”	means the aggregate quantity of units distributed (for any person under use of system) by the licensee through the licensee’s distribution system in relevant year t metered at exit points on leaving the licensee’s distribution system but excluding for this purpose:

(a) units distributed for the purpose of supply to premises outside the licensee’s distribution services area; and

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(b) EHV units.

“relevant year t”	means a financial year commencing on or after 1 April 1990.

“relevant year”	means that relevant year for the purposes of which any calculation falls to be made.

“relevant year t-I”	means the relevant year preceding relevant year t or in respect of the period prior to 1st April 1990 the period of 12 calendar months commencing on 1 April 1989 and similar expressions shall be construed accordingly.

“transmission connection point charges”	means charges levied by a transmission company as connection charges by direct reference to the number or nature of the connections between the licensee’s distribution system and a transmission system and payable by the licensee.

“unit”	means a kilowatt hour.

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Special Condition C: Restriction of distribution charges

Basic Formula

1.	Without prejudice to Special Condition F (Allowances in respect of security costs), the licensee shall in setting its charges for the provision of distribution services use its best endeavours to ensure that in any relevant year the average charge per unit distributed shall not exceed the maximum average charge per unit distributed calculated in accordance with the following formula:

Mdt = Pdt + PNdt +LFdt +Qdt + Zdt – PMdt - Kdt

2.	For the purposes of paragraph 1, Mdt means the maximum average charge per unit distributed in relevant year t.

2A.	For the purposes of paragraph 1:

Qdt	in the relevant year commencing on 1 April 2005 is as defined in paragraph 2 of special licence condition J (Incentive scheme: calculation of charge restriction adjustment), and in each other relevant year is zero.

Zdt	in the relevant year commencing on 1 April 2005 is as defined in paragraph 3 of special licence condition J, and in each other relevant year is zero.”

Formula for Pdt as used in paragraph 1

3.	For the purposes of paragraph 1 Pdt is derived from the following formula:

pdt = (PUM.GRt .PIDt) + (PL.(ALt-Lt).PILt) – Dt

where:

PUM	means an amount equal to £261.9 million.

GRt	in the eleventh relevant year has the value of 1 and in each subsequent relevant year is derived from the following formula:

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where:

S	means the summation across all regulated distribution unit categories i as described in the definition of the term Poi.
Poi.	means in respect of each regulated distribution unit category i set out below in column 1, the value equal to that amount set opposite that category in column 2.

Column 1	Column 2
Regulated distribution unit category 1	Value (p)
HV	0.482
LV1	2.790
LV2	0.281
LV3	1.704

Dit	means that number of units in each regulated distribution unit category i distributed in relevant year t.

Dit-1	means that number of units in each regulated distribution unit category i distributed in relevant year t- 1.

Cdt	means a notional figure representing the number of customers in the licensee’s distribution services area (for the purpose of this term Cdt only) for each relevant year, given in the table below.

relevant year beginning:

1st April 1999	1,838,900
1st April 2000	1,857,300
1st April 2001	1,875,900
1st April 2002	1,894,700
1st April 2003	1,913,600
1st April 2004	1,932,700

provided that for any relevant year t beginning on or after 1st April 2005, Cdt shall equal 1,932,700.

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Cdt	means the number equal to Cdt in relevant year t-1.

PIDt-1	in the eleventh relevant year has the value of 1 and in each subsequent relevant year is derived from the following formula:

where:

RPIt	means the percentage change (whether of a positive or a negative value) in the arithmetic average of the Retail Price Index numbers published or determined with respect to each of the six months July to December (inclusive) in relevant year t-1 and the arithmetic average of the Retail Price Index numbers published or determined with respect to the same months in relevant year t-2.

Xdt	shall equal 3.

PL	means an amount equal to 2.9p.

ALt	means in respect of relevant year t allowed distribution losses calculated as provided in paragraph E5 of Part E of Schedule A.

Lt	means in respect of relevant year t, adjusted distribution losses calculated as provided in paragraphs E2 to E4 of Schedule A.

PILt	is derived from the following formula:

where, for the eleventh relevant year, PILt-1 equals 1.

Dt	means the regulated quantity distributed in relevant year t.

Formula for PNdt as used in paragraph 1

4.	For the purposes of paragraph 1, in the eleventh and subsequent relevant years the term PNdt shall be calculated in accordance with the following formula:

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where:

PS	means an amount equal to £3.25 million for each of the eleventh to the fifteenth relevant years, and thereafter shall be 0.

PR	means, in the eleventh and all subsequent relevant years an amount equal to £2.01 million.

PIRt	is derived from the following formula:

where for the ninth relevant year PlRt-1 equals 1.

Formula for PMdt as used in paragraph 1

5.	For the purposes of paragraph 1, PMdt is derived from the following formula:

where:

RMdt	means an amount equal to the licensee’s relevant reduction in costs in relevant year t resulting from the fact that the licensee has ceased to provide meter provision services and meter operation services as defined in paragraph 1 of standard condition 36B (Requirement to Offer Terms for the Provision of Distributor Metering and Data Services) in respect of customers in respect of whom it provided meter provision services and meter operation services at 31 March 2000. The licensee’s relevant reduction in costs shall be calculated in real terms, and shall be the amount, if any, by which the licensee’s cash operating costs (excluding costs of a non-recurring nature) of providing such services in the relevant year t fall short of the cash operating costs (excluding costs of a non-recurring nature) of providing such services in the tenth relevant year, to the extent that such shortfall is attributable to the fact that the licensee has ceased, since 31 March 2000, to provide (whether directly or through an agent acting on its behalf) meter provision services and meter operation services in respect of such customers. The licensee’s relevant reduction in costs shall exclude the amount of any reduction in costs in providing any services which constitute excluded services.

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Formula for Kdt as used in paragraph 1

6.	For the purpose of paragraph 1, Kdt shall mean the correction factor per unit (whether of a positive or negative value) derived, subject to paragraph 3 of Special Condition D (Restriction of distribution charges: adjustments), from the following formula: provided that the value of Kdt for the eleventh relevant year shall be the value of Kdt arising for that year from the application of the formula applicable under Schedule 6 of the Generation, Transmission and Public Electricity Supply licence of the predecessor company in the form of that condition in force on 31 March 2000, but adjusted by adding the amount of TAdtfor the tenth relevant year, calculated by the application of the formula applicable under Schedule 6 of that Public Electricity Supply licence as then in force:

where:

Rdt-1	means the distribution revenue in relevant year t-1.
Dt-1	means the regulated quantity distributed in relevant year t-1.
Mdt-1	means maximum average charge per unit distributed in relevant year t-1.
Idt	means that interest rate in relevant year t which is equal to, where Kdt (taking no account of Idt for this purpose) has a positive value, the average specified rate plus 4, or where Kdt (taking no account of Idt for this purpose) has a negative value, the average specified rate.
RAdt-1	in the eleventh relevant year has the value of 0 and in each subsequent relevant year is derived from the following formula:

RA dt - 1 = DA dt-1.PB dt - 1

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where:

DAdt	means an amount given in the table appearing under that term in the part of Annex B to this Condition that applies to the licensee.

PBdt	means the amount given in the table appearing under that term in the part of Annex B to this Condition that applies to the licensee.

Formula for LFdt as used in paragraph 1

7.	For the purposes of paragraph 1, for the tenth and preceding relevant years LFdt shall be zero, and for any subsequent relevant year LFdt is derived from the following formula:

where:

LPdt	means an amount equal to the payments made by the licensee, in the relevant year t, in accordance with its obligations set out in Standard Licence Condition 3 or, in respect of the eleventh relevant year, attributed to the distribution business of the predecessor company of the licence holder in respect of payments made to the Director General of Electricity Supply under the licence condition entitled ‘Payment of fees’ in the Generation, Transmission and Public Electricity Supply Licence referred to in paragraph 6.

LAdt	is derived from the following formula:

LAdt, = PFt.PIFt

PFt	means, in respect of each relevant year, the amount given in the table appearing under that term in the part of Annex A to this Condition that applies to the licensee.

PIFt	is derived from the following:

where for the ninth relevant year PIFt-1 equals 1.

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ANNEX A TO SPECIAL CONDITION C (RESTRICTION OF DISTRIBUTION CHARGES)

SP DISTRIBUTION LIMITED

PFt

2000/01	£0.458 millions

2001/02	£0.446 millions

subsequent relevant years	£0.446 millions

SCOTTISH HYDRO-ELECTRIC POWER DISTRIBUTION LIMITED

PFt

2000/01	£0.199 millions

2001/02	£0.195 millions

subsequent relevant years	£0.195 millions

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ANNEX B TO SPECIAL CONDITION C (RESTRICTION OF DISTRIBUTION CHARGES)

SP DISTRIBUTION LIMITED

DAdt

2000/01	0.8

Thereafter	0.0

PBdt

2000/01	£2.429 million

Thereafter	0

SCOTTISH HYDRO-ELECTRIC POWER DISTRIBUTION LIMITED

DAdt

2000/01	0.9

Thereafter	0.0

PBdt

2000/01	£0.349 million

Thereafter	0

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Special Condition D: Restriction of distribution charges: adjustments

1.	If, in respect of any relevant year, the average charge per regulated unit distributed exceeds the maximum average charge per unit distributed by more than 3 per cent, the licensee shall furnish an explanation to the Authority and in the next following relevant year the licensee shall not effect any increase in charges for the provision of distribution services unless it has demonstrated to the reasonable satisfaction of the Authority that the average charge per regulated unit distributed would not be likely to exceed the maximum charge per unit distributed in that next following relevant year.

2.	If, in respect of any two successive relevant years, the sum of the percentage amounts by which the average charge per regulated unit distributed has exceeded the maximum average charge per unit distributed by more than 4 per cent, then in the next following relevant year the licensee shall, if required by the Authority, adjust its charges such that the average charge per regulated unit distributed would not be likely, in the judgement of the Authority, to exceed the maximum average charge per unit distributed in that next following relevant year.

3.	If, in respect of two successive relevant years, the average charge per regulated unit distributed is less than 90 per cent of the maximum average charge per unit distributed, the Authority, after consultation with the licensee, may direct that in calculating Kdt for the purposes of paragraph 6 of Special Condition C (Restriction of distribution charges) in respect of the next following relevant year, there shall be substituted for Rdt-1 in the formula at that paragraph 6 of Special Condition C (Restriction of distribution charges) such figure as the Authority may specify being not less than Rdt-i and not more than 0.90 (Dt-1 . Mdt-1).

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Special Condition E: Information to be provided to the Authority in connection with the distribution charge restriction conditions

1.	Where the licensee is intending to make any change in charges for the provision of distribution services regulated under Special Condition C (Restriction of distribution charges) the licensee shall (unless otherwise agreed by the Authority) not later than the date of publication of such charges provide the Authority with:

(a)	a written forecast of the maximum average charge per unit distributed, together with its components, in respect of the relevant year t in which such a change is to take effect and in respect of the next following relevant year t+1; and

(b)	a written estimate of the maximum average charge per unit distributed, together with its components, in respect of the relevant year t-1 immediately preceding the relevant year in which the change is to take effect, unless a statement complying with paragraph 7 in respect of relevant year t-1 has been furnished to the Authority before the publication of the proposed change.

2.	[Not in use]

3.	If within 3 months of the commencement of any relevant year t the licensee has not made any such change in charges as are referred to in paragraph 1, the licensee shall provide the Authority with a written forecast of the maximum average charge per unit distributed, together with its components, in respect of the relevant year t.

4.	The Authority may issue directions providing that any forecast or estimate provided in accordance with paragraphs 1 or 3 shall be accompanied by such information as regards the assumptions underlying the forecast or estimate as may be necessary to enable the Authority to be satisfied that the forecast or estimate has been properly prepared on a consistent basis.

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5.	Not later than six weeks after the commencement of each relevant year t, the licensee shall send to the Authority a statement as to:

(a)	whether or not the provisions of Special Condition D (Restriction of distribution charges: adjustments) are likely to be applicable in consequence of the average charge per regulated unit distributed in the preceding relevant year t-1 or the two preceding relevant years t-1 and t-2; and

(b)	its best estimate as to the relevant correction factor Kdt to be applied in calculating the maximum average charge per unit distributed in respect of the relevant year t.

6.	[Not in use]

7.	Not later than three months after the end of each relevant year the licensee shall send to the Authority a statement, in respect of that relevant year, showing the specified items referred to in paragraph 9.

8.	The statement referred to in the preceding paragraph shall be:

(a)	accompanied by a report from the Auditors that in their opinion

(i)	such statement fairly presents each of the specified items referred to in paragraph 9 in accordance with the requirements of the charge restriction conditions; and

(ii)	the amounts shown in respect of each of those specified items are in accordance with the licensee’s accounting records which have been maintained in respect of the distribution business in accordance with standard condition 42 (Regulatory Accounts) of this licence; and

(b)	certified by a director of the licensee on behalf of the licensee that to the best of his knowledge, information and belief having made all reasonable enquiries:

(i)	there is no amount included in its calculations under Special Condition C (Restriction of distribution charges) and Schedule A which represents other than:

(aa)	bona fide consideration for the provision of distribution services in the course of its distribution business; or

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(bb)	an amount permitted under the charge restriction conditions to be so included;

(ii)	there is no amount included in its calculations of allowed security costs under Special Condition F (Allowances in respect of Security costs) which represents other than an amount permitted under the charge restriction conditions to be so included;

(iii)	no service has been treated as an excluded service which was not properly so treated and no amount included in the revenues in respect thereof represents other than bona fide consideration for the provision of the excluded service to which it relates; and

(iv)	all amounts which should properly be taken into account for the purposes of the charge restriction conditions have been taken into account.

9.	The specified items to be contained in the statement referred to in paragraph 7 shall be the following:

(a)	the regulated quantity distributed;

(b)	the quantity distributed in each regulated distribution unit category;

(c)	the average charge per regulated unit distributed;

(d)	the amount in respect of the terms ALt and Lt in paragraph 3 of Special Condition C (Restriction of distribution charges) calculated as therein provided;

(e)	the value of the term TAdt in respect of the tenth relevant year only together with the value of each of the component parts, as detailed in paragraph 6 of Special Condition C (Restriction of distribution charges);

(f)	the information referred to at paragraph 8 of Special Condition F (Allowances in respect of Security costs);

(g)	the statements and information referred to in paragraphs A5, B2, C7, Dl and E10 of Schedule A;

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(h)	the value of the term LFdt together with the value of each of its component parts, as detailed in paragraph 7 of special condition C (Restriction of distribution charges).

10.	Where the Authority issues directions in accordance with paragraph 9 of Special Condition F (Allowances in respect of Security costs) or paragraphs A6, B3, C8, D5 or Ell of Schedule A, then such directions shall not have effect from a date earlier than the commencement of the relevant year to which the statement last furnished to the Authority pursuant to paragraph 7 prior to the issue of the directions related, unless such statement (or the accompanying report or certificate under paragraph 8) or any statement, report or certificate in respect of an earlier relevant year was incorrect or was misleading in any material respect.

11.	Where the Authority issues such directions as are referred to in the preceding paragraph the Authority may require the licensee to provide a revised statement in respect of such of the specified items as may be affected by the directions, and the licensee shall comply with such request.

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Special Condition F: Allowances in respect of security costs

1.	At any time during a security period the licensee may give notice in writing to the Authority suspending, with effect from the date of receipt of the notice by the Authority, application of such of the charge restriction conditions as may be specified in the notice for the unexpired term of the security period.

2.	At any time during a security period, the Authority may (having regard to its duties under the Act) by means of directions:

(a)	suspend or modify for the unexpired term of the security period the charge restriction conditions or any part or parts thereof; or

(b)	introduce for the unexpired term of the security period new charge restriction conditions in either case, so as to make such provision as in the opinion or estimation of the Authority is requisite or appropriate:

(i)	to enable the licensee to recover by means of increased charges an amount estimated as being equal to the licensee’s allowed security costs during such period; and

(ii)	to ensure that such part of the amount referred to in sub-paragraph (i) above as is estimated as being equal to the licensee’s allowed security costs incurred by the licensee as costs in its distribution business are recovered by means of appropriate equitable increases in the charges made by the licensee in its distribution business and the licensee shall comply with the terms of any directions so issued.

3.	At any time following a security period, the Authority may (following such consultation with the licensee and others as the Authority may consider appropriate) issue directions suspending or modifying the charge restriction conditions or any part or parts thereof or replacing such directions as may have been made during the security period and introducing such new charge restriction conditions as in the opinion of the Authority are appropriate in all the circumstances (including, at the Authority’s discretion an appropriate adjustment having regard to any profit gained or foregone by the licensee during the security period), and the licensee shall comply with any directions so issued.

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4.	At any time within three months after the issue of directions by the Authority under paragraph 3, the licensee may serve on the Authority a disapplication request in respect of such of the charge restriction conditions or any part or parts thereof as are specified in the request.

5.	If within three months of the receipt by the Authority of the disapplication request referred to in paragraph 4, the Authority has either not agreed in writing to such disapplication request or has not made a reference to the Competition Commission under Section 12 of the Act relating to the modification of the charge restriction conditions, the licensee may deliver one month’s written notice to the Authority terminating the application of the charge restriction conditions (or any part or parts thereof) as are specified in the disapplication request.

6.	Subject to paragraphs 7 and 9, the licensee shall in any relevant year be entitled to recover an aggregate amount equal to the licensee’s allowed security costs in that year or (insofar as not previously recovered) any previous year, by means of appropriate equitable increases in the charges made by the licensee in its distribution business.

7.	Paragraph 6 shall not apply insofar as such allowed security costs:

(a)	were otherwise recovered by the licensee; or

(b)	were taken into account by the Authority in setting charge restriction conditions by means of directions issued under paragraph 3 above.

8.	The licensee shall following the end of each relevant year provide to the Authority, as being one of the specified items to be contained in the statement referred to in paragraph 7 of Special Condition E (Information to be provided to the Authority in connection with the charge restriction conditions), details in respect of that relevant year of:

(a)	the amount of the licensee’s allowed security costs; and

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(b)	the aggregate amounts charged under paragraph 6 on account of the licensee’s allowed security costs; and

(c)	the bases and calculations underlying the increases in charges made in the distribution business under paragraph 6.

9.	Where the Authority is satisfied that the licensee has recovered amounts in excess of the allowed security costs, the Authority may issue directions requiring the licensee to take such steps as may be specified to reimburse customers of or purchasers from the distribution business (as the case may be) for the excess amounts charged to them, and the licensee shall comply with any directions so issued provided that if the excess amounts relate to the allowed security costs paid to any authorised electricity operator, the licensee shall not be obliged to make any such reimbursement unless and until it has recovered such costs from the relevant authorised electricity operator.

10.	No amounts charged by the licensee under this Condition (whether or not subsequently required to be reimbursed) shall be taken into account for the purpose of applying the charge restriction provisions of Special Condition C (Restriction of distribution charges).

11.	In this Condition:

“allowed security cost”	means any cost (whenever arising) incurred by the licensee and approved by the Authority as being directly attributable to actions taken or omitted to be taken by the licensee or by any authorised electricity operator (as the case may be) in consequence of:

	(i)	complying with directions issued by the Secretary of State under Section 34(3) or 34(4) of the Act; or

	(ii)	implementing recommendations of any committee constituted to advise the Secretary of State as to matters

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related to his power to issue directions under Section 34 of the Act which are made to and accepted by the Secretary of State in contemplation of circumstances likely to lead to the issue of directions by the Secretary of State under Section 34(3) or 34(4) of the Act;

but for the avoidance of doubt excluding any cost which forms part of SP Transmission Limited’s or Scottish Power Energy Retail Limited’s allowed security costs;

“Fuel Security Code”	shall have the meaning given in standard condition 16 (Security Arrangements);

“security period”	means a period commencing on the date on which any direction issued by the Secretary of State under Section 34(4)(b) of the Act enters effect and terminating on the date (being not earlier that the date such direction, as varied, is revoked or expires) as the Authority, after consultation with such persons (including without limitation, licence holders liable to be principally affected) as it shall consider appropriate, may with the consent of the Secretary of State by notice to all licence holders determine after having regard to the views of such persons.

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Special Condition G: Duration of charge restriction conditions

1.	The charge restriction conditions shall apply so long as this licence continues in force but shall cease to have effect (in whole or in part, as the case may be) if the licensee delivers to the Authority a disapplication request made in accordance with paragraph 2 and:

(a)	the Authority agrees in writing to the disapplication request; or

(b)	their application (in whole or in part) is terminated by notice given by the licensee in accordance with either paragraph 4 or paragraph 5.

2.	A disapplication request pursuant to this Condition shall:

(a)	be in writing addressed to the Authority,

(b)	specify the charge restriction conditions (or any part or parts thereof) to which the request relates, and

(c)	state the date from which the licensee wishes the Authority to agree that the specified charge restriction conditions shall cease to have effect.

3.	Save where the Authority otherwise agrees, no disapplication following delivery of a disapplication request pursuant to this Condition shall have effect earlier than the date which is the later of:

(a)	a date being not less than 18 months after delivery of the disapplication request; and,

(b)	31 March 2005.

4.	If the Authority has not made a reference to the Competition Commission under Section 12 of the Act relating to the modification of the charge restriction conditions before the beginning of the period of 12 months which will end with the disapplication date, the licensee may deliver written notice to the Authority terminating the application of such of the charge restriction conditions (or any part or parts thereof) as are specified in the disapplication request with effect from the disapplication date or a later date.

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5.	If the Competition Commission makes a report on a reference made by the Authority relating to the modification of the charge restriction conditions (or any part or parts thereof) specified in the disapplication request and such report does not include a conclusion that the cessation of such charge restriction conditions, in whole or in part, operates or may be expected to operate against the public interest, the licensee may within 30 days after the publication of the report by the Authority in accordance with Section 13 of the Act deliver to the Authority written notice terminating the application of such charge restriction conditions with effect from the disapplication date or a later date.

6.	A disapplication request or notice served under this Condition may be served in respect of a specified geographic area.

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SCHEDULE A: SUPPLEMENTARY PROVISIONS OF THE CHARGE RESTRICTION CONDITIONS

Part A. Principles for Attribution

General Principles

A.1	Where for the purposes of the charge restriction conditions, a share of costs borne by the licensee requires to be attributed to any part of the market, the licensee shall make that attribution on a basis which ensures that no more than a fair proportion of those costs, reflecting the costs incurred by the licensee in supplying that part of the market, are so attributed.

A.2	The following paragraphs of this Part of Schedule A are without prejudice to paragraph Al.

Transmission connection point charges

A.3	The transmission connection point charges requiring to be attributed between the regulated quantity distributed and other quantities distributed shall be attributed in proportion to the transmission connection point capacity or equivalent method required for the purpose of distributing those quantities.

Distribution losses

A.4	Where an amount (in units) in respect of distribution losses requires to be calculated and attributed in respect of EHV units and units distributed by the licensee for the purpose of supply to premises outside the licensee’s distribution services area, such calculation and attribution shall be made consistently with the principles underlying the schedule of adjustment factors as referred to at sub-paragraph (b) of paragraph 2 of standard condition

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4 (Basis of Charges for Use of System and Connection to System: Requirements for Transparency).

Information to be provided by Licensee

A.5	The licensee shall following the end of each relevant year furnish to the Authority, as being one of the specified items to be included in the statement referred to at paragraph 7 of Special Condition E (Information to be provided to the Authority in connection with the charge restriction conditions), a statement confirming that the calculation of the transmission connection point charges and of distribution losses was made in accordance with the provisions of this Part of Schedule A.

A.6	Where the Authority is satisfied that the basis of calculation or attribution (as the case may be) used by the licensee is not in conformity with paragraph Al, the Authority may issue directions specifying an alternative basis of calculation or attribution, and the basis of calculation or attribution by the licensee (as the case may be) shall be adjusted accordingly with effect from the date of issue of the directions or (subject to paragraph 10 of Special Condition E (Information to be provided to the Authority in connection with the charge restriction conditions)) such other date as may be specified in those directions.

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Part B. EHV premises

B.1	EHV premises shall comprise:

(a)	in relation to premises connected to the licensee’s distribution system as at the date this licence entered into force those premises specified in the list of EHV premises notified in writing to the Authority by the licensee within twenty eight days after this licence entered into force; and

(b)	in relation to premises connected to the licensee’s distribution system which are either first connected or (having been previously connected) have had their connections materially altered following the date this licence entered into force, means premises connected to the licensee’s distribution system at a voltage at or higher than 22 kilovolts or at a sub-station with a primary voltage of 66 kilovolts or above.

B.2	The licensee shall following the end of each relevant year furnish to the Authority, as being one of the specified items to be included in the statement referred to at paragraph 7 of Special Condition E (Information to be provided to the Authority in connection with the charge restriction conditions), a statement listing any changes in the premises falling to be treated as EHV premises.

B.3	Where the Authority is satisfied that any premises treated by the licensee as being or not being EHV premises should not in conformity with sub-paragraph B l(b) above be so treated, the Authority may issue directions to that effect, and such premises shall cease to be treated as EHV premises from the date of the issue of the directions or (subject to paragraph 10 of Special Condition E (Information to be provided to the Authority in connection with the charge restriction conditions)) such other date as may be specified in those directions.

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Part C. Excluded services

C.1	There may be treated as excluded services provided by the licensee in its distribution business such services in respect of which charges are made which:

(a)	do not fall within paragraph C2 of this Part; and

(b)	may (subject to paragraph C8) be determined by the licensee as falling under one of the principles set out in paragraphs C3 to C6.

C.2	No service provided by the licensee as part of its distribution business shall be treated as an excluded service insofar as it consists of the provision of services remunerated under use of system charges in accordance with standard condition 4 (Basis of Charges for Use of System and Connection to System: Requirements for Transparency) of this licence including (without prejudice to the foregoing):

(i)	(subject to paragraph C3 of this Part) the transport of electricity;

(ii)	the carrying out of works for the installation of electric lines or electrical plant (not otherwise payable in the form of connection charges);

(iii)	the carrying out of works or the provision of maintenance or repair or other services for the purpose of enabling the licensee to comply with standard conditions 5, 9, 9A and 15, the Electricity Supply Regulations 1988 or any regulations made under Section 29 of the Act or any other enactment relating to safety or standards applicable in respect of the distribution business; and

(iv)	(subject to paragraph C5 of this Part) the provision, installation and maintenance of any meters, switchgear or other electrical plant (not being part of connection charges).

C.3	The licensee may treat as being an excluded service for the purpose of the distribution business the transport of:

(a)	units of electricity not consumed in the licensee’s distribution services area; or

(b)	EHV units, provided that the licensee’s charges for the distribution of such units do not exceed the charging rates underlying the information as to EHV revenue and EHV units distributed, given by the licensee to the Authority and used by it for the purposes of setting the term PUM in Special Condition C (Restriction of

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distribution charges), subject only to such adjustments as may be appropriate in the reasonable opinion of the Authority to reflect material variations between the actual charges made and the charging rates underlying the information as to EHV revenue provided to the Authority by the licensee.

C.4	Charges of the type described in paragraphs 3 and 4 of standard condition 4 (Basis of Charges for Use of System and Connection to System: Requirements for Transparency) and charges in respect of the statements referred to in paragraph 5 of standard condition 4 (Basis of Charges for Use of System and Connection to System: Requirements for Transparency), may each be treated as excluded services for the purposes of the distribution business.

C.5	A service provided by the licensee as part of its distribution business may be treated as an excluded service in so far as it consists in the provision of services (including metering, electric lines or electrical plant) for the specific benefit of any third party requesting the same and not made available as a normal part of its distribution business remunerated by use of system charges including (without prejudice to the foregoing):

(i)	special metering (including “time of day” metering) to facilitate energy saving programmes for the benefit of customers requesting the same;

(ii)	charges for moving mains, services or meters forming part of the licensee’s distribution system to accommodate extension, re-design or re-development of any premises on which the same are located or to which they are connected;

(iii)	the provision of electric lines and electrical plant (a) in so far as the same are required for the specific purpose of enabling the provision of top-up or standby supplies or sales of electricity or (b) to provide a higher degree of security than is required for the purposes of complying with standard condition 5 (Distribution System Planning Standard and Quality of Service);

(iv)	the amount by which charges for the provision of prepayment meters to customers exceed charges for the provision of standard meters for such customers in respect of which the amount receivable per customer shall not exceed that used by the Authority in formulating PUM in Special Condition C (Restriction of distribution charges);

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(v)	special metering or telemetry or data processing equipment for the purposes of enabling any person which is a party to the Settlement Agreement for Scotland to comply with its obligations in respect of metering thereunder or for the performance by the licensee of any service in relation thereto.

C.6	There may be treated as an excluded service for the purposes of the distribution business, charges for the relocation of electric lines or electrical plant and the carrying out of works associated therewith pursuant to a statutory obligation (other than under Section 9 (1) or Section 16 of the Act) imposed on the licensee.

Information to be provided to the Authority about excluded services

C.7	The licensee shall following the end of each relevant year furnish to the Authority, as being one of the specified items to be included in the statement referred to at paragraph 7 of Special Condition E (Information to be provided to the Authority in connection with the charge restriction conditions), details specifying separately the nature of all services provided as part of the distribution business by the licensee and treated as excluded services by the licensee during the course of such year and stating the revenues derived in respect of each such service so treated.

Directions

C.8	Where the Authority is satisfied that in the light of the principles set out in paragraphs C2 to C6 inclusive any service treated by the licensee as an excluded service should not be so treated, the Authority shall issue directions to that effect, and the service or services specified in the directions shall cease to be treated as excluded services from the date of issue of the directions or (subject to paragraph 10 of Special Condition E (Information to be provided to the Authority in connection with the charge restriction conditions)) such other date as may be specified in the directions.

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Part D. Regulated distribution unit categories

D.1	The licensee shall following the end of each relevant year furnish to the Authority, as being one of the specified items to be included in the statement referred to at paragraph 7 of Special Condition E (Information to be provided to the Authority in connection with the charge restriction conditions), details specifying separately those use of system charges in respect of which the licensee has, during the course of such year, treated the units distributed by the licensee as falling within the definition of each of LV1 units and LV2 units and LV3 units respectively.

D.2	The definition of LV1 units includes units distributed under the following tariffs:

1.	Domestic Economy Day Units

2.	Farm Economy Day Units

3.	General Economy Day Units

4.	General Evening and Weekend Day Units

5.	Annual Maximum Demand (LV) Day Units

6.	Maximum Demand Tariff (LV) Day Units

D.3	The definition of LV2 units includes units distributed under the following tariffs:

1.	Domestic Economy Night Units

2.	Farm Economy Night Units

3.	General Economy Night Units

4.	General Evening and Weekend (Evening and Weekend Units)

5.	Annual Maximum Demand (LV) Night Units

6.	Maximum Demand Tariff (LV) Night Units

7.	Restricted Hours and Crop Drying Units

D.4	The definition of LV3 units includes units distributed under the following tariffs:

1.	Domestic Standard

2.	Farm Standard

3.	General Standard

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4.	Catering

5.	Public Lighting

6.	LV Monthly and Quarterly Maximum Demand

D.5	Notwithstanding the provisions of paragraphs D2 to D4 above where the Authority is satisfied that a tariff or tariffs in respect of which the licensee has treated the units distributed as falling or not falling within one of the categories in paragraphs D2 to D4 above should not be so treated, the Authority shall issue directions to that effect and the tariff or tariffs specified in the directions shall cease to be so treated from the date of issue of the directions or (subject to paragraph 10 of Special Condition E (Information to be provided to the Authority in connection with the charge restriction conditions)) such other date as may be specified in the directions and shall with effect from such date be treated in such manner as may be specified in the directions.

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Part E. Calculation of factor in respect of distribution losses

E.1	The terms ALt and Lt which are used in paragraph 3 of Special Condition C (Restriction of distribution charges) shall each be determined using the consistent methodological basis set out in paragraphs E2 to E5 below.

Consistent methodological basis for determination of ALt and Lt

E.2	Adjusted distribution losses Lt in respect of relevant year t shall mean the difference between adjusted bulk supply point purchases (calculated as provided in paragraph E3) and adjusted units distributed (calculated as provided in paragraph E4).

E.3	Adjusted bulk supply point purchases shall be obtained by adjusting the units metered on entry to the licensee’s distribution system by:

(a)	excluding that number of units which is equal to the sum of:

(i)	EHV units; and

(ii)	units distributed by the licensee for the purpose of supply to premises outside the licensee’s distribution services area; and

(iii)	an amount in respect of distribution losses between the bulk supply point and the exit point attributable to the units referred to in (i) and (ii) above, as determined in accordance with the schedule of adjustment factors referred to at sub-paragraph (b) of paragraph 2 of standard condition 4 (Basis of Charges for Use of System and Connection to System: Requirements for Transparency); and

(b)	including an amount (in units) to represent the effect of units entering the licensee’s distribution system otherwise than at bulk supply points, being the difference between the number of units so entering and the number of units that would have been required to have entered at bulk supply points in their absence (such latter number of units calculated consistently with the principles in respect of distribution losses referred to at sub-paragraph (b) of paragraph 2 of standard condition 4 (Basis of Charges for Use of System and Connection to System: Requirements for Transparency)).

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E.4	Adjusted units distributed shall be obtained by:

(a)	calculating all units distributed by the licensee metered during relevant year t at exit points on leaving the licensee’s distribution system; and

(b)	deducting therefrom EHV units delivered or deemed to be delivered during relevant year t and units distributed during relevant year t for the purpose of supply to premises outside the licensee’s distribution services area; and

(c)	adding thereto an amount equal to the units consumed during relevant year t on the licensee’s premises in the distribution services area (insofar as not otherwise taken into account in determining units distributed under sub-paragraph (a) above).

E.5	The allowed distribution losses ALt in relevant year t shall be obtained by:

(a)	ascertaining the adjusted units distributed in accordance with paragraph E4;

(b)	multiplying the resulting adjusted units figure by the aggregate of adjusted distribution losses (calculated as provided in paragraph E2) over the 10 preceding relevant years; and

(c)	dividing the product by the aggregate of adjusted units distributed over the same preceding relevant years.

E.6	[Not in use].

E.7	[Not in use].

E.8	[Not in use].

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Information to be provided to the Authority

E.9	The licensee shall within three months after the entry into force of this licence furnish to the Authority a statement showing the initial relevant loss percentage and the underlying calculations.

E.10	The licensee shall, following the end of each relevant year, furnish to the Authority, as being one of the specified items to be included in the statement referred to at paragraph 7 of Special Condition E (Information to be provided to the Authority in connection with the charge restriction conditions), a statement showing adjusted distribution losses for that relevant year, accompanied by the underlying calculations and (where appropriate) an explanation of any changes in the basis of calculation or estimation thereof.

E.11	Where the Authority is satisfied that any statement or underlying calculation provided has not been drawn up in conformity with paragraphs E2 to E5 above, the Authority may issue directions, and the statement or underlying calculation shall be adjusted with effect from the date of issue of the directions or (subject to paragraph 10 of Special Condition E (Information to be provided to the Authority in connection with the charge restriction conditions)) such other date as may be specified in the directions.

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Special Condition H: Arrangements relating to supplies to premises within the licensee’s distribution services area

1.	The licensee shall, as soon as practicable and, in any event, not later than such date as the Authority shall specify, establish relevant supply arrangements.

2.	The licensee shall implement and comply with the relevant supply arrangements.

3.	The licensee shall, in consultation with relevant suppliers, periodically review (including upon the request of the Authority) the relevant supply arrangements. Following any such review, the licensee shall send to the Authority:

(a)	a report on the outcome of such review;

(b)	any proposed revisions to the relevant supply arrangements as the licensee (having regarding to the outcome of such review) reasonably thinks fit for the achievement of the objective referred to in sub-paragraph (a) of paragraph 10; and

(c)	any written representations or objections from relevant suppliers (including any proposals by such suppliers for revisions to the relevant supply arrangements established in accordance with paragraph 1 not accepted by the licensee in the course of the review) arising during the consultation process and subsequently maintained.

4.	Revisions to the relevant supply arrangements established in accordance with paragraph 1 proposed by the licensee and sent to the Authority pursuant to paragraph 3 shall require to be approved by the Authority.

5.	Having regard to any written representations or objections referred to in sub-paragraph (c) of paragraph 3, and following such further consultation (if any) as the Authority may consider appropriate, the Authority may issue directions requiring the licensee to revise the relevant supply arrangements in such manner as may be specified in the directions, and the licensee shall forthwith comply with any such directions.

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6.	The licensee shall give or send a copy of the relevant supply arrangements to the Authority.

7.	The licensee shall (subject to paragraph 8) give or send a copy of the relevant supply arrangements to any person requesting the same.

8.	The licensee may make a charge for any copy given or sent pursuant to paragraph 7 of an amount which will not exceed any amount specified for the time being for the purposes of this Condition in directions issued by the Authority.

9.	In establishing, implementing and complying with the relevant supply arrangements the licensee shall not unduly discriminate against or prefer any one or any group of persons in favour of or as against any one other or any other group of persons.

10.	In this Condition:

“relevant supply arrangements”	means arrangements which the Authority shall agree to be the most appropriate for securing the objective of eliminating barriers to the economic and efficient supply of electricity by relevant suppliers to relevant premises caused by relevant constraints (and, where the context admits, it means such arrangements as from time to time revised).

“relevant supplier”	means a person authorised to supply electricity to relevant premises by a licence granted under Section 6(l)(d) of the Act.

“relevant premises”	means premises situated within the licensee’s distribution services area.

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“relevant constraints”	means constraints arising from the costs of implementing technical arrangements for ensuring that the amount of electricity which is delivered by or for a relevant supplier into a system at any given time for the purpose of giving a supply to any relevant premises matches the level of demand of these relevant premises at that time.

“system”	means the distribution system of the licensee or any other distribution licensee or the transmission system of an affiliate or related undertaking of the licensee or any other transmission licensee.

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Special Condition I: The Settlement Agreement for Scotland

1.	The licensee shall use its best endeavours, in conjunction and co-operation with Scottish Hydro-Electric Power Distribution Limited:

(a)	to establish, or to procure the establishment by a third party of, a system (the “settlement system”) which shall - to the extent required to facilitate the proper functioning of arrangements established in accordance with Special Condition H (Arrangements relating to supplies to premises within the licensee’s distribution services area), or as otherwise agreed by the licensee and Scottish Hydro-Electric Power Distribution Limited- fulfil the objects set out at paragraph 2;

(b)	subsequently to operate and maintain, or to procure the subsequent operation and maintenance by a third party of, the settlement system;

(c)	to prepare (or procure the preparation of) a form of agreement, to be known as the Settlement Agreement for Scotland, which shall contain terms on which the settlement system will be made available and shall comply with the other requirements of this Condition; and

(d)	to offer (or procure that a third party offers) to make available the settlement system, pursuant to and in accordance with the Settlement Agreement for Scotland, to any person applying for the use of such system who is an electricity supplier or portfolio generator or is otherwise an appropriate user of the system in accordance with the objects set out at paragraph 2.

2.	The objects set out at this paragraph are:

(a)	to enable electricity suppliers, other than Scottish Power Energy Retail Limited and SSE Energy Supply Limited, to have their volumetric purchases of electricity from portfolio generators and from parties to the Balancing and Settlement Code correctly allocated to them;

(b)	to enable electricity suppliers, other than Scottish Power Energy Retail Limited and SSE Energy Supply Limited, and portfolio generators, other than Scottish Power Generation Limited and SSE Generation Limited, to have their volumetric residual electricity requirements and provisions correctly allocated to them;

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(c)	to enable electricity suppliers to have their volumetric supplies of electricity to customers correctly allocated to them;

(d)	to facilitate the calculation of accurate information regarding the aggregate amount of electricity provided to Scottish Power Energy Retail Limited by Scottish Power Generation Limited in its capacity as a portfolio generator and to SSE Energy Supply Limited by SSE Generation Limited in its capacity as a portfolio generator;

(e)	to provide for such other matters ancillary to those specified in sub-paragraphs (a) to (d) as are or may be appropriate to facilitate competition in electricity supply in Scotland.

3.	The Settlement Agreement for Scotland shall provide - to the extent required to facilitate the proper functioning of arrangements established in accordance with Special Condition H (Arrangements relating to supplies to premises within the licensee’s distribution services area), or as otherwise agreed by the licensee and Scottish Hydro-Electric Power Distribution Limited - for the fulfilment of the objects set out at paragraph 2, and shall also comprise provisions (which shall require to be approved in advance by the Authority):

(a)	which relate to the level and method of recovery of charges payable by parties to the Settlement Agreement for Scotland in respect of the establishment, operation and maintenance of the settlement system, such charges to be set so as to reflect the Authority’s estimate of the reasonable costs of efficiently establishing, operating and maintaining such a system;

(b)	which provide for the variation of the Settlement Agreement for Scotland following consultation with the parties, or representatives of the parties, to that agreement; and

(c)	by virtue of which the whole or (following consultation with representatives of all of the parties to the agreement) specified parts of the Settlement Agreement for Scotland shall not be capable of variation without the prior approval of the Authority.

4.	The licensee shall be a party to and shall comply with the provisions of the Settlement Agreement for Scotland.

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5.	In this Condition:

“portfolio generator”	means any person who:

	(a)	is authorised to generate electricity and owns or operates a generating station situated in Scotland; or

	(b)	is authorised to generate or supply electricity and is contracted to purchase the output of one or more generating stations situated in Scotland.

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Condition J: Incentive Scheme: Calculation of charge restriction adjustment.

1.	The purpose of this condition is to establish the incentive scheme referred to in the principal condition so as to provide for adjustments to the charge restriction conditions to reflect the performance of the licensee in achieving targets for quality of supply and the reward scheme.

2.	For the purpose of the charge restriction conditions in the relevant year commencing on 1 April 2005, Qdt is the amount derived from the following formula:

and in each other relevant year t is zero.

3.	For the purpose of the charge restriction conditions in the relevant year commencing on 1 April 2005 zdt is the amount derived from the following formula:

and in each other relevant year t is zero.

4.	For the purpose of paragraph 2, and subject to paragraphs 8 and 10, Q t is derived in relevant year t from the formula:

Q t = qat + qbt + qct + qdt

5.	For the purpose of paragraphs 2 and 3:

It	means the average specified rate (as defined in paragraph 2 of special condition B

(Definitions and Interpretation) in relevant year t.

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6.	For the purpose of paragraph 4, in relevant year t:

In relevant year t, if DQTRt is greater than or equal to LMQTRt and less than or equal to UMQTRt, qdt will take the value zero for that relevant year.

In relevant year t, if DQTRt is less than LMQTRt, qdt for that relevant year shall be derived from the following formula:

qdt = (DQTRt - MQTRt )QIRAt

In relevant year t, if DQTRt is greater than UMQTRt, qdt for that relevant year shall be derived from the following formula:

qdt = (DQTRt - MQTRt )QIRBt

provided that if, in the relevant year commencing 1 April 2004, the sum of za, zb and qdt is greater than TRL/100 BPCRt , then the value for qdt shall be determined by the following formula for that year:

where:

TAt	means the target for the number of interruptions for the relevant year t specified in the table in Annex A or determined under paragraph 7;

TBt	means the target for the duration of interruptions for the relevant year t specified in the table in Annex A or determined under paragraph 7;

IRAt	means the incentive rate for the number of interruptions specified for the relevant year t in the table in Annex A in £ million in 2000/1 prices;

IRBt	means the incentive rate for the duration of interruptions specified for the relevant year t in the table in Annex A in £ million 2000/1 prices;

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RLAt	means the maximum percentage of base price control revenue exposed to the number of interruptions specified for the relevant year t in the table in Annex A;

RLBt	means the maximum percentage of base price control revenue exposed to the duration of interruptions specified for the relevant year t in the table in Annex A;

RLDt	means the maximum percentage of base price control revenue exposed to the measure of quality of telephone response specified for the relevant year t in the table in Annex A;

TRL	(being the maximum percentage of base price control revenue used in the calculation of qdt in the relevant year t commencing 1 April 2004) has the value of 2;
PIAt	(being the price index adjustor) in relevant year t is derived from the following formula:

where, for the relevant year commencing 1 April 2000, PIAt =1
RPIt	is defined as in paragraph 3 of special condition C (Restriction of distribution charges);
BPCRt	(being base price control revenue) in relevant year t is derived from the following formula: BPCRt = PUM .GRt PIDt where PUM, GPv and PIDt in relevant year t are as defined in special condition C (Restriction of distribution charges)

CIISt	in relevant year t is derived from the formula:

CIISt =CIAt +CIBt + (a.CICt)+ CIDt + (b.CIEt)

where:

a and b are zero

CIAt , CIBt , CICt , CIDt and CIEt in relevant year t are derived from the formula for each of those terms set out in Appendix 2 to the Regulatory Instructions and Guidance.

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CMLIS t	is derived from the formula:

CMLIS t = CMLA t + CMLB t + (c.CMLC t) + CMLD t + (d.CMLE t)

where:

c and d each have the value 0.10

CMLA t, CMLB t, CMLC t, CMLD t and CMLE t in relevant year t are derived from the formula for each of those terms set out in Appendix 2 to the Regulatory Instructions and Guidance

DQTR t	(being the deemed overall performance score for the licensee in the survey of quality of telephone response, as referred to in the Regulatory Instructions and Guidance) in relevant year t is derived from the formula:

DQTR t =AQTR t +(1.96)SE t

AQTR t	is the actual overall performance score for the licensee in relevant year t, based on all assessed attributes in the survey of quality of telephone response provided to the Authority by the company carrying out that survey, as notified by the Authority to the licensee

SE t	is the standard error of the overall performance score for the licensee in relevant year t in the survey of quality of telephone response as notified by the Authority to the licensee

LMQTR t	is the lower confidence limit of the unweighted mean actual overall performance score in the survey of quality of telephone response of all distribution services providers for whom information is available in relevant year t and is derived from the formula:

LMQTR t=MQTR t - (1.96)ISE t

UMQTR t	is the upper confidence limit of the unweighted mean actual overall performance score in the survey of quality of telephone response of all distribution services providers for whom information is available in relevant year t and is derived from the formula:

190

UMQTRt =MQTRt +(1.96)ISEt

ISE t	is the standard error of the unweighted mean actual overall performance score in the survey of quality of telephone response of all distribution services providers for whom information is available in relevant year t, as notified by the Authority to the licensee.

MQTR t	is the unweighted mean actual overall performance score in the survey of quality of telephone response of all distribution services providers for whom information is available in relevant year t as notified by the Authority to the licensee.

QIRA t	(being the incentive rate for below average performance for the quality of telephone response) in relevant year t is derived from the formula:

WDQTR t	is the lowest deemed overall performance score in the survey of quality of telephone response across all distribution services providers for whom information is available in relevant year t as notified by the Authority to the licensee.

QIRB t	(being the incentive rate for above average performance for the quality of telephone response) in relevant year t is derived from the formula:

HDQTR t	is the highest deemed overall performance score in the survey of quality of telephone response across all distribution services providers for whom information is available in relevant year t as notified by the Authority to the licensee.

7.	Where the Authority determines, after making any direction under paragraphs 8 or 10, that the value of CIISt or CMLISt in respect of the year commencing on 1 April 2001:

(a)	is equal to or less than TAt or TBt, as appropriate, in respect of the relevant year commencing on 1 April 2004 in Annex A, then the target in respect of each of the years commencing on 1 April 2002 and 1 April 2003 for the purposes of Annex A shall be modified so as to be the same as the target for the year commencing on 1 April 2004; or

191

(b)	is greater than TAt or TBt, as appropriate, in respect of the relevant year commencing on 1 April 2004 in Annex A, then the target in respect of each of the relevant years commencing on 1 April 2002 and 1 April 2003 for the purposes of Annex A shall be modified so as to be the same as the value so determined in respect of the year commencing on 1 April 2001.

8.	Where the report of an examiner specifies that the level of accuracy of any specified information used for the purpose of any formula in this condition or paragraph 7 is less than the level of accuracy specified for such information in the Regulatory Instructions and Guidance, the Authority may, after consulting the licensee and having regard to all relevant information and circumstances and so as to mitigate any distortion arising from that inaccuracy, by notice to the licensee direct the data which shall be used in substitution for that information for the purposes of that relevant formula or paragraph.

9.	A notice under paragraph 9 of the principal condition in relation to Appendix 2 to the Regulatory Instructions and Guidance may only specify a date for the purposes of paragraph 9(a)(i) which would be permitted if paragraph 10 of that condition applied.

10.	Where:

(a)	the licensee considers that its performance in respect of any matter used for the purpose of paragraph 7 or for calculating Q t , za or zb has been materially and adversely affected by an exceptional event;

(b)	the licensee has notified the Authority of such event within 14 days of the date upon which the licensee considers such effect has ceased or, in respect of the relevant year commencing on 1 April 2001, within 14 days of the end of that year;

(c)	after the end of the relevant year in which that event occurred, the examiner has reported to the Authority in respect of such event and its effect;

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(d)	the licensee has provided such further information, if any, as the Authority may require; and

(e)	the Authority is satisfied that the event notified under sub-paragraph (b) is an exceptional event having regard to the criteria contained or referred to in the conclusions document,

the Authority may, by notice to the licensee, direct that, for the purpose of calculating Qt , za or zb or making a determination under paragraph 7 in respect of the relevant year in which the event occurred, the constituent data relevant to that event shall be adjusted as specified in that direction.

10A.	A direction under paragraphs 8 or 10 shall not have effect unless, before it is made, the Authority has given notice to the licensee-

(a)	setting out the terms of the proposed direction;

(b)	stating the reasons why it proposes to issue the direction; and

(c)	specifying the period (not being less than 14 days from the date of the notice) within which the licensee may make representations or objections and the Authority has considered such representations or objections and given reasons for its decision.

11.	For the purposes of paragraphs 3 and 6:

za shall be equal to zero if CIISt is greater than TAt or CMLISt is greater than TBt in the relevant year commencing 1 April 2004. Otherwise it shall be derived from the following formula:

zb shall be equal to zero if CIISt is greater than TAt or CMLISt is greater than TBt. in the relevant year commencing 1 April 2004. Otherwise it shall be derived from the following formula:

193

where:

BPCR t	is as defined in paragraph 6 of this condition and is as derived for the relevant year commencing 1 April 2004;

PICI	(percentage improvement in the number of customers interrupted) is derived from the formula:

where BCI is TAt for the relevant year commencing 1 April 2002 and CIISt is as derived for the relevant year commencing 1 April 2004.

PICML	(percentage improvement in the duration of customer interruptions) is derived from the formula:

where BCML is TBt for the relevant year commencing 1 April 2002 and CMLISt is as derived for the relevant year commencing 1 April 2004; and

RLOPA	means the maximum percentage of base price control revenue exposed in the reward scheme for the number of interruptions specified for the relevant year commencing 1 April 2004 in the table in Annex A;

RLOPB	means the maximum percentage of base price control revenue exposed in the reward scheme for the duration of interruptions specified for the relevant year commencing 1 April 2004 in the table in Annex A;

12.	In this condition:

(1)	“the principal condition” means standard licence condition 49 (Incentive Scheme and Associated Information) and words and phrases defined for the purposes of the principal condition shall have the same meaning in this condition;

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(2)	“the conclusions document” means the document issued by the Authority entitled “Information and Incentives project Incentive Schemes Final Proposals December 2001 78/01”;

(3)	terms defined in the charge restriction conditions and used in this condition shall have the meaning given to them in the charge restriction conditions; and

(4)	where the terms “max” and “min” are used in any formula, for any two given amounts X and Y, “min(X,Y)” means X if X-Y is negative and otherwise Y and “max (X,Y)” means Y if X-Y is negative and otherwise X.

Annex A

Relevant year Commencing:	1 April 2002	1 April 2003	1 April 2004
TA	66.4	66.4	66.4
IRA (£ million 2000/01 prices)	0.07	0.13	0.13
RLA	0.25	0.5	0.5
RLOPA			0.6
TBt	87.7	87.7	87.7
IRBt (£ million 2000/01 prices)	0.06	0.14	0.14
RLBt	0.5	1.25	1.25
RLOPB			1.4
RLDt	0.1	0.125	0.125

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SCHEDULE 1

SPECIFIED AREA

Great Britain

If any part of the specified area is designated under a subsequent licence granted under section 6(1)(e) of the Act, such part shall be excluded from the specified area.

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SCHEDULE 2

REVOCATION

1.	The Authority may at any time revoke the licence by giving no less than 30 days’ notice (24 hours’ notice, in the case of a revocation under sub-paragraph l(g)) in writing to the licensee:

(a)	if the licensee agrees in writing with the Authority that the licence should be revoked;

(b)	if any amount payable under standard condition 3 (Payments by licensee to the Authority) is unpaid 30 days after it has become due and remains unpaid for a period of 14 days after the Authority has given the licensee notice that the payment is overdue - provided that no such notice shall be given earlier than the sixteenth day after the day on which the amount payable became due;

(c)	if the licensee fails:

(i)	to comply with a final order (within the meaning of section 25 of the Act) or with a provisional order (within the meaning of that section) which has been confirmed under that section and (in either case) such failure is not rectified to the satisfaction of the Authority within three months after the Authority has given notice in writing of such failure to the licensee - provided that no such notice shall be given by the Authority before the expiration of the period within which an application under section 27 of the Act could be made questioning the validity of the final or provisional order or before the proceedings relating to any such application are finally determined; or

(ii)	to pay any financial penalty (within the meaning of section 27A of the Act) by the due date for such payment and such payment is not made to the Authority within three months after the Authority has given notice in writing of such failure to the licensee - provided that no such notice shall be given by the Authority before the expiration of the period within which an application under section 27E of the Act could be made questioning the validity or effect of the financial penalty or before the proceedings relating to any such application are finally determined;

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(d)	if the licensee fails to comply with:

(i)	an order made by the Secretary of State under section 56, 73, 74 or 89 of the Fair Trading Act 1973; or

(ii)	an order made by the court under section 34 of the Competition Act 1998;

(e)	if the licensee has not within 5 years after the date on which this licence comes into force, commenced the distribution of electricity to any of the premises within the area specified in Schedule 1 to this licence;

(f)	if the licensee has ceased to distribute electricity to all of the premises within the area specified in Schedule 1 to this licence for a period of 5 years;

(g)	if the licensee:

(i)	is unable to pay its debts (within the meaning of section 123(1) or (2) of the Insolvency Act 1986, but subject to paragraphs 2 and 3 of this schedule) or has any voluntary arrangement proposed in relation to it under section 1 of that Act or enters into any scheme of arrangement (other than for the purpose of reconstruction or amalgamation upon terms and within such period as may previously have been approved in writing by the Authority);

(ii)	has a receiver (which expression shall include an administrative receiver within the meaning of section 251 of the Insolvency Act 1986) of the whole or any material part of its assets or undertaking appointed;

(iii)	has an administration order under section 8 of the Insolvency Act 1986 made in relation to it;

(iv)	passes any resolution for winding-up other than a resolution previously approved in writing by the Authority; or

(v)	becomes subject to an order for winding-up by a court of competent jurisdiction; or

(h)	if the licensee is convicted of having committed an offence under section 59 of the Act in making its application for the licence.

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2.	For the purposes of sub-paragraph l(g)(i), section 123(l)(a) of the Insolvency Act 1986 shall have effect as if for “£750” there was substituted “£100,000,’ or such higher figure as the Authority may from time to time determine by notice in writing to the licensee.

3.	The licensee shall not be deemed to be unable to pay its debts for the purposes of sub-paragraph l(g)(i) if any such demand as is mentioned in section 123(l)(a) of the Insolvency Act 1986 is being contested in good faith by the licensee with recourse to all appropriate measures and procedures or if any such demand is satisfied before the expiration of such period as may be stated in any notice given by the Authority under paragraph 1.

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SCHEDULE 3

DISTRIBUTION SERVICES AREA

1.	Scotland (except the area specified in The Electricity Act 1989 (North of Scotland Specified Area) Order 1990 made on 7 March 1990), the areas in the north of England supplied prior to 30 March 1990 by the South of Scotland Electricity Board and shown on the twelve boundary maps signed by representatives of South of Scotland Electricity Board, North Eastern Electricity Board and the North Western Electricity Board, and deposited with the Secretary of State for Scotland on 28 March 1990.

2.	In this Schedule “the twelve boundary maps” mean

O.S. 1:50 000 Second Series, Sheet 80

O.S. 1:50 000 First Series, Sheets 74 + 75

O.S. NY 36 NW

O.S. NY 37SW

O.S. NY 37 SE

O.S. NY 37 NE

O.S. NY 47SW

O.S. NY 47 NW

O.S. NY 48 SE

O.S. NY 58 SW

O.S. NY 58 NW

O.S. NY 58 NE

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CONSENTS AND DIRECTIONS

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Consent issued under Condition 20 of Scottish Power UK plc licence now Standard Condition 29 of this licence (01.04.92)

Our Ref: DIR/S/231

1 April 1992

Mr S R Bucknall

Regulation Manager

Scottish Power plc

Cathcart House

Spean Street

GLASGOW

G44 4BE

GENERATION, TRANSMISSION AND PUBLIC ELECTRICITY SUPPLY LICENCE

Part V: Condition 20

Disposal of Relevant Assets

The Director General of Electricity Supply (“the Director”) directs that for the purposes of Condition 20 of Part V of the Generation, Transmission and Public Electricity Supply Licence (the “Licence”) issued to Scottish Power plc (the “Licensee”) on 28 March 1990:

1.	The Licensee may dispose of a relevant asset without giving prior notice if:

(i)	the relevant asset is obsolete or redundant;

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(ii)	the disposal is conditional upon possession of, and title to, the relevant asset remaining with the Licensee until such time as the relevant asset is obsolete or redundant; or

(iii)	where the relevant asset comprises only land above or below which an electric line (but not electrical plant) of the licensee is situated, the disposal complies with paragraph 3.

2.	The consent in paragraph 1 shall not apply:

(i)	in respect of a relevant asset if:-

(a)	the value of that asset;

(b)	the value of that asset and other related relevant assets which are being or intended to be disposed of at the same time; or

(c)	the value of that asset and other relevant assets which together formed a part of the Licensee’s distribution system and are being declared obsolete or redundant at the same time or as part of the same operation, exceeds £100,000 (as amended on 1 April each year by the percentage change in the Retail Price Index since 1 April 1990);

(ii)	in respect of a relevant asset which is obsolete unless an appropriate replacement or alternative arrangement has been installed in the Licensee’s distribution system, or is being or is intended to be installed in such a manner that continuity of the function of that system is achieved;

(iii)	where the disposal constitutes a sale and lease back arrangement;

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(iv)	where the relevant asset is intended to remain in operational use but not under the operational control of the Licensee and its value exceeds £10,000 (as amended on 1 April each year by the percentage change in the Retail Price Index since 1 April 1990); or

(v)	where the disposal would have the effect of reducing the ability of private electricity suppliers to compete with the Licensee by the use of its system.

3.	For the purposes of paragraph l(iii) the disposal shall be on terms which will permit the electric line (including any replacement thereof) to remain in position for as long as it forms part of the licensee’s distribution system under a wayleave, servitude or easement or other legal estate which in any such case includes sufficient rights of access in favour of the Licensee for the purpose of inspection, maintenance, replacement or repair as may reasonably be necessary to enable that line to remain in operation as part of the Licensee’s distribution system.

4.	The Licensee may without giving prior notice dispose of any relevant asset to a wholly owned subsidiary (“the subsidiary”) (as defined in the Companies Act 1985 as amended or re-enacted from time to time) of the Licensee if the Licensee has prior to the disposal delivered to the Director a document duly executed by the subsidiary and the Licensee (in a form capable of being enforced by the Director) undertaking to the Director that:-

(i)	the subsidiary, in respect of the relevant asset, will comply with the provision of Conditions 20 of Part V and Condition 8 of Part II of the Licence as if it were the Licensee; and

(ii)	the Licensee will not cause or permit the subsidiary to cease to be its wholly owned subsidiary without the prior written consent of the Director to the disposal of the relevant asset(s) owned by the subsidiary.

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5.	The Licensee may without giving prior notice grant to a third party a servitude or easement, wayleave, licence or similar right over any land or property in which the Licensee has a legal or beneficial interest and which is a relevant asset, save where the grant of such a right would have a material adverse effect on the Licensee’s ability to use or develop the land for the purposes of the Licensee’s Distribution Business.

6.	The Licensee may without giving prior notice dispose of any relevant asset to another Licensee provided that:

(i)	the Licensee to whom disposal is made is subject to the provisions of licence conditions equivalent to Conditions 20 of Part V and Condition 8 of Part II of the Licence;

(ii)	the relevant asset will become a relevant asset under those equivalent licence conditions upon disposal;

(iii)	the Licensee will be able to fulfil the duties arising under or by virtue of the Licence after disposal of the relevant asset.

7.	The consent contained in paragraphs 1, 4, 5 and 6 relates only to Condition 20 of Part V of the Licence and shall not apply or be deemed to apply for the purpose of any consent or approval which the Director may or may be required to give in relation to a disposal under any other Condition or under the Act.

8.	In this direction:-

“obsolete” means no longer performs its required function either in an efficient manner or at all through wear and tear, obsolescence, damage, failure, unsafe operation or advances in technology and includes equipment that the Licensee has decided to render obsolete as a result of inspection;

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“prior notice” means a notice to the Director under paragraph 2 of Condition 20 of Part V of the Licence; “redundant” means no longer required or necessary in order to enable the Licensee to comply with its obligations under the Act or the Licence in relation to the Licensee’s distribution system provided that a relevant asset shall not be regarded as being redundant solely because it is in the ownership or control of a third party;

“value” means the estimated price that could be expected to be received in the market at the time of disposal;

and other words and phrases in this Direction which are defined for the purposes of the Licence shall have the same meaning as in the Licence.

R N IRVINE

Authorised on behalf of the

Director General of Electricity Supply

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Direction issued under Condition 9 (of Part V) of the public electricity supply licence of Scottish Power UK plc now Standard Condition 39 of this licence (19.04.00)

Direction given under Condition 9 of Part V of the public electricity supply licence of

Scottish Power UK plc

In accordance with paragraph 7 of Condition 9 of Part V of the public electricity supply licence held by Scottish Power UK plc (the Licensee), the Director hereby directs as follows.

The Licensee shall, to the extent that it is not already compliant with its obligations as at 31St March 2000, be relieved of such obligations for the duration of this direction:

•	under paragraphs 2 to 4 of Condition 9 of Part V; and
•	under paragraphs 5 and 6 of Condition 9 of Part V

in each case subject to the terms and conditions set out below.

The Separation Plan

1.	The Licensee shall use all reasonable endeavours to comply with the terms of the Separation Plan.

2.	The Separation Plan shall be the document attached to this direction as Annex A, as it may be amended from time to time in accordance with paragraphs 7 and 8 below.

3.	Where the Separation Plan specifies a date by which an action is to be completed, the Licensee shall use all reasonable endeavours to complete the action by that date.

4.	Where the Separation Plan does not specify a date by which an action is to be completed, the Licensee shall use all reasonable endeavours to make progress towards the completion of the action as soon as is reasonably practicable.

207

5.	The Licensee shall report to the Director on its compliance with the terms of the Separation Plan at least once every 3 months during the currency of this direction.

6.	The Licensee shall review its compliance with the terms of the Separation Plan, together with the Director and in the light of its reports and of any reports of the Compliance Officer, at least once every 6 months during the currency of this direction.

7.	When the Licensee reviews its compliance under paragraph 6 above, or at any other time when there is a material change in the Licensee’s circumstances, the Director may (giving his reasons) request that the Licensee review the terms of the Separation Plan with a view to its amendment. The Licensee shall, within 28 days of any such request, propose changes to the relevant part of the Plan. Any such changes shall require to be approved by the Director.

8.	The Licensee may at any time request the Director to approve changes to the Separation Plan.

Confidential Information

9.	Subject to paragraph 10 below, and save as provided for in the Separation Plan, the Licensee shall not engage for the purposes of the Distribution Business the same employees, agents, advisers, consultants or contractors as are engaged for the purposes of any other business of itself (or any affiliate or related undertaking).

10.	Paragraph 9 above shall not apply insofar as:

(a)	in the case of agents, advisers, consultants or contractors engaged by the Distribution Business and also by any other business of the Licensee (or by any affiliate or related undertaking) (“the appointees”), the Licensee has used all reasonable endeavours to ensure that:

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(i)	the Distribution Business does not give any cross-subsidy to or receive any cross-subsidy from that other business; and

(ii)	the appointees cannot have access to confidential information about the Distribution Business unless effective arrangements are maintained in place which prevent the use or disclosure of such information in any way which would obtain a commercial advantage for any other business and that such information is used only for the purpose of the Distribution Business or any external distribution activities of the Licensee;

or

(b)	in any particular case, the Licensee has obtained the prior written approval of the Director.

Duration and Interpretation

11.	The direction in respect of paragraph 2 to 4 of Condition 9 of Part V shall cease to have effect on 31 March 2002. The direction in respect of paragraph 5 to 6 of Condition 9 of Part V shall cease to have effect on 31 March 2002, unless on or before that date the Licensee has demonstrated to the reasonable satisfaction of the Director that it is, and will remain, in compliance with the requirements of paragraph 7(c) of Condition 9 of Part V, in which event this direction shall cease to have effect on 31 March 2005.

12.	Words and phrases used in this direction shall, unless the contrary intention appears, have the same meaning as in the public electricity supply licence held by the Licensee.

PAM BARRETT

Authorised on behalf of the Director	19 April 2000

209

Direction issued under Condition 9 (of Part V) of the public electricity supply licence of Scottish Power UK plc now Standard Condition 39 of this licence and Condition 12 of the public electricity supply licence of Manweb plc (19.04.00)

The Electricity Act 1989

Sections 6 and 7

Public Electricity Supply Licences granted to Scottish Power UK plc and Manweb plc

Direction

of the

Director General of Electricity Supply

Whereas :-

(1)	Scottish Power UK plc (“SP”) and Manweb plc (“Manweb”) are the holders of public electricity supply licences granted under section 6(1)(c) of the Electricity Act 1989 (the SP and Manweb Licences respectively).

(2)	SP and Manweb are members of the same group of companies.

(3)	Condition 9 in Part V of the SP Licence and Condition 12 of the Manweb Licence (the “Conditions”) require the Distribution Businesses of SP and of Manweb to have information separation and managerial and operational independence from other businesses of SP and of Manweb.

(4)	Paragraph (7) of each of the Conditions provides that the Director may issue a direction relieving each licence holder from certain of its obligations under the Conditions.

(5)	SP and Manweb each have requested the Director to issue a direction relieving them from the above mentioned obligations to the extent necessary for the Distribution Businesses of SP and Manweb to be managed and operated as a single business.

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(6)	In response to the request the Director is satisfied that, having regard to the terms of paragraph (7) of the Conditions, he is entitled to issue directions in the manner hereinafter appearing.

NOW THEREFORE THE DIRECTOR ISSUES THE FOLLOWING DIRECTION -

1.	The terms “Distribution Business of SP” and “Distribution Business of Manweb” have the meaning given to the term “Distribution Business” in the SP and Manweb licences respectively.

2.	This Direction is issued for the purposes of the paragraphs numbered 7 in both Condition 9 in Part V of the SP licence and Condition 12 of the Manweb Licence.

3.	SP and Manweb are relieved of their obligations under paragraphs 1 to 6 of Condition 9 in Part V of the SP licence and Condition 12 of the Manweb Licence respectively to such extent as is necessary for the management and operation of the Distribution Business of SP and the Distribution Business of Manweb to be managed and operated as a single business subject to the conditions that -

(a)	in the case of paragraph 5 and sub-paragraph 6(b) of the Conditions, any arrangements for the use of or access to premises, systems, equipment, facilities, property or personnel by both the Distribution Businesses of SP and of Manweb;

(i)	do not involve a cross-subsidy being given to the SP Distribution Business from the Manweb Distribution Business or received from the SP Distribution Business by the Manweb Distribution Business;

(ii)	obtain for the Distribution Businesses, in the most efficient and economical manner possible, the use of the relevant premises, systems, equipment, facilities, property or personnel; and

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(iii)	do not restrict, distort or prevent competition in the generation or supply of electricity; and

(b)	nothing in this Direction shall relieve either SP of Manweb from any obligation in respect of any Separation Plan prepared for the purpose of or in relation to any other Direction given pursuant to paragraph 7 of either of the Conditions.

4.	This Direction shall cease to have effect on the earlier of

(a)	notification by the Director to SP and to Manweb that he is satisfied that there has been a material failure to comply with the condition set out in paragraph 3 above,

(b)	the Conditions ceasing to have effect, or

(c)	the expiry of 28 days from the date of service on the Director by either SP or Manweb of a request for the revocation of the Direction.

Pam Barrett

Authorised in that behalf by

the Director General of

Electricity Supply

Dated 19.4.2000

212

Direction issued under Condition 9 (of Part V) of the public electricity supply licence of Scottish Power UK plc now Standard Condition 39 of this licence; Condition 12 of the public electricity supply licence of Manweb plc and Condition 8A (of Part IV) of the Electricity Transmission Licence granted to Scottish Power UK plc (28.07.00)

The Electricity Act 1989

Sections 6 and 7

Electricity Transmission Licence granted to Scottish Power (UK) plc

Public Electricity Supply Licences granted to Scottish Power (UK) plc and Manweb plc

Direction

of the

Director General of Electricity Supply

Whereas -

(1)	Scottish Power UK plc (“SP”) is the holder of a transmission licence (“the Transmission Licence”) granted under section 6(1)(b) of the Electricity Act 1989 (“the Act”).

(2)	SP and Manweb plc (“Manweb”) are the holders of public electricity supply licences granted under section 6(1)(c) of the Act (“the SP PES Licence” and “the Manweb PES Licence” respectively).

(3)	SP and Manweb are members of the same group of companies.

(4)	Condition 8 in Part IV of the Transmission Licence (“Condition 8”) prohibits SP from disclosing confidential information.

(5)	Condition 8A in Part IV of the Transmission Licence (“Condition 8A”) requires SP to maintain the full managerial and operational independence of the Transmission Business of SP from other businesses of SP and of its affiliates and related undertakings.

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(6)	Paragraph (9) of Condition 8A provides that the Director in certain circumstances may issue a direction relieving SP of its obligations under Condition 8 and under paragraphs l(a), 2 and 8 of Condition 8A to such extent and subject to such terms and conditions as he may specify in that direction.

(7)	Condition 9 in Part V of the SP PES Licence (“Condition 9”) and Condition 12 of the Manweb PES Licence (“Condition 12”) require the Distribution Businesses of SP and of Manweb to have information separation and managerial and operational independence from other businesses of SP and of Manweb.

(8)	Paragraph (7) of each of the Condition 9 and Condition 12 provides that the Director in certain circumstances may issue a direction relieving SP and Manweb from certain of their obligations under the Conditions.

(9)	SP and Manweb have requested the Director to issue directions relieving them from their above mentioned obligations to the extent necessary for the Transmission and Distribution Businesses of SP to be managed and operated as a single business with the Distribution Business of Manweb.

(10)	In response to the request the Director is satisfied that, having regard to the terms of paragraph (9) of Condition 8A and to paragraph (7) of each of Condition 9 and Condition 12, he is entitled to issue a direction in the manner hereinafter appearing.

NOW THEREFORE THE DIRECTOR ISSUES THE FOLLOWING DIRECTION -

1.	Except where the context requires otherwise, any terms used in this direction that are defined in Part 1 of the composite document setting out the generation and public electricity supply licences of SP and the Transmission Licence shall have the meaning given to them in that Part.

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2.	This direction is issued for the purposes of paragraph (9) of Condition 8A and of paragraph (7) of each of Condition 9 and Condition 12.

3.	SP is relieved of its obligations under Condition 8 and paragraphs l(a), 2 and 8 of Condition 8A and SP and Manweb are relieved of their obligations under paragraphs 1 to 6 of Condition 9 and Condition 12 respectively to such extent as is necessary for the Transmission and Distribution Businesses of SP to be managed and operated as a single business with the Distribution Business of Manweb subject to the conditions that-

(a)	any arrangements for the use of or access to premises, systems, equipment, facilities, property or personnel by the Transmission and Distribution Businesses of SP and the Distribution Businesses of Manweb:

(i)	do not involve a cross-subsidy being given by any one of the Transmission or Distribution Businesses of SP or the Manweb Distribution Business to any other of those businesses;

(ii)	obtain for the Transmission and Distribution Businesses of SP and the Manweb Distribution Business, in the most efficient and economical manner possible, the use of the relevant premises, systems, equipment, facilities, property or personnel; and

(iii)	do not restrict, distort or prevent competition in the generation or supply of electricity;

(b)	nothing in this direction shall relieve either SP or Manweb from any obligation in respect of any Separation Plan prepared for the purpose of any of the conditions of the SP and Manweb PES Licences, and

(c)	nothing in this direction shall relieve either SP or Manweb from any obligation imposed on them by Directive 96/92/EC.

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4.	This direction shall cease to have effect on the earlier of-

(a)	notification by the Director to SP and to Manweb that he is satisfied that there has been a material failure to comply with the condition set out in paragraph 3 above,

(b)	Condition 8, Condition 8A, Condition 9 or Condition 12 ceasing to have effect, or

(c)	the expiry of 28 days from the date of service on the Director by either SP or Manweb of a request for the revocation of the direction.

The Official Seal of the Director General

of Electricity Supply hereunto affixed is

authenticated by

Charles Coulthard

Authorised in that behalf by the Director

General of Electricity Supply

Date 28 July 2000

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Consent issued under Standard Condition 47 of this licence (01.10.01)

To SP Distribution Ltd (‘the Licensee’)

1 Atlantic Quay

Glasgow

G2 8SP

Consent under Distribution Standard Licence Condition 47

1.	This consent is issued by the Gas and Electricity Markets Authority (‘the Authority’) to the Licensee under paragraph 1 of the above condition (‘the Condition’).

2.	The Authority hereby consents to the Licensee being a party to a group registration scheme with HM Customs & Excise for value added tax (‘VAT’) purposes, subject to the following condition, namely that throughout the period during which such registration subsists, the Licensee shall have the benefit of a legally enforceable undertaking and indemnity from the controlling member of the VAT group in respect of which the registration has been made whereby the Licensee is kept indemnified from any liability to VAT (including interest, penalties and costs) which does not arise out of the authorised business of the Licensee under the Licence but which is claimed against the Licensee as a result of such group registration.

3.	This consent shall have effect on and from the date specified below. It shall remain in effect until the Authority shall withdraw it or replace it by a further consent made under the Condition.

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4.	Words and expressions used in this consent have the meaning attributed to them in the said Standard Licence Conditions.

Dated: 1 October 2001

Signed

Charles Coulthard

Duly authorised in that behalf by the Authority

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Consent issued under Standard Condition 47 of this licence and Annex thereto (01.10.01)

ELECTRICITY DISTRIBUTION LICENCE

STANDARD LICENCE CONDITIONS

To SP Distribution Limited (‘the Licensee’)

1 Atlantic Quay

Glasgow

G2 8SP

Consent under Standard Distribution Licence Condition 47 (Indebtedness)

1.	This consent is issued by the Gas and Electricity Markets Authority (‘the Authority’) to the Licensee under paragraph 1 of the above condition (‘the Condition’).

2.	The Authority refers to the application from Scottish Power UK plc (‘SPUK’) to the Authority dated 9 July (and forwarded by fax on 10 July 2001) (‘the Application’), and hereby consents to the Licensee giving those guarantees given or to be given in support of or in relation to the borrowings which are referred to or set out in Annex A to the Application, subject to the conditions set out in the Annex to this consent.

3.	This consent is given subject to the further condition that no change shall be made to the financial arrangements set out in the Application, or in the parties to them, without the prior written consent of the Authority.

4.	This consent shall have effect on and from the date specified below. It shall remain in effect until the Authority shall revoke or replace it by a further consent pursuant to condition 11 in the Annex to this consent.

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5.	Save where the context otherwise requires, words and expressions used in this consent have the meaning attributed to them in the said Standard Licence Conditions.

Dated 1 October 2001

Signed

Charles Coulthard

duly authorised in that behalf by the Authority

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SP Distribution Limited (‘the Licensee’)

Annex to Consent issued under Standard Licence Condition 47 (Indebtedness) in respect of the Application of the Licensee (‘the Application’) dated 10 July 2001

The following conditions, in addition to those contained in its distribution licence, are applicable to the Licensee:

1.	any guarantee to be provided by the Licensee pursuant to this consent (each an “Upstream Guarantee”) is to be in favour of the lender(s) or, as the case may be, contract counterparties from time to time (or where applicable their nominee or agent as trustee for their interests) under one or more of the borrowing arrangements detailed in Annex A to the Application and directly related derivative contracts;

2.	Upstream guarantees may extend only to amounts due and payable from time to time by Scottish Power UK plc (“SPUK”) (the “guaranteed indebtedness”) under, and in accordance with the terms of, the bank facility, bonds, and notes existing on the date on which SPUK’s Transfer Scheme under Schedule 7 to the Utilities Act 2000 becomes effective (the “transfer date”), and to amounts becoming due and payable under, and in accordance with the terms of, derivative contracts from time to time entered into solely for the purpose of hedging interest rate or currency exposures arising under the guaranteed indebtedness (“directly related derivative contracts”);

3.	Upstream Guarantees may not: (a) extend to amounts becoming due and payable under any extension, renewal or replacement of the bonds and notes other than in respect of amounts refinanced on the same terms as those existing as at the transfer date or upon terms more beneficial to the borrower (save that in no case may the stated maturity of the replacement instrument be later than the stated maturity of the instrument replaced); nor (b) may they cover amounts becoming due and payable under the bank facility if the terms and conditions of such facility are varied after the transfer date in any material

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respect so as to increase the amounts that may become payable under the bank facility or to extend its term or otherwise to impose additional or more onerous financial obligations on SPUK, nor (c) may they cover any other liabilities whatsoever (unless and to the extent incurred consistently with the conditions of the Licensee’s distribution licence or any consent validly issued thereunder);

4.	for so long as any Upstream Guarantee remains outstanding, the Licensee is to be fully and effectively indemnified, in a form satisfactory to Ofgem, against any and all costs, expenses, damages and losses it may incur or suffer as a result of any call made, or the performance of any obligation, under an Upstream Guarantee. Such indemnities are to be given by ScottishPower Investments Limited (“Investments”), may not be limited in time or amount, and shall comply with the requirements of paragraphs 5 and 6 below;

5.	it shall be a term of the indemnities that Investments has, for so long as the Upstream Guarantees remain in force, an investment grade corporate credit rating from either Standard & Poor’s Ratings Group or Moody’s Investors Services, Inc. In the event that such a rating is not held, Investments shall take such steps as the Licensee may require in accordance with a direction of the Authority, acting reasonably after consultation with the Licensee, to secure that the value of the indemnities to the Licensee is not materially reduced or, if this is not practicable, that additional or alternative protections are put in place so as to leave the Licensee in a position not materially less favourable to it than that which would have obtained had such rating been held;

6.	it shall be a further term of the indemnities that, without prejudice to the requirement in paragraph 5 above, Investments undertakes not without the prior consent of the Authority notified to the Licensee in writing to dispose of or refinance the whole or any major part of its business or assets, or of the business or assets of Manweb plc, unless the proceeds of such sale or refinancing are applied to reduce pro tanto the aggregate amount of the obligations covered by Upstream Guarantees then outstanding or there are put in place alternative or additional indemnity arrangements satisfactory to the Authority, acting reasonably;

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7.	for so long as any Upstream Guarantee remains outstanding, the Licensee shall, as soon as reasonably practicable, use all reasonable endeavours to obtain release of its obligations thereunder;

8.	before any Upstream Guarantee may be entered into, the Licensee shall obtain from SPUK legally enforceable undertakings to the following effect:

(1)	until the occurrence of the Relevant Event (as defined below), SPUK shall not conduct any business nor carry on any activity provided, however, that this undertaking shall not prevent SPUK from

a)	continuing to conduct any business or carry on any activity which it was conducting on the transfer date (or which arises in the ordinary course of any such business or activity) but (without prejudice to the provisions of sub-paragraphs b), c) and d) below) by the date twelve months from the transfer date (or such later date as the Authority may specify to the Licensee in writing) SPUK shall transfer to an affiliate or otherwise cease to conduct or carry on any such business or activity together (so far as reasonably practicable) with all rights and/or obligations of SPUK arising in respect of contracts or other arrangements entered into by SPUK on or prior to such twelve month anniversary which survive such twelve month anniversary. SPUK shall procure an indemnity in respect of any such rights and obligations which are not so transferred in form satisfactory to the Authority from such person or persons as SPUK shall nominate (being in any case not a subsidiary of SPUK and having and agreeing, for so long as any Upstream Guarantee remains outstanding, to maintain an investment grade corporate credit rating) or such other person or persons as the Authority, acting reasonably, shall approve;

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b)	holding or acquiring shares or other securities in, or making or receiving loans and advances to or from, any body corporate as, or performing the supervisory or management functions of, an investor, nor performing the supervisory or management functions of a holding company in respect of any subsidiary (including, for the avoidance of doubt, the provision of customary corporate services to subsidiaries or holding companies within SPUK’s group, including those transport, learning and procurement activities and services currently provided by SPUK);

c)	conducting any business or carrying on any activity to which the Authority has given its consent in writing (such consent not to be unreasonably withheld or delayed); or

d)	conducting any other business or carrying on any other activity which, were it carried on by the Licensee, would be de minimis business (as defined in Standard Condition 43 of the Licensee’s distribution licence but substituting respectively for the turnover and for the aggregate of share capital, share premium and reserves of the Licensee the equivalent figures for SPUK as shown (in the case of turnover) in its consolidated financial statements or (in the case of share capital and reserves) its unconsolidated financial statements, all at the relevant date);

(2)	until the occurrence of the Relevant Event, SPUK shall not enter into nor permit or suffer to exist any guarantee of any obligation nor enter into nor permit or suffer to subsist any agreement to which it is a party containing a cross-default obligation (as defined in Standard Condition 47 of the Licensee’s distribution licence) provided, however, that this undertaking shall not prevent SPUK from:

a)	(without prejudice to the provisions of sub-paragraphs b) or c) of this paragraph 8(2)) permitting or suffering to exist any guarantee that was outstanding on the transfer date or entering into further guarantees in

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respect of similar obligations during the period commencing on the transfer date and ending twelve months thereafter but by the end of such period except with the consent of the Authority previously notified to the Licensee in writing, SPUK must (so far as reasonably practicable) have obtained unconditional release from or otherwise ceased to have any continuing liability whatsoever under such guarantees. SPUK shall procure an indemnity for any such liability which survives the end of such period in a form reasonably satisfactory to the Authority from such person or persons as SPUK shall nominate (being in any case not a subsidiary of SPUK and having and agreeing for so long as any Upstream Guarantee remains outstanding to maintain an investment grade corporate credit rating) or such other person or persons as the Authority, acting reasonably, shall approve;

b)	(without prejudice to the provisions of sub-paragraphs a) or c) of this paragraph 8(2)), permitting or suffering to subsist any agreement subsisting at the transfer date provided that any cross-default obligation therein contained is not referable to the default of any person that is not a wholly-owned subsidiary of SPUK nor (save during the period of twelve consecutive months commencing on the transfer date) to the default of ScottishPower Energy Trading Limited (“SPETL”) or of any other person carrying on analogous activities to those carried on by SPETL in succession to SPUK or otherwise;

c)	(without prejudice to the provisions of sub-paragraphs a) or b) of this paragraph 8(2)), entering into or permitting or suffering to exist any agreement containing a cross-default obligation referable solely to a default of the Licensee, SP Transmission Limited or Manweb plc;

(3)	until the occurrence of the Relevant Event, SPUK acknowledges that it should have a corporate credit rating no lower than either BBB from Standard & Poor’s

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ratings Group or Baa2 from Moody’s Investors Services, Inc. and shall ensure that the aggregate gross principal amount outstanding from time to time in respect of indebtedness for money borrowed by it or amounts in the nature of such indebtedness shall not exceed £5 billion. If at any relevant time SPUK does not hold such credit ratings or exceed such limit it undertakes to procure that the obligations of the Licensee under all Upstream Guarantees then outstanding are fully and effectively indemnified by (i) an unrelated third party (such as a bank or credit insurer), or (ii) any holding company of SPUK (including one as is envisaged in terms of paragraph 12 below), or (iii) subject to approval of the Authority, a subsidiary or holding company of, or a subsidiary of a holding company of, SPUK, in each case having and at all times maintaining an investment grade corporate credit rating;

(4)	until the occurrence of the Relevant Event, SPUK shall not without the prior consent of the Authority notified to the Licensee in writing dispose of or refinance the whole or any major part of its business or assets, or of the business or assets of any of its subsidiaries, unless the proceeds of such sale or refinancing are applied to reduce pro tanto the aggregate amount of the obligations covered by Upstream Guarantees then outstanding or there are put in place alternative or additional indemnity arrangements satisfactory to Ofgem acting reasonably;

(5)	for the purposes of these undertakings, the Relevant Event shall be the earlier to occur of (a) the first date by which all Upstream Guarantees have been released or the Licensee has otherwise ceased to have any continuing liability thereunder whatsoever, and (b) the date of publication of the annual regulatory accounts of the Licensee and of SP Transmission Limited required by or under their respective licences issued pursuant to the Electricity Act 1989 (as amended) (or, if each is not published on the same day, the later of their respective dates of publication to occur) which first show the total combined indebtedness of the Licensee and of SP Transmission Limited to be below the level that is equivalent to 78% of their combined Regulatory Asset Values (as shown in such accounts or,

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if not so shown, the equivalent figures at the date to which such accounts are drawn up as certified by the relevant auditors). For these purposes, indebtedness shall include the gross amount of all liabilities for money borrowed by each of the Licensee and SP Distribution Limited and, in addition, the maximum total liability under all guarantees of indebtedness (including Upstream Guarantees) entered into by either of them and then outstanding (taking into account contributions to which either of them may be entitled as against the other in respect of liabilities assumed jointly or jointly and severally), but shall exclude liabilities for money borrowed from SPUK if and to the extent such liabilities are effectively subordinated to all other claims that might be validly brought against the Licensee or, as the case may be, SP Distribution Limited;

(6)	for so long as any Upstream Guarantee remains outstanding, SPUK shall, as soon as reasonably practicable, use its reasonable endeavours to obtain release of its obligations thereunder. For the avoidance of doubt, this undertaking shall not require SPUK to repay any amount or replace any facility before the due date for payment or termination thereof nor agree to any variation in the terms and conditions of any indebtedness covered by an Upstream Guarantee that is prejudicial to SPUK;

9.	the Licensee shall provide satisfactory evidence to the Authority that it has obtained the requisite indemnities and undertakings, including certified true copies of the indemnities and Deed of Covenant (or other instrument) setting forth the undertakings and the Licensee shall procure that all such indemnities and undertakings are legally enforceable;

10.	the Licensee shall use all reasonable endeavours to enforce its rights under the indemnities and the undertakings, and shall comply with any reasonable directions from the Authority in relation thereto;

11.	the Authority reserves the right to, and if so requested by the Licensee shall, review this consent in the light of any material change of circumstance, and, if appropriate (and having due regard to the nature and extent of any obligations undertaken by the Licensee on the basis of this consent), amend or revoke it;

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12	it is acknowledged and agreed that none of the undertakings or restrictions hereby required of SPUK shall in any way prevent or restrict any such actions being undertaken by any holding company from time to time of SPUK (provided SPUK is not thereby prevented from fulfilling its undertakings to the Licensee);

13.	in determining the price control limits applicable to the Licensee under its Distribution licence, the Authority shall be entitled to disregard any costs incurred by the Licensee in relation to any Upstream Guarantee or to the indemnities or undertakings or any of them (including legal and other costs relating to any proceedings whether taken by or against the Licensee).

27.9.01

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General Consent issued under Standard Condition 29 of this licence (01.10.01)

THE ELECTRICITY ACT 1989 (AS AMENDED)

ELECTRICITY DISTRIBUTION LICENCES

GENERAL CONSENT ISSUED PURSUANT TO STANDARD LICENCE CONDITION 29 (DISPOSAL OF RELEVANT ASSETS) OF THE ELECTRICITY DISTRIBUTION LICENCE

This direction is issued by the Gas and Electricity Markets Authority (‘the Authority’) under paragraph 3(a)(i) of Condition 29 (Disposal of relevant assets) in the standard licence conditions of the electricity distribution licences granted or treated as granted under section 6(l)(c) of the Electricity Act 1989 (as amended) (‘the Act’).

The provisions of this direction are applicable to, and available for, every holder (‘the licensee’) of such an electricity distribution licence (‘the licence’). The direction takes effect on and from the date specified below.

The Authority hereby directs that the licensee may enter into an agreement or arrangement whereby operational control of a relevant asset or relevant assets ceases to be under the sole management of the licensee without giving prior notice in any case where the agreement or arrangement (for these purposes called ‘the transaction’) complies in all respects with the terms set out below:

1.	The transaction shall be consistent with all applicable conditions contained in the licence.

2.	Any other consent or clearance required under statute or under the licence in respect of the transaction shall have been obtained.

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3.	The transaction shall provide for the supply of a service or the provision of a resource which relates to a relevant asset or relevant assets by a counter-party (‘the resource provider’) on behalf of the licensee.

4.	The resource provider shall be and remain an affiliate of the licensee but shall not be a holding company of the licensee.

5.	The transaction shall be effected by contract made between the licensee and the resource provider; such contract shall be binding and enforceable both in Great Britain and in any other jurisdiction in which the resource provider has its principal place of business; and the contract shall contain provisions to the following effect:

(a)	no force majeure or equivalent provision in the contract shall excuse any failure on the part of the licensee, or the resource provider acting on its behalf, to comply with the licensee’s statutory or licence obligations unless (and to the extent that) the event or circumstance in question would have excused the licensee under the Act or the licence if it had itself performed the service or provided the resource;

(b)	responsibility for performance of all obligations to which the contract relates shall be clearly specified, subject to the overriding requirement that the licensee remains ultimately responsible for all statutory and licence obligations applicable to the licensee’s business;

(c)	the resource provider shall covenant with the licensee to refrain from any action which would then be likely to cause the licensee to breach any of its licence or statutory obligations;

(d)	the resource provider shall disclose to the licensee the basis or bases of all charges for services provided or supplies made pursuant to the contract, together with sufficient information and analysis to support the basis for the calculation of the total sum payable by the licensee; and the resource provider shall not raise any objection to, or seek to prevent, disclosure of such information to the Authority;

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(e)	the licensee shall be free, at any time after the fifth anniversary of the commencement of the contract, without penalty and on reasonable notice, to resource any service or supply from an alternative source of its choosing if more favourable terms become available; and

(f)	the resource provider shall be under obligation to provide to the licensee any information within its possession or control which the licensee may from time to time require in order to enable the licensee:

(i)	to comply with any request by the Authority for information or reports pursuant to Condition 24 (Provisions of Information to the Authority) of the licence (subject to paragraphs 5 and 7 of that condition);

(ii)	to assess the performance or position of the resource provider or any of its subsidiaries with respect to the provision of any service or supply made to the licensee; or

(iii)	to monitor adherence by the resource provider to the terms of the contract.

6.	(1)	The licensee shall procure from that company or other corporate body which is from time to time the ultimate holding company of the licensee and the resource provider, or from such other corporate body as the Authority may from time to time agree, acknowledgements and legally enforceable undertakings in favour of the licensee in the form annexed to this direction and headed Form A. Such acknowledgements and undertakings shall be obtained within seven days of the company or other corporate body in question (‘the covenantor’) becoming such ultimate holding company and shall remain in force for so long as the covenantor remains such ultimate holding company.

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(2)	For the purpose of this paragraph “ultimate holding company” means the company or other corporate body which is the holding company of both the licensee and the resource provider and is not itself a subsidiary of another company or corporate body.

(3)	The licensee shall:

(a)	deliver to the Authority evidence (including a copy of the acknowledgements and undertakings) that the licensee has complied with its obligation to procure acknowledgements and undertakings pursuant to this paragraph;

(b)	inform the Authority immediately in writing if the directors of the licensee become aware that any such undertaking has ceased to be legally enforceable or that its terms have been breached; and

(c)	comply with any direction from the Authority to enforce any such undertaking.

(4)	The licensee shall not, save with the consent in writing of the Authority, obtain or continue to obtain the service or resource in question from the resource provider at any time when:

(a)	the specified acknowledgements and undertakings are not in place; or

(b)	there is an unremedied breach of any undertaking; or

(c)	the licensee is in breach of any direction issued by the Authority under sub-paragraph (3) of this paragraph.

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7.	The consent given by this direction applies only for the purpose of the said Condition 29 and shall not apply or be deemed to apply for any other purpose.

8.	Words or phrases in this direction which are defined for the purposes of the licence shall have the same meaning as in the licence.

Dated 1 October 2001

Signed

Richard Ramsay
duly authorised by the Authority in that behalf

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ANNEXURE TO THE DIRECTION BY THE GAS AND ELECTRICITY MARKETS AUTHORITY MADE PURSUANT TO STANDARD CONDITION 29 IN THE ELECTRICITY DISTRIBUTION LICENCE ON THE 2001

Form A

Acknowledgements and Undertakings

Acknowledgements

The covenantor acknowledges to the licensee:

(1)	that it is in the best interests of the covenantor that the licensee complies with its statutory and licence obligations; and

(2)	that all matters relating to the enforcement of the licensee’s rights under the relevant contract(s) shall be reserved to the directors of the licensee without regard to other interests.

Undertakings

The covenantor undertakes to the licensee:

(1)	to procure that the resource provider will:

(a)	refrain from any action which would then be likely to cause the licensee to breach any of its statutory or licence obligations;

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(b)	provide the licensee with any information within its possession or control which the licensee may from time to time require in order to enable the licensee:

-	to comply with any request by the Authority for information or reports pursuant to Condition 24 (Provision of Information to the Authority) of the licence (subject to paragraphs 5 and 7 of that condition);

-	To assess the performance or position of the resource provider or any of its subsidiaries with respect to the provision of any service or supply made to the licensee; or

-	to monitor adherence by the resource provider to the terms of the contract;

(a)	not unduly discriminate in favour of, or against, the licensee in the provision to it of supplies or services; and

(b)	not take any action which would constitute disposal of, or relinquishment of operational control over, any asset to which Condition 29 of the licence applies save in accordance with the requirements of that condition and any consent issued by the Authority under it (other than to the licensee upon the expiry or termination of any relevant contract in accordance with its terms);

(1)	to procure that any contract between the licensee and the resource provider shall comply with the requirements set out in the direction to which this form is annexed and shall not be amended so as to cease in any way to be compliant with those requirements; and

(2)	to procure that the resource provider has and maintains resources and operating capacity at a level sufficient to ensure efficient performance of the contract and the efficient discharge of the relevant obligations of the licensee.

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Consent issued under Standard Condition 47 of this licence (20.11.01)

The Company Secretary

SP Distribution Limited

(‘the Licensee’)

1 Atlantic Quay

Glasgow G2 8SP	Our Ref: CC/jh.0020

Direct Dial: 0141 331 1772

Email: charles.coulthard@ofgem.gov.uk

20 November 2001

Dear Sir,

ELECTRICITY DISTRIBUTION LICENCE

STANDARD LICENCE CONDITIONS

Consent under Standard Licence Condition 47 (Indebtedness)

1	This consent is issued by the Gas and Electricity Markets Authority (‘the Authority’) to the Licensee under paragraph 1 of the above condition (‘the condition’).

2.	The Authority refers to the application from Scottish Power UK plc (‘SPUK’) to the Authority dated 9 July (and forwarded by fax on 10 July) 2001 (‘the Application’), and to the consent (‘the Principal Consent’) given by the Authority, subject to the conditions specified therein, on 1 October 2001 to certain guarantees by the Licensee pursuant to the Application.

3.	It has been brought to the Authority’s notice that the borrowing arrangements specified in the Application contain certain cross-default obligations affecting SPUK pursuant to the Facility Agreement dated 5 June 2001 made between SPUK, Royal Bank of Scotland (as

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agent) and Royal Bank of Scotland and others (as lenders) (the ‘RBoS Facility’), the effect of which would be, in the absence of consent thereto by the Authority, to constitute a breach of Standard Licence Condition 47 in the Licensee’s distribution licence notwithstanding the issue to the Licensee of the Principal Consent.

4.	The Authority hereby consents to the inclusion in the borrowing arrangements authorised by the Principal Consent of the cross-default obligations referred to in paragraph 3 above, subject to the two additional conditions set out in paragraphs 5 and 6 below (in addition to those imposed under the Principal Consent), and subject to the modification of the Principal Consent, in its application to such cross-default obligations, specified in paragraph 7 below.

5.	Within seven days of the date of this consent, the Licensee shall have obtained from SPUK (in addition to the undertakings required under the Principal Consent) enforceable undertakings in favour of the Licensee to the effect that:

(a)	until the occurrence of a Relevant Event or until the date on which the RBoS Facility determines or is renegotiated on a basis satisfactory to the Authority (whichever is the earlier to occur), and for so long as Thus plc (‘Thus’) is a Subsidiary of SPUK (within the meaning of the RBoS Facility), SPUK shall:

(i)	procure that Thus does not at any time have any Borrowings (within the meaning of the RBoS Facility) to which Clause 19.5 of the RBoS Facility applies, save Borrowings (as so defined) from SPUK;

(ii)	not make any demand on or exercise any right (other than the exercise of any right to withhold the making of further advances or to extend further credit to Thus) against Thus which would, or would then be likely to, cause an Event of Default (within the meaning of Clause 19 of the RBoS Facility) to occur; and

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(iii)	undertake that, if on the date which is twelve months after the date of this consent Thus remains a Principal Subsidiary of SPUK (within the meaning of the RBoS Facility) SPUK shall forthwith transfer to an affiliate or related undertaking which is not and does not thereafter become a subsidiary of SPUK or otherwise dispose of its investment in Thus in such manner as to ensure that Thus ceases forthwith to be, and does not again become, such a Principal Subsidiary; and

(b)	for so long as SPUK is a party to any agreement containing a cross-default obligation permitted by condition 8(2)(b) in the Annex to the Principal Consent (as modified by this consent) SPUK shall procure that, in respect of all its subsidiaries other than Thus, SPUK holds a majority of the voting rights and has the power to appoint or remove a majority of the directors of those subsidiaries.

6.	Within seven days of the date of this consent the Licensee shall have obtained from Scottish Power plc (‘Holdco’) enforceable undertakings in favour of the Licensee to the effect that until the occurrence of a Relevant Event or until the date on which the RBoS Facility determines or is re-negotiated on a basis satisfactory to the Authority (whichever is the earlier to occur), Holdco shall not:

(a)	incur or permit or suffer to subsist any Borrowings (within the meaning of the RBoS Facility) to which Clause 19.5 of the RBoS Facility applies save that for a period of twelve consecutive months commencing on the Transfer Date Holdco may permit or suffer to subsist any Borrowings to which such clause applies as were outstanding on the Transfer Date (but no others); nor

(b)	enter into a Guarantor Accession Agreement or otherwise become an Obligor (within the meaning of the RBoS Facility).

7.	Under paragraph 8(2) in the Annex to the Principal Consent the Licensee is under obligation to obtain an undertaking from SPUK not to enter into nor permit or suffer to

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subsist as any agreement containing a cross default obligation (as there defined), save that under sub-paragraph 8(2)(b) SPUK may permit or suffer to subsist certain agreements provided that any cross-default obligation therein contained is not referable to the default of any person that is not a wholly-owned subsidiary of SPUK. Notwithstanding this provision, SPUK shall not be in breach of its obligations under the said paragraph 8(2) if the default in relation in relation to which the cross-default obligation is referable is that of a subsidiary of SPUK which is not a wholly-owned subsidiary of SPUK, so long as SPUK is and remains in compliance with the provisions of paragraph 5(b) of this consent in relation to the subsidiary in question.

8.	The Licensee shall comply with the requirements of paragraphs 9 and 10 in the Annex to the Principal Consent in relation to the undertakings required by this consent.

9.	This consent shall be deemed to have come into effect on and from the 1 October 2001. It shall remain in effect for so long as the Principal Consent continues in force.

10.	Save where the context otherwise requires or this consent specifies otherwise, words and expression used in this consent have the meaning attributed to them in the Principal Consent.

Dated	November 2001

Signed

duly authorised in that behalf by the Authority

DLF 6.11.01

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EXHIBIT 4.7

SP TRANSMISSION LIMITED

CONFORMED TRANSMISSION LICENCE

AUGUST 2003 WORKING COPY

August 2003 working copy - updated by SP Transmission & Distribution to reflect licence modifications up to August 2003

CONTENTS

PRELIMINARY

PART I: TERMS OF THE LICENCE	1

PART II: THE STANDARD CONDITIONS	3

PART III: AMENDED STANDARD CONDITIONS	5

CONSOLIDATED STANDARD CONDITIONS

SECTION A. INTERPRETATION, APPLICATION AND PAYMENTS		8

1.	Definitions and Interpretation	8

2.	Application of Section C of Part II Supplementary Standard Conditions for England and Wales	26

3.	Application of Section D of Part II Supplementary Conditions for Scotland	28

4.	Payments by the Licensee to the Authority	30

SECTION B GENERAL		34

5.	Regulatory Accounts	34

6.	Change of Financial Year	40

7.	Licensee’s Grid Code	42

7A.	Compliance with Other Grid Codes	45

8.	Compliance with Distribution Codes	46

9.	Change Co-ordination for the Utilities Act 2000	47

10.	Disposal of Relevant Assets	49

11.	Provision of Information to the Authority	52

12.	Prohibition of Cross-Subsidies	55

SECTION C - SUPPLEMENTARY STANDARD CONDITIONS FOR ENGLAND AND WALES		56

C1.	Interpretation of Section C	56

C2.	Prohibited Activities	62

C3.	Balancing and Settlement Code	63

C4.	NETA Implementation	71

C5.	Supplementary Grid Code Condition for England and Wales	74

C6.	Pooling and Settlement Agreement Run-off	75

C7.	Charges for Use of System	78

C7A.	Use of System Charging Methodology	81

C7B.	Connection Charging Methodology	83

C7C.	Non- discrimination	87

C7D.	Requirement to Offer Terms	88

C7E.	Functions of the Authority	91

C7F.	Connection and Use of System Code	94

C7G.	Information about the Licensee’s Transmission System	99

C8.	Security Arrangements	101

SECTION D – SUPPLEMENTARY CONDITIONS FOR SCOTLAND		102

D1.	Interpretation of Section D	102

D2.	Trading Code for Scotland	105

D3.	Restriction on Use of Certain Information	111

D3A.	Independence of and Appointment of Managing Director of the Transmission Business	114

D3B.	Appointment of Compliance Officer	121

D4.	Transmission System Outages	125

D5.	Supplementary Grid Code Condition for Scotland	126

D6.	Settlement Agreement for Scotland	127

D7.	Security Arrangements	128

D8.	Basis of charges for use of system and connection to system: requirements for transparency	129

D8A.	Non-discrimination in the provision of use of system and connection to system	134

D8B.	Requirement to offer terms	135

D8C.	Functions of the Authority	139

SPECIAL CONDITIONS AND SCHEDULES

PART IV: SPECIAL CONDITIONS		141

A:	Interpretation	141

B:	Basis of charges for use of the Scottish interconnection	142

C:	Non-discrimination in the provision of use of the Scottish interconnection	149

D:	Requirement to offer terms	151

E:	Functions of the Authority	155

F:	Submission of certain agreements	156

G:	Requests for Transit	158

H:	Transmission System Security Standard and Quality of Service (Scotland)	160

I:	Definitions	163

J:	Restriction of transmission charges	166

Annex A to Special Condition J		169

K:	Restriction of transmission charges: adjustments	170

L:	Information to be provided to the Authority in connection with the charge restriction conditions	171

M:	Allowances in respect of security costs	174

N:	Duration of charge restriction conditions	176

Schedule A: Supplementary Provisions of the Charge Restriction Conditions		178

O:	Restriction on Activity and Financial Ringfencing	181

P:	Availability of Resources	184

Q:	Undertaking from ultimate controller	187

R:	Credit Rating of Licensee	189

S:	Indebtedness	190

SCHEDULE 1 - AUTHORISED AREA		193

SCHEDULE 2 - REVOCATION		194

CONSENTS AND DIRECTIONS

(01.04.92)	Direction issued under Condition 7 (of Part IV) of the Generation, Transmission and Public Electricity Supply Licence of Scottish Power UK plc now Standard Condition 10 of this licence	198

(28.07.00)	Direction issued under Conditions 8 and 8A (of Part IV) of the Transmission Licence of Scottish Power UK plc now Standard Condition D3 and D3A of this licence	201

(01.10.01)	Consent issued under Special Licence Condition S of this licence	204

(01.10.01)	Consent issued under Special Licence Condition S of this licence and Annex thereo	205

(12.11.01)	Direction issued under Special Licence Condition H of this licence	211

(20.11.01)	Consent issued under Special Licence Condition S of this licence	214

(28.01.02)	Direction issued under Standard Condition 10 of this licence	217

PRELIMINARY

PART I: TERMS OF THE LICENCE

1.	This licence, treated as granted under section 6(1)(b) of the Electricity Act 1989 (“the Act”), authorises SP Transmission Limited (a company registered in Scotland under number SC189126) (“the licensee”) whose registered office is situated at 1 Atlantic Quay, Robertson Street, Glasgow G2 8SP, to transmit electricity for the purpose of giving a supply to any premises or enabling a supply to be so given in the area specified in Schedule 1 during the period specified in paragraph 3 below, subject to -

(a)	the standard conditions of electricity transmission licences referred to in -

(i)	paragraph 1 of Part II below which shall have effect in the licence; and

(ii)	paragraph 2 of Part II below which shall have effect in the licence only in accordance with the provisions of standard conditions 2 and 3 respectively,

in each case, subject to such amendments (if any) as are set out in Part III below (together “the conditions”);

(b)	the special conditions, if any, set out in Part IV below (the “Special Conditions”);

(c)	such Schedules hereto, if any, as may be referenced in the conditions, the Special Conditions or the terms of the licence.

2.	This licence is subject to transfer, modification or amendment in accordance with the provisions of the Act, the Special Conditions or the conditions.

3.	This licence, unless revoked in accordance with the terms of Schedule 2, shall continue until determined by not less than 25 years’ notice in writing given by the Authority to the licensee.

4.	The provisions of section 109(1) of the Act (Service of documents) shall have effect as if set out herein and as if for the words “this Act” there were substituted the words “this licence”.

5.	Without prejudice to sections 11 and 23(1) of the Interpretation Act 1978, Parts I to IV inclusive of, and the Schedules to, this licence shall be interpreted and construed in like manner as an Act of Parliament passed after the commencement of the Interpretation Act 1978.

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6.	References in this licence to a provision of any enactment where, after the date of this licence -

(a)	the enactment has been replaced or supplemented by another enactment, and

(b)	such enactment incorporates a corresponding provision in relation to fundamentally the same subject matter,

shall be construed, so far as the context permits, as including a reference to the corresponding provision of that other enactment.

Pursuant to a licensing scheme made by the Secretary of State under Part II of Schedule 7 to the Utilities Act 2000 on 28 September 2001 this licence was made and is treated as granted under section 6(1)(b) of the Electricity Act 1989.

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PART II: THE STANDARD CONDITIONS

1.	Standard conditions in effect in this licence

Section A	Section B	Section D

Standard condition 1	Standard condition 5	Standard condition D1

Standard condition 2	Standard condition 6	Standard condition D2

Standard condition 3	Standard condition 7	Standard condition D3

Standard condition 4	Standard condition 7A	Standard condition D3A

	Standard condition 8	Standard condition D3B

	Standard condition 9	Standard condition D4

	Standard condition 10	Standard condition D5

	Standard condition 11	Standard condition D6

	Standard condition 12	Standard condition D7

Standard condition D8

Standard condition D8A

Standard condition D8B

Standard condition D8C

2.	Standard conditions not in effect in this licence

Section C

Standard condition C1

Standard condition C2

Standard condition C3

Standard condition C4

Standard condition C5

Standard condition C6

Standard condition C7

Standard condition C7A

Standard condition C7B

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Standard condition C7C

Standard condition C7D

Standard condition C7E

Standard condition C7F

Standard condition C7G

Standard condition C8

Note: A copy of the current standard conditions of electricity generation licences can be inspected at the principal office of the Authority. The above lists are correct at the date of this licence but may be changed by subsequent amendments or modifications to the licence. The authoritative up-to-date version of this licence is available for public inspection at the principal office of the Authority.

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PART III: AMENDED STANDARD CONDITIONS

1.	Standard condition 1 shall be amended by the addition of the following text as an additional definition:-

““bulk supply point”	means any point at which electricity is delivered from a transmission system to any distribution system.”

2.	Standard condition 5 (Regulatory Accounts) shall be amended by the addition of the following text at the start of paragraph 6:

“6. Unless the Authority otherwise consents (such consent may be given in relation to some or all of the obligations in this condition and may be given subject to such conditions as the Authority considers appropriate),”

3.	Standard condition 11 (Provision of Information to the Authority) shall be amended by the addition of the following text as new paragraphs 6 to 9:

“6.	The licensee shall procure from each company or other person which the licensee knows or reasonably should know is at any time an ultimate controller of the licensee a legally enforceable undertaking in favour of the licensee in a form specified by the Authority that that ultimate controller (“the information covenantor”) will give to the licensee, and will procure that any person (including, without limitation, a corporate body) which is a subsidiary of, or is controlled by, the information covenantor (other than the licensee and the licensee and its subsidiaries) will give to the licensee, all such information as may be necessary to enable the licensee to comply fully with the obligation imposed on it by paragraph 1. Such undertaking shall be obtained within 7 days of such corporate body or other person in question becoming an ultimate controller of the licensee and shall remain in force for so long as the licensee remains the holder of this licence and the information covenantor remains an ultimate controller of the licensee.

7.	The licensee shall deliver to the Authority evidence (including a copy of each such undertaking) that the licensee has complied with the obligation to procure undertakings pursuant to paragraph 6, and shall comply with any direction from the Authority to enforce any undertaking so procured.

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8.	The licensee shall not, save with the consent in writing of the Authority, enter (directly or indirectly) into any agreement or arrangement with any ultimate controller of the licensee or, where the ultimate controller is a corporate body, any of the subsidiaries of such a corporate ultimate controller (other than the subsidiaries of the licensee) at a time when:

(a)	an undertaking complying with paragraph 6 is not in place in relation to that ultimate controller; or

(b)	there is an unremedied breach of such undertaking; or

(c)	the licensee is in breach of the terms of any direction issued by the Authority under paragraph 7 of this condition.

9.	In this condition

“ultimate controller”	means:

	(a)	a holding company of the licensee which is not itself a subsidiary of another company; and

	(b)	any person who (whether alone or with a person or persons connected with him) is in a position to control, or to exercise significant influence over, the policy of the licensee or any holding company of the licensee by virtue of:

		(i)	rights under contractual arrangements to which he is a party or of which he is a beneficiary; or

		(ii)	rights of ownership (including rights attached to or deriving

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from securities or rights under a trust) which are held by him or of which he is a beneficiary; but excluding any director or employee of a corporate body in his capacity as such; and

(c)	for the purposes of sub-paragraph (b), a person is connected with another person if they are party to any arrangement regarding the exercise of any such rights as are described in that paragraph.”

4.	Standard condition 12 (Prohibition of Cross-Subsidies) shall be amended by the addition of the following text as a new paragraph 2 of that condition:

“2.	Nothing which the licensee is obliged to do or not to do pursuant to this licence or any other document which grants a licence to the licensee under the Act shall be regarded as a cross-subsidy for the purposes of this condition.”

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CONSOLIDATED STANDARD CONDITIONS

SECTION A. INTERPRETATION, APPLICATION AND PAYMENTS

Condition 1. Definitions and Interpretation

1. In the standard conditions unless the context otherwise requires:

the “Act”	means the Electricity Act 1989.

“affiliate”	in relation to the licensee means any holding company or subsidiary of the licensee or any subsidiary of a holding company of the licensee, in each case within the meaning of sections 736. 736A, and 736B of the Companies Act 1985.

“alternative accounting rules”	for the purposes of standard condition 5 (Regulatory Accounts) only, has the meaning given in that condition.

“ancillary services”	means:

(a) such services as any authorised electricity operator may be required to have available as ancillary services pursuant to the licensee’s Grid Code; and

(b) such services as any authorised electricity operator or person making interconnector or Scottish interconnection transfers may have agreed to have available as being ancillary services pursuant to any agreement made with the licensee

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and which may be offered for purchase by the licensee for the purpose of securing stability of operation on the licensee’s transmission system and the distribution system of any authorised electricity operator or any system linked to the licensee’s transmission system by an interconnector or Scottish interconnection.

“Application Regulations”	means the Electricity (Applications for Licences and Extensions and Restrictions of Licences) Regulations 2001.

“appropriate time”	for the purposes of standard condition D3A (Independence of and Appointment of a Managing Director of the Transmission Business) only, has the meaning given in that condition.

“auditors”	means the licensee’s auditors for the time being holding office in accordance with the requirements of the Companies Act 1985.

“authorised”	in relation to any business or activity means authorised by licence granted or treated as granted under section 6 or exemption granted under section 5 of the Act.

“authorised area”	means the area from time to time comprised in Schedule 1 to this licence.

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“authorised electricity operator”	means any person (other than the licensee in its capacity as operator of the licensee’s transmission system) who is authorised to generate, transmit, distribute, or supply electricity and for the purposes of standard conditions C7C to C7E inclusive shall include any person who has made application to be so authorised which application has not been refused and any person transferring electricity to or from the licensee’s transmission system across any interconnector or Scottish interconnection (or who has made an application for use of an interconnector or Scottish interconnection which has not been refused).

the “Authority”	means the Gas and Electricity Markets Authority established under section 1 of the Utilities Act 2000.

“balancing mechanism”	for the purposes of Section C only, has the meaning given in standard condition C1 (Interpretation of Section C).

“balancing services”	for the purposes of Section C only, has the meaning given in standard condition C1 (Interpretation of Section C).

“balancing services activity	for the purposes of Section C only, has the meaning given in standard condition C1 (Interpretation of Section C).

“bilateral agreement”	for the purposes of Section C only, has the meaning given in standard condition C1 (Interpretation of Section C).

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“bilateral connection agreement”	for the purposes of Section C only, has the meaning given in standard condition C1 (Interpretation of Section C).

“bulk supply point”	means any point at which electricity is delivered from a transmission system to any distribution system.

“BSC Framework Agreement”	for the purposes of Section C only, has the meaning given in standard condition C1 (Interpretation of Section C).

“competent authority”	for the purposes of Section D only, has the meaning given in standard condition D3 (Restriction on Use of Certain Information).

“confidential information”	for the purposes of Section D only, has the meaning given in standard condition D3 (Restriction on Use of Certain Information).

“connection charges”	means charges made or levied or to be made or levied for the carrying out (whether before or after the date on which the licence came into force) or works and provision and installation of electrical plant, electric lines and meters in constructing or modifying entry and exit points on the licensee’s transmission system together with charges in respect of maintenance and repair of such items in so far as not otherwise recoverable as use of system charges and in respect of disconnection and the removal of electrical plant,

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electric lines and ancillary meters following disconnection, all as more fully described in paragraphs 4 and 8 of standard condition C7B (Connection Charging Methodology) and special condition B1 (Basis of Charges for Use of Scottish Interconnection), whether or not such charges are annualised.

“connection charging methodology”	for the purposes of Section C only, has the meaning given in standard condition C1 (Interpretation of Section C).

“consolidated transmission business”	for the purposes of standard condition 5 (Regulatory Accounts) only, has the meaning given in that condition.

“Consumer Council”	means the Gas and Electricity Consumer Council established under section 2 of the Utilities Act 2000.

“construction agreement”	for the purposes of Section C only, has the meaning given in standard condition C1 (Interpretation of Section C).

“contract”	for the purposes of paragraph 9 of standard condition D2 (Trading Code for Scotland) only, has the meaning given in that condition.

“core industry documents”	for the purposes of Section C only, has the meaning given in standard condition C1 (Interpretation of Section C).

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“customer”	means any person supplied or requiring to be supplied with electricity at any premises in Great Britain but shall not include any authorised electricity operator in his capacity as such.

“CUSC”	for the purposes of Section C only, has the meaning given in standard condition C1 (Interpretation of Section C).

“CUSC user”	for the purposes of Section C only, has the meaning given in standard condition C1 (Interpretation of Section C).

“Director General of Electricity Supply”	for the purposes of standard condition 4 (Payments by the Licensee to the Authority) only, has the meaning given in that condition.

“disposal”	for the purposes of standard condition 10 (Disposal of Relevant Assets) only, has the meaning given in that condition.

“Distribution Code”	means any distribution code required to be prepared by a licensed distributor pursuant to standard condition 9 (Distribution Code) of a distribution licence and approved by the Authority and revised from time to time with the approval of the Authority.

“distribution licence”	means a distribution licence granted or treated as granted under section 6(1)(c) of the Act.

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“distribution system”	means the system consisting (wholly or mainly) of electric lines owned or operated by an authorised distributor and used for the distribution of electricity from grid supply points or generation sets or other entry points (and bulk supply points in Scotland) to the points of delivery to customers or authorised electricity operators or any transmission licensee within Great Britain in its capacity as operator of a transmission system, and includes any remote transmission assets (owned by a transmission licensee within England and Wales) operated by such distributor and any electrical plant, meters and metering equipment owned or operated by such distributor in connection with the distribution of electricity, but shall not include any part of a transmission system,

“effective time”	for the purposes of Section C only, has the meaning given in standard condition C1 (Interpretation of Section C).

“Electricity Arbitration Association”	for the purposes of standard condition D3 (Restriction on Use of Certain Information) only, has the meaning given in that condition.

“estimated costs”	for the purposes of standard condition 4 (Payments by the Licensee to the Authority) only, has the meaning given in that condition.

“external transmission activities”	for the purposes of Section D only, has the meaning given in standard condition D3 (Restriction on Use of Certain Information).

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“external distribution activities”	for the purposes of standard condition D3 (Restriction on Use of Certain Information) only, has the meaning given in that condition.

“financial year”	means subject to standard condition 6 (Change of Financial Year) (where applicable) a period of 12 months beginning on 1st April of each year and ending on 31st March of the following calendar year.

“founder members”	for the purposes of standard condition D2 (Trading Code) only, has the meaning given in that condition.

“Fuel Security Code”	means the document of that title designated as such by the Secretary of State as from time to time amended.

“generation set”	means any plant or apparatus for the production of electricity and shall where appropriate include a generating station comprising more than one generating set.

“grid supply point”	means any point at which electricity is delivered from a transmission system to any distribution system.

“the handbook”	for the purposes of standard condition 5 (Regulatory Accounts) only, has the meaning given in that condition.

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“holding company”	for the purposes of standard condition 5 (Regulatory Accounts) only, has the meaning given in that condition.

“information”	includes any documents, accounts, estimates, returns, records or reports and data in written, verbal or electronic form and information in any form or medium whatsoever (whether or not prepared specifically at the request of the Authority) of any description specified by the Authority.

“interconnection”	has the meaning given in standard condition D1 (Interpretation of Section D).

“interconnector(s)”	has the meaning given in standard condition C1 (Interpretation of Section C).

“interconnector(s) business”	has the meaning given in standard condition C1 (Interpretation of Section C).

“licensed distributor”	means any holder of a distribution licence.

“licensee’s Grid Code”	means the grid code required to be drawn up by the licensee pursuant to standard condition 7 (Licensee’s Grid code), as from time to time revised with the approval of the Authority.

“licensee’s transmission system”	means the transmission system of the licensee within the authorised area owned and operated by the licensee.

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“other founder member”	for the purposes of standard condition D2 (Trading Code) only, has the meaning given in that condition.

“other Grid Codes”	means the grid codes which the holder(s) of a transmission licence (other than the licensee) are required to draw up and have approved by the Authority pursuant to standard condition 7 (Licensee’s Grid code) of their transmission licence, as from time to time revised with the approval of the Authority.

“participating interest”	has the meaning given by section 260 of the Companies Act 1985 as amended by section 22 of the Companies Act 1989.

“Pooling and Settlement Agreement”	means the agreement of that title approved by the Secretary of State as from time to time amended.

“regulatory accounts”	for the purposes of standard condition 5 (Regulatory Accounts) only, has the meaning given in that condition.

“related undertaking”	in relation to the licensee means any undertaking in which the licensee has a participating interest.

“relevant agreement”	for the purposes of standard condition C7E (Functions of the Authority) only, has the meaning given in that condition.

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“relevant assets”	for the purposes of standard condition 10 (Disposal of Relevant Assets) only has the meaning given in that condition.

“Relevant Consumers’ Committees”	for the purposes of standard condition 4 (Payments by the Licensee to the Authority) only, has the meaning given in that condition.

“relevant proportion”	for the purposes of standard condition 4 (Payments by the Licensee to the Authority) only, has the meaning given in that condition.

“relevant year”	for the purposes of standard condition 4 (Payments by the Licensee to the Authority) only, has the meaning given in that condition.

“relinquishment of operational control”	for the purposes of standard condition 10 (Disposal of Relevant Assets) only, has the meaning given in that condition.

“remote transmission assets”	means any electric lines, electrical plant or meters in England and Wales owned by the licensee which:

(a) are embedded in a distribution system of an authorised electricity operator within the authorised area of the licensee and are not directly connected by lines or plant owned by the licensee to a sub-station owned by the licensee and

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(b) are by agreement between the licensee and such authorised electricity operator operated under the direction and control of such authorised electricity operator.

“Retail Price Index”	means the general index of retail prices published by the Office for National Statistics each month in respect of all items or:

(a) if the index for any month in any year shall not have been published on or before the last day of the third month after such month, such index for such month or months as the Authority may after consultation with the licensee and for the purposes of this condition generally determine to be appropriate in the circumstances; or

(b) if there is a material change in the basis of the index, such other index as the Authority may after consultation with the licensee and for the purposes of this condition generally determine to be appropriate in the circumstances.

“Scottish interconnection”	has the meaning given in standard condition D1 (Interpretation of Section D).

“Scottish transmission system”	for the purposes of standard condition D2 (Trading Code) only, has the meaning given in that condition.

“Secretary of State’s costs”	for the purposes of standard condition 4 (Payments by the Licensee to the Authority) has the meaning given in that condition.

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“separate business”	(i) in relation to any area of England and Wales, has the meaning given in standard condition C1 (Interpretation of Section C); and

(ii) in relation to any area of Scotland, has the meaning given in standard condition D1 (Interpretation of Section D).

“Settlement Agreement for Scotland”	has the meaning given in standard condition D6 (Settlement Agreement for Scotland).

“short term contract”	for the purposes of standard condition D2 (Trading Code) only, has the meaning given in that condition.

“statutory accounts”	means the accounts to be prepared by the licensee under the Companies Act 1985.

“subsidiary”	means a subsidiary within the meanings of sections 736, 736A, 736B of the Companies Act 1985.

“total system”	for the purposes of Section C only, has the meaning given in standard condition C1 (Interpretation of Section C).

“Trading Code”	for the purposes of Section D only, has the meaning given in standard condition D1 (Interpretation of Section D).

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“trading of electricity”	for the purposes of Section D only, has the meaning given in standard condition D2 (Trading Code).

“trading system”	for the purposes of Section D only, has the meaning given in standard condition D2 (Trading Code).

“transmission business”	(i) in relation to any area of England and Wales, has the meaning given in standard condition C1 (Interpretation of Section C); and

(ii) in relation to any area of Scotland, has the meaning given in standard condition D1 (Interpretation of Section D).

“transmission licence”	means a licence granted or treated as granted under section 6(1)(b) of the Act.

“transmission network services”	means all services provided by the licensee as part of its transmission business other than excluded services and in relation to any area of England and Wales the balancing services activity.

“transmission system”	(i) means in England and Wales, the system consisting (wholly or mainly) of high voltage electric lines owned or operated by the holder of a transmission licence within its authorised area and used for the transmission

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of electricity from one generating station to a sub-station or to another generating station or between sub-stations or to or from any interconnector and includes any electrical plant and meters owned or operated by the holder of a transmission licence in connection with the transmission of electricity but shall not include any remote transmission assets; and

(ii) means in Scotland the system of high voltage electric lines owned or operated by a holder of a transmission licence within its authorised area and includes any electrical plant and meters owned or operated by such holder of a transmission licence in connection with the transmission of electricity.

“undertaking”	bears the meaning ascribed to that expression by section 259 of the companies Act 1985.

“use of interconnector”	means use of any interconnector for the transfer of electricity.

“use of system”	means use of the licensee’s transmission system for the transport of electricity by any authorised electricity operator.

“use of system charges”	means charges made or levied or to be made or levied by the licensee for the provision of transmission network services and/or in relation to any area of England and Wales in respect of the balancing services activity, in each case as part of the transmission business, to any authorised electricity operator, but shall not include connection charges.

“use of system charging methodology”	for the purposes of Section C only, has the meaning given in standard condition C1 (Interpretation of Section C).

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2.	Any word or expressions used in the Utilities Act 2000 or Part I of the Act shall, unless the contrary intention appears, have the same meaning when used in the standard conditions.

3.	Except where the context otherwise requires, any reference to a numbered standard condition (with or without a letter) or Schedule is a reference to the standard condition (with or without a letter) or Schedule bearing that number in this licence, and any reference to a numbered paragraph (with or without a letter) is a reference to the paragraph bearing that number in the standard condition or Schedule in which the reference occurs, and reference to a Section is a reference to that Section in these standard conditions.

4.	These standard conditions shall have effect as if, in relation to a licence holder who is a natural person, for the words “it”, “its” and “which” there were substituted the words “he”, “him” “his”, and “whom”, and cognate expressions shall be construed accordingly.

5	Except where the context otherwise requires, a reference in a standard condition to a paragraph is a reference to a paragraph of that standard condition and a reference in a paragraph to a sub-paragraph is a reference to a sub-paragraph of that paragraph.

6.	Any reference in these conditions to-

(a)	a provision thereof;

(b)	a provision of the standard conditions of electricity generation licences;

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(c)	a provision of the standard conditions of electricity distribution licences;

(d)	a provision of the standard conditions of electricity supply licences,

shall, if these standard conditions or the standard conditions in question come to be modified, be construed so as far as the context permits, as a reference to the corresponding provision of these standard conditions or the other standard conditions in question as modified.

7.	In construing the standard conditions, the heading or title of any standard condition or paragraph shall be disregarded.

8.	Any reference in a standard condition to the purposes of that condition generally is a reference to the purposes of that condition as incorporated in this licence and as incorporated in each other licence under section 6(1)(b) of the Act (whenever granted) which incorporates it.

9.	Where any obligation under, in or pursuant to the licence is required to be performed by a specified date or within a specified period, and where the licensee has failed so to perform by such date or within such period, such obligation shall continue to be binding and enforceable after the specified date or after the expiry of the specified period (but without prejudice to all rights and remedies available against the licensee by reason of the licensee’s failure to perform by that date or within that period).

10.	Anything required by or under these standard conditions to be done in writing may be done by facsimile transmission of the instrument in question or by other electronic means and, in such case –

(a)	the original instrument or other confirmation in writing shall be delivered or sent by pre-paid first class post as soon as is reasonably practicable, and

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(b)	where the means of transmission had been agreed in advance between the parties concerned, in the absence of and pending such confirmation, there shall be a refutable presumption that what was received duly represented the original instrument.

11.	The definitions referred to in this condition may include some definitions which are not used or not used exclusively in Sections A and B (which Sections are incorporated in all transmission licences). Where:

(a)	any definition is not used in Sections A and B, that definition shall, for the purposes of this licence, be treated:

(i)	as part of the standard condition or conditions (and the Section) in which it is used;

(ii)	as not having effect in the licence until such time as the standard condition in which the definition is used has effect within the licence in pursuance of standard condition 2 (Application of Section C (England and Wales) or standard condition 3 (Application of Section D (Scotland));

(b)	any definition which is used in Sections A and B and is also used in one or more other Sections:

(i)	shall only be modifiable in accordance with the modification process applicable to each of the standard conditions in which it is used; and

(ii)	if any such standard condition is modified so as to omit that definition, then the reference to that definition in this condition shall automatically cease to have effect.

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Condition 2. Application of Section C of Part II Supplementary Standard Conditions for England and Wales

1.	Where the Secretary of State provides, by a scheme made under Schedule 7 to the Utilities Act 2000, for Section C (in whole or in part) to have effect within this licence:

(a)	paragraphs 4 to 8 shall cease to be suspended and shall have effect in the licensee’s licence; and

(b)	the licensee shall be obliged to comply with the requirements of Section C (in whole or, as the case may be, in part) of this licence,

from the date the said scheme takes effect.

2.	Until -

(a)	the Secretary of State provides, by a scheme made under Schedule 7 to the Utilities Act 2000, for Section C (in whole or in part) to have effect within this licence; or

(b)	the Authority has issued to the licensee a direction pursuant to paragraph 4,

the standard conditions in Section C (in whole or, as the case may be, in part) shall not have effect within this licence; and the licensee shall not be obliged to comply with any of the requirements of Section C (in whole or, as the case may be, in part) of this licence.

3.	Except where paragraph 1 applies to the licensee, paragraphs 4 to 8 of this standard condition shall be suspended and shall have no effect in this licence until such time as the Authority issues to the licensee a notice ending the suspension and providing for those paragraphs to have effect in this licence with effect from the date specified in the notice.

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4.	The Authority may issue a direction (a “Section C Direction”). Where the Authority has issued to the licensee a Section C Direction the standard conditions in Section C (in whole or, as the case may be, in part) shall have effect within this licence from the date specified in the direction; and the licensee shall be obliged to comply with the requirements of Section C (in whole or, as the case may be, in part) to the extent and subject to the terms specified in such direction.

5.	A Section C Direction may specify that the standard conditions in Section C (in whole or in part) are to have effect in this licence;

6.	The Authority may, with the consent of the licensee:

(a)	vary the terms (as set out in the Section C Direction or elsewhere) under which Section C (or parts thereof) has effect in this licence; or

(b)	provide for Section C (or parts thereof) to cease to have effect in this licence.

7.	The variation or cessation provided for in paragraph 6 shall take effect form the date specified in the variation or cessation notice given to the licensee by the Authority.

8.	With effect from the date of cessation referred to in paragraph 7, paragraphs 4 to 7 of this condition shall be suspended and shall cease to have effect in this licence, but the Authority may at any time thereafter give to the licensee a notice ending the suspension and providing for those paragraphs again to have effect in this licence with effect from the date specified in the notice.

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Condition 3. Application of Section D of Part II Supplementary Conditions for Scotland

1.	Where the Secretary of State provides, by a scheme made under Schedule 7 to the Utilities Act 2000, for Section D (in whole or in part) to have effect within this licence:

(a)	paragraphs 4 to 8 shall cease to be suspended and shall have effect in the licensee’s licence; and

(b)	the licensee shall be obliged to comply with the requirements of Section D (in whole or, as the case may be, in part) of this licence,

from the date the said scheme takes effect.

2.	Until -

(a)	the Secretary of State provides, by a scheme made under Schedule 7 to the Utilities Act 2000, for Section D (in whole or in part) to have effect within this licence; or

(b)	the Authority has issued to the licensee a direction pursuant to paragraph 4,

the standard conditions in Section D (in whole or, as the case may be, in part) shall not have effect within this licence; and the licensee shall not be obliged to comply with any of the requirements of Section D (in whole or, as the case may be, in part) of this licence.

3.	Except where paragraph 1 applies to the licensee, paragraphs 4 to 8 of this standard condition shall be suspended and shall have no effect in this licence until such time as the Authority issues to the licensee a notice in writing ending the suspension and providing for those paragraphs to have effect in this licence with effect from the date specified in the notice.

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4.	The Authority may issue a direction (a “Section D Direction”). Where the Authority has issued to the licensee a Section D Direction the standard conditions in Section D (in whole or, as the case may be, in part) shall have effect within this licence from the date specified in the direction; and the licensee shall be obliged to comply with the requirements of Section D (in whole or, as the case may be, in part) to the extent and subject to the terms specified in such direction.

5.	A Section D Direction may specify that the conditions in Section D (in whole or in part) are to have effect in this licence.

6.	The Authority may, with the consent of the licensee:

(a)	vary the terms (as set out in the Section D Direction or elsewhere) under which Section D (or parts thereof) has effect in this licence; or

(b)	provide for Section D (or parts thereof) to cease to have effect in this licence.

7.	The variation or cessation provided for in paragraph 6 shall take effect from the date specified in the variation or cessation notice given to the licensee by the Authority.

8.	With effect from the date of cessation referred to in paragraph 7, paragraphs 4 to 7 of this condition shall be suspended and shall cease to have effect in this licence, but the Authority may at any time thereafter give to the licensee a notice ending the suspension and providing for those paragraphs again to have effect in this licence with effect from the date specified in the notice.

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Condition 4. Payments by the Licensee to the Authority

1.	The licensee shall, at the times stated, pay to the Authority such amounts as are determined by or under this condition.

2.	In respect of each relevant year at the beginning of which the licensee holds this licence, the licensee shall pay to the Authority the aggregate of:

(a)	an amount which is the relevant proportion of the estimated costs of the Authority during the year in question;

(b)	an amount which is the relevant proportion of the estimated costs of the Consumer Council during the year in question;

(c)	an amount which is the relevant proportion of the estimated costs incurred in the previous relevant year by the Competition Commission in connection with references made to it with respect to the licence or any other electricity transmission licence;

(d)	an amount which is the relevant proportion of the Secretary of State’s costs during the year in question;

(e)	an amount which is the relevant proportion of the difference (being a positive or negative amount), if any, between:

(aa)	any costs estimated by the Authority or, in the case of sub-paragraph 2(d), the Secretary of State in the previous relevant year under sub-paragraphs 2(a), (b), (c), and (d); and

(bb)	the actual costs of the Authority, the Consumer Council, the Competition Commission (in connection with that reference) and the Secretary of State for the previous relevant year or, in the case of the Competition Commission, for the relevant year prior to the previous relevant year; and

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(f)	in respect of the relevant year ending on 31 March 2002, an amount which is the relevant proportion of the actual unrecovered costs of the Director General of Electricity Supply and the Relevant Consumers’ Committees.

3.	The amounts determined in accordance with paragraph 2 shall be paid by the licensee to the Authority in two instalments, with:

(a)	the first instalment being due for payment by 30 June in each year; and

(b)	the second instalment being due for payment by 31 January in each year provided that, in each case, if the Authority has not given notice of the amount of the instalment due at least 30 days before the payment date stated above, the licensee shall pay the amount due within 30 days from the actual giving of notice by the authority to the licensee (whenever notice is given).

4.	Where the licensee fails to pay the amount determined in accordance with paragraph 2 within 30 days of the due date set out in paragraph 3, it shall pay simple interest on the amount at the rate which is from time to time equivalent to the base rate of NatWest Bank plc or, if there is no such base rate, such base rate as the Authority may designate for the purposes hereof.

5.	In relation to any data or information specified by the Authority in a direction given for the purposes of this condition generally, the licensee shall submit a certificate to the Authority, approved by a resolution of the board of directors of the licensee and signed by a director of the licensee pursuant to that resolution. Such certificate shall be submitted to the Authority each year on the date specified by the Authority. Each certificate shall be in the following form –

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“In the opinion of the directors of [the licensee], all data and information provided to the Authority on [date provided to the Authority] for the purposes of enabling the Authority to calculate the licence fee payable by [the licensee] pursuant to standard condition 4 (Payments by the Licensee to the Authority) is accurate.”

6.	In this condition:

“estimated costs”	means costs estimated by the Authority as likely to be:

	(a)	the costs of the Authority and the Consumer Council; and

	(b)	the costs incurred by the Competition Commission, such estimate having regard to the views of the Competition Commission.

“relevant proportion”	means the proportion of the costs attributable to the licensee in accordance with principles determined by the Authority for the purposes of this condition generally and notified to the licensee.

“relevant year”	means a year beginning on 1 April of each calendar year and ending on 31 March of the following calendar year.

“Secretary of State’s costs”	means costs estimated by the Secretary of State as likely to be his costs in relation to:

	(a)	the establishment of the Authority and the Consumer Council; and

	(b)	Schedule 7 to the Utilities Act 2000.

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5.	In sub-paragraph 2(f) of this condition:

“Director General of Electricity Supply”	means the office previously established under section 1 of the Act;

“Relevant Consumers’ Committees”	means the committees previously appointed by the Director General of Electricity Supply under section 2 of that Act

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PART II: SECTION B GENERAL

Condition 5. Regulatory Accounts

1.	The following paragraphs of this condition apply for the purpose of ensuring that the licensee (and any affiliate or related undertaking) maintains accounting and reporting arrangements which enable regulatory accounts to be prepared for the consolidated transmission business and showing the financial affairs of the consolidated transmission business.

2.	The licensee shall:

(a)	keep or cause to be kept for the period referred to in section 222(5)(b) of the Companies Act 1985 and in the manner referred to in that section such accounting records in respect of the consolidated transmission business so that the revenues, costs, assets, liabilities, reserves and provisions of, or reasonably attributable to, the consolidated transmission business are separately identifiable in the accounting records of the licensee (and any affiliate or related undertaking) from those of any other business of the licensee;

(b)	prepare on a consistent basis from such accounting records in respect of:

(i)	each financial year, accounting statements comprising a profit and loss account, a statement of total recognised gains and losses, a balance sheet, and a cash flow statement, together with notes thereto, and showing separately in respect of the consolidated transmission business and in appropriate detail the amounts of any revenue, cost, asset, liability, reserve or provision which has been either:

(aa)	charged from or to any other business together with a description of the basis of that charge; or

(bb)	determined by apportionment or allocation between the consolidated transmission business and any other business together with a description of the basis of the apportionment or allocation; and

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(ii)	the first six months of each financial year, an interim profit and loss account; and

(iii)	each financial year, sufficient accounting information in respect of the consolidated transmission business to allow the preparation of consolidated accounting statements of the licensee or, where applicable, the ultimate holding company of the licensee. Such information shall include a profit and loss account, a statement of total recognised gains and losses, a balance sheet, and a cash flow statement together with notes thereto.

(c)	procure, in respect of the accounting statements prepared in accordance with this condition in respect of each financial year, a report by the auditors and addressed to the Authority stating whether in their opinion those statements have been properly prepared in accordance with this condition and give a true and fair view of the revenues, costs, assets, liabilities, reserves and provisions of, or reasonably attributable to, the consolidated transmission business to which the statements relate; and

(d)	deliver to the Authority a copy of the account referred to in sub-paragraph (b)(ii), the auditors’ report referred to in sub-paragraph (c), the accounting statements referred to in sub-paragraph (b)(i) and the accounting information referred to in sub-paragraph b(iii), as soon as reasonably practicable, and in any event not later than three months after the end of the period to which it relates in the case of the account referred to in sub-paragraph (b)(ii) and six months after the end of the financial year to which they relate in the case of the accounting statements, auditors’ report and accounting information referred to in sub-paragraphs (b)(i), (b)(iii) and (c).

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3.	Unless the Authority so specifies in directions issued for the purposes of this condition, or with the Authority’s prior written approval, the licensee shall not in relation to the accounting statements in respect of a financial year change the bases of charge or apportionment or allocation referred to in sub-paragraph 2(b)(i) from those applied in respect of the previous financial year.

4.	Where, in relation to the accounting statements in respect of a financial year, the licensee has changed such bases of charge or apportionment or allocation from those adopted for the immediately preceding financial year, the licensee shall, if so directed in directions issued by the Authority, in addition to preparing accounting statements on those bases which it has adopted, prepare such accounting statements on the bases which applied in respect of the immediately preceding financial year.

5.	Accounting statements and information in respect of a financial year prepared under sub-paragraph 2(b)(i) and (b)(iii) shall, so far as reasonably practicable and unless otherwise approved by the Authority having regard to the purposes of this condition:

(a)	have the same content and format as the statutory accounts of the licensee prepared under section 226 and, where appropriate, section 227 of the Companies Act 1985 and conform to the best commercial accounting practices including all relevant accounting standards issued or adopted by the Accounting Standards Board currently in force;

(b)	state the accounting policies adopted; and

(c)	with the exception of the part of such statements and information which shows separately the amounts charged, apportioned or allocated and describes the bases of charge or apportionment or allocation respectively, be published with the statutory accounts of the licensee.

6.	Unless the Authority otherwise consents (such consent may be given in relation to some or all of the obligations in this condition and may be given subject to such conditions as the Authority considers appropriate), unless the accounting statements

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and information prepared under sub-paragraph 2(b)(i) and (b)(iii) are prepared on the current cost basis as provided by the alternative accounting rules, the licensee shall, unless otherwise agreed by the Authority, in addition to preparing those accounting statements under that paragraph, prepare accounting statements for the consolidated transmission business covering the same period, which shall comprise and show separately:

(a)	a profit and loss account, a statement of total recognised gains and losses, a balance sheet, and a cash flow statement, together with notes thereto, which shall:

(i)	include in respect of current costs assets amounts determined on the current cost basis as provided by the alternative accounting rules; and

(ii)	show or disclose the information and other matters required by the alternative accounting rules to be shown or disclosed in accounts where the amounts included in respect of assets covered by any items shown in those accounts have been determined on any basis mentioned in paragraph 31 of section C of Part II of Schedule 4 to the Companies Act 1985;

(b)	in respect of the consolidated transmission business the adjusted amount of any such provision for depreciation as is referred to in paragraph 32(2) of section C of Part II of Schedule 4 to the Companies Act 1985 and the item shown in the profit and loss account of the consolidated transmission business for the relevant period which are affected by the determination of amounts on the current cost basis as provided by the alternative accounting rules, including the profit (or loss) before taxation; and

(c)	such other current cost information as is referred to in the handbook as the Authority may reasonably require;

and shall deliver the same, together with an auditors’ report prepared in relation to the

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current cost basis accounting statements in the form referred to in sub-paragraph 2(c), to the Authority within the time limit referred to in sub-paragraph 2(d), and shall (with the exception of the part of such statements and information which shows separately the amounts charged, apportioned or allocated and describes the bases of charge or apportionment or allocation respectively) publish the same with the statutory accounts of the licensee.

7.	References in this condition to costs or liabilities of, or reasonably attributable to, the consolidated transmission business shall be construed as excluding taxation and capital liabilities which do not relate principally to the consolidated transmission business, and interest thereon; and references to any profit and loss account shall be construed accordingly.

8.	Without prejudice to paragraph 5 of the terms of this licence, references in this condition to sections of the Companies Act 1985 are references to those provisions as amended, substituted or inserted by the relevant provisions of the Companies Act 1989 and if such provisions of the Companies Act 1989 are not in force at the date of grant of this licence shall be construed as if such provisions were in force at such date.

9.	For the purposes of paragraph 6:

“alternative accounting rules”	means the rules set out in section C of Part II of Schedule 4 to the Companies Act 1985.

“current cost assets”	means assets of any description mentioned in paragraph 31 of section C of Part II of Schedule 4 to the Companies Act 1985.

“the handbook”	means the handbook issued by the Accounting Standards Committee of the Consultative Committee of Accounting

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Bodies (CCAB Limited) or any successor body entitled “Accounting for the effects of changing prices: a Handbook” in its current edition for the time being or in the event that no such handbook shall be in issue such guidance or publication as may be issued in replacement or substitution therefor.

10.	For the purposes of this condition:

“consolidated transmission business”	means the consolidation, for regulatory accounting purposes, of the businesses referred to in the definition of “transmission business” as defined in standard condition 1 (Definitions and Interpretations).

“holding company”	means a holding company within the meaning of sections 736, 736A and 736B of the Companies Act 1985.

“regulatory accounts”	means the accounts required to be prepared by the licensee pursuant to this condition.

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Condition 6. Change of Financial Year

1.	The definition of “financial year” in standard condition 1 (Definitions and Interpretation) shall, for the purpose only of the statutory accounts of the licensee, cease to apply to the licensee from the date the licensee sends a notice to the Authority for that purpose.

2.	Such notice:

(a)	shall specify the date from which, for the purpose set out at paragraph 1, the current and subsequent financial years of the licensee shall run; and

(b)	shall continue in effect until revoked by the licensee issuing a further notice.

3.	While the notice continues in effect the licensee shall procure the preparation of and shall deliver to the Authority audited group accounts for its group of companies for each financial year.

4.	Audited group accounts produced in accordance with paragraph 3:

(a)	shall comprise consolidated group accounts in respect of the group of companies;

(b)	shall, save insofar as is necessary to reflect a different financial year, have the same form and content as the statutory accounts of the licensee;

(c)	shall be accompanied by a report by the auditors and addressed to the Authority stating whether in their opinion the audited group accounts have been properly prepared in accordance with this condition and give a true and fair view of the state of affairs of the group of companies and of its profits or losses, total recognised gains or losses and cash flows during the financial year;

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(d)	may, with the prior written consent of the Authority, omit or provide in a different form, specified in the consent, such information as may be specified in the consent; and

(e)	shall clearly disclose any differences between the accounting policies underlying the preparation of the statutory accounts of the licensee and the accounting policies underlying the preparation of the audited group accounts.

5.	The licensee may, for the purpose only of its statutory accounts, change its financial year from that previously notified by sending to the Authority a new notice pursuant to paragraph 1. Where the licensee sends the Authority a new notice the previous notice shall be revoked, as provided by sub-paragraph 2(b). The licensee’s financial year-end will change with effect from the date specified in the new notice. The new notice shall specify the licensee’s new financial year-end.

6.	No provisions of this condition shall apply to the financial year of the licensee as defined in standard condition 1 (Definitions and Interpretation) for the purpose of accounts produced in compliance with standard condition 5 (Regulatory Accounts). No provisions of this condition shall affect the licensee’s obligations in respect of payment of licence fees under standard condition 4 (Payments by the Licensee to the Authority).

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Condition 7. Licensee’s Grid Code

1.	The licensee shall in consultation with authorised electricity operators liable to be materially affected thereby prepare and at all times have in force and shall implement and comply (subject to paragraph 10) with the Grid Code to be known as the licensee’s Grid Code:

(a)	covering all material technical aspects relating to connections to and the operation and use of the licensee’s transmission system or (in so far as relevant to the operation and use of the licensee’s transmission system) the operation of electric lines and electrical plant connected to the licensee’s transmission system or any distribution system of any authorised distributor and (without prejudice to the foregoing) making express provision as to the matters referred to in paragraph 5 below; and

(b)	which is designed so as:

(i)	to permit the development, maintenance and operation of an efficient, co-ordinated and economical system for the transmission of electricity;

(ii)	to facilitate competition in the generation and supply of electricity (and without limiting the foregoing, to facilitate the licensee’s transmission system being made available to persons authorised to supply or generate electricity on terms which neither prevent nor restrict competition in the supply or generation of electricity) ; and

(iii)	subject to sub-paragraphs (i) and (ii), to promote the security and efficiency of the electricity generation, transmission and distribution systems in England and Wales or Scotland each taken as a whole.

2.	The licensee’s Grid Code in force at the date this condition comes into force shall be sent to the Authority for its approval. Thereafter the licensee shall (in consultation with authorised electricity operators liable to be materially affected thereby) periodically review (including upon the request of the Authority) the licensee’s Grid Code and its implementation. Following any such review, the licensee shall send to the Authority:

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(a)	a report on the outcome of such review; and

(b)	any proposed revisions to the licensee’s Grid Code from time to time as the licensee (having regard to the outcome of such review) reasonably thinks fit for the achievement of the objectives referred to in paragraph (b) of paragraph 1; and

(c)	any written representations or objections from authorised electricity operators liable to be materially affected thereby (including any proposals by such operators for revisions to the licensee’s Grid Code not accepted by the licensee in the course of the review) arising during the consultation process and subsequently maintained.

3.	Revisions to the licensee’s Grid Code proposed by the licensee and sent to the Authority pursuant to paragraph 2 shall require to be approved by the Authority.

4.	Having regard to any written representations or objections referred to in sub-paragraph (c) of paragraph 2, and following such further consultation (if any) as the Authority may consider appropriate, the Authority may issue directions requiring the licensee to revise the licensee’s Grid Code in such manner as may be specified in the directions, and the licensee shall forthwith comply with any such directions.

5.	The licensee’s Grid Code shall include codes relating to the technical operation of the licensee’s transmission system, including:

(a)	connection conditions specifying the technical, design and operational criteria to be complied with by the licensee and by any person connected or seeking connection with the licensee’s transmission system or by any person authorised to generate who is connected with or seeks connection with the licensee’s transmission system or any transmission system or distribution system of any third party which is located in Great Britain.

(b)	an operating code specifying the conditions under which the licensee shall operate the licensee’s transmission system and under which persons shall operate their plant and/or distribution systems in relation to the licensee’s

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transmission system, in so far as necessary to protect the security and quality of supply and safe operation of the licensee’s transmission system under both normal and abnormal operating conditions; and

(c)	a planning code specifying the technical and design criteria and procedures to be applied by the licensee in the planning and development of the licensee’s transmission system and to be taken into account by persons connected or seeking connection with the licensee’s transmission system in the planning and development of their own plant and systems.

6.	The licensee shall give or send a copy of the licensee’s Grid Code (as from time to time revised) to the Authority.

7.	The licensee shall (subject to paragraph 8) give or send a copy of the licensee’s Grid Code (as from time to time revised) to any person requesting the same.

8.	The licensee may make a charge for any copy of the licensee’s Grid Code (as from time to time revised) given or sent pursuant to paragraph 7 of an amount which will not exceed any amount specified for the time being for the purposes of this condition in directions issued by the Authority.

9.	In preparing, implementing and complying with the licensee’s Grid Code (including in respect of the scheduling of maintenance of the licensee’s transmission system), the licensee shall not unduly discriminate against or unduly prefer any person or class or classes of person in favour of or as against any person or class or classes of persons.

10.	The Authority may (following consultation with the licensee) issue directions relieving the licensee of its obligations to implement or comply with the licensee’s Grid Code in respect of such parts of the licensee’s transmission system and/or to such extent as may be specified in the directions.

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Condition 7A. Compliance with Other Grid Codes

1.	The licensee shall comply with the provisions of any other Grid Codes in so far as applicable to the licensee or licensee’s transmission business.

2.	The Authority may, following consultation with the transmission company responsible for any other Grid Code and any other authorised electricity operators directly affected thereby, issue directions relieving the licensee of its obligation under paragraph 1 in respect of such parts of such other Grid Code and to such extent and subject to such conditions as may be specified in those directions.

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Condition 8. Compliance with Distribution Codes

1.	The licensee shall comply with the provisions of every Distribution Code in so far as applicable to it.

2.	The Authority may, following consultation with the licensed distributor responsible for the relevant Distribution Code and any other authorised electricity operators directly affected thereby, issue directions relieving the licensee of its obligation under paragraph 1 in respect of such parts of such Distribution Code and to such extent and subject to such conditions as may be specified in those directions.

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Condition 9. Change Co-ordination for the Utilities Act 2000

1.	The licensee shall take all reasonable measures to secure and implement, and shall not take any steps to prevent or unduly delay, such changes to the industry framework documents as are necessary or expedient to give full and timely effect to the provisions of the Utilities Act 2000.

2.	In complying with paragraph 1, the licensee shall act in the case of each industry framework document consistently with the change procedures currently applicable to that document, except where to do so would be inconsistent with any provision of the Utilities Act 2000, in which event that provision shall take precedence.

3.	For the purposes of this condition, “industry framework document” means, subject to paragraph 4, any of the following documents to which the licensee is a party, or in relation to which it holds rights in respect of amendment or termination, together with any documents which are supplemental or ancillary thereto:

(a)	the Pooling and Settlement Agreement;

(b)	the Balancing and Settlement Code;

(c)	the Master Connection and Use of System Agreement or the Connection and Use of System Code;

(d)	the Settlement Agreement for Scotland;

(e)	the Master Registration Agreement;

(f)	the Data Transfer Services Agreement;

(g)	the Radio Teleswitch Agreement;

(h)	any Grid Code;

(i)	any Distribution Code;

(j)	the Trading Code;

(k)	the Fuel Security Code;

(l)	any agreement for use of an interconnector or Scottish interconnection; and

(m)	any agreement for the provision of distribution use of system, meter provision services, meter maintenance services, data retrieval services, data processing services, data aggregation services, or prepayment meter services.

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4.	Where the Authority considers that the list of industry framework documents set out in paragraph 3 should be modified for the purposes of this condition, the licensee shall discuss any proposed modification (including addition) to the list in good faith and use all reasonable endeavours to agree such modification with the Authority.

5.	This condition shall cease to have effect on 30 June 2002 or such earlier date as the Authority may specify in a direction given, for the purposes of this condition generally.

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Condition 10. Disposal of Relevant Assets

1.	The licensee shall not dispose of or relinquish operational control over any relevant asset otherwise than in accordance with the following paragraphs of this condition.

2.	Save as provided in paragraph 3, the licensee shall give to the Authority not less than two months’ prior written notice of its intention to dispose of or relinquish operational control over any relevant asset, together with such further information as the Authority may request relating to such asset or the circumstances of such intended disposal or relinquishment of control or to the intentions in regard thereto of the person proposing to acquire such asset or operational control over such asset.

3.	Notwithstanding paragraphs 1 and 2, the licensee may dispose of or relinquish operational control over any relevant asset:

(a)	where:

(i)	the Authority has issued directions [1] [2] for the purposes of this condition containing a general consent (whether or not subject to conditions) to:

(aa)	transactions of a specified description; and/or

(bb)	the disposal of or relinquishment of operational control over relevant assets of a specified description; and

(ii)	the disposal or relinquishment of operational control in question is effected pursuant to a transaction specified in the Authority’s directions or the relevant assets in question are of a description to which such directions apply and the disposal or relinquishment of operational control is in accordance with any conditions to which the consent is subject; or

(b)	where the disposal or relinquishment of operational control in question is required by or under any enactment or subordinate legislation.

[1]	Direction issued under Condition 7 (of Part IV) of the Generation, Transmission and Public Electricity Supply Licence of Scottish Power UK plc now Standard Condition 10 of this licence (01.04.92)
[2]	Direction issued under Standard Condition 10 of this licence (28.01.02)

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4.	Notwithstanding paragraph 1, the licensee may dispose of or relinquish operational control over any relevant asset specified in any notice given under paragraph 2 in circumstances where:

(a)	the Authority confirms in writing that it consents to such disposal or relinquishment (which consent may be made subject to the acceptance by the licensee or any third party in favour of whom the relevant asset is proposed to be disposed or operational control is proposed to be relinquished to, of such conditions as the Authority may specify); or

(b)	the Authority does not inform the licensee in writing of any objection to such disposal or relinquishment of control within the notice period referred to in paragraph 2.

5.	In this condition:

“disposal”	(a)	in relation to disposal of a relevant asset situated in England and Wales includes any sale, gift, exchange, assignment, lease, licence, loan, mortgage, charge, or grant of any other encumbrance or the permitting of any encumbrance to subsist or any other disposition;

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(b) in relation to disposal of a relevant asset situated in Scotland includes the grant of any disposition, conveyance, contract of excambion, any lease, assignation, licence, the grant of any right of possession, loan, standard security, floating charge to a third party, or the grant of any servitude right, wayleave or any other transaction or event which is capable under any enactment or rule of law of affecting the title to a registered interest in land and “dispose” and cognate expressions shall be construed accordingly;

“relevant asset”	means:

any asset for the time being forming part of the licensee’s transmission system or of any interconnector, any control centre for use in conjunction therewith and any legal or beneficial interest in (or right, title or interest in) land upon which any of the foregoing is situate (which for the purposes of property located in Scotland means any estate, interest, servitude or other heritable or leasehold right in or over land including any leasehold interests or other rights to occupy or use and any contractual or personal rights in favour of the licensee relating to the occupation, use or acquisition of such property).

“relinquishment of operational control”	includes, without limitation, entering into any agreement or arrangement whereby operational control of a relevant asset or relevant assets is not or ceases to be under the sole management of the licensee.

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Condition 11. Provision of Information to the Authority

1.	Subject to paragraph 4, the licensee shall furnish to the Authority, in such manner and at such times as the Authority may reasonably require, such information and shall procure and furnish to it such reports, as the Authority may reasonably require or as may be necessary for the purpose of performing:

(a)	the functions conferred on the Authority by or under the Act; and

(b)	any functions transferred to or conferred on it by or under the Utilities Act 2000.

2.	The licensee shall not be required by the Authority to furnish it under this condition with information for the purpose of the exercise of its functions under section 47 of the Act.

3.	The licensee shall, if so requested by the Authority, give reasoned comments on the accuracy and text of any information or advice (so far as relating to its activities as holder of an electricity transmission licence) which the Authority proposes to publish pursuant to section 48 of the Act.

4.	This condition shall not require the licensee to produce any documents or give any information which it could not be compelled to produce or give in evidence in civil proceedings before a court.

5.	The power of the Authority to call for information under paragraph 1 is in addition to the power of the Authority to call for information under or pursuant to any other condition. There shall be a presumption that the provision of information in accordance with any other condition is sufficient for the purposes of that condition, but that presumption shall be rebutted, if the Authority states in writing that in its opinion such further information is, or is likely to be, necessary to enable it to exercise functions under the condition in question.

6.	The licensee shall procure from each company or other person which the licensee knows or reasonably should know is at any time an ultimate controller of the

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licensee a legally enforceable undertaking in favour of the licensee in a form specified by the Authority that that ultimate controller (“the information convenantor”) will give to the licensee, and will procure that any person (including, without limitation, a corporate body) which is a subsidiary of, or is controlled by, the information covenantor (other than the licensee and the licensee and its subsidiaries) will give to the licensee, all such information as may be necessary to enable the licensee to comply fully with the obligation imposed on it by paragraph 1. Such undertaking shall be obtained within 7 days of such corporate body or other person in question becoming an ultimate controller of the licensee and shall remain in force for so long as the licensee remains the holder of this licence and the information covenantor remains an ultimate controller of the licensee.

7.	The licensee shall deliver to the Authority evidence (including a copy of each such undertaking) that the licensee has complied with the obligation to procure undertakings pursuant to paragraph 6, and shall comply with any direction from the Authority to enforce any undertaking so procured.

8.	The licensee shall not, save with the consent in writing of the Authority, enter (directly or indirectly) into any agreement or arrangement with any ultimate controller of the licensee or, where the ultimate controller is a corporate body, any of the subsidiaries of such a corporate ultimate controller (other than the subsidiaries of the licensee) at a time when:

(a)	an undertaking complying with paragraph 6 is not in place in relation to that ultimate controller; or

(b)	there is an unremedied breach of such undertaking; or

(c)	the licensee is in breach of the terms of any direction issued by the Authority under paragraph 7 of this condition.

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9.	In this condition

“ultimate controller”	means:

	(a)	a holding company of the licensee which is not itself a subsidiary of another company; and

	(b)	any person who (whether alone or with a person or persons connected with him) is in a position to control, or to exercise significant influence over, the policy of the licensee or any holding company of the licensee by virtue of:

(i) rights under contractual arrangements to which he is a party or of which he is a beneficiary; or

(ii) rights of ownership (including rights attached to or deriving from securities or rights under a trust) which are held by him or of which he is a beneficiary; but excluding any director or employee of a corporate body in his capacity as such; and

	(c)	for the purposes of sub-paragraph (b), a person is connected with another person if they are party to any arrangement regarding the exercise of any such rights as are described in that paragraph.

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Condition 12. Prohibition of Cross-Subsidies

1.	The licensee shall procure that the transmission business shall not give any cross-subsidy to, or receive any cross-subsidy from, any other business of the licensee or of an affiliate or related undertaking of the licensee.

2.	Nothing which the licensee is obliged to do or not to do pursuant to this licence or any other document which grants a licence to the licensee under the Act shall be regarded as a cross-subsidy for the purposes of this condition.

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SECTION C - SUPPLEMENTARY STANDARD CONDITIONS FOR ENGLAND AND WALES

Condition C1. Interpretation of Section C

1.	In the standard conditions in this Section unless the context otherwise requires:

“balancing mechanism”	means the mechanism for the making and acceptance of offers and bids pursuant to the arrangements contained in the BSC and referred to in paragraph 2(a) of standard condition C3 (Balancing and Settlement Code).

“balancing services”	means:

(a) ancillary services;

(b) offers and bids made in the balancing mechanism; and

(c) other services available to the licensee which serve to assist the licensee in operating the licensee’s transmission system in accordance with the Act or the standard conditions and/or in doing so efficiently and economically.

“balancing services activity”	means the activity, as part of the transmission business, of procuring and using balancing services for the purpose of balancing the licensee’s transmission system.

“bilateral agreement”	means a bilateral connection agreement and/or a bilateral embedded generation agreement.

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“bilateral connection agreement”	means an agreement between the licensee and a CUSC user supplemental to the CUSC relating to a direct connection to the licensee’s transmission system identifying the relevant connection site and setting out other site specific details in relation to that connection to the licensee’s transmission system, including provisions relating to payment of connection charges.

“bilateral embedded generation agreement”	means an agreement entered into between the licensee and a CUSC user supplemental to the CUSC, relating to a generating station (or other connections provided for in the CUSC) connected to a distribution system in England and Wales and the use of the licensee’s transmission system in relation to that generating station (or other connections provided for in the CUSC) identifying the relevant site of connection to the distribution system and setting out other site specific details in relation to that use of the licensee’s transmission system.

“BSC”	means the balancing and settlement code provided for in paragraph 1 of standard condition C3 (Balancing and Settlement Code), as from time to time modified in accordance with that condition.

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“BSC Framework Agreement”	means the agreement of that title, in the form approved by the Secretary of State, by which the BSC is made contractually binding between the parties to that agreement, as from time to time amended with the consent of the Secretary of State.

“connection charging methodology”	means the principles on which, and the methods by which, for the purposes of achieving the objectives referred to in paragraph 11 of standard condition C7B (Connection Charging Methodology), connection charges are determined.

“construction agreement”	means an agreement between the licensee and a CUSC user in respect of construction works required on the licensee’s transmission system and the associated construction works of the CUSC user in relation to a connection to the licensee’s transmission system or in relation to a generating station connected to a distribution system in England and Wales, whether for the initial connection or a modification of the connection.

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“core industry documents”	means those documents which

(a) in the Secretary of State’s opinion are central industry documents associated with the activities of the licensee and authorised electricity operators, the subject matter of which relates to or is connected with the BSC or the balancing and settlement arrangements and

(b) have been so designated by the Secretary of State.

“CUSC”	means the Connection and Use of System Code provided for in paragraph 2 of standard condition C7F (Connection and Use of System Code), as from time to time modified in accordance with that condition.

“CUSC Framework Agreement”	means the agreement of that title, in the form approved by the Secretary of State, by which the CUSC is made contractually binding between the parties to that agreement, as amended from time to time with the approval of the Secretary of State.

“CUSC party”	means any person who is a party to the CUSC Framework Agreement.

“CUSC user”	means a CUSC party other than the licensee.

“effective time”	means the start of the first period for trading under the BSC as determined by the Secretary of State.

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“information”	includes any documents, accounts, estimates (whether relating to the past or the future), returns, records or reports and data in written, verbal or electronic form and information in any form or medium whatsoever (whether or not prepared specifically at the request of the Authority).

“interconnector(s)”	means the electric lines and electrical plant and meters owned or operated by the licensee solely for the transfer of electricity to or from the transmission system of the licensee into or out of England and Wales.

“interconnector (s) business”	means the business of the licensee or any affiliate or related undertaking in the operation of any interconnector.

“separate business”	means each of:

(a) the transmission business of the licensee: and

(b) the interconnector(s) business of the licensee,

taken separately from one another and from any other business of the licensee, but so that where all or any part of such business is carried on by an affiliate or related undertaking of the licensee such part of the business as is carried on by that affiliate or related undertaking shall be consolidated with any other part of such business of the licensee (and of any other affiliate or related undertaking) so as to form a single separate business.

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“total system”	means the licensee’s transmission system and the transmission or distribution systems of all authorised electricity operators which are located in England and/or Wales.

“transmission business”	means the authorised business of the licensee or any affiliate or related undertaking in the planning, development, construction and maintenance of the licensee’s transmission system (whether or not pursuant to directions of the Secretary of State made under section 34 or 35 of the Act) and the operation of such system for the transmission of electricity, including the balancing services activity, and any business in providing connections to the licensee’s transmission system, but shall not include

	(i)	any other separate business

	(ii)	any business of the licensee or any affiliate or related undertaking in the provision of settlement services in connection with the BSC or the Pooling and Settlement Agreement or

	(iii)	any other business (not being a separate business) of the licensee or any affiliate or related undertaking in the provision of services to or on behalf of any one or more persons.

“use of system charging methodology”	means the principles on which, and the methods by which, for the purposes of achieving the objectives referred to in paragraph 5 of standard condition C7A (Use of System Charging Methodology), use of system charges are determined.

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Condition C2. Prohibited Activities

1.	The purpose of this condition is to prevent abuse by the licensee of its position as owner and operator of the licensee’s transmission system.

2.	The licensee shall not and shall procure that any affiliate or related undertaking of the licensee shall not, on its own account (or that of the licensee or of any affiliate or related undertaking of the licensee as the case may be), purchase or otherwise acquire electricity for the purpose of sale or other disposition to third parties except with the consent of the Authority.

3.	In paragraph 2, the reference to the purchase or other acquisition of electricity shall include entering into or acquiring the benefit of a contract conferring rights or obligations (including rights or obligations by way of option) in relation to or by reference to the sale, purchase or delivery of electricity at any time or the price at which electricity is sold or purchased at any time.

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Condition C3. Balancing and Settlement Code

1.	The licensee shall at all times have in force a BSC, being a document

(a)	setting out the terms of the balancing and settlement arrangements described in paragraph 2;

(b)	designed so that the balancing and settlement arrangements facilitate achievement of the objectives set out in paragraph 3; and

(c)	including the modification procedures required by paragraph 4 and the matters required by paragraphs 6 and (where applicable) 10.

and the licensee shall be taken to comply with this paragraph by adopting as the BSC in force with effect from the date this condition comes into effect the document designated by the Secretary of State for the purpose of this condition and by modifying such document from time to time in accordance with the provisions of paragraphs 4 and 5.

2.	The balancing and settlement arrangements are

(a)	arrangements pursuant to which BSC Parties may make, and the licensee may accept, offers or bids to increase or decrease the quantities of electricity to be delivered to or taken off the total system at any time or during any period so as to assist the licensee in operating and balancing the licensee’s transmission system; and for the settlement of financial obligations (between BSC Parties, or between BSC Parties and the licensee) arising from the acceptance of such offers or bids; and

(b)	arrangements:

(i)	for the determination and allocation to BSC Parties of the quantities of electricity delivered to and taken off the total system, and

(ii)	which set, and provide for the determination and financial settlement of, obligations between BSC Parties, or (in relation to the operation

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of the licensee’s transmission system) between BSC Parties and the licensee, arising by reference to the quantities referred to in sub-paragraph (i), including the imbalances (after taking account of the arrangements referred to in sub-paragraph (a)) between such quantities and the quantities of electricity contracted for sale and purchase between BSC Parties.

3.	The objectives referred to in paragraph 1(b) are:

(a)	the efficient discharge by the licensee of the obligations imposed upon it by this licence;

(b)	the efficient, economic and co-ordinated operation by the licensee of the licensee’s transmission system;

(c)	promoting effective competition in the generation and supply of electricity, and (so far as consistent therewith) promoting such competition in the sale and purchase of electricity;

(d)	without prejudice to paragraph 10, promoting efficiency in the implementation and administration of the balancing and settlement arrangements described in paragraph 2.

4.	The BSC shall include procedures for its own modification (including procedures for the modification of the modification procedures themselves), which procedures shall provide (without prejudice to any procedures for modification of the BSC set out in the programme implementation scheme provided for in standard condition C4 (NETA Implementation) or in the BSC by reference to the programme implementation scheme):

(a)	for proposals for modification of the BSC to be made by the licensee, BSC Parties and such other persons or bodies as the BSC may provide;

(b)	where such a proposal is made,

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(i)	for bringing the proposal to the attention of BSC Parties and such other persons as may have an appropriate interest in it;

(ii)	for proper consideration of any representations on the proposal;

(iii)	for properly evaluating whether the proposed modification would better facilitate achieving the applicable BSC objective(s), provided that so far as any such evaluation requires information which is not generally available concerning the licensee or the licensee’s transmission system, such evaluation shall be made on the basis of the licensee’s proper assessment (which the licensee shall make available for these purposes) of the effect of the proposed modification on the matters referred to in paragraphs 3(a) and (b);

(iv)	for development of any alternative modification which may, as compared with the proposed modification, better facilitate achieving the applicable BSC objective(s);

(v)	for the preparation of a report

-	setting out the proposed modification and any alternative,

-	evaluating the proposed modification and any alternative,

-	assessing the extent to which the proposed modification or any alternative would better facilitate achieving the applicable BSC objective(s),

-	assessing the impact of the modification on the core industry documents and the changes expected to be required to such documents as a consequence of such modification,

-	setting out a timetable for implementation of the modification and any alternative, including the date with effect from which such modification (if made) is to take effect; and

(vi)	for the submission of the report to the Authority as soon after the proposal is made as is appropriate (taking into account the complexity, importance and urgency of the modification) for the proper execution and completion of the steps in sub-paragraphs (i) to (v);

(c)	for the timetable (referred to in sub-paragraph (b)(v)) for implementation of any modification to be such as will enable the modification to take effect as soon as practicable after the Authority has directed such modification to be

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made, account being taken of the complexity, importance and urgency of the modification, and for that timetable to be extended with the consent of or as directed by the Authority;

(d)	for empowering the licensee to secure, if so directed by the Authority in circumstances specified in the BSC,

(i)	that the modification procedures are complied with in respect of any particular modification in accordance with the terms of the direction;

(ii)	that, where a modification has been made but not implemented in accordance with its terms, all reasonable steps are taken to implement it in accordance with the terms of the direction and

(iii)	that the licensee can recover its reasonable costs and expenses properly incurred in complying with the direction.

5.	(a)	If a report has been submitted to the Authority pursuant to the procedures described in paragraph 4(b)(vi), and the Authority is of the opinion that a modification set out in such report would, as compared with the then existing provisions of the BSC and any other modifications set out in such report, better facilitate achieving the applicable BSC objective(s), the Authority may direct the licensee to make that modification.

(b)	The licensee shall have power (by executing an appropriate instrument) to modify the BSC in accordance with any direction of the Authority pursuant to sub-paragraph (a), or paragraph 7 of standard condition C4 (NETA Implementation), and shall modify it in accordance with every such direction; but it shall not have power to modify the BSC in any other circumstance.

(c)	Only the licensee shall have power to modify the BSC.

6.	The BSC shall provide for:

(a)	a copy of the BSC to be provided to any person requesting the same upon payment of an amount not exceeding the reasonable costs of making and providing such copy;

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(b)	the licensee to refer to the Authority for determination, whether of its own motion or as provided in the BSC, such matters arising under the BSC as may be specified in the BSC;

(c)	information about the operation of the BSC and the balancing and settlement arrangements

(i)	to be provided to the Authority and/or

(ii)	to be published,

and for the licensee to be empowered to secure compliance with these requirements if so directed by the Authority.

7.	The BSC may include:

(a)	arrangements to facilitate or secure compliance with the programme implementation scheme designated pursuant to standard condition C4 (NETA Implementation) or matters envisaged thereunder, and

(b)	arrangements for final settlement and reconciliation of liabilities arising under or in connection with the Pooling and Settlement Agreement in respect of settlement periods prior to the effective time.

8.	The provisions of paragraphs 6, 7, 10 and 12 shall not limit the matters which may be provided for in the BSC.

9.	The Authority may direct the licensee to procure the provision to him of, or the publication of, such information about the operation of the BSC and/or the balancing and settlement arrangements as is referred to in paragraph 6(c) and specified in the direction.

10.	(a) The BSC shall provide for arrangements pursuant to which, if sub-paragraph (b) has effect

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(i)	modifications proposed in respect of one code shall (in so far as applicable thereto) be proposed in respect of the other code,

(ii)	the modifications procedures under each code may so far as practicable be co-ordinated, and

(iii)	all reasonable steps are taken to secure that rights in respect of computer systems used in support of the implementation of the BSC are made available to support the implementation of the other code on terms approved by the Authority.

(b)	This sub-paragraph shall have effect if any licence authorising the transmission of electricity in an area in Scotland includes a condition pursuant to which there are or are to be arrangements equivalent to the BSC applying in Scotland or part of it.

(c)	In this paragraph, “code” means the BSC and any equivalent arrangements applying in Scotland or part of it and approved by the Authority for the purpose of this condition.

11.	The licensee shall comply with:

(a)	the BSC; and

(b)	any direction to the licensee made pursuant to this condition.

12. (a) The	licensee shall be a party to the BSC Framework Agreement.

(b)	The BSC and/or the BSC Framework Agreement shall contain provisions:

(i)	for admitting as an additional party to the BSC Framework Agreement any person who accepts the terms and fulfils the conditions (each as specified in the BSC) on which accession to the BSC Framework Agreement is offered;

(ii)	for the licensee to refer to the Authority for determination, whether of its own motion or as provided in the BSC any dispute which shall arise as to whether a person seeking to be admitted as a party to the

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BSC Framework Agreement has fulfilled any accession conditions; and if the Authority determines that the person seeking admission has fulfilled all relevant accession conditions, for admitting such person as a party to the BSC Framework Agreement.

(iii)	for persons to be admitted as additional parties to the BSC Framework Agreement by either

-	a representative (who need not be a BSC Party) appointed thereunder to act on behalf of all parties to it, or

-	if there is no such representative or if the representative fails to act, the licensee acting on behalf of all parties to it.

(c)	If, following a determination of the Authority as referred to in sub-paragraph (b)(ii), the representative referred to in sub-paragraph b(iii) fails to act on behalf of all parties to admit such person, the licensee shall act on behalf of all parties to admit such person if directed to do so by the Authority.

13.	The licensee shall take all reasonable measures to secure and implement (consistently with the procedures applicable under or in relation to the core industry documents to which it is party (or in relation to which it holds rights in respect of amendment)), and shall not take any steps to prevent or unduly delay, changes to those documents, such changes being changes which are appropriate in order to give full and timely effect to and/or in consequence of any modification which has been made to the BSC.

14.	For the avoidance of doubt, paragraph 13 is without prejudice to any rights of approval, veto or direction in respect of proposed changes to the documents referred to in paragraph 13 which the Authority may have.

15.	In this condition in the expression “sale and purchase of electricity”, sale excludes sale by way of assumption of an imbalance under the BSC and sale by way of supply to premises, and purchase shall be construed accordingly; and

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“applicable BSC objective(s)” means:

(a) in relation to a proposed modification of the modification procedures, the requirements of paragraph 4 (to the extent they do not conflict with the objectives set out in paragraph 3); and

(b) in relation to any other proposed modification, the objectives set out in paragraph 3.

“BSC Party”	means any authorised electricity operator which is party, and (unless the context otherwise requires) any other person which is party, to the BSC Framework Agreement, other than the licensee and any person which is such a party for the purposes only of administering and/or facilitating the implementation of the BSC.

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Condition C4. NETA Implementation

1.	The licensee shall comply with the programme implementation scheme established in accordance with paragraph 2, as modified from time to time in accordance with paragraph 4.

2.	The programme implementation scheme shall be a scheme designated by the Secretary of State setting out the steps, including without limitation steps as to the matters referred to in paragraph 3, to be taken (or procured) by the licensee (and/or by authorised electricity operators) which are, in the Secretary of State’s opinion, appropriate in order to give full and timely effect to:

(a)	any modifications made to this licence and to the licences of authorised electricity operators by the Secretary of State pursuant to the power vested in him under section 15A of the Act;

(b)	any conditions imposed by any exemption from the requirement to hold any such licence; and

(c)	the matters envisaged by such modifications and conditions.

3.	The programme implementation scheme may include provisions, inter alia,

(a)	to secure or facilitate the amendment of any of the core industry documents;

(b)	to secure that any systems, contracts, persons or other resources employed in the implementation of the Pooling and Settlement Agreement may be employed in the implementation of the BSC;

(c)	for the giving of indemnities against liabilities to which parties to the Pooling and Settlement Agreement may be exposed;

(d)	for securing the co-ordinated and effective commencement of implementation of and of operations under the BSC, including the testing,

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trialling and start-up of the systems, processes and procedures employed in such implementation and employed by authorised electricity operators and others in connection with such operations;

(e)	for co-ordinating the administration and implementation of the BSC and the administration of the Pooling and Settlement Agreement; and for dealing with run-off as defined in paragraph 7 of standard condition C6 (Pooling and Settlement Agreement Run-Off);

(f)	for the licensee to refer to the Authority for determination, whether of its own motion or as provided in the programme implementation scheme, disputes, as to matters covered by the scheme, between persons who are required (by conditions of their licences or exemptions) or who have agreed to comply with the scheme or any part of it; and

(g)	for the Authority, in the circumstances set out in the scheme, to require that consideration be given to the making of a proposal to modify the BSC and, if so, to require the making of such proposal in the manner set out in the scheme, such power to be exercisable at any time within the period of 12 months after the effective time.

4. (a)	The Secretary of State may at any time direct in accordance with the provisions of the programme implementation scheme, that the programme implementation scheme, other than provisions pursuant to paragraphs 3(g) and 7(a), be modified in the manner set out in such direction, in order to give (or continue to give) full and timely effect to the matters described in paragraph 2.

(b)	The Secretary of State shall serve a copy of any such direction on the licensee, and thereupon the licensee shall comply with the scheme as modified by the direction.

5.	If there is any conflict between the requirements contained in the programme implementation scheme pursuant to paragraph 3(a) and/or imposed on the licensee by paragraphs 1 and 4, and those imposed on the licensee by any other condition, the provisions of this condition shall prevail.

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6.	Without prejudice to paragraph 1, the licensee shall use all reasonable endeavours to do such things as may be requisite and necessary in order to give full and timely effect to the modifications made to this licence by the Secretary of State pursuant to the power vested in him under section 15A of the Act (and to give full and timely effect to the matters envisaged by such modifications).

7. (a)	The Authority may, in the circumstances specified in the programme implementation scheme, direct the licensee to modify the BSC in the manner indicated in the direction.

(b)	The Authority shall not make any such direction after the effective time.

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Condition C5. Supplementary Grid Code Condition for England and Wales

1.	In addition to the list of items referred to in paragraph 5 of standard condition 7 (Licensee’s Grid Code) which are to be included in the licensee’s Grid Code, the licensee shall also include in that Grid Code procedures relating to the outage of generation sets and a balancing code specifying, among other matters, information to be submitted by authorised electricity operators to the licensee for the purposes of, and the making of offers and bids in, the balancing mechanism, and the issuing by the licensee of instructions by reference to such offers and bids.

2.	In this condition and standard condition 7 (Licensee’s Grid Code) in relation to any area of England and Wales, authorised electricity operator includes any person transferring electricity to or from England and Wales across an interconnector.

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Condition C6. Pooling and Settlement Agreement Run-off

1.	The licensee shall continue to be a party to the Pooling and Settlement Agreement in its capacity as grid operator and ancillary services provider and will comply with that agreement for the purposes of run-off until the provisions of the BSC relating to run off become effective.

2.	The licensee shall maintain for a minimum period of six years such records in respect of the period before the effective time of:

(a)	generation sets and interconnector transfers available or declared as available;

(b)	offer prices (including separate elements thereof) of generation sets and interconnector transfers declared as available;

(c)	generation sets and interconnector transfers scheduled for despatch or despatched;

(d)	ancillary services called for by the licensee and provided;

(e)	kilowatt hours of electricity taken from the total system by any purchaser of electricity under the Pooling and Settlement Agreement; and

(f)	imports and exports of electricity across any interconnector as shall be reasonably necessary to give effect to the settlement system operated under the Pooling and Settlement Agreement.

3.	The licensee shall give or send to any person requesting the same, but in each case only in respect of any 28 day period before the effective time:

(a)	the bid prices (showing separately prices for start up, no-load heat and incremental heat rates) of each generation set and interconnector transfer offered in each period for which prices are bid over the preceding 28 days for despatch by any authorised electricity operator;

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(b)	declared (and, where different, actual) availability of generation sets (on a set-by-set basis) or interconnector transfers offered for despatch over the preceding 28 days by any authorised electricity operator; and

(c)	the Pool Selling Price and the Pool Purchase Price as derived in respect of any period over the preceding 28 days pursuant to the terms of the Pooling and Settlement Agreement.

4.	The licensee may make a charge for the information given or sent pursuant to paragraph 3 to any person not otherwise entitled to the same under the terms of the Pooling and Settlement Agreement of an amount which shall not exceed the maximum amount specified in directions issued by the Authority for the purposes of this condition.

5.	The licensee shall provide to the Authority such information as the Authority shall request concerning the merit order system or any aspect of its operation.

6.	The obligations of the licensee under this condition in relation to the period before the effective time shall continue notwithstanding any termination of the Pooling and Settlement Agreement on or after the effective time.

7.	In this condition:

“available”	in relation to any generation set or interconnector transfer means a generation set or interconnector transfer which is both
(a) available in accordance with the licensee’s Grid Code; and

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(b) declared as available for the generation of electricity in accordance with the provisions of the Pooling and Settlement Agreement, and

“interconnector transfer”	means electricity generating capacity of an amount not exceeding the maximum capacity specified in any contract for use of the relevant interconnector as may at any time be available to generate electricity for transfer across the interconnector to the total system.

“merit order system”	means a system applying in the period before the effective time and establishing economic precedence of electricity from available generation sets or interconnector transfers to be delivered or transferred to the total system (subject to other system needs).

“run-off”	means the determination and settlement (including by way of reconciliation) of amounts due arising under or in connection with the Pooling and Settlement Agreement in relation to settlement periods up to and including the settlement period immediately prior to the effective time (including the resolution of disputes in respect thereof).

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Condition C7. Charges for Use of System

1.	The licensee shall:

(a)	by the date this condition comes into effect determine a use of system charging methodology approved by the Authority; and

(b)	conform to the use of system charging methodology as modified in accordance with standard condition C7A (Use of System Charging Methodology).

2.	The licensee shall by the date this condition comes into effect:

(a)	prepare a statement approved by the Authority of the use of system charging methodology, and

(b)	prepare, other than in respect of a charge which the Authority has consented need not so appear, a statement, in a form approved by the Authority, of use of system charges determined in accordance with the use of system charging methodology and in such form and in such detail as shall be necessary to enable any person to make (other than in relation to charges to be made or levied in respect of the balancing services activity) a reasonable estimate of the charges to which he would become liable for the provision of such services, and, without prejudice to paragraph 5 of this condition or paragraph 3 of standard condition C7A (Use of System Charging Methodology), if any change is made in the use of system charges to be so made other than in relation to charges to be made in respect of the balancing services activity, or the use of system charging methodology, the licensee shall, before the changes take effect, furnish the Authority with a revision of the statement of use of system charges (or if the Authority so accepts, with amendments to the previous such statement) and/or (as the case may be) with a revision of the statement of the use of system charging methodology, which reflect the changes.

3.	Approvals by the Authority pursuant to paragraphs 1(a) and 2(a) may be granted subject to such conditions relating to further action to be undertaken by the licensee in relation to the use of system charging methodology better meeting the relevant objectives including, but not limited to, matters identified in any initial consultation

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by the Authority, as the Authority deems appropriate. Such conditions may include (but are not limited to) elements relating to the time by which action under the conditions must be completed.

4.	Nothing in this condition shall affect the ability of the licensee to charge according to the statement issued pursuant to paragraph 2(b).

5.	The licensee:

(a)	shall give, except where the Authority consents to a shorter period, 150 days notice to the Authority of any proposals to change use of system charges other than in relation to charges to be made in respect of the balancing services activity, together with a reasonable assessment of the effect of the proposals (if implemented) on, those charges, and

(b)	where it has decided to implement any proposals to change use of system charges other than in relation to charges to be made in respect of the balancing services activity, shall give the Authority notice of its decision and the date on which the proposals will be implemented which shall not, without the consent of the Authority, be less than a month after the date on which the notice required by this sub-paragraph was given.

6.	Unless otherwise determined by the Authority, the licensee shall only enter arrangements for use of system which secure that use of system charges will conform with the statement last furnished under paragraph 2(b) either:

(a)	before it enters into the arrangements; or

(b)	before the charges in question from time to time fall to be made,

and, for the purposes of this paragraph, the reference to the statement last furnished under paragraph 2(b) shall be construed, where that statement is subject to amendments so furnished before the relevant time, as a reference to that statement as so amended.

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7.	References in paragraphs 1, 2, 5 and 6 to charges do not include references to:

(a)	connection charges; or

(b)	to the extent, if any, to which the Authority has accepted they would, as respects certain matters, be so determined, charges determined by reference to the provisions of the CUSC.

8.	The licensee may periodically revise the information set out in and, with the approval of the Authority, alter the form of the statements prepared in accordance with paragraph 2 and shall, at least once in every year that this licence is in force, make such revisions as may be necessary to such statements in order that the information set out in the statements shall continue to be accurate in all material respects.

9.	The licensee shall send a copy of any such statement, revision, amendment or notice given under paragraphs 2 or 5 to any person who asks for any such statement, revision, amendment or notice.

10.	The licensee may make a charge for any statement, revision, or amendment of a statement, furnished, or notice sent pursuant to paragraph 9 of an amount reflecting the licensee’s reasonable costs of providing such statement, revision, amendment or notice which costs shall not exceed the maximum amount specified in directions issued by the Authority for the purposes of this condition.

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Condition C7A. Use of System Charging Methodology

1.	The licensee shall, for the purpose of ensuring that the use of system charging methodology achieves the relevant objectives, keep the use of system charging methodology at all times under review

2.	The licensee shall, subject to paragraph 3, make such modifications of the use of system charging methodology as may be requisite for the purpose of better achieving the relevant objectives.

3.	Except with the consent of the Authority, before making a modification to the use of system charging methodology, the licensee shall:

(a)	consult the CUSC users on the proposed modification and allow them a period of not less than 28 days within which to make written representations;

(b)	send a copy of the terms of the proposed modification to any person who asks for them;

(c)	furnish the Authority with a report setting out;

(i)	the terms originally proposed for the modification;

(ii)	the representations (if any) made to the licensee;

(iii)	any change in the terms of the modification intended in consequence of such representations;

(iv)	how the intended modification better achieves the relevant objectives; and

(v)	a timetable for implementation of the modification and the date with effect from which the modification (if made) is to take effect, such date being not earlier than the date on which the period referred to in paragraph 4 expires; and

(d)	where the Authority has given a direction that sub-paragraphs (a), (b) and/or (c) should not apply, comply with such other requirements (if any) that the Authority may specify in the direction.

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4.	Where the licensee has complied with the requirements of paragraph 3, it shall, unless the Authority has within 28 days of the report being furnished to him given a direction that the modification may not be made, make the modification to the use of system charging methodology.

5.	In paragraphs 1, 2 and 3 “the relevant objectives” shall mean the following objectives:

(a)	that compliance with the use of system charging methodology facilitates effective competition in the generation and supply of electricity and (so far as is consistent therewith) facilitates competition in the sale, distribution and purchase of electricity;

(b)	that compliance with the use of system charging methodology results in charges which reflect, as far as is reasonably practicable, the costs incurred by the licensee in its transmission business; and

(c)	that, so far as is consistent with sub-paragraphs (a) and (b), the use of system charging methodology, as far as is reasonably practicable, properly takes account of the developments in the licensee’s transmission business.

6.	The licensee shall send a copy of any report furnished under paragraph 3 to any person who asks for any such report.

7.	The licensee may make a charge for any report sent pursuant to paragraph 6 of an amount reflecting the licensee’s reasonable costs of providing such report which costs shall not exceed the maximum amount specified in directions issued by the Authority for the purposes of this condition.

8.	Nothing in this condition shall impact on the application of special conditions AA5Ato AA5E.

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Condition C7B. Connection Charging Methodology

1.	The licensee shall:

(a)	by the date this condition comes into effect determine a connection charging methodology approved by the Authority; and

(b)	conform to the connection charging methodology as modified in accordance with paragraph 10.

2.	The licensee shall, for the purpose of ensuring that the connection charging methodology achieves the relevant objectives, keep the connection charging methodology at all times under review.

3.	The licensee shall, subject to paragraph 9, make such modifications to the connection charging methodology as may be requisite for the purpose of better achieving the relevant objectives.

4.	The licensee shall by the date this condition comes into effect prepare a statement approved by the Authority of the connection charging methodology in relation to charges, including charges:

(a)	for the carrying out of works and the provision and installation of electrical lines or electrical plant or meters for the purposes of connection (at entry or exit points) to the licensee’s transmission system;

(b)	in respect of extension or reinforcement of the licensee’s transmission system rendered (at the licensee’s discretion) necessary or appropriate by virtue of providing connection to or use of system to any person seeking connection;

(c)	in circumstances where the electrical lines or electrical plant to be installed are (at the licensee’s discretion) of greater size than that required for use of system by the person seeking connection;

(d)	for maintenance and repair (including any capitalised charge) required of electrical lines or electrical plant or meters provided or installed for making a connection to the licensee’s transmission system; and

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(e)	for disconnection from the licensee’s transmission system and the removal of electrical plant, electrical lines and meters following disconnection, and the statement referred to in this paragraph shall be in such form and in such detail as shall be necessary to enable any person to determine that the charges to which he would become liable for the provision of such services are in accordance with such statement.

5.	An approval by the Authority pursuant to paragraph 1(a) and 4 may be granted subject to such conditions relating to further action to be undertaken by the licensee in relation to the connection charging methodology better meeting the relevant objectives as identified in any initial consultation by the Authority as the Authority deems appropriate. Such conditions may include (but are not limited to) elements relating to the time by which actions under this condition need to be completed.

6.	Nothing in this condition shall affect the ability of the licensee to charge according to the statement issued pursuant to paragraph 4.

7.	Unless otherwise determined by the Authority, the licensee shall only enter into a bilateral agreement or a construction agreement which secures that the connection charges will conform with the statement of the connection charging methodology last furnished under paragraphs 4 or 10 either:

(a)	before it enters into the arrangements; or

(b)	before the charges in question from time to time fall to be made.

8.	The connection charging methodology shall make provision for connection charges for those items referred to in paragraph 4 to be set at a level for connections made after 30 March 1990 which will enable the licensee to recover:

(a)	the appropriate proportion of the costs directly or indirectly incurred in carrying out any works, the extension or reinforcement of the licensee’s transmission system or the provision and installation, maintenance and repair or (as the case may be) removal following disconnection of any electric lines, electric plant or meters; and

(b)	a reasonable rate of return on the capital represented by such costs,

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and for connections made before 30 March 1990 the connection charging methodology for those items referred to in paragraph 4 shall as far as is reasonably practicable reflect the principles in sub-paragraphs (a) and (b).

9.	Except with the consent of the Authority, before making a modification to the connection charging methodology the licensee shall:

(a)	consult the CUSC users on the proposed modification and allow them a period of not less than 28 days within which to make written representations;

(b)	send a copy of the terms of the proposed modification to any person who asks for them;

(c)	furnish the Authority with a report setting out:

(i)	the terms originally proposed for the modification;

(ii)	the representations (if any) made to the licensee;

(iii)	any change in the terms of the modification intended in consequence of such representations;

(iv)	how the intended modification better achieves the relevant objectives; and

(v)	a timetable for implementation of the modification and the date with effect from which the modification (if made) is to take effect, such date being not earlier than the date on which the period referred to in paragraph 10 expires; and

(d)	where the Authority has given a direction that sub-paragraphs (a), (b) and/or (c) should not apply, comply with such other requirements (if any) that the Authority may specify in the direction.

10.	Where the licensee:

(a)	has complied with the requirements of paragraph 9, it shall, unless the Authority has within 28 days of the report being furnished to it given a direction that the modification may not be made, make the modification to the connection charging methodology;

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(b)	makes a modification to the connection charging methodology, furnish the Authority with a revised statement showing the changed connection charging methodology and such revised statement of the connection charging methodology shall supersede previous statements of the connection charging methodology furnished under paragraph 4 or this paragraph 8 from the date specified therein.

11.	In paragraphs 2, 3 and 9 “the relevant objectives” shall mean:

(a)	the objectives referred to in paragraph 5 of standard condition C7A(Use of System Charging Methodology), as if references therein to the use of system charging methodology were to the connection charging methodology; and

(b)	in addition, the objective, in so far as consistent with sub-paragraph (a), of facilitating competition in the carrying out of works for connection to the licensee’s transmission system.

12.	A statement furnished under paragraphs 4 or 10 shall, where practicable, include examples of the connection charges likely to be made in different cases as determined in accordance with the methods and principles shown in the statement.

13.	The licensee shall send a copy of any statement or revision of a statement or report furnished under paragraphs 4, 9 or 10 to any person who asks for any such statement or revision thereof or report.

14.	The licensee may make a charge for any statement or revision of a statement or report, furnished or sent pursuant to paragraph 13 of an amount reflecting the licensee’s reasonable costs of providing such which costs shall not exceed the maximum amount specified in directions issued by the Authority for the purposes of this condition.

15.	Nothing in this condition shall impact on the application of special conditions AA5A to AA5E.

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Condition C7C. Non- discrimination

1.	In the provision of use of system or in the carrying out of works for the purpose of connection to the licensee’s transmission system, the licensee shall not discriminate as between any persons or class or classes of persons.

2.	Without prejudice to paragraph 1 and subject to paragraph 3, the licensee shall not make charges for provision of use of system to any authorised electricity operator or class or classes of authorised electricity operator which differ in respect of any item separately identified in the statement referred to at paragraph 2(b) of standard condition C7 (Charges for Use of System) from those for provision of similar items under use of system to any other authorised electricity operator or class or classes of authorised electricity operator except in so far as such differences reasonably reflect differences in the costs associated with such provision.

3.	Notwithstanding paragraph 2, the licensee shall not make use of system charges in respect of any item of charge separately identified in the statement referred to at paragraph 2(b) of standard condition C7 (Charges for Use of System) on any authorised electricity operator whose contract does not provide for him to receive the service to which such item of charge refers.

4.	The licensee shall not in setting use of system charges restrict, distort or prevent competition in the generation, transmission, supply or distribution of electricity.

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Condition C7D. Requirement to Offer Terms

1.	Unless otherwise determined by the Authority under standard condition C7E (Functions of the Authority), on application made by:

(a)	any authorised electricity operator in the case of an application for use of system; and

(b)	any person in the case of an application for connection,

the licensee shall (subject to paragraph 5) offer to enter into the CUSC Framework Agreement.

2.	On application made by any person the licensee shall (subject to paragraph 5) offer to enter into a bilateral agreement and/or a construction agreement relating to connection or modification to an existing connection and such offer shall make detailed provision regarding:

(a)	the carrying out of work (if any) required to connect the licensee’s transmission system to any other system for the transmission or distribution of electricity and for the obtaining of any consents necessary for such purpose;

(b)	the carrying out of works (if any) in connection with the extension or reinforcement of the licensee’s transmission system rendered (in the licensee’s discretion) appropriate or necessary by reason of making the connection or modification to an existing connection and for the obtaining of any consents necessary for such purpose;

(c)	the installation of appropriate meters (if any) required to enable the licensee to measure electricity being accepted into the licensee’s transmission system at the specified entry point or points or leaving such system at the specified exit point or points;

(d)	the date by which any works required to permit access to the licensee’s transmission system (including for this purpose any works to reinforce or extend the licensee’s transmission system) shall be completed (time being of the essence unless otherwise agreed by the person seeking connection);

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(e)	the connection charges to be paid to the licensee, such charges:

(i)	to be presented in such a way as to be referable to the connection charging methodology or any revision thereof; and

(ii)	to be set in conformity with the requirements of paragraph 8 of standard condition C7B (Connection Charging Methodology) and (where relevant) paragraph 4; and

(f)	such further terms as are or may be appropriate for the purpose of the agreement.

3.	For the purpose of determining an appropriate proportion of the costs directly or indirectly incurred in carrying out works under a bilateral agreement and/or construction agreement, the licensee will have regard to:

(a)	the benefit (if any) to be obtained or likely in the future to be obtained by the licensee or any other person as a result of carrying out such works whether by reason of the reinforcement or extension of the licensee’s transmission system or the provision of additional entry or exit points on such system or otherwise; and

(b)	the ability or likely future ability of the licensee to recoup a proportion of such costs from third parties.

4.	The licensee shall offer terms in accordance with paragraphs 1 and 2 above as soon as practicable and (except where the Authority consents to a longer period) in any event not more than the period specified in paragraph 6 below after receipt by the licensee of an application containing all such information as the licensee may reasonably require for the purpose of formulating the terms of the offer.

5.	The licensee shall not be obliged pursuant to this condition to offer to enter or to enter into any agreement if:

(a)	to do so would be likely to involve the licensee:

(i)	in breach of its duties under section 9 of the Act;

(ii)	in breach of any regulations made under section 29 of the Act or of any other enactment relating to safety or standards applicable in respect of the transmission business;

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(iii)	in breach of the licensee’s Grid Code; or

(iv)	in breach of the conditions; or

(b)	the person making the application does not undertake to be bound insofar as applicable by the terms of the licensee’s Grid Code and/or the CUSC from time to time in force; or

(c)	in the case of persons making application for use of system under paragraph 1, such person ceases to be an authorised electricity operator.

6.	For the purpose of paragraph 4, the period specified shall be:

(a)	in the case of persons seeking use of system only and seeking to become a party to the CUSC Framework Agreement if not already a party, in connection with such use, 28 days; and

(b)	in the case of persons seeking a bilateral connection agreement or a construction agreement (and seeking to become a party to the CUSC Framework Agreement if not already a party, in connection with such agreements, 3 months; and

(c)	in any other case, 28 days.

7.	The licensee shall within 28 days following receipt of a request from any person, give or send to such person such information in the possession of the licensee as may be reasonably required by such person for the purpose of completing an application under the Application Regulations or such provisions of similar effect contained in any further regulations then in force made pursuant to sections 6(3), 60 and 64(1) of the Act.

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Condition C7E. Functions of the Authority

1.	If, after a period which appears to the Authority to be reasonable for the purpose, the licensee has failed to enter into an agreement with (as the case may be) any authorised electricity operator or any person entitled or claiming to be entitled thereto pursuant to a request under standard condition C7D (Requirement to Offer Terms), the Authority may, pursuant to section 7(3)(c) of the Act and on application of such authorised electricity operator or such person or the licensee, settle any terms in dispute of the agreement to be entered into between the licensee and that authorised electricity operator or that person in such manner as appears to the Authority to be reasonable having (in so far as relevant) regard in particular to the following considerations:

(a)	that such authorised electricity operator or such person should pay to the licensee:

(i)	in the case of use of system, use of system charges in accordance with paragraphs 1 and 6 of standard condition C7 (Charges for Use of System); or

(ii)	in the case of connection charges in accordance with paragraphs 1 and 7 of standard condition C7B (Connection Charging Methodology);

(b)	that the performance by the licensee of its obligations under the agreement should not cause it to be in breach of those provisions referred to at paragraph 5 of standard condition C7D (Requirement to Offer Terms);

(c)	that any methods by which the licensee’s transmission system is connected to any other system for the transmission or distribution of electricity accord (insofar as applicable to the licensee) with the licensee’s Grid Code and with the Distribution Code; and

(d)	that the terms and conditions of the agreement so settled by the Authority and of any other agreements entered into by the licensee pursuant to a request under standard condition C7D (Requirement to Offer Terms) should be in as similar a form as is practicable.

2.	Insofar as any person entitled or claiming to be entitled to an offer under standard

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condition C7D (Requirement to Offer Terms) wishes to proceed on the basis of an agreement as settled by the Authority pursuant to paragraph 1, the licensee shall forthwith enter into such agreement.

3.	If in respect of any bilateral agreement or construction agreement to the licensee’s transmission system entered into pursuant to standard condition C7D (Requirement to Offer Terms) or this condition either the licensee or other party to such agreement proposes to vary the contractual terms of such agreement in any manner provided for under such agreement, the Authority may, at the request of the licensee or other party to such agreement, settle any dispute relating to such variation in such manner as appears to the Authority to be reasonable.

4.	Where the licensee is party to a relevant agreement for connection and/or use of system which is other than in conformity with the CUSC, if either the licensee or other party to such agreement for connection and/or use of system proposes to vary the contractual terms of such agreement in any manner provided for under such relevant agreement, the Authority may, at the request of the licensee or other party to such agreement, settle any dispute relating to such variation in such manner as appears to the Authority to be reasonable having (in so far as relevant) regard to the consideration that the terms so settled are, in so far as circumstances allow, similar to the equivalent terms in the CUSC.

5.	If the licensee and a CUSC user or other person party to a relevant agreement are in dispute as to whether:

(a)	use of system charges made, or to be made, conform with the statement of the use of system charges furnished under paragraphs 2(b) or 8 of standard condition C7 (Charges for Use of System) which applied or applies in relation to the period in respect of which the dispute arises;

(b)	connection charges made, or to be made, conform with the statement of the connection charging methodology furnished under paragraphs 4 or 10 of standard condition C7B (Connection Charging Methodology) which applied or applies in relation to the period in respect of which the dispute arises, such dispute may be referred to the Authority for him to determine whether, in the case of sub-paragraph (a), the charges made, or to be made, conformed with the

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relevant statement(s) furnished under standard condition C7 (Charges for Use of System), or whether, in the case of sub-paragraphs (b), the charges conformed with the relevant methodology.

6.	For the purposes of this condition:

“relevant agreement”	means an agreement in respect of which paragraph 3 of standard condition 10C of the licensee’s licence, as such applied immediately prior to 18 September 2001 had effect.

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Condition C7F. Connection and Use of System Code

1.	The licensee shall establish arrangements for connection and use of system in respect of matters other than those to which standard conditions 7 (Licensees Grid Code), C5 (Supplementary Grid Code Condition for England and Wales) and C7A to C7E relate which are calculated to facilitate the achievement of the following objectives:

(a)	the efficient discharge by the licensee of the obligations imposed upon it under the Act and by this licence; and

(b)	facilitating effective competition in the generation and supply of electricity, and (so far as consistent therewith) facilitating such competition in the sale, distribution and purchase of electricity, and the licensee shall be taken to comply with this paragraph by having a document setting out the arrangements for connection and use of system designated by the Secretary of State for the purposes of this condition by the date this condition comes into effect and by modifying such document from time to time in accordance with the provisions of paragraphs 6 and 7.

2.	The licensee shall prepare a connection and use of system code (“CUSC”) setting out:

(a)	the terms of the arrangements made in pursuance of paragraph 1;

(b)	the procedures established in pursuance of paragraph 6; and

such other terms as are or may be appropriate for the purposes of the CUSC.

3.	The licensee shall only enter into arrangements for connection and use of system which are in conformity with any relevant provisions of the CUSC.

4.	The CUSC shall provide for:

(a)	the licensee and each CUSC user to be contractually bound insofar as is applicable by the terms of the licensee’s Grid Code from time to time in force;

(b)	the licensee and each CUSC user to enter into an agreement or agreements,

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supplemental to and in a form prescribed by the CUSC, setting out site specific details in respect of each site at which the CUSC user’s electrical lines or electrical plant is connected to the licensee’s transmission system;

(c)	there to be referred to the Authority for determination such matters arising under the CUSC as may be specified in the CUSC; and

(d)	a copy of the CUSC to be provided to any person requesting the same upon payment of an amount not exceeding the reasonable costs of making and providing such copy.

5.	The provisions of paragraphs 4 and 10 shall not limit the matters which may be provided for in the CUSC.

6.	The licensee shall establish and operate procedures for the modification of the CUSC (including procedures for modification of the modification procedures themselves), so as to better facilitate achievement of the applicable CUSC objectives, which procedures shall provide:

(a)	for proposals for modification of the CUSC to be made by the licensee, CUSC users and such other persons and bodies as the CUSC may provide;

(b)	where such a proposal is made:

(i)	for bringing the proposal to the attention of CUSC Parties and such other persons as may properly be considered to have an appropriate interest in it;

(ii)	for proper consideration of any representations on the proposal;

(iii)	for properly evaluating whether the proposed modification would better facilitate achieving the applicable CUSC objectives, provided that so far as any such evaluation requires information which is not generally available concerning the licensee or the licensee’s transmission system, such evaluation shall be made on the basis of the licensee’s proper assessment (which the licensee shall make available for these purposes) of the effect of the proposed modification on the matters referred to in paragraph 1(a) and (b);

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(iv)	for development of any alternative modification which may, as compared with the proposed modification, better facilitate achieving the applicable CUSC objectives;

(v)	for the preparation of a report:

-	setting out the proposed modification and any alternative;

-	evaluating the proposed modification and any alternative;

-	assessing the extent to which the proposed modification or any alternative would better facilitate achieving the applicable CUSC objectives;

-	assessing the impact of the modification on the core industry documents and the changes expected to be required to such documents as a consequence of such modification;

-	setting out a timetable for implementation of the modification and any alternative, including the date with effect from which such modification (if made) is to take effect; and

(vi)	for the submission of the report to the Authority as soon after the proposal is made as is appropriate (taking into account the complexity, importance and urgency of the modification) for the proper execution and completion of the steps in sub-paragraphs (i) to (v); and

(c)	for the timetable (referred to in sub-paragraph (b)(v)) for implementation of any modification to be such as will enable the modification to take effect as soon as practicable after the Authority has directed such modification to be made, account being taken of the complexity, importance and urgency of the modification, and for that timetable to be extended with the consent of or as required by the Authority.

7. (a)	If a report has been submitted to the Authority pursuant to procedures described in paragraph 6(b)(vi), and the Authority is of the opinion that a modification set out in such report would, as compared with the then existing provisions of the CUSC and any alternative modifications set out in such report, better facilitate achieving the applicable CUSC objectives the Authority may direct the licensee to make that modification.

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(b)	The licensee shall only modify the CUSC:

(i)	in order to comply with any direction of the Authority pursuant to sub-paragraph (a); or

(ii)	with the consent of the Authority,

and it shall not have the power to modify the CUSC in any other circumstance; and the licensee shall furnish the Authority with a copy of any modification made.

(c)	Only the licensee shall have the power to modify the CUSC.

8.	The licensee shall prepare and publish a summary of the CUSC as modified or changed from time to time in such form and manner as the Authority may from time to time direct.

9.	The licensee shall be a party to the CUSC Framework Agreement and shall comply with the CUSC.

10.	The CUSC Framework Agreement shall contain provisions:

(a)	for admitting as an additional party to the CUSC Framework Agreement any person who accepts the terms and fulfils the conditions (each as specified in the CUSC) on which accession to the CUSC Framework Agreement is offered; and

(b)	for referring for determination by the Authority any dispute which shall arise as to whether a person seeking to be admitted as a party to the CUSC Framework Agreement has fulfilled any accession conditions; and if the Authority determines that the person seeking accession had fulfilled all relevant standard conditions, for admitting such person to be a party to the CUSC Framework Agreement.

11.	The Authority may issue a direction to the licensee to make such amendments to the agreement known as the Master Connection and Use of System Agreement (“MCUSA”) and the supplemental agreements and ancillary services agreements (as

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defined or referred to in MCUSA) and any associated agreements derived from MCUSA as shall be stated as required to be made to amend them appropriately into the CUSC Framework Agreement, CUSC, bilateral agreements, construction agreements and associated agreements derived from CUSC so as to maintain continuity of contractual relationships.

12.	The licensee shall take all reasonable steps to secure and implement (consistently with the procedures applicable under or in relation to such documents), and shall not take any steps to prevent or unduly delay, changes to the core industry documents to which it is a party (or in relation to which it holds rights in respect of amendment), such changes being changes which are appropriate in order to give full and timely effect to and/or in consequence of any modification which has been made to the CUSC.

13.	For the avoidance of doubt, paragraph 11 is without prejudice to any rights of approval, veto or direction in respect of proposed changes to the documents referred to in paragraph 12 which the Authority may have.

14.	The licensee shall comply with any direction to the licensee made pursuant to this condition.

15.	In this condition:

“applicable CUSC objectives”	means:

	(a)	in relation to a proposed modification of the modification procedures, the requirements of paragraph 6 (to the extent that they do not conflict with the objectives set out in paragraph 1); and

	(b)	in relation to any other proposed modification, the objectives set out in paragraph 1.

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Condition C7G. Information about the Licensee’s Transmission System

1.	The licensee shall by not later than 31 March in each financial year prepare a statement in a form approved by the Authority showing in respect of each of the seven succeeding financial years circuit capacity, forecast power flows and loading on each part of the licensee’s transmission system and fault levels for each transmission node, together with:

(a)	such further information as shall be reasonably necessary to enable any person seeking use of system to identify and evaluate the opportunities available when connecting to and making use of such system; and

(b)	a commentary prepared by the licensee indicating the licensee’s views as to those parts of the licensee’s transmission system most suited to new connections and transport of further quantities of electricity.

2.	The licensee shall include in every statement prepared under paragraph 1 above the information required by that paragraph except that the licensee may with the prior consent of the Authority omit from such statement any details as to circuit capacity, power flows, loading or other information, disclosure of which would, in the view of the Authority, seriously and prejudicially affect the commercial interests of the licensee or any third party.

3.	The licensee may periodically revise the information set out in and, with the approval of the Authority, alter the form of the statement prepared in accordance with paragraph 1 and shall, at least once every year that this licence is in force, revise such statement in order that the information set out in the statement shall continue to be accurate in all material respects.

4.	The licensee shall send a copy of any such statement or revision given under paragraphs 1 or 3 to any person who asks for one.

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(5)	The licensee may make a charge for any statement or revision sent pursuant to paragraph 4 of an amount reflecting the licensee’s reasonable costs of providing such which costs shall not exceed the maximum amount specified in directions issued by the Authority for the purposes of this condition.

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Condition C8. Security Arrangements

1.	The licensee shall comply with the provisions of the Fuel Security Code and such provisions shall have effect as if they were set out in this licence.

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SECTION D – SUPPLEMENTARY CONDITIONS FOR SCOTLAND

Condition D1. Interpretation of Section D

“interconnection”	means: the 275 kV and 400 kV circuits between and including the associated switchgear at Harker sub-station in Cumbria and the associated switchgear at Strathaven sub-station in Lanarkshire;

the 275kV transmission circuit between and including the associated switchgear at Cockenzie in East Lothian and the associated switchgear at Stella in Tyne and Wear; and

the 400kV transmission circuit between and including the associated switchgear at Torness in East Lothian and the associated switchgear at Stella in Tyne and Wear all as existing at the date on which the transmission licence comes into force as from time to time maintained, repaired or renewed, together with any alteration, modification or addition (other than maintenance, repair or renewal) which is primarily designed to effect a permanent increase in one or more particular interconnection capacities as they exist immediately prior to such alteration, modification or addition and as from time to time maintained, repaired or renewed; and

the 132kV transmission circuit between and including (and directly connecting) the associated switchgear at Chapelcross and the associated switchgear at Harker sub-station in Cumbria; and

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the 132kV transmission circuit between and including (and connecting, via Junction V) the associated switchgear at Chapelcross and the associated switchgear at Harker sub-station in Cumbria all as existing at the date on which the transmission licence comes into force and as from time to time maintained, repaired or renewed.

“Scottish interconnection”	means such part of the interconnection as is situated in Scotland.

“separate business”	means each or any of:

(a) any supply business of (i) the licensee or (ii) an affiliate or related undertaking of the licensee;

(b) any distribution business of (i) the licensee or (ii) an affiliate or related undertaking of the licensee;

(c) any generation business of (i) the licensee or (ii) an affiliate or related undertaking of the licensee;

“Trading Code”	means the trading code required to be adopted pursuant to standard condition D2 (Trading Code for Scotland) and approved by the Authority as from time to time revised with the approval of the Authority.

“transmission business”	means the authorised business of the licensee or any affiliate or related undertaking of the licensee in the planning, development,

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construction and maintenance of the licensee’s transmission system (whether or not pursuant to directions of the Secretary of State made under section 34 or 35 of the Act) and the operation of such system for transmission by the licensee, including any business in providing connections to the licensee’s transmission system, but shall not include any other business (whether or not a separate business) of the licensee or any affiliate or related undertaking of the licensee in the provision of services to or on behalf of any one or more persons.

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Condition D2. Trading Code for Scotland

1.	The licensee shall, jointly with the other founder member, adopt a Trading Code designated by the Authority for the purposes of this condition not later than such date as shall be specified in directions issued by the Authority for the purposes of this condition and the licensee shall comply with the terms of such Trading Code as from time to time revised (including any directions, consents, approvals or determinations thereunder by the Authority).

2.	The Trading Code shall include:

(a)	arrangements for the establishment of facilities and procedures for effecting trading of electricity between the founder members and between and among the founder members and other persons who become members of the trading system after the date of the coming into force of the Trading Code;

(b)	arrangements for effecting trading of electricity between members of the trading system;

(c)	arrangements for the establishment of a trading committee to carry out the general management and supervision of the trading system and its operation;

(d)	arrangements for the admission to membership of the trading system of:

(i)	any person authorised to generate electricity by a generation licence granted under section 6 (1) (a) of the Act:

(aa)	who operates a generating station of a net capacity not less than 50MW (or such other net capacity as the Authority shall direct from time to time); and

(bb)	who satisfies such other (if any) requirements as the Authority shall direct from time to time; and

(cc)	applies for such membership and agrees to be bound by the provisions of the Trading Code; and

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(dd)	whose said generation licence contains a standard condition requiring it to comply with the provisions of the Trading Code.

(ii)	any licence holder specified or of a description specified by the Authority:

(aa)	who applies for such membership and agrees to be bound by the provisions of the Trading Code; and

(bb)	whose licence contains a standard condition requiring it to comply with the provisions of the Trading Code.

(e)	arrangements for charging members for the costs of the trading system;

(f)	provisions for the giving of directions by the Authority to the members of the trading system including (without limitation) directions in relation to the responsibilities of the trading committee, the contents of reports to be prepared by the trading committee pursuant to the Trading Code, the confidentiality and prevention of disclosure of information and matters relating to the trading system and trading of electricity under the trading system and the criteria for membership of the trading system;

(g)	provisions for the approval by the Authority of certain matters including (without limitation) approval of the resignation of a founder member from membership of the trading system, the cessation of the membership of other members in certain circumstances, the admission of persons to membership in certain circumstances and any adjustment by the Trading Committee to the amount of the membership contributions or other sums payable by members pursuant to the Trading Code;

(h)	provisions for referring certain matters to the Authority for its determination including (without limitation) certain disagreements arising under the Trading Code concerning the admission of persons to membership of the trading system and the cessation of the membership of members;

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(i)	provisions for delivering to the Authority copies of reports prepared by the trading committee pursuant to the Trading Code;

(j)	administration procedures for the trading system.

3.	In complying with the Trading Code the licensee:

(a)	shall have regard to its duty to facilitate competition as specified in section 9(2) (b) of the Act; and

(b)	shall not unduly discriminate against or unduly prefer:

(i)	any one or any group of members; or

(ii)	the licensee in the conduct of any business other than the transmission business in favour of or as against any one other or any other group of members.

4.	The licensee shall, jointly with each other transmission licence holder with an authorised area in Scotland and in consultation with the members of the trading system, review the Trading Code and its operation from time to time after the date of the coming into force of this transmission licence and the licensee shall do so whenever requested by the Authority and in accordance with the terms of such request (including any requirement to prepare such revisions to the Trading Code as shall be necessary in order to give effect to such matters as shall be specified in the request). Any revision to the Trading Code resulting from the carrying out of any review shall be sent to the Authority for its approval and no revision to the Trading Code shall become effective until the Authority has approved the revision.

5.	The licensee shall give or send a copy of the Trading Code (as from time to time revised) to the Authority.

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6.	The licensee shall (subject to paragraph 7) give or send a copy of the Trading Code (as from time to time revised) to any authorised electricity operator who requests it.

7.	The licensee may make a charge for any copy of the Trading Code (as from time to time revised) given or sent pursuant to paragraph 6 of an amount which will not exceed any amount specified for the time being for the purpose of this condition in directions issued by the Authority.

8.	If there shall be any disagreement between the licensee and any other transmission licence holder within an authorised area in Scotland as to the terms of any revision which is to be made to the Trading Code pursuant to paragraph 4 then:

(a)	the licensee shall refer the matter to the Authority for determination;

(b)	the licensee shall jointly with each other transmission licence holder with an authorised area in Scotland forthwith prepare such revision on the basis of the terms so determined by the Authority; and

(c)	a revision so prepared shall for all the purposes of this standard condition be deemed to have been prepared in accordance with paragraph 4.

9.	For the purposes of this condition:

“trading of electricity”	means sales and purchases of electricity pursuant to short term contracts;

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“short term contract”	means a contract under which a person has a right or an obligation (whether or not conditional or contingent) to receive or provide electricity other than:

(i) a contract:

which is performed without the use of any part of the Scottish transmission system ; and

under which the purchaser is not a person authorised to supply electricity in Scotland or, if so authorised, undertakes to the seller to use the electricity received or provided pursuant to the contract only for purposes other than supply to premises in Scotland;

or

(ii) a contract under which no person has a right or an obligation (whether or not conditional or contingent) to receive or provide electricity on a day earlier than the 29th day after the date on which the contract is made or entered into; or

(iii) a contract under which;

a person has a right or an obligation (whether or not conditional or contingent) to receive or provide electricity on any one or more of the 28 days after the date on which the contract is made or entered into; and

that person has a right or an obligation to receive or provide on the 29th (or any later) day after such date (and on the same terms as the highest daily amount referred to below) an amount of electricity not less than the highest daily amount of electricity which it has a right or an obligation to receive or provide during the period of 28 days referred to in sub-paragraph (a) above.

“trading system”	means the facilities and procedures established under the Trading Code for the trading of electricity.

“other founder member”	means the other transmission licence holder with an authorised area in Scotland on 1 April 1991.

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“founder members”	means the licensee and the other founder member together.

“Scottish transmission system”	means the transmission systems of the licensee and any other transmission licence holder with an authorised area in Scotland taken together, but excluding any part thereof which is not situated in Scotland.

“contract”	shall include any contract whether or not in, or evidenced by writing, but shall not include the Pooling and Settlement Agreement or any contract made or entered into pursuant to the Pooling and Settlement Agreement.

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Condition D3. Restriction on Use of Certain Information

1.	Any information relating to or deriving from the management or operation of the transmission business shall, for the purposes of this condition, be treated as confidential information.

2.	The licensee shall not (and shall procure that its affiliates and related undertakings shall not) disclose or authorise access to confidential information:

(a)	save to the extent provided by sub-paragraphs 3(b) to (d), to such of its (or its affiliates’ or related undertakings’) employees, agents, advisers, consultants or contractors as are engaged in, or in respect of, the management or operation of any other business (whether or not a separate business) of the licensee; or

(b)	save to the extent permitted by paragraph 3, to any other person.

3.	Subject to paragraphs 9 to 12 of standard condition D3A (Independence of and Appointment of Managing Director of the Transmission Business), the licensee shall (and shall procure that its affiliates and related undertakings shall) disclose or authorise access to confidential information only:

(a)	in the following circumstances, namely;

(i)	to such of its (or its affiliates’ or related undertakings’) employees, agents, advisers, consultants or contractors as are engaged in, or in respect of, the management or operation of the transmission business or any external transmission activities and require access to the information for that purpose;

(ii)	to personnel of any holder of a distribution licence or a transmission licence holder engaged in the external distribution activities of that distribution licence holder, or the external transmission activities of that transmission licence holder (as the case may be), to the extent necessary for the performance by such personnel of those external distribution activities, or those external transmission activities (as the case may be), and the use by such personnel of that information for that purpose;

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provided that effective arrangements are maintained in place at all times for ensuring that no further disclosure of any information supplied or obtained pursuant to this paragraph is made and that such information is used only for the purpose of the transmission business or any external transmission activities of the licensee;

(b)	where the licensee (or any affiliate or related undertaking of the licensee) is required or permitted to disclose such information by virtue of:

(i)	any requirement of a competent authority[3];

(ii)	the standard conditions of any licence granted under the Act or any document referred to in such a licence with which it is required by virtue of the Act or that licence to comply;

(iii)	any other requirement of law; or

(iv)	the rules of the Electricity Arbitration Association or of any judicial or other arbitral process or tribunal of competent jurisdiction;

(c)	where such information was provided by or relates to any person who has notified (or otherwise agreed with) the licensee that it need not be treated as confidential; or

(d)	where such information, not being information provided by or relating to any person other than the licensee, is placed by the licensee in the public domain and in each case the licensee shall disclose or authorise access to the confidential information only insofar as is necessary or appropriate in all the circumstances.

4.	Subject to paragraphs 9 to 12 of standard condition D3A (Independence of and Appointment of Managing Director of the Transmission Business), the licensee shall use all reasonable endeavours to ensure that any person who is in possession of or has access to confidential information in accordance with sub-paragraph 3(a) shall use such information only for the purposes of the transmission business or any external transmission activities.

[3]	Direction issued under Conditions 8 and 8A (of Part IV) of the Transmission Licence of Scottish Power UK plc now Standard Conditions D3 and D3A of this licence

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5.	In this condition

“competent authority”	means the Secretary of State, the Authority, the Compliance Officer, the Stock Exchange, the Panel on Take-overs and Mergers, or any local or national agency, regulatory body, authority, department, inspectorate, minister (including Scottish Ministers), ministry, official or public or statutory person (whether autonomous or not) of, or of the government of, the United Kingdom, the United States of America or the European Community.

“confidential information”	bears the meaning given at paragraph 1.

“Electricity Arbitration Association”	means the unincorporated members’ club of that name formed inter alia to promote the efficient and economic operation of the procedure for the resolution of disputes within the electricity supply industry by means of arbitration or otherwise in accordance with its arbitration rules.

“external distribution activities”	means any business of the licensee or any affiliate or related undertaking comprising or ancillary to the maintenance, repair or operation of, or other activities in connection with any electricity distribution or transmission system other than the licensee’s distribution system (“an external distribution system”).

“external transmission activities”	has the meaning given to that term in standard condition D3A (Independence of and Appointment of Managing Director of the Transmission Business) of this part of this licence.

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Condition D3. Independence of and Appointment of Managing Director of the Transmission Business

1

(a)	The licensee shall establish and shall thereafter maintain the full managerial and operational independence of the transmission business and any external transmission activities from each other business (whether or not a separate business) of the licensee and of its affiliates and related undertakings.

(b)	The licensee shall appoint an officer (hereafter referred to as “the Managing Director of Transmission”) to be responsible for the conduct of the transmission business and any external transmission activities.

2.	The Managing Director of Transmission may be a director:

(a)	of the transmission licensee; or

(b)	in the circumstances set out in paragraph 12 only, of the licensee and of an affiliate or related undertaking of the licensee which holds a distribution licence or a holding company only engaged in ownership or management of distribution or transmission businesses or both;

provided that the licensee shall ensure that the Managing Director of Transmission shall not be a director of any other affiliate or related undertaking of the licensee and that he shall not be engaged by the licensee in any other capacity than as Managing Director of Transmission.

3.	The licensee shall arrange for the Managing Director of Transmission in the course of discharging his responsibility under paragraph 1 to be provided from time to time with:

(a)	the services of such persons (as the Managing Director of Transmission may from time to time select), whose services:

(i)	may be dispensed with at the sole discretion (subject to compliance with relevant UK employment legislation) of the Managing Director of Transmission; and

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(ii)	will only be utilised if such persons execute a contract of or for services containing an appropriate confidentiality clause regarding that information which may be acquired by such person whilst working for the transmission business and any external transmission activities;

(b)	such premises, systems, equipment, facilities, property, personnel, data and management resources; and

(c)	such finance;

as may be reasonably required by the Managing Director of Transmission for the efficient and effective management and operation of the transmission business in accordance with the licensee’s duty under section 9(2)(a) of the Act and the transmission licence.

4.	The licensee shall direct the Managing Director of Transmission:

(a)	to inform the directors of the licensee, in writing, if, at any time, he is of the opinion that the provision of those items specified in paragraph 3 are not sufficient to enable the licensee to comply with its duties under section 9(2)(a) of the Act and the transmission licence; and

(b)	as soon as practicable after the end of the year 2001 and of each subsequent calendar year, to furnish to the directors of the licensee:

(i)	an informative report on the provision of those matters made in respect of that year; and

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(ii)	a statement of his opinion whether adequate arrangements have been or are likely to be made for the provision of those matters which will be required in respect of the ensuing calendar year to enable the licensee to comply with those duties including, in particular, a description of the differences in the provision of those matters made or likely to be made in that year compared with the provision made in respect of the preceding year and the reasons for those differences.

5.	On receipt of any information under paragraph 4(a) or report and statement under paragraph 4(b), the licensee shall, subject to compliance with the listing rules (within the meaning of Part IV of the Financial Services Act 1986 (c.60)) of the Stock Exchange:

(a)	give to the Authority forthwith that information or report and statement; and

(b)	where such a report is received, publish it in such form and manner as the Authority may direct.

6.	Except insofar as the Authority consents [4] to the licensee doing so, the licensee shall only give directions to the Managing Director of Transmission as to the discharge of his responsibilities under paragraph 1:

(a)	where:

(i)	in the bona fide and reasonable opinion of the licensee the statutory, licence and contractual obligations of the licensee; or

(ii)	in the bona fide opinion of the directors, their duties; so require; or

[4]	Direction issued under Conditions 8 and 8A (of Part IV) of the Transmission Licence of Scottish Power UK plc now Standard conditions D3 and D3A of this licence (28.07.00)

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(b)	to ensure compliance with paragraph 4.

7.	The licensee shall give directions under sub-paragraph 6(a) by notice in writing, specifying in the notice the statutory, licence or contractual obligations of the licensee or duty of the directors of the licensee which require the licensee to give directions, which notice shall be copied to the Authority.

8.	Except in so far as the Authority consents to the licensee not doing so, the licensee shall, subject to paragraph 9 below, ensure that:

(a)	no business of the licensee (or of any affiliate or related undertaking of the licensee), other than the transmission business or any external transmission activities, may use or have access to:

(i)	premises or parts of premises occupied by persons engaged in, or in respect of, the management or operation of the transmission business or any external transmission activities;

(ii)	systems for the recording, processing or storage of data to which persons engaged in, or in respect of, the management or operation of the transmission business or any external transmission activities also have access;

(iii)	equipment, facilities or property employed for the management or operation of the transmission business or any external transmission activities; or

(iv)	the services of persons who are (whether or not as their principal occupation) engaged in, or in respect of, the management or operation of the transmission business or any external transmission activities; and

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(b)	it can and does, insofar as is legally possible, prevent any person who has ceased to be engaged in, or in respect of, the management or operation of the transmission business from being engaged in, or in respect of, the activities of any other business of the licensee (or of any affiliate or related undertaking of the licensee) until the expiry of an appropriate time from the date on which he ceased to be engaged by the transmission business.

9.	The Authority may, upon the written request of the licensee, issue a direction relieving the licensee of its obligations under standard condition D3 (Restriction on Use of Certain Information) and under paragraphs 1(a), 2 and 8 of this condition, to such extent and subject to such terms and conditions as he may specify in that direction, where:

(a)	it is not reasonably practicable for the licensee to comply with any aspect of those obligations;

(b)	in the case of paragraphs 2 to 4 of standard condition D3 (Restriction on Use of Certain Information), a failure to comply with any aspect of those obligations would be of a trivial nature; or

(c)	in the case of paragraphs 1(a) and 8 of this condition, any arrangements for the use of or access to premises, systems, equipment, facilities, property or personnel by both the transmission business and any other business of the licensee (or of any affiliate or related undertaking of the licensee):

(i)	do not involve a cross-subsidy being either given to the transmission business by such other business or received from the transmission business by such other business;

(ii)	obtain for the transmission business, in the most efficient and economical manner possible, the use of the relevant premises, systems, equipment, facilities, property or personnel; and

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(iii)	do not restrict, distort or prevent competition in the generation or supply of electricity,

provided that the licensee shall not thereby be relieved of any obligation imposed on it by EU Directive 96/92/EC.

10.	Where, subsequent to the issue of a direction pursuant to paragraph 9, the criteria set out at sub-paragraphs 9(a), (b) or (c) cease to be satisfied, the Authority may withdraw the direction or modify any terms and conditions which may be specified in it.

11.	For the purposes of paragraphs 9 and 10 the Authority shall, following consultation with the licensee, determine any question as to whether the criteria set out at sub-paragraphs 9(a), (b) or (c) are or continue to be satisfied.

12.	If the Authority is requested to issue any direction pursuant to paragraph 9 relating to the transmission business being managed or operated by the licensee together with any distribution business then that direction may provide that for the purposes of this condition and of standard condition D3 (Restriction on Use of Certain Information) the transmission business shall be taken to include any such distribution business and for the Managing Director of Transmission to take part in the management of and/or to be a director of any company carrying on any such distribution business.

13.	In this condition:

“appropriate time”	means 3 months, or such shorter period as the Authority may approve in respect of any person or class of persons.

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“external transmission activities”	means any business of the licensee or any affiliate or related undertaking of the licensee comprising or ancillary to the maintenance, repair or operation in an emergency of any electricity distribution or transmission system other than the licensee’s transmission system.

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Condition D3B. Appointment of Compliance Officer

1.	The licensee shall prepare a statement in a form approved by the Authority setting out the practices, procedures and systems which the licensee has adopted (or intends to adopt) to ensure its compliance with the relevant duties.

2.	The licensee may periodically revise the information set out in and, with the approval of the Authority, alter the form of the statement prepared in accordance with paragraph 1 and shall, at least once every year during which this licence is in force, review such statement in order that the information set out therein shall continue to be accurate in all material respects.

3.	The licensee shall send a copy of the statement prepared in accordance with paragraph 1, and of each revision of such statement in accordance with paragraph 2, to the Authority.

4.	The licensee shall, following consultation with the Authority, appoint a competent person (who shall be known as the “Compliance Officer”) for the purpose of facilitating compliance by the licensee with the relevant duties.

5.	The licensee shall at all times engage the services of the Compliance Officer for the performance of such duties and tasks as the licensee considers it appropriate to assign to him for the purposes specified at paragraph 4, which duties and tasks shall include those set out at paragraph 8.

6.	The licensee shall procure that the Compliance Officer:

(a)	is provided with such staff, premises, equipment, facilities and other resources; and

(b)	has such access to its premises, systems, information and documentation as, in each case, he might reasonably expect to require for the fulfilment of the duties and tasks assigned to him.

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7.	The licensee shall make available to the Compliance Officer a copy of any complaint or representation received by it from any person in relation to any of the practices, procedures and systems adopted by the licensee in accordance with the statement referred to at paragraph 1.

8.	The duties and tasks assigned to the Compliance Officer shall include:

(a)	providing relevant advice and information to the licensee for the purpose of ensuring its compliance with the Relevant Duties;

(b)	monitoring the effectiveness of the practices, procedures and systems adopted by the licensee in accordance with the statement referred to at paragraph 1;

(c)	investigating any complaint or representation made available to him in accordance with paragraph 7;

(d)	recommending and advising upon the remedial action which any such investigation has demonstrated to be necessary or desirable;

(e)	providing relevant advice and information to the licensee for the purpose of ensuring its effective implementation of:

(i)	the practices, procedures and systems adopted in accordance with the statement referred to at paragraph 1; and

(ii)	any remedial action recommended in accordance with sub-paragraph (d); and

(f)	reporting annually to the directors of the licensee - in respect of the year ending 31 December 2001 and of each subsequent year - as to his activities during the period covered by the report, including the fulfilment of the other duties and tasks assigned to him by the licensee.

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9.	As soon as is reasonably practicable following each annual report of the Compliance Officer, the licensee shall produce a report:

(a)	as to its compliance during the relevant year with the relevant duties; and

(b)	as to its implementation of the practices, procedures and systems adopted in accordance with the statement referred to at paragraph 1.

10.	The report produced in accordance with paragraph 9 shall in particular:

(a)	detail the activities of the Compliance Officer during the relevant year;

(b)	refer to such other matters as are or may be appropriate in relation to the implementation of the practices, procedures and systems adopted in accordance with the statement referred to at paragraph 1; and

(c)	set out the details of any investigations conducted by the Compliance Officer, including:

(i)	the number, type and source of the complaints or representations on which such investigations were based;

(ii)	the outcome of such investigations; and

(iii)	any remedial action taken by the licensee following such investigations.

11.	The licensee shall submit to the Authority a copy of the report produced in accordance with paragraph 9, and shall give or send a copy of the report to any person who requests such a copy.

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12.	In this condition:

“relevant duties”	means the obligations set out in standard condition D3 (Restriction on Use of Certain Information).

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Condition D4. Transmission System Outages

1.	The licensee shall notify the Authority in writing forthwith in the event that the licensee and the transmission licence holder for the other transmission system in Scotland have not agreed a programme of planned outages for their respective transmission systems for the financial year commencing on 1 April 2002 or any subsequent financial year on or before the 1st day of January prior to the commencement of the relevant financial year.

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Condition D5. Supplementary Grid Code Condition for Scotland

1.	In addition to the list of items referred to in paragraph 5 of standard condition 7 (Licensee’s Grid Code) which are to be included in the licensee’s Grid Code, the licensee shall also include in the licensee’s Grid Code procedures relating to outages of generation sets and a scheduling and despatch code specifying procedures for the scheduling and despatch of generating stations connected to the licensee’s transmission system.

2.	The licensee shall keep and maintain such records concerning its implementation and compliance with the licensee’s Grid Code as are in the opinion of the Authority, sufficient to enable the Authority to assess whether the licensee is performing the obligation imposed upon it under paragraph 9 of standard condition 7 (Licensee’s Grid Code) concerning these matters and the licensee shall furnish to the Authority such records (or such of these as the Authority may require) in such manner and at such times as the Authority may require.

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Condition D6. Settlement Agreement for Scotland

1.	Insofar as the licensee transmits electricity to any premises situate in Scotland or to the extent that the Settlement Agreement for Scotland may apply in respect of the activities of the transmission business, the licensee shall comply with the relevant provisions of the Settlement Agreement for Scotland.

2.	In this condition:

“Settlement Agreement for Scotland” means the agreement of that title, as nominated by the Authority for the purposes of this condition, to be prepared in accordance with and comprise such matters as are set out in special condition I (The Settlement Agreement for Scotland) of each of the electricity distribution licences of SP Distribution Limited, and Scottish Hydro-Electric Power Distribution limited (and any other name by which any of these companies come to be known).

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Condition D7. Security Arrangements

(a)	If so directed in directions issued by the Authority for the purposes of this condition, the licensee shall, not later than such date as may be specified in such directions, enter into an agreement designated by the Secretary of State for the purposes of this condition relating to compliance with directions issued by the Secretary of State under section 34 and/or section 35 of the Act.

(b)	The licensee shall comply with and perform its obligations under any agreement which it enters into pursuant to sub-paragraph (a) above.

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Condition D8. Basis of charges for use of system and connection to system: requirements for transparency

1.	The licensee shall as soon as practicable after this licence has come into force and, in any event, not later than such date as the Authority shall specify prepare a statement approved by the Authority setting out the basis upon which charges will be made for use of the licensee’s transmission system and for connection to the licensee’s transmission system, such statement to be in such form and to contain such detail as shall be necessary to enable any person to make a reasonable estimate of the charges to which it would become liable for the provision of such services, and (without prejudice to the foregoing) including such of the information set out in paragraphs 2 and 3 as is required by such paragraphs to be included in the relevant statement.

2.	Except to the extent that the Authority shall otherwise specify, the statement referred to in paragraph 1 shall in respect of use of system include:

(a)	a schedule of charges for the transmission of electricity under use of system;

(b)	the charge for maintaining voltage and frequency within statutory limits;

(c)	a schedule of adjustment factors to be made in respect of transmission losses, in the form of additional supplies required to cover those transmission losses;

(d)	the methods by which and the principles on which charges (if any) for availability of transmission capacity on the licensee’s transmission system will be made;

(e)	a schedule of the charges (if any) which may be made for the provision and installation of any meters or electrical plant at entry or exit points, the provision and installation of which is ancillary to the grant of use of system, and for the maintenance of such meters or electrical plant;

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(f)	the methods by which and the principles on which entry and exit charges for connections in operation before the date on which this licence comes into force will be calculated; and

(g)	such other matters as shall be specified in directions issued by the Authority from time to time for the purposes of this condition.

3.	The statement referred to in paragraph 1 shall in respect of connections to the licensee’s transmission system include -

(a)	a schedule listing those items (including the carrying out of works and the provision and installation of electric lines or electrical plant or meters) of significant cost liable to be required for the purpose of connection (at entry or exit points) to the licensee’s transmission system for which connection charges may be made or levied and including (where practicable) indicative charges for each such item and (in other cases) an explanation of the methods by which and the principles on which such charges will be calculated;

(b)	the methods by which and the principles on which any charges will be made in respect of extension or reinforcement of the licensee’s transmission system rendered necessary or appropriate by virtue of providing connection to or use of system to any person seeking connection;

(c)	the methods by which and the principles on which connection charges will be made in circumstances where the electric lines or electrical plant to be installed are (at the licensee’s discretion) of greater size or capacity than that required for use of system by the person seeking connection;

(d)	the methods by which and the principles on which any charges (including any capitalised charge) will be made for maintenance, replacement and repair required of electric lines, electrical plant or meters provided and installed for making a connection to the licensee’s transmission system;

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(e)	the methods by which and principles on which any charges will be made for disconnection from the licensee’s transmission system and the removal of electrical plant, electric lines and ancillary meters following disconnection; and

(f)	such other matters as shall be specified in directions issued by the Authority from time to time for the purposes of this condition.

4.	Connection charges for those items referred to in paragraph 3 shall be set at a level which will enable the licensee to recover:

(a)	the appropriate proportion of the costs directly or indirectly incurred in carrying out any works, the extension or reinforcement of the licensee’s transmission system or the provision and installation, maintenance, replacement and repair or (as the case may be) removal following disconnection of any electric lines, electrical plant, meters or other items; and

(b)	a reasonable rate of return on the capital represented by such costs.

5.	The licensee shall as soon as practicable after this licence has come into force and, in any event, not later than such date as the Authority shall specify prepare a statement approved by the Authority showing in respect of each of the 7 succeeding financial years circuit capacity, forecast power flows and loading on each part of its transmission system and fault levels for each transmission node, together with:

(a)	such further information as shall be reasonably necessary to enable any person seeking use of system to identify and evaluate the opportunities available when connecting to and making use of such system;

(b)	a commentary prepared by the licensee indicating the licensee’s views as to those parts of the licensee’s transmission system most suited to new connections and the transmission of further quantities of electricity; and

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(c)	such other matters as shall be specified in directions issued by the Authority from time to time for the purposes of this condition.

6.	The licensee shall include in every statement prepared or (as the case may be) given or sent under paragraph 5 the information required by such paragraph, save that the licensee may, with the prior consent of the Authority, omit from any such statement any details as to circuit capacity, power flows, loading or other information, disclosure of which would, in the view of the Authority, seriously and prejudicially affect the commercial interests of the licensee or any third party.

7.	In addition to, and without prejudice to, the licensee’s obligations under paragraph 1, the licensee shall, upon being directed to do so in directions issued by the Authority from time to time for the purposes of this condition and within such period as shall be specified in the directions, prepare a statement or statements approved by the Authority providing that charges for use of the licensee’s transmission system and/or for connection to the licensee’s transmission system will be made on such basis as shall be specified in the directions and such statement or statements shall be in such form and contain such detail as shall be necessary to enable any person to make a reasonable estimate of the charges to which it would become liable for the provision of such services and (without prejudice to the foregoing) including such information as shall be specified in the directions. Each statement prepared in accordance with this paragraph shall, with effect from the date on which it is approved by the Authority or such later date as the Authority shall specify, replace the corresponding statement prepared by the licensee in accordance with paragraph 1 or, as the case may be, this paragraph (as from time to time revised in accordance with paragraph 8) which is in force at such date and the licensee shall, with effect from such date make charges in accordance with the statement (as from time to time revised in accordance with paragraph 8) which has replaced such corresponding statement.

8.	The licensee may periodically revise the statements prepared in accordance with paragraphs 1, 5 and 7 and shall, at least once in every year this licence is in force, make any necessary revisions to such statements in order that the information set out in the statements shall continue to be accurate in all material respects.

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9.	The licensee shall send a copy of the statements prepared in accordance with paragraphs 1, 5 and 7, and of each revision of such statements in accordance with paragraph 8, to the Authority. Each such revision shall require to be approved by the Authority and shall not become effective until approved by the Authority.

10.	The licensee shall give or send a copy of the statements prepared in accordance with paragraphs 1, 5 and 7 or (as the case may be) of the latest revision of such statements in accordance with paragraph 8 approved by the Authority pursuant to such paragraph to any person who requests a copy of such statement or statements.

11.	The licensee may make a charge for any statement given or sent pursuant to paragraph 10 of an amount reflecting the licensee’s reasonable costs of providing such a statement which shall not exceed the maximum amount specified in directions issued by the Authority for the purposes of this condition.

12.	The licensee shall, not less than 5 months prior to the date on which it proposes to amend its use of system charges in respect of any agreement for use of system, send to the Authority a notice setting out the licensee’s proposals in relation to such amendment together with an explanation of the proposed amendment (including a statement of any assumptions on which such proposals are based), and the licensee shall send a copy of such notice to any person who has entered into an agreement for use of system under standard condition D8B (Requirement to Offer Terms).

13.	Except with the prior consent of the Authority, the licensee shall not amend its use of system charges in respect of any agreement for use of system save to the extent that it has given prior notice of the amendment in accordance with paragraph 12 and such amendment reflects the proposals made in the notice (subject only to revisions consequent upon material changes in the matters which were expressed, in the statement which accompanied the notice, to be assumptions on which the proposals were based).

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Condition D8A. Non-discrimination in the provision of use of system and connection to system

1.	In the provision of use of system or in the carrying out of works for the purpose of connection to the licensee’s system or in providing for the retention of a connection to its system the licensee shall not discriminate as between any persons or class or classes of person.

2.	Without prejudice to paragraph 1, and subject to paragraph 4, the licensee shall not make charges for use of system to any person or class or classes of persons which differ from the charges for such provision to any other person or class or classes of persons except insofar as such differences reasonably reflect differences in the costs associated with such provision.

3.	Notwithstanding paragraph 2, the licensee shall not make or levy use of system charges in respect of any item of charge separately identified in the statement referred to at paragraph 1 of standard condition D8 (Basis of Charges for Use of System and Connection to System: Requirement for Transparency) on any person whose contract does not provide for him to receive the service to which such item of charge refers.

4.	The licensee shall not in setting its charges for use of system restrict, distort or prevent competition in the generation, transmission, distribution or supply of electricity.

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Condition D8B. Requirement to offer terms

1.	On application made by any authorised electricity operator, the licensee shall (subject to paragraph 5 ) offer to enter into an agreement for use of system:

(a)	to accept into the licensee’s transmission system at such entry point or points and in such quantities as may be specified in the application, electricity to be provided by or on behalf of such authorised electricity operator;

(b)	to deliver such quantities of electricity as are referred to in sub-paragraph (a) (less any transmission losses) to such exit point or points on the licensee’s transmission system and to such person or persons as the authorised electricity operator may specify;

(c)	specifying the use of system charges to be paid by the authorised electricity operator, such charges (unless manifestly inappropriate) to be referable to the statement prepared in accordance with (as appropriate) paragraph 1 (or, as the case may be, paragraph 8 ) of standard condition D8 (Basis of Charges for Use of System and Connection to System: Requirement for Transparency) or any revision thereof; and

(d)	containing such further terms as are or may be appropriate for the purposes of the agreement.

2.	On application made by any person the licensee shall (subject to paragraph 5) offer to enter into an agreement for the provision of a connection or for the modification of an existing connection to the licensee’s transmission system, and such offer shall make detailed provision regarding:

(a)	the carrying out of works (if any) required to connect the licensee’s transmission system to any other system for the transmission of electricity, and for the obtaining of any consents necessary for such purposes;

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(b)	the carrying out of works (if any) in connection with the extension or reinforcement of the licensee’s transmission system rendered necessary or appropriate by reason of making the connection or modification to an existing connection and for the obtaining of any consents necessary for such purposes;

(c)	the installation of appropriate meters (if any) required to enable the licensee to measure electricity being accepted into the licensee’s system at the specified entry point or points or leaving such system at the specified exit point or points;

(d)	the installation of such switchgear or other apparatus (if any) as may be required for the interruption of supply where the person seeking connection or modification of an existing connection does not require the provision by an affiliate or related undertaking of the licensee of top-up or standby supplies or sales of electricity;

(e)	the date by which any works required so as to permit access to the licensee’s transmission system (including for this purpose any works to reinforce or extend the licensee’s transmission system) shall be completed and so that, unless otherwise agreed by the person making the application, a failure to complete such works by such date shall be a material breach of the agreement entitling the person to repudiate the agreement;

(f)	the connection charges to be paid to the licensee, such charges (unless manifestly inappropriate):

(i)	to be presented in such a way as to be referable to the statements prepared in accordance with (as appropriate) paragraph 1 (or, as the case may be, paragraph 8) of standard condition D8 (Basis of Charges for Use of System and Connection to System: Requirement for Transparency) or any revision thereof; and

(ii)	to be set in conformity with the requirements of paragraph 4 of standard condition D8 (Basis of Charges for Use of System and Connection to System: Requirement for Transparency) and (where relevant) of paragraph 3 of this condition;

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(g)	the installation of special metering or telemetry or data processing equipment (if any) for the purpose of enabling any person which is a party to the Settlement Agreement for Scotland to comply with its obligations in respect to metering thereunder or the performance by the licensee of any service in relation to such metering thereunder; and

(h)	such further matters as are or may be appropriate for the purposes of the agreement.

3.	For the purpose of determining an appropriate proportion of the costs directly or indirectly incurred in carrying out works (or in relation to any of the other matters referred to in sub-paragraph 4(a) of standard condition D8 (Basis of Charges for Use of System and Connection to System: Requirement for Transparency)) under an agreement for making a connection or modification to an existing connection, the licensee shall have regard to:

(a)	the benefit (if any) to be obtained or likely in the future to be obtained by the licensee or any other person as a result of the carrying out of such works (or of such other matters) whether by reason of the reinforcement or extension of the licensee’s transmission system or the provision of additional entry or exit points on such system or otherwise; and

(b)	the ability or likely future ability of the licensee to recoup a proportion of such costs from third parties.

4.	The licensee shall offer terms for agreements in accordance with paragraphs 1 and 2 as soon as practicable and (save where the Authority consents to a longer period) in any event not more than the period specified in paragraph 6 after receipt by the licensee (or its agent) of all such information as the licensee may reasonably require for the purpose of formulating the terms of the offer.

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5.	The licensee shall not be obliged pursuant to this condition to offer to enter or to enter into any agreement:

(a)	if to do so would be likely to involve the licensee being:

(i)	in breach of its duties under section 9 of the Act;

(ii)	in breach of any regulations made under section 29 of the Act or of any other enactment relating to safety or standards applicable in respect to the transmission business;

(iii)	in breach of the conditions to which this licence is subject; or

(iv)	in breach of any relevant Grid Code;

(b)	if the person making the application does not undertake to be bound, insofar as applicable, by the terms of any relevant Grid Code from time to time in force;

6.	For the purpose of paragraph 4, the period specified shall be:

(a)	in the case of persons seeking use of system only, 28 days;

(b)	in the case of persons seeking connection or a modification to an existing connection, 3 months; and

(c)	in the case of person seeking use of system in conjunction with connection, 3 months.

7.	The licensee shall within 28 days following receipt of a request from any person, give or send to such person such information in the possession of the licensee as may be reasonably required by such person for the purpose of completing an application under the Application Regulations or such provisions to like effect contained in any further regulations then in force made pursuant to sections 6(3), 60 and 64(1) of the Act.

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Condition D8C. Functions of the Authority

1.	If, after a period which appears to the Authority to be reasonable for the purpose, the licensee has failed to enter into an agreement with any person entitled or claiming to be entitled thereto pursuant to a request under standard condition D8B (Requirement to Offer Terms), the Authority may, on the application of that person or the licensee, settle any terms of the agreement in dispute between the licensee and that person in such manner as appears to the Authority to be reasonable having (insofar as relevant) regard in particular to the following considerations:

(a)	that such person should pay to the licensee:

(i)	in the case of provision of use of system, the use of system charges determined in accordance with paragraphs 1 and 2 of standard condition D8 (Basis of Charges for Use of System and Connection to System: Requirement for Transparency); and

(ii)	in the case of provision of a connection, or a modification to an existing connection, to the system the whole or an appropriate proportion (as determined in accordance with paragraph 3 of standard condition D8B (Requirement to Offer Terms)) of the costs referred to in sub-paragraph 4(a) of standard condition D8 (Basis of Charges for Use of System and Connection to System: Requirement for Transparency), together with a reasonable rate of return on the capital represented by such costs;

(b)	that no such person should pay any charges such as are referred to in sub-paragraph 3(b) of standard condition D8 (Basis of Charges for Use of System and Connection to System: Requirement for Transparency) in respect of any connection to the licensee’s transmission system or any modification to an existing connection made prior to such date as shall be specified in a direction issued by the Authority for the purposes of this condition and that no such charges should be paid in respect of any such connection or modification made after such date unless the Authority is satisfied that the extension or

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reinforcement in respect of which the charges are to be paid was rendered necessary or appropriate by virtue of providing connection to or use of system to the person or making such a modification;

(c)	that the performance by the licensee of its obligations under the agreement should not involve the licensee in a breach such as is referred to in sub-paragraph 5 (a) of standard condition D8B (Requirement to Offer Terms);

(d)	that any methods by which the licensee’s transmission system is connected to any other system for the transmission of electricity accord (insofar as applicable to the licensee) with any relevant Grid Code and with any relevant Distribution Code; and

(e)	that the terms and conditions of the agreement so settled by the Authority and of any other agreements entered into by the licensee pursuant to an application under standard condition D8B (Requirement to Offer Terms) should be, so far as circumstances allow, in as similar a form as is practicable.

2.	In so far as any person entitled or claiming to be entitled to an offer under standard condition D8B (Requirement to Offer Terms) wishes to proceed on the basis of the agreement as settled by the Authority, the licensee shall forthwith enter into and implement such agreement in accordance with its terms.

3.	If either party to such agreement proposes to vary the contractual terms of any agreement for the provision of a connection or for the modification of an existing connection to the licensee’s transmission system, for the retention of an established connection to such system or for use of system entered into pursuant to standard condition D8B (Requirement to Offer Terms) or under this condition in any manner provided for under such agreement, the Authority may, at the request of that party, settle any dispute relating to such variation in such manner as appears to the Authority to be reasonable.

Department of Trade and Industry

September 2001

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SPECIAL CONDITIONS AND SCHEDULES

PART IV: SPECIAL CONDITIONS

Special Condition A: Interpretation

1.	Unless the context otherwise requires words and expressions used in the standard conditions of this licence shall bear the same meaning in these Special Conditions.

2.	Any reference in these Special Conditions to-

(a)	a provision thereof;

(b)	a provision of the standard conditions;

(c)	a provision of the standard conditions of electricity supply licences;

(d)	a provision of the standard conditions of electricity distribution licences;

(e)	a provision of the standard conditions of electricity generation licences;

shall, if these or the standard conditions in question come to be modified, be construed, so far as the context permits, as a reference to the corresponding provision of these or the standard conditions in question as modified.

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Special Condition B: Basis of charges for use of the Scottish interconnection

1.	Unless (and except for so long as) the Authority approves otherwise, charges for use of the Scottish interconnection shall be set at a level which will enable the licensee to recover no more than a reasonable rate of return on the relevant proportion of the capital represented by the Scottish interconnection.

2.	The licensee shall as soon as practicable after the transmission licence has come into force, and, in any event, not later than such date as the Authority shall specify, prepare a statement approved by the Authority setting out the basis upon which charges for use of the Scottish interconnection will be made, such statement to be in such form and to contain such detail as shall be necessary to enable any person to make a reasonable estimate of the charges to which it would become liable for use of the Scottish interconnection, and (without prejudice to the foregoing) including the information required to be included therein pursuant to paragraph 3.

3.	Except to the extent that the Authority shall otherwise specify, the statement referred to in paragraph 2 shall include:

(a)	a schedule of charges for transport of electricity under use of the Scottish interconnection;

(b)	the charge for maintaining voltage and frequency within statutory limits;

(c)	a schedule of the adjustment factors to be made in respect of transmission losses, in the form of additional supplies required to cover those transmission losses;

(d)	the methods by which and the principles on which charges (if any) will be made for availability of capacity on the Scottish interconnection; and

(e)	such other matters as shall be specified in directions issued by the Authority from time to time for the purposes of this Condition.

4.	In addition to, and without prejudice to, the licensees obligations under paragraph 2, the licensee shall, upon being directed to do so in directions issued by the Authority from time to time for the purposes of this Condition and within such period as shall be specified in the directions, prepare a statement approved by the Authority providing that charges for use of the Scottish interconnection will be made on such basis as shall be specified in the directions and such statement shall be in such form and contain such

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detail as shall be necessary to enable any person to make a reasonable estimate of the charges to which it would become liable for use of the Scottish interconnection and (without prejudice to the foregoing) including such information as shall be specified in the directions. Each statement prepared in accordance with this paragraph shall, with effect from the date on which it is approved by the Authority or such later date as the Authority shall specify, replace the corresponding statement prepared by the licensee in accordance with paragraph 2 or, as the case may be, this paragraph (as from time to time revised in accordance with paragraph 5) which is in force at such date and the licensee shall, with effect from such date, make charges for use of the Scottish interconnection in accordance with the statement (as from time to time revised in accordance with paragraph 5) which has replaced such corresponding statement.

5.	The licensee may periodically revise the statement prepared in accordance with paragraph 2 or, in the event that the licensee shall have prepared a statement in accordance with paragraph 4, that statement or the latest of such statements and shall, at least once in every year the transmission licence is in force, revise such statement in order that the information set out therein shall continue to be accurate in all material respects. Each such revision shall require to be approved by the Authority and shall not become effective until approved by the Authority.

6.	The licensee shall as soon as practicable after the transmission licence has come into force and, in any event, not later than such date as the Authority shall specify prepare a statement approved by the Authority showing:

(a)	the amount of the capacity of the Scottish interconnection which the licensee anticipates will be available for the transfer of electricity from Scotland to England and England to Scotland during each remaining week of the year ending on 31 March 1991 as notified by the licensee to Scottish Hydro-Electric Transmission Limited pursuant to the Interconnector Agreement;

(b)	the amount of that capacity in relation to which Scottish Hydro-Electric Transmission Limited has a right to require the licensee to receive and deliver electricity as referred to in sub-paragraph (b) of paragraph 13;

(c)	the licensees forecast of the amount of the remainder of the capacity of the Scottish interconnection which will be used for the transfer of electricity from Scotland to England and from England to Scotland during each week referred to in sub-paragraph (a) above; and

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(d)	such other matters (if any) as the Authority shall specify prior to its approval of the statement.

7.	The licensee shall, as soon as practicable (and, in any event, within such period as the Authority shall specify) after giving a notification such as is referred to in sub-paragraph (a) of paragraph 6 to Scottish Hydro Electric Transmission Limited in respect of the year ending on 31 March 1992 and each subsequent year, prepare a statement approved by the Authority showing the matters referred to in sub-paragraphs (a) to (d) of paragraph 6 in respect of that year.

8.	The licensee shall send a copy of the statement prepared in accordance with paragraph 2 and any statement prepared in accordance with paragraph 4, and of each revision of such statements in accordance with paragraph 5, and of each statement prepared in accordance with paragraphs 6 and 7 and with paragraphs 3(a) and 8 of Special Condition D (Requirement to Offer Terms), to the Authority.

9.	The licensee shall give or send a copy of the statement prepared in accordance with paragraph 2, any statement prepared in accordance with paragraph 4 or (as the case may be) of the latest revision of the relevant statement in accordance with paragraph 5 approved by the Authority pursuant to such paragraph and of each statement prepared in accordance with paragraphs 6 and 7 to any person who requests a copy of such statement.

10.	The licensee shall also give or send a copy of each statement prepared in accordance with paragraphs 3(a) and 8 of Special Condition D (Requirement to Offer Terms) to any person who requests a copy of such statement.

11.	The licensee may make a charge for any statement given or sent pursuant to paragraph 9 of an amount reflecting the licensee’s reasonable costs of providing such a statement which shall not exceed the maximum amount specified in directions issued by the Authority for the purposes of this Condition.

12.	The licensee may within 10 days after receipt of the relevant request provide an estimate of its reasonable costs in the preparation of any statement referred to in paragraph 10, and its obligation to provide such statement shall be conditional on the person requesting such statement agreeing to pay the amount estimated or such other amount as the Authority may, upon the application of the licensee or the person requesting such statement, direct.

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13.	For the purposes of this Condition and Special Conditions C (Non-discrimination in the provision of use of the Scottish Interconnection), D (Requirement to Offer Terms), E (Functions of the Authority) and G (Requests for Transit):

“Combined Delivery Point”	means the points at the boundary between the licensee’s authorised transmission area and Scottish Hydro-Electric Transmission Limited’s authorised transmission area defined as such in the Interconnector Agreement.

“co-operator”	means any person other than the licensee who owns assets which are used in conjunction with the interconnection or who is able to exercise jointly with the licensee control over the use made of the interconnection.

“interconnection”	means:

the 275 kV transmission circuits between and including the associated switchgear at Harker sub-station in Cumbria and the associated switchgear at Strathaven sub-station in Lanarkshire;

the 275 kV transmission circuit between and including the associated switchgear at Cockenzie in East Lothian and the associated switchgear at Stella in Tyne and Wear; `and the 400 kV transmission circuit between and including the associated switchgear at Tomess in East Lothian and the associated switchgear at Stella in Tyne and Wear all as existing at the date on which the transmission licence comes into force and as

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from time to time maintained, repaired or renewed, together with any alteration, modification or addition (other than maintenance, repair or renewal) which is primarily designed to effect a permanent increase in one or more Particular Interconnection Capacities as they exist immediately prior to such alteration. modification or addition and as from time to time maintained, repaired or renewed; and the 132 kV transmission circuit between and including (and directly connecting) the associated switchgear at Chapelcross and the associated switchgear at Harker sub-station in Cumbria; and

the 132 kV transmission circuit between and including (and connecting, via Junction V) the associated switchgear at Chapelcross and the associated switchgear at Harker sub-station in Cumbria all as existing at the date on which the transmission licence comes into force and as from time to time maintained, repaired or renewed.

“Interconnector Agreement”	means at any time the agreement relating to the matter referred to in sub-paragraph (a) of paragraph 2 of Special Condition F (Submission of Certain Agreements) in force at that time which has been entered into and submitted to the Authority pursuant to that Condition as the same may be amended from

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time to time with the approval of the Authority given pursuant to such Condition.

“Particular Capacity Interconnection”	means the capacity of the interconnection for transferring electricity from Scotland to England or vice versa in respect of any particular system conditions.

“relevant proportion of the capital represented by the Scottish interconnection”	means at any time, a proportion of such capital equal to the percentage of the Reserved Share (as defined in the Interconnector Agreement) of the licensee at that time.

“Scottish interconnection”	means such part of the interconnection as is situated in Scotland.

“Southern Delivery Point”	means the points at the boundary between the licensee’s authorised transmission area and the Transmission Company’s authorised transmission area defined as such in the Interconnector Agreement.

“Transmission Company”	means The National Grid Company plc or any other person who holds a transmission licence under Section 6(l)(b) of the Act for an authorised area in England and Wales.

“Upgrade”	means any alteration, modification or addition to the Interconnected Scottish Power System (as defined in the Interconnector Agreement) which is primarily designed to effect a permanent increase in one or more Particular Interconnection Capacities.

“use of the Scottish interconnection”	shall exclude:

the rights conferred upon Scottish Hydro-Electric Transmission Limited under the Interconnector Agreement to require the licensee:

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(a)	to receive electricity from Scottish Hydro-Electric Transmission Limited at the Combined Delivery Point (and from certain generating stations referred to in the Interconnector Agreement) and deliver such electricity (less losses as referred to in the lnterconnector Agreement) to the Transmission Company at the Southern Delivery Point; and/or

(b)	to receive electricity from the Transmission Company at the Southern Delivery Point and deliver such electricity (less losses as referred to in the Interconnector Agreement) to Scottish Hydro-Electric Transmission Limited at the Combined Delivery Point.

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Special Condition C: Non-discrimination in the provision of use of the Scottish interconnection

1.	In the provision of use of the Scottish interconnection the licensee shall not discriminate:

(a)	between any person or class or classes of persons; or

(b)	between any affiliate of the licensee which holds a supply licence or generation licence and any other person or class or classes of person.

2.	Without prejudice to paragraph 1, and subject to paragraph 3, the licensee shall not make charges for the provision of use of the Scottish interconnection to any person or class or classes of persons which differ from the charges for such provision:

(a)	to any other person or class or classes of persons; or

(b)	to any affiliate of the licensee holding a supply licence or a generation licence;

except insofar as such differences reasonably reflect differences in the costs associated with such provision.

3.	Notwithstanding paragraphs I and 2, the licensee shall not make charges for use of the Scottish interconnection in respect of any item of charge separately identified in any statement such as is referred to at paragraphs 2 and 4 of Special Condition B (Basis for Charges for use of the Scottish interconnection) on any person whose contract does not provide for it to receive the service to which such item of charge refers.

4.	The licensee shall not in setting its charges for use of the Scottish interconnection restrict. distort or prevent competition in the transmission, supply, distribution or generation of electricity.

5.	The licensee shall:

(a)	comply with and perform its obligations under the Interconnector Agreement;

(b)	exercise its rights and perform its obligations under the Interconnector Agreement in a manner which is designed to facilitate the carrying out of Upgrades proposed by Scottish Hydro-Electric Transmission Limited pursuant to the Interconnector Agreement (but, for the avoidance of doubt, so that the licensee shall have no obligation to participate in any Upgrade proposed by Scottish Hydro-Electric Transmission Limited;

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(c)	not exercise or perform such rights or obligations in a manner which is designed to have the effect of inhibiting or preventing competition in the supply of electricity from Scotland to England or from England to Scotland; and

(d)	not exercise or perform its rights or obligations under any related document in a manner which is designed to have the effect referred to in sub-paragraph (c) above.

6.	The licensee shall not be in breach of this Condition or Special Conditions B (Basis of Charges for use of the Scottish interconnection), D (Requirement to Offer Terms) or E (Functions of the Authority), by reason only of a failure to do or not do any thing which it is prevented from doing or not doing by reason of a failure by Scottish Hydro-Electric Transmission Limited to comply with and perform its obligations under the Interconnector Agreement or by a party to a related document or a person who is obliged to comply with a related document to comply with and perform its obligations under the related document in question.

7.	The licensee shall keep and maintain such records concerning the provision of use of the Scottish interconnection as are, in the opinion of the Authority, sufficient to enable the Authority to assess whether the licensee is performing its obligations under paragraph 1 and the licensee shall furnish to the Authority such records (or such of these as the Authority may require), in such manner and at such times as the Authority may require.

8.	In this Condition:

“related document”	means any agreement, code, rules, or arrangement relating to the use of the E&W interconnection for the time being in force and to which the licensee is a party or with which the licensee is obliged to comply.

“E&W interconnection”	means such part of the interconnection as is not situated in Scotland.

“generation licence”	means a licence granted under Section 6(l)(a) of the Act.

“supply licence”	means a licence granted under Section 6(l)(d) of the Act.

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Special Condition D: Requirement to offer terms

1.	On application made by any person, the licensee shall (except in a case where paragraph 2 applies and subject to paragraph 7) offer to enter into an agreement for use of the Scottish interconnection to transport across the Scottish interconnection in such quantities and for such periods as may be specified in the application, electricity to be provided by or on behalf of such person:

(a)	specifying the charges for use of the Scottish interconnection to be paid by the person seeking use of the Scottish interconnection, such charges to be referable to the statement referred to at paragraph 2 or (as the case may be) paragraph 4 of Special Condition B (Basis of Charges for use of the Scottish interconnection) or any revision thereof; and

(b)	containing such further terms as are or may be appropriate for the purposes of the agreement.

2.	This paragraph applies in any case where, on the application of the licensee or any person entitled or claiming to be entitled to an offer pursuant to an application under paragraph 1, the Authority shall determine that (having regard to the part of the capacity of the Scottish interconnection already contracted to persons other than affiliates and related undertakings of the licensee and the part thereof approved by the Authority as being reserved to affiliates and related undertakings of the licensee) the capacity of the Scottish interconnection is insufficient to accommodate the requirements of the person who has made application for an offer pursuant to paragraph 1.

3.	In a case where paragraph 2 applies:

(a)	the licensee shall (subject to paragraph 12 of Special Condition B (Basis of Charges for use of the Scottish interconnection)), if requested by the person who has made application for an offer pursuant to paragraph 1 and within such period as the Authority shall specify in its determination Linder paragraph 2, prepare a statement approved by the Authority setting out the basis upon which charges will be made for the costs which the licensee would incur if an Upgrade were to be carried out in accordance with the Interconnector Agreement to accommodate the requirements of the person who has made the application for an offer pursuant to paragraph 1 such statement to be in such form and to contain such detail as shall be necessary to enable such person to make a reasonable estimate of the charges to which he would become liable in respect of the Upgrade; and

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(b)	following the preparation of a statement under sub-paragraph (a) above, the licensee shall, on the application of the person who has made the application for an offer pursuant to paragraph 1 offer to enter into:

(i)	an agreement pursuant to which the licensee undertakes to exercise its rights under the Interconnector Agreement to require the carrying out of an Upgrade; and

(ii)	an agreement such as is referred to in paragraph 1 but so that the licensee shall not be bound to make use of the Scottish interconnection available pursuant to such agreement until the time of completion of the Upgrade.

4.	Charges in respect of Upgrades carried out pursuant to an agreement such as is referred to in sub-paragraph (b)(i) of paragraph 3 will be set at a level which will enable the licensee to recover:

(a)	the appropriate proportion of the costs directly incurred by the licensee in connection with Upgrades; and

(b)	a reasonable rate of return on the capital represented by such costs.

5.	For the purpose of determining an appropriate proportion of the costs directly incurred in connection with an Upgrade, the licensee shall have regard to:

(a)	the benefit (if any) to be obtained or likely in the future to be obtained by the licensee or any other person from the increase in the capacity of the Scottish interconnection resulting from the Upgrade; and

(b)	the ability or likely future ability of the licensee to recoup a proportion of such costs from third parties.

6.	The licensee shall offer terms for agreements in accordance with paragraph 1 and paragraph 3(b) as soon as practicable and (save where the Authority consents to a longer period) in any event not more than the period specified in paragraph 9 after receipt by the licensee of an application containing all such information as the licensee may reasonably require for the purpose of formulating the terms of the offer.

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7.	The licensee shall not be obliged pursuant to this Condition to offer to enter or to enter into any agreement:

(a)	if to do so would involve the licensee:

(i)	in breach of its duties under Section 9 of the Act; or

(ii)	in breach of the Electricity Supply Regulations 1988 or of any regulations made under Section 29 of the Act or of any other enactment relating to safety or standards applicable to the interconnection; or

(iii)	in breach of the standard conditions or Special Conditions of this licence: or

(b)	if the person making the application does not undertake to be bound by the terms of any code of general application or agreement between the licensee and any co-operator of the interconnection governing the operation of and maintenance of the interconnection approved for the time being by the Authority; or

(c)	if (in the case of an application for an agreement for use of the Scottish interconnection to transport electricity from the Southern Delivery Point) the electricity to be so transported is to be transported from the northern end of the Scottish interconnection to the Combined Delivery Point under an agreement for use of the licensee’s transmission system or the distribution system of the licensee’s affiliate or related undertaking; or

(d)	if (in the case of an application for an agreement for use of the Scottish interconnection to transport electricity to the Southern Delivery Point) the electricity to be so transported is to be transported from the Combined Delivery Point to the northern end of the Scottish interconnection under an agreement for use of the licensee’s transmission system or the distribution system of the licensee’s affiliate or related undertaking.

8.	If so requested by any person, the licensee shall (subject to paragraph 12 of Special Condition B (Basis of Charges for use of the Scottish interconnection)), as soon as practicable and in any event not later than the expiry of such period as the Authority, on the application of the person making the request, shall determine for this purpose, give or send to such person a statement approved by the Authority setting out the basis upon which charges will be made for the costs which the licensee would incur if an Upgrade were to be carried out in accordance with the Interconnector Agreement to accommodate the requirements of such person as specified in the request, such statement to be in such

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form and to contain such detail as shall be necessary to enable such person to make a reasonable estimate of the charges to which it would become liable in respect of the Upgrade.

9.	For the purpose of paragraph 1, the period specified shall be 28 days. For the purpose of paragraph 3(b), the period specified shall be 3 months.

10.	The licensee shall within 28 days following receipt of a request from any person, give or send to such person such information in the possession of the licensee as may be reasonably required by such person for the purpose of completing paragraph 8 of Part I and paragraphs 2(v) and (vi) of Part 2 of Schedule 2 to the Electricity (Application for Licences and Extensions of Licences) Regulations 1990 or such provisions to like effect contained in any further regulations then in force made pursuant to Sections 6A(2), 60 and 64(1) of the Act.

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Special Condition E: Functions of the Authority

1.	If, after a period which appears to the Authority to be reasonable for the purpose the licensee has failed to enter into an agreement with any person entitled or claiming to be entitled thereto pursuant to a request under Special Condition D (Requirement to Offer Terms) the Authority may, on the application of such person or the licensee, settle any terms of the agreement in dispute between the licensee and that person in such manner as appears to the Authority to be reasonable having (insofar as relevant) regard in particular to the following considerations:

(a)	that such person should pay to the licensee charges determined in accordance with Special Conditions B (Basis of Charges for use of the Scottish interconnection), C (Non-discrimination in the provision of use of the Scottish interconnection) and D (Requirement to Offer Terms); and

(b)	that the performance by the licensee of its obligations under the agreement should not involve it in such a breach as is referred to in paragraph 7 of Special Condition D (Requirement to Offer Terms);

(c)	that the obligations of the licensee under the agreement should not be in conflict with the provisions of the lnterconnector Agreement or any relevant document for the time being approved by the Authority; and

(d)	that the terms and conditions of the agreement so settled by the Authority and of any other agreements entered into by the licensee pursuant to a request under Special Condition D (Requirement to Offer Terms) should be, so far as circumstances allow, in as similar a form as is practicable.

2.	If the person wishes to proceed on the basis of the agreement as settled by the Authority, the licensee shall forthwith enter into and implement such agreement in accordance with its terms.

3.	If the licensee proposes to vary the contractual terms of any agreement entered into pursuant to Special Condition D (Requirement to Offer Terms) or this Condition in any manner provided for under such agreement, the Authority may, at the request of the licensee or other party to such agreement, settle any dispute relating to such variation in such manner as appears to the Authority to be reasonable.

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Special Condition F: Submission of certain agreements

1.	The licensee shall not make an amendment to a specified agreement or enter into any agreement which amends a specified agreement except with the prior written approval of the Authority.

2.	For the purposes of this Condition:

“specified agreements”	means agreements relating to the following matters, namely:

	(a)	the provision by the licensee to Scottish Hydro-Electric Transmission Limited of a share (initially 46%) of the export and import capacity of the Interconnector with England and Wales (after deduction of an allowance for the share of such capacity dedicated to the existing agreement between South of Scotland Electricity Board and British Nuclear Fuels plc relative to the transmission of output from Chapelcross Power Station); and

	(b)	operational provisions for the implementation of all or some of the agreements relating to the matters referred to in (a) above; provisions supporting the co-ordination, planning and operation of an electricity supply system within Scotland; an operational

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basis to support trading relationships between SSE Generation Limited and the licensee and/or between either of them and any third party and/or between third parties using the electricity transmission systems in Scotland; and a framework for accommodating generators of electricity using the electricity transmission system of Scottish Hydro-Electric Transmission Limited and the licensee.

“amendment”	in relation to any agreement shall (without limiting the generality) include the making, entering into and granting of:

	(a)	any agreement which terminates. extends the duration of, varies or has the effect of affecting in any other way any right and/or obligation (or the enforceability of any right and/or obligation) of any person under the first mentioned agreement; and

	(b)	any waiver or purported waiver (whether or not constituted or evidenced by any written document, and whether express, implied or otherwise) of any right of any person under that agreement.

“agreement”	includes any contract or arrangement (whether or not constituted or evidenced by any written document).

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Special Condition G: Requests for Transit

1.	In this Condition:

“entity”	means any of the entities referred to in Article 3.1 of the Directive of the Council of the European Communities, dated 29 October 1990, (No.90/547/EEC) on the transit of electricity through transmission grids (“the Directive”).

“grid”	means any high-voltage electricity transmission grid for the time being listed in the Annexe to the Directive.

“Member State”	means a Member State of the European Union.

“transit”	means a transaction for the transport of electricity between grids where:

(a) the grid of origin or final destination is situated in a Member State; and

(b) the transport involves:

(i) the crossing of at least one frontier between Member States; and

(ii) the use of the licensee’s transmission system and at least two other grids.

2.	The licensee shall, after receiving in connection with transit for a minimum duration of one year an application by an entity for an agreement for:

(a)	use of system;

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(b)	connection to the licensee’s transmission system or modification to an existing connection; or

(c)	use of the licensee’s share of Scottish interconnection, notify the Secretary of State, the Authority and the European Commission without delay of the matters set out in paragraph 3 below.

3.	The matters of which notification must be given are:

(a)	the application;

(b)	if an agreement has not been concluded within 12 months of the date of receipt of the application, the reasons for the failure to conclude it;

(c)	the conclusion of the agreement, whether it is concluded before or after the expiry of the period mentioned in sub-paragraph (b) above.

4.	If, in relation to an application for transit by any entity, the Authority has been requested to exercise its powers under standard condition D8C (Functions of the Authority) or Special Condition E (Functions of the Authority), the Authority may delay the exercise of its said powers until the terms have been considered by the body set up under Article 3.4 of the Directive and the Authority may give such weight to the opinion (if any) of that body as it thinks fit in exercising its said powers.

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Special Condition H: Transmission System Security Standard and Quality of Service (Scotland)

1.	The licensee shall:

(a)	plan and develop its transmission system in accordance with the document number TDM13/10,001 and entitled Security of Supply (Issue 2 dated October 1985) (incorporating Engineering Recommendation P2/5 (October 1978 revision) of the Electricity Council Chief Engineers’ Conference) and the planning document numbered NSP366 entitled Security of the 400kV and 275kV Systems in Scotland (each such document being as submitted by or on behalf of the licensee to the Authority on or before the date of grant of this licence or such later date as the Authority shall agree) as appropriate to the purpose under consideration, and the Grid Code or such other standard of planning as the licensee may, following consultation with any authorised electricity operator liable to be materially affected thereby and with the approval of the Authority adopt from time to time; and

(b)	operate its transmission system in accordance with the document entitled Grid Control Instruction (system) BI-SSEB Operational Standards of Security of Supply (dated 30 March 1981) and (each such document being as submitted by or on behalf of the licensee to the Authority on or before the date of grant of this licence), as appropriate to the purpose under consideration and the Grid Code or such other standard of operation as the licensee may, following consultation with any authorised electricity operator liable to be materially affected thereby and with the approval of the Authority, adopt from time to time.

2.	The licensee shall, in consultation with authorised electricity operators liable to be materially affected thereby, review the documents (other than the Grid Code) referred to in paragraph 1 and their implementation on each occasion that it carries out a review of the Grid Code in accordance with paragraph 2 of standard condition 7 (Licensee’s Grid Code).

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Following any such review, the licensee shall send to the Authority:

(a)	a report on the outcome of such review; and

(b)	any revision which the licensee proposes to make to such documents from time to time (having regard to the outcome of such review); and

(c)	any written representations or objections from authorised electricity operators (including any proposals by such operators for revisions to such documents not accepted by the licensee in the course of the review) arising during the consultation process and subsequently maintained.

3.	Revisions to the documents (other than the Grid Code) referred to in paragraph 1 proposed by the licensee and sent to the Authority pursuant to paragraph 2 shall require to be approved by the Authority.

4.	Having regard to any written representations or objections referred to in sub-paragraph (c) of paragraph 2, and following such further consultation (if any) as the Authority may consider appropriate, the Authority may issue directions requiring the licensee to revise the documents (other than the Grid Code) referred to in paragraph 1 in such manner as may be specified in the directions, and the licensee shall forthwith comply with any such directions.

5.	The licensee shall within 3 months after the transmission licence comes into force draw up and submit to the Authority for its approval a statement setting out criteria by which the performance of the licensee in maintaining transmission system security and availability and quality of service may be measured.

6.	The licensee shall within 2 months after the end of each financial year submit to the Authority a report providing details of the performance of the licensee during the previous financial year against the criteria referred to in paragraph 5 of this condition.

7.	The Authority may (following consultation with the licensee and, where appropriate, any relevant authorised electricity operator) issue directions [5] relieving the licensee of its obligations under paragraph 1 in respect of such parts of the licensee’s transmission system and to such extent as may be specified in the directions.

8.	The licensee shall give or send a copy of the documents (other than the Grid Code) referred to in paragraph 1 (as from time to time revised) to the Authority.

[5]	Direction issued under Special Licence Condition H of this licence (12.11.01)

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9.	The licensee shall (subject to paragraph 10) give or send a copy of such documents (as from time to time revised) to any person requesting the same.

10.	The licensee may make a charge for any copy given or sent pursuant to paragraph 9 of an amount which will not exceed any amount specified for the time being for the purposes of this condition in a direction issued by the Authority.

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Special Condition I: Definitions

In this condition and in Special Conditions J to N and Schedule A:

“average charge per regulated unit transmitted”	means the regulated transmission revenue in the relevant year divided by the regulated quantity transmitted in that year.

“average specified rate”	means the average of the daily base rates of Governor and Company of the Bank of Scotland (or such other bank as the Authority shall specify from time to time) current from time to time during the period in respect of which the calculation falls to be made.

“charge restriction conditions”	means Special Conditions I to N inclusive together with Schedule A to this licence, as from time to time modified or replaced in accordance with the provisions of the Act.

“excluded services”	means those services provided as part of the transmission business which in accordance with the principles set out in Part A of Schedule A fall to be treated as excluded services.

“maximum average charge per regulated unit transmitted”	means the maximum average charge per regulated unit transmitted by the licensee for relevant year commencing on 1 April 1999 calculated in accordance with the formula in paragraph 2.1 of the Schedule 5 of the version of the licence in force (or deemed to be in force) as at 31 March 2000.

“maximum regulated transmission revenue”	means the regulated transmission revenue of the licensee calculated in accordance with the formula contained in Special Condition J (Restriction of Transmission Charges).

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“metered”	means in relation to any quantity of units of electricity transmitted, as measured by a meter installed for such purpose or (where no such meter is installed) as otherwise reasonably calculated.

“notified value”	means in relation to any term, such value as the Secretary of State shall ascribe to that term in a written notice given to the licensee as soon as practicable after the date of grant of this licence.

“regulated quantity transmitted”	means the aggregate quantity of units transmitted through the licensee’s transmission system in that relevant year metered at exit points on leaving the licensee’s transmission system.

“regulated transmission revenue”	means the revenue (measured on an accruals basis) derived from the provision of transmission services (including to any separate business, other than the transmission business) in the relevant year, after deduction of value added tax (if any) and any other taxes based directly on the amounts so derived.

“regulated unit transmitted”	means any unit within the regulated quantity transmitted.

“relevant year”	means a financial year commencing on or after 1 April 1990.

“relevant year t”	means that relevant year for the purposes of which any calculation falls to be made.

“relevant year t-1”	means the relevant year preceding relevant year

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t or, in respect of the period prior to 1 April 1990, the period of 12 calendar months commencing on 1 April 1989: and similar expressions shall be construed accordingly.

“transmission services”	means all services provided as part of the transmission business other than excluded services.

“unit”	means a kilowatt hour.

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Special Condition J: Restriction of transmission charges

Basic Formula

1.	Without prejudice to Special Condition M (Allowances in respect of Security costs), the licensee shall in setting its charges for the provision of transmission services use its best endeavours to secure that in any relevant year the regulated transmission revenue shall not exceed the maximum regulated transmission revenue calculated in accordance with the following formula:

TRt = Rt - KKTt + LFt

where:

TRt	means the maximum regulated transmission revenue in relevant year t; and

Rt	in relation to the relevant year commencing 1 April 2000, shall have a value equal to £114.36 million and in relation to any subsequent relevant year the value of it shall be derived from the following formula:

where

RPIt	means the percentage change (whether of a positive or a negative value) in the arithmetic average of the Retail Price Index figures published or determined with respect to each of the six months July to December (inclusive) in relevant year t-l and the arithmetic average of the Retail Price Index figures published or determined with respect to the same months in relevant year t-2.

XT	means 0.

KKTt	means the correction factor (whether of a positive or negative value) to be applied to the regulated transmission revenue in relevant year t (subject to paragraph 3 of Special Condition K (Restriction of transmission charges: adjustments)) which factor is to be derived as follows:

(a)	in the relevant year commencing 1 April 2000:

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where

Ct-1	means the average charge per regulated unit transmitted in relevant year commencing 1 April 1999.

IRt	means that interest rate which is equal to, where KKTt in relevant year commencing 1 April 2000 (taking no account of IR for this purpose) has a positive value and Ct-1 exceeds Tt-1 by more than 2 per cent, the average specified rate plus 4 or, where KKTt in that relevant year commencing 1 April 2000 (taking no account of IR for this purpose) has a negative value and Ct-1 does not exceed Tt-1 by more than 2 per cent, the average specified rate.

Qt-1	has the value 30,399 (which represents the regulated quantity transmitted (expressed in GWh) by the licensee in relevant year commencing 1 April 1999).

Tt-1	means the maximum average charge per regulated unit transmitted in relevant year commencing 1 April 1999; as determined in accordance with Schedule 5 of the form of ScottishPower’s transmission licence in force as at 31 March 2000; and

(b)	in subsequent relevant years KKdt is to be derived from the following formula:

where:

CRt-1	means the regulated transmission revenue in relevant year t-1.

TRt-1	means the maximum regulated transmission revenue in relevant year t-l.

It	means that interest rate in relevant year t which is equal to, where KKTt (taking no account of I for this purpose) has a positive value and CRt-1 exceeds TRt-1 by more than 2 per cent, the average specified rate plus 4 or, where KKTt (taking no account of I for this purpose) has a negative value and CRt-1 does not exceed TRt-1 by more than 2 per cent, the average specified rate.

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LFt	for the tenth and preceding years shall be zero and in the eleventh and in any subsequent relevant year, is derived from the following formula:

LFt = LPt – LAt

where:

LPt	means an amount equal to the payments made by the licensee, in the relevant year t, in accordance with its obligations set out in Standard Licence Condition 4 or, in respect of the eleventh relevant year, payments made by the predecessor company of the licence holder to the Director General of Electricity Supply under the licence condition entitled ‘Payment of fees’ in the Generation, Transmission and Public Electricity Supply Licence referred to above.

LAt	is derived from the following formula:

LAt = PFt.PIFt

PFt	means, in respect of each relevant year, the amount given in the table appearing under that term in the part of Annex A to this Condition that applies to the licensee.

PIFt	is derived from the following formula:

where for the ninth relevant year PIFt-1 equals 1.

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ANNEX A TO SPECIAL CONDITION J (RESTRICTION OF TRANSMISSION CHARGES)

SP TRANSMISSION LIMITED

PFt

2000/01	£0.290 millions
2001/02	£0.284 millions
2002/03	£0.276 millions
2003/04	£0.270 millions
2004/05	£0.262 millions

subsequent relevant years	£0.262 millions

SCOTTISH HYDRO-ELECTRIC TRANSMISSION LIMITED

PFt

2000/01	£0.093 millions
2001/02	£0.091 millions
2002/03	£0.087 millions
2003/04	£0.085 millions
2004/05	£0.084 millions

subsequent relevant years	£0.084 millions

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Special Condition K: Restriction of transmission charges: adjustments

1.	If, in respect of any relevant year, the regulated transmission revenue exceeds the maximum regulated transmission revenue by more than 3 per cent of the latter, the licensee shall furnish an explanation to the Authority and in the next following relevant year the licensee shall not effect any increase in charges for the provision of transmission services, the revenue from which is regulated under Special Conditions I to N, unless it has demonstrated to the reasonable satisfaction of the Authority that the regulated transmission revenue in that next following relevant year would not be likely to exceed the maximum regulated transmission revenue in that same relevant year.

2.	If, in respect of any two successive relevant years, the sum of the amounts by which the regulated transmission revenue has exceeded the maximum regulated transmission revenue is more than 4 per cent of the maximum regulated transmission revenue for the second of these relevant years, then in the next following relevant year the licensee shall, if required by the Authority, adjust its charges for the provision of transmission services, the revenue from which is regulated under the Special Conditions I to N, such that the regulated transmission revenue would not be likely, in the judgment of the Authority, to exceed the maximum regulated transmission revenue in that next following relevant year.

3.	If, in respect of any two successive relevant years, the regulated transmission revenue is less than 90 per cent of the maximum regulated transmission revenue, the Authority, after consultation with the licensee, may direct that in calculating KKTt, in respect of the next following relevant year, there shall be substituted for CRt-1 in the formula set out in paragraph 1 of Special Condition J (Restriction of transmission charges) such figure as the Authority may specify being not less than CRt-1 and not more than 0.90 (TRt-1).

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Special Condition L: Information to be provided to the Authority in connection with the charge restriction conditions

1.	Where the licensee is intending to make any change in charges for the provision of transmission services regulated under Special Condition J (Restriction of transmission charges), the licensee shall not later than the time of publication of such changes provide the Authority with:

(i)	a written forecast of the maximum regulated transmission revenue, together with its components, in respect of the relevant year t in which such a change is to take effect and in respect of the next following relevant year t+l; and

(ii)	a written estimate of the maximum regulated transmission revenue, together with its components, in respect of the relevant year t-l immediately preceding the relevant year in which the change is to take effect unless a statement complying with paragraph 5 in respect of relevant year t-l has been furnished to the Authority before the publication of the proposed change.

2.	If within three months of the commencement of any relevant year t the licensee has not made any such change in charges as is referred to in paragraph 1, the licensee shall provide the Authority with a written forecast of the maximum regulated transmission revenue together with its components, in respect of relevant year t.

3.	Any forecast or estimate provided in accordance with paragraph 1 or 2 shall be accompanied by such information as regards the assumptions underlying the forecast or estimate as may be necessary to enable the Authority to be satisfied that the forecast or estimate has been properly prepared on a consistent basis.

4.	Not later than six weeks after the commencement of each relevant year t, the licensee shall send to the Authority a statement as to:

(a)	whether or not the provisions of Special Condition K (Restriction of transmission charges: adjustments) are likely to be applicable in consequence of the regulated transmission revenue in the preceding relevant year t-l or the two preceding relevant years t-l and t-2; and

(b)	its best estimate as to the relevant correction factor KKTt calculated in accordance with the formula set out in Special Condition J (Restriction of Transmission Charges) to be applied in calculating the maximum regulated transmission revenue in respect of relevant year t.

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5.	Not later than three months after the end of each relevant year the licensee shall send to the Authority a statement, in respect of that relevant year, showing the specified items referred to in paragraph 7.

6.	The statement referred to in the preceding paragraph shall be:

(a)	accompanied by a report from the Auditors that in their opinion such statement fairly presents each of the specified items referred to in paragraph 7 in accordance with the requirements of the charge restriction conditions and that the amounts shown in respect of each of the specified items are in accordance with the licensee’s accounting records which have been maintained in respect of the transmission business in accordance with standard condition 5 (Regulatory Accounts); and

(b)	certified by a director of the licensee on behalf of the licensee that to the best of his knowledge, information and belief after having made all reasonable inquiries:

(i)	there is no amount included in its calculations under Special Condition J (Restriction of transmission charges) and Schedule A which represents other than bona fide consideration for the provision of transmission services the revenue from which is regulated under Special Conditions I to N and Schedule A;

(ii)	no service has been treated as an excluded service other than a service permitted to be so treated in accordance with Schedule A; and

(iii)	no amount included in the revenues stated in respect of excluded services represents other than bona fide consideration for the provision of the excluded service to which it relates.

7.	The specified items to be shown in the statement referred to in paragraph 5 shall be the following:

(a)	the regulated quantity transmitted;

(b)	[no longer used]

(c)	the regulated transmission revenue;

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(d)	the nature of all services provided as part of the transmission business and treated as excluded services, together with a statement of the revenues derived from each service so treated;

(e)	[no longer used]

(f)	[no longer used]

(g)	the details referred to in paragraph 5 of Special Condition M (Allowances in respect of security costs); and

(h)	the value of the term LFt together with the value of each of its component parts, as detailed in paragraph 1 of special condition J (Restriction of transmission charges)

8.	Where the Authority issues directions in accordance with paragraph 6 of Special Condition M (Allowances in respect of Security costs) or paragraph 7 of Schedule A (Supplementary provisions of the charge restriction conditions), the licensee shall, if so required by the Authority and within such period as the Authority shall specify, send to the Authority a revised statement in substitution for the licensee’s statement under paragraph 5 in respect of the relevant year in question and such revised statement shall give effect to such directions.

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Special Condition M: Allowances in respect of security costs

1.	At any time during a security period, the licensee may give notice in writing to the Authority suspending, with effect from the date of receipt of the notice by the Authority, application of such of the charge restriction conditions as may be specified in the notice, for the unexpired term of the security period.

2.	At any time during a security period, the Authority may (having regard to its duties under the Act) by means of directions:

(a)	suspend or modify for the unexpired term of the security period the charge restriction conditions or any part or parts thereof; or

(b)	introduce for the unexpired term of the security period new charge restriction conditions;

in either case, so as to make such provision as in the opinion or estimation of the Authority is requisite or appropriate to enable the licensee to recover by means of a uniform percentage increase on all charges made in the course of the licence an amount estimated as being equal to the licensee’s allowed security costs during such period, and the licensee shall comply with the terms of any directions so issued.

3.	Subject to paragraphs 4 and 6, the licensee shall in any relevant year be entitled to recover an aggregate amount equal to the licensee’s allowed security costs in that year or (in so far as not previously recovered) any previous year, by means of appropriate equitable increases in the charges made by the licensee in the course of the transmission business.

4.	Paragraph 3 shall not apply in so far as such licensee’s allowed transmission related security costs

(a)	were otherwise recovered by the licensee; or

(b)	were taken into account by the Authority in setting the charge restriction conditions by means of directions issued under paragraph 2.

5.	The licensee shall following the end of each relevant year provide to the Authority details in respect of that relevant year of:

(a)	the aggregate amounts charged under paragraph 3 on account of the licensee’s allowed security costs; and

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(b)	the basis and calculation underlying the increases in charges made by the licensee in the course of the transmission business.

6.	Where the Authority is satisfied that the licensee has recovered amounts in excess of the licensee’s allowed security costs, the Authority may issue directions requiring the licensee to take such steps as may be specified to reimburse customers of the licensee for the excess amounts charged to them, and the licensee shall comply with any directions so issued.

7.	No amounts charged by the licensee under this Condition (whether or not subsequently required to be reimbursed) shall be taken into account for the purpose of applying the charge restriction provisions of Special Condition J (Restriction of transmission charges).

8.	In this Condition:

“allowed security cost”	means any cost allowed by the Authority (upon receipt of such information, including a certificate from the auditors, as the Authority may request) as being a cost which is directly attributable to any action taken or omitted to be taken by the licensee in its capacity as holder of the license for the purpose of complying with directions issued by the Secretary of State under Section 34(4) of the Act.

“security period”	means a period commencing on the date on which any direction issued by the Secretary of State under Section 34(4)(b) of the Act enters effect and terminating on the date (being not earlier than the date such direction, as varied, is revoked or expires) as the Authority, after consultation with such persons (including without limitation, licence holders liable to be principally affected) as it shall consider appropriate, may with the consent of the Secretary of State by notice to all licence holders determine after having regard to the views of such persons.

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Special Condition N: Duration of charge restriction conditions

1.	The charge restriction conditions shall apply so long as this licence continues in force but shall cease to have effect (in whole or in part, as the case may be) if the licensee delivers to the Authority a disapplication request made in accordance with paragraph 2 and:

(a)	the Authority agrees in writing to the disapplication request; or

(b)	their application (in whole or in part) is terminated by notice given by the licensee in accordance with either paragraph 4 or paragraph 5.

2.	A disapplication request pursuant to this Condition shall

(a)	be in writing addressed to the Authority;

(b)	specify the charge restriction conditions (or any part or parts thereof) to which the request relates; and

(c)	state the date from which the licensee wishes the Authority to agree that the specified charge restriction conditions shall cease to have effect.

3.	Save where the Authority otherwise agrees, no disapplication following delivery of a disapplication request pursuant to this Condition shall have effect earlier than the date which is the later of:

(a)	the date being not less than 18 months after delivery of the disapplication request; and,

(b)	31 March 2005.

4.	If the Authority has not made a reference to the Competition Commission under Section 12 of the Act relating to the modification of the charge restriction conditions before the beginning of the period of 12 months which will end with the disapplication date, the licensee may deliver written notice to the Authority terminating the application of such of the charge restriction conditions (or any part or parts thereof) as are specified in the disapplication request with effect from the disapplication date or a later date.

5.	If the Competition Commission makes a report on a reference made by the Authority relating to the modification of the charge restriction conditions (or any part or parts thereof) specified in the disapplication request and such report does not include a conclusion that the cessation of such transmission charge restriction conditions, in whole or in part, operates or may be expected to operate against the public interest, the licensee

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may within 30 days after the publication of the report by the Authority in accordance with Section 13 of the Act deliver to it written notice terminating the application of such charge restriction conditions (or any part or parts thereof) with effect from the disapplication date or a later date.

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Schedule A: Supplementary Provisions of the Charge Restriction Conditions

Part A: Excluded services

1.	There may be treated as excluded services provided by the transmission business such services in respect of which charges are made:

(a)	which fall within paragraph 6; or

(b)	which:

(i)	do not fall within paragraph 2; and

(ii)	may be determined by the licensee as falling under one of the principles set out in paragraphs 3 to 5.

2.	No service provided as part of the transmission business shall be treated as an excluded service in so far as it relates to the provision of services remunerated under use of system charges in accordance with Condition D8 of Part II (Basis of Charges for Use of System and Connection to System: Requirement for transparency) including (without prejudice to the foregoing):

(i)	the transport of electricity;

(ii)	the carrying out of works for the installation of electric lines or electrical plant (not otherwise payable in the form of connection charges) for the purpose of maintaining or upgrading the licensees transmission system;

(iii)	the carrying out of works or the provision of maintenance or repair or other services for the purpose of enabling the licensee to comply with standard condition 7 (Licensee’s Grid Code) and Special Condition H (Transmission System Security Standard and Quality of Service (Scotland)), the Electricity Supply Regulations 1988 or any regulations made under Section 29 of the Act or any other enactment relating to safety or standards applicable in respect of the transmission business; and

(iv)	the provision, installation and maintenance of any meters, switchgear or other electrical plant ancillary to the grant of use of system.

3.	The whole or an appropriate proportion (as the case may be) of the charges of the type described in Condition D8 of Part II (Basis of Charges for Use of System and Connection to System) and borne by any person as connection charges in respect of connections made after the grant of this licence may be treated as excluded services.

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4.	There may be treated as an excluded service charges for the relocation of electric lines or electrical plant and the carrying out of works associated therewith pursuant to a statutory obligation (other than under Section 9(2) of the Act) imposed on the licensee.

5.	There may with the approval of the Authority be treated as an excluded service any service of a type not above referred to which:

(a)	consists in the provision of services for the specific benefit of a third party requesting the same; and

(b)	is not made available as a normal part of the transmission business remunerated by use of system charges.

6.	Services may be regarded as excluded services where the charges are:

(a)	the rental for transmission business assets hosting fibre-optic telecommunications systems and used by third parties;

(b)	made for the provision of capacity for transferring electricity across any part of any Upgrade;

(c)	to Scottish Hydro-Electric Transmission Limited for the provision of capacity for transferring electricity from its authorised transmission area to the Scottish interconnection;

(d)	to the Scottish Hydro-Electric Transmission Limited for the provision of capacity for transferring electricity across any part of the Scottish interconnection apart from any Upgrade;

(e)	made for the provision of capacity for transferring electricity across any interconnection between Scotland and Northern Ireland.

7.	Where the Authority is satisfied that, in light of the principles set out in paragraphs 3 to 6 inclusive, any service treated as being or not being an excluded service should not be so treated, the Authority shall issue directions to that effect, and such service shall cease to be treated as an excluded service with effect from the date of issue of such directions or (subject to paragraph 8 of Special Condition L (Information to be provided to the Authority in connection with the charge restriction conditions)) such other date as may be specified in the directions.

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8.	For the purpose of this Schedule “Scottish interconnection” shall have the meaning given in standard condition Dl (Interpretation of Section D (Supplementary Standard Conditions for Scotland)) and “Upgrade” shall have the meaning given in Special Condition B (Basis of Charges for Use of Scottish Interconnection).

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Special Condition O: Restriction on Activity and Financial Ringfencing

1.	Save as provided by paragraphs 3 and 4, the licensee shall not conduct any business or carry out any activity other than the transmission business.

2.	The licensee shall not without the prior written consent of the Authority hold or acquire shares or other investments of any kind except:

(a)	shares or other investments in a body corporate the sole activity of which is to carry on business for a permitted purpose; or

(b)	shares or other investments in a body corporate which is a subsidiary of the licensee and incorporated by it solely for the purpose of raising finance for the transmission business; or

(c)	investments acquired in the usual and ordinary course of the licensee’s treasury management operations, subject to the licensee maintaining in force, in relation to those operations, a system of internal controls which complies with best corporate governance practice as required (or in the absence of any such requirement recommended) from time to time for listed companies in the United Kingdom.

3.	Subject to the provisions of paragraph 2, nothing in this Condition shall prevent:

(a)	any affiliate in which the licensee does not hold shares or other investments from conducting any business or carrying on any activity;

(b)	the licensee from holding shares as, or performing the supervisory or management functions of, an investor in respect of any body corporate in which it holds an interest consistent with the provisions of this licence;

(c)	the licensee from performing the supervisory or management functions of a holding company in respect of any subsidiary; or

(d)	the licensee from carrying on any business or conducting any activity to which the Authority has given its consent in writing.

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4.	Nothing in this Condition shall prevent the licensee or an affiliate or related undertaking of the licensee in which the licensee holds shares or other investments (a “relevant associate”) conducting de-minimis business as defined in this paragraph so long as the limitations specified in this paragraph are complied with:

(a)	For the purpose of this paragraph “de-minimis business” means any business or activity carried on by the licensee or a relevant associate or relevant associates other than:-

(i)	the transmission business;

(ii)	and any other business activity to which the Authority has given its consent in writing in accordance with paragraph 3(d).

(b)	The licensee or a relevant associate may carry on de-minimis business provided that the relevant associate carries on no other business except activities of the transmission business and business activities authorised by the Authority under paragraph 3(d), and neither of the following limitations is exceeded, namely:

(i)	the aggregate turnover of all the de-minimis business carried on by the licensee and all its relevant associates does not in any period of twelve months commencing on 1 April of any year exceed 2 1/2% of the aggregate turnover of the transmission business as shown by the most recent audited accounting statements of the licensee produced under paragraphs 2(b)(i) and (c) of standard condition 5 (Regulatory Accounts); and

(ii)	the aggregate amount (determined in accordance with sub-paragraph below) of all investments made by the licensee and all its relevant associates in their de-minimis business or de-minimis businesses does not at any time after the date this Special Condition takes effect in this licence exceed 2 1/2% of the sum of share capital in issue, share premium and consolidated reserves of the licensee as shown by its most recent audited historical cost financial statements then available.

(c)	For the purpose of sub-paragraph (b) of this paragraph, “Investment” means any form of financial support or assistance given by or on behalf of the licensee or a relevant associate for the de-minimis business whether on a temporary or permanent basis including (without limiting the generality of the foregoing) any commitment to provide any such support or assistance in the future.

(d)	At any relevant time, the amount of an investment shall be the sum of:

(i)	the value at which such investment was included in the audited historical cost balance sheet of the licensee or a relevant associate as at its latest accounting reference date to have occurred prior to the date this Special Condition takes effect in this licence (or, where the investment was not so included, zero);

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(ii)	the aggregate gross amount of all expenditure (whether of a capital or revenue nature) howsoever incurred by the licensee or a relevant associate in respect of such investment in all completed accounting reference periods since such accounting reference date; and

(iii)	all commitments and liabilities (whether actual or contingent) of the licensee or a relevant associate relating to such investment outstanding at the end of the most recently completed accounting reference period.

(iv)	In this Condition and in Special Condition S (Indebtedness) “permitted purpose” means the purpose of all or any of the following:

(a)	the transmission business or any other business or activity within the limits of paragraph 4 of this Condition;

(b)	any business or activity to which the Authority has given its consent in writing in accordance with paragraph 3 (d) of this Condition; and

(c)	without prejudice to the generality of sub-paragraph (a), any payment or transaction lawfully made or undertaken by the licensee for a purpose within sub-paragraphs I (b)(i) to (vii) of Special Condition S (Indebtedness).

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Special Condition P: Availability of Resources

1.	The licensee shall at all times act in a manner calculated to secure that it has available to it all such resources, including (without limitation) management and financial resources, personnel, fixed and moveable assets, rights, licences, consents and facilities on such terms and with all such rights as shall ensure that it is at all times able:

(a)	properly and efficiently to carry on the transmission business; and

(b)	to comply in all respects with its obligations under this licence and such obligations under the Act as apply to the transmission business including, without limitation, its duty to develop and maintain an efficient, co-ordinated and economical system of electricity transmission.

2.	The licensee shall submit a certificate to the Authority, approved by a resolution of the board of directors of the licensee and signed by a director of the licensee pursuant to that resolution. Such certificate shall be submitted in June of each year. Each certificate shall be in one of the following forms:

(a)	“After making enquiries, the directors of the licensee have a reasonable expectation that the licensee will have available to it, after taking into account in particular (but without limitation) any dividend or other distribution which might reasonably be expected to be declared or paid, sufficient financial resources and financial facilities to enable the licensee to carry on the transmission business for a period of 12 months from the date of this certificate.”

(b)	“After making enquiries, the directors of the licensee have a reasonable expectation, subject to what is said below, that the licensee will have available to it, after taking into account in particular (but without limitation) any dividend or other distribution which might reasonably be expected to be declared or paid, sufficient financial resources and financial facilities to enable the licensee to carry on the transmission business for a period of twelve months from the date of this certificate. However, they would like to draw attention to the following factors which may cast doubt on the ability of the licensee to carry on the transmission business.”

(c)	“In the opinion of the directors of the licensee, the licensee will not have available to it sufficient financial resources and financial facilities to enable the licensee to carry on the transmission business for a period of 12 months from the date of this certificate”.

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3.	The licensee shall submit to the Authority with that certificate a statement of the main factors which the directors of the licensee have taken into account in giving that certificate.

4.	The licensee shall inform the Authority in writing immediately if the directors of the licensee become aware of any circumstance which causes them no longer to have the reasonable expectation expressed in the then most recent certificate given under paragraph 2.

5.	The licensee shall use its best endeavours to obtain and submit to the Authority with each certificate provided for in paragraph 2 a report prepared by its auditors and addressed to the Authority stating whether or not the auditors are aware of any inconsistencies between, on the one hand, that certificate and the statement submitted with it and, on the other hand, any information which they obtained during their audit work.

6.	The directors of the licensee shall not declare or recommend a dividend, nor shall the licensee make any other form of distribution within the meaning of section 263 of the Companies Act 1985, unless prior to the declaration, recommendation or making of the distribution (as the case may be) the licensee shall have issued to the Authority a certificate complying with the following requirements of this paragraph.

(a)	The certificate shall be in the following form:

“After	making enquiries, the directors of the licensee are satisfied:

(i)	that the licensee is in compliance in all material respects with all obligations imposed on it by standard condition 11 (Provision of Information to the Authority), Special Condition O (Restriction on Activity and Financial Ring- fencing), Special Condition P (Availability of Resources), Special Condition Q (Undertaking from ultimate controller), Special Condition R (Credit Rating of Licensee) and Special Condition S (Indebtedness) of the licence: and

(ii)	that the making of a distribution of [•] on [•] will not, either alone or when taken together with other circumstances reasonably foreseeable at the date of this certificate, cause the licensee to be in breach to a material extent of any of these obligations in the future.”

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(b)	The certificate shall be signed by a director of the licensee and approved by a resolution of the board of directors of the licensee passed not more than 14 days before the date on which the declaration, recommendation or payment will be made.

(c)	Where the certificate has been issued in respect of the declaration or recommendation of a dividend, the licensee shall be under no obligation to issue a further certificate prior to payment of that dividend provided such payment is made within six months of that certificate.

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Special Condition Q: Undertaking from ultimate controller

1.	The licensee shall procure from each company or other person which the licensee knows or reasonably should know is at any time an ultimate controller of the licensee a legally enforceable undertaking in favour of the licensee in the form specified by the Authority that that ultimate controller (“the convenantor”) will refrain from any action, and will procure that any person (including, without limitation, a corporate body) which is a subsidiary of, or is controlled by, the covenantor (other than the licensee and its subsidiaries) will refrain from any action which would then be likely to cause the licensee to breach any of its obligations under the Act or this licence. Such undertaking shall be obtained within 7 days of the company or other person in question becoming an ultimate controller and shall remain in force for as long as the licensee remains the holder of this licence and the covenantor remains an ultimate controller of the licensee.

2.	The licensee shall:

(a)	deliver to the Authority evidence (including a copy of each such undertaking) that the licensee has complied with its obligation to procure undertakings pursuant to paragraph 1;

(b)	inform the Authority immediately in writing if the directors of the licensee become aware that any such undertaking has ceased to be legally enforceable or that its terms have been breached; and

(c)	comply with any direction from the Authority to enforce any such undertaking; and shall not, save with the consent in writing of the Authority, enter (directly or indirectly) into any agreement or arrangement with any ultimate controller of the licensee or of any of the subsidiaries of any such corporate ultimate controller (other than the subsidiaries of the licensee) at a time when,

(i)	an undertaking complying with paragraph 1 is not in place in relation to that ultimate controller, or

(ii)	there is an unremedied breach of such undertaking; or

(iii)	the licensee is in breach of the terms of any direction issued by the Authority under paragraph 2 of this Condition.

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3.	In this Condition “ultimate controller”	means:

		(a)	a holding company of the licensee which is not itself a subsidiary of another company; and

		(b)	any person who (whether alone or with a person or persons connected with him) is in a position to control, or to exercise significant influence over, the policy of the licensee or any holding company of the licensee by virtue of:

		(i)	rights under contractual arrangements to which he is a party or of which he is a beneficiary; or

		(ii)	rights of ownership (including rights attached to or deriving from securities or rights under a trust) which are held by him or of which he is a beneficiary; but excluding any director or employee of a corporate body in his capacity as such; and

		(c)	for the purposes of sub-paragraph (b), a person is connected with another person if they are party to any arrangement regarding the exercise of any such rights as are described in that paragraph.

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Special Condition R: Credit Rating of Licensee

1.	The licensee shall use all reasonable endeavours to ensure that the licensee maintains at all times an investment grade issuer credit rating.

2.	In this Condition and in Special Condition S (Indebtedness):

“investment grade issuer credit rating” means:

(a)	an issuer rating of not less than BBB- by Standard & Poor’s Ratings Group or any of its subsidiaries or a corporate rating of not less than Baa3 by Moody’s Investors Service, Inc. or any of its subsidiaries or such higher rating as shall be specified by either of them from time to time as the lowest investment grade credit rating; or

(b)	an equivalent rating from any other reputable credit rating agency which, in the opinion of the Authority, notified in writing to the licensee, has comparable standing in the United Kingdom and the United States of America.

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Special Condition S: Indebtedness

1.	In addition to the requirements of standard condition 10 (Disposal of Relevant Assets), the licensee shall not without the prior written consent of the Authority [6] [7] [8] (following the disclosure by the licensee of all material facts):

(a)	create or continue or permit to remain in effect any mortgage, charge, pledge, lien or other form of security or encumbrance whatsoever, undertake any indebtedness to any other person or enter into any guarantee or any obligation otherwise than:

(i)	on an arm’s length basis;

(ii)	on normal commercial terms;

(iii)	for a permitted purpose; and

(iv)	(if the transaction is within the ambit of standard condition 10 (Disposal of Relevant Assets) in accordance with that condition.

(b)	transfer, lease, license or lend any sum or sums, asset, right or benefit to any affiliate or related undertaking of the licensee otherwise than by way of:

(i)	a dividend or other distribution omit of distributable reserves;

(ii)	repayment of capital;

(iii)	payment properly due for any goods, services or assets provided on an arm’s length basis and on normal commercial terms;

(iv)	a transfer, lease, licence or loan of any sum or sums, asset, right or benefit on an arm’s length basis, on normal commercial terms and made in compliance with the payment condition;

(v)	repayment of or payment of interest on a loan not prohibited by subparagraph (a);

(vi)	payments for group corporation tax relief or for the surrender of Advance Corporation Tax calculated on a basis not exceeding the value of the benefit received; or

(vii)	an acquisition of shares or other investments in conformity with paragraph 2 of Special Condition O (Restriction on Activity and Financial Ringfencing) made on an arm’s length basis and on normal commercial terms.

[6]	Consent issued under Special Licence Condition S of this licence (01.10.01)
[7]	Consent issued under Special Licence Condition S of this licence and Annex thereto (01.10.01)
[8]	Consent issued under Special Licence Condition S of this licence (20.11.01)

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(c)	enter into an agreement or incur a commitment incorporating a cross-default obligation; or

(d)	continue or permit to remain in effect any agreement or commitment incorporating a cross-default obligation subsisting at the date this Special Condition takes effect in this licence save that the licensee may permit any cross-default obligation in existence at that date to remain in effect for a period not exceeding twelve months from that date, provided that the cross-default obligation is solely referable to an instrument relating to the provision of a loan or other financial facilities granted prior to that date and the terms on which those facilities have been made available as subsisting on that date are not varied or otherwise made more onerous.

(e)	the provisions of sub-paragraphs (c) and (d) of this paragraph shall not prevent the licensee from giving any guarantee permitted by and compliant with the requirements of paragraph (a).

(f)	the payment condition referred to in sub-paragraph (b) (iv) is that the consideration due in respect of the transaction in question is paid in full when the transaction is entered into unless either:

(i)	the counter-party to the transaction has and maintains until payment is made in full an investment grade issuer credit rating, or

(ii)	the obligations of the counter-party to the transaction are fully and unconditionally guaranteed throughout the period during which any part of the consideration remains outstanding by a guarantor which has and maintains an investment grade issuer credit rating.

2.	In this Condition:

“cross-default obligation”	Means a term of any agreement or arrangement whereby the licensee’s liability to pay or repay any debt or other sum arises or is increased or accelerated or is capable of arising, increasing or of acceleration by

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reason of a default (howsoever such default may be described or defined) by any person other than the licensee unless:

	(i)	that liability can arise only as the result of a default by a subsidiary of the licensee,

	(ii)	the licensee holds a majority of the voting rights in that subsidiary and has the right to appoint or remove a majority of its board of directors, and

	(iii)	that subsidiary carries on business only for a purpose within paragraph (a) of the definition of permitted purpose (as defined in Special Condition O (Restriction on Activity and Financial Ringfencing)).

“indebtedness”	means all liabilities now or hereafter due owing or incurred, whether actual or contingent, whether solely or jointly with any other person and whether as principal or surety, together with any interest accruing thereon and all costs, charges, penalties and expenses incurred in connection therewith.

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SCHEDULE 1

AUTHORISED AREA

1.	Scotland (except the area specified in the Electricity Act 1989 (North of Scotland Specified Area) Order 1990 made on 7 March 1990), the Cruachan Transmission Line, and the Dalmally Switching Station.

2.	In this Schedule:

“the Cruachan Transmission Line”

means the double circuit 275 kV transmission line extending from the Cruachan Station Works, to the Dalmally Switching Station and thereafter to the Windyhill Substation together with all lattice towers, conductors, insulators, associated cables and connections, and all other items of plant or equipment making up or supporting said transmission line, with the benefit, subject to the applicable conditions therein, of all wayleaves and/or servitude rights relating thereto.

3.	Expressions used in the definition of the Cruachan Transmission Line which are defined in a transfer scheme shall have the same meaning in this Schedule as in such transfer scheme.

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SCHEDULE 2

REVOCATION

1.	The Authority may at any time revoke the licence by giving no less than 30 days’ notice (24 hours’ notice, in the case of a revocation under sub-paragraph 1(g)) in writing to the licensee:

(a)	if the licensee agrees in writing with the Authority that the licence should be revoked:

(b)	if any amount payable under standard condition 4 (Payments by licensee to the Authority) is unpaid 30 days after it has become due and remains unpaid for a period of 14 days after the Authority has given the licensee notice that the payment is overdue - provided that no such notice shall be given earlier than the sixteenth day after the day on which the amount payable became due;

(c)	if the licensee fails:

(i)	to comply with a final order (within the meaning of section 25 of the Act) or with a provisional order (within the meaning of that section) which has been confirmed under that section and (in either case) such failure is not rectified to the satisfaction of the Authority within three months after the Authority has given notice in writing of such failure to the licensee - provided that no such notice shall be given by the Authority before the expiration of the period within which an application under section 27 of the Act could be made questioning the validity of the final or provisional order or before the proceedings relating to any such application are finally determined; or

(ii)	to pay any financial penalty (within the meaning of section 27A of the Act) by the due date for such payment and such payment is not made to the Authority within three months after the Authority has given notice in writing of such failure to the licensee - provided that no such notice shall be given by the Authority before the expiration of the period within which an application under section 27E of the Act could be made questioning the validity or effect of the financial penalty or before the proceedings relating to any such application are finally determined;

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(d)	if the licensee fails to comply with:

(i)	an order made by the Secretary of State under section 56, 73, 74 or 89 of the Fair Trading Act 1973; or

(ii)	an order made by the court under section 34 of the Competition Act 1998.

(e)	if the licensee ceases to carry on the transmission business;

(f)	if the licensee has not commenced carrying on the transmission business within 5 years of the date on which the licence comes into force;

(g)	if the licensee:

(i)	is unable to pay its debts (within the meaning of section 123(1) or (2) of the Insolvency Act 1986, but subject to paragraphs 2 and 3 of this schedule) or has any voluntary arrangement proposed in relation to it under section 1 of that Act or enters into any scheme of arrangement (other than for the purpose of reconstruction or amalgamation upon terms and within such period as may previously have been approved in writing by the Authority);

(ii)	has a receiver (which expression shall include an administrative receiver within the meaning of section 251 of the Insolvency Act 1986) of the whole or any material part of its assets or undertaking appointed;

(iii)	has an administration order under section 8 of the Insolvency Act 1986 made in relation to it;

(iv)	passes any resolution for winding-up other than a resolution previously approved in writing by the Authority; or

(v)	becomes subject to an order for winding-up by a court of competent jurisdiction; or

(h)	if the licensee is convicted of having committed an offence under section 59 of the Act in making its application for the licence.

2.	For the purposes of sub-paragraph 1(g)(i), section 123(1)(a) of the Insolvency Act 1986 shall have effect as if for “£750” there was substituted “£l00,000” or such higher figure as the Authority may from time to time determine by notice in writing to the licensee.

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3.	The licensee shall not be deemed to be unable to pay its debts for the purposes of sub-paragraph 1(g)(i) if any such demand as is mentioned in section 123(l)(a) of the Insolvency Act 1986 is being contested in good faith by the licensee with recourse to all appropriate measures and procedures or if any such demand is satisfied before the expiration of such period as may be stated in any notice given by the Authority under paragraph 1.

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CONSENTS AND DIRECTIONS

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Direction issued under Condition 7 (of Part IV) of the Generation, Transmission and Public Electricity Supply Licence of Scottish Power UK plc now Standard Condition 10 of this licence (01.04.92)

Our Ref: DIR/S/229

1 April 1992

Mr S R Bucknall

Regulation Manager

Scottish Power plc

Cathcart House

Spean Street

GLASGOW

G44 4BE

GENERATION, TRANSMISSION AND PUBLIC ELECTRICITY SUPPLY LICENCE

Part IV: Condition 7

Disposal of Relevant Assets

The Director General of Electricity Supply (“the Director”) hereby directs that for the purposes of Condition 7 of Part IV of the Generation, Transmission and Public Electricity Supply Licence (the “Licence”) issued to Scottish Power plc (the “Licensee”) on 28 March 1990:

1.	The Licensee may dispose of a relevant asset without giving prior notice if the relevant asset is obsolete or redundant.

2.	The consent in paragraph 1 shall not apply:

(i)	in respect of a relevant asset if:

(a)	the value of that asset;

(b)	the value of that asset and other related relevant assets which are being or intended to be disposed of at the same time; or

(c)	the value of that asset and other relevant assets which together formed a part of the Licensee’s transmission system and are being declared obsolete or redundant at the same time or as part of the same operation;

exceeds £250,000 (as amended on 1 April each year by the percentage change in the Retail Price Index since 1 April 1990);

(ii)	in respect of a relevant asset which is obsolete unless an appropriate replacement or alternative arrangement has been installed in the Licensee’s transmission system, or is being or is intended to be installed in such a manner that Continuity of the function of that asset is achieved;

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(iii)	where the disposal constitutes a sale and lease back arrangement; or

(iv)	where the relevant asset is intended to remain in operational use but not under the operational control of the Licensee.

3.	The Licensee may without giving prior notice dispose of any relevant asset to a wholly owned subsidiary (“the subsidiary”) (as defined in the Companies Act 1985 as amended or re-enacted from time-to time) of the Licensee if the Licensee has prior to the disposal delivered to the Director a document duly executed by the subsidiary and the Licensee (in a form capable of being enforced by the Director) undertaking to the Director that:

(i)	the subsidiary in respect of the relevant asset will comply with the provision of Condition 8 of Part II of the Licence as if it were the Licensee; and

(ii)	the Licensee will not cause or permit the subsidiary to cease to be its wholly owned subsidiary without the prior written consent of the Director to the disposal of the relevant asset(s) owned by the subsidiary;

4.	The Licensee may without giving prior notice grant to a third party a servitude or easement, wayleave, licence or similar right over any land or property in which the Licensee has a legal or beneficial interest and which is a relevant asset, save where the grant of such a right would have a material adverse effect on the Licensee’s ability to use or develop the land for the purposes of the Licensee’s Transmission Business.

5.	The Licensee may without giving prior notice dispose of any relevant asset to another Licensee provided that:

(i)	the Licensee to whom disposal is made is subject to the provisions of licence conditions equivalent to Condition 7 of Part IV and Condition 8 of Part II of the Licence;

(ii)	the relevant asset will become a relevant asset under those equivalent licence conditions upon disposal;

(iii)	the Licensee will be able to fulfil the duties arising under or by virtue of the Licence after disposal of the relevant asset.

6.	The consent contained in paragraphs 1, 3,4 and 5 relates only to Condition 7 of Part IV of the Licence and shall not apply or be deemed to apply for the purpose of any consent or approval which the Director may or may be required to give in relation to a disposal under any other Condition of the Licence or under the Act.

7.	In this direction:

“obsolete” means unable to perform its required function either in an efficient manner or at all through wear and tear, obsolescence, damage, failure, unsafe operation or advances in technology and includes equipment that the Licensee has decided to render obsolete as a result of inspection; “prior notice” means a notice to the Director under paragraph 2 of Condition 7 of Part IV of the Licence;

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“redundant” means no longer required or necessary in order to enable the Licensee to comply with its obligations under the Act or the Licence in relation to the Licensee’s transmission system provided that a relevant asset shall not be regarded as being redundant solely because it is in the ownership or control of a third party;

“value” means the estimated price that could be expected to be received in the market at the time of disposal;

and other words and phrases in this Direction which are defined for the purpose of the Licence shall have the same meaning as in the Licence.

R N IRVINE

Authorised on behalf of the

Director General of Electricity Supply

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Direction issued under Conditions 8 and 8A (of Part IV) of the Transmission Licence of Scottish Power UK plc now Standard Conditions D3 and D3A of this licence (28.07.00)

The Electricity Act 1989

Sections 6 and 7

Electricity Transmission Licence granted to Scottish Power (UK) plc Public Electricity

Supply Licences granted to Scottish Power (UK) plc and Manweb plc

Direction

of the

Director General of Electricity Supply

Whereas -

(1)	Scottish Power (UK) plc (“SP”) is the holder of a transmission licence (“the Transmission Licence”) granted under section 6(1)(b) of the Electricity Act 1989 (“the Act”).

(2)	SP and Manweb plc (“Manweb”) are the holders of public electricity supply licences granted under section 6(1)(c) of the Act (“the SP PES Licence” and “the Manweb PES Licence” respectively).

(3)	SP and Manweb are members of the same group of companies.

(4)	Condition 8 in Part IV of the Transmission Licence (“Condition ii”) prohibits SP from disclosing confidential information.

(5)	Condition 8A in Part IV of the Transmission Licence (“Condition 8A”) requires SP to maintain the full managerial arid operational independence of the Transmission Business of SP from other businesses of SP and of its affiliates and related undertakings.

(6)	Paragraph (9) of Condition 8A provides that the Director in certain circumstances may issue a direction relieving SP of its obligations under Condition 8 and under paragraphs 1(a), 2 and 8 of Condition 8A to such extent and subject to such terms and conditions as he may specify in that direction.

(7)	Condition 9 in Part V of the SP PES Licence (“Condition 9”) and Condition 12 of the Manweb PES Licence (“Condition 12”) require the Distribution Businesses of SP and of Manweb to have information separation and managerial and operational independence from other businesses of SP and of Manweb.

(8)	Paragraph (7) of each of the Condition 9 and Condition 12 provides that the Director in certain circumstances may issue a direction relieving SP and Manweb from certain of their obligations under the Conditions.

(9)	SP and Manweb have requested the Director to issue directions relieving them from their above mentioned obligations to the extent necessary for the Transmission and Distribution Businesses of SP to be managed and operated as a single business with the Distribution Business of Manweb.

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(10)	In response to the request the Director is satisfied that, having regard to the terms of paragraph (9) of Condition BA and to paragraph (7) of each of Condition 9 and Condition 12, he is entitled to issue a direction in the manner hereinafter appearing.

NOW THEREFORE THE DIRECTOR ISSUES THE FOLLOWING DIRECTION -

1.	Except where the context requires otherwise, any terms used in this direction that are defined in Part 1 of the composite document setting out the generation and public electricity supply licences of SP and the Transmission Licence shall have the meaning given to them in that Part.

2.	This direction is issued for the purposes of paragraph (9) of Condition 8A and of paragraph (7) of each of Condition 9 and Condition 12.

3.	SP is relieved of its obligations under Condition 8 and paragraphs 1(a), 2 and 8 of Condition 8A and SP and Manweb are relieved of their obligations under paragraphs 1 to 6 of Condition 9 and Condition 12 respectively to such extent as is necessary for the Transmission and Distribution Businesses of SP to be managed and operated as a single business with the Distribution Business of Manweb subject to the conditions that:-

(a)	any arrangements for the use of or access to premises, systems, equipment, facilities, property or personnel by the Transmission and Distribution Businesses of SP and the Distribution Businesses of Manweb:

(i)	do not involve a cross-subsidy being given by any one of the Transmission or Distribution Businesses of SP or the Manweb Distribution Business to any other of those businesses;

(ii)	obtain for the Transmission and Distribution Businesses of SP and the Manweb Distribution Business, in the most efficient and economical manner possible, the use of the relevant premises, systems, equipment, facilities, property or personnel; and

(iii)	do not restrict, distort or prevent competition in the generation or supply of electricity;

(b)	nothing in this direction shall relieve either SP or Manweb from any obligation in respect of any Separation Plan prepared for the purpose of any of the conditions of the SP and Manweb PES Licences, and

(c)	nothing in this direction shall relieve either SP or Manweb from any obligation imposed on them by Directive 96/92/EC.

4.	This direction shall cease to have effect on the earlier of:-

(a)	notification by the Director to SP and to Manweb that he is satisfied that there has been a material failure to comply with the condition set out in paragraph 3 above,

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(b)	Condition 8, Condition 8A, Condition 9 or Condition 12 ceasing to have effect, or

(c)	the expiry of 28 days from the date of service on the Director by either SP or Manweb of a request for the revocation of the direction.

The Official Seal of the Director General

of Electricity Supply hereunto affixed is

authenticated by

Charles Coulthard

Authorised in that behalf by the Director

General of Electricity Supply

Date 28 July 2000

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Consent issued under Special Licence Condition S of this licence (01.10.01)

To

SP Transmission Ltd (“the Licensee”)

1 Atlantic Quay

Glasgow

G2 8SP

Consent under Transmission Special Licence Condition S (Indebtedness)

1.	This consent is issued by the Gas and Electricity Markets Authority (“the Authority”) to the Licensee under paragraph 1 of the above condition (“the Condition”).

2.	The Authority hereby consents to the Licensee being a party to a group registration scheme with HM Customs & Excise for value added tax (“VAT”) purposes, subject to the following condition namely that throughout the period during which such registration subsists, the Licensee shall have the benefit of a legally enforceable undertaking and indemnity from the controlling member of the VAT group in respect of which the registration has been made whereby the Licensee is kept indemnified from any liability to VAT (including interest, penalties and costs) which does not arise out of the authorised business of the Licensee under the Licence but which is claimed against the Licensee as a result of such group registration.

3.	This consent shall have effect on and from the date specified below. It shall remain in effect until the Authority shall withdraw it or replace it by a further consent made under the Condition.

4.	Words and expressions used in this consent have the meaning attributed to them in the said Special Licence Condition,

Dated: 1 October 2001

Signed

Charles Coulthard

Duly authorised in that behalf by the Authority

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Consent issued under Special Licence Condition S of this licence and Annex thereo (01.10.01)

ELECTRICITY TRANSMISSION LICENCE

SPECIAL LICENCE CONDITIONS

To SP Transmission Limited (“the Licensee”)

1 Atlantic Quay

Glasgow

C2 8SP

Consent under Special Licence Condition S (Indebtedness)

1.	This consent is issued by the Gas and Electricity Markets Authority (“the Authority”) to the Licensee under paragraph 1 of the above condition (“the Condition”).

2.	The Authority refers to the application from Scottish Power UK plc (“SPUK” to the Authority dated 9 July (and forwarded by fax on 10 July) 2001 (“the Application”) and hereby consents to the Licensee giving those guarantees given or to be given in support of or in relation to the borrowings which are referred to or set out in Annex A to the Application, subject to the conditions set out in the Annex to this consent.

3.	This consent is given subject to the further Condition that no change shall be made to the financial arrangements set out in the Application, or in the parties to them, without the prior written consent of the Authority.

4.	This consent shall have effect on and from the date specified below. It shall remain in effect until the Authority shall revoke or replace it by a further consent pursuant to condition 11 in the Annex to this consent.

5.	Save where the context otherwise requires, words and expressions used in this consent have the meaning attributed to them in the said Special Licence Conditions.

Dated 1 October 2001

Signed

Charles Coulthard

duly authorised in that behalf by the Authority

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SP Transmission Limited (“the Licensee”)

Annex to Consent issued under Special Licence Condition S (Indebtedness) in respect of the

Application of the licensee (“the Application”) dated 10 July 2001

The following conditions, in addition to those contained in its transmission licence, are applicable to the Licensee:

1.	any guarantee to be provided by the Licensee pursuant to this consent (each an “Upstream Guarantee”) is to be in favour of the lender(s) or, as the case may be, contract counter-parties from time to time (or where applicable their nominee or agent as trustee for their interests) under one or more of the borrowing arrangements detailed in Annex A to the Application and directly related derivative contracts;

2.	Upstream guarantees may extend only to amounts due and payable from time to time by Scottish Power UK plc (“SPUK”) (the “guaranteed indebtedness” under, and in accordance with the terms of, the bank facility, bonds, and notes existing on the date on which SPUK’s Transfer Scheme under Schedule 7 to the Utilities Act 2000 becomes effective (“the transfer date”), and to amounts becoming due and payable under, and in accordance with the terms of, derivative contracts from time to time entered into solely for the purpose of hedging interest rate or currency exposures arising under the guaranteed indebtedness (“directly related derivative contracts”);

3.	Upstream Guarantees may not: (a) extend to amounts becoming due and payable under any extension, renewal or replacement of the bonds and notes other than in respect of amounts refinanced on the same terms as those existing as at the transfer date or upon terms more beneficial to the borrower (save that in no case may the stated maturity of the replacement instrument be later than the stated maturity of the instrument replaced); nor (b) may they cover amounts becoming due and payable under the bank facility if the terms and conditions of such facility are varied after the transfer date in any material respect so as to increase the amounts that may become payable under the bank facility or to extend its term or otherwise to impose additional or more onerous financial obligations on SPUK, nor (c) may they cover any other liabilities whatsoever (unless and to the extent incurred consistently with the conditions of the Licensee’s transmission licence or any consent validly issued thereunder);

4.	for so long as any upstream Guarantee remains outstanding, the Licensee is to be fully and effectively indemnified, in a form satisfactory to Ofgem, against any and all costs, expenses, damages and losses it may incur or suffer as a result of any call made, or the performance of any obligation, under an Upstream Guarantee. Such indemnities are to be given by Scottish Power Investments Limited (“Investments”), may not be limited in time or amount, and shall comply with the requirements or paragraphs 5 and 6 below;

5.	it shall be a term of the indemnities that Investments has, for so long as the Upstream Guarantees remain in force, an investment grade corporate credit rating from either Standard & Poor’s Ratings Group or Moody’s Investors Services, Inc. In the event that such a rating is not held, Investments shall take such steps as the Licensee may require in accordance with a direction of the Authority, acting reasonably after consultation with the Licensee, to secure that the value of the indemnities to the Licensee is not materially reduced or, if this is nor practicable, that additional or alternative protections are put in place so as to leave the Licensee in a position not materially less favourable to it than that which would have obtained had such rating been held;

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6.	it shall be a further term of the indemnities that, without prejudice to the requirement in paragraph 5 above, Investments undertakes not without the prior consent of the Authority notified to the Licensee in writing to dispose of or refinance the whole or any major part of its business or assets, or of the business or assets of Manweb plc, unless the proceeds of such sale or refinancing are applied to reduce pro tanto the aggregate amount of the obligations covered by Upstream Guarantees then outstanding or there are put in place alternative or additional indemnity arrangements satisfactory to the Authority, acting reasonably;

7.	for so long as any Upstream Guarantee remains outstanding, the Licensee shall, as soon as reasonably practicable, use all reasonable endeavours to obtain release of its obligations thereunder;

8.	before any Upstream Guarantee may be entered into, the Licensee shall obtain from SPUK legally enforceable undertakings to the following effect;

(1)	until the occurrence of the Relevant Event (as defined below), SPUK shall not conduct any business nor carry on any activity provided, however, that this undertaking shall not prevent SPUK from

(a)	continuing to conduct any business or carry on any activity which it was conducting on the transfer date (or which arises in the ordinary course of any such business or activity) but (without prejudice to the provisions of sub-paragraphs (b), (c) and (d) below) by the date twelve months from the transfer date (or such later date as the Authority may specify to the Licensee in writing) SPUK shall transfer to an affiliate or otherwise cease to conduct or carry on any such business or activity together (so far as reasonably practicable) with all rights and/or obligations of SPUK arising in respect of contracts or other arrangements entered into by SPUK on or prior to such twelve month anniversary which survive such twelve month anniversary. SPUK shall procure an indemnity in respect of any such rights and obligations which are not so transferred in form satisfactory to the Authority from such person or persons as SPUK shall nominate (being in any case not a subsidiary of SPUK. and having and agreeing, for so long as any Upstream Guarantee remains outstanding, to maintain an investment grade corporate credit rating) at such other person or persons as the Authority, acting reasonably, shall approve;

(b)	holding or acquiring shares or other securities in, or making or receiving loans and advances to or from, any body corporate as, or performing the supervisory or management functions of, an investor, nor performing the supervisory or management functions of a holding company in respect of any subsidiary (including, for the avoidance of doubt, the provision of customary corporate cervices to subsidiaries or holding companies within SPUK’s group, including those transport, learning and procurement activities and services currently provided by SPUK);

(c)	conducting any business or carrying on any activity to which the Authority has given its consent in writing (such consent not to be unreasonably withheld or delayed); or

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(d)	conducting any other business or carrying on any other activity which, were it carried on by the Licensee, would be de minimis business (as defined in Special Condition O of the Licensee’s transmission licence but substituting respectively for the turnover and for the aggregate of share capital, share premium and reserves of the Licensee the equivalent figures for SPUK as shown (in the case of turnover) in its consolidated financial statements or (in the case of share capital and reserves) its unconsolidated financial statements, all at the relevant date);

(2)	until the occurrence of the Relevant Event, SPUK shall not enter into nor permit or suffer to exist any guarantee of any obligation nor enter into nor permit or suffer to subsist any agreement to which it is a party containing a cross-default obligation (as defined in Special Condition S of the Licensee’s transmission licence) provided, however, that this undertaking shall not prevent SPUK from:

(a)	(without prejudice to the provisions of sub-paragraphs (b) or (C) of this paragraph 8 (2)) permitting or suffering to exist any guarantee that was outstanding on the transfer date or entering into further guarantees in respect of similar obligations during the period commencing on the transfer date and ending twelve months thereafter but by the end of such period except with the consent of the Authority previously notified to the Licensee in writing, SPUK must (so far as reasonably practicable) have obtained unconditional release from or otherwise ceased to have any continuing liability whatsoever under such guarantees. SPUK shall procure an indemnity for any such liability which survives the end of such period in a form reasonably satisfactory to the Authority from such person or persons as SPUK shall nominate (being in any case not a subsidiary of SPUK and having and agreeing for so long as any Upstream Guarantee remains outstanding to maintain an investment grade corporate credit rating) or such other person or persons as the Authority, acting reasonably, shall approve;

(b)	(without prejudice to the provisions of sub-paragraphs (a) or (c) of this paragraph 8 (2)) permitting or suffering to subsist any agreement subsisting at the transfer date provided that any cross-default obligation therein contained is not referable to the default of any person that is not a wholly owned subsidiary of SPUK nor (save during the period of twelve consecutive months commencing on the transfer date) to the default of Scottish Power Energy Trading Limited (“SPETL” or of any other person carrying on analogous activities to those carried on by SPETL in succession to SPUK or otherwise;

(c)	(without prejudice to the provisions of sub-paragraphs (a) or (b) of this paragraph 8 (2)), entering into or permitting or suffering to exist any agreement containing a cross-default obligation referable solely to a default of the Licensee, SP Distribution Limited or Manweb plc:

(3)	until the occurrence of the Relevant event, SPUK (acknowledges that it should have a corporate credit rating no lower than either BBB from Standard & Poor’s Ratings Group or Baa2 from Moody’s Investors Services, Inc. and shall ensure that the aggregate gross principal amount outstanding from time to time in respect of indebtedness for money borrowed by it or amounts in the nature of such

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indebtedness shall not exceed £5 billion, if at any relevant time SPUK does not hold such credit ratings or exceeds such limit it undertakes to procure that the obligations of the Licensee under all Upstream Guarantees then outstanding are fully and effectively indemnified by (i) an unrelated third party (such as a bank or credit insurer), or (ii) any holding company of SPUK (including one as is envisaged in terms of paragraph 12 below), or (iii) subject to approval the Authority, a Subsidiary or holding company of, or a subsidiary of a holding company of, SPUK, in each case having and at all times maintaining an investment grade corporate credit rating;

(4)	until the occurrence of the Relevant Event, SPUK shall not without the prior consent of the Authority notified to the Licensee in writing dispose of or refinance the whole or any major part of its business or assets, or of the business or assets of any of its subsidiaries, unless the proceeds of such sale or refinancing are applied to reduce pro tanto the aggregate amount of the obligations covered by Upstream Guarantees then outstanding or there are put in place alternative or additional indemnity arrangements satisfactory to Ofgem acting reasonably;

(5)	for the purposes of these undertakings, the Relevant Event shall be the earlier to occur of (a) the first date by which all upstream Guarantees have been released or the Licensee has otherwise ceased to have any continuing liability thereunder whatsoever, and (b the date of publication of the annual regulatory accounts of the Licensee and of SP Distribution Limited required by or under their respective licences issued pursuant to the Electricity Act 1989 (as amended) (or, if each is not published on the same day, the later of their respective dates of publication to occur) which first show the total combined indebtedness of the Licensee and of SP Distribution Limited to be below the level that is equivalent to 78% of their combined Regulatory Asset Values (as shown in such accounts or, if not so shown, the equivalent figures at the date to which such accounts are drawn up as certified by the relevant auditors). For these purposes, indebtedness shall include the gross amount of all liabilities for money borrowed by each of the Licensee and SP Distribution Limited and, in addition, the maximum total liability under all guarantees of indebtedness (including Upstream Guarantees) entered into by either of them and then outstanding (taking into account contributions to which either of them may be entitled as against the other in respect of liabilities assumed jointly or jointly and severally), but shall exclude liabilities for money borrowed from SPUK if and to the extent such liabilities are effectively subordinated to all other claims that might be validly brought against the Licensee or, as the case may be, SP Distribution Limited;

(6)	for so long as any Upstream Guarantee remains outstanding, SPUK shall, as soon as reasonably practicable, use its reasonable endeavours to obtain release of its Obligations thereunder. For the avoidance of doubt, this undertaking shall not require SPUK to repay any amount or replace any facility before the due date for payment or termination thereof nor agree to any variation in the terms and conditions of any indebtedness covered by an Upstream Guarantee that is prejudicial to SPUK;

9.	the Licensee shall provide satisfactory evidence to the Authority that it has obtained the requisite indemnities and undertakings, including certified true copies of the indemnities and Deed of Covenant (or other instrument) setting forth the undertakings and the Licensee shall procure that all such indemnities and undertakings are legally enforceable;

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10.	the Licensee shall use all reasonable endeavours to enforce its rights under the indemnities arid the undertakings, and shall comply with any reasonable directions from the Authority in relation thereto;

11.	the Authority reserves the right to, and if so requested by the Licensee shall, review this consent in the light of any material change of circumstance, and, if appropriate (and having due regard to the nature and extent of any obligations undertaken by the Licensee on the basis of this consent), amend or revoke it;

12.	it is acknowledged and agreed that none of the undertakings or restrictions hereby required of SPUK shall in any way prevent or restrict any such actions being undertaken by any holding company from time to time of SPUK (provided SPUK is not thereby prevented from fulfilling its undertakings to the Licensee);

13.	in determining the price control limits applicable to the Licensee under its transmission licence, the Authority shall be entitled to disregard any costs incurred by the Licensee in relation to any Upstream Guarantee or to the indemnities or undertakings or any of them (including legal and other costs relating to any proceedings whether taken by or against the Licensee)

Date : 27/9/01

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Direction issued under Special Licence Condition H of this licence (12.11.01)

The Company Secretary

SP Transmission Limited

New Alderston House

Dove Wynd

Strathclyde Business Park

Bellshill

ML4 3FF

Our Ref: CC.LF476L

Direct Dial: 0141 331 1772

Email: charles.coulthard@ofgem.gov.uk

12 November, 2001

Dear Sir,

Direction issued by the Gas and Electricity Markets Authority under

SP Transmission Limited Licence Special Condition H

‘Transmission System Security Standard and Quality of Service (Scotland)’

On 18 January 2001, ScottishPower Power Systems (now SP Transmission Limited) submitted an application to Ofgem for a direction relieving it of certain obligations laid on it by Part IV, Condition 4 of its licence. Particulars of this application are attached to this direction.

The Authority hereby directs pursuant to paragraph 7 of special condition H of SP Transmission Limited’s licence that in respect of such entry in the attached table, SP Transmission Limited is relieved for the period specified in that entry in Column 2 of the Table, or until revoked or amended by further directive of its obligations under paragraph 1 of Condition 4 to plan, develop, operate and maintain the part of the transmission system specified in that entry in Column 3 of the Table in accordance with the documents, or parts of them, specified in that entry in Column 4 of the Table while it is not complying with any preview included in Column 4 of that entry in the Table.

In respect of entries in column 1, the following additional requirements will apply:

1.	The company is to publish the following information by the June preceding the year 1 April to which is relates:

(a)	estimates of the number of occasions that the interconnector needs to be disconnected to ensure security of supply to customers within the licensees authorised area;

(b)	estimates of the total and average number of minutes that the interconnector will be disconnected;

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(c)	estimates of restriction of capability of interconnector including but not comprising the level of restriction, frequency and duration of occurrence;

Additionally, the following information should be submitted to Ofgem by the June following the year commencing 1 April to which it relates:

(d) the reasons for any of the occurrences estimated in (a) to (c) above that occurred;

(e) to identify by frequency of interruption for whichever case the interconnector users affected.

Dated:                                             2001

SIGNED on behalf of the Authority by

Charles Coulthard

Authorised for that purpose by the Authority.

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1	2	3	4
ENTRY NUMBER	PERIOD DURING WHICH THE DIRECTION APPLIES	PART OF THE TRANSMISSION SYSTEM FOR WHICH RELIEF IS GIVEN	NATURE OF RELIEF
1	Until 30 November 2011	275Kv single circuit line from Coylton to Auchencrosh	Transmission Planning Standard 13/10001 Section A Paragraph 2.1

2	Until 30 November 2011	2 x 275Kv circuits Kilmarnock South - Ayr - Coylton	Transmission Planning Standard 13/10001 Section A Paragraph 2.1

3	Until 30 November 2006	2 x 400Kv auto - transformer infeed at Kilmarnock South	Transmission Planning Standard 13/10001 Section A Paragraph 2.1

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Consent issued under Special Licence Condition S of this licence (20.11.01)

The Company Secretary

SP Transmission Limited

(“the Licensee”)

1 Atlantic Quay

Glasgow

G2 8SP

20 November 2001

Dear Sir,

ELECTRICITY TRANSMISSION LICENCE

SPECIAL LICENCE CONDITIONS

Consent under Special Licence Condition S (Indebtedness)

1.	This consent is issued by the Gas and Electricity Markets Authority (“the Authority”) to the Licensee under paragraph 1 of the above condition (“the condition”).

2.	The Authority refers to the application from Scottish Power UK plc (“SPUK”) to the Authority dated 9 July (and forwarded by fax on 10 July) 2001 (“the Application”), and to the consent (“the Principal Consent”) given by the Authority, subject to the conditions specified therein, on 1 October 2001 to certain guarantees by the Licensee pursuant to the Application.

3.	It has been brought to the Authority’s notice that the borrowing arrangements specified in the Application contain certain cross-default obligations affecting SPUK pursuant to the Facility Agreement dated 5 June 2001 made between SPUK, Royal Bank of Scotland (as agent) and Royal Bank of Scotland and others (as lenders) (“the RBoS Facility”), the effect of which would be, in the absence of consent thereto by the Authority, to constitute a breach of Special Licence Condition S in the Licensee’s transmission licence notwithstanding the issue to the Licensee of the Principal Consent.

4.	The Authority hereby consents to the inclusion in the borrowing arrangements authorised by the Principal Consent of the cross-default obligations referred to in paragraph 3 above, subject to the two additional conditions set out in paragraphs 5 and 6 below (in addition to those imposed under the Principal Consent), and subject to the modification of the Principal Consent, in its application to such cross-default obligations, specified in paragraph 7 below.

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5.	Within seven days of the date of this consent, the Licensee shall have obtained from SPUK (in addition to the undertakings required under the Principal Consent) enforceable undertakings in favour or the Licensee to the effect that:

(a)	until the occurrence of a Relevant Event or until the date on which the RBoS Facility determines or is renegotiated on a basis satisfactory to the Authority (whichever is the earlier to occur) and for so long as Thus plc (“Thus”) is a Subsidiary of SPUK, (within the meaning of the RBoS Facility) SPUK shall:

(i)	procure that Thus does not at any time have any Borrowings (within the meaning of the RBoS Facility) to which Clause 19.5 of the RBoS Facility applies, save Borrowings (as so defined) from SPUK;

(ii)	not make any demand on or exercise any right (other than the exercise of any right to withhold the making of further advances or to extend further credit to Thus) against Thus which would, or would then be likely to, cause an Event of Default (within the meaning of Clause 19 of the RBoS Facility) to occur; and

(iii)	undertake that, if on the date which is twelve months after the date of this consent Thus remains a Principal Subsidiary of SPUK (within the meaning of the RBoS Facility) SPUK shall forthwith transfer to an affiliate or related undertaking which is not and does not thereafter become a subsidiary of SPUK or otherwise dispose of its investment in Thus in such manner as to ensure that Thus ceases forthwith to be, and does not again become, such a Principal Subsidiary; and

(b)	for so long as SPUK is a party to any agreement containing a cross-default obligation permitted by condition 8(2)(b) in the Annex to the Principal Consent (as modified by this consent SPUK shall procure that, in respect of all its subsidiaries other than Thus, SPUK holds a majority of the voting rights and has the power to appoint or remove a majority of the directors of those subsidiaries.

6.	Within seven days of the date of this consent the Licensee shall have obtained from Scottish Power plc (“Holdco”) enforceable undertakings in favour of the Licensee to the effect that until the occurrence of a Relevant Event or until the date on which the RBoS Facility determines or is re-negotiated on a basis satisfactory to the Authority (whichever is the earlier to occur) Holdco shall not:

(a)	incur or permit or suffer to subsist any Borrowings (within the meaning of the RBoS Facility) to which Clause 19.5 of the RBoS Facility applies save that for a period of twelve consecutive months commencing on the Transfer Date Holdco may permit or suffer to subsist any Borrowings to which such clause applies as were outstanding on The Transfer Date (but no others); nor

(b)	enter into a Guarantor Accession Agreement or otherwise become an Obligor (within the meaning of the RBoS Facility).

7.	Under paragraph 8(2) in the Annex to the Principal Consent the Licensee is under obligation to obtain an undertaking from SPUK not to enter into nor permit or suffer to subsist as any agreement containing a cross default obligation (as there defined), save that under sub-paragraph 8(2)(b) SPUK may permit or suffer to subsist certain agreements provided that any cross-default obligation therein contained is not referable to the default of any person that is not a wholly-owned subsidiary of SPUK. Notwithstanding this provision, SPUK shall not be in breach of its obligations under the said paragraph 8(2) if

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the default in relation to which the cross-default obligation is referable is that of a subsidiary of SPUK which is not a wholly-owned subsidiary of SPUK, so long as SPUK is and remains in compliance with the provisions of paragraph 5(b) of this consent in relation to the subsidiary in question.

8.	The Licensee shall comply with the requirements of paragraphs 9 and 10 in the Annex to the Principal Consent in relation to the undertakings required by this consent.

9.	This consent shall be deemed to have come into effect on and from the 1 October 2001. it shall remain in effect for so long as the Principal Consent continues in force.

10.	Save where the context otherwise requires or this consent specifies otherwise, words and expressions used in this consent have the meaning attributed to them in the Principal Consent.

Dated 20 November 2001

Signed

duly authorised in that behalf by the Authority

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Direction issued under Standard Condition 10 of this licence (28.01.02)

Direction to SP Transmission Limited by the Gas and Electricity Markets Authority under Paragraph 3(a)(i) of Standard Transmission Licence Condition 10

This Direction is issued by the Gas and Electricity Markets Authority (“the Authority”) under paragraph 3(a)(i) of Condition 10 (Disposal of relevant assets) in the standard licence conditions of the licence of the above named electricity transmission licensee granted or treated as granted under section 6(1)(b) of the Electricity Act 1989 (as amended) (“the licence”).

The Authority hereby directs that the licensee may enter into an agreement or arrangement whereby operational control of a relevant asset or relevant assets ceases to be under the sole management of the licensee without giving prior notice in any case where the agreement or arrangement (for these purposes called “the transaction”) complies in all respects with the terms set out below:

1.	The transaction shall be consistent with all applicable conditions contained in the licence.

2.	Any other consent or clearance required under statue or under the licence in respect of the transaction shall have been obtained.

3.	The transaction shall provide for the supply of a service or the provision of a resource which relates to a relevant asset or relevant assets by a counter-party (“the resource provider”) on behalf of the licensee.

4.	The resource provider shall be and remain an affiliate of the licensee but shall not be a holding company of the licensee.

5.	The transaction shall be effected by contract made between the licensee and the resource provider; such contract shall be binding and enforceable both in Great Britain and in any other jurisdiction in which the resource provider has its principal place of business; and the contract shall contain provisions to the following effect:

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(a)	no force majeure or equivalent provision in the contract shall excuse any failure on the part of the licensee, or the resource provider acting on its behalf, to comply with the licensee’s statutory or licence obligations unless (and to the extent that) the event or circumstance in question would have excused the licensee under the licence if it had itself performed the service or provided the resource

(b)	responsibility for performance of all obligations to which the contract relates shall be clearly specified, subject to the overriding requirement that the licensee remains ultimately responsible for all statutory and licence obligations applicable to the licensee’s business

(c)	the resource provider shall covenant with the licensee to refrain from any action which would then be likely to cause the licensee to breach any of its licence or statutory obligations

(d)	the resource provider shall disclose to the licensee the basis or bases of all charges for services provided or supplies made pursuant to the contract, together with sufficient information and analysis to support the basis for the calculation of the total sum payable by the licensee; and the resource provider shall not raise any objection to, or seek to prevent, disclosure of such information to the Authority

(e)	the licensee shall be free, at any time after the fifth anniversary of the commencement of the contract, without penalty and on reasonable notice, to resource any service or supply from an alternative source of its choosing if more favourable terms become available

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(f)	the resource provider shall be under obligation to provide to the licensee any information within its possession or control which the licensee may from time to time require in order to enable the licensee:

(i)	to comply with any request by the Authority for information or reports pursuant to Condition 11 (Provision of Information to the Authority) of the licence (subject to paragraphs 2 and 4 of that condition);

(ii)	to assess the performance or position of the resource provider or any of its subsidiaries with respect to the provision of any service or supply made to the licensee; or

(iii)	to monitor adherence by the resource provider to the terms of the contract.

6. (1)	The licensee shall procure from that company or other corporate body which is from time to time the ultimate holding company of the licensee and the resource provider, or from such other corporate body as the Authority may from time to time agree, acknowledgements and legally enforceable undertakings in favour of the licensee in the form annexed to this Direction marked A. Such acknowledgements and undertakings shall be obtained within seven days of the company or other corporate body in question (“the covenantor”) becoming such ultimate holding company and shall remain in force for so long as the covenantor remains such ultimate holding company.

(2)	For the purpose of this paragraph “ultimate holdin g company” means the company or other corporate body which is the holding company of both the licensee and the resource provider and is not itself a subsidiary of another company or corporate body.

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(3)	The licensee shall:

(a)	deliver to the Authority evidence (including a copy of the acknowledgements and undertakings) that the licensee has complied with its obligation to procure acknowledgements and undertakings pursuant to this paragraph;

(b)	inform the Authority immediately in writing if the directors of the licensee become aware that any such undertaking has ceased to be legally enforceable or that its terms have been breached; and

(c)	comply with any direction from the Authority to enforce any such undertaking

(4)	The licensee shall not, save with the consent in writing of the Authority, obtain or continue to obtain the service or resource in question from the resource provider at any time when:

(a)	the specified acknowledgements and undertakings are not in place; or

(b)	there is an unremedied breach of any undertaking; or

(c)	the licensee is in breach of any direction issued by the Authority under sub-paragraph (3) of this paragraph

7.	The consent given by this Direction applies only for the purpose of Condition 10 and shall not apply or be deemed to apply for any other purpose.

8.	Word or phrases in this direction which are defined for the purposes of the licence shall have the same meaning as in the licence.

Gas and Electricity Markets Authority

28 January 2002

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Form A

Acknowledgements and Undertakings

Acknowledgements

(1)	that it is in the best interests of the covenantor that the licensee complies with its statutory and licence obligations; and

(2)	that all matters relating to the enforcement of the licensee’s rights under the relevant contract(s) shall be reserved to the directors of the licensee without regard to other interests.

Undertakings

(1)	to procure that the resource provider will:

(a)	refrain from any action which would then be likely to cause the licensee to breach any of its statutory or licence obligations

(b)	provide the licensee with any information within its possession or control which the licensee may from time to time require in order to enable the licensee:

-	to comply with any request by the Authority for information or reports pursuant to Condition 11 (Provision of Information to the Authority) of the licence (subject to paragraphs 2 and 4 of that condition);

-	to assess the performance or position of the resource provider or any of its subsidiaries with respect to the provision of any service or supply made to the licensee; or

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-	to monitor adherence by the resource provider to the terms of the contract

(c)	not unduly discriminate in favour of, or against, the licensee in the provision to it of supplies or services

(d)	not take any action which would constitute disposal of, or relinquishment of operational control over, any asset to which Condition 10 of the licence applies save in accordance with the requirements of that condition and any consent issued by the Authority under it (other than to the licensee upon the expiry or termination of any relevant contract in accordance with its terms)

(2)	to procure that any contract between the licensee and the resource provider shall comply with the requirements set out in the Direction to which this form is annexed and shall not be amended so as to cease in any way to be compliant with those requirements.

(3)	to procure that the resource provider has and maintains resources and operating capacity at a level sufficient to ensure efficient performance of the contract and the efficient discharge of the relevant obligations of the licensee.

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EXHIBIT 4.8

SP MANWEB PLC

CONFORMED DISTRIBUTION LICENCE

AUGUST 2003 WORKING COPY

August 2003 working copy - updated by SP Transmission & Distribution to reflect licence modifications up to August 2003

CONTENTS

PRELIMINARY

PART I. TERMS OF THE LICENCE		5

PART II. THE STANDARD CONDITIONS		7

PART III. AMENDMENTS TO STANDARD LICENCE CONDITIONS		9

CONSOLIDATED STANDARD CONDITIONS

SECTION A. INTERPRETATION, APPLICATION AND PAYMENTS		10

1.	Definitions and Interpretation	10

2.	Application of Section C (Distribution Services Obligations)	33

3.	Payments by Licensee to the Authority	36

SECTION B. GENERAL		39

4.	Basis of Charges for Use of System and Connection to System: Requirements for Transparency	39

4A.	Non-Discrimination in the Provision of Use of System And Connection to System	44

4B.	Requirement to Offer Terms for Use of System and Connection	45

4C.	Functions of the Authority	50

5.	Distribution System Planning Standard and Quality of Service	52

6.	Safety and Security of Supplies Enquiry Service	53

7.	Provision of Information about Theft or Abstraction of Electricity, Damage and Meter Interference	55

8.	Provisions Relating to the Connection of Metering Equipment	56

9.	Distribution Code	58

9A.	Compliance with other Distribution Codes	61

10.	Balancing and Settlement Code and NETA Implementation	62

11.	Change Co-ordination for NETA	65

12.	Settlement Agreement for Scotland	66

12A.	Compliance with the Trading Code in Scotland	67

13.	Change Co-ordination for the Utilities Act 2000	68

14.	Provision of the Metering Point Administration Service and Compliance with the Master Registration Agreement	70

14A	Basis of Charges for Metering Point Administration Services: Requirements for Transparency	72

14B	Non-Discrimination in the Provision of Metering Point Administration Services	74

14C	Requirement to Offer Terms for the Provision of Metering Point Administration Services	75

14D	Functions of the Authority	77

15.	Compliance with the Grid Codes	79

16.	Security Arrangements	80

17.	Provision of Services for Persons who are of Pensionable Age or Disabled or Chronically Sick	81

18.	Provision of Services for Persons who are Blind or Deaf	82

19.	Code of Practice on Procedures with Respect to Site Access	83

20.	Payments in Relation to Standards of Performance	84

21.	Complaint Handling Procedure	85

22.	Preparation, Review of and Compliance with Customer Service Codes	86

23.	Record of and Report on Performance	88

24.	Provision of Information to the Authority	89

25.	Long Term Development Statement	91

26.	Compliance with CUSC	94

27.	Not used	96

28.	Not used	96

29.	Disposal of Relevant Assets	97

30.	Not used	100

31.	Not used	100

SECTION C. DISTRIBUTION SERVICES OBLIGATIONS		101

32.	Interpretation of Section C (Distribution Services Obligations)	101

32A.	Convenience Customers	102

33.	Not used	103

34.	Compulsory Acquisition of Land etc.	104

35.	Other Powers etc.	105

36.	Basis of Charges for Distributor Metering and Data Services: Requirements for Transparency	106

36A.	Non-Discrimination in the Provision of Distributor Metering and Data Services	108

36B.	Requirement to offer Terms for the Provision of Distributor Metering and Data Services	109

36C.	Functions of the Authority	112

37.	The Metering Point Administration Service and the Master Registration Agreement	114

38.	Establishment of a Data Transfer Service	116

39.	Restriction on Use of Certain Information and Independence of the Distribution Business	119

40.	Appointment of Compliance Officer	121

41.	Prohibition of Cross-Subsidies	124

42.	Regulatory Accounts	125

42A.	Change of Financial Year	130

43.	Restriction on Activity and Financial Ring Fencing	132

44.	Availability of Resources	135

45.	Undertaking from Ultimate Controller	138

46.	Credit Rating of Licensee	139

47.	Indebtedness	140

48.	Last Resort Supply: Payment Claims	143

49.	Incentive Scheme and Associated Information	147

SPECIAL CONDITIONS AND SCHEDULES

PART IV. SPECIAL CONDITIONS		154

A: Definitions		154

B: Restriction of distribution charges		160

Annex A to Special Condition B (Restriction of distribution charges)		168

Annex B to Special Condition B (Restriction of distribution charges)	180

Annex C to Special Condition B (Restriction of Distribution Charges)	181

Annex D To Special Condition B (Restriction Of Distribution Charges)	185

C: Restriction of distribution charges: adjustments	189

D: Information to be provided to the Authority in connection with the charge restriction conditions	190

E: Allowances in respect of Security costs	194

F: Duration of charge restriction conditions	197

Schedule A: supplementary provisions of the charge restriction conditions	199

Condition G: Incentive Scheme: Calculation of charge restriction adjustment	211

SCHEDULE 1 - SPECIFIED AREA	221

SCHEDULE 2 - REVOCATION	222

SCHEDULE 3 - DISTRIBUTION SERVICES AREA	225

CONSENTS AND DIRECTIONS

(01.04.92) Direction issued under Condition 27 of the Public Electricity Supply Licence of Manweb plc now Standard Condition 29 of this licence	227

(19.04.00) Direction issued under Condition 12 of the Public Electricity Supply Licence of Manweb plc now Standard Condition 39 of this licence	232

(19.04.00) Direction issued under Condition 12 of the Public Electricity Supply Licence of Manweb plc now Standard Condition 39 of this licence	235

(28.07.00) Direction issued under Condition 12 of the Public Electricity Supply Licence of Manweb plc now Standard Condition 39 of this licence	238

(01.10.01) Consent issued under Standard Condition 47 of this licence	242

(01.10.01) General Consent issued under Standard Condition 29 of this licence	244

PRELIMINARY

PART I. TERMS OF THE LICENCE

1.	This licence, treated as granted under section 6(l)(c) of the Electricity Act 1989 (“the Act”) authorises Manweb plc (a company registered in England & Wales under number 02366937 (“the licensee”) whose registered office is situated at Manweb House, Chester Business Park, Wrexham Road, Chester, CH4 9RF to distribute electricity for the purpose of giving a supply to any premises or enabling a supply to be so given in the area specified in Schedule 1 during the period specified in paragraph 3 below, subject to:-

(a)	the standard conditions of electricity distribution of licences referred to in Part II below which shall have effect in the licence subject to such amendments (if any) as are set out in Part III below (together “the conditions”);

(b)	the special conditions, if any, set out in Part IV below (“the Special Conditions”); and

(c)	such Schedules hereto, if any, as may be referenced in the conditions, the Special Conditions or the terms of the licence.

2.	This licence is subject to transfer, modification or amendment in accordance with the provisions of the Act, the Special Conditions or the conditions.

3.	This licence, unless revoked in accordance with Schedule 2, shall continue until determined by not less than 25 years’ notice in writing given by the Authority to the licensee.

4.	The provisions of section 109(1) of the Act (Service of documents) shall have effect as if set out herein and as if for the words “this Act” there were substituted the words “the licence”.

5.	Without prejudice to sections 11 and 23(1) of the Interpretation Act 1978, Parts I to IV inclusive of and the Schedules to this licence shall be interpreted and construed in like manner as an Act of Parliament passed after the commencement of the Interpretation Act 1978.

6.	References in this licence to a provision of any enactment, where, after the date of this licence

(a)	the enactment has been replaced or supplemented by another enactment, and

(b)	such enactment incorporates a corresponding provision in relation to fundamentally the same subject matter,

shall be construed, so far as the context permits, as including a reference to the corresponding provision of that other enactment.

7.	Pursuant to paragraph 6 of standard condition 2 (Application of Section C (Distribution Services Obligations)) of the Electricity Distribution Licence the “distribution services area” is specified in Schedule 3 hereto.

Pursuant to a licensing scheme made by the Secretary of State under Part II of schedule 7 to the Utilities Act 2000 on 28th September 2001 this licence was made and is treated as granted under section 6(l)(c) of the Electricity Act 1989.

PART II. THE STANDARD CONDITIONS

Standard conditions in effect in this licence

Section A	Section B	Section C
Standard condition 1	Standard condition 4	Standard condition 32

Standard condition 2	Standard condition 4A	Standard condition 32A

Standard condition 3	Standard condition 4B	Standard condition 34

	Standard condition 4C	Standard condition 35

	Standard condition 5	Standard condition 36

	Standard condition 6	Standard condition 36A

	Standard condition 7	Standard condition 36B

	Standard condition 8	Standard condition 36C

	Standard condition 9	Standard condition 37

	Standard condition 9A	Standard condition 38

	Standard condition 10	Standard condition 39

	Standard condition 11	Standard condition 40

	Standard condition 12	Standard condition 41

	Standard condition 12A	Standard condition 42

	Standard condition 13	Standard condition 42A

	Standard condition 14	Standard condition 43

	Standard condition 14A	Standard condition 44

	Standard condition 14B	Standard condition 45

	Standard condition 14C	Standard condition 46

	Standard condition 14D	Standard condition 47

	Standard condition 15	Standard condition 48

	Standard condition 16	Standard condition 49

Standard condition 17

Standard condition 18

Standard condition 19

Standard condition 20

Standard condition 21

Standard condition 22

Standard condition 23

Standard condition 24

Standard condition 25

Standard condition 26

Standard condition 29

Note: A copy of the current standard conditions of electricity distribution licences can be inspected at the principal office of the Authority. The above list is correct at the date of this licence but may be changed by subsequent amendments or modifications to the licence. The authoritative up-to-date version of this licence is available for public inspection at the principal office of the Authority.

PART III. AMENDMENTS TO STANDARD LICENCE CONDITIONS

CONSOLIDATED STANDARD CONDITIONS

SECTION A. INTERPRETATION, APPLICATION AND PAYMENTS

Condition 1. Definitions and Interpretation

1.	In these standard conditions, unless the context otherwise requires:

the “Act”	means the Electricity Act 1989.

“affiliate”	in relation to the licensee means any holding company of the licensee, any subsidiary of the licensee or any subsidiary of a holding company of the licensee in each case within the meaning of section 736, 736A and 736B of the Companies Act 1985.

“alternative accounting rules”	for the purposes of standard condition 42 (Regulatory Accounts) only, has the meaning given in that condition.

“amendment”	for the purposes of standard condition 49 (Incentive Scheme and Associated Information) only, has the meaning given in that condition.

“Application Regulations”	means the Electricity (Applications for Licences and Extensions and Restrictions of Licences) Regulations 2001.

“appropriate time”	for the purposes of standard condition 39 (Restriction on Use of Certain Information and Independence of the Distribution Business) only, has the meaning given in that condition.

“auditors”	means the licensee’s auditors for the time being holding office in accordance with the requirements of the Companies Act 1985.

“authorised”	in relation to any business or activity means authorised by licence granted or treated as granted under section 6 or by exemption granted under section 5 of the Act.

“authorised electricity operator”	means any person (other than the licensee) who is authorised to generate, transmit, distribute, or supply electricity and shall include any person who has made an application to be so authorised which application has not been refused and any person transferring electricity to or from or across an interconnector or Scottish interconnection or who has made an application for use of an interconnector or Scottish interconnection which has not been refused.

the “Authority”	means the Gas and Electricity Markets Authority established under section 1 of the Utilities Act 2000.

“BSC”	for the purposes of Section B only, has the meaning given in standard condition 10 (Balancing and Settlement Code and NETA Implementation).

“ BSC Framework Agreement”	for the purposes of standard condition 10 (Balancing and Settlement Code and NETA Implementation) only, has the meaning given in that condition.

“bilateral agreement”	for the purposes of standard condition 26 (Compliance with CUSC) only, has the meaning given in that condition.

“charge restriction conditions”	for the purposes of standard condition 49 (Incentive Scheme and Associated Information) only, has the meaning given in that condition.

“charging review date”	for the purposes of standard condition 49 (Incentive Scheme and Associated Information) only, has the meaning given in that condition.

“competent authority”	for the purposes of standard condition 39 (Restriction on Use of Certain Information and Independence of the Distribution Business) only, has the meaning given in that condition.

“confidential information”	for the purposes of standard condition 39 (Restriction on Use of Certain Information and Independence of the Distribution Business) only, has the meaning given in that condition.

“consolidated distribution business”	for the purposes of standard condition 42 (Regulatory Accounts) only, has the meaning given in that condition.

“construction agreement”	for the purposes of standard condition 26 (Compliance with CUSC) only, has the meaning given in that condition.

“Consumer Council”	means the Gas and Electricity Consumer Council as established under section 2 of the Utilities Act 2000.

“convenience customers”	means customers supplied or requiring to be supplied at any premises which are (i) connected to the licensee’s distribution system; and (ii) situated within the distribution services area of a distribution services provider other than the licensee.

“core industry documents”	for the purposes of standard conditions 10 (Balancing and Settlement Code and NETA Implementation) and 11 (Change Co-ordination for NETA) only, has the meaning given in standard condition 10; and for the purposes of standard condition 26 (Compliance with CUSC) only, has the meaning given in that condition.

“cross-default obligation”	for the purposes of standard condition 47 (Indebtedness) only, has the meaning given in that condition.

“current cost assets”	for the purposes of standard condition 42 (Regulatory Accounts) only, has the meaning given in that condition.

“CUSC”	for the purposes of standard condition 26 (Compliance with CUSC) only, has the meaning given in that condition.

“CUSC Framework agreement”	for the purposes of standard condition 26 (Compliance with CUSC) only, has the meaning given in that condition.

“customer”	means any person supplied or requiring to be supplied with electricity at any premises in Great Britain, but shall not include any authorised electricity operator in its capacity as such.

“data aggregation”	has the meaning given in standard condition 36B (Requirement to Offer Terms for the Provision of Distributor Metering and Data Services).

“data processing”	has the meaning given in standard condition 36B (Requirement to Offer Terms for the Provision of Distributor Metering and Data Services).

“data retrieval”	has the meaning given in standard condition 36B (Requirement to Offer Terms for the Provision of Distributor Metering and Data Services).

“data transfer service”	for the purposes of Section C only, has the meaning given in standard condition 32 (Interpretation of Section C (Distribution Services Obligations)).

“declared net capacity”	means, in relation to generation plant, the highest generation of electricity at the main alternator terminals which can be maintained for an indefinite period of time without causing damage to the plant, less so much of that capacity as is consumed by the plant.

“disposal”	for the purposes of standard condition 29 (Disposal of Relevant Assets) only, has the meaning given in that condition.

“distribution arrangements”	has the meaning given in standard condition 25 (Long Term Development Statement).

“distribution business”	means a business of the licensee, or in relation to sub-paragraphs (a) and (b) below, and except to the extent otherwise specified by the authority in a direction to the licensee, any business of any affiliate or related undertaking of the licensee comprising:

(a) the distribution of electricity through the licensee’s distribution system, including any business in providing connections to such system;

(b) the provision of the services specified in sub-paragraphs (c) and (d) of paragraph 1 of standard condition 36B (Requirement to Offer Terms for the Provision of Distributor Metering and Data Services); and

(c) the provision of the services specified in sub-paragraphs (a) and (b) of paragraph 1 of standard condition 36B (Requirement to Offer Terms for the Provision of Distributor Metering and Data Services),

or any business ancillary thereto.

“Distribution Code”	means a distribution code required to be prepared by a licensed distributor pursuant to standard condition 9 (Distribution Code) and approved by the Authority as revised from time to time with the approval of the Authority.

“distribution licence”	means a distribution licence granted or treated as granted under section 6(1)(c) of the Act.

“distribution services area”	has the meaning given at sub-paragraph 5(b) of standard condition 2 (Application of Section C (Distribution Services Obligations)).

“Distribution Services Direction”	has the meaning given in standard condition 2 (Application of Section C (Distribution Services Obligations)).

“distribution services provider”	means a licensed distributor in whose licence Section C has effect.

“distribution system”	means the system consisting (wholly or mainly) of electric lines owned or operated by an authorised distributor and used for the distribution of electricity from grid supply points or generation sets or other entry points (and bulk supply points in Scotland) to the points of delivery to customers or authorised electricity operators or any transmission company within Great Britain in its capacity as operator of a transmission system and includes any remote transmission assets (owned by a transmission licensee within England and Wales) operated by such distributor and any electrical plant, meters and metering equipment owned or operated by such distributor in connection with the distribution of electricity, but shall not include any part of a transmission system.

“distributor metering and data services”	for the purposes of Section C only, has the meaning given in paragraph 9 of standard condition 36B (Requirement to Offer Terms for the Provision of Distributor Metering and Data Services).

“domestic customer”	means a customer supplied or requiring to be supplied with electricity at domestic premises (but excluding such customer in so far as he is supplied or requires to be supplied at premises other than domestic premises).

“domestic premises”	means premises at which a supply is taken wholly or mainly for domestic purposes.

“Electricity Arbitration Association”	for the purposes of standard condition 39 (Restriction on Use of Certain Information and Independence of the Distribution Business) only, has the meaning given in that condition.

“electricity supplier”	means any person authorised to supply electricity.

“estimated costs”	for the purposes of standard condition 3 (Payments by the Licensee to the Authority) only, has the meaning given in that condition.

“existing connection”	means, in relation to any premises, an existing connection to the licensee’s distribution system which does not require modification, or a new or modified connection to such system in respect of which all works have been completed, such that in either case electricity is able to be supplied to the premises in accordance with the terms of the relevant supply agreement.

“external distribution activities”	for the purposes of standard condition 39 (Restriction on Use of Certain Information and Independence of the Distribution Business) only, has the meaning given in that condition.

“financial year”	subject to standard condition 42A (Change of Financial Year) (where applicable), means a period of 12 months beginning on 1 April of each year and ending on 31 March of the following calendar year.

“Fuel Security Code”	for the purposes of Section B only, has the meaning given in standard condition 16 (Security Arrangements).

“generation set”	means any plant or apparatus for the production of electricity and shall where appropriate include a generating station comprising more than one generation set.

“Grid Code”	means the Grid Code which each transmission company is required to prepare and have approved by the Authority as from time to time revised with the approval of the Authority.

“grid supply point”	means any point at which electricity is delivered from a transmission system to any distribution system.

“the handbook”	for the purposes of standard condition 42 (Regulatory Accounts) only, has the meaning given in that condition.

“holding company”	means a company within the meaning of sections 736, 736A and 736B of the Companies Act 1985.

“indebtedness”	for the purposes of standard condition 47 (Indebtedness) only, has the meaning given in that condition.

“information”	includes any documents, accounts, estimates, returns, records or reports and data in written, verbal or electronic form and information in any form or medium whatsoever (whether or not prepared specifically at the request of the Authority or the Consumer Council) of any description specified by the Authority.

“interconnection”	means:

the 275 kV and 400 kV circuits between and including the associated switchgear at Harker substation in Cumbria and the associated switchgear at Strathaven sub-station in Lanarkshire;

the 275 kV transmission circuit between and including the associated switchgear at Cockenzie in East Lothian and the associated switchgear at Stella in Tyne and Wear; and

the 400 kV transmission circuit between and including the associated switchgear at Torness in East Lothian and the associated switchgear at Stella in Tyne and Wear all as existing at the date on which the transmission licence comes into force as from time to time maintained, repaired or renewed, together with any alteration, modification or addition (other than maintenance, repair or renewal) which is primarily designed to effect a permanent increase in one or more particular interconnection capacities as they exist immediately prior to such alteration, modification or addition and as from time to time maintained, repaired or renewed; and

the 132 kV transmission circuit between and including (and directly connecting) the associated switchgear at Chapelcross and the associated switchgear at Harker sub-station in Cumbria; and

the 132 kV transmission circuit between and including (and connecting, via Junction V) the associated switchgear at Chapelcross and the associated switchgear at Harker sub-station in Cumbria all as existing at the date on which the transmission licence comes into force and as from time to time maintained, repaired or renewed.

“interconnector(s)”	means the electric lines and electrical plant and meters owned or operated by a transmission company solely for the transfer of electricity to or from a transmission system into or out of England and Wales.

“investment”	for the purposes of Section C only, has the meaning given in standard condition 43 (Restriction on Activity and Financial Ring Fencing).

“investment grade issuer credit rating”	for the purposes of Section C only, has the meaning given in standard condition 46 (Credit Rating of Licensee).

“licensed distributor”	means any holder of a distribution licence.

“licensee’s Distribution Code”	means the distribution code required to be prepared by the licensee pursuant to standard condition 9 (Distribution Code) and approved by the Authority as revised from time to time with the approval of the Authority.

“licensee’s distribution system”	means the distribution system owned or operated by the licensee.

“Master Registration Agreement”	means the agreement of that title referred to and comprising such matters as are set out in standard condition 14 (Provision of the Metering Point Administration Service and Compliance with the Master Registration Agreement) and standard condition 37 (The Metering Point Administration Service and the Master Registration Agreement).

“metering equipment”	includes any electricity meter and any associated equipment which materially affects the operation of that meter.

“Metering Point Administration Service”	means the service to be established, operated and maintained by the licensee in accordance with standard condition 14 (Provision of the Metering Point Administration Service and Compliance with the Master Registration Agreement).

“metering point administration services”	means the services of the Metering Point Administration Service established in accordance with standard condition 14 (Provision of the Metering Point Administration Service and Compliance with the Master Registration Agreement) or, where the context requires, in accordance with standard condition 37 (The Metering Point Administration Service and the Master Registration Agreement).

“Metering Point Administration Service operator”	has the meaning given in standard condition 38 (Establishment of a Data Transfer Service).

“non-domestic customer”	means a customer who is not a domestic customer.

“other Distribution Codes”	means the distribution codes which the holder(s) of a distribution licence (other than the licensee) are required to draw up and have approved by the Authority pursuant to standard condition 9 (Distribution Code) of their distribution licence, as from time to time revised with the approval of the Authority.

“owned”	in relation to an electricity meter or other property includes leased and cognate expressions shall construed accordingly.

“participating interest”	has the meaning given by section 260 of the Companies Act 1985 as amended by section 22 of the Companies Act 1989.

“permitted purpose”	for the purposes of Section C only, has the meaning given in standard condition 32 (Interpretation of Section C (Distribution Services Obligations)).

“Pooling and Settlement Agreement”	means the agreement of that title approved by the Secretary of State as from time to time amended.

“regulatory instructions and guidance”	for the purposes of standard condition 49 (Incentive Scheme and Associated Information) only, has the meaning given in that condition.

“related undertaking”	in relation to the licensee means any undertaking in which the licensee has a participating interest.

“relevant asset”	means any asset for the time being forming part of the licensee’s distribution system, any control centre for use in conjunction therewith, and any legal or beneficial interest in land upon which any of the foregoing is situate (which for the purposes of property located in Scotland means any estate, interest, servitude or other heritable or leasehold right in or over land including any leasehold interests or other rights to occupy or use and any contractual or personal rights relating to such property or the acquisition thereof).

“relevant duties”	for the purposes of standard condition 40 (Appointment of a Compliance Officer) only, has the meaning given in that condition.

“relevant proportion”	for the purposes of standard condition 3 (Payments by the Licensee to the Authority) only, has the meaning given in that condition.

“relevant year”	for the purposes of standard condition 3 (Payments by the Licensee to the Authority) only, has the meaning given in that condition; and for the purposes of standard condition 48 (Last Resort Supply: Payment Claims) only, has the meaning given in that condition.

“relinquishment of operational control”	for the purposes of standard condition 29 (Disposal of Relevant Assets) only, has the meaning given in that condition.

“remote transmission assets”	means any electric lines, electrical plant or meters in England and Wales owned by a transmission company (“the owner transmission company”) which:

(a) are embedded in the licensee’s distribution system or the distribution system of any authorised distributor and are not directly connected by lines or plant owned by the owner transmission company to a sub-station owned by the owner transmission company; and

(b) are by agreement between the owner transmission company and the licensee or such authorised distributor operated under the direction and control of the licensee or such authorised distributor.

“Scottish interconnection”	means such part of the interconnection as is situated in Scotland.

“Secretary of State’s costs”	for the purposes of standard condition 3 (Payments by Licensee to the Authority) only, has the meaning given in that condition.

“separate business”	for the purposes of standard condition 39 (Restriction on Use of Certain Information and Independence of the Distribution Business) only, has the meaning given in that condition.

“the scheme”	for the purposes of standard condition 49 (Incentive Scheme and Associated Information) only, has the meaning given in that condition.

“Settlement Agreement for Scotland”	has the meaning given in standard condition 12 (Settlement Agreement for Scotland).

“settlement purposes”	means for the purposes of settlement as set out in the Balancing and Settlement Code or the Settlement Agreement for Scotland.

“specified information”	for the purposes of standard condition 49 (Incentive Scheme and Associated Information) only, has the meaning given in that condition.

“standby”	means the periodic or intermittent supply or sale of electricity:

(a) to an authorised electricity operator to make good any shortfall in the availability of electricity to that operator for the purposes of its supply of electricity to persons seeking such supply; or

(b) to a customer of the licensee to make good any shortfall between the customer’s total supply requirements and that met either by its own generation or by electricity supplied by an electricity supplier other than the licensee.

“statutory accounts”	means the accounts that the licensee prepares under the Companies Act 1985 (as amended by the Companies Act 1989).

“subsidiary”	means a subsidiary within the meanings of sections 736, 736A and 736B of the Companies Act 1985.

“supply licence”	means a supply licence granted or treated as granted under section 6(1)(d) of the Act.

“top-up”	means the supply or sale of electricity on a continuing or regular basis:

(a) to an authorised electricity operator to make

good any shortfall in the availability of electricity to that operator for the purposes of its supply of electricity to persons seeking such supply; or

(b) to a customer of the licensee to make good any shortfall between the customer’s total supply requirements and that met either by its own generation or by electricity supplied by an electricity supplier other than the licensee.

“trading code”	for the purposes of Section B only, has the meaning given in standard condition 12A (Compliance with Trading Code in Scotland).

“transmission company”	means the holder for the time being of a transmission licence.

“transmission licence”	means a transmission licence granted or treated as granted under section 6(1)(b) of the Act.

“transmission system”	means a system consisting (wholly or mainly) of high voltage electric lines owned or operated by a transmission company and used for the transmission of electricity from one generating station to a sub-station or to another generating station, or between sub-stations or to or from any interconnector or Scottish interconnection in question and in relation to Scotland including any interconnector and Scottish interconnection, and includes any electrical plant and meters owned or operated by the transmission company in connection with the transmission of electricity but shall not include any remote transmission assets.

“ultimate controller”	means:

	(a)	a holding company of the licensee which is not itself a subsidiary of another company; and

	(b)	any person who (whether alone or with a person or persons connected with him) is in a position to control, or to exercise significant influence over, the policy of the licensee or any holding company of the licensee by virtue of:

(i) rights under contractual arrangements to which he is a party or of which he is a beneficiary; or

(ii) rights of ownership (including rights attached to or deriving from securities or rights under a trust) which are held by him or of which he is a beneficiary;

but excluding any director or employee of a corporate body in his capacity as such; and

	(c)	for the purposes of sub-paragraph (b), a person is connected with another person if they are party to any arrangement regarding the exercise of any such rights as are described in that paragraph.

“undertaking”	has the meaning given by section 259 of the Companies Act 1985.

“unmetered supply”	means a supply of electricity to premises which is not, for the purpose of calculating the charges for electricity supplied to the customer at such premises, measured by metering equipment.

“use of system”	means use of the licensee’s distribution system for the distribution of electricity by the licensee for any person.

“use of system charges”	means charges made or levied or to be made or levied by the licensee for the provision of services as part of the distribution business to any person as more fully described in standard condition 4 (Basis of Charges for Use of System and Connection to System: Requirements for Transparency) but shall not include connection charges.

2.	Any words or expressions used in the Utilities Act 2000 or Part I of the Act shall, unless the contrary intention appears, have the same meanings when used in the standard conditions.

3.	Except where the context otherwise requires, any reference to a numbered standard condition (with or without a letter) or Schedule is a reference to the standard condition (with or without a letter) or Schedule bearing that number in this licence, and any reference to a numbered paragraph (with or without a letter) is a reference to the paragraph bearing that number in the standard condition or Schedule in which the reference occurs, and reference to a Section is a reference to that Section in these standard conditions.

4.	These standard conditions shall have effect as if, in relation to a licence holder who is a natural person, for the words “it”, “its” and “which” there were substituted the words “he”, “him”, “his”, “who” and “whom”, and cognate expressions shall be construed accordingly.

5.	Except where the context otherwise requires, a reference in a standard condition to a paragraph is a reference to a paragraph of that standard condition and a reference in a paragraph to a sub-paragraph is a reference to a sub-paragraph of that paragraph.

6.	Any reference in these standard conditions to -

(a)	a provision thereof;

(b)	a provision of the standard conditions of electricity supply licences, or

(c)	a provision of the standard conditions of electricity generation licences,

(d)	a provision of the standard conditions of electricity transmission licences,

shall, if these standard conditions or the standard conditions in question come to be modified, be construed, so far as the context permits, as a reference to the corresponding provision of these standard conditions or the other standard conditions in question as modified.

7.	In construing these standard conditions, the heading or title of any standard condition or paragraph shall be disregarded.

8.	Any reference in a standard condition to the purposes of that condition generally is a reference to the purposes of that standard condition as incorporated in this licence and as incorporated in each other licence under section 6(1)(c) of the Act (whenever granted) which incorporates it.

9.	Where any obligation of the licence is required to be performed by a specified date or time, or within a specified period, and where the licensee has failed so to perform, such obligation shall continue to be binding and enforceable after the specified date or time, or after the expiry of the specified period (but without prejudice to all the rights and remedies available against the licensee by reason of the licensee’s failure to perform by that date or time, or within that period).

10.	Anything required by or under these standard conditions to be done in writing may be done by facsimile transmission of the instrument in question or by other electronic means and, in such case –

(a)	the original instrument or other confirmation in writing shall be delivered or sent by pre-paid first-class post as soon as is reasonably practicable, and

(b)	where the means of transmission had been agreed in advance between the parties concerned, in the absence of and pending such confirmation, there shall be a rebuttable presumption that what was received duly represented the original instrument.

11.	The definitions referred to in this condition may include some definitions which are not used or not used exclusively in Sections A and B (which Sections are incorporated in all distribution licences). Where:

(a)	any definition is not used in Sections A and B, that definition shall, for the purposes of this licence, be treated:

(i)	as part of the standard condition or conditions (and the Section) in which it is used;

(ii)	as not having effect in the licence until such time as the standard condition in which the definition is used has effect within the licence in pursuance of standard condition 2 (Application of Section C (Distribution Services Obligations));

(b)	any definition which is used in Sections A and B is also used in one or more other Sections:

(i)	that definition shall only be modifiable in accordance with the modification process applicable to each of the standard conditions in which it is used; and

(ii)	if any such standard condition is modified so as to omit that definition, then the reference to that definition in this condition shall automatically cease to have effect.

Condition 2. Application of Section C (Distribution Services Obligations)

1.	Where the Secretary of State provides, by a scheme made under Schedule 7 to the Utilities Act 2000, for Section C (in whole or in part) to have effect within this licence:

(a)	paragraphs 4 to 8 shall cease to be suspended and shall have effect in the licensee’s licence; and

(b)	the licensee shall be obliged to comply with the requirements of Section C (in whole or, as the case may be, in part) of this licence,

from the date the said scheme takes effect. Such provision made by the Secretary of State in the said scheme shall be treated, for the purposes of paragraphs 5, 6, and 7 of this condition, as if it were a Distribution Services Direction made by the Authority.

2.	Until -

(a)	the Secretary of State provides, by a scheme made under Schedule 7 to the Utilities Act 2000, for Section C (in whole or in part) to have effect within this licence; or

(b)	the Authority has issued to the licensee a direction pursuant to paragraph 4,

the standard conditions in Section C (in whole or, as the case may be, in part) shall not have effect within this licence; and the licensee shall not be obliged to comply with any of the requirements of Section C (in whole or, as the case may be, in part) of this licence.

3.	Except where paragraph 1 applies to the licensee, paragraphs 4 to 8 of this standard condition shall be suspended and shall have no effect in this licence until such time as the Authority, with the consent of the licensee, issues to the licensee a notice ending the suspension and providing for those paragraphs to have effect in this licence with effect from the date specified in the notice.

4.	The Authority may, with the consent of the licensee, issue a direction (a “Distribution Services Direction”). Where the Authority has issued to the licensee a Distribution Services Direction the standard conditions in Section C (in whole or, as the case may be, in part) shall have effect within this licence from the date specified in the direction; and the licensee shall be obliged to comply with the requirements of Section C (in whole or, as the case may be, in part) to the extent and subject to the terms specified in such direction.

5.	A Distribution Services Direction:

(a)	may specify that the standard conditions in Section C (in whole or in part) are to have effect in this licence;

(b)	shall specify or describe an area (the “distribution services area”) within which the licensee shall be obliged to comply with any of the requirements of Section C (in whole or, as the case may be, in part); and

(c)	shall specify whether or not the requirements of Section C (in whole or, as the case may be, in part) apply to convenience customers.

6.	The Authority may, with the consent of the licensee:

(a)	vary the terms (as set out in the Distribution Services Direction or elsewhere) under which Section C (or parts thereof) has effect in this licence; or

(b)	provide for Section C (or parts thereof) to cease to have effect in this licence.

7.	The variation or cessation provided for in paragraph 6 shall take effect from the date specified in the variation or cessation notice given to the licensee by the Authority.

8	With effect from the date of cessation referred to in paragraph 7, paragraphs 4 to 7 of this condition shall be suspended and shall cease to have effect in this licence, but the Authority may at any time thereafter, with the consent of the licensee, give to the licensee a notice ending the suspension and providing for those paragraphs to have effect again in this licence with effect from the date specified in the notice.

Condition 3. Payments by Licensee to the Authority

1.	The licensee shall, at the times stated, pay to the authority such amounts as are determined by or under this condition.

2.	In respect of each relevant year at the beginning of which the licensee holds this licence, the licensee shall pay to the Authority the aggregate of:

(a)	an amount which is the relevant proportion of the estimated costs of the Authority during the year in question;

(b)	an amount which is the relevant proportion of the estimated costs of the Consumer Council during the year in question;

(c)	an amount which is the relevant proportion of the estimated costs incurred in the previous relevant year by the Competition Commission in connection with references made to it with respect to the licence or any other electricity distribution licence;

(d)	an amount which is the relevant proportion of the Secretary of State’s costs during the year in question;

(e)	an amount which is the relevant proportion of the difference (being a positive or negative amount), if any, between:

(aa) any costs estimated by the Authority or, in the case of sub-paragraph 2(d), the Secretary of State in the previous relevant year under sub-paragraphs 2(a), (b), (c), and (d); and

(bb) the actual costs of the Authority, the Consumer Council, the Competition Commission (in connection with that reference) and the Secretary of State for the previous relevant year or, in the case of the Competition Commission, for the relevant year prior to the previous relevant year; and

(f)	in respect of the relevant year ending on 31 March 2002, an amount which is the relevant proportion of the actual unrecovered costs of the Director General of Electricity Supply and the Relevant Consumers’ Committees.

3.	The amounts determined in accordance with paragraph 2 shall be paid by the licensee to the Authority in two instalments, with:

(a)	the first instalment being due for payment by 30 June in each year; and

(b)	the second instalment being due for payment by 31 January in each year provided that, in each case, if the Authority has not given notice of the amount of the instalment due at least 30 days before the payment date stated above, the licensee shall pay the amount due within 30 days from the actual giving of notice by the Authority to the licensee (whenever notice is given).

4.	Where the licensee fails to pay the amount determined in accordance with paragraph 2 within 30 days of the due date set out in paragraph 3, it shall pay simple interest on the amount at the rate which is from time to time equivalent to the base rate of NatWest Bank plc or, if there is no such base rate, such base rate as the Authority may designate for the purposes hereof.

5.	In relation to any data or information specified by the Authority in a direction given for the purposes of this condition generally, the licensee shall submit a certificate to the Authority, approved by a resolution of the board of directors of the licensee and signed by a director of the licensee pursuant to that resolution. Such certificate shall be submitted to the Authority each year on the date specified by the Authority. Each certificate shall be in the following form –

“In the opinion of the directors of [the licensee], all data and information provided to the Authority on [date provided to the Authority] for the purposes of enabling the Authority to calculate the licence fee payable by [the licensee] pursuant to standard condition 3 (Payments by the Licensee to the Authority) is accurate.”

6.	In this condition:

“estimated costs”	means costs estimated by the Authority as likely to be:

	(a)	the costs of the Authority and the consumer Council; and

	(b)	the costs incurred by the Competition Commission, such estimate having regard to the views of the Competition Commission.

“relevant proportion”	means the proportion of the costs attributable to the licensee in accordance with principles determined by the Authority for the purposes of this condition generally and notified to the licensee.

“relevant year”	means a year beginning on 1 April of each calendar year and ending on 31 March of the following calendar year.

“Secretary of State’s costs”	means costs estimated by the Secretary of State as likely to be his costs in relation to:

	(a)	the establishment of the Authority and the Consumer Council; and

	(b)	Schedule 7 to the Utilities Act 2000.

7.	In sub-paragraph 2(f) of this condition:

“Director General of Electricity Supply”	means the office previously established under section 1 of the Act;

“Relevant Consumers’ Committees”	means the committees previously appointed by the Director General of Electricity Supply under section 2 of that Act

SECTION B. GENERAL

Condition 4. Basis of Charges for Use of System and Connection to System: Requirements for Transparency

1.	The licensee shall as soon as practicable prepare statements in a form approved by the Authority setting out the basis upon which charges will be made for the provision of:

(a)	use of system; and

(b)	connections to the licensee’s distribution system,

in each case in such form and with such detail as shall be necessary to enable any person to make a reasonable estimate of the charges which the person would become liable to pay for the provision of such services, and (without prejudice to the foregoing) including the information set out in paragraphs 2 and 3 respectively.

2.	The statement referred to at sub-paragraph 1(a) shall include:

(a)	a schedule of charges for the distribution of electricity under use of system;

(b)	a schedule of adjustment factors to be made in respect of distribution losses, in the form of additional supplies required to cover those distribution losses;

(c)	the methods by which and the principles on which the charges (if any) for availability of distribution capacity on the licensee’s distribution system will be made;

(d)	a schedule of charges in respect of accounting and administrative services; and

(e)	a schedule of the charges (if any) which may be made for the provision and installation of any electrical plant at entry or exit points, the provision and installation of which are ancillary to the grant of use of system, and for the maintenance of such electrical plant.

3.	The statement referred to at sub-paragraph 1(b) shall include:

(a)	a schedule listing those items (including the carrying out of works and the provision and installation of electric lines or electrical plant) of significant cost liable to be required for the purpose of connection (at entry or exit points) to the licensee’s distribution system for which connection charges may be made or levied and including (where practicable) indicative charges for each such item and (in other cases) an explanation of the methods by which and the principles on which such charges will be calculated;

(b)	the methods by which and the principles on which any charges will be made in respect of extension or reinforcement of the licensee’s distribution system rendered (in the licensee’s discretion) necessary or appropriate by virtue of providing connection to or use of system to any person seeking connection;

(c)	the methods by which and the principles on which connection charges will be made in circumstances where the electric lines or electrical plant to be installed are (at the licensee’s discretion) of greater size or capacity than that required for use of system by the person seeking connection;

(d)	the methods by which and the principles on which any charges (including any capitalised charge) will be made for maintenance, repair and replacement required of electric lines or electrical plant provided and installed for making a connection to the licensee’s distribution system;

(e)	(save to the extent that such matters are included in any agreement offered in accordance with standard condition 36B (Requirement to Offer Terms for the Provision of Distributor Metering and Data Services) the methods by which and principles on which any charges will be made for the provision of special metering or telemetry or data processing equipment by the licensee for the purposes of enabling any person who is party to the Pooling and Settlement Agreement and/or the Balancing and Settlement Code to comply with its obligations in respect of metering thereunder, or for the performance by the licensee of any service in relation to such metering thereto; and

(f)	the methods by which and principles on which any charges will be made for disconnection from the licensee’s distribution system and the removal of electrical plant and electric lines following disconnection.

4.	Connection charges for those items referred to in paragraph 3 shall be set at a level which will enable the licensee to recover:

(a)	the appropriate proportion to be determined having regard to the factors set out in paragraph 4 of standard condition 4B (Requirement to Offer Terms for Use of System and Connection) of the costs directly or indirectly incurred in carrying out any works, the extension or reinforcement of the licensee’s distribution system or the provision and installation, maintenance, repair, and replacement or (as the case may be) removal following disconnection of any electric lines or electrical plant; and

(b)	a reasonable rate of return on the capital represented by such costs.

5.	If so requested and subject to paragraphs 6 and 10, the licensee shall, as soon as practicable and in any event within 28 days (or where the Authority so approves such longer period as the licensee may reasonably require having regard to the nature and complexity of the request) after the date referred to in paragraph 12 give or send to any person making such request a statement showing present and future circuit capacity, forecast power flows and loading on the part or parts of the licensee’s distribution system specified in the request and fault levels for each distribution node covered by the request and containing:

(a)	such further information as shall be reasonably necessary to enable such person to identify and evaluate the opportunities available when connecting to and making use of the part or parts of the licensee’s distribution system specified in the request; and

(b)	if so requested, a commentary prepared by the licensee indicating the licensee’s views as to the suitability of the part or parts of the licensee’s distribution system specified in the request for new connections and the distribution of further quantities of electricity.

6.	The licensee shall include in every statement given or sent under paragraph 5 the information required by that paragraph except that the licensee may:

(a)	with the prior consent of the Authority omit from any such statement any details as to circuit capacity, power flows, loading or other information, disclosure of which would, in the view of the Authority, seriously and prejudicially affect the commercial interests of the licensee or any third party; and

(b)	omit information the disclosure of which would place the licensee in breach of standard condition 39 (Restriction on Use of Certain Information and Independence of the Distribution Business) (if applicable).

7.	The licensee:

(a)	shall, at least once in every year, review the information set out in the statements prepared in accordance with paragraph 1 in order that the information set out in such statements shall continue to be accurate in all material respects; and

(b)	may, with the approval of the Authority, from time to time alter the form of such statements.

8.	The licensee shall send a copy of the statements prepared in accordance with paragraph 1 and of any revision of such statements, to the Authority.

9.	The licensee shall give or send a copy of the statements prepared in accordance with paragraph 1, or (as the case may be) of the latest revision of such statements, to any person who requests a copy of such statement or statements.

10.	The licensee may make a charge for any statement given or sent pursuant to paragraph 9 of an amount which shall not exceed the amount specified in directions issued by the Authority for the purposes of this condition based on the Authority’s estimate of the licensee’s reasonable costs of providing such a statement.

11.	The licensee may within 10 days after receipt of the request provide an estimate of its reasonable costs in the preparation of any statement referred to in paragraph 5, and its obligation to provide such statement shall be conditional on the person requesting such statement agreeing to pay the amount estimated or such other amount as the Authority may, upon application of the licensee or the person requesting such statement, direct.

12.	For the purposes of paragraph 5, the date referred to shall be the later of:

(a)	the date of receipt of the request referred to in paragraph 5; or

(b)	the date on which the licensee receives agreement from the person making the request to pay the amount estimated or such other amount as is determined by the Authority (as the case may be) under paragraph 11.

13.	The licensee shall, not less than 5 months prior to the date on which it proposes to amend its use of system charges in respect of any agreement for use of system, send to the Authority a notice setting out the licensee’s proposals in relation to such amendment together with an explanation of the proposed amendment (including a statement of any assumptions on which such proposals are based), and the licensee shall send a copy of such notice to any person who has entered into an agreement for use of system under standard condition 4B (Requirement to Offer Terms for Use of System and Connection).

14.	Except with the prior consent of the Authority, the licensee shall not amend its use of system charges in respect of any agreement for use of system save to the extent that it has given prior notice of the amendment in accordance with paragraph 13 and such amendment reflects the proposals made in the notice (subject only to revisions consequent upon material changes in the matters which were expressed, in the statement which accompanied the notice, to be assumptions on which the proposals were based).

Condition 4A. Non-Discrimination in the Provision of Use of System and Connection to System

1.	In the carrying out of works for the purpose of connection to the licensee’s distribution system, or in providing for the modification to or retention of an existing connection to its distribution system, the licensee shall not discriminate between any persons or class or classes of persons.

2.	In the provision of use of system the licensee shall not discriminate between any persons or class or classes of persons.

3.	Without prejudice to paragraphs 1 and 2, and subject to the provisions of standard condition 4 (Basis of Charges for Use of System and Connection to System), the licensee shall not make charges for the provision of use of system to any person or class or classes of persons which differ from the charges for such provision to any other person or to any class or classes of persons, except in so far as such differences reasonably reflect differences in the costs associated with such provision.

4.	The licensee shall not in setting its charges for connection or use of system restrict, distort or prevent competition in the generation, transmission, distribution or supply of electricity.

Condition 4B. Requirement to Offer Terms for Use of System and Connection

1.	On application made by any person the licensee shall (subject to paragraph 4) offer to enter into an agreement for use of system:

(a)	to accept into the licensee’s distribution system at such entry point or points and in such quantities as may be specified in the application, electricity to be provided by or on behalf of such person; and/or

(b)	to distribute such quantities of electricity as are referred to in sub-paragraph (a) (less any distribution losses) at such exit point or points on the licensee’s distribution system and to such person or persons as the applicant for use of system may specify.

2.	On application made by any person for a connection, the licensee shall offer terms for making the connection pursuant to section 16 and section 16A of the Act. Such offer of a connection shall comply with the provisions of this condition.

3.	Where the licensee:

(i)	makes an offer to enter into a connection agreement pursuant to section 22 of the Act; or

(ii)	replies to a request for a connection made to it under section 16A of the Act the licensee shall, in making the offer or replying to the applicant, make detailed provision regarding:

(a)	the carrying out of the works (if any) required to connect the licensee’s distribution system to any other system for the transmission or distribution of electricity, and for the obtaining of any consents necessary for such purpose;

(b)	the carrying out of the works (if any) in connection with the extension or reinforcement of the licensee’s distribution system rendered (in the licensee’s discretion) appropriate or necessary by reason of making the connection or modification to an existing connection and for the obtaining of any consents necessary for such purpose;

(c)	(save to the extent that such matters are included in any agreement offered in accordance with standard condition 36B (Requirement to Offer Terms for the Provision of Distributor Metering and Data Services)) the installation of appropriate meters (if any) required to enable the licensee to measure electricity being accepted into the licensee’s distribution system at the specified entry point or points or leaving such system at the specified exit point or points;

(d)	the installation of such switchgear or other apparatus (if any) as may be required for the interruption of supply where the person seeking connection or modification of an existing connection does not require the provision of top-up or standby; and

(e)	(save to the extent that such matters are included in any agreement offered in accordance with standard condition 36B (Requirement to Offer Terms for the Provision of Distributor Metering and Data Services)) the installation of special metering, telemetry or data processing equipment (if any) for the purpose of enabling any person who is party to the Pooling and Settlement Agreement and/or the Balancing and Settlement Code whilst such agreement is still in existence to comply with its obligations in respect to metering or the performance by the licensee of any service in relation to such metering thereunder.

4.	In making an offer pursuant to this condition to enter into any connection agreement or in replying to a request for connection under section 16A of the Act, the licensee shall set out:

(a)	the date by which in the case of an agreement under paragraph 2, any works required to permit access to the licensee’s distribution system (including for this purpose any works to reinforce or extend the licensee’s distribution system) shall be completed, time being of the essence unless, in the case of connection agreements only, otherwise agreed between the parties;

(b)	the charges to be paid in respect of the services required, such charges (unless manifestly inappropriate):

(i)	to be presented in such a way as to be referable to the statements prepared in accordance with paragraph 1 of standard condition 4 (Basis of Charges for Use of System and Connection to System: Requirements for Transparency) or any revision thereof; and

(ii)	to be set in conformity with the requirements of standard condition 4 (Basis of Charges for Use of System and Connection to System: Requirements for Transparency); and

(iii)	in the case of a connection agreement under paragraph 2, additionally to be set in conformity with the requirements of paragraph 5.

(c)	such other detailed terms in respect of each of the services required as are or may be appropriate for the purpose of the agreement.

5.	For the purpose of determining an appropriate proportion of the costs directly or indirectly incurred in carrying out works under an agreement for providing a connection or modification to or retention of an existing connection, the licensee shall have regard to:

(a)	the benefit (if any) to be obtained or likely in the future to be obtained by the licensee or any other person as a result of the carrying out of such works whether by reason of the reinforcement or extension of the licensee’s distribution system or the provision of additional entry or exit points on such system or otherwise;

(b)	ability or likely future ability of the licensee to recoup a proportion of such costs from third parties; and

(c)	the principles that:

(i)	no charge will normally be made for reinforcement of the existing distribution system if the new or increased load requirement does not exceed 25 percent of the existing effective capacity at the relevant points on the system; and

(ii)	charges will not generally take into account system reinforcement carried out at more than one voltage level above the voltage of connection.

6.	The licensee shall offer terms for agreements in accordance with paragraphs 2 and 4 as soon as practicable and (save where the Authority consents to a longer period) in any event not more than the period specified in paragraph 7 after receipt by the licensee (or its agent) from any person of an application containing all such information as the licensee may reasonably require for the purpose of formulating the terms of the offer.

7.	For the purposes of paragraph 6, the period specified shall be:

(a)	in the case of persons seeking the provision of use of system only, 28 days;

(b)	in the case of persons seeking connection or a modification to an existing connection, 3 months; and

(c)	in the case of persons seeking use of system in conjunction with connection or a modification to an existing connection, 3 months.

8.	The licensee shall not be obliged pursuant to this condition to offer to enter or to enter into any agreement:

(a)	under paragraphs 2 and 4 if to do so would be likely to involve the licensee being:

(i)	in breach of its duties under section 9 of the Act;

(ii)	in breach of any regulations made under section 29 of the Act or of any other enactment relating to safety or standards applicable in respect to the distribution business;

(iii)	in breach of the Grid Codes or the licensee’s Distribution Code; or

(iv)	in breach of the conditions; or

(b)	under paragraph 2 or 4, if the person making the application does not undertake to be bound, in so far as applicable, by the terms of the licensee’s Distribution Code or the applicable Grid Code from time to time in force; or

(c)	under paragraphs 2 and 4, if to do so would be likely to involve the licensee doing something which, without the consent of another person, would require the exercise of a power conferred by any provision of Schedules 3 or 4 to the Act; where the licence does not provide for that provision to have effect in relation to it; and any necessary consent has not, at the time the request is made, been given.

9.	The licensee shall within 28 days following receipt of a request from any person, give or send to such person such information in the possession of the licensee as may be reasonably required by such person for the purpose of completing an application under the Application Regulations or such provisions to like effect contained in any further regulations then in force made pursuant to sections 6(3), 60 and 64(1) of the Act.

Condition 4C. Functions of the Authority

1.	If, after a period which appears to the Authority to be reasonable for the purpose, the licensee has failed to enter into an agreement with any person entitled or claiming to be entitled thereto pursuant to a request under standard condition 4B (Requirement to Offer Terms for Use of System and Connection) for use of system, or an agreement for connection, the Authority may, on the application of such person or the licensee, settle any terms of the agreement in dispute between the licensee and that person in such manner as appears to the Authority to be reasonable having (in so far as relevant) regard in particular to the following considerations:

(a)	that such a person should pay to the licensee, in the case of provision of use of system, the use of system charges determined in accordance with standard condition 4 (Basis of Charges for Use of System and Connection to System: Requirements for Transparency); and

in the case of provision of a connection or modification to an existing connection to the system, the whole or an appropriate proportion (as determined in accordance with paragraph 4 of standard condition 4B (Requirement to Offer Terms for Use of System and Connection)) of the costs referred to in paragraph 4 of standard condition 4 (Basis of Charges for Use of System and Connection to System: Requirements for Transparency), together with a reasonable rate of return on the capital represented by such costs;

(b)	that the performance by the licensee of its obligations under the agreement should not cause it to be in breach of those provisions referred to at sub-paragraph 8(a) of standard condition 4B (Requirement to Offer Terms for Use of System and Connection);

(c)	that any methods by which the licensee’s distribution system is connected to any other system for the transmission or distribution of electricity accord (in so far as applicable to the licensee) with the applicable Distribution Codes and Grid Codes; and

(d)	that the terms and conditions of the agreement so settled by the Authority and of any other agreements entered into by the licensee pursuant to a request under standard condition 4B (Requirement to Offer Terms for Use of System and Connection) should be in as similar a form as is practicable.

2.	In so far as any person entitled or claiming to be entitled to an offer under standard condition 4B (Requirement to Offer Terms for Use of System and Connection) wishes to proceed on the basis of an agreement as settled by the Authority pursuant to paragraph 1, the licensee shall forthwith enter into and implement such agreement in accordance with its terms.

3.	If either party to such agreement proposes to vary the contractual terms of any agreement for use of system, for the provision of a connection or for the modification to an existing connection to the licensee’s distribution system, entered into pursuant to standard condition 4B (Requirement to Offer Terms for Use of System and Connection) or under this condition in any manner provided for under such agreement, the Authority may, at the request of that party, settle any dispute relating to such variation in such manner as appears to the Authority to be reasonable.

Condition 5. Distribution System Planning Standard and Quality of Service

1.	The licensee shall plan and develop the licensee’s distribution system in accordance with a standard not less than that set out in Engineering Recommendation P.2/5 (October 1978 revision) of the Electricity Council Chief Engineers’ Conference in so far as applicable to it or such other standard of planning as the licensee may, following consultation (where appropriate) with the transmission company and any other authorised electricity operator liable to be materially affected thereby and with the approval of the Authority, adopt from time to time.

2.	The licensee shall within 3 months after this condition comes into force draw up and submit to the Authority for its approval a statement setting out criteria by which the quality of performance of the licensee in maintaining the licensee’s distribution system’s security and availability and quality of service may be measured.

3.	The licensee shall within 2 months after the end of each financial year submit to the Authority a report providing details of the performance of the licensee during the previous financial year against the criteria referred to in paragraphs 1 and 2.

4.	The Authority may (following consultation with the licensee and, where appropriate, with the transmission company and any other authorised electricity operator liable to be materially affected thereby) issue directions relieving the licensee of its obligation under paragraph 1 in respect of such parts of the licensee’s distribution system and to such extent as may be specified in the directions.

5.	Paragraph 2 shall not apply to the licensee in respect of any period during which standard condition 49 has effect.

6.	Paragraph 3 shall not apply in respect of a previous financial year during the whole or part of which standard condition 49 had effect.

Condition 6. Safety and Security of Supplies Enquiry Service

1.	The licensee shall establish, or procure the establishment of, and subsequently operate and maintain, or procure the subsequent operation and maintenance of, an enquiry service for use by any person for the purposes of receiving reports and offering information, guidance or advice about any matter or incident which:

(a)	affects or is likely to affect the maintenance of the security, availability and quality of service of the licensee’s distribution system; or

(b)	arises from or in connection with the operation of, or otherwise relates to, the licensee’s distribution system and which causes danger or requires urgent attention or is likely to cause danger or require urgent attention.

2.	The service established, operated and maintained in accordance with paragraph 1 shall:

(a)	be provided without charge by the licensee to the user at the point of use;

(b)	ensure that all reports and enquiries are processed in a prompt and efficient manner whether made by telephone, in writing or in person; and

(c)	be available to receive and process telephone reports and enquiries at all times on every day of each year.

3.	In the establishment and operation and maintenance of the enquiry service in accordance with paragraph 1 the licensee shall not discriminate between any persons or class or classes of persons.

4.	In the establishment, operation and maintenance of the enquiry service in accordance with paragraph 1 the licensee shall not restrict, distort or prevent competition in the supply of electricity.

5.	The licensee shall have in force at all times a statement approved by the Authority setting out details of the service to be provided in accordance with paragraph 1, and the licensee shall give or send a copy of such statement to any person requesting it.

6.	The licensee shall give to the Authority notice of any amendments it proposes to make to the statement prepared under paragraph 5, and shall not make such amendments until either:

(a)	a period of one month from the date of the notice has expired; or

(b)	prior to the expiry of such period, the licensee has obtained the written approval of the Authority to such amendments.

7.	The licensee shall take steps to inform each authorised electricity operator which uses the service of any change to the address or telephone number of such service established, operated and maintained in accordance with paragraph 1, as soon as is practicable but in any event prior to such change becoming effective.

Condition 7. Provision of Information about Theft or Abstraction of Electricity, Damage and Meter Interference

1.	Where a person other than the licensee is the owner of any electrical plant, electric lines or meter the licensee shall, as soon as is reasonably practicable, inform that person of any incident where the licensee has reason to believe:

(a)	that there has been damage to such electrical plant, electric line or metering equipment; or

(b)	that there has been interference with the metering equipment to alter its register or prevent it from duly registering the quantity of electricity supplied;

provided that the licensee shall not be obliged to inform the owner of any electrical plant, electrical line or meter of any such incident where it has reason to believe that the damage or interference referred to above was caused by such owner.

2.	Where the licensee, in the course of providing services to any person supplying electricity to premises directly connected to the licensee’s distribution system, has reason to believe that:

(a)	there has been damage to any electrical plant, electric line or metering equipment through which such premises are supplied with electricity; or

(b)	there has been interference with the metering equipment through which such premises are supplied to alter its register or prevent it from duly registering the quantity of electricity supplied,

the licensee shall, as soon as reasonably practicable, inform that person (the person supplying electricity to the premises in question) of the incident in question.

Condition 8. Provisions Relating to the Connection of Metering Equipment

1.	On application made by any person the licensee shall, subject to paragraph 5, offer to enter into an agreement authorising that person to connect metering equipment to the licensee’s distribution system.

2.	In making an offer to enter into an agreement specified in paragraph 1, the licensee shall set out:

(a)	the date from which the applicant is authorised to undertake connections;

(b)	the procedures to be adopted by the applicant when making connections, with particular regard to those relating to safety; and

(c)	such other detailed terms as are or may be appropriate for the purposes of the agreement.

3.	The licensee shall offer terms for an agreement in accordance with paragraph 1 as soon as practicable and (save where the Authority consents to a longer period) in any event not more than 28 days after receipt by the licensee from any person of an application containing all such information as the licensee may reasonably require for the purpose of formulating the terms of the offer.

4.	In the offering of the terms in accordance with paragraph 1, the licensee shall not show undue preference to or exercise undue discrimination against any person or class or classes of persons and shall not offer terms or operate in such a way as to restrict, distort or prevent competition.

5.	The licensee shall not be obliged pursuant to this condition to offer to enter or to enter into any agreement where to do so would be likely to cause the licensee to be in breach of those provisions referred to at paragraph 7(a) of standard condition 4B (Requirement to Offer Terms for Use of System and Connection).

6.	If, after a period which appears to the Authority to be reasonable for the purpose, the licensee has failed to enter into an agreement with any person entitled or claiming to be entitled thereto pursuant to a request under this condition, the Authority may, on the application of such person or the licensee, settle any terms of the agreement in dispute between the licensee and that person in such manner as appears to the Authority to be reasonable.

7.	If the licensee or other party to such agreement proposes to vary the terms of any agreement entered into pursuant to this condition in any manner provided for under such agreement, the Authority may, at the request of the licensee or other party to such agreement, settle any dispute relating to such variation in such manner as appears to the Authority to be reasonable.

8.	In so far as any person entitled or claiming to be entitled to an offer under this condition wishes to proceed on the basis of an agreement or a variation to it as settled by the Authority pursuant to paragraphs 6 and 7, the licensee shall forthwith enter into and implement such agreement or variation in accordance with its terms.

Condition 9. Distribution Code

1.	The licensee shall in consultation with authorised electricity operators liable to be materially affected thereby prepare and at all times have in force and shall implement and (subject to paragraph 10 of this condition) comply with a Distribution Code:

(a)	covering all material technical aspects relating to connections to and the operation and use of the licensee’s distribution system or (in so far as relevant to the operation and use of the licensee’s distribution system) the operation of electric lines and electrical plant connected to the licensee’s distribution system and (without prejudice to the foregoing) making express provision as to the matters referred to in paragraph 5 below; and

(b)	which is designed so as:

(i)	to permit the development, maintenance and operation of an efficient, co-ordinated and economical system for the distribution of electricity; and

(ii)	to facilitate competition in the generation and supply of electricity.

2.	The Distribution Code in force at the date this condition comes into force shall be sent to the Authority for its approval. Thereafter the licensee shall (in consultation with authorised electricity operators liable to be materially affected thereby) periodically review (including upon the request of the Authority) the Distribution Code and its implementation. Following any such review, the licensee shall send to the Authority:

(a)	a report on the outcome of such review; and

(b)	any proposed revisions to the Distribution Code from time to time as the licensee (having regard to the outcome of such review) reasonably thinks fit for the achievement of the objectives referred to in sub-paragraph 1(b); and

(c)	any written representations or objections from authorised electricity operators (including any proposals by such operators for revisions to the Distribution Code not accepted by the licensee in the course of the review) arising during the consultation process and subsequently maintained.

3.	Revisions to the Distribution Code proposed by the licensee and sent to the Authority pursuant to paragraph 2 must receive the prior approval of the Authority before being implemented.

4.	Having regard to any written representations or objections referred to in sub-paragraph 2(c), and following such further consultation (if any) as the Authority may consider appropriate, the Authority may issue directions requiring the licensee to revise the Distribution Code in such manner as may be specified in the directions, and the licensee shall forthwith comply with any such directions.

5.	The Distribution Code shall include:

(a)	a distribution planning and connection code containing:

(i)	connection conditions specifying the technical, design and operational criteria to be complied with by any person connected or seeking connection to the licensee’s distribution system; and

(ii)	planning conditions specifying the technical and design criteria and procedures to be applied by the licensee in the planning and development of the licensee’s distribution system and to be taken into account by persons connected or seeking connection with the licensee’s distribution system in the planning and development of their own plant and systems; and

(b)	a distribution operating code specifying the conditions under which the licensee shall operate the licensee’s distribution system and under which persons shall operate their plant and/or distribution systems in relation to the licensee’s distribution system, in so far as necessary to protect the security and quality of supply and safe operation of the licensee’s distribution system under both normal and abnormal operating conditions.

6.	The licensee shall give or send a copy of the Distribution Code (as from time to time revised) to the Authority.

7.	The licensee shall (subject to paragraph 8) give or send a copy of the Distribution Code (as from time to time revised) to any person requesting the same.

8.	The licensee may make a charge for any copy of the Distribution Code (as from time to time revised) given or sent pursuant to paragraph 7 of an amount which will not exceed any amount specified for the time being for the purposes of this condition in directions issued by the Authority.

9.	In preparing, implementing and complying with the Distribution Code (including in respect of the scheduling of maintenance of the licensee’s distribution system), the licensee shall not unduly discriminate between or unduly prefer any person or class or classes of persons.

10.	The Authority may (following consultation with the licensee) issue directions relieving the licensee of its obligations under the Distribution Code in respect of such parts of the licensee’s distribution system and to such extent as may be specified in the directions.

Condition 9A. Compliance with other Distribution Codes

1.	The licensee shall comply with the provisions of the other Distribution Codes insofar as applicable to the licensee or the licensee’s distribution business.

2.	The Authority may, following consultation with the licensed distributor(s) responsible for any other Distribution Code(s) and any authorised electricity operators directly affected thereby, issue directions relieving the licensee of its obligation in paragraph 1 in respect of such parts of the other Distribution Code(s) and to such extent and subject to such conditions as may be specified in those directions.

Condition 10. Balancing and Settlement Code and NETA Implementation

1.	Insofar as the licensee shall distribute or offer to distribute electricity within any area of England and Wales, the licensee shall be a party to the BSC Framework Agreement and shall comply with the BSC.

2.	The licensee shall comply with the programme implementation scheme established in accordance with paragraph 3 as modified from time to time in accordance with paragraph 5.

3.	The programme implementation scheme is a scheme designated by the Secretary of State setting out the steps, including without limitation steps as to the matters referred to in paragraph 4, to be taken (or procured) by the licensee (and/or by authorised electricity operators) which are, in the Secretary of State’s opinion, appropriate in order to give full and timely effect to:

(a)	any modifications made to this licence and to the licences of authorised electricity operators by the Secretary of State pursuant to the power vested in him under section 15A of the Act;

(b)	any conditions imposed by any exemption from the requirement to hold any such licence; and

(c)	the matters envisaged by such modifications and conditions.

4.	The programme implementation scheme may include provisions, inter alia,

(a)	to secure or facilitate the amendment of any of the core industry documents;

(b)	to secure that any systems, persons or other resources employed in the implementation of the Pooling and Settlement Agreement may be employed in the implementation of the BSC;

(c)	for the giving of the indemnities against liabilities to which parties to the Pooling and Settlement Agreement may be exposed;

(d)	for securing the co-ordinated and effective commencement of implementation of and operations under the BSC, including the testing, trialling and start-up of the systems, processes and procedures employed in such implementation and employed by authorised electricity operators and others in connection with such operations;

(e)	for co-ordinating the administration and implementation of the BSC and the administration of the Pooling and Settlement Agreement;

(f)	for the licensee to refer to the Authority for determination, whether of its own motion or as provided in the programme implementation scheme, disputes, as to matters covered by the scheme, between persons who are required (by conditions of their licences or exemptions) or who have agreed to comply with the scheme or any part of it; and

(g)	for the Authority, in the circumstances set out in the scheme, to require that consideration be given to the making of a proposal to modify the BSC and, if so, to require the making of such proposal in the manner set out in the scheme, such power to be exercisable at any time within the period of 12 months after the start of the first period for trading under the BSC as determined by the Secretary of State.

5. (a)	The Secretary of State may at any time direct, in accordance with the provisions of the programme implementation scheme, that the programme implementation scheme be modified in the manner set out in such direction, in order to give (or continue to give) full and timely effect to the matters described in paragraph 3.

(b)	The Secretary of State shall serve a copy of any such direction on the licensee, and thereupon the licensee shall comply with the scheme as modified by the direction.

6.	If there is any conflict between the requirements contained in the programme implementation scheme pursuant to paragraph 4(a) and/or imposed on the licensee by paragraphs 2 and 5 of this condition, and those imposed on the licensee by any other condition, the provisions of paragraph(s) 4(a), 2 and/or 5 (as appropriate) shall prevail.

7.	Without prejudice to paragraph 2, the licensee shall use all reasonable endeavours to do such things as may be requisite and necessary in order to give full and timely effect to the modifications made to this licence as determined by the Secretary of State pursuant to the power vested in him under section 15A of the Act (and to give full and timely effect to the matters envisaged by such modifications).

8.	In this condition:

“BSC”	means the balancing and settlement code required to be in place, pursuant to the transmission licence granted to the transmission company in England and Wales, as from time to time modified.

“BSC Framework Agreement”	means the agreement of that title, in the form approved by the Secretary of State, by which the BSC is made contractually binding between the parties to that agreement, as from time to time amended, with the consent of the Secretary of State.

“core industry documents”	mean those documents which:

.	(a) in the Secretary of State’s opinion are central industry documents associated with the activities of the licensee and authorised electricity operators, the subject matter of which relates to or is connected with the BSC or the balancing and settlement arrangements, and

(b) have been so designated by the Secretary of State.

Condition 11. Change Co-ordination for NETA

1.	Insofar as the licensee shall distribute or offer to distribute electricity within any area of England and Wales, the licensee shall take all reasonable measures to secure and implement (consistently with the procedures applicable under or in relation to the core industry documents to which it is party (or in relation to which it holds rights in respect of amendment) as modified or replaced from time to time), and shall not take any steps to prevent or unduly delay, changes to those documents, such changes being changes which are appropriate in order to give full and timely effect to and/or in consequence of any modification which has been made to the BSC.

2.	For the purposes of paragraph 1, core industry documents has the meaning given in paragraph 8 of standard condition 10 (Balancing and Settlement Code and NETA Implementation).

Condition 12. Settlement Agreement for Scotland

1.	In so far as the licensee shall distribute or offer to distribute electricity within any area of Scotland or to the extent that the Settlement Agreement for Scotland may apply in respect of the activities of the distribution business, the licensee shall comply with the relevant provisions of the Settlement Agreement for Scotland.

2.	In this condition:

“Settlement Agreement for Scotland” means the agreement of that title, as nominated by the Authority for the purposes of this condition, to be prepared in accordance with and comprise such matters as are set out in special condition I (The Settlement Agreement for Scotland) of each of the electricity distribution licences of SP Distribution Limited, and Scottish Hydro-Electric Power Distribution Limited (and any other name by which any of these companies come to be known), as from time to time revised with the approval of the Authority.

Condition 12A. Compliance with the Trading Code in Scotland

1.	(a)	Insofar as the licensee shall distribute or offer to distribute electricity within any area of Scotland, the licensee shall comply with the provisions of the Trading Code during any period that the licensee is a member of the trading system established by the Trading Code, including any requirements thereunder for the Authority’s approval or consent, for compliance with directions issued by the Authority or relating to determinations made by the Authority.

	(b)	The Authority may (following consultation with such other members of such trading system as the Authority shall consider appropriate) issue directions relieving the licensee of its obligation under sub-paragraph (a) in respect of such parts of the Trading Code and to such extent as may be specified in those directions.

2.	In this condition:

“Trading Code”	means the trading code required to be adopted pursuant to standard condition D2 (Trading Code for Scotland) of the standard conditions of transmission licences and approved by the Authority as from time to time revised with the approval of the Authority.

Condition 13. Change Co-ordination for the Utilities Act 2000

1.	The licensee shall take all reasonable measures to secure and implement, and shall not take any steps to prevent or unduly delay, such changes to the industry framework documents as are necessary or expedient to give full and timely effect to the provisions of the Utilities Act 2000.

2.	In complying with paragraph 1, the licensee shall act in the case of each industry framework document consistently with the change procedures currently applicable to that document, except where to do so would be inconsistent with any provision of the Utilities Act 2000, in which event that provision shall take precedence.

3.	For the purposes of this condition, “industry framework document” means, subject to paragraph 4, any of the following documents to which the licensee is a party, or in relation to which it holds rights in respect of amendment or termination, together with any documents which are supplemental or ancillary thereto:

(a)	the Pooling and Settlement Agreement;

(b)	the Balancing and Settlement Code;

(c)	Master Connection and Use of System Agreement or the Connection and Use of System Code;

(d)	the Settlement Agreement for Scotland;

(e)	the Master Registration Agreement;

(f)	the Data Transfer services Agreement;

(g)	the Radio Teleswitch Agreement;

(h)	any Grid Code or Scottish Grid Code;

(i)	any Distribution Code;

(j)	the Trading Code;

(k)	the Fuel Security Code;

(l)	any agreement for use of an interconnector or Scottish interconnection; and

(m)	any agreement for the provision of distribution use of system, meter provision services, meter maintenance services, data retrieval services, data processing services, data aggregation services, or prepayment meter services.

4.	Where the Authority considers that the list of industry framework documents set out in paragraph 3 should be modified for the purposes of this condition generally, the licensee shall discuss any proposed modification (including addition) to the list in good faith and use all reasonable endeavours to agree such modification with the Authority.

5.	This condition shall cease to have effect on 30 June 2002 or such earlier date as the Authority may specify in a direction given for the purposes of this condition generally.

Condition 14. Provision of the Metering Point Administration Service and Compliance with the Master Registration Agreement

1.	The licensee shall be a party to and shall comply with the provisions of the Master Registration Agreement.

2.	The licensee shall establish, or procure the establishment of, and subsequently operate and maintain, or procure the subsequent operation and maintenance of, a service to be known as the “Metering Point Administration Service.”

3.	The Metering Point Administration Service shall fulfil the following functions:

(a)	the maintenance of such a register of technical and other data as is necessary to facilitate supply by any electricity supplier to all premises connected to the licensee’s distribution system and to meet the reasonable requirements of electricity suppliers in respect of such premises for information for settlement purposes, including (where so required):

(i)	the identity of the electricity supplier responsible under the Balancing and Settlement Code (where the premises are within England and Wales) and/or the Settlement Agreement for Scotland (where the premises are within Scotland) for the metering point at such premises;

(ii)	the type of metering equipment installed at each such premises; and

(iii)	a unique and accurate address of each such premises so far as is reasonably practicable having regard to the nature and source of the information provided to the licensee;

(b)	the amendment of the register maintained in accordance with sub-paragraph (a) to reflect changes of electricity supplier in respect of any premises;

(c)	the provision, in a timely and efficient manner, of such data contained in the register as is reasonably required and requested to:

(i)	any electricity supplier or agent thereof;

(ii)	any person identified in the Balancing and Settlement Code (where the premises are within England and Wales) and/or the Settlement Agreement for Scotland (where the premises are within Scotland) as an appropriate person for the receipt of data for settlement purposes; and

(iii)	any person identified in the Master Registration Agreement as entitled to such data for the purpose of facilitating changes of electricity supplier in respect of any premises; and

(d)	the maintenance of an enquiry service for the provision to any customer or an electricity supplier, on request and free of charge to that customer, of such data contained in the register as is relevant to the supply of electricity to premises which are (or are to be) owned or occupied by the customer, and the taking of such steps as will in the opinion of the licensee secure adequate publicity for the operation of the enquiry service.

Condition 14A. Basis of Charges for Metering Point Administration Services:

Requirements for Transparency

1.	The licensee shall as soon as practicable prepare a statement in a form approved by the Authority setting out the basis upon which charges will be made for the provision of metering point administration services, in such form and with such detail as shall be necessary to enable an electricity supplier to make a reasonable estimate of the charges to which the electricity supplier would become liable to pay for the provision of such services and of the other terms, likely to have a material impact on the conduct of the electricity supplier’s business, upon which the service would be provided and (without prejudice to the foregoing) including the information set out in paragraph 2.

2.	The statement referred to in paragraph 1 shall include a schedule of charges for metering point administration services, together with an explanation of the methods by which and the principles on which such charges will be calculated.

3.	The Authority may, upon the written request of the licensee, issue a direction relieving the licensee of its obligations under paragraph 1 to such extent and subject to such terms and conditions as the Authority may specify in that direction.

4.	The licensee shall not in setting its charges for, or in setting the other terms that will apply to the provision of metering point administration services, restrict, distort or prevent competition in the generation, distribution or supply of electricity.

5.	The licensee:

(a)	shall, at least once in every year, review the information set out in the statement prepared in accordance with paragraph 1 in order that the information set out in such a statement shall continue to be accurate in all material respects; and

(b)	may, with the approval of the Authority, from time to time alter the form of such a statement.

6.	The licensee shall send a copy of the statement prepared in accordance with paragraph 1, and of each revision of such statement, to the Authority.

7.	The licensee shall give or send a copy of the statement prepared in accordance with paragraph 1, or (as the case may be) of the latest revision of such statement, to any person who requests a copy of such statement.

8.	The licensee may make a charge for any statement given or sent pursuant to paragraph 7 of an amount which shall not exceed the amount specified in directions issued by the Authority for the purposes of this condition based on the Authority’s estimate of the licensee’s reasonable costs of providing such a statement.

Condition 14B. Non-Discrimination in the Provision of Metering Point Administration Services

1.	In the provision of metering point administration services the licensee shall not discriminate between any electricity suppliers.

2.	Without prejudice to paragraph 1, and subject to the provisions of standard condition 14A (Basis of Charges for Metering Point Administration Services: Requirements for Transparency), the licensee shall not make charges for the provision of metering point administration services to any electricity supplier which differ from the charges for such provision to any other electricity supplier except in so far as such differences reasonably reflect differences in the costs associated with such provision.

Condition 14C. Requirement to Offer Terms for the Provision of Metering Point Administration Services

1.	This condition sets out the obligations relating to the metering point administration services pursuant to and in accordance with the Master Registration Agreement.

2.	On application made by any electricity supplier for any premises connected to the licensee’s distribution system, the licensee shall (subject to paragraph 5) offer to enter into an agreement for the provision of metering point administration services.

3.	In making an offer pursuant to this condition to enter into an agreement, the licensee shall set out:

(a)	the date by which the metering point administration services required shall be provided (time being of the essence, unless otherwise agreed between parties);

(b)	the charges to be paid in respect of the metering point administration services required, such charges (unless manifestly inappropriate):

(i)	to be presented in such a way as to be referable to the statement prepared in accordance with paragraph 1 of standard condition 14A (Basis of Charges for Metering Point Administration Services: Requirements for Transparency) or any revision thereof;

(ii)	to be in conformity with the requirements of standard condition 14A (Basis of Charges for Metering Point Administration Services: Requirements for Transparency).

(c)	such other detailed terms in respect of each of the metering point administration services required as are or may be appropriate for the purpose of the agreement.

4.	The licensee shall offer terms for an agreement in accordance with paragraph 2 as soon as practicable and (save where the Authority consents to a longer period) in any event not more than 28 days after receipt by the licensee (or its agent) from an electricity supplier of an application containing all such information as the licensee may reasonably require for the purpose of formulating the terms of the offer.

5.	The licensee shall not be obliged pursuant to this condition to offer to enter or to enter into any agreement if to do so would be likely to involve the licensee being:

(a)	in breach of its duties under section 9 of the Act;

(b)	in breach of any regulations made under section 29 of the Act or of any other enactment relating to safety or standards applicable in respect of the distribution business;

(c)	in breach of any Grid Code or Distribution Code; or

(d)	in breach of the conditions.

6.	The licensee shall undertake metering point administration services in the most efficient and economic manner practicable having regard to the alternatives available and the other requirements of the licence and of the Act in so far as they relate to the provision of such services.

7.	In the provision of metering point administration services the licensee shall not restrict, distort or prevent competition in the supply of electricity.

Condition 14D. Functions of the Authority

1.	If, after a period which appears to the Authority to be reasonable for the purpose, the licensee has failed to enter into an agreement with an electricity supplier entitled or claiming to be entitled there to pursuant to a request under standard condition 14C (Requirement to Offer Terms for the Provision of Metering Point Administration Services), the Authority may, on the application of such an electricity supplier or the licensee, settle any terms of the agreement in dispute between the licensee and the electricity supplier in such manner as appears to the Authority to be reasonable having (in so far as relevant) regard in particular to the following considerations:

(a)	that the performance by the licensee of its obligations under the agreement should not cause it to be in breach of those provisions referred to at paragraph 5 in standard condition 14C (Requirement to Offer Terms for the Provision of Metering Point Administration Services); and

(b)	that the terms and conditions of the agreement so settled by the Authority and of any other agreements entered into by the licensee pursuant to a request under standard condition 14C (Requirement to Offer Terms for the Provision of Metering Point Administration Services) should be in as similar a form as is practicable.

2.	In so far as an electricity supplier entitled or claiming to be entitled to an offer under standard condition 14C (Requirement to Offer Terms for the Provision of Metering Point Administration Services) wishes to proceed on the basis of the agreement as settled by the Authority pursuant to paragraph 1, the licensee shall forthwith enter into and implement such agreement in accordance with its terms.

3.	If either party to such agreement proposes to vary the contractual terms of any agreement for the provision of metering point administration services entered into pursuant to standard condition 14C (Requirement to Offer Terms for the Provision of Metering Point Administration Services) in any manner provided for under such agreement, the Authority may, at the request of that party, settle any dispute relating to such variation in such manner as appears to the Authority to be reasonable.

4.	The Authority may (following consultation with the licensee) issue directions relieving the licensee of its obligations under standard condition 14C (Requirement to Offer Terms for the Provision of Metering Point Administration Services) relating to metering point administration services in respect of such parts of that condition and to such extent as may be specified in the directions.

Condition 15. Compliance with the Grid Codes

1.	The licensee shall comply with the provisions of every Grid Code in so far as applicable to it.

2.	The Authority may (following consultation with the transmission company responsible for the relevant Grid Code) issue directions relieving the licensee of its obligation under paragraph 1 in respect of such parts of such Grid Code and to such extent and subject to such conditions as may be specified in those directions.

Condition 16. Security Arrangements

1.	Insofar as the licensee shall distribute or offer to distribute electricity within any area of England and Wales, the licensee shall comply with the provisions of the Fuel Security Code and such provisions shall have effect as if they were set out in this licence.

2.	Insofar as the licensee shall distribute or offer to distribute electricity within any area of Scotland:

(a)	if so directed in directions issued by the Authority for the purposes of this condition, the licensee shall, not later than such date as may be specified in such directions, enter into an agreement designated by the Secretary of State for the purposes of this condition relating to compliance with directions issued by the Secretary of State under section 34 and/or section 35 of the Act; and

(b)	the licensee shall comply with and perform its obligations under any agreement which it enters into pursuant to sub-paragraph (a) above.

3.	In this condition:

“Fuel Security Code”	means the document of that title designated as such by the Secretary of State as from time to time amended.

Condition 17. Provision of Services for Persons who are of Pensionable Age or Disabled or Chronically Sick

1.	The licensee shall, no later than 1 November 2001, prepare and submit to the Authority for its approval a code of practice detailing the special services the licensee will make available for domestic customers who are of pensionable age or disabled or chronically sick.

2.	The code of practice shall include arrangements whereby the licensee will:

(a)	maintain a register of customers who have special communication needs or depend on electricity for medical reasons by virtue of being of pensionable age or disabled or chronically sick, and who require advance notice of planned interruptions to the supply of electricity, comprising the relevant details of each customer who requests or whose supplier requests his inclusion on it;

(b)	give to all customers so registered, either via the relevant supplier or, where appropriate, directly, in respect of interruptions to the supply of electricity, such information and advice as may be appropriate and is of such nature as shall be set out in the code of practice, provided that where the licensee is providing the supplier with any such information, the licensee shall provide such information as soon as is practicable; and

(c)	in the case where the request for the inclusion in the register is made directly to the licensee, provide the relevant supplier with the relevant details in such form and at such intervals as is relevant to the supplier’s licence obligations.

3.	This condition is subject to the provisions of standard condition 22 (Preparation, Review of and Compliance with Customer Service Codes).

Condition 18. Provision of Services for Persons who are Blind or Deaf

1.	The licensee shall, no later than 1 November 2001, prepare and submit to the Authority for its approval a code of practice detailing the special services the licensee will make available for domestic customers who are disabled by virtue of being blind or partially sighted, or deaf or hearing impaired.

2.	The code of practice shall include arrangements by which the licensee will, on request, in each case free of charge:

(a)	make available to blind and partially sighted domestic customers a facility for enquiring or complaining about any service provided by the licensee, by telephone or other appropriate means; and

(b)	make available to deaf and hearing impaired domestic customers, being in possession of appropriate equipment, facilities to assist them in enquiring or complaining about any service provided by the licensee.

3.	This condition is subject to the provisions of standard condition 22 (Preparation, Review of and Compliance with Customer Service Codes).

Condition 19. Code of Practice on Procedures with Respect to Site Access

1.	The licensee shall, no later than 1 November 2001, prepare and submit to the Authority for its approval a code of practice setting out the principles and procedures the licensee will follow in respect of any person acting on its behalf who requires access to customers’ premises.

2.	The code of practice shall include procedures calculated to ensure that persons visiting customers’ premises on behalf of the licensee:

(a)	possess the skills necessary to perform the required duties;

(b)	are readily identifiable to members of the public;

(c)	use passwords provided for vulnerable customers;

(d)	are appropriate persons to visit and enter customers’ premises;

(e)	are able to inform customers, on request, of a contact point for help and advice they may require in relation to the safety and security of the supply of the electricity; and

(f)	comply with the provisions of the Rights of Entry (Gas and Electricity Boards) Act 1954.

3.	This condition is subject to the provisions of standard condition 22 (Preparation, Review of and Compliance with Customer Service Codes).

Condition 20. Payments in Relation to Standards of Performance

1.	The licensee shall not enter into a use of system agreement with any electricity supplier that does not provide for the licensee to make payments in respect of the performance of the distribution business of the licensee to the electricity supplier for the benefit of any customer of that electricity supplier equivalent to such sums as would have been paid pursuant to any provision of Regulations made under section 39A of the Act.

Condition 21. Complaint Handling Procedure

1.	The licensee shall, no later than 1 November 2001, prepare and submit to the Authority for its approval a code of practice detailing the procedure for handling complaints from domestic customers about the manner in which the licensee conducts its distribution business.

2.	Any procedure established in accordance with this condition shall specify the periods within which it is intended that different descriptions of complaint should be processed and resolved.

3.	This condition is subject to the provisions of standard condition 22 (Preparation, Review of and Compliance with Customer Service Codes).

Condition 22. Preparation, Review of and Compliance with Customer Service Codes

1.	This condition applies to any code of practice required to be prepared by the licensee pursuant to standard condition 17 (Provision of Services for Persons who are of Pensionable Age or Disabled or Chronically Sick), standard condition 18 (Provision of Services for Persons who are Blind or Deaf), standard condition 19 (Code of Practice on Procedures in Respect of Site Access) and standard condition 21 (Complaint Handling Procedure) of this licence.

2.	In first preparing such a code the licensee shall, prior to submitting that code to the Authority, consult the Consumer Council and shall have regard to any representations made by the Consumer Council about such code or the manner in which it is likely to be operated.

3.	Where before the expiry of 30 days of the licensee first submitting such code to the Authority for its approval the Authority notifies the licensee that the Authority considers the code is not sufficient for the purposes of meeting the requirements of this licence, the licensee shall forthwith make such changes as the Authority may require.

4.	The licensee shall, whenever requested to do so by the Authority, review such code and the manner in which it has been operated, with a view to determining whether any modification should be made to it or to the manner of its operation.

5.	In carrying out any such review the licensee shall consult the Consumer Council and shall have regard to any representations made by the Consumer Council about such code or the manner in which it is likely to be or (as the case may be) has been operated.

6.	The licensee shall submit any revision of such code which, after consulting the Consumer Council in accordance with paragraph 5, the licensee wishes to make, to the Authority for its approval and following its approval in writing shall then revise the code accordingly.

7.	The licensee shall:

(a)	as soon as practicable following the preparation of any code or any revision made to it send to the Authority and the Consumer Council a copy of such code or such revision (in each case in the form approved by the Authority);

(b)	at least once in each year, draw the attention of those customers to whom such code applies, to the existence of the code and of each substantive revision of it and to the means by which a copy of such code may be inspected in its latest form, in such manner as in the reasonable opinion of the licensee will give adequate publicity to it; and

(c)	give or send free of charge a copy of such code (as from time to time revised) to any person who requests it.

8.	No changes may be made to any code otherwise than in accordance with the foregoing procedures.

9.	The licensee shall ensure, so far as reasonably practicable, that it complies with such arrangements or procedures (as the case may be) as are contained in or described by any code to which this condition applies and approved by the Authority or any revision to such code approved by the Authority.

Condition 23. Record of and Report on Performance

1.	The licensee shall keep a record of its general operation of the arrangements mentioned in standard conditions 17 to 22 and if the Authority so directs in writing, of its operation of any particular cases specified, or of a description specified, by the Authority.

2.	The licensee shall keep a statistical record of its performance in relation to the provision of services to domestic customers.

3.	The licensee shall, from time to time as required by the Authority, provide to the Authority and to the Consumer Council such of the information contained in the records prepared in accordance with paragraphs 1 and 2 as the Authority may request in writing.

4.	As soon as is reasonably practicable after the end of each calendar year, the licensee shall submit to the Authority and the Consumer Council a report dealing with the matters mentioned in paragraphs 1 and 2 in relation to that year and shall:

(a)	publish the report so submitted in such manner as will in the reasonable opinion of the licensee secure adequate publicity for it; and

(b)	send a copy of it free of charge to any person requesting one,

except that, in performing its obligations under sub-paragraphs (a) and (b), the licensee shall exclude from the report such information as appears to it to be necessary or expedient to ensure that, save where they consent, individual domestic customers referred to therein cannot readily be identified.

5.	The report shall be presented, so far as is reasonably practicable, in a standard form designated by the Authority for the purposes of this condition.

Condition 24. Provision of Information to the Authority

1.	Subject to paragraphs 5 and 7, the licensee shall furnish to the Authority, in such manner and at such times as the Authority may reasonably require, such information and shall procure and furnish to it such reports, as the Authority may reasonably require or as may be necessary for the purpose of performing:

(a)	the functions conferred on it by or under the Act; and

(b)	any functions transferred to or conferred on it by or under the Utilities Act 2000.

2.	The licensee shall procure from each company or other person which the licensee knows or reasonably should know is at any time an ultimate controller of the licensee a legally enforceable undertaking in favour of the licensee in a form specified by the Authority that ultimate controller (“the information covenantor”) will give to the licensee, and will procure that any person (including, without limitation, a corporate body) which is a subsidiary of, or is controlled by, the information covenantor (other than the licensee and its subsidiaries) will give to the licensee, all such information as may be necessary to enable the licensee to comply fully with the obligation imposed on it in paragraph 1. Such undertaking shall be obtained within 7 days of such corporate body or other person in question becoming an ultimate controller of the licensee and shall remain in force for so long as the licensee remains the holder of this licence and the information covenantor remains an ultimate controller of the licensee.

3.	The licensee shall deliver to the Authority evidence (including a copy of each such undertaking) that the licensee has complied with the obligation to procure undertakings pursuant to paragraph 2, and shall comply with any direction from the Authority to enforce any undertaking so procured.

4.	The licensee shall not, save with the consent in writing of the Authority, enter (directly or indirectly) into any agreement or arrangement with any ultimate controller of the licensee or, where the ultimate controller is a corporate body, any of the subsidiaries of such a corporate ultimate controller (other than the subsidiaries of the licensee) at a time when:

(a)	an undertaking complying with paragraph 2 is not in place in relation to that ultimate controller; or

(b)	there is an unremedied breach of such undertaking; or

(c)	the licensee is in breach of the terms of any direction issued by the Authority under paragraph 3 of this condition.

5.	The licensee shall not be required by the Authority to furnish it under this condition with information for the purpose of the exercise of its functions under section 47 of the Act.

6.	The licensee shall, if so requested by the Authority, give reasoned comments on the accuracy and text of any information or advice (so far as relating to its activities as holder of an electricity distribution licence) which the Authority proposes to publish pursuant to section 48 of the Act.

7.	This condition shall not require the licensee to produce any documents or give any information which it could not be compelled to produce or give in evidence in civil proceedings before a court.

8.	The power of the Authority to call for information under this condition is in addition to the power of the Authority to call for information under or pursuant to any other condition. There shall be a presumption that the provision of information in accordance with any other condition is sufficient for the purposes of that condition, but that presumption shall be rebutted, if the Authority states in writing that in its opinion such further information is, or is likely to be, necessary to enable it to exercise functions under the condition in question.

Condition 25. Long Term Development Statement

1.	The purposes of this condition are:

(a)	to secure the provision by the licensee of information which will assist any person who contemplates entering into distribution arrangements with the licensee to identify and evaluate the opportunities for doing so; and

(b)	to ensure the general availability of such information in the public domain.

2.	Where the Authority gives the licensee a direction to do so, the licensee shall prepare and maintain a statement in such form as may be specified in the direction for the purposes of this condition generally, containing, with respect to each of the 5 succeeding years on a rolling basis beginning with 1st April in any year, such information as it is reasonably practicable for the licensee to provide which identifies or relates to the matters specified in paragraph 4.

3.	The direction specified in paragraph 2 may be given by the Authority at any time during a year. Any statement to be prepared by the licensee pursuant to paragraph 2 shall be prepared within 3 months of the giving of the direction. The licensee shall be obliged to include in the first such statement prepared the information referred to in paragraph 2 with respect to each year of the 5 succeeding years on a rolling basis beginning with 1st April of the year in which the direction is given.

4.	The matters referred to at paragraph 2 are:

(a)	the use likely to be made of the licensee’s distribution system;

(b)	the likely development of the licensee’s distribution system;

(c)	the likely development of those facilities which the licensee expects to be taken into account from time to time in determining charges for making connections to its distribution system and for use of system;

(d)	the licensee’s plans for modifying its distribution system, including works which it expects to be carried out for that purpose within the forthcoming 2 years (from the date of the statement);

(e)	the identification of those parts of the licensee’s distribution system which are likely to reach the limit of their capability during the succeeding 5 year period, including those parts which may experience thermal overloading, voltage problems or excess fault levels;

(f)	the licensee’s plans to alleviate or rectify any predicted shortcomings in the operation and/or capability of its distribution system; and

(g)	(where applicable) how the actual developments in the recent past compared with the licensee’s plans contained in previous statements.

5.	Any statement to be prepared by the licensee pursuant to paragraph 2 shall be prepared within 3 months of the giving of the relevant direction.

6.	Except in so far as the Authority otherwise consents, the licensee shall on an annual basis prepare a revision of any statement prepared under paragraph 2 so as to ensure that, so far as is reasonably practicable, the information in the revised statement is up to date.

7.	The licensee shall, subject to any requirement to comply with the listing rules (within the meaning of Part IV of the Financial Services Act 1986) of The Stock Exchange and with paragraph 8 –

(a)	furnish the Authority with a copy of the statement prepared under paragraph 2 and of each revision of the statement prepared under paragraph 6;

(b)	in such form and manner as the Authority may direct, publish such a summary of the statement or, as the case may be, of a revision of the statement as will assist a person in deciding whether to ask for a copy of the statement;

(c)	prepare a version of the statement or revision which excludes, so far as is practicable, any such matter as is mentioned in paragraph 8 and send a copy thereof to any person who asks for one and makes such payment to the licensee in respect of the cost thereof as it may require not exceeding such amount as the Authority may from time to time approve for the purposes hereof.

8.	In complying with the requirements of paragraph 7(b), the licensee shall have regard to the need for excluding, so far as is practicable, any matter which relates to the affairs of a person where the publication of that matter would or might seriously and prejudicially affect his interests.

9.	Any question arising under paragraph 8 as to whether the publication of some matter which relates to the affairs of a person would or might seriously and prejudicially affect his interests shall be determined by the Authority.

10.	A direction given under paragraph 2 is only effective where the Authority has informed the licensee of its intention to do so in a notice which:

(a)	states the date on which it is proposed that the direction should take effect;

(b)	sets out the proposed contents of the direction with respect to the form in which the statement is to be prepared and maintained for the purposes of this condition;

(c)	specifies the time (not being less than 28 days from the date of the notice) within which representations with respect to the proposed direction may be made,

and has considered any representations which are duly made by the licensee and are not withdrawn.

11.	Any consultation undertaken by the Authority with the holder of a licence granted under section 6(1)(c) of the Act before the determination of this standard condition by the Secretary of State pursuant to section 33(1) of the Utilities Act 2000 shall be effective for the purposes of paragraph 10.

12.	In this condition, “distribution arrangements” includes distribution arrangements which relate to –

(a)	the utilisation of the licensee’s distribution system; and

(b)	connections to the licensee’s distribution system.

Condition 26. Compliance with CUSC

1.	Insofar as the licensee distributes or offers to distribute to any premises situated in England and Wales, the licensee shall be a party to the CUSC Framework Agreement and shall comply with the CUSC and, if it is party to the agreement known as the Master Connection and Use of System Agreement (“MCUSA”), execute such other documents as shall be stated as required to be made in any direction issued by the Authority to enable the MCUSA and its supplemental agreements and ancillary service agreements (as defined or referred to in MCUSA) and any associated agreements derived from MCUSA to be amended appropriately into the CUSC Framework Agreement, CUSC, bilateral agreements, construction agreements and, so far as is appropriate, associated agreements derived from CUSC so as to maintain continuity of contractual relationships.

2.	The licensee shall take all reasonable steps to secure and implement (consistently with the procedures applicable under or in relation to the core industry documents to which it is a party (or in relation to which it holds rights in respect of amendment) as modified or replaced from time to time), and shall not take any steps to prevent or unduly delay, changes to those documents, such changes being changes which are appropriate in order to give full and timely effect to and/or in consequence of any modification which has been made to the CUSC.

3.	For the avoidance of doubt, paragraph 2 is without prejudice to any rights of approval, veto or direction in respect of proposed changes to the core industry documents which the Authority may have.

4.	In this condition:

“bilateral agreement”	means an agreement between the holder of a transmission licence in England and Wales and a CUSC user supplemental to the CUSC relating to a direct connection to that transmission system identifying the relevant connection site and setting out other site specific details in relation to that connection to the transmission system, including provisions relating to payment of connection charges.

“construction agreement”	means an agreement between the holder of a transmission licence in England and Wales and a CUSC user in respect of construction works required on that transmission system and the associated construction works of the CUSC user in relation to a connection to the transmission system or in relation to a generating station connected to a distribution system in England and Wales, whether for the initial connection or a modification of the connection.

“core industry documents”	means those documents which have been designated by the Secretary of State as such.

“CUSC”	means the Connection and Use of System Code required to be in place pursuant to the transmission licence granted to the transmission company in England and Wales, as from time to time modified.

“CUSC Framework Agreement”	means the agreement of that title, in the form approved by the Secretary of State, by which the CUSC is made contractually binding between the parties to that agreement, as amended from time to time with the approval of the Secretary of State.

Condition 27. Not used

Condition 28. Not used

Condition 29. Disposal of Relevant Assets

1.	The licensee shall not dispose of or relinquish operational control over any relevant asset otherwise than in accordance with the following paragraphs of this condition.

2.	Save as provided in paragraph 3, the licensee shall give to the Authority not less than two months’ prior written notice of its intention to dispose of or relinquish operational control over any relevant asset, together with such further information as the Authority may request relating to such asset or the circumstances of such intended disposal or relinquishment of control or to the intentions in regard thereto of the person proposing to acquire such asset or operational control over such asset.

3.	Notwithstanding paragraphs 1 and 2, the licensee may dispose of or relinquish operational control over any relevant asset:

(a)	where:

(i)	the Authority has issued directions [1] [2] for the purposes of this condition containing a general consent (whether or not subject to conditions) to:

(aa)	transactions of a specified description; or

(bb)	the disposal of or relinquishment of operational control over relevant assets of a specified description; and

(ii)	the transaction or the relevant assets are of a description to which such directions apply and the disposal or relinquishment is in accordance with any conditions to which the consent is subject; or

(b)	where the disposal or relinquishment of operational control in question is required by or under any enactment or subordinate legislation.

4.	Notwithstanding paragraph 1, the licensee may dispose of or relinquish operational control over any relevant asset as is specified in any notice given under paragraph 2 in circumstances where:

(a)	the Authority confirms in writing that it consents to such disposal or relinquishment (which consent may be made subject to the acceptance by the licensee or any third party in favour of whom the relevant asset is proposed to be disposed or operational control is proposed to be relinquished to) of such conditions as the Authority may specify; or

[1]	Direction issued under Condition 27 of the Public Electricity Supply Licence of Manweb plc now Standard Condition 29 of this licence (01.04.92)
[2]	General Consent issued under Standard Condition 29 of this licence

(b)	the Authority does not inform the licensee in writing of any objection to such disposal or relinquishment of control within the notice period referred to in paragraph 2.

5.	In this condition:

“disposal”	means:

(a) in relation to disposal of a relevant asset situated in England and Wales includes any sale, gift, exchange, assignment, lease, licence, loan, mortgage, charge, or grant of any other encumbrance or the permitting of any encumbrance to subsist or any other disposition;

(b) in relation to disposal of a relevant asset situated in Scotland includes the grant of any disposition, conveyance, contract of excambion, any lease, assignation, licence, the grant of any right of possession, loan, standard security, floating charge to a third party, or the grant of any servitude right, wayleave or any other transaction or event which is capable under any enactment or rule of law of affecting the title to a registered interest in land and “dispose” and cognate expressions shall be construed accordingly;

includes, without limitation, entering into any agreement or arrangement whereby operational control of a relevant asset or relevant assets is not or ceases to be under the sole management of the licensee.

“relinquishment of operational control”

Condition 30. Not used

Condition 31. Not used

SECTION C. DISTRIBUTION SERVICES OBLIGATIONS

Condition 32. Interpretation of Section C (Distribution Services Obligations)

1.	In this Section of the standard conditions, unless the context otherwise requires:

	“data transfer catalogue”	has the meaning given at paragraph 4(c) of standard condition 37 (The Metering Point Administration Service and the Master Registration Agreement).

	“data transfer service”	Means the data transfer service and service facility to be established, operated and maintained by the licensee, in conjunction and co-operation with all other distribution services providers, in accordance with and comprising the elements set out in standard condition 38 (Establishment of a Data Transfer Service).

	“permitted purpose”	means the purpose of all or any of the following:

(a)	the distribution business or any other business or activity within the limits of paragraph 4 of standard condition 43 (Restriction on Activity and Financial Ring Fencing);

(b)	any business or activity to which the Authority has given its consent in writing in accordance with paragraph 3 (d) of condition 43; and

(c)	without prejudice to the generality of sub-paragraph (a), any payment or transaction lawfully made or undertaken by the licensee for a purpose within sub-paragraphs 1(b)(i) to (vii) of standard condition 47 (Indebtedness);

Condition 32A. Convenience Customers

1.	The licensee shall establish and maintain an accurate list of any convenience customers.

2.	The licensee shall update the list referred to in paragraph 1 at least once in every period of 12 months.

Condition 33. Not used

Condition 34. Compulsory Acquisition of Land etc.

1.	The powers and rights conferred by or under the provisions of Schedule 3 to the Act (Compulsory Acquisition of Land etc. by Licence Holders) shall have effect in relation to the licensee to enable the licensee to carry on the activities authorised by this licence and which:

(a)	are comprised within its distribution business; and

(b)	are carried on within the distribution services area or necessitate the use of the licensee’s distribution system, including any extension of or addition to the licensee’s distribution system, whether or not connected to such system.

Condition 35. Other Powers etc.

1.	The powers and rights conferred by or under the provisions of Schedule 4 to the Act (Other Powers etc. of Licence Holders) shall have effect in relation to the licensee to enable the licensee to carry on the activities authorised by this licence and which:

(a)	are comprised within its distribution business; and

(b)	are carried on within the distribution services area or necessitate the use of the licensee’s distribution system, including any extension of or addition to the licensee’s distribution system, whether or not connected to such system.

Condition 36. Basis of Charges for Distributor Metering and Data Services: Requirements for Transparency

1.	The licensee shall as soon as practicable prepare statements in a form approved by the Authority setting out the basis upon which charges will be made for the provision of each of the distributor metering and data services, in each case in such form and with such detail as shall be necessary to enable any person to make a reasonable estimate of the charges to which the person would become liable to pay for the provision of such services and of the other terms, likely to have a material impact on the conduct of the person’s business, upon which the service would be provided and (without prejudice to the foregoing) including the information set out in paragraph 2.

2.	The statements referred to at paragraph 1 shall include a schedule of charges for each of the distributor metering and data services, together with an explanation of the methods by which and the principles on which such charges will be calculated.

3.	The Authority may, upon the written request of the licensee, issue a direction relieving the licensee of its obligations under paragraph 1 to such extent and subject to such terms and conditions as the Authority may specify in that direction.

4.	The licensee shall not in setting its charges for, or in setting the other terms that will apply to the provision of any of the distributor metering and data services, restrict, distort or prevent competition in the generation, distribution or supply of electricity or in the provision of meter maintenance or data retrieval services.

5.	The licensee:

(a)	shall, at least once in every year, review the information set out in the statements prepared in accordance with paragraph 1 in order that the information set out in such statements shall continue to be accurate in all material respects; and

(b)	may, with the approval of the Authority, from time to time alter the form of such statements.

6.	The licensee shall send a copy of the statement prepared in accordance with paragraph 1, and of each revision of such statement, to the Authority.

7.	The licensee shall give or send a copy of the statement prepared in accordance with paragraph 1, or (as the case may be) of the latest revision of such statement, to any person who requests a copy of such statement or statements.

8.	The licensee may make a charge for any statement given or sent pursuant to paragraph 7 of an amount which shall not exceed the amount specified in directions issued by the Authority for the purposes of this condition based on the Authority’s estimate of the licensee’s reasonable costs of providing such a statement.

Condition 36A. Non-Discrimination in the Provision of Distributor Metering and Data Services

1.	In the provision of any of the distributor metering and data services, the licensee shall not discriminate between any persons or class or classes of persons.

2.	Without prejudice to paragraph 1, and subject to the provisions of standard condition 36 (Basis of Charges for Distributor Metering and Data Services: Requirements for Transparency), the licensee shall not make charges for the provision of any of the distributor metering and data services to any person or class or classes of persons which differ from the charges for such provision to any other person or class or classes of person except in so far as such differences reasonably reflect differences in the costs associated with such provision.

Condition 36B. Requirement to offer Terms for the Provision of Distributor Metering and Data Services

1.	This condition sets out the obligations relating to the following services:

(a)	the provision of metering equipment which, at the discretion of the licensee, may be metering equipment which is owned by him or by any person other than the person making such application;

(b)	the installation, commissioning, testing, repair, maintenance, removal and replacement of metering equipment;

(c)	metering point administration services pursuant to and in accordance with the Master Registration Agreement; and

(d)	data transfer services.

2.	On application made by any person, the licensee shall (subject to paragraph 6) offer to enter into an agreement for the provision within its distribution services area of such of the services described in sub-paragraphs 1(a), (b) and (c) as may be required.

3.	On application made by any person the licensee shall (subject to paragraph 6) offer to enter into an agreement for the provision of data transfer services.

4.	In making an offer pursuant to this condition to enter into any agreement, the licensee shall set out:

(a)	the date by which the services required shall be provided (time being of the essence, unless otherwise agreed between parties);

(b)	the charges to be paid in respect of the services required, such charges (unless manifestly inappropriate):

(i)	to be presented in such a way as to be referable to the statements prepared in accordance with paragraph 1 of standard condition 36 (Basis of Charges for Distributor Metering and Data Services: Requirements for Transparency) or any revision thereof;

(ii)	to be set in conformity with the requirements of standard condition 36 (Basis of Charges for Distributor Metering and Data Services: Requirements for Transparency); and

(c)	such other detailed terms in respect of each of the services required as are or may be appropriate for the purpose of the agreement.

5.	The licensee shall offer terms for agreements in accordance with paragraphs 2 and 3 as soon as practicable and (save where the Authority consents to a longer period) in any event not more than 28 days after receipt by the licensee (or its agent) from any person of an application containing all such information as the licensee may reasonably require for the purpose of formulating the terms of the offer.

6.	The licensee shall not be obliged pursuant to this condition to offer to enter or to enter into any agreement if to do so would be likely to involve the licensee being:

(a)	in breach of its duties under section 9 of the Act;

(b)	in breach of any regulations made under section 29 of the Act or of any other enactment relating to safety or standards applicable in respect of the distribution business;

(c)	in breach of any Grid Code or Distribution Code; or

(d)	in breach of the conditions.

7.	The licensee shall undertake each of the services referred to in paragraph 1 in the most efficient and economic manner practicable having regard to the alternatives available and the other requirements of the licence and of the Act in so far as they relate to the provision of those services.

8.	In the provision of any of the services referred to in paragraph 1 the licensee shall not restrict, distort or prevent competition in the supply of electricity.

9.	The services referred to in paragraph 1 shall collectively be referred to as the distributor metering and data services. For the avoidance of doubt distributor metering and data services as referred to in this licence excludes data retrieval, data processing and data aggregation.

10.	In this condition:

“data retrieval”	means services comprising any or all of the following:

the retrieval and verification of meter reading data from electricity meters and the delivery of such data to any person for the purpose of data processing.

“data processing”	means services comprising any or all of the following:

the processing, validation and estimation of meter reading data, and the creation, processing and validation of data in respect of the consumption of electricity at premises which receive an unmetered supply, and the delivery of such data to any person for the purpose of data aggregation.

“data aggregation”	means services comprising any or all of the following:

the collation and summation of meter reading data (whether actual or estimated) and of data in respect of the consumption of electricity at premises which receive an unmetered supply, and the delivery of such data to any person for settlement purposes.

Condition 36C. Functions of the Authority

1.	If, after a period which appears to the Authority to be reasonable for the purpose, the licensee has failed to enter into an agreement with any person entitled or claiming to be entitled thereto pursuant to a request under standard condition 36B (Requirement to Offer Terms for the Provision of Distributor Metering and Data Services), the Authority may, on the application of such person or the licensee, settle any terms of the agreement in dispute between the licensee and that person in such manner as appears to the Authority to be reasonable having (in so far as relevant) regard in particular to the following considerations:

(a)	that the performance by the licensee of its obligations under the agreement should not cause it to be in breach of those provisions referred to at paragraph 6 of standard condition 36B (Requirement to Offer Terms for the Provision of Distributor Metering and Data Services); and

(b)	that the terms and conditions of the agreement so settled by the Authority and of any other agreements entered into by the licensee pursuant to a request under standard condition 36B (Requirement to Offer Terms for the Provision of Distributor Metering and Data Services) should be in as similar a form as is practicable.

2.	In so far as any person entitled or claiming to be entitled to an offer under standard condition 36B (Requirement to Offer Terms for the Provision of Distributor Metering and Data Services) wishes to proceed on the basis of the agreement as settled by the Authority pursuant to paragraph 1, the licensee shall forthwith enter into and implement such agreement in accordance with its terms.

3.	If either party to such agreement proposes to vary the contractual terms of any agreement for the provision of any of the distributor metering and data services entered into pursuant to standard condition 36B (Requirement to Offer Terms for the Provision of Distributor Metering and Data Services) or this condition in any manner provided for under such agreement, the Authority may, at the request of that party, settle any dispute relating to such variation in such manner as appears to the Authority to be reasonable.

4.	The Authority may (following consultation with the licensee) issue directions relieving the licensee of its obligations under standard condition 36B (Requirement to Offer Terms for the Provision of Distributor Metering and Data Services) relating to distributor metering and data services in respect of such parts of that condition and to such extent as may be specified in the directions.

Condition 37. The Metering Point Administration Service and the Master Registration Agreement

1.	The Metering Point Administration Service shall, where so requested, fulfil within the distribution services area the functions set out in standard condition 14 (Provision of the Metering Point Administration Service and Compliance with the Master Registration Agreement) in respect of all premises connected to another distribution system within the distribution services area.

2.	The licensee shall use its best endeavours, in conjunction and co-operation with all other distribution services providers, to prepare and maintain a form of agreement to be known as the Master Registration Agreement.

3.	The Master Registration Agreement shall be an agreement made between:

(a)	on the one part, the licensee and all other licensed distributors; and

(b)	on the other part:

(i)	all electricity suppliers (or their agents) which require the provision of metering point administration services from at least one licensed distributor; and

(ii)	such other persons as are, for settlement purposes, appropriate parties to the agreement.

4.	The Master Registration Agreement shall comprise:

(a)	terms for the provision of metering point administration services in accordance with the requirements of paragraph 3 of standard condition 14 (Provision of the Metering Point Administration Service and Compliance with the Master Registration Agreement) and the equivalent requirements in the distribution licences of all other licensed distributors;

(b)	provisions to facilitate, and procedures and practices to be followed by electricity suppliers in relation to changes of electricity supplier in respect of any premises;

(c)	a catalogue of definitions, flows and forms of such data as may require to be transferred by or to parties to the Master Registration Agreement, or as between any persons for settlement purposes or for any related purposes (the “data transfer catalogue”);

(d)	arrangements for the variation of the Master Registration Agreement following consultation with the parties, or representatives of the parties, to that agreement;

(e)	provisions (which shall require to be approved in advance by the Authority) by virtue of which the whole or specified parts of the Master Registration Agreement shall not be capable of variation without the prior approval of the Authority; and

(f)	such other matters as are or may be appropriate for the development, maintenance and operation of an efficient, co-ordinated and economical system for the supply of electricity and for the purpose of facilitating competition in electricity supply.

Condition 38. Establishment of a Data Transfer Service

1.	The licensee shall use its best endeavours, in conjunction and co-operation with all other distribution services providers:

(a)	to establish, or to procure the establishment of, a service to be known as the data transfer service; and

(b)	subsequently to operate and maintain, or to procure the subsequent operation and maintenance of, such data transfer service in accordance with the provisions of this condition.

2.	The data transfer service shall:

(a)	provide a network over which may be made all of the electronic data transfers specified at paragraph 3;

(b)	operate and maintain that network; and

(c)	provide a connection to that network, on request, to any person who is or will be a party to any of the electronic data transfers specified at paragraph 3.

3.	The electronic data transfers specified at this paragraph are those which are reasonably required for any of the purposes set out at paragraph 4 and which are made between:

(a)	a Metering Point Administration Service operator and an electricity supplier or any agent thereof;

(b)	a Metering Point Administration Service operator and any person identified in the Balancing and Settlement Code or the Settlement Agreement for Scotland as an appropriate person for the receipt of data from the Metering Point Administration Service operator for settlement purposes;

(c)	any transmission company (or any agent thereof) or Scottish Electricity Settlements Limited or its successor in title (or any agent thereof) and an electricity supplier (or any agent thereof);

(d)	an electricity supplier (or any agent thereof) and another electricity supplier (or any agent thereof);

(e)	an electricity supplier and any of its agents;

(f)	different agents of the same electricity supplier;

(g)	electricity suppliers (or their agents) and generators (or their agents) which are parties to the Settlement Agreement for Scotland; and

(h)	Scottish Electricity Settlements Limited or its successor in title (or any agent thereof) and any person (or any agent thereof) who is a party to or complies with the Settlement Agreement for Scotland.

4.	The purposes of this paragraph are to:

(a)	Meet obligations with respect to the transfer of data for settlement purposes;

(b)	communicate meter reading and meter standing data;

(c)	facilitate the provision of metering point administration services;

(d)	communicate distribution use of system information; and

(e)	fulfil such other requirements relating to the transfer of data as may be requisite for the supply of electricity to customers and compliance by electricity suppliers with the Master Registration Agreement.

5.	The data transfer service shall, where relevant, transmit data in a form which complies with the provisions of the data transfer catalogue.

6.	In fulfilling its obligations under paragraph 1 the licensee shall not, or (if appropriate) shall ensure that any third party acting on the licensee’s instruction or behalf shall not, restrict, distort or prevent competition in the provision of meters, meter maintenance, data retrieval, data processing, data aggregation or prepayment meter services and markets for any of the distributor metering and data services.

7.	Any obligation placed on the licensee under standard conditions 36A to 36C in respect of the provision of the data transfer service shall (for the purposes of those conditions) be treated as a requirement on the licensee to use its best endeavours, in conjunction and co-operation with all other distribution services providers, to fulfil that obligation or to procure the fulfilment of that obligation by a third party, and standard conditions 36A to 36C shall apply mutatis mutandis to the provision of data transfer services by the distribution services providers acting co-operatively and by means of procurement of third party services.

8.	Further, in relation to the provision of data transfer services the reference at paragraph 1 of standard condition 36C (Functions of the Authority) to the licensee failing to enter into an agreement shall be a reference to the licensee, in conjunction with all other distribution services providers, failing to enter into, or failing to procure that a third party enters into, an agreement for the provision of those services.

9.	In this condition:

“Metering Point Administration Service operator”	means the licensee or any other distribution services provider in its capacity as a provider of metering point administration services.

Condition 39. Restriction on Use of Certain Information and Independence of the Distribution Business

1.	In this Condition and in Condition 40:

‘Confidential information’ means information relating to, or derived from, the distribution business which is not published or otherwise legitimately in the public domain; and

‘Relevant supplier or shipper’ means the holder of an electricity or gas supply licence or a gas shipper’s licence, which is an affiliate or related undertaking of the licensee.

2.	The Licensee shall put in place and at all times maintain managerial and operational systems which prevent any relevant supplier or shipper from having access to confidential information except and to the extent that such information:

a)	is made available on an equal basis to any gas or electricity supplier or gas shipper or

b)	appertains to a customer who at the time to which the information relates was a customer of the relevant supplier or

c)	is of a type that has been confirmed by the Authority in writing as corporate.

3.	The Licensee shall at all times manage and operate the Distribution Business in a way calculated to ensure that it does not restrict, prevent or distort competition in the supply of electricity or gas or the shipping of gas or the generation of electricity.

4.	Unless otherwise directed by the Authority, the Licensee shall no later than 31 May 2002 have in place a statement (in this Condition “the statement”), approved by the Authority, describing the practices, procedures and systems which the licensee has adopted (or intends to adopt) to secure compliance with paragraphs 2 and 3.

5.	Where the Authority does not indicate otherwise within 60 days of receipt of the statement, the statement shall be deemed to be approved by the Authority.

6.	The statement shall in particular (but without prejudice to the generality of paragraphs 2 and 3) set out how the Licensee shall:

a)	maintain the full managerial and operational independence of the Distribution Business from any relevant supplier or shipper ;

b)	maintain the branding of the distribution business so that it is fully independent from the branding used by any relevant supplier or shipper;

c)	secure that any arrangements for the use of or access to:

i)	premises or parts of premises occupied by persons engaged in, or in respect of, the management or operation of the Distribution Business ;

ii)	systems for the recording, processing or storage of data to which persons engaged in, or in respect of, the management or operation of the Distribution Business also have access;

iii)	equipment, facilities or property employed for the management or operation of the Distribution Business ; or

iv)	the services of persons who are (whether or not as their principal occupation) engaged in, or in respect of, the management or operation of the Distribution Business ;

by any relevant supplier or shipper or by any person engaged in or in respect of the activities of such a relevant supplier or shipper shall be such as to prevent any breach of the requirements of those paragraphs; and

d)	manage the transfer of employees from the Distribution Business to any relevant supplier or shipper.

7.	The Licensee may, with the approval of the Authority, revise the statement prepared in accordance with paragraph 4.

8.	The Licensee shall take all reasonable measures to ensure compliance with the terms of the statement as from time to time revised by the Licensee and approved by the Authority.

9.	The licensee shall publish a copy of the approved statement prepared in accordance with paragraph 4 ( or the latest approved revision) on its company’s website within fifteen working days of its approval by the Authority.

Condition 40. Appointment of Compliance Officer

1.	The Licensee shall ensure, following consultation with the Authority that a competent person (who shall be known as the “compliance officer”) shall be appointed for the purpose of facilitating compliance by the Licensee with standard condition 39, and, insofar as they relate to relationships with relevant suppliers and shippers, standard condition 41 and Paragraph 1 of standard conditions 4A and 36A (together, “the relevant duties”).

2.	The Licensee shall at all times ensure that the compliance officer is engaged for the performance of such duties and tasks as the Licensee considers it appropriate to assign to him for the purposes specified at paragraph 1, which duties and tasks shall include those set out at paragraph 5.

3.	The Licensee shall procure that the compliance officer:

(a)	is provided with such staff, premises, equipment, facilities and other resources; and

(b)	has such access to the licensee’s premises, systems, information documentation as, in each case, he might reasonably expect to require for the fulfilment of the duties and tasks assigned to him.

4.	The Licensee shall make available to the compliance officer a copy of any complaint or representation received by it from any person in respect of a matter arising under or by virtue of those standard conditions and parts of standard conditions specified in paragraph 1.

5.	The duties and tasks assigned to the compliance officer shall include:

(a)	providing relevant advice and information to the Licensee for the purpose of facilitating its compliance with the relevant duties;

(b)	monitoring the effectiveness of the practices, procedures and systems adopted by the Licensee in accordance with the statement referred to at paragraph 4 of standard condition 39;

(c)	advising whether, to the extent that the implementation of such practices, procedures and systems requires the co-operation of any other person, they are designed so as reasonably to admit of the required co-operation;

(d)	investigating any complaint or representation made available to him in accordance with paragraph 4;

(e)	recommending and advising upon the remedial action which any such investigation has demonstrated to be necessary or desirable;

(f)	providing relevant advice and information to the Licensee for the purpose of ensuring its effective implementation of:

(i)	the practices, procedures and systems adopted in accordance with the statement referred to at paragraph 4 of standard condition 39; and

(ii)	any remedial action recommended in accordance with sub-paragraph (e); and

(g)	reporting annually to the directors of the Licensee - in respect of each year after this standard condition comes into force - as to his activities during the period covered by the report, including the fulfilment of the other duties and tasks assigned to him by the Licensee.

6.	As soon as is reasonably practicable following each annual report of the compliance officer, the Licensee shall produce a report:

(a)	as to its compliance during the relevant year with the relevant duties; and

(b)	as to its implementation of the practices, procedures and systems adopted in accordance with the statement referred to at paragraph 4 of standard condition 39.

7.	The report produced in accordance with paragraph 6 shall in particular:

(a)	detail the activities of the compliance officer during the relevant year;

(b)	refer to such other matters as are or may be appropriate in relation to the implementation of the practices, procedures and systems adopted in accordance with the statement referred to at paragraph 4 of standard condition 39; and

(c)	set out the details of any investigations conducted by the compliance officer, including:

(i)	the number, type and source of the complaints or representations on which such investigations were based;

(ii)	the outcome of such investigations; and

(iii)	any remedial action taken by the Licensee following such investigations.

8.	The Licensee shall submit to the Authority a copy of the report produced in accordance with paragraph 6, and shall publish the report on its website.

Condition 41. Prohibition of Cross-Subsidies

1.	The licensee shall procure that the distribution business shall not give any cross-subsidy to, or receive any cross-subsidy from, any other business of the licensee or of an affiliate or related undertaking of the licensee.

Condition 42. Regulatory Accounts

1.	The following paragraphs of this condition apply for the purpose of ensuring that the licensee (and any affiliate or related undertaking) maintains accounting and reporting arrangements which enable regulatory accounts to be prepared for the consolidated distribution business and showing the financial affairs of the consolidated distribution business.

2.	Unless the Authority otherwise consents (such consent may be given in relation to some or all of the obligations in this condition and may be given subject to such conditions as the Authority considers appropriate), the licensee shall:

(a)	keep or cause to be kept for the period referred to in section 222(5)(b) of the Companies Act 1985 and in the manner referred to in that section such accounting records in respect of the consolidated distribution business so that the revenues, costs, assets, liabilities, reserves and provisions of, or reasonably attributable to, the consolidated distribution business are separately identifiable in the accounting records of the licensee (and any affiliate or related undertaking) from those of any other business of the licensee;

(b)	prepare on a consistent basis from such accounting records in respect of:

(i)	each financial year, accounting statements comprising a profit and loss account, a statement of total recognised gains and losses, a balance sheet, and a cash flow statement, together with notes thereto, and showing separately in respect of the consolidated distribution business and in appropriate detail the amounts of any revenue, cost, asset, liability, reserve or provision which has been either:

(aa)	charged from or to any other business together with a description of the basis of that charge; or

(bb)	determined by apportionment or allocation between the consolidated distribution business and any other business together with a description of the basis of the apportionment or allocation; and

(ii)	the first six months of each financial year, an interim profit and loss account; and

(iii)	each financial year, sufficient accounting information in respect of the consolidated distribution business to allow the preparation of consolidated accounting statements of the licensee or, where applicable, the ultimate controller. Such information shall include a profit and loss account, a statement of total recognised gains and losses, a balance sheet, and a cash flow statement together with notes thereto;

(c)	procure, in respect of the accounting statements prepared in accordance with this condition in respect of each financial year, a report by the auditors and addressed to the Authority stating whether in their opinion those statements have been properly prepared in accordance with this condition and give a true and fair view of the revenues, costs, assets, liabilities, reserves and provisions of, or reasonably attributable to, the consolidated distribution business to which the statements relate; and

(d)	deliver to the Authority a copy of the account referred to in sub-paragraph (b)(ii), the auditors’ report referred to in sub-paragraph (c), the accounting statements referred to in sub-paragraph (b)(i) and the accounting information referred to in sub-paragraph (b)(iii), as soon as reasonably practicable, and in any event not later than three months after the end of the period to which it relates in the case of the account referred to in sub-paragraph (b)(ii) and six months after the end of the financial year to which they relate in the case of the accounting statements, auditors’ report and accounting information referred to in sub-paragraphs (b)(i), (b)(iii) and (c).

3.	Unless the Authority so specifies in directions issued for the purposes of this condition, or with the Authority’s prior written approval, the licensee shall not in relation to the accounting statements in respect of a financial year change the bases of charge or apportionment or allocation referred to in sub-paragraph 2(b)(i) from those applied in respect of the previous financial year.

4.	Where, in relation to the accounting statements in respect of a financial year, the licensee has changed such bases of charge or apportionment or allocation from those adopted for the immediately preceding financial year, the licensee shall, if so directed in directions issued by the Authority, in addition to preparing accounting statements on those bases which it has adopted, prepare such accounting statements on the bases which applied in respect of the immediately preceding financial year.

5.	Accounting statements and information in respect of a financial year prepared under sub-paragraph 2(b)(i) and (b)(iii) shall, so far as reasonably practicable and unless otherwise approved by the Authority having regard to the purposes of this condition:

(a)	have the same content and format as the statutory accounts of the licensee prepared under section 226 and, where appropriate, section 227 of the Companies Act 1985 and conform to the best commercial accounting practices including all relevant accounting standards issued or adopted by the Accounting Standards Board currently in force;

(b)	state the accounting policies adopted; and

(c)	with the exception of the part of such statements and information which shows separately the amounts charged, apportioned or allocated and describes the bases of charge or apportionment or allocation respectively, be published with the statutory accounts of the licensee.

6.	Unless the accounting statements and information prepared under sub-paragraph 2(b)(i) and (b)(iii) are prepared on the current cost basis as provided by the alternative accounting rules, the licensee shall, unless otherwise agreed by the Authority, in addition to preparing those accounting statements under that paragraph, prepare accounting statements for the consolidated distribution business covering the same period, which shall comprise and show separately:

(a)	a profit and loss account, a statement of total recognised gains and losses, a balance sheet, and a cash flow statement, together with notes thereto, which shall:

(i)	include in respect of current cost assets amounts determined on the current cost basis as provided by the alternative accounting rules; and

(ii)	show or disclose the information and other matters required by the alternative accounting rules to be shown or disclosed in accounts where the amounts included in respect of assets covered by any items shown in those accounts have been determined on any basis mentioned in paragraph 31 of section C of Part II of Schedule 4 to the Companies Act 1985;

(b)	in respect of the consolidated distribution business the adjusted amount of any such provision for depreciation as is referred to in paragraph 32(2) of section C of Part II of Schedule 4 to the Companies Act 1985 and the items shown in the profit and loss account of the consolidated distribution business for the relevant period which are affected by the determination of amounts on the current cost basis as provided by the alternative accounting rules, including the profit (or loss) before taxation; and

(c)	such other current cost information as is referred to in the handbook as the Authority may reasonably require;

and shall deliver the same, together with an auditors’ report prepared in relation to the current cost basis accounting statements in the form referred to in sub-paragraph 2(c), to the Authority within the time limit referred to in sub-paragraph 2(d), and shall (with the exception of the part of such statements and information which shows separately the amounts charged, apportioned or allocated and describes the bases of charge or apportionment or allocation respectively) publish the same with the statutory accounts of the licensee.

7.	References in this condition to costs or liabilities of, or reasonably attributable to, the consolidated distribution business shall be construed as excluding taxation and capital liabilities which do not relate principally to the consolidated distribution business, and interest thereon; and references to any profit and loss account shall be construed accordingly.

8.	Without prejudice to paragraph 5 of the terms of this licence, references in this condition to sections of the Companies Act 1985 are references to those provisions as amended, substituted or inserted by the relevant provisions of the Companies Act 1989 and if such provisions of the Companies Act 1989 are not in force at the date of grant of this licence shall be construed as if such provisions were in force at such date.

9.	For the purposes of paragraph 6:

“alternative accounting rules”	means the rules set out in section C of Part II of Schedule 4 to the Companies Act 1985.

“current cost assets”	means assets of any description mentioned in paragraph 31 of section C of Part II of Schedule 4 to the Companies Act 1985.

“the handbook”	means the handbook issued by the Accounting Standards Committee of the Consultative Committee of Accounting Bodies (CCAB Limited) or any successor body entitled “Accounting for the effects of changing prices: a handbook” in its current edition for the time being or in the event that no such handbook shall be in issue such guidance or publication as may be issued in replacement or substitution therefor.

10.	For the purposes of this condition:

“consolidated distribution business”	means the consolidation, for regulatory accounting purposes, of the businesses referred to in the definition of “distribution business” as defined in standard condition 1 (Definitions and Interpretation).

“regulatory accounts”	means the accounts required to be prepared by the licensee pursuant to this condition.

Condition 42A. Change of Financial Year

1.	The definition of “financial year” in standard condition 1 (Definitions and Interpretation) shall, for the purpose only of the statutory accounts of the licensee, cease to apply to the licensee from the date the licensee sends a notice to the Authority for that purpose.

2.	Such notice:

(a)	shall specify the date from which, for the purpose set out at paragraph 1, the current and subsequent financial years of the licensee shall run; and

(b)	shall continue in effect until revoked by the licensee issuing a further notice.

3.	While the notice continues in effect the licensee shall procure the preparation of and shall deliver to the Authority audited group accounts for its group of companies for each financial year.

4.	Audited group accounts produced in accordance with paragraph 3:

(a)	shall comprise consolidated group accounts in respect of the group of companies;

(b)	shall, save insofar as is necessary to reflect a different financial year, have the same form and content as the statutory accounts of the licensee;

(c)	shall be accompanied by a report by the auditors and addressed to the Authority stating whether in their opinion the audited group accounts have been properly prepared in accordance with this condition and give a true and fair view of the state of affairs of the group of companies and of its profits or losses, total recognised gains or losses and cash flows during the financial year;

(d)	may, with the prior written consent of the Authority, omit or provide in a different form, specified in the consent, such information as may be specified in the consent; and

(e)	shall clearly disclose any differences between the accounting policies underlying the preparation of the statutory accounts of the licensee and the accounting policies underlying the preparation of the audited group accounts.

5.	The licensee may, for the purpose only of its statutory accounts, change its financial year from that previously notified by sending to the Authority a new notice pursuant to paragraph 1. Where the licensee sends the Authority a new notice the previous notice shall be revoked, as provided by sub-paragraph 2(b). The licensee’s financial year-end will change with effect from the date specified in the new notice. The new notice shall specify the licensee’s new financial year-end.

6.	No provisions of this condition shall apply to the financial year of the licensee as defined in standard condition 1 (Definitions and Interpretation) for the purpose of accounts produced in compliance with standard condition 42 (Regulatory Accounts). No provisions of this condition shall affect the licensee’s obligations in respect of payment of licence fees under standard condition 3 (Payments by the Licensee to the Authority).

Condition 43. Restriction on Activity and Financial Ring Fencing

1.	Save as provided by paragraphs 3 and 4, the licensee shall not conduct any business or carry on any activity other than the distribution business.

2.	The licensee shall not without the prior written consent of the Authority hold or acquire shares or other investments of any kind except:

(a)	shares or other investments in a body corporate the sole activity of which is to carry on business for a permitted purpose; or

(b)	shares or other investments in a body corporate which is a subsidiary of the licensee and incorporated by it solely for the purpose of raising finance for the distribution business; or

(c)	investments acquired in the usual and ordinary course of the licensee’s treasury management operations, subject to the licensee maintaining in force, in relation to those operations, a system of internal controls which complies with best corporate governance practice as required (or in the absence of any such requirement recommended) from time to time for listed companies in the United Kingdom.

3.	Subject to the provisions of paragraph 2 nothing in this condition shall prevent:

(a)	any affiliate in which the licensee does not hold shares or other investments from conducting any business or carrying on any activity;

(b)	the licensee from holding shares as, or performing the supervisory or management functions of, an investor in respect of any body corporate in which it holds an interest consistent with the provisions of this licence;

(c)	the licensee from performing the supervisory or management functions of a holding company in respect of any subsidiary; or

(d)	the licensee from carrying on any business or conducting any activity to which the Authority has given its consent in writing;

4.	Nothing in this condition shall prevent the licensee or an affiliate or related undertaking of the licensee in which the licensee holds shares or other investments (a ‘relevant associate’) conducting de-minimis business as defined in this paragraph so long as the limitations specified in this paragraph are complied with.

(a)	For the purpose of this paragraph “ de-minimis business” means any business or activity carried on by the licensee or a relevant associate or relevant associates other than:

(i)	the distribution business; and

(ii)	any other business activity to which the Authority has given its consent in writing in accordance with paragraph 3(d).

(b)	The licensee or a relevant associate may carry on de-minimis business provided that the relevant associate carries on no other business except activities of the distribution business and business activities authorised by the Authority under paragraph 3(d), and neither of the following limitations is exceeded, namely:

(i)	the aggregate turnover of all the de-minimis business carried on by the licensee and all its relevant associates does not in any period of twelve months commencing on 1 April of any year exceed 2½% of the aggregate turnover of the distribution business as shown by the most recent audited accounting statements of the licensee produced under paragraphs 2(b)(i) and (c) of standard condition 42 (Regulatory Accounts); and

(ii)	the aggregate amount (determined in accordance with sub-paragraph (d) below) of all investments made by the licensee and all its relevant associates in their de-minimis business or de-minimis businesses does not at any time after the date this condition takes effect in this licence exceed 2½% of the sum of share capital in issue, share premium and consolidated reserves of the licensee as shown by its most recent audited historical cost financial statements then available.

(c)	For the purpose of sub-paragraph (b) of this paragraph, “investment” means any form of financial support or assistance given by or on behalf of the licensee or a relevant associate for the de-minimis business whether on a temporary or permanent basis including (without limiting the generality of the foregoing) any commitment to provide any such support or assistance in the future.

(d)	At any relevant time, the amount of an investment shall be the sum of:

(i)	the value at which such investment was included in the audited historical cost balance sheet of the licensee or a relevant associate as at its latest accounting reference date to have occurred prior to the date this condition takes effect in this licence (or, where the investment was not so included, zero);

(ii)	the aggregate gross amount of all expenditure (whether of a capital or revenue nature) howsoever incurred by the licensee or a relevant associate in respect of such investment in all completed accounting reference periods since such accounting reference date; and

(iii)	all commitments and liabilities (whether actual or contingent) of the licensee or a relevant associate relating to such investment outstanding at the end of the most recently completed accounting reference period.

Condition 44. Availability of Resources

1.	The licensee shall at all times act in a manner calculated to secure that it has available to it all such resources, including (without limitation) management and financial resources, personnel, fixed and moveable assets, rights, licences, consents and facilities on such terms and with all such rights as shall ensure that it is at all times able:

(a)	to properly and efficiently to carry on the distribution business; and

(b)	to comply in all respects with its obligations under this licence and such obligations under the Act as apply to the distribution business including, without limitation, its duty to develop and maintain an efficient, co-ordinated and economical system of electricity distribution.

2.	The licensee shall submit a certificate to the Authority, approved by a resolution of the board of directors of the licensee and signed by a director of the licensee pursuant to that resolution. Such certificate shall be submitted in June of each year. Each certificate shall be in one of the following forms:

(a)	“After making enquiries, the directors of the licensee have a reasonable expectation that the licensee will have available to it, after taking into account in particular (but without limitation) any dividend or other distribution which might reasonably be expected to be declared or paid, sufficient financial resources and financial facilities to enable the licensee to carry on the distribution business for a period of 12 months from the date of this certificate.”

(b)	“After making enquiries, the director of the licensee have a reasonable expectation, subject to what is said below, that the licensee will have available to it, after taking into account in particular (but without limitation) any dividend or other distribution which might reasonably be expected to be declared or paid, sufficient financial resources and financial facilities to enable the licensee to carry on the distribution business for a period of 12 months from the date of this certificate. However, they would like to draw attention to the following factors which may cast doubt on the ability of the licensee to carry on the distribution business.”

(c)	“In the opinion of the directors of the licensee, the licensee will not have available to it sufficient financial resources and financial facilities to enable the licensee to carry on the distribution business for a period of 12 months from the date of this certificate.”

3.	The licensee shall submit to the Authority with that certificate a statement of the main factors which the directors of the licensee have taken into account in giving that certificate.

4.	The licensee shall inform the Authority in writing immediately if the directors of the licensee become aware of any circumstance which causes them no longer to have the reasonable expectation expressed in the then most recent certificate given under paragraph 2.

5.	The licensee shall use its best endeavours to obtain and submit to the Authority with each certificate provided for in paragraph 2 a report prepared by its auditors and addressed to the Authority stating whether or not the auditors are aware of any inconsistencies between, on the one hand, that certificate and the statement submitted with it and, on the other hand, any information which they obtained during their audit work.

6.	The directors of the licensee shall not declare or recommend a dividend, nor shall the licensee make any other form of distribution within the meaning of section 263 of the Companies Act 1985, unless prior to the declaration, recommendation or making of the distribution (as the case may be) the licensee shall have issued to the Authority a certificate complying with the following requirements of this paragraph.

(a)	The certificate shall be in the following form:

“After	making enquiries, the directors of the licensee are satisfied:

(i)	that the licensee is in compliance in all material respects with all obligations imposed on it by standard condition 24 (Provision of Information to the Authority), standard condition 43 (Restriction on Activity and Financial Ring-fencing), standard condition 44 (Availability of Resources), standard condition 45 (Undertaking from Ultimate Controller), standard condition 46 (Credit Rating) and paragraph 1 of standard condition 47 ( Indebtedness) of the licence; and

(ii)	that the making of a distribution of [ ] on [ ] will not, either alone or when taken together with other circumstances reasonably foreseeable at the date of this certificate, cause the licensee to be in breach to a material extent of any of these obligations in the future.

(b)	The certificate shall be signed by a director of the licensee and approved by a resolution of the board of directors of the licensee passed not more than 14 days before the date on which the declaration, recommendation or payment will be made.

(c)	Where the certificate has been issued in respect of the declaration or recommendation of a dividend, the licensee shall be under no obligation to issue a further certificate prior to payment of that dividend provided such payment is made within six months of that certificate.

Condition 45. Undertaking from Ultimate Controller

1.	The licensee shall procure from each company or other person which the licensee knows or reasonably should know is at any time an ultimate controller of the licensee a legally enforceable undertaking in favour of the licensee in the form specified by the Authority that that ultimate controller (“the covenantor”) will refrain from any action, and will procure that any person (including, without limitation, a corporate body) which is a subsidiary of, or is controlled by, the covenantor (other than the licensee and its subsidiaries) will refrain from any action, which would then be likely to cause the licensee to breach any of its obligations under the Act or this licence. Such undertaking shall be obtained within 7 days of the company or other person in question becoming an ultimate controller and shall remain in force for as long as the licensee remains the holder of this licence and the covenantor remains an ultimate controller of the licensee.

2.	The licensee shall:

(a)	deliver to the Authority evidence (including a copy of each such undertaking) that the licensee has complied with its obligation to procure undertakings pursuant to paragraph 1;

(b)	inform the Authority immediately in writing if the directors of the licensee become aware that any such undertaking has ceased to be legally enforceable or that its terms have been breached; and

(c)	comply with any direction from the Authority to enforce any such undertaking;

and shall not, save with the consent in writing of the Authority, enter (directly or indirectly) into any agreement or arrangement with any ultimate controller of the licensee or of any of the subsidiaries of any such corporate ultimate controller (other than the subsidiaries of the licensee) at a time when,

(i)	an undertaking complying with paragraph 1 is not in place in relation to that ultimate controller; or

(ii)	there is an unremedied breach of such undertaking; or

(iii)	the licensee is in breach of the terms of any direction issued by the Authority under paragraph 2 of this condition.

Condition 46. Credit Rating of Licensee

1.	The licensee shall use all reasonable endeavours to ensure that the licensee maintains at all times an investment grade issuer credit rating.

2.	In this condition:

“investment grade issuer credit rating” means:

(a)	an issuer rating of not less than BBB- by Standard & Poor’s Ratings Group or any of its subsidiaries or a corporate rating of not less than Baa3 by Moody’s Investors Service, Inc. or any of its subsidiaries or such higher rating as shall be specified by either of them from time to time as the lowest investment grade credit rating, or

(b)	an equivalent rating from any other reputable credit rating agency which, in the opinion of the Authority, notified in writing to the licensee, has comparable standing in the United Kingdom and the United States of America.

Condition 47. Indebtedness

1.	In addition to the requirements of standard condition 29 (Disposal of Relevant Assets), the licensee shall not without the prior written consent of the Authority[3] (following the disclosure by the licensee of all material facts):

(a)	create or continue or permit to remain in effect any mortgage, charge, pledge, lien or other form of security or encumbrance whatsoever, undertake any indebtedness to any other person or enter into any guarantee or any obligation otherwise than:

(i)	on an arm’s length basis;

(ii)	on normal commercial terms;

(iii)	for a permitted purpose; and

(iv)	(if the transaction is within the ambit of standard condition 29 (Disposal of Relevant Assets)) in accordance with that condition;

(b)	transfer, lease, license or lend any sum or sums, asset, right or benefit to any affiliate or related undertaking of the licensee otherwise than by way of:

(i)	a dividend or other distribution out of distributable reserves;

(ii)	repayment of capital;

(iii)	payment properly due for any goods, services or assets provided on an arm’s length basis and on normal commercial terms;

(iv)	a transfer, lease, licence or loan of any sum or sums, asset, right or benefit on an arm’s length basis, on normal commercial terms and made in compliance with the payment condition;

(v)	repayment of or payment of interest on a loan not prohibited by sub-paragraph (a);

[3]	Consent issued under Standard Condition 47 of this licence

(vi)	payments for group corporation tax relief or for the surrender of Advance Corporation Tax calculated on a basis not exceeding the value of the benefit received ; or

(vii)	an acquisition of shares or other investments in conformity with paragraph 2 of standard condition 43 (Restriction on Activity and Financial Ring Fencing) made on an arm’s length basis and on normal commercial terms;

(c)	enter into an agreement or incur a commitment incorporating a cross-default obligation; or

(d)	continue or permit to remain in effect any agreement or commitment incorporating a cross-default obligation subsisting at the date this condition takes effect in this licence, save that the licensee may permit any cross-default obligation in existence at that date to remain in effect for a period not exceeding twelve months from that date, provided that the cross-default obligation is solely referable to an instrument relating to the provision of a loan or other financial facilities granted prior to that date and the terms on which those facilities have been made available as subsisting on that date are not varied or otherwise made more onerous.

(e)	the provisions of sub-paragraphs (c) and (d) of this paragraph shall not prevent the licensee from giving any guarantee permitted by and compliant with the requirements of sub-paragraph (a).

(f)	The payment condition referred to in sub-paragraph (b)(iv) is that the consideration due in respect of the transaction in question is paid in full when the transaction is entered into unless either:

(i)	the counter-party to the transaction has and maintains until payment is made in full an investment grade issuer credit rating, or

(ii)	the obligations of the counter-party to the transaction are fully and unconditionally guaranteed throughout the period during which any part of the consideration remains outstanding by a guarantor which has and maintains an investment grade issuer credit rating.

2.	In this condition:

“cross-default obligation”	means a term of any agreement or arrangement whereby the licensee’s liability to pay or repay any debt or other sum arises or is increased or accelerated or is capable of arising, increasing or of acceleration by reason of a default (howsoever such default may be described or defined) by any person other than the licensee, unless:

(i) that liability can arise only as the result of a default by a subsidiary of the licensee,

(ii) the licensee holds a majority of the voting rights in that subsidiary and has the right to appoint or remove a majority of its board of directors, and

(iii) that subsidiary carries on business only for a purpose within paragraph (a) of the definition of permitted purpose.

“indebtedness”	means all liabilities now or hereafter due, owing or incurred, whether actual or contingent, whether solely or jointly with any other person and whether as principal or surety, together with any interest accruing thereon and all costs, charges, penalties and expenses incurred in connection therewith.

Condition 48. Last Resort Supply: Payment Claims

1.	This condition sets out the circumstances in which the licensee shall increase its use of system charges in order to compensate any electricity supplier (a “claimant”) which claims for losses that it has incurred in complying with a last resort supply direction.

2.	The following provisions apply where the licensee receives from a claimant a valid claim for a last resort supply payment.

3.	Where the licensee receives a valid claim it shall, during the relevant year, make a consequential increase to its use of system charges in respect of that year which relate to the distribution of electricity to premises to such an extent as it reasonably estimates to be appropriate to secure that such consequential increase in its revenue equals the specified amount.

4.	The licensee shall, during, or as soon as practicable after the end of, the relevant year, pay to the claimant, by quarterly or monthly instalments (as specified in the claim), the amount of that consequential increase in revenue mentioned in paragraph 3 to the extent that it does not exceed the specified amount.

5.	If the amount paid to the claimant under paragraph 4 is less than the specified amount, the licensee shall in the following year –

(a)	pay to the claimant (in accordance with any directions given by the Authority) the shortfall together with 12 months’ interest thereon; and

(b)	increase the charges which relate to the distribution of electricity to premises during the year following the relevant year to such extent as it reasonably estimates to be appropriate to secure that the consequential increase in its revenue equals the amount of that shortfall together with 12 months’ interest thereon.

6.	If the amount of the consequential increase mentioned in paragraph 3 exceeds the specified amount, the licensee shall, during the year following the relevant year,

decrease the charges which relate to the distribution of electricity to premises to the extent that it reasonably estimates to be necessary in order to reduce its use of system revenue for that year by an amount equal to the excess together with 12 months’ interest thereon.

7.	Any question whether any estimate for the purposes of paragraph 3, 5 or 6 is a reasonable one shall be determined by the Authority.

8.	The licensee shall not enter into any use of system agreement with an electricity supplier which does not permit variation of its use of system charges in pursuance of this condition.

9.	The provisions of this condition shall have effect notwithstanding that the licensee has not provided the notice required by paragraph 13 of standard condition 4 (Basis of Charges for Use of System and Connection to System: Requirements for Transparency).

10.	In calculating the licensee’s use of system revenue during any period for the purposes of a price control condition any increase or decrease in revenue attributable to the licensee’s compliance with this condition shall be treated as if it had not occurred.

11.	The licensee shall prepare, in respect of each year in which it increases or decreases charges in pursuance of paragraph 3, 5 or 6, a statement showing -

(a)	the aggregate amount of its revenue derived from increases in charges in pursuance of paragraph 3;

(b)	the aggregate amount of its revenue derived from increases in charges in pursuance of paragraph 5;

(c)	the aggregate amount of the decrease in its revenue resulting from decreases in charges in pursuance of paragraph 6; and

(d)	in the case of each last resort supply payment, the aggregate payments to the claimant made in respect of the year in question (whenever those payments were made).

12.	The licensee shall give the statements referred to in paragraph 11 to the Authority within the first 4 months of the year following that to which they relate.

13.	On giving the statement mentioned in paragraph 11(d) to the Authority, the licensee shall publish it in such manner as, in the reasonable opinion of the licensee, will secure adequate publicity for it.

14.	Where the licensee receives more than one claim for a last resort payment, this condition (other than sub-paragraphs 11(a), (b) and (c)) shall apply separately as respects each separate claim but in so far as it results in changes to the licensee’s use of system charges it shall have the cumulative effect of such separate applications.

15.	(a) For the purposes of this condition –

“last resort supply direction” and “last resort supply payment” have, respectively the meanings given to them in standard conditions 29 (Supplier of Last Resort) and 29A (Supplier of Last Resort Supply Payments) of the standard conditions of the electricity supply licence;

“price control condition” means any condition of the licence which places a monetary limitation on the use of system charges which may be levied or the use of system revenue which may be recovered by the licensee during a given period;

“relevant year” means, in relation to any valid claim -

(a)	where the claim was received by the licensee at least 60 days before the beginning of a year, that year; or

(b)	where the claim was received by the licensee less than 60 days before the beginning of a year, the next year;

“specified amount” means the amount specified on a valid claim together with interest calculated in accordance with sub-paragraph (b);

“valid claim” means a claim for which a claimant has been give a consent by the Authority pursuant to standard condition 29A (Supplier of Last Resort Supply Payments) of the standard conditions of the electricity supply licence; and

“year” means a period of 12 months beginning with 1st April.

(b)	The interest referred to in sub-paragraph (a) is simple interest for the period commencing with the date on which the valid claim was received by the licensee and ending with the date which is 61 days before the start of the relevant year, except where that period is of 30 days or less, in which case no interest shall be payable.

Condition 49. Incentive Scheme and Associated Information

1.	The principal purpose of this condition is to secure the collection of information on a common basis, and to an appropriate degree of accuracy, by each distribution services provider so as:

(a)	to facilitate the establishment and operation of an incentive scheme (“the scheme”) to improve the operation and delivery of appropriate outputs of the licensee; and

(b)	to monitor any perverse incentives arising from the collection and publication of such information and from the operation of the scheme and the charge restriction conditions.

2.	The licensee shall establish appropriate systems, processes and procedures to measure and record specified information from the dates specified in paragraph 4 and in accordance with Regulatory Instructions and Guidance (including any associated information specified therein).

3.	For the purposes of this condition:

“charge restriction conditions” shall have the same meaning as in special condition A (Definitions) for licensed distributors in England and Wales or special condition B for licensed distributors in Scotland;

“charging review date” means the date from which modifications to the charge restriction conditions relating to all distribution services providers have effect:

(a)	whether before or after the date upon which the modifications are made;

(b)	whether or not the same modifications are made in respect of each distribution services provider; and

(c)	where such modifications have been proposed by the Authority following a review by the Authority of the charge restriction conditions (or that part to which the modifications relate) in relation to all distribution services providers;

“Regulatory Instructions and Guidance” means any instructions and guidance issued by the Authority for the purposes of this condition as modified from time to time by notice under paragraph 9 and may include:

(a)	instructions and guidance as to the establishment of different systems, processes, procedures and manners for providing and recording information and of standards for different classes of information;

(b)	a timetable for the development of the systems, processes and procedures required to achieve the appropriate standards of accuracy and reliability with which specified information shall be recorded;

(c)	the meaning of words and phrases used in defining specified information;

(d)	requirements for the recording of information associated with specified information which are reasonably necessary to enable an examiner to determine the accuracy and reliability of specified information;

(e)	requirements as to the form and manner in which specified information shall be provided to the Authority;

(f)	requirements as to the manner in which specified information shall be recorded and as to the standards of accuracy and reliability with which it shall be recorded; and

(g)	a statement as to whether and to what extent each category of specified information is required for the purposes of the scheme;

“specified information” means:

(a)	the number of interruptions in the supply of electricity through the licensee’s distribution system which occur in each period of 12 months commencing on 1 April in each calendar year and have a duration of –

(i)	less than three minutes, together (in respect of each interruption) with the number of customers whose supply was interrupted and the cause of that interruption; and

(ii)	three minutes or more, together (in respect of each interruption) with –

(aa)	the number of customers whose supply of electricity was interrupted and the duration of the interruption;

(bb)	the source, voltage level and HV circuit; and

(cc)	the aggregate number of re-interruptions;

(b)	in relation to telephone calls made to the enquiry service operated under paragraph 1 of standard condition 6 (Safety and Security of Supplies Enquiry Service) –

(i)	the speed of response for answering each call; and

(ii)	in the case of each call answered by a human operator -

(aa)	the telephone number of the caller;

(bb)	the time of the call; and

(cc)	if known, the name of the caller and whether the caller is or is not a domestic customer;

(c)	(i) the aggregate number and cause of faults occurring in specified classes or types of electrical plant or electric lines:

(ii)	a statement setting out the asset management strategy of the licensee in respect of the licensee’s distribution system; and

(iii)	a statement of the reasons for any material increase or decrease in the number and cause of faults referred to in sub-paragraph (i) having regard to equivalent data held in respect of previous years; and

(d)	such other information as may from time to time be specified by the Authority, by notice to the licensee in accordance with paragraph 9.

4.	The licensee shall collect specified information in respect of:

(a)	the matters specified in sub-paragraphs (a), (b) and (c) of the definition of specified information from and including 1 April 2001; and

(b)	any matter specified under sub-paragraph (d) of that definition from the date specified in a notice given in accordance with paragraph 9.

5.	The licensee shall provide to the Authority:

(a)	the information referred to in sub-paragraph (b)(ii) of the definition of specified information for each week within 4 days of the end of that week;

(b)	the information referred to in sub-paragraphs (a),(b)(i) and (c) of that definition on or before 31 May 2002 and 30 April in each succeeding year (or such later date as the Authority may by notice specify) in respect of the period of 12 months expiring on the preceding 31 March; and

(c)	the information referred to in sub-paragraph (d) of that definition in respect of such period and by such date as shall be specified in the relevant notice given under that sub-paragraph.

6.	The licensee shall permit a person or persons nominated by the Authority (in each case “an examiner”) to examine the systems, processes and procedures referred to in paragraph 2 and their operation, the specified information and the extent to which each complies, and is in accordance, with Regulatory Instructions and Guidance.

7.	The licensee shall (and shall procure, insofar as it is able to do so, that any affiliate of the licensee, any person by whom it procures the performance of the obligation in paragraph 2 and any auditor of such person or of the licensee shall) co-operate fully with an examiner so as to enable him to carry out, complete and report to the Authority on any examination carried out in accordance with paragraph 6.

8.	The licensee’s obligation under paragraph 7 to co-operate or procure co-operation with an examiner shall include, without limitation and insofar as necessary or expedient for such purpose, in each case subject to reasonable prior notice to the licensee:

(a)	providing access to management, employees, agents or independent contractors of the licensee sufficient to enable the examiner to make any enquiries and to discuss any matters which he reasonably considers to be relevant to the carrying out of the examination;

(b)	giving to the examiner access at reasonable hours to any premises occupied by the licensee or any other person in performing the obligations set out in this condition; and

(c)	allowing the examiner at reasonable hours:

(i)	to inspect and make copies of, and take extracts from, any documents and records of the licensee maintained in relation to specified information (other than information which is subject to legal privilege);

(ii)	to carry out inspections, measurements and tests on or in relation to any systems maintained and operated for or in relation to the requirements of this condition; and

(iii)	to take onto such premises or onto or into any assets used for the purpose of the licensee such other persons and such equipment as may be necessary or expedient for the purpose of carrying out the examination.

9.	A notice published by the Authority which adds to the categories of specified information or which modifies Regulatory Instructions and Guidance (in each case, an “amendment”) shall have effect where the Authority has:

(a)	given prior notice to all distribution services providers:

(i)	stating that it proposes to make the amendment and setting out its effect, the date it is proposed it should take effect and (where relevant) whether the additional category of specified information is required for the purposes of the scheme;

(ii)	stating the reasons why it proposes to make the amendment; and

(iii)	specifying the time (not being less than 28 days from the date of publication of the notice) within which representations or objections with respect to the proposed amendment may be made; and

(b)	considered any representations or objections which are duly made and not withdrawn.

10.	A notice under paragraph 9 may not, where the amendment relates to a requirement in Regulatory Instructions and Guidance to provide any specified information to a greater level of accuracy or the introduction of an additional category of specified information which is or is intended to be required for the purposes of the scheme, specify a date for the purpose of paragraph 9(a)(i) other than a charging review date nor be given less than 12 months prior to that date unless all distribution services providers have agreed an alternative date or period of notice.

11.	The reasons for proposing an amendment which relates to any change in Regulatory Instructions and Guidance (other than that referred to in paragraph 10) in respect of specified information which is or is intended to be required for the purposes of the scheme may have regard in particular to the desirability of:

(i)	removing or reducing inconsistencies between distribution services providers in the application of the Regulatory Instructions and Guidance or its interpretation;

(ii)	improving the presentation or style of the Regulatory Instructions and Guidance or of the form and manner in which the specified information is to be provided;

(iii)	summarising the terms of reference and instructions from time to time given to an examiner; or

(iv)	setting out any of the matters referred to in paragraphs (a) to (f) of the definition of Regulatory Instructions and Guidance in respect of any additional category of specified information so as more effectively to achieve the purposes of this condition.

Department of Trade and Industry

September 2001

SPECIAL CONDITIONS AND SCHEDULES

PART IV. SPECIAL CONDITIONS

Special Condition A: Definitions

1.	This Condition and Special Conditions B to F and Schedule A only apply to the distribution services area (as defined in standard condition 1 (Definitions and Interpretation)) of the licensee.

2.	Unless the context otherwise requires words and expressions used in the standard conditions of this licence shall bear the same meaning in these Special Conditions.

3.	In this Condition and in Special Conditions B to F and Schedule A:

“attributed”	means when used in relation to transmission connection point charges or remote transmission asset rentals or distribution losses, attributed in accordance with the principles set out in Part A of Schedule A and attribute, attributed, attributable and attribution shall be construed accordingly.

“average charge per unit distributed”	means the distribution revenue in the relevant year divided by the regulated quantity distributed in that year.

“average specified rate”	means the average of the daily base rates of Barclays Bank plc current from time to time during the period in respect of which the calculation falls to be made.

“charge restriction conditions”	means Special Conditions A to F inclusive together with Schedule A to this licence, as from time to time modified or replaced in accordance with the provisions of the Act.

“distribution losses”	means units unaccounted for on the licensee’s distribution system, measured as being the difference between the units metered on entry into the system and the units metered on leaving the system.

“distribution revenue”	means the revenue (measured on an accruals basis) derived by the licensee from the provision of distribution services in the relevant year, after deduction of:

(i) an amount equal to such part of the total amount payable in that relevant year to the transmission company (measured on an accruals basis) in respect of transmission connection point charges and remote transmission asset rentals and which would otherwise be included in distribution revenue by reason of being recovered in that relevant year by the licensee in its use of system charges, as falls to be attributed to the regulated quantity distributed in that relevant year; and

(ii) value added tax (if any) and any other taxes based directly on the amounts so derived.

“distribution services”	means all services provided by the licensee as part of its distribution business other than excluded services.

“EHV premises”	means those premises to which units are delivered by the licensee which fall to be treated as EHV premises in accordance with Part B of Schedule A.

“EHV units”	means units distributed by the licensee which are delivered or deemed to be delivered to EHV premises.

“eleventh relevant year”	means the relevant year commencing 1st April 2000.

“excluded services”	means those services provided by the licensee which in accordance with the principles set out in Part C of Schedule A fall to be treated as excluded services.

“HV units”	means units (other than EHV units) distributed by the licensee which are delivered to premises connected to the licensee’s distribution system at a voltage at or higher than 1000 volts.

“LV units”	means units distributed by the licensee which are delivered to premises connected to the licensee’s distribution system at a voltage less than 1000 volts.

“LV1 units”	means LV units which are distributed by the licensee outside night-time periods to domestic premises or small premises (other than domestic premises) where the appropriate use of system charges apply different rates in night-time periods as opposed to other times of day, for the avoidance of doubt including the use of system charges under the tariffs specified in paragraph D2 of Part D of Schedule A.

“LV2 units”	means LV units which are distributed by the licensee to domestic premises or small premises (other than domestic premises):

(a) During night-time periods, where the appropriate use of system charges apply different rates in night-time periods as opposed to other times of the day; or

(b) Where the appropriate use of system charges are incorporated into tariffs which restrict availability of supply to specified off-peak periods,

for the avoidance of doubt including the use of system charges under the tariffs specified in paragraph D3 of Part D of Schedule A.

“LV3 units”	means LV units other than LV1 and LV2 units, for the avoidance of doubt including units distributed under the tariffs specified in paragraph D4 of Part D of Schedule A.

“maximum average charge per unit distributed”	means the charge calculated in accordance with the formula in paragraph 1 of Special Condition B (Restriction of distribution charges).

“metered”	means, in relation to any quantity distributed as measured by a meter installed for such purpose or (where no such meter is installed or it is not reasonably practicable to measure the quantity by such meter) as otherwise reasonably calculated.

“regulated distribution unit category”	means as the case may be HV units or LV1 units or LV2 units or LV3 units.

“regulated quantity distributed”	means the aggregate quantity of units distributed (for any person under use of system) by the licensee through the licensee’s distribution system in relevant year t metered at exit points on leaving the licensee’s distribution system but excluding for this purpose:

(a) Units distributed for the purpose of supply to premises outside the licensee’s distribution services area; and

(b) EHV units.

“relevant year”	means a financial year commencing on or after 1st April 1990.

“relevant year t”	means that relevant year for the purposes of which any calculation falls to be made.

“relevant year t-1”	means the relevant year preceding relevant year t or, in respect of the period prior to 1st April 1990. the period of 12 calendar months commencing on 1st April 1989: and similar expressions shall be construed accordingly.

“remote transmission asset rental”	means any rent or other periodic payment payable by the distribution business of the licensee to the transmission company in respect of remote transmission assets forming part of the licensee’s distribution system.

“transmission connection point charges”	means charges levied by the transmission company as connection charges by direct reference to the number or nature of the connections between the licensee’s distribution system and the transmission system and payable by the distribution business of the licensee.

“unit”	means a kilowatt hour.

4.	Any reference in these Special Conditions to -

(a)	a provision thereof;

(b)	a provision of the standard conditions of electricity distribution licences;

(c)	a provision of the standard conditions of electricity supply licences;

(d)	a provision of the standard conditions of electricity generation licences;

(e)	a provision of the standard conditions of electricity transmission licences;

shall, if these or the standard conditions in question come to be modified, be construed, so far as the context permits, as a reference to the corresponding provision of these or the standard conditions in question as modified.

Special Condition B: Restriction of distribution charges

Basic Formula

1.	Without prejudice to Special Condition E (Allowances in respect of Security costs), the licensee shall in setting its charges for the provision of distribution services use its best endeavours to ensure that in any relevant year the average charge per unit distributed shall not exceed the maximum average charge per unit distributed calculated in accordance with the following formula:

Mdt = Pdt + PNdt +LFdt +Qdt + Zdt – PMdt - Kdt

2.	For the purposes of paragraph 1, Mdt means the maximum average charge per unit distributed in relevant year t.

2A.	For the purposes of paragraph 1:

Qdt	in the relevant year commencing on 1 April 2005 is as defined in paragraph 2 of special licence condition G (Incentive scheme: calculation of charge restriction adjustment), and in each other relevant year is zero.

Zdt	in the relevant year commencing on 1 April 2005 is as defined in paragraph 3 of special licence condition G, and in each other relevant year is zero.”

Formula for Pdt as used in paragraph 1

3.	For the purposes of paragraph 1, Pdt is derived from the following formula:

where:

PUM	means the amount set against that term in the part of Annexe A to this Condition that applies to the licensee.

GRt	in the eleventh relevant year has the value of 1 and in each subsequent relevant year is derived from the following formula:

Where

S	means the summation across all regulated distribution unit categories i as described in the definition of the term Poi.

Poi	means, in respect of each regulated distribution unit category i set out in column 1 under that term in the part of Annexe A to this Condition which applies to the licensee, the value opposite that category in column 2.

Dit	means that number of units in each regulated distribution unit category i distributed in relevant year t.

Dit-1	means that number of units in each regulated distribution unit category i distributed in relevant year t-l.

Cdt	means a notional figure, representing the number of customers in the licensee’s distribution services area (for the purpose of this term Cd, only) for each relevant year, given in the table appearing under that term in the part of Annexe A to this Condition that applies to the licensee.

Cdt-1	means the number equal to Cdt, in relevant year t-1.

PIDt	in the eleventh relevant year has the value of 1 and in each subsequent relevant year is derived from the following formula:

Where

RPIt	means the percentage change (whether of a positive or a negative value) in the arithmetic average of the Retail Price Index numbers published or determined with respect to each of the six months July to December (inclusive) in relevant year t-1 and the arithmetic average of the Retail Price Index numbers published or determined with respect to the same months in relevant year t-2.

Xdt	shall equal 3.

PL	means an amount equal to 2.9p.

ALt	means an amount (in units) representing allowed distribution losses in relevant year t, being the allowed percentage of the adjusted units distributed (calculated as provided in paragraph E5 of Part E of Schedule A) where, in respect of each relevant year t, the allowed percentage shall equal that percentage which the aggregate of adjusted distribution losses (calculated as provided in paragraphs E2 to E5 of Part E of Schedule A) over the 10 preceding relevant years bears to the aggregate of adjusted units distributed (calculated as aforesaid) over the corresponding relevant years.

Lt	means in respect of relevant year t, adjusted grid supply point purchases less adjusted units distributed (calculated as provided in paragraphs E2 to E5 of Part E of Schedule A).

PILt	is derived from the following formula:

where, for the eleventh relevant year, PILt-1 equals 1.

Dt	means the regulated quantity distributed in relevant year t.

Formula for PNdt as used in paragraph 1

4.	For the purposes of paragraph 1, in the eleventh and subsequent relevant years the term PNdt shall be calculated in accordance with the following formula:

where:

PS	means an amount equal to £3.25 million for each of the eleventh to the fifteenth relevant years, and thereafter shall be 0.

PR	means, in the eleventh and all subsequent relevant years, the amount given against the licensee’s name in Annexe B to this Condition.

PIRt	is derived from the following formula:

where for the ninth relevant year PIRt-1 equals 1

Formula for PMdt as used in paragraph 1

5.	For the purposes of paragraph 1, PMdt is derived from the following formula:

where:
RMdt	means an amount equal to the licensee’s relevant reduction in costs in relevant year t, resulting from the fact that the licensee has ceased to provide meter provision services and meter operation services (as defined in paragraph 1 of standard condition 36B (Requirement to Offer Terms for the Provision of Distributor Metering and Data Services)) in respect of customers in respect of whom it provided meter provision services and meter operation services at 31 March 2000. The licensee’s relevant reduction in costs shall be calculated in real terms, and shall be the amount, if any, by which the licensee’s cash operating costs (excluding costs of a non-recurring nature) of providing such services in the relevant year t fall short of its cash operating costs (excluding costs of a non-recurring nature) of providing such services in the tenth relevant year, to the extent that such shortfall is attributable to the fact that the licensee has ceased, since 31 March 2000, to provide (whether directly or through an agent acting on its behalf) meter provision services and meter operation services in respect of such customers. The licensee’s relevant reduction in costs shall exclude the amount of any reduction in costs in providing any services which constitute excluded services.

Formula for Kdt as used in Paragraph 1

6.	For the For the purpose of paragraph 1, Kdt shall mean the correction factor per unit (whether of a positive or negative value) derived, subject to paragraph 3 of Special Condition C (Restriction of distribution charges: adjustments), from the following formula: provided that the value of Kdt for the eleventh relevant year shall be the value of Kdt arising for that year from the application of the formula applicable under Licence Condition 3A of the Public Electricity Supply licence of the predecessor company in the form of that condition in force on 31 March 2000, but adjusted by adding the amount of TAdt for the tenth relevant year, calculated by the application of the formula applicable under Licence Condition 3A of that Public Electricity Supply licence as then in force:

where:

Rdt-1	means the distribution revenue in relevant year t-1.

Dt-1	means the regulated quantity distributed in relevant year t-1.

Mdt-1	means maximum average charge per unit distributed in relevant year t-1.

Iit	means that interest rate in relevant year t which is equal to, where Kdt (taking no account of Idt for this purpose) has a positive value, the average specified rate plus 4, or where Kdt (taking no account of Idt for this purpose) has a negative value, the average specified rate.

RAdt-1	in the eleventh relevant year has the value of 0 and in each subsequent relevant year is derived from the following formula:

where:

	DAdt	means an amount given in the table appearing under that term in the part of Annex D to this Condition that applies to the licensee.

	PBdt	means the amount given in the table appearing under that term in the part of Annex D to this Condition that applies to the licensee.

Formula for LFdt as used in Paragraph 1

7.	For the purposes of paragraph 1, for the tenth and preceding relevant years LFdt shall be zero, and for any subsequent relevant year LFdt is derived from the following formula:

where:

LPdt	means an amount equal to the payments made by the licensee, in the relevant year t, in accordance with its obligations set out in Standard Licence Condition 3 or in respect of the eleventh relevant year made by the predecessor company of the licence holder in respect of payments to the Director General of Electricity Supply under the licence condition entitled “Payment of fees” in the public electricity supply licence referred to in paragraph 6.

LAdt	is derived from the following formula:

LAdt= PFt..PIFt

PFt	Means, in respect of each relevant year the amount given in the table appearing under that term in the part of Annex C to this Condition that applies to the licensee.

PIFt	is derived from the following formula:

where for the ninth relevant year PIFt-1 equals 1.

Annex A to Special Condition B (Restriction of distribution charges)

EASTERN ELECTRICITY Ltd

£m
PUM	287.9

Cdt for relevant year beginning on

‘000s
1 April 2000	3249
1 April 2001	3281
1 April 2002	3314
1 April 2003	3347
1 April 2004	3381

every subsequent relevant year 3415

P0i

Column 1 unit category i	Column 2 value (p)
LV1	2.0009
LV2	0.3031
LV3	1.3431
HV	0.4584

EAST MIDLANDS DISTRIBUTION plc

£m
PUM	240.3

Cdt for relevant year beginning on

‘000s
1 April 2000	2376
1 April 2001	2400
1 April 2002	2424
1 April 2003	2448
1 April 2004	2472

every subsequent relevant year 2497

P0i

Column 1 unit category I	Column 2 value (p)
LV1	1.6131
LV2	0.5557
LV3	1.5711
HV	0.6350

GPU POWER NETWORKS (UK) PLC

£m
PUM	243.5

Cdt for relevant year beginning on

‘000s
1 April 2000	2303
1 April 2001	2326
1 April 2002	2349
1 April 2003	2373
1 April 2004	2397

every subsequent relevant year 2420

P0i

Column 1 unit category i	Column 2 value (p)
LV1	1.9729
LV2	0.3966
LV3	1.6108
HV	0.5992

LONDON POWER NETWORKS LIMITED

£m
PUM	220.8

Cdt for relevant year beginning on

‘000s
1 April 2000	2072
1 April 2001	2093
1 April 2002	2114
1 April 2003	2135
1 April 2004	2156

every subsequent relevant year 2178

P0i

Column 1 unit category i	Column 2 value (p)
LV1	2.2073
LV2	0.4057
LV3	1.5912
HV	0.5932

MANWEB plc

£m
PUM	158.0

Cdt for relevant year beginning on

‘000s
1 April 2000	1423
1 April 2001	1437
1 April 2002	1452
1 April 2003	1466
1 April 2004	1481

every subsequent relevant year 1496

P0i

Column 1 unit category i	Column 2 value (p)
LV1	2.1041
LV2	0.4323
LV3	1.7558
HV	0.5097

NORTHERN ELECTRIC DISTRIBUTION LIMITED

£m
PUM	152.6

Cdt for relevant year beginning on

‘000s
1 April 2000	1500
1 April 2001	1515
1 April 2002	1530
1 April 2003	1545
1 April 2004	1561

every subsequent relevant year 1577

P0i

Column 1 unit category i	Column 2 value (p)
LV1	2.0911
LV2	0.3273
LV3	1.9284
HV	0.4723

NORWEB plc

£m
PUM	208.9

Cdt for relevant year beginning on

‘000s
1 April 2000	2250
1 April 2001	2272
1 April 2002	2295
1 April 2003	2318
1 April 2004	2341

every subsequent relevant year 2365

P0i

Column 1 unit category i	Column 2 value (p)
LV1	2.1750
LV2	0.2821
LV3	1.6304
HV	0.5335

SEEBOARD POWER NETWORKS PLC

£m
PUM	159.1

Cdt for relevant year beginning on

‘000s
1 April 2000	2153
1 April 2001	2175
1 April 2002	2196
1 April 2003	2218
1 April 2004	2240

every subsequent relevant year 2263

P0i

Column 1 unit category i	Column 2 value (p)
LV1	1.8735
LV2	0.3213
LV3	1.4098
HV	0.5892

SOUTHERN ELECTRIC POWER DISTRIBUTION PLC

£m
PUM	297.7

Cdt for relevant year beginning on

‘000s
1 April 2000	2728
1 April 2001	2755
1 April 2002	2783
1 April 2003	2811
1 April 2004	2839

every subsequent relevant year 2867

P0i

Column 1 unit category i	Column 2 value (p)
LV1	2.0600
LV2	0.3816
LV3	1.4815
HV	0.5560

WESTERN POWER DISTRIBUTION (SOUTH WALES) PLC

£m
PUM	125.6

Cdt for relevant year beginning on

‘000s
1 April 2000	998
1 April 2001	1008
1 April 2002	1018
1 April 2003	1028
1 April 2004	1039

every subsequent relevant year 1049

P0i

Column 1 unit category i	Column 2 value (p)
LV1	2.4442
LV2	0.3641
LV3	2.2009
HV	0.7272

WESTERN POWER DISTRIBUTION (SOUTH WEST) PLC

£m
PUM	171.0

Cdt for relevant year beginning on

‘000s
1 April 2000	1369
1 April 2001	1383
1 April 2002	1397
1 April 2003	1410
1 April 2004	1425

every subsequent relevant year 1439

P0i

Column 1 unit category i	Column 2 Value (p)
LV1	2.3889
LV2	0.6679
LV3	1.8707
HV	0.5072

YORKSHIRE ELECTRICITY DISTRIBUTION plc

£m
PUM	215.4

Cdt for relevant year beginning on

‘000s
1 April 2000	2129
1 April 2001	2150
1 April 2002	2172
1 April 2003	2194
1 April 2004	2215

every subsequent relevant year 2238

P0i

Column 1 unit category i	Column 2 value (p)
LV1	1.9497
LV2	0.3271
LV3	1.6654
HV	0.5750

Annex B to Special Condition B (Restriction of distribution charges)

PR £M
EASTERN ELECTRICITY LTD	2.97
EAST MIDLANDS DISTRIBUTION PLC	2.35
GPU POWER NETWORKS (UK) PLC	2.34
LONDON POWER NETWORKS LIMITED	2.14
MANWEB PLC	1.69
NORTHERN ELECTRIC DISTRIBUTION LIMITED	1.76
NORWEB PLC	2.28
SEEBOARD POWER NETWORKS PLC	2.15
SOUTHERN ELECTRIC POWER DISTRIBUTION PLC	2.64
WESTERN POWER DISTRIBUTION (SOUTH WALES) PLC	1.38
WESTERN POWER DISTRIBUTION (SOUTH WEST) PLC	1.65
YORKSHIRE ELECTRICITY DISTRIBUTION PLC	2.19
SCOTTISH POWER DISTRIBUTION LTD	2.01
SCOTTISH HYDRO ELECTRIC POWER DISTRIBUTION LTD	1.16

Annex C To Special Condition B (Restriction Of Distribution Charges)

EPN DISTRIBUTION LIMITED (FORMERLY EASTERN ELECTRICITY LIMITED)

PFt

2000/01	£0.731 millions

2001/02	£0.731 millions

subsequent relevant years	£0.731 millions

EAST MIDLANDS ELECTRICITY DISTRIBUTION PLC

PFt

2000/01	£0.532 millions

2001/02	£0.517 millions

subsequent relevant years	£0.517 millions

LONDON POWER NETWORKS PLC

PFt

2000/01	£0.461 millions

2001/02	£0.451 millions

subsequent relevant years	£0.451 millions

SP MANWEB PLC

PFt

2000/01	£0.423 millions

2001/02	£0.414 millions

subsequent relevant years	£0.414 millions

GPU POWER NETWORKS (UK) PLC

PFt

2000/01	£0.511 millions

2001/02	£0.492 millions

subsequent relevant years	£0.492 millions

NORTHERN ELECTRIC DISTRIBUTION LIMITED

PFt

2000/01	£0.317 millions

2001/02	£0.306 millions

subsequent relevant years	£0.306 millions

UNITED UTILITIES ELECTRICITY PLC (FORMERLY NORWEB PLC)

PFt

2000/01	£0.458 millions

2001/02	£0.438 millions

subsequent relevant years	£0.438 millions

SEEBOARD POWER NETWORKS PLC

PFt

2000/01	£0.423 millions

2001/02	£0.417 millions

subsequent relevant years	£0.417 millions

SOUTHERN ELECTRIC POWER DISTRIBUTION PLC

PFt

2000/01	£0.649 millions

2001/02	£0.649 millions

subsequent relevant years	£0.649 millions

WESTERN POWER DISTRIBUTION (SOUTH WALES) PLC

PFt

2000/01	£0.252 millions

2001/02	£0.247 millions

subsequent relevant years	£0.247 millions

WESTERN POWER DISTRIBUTION (SOUTH WEST) PLC

PFt

2000/01	£0.288 millions

2001/02	£0.279 millions

subsequent relevant years	£0.279 millions

YORKSHIRE ELECTRICITY DISTRIBUTION PLC

PFt

2000/01	£0.474 millions

2001/02	£0.458 millions

subsequent relevant years	£0.458 millions

Annex D To Special Condition B (Restriction Of Distribution Charges)

1.	EPN DISTRIBUTION LIMITED (FORMERLY EASTERN ELECTRICITY LIMITED)

DAdt

2000/01	0.8

Thereafter	0.0

PBdt

2000/01	£1.474 million

Thereafter	0

2.	EAST MIDLANDS ELECTRICITY DISTRIBUTION PLC

DAdt

2000/01	0.8

Thereafter	0.0

PBdt

2000/01	£1.987 million

Thereafter	0

2.1	LONDON POWER NETWORKS LIMITED

DAdt

2000/01	0.9

Thereafter	0.0

PBdt

2000/01	£0.123 million

Thereafter	0

SP MANWEB PLC

DAdt

2000/01	0.8

Thereafter	0.0

PBdt

2000/01	£1.688 million

Thereafter	0

2.2	GPU POWER NETWORKS (UK) PLC

DAdt

2000/01	0.8

Thereafter	0.0

PBdt

2000/01	£2.705 million

Thereafter	0

2.3 NORTHERN ELECTRIC DISTRIBUTION LIMITED

DAdt

2000/01	0.8
Thereafter	0.0

PBdt

2000/01	£0.998 million
Thereafter	0

Special Condition C: Restriction of distribution charges: adjustments

1.	If, in respect of any relevant year, the average charge per unit distributed exceeds the maximum average charge per unit distributed by more than 3 per cent, the licensee shall furnish an explanation to the Authority and in the next following relevant year the licensee shall not effect any increase in charges unless it has demonstrated to the reasonable satisfaction of the Authority that the average charge per unit distributed would not be likely to exceed the maximum charge per unit distributed in that next following relevant year.

2.	If, in respect of any two successive relevant years, the sum of the amounts by which the average charge per unit distributed has exceeded the maximum average charge per unit distributed is more than 4 per cent, then in the next following relevant year the licensee shall, if required by the Authority, adjust its charges such that the average charge per unit distributed would not be likely, in the judgement of the Authority, to exceed the maximum average charge per unit in that next following relevant year.

3.	If, in respect of two successive relevant years, the average charge per unit distributed is less than 90 per cent of the maximum average charge per unit distributed, the Authority. after consultation with the licensee, may direct that in calculating Kdt for the purposes of paragraph 6 of Special Condition B (Restriction of distribution charges) in respect of the next following relevant year, there shall be substituted for Rdt-1 in the formula at paragraph 6 of Special Condition B (Restriction of distribution charges) such figure as the Authority may specify being not less than Rdt-1 and not more than 0.90 (Dt-1.Mdt-1).

Special Condition D: Information to be provided to the Authority in connection with the charge restriction conditions

1.	Where the licensee is intending to make any change in charges for the provision of distribution services regulated under Special Condition B (Restriction of distribution charges) the licensee shall (unless otherwise agreed by the Authority) not later than the date of publication of such charges provide the Authority with:

(a)	written forecast of the maximum average charge per unit distributed, together with its components, in respect of the relevant year t in which such a change is to take effect and in respect of the next following relevant year t+1; and

(b)	a written estimate of the maximum average charge per unit distributed, together with its components, in respect of the relevant year t-1 immediately preceding the relevant year in which the change is to take effect unless a statement complying with paragraph 7 in respect of relevant year t-l has been furnished to the Authority before the publication of the proposed change.

2.	[No longer used]

3.	If within three months of the commencement of any relevant year t the licensee has not made any such change in charges as is referred to in paragraph 1, the licensee shall provide the Authority with a written forecast of the maximum average charge per unit distributed, together with its components, in respect of the relevant year t.

4.	The Authority may issue directions providing that any forecast or estimate provided in accordance with paragraphs 1 or 3 shall be accompanied by such information as regards the assumptions underlying the forecast or estimate as may be necessary to enable the Authority to be satisfied that the forecast or estimate has been properly prepared on a consistent basis.

5.	Not later than six weeks after the commencement of each relevant year t, the licensee shall send to the Authority a statement as to:

(a)	whether or not the provisions of Special Condition C (Restriction of distribution charges: adjustments) are likely to be applicable in consequence of the average charge per unit distributed in the preceding relevant year t- 1 or the two preceding relevant years t-l and t-2; and

(b)	its best estimate as to the relevant correction factor Kdt to be applied in calculating the maximum average charge per unit distributed in respect of the relevant year t.

6.	[No longer used]

7.	Not later than three months after the end of a relevant year the licensee shall send to the Authority a statement, in respect of that relevant year, showing the specified items referred to in paragraph 9.

8.	The statement referred to in the preceding paragraph shall be:

(a)	accompanied by a report from the Auditors that in their opinion (i) such statement fairly presents each of the specified items referred to in paragraph 9 in accordance with the requirements of the charge restriction conditions and (ii) the amounts shown in respect of each of those specified items are in accordance with the licensee’s accounting records which have been maintained in respect of the distribution business in accordance with standard condition 42 (Regulatory Accounts) of this licence; and

(b)	certified by a director of the licensee on behalf of the licensee that to the best of his knowledge, information and belief having made all reasonable enquiries:

(i)	there is no amount included in its calculations under Special Condition B (Restriction of distribution charges) and Schedule A which represents other than:

(aa)	bona fide consideration for the provision of distribution services in the course of its distribution business; or

(bb)	an amount permitted under the charge restriction conditions to be so included;

(ii)	there is no amount included in its calculations of allowed security costs under Special Condition E (Allowances in respect of Security costs ) which represents other than an amount permitted under the charge restriction conditions to be so included;

(iii)	no service has been treated as an excluded service which was not properly so treated and no amount included in the revenues in respect thereof represents other than bona fide consideration for the provision of the excluded service to which it relates;

(iv)	all amounts which should properly be taken into account for the purposes of the charge restriction conditions have been taken into account.

9.	The specified items to be contained in the statement referred to in paragraph 7 shall be the following:

(c)	the regulated quantity distributed;

(d)	the quantity distributed in each regulated distribution unit category;

(e)	the average charge per unit distributed;

(f)	the amount in respect of the Terms ALt and Lt in paragraph 3 of Special Condition B (Restriction of distribution charges) calculated as therein provided:

(g)	the value of the term TAdt in respect of the tenth relevant year only, together with the value of each of its component parts, as detailed in paragraph 4 of Special Condition B (Restriction of distribution charges) in the form of the licence in force on 31 March 2000;

(h)	the value of the term LFdt together with the value of each of its component parts, as detailed in paragraph 7 of special condition B (Restriction of distribution charges);

(i)	the information referred to at paragraph 8 of Special Condition E (Allowances in respect of Security costs );

(j)	the statements and information referred to in paragraph A5, B2, C7, Dl and E10 of Schedule A.

10.	Where the Authority issues directions in accordance with paragraph 9 of Special Condition E (Allowances in respect of Security costs ) or paragraphs A6, B3, C8, D5 or E11 of Schedule A then such directions shall not have effect from a date earlier than the commencement of the relevant year to which the statement last furnished to the Authority pursuant to paragraph 7 prior to the issue of the directions related, unless such statement (or the accompanying report or certificate under paragraph 8) or any statement, report or certificate in respect of an earlier relevant year was incorrect or was misleading in any material respect.

11.	Where the Authority issues such directions as are referred to in the preceding paragraph the Authority may require the licensee to provide a revised statement in respect of such of the specified items as may be affected by the directions, and the licensee shall comply with such request.

Special Condition E: Allowances in respect of Security costs

1.	At any time during a security period, the licensee may give notice in writing to the Authority suspending, with effect from the date of receipt of the notice by the Authority, application of such of the charge restriction conditions as may be specified in the notice for the unexpired term of the security period.

2.	At any time during a security period, the Authority may (having regard to its duties under the Act or under the Utilities Act 2000) by means of directions:

(a)	suspend or modify for the unexpired term of the security period the charge restriction conditions or any part or parts thereof; or

(b)	introduce for the unexpired term of the security period new charge restriction conditions in either case, so as to make such provision as in the opinion or estimation of the Authority is requisite or appropriate:

(i)	to enable the licensee to recover by means of increased charges an amount estimated as being equal to the licensees allowed security costs during such period;

(ii)	to ensure that such part of the amount referred to in sub-paragraph (i) above as is estimated as being equal to the allowed security costs incurred by the licensee as costs in its distribution business are recovered by means of appropriate equitable increases on the charges made by the licensee in its distribution business and the licensee shall comply with the terms of any directions so issued.

3.	At any time following a security period, the Authority may (following such consultation with the licensee and others as the Authority may consider appropriate) issue directions suspending or modifying the charge restriction conditions or any part or parts thereof or replacing such directions as may have been made during the security period and introducing such new charge restriction conditions as in the opinion of the Authority are appropriate in all the circumstances (including at the Authority’s discretion an appropriate adjustment having regard to any profit gained or foregone by the licensee during the security period), and the licensee shall comply with any directions so issued.

4.	At any time within three months after the issue of directions by the Authority under paragraph 3, the licensee may serve on the Authority a disapplication request in respect of such of the charge restriction conditions or any part or parts thereof as are specified in the request.

5.	If within three months of the receipt by the Authority of the disapplication request referred to in paragraph 4, the Authority has either not agreed in writing to such disapplication request or has not made a reference to the Competition Commission under Section 12 of the Act relating to the modification of the charge restriction conditions, the licensee may deliver one months written notice to the Authority terminating the application of the charge restriction conditions (or any part or parts thereof) as were specified in the disapplication request.

6.	Subject to paragraphs 7 and 9, the licensee shall in any relevant year be entitled to recover an aggregate amount equal to its allowed security costs in that year or (insofar as not previously recovered) any previous year, by means of appropriate equitable increases on the charges made by the licensee in its distribution business.

7.	Paragraph 6 shall not apply in so far as such allowed security costs:

(a)	were otherwise recovered by the licensee; or

(b)	were taken into account by the Authority in setting charge restriction conditions by means of directions issued under paragraph 3 above.

8.	The licensee shall following the end of each relevant year provide to the Authority, as being one of the specified items to be contained in the statement referred to at paragraph 7 of Special Condition D (Information to be provided to the Authority in connection with the charge restriction conditions), details in respect of that relevant year of:

(a)	the amount of the licensee’s allowed security costs; and

(b)	the aggregate amounts charged under paragraph 6 on account of the licensee’s allowed security costs; and

(c)	the bases and calculations underlying the increases in charges made by the licensee in its distribution business under paragraph 6.

9.	Where the Authority is satisfied that the licensee has recovered amounts in excess of the allowed security costs, the Authority may issue directions requiring the licensee to take such steps as may be specified to reimburse purchasers from the distribution business (as the case may be) for the excess amounts charged to them, and the licensee shall comply with any directions so issued provided that if the excess amounts relate to allowed security costs paid to any authorised electricity operator, the licensee shall not be obliged to make any such reimbursement unless and until it has recovered such costs from the relevant authorised electricity operator.

10.	No amounts charged by the licensee under this Condition (whether or not subsequently required to be reimbursed) shall be taken into account for the purpose of applying the charge restriction provisions of Special Condition B (Restriction of distribution charges).

11.	In this Condition:

“allowed security cost”	shall have the meaning ascribed to that term in the Fuel Security Code.

“security period”	means a period commencing on the date on which any direction issued by the Secretary of State under Section 34(4)(b) of the Act enters into effect and terminating on the date (being not earlier than the date such direction, as varied, is revoked or expires) as the Authority, after consultation with such persons (including without limitation, licence holders liable to be principally affected) as it shall consider appropriate, may with the consent of the Secretary of State by notice to all licence holders determine after having regard to the views of such persons.

Special Condition F: Duration of charge restriction conditions

1.	The charge restriction conditions shall apply so long as this licence continues in force but shall cease to have effect (in whole or in part, as the case may be) if the licensee delivers to the Authority a disapplication request made in accordance with paragraph 2 and:

(a)	the Authority agrees in writing to the disapplication request; or

(b)	their application (in whole or in part) is terminated by notice given by the licensee in accordance with either paragraph 4 or paragraph 5.

2.	A disapplication request pursuant to this Condition shall (a) be in writing addressed to the Authority, (b) specify the charge restriction conditions (or any part or parts thereof) to which the request relates and (c) state the date from which the licensee wishes the Authority to agree that the specified charge restriction conditions shall cease to have effect.

3.	Save where the Authority otherwise agrees, no disapplication following delivery of a disapplication request pursuant to this Condition shall have effect earlier than that date which is the later of:

(a)	a date being not less than 18 months after delivery of the disapplication request; and

(b)	31st March 2005.

4.	If the Authority has not made a reference to the Competition Commission under Section 12 of the Act relating to the modification of the charge restriction conditions before the beginning of the period of 12 months which will end with the disapplication date, the licensee may deliver written notice to the Authority terminating the application of such of the charge restriction conditions (or any part or parts thereof) as are specified in the disapplication request with effect from the disapplication date or a later date.

5.	If the Competition Commission makes a report on a reference made by the Authority relating to the modification of the charge restriction conditions (or any part or parts thereof) specified in the disapplication request and such report does not include a conclusion that the cessation of such charge restriction conditions, in whole or in part, operates or may be expected to operate against the public interest, the licensee may within 30 days after the publication of the report by the Authority in accordance with Section 13 of the Act deliver to the Authority written notice terminating the application of such charge restriction conditions with effect from the disapplication date or later.

6.	A disapplication request or notice served under this Condition may be served in respect of a specified geographic area.

SCHEDULE A: SUPPLEMENTARY PROVISIONS OF THE CHARGE RESTRICTION CONDITIONS

Part A. Principles for Attribution

General Principles

A1.	Where for the purposes of the charge restriction conditions, a share of costs borne by the licensee requires to be attributed to any part of the market, the licensee shall make that attribution on a basis which ensures that no more than a fair proportion of those costs, reflecting the costs incurred by the licensee in supplying that part of the market, are so attributed.

A2.	The following paragraphs of this Part of Schedule A are without prejudice to paragraph A1.

Transmission connection point charges and remote transmission asset rentals

A3.	The transmission connection point charges and remote transmission asset rentals requiring to be attributed between the regulated quantity distributed and other quantities distributed shall be attributed in proportion to the transmission connection point and remote transmission asset capacity required for the purpose of distributing those quantities.

Distribution losses

A4.	Where an amount (in units) in respect of distribution losses requires to be calculated and attributed in respect of EHV units and units distributed by the licensee for the purpose of supply to premises outside the licensee’s distribution services area, such calculation and attribution shall be made consistently with the principles underlying the schedule of adjustment factors referred to at sub-paragraph (b) of paragraph 2 of standard condition 4 (Basis of Charges for Use of System and Connection to System: Requirements for Transparency).

Information to be provided by licensee

A5.	The licensee shall following the end of each relevant year furnish to the Authority, as being one of the specified items to be included in the statement referred to at paragraph 7 of Special Condition D (Information to be provided to the Authority in connection with the charge restriction conditions), a statement confirming that the calculation of the transmission connection point charges, the remote transmission asset rentals and of distribution losses was made in accordance with the provisions of this Part of Schedule A.

A6.	Where the Authority is satisfied that the basis of calculation or attribution (as the case may be) used by the licensee is not in conformity with paragraph A1, the Authority may issue directions specifying an alternative basis of calculation or attribution, and the basis of calculation or attribution by the licensee (as the case may be) shall be adjusted accordingly with effect from the date of issue of the directions or (subject to paragraph 10 of Special Condition D (Information to be provided to the Authority in connection with the charge restriction conditions)) such other date as may be specified in those directions.

Part B. EHV premises

B1.	EHV premises shall comprise:

(a)	in relation to premises connected to the licensee’s distribution system as at the date this licence enters into force, those premises specified in the list of EHV premises notified in writing to the Authority by the licensee within twenty-eight days after this licence enters into force; and

(b)	in relation to premises connected to the licensee’s distribution system which are either first connected or (having been previously connected) have had their connections materially altered following the date this licence enters into force, means premises connected to the licensee’s distribution system as a voltage at or higher than 22 kilovolts or at a sub-station with a primary voltage of 66 kilovolts or above

B2.	The licensee shall following the end of each relevant year furnish to the Authority, as being one of the specified items to be included in the statement referred to at paragraph 7 of Special Condition D (Information to be provided to the Authority in connection with the charge restriction conditions), a statement listing any changes in the premises falling to be treated as EHV premises.

B3.	Where the Authority is satisfied that any premises treated by the licensee as EHV premises should not in conformity with sub-paragraph B1(b) above be so treated, the Authority may issue directions to that effect, and such premises shall cease to be treated as EHV premises from the date of issue of the directions or (subject to paragraph 10 of Special Condition D (Information to be provided to the Authority in connection with the charge restriction conditions)) such other date as may be specified in those directions.

Part C. Excluded services

C1.	There may be treated as excluded services provided by the licensee in its distribution business such services in respect of which charges are made which:

(a)	do not fall within paragraph C2 of this Part; and

(b)	may (subject to paragraph C8) be determined by the licensee as falling under one of the principles set out in paragraphs C3 to C6 of this Part.

C2.	No service provided by the licensee as part of its distribution business shall be treated as an excluded service in so far as it consists of the provision of services remunerated under the use of system charges in accordance with paragraph 2 of standard condition 4 (Basis of Charges for use of System and Connection to System) including (without prejudice to the foregoing):

(i)	(subject to paragraph C3 of this Part) the transport of electricity;

(ii)	the carrying out of works for the installation of electric lines or electrical plant (not otherwise payable in the form of connection charges);

(iii)	the carrying out of works or the provision of maintenance or repair or other services for the purpose of enabling the licensee to comply with standard conditions 5, 9, 9A and 15, the Electricity Supply Regulations 1988 or any regulations made under Section 29 of the Act or any other enactment relating to safety or standards applicable in respect of the distribution business; and

(iv)	(subject to paragraph C5 of this Part) the provision, installation and maintenance of any meters, switchgear or other electrical plant (not being part of connection charges).

C3.	The licensee may treat as being an excluded service for the purposes of its distribution business the transport of:

(a)	units of electricity not consumed in the licensee’s distribution services area

(b)	EHV units, provided that the licensee’s charges for the distribution of such units do not exceed the charging rates underlying the information as to EHV revenue and EHV units distributed given by the licensee to the Authority and used by it for the purposes of setting the term PUM in Special Condition B (Restriction of distribution charges), subject only to such adjustments as may be appropriate in the reasonable opinion of the Authority to reflect material variations between the actual charges made and the charging rates underlying the information as to EHV revenue provided to the Authority by the licensee.

C4.	Charges of the type described in paragraph 3 of standard condition 4 (Basis of Charges for use of System and Connection to System) and charges in respect of the statements referred to in paragraph 5 of standard condition 4 (Basis of Charges for use of System and Connection to System), may each be treated as excluded services for the purposes of the distribution business.

C5.	A service provided by the licensee as part of its distribution business may be treated as an excluded service in so far as it consists in the provision of services (including metering, electric lines or electrical plant) for the specific benefit of any third party requesting the same and not made available by the licensee as a normal part of its distribution business remunerated by use of system charges including (without prejudice to the foregoing):

(i)	special metering (including “time of day” metering) to facilitate energy saving programmes for the benefit of customers requesting the same;

(ii)	charges for moving mains, services or meters forming part of the licensee’s distribution system to accommodate extension, re-design or re-development of any premises on which the same are located or to which they are connected;

(iii)	the provision of electric lines and electrical plant (a) insofar as the same are required for the specific purpose of enabling the provision of top-up or standby supplies or sales of electricity or (b) to provide a higher degree of security than is required for the purposes of complying with standard condition 5 (Distribution System Planning Standard and Quality of Service);

(iv)	the amount by which charges for the provision of prepayment meters to customers exceed charges for the provision of standard meters for such customers, in respect of which the amount receivable per customer shall not exceed that used by the Authority in formulating PUM in Special Condition B (Restriction of distribution charges); and

(v)	special metering or telemetry or data processing equipment for the purposes of enabling any person which is a party to the Balancing and Settlement Code to comply with its obligations in respect of metering thereunder, or for the performance by the licensee of any service in relation thereto.

C6.	There may be treated as an excluded service for the purposes of the distribution business, charges for the relocation of electric lines or electrical plant and the carrying out of works associated therewith pursuant to a statutory obligation (other than under Section 9(1) or Section 16 of the Act) imposed on the licensee.

Information to be provided to the Authority

C7.	The licensee shall following the end of each relevant year furnish to the Authority, as being one of the specified items to be included in the statement referred to at paragraph 7 of Special Condition D (Information to be provided to the Authority in connection with the charge restriction conditions), details specifying separately the nature of all services provided as part of its distribution business and treated as excluded services by the licensee during the course of such year and stating the revenues derived by the licensee in respect of each such service so treated.

C8.	Where the Authority is satisfied that in light of the principles set out in paragraphs C2 to C6 inclusive any service treated by the licensee as an excluded service should not be so treated, the Authority shall issue directions to that effect, and the service or services specified in the directions shall cease to be treated as excluded services from the date of issue of the directions or (subject to paragraph 10 of Special Condition D (Information to be provided to the Authority in connection with the charge restriction conditions)) such other date as may be specified in the directions.

Part D. Regulated distribution unit categories

D1.	The licensee shall following the end of each relevant year furnish to the Authority, as being one of the specified items to be included in the statement referred to at paragraph 7 of Special Condition D (Information to be provided to the Authority in connection with the charge restriction conditions), details specifying separately those use of system charges in respect of which the licensee has during the course of such year treated the units distributed as falling within the definition of each of LV1 units and LV2 units and LV3 units respectively.

D2.	The definition of LVI units includes units distributed under the following tariffs:

(a)	Economy 7 (day) - domestic, quarterly

(b)	White Meter (day) - domestic, quarterly

(c)	3E (day) - non-domestic, quarterly, Economy 7

(d)	4E (day) - non-domestic, quarterly tariff for customers supplied at LV from a sub-station

(e)	M4 (day, evening and weekend) - non-domestic quarterly time of day tariff for customers supplied at LV from a sub-station

D3.	The definition of LV2 units includes units distributed under the following tariffs:

(a)	Economy 7 (night) - domestic, quarterly

(b)	White Meter (night) - domestic, quarterly

(c)	Off peak A)

(d)	Off peak C)

(e)	Off peak D) Restricted hours off-peak, quarterly

(f)	Off peak E)

(g)	Off peak S)

(h)	3E (night) - non-domestic, quarterly, Economy 7

(i)	M3 (night) - non-domestic, quarterly, tariff for customers supplied at LV from a sub-station

(j)	M4 (night) - non-domestic, quarterly, time of day tariff for customers supplied at LV from a sub-station

D4.	The definition of LV3 units includes units distributed under the following tariffs:

(a)	Domestic ‘S’ - domestic, quarterly

(b)	Public Lighting Misc. charges

(c)	3S, 3T

(d)	4S, 4T - non-domestic, quarterly

(e)	5N, 6N, 7N

(f)	M6, M7

D5.	Notwithstanding the provisions of paragraphs D2 to D4 above, where the Authority is satisfied that a tariff or tariffs in respect of which the licensee has treated the units distributed as falling within one of the categories in paragraphs D2 to D4 above should not be so treated, the Authority shall issue directions to that effect and the tariff or tariffs specified in the directions shall cease to be so treated from the date of issue of the directions or (subject to paragraph 10 of Special Condition D (Information to be provided to the Authority in connection with the charge restriction conditions)) such other date as may be specified in the directions and shall with effect from such date be treated in such manner as may be specified in the directions.

Part E. Calculation of factor in respect of distribution losses

El.	The terms ALt and Lt which are used in paragraph 3 of Special Condition B (Restriction of distribution charges), shall each be determined, for relevant years commencing on or after the 1st April 1995, using the consistent methodological basis set out in paragraphs E2 to E5 below.

Consistent methodological basis for determination of ALt and Lt

E2.	Adjusted distribution losses shall be deemed to be the difference between adjusted grid supply point purchases and adjusted units distributed.

E3.	Units metered on entry to the licensee’s distribution system shall be adjusted to obtain adjusted grid supply point purchases by:

(a)	excluding that number of units which is equal to the sum of:

(i)	EHV units; and

(ii)	units distributed by the licensee for the purpose of supply to premises outside the licensee’s distribution services area; and

(iii)	an amount in respect of distribution losses between the grid supply point and the exit point attributable to the units referred to in (i) and (ii) above, as determined in accordance with paragraph A4 in Part A of Schedule A; and

(b)	including an amount (in units) to represent the effect of units entering the licensee’s distribution system otherwise than at grid supply points, being the difference between the number of units so entering and the number of units that would have been required to have entered at grid supply points in their absence (such latter number of units being calculated consistently with the principles underlying the schedule of adjustment factors in respect of distribution losses referred to at sub-paragraph (b) of paragraph 2 of standard condition 4 (Basis of Charges for Use of System and Connection to System: Requirements for Transparency)).

E4.	For so long as units are metered on entry to the licensee’s distribution system at bulk supply points instead of at grid supply points, such units shall be calculated by:

(i)	applying the procedures in paragraph E3 as if all references to units metered at grid supply points were to units metered at bulk supply points; and

(ii)	grossing-up units metered at the bulk supply points by the relevant grid supply point conversion factor being either:

(a)	0.5 per cent of the units metered at the bulk supply points; or

(b)	such other factor to take account of losses occurring between the grid supply points and the bulk supply points as the licensee may with the prior approval of the Authority determine to be appropriate.

E5.	Adjusted units distributed shall be obtained by:

(a)	calculating all units distributed by the licensee metered at exit points on leaving the licensee’s distribution system; and

(b)	deducting therefrom EHV units and units distributed for the purpose of supply to premises outside the licensee’s distribution services area; and

(c)	adding thereto an amount equal to the units consumed on the licensee’s premises in the licensee’s distribution services area (insofar as not otherwise taken into account in determining units distributed under sub-paragraph (a) above).

Initial relevant loss percentage in the term ALt

E6.	The first relevant year, the initial relevant loss percentage in the term ALt shall (consistently with the methodology set out in paragraphs E2 to E5 above) be deemed to be:

Adjusted GSP purchase units less adjusted units distributed

Adjusted units distributed

where adjusted GSP purchase units are calculated as provided in paragraph E7 and adjusted units distributed are calculated as provided in paragraph E8.

E7.	Adjusted GSP purchase units shall be calculated in accordance with the procedures successively described in the following sub-paragraphs:

(a)	the actual losses in each of relevant years t-l, t-2 and t-3 (the “historic losses”) shall be calculated as the difference in each of those years between units purchased at entry points to the licensee’s distribution system and units sold;

(b)	the historic loss percentage shall be calculated as the proportion (expressed as a percentage) which the aggregate historic losses were of the aggregate units purchased at entry points to the licensee’s distribution system, in each case over the three relevant years t-l to t-3;

(c)	the total number of units sold in relevant year t-l shall be grossed up by the historic loss percentage (“BSP purchase units”); and

(d)	the figure for BSP purchase units resulting from sub-paragraph (c) shall be adjusted to obtain adjusted GSP purchase units in accordance with the provisions of paragraphs E3 and E4 above.

E8.	Adjusted units distributed shall be calculated by applying the methodology of paragraph E5 in respect of those units referred to in sub-paragraphs (a) to (c) of paragraph E5 in relevant year t-l.

Information to be provided to the Authority

E9.	The licensee shall within three months after the entry into force of this licence furnish to the Authority a statement showing the initial relevant loss percentage and the underlying calculations.

E10.	The licensee shall, following the end of each relevant year, furnish to the Authority, as being one of the specified items to be included in the statement referred to at paragraph 7 of Special Condition D (Information to be provided to the Authority in connection with the charge restriction conditions), a statement showing adjusted distribution losses for that relevant year, accompanied by the underlying calculations and (where appropriate) an explanation of any changes in the basis of calculation or estimation thereof.

E11.	Where the Authority is satisfied that any statement or underlying calculation provided has not been drawn up in conformity with paragraphs E2 to E8 above, the Authority may issue directions, and the statement or underlying calculation shall be adjusted with effect from the date of issue of the directions or (subject to paragraph 10 of Special Condition D (Information to be provided to the Authority in connection with the charge restriction conditions)) such other date as may be specified in the directions.

Condition G: Incentive Scheme: Calculation of charge restriction adjustment.

1.	The purpose of this condition is to establish the incentive scheme referred to in the principal condition so as to provide for adjustments to the charge restriction conditions to reflect the performance of the licensee in achieving targets for quality of supply and the reward scheme.

2.	For the purpose of the charge restriction conditions in the relevant year commencing on 1 April 2005, Q dt is the amount derived from the following formula:

and in each other relevant year t is zero.

3.	For the purpose of the charge restriction conditions in the relevant year commencing on 1 April 2005 Z dt is the amount derived from the following formula:

and in each other relevant year t is zero.

4.	For the purpose of paragraph 2, and subject to paragraphs 8 and 10, Q t is derived in relevant year t from the formula:

5.	For the purpose of paragraphs 2 and 3:

It	means the average specified rate (as defined in paragraph 3 of special condition A (Definitions and Interpretation) in relevant year t.

6.	For the purpose of paragraph 4, in relevant year t:

In relevant year t, if DQTR~~t~~ is greater than or equal to LMQTRt and less than or equal to UMQTRt, qdt will take the value zero for that relevant year.

In relevant year t, if DQTRt is less than LMQTRt, qdt for that relevant year shall be derived from the following formula:

In relevant year t, if DQTRt is greater than UMQTRt, qdt for that relevant year shall be derived from the following formula:

provided that if, in the relevant year commencing 1 April 2004, the sum of za, zb and qdt is greater than then the value for qdt shall be determined by the following formula for that year:

where:

TAt means the target for the number of interruptions for the relevant year t specified in the table in Annex A or determined under paragraph 7;

TBt means the target for the duration of interruptions for the relevant year t specified in the table in Annex A or determined under paragraph 7;

IRAt means the incentive rate for the number of interruptions specified for the relevant year t in the table in Annex A in £ million in 2000/1 prices;

IRBt means the incentive rate for the duration of interruptions specified for the relevant year t in the table in Annex A in £ million 2000/1 prices;

RLAt means the maximum percentage of base price control revenue exposed to the number of interruptions specified for the relevant year t in the table in Annex A;

RLBt means the maximum percentage of base price control revenue exposed to the duration of interruptions specified for the relevant year t in the table in Annex A;

RLDt means the maximum percentage of base price control revenue exposed to the measure of quality of telephone response specified for the relevant year t in the table in Annex A;

TRL	(being the maximum percentage of base price control revenue used in the calculation of qdt in the relevant year t commencing 1 April 2004) has the value of 2;

PIAt	(being the price index adjustor) in relevant year t is derived from the following formula:

where, for the relevant year commencing 1 April 2000, PIAt=1

RPIt	is defined as in paragraph 3 of special condition B (Restriction of distribution charges);

BPCRt	(being base price control revenue) in relevant year t is derived from the following formula:

BPCRt = PUM .GRt .PDt

where PUM, GRt and PIDt in relevant year t are as defined in special condition B (Restriction of distribution charges)

CIISt   in relevant year t is derived from the formula:

CIISt = CIAt + CIBt + (a.CICt) + CIDt + (b.CIEt)

where:

a and b are zero

CIAt, CIBt, CICt, CIDt and CIEt in relevant year t are derived from the formula for each of those terms set out in Appendix 2 to the Regulatory Instructions and Guidance.

CMLISt   is derived from the formula:

CMLISt = CMLAt + CMLBt + ( c.CMLCt) + CMLDt + (d.CMLEt)

where:

c and d each have the value 0.10

CMLAt, CMLBt, CMLCt, CMLDt and CMLEt in relevant year t are derived from the formula for each of those terms set out in Appendix 2 to the Regulatory Instructions and Guidance

DQTRt	(being the deemed overall performance score for the licensee in the survey of quality of telephone response, as referred to in the Regulatory Instructions and Guidance) in relevant year t is derived from the formula:

DQTRt =AQTRt + (1.96)SEt

AQTRt	is the actual overall performance score for the licensee in relevant year t, based on all assessed attributes in the survey of quality of telephone response provided to the Authority by the company carrying out that survey, as notified by the Authority to the licensee

SEt	is the standard error of the overall performance score for the licensee in relevant year t in the survey of quality of telephone response as notified by the Authority to the licensee

LMQTRt	is the lower confidence limit of the unweighted mean actual overall performance score in the survey of quality of telephone response of all distribution services providers for whom information is available in relevant year t and is derived from the formula:

LMQTRt =MQTRt – (1.96)ISEt

UMQTRt	is the upper confidence limit of the unweighted mean actual overall performance score in the survey of quality of telephone response of all distribution services providers for whom information is available in relevant year t and is derived from the formula:

UMQTRt =MQTRt + (1.96)ISEt

ISEt	is the standard error of the unweighted mean actual overall performance score in the survey of quality of telephone response of all distribution services providers for whom information is available in relevant year t, as notified by the Authority to the licensee.

MQTRt	is the unweighted mean actual overall performance score in the survey of quality of telephone response of all distribution services providers for whom information is available in relevant year t as notified by the Authority to the licensee.

QIRAt	(being the incentive rate for below average performance for the quality of telephone response) in relevant year t is derived from the formula:

WDQTRt	is the lowest deemed overall performance score in the survey of quality of telephone response across all distribution services providers for whom information is available in relevant year t as notified by the Authority to the licensee.

QIRBt	(being the incentive rate for above average performance for the quality of telephone response) in relevant year t is derived from the formula:

HDQTRt	is the highest deemed overall performance score in the survey of quality of telephone response across all distribution services providers for whom information is available in relevant year t as notified by the Authority to the licensee.

7.	Where the Authority determines, after making any direction under paragraphs 8 or 10, that the value of CIISt or CMLISt in respect of the year commencing on 1 April 2001:

(a)	is equal to or less than TAt or TBt, as appropriate, in respect of the relevant year commencing on 1 April 2004 in Annex A, then the target in respect of each of the years commencing on 1 April 2002 and 1 April 2003 for the purposes of Annex A shall be modified so as to be the same as the target for the year commencing on 1 April 2004; or

(b)	is greater than TAt or TBt, as appropriate, in respect of the relevant year commencing on 1 April 2004 in Annex A, then the target in respect of each of the relevant years commencing on 1 April 2002 and 1 April 2003 for the purposes of Annex A shall be modified so as to be the same as the value so determined in respect of the year commencing on 1 April 2001.

8.	Where the report of an examiner specifies that the level of accuracy of any specified information used for the purpose of any formula in this condition or paragraph 7 is less than the level of accuracy specified for such information in the Regulatory Instructions and Guidance, the Authority may, after consulting the licensee and having regard to all relevant information and circumstances and so as to mitigate any distortion arising from that inaccuracy, by notice to the licensee direct the data which shall be used in substitution for that information for the purposes of that relevant formula or paragraph.

9.	A notice under paragraph 9 of the principal condition in relation to Appendix 2 to the Regulatory Instructions and Guidance may only specify a date for the purposes of paragraph 9(a)(i) which would be permitted if paragraph 10 of that condition applied.

10.	Where:

(a)	the licensee considers that its performance in respect of any matter used for the purpose of paragraph 7 or for calculating Qt, za or zb has been materially and adversely affected by an exceptional event;

(b)	the licensee has notified the Authority of such event within 14 days of the date upon which the licensee considers such effect has ceased or, in respect of the relevant year commencing on 1 April 2001, within 14 days of the end of that year;

(c)	after the end of the relevant year in which that event occurred, the examiner has reported to the Authority in respect of such event and its effect;

(d)	the licensee has provided such further information, if any, as the Authority may require; and

(e)	the Authority is satisfied that the event notified under sub-paragraph (b) is an exceptional event having regard to the criteria contained or referred to in the conclusions document,

the Authority may, by notice to the licensee, direct that, for the purpose of calculating Qt, za or zb or making a determination under paragraph 7 in respect of the relevant year in which the event occurred, the constituent data relevant to that event shall be adjusted as specified in that direction.

10A.	A direction under paragraphs 8 or 10 shall not have effect unless, before it is made, the Authority has given notice to the licensee-

(a)	setting out the terms of the proposed direction;

(b)	stating the reasons why it proposes to issue the direction; and

(c)	specifying the period (not being less than 14 days from the date of the notice) within which the licensee may make representations or objections and the Authority has considered such representations or objections and given reasons for its decision.

11.	For the purposes of paragraphs 3 and 6:

za shall be equal to zero if CIISt is greater than TAt or CMLISt is greater than TBt in the relevant year commencing 1 April 2004. Otherwise it shall be derived from the following formula:

zb shall be equal to zero if CIISt is greater than TAt or CMLISt is greater than TBt. in the relevant year commencing 1 April 2004. Otherwise it shall be derived from the following formula:

where:

BPCRt	is as defined in paragraph 6 of this condition and is as derived for the relevant year commencing 1 April 2004;

PICI	(percentage improvement in the number of customers interrupted) is derived from the formula:

where BCI is TAt for the relevant year commencing 1 April 2002 and CIISt is as derived for the relevant year commencing 1 April 2004.

PICML	(percentage improvement in the duration of customer interruptions) is derived from the formula:

where BCML is TBt for the relevant year commencing 1 April 2002 and CMLISt is as derived for the relevant year commencing 1 April 2004; and

RLOPA	means the maximum percentage of base price control revenue exposed in the reward scheme for the number of interruptions specified for the relevant year commencing 1 April 2004 in the table in Annex A;

RLOPB	means the maximum percentage of base price control revenue exposed in the reward scheme for the duration of interruptions specified for the relevant year commencing 1 April 2004 in the table in Annex A;

12.	In this condition:

(1)	“the principal condition” means standard licence condition 49 (Incentive Scheme and Associated Information) and words and phrases defined for the purposes of the principal condition shall have the same meaning in this condition;

(2)	“the conclusions document” means the document issued by the Authority entitled “Information and Incentives project Incentive Schemes Final Proposals December 2001 78/01”;

(3)	terms defined in the charge restriction conditions and used in this condition shall have the meaning given to them in the charge restriction conditions; and

(4)	where the terms “max” and “min” are used in any formula, for any two given amounts X and Y, “min (X,Y)” means X if X-Y is negative and otherwise Y and “max (X,Y)” means Y if X-Y is negative and otherwise X.

Annex A

Relevant year Commencing:	1 April 2002	1 April 2003	1 April 2004
TAt	47.2	47.2	47.2
IRAt (£ million 2000/01 prices)	0.06	0.11	0.11
RLAt	0.25	0.5	0.5
RLOPA			0.6
TBt	65.8	65.8	65.8
IRBt (£ million 2000/01 prices)	0.05	0.12	0.12
RLBt	0.5	1.25	1.25
RLOPB			1.4
RLDt	0.1	0.125	0.125

SCHEDULE 1

SPECIFIED AREA

Great Britain

SCHEDULE 2

REVOCATION

1.	The Authority may at any time revoke the licence by giving no less than 30 days’ notice (24 hours’ notice, in the case of a revocation under sub-paragraph 1(g)) in writing to the licensee:

(a)	if the licensee agrees in writing with the Authority that the licence should be revoked;

(b)	if any amount payable under standard condition 3 (Payments by licensee to the Authority) is unpaid 30 days after it has become due and remains unpaid for a period of 14 days after the Authority has given the licensee notice that the payment is overdue - provided that no such notice shall be given earlier than the sixteenth day after the day on which the amount payable became due;

(c)	if the licensee fails:

(i)	to comply with a final order (within the meaning of section 25 of the Act) or with a provisional order (within the meaning of that section) which has been confirmed under that section and (in either case) such failure is not rectified to the satisfaction of the Authority within three months after the Authority has given notice in writing of such failure to the licensee - provided that no such notice shall be given by the Authority before the expiration of the period within which an application under section 27 of the Act could be made questioning the validity of the final or provisional order or before the proceedings relating to any such application are finally determined; or

(ii)	to pay any financial penalty (within the meaning of section 27A of the Act) by the due date for such payment and such payment is not made to the Authority within three months after the Authority has given notice in writing of such failure to the licensee - provided that no such notice shall be given by the Authority before the expiration of the period within which an application under section 27E of the Act could be made questioning the validity or effect of the financial penalty or before the proceedings relating to any such application are finally determined;

(d)	if the licensee fails to comply with:

(i)	an order made by the Secretary of State under section 56,73,74 or 89 of the Fair Trading Act 1973; or

(ii)	an order made by the court under section 34 of the Competition Act 1998.

(e)	if the licensee has not within 5 years after the date on which this licence comes into force, commenced the distribution of electricity to any of the premises within the area specified in Schedule 1 to this licence;

(f)	if the licensee has ceased to distribute electricity to all of the premises within the area specified in Schedule 1 to this licence for a period of 5 years;

(g)	if the licensee:

(i)	is unable to pay its debts (within the meaning of section 123(1) or (2) of the Insolvency Act 1986, but subject to paragraphs 2 and 3 of this schedule) or has any voluntary arrangement proposed in relation to it under section 1 of that Act or enters into any scheme of arrangement (other than for the purpose of reconstruction or amalgamation upon terms and within such period as may previously have been approved in writing by the Authority);

(ii)	has a receiver (which expression shall include an administrative receiver within the meaning of section 251 of the Insolvency Act 1986) of the whole or any material part of its assets or undertaking appointed;

(iii)	has an administration order under section 8 of the Insolvency Act 1986 made in relation to it;

(iv)	passes any resolution for winding-up other than a resolution previously approved in writing by the Authority; or

(v)	becomes subject to an order for winding-up by a court of competent jurisdiction; or

(h)	if the licensee is convicted of having committed an offence under section 59 of the Act in making its application for the licence.

2.	For the purposes of sub-paragraph l(g)(i), section 123(1)(a) of the Insolvency Act 1986 shall have effect as if for “£750” there was substituted “£100,000” or such higher figure as the Authority may from time to time determine by notice in writing to the licensee.

3.	The licensee shall not be deemed to be unable to pay its debts for the purposes of sub-paragraph l(g)(i) if any such demand as is mentioned in section 123(1)(a) of the Insolvency Act 1986 is being contested in good faith by the licensee with recourse to all appropriate measures and procedures or if any such demand is satisfied before the expiration of such period as may be stated in any notice given by the Authority under paragraph 1.

SCHEDULE 3

DISTRIBUTION SERVICES AREA

The distribution services area shall comprise that area which is outlined on the attached map and shall additionally include those premises listed in List A (the “Additional Premises”) but shall not include those premises listed in List B (the “Excluded Premises”).

A:	ADDITIONAL PREMISES

None

B:	EXCLUDED PREMISES

(a)	PART OF THE DISTRIBUTION SERVICES AREA OF NORWEB PLC

Address	Grid Ref:
Halsall Lane Pumping Station Halsall Lane Ormskirk L39 3AT	SD 4080 0864

CONSENTS AND DIRECTIONS

Direction issued under Condition 27 of the Public Electricity Supply Licence of Manweb plc now Standard Condition 29 of this licence (01.04.92)

OUR REF	BW-92-04.14

[DIR/T/244]

1 April 1992

Mr M G Metcalfe

Head of Regulation

Manweb plc

Sealand Road

CHESTER

CH1 4LR

PUBLIC ELECTRICITY SUPPLY LICENCE: CONDITION 27

DISPOSAL OF RELEVANT ASSETS

The Director General of Electricity Supply (“the Director”) directs that for the purposes of Condition 27 of the Public Electricity Supply Licence (the “Licence”) issued to Manweb plc (the “Licensee”) on 26 March 1990:

1.	The Licensee may dispose of a relevant asset without giving prior notice if:

(i)	the relevant asset is obsolete or redundant;

(ii)	the disposal will not constitute a disposal of a legal (rather than an equitable) interest until the relevant asset is obsolete or redundant; or

(iii)	where the relevant asset comprises only land above or below which an electric line (but not electrical plant) of the licensee is situated, the disposal complies with paragraph 3.

2.	The consent in paragraph 1 shall not apply:

(i)	in respect of a relevant asset if

(a)	the value of that asset;

(b)	the value of that asset and other related relevant assets which are being or intended to be disposed of at the same time; or

(c)	the value of that asset and other relevant assets which together formed a part of the Licensee’s distribution system and are being declared obsolete or redundant at the same time or as part of the same operation, exceeds £100,000 (as amended on 1 April each year by the percentage change in the Retail Price Index since 1 April 1990);

(ii)	in respect of a relevant asset which is obsolete unless an appropriate replacement or alterative arrangement has been installed in the Licensee’s distribution system, or is being or is intended to be installed in such a manner that continuity of the function of that system is achieved;

(iii)	where the disposal constitutes a sale and lease back arrangement;

(iv)	where the relevant asset is intended to remain in operational use but not under the operational control of the Licensee and its value exceeds £10,000 (as amended on 1 April each year by the percentage change in the Retail Price Index since 1 April 1990); or

(v)	where the disposal would have the effect of reducing the ability of private electricity suppliers to compete with the Licensee by the use of its system.

3.	For the purposes of paragraph 1 (iii) the disposal shall be on terms which will permit the electric line (including any replacement thereof) to remain in position for as long as it forms part o the licensee’s distribution system under a wayleave, easement or other legal estate which in any such case includes sufficient rights of access in favour of the Licensee for the purpose of inspection, maintenance, replacement or repair as may reasonably be necessary to enable that line to remain in operation as part of the Licensee’s distribution system.

4.	The Licensee may without giving prior notice dispose of any relevant asset to a wholly owned subsidiary (“the subsidiary”) (as defined in the Companies Act 1985 as amended or re-enacted from time to time) of the Licensee if the Licensee has prior to the disposal delivered to the Director a document duly executed by the subsidiary and the Licensee (in a form capable of being enforced by the Director) undertaking to the Director that:

(i)	the subsidiary, in respect of the relevant asset, will comply with the provision of Conditions 27 and 28 of the Licence as if it were the Licensee; and

(ii)	the Licensee will not cause or permit the subsidiary to cease to be its wholly owned subsidiary without the prior written consent of the Director to the disposal of the relevant asset(s) owned by the subsidiary.

5.	The Licensee may without giving prior notice grant to a third party an easement, wayleave, licence or similar right over any land or property in which the Licensee has a legal or beneficial interest and which is a relevant asset, save where the grant of such a right would have a material adverse effect on the Licensee’s ability to use or develop the land for the purposes of the Licensee’s Distribution Business.

6.	The Licensee may without giving prior notice dispose of any relevant asset to another Licensee provided that:

(i)	the Licensee to whom disposal is made is subject to the provisions of licence conditions equivalent to condition 27 and 28 of the Licence;

(ii)	the relevant asset will become a relevant asset under those equivalent licence conditions upon disposal;

(iii)	the Licensee will be able to fulfil the duties arising under or by virtue of the Licence after disposal of the relevant asset.

7.	The consent contained in paragraphs 1, 4, 5 and 6 relates only to Condition 27 and shall not apply or be deemed to apply for the purpose of any consent or approval which the director may or may be required to give in relation to a disposal under any other Condition or under the Act.

8.	In this direction:

“obsolete” means no longer performs its required function either in an efficient manner or at all through wear and tear, obsolescence, damage, failure, unsafe operation or advances in technology and includes equipment that the Licensee has decided to render obsolete as a result of inspection;

“prior notice” means a notice to the Director under paragraph 2 of condition 27 of the Licence;

“redundant” means no longer required or necessary in order to enable the Licensee to comply with its obligations under the Act or the Licence in relation to the Licensee’s distribution system provided that a relevant asset shall not be regarded as being redundant solely because it is in the ownership or control of a third party;

“value” means the estimated price that could be expected to be received in the market at the time of disposal;

and other words and phrases in this Direction which are defined for the purposes of the Licence shall have the same meaning as in the Licence.

DR B WHARMBY

Authorised on behalf of the

Director General of Electricity Supply

Direction issued under Condition 12 of the Public Electricity Supply Licence of Manweb plc now Standard Condition 39 of this licence (19.04.00)

Direction given under Condition 12 of the public electricity supply licence of Manweb plc

In accordance with paragraph 7 of Condition 12 of the public electricity supply licence held by Manweb plc (the Licensee), the Director hereby directs as follows.

The Licensee shall, to the extent that it is not already compliant with its obligations as at 31st March 2000, be relieved of such obligations for the duration of this direction:

•	under paragraphs 2 to 4 of Condition 12; and

•	under paragraphs 5 and 6 of Condition 12

in each case subject to the terms and conditions set out below.

The Separation Plan

1.	The Licensee shall use all reasonable endeavours to comply with the terms of the Separation Plan.

2.	The Separation Plan shall be the document attached to this direction as Annex A, as it may be amended from time to time in accordance with paragraphs 7 and 8 below.

3.	Where the Separation Plan specifies a date by which an action is to be completed, the Licensee shall use all reasonable endeavours to complete the action by that date.

4.	Where the Separation Plan does not specify a date by which an action is to be completed, the Licensee shall use all reasonable endeavours to make progress towards the completion of the action as soon as is reasonably practicable.

5.	The Licensee shall report to the Director on its compliance with the terms of the Separation Plan at least once every 3 months during the currency of this direction.

6.	The Licensee shall review its compliance with the terms of the Separation Plan, together with the Director and in the light of its reports and of any reports of the Compliance Officer, at least once every 6 months during the currency of this direction.

7.	When the Licensee reviews its compliance under paragraph 6 above, or at any other time when there is a material change in the Licensee’s circumstances, the Director may (giving his reasons) request that the Licensee review the terms of the Separation Plan with a view to its amendment. The Licensee shall, within 28 days of any such request, propose changes to the relevant part of the Plan. Any such changes shall require to be approved by the Director.

8.	The Licensee may at any time request the Director to approve changes to the Separation Plan.

Confidential Information

9.	Subject to paragraph 10 below, and save as provided for in the Separation Plan, the Licensee shall not engage for the purposes of the Distribution Business the same employees, agents, advisers, consultants or contractors as are engaged for the purposes of any other business of itself (or any affiliate or related undertaking).

10.	Paragraph 9 above shall not apply insofar as:

(a)	in the case of agents, advisers, consultants or contractors engaged by the Distribution Business and also by any other business of the Licensee (or by any affiliate or related undertaking) (“the appointees”), the Licensee has used all reasonable endeavours to ensure that:

(i)	the Distribution Business does not give any cross-subsidy to or receive any cross-subsidy from that other business; and

(ii)	the appointees cannot have access to confidential information about the Distribution Business unless effective arrangements are maintained in place which prevent the use or disclosure of such information in any way which would obtain a commercial advantage for any other business and that such information is used only for the purpose of the Distribution Business or any external distribution activities of the Licensee;

or

(b)	in any particular case, the Licensee has obtained the prior written approval of the Director.

Duration and Interpretation

11.	The direction in respect of paragraph 2 to 4 of Condition 12 shall cease to have effect on 31 March 2002. The direction in respect of paragraph 5 to 6 of Condition 12 shall cease to have effect on 31 March 2002, unless on or before that date the Licensee has demonstrated to the reasonable satisfaction of the Director that it is, and will remain, in compliance with the requirements of paragraph 7 (c) of Condition 12, in which event this direction shall cease to have effect on 31 March 2005.

12.	Words and phrases used in this direction shall, unless the contrary intention appears, have the same meaning as in the public electricity supply licence held by the Licensee.

PAM BARRETT

Authorised on behalf of the Director	19 April 2000

Direction issued under Condition 12 of the Public Electricity Supply Licence of Manweb plc now Standard Condition 39 of this licence (19.04.00)

The Electricity Act 1989

Sections 6 and 7

Public Electricity Supply Licences granted to Scottish Power UK plc and Manweb plc

Direction

of the

Director General of Electricity Supply

Whereas –

(1)	Scottish Power UK plc (“SP”) and Manweb plc (“Manweb”) are the holders of public electricity supply licences granted under section 6(1)(c) of the Electricity Act 1989 (the SP and Manweb Licences respectively).

(2)	SP and Manweb are members of the same group of companies.

(3)	Condition 9 in Part V of the SP Licence and condition 12 of the Manweb Licence (the “Conditions”) require the Distribution Businesses of SP and of Manweb to have information separation and managerial and operational independence from other businesses of SP and of Manweb.

(4)	Paragraph (7) of each of the Conditions provides that the Director may issue a direction relieving each licence holder from certain of its obligations under the Conditions.

(5)	SP and Manweb each have requested the Director to issue a direction relieving them from the above mentioned obligations to the extent necessary for the Distribution Businesses of SP and Manweb to be managed and operated as a single business.

(6)	In response to the request the Director is satisfied that, having regard to the terms of paragraph (7) of the Conditions, he is entitled to issue directions in the manner hereinafter appearing.

NOW THEREFORE THE DIRECTOR ISSUES THE FOLLOWING DIRECTION –

1.	The terms “Distribution Business of SP” and “Distribution Business of Manweb” have the meaning given to the term “Distribution Business” in the SP and Manweb licences respectively.

2.	This Direction is issued for the purposes of the paragraphs numbered 7 in both Condition 9 in Part V of the SP Licence and Condition 12 of the Manweb Licence.

3.	SP and Manweb are relieved of their obligations under paragraphs 1 to 6 of Condition 9 in Part V of the SP Licence and Condition 12 of the Manweb Licence respectively to such extent as is necessary for the management and operation of the Distribution Business of SP and the Distribution Business of Manweb to be managed and operated as a single business subject to the conditions that –

(a)	in the case of paragraph 5 and sub-paragraph 6(b) of the Conditions, any arrangements for the use of or access to premises, systems, equipment facilities, property or personnel by both the Distribution Businesses of SP and of Manweb:

(i)	do not involve a cross-subsidy being given to the SP Distribution Business from the Manweb Distribution Business or received from the SP Distribution Business by the Manweb Distribution Business;

(ii)	obtain for the Distribution Businesses, in the most efficient and economical manner possible, the use of the relevant premises, systems, equipment, facilities, property or personnel; and

(iii)	do not restrict, distort or prevent competition in the generation or supply of electricity; and

(b)	nothing in this Direction shall relieve either SP of Manweb from any obligation in respect of any Separation Plan prepared for the purpose of or in relation to any other Direction given pursuant to paragraph 7 of either of the Conditions;

4.	This Direction shall cease to have effect on the earlier of

(a)	notification by the Director to SP and to Manweb that he is satisfied that there has been a material failure to comply with the condition set out in paragraph 3 above;

(b)	the Conditions ceasing to have effect; or

(c)	the expiry of 28 days from the date of service on the Director by either SP or Manweb of a request for the revocation of the Direction.

Pam Barrett

Authorised in that behalf by

the Director General of

Electricity Supply

Date 19.4.2000

Direction issued under Condition 12 of the Public Electricity Supply Licence of Manweb plc now Standard Condition 39 of this licence (28.07.00)

The Electricity Act 1989

Sections 6 and 7

Electricity Transmission Licence granted to Scottish Power (UK) plc

Public Electricity Supply Licences granted to Scottish Power (UK) plc and Manweb plc

Direction

of the

Director General of Electricity Supply

Whereas –

(1)	Scottish Power (UK) plc (“SP”) is the holder of a transmission licence (“the Transmission Licence”) granted under section 6(1)(b) of the Electricity Act 1989 (“the Act”).

(2)	SP and Manweb plc (“Manweb”) are the holders of public electricity supply licences granted under section 6(1)(c) of the Act (“the SP PES Licence” and “the Manweb PES Licence” respectively).

(3)	SP and Manweb are members of the same group of companies.

(4)	Condition 8 in Part IV of the Transmission Licence (“Condition 8”) prohibits SP from disclosing confidential information.

(5)	Condition 8A in Part IV of the Transmission Licence (“Condition 8A”) requires SP to maintain the full managerial and operational independence of the Transmission Business of SP from other businesses of SP and of its affiliates and related undertakings.

(6)	Paragraph (9) of Condition 8A provides that the Director in certain circumstances may issue a direction relieving SP of its obligations under Condition 8 and under paragraphs 1(a), 2 and 8 of Condition 8A to such extent and subject to such terms and conditions as he may specify in that direction.

(7)	Condition 9 in Part V of the SP PES Licence (“Condition 9”) and Condition 12 of the Manweb PES Licence (“Condition 12”) require the Distribution Businesses of SP and of Manweb to have information separation and managerial and operational independence from other businesses of SP and of Manweb.

(8)	Paragraph (7) of each of the Condition 9 and Condition 12 provides that the Director in certain circumstances may issue a direction relieving SP and Manweb from certain of their obligations under the Conditions.

(9)	SP and Manweb have requested the Director to issue directions relieving them from their above mentioned obligations to the extent necessary for the Transmission and Distribution Businesses of SP to be managed and operated as a single business with the Distribution Business of Manweb.

(10)	In response to the request the Director is satisfied that, having regard to the terms of paragraph (9) of Condition 8A and to paragraph (7) of each of Condition 9 and Condition 12, he is entitled to issue a direction in the manner hereinafter appearing.

NOW THEREFORE THE DIRECTOR ISSUES THE FOLLOWING DIRECTION -

1.	Except where the context requires otherwise, any terms used in this direction that are defined in Part 1 of the composite document setting out the generation and public electricity supply licences of SP and the Transmission Licence shall have the meaning given to them in that Part.

2.	This direction is issued for the purposes of paragraph (9) of Condition 8A and of paragraph (7) of each of Condition 9 and Condition 12.

3.	SP is relieved of its obligations under Condition 8 and paragraphs 1(a), 2 and 8 of Condition 8A and SP and Manweb are relieved of their obligations under paragraphs 1 to 6 of Condition 9 and Condition 12 respectively to such extent as is necessary for the Transmission and Distribution Businesses of SP to be managed and operated as a single business with the Distribution Business of Manweb subject to the conditions that –

(a)	any arrangements for the use of or access to premises, systems, equipment, facilities, property or personnel by the Transmission and Distribution Businesses of SP and the Distribution Businesses of Manweb;

(i)	do not involve a cross-subsidy being given by any one of the Transmission or Distribution Businesses of SP or the Manweb Distribution Business to any other of those businesses;

(ii)	obtain for the Transmission and Distribution Businesses of SP and the Manweb Distribution Business, in the most efficient and economical manner possible, the use of the relevant premises, systems, equipment, facilities, property or personnel; and

(iii)	do not restrict, distort or prevent competition in the generation or supply of electricity;

(b)	nothing in this direction shall relieve either SP or Manweb from any obligation in respect of any Separation Plan prepared for the purpose of any of the conditions of the SP and Manweb PES Licences; and

(c)	nothing in this direction shall relieve either SP or Manweb from any obligation imposed on them by Directive 96/92/EC.

4.	This direction shall cease to have effect on the earlier of –

(a)	notification by the Director to SP and to Manweb that he is satisfied that there has been a material failure to comply with the condition set out in paragraph 3 above;

(b)	Condition 8, Condition 8A, Condition 9 or Condition 12 ceasing to have effect; or

(c)	the expiry of 28 days from the date of service on the Director by either SP or Manweb of a request for the revocation of the direction.

The Official Seal of the Director General

of Electricity Supply hereunto affixed is

authenticated by

Charles Coulthard

Authorised in that behalf by the Director

General of Electricity Supply

Date 28 July 2000

Consent issued under Standard Condition 47 of this licence (01.10.01)

To Manweb plc

Manweb House

Chester Business Park

Wrexham Road

Chester

CH4 9RF

Consent under Distribution Standard Licence Condition 47

1.	This consent is issued by the Gas and Electricity Markets Authority (“the Authority”) to the Licensee under paragraph 1 of the above condition (“the Condition”).

2.	The Authority hereby consents to the Licensee being a party to a group registration scheme with HM Customs & Excise for value added tax (“VAT”) purposes, subject to the following condition, namely that throughout the period during which such registration subsists, the Licensee shall have the benefit of a legally enforceable undertaking and indemnity from the controlling member of the VAT group in respect of which the registration has been made whereby the Licensee is kept indemnified from any liability to VAT (including interest, penalties and costs) which does not arise out of the authorised business of the Licensee under the Licence but which is claimed against the Licensee as a result of such group registration.

3.	This consent shall have effect on and from the date specified below. It shall remain in effect until the Authority shall withdraw it or replace it by a further consent made under the Condition.

4.	Words and expressions used in this consent have the meaning attributed to them in the said Standard Licence Conditions.

Dated: 1 October 2001

Signed

John Neilson

Duly authorised in that behalf by the Authority

General Consent issued under Standard Condition 29 of this licence (01.10.01)

THE ELECTRICITY ACT 1989 (AS AMENDED)

ELECTRICITY DISTRIBUTION LICENCES

GENERAL CONSENT ISSUED PURSUANT TO STANDARD LICENCE CONDITION 29 (DISPOSAL OF RELEVANT ASSETS) OF THE ELECTRICITY DISTRIBUTION LICENCE

This direction is issued by the Gas and Electricity Markets Authority (“the Authority”) under paragraph 3(a)(i) of Condition 29 (Disposal of relevant assets) in the standard licence conditions of the electricity distribution licences granted or treated as granted under section 6(1)(c) of the Electricity Act 1989 (as amended) (“the Act”).

The provisions of this direction are applicable to, and available for, every holder (“the licensee”) of such an electricity distribution licence (“the licence”). The direction takes effect on and from the date specified below.

The Authority hereby directs that the licensee may enter into an agreement or arrangement whereby operational control of a relevant asset or relevant assets ceases to be under the sole management of the licensee without giving prior notice in any case where the agreement or arrangement (for these purposes called “the transaction”) complies in all respect with the terms set out below:

1.	The transaction shall be consistent with all applicable conditions contained in the licence.

2.	Any other consent or clearance required under statute or under the licence in respect of the transaction shall have been obtained.

3.	The transaction shall provide for the supply of a service or the provision of a resource which relates to a relevant asset or relevant assets by a counter-party (“the resource provider”) on behalf of the licensee.

4.	The resource provider shall be and remain an affiliate of the licensee but shall not be a holding company of the licensee.

5.	The transaction shall be effected by contract made between the licensee and the resource provider; such contract shall be binding and enforceable both in Great Britain and in any other jurisdiction in which the resource provider has its principal place of business; and the contract shall contain provisions to the following effect:

(a)	no force majeure or equivalent provision in the contract shall excuse any failure on the part of the licensee, or the resource provider acting on its behalf, to comply with the licensee’s statutory or licence obligations unless (and to the extent that) the event or circumstance in question would have excused the licensee under the Act or the licence if it had itself performed the service or provided the resource;

(b)	responsibility for performance of all obligations to which the contract relates shall be clearly specified, subject to the overriding requirement that the licensee remains ultimately responsible for all statutory and licence obligations applicable to the licensee’s business;

(c)	the resource provider shall covenant with the licensee to refrain from any action which would then be likely to cause the licensee to breach any of its licence or statutory obligations;

(d)	the resource provider shall disclose to the licensee the basis or bases of all charges for services provided or supplies made pursuant to the contract, together with sufficient information and analysis to support the basis for the calculation of the total sum payable by the licensee; and the resource provider shall not raise any objection to, or seek to prevent, disclosure of such information to the Authority.

(e)	the licensee shall be free, at any time after the fifth anniversary of the commencement of the contract, without penalty and on reasonable notice, to resource any service or supply from an alternative source of its choosing if more favourable terms become available; and

(f)	the resource provider shall be under obligation to provide to the licensee any information within its possession or control which the licensee may from time to time require in order to enable the licensee:

(i)	to comply with any request by the Authority for information or reports pursuant to Condition 24 (Provision of Information to the Authority) of the licence (subject to paragraphs 5 and 7 of that condition);

(ii)	to assess the performance or position of the resource provider or any of its subsidiaries with respect to the provision of any service or supply made to the licensee; or

(iii)	to monitor adherence by the resource provider to the terms of the contract.

6. (1)	The licensee shall procure from that company or other corporate body which is from time to time the ultimate holding company of the licensee and the resource provider, or from such other corporate body as the Authority may from time to time agree, acknowledgements and legally enforceable undertakings in favour of the licensee in the form annexed to this direction and headed Form A. Such acknowledgements and undertakings shall be obtained within seven days of the company or other corporate body in question (“the covenantor”) becoming such ultimate holding company and shall remain in force for so long as the covenantor remains such ultimate holding company.

(2)	For the purpose of this paragraph “ultimate holding company” means the company or other corporate body which is the holding company of both the licensee and the resource provider and is not itself a subsidiary of another company or corporate body.

(3)	The licensee shall:

(a)	deliver to the Authority evidence (including a copy of the acknowledgements and undertakings) that the licensee has complied with its obligation to procure acknowledgements and undertakings pursuant to this paragraph;

(b)	inform the Authority immediately in writing if the directors of the licensee become aware that any such undertaking has ceased to be legally enforceable or that its terms have been breached; and

(c)	comply with any direction from the Authority to enforce any such undertaking.

(4)	The licensee shall not, save with the consent in writing of the Authority, obtain or continue to obtain the service or resource in question from the resource provider at any time when:

(a)	the specified acknowledgements and undertakings are not in place; or

(b)	there is an unremedied breach of any undertaking; or

(c)	the licensee is in breach of any direction issued by the Authority under sub-paragraph (3) of this paragraph.

7.	The consent given by this direction applies only for the purpose of the said Condition 29 and shall not apply or be deemed to apply for any other purpose.

8.	Words or phrases in this direction which are defined for the purposes of the licence shall have the same meaning as in the licence.

Dated 1 October 2001

Signed

Richard Ramsay

duly authorised by the Authority in that behalf

ANNEXURE TO THE DIRECTION BY THE GAS AND ELECTRICITY MARKETS AUTHORITY MADE PURSUANT TO STANDARD CONDITION 29 IN THE ELECTRICITY DISTRIBUTION LICENCE ON THE                     2001

Form A

Acknowledgements and Undertakings

Acknowledgements

The covenantor acknowledges to the licensee:

(1)	that it is in the best interest of the covenantor that the licensee complies with its statutory and licence obligations; and

(2)	that all matters relating to the enforcement of the licensee’s rights under the relevant contract(s) shall be reserved to the directors of the licensee without regard to other interests.

Undertakings

The covenantor undertakes to the licensee:

(1)	to procure that the resource provider will:

(a)	refrain from any action which would then be likely to cause the licensee to breach any of its statutory or licence obligations;

(b)	provide the licensee with any information within its possession or control which the licensee may from time to time require in order to enable the licensee:

-	to comply with any request by the Authority for information or reports pursuant to Condition 24 (Provision of Information to the Authority) of the licence (subject to paragraphs 5 and 7 of that condition);

-	to assess the performance or position of the resource provider or any of its subsidiaries with respect to the provision of any service or supply made to the licensee; or

-	to monitor adherence by the resource provider to the terms of the contract;

(a)	not unduly discriminate in favour of, or against, the licensee in the provision to it of supplies or services; and

(b)	not take any action which would constitute disposal of, or relinquishment of operation control over, any asset to which Condition 29 of the licence applies save in accordance with the requirements of that condition and any consent issued by the Authority under it (other than to the licensee upon the expiry or termination of any relevant contract in accordance with its terms);

(1)	to procure that any contract between the licensee and the resource provider shall comply with the requirements set out in the direction to which this form is annexed and shall not be amended so as to cease in any way to be compliant with those requirements; and

(2)	to procure that the resource provider has and maintains resources and operating capacity at a level sufficient to ensure efficient performance of the contract and the efficient discharge of the relevant obligations of the licensee.

EXHIBIT 4.10

CONFORMED COPY

Dated 10 February 2004

SCOTTISH POWER plc

SCOTTISH POWER UK plc

as Issuers

and

THE LAW DEBENTURE TRUST CORPORATION p.l.c.

as Trustee

SUPPLEMENTAL TRUST DEED

relating to

SCOTTISH POWER plc

SCOTTISH POWER UK plc

U.S.$7,000,000,000 Debt Issuance Programme

Arranged by

J.P. MORGAN SECURITIES LTD.

Linklaters

THIS SUPPLEMENTAL TRUST DEED is made on 10 February 2004 between

(1)	SCOTTISH POWER plc;

(2)	SCOTTISH POWER UK plc (together with Scottish Power plc, the “Issuers”); and

(3)	THE LAW DEBENTURE TRUST CORPORATION p.l.c. (the “Trustee”, which expression, where the context so admits, includes any other trustee for the time being of the Trust Deed).

WHEREAS:

(A)	This Supplemental Trust Deed is supplemental to the amended and restated trust deed dated 16 December 2002 between the parties hereto (the “Trust Deed”) and is being entered into by the parties hereto for the purpose of amending certain provisions of the terms and conditions of the Notes set out in the Trust Deed.

(B)	The parties to this Supplemental Trust Deed wish to amend the Trust Deed as set out herein.

THIS DEED WITNESSES AND IT IS DECLARED as follows:

1	INTERPRETATION

1.1	Definitions: Capitalised terms used in this Supplemental Trust Deed but not defined herein shall have the meanings given to them in the Trust Deed.

1.2	Headings: Headings shall be ignored in construing this Supplemental Trust Deed.

1.3	Contracts (Rights of Third Parties) Act 1999: A person who is not a party to this Supplemental Trust Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Supplemental Trust Deed.

2	Amendments to the Trust Deed

2.1	The Trustee hereby agrees in exercise of the power conferred on it by Clause 12.1 of the Trust Deed to modify the Trust Deed (being of the opinion that the modification is of a technical nature) by amending the Trust Deed as set out in this Supplemental Trust Deed.

2.2	The Trust Deed, as amended by this Supplemental Trust Deed, shall henceforward in relation to Notes issued on or after 10 February 2004 have effect as so amended. For the avoidance of doubt the Trust Deed shall continue to have effect in relation to Notes issued prior to 10 February 2004.

2.3	Schedule 2 Part C (Terms and Conditions of the Notes) of the Trust Deed shall be deleted and replaced with the Terms and Conditions of the Notes contained in Appendix A of this Supplemental Trust Deed.

3	Counterparts

This Supplemental Trust Deed may be executed in any number of counterparts, each of which shall be deemed an original but shall not be effective until each party has executed at least one counterpart.

1

4	Governing Law and Jurisdiction

4.1	Governing Law: This Supplemental Trust Deed shall be governed by, and construed in accordance with, the English law.

4.2	Jurisdiction: The courts of England are to have jurisdiction to settle any disputes that may arise out of or in connection with this Supplemental Trust Deed and accordingly any legal action or proceedings arising out of or in connection with this Supplemental Trust Deed (“Proceedings”) may be brought in such courts. Each of the Issuers irrevocably submits to the jurisdiction of such courts and waives any objections to Proceedings in such courts on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum. This submission is for the benefit of each of the Trustee, the Noteholders and the Couponholders and shall not limit the right of any of them to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).

4.3	Service of Process: Scottish Power plc shall procure that its London office, whose address is at 5th Floor, 30 Cannon Street, London EC4M 6XH, will act as its agent for service of process in any Proceedings in England. Scottish Power UK plc shall procure that Scottish Power plc’s London office will act as its agent for service of process in any Proceedings in England. Such service shall be deemed completed on delivery to such process agent (whether or not it is forwarded to and received by the relevant Issuer). If for any reason such process agent ceases to be able to act as such or no longer has an address in England each Issuer irrevocably agrees to appoint a substitute process agent acceptable to the Trustee and shall immediately notify the Trustee of such appointment. Nothing shall affect the right to serve process in any other manner permitted by law.

2

IN WITNESS WHEREOF this Supplemental Trust Deed has been executed as a deed on the date stated at the beginning.

SIGNED as a DEED by

SCOTTISH POWER plc

acting by

DAVID NISH	ANDREW MITCHELL

Director	Director/Secretary

SIGNED as a DEED by

SCOTTISH POWER UK plc

acting by

DAVID NISH	ANDREW MITCHELL

Director	Director/Secretary

THE COMMON SEAL of

THE LAW DEBENTURE TRUST CORPORATION p.l.c.

was affixed in the presence of:

CLIVE RAKESTROW

ROBERT BEBB

3

Appendix A

Terms and Conditions of the Notes

The Notes are constituted by an Amended and Restated Trust Deed dated 16th December 2002 (as amended by a supplemental trust deed dated 10th February 2004 (the “Supplemental Trust Deed”) and as may be amended or supplemented as at the date of issue of the Notes (the “Issue Date”), the “Trust Deed”) between Scottish Power plc, Scottish Power UK plc and The Law Debenture Trust Corporation p.l.c. (the “Trustee”, which expression shall include all persons for the time being the trustee or trustees under the Trust Deed) as trustee for the Noteholders (as defined below). These terms and conditions include summaries of, and are subject to, the detailed provisions of the Trust Deed, which includes the form of the Bearer Notes, Certificates, Receipts, Coupons and Talons referred to below. An Amended and Restated Agency Agreement (as amended or supplemented as at the Issue Date, the “Agency Agreement”) dated 16th December 2002 has been entered into in relation to the Notes between Scottish Power plc, Scottish Power UK plc, the Trustee, Citibank, N.A., London as initial issuing and paying agent and the other agents named in it. The issuing and paying agent, the paying agents, the registrar, the transfer agents and the calculation agent(s) for the time being (if any) are referred to below respectively as the “Issuing and Paying Agent”, the “Paying Agents” (which expression shall include the Issuing and Paying Agent), the “Registrar”, the “Transfer Agents” (which expression shall include the Registrar) and the “Calculation Agent(s)”. Copies of the relevant Pricing Supplement, Trust Deed, Supplemental Trust Deed and the Agency Agreement are available for inspection during usual business hours at the registered office of the Trustee (presently at Fifth Floor, 100 Wood Street, London ECZV 7EX) and at the specified offices of the Paying Agents and the Transfer Agents.

The Noteholders, the holders of the interest coupons (the “Coupons”) appertaining to interest bearing Notes in bearer form and, where applicable in the case of such Notes, talons for further Coupons (the “Talons”) (the “Couponholders”) and the holders of the receipts for the payment of instalments of principal (the “Receipts”) relating to Notes in bearer form of which the principal is payable in instalments are entitled to the benefit of, are bound by, and are deemed to have notice of, all the provisions of the Trust Deed and the relevant Pricing Supplement and are deemed to have notice of those provisions applicable to them of the Agency Agreement.

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1. Form, Denomination and Title

The Notes are issued in bearer form (“Bearer Notes”, which expression includes Notes that are specified to be Exchangeable Bearer Notes), in registered form (“Registered Notes”) or in bearer form exchangeable for Registered Notes (“Exchangeable Bearer Notes”) in each case in the Denomination(s) shown thereon.

All Registered Notes shall have the same Denomination. Where Exchangeable Bearer Notes are issued, the Registered Notes for which they are exchangeable shall have the same Denomination as the lowest denomination of Exchangeable Bearer Notes.

Bearer Notes are serially numbered and are issued with Coupons (and, where appropriate, a Talon) attached, save in the case of Notes that do not bear interest in which case references to interest (other than in relation to interest due after the Maturity Date), Coupons and Talons in these Conditions are not applicable. Any Bearer Note the principal amount of which is redeemable in instalments is issued with one or more Receipts attached.

Registered Notes are represented by registered certificates (“Certificates”) and, save as provided in Condition 2(c), each Certificate shall represent the entire holding of Registered Notes by the same holder.

Title to the Bearer Notes and the Receipts, Coupons and Talons shall pass by delivery. Title to the Registered Notes shall pass by registration in the register that the Issuer shall procure to be kept by the Registrar in accordance with the provisions of the Agency Agreement (the “Register”). Except as ordered by a court of competent jurisdiction or as required by law, the holder (as defined below) of any Note, Receipt, Coupon or Talon shall be deemed to be and may be treated as its absolute owner for all purposes whether or not it is overdue and regardless of any notice of ownership, trust or an interest in it, any writing on it (or on the Certificate representing it) or its theft or loss (or that of the related Certificate) and no person shall be liable for so treating the holder.

In these Conditions, “Noteholder” means the bearer of any Bearer Note and the Receipts relating to it or the person in whose name a Registered Note is registered (as the case may be), “holder” (in relation to a Note, Receipt, Coupon or Talon) means the bearer of any Bearer Note, Receipt, Coupon or Talon or the person in whose name a Registered Note is registered (as the case may be) and capitalised terms have the meanings given to them herein, the absence of any such meaning indicating that such term is not applicable to the Notes.

2. Exchanges of Exchangeable Bearer Notes and Transfers of Registered Notes

(a) Exchange of Exchangeable Bearer Notes

Subject as provided in Condition 2(f), Exchangeable Bearer Notes may be exchanged for the same aggregate principal amount of Registered Notes at the request in writing of the relevant Noteholder and upon surrender of each Exchangeable Bearer Note to be exchanged, together with all unmatured Receipts, Coupons and Talons relating to it, at the specified office of any Transfer Agent; provided, however, that where an Exchangeable Bearer Note is surrendered for exchange after the Record Date (as defined in Condition 7(b)) for any payment of interest, the Coupon in respect of that payment of interest need not be surrendered with it. Registered Notes may not be exchanged for Bearer Notes. Bearer Notes of one Denomination may not be exchanged for Bearer Notes of another Denomination. Bearer Notes that are not Exchangeable Bearer Notes may not be exchanged for Registered Notes.

(b) Transfer of Registered Notes

One or more Registered Notes may be transferred upon the surrender (at the specified office of the Registrar or any Transfer Agent) of the Certificate representing such Registered Notes to be transferred, together with the form of transfer endorsed on such Certificate duly completed and executed and any other evidence as the Registrar or Transfer Agent may reasonably require. In the case of a transfer of part only of a holding of Registered Notes represented by one Certificate, a new Certificate shall be issued to the transferee in respect of the part transferred and a further new Certificate in respect of the balance of the holding not transferred shall be issued to the transferor.

5

(c) Exercise of Options or Partial Redemption in Respect of Registered Notes

In the case of an exercise of the Issuer’s or Noteholders’ option in respect of, or a partial redemption of, a holding of Registered Notes represented by a single Certificate, a new Certificate shall be issued to the holder to reflect the exercise of such option or in respect of the balance of the holding not redeemed. In the case of a partial exercise of an option resulting in Registered Notes of the same holding having different terms, separate Certificates shall be issued in respect of those Notes of that holding that have the same terms. New Certificates shall only be issued against surrender of the existing Certificates to the Registrar or any Transfer Agent. In the case of a transfer of Registered Notes to a person who is already a holder of Registered Notes, a new Certificate representing the enlarged holding shall only be issued against surrender of the Certificate representing the existing holding.

(d) Delivery of New Certificates

Each new Certificate to be issued pursuant to Conditions 2(a), (b) or (c) shall be available for delivery within five business days of receipt of the request for exchange, form of transfer or Exercise Notice or surrender of the Certificate for exchange. Delivery of the new Certificate(s) shall be made at the specified office of the Transfer Agent or of the Registrar (as the case may be) to whom delivery or surrender of such request for exchange, form of transfer, Exercise Notice or Certificate shall have been made or, at the option of the holder making such delivery or surrender as aforesaid and as specified in the relevant request for exchange, form of transfer, Exercise Notice or otherwise in writing, be mailed by uninsured post at the risk of the holder entitled to the new Certificate to such address as may be so specified, unless such holder requests otherwise and pays in advance to the relevant Agent the costs of such other method of delivery and/or such insurance as it may specify. In this Condition 2(d), “business day” means a day, other than a Saturday or Sunday, on which banks are open for business in the place of the specified office of the relevant Transfer Agent or the Registrar.

(e) Exchange Free of Charge

Exchange and transfer of Notes and Certificates on registration, transfer, exercise of an option or partial redemption shall be effected without charge by or on behalf of the Issuer, the Registrar or the Transfer Agents, but upon payment by a Noteholder of any tax or other governmental charges that may be imposed in relation to it (or the giving by a Noteholder of such indemnity as the Registrar or the relevant Transfer Agent may reasonably require).

(f) Closed Periods

No Noteholder may require the transfer of a Registered Note to be registered or an Exchangeable Bearer Note to be exchanged for one or more Registered Note(s) (i) during the period of 15 days ending on the due date for redemption of, or payment of any Instalment Amount in respect of, that Note, (ii) during the period of 15 days prior to any date on which Notes may be called for redemption by the Issuer at its option pursuant to Condition 6(d), (iii) after any such Note has been called for redemption or (iv) during the period of seven days ending on (and including) any Record Date. An Exchangeable Bearer Note called for redemption may, however, be exchanged for one or more Registered Note(s) in respect of which the Certificate is simultaneously surrendered not later than the relevant Record Date.

3. Status

The Notes and the Receipts and Coupons constitute (subject to Condition 4) unsecured obligations of the Issuer and shall at all times rank pari passu and without any preference among themselves. The payment obligations of the Issuer under the Notes and the Receipts and Coupons shall, save for such exceptions as may be provided by applicable legislation and subject to Condition 4, at all times rank at least equally with all other unsecured and unsubordinated indebtedness and monetary obligations of the Issuer, present and future.

4. Negative Pledge

So long as any of the Notes remains outstanding (as defined in the Trust Deed) the Issuer will ensure that no Relevant Indebtedness of the Issuer or any Negative Pledge Company (as defined in Condition 6) or of any other person and no guarantee by the Issuer or any Negative Pledge Company of any Relevant Indebtedness (as defined in Condition 6) of any person will be secured by a mortgage, charge, lien, pledge or other security interest (each a

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“Security Interest”) upon, or with respect to, any of the present or future business, undertaking, assets or revenues (including any uncalled capital) of the Issuer or any Negative Pledge Company unless the Issuer shall, before or at the same time as the creation of the Security Interest, take any and all action necessary to ensure that:

(i) all amounts payable by it under the Notes, the Receipts, the Coupons and the Trust Deed are secured equally and rateably with the Relevant Indebtedness or guarantee, as the case may be, by the Security Interest to the satisfaction of the Trustee; or

(ii) such other Security Interest or guarantee or other arrangement (whether or not including the giving of a Security Interest) is provided in respect of all amounts payable by the Issuer under the Notes, the Receipts, the Coupons and the Trust Deed either (i) as the Trustee shall in its absolute discretion deem not materially less beneficial to the interests of the Noteholders or (ii) as shall be approved by an Extraordinary Resolution (as defined in the Trust Deed) of the Noteholders, save that the Issuer or any Negative Pledge Company may create or have outstanding a Security Interest in respect of any Relevant Indebtedness and/or any guarantees given by the Issuer or any Negative Pledge Company in respect of any Relevant Indebtedness of any person (without the obligation to provide a Security Interest or guarantee or other arrangement in respect of the Notes, the Receipts, the Coupons and the Trust Deed as aforesaid) where (1) such Relevant Indebtedness has an initial maturity of not less than twenty years and is of a maximum aggregate amount outstanding at any time not exceeding the greater of £250,000,000 or 20% of the Capital and Reserves (as defined in Condition 6) or (2) such Security Interest is provided in respect of a company becoming a Subsidiary of the Issuer after the date of the relevant Pricing Supplement and where such Security Interest existed at the time that company becomes a Subsidiary of the Issuer (provided that such Security Interest was not created in contemplation of that company becoming a Subsidiary of the Issuer and the principal amount secured at the time of that company becoming a Subsidiary of the Issuer is not subsequently increased).

5. Interest and Other Calculations

a) Interest Rate and Accrual

Each Note bears interest on its outstanding principal amount from the Interest Commencement Date at the rate per annum (expressed as a percentage) equal to the Interest Rate, such interest being payable in arrear on each Interest Payment Date.

Interest shall cease to accrue on each Note on the due date for redemption unless, upon due presentation, payment of principal is improperly withheld or refused, in which event interest shall continue to accrue (as well after as before judgment) at the Interest Rate in the manner provided in this Condition 5 to the Relevant Date (as defined in Condition 8).

(b) Business Day Convention

If any date referred to in these Conditions that is specified to be subject to adjustment in accordance with a Business Day Convention would otherwise fall on a day that is not a Business Day, then, if the Business Day Convention specified is (i) the Floating Rate Business Day Convention, such date shall be postponed to the next day that is a Business Day unless it would thereby fall into the next calendar month, in which event (A) such date shall be brought forward to the immediately preceding Business Day and (B) each subsequent such date shall be the last Business Day of the month in which such date would have fallen had it not been subject to adjustment, (ii) the Following Business Day Convention, such date shall be postponed to the next day that is a Business Day, (iii) the Modified Following Business Day Convention, such date shall be postponed to the next day that is a Business Day unless it would thereby fall into the next calendar month, in which event such date shall be brought forward to the immediately preceding Business Day or (iv) the Preceding Business Day Convention, such date shall be brought forward to the immediately preceding Business Day.

(c) Interest Rate on Floating Rate Notes

If the Interest Rate is specified in the Pricing Supplement as being Floating Rate, the Interest Rate for each Interest Accrual Period shall be determined by the Calculation Agent at or about the Relevant Time on the Interest Determination Date in respect of each Interest Accrual Period in accordance with the following:

(i) if the Primary Source for the Floating Rate is a Page, subject as provided below, the Interest Rate shall be:

(x) the Relevant Rate (where such Relevant Rate on such Page is a composite quotation or is customarily supplied by one entity); or

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(y) the arithmetic mean of the Relevant Rates of the persons whose Relevant Rates appear on that Page, in each case appearing on such Page at the Relevant Time on the Interest Determination Date

(ii) if the Page specified in the Pricing Supplement as a Primary Source permanently ceases to quote the Relevant Rate(s) but such quotation(s) is/are available from another page, section or other part of such information service selected by the Calculation Agent (the “Replacement Page”), the Replacement Page shall be substituted as the Primary Source for Interest Rate quotations and if no Replacement Page exists but such quotation(s) is/are available from a page, section or other part of a different information service selected by the Calculation Agent and approved by the Issuer (the “Secondary Replacement Page”), the Secondary Replacement Page shall be substituted as the Primary Source for Interest Rate quotations

(iii) if the Primary Source for the Floating Rate is Reference Banks (as defined below) or if sub-paragraph (i)(x) applies and no Relevant Rate appears on the Page at the Relevant Time on the Interest Determination Date or if sub-paragraph (i)(y) above applies and fewer than two Relevant Rates appear on the Page at the Relevant Time on the Interest Determination Date, subject as provided below, the Interest Rate shall be the arithmetic mean of the Relevant Rates that each of the Reference Banks is quoting to leading banks in the Relevant Financial Centre at the Relevant Time on the Interest Determination Date, as determined by the Calculation Agent and

(iv) if paragraph (iii) above applies, and the Calculation Agent determines that fewer than two Reference Banks are so quoting Relevant Rates, subject as provided below, the Interest Rate shall be the arithmetic mean of the rates per annum (expressed as a percentage) that the Calculation Agent determines to be the rates (being the nearest equivalent to the Benchmark) in respect of a Representative Amount of the Relevant Currency that at least two out of five leading banks selected by the Calculation Agent in the principal financial centre of the country of the Relevant Currency or, if the Relevant Currency is euro, in the Euro-zone as selected by the Calculation Agent (the “Principal Financial Centre”) are quoting at or about the Relevant Time on the date on which such banks would customarily quote such rates for a period commencing on the Effective Date for a period equivalent to the Specified Duration (x) to leading banks carrying on business in Europe, or (if the Calculation Agent determines that fewer than two of such banks are so quoting to leading banks in Europe) (y) to leading banks carrying on business in the Principal Financial Centre; except that, if fewer than two of such banks are so quoting to leading banks in the Principal Financial Centre, the Interest Rate shall be the Interest Rate determined on the previous Interest Determination Date (after readjustment for any difference between any Margin, Rate Multiplier or Maximum or Minimum Interest Rate applicable to the preceding Interest Accrual Period and to the relevant Interest Accrual Period).

(d) Interest Rate on Zero Coupon Notes

Where a Note the Interest Rate of which is specified in the Pricing Supplement to be Zero Coupon is repayable prior to the Maturity Date and is not paid when due, the amount due and payable prior to the Maturity Date shall be the Redemption Amount of such Note. As from the Maturity Date, the Interest Rate for any overdue principal of such a Note shall be a rate per annum (expressed as a percentage) equal to the Amortisation Yield (as defined in Condition 6(b)).

(e) Margin, Maximum/Minimum Interest Rates, Instalment Amounts and Redemption Amounts, Rate Multipliers and Rounding

(i) If any Margin or Rate Multiplier is specified in the Pricing Supplement (either (x) generally, or (y) in relation to one or more Interest Accrual Periods), an adjustment shall be made to all Interest Rates, in the case of (x), or the Interest Rates for the specified Interest Accrual Periods, in the case of (y), calculated in accordance with Condition 5(c) above by adding (if a positive number) or subtracting the absolute value (if a negative number) of such Margin or multiplying by such Rate Multiplier, subject always to the next paragraph.

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(ii) If any Maximum or Minimum Interest Rate, Instalment Amount or Redemption Amount is specified in the Pricing Supplement, then any Interest Rate, Instalment Amount or Redemption Amount shall be subject to such maximum or minimum, as the case may be.

(iii) For the purposes of any calculations required pursuant to these Conditions (unless otherwise specified in the Pricing Supplement), (x) all percentages resulting from such calculations shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (with halves being rounded up), (y) all figures shall be rounded to seven significant figures (with halves being rounded up) and (z) all currency amounts that fall due and payable shall be rounded to the nearest unit of such currency (with halves being rounded up), save in the case of yen, which shall be rounded down to the nearest yen. For these purposes “unit” means the lowest amount of such currency that is available as legal tender in the country(ies) of such currency and, with respect to euro, means 0.01 euro.

(f) Calculations

The amount of interest payable in respect of any Note for any period shall be calculated by multiplying the product of the Interest Rate and the outstanding principal amount of such Note by the Day Count Fraction, unless an Interest Amount (or a formula for its calculation) is specified in respect of such period, in which case the amount of interest payable in respect of such Note for such period shall equal such Interest Amount (or be calculated in accordance with such formula). Where any Interest Period comprises two or more Interest Accrual Periods, the amount of interest payable in respect of such Interest Period shall be the sum of the amounts of interest payable in respect of each of those Interest Accrual Periods.

(g) Determination and Publication of Interest Rates, Interest Amounts, Redemption Amounts and Instalment Amounts

As soon as practicable after the Relevant Time on each Interest Determination Date or such other time on such date as the Calculation Agent may be required to calculate any Redemption Amount or Instalment Amount, obtain any quote or make any determination or calculation, it shall determine the Interest Rate and calculate the amount of interest payable (the “Interest Amounts”) in respect of each Denomination of the Notes for the relevant Interest Accrual Period, calculate the Redemption Amount or Instalment Amount, obtain such quote or make such determination or calculation, as the case may be, and cause the Interest Rate and the Interest Amounts for each Interest Period and the relevant Interest Payment Date and, if required to be calculated, the Redemption Amount or any Instalment Amount to be notified to the Trustee, the Issuer, each of the Paying Agents, the Noteholders, any other Calculation Agent appointed in respect of the Notes that is to make a further calculation upon receipt of such information and, if the Notes are listed on a stock exchange and the rules of such exchange or other relevant authority so require, such exchange or other relevant authority as soon as possible after their determination but in no event later than (i) the commencement of the relevant Interest Period, if determined prior to such time, in the case of notification to such exchange of an Interest Rate and Interest Amount, or (ii) in all other cases, the fourth Business Day after such determination. Where any Interest Payment Date or Interest Period Date is subject to adjustment pursuant to Condition 5(b), the Interest Amounts and the Interest Payment Date so published may subsequently be amended (or appropriate alternative arrangements made with the consent of the Trustee by way of adjustment) without notice in the event of an extension or shortening of the Interest Period. If the Notes become due and payable under Condition 10, the accrued interest and the Interest Rate payable in respect of the Notes shall nevertheless continue to be calculated as previously in accordance with this Condition but no publication of the Interest Rate or the Interest Amount so calculated need be made unless the Trustee otherwise requires. The determination of each Interest Rate, Interest Amount, Redemption Amount and Instalment Amount, the obtaining of each quote and the making of each determination or calculation by the Calculation Agent(s) shall (in the absence of manifest error) be final and binding upon all parties.

(h) Determination or Calculation by Trustee

If the Calculation Agent does not at any time for any reason determine or calculate the Interest Rate for an interest Period or any Interest Amount, Instalment Amount or Redemption Amount, the Trustee shall do so (or shall appoint an agent on its behalf to do

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so) and such determination or calculation shall be deemed to have been made by the Calculation Agent. In doing so, the Trustee shall apply the foregoing provisions of this Condition, with any necessary consequential amendments, to the extent that, in its opinion, it can do so, and, in all other respects it shall do so in such manner as it shall deem fair and reasonable in all the circumstances.

(i) Definitions

In these Conditions, unless the context otherwise requires, the following defined terms shall have the meanings set out below:

“Business Day” means:

(i) in the case of a specified currency other than euro, a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments in the principal financial centre for that currency; and/or

(ii) in the case of euro, a day on which the TARGET system is operating (a “TARGET Business Day”); and/or

(iii) in the case of a specified currency with one or more financial centres, a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments in the specified currency in the specified financial centre or, if no financial centre is specified, generally in each of such financial centres.

“Day Count Fraction” means, in respect of the calculation of an amount of interest on any Note for any period of time (from and including the first day of such period to but excluding the last) (whether or not constituting an Interest Period, the “Calculation Period”):

(i) if “Actual/365” or “Actual/Actual-ISDA” is specified in the Pricing Supplement, the actual number of days in the Calculation Period divided by 365 (or, if any portion of that Calculation Period falls in a leap year, the sum of (A) the actual number of days in that portion of the Calculation Period falling in a leap year divided by 366 and (B) the actual number of days in that portion of the Calculation Period falling in a non-leap year divided by 365);

(ii) if “Actual/365 (Fixed)” is specified in the Pricing Supplement, the actual number of days in the Calculation Period divided by 365;

(iii) if “Actual/360” is specified in the Pricing Supplement, the actual number of days in the Calculation Period divided by 360;

(iv) if “30/360”, “360/360” or “Bond Basis” is specified in the Pricing Supplement, the number of days in the Calculation Period divided by 360 (the number of days to be calculated on the basis of a year of 360 days with 12 30-day months (unless (a) the last day of the Calculation Period is the 31st day of a month but the first day of the Calculation Period is a day other than the 30th or 31st day of a month, in which case the month that includes that last day shall not be considered to be shortened to a 30-day month, or (b) the last day of the Calculation Period is the last day of the month of February, in which case the month of February shall not be considered to be lengthened to a 30-day month)); and

(v) if “30E/360” or “Eurobond Basis” is specified in the Pricing Supplement, the number of days in the Calculation Period divided by 360 (the number of days to be calculated on the basis of a year of 360 days with 12 30-day months, without regard to the date of the first day or last day of the Calculation Period unless, in the case of a Calculation Period ending on the Maturity Date, the Maturity Date is the last day of the month of February, in which case the month of February shall not be considered to be lengthened to a 30-day month); and

(vi) if “Actual/Actual-ISMA” is specified hereon:

(a) if the Calculation Period is equal to or shorter than the Determination Period during which if falls, the number of days in the Calculation Period divided by the product of (x) the number of days in such Determination Period and (y) the number of Determination Periods normally ending in any year; and

(b) if the Calculation Period is longer than one Determination Period, the sum of:

(x) the number of days in such Calculation Period falling in the Determination Period in which it begins divided by the product of (1) the number of days in such Determination Period and (2) the number of Determination Periods normally ending in any year; and

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(y) the number of days in such Calculation Period falling in the next Determination Period divided by the product of (1) the number of days in such Determination Period and (2) the number of Determination Periods normally ending in any year where:

“Determination Period” means the period from and including a Determination Date in any year to but excluding the next Determination Date.

“Effective Date” means, with respect to any Floating Rate to be determined on an Interest Determination Date, the date specified as such in the Pricing Supplement or, if none is so specified, the first day of the Interest Accrual Period to which such Interest Determination Date relates.

“Euro-zone” means the region comprised of member states of the European Union that adopt the single currency in accordance with the Treaty establishing the European Community, as amended.

“Interest Accrual Period” means the period beginning on (and including) the Interest Commencement Date and ending on (but excluding) the first Interest Period Date and each successive period beginning on (and including) an Interest Period Date and ending on (but excluding) the next succeeding Interest Period Date.

“Interest Commencement Date” means the Issue Date or such other date as may be specified in the Pricing Supplement.

“Interest Determination Date” means, with respect to an Interest Rate and Interest Accrual Period, the date specified as such in the Pricing Supplement or, if none is so specified and the Relevant Currency is not euro, (i) the first day of such Interest Accrual Period if the Relevant Currency is Sterling or (ii) the day falling two Business Days in London for the Relevant Currency prior to the first day of such Interest Accrual Period if the Relevant Currency is neither Sterling nor euro or (iii) the day falling two TARGET Business Days prior to the first day of such Interest Accrual Period if the Relevant Currency is euro.

“Interest Period” means the period beginning on (and including) the Interest Commencement Date and ending on (but excluding) the first Interest Payment Date and each successive period beginning on (and including) an Interest Payment Date and ending on (but excluding) the next succeeding Interest Payment Date.

“Interest Period Date” means each Interest Payment Date unless otherwise specified in the Pricing Supplement.

“Interest Rate” means the rate of interest payable from time to time in respect of this Note and that is either specified or calculated in accordance with the provisions in the Pricing Supplement.

“Page” means such page, section, caption, column or other part of a particular information service (including, but not limited to, Reuters Markets 3000 (“Reuters”) and Moneyline Telerate (“Moneyline Telerate”)) as may be specified for the purpose of providing a Relevant Rate, or such other page, section, caption, column or other part as may replace it on that information service or on such other information service, in each case as may be nominated by the person or organisation providing or sponsoring the information appearing there for the purpose of displaying rates or prices comparable to that Relevant Rate.

“Reference Banks” means the institutions specified as such in the Pricing Supplement or, if none, four (or, if the Relevant Financial Centre is Helsinki, five) major banks selected by the Calculation Agent in the interbank market (or, if appropriate, money, swap or over-the-counter index options market) that is most closely connected with the Benchmark which, if EURIBOR is the relevant Benchmark, shall be the Euro-zone.

“Relevant Currency” means the currency specified in the Pricing Supplement or, if none is specified, the currency in which the Notes are denominated.

“Relevant Financial Centre” means, with respect to any Floating Rate to be determined on an Interest Determination Date, the financial centre as may be specified as such in the Pricing Supplement or, if none is so specified, the financial centre with which the relevant Benchmark is most closely connected (which, in the case of EURIBOR, shall be the Euro-zone) or, if none is so connected, London.

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“Relevant Rate” means the Benchmark for a Representative Amount of the Relevant Currency for a period (if applicable or appropriate to the Benchmark) equal to the Specified Duration commencing on the Effective Date.

“Relevant Time” means, with respect to any Interest Determination Date, if the Relevant Currency is not euro, the local time in the Relevant Financial Centre specified in the Pricing Supplement or, if none is specified, the local time in the Relevant Financial Centre at which it is customary to determine bid and offered rates in respect of deposits in the Relevant Currency in the interbank market in the Relevant Financial Centre and for this purpose “local time” means, with respect to the Euro-zone as a Relevant Financial Centre, Central European Time.

“Representative Amount” means, with respect to any Floating Rate to be determined on an Interest Determination Date, the amount specified as such in the Pricing Supplement or, if none is specified, an amount that is representative for a single transaction in the relevant market at the time.

“Specified Duration” means, with respect to any Floating Rate to be determined on an Interest Determination Date, the duration specified in the Pricing Supplement or, if none is specified, a period of time equal to the relative Interest Accrual Period, ignoring any adjustment pursuant to Condition 5(b).

“TARGET System” means the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) system or any successor thereto.

(j) Calculation Agent and Reference Banks

The Issuer shall procure that there shall at all times be four Reference Banks (or such other number as may be required) with offices in the Relevant Financial Centre and one or more Calculation Agents if provision is made for them in the Pricing Supplement and for so long as any Note is outstanding (as defined in the Trust Deed). If any Reference Bank (acting through its relevant office) is unable or unwilling to continue to act as a Reference Bank, then the Issuer shall (with the prior approval of the Trustee) appoint another Reference Bank with an office in the Relevant Financial Centre to act as such in its place. Where more than one Calculation Agent is appointed in respect of the Notes, references in these Conditions to the Calculation Agent shall be construed as each Calculation Agent performing its respective duties under the Conditions. If the Calculation Agent is unable or unwilling to act as such or if the Calculation Agent fails duly to establish the Interest Rate for an Interest Period or Interest Accrual Period or to calculate any Interest Amount, Instalment Amount or the Redemption Amount or to comply with any other requirement, the Issuer shall (with the prior approval of the Trustee) appoint a leading bank or investment banking firm engaged in the interbank market (or, if appropriate, money, swap or over-the-counter index options market) that is most closely connected with the calculation or determination to be made by the Calculation Agent (acting through its principal London office or any other office actively involved in such market) to act as such in its place. The Calculation Agent may not resign its duties without a successor having been appointed as aforesaid.

(k) Certificates to be Final

All certificates, communications, opinions, determinations, calculations, quotations and decisions given, expressed, made or obtained for the purposes of the provisions of this Condition 5, whether by the Calculation Agent or the Trustee, shall (in the absence of wilful default, bad faith or manifest error) be binding on the Issuer, the Calculation Agent, the Trustee, the other Paying Agents and all Noteholders, Receiptholders and Couponholders and (in the absence as aforesaid) no liability to the Issuer, the Noteholders, the Receiptholders or the Couponholders shall attach to the Calculation Agent or the Trustee in connection with the exercise or non-exercise by them of their powers, duties and discretions pursuant to such provisions.

6. Redemption, Purchase and Options

(a) Redemption by Instalments and Final Redemption

(i) Unless previously redeemed, purchased and cancelled as provided in this Condition 6 or the relevant Instalment Date (being one of the dates so specified hereon) is extended pursuant to the Issuer’s or any Noteholder’s option in accordance with Condition 6(d) or 6(e),

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each Note that provides for Instalment Dates and Instalment Amounts shall be partially redeemed on each Instalment Date at the related Instalment Amount specified in the Pricing Supplement. The outstanding principal amount of each such Note shall be reduced by the Instalment Amount (or, if such Instalment Amount is calculated by reference to a proportion of the principal amount of such Note, such proportion) for all purposes with effect from the related Instalment Date, unless payment of the Instalment Amount is improperly withheld or refused on presentation of the related Receipt, in which case, such amount shall remain outstanding until the Relevant Date relating to such Instalment Amount.

(ii) Unless previously redeemed, purchased and cancelled as provided below or its maturity is extended pursuant to the Issuer’s or any Noteholder’s option in accordance with Condition 6(d) or 6(e), each Note shall be finally redeemed on the Maturity Date specified in the Pricing Supplement at its Redemption Amount (which, unless otherwise provided in the Pricing Supplement, is its principal amount) or, in the case of a Note falling within paragraph(i) above, its final Instalment Amount.

(b) Early Redemption of Zero Coupon Notes

(i) The Redemption Amount payable in respect of any Note that does not bear interest prior to the Maturity Date, the Redemption Amount of which is not linked to an index and/or a formula, upon redemption of such Note pursuant to Condition 6(c) or 6(f) or upon it becoming due and payable as provided in Condition 10 shall be the Amortised Face Amount (calculated as provided below) of such Note.

(ii) Subject to the provisions of sub-paragraph (iii) below, the Amortised Face Amount of any such Note shall be the scheduled Redemption Amount of such Note on the Maturity Date discounted at a rate per annum (expressed as a percentage) equal to the Amortisation Yield (which, if none is shown in the Pricing Supplement, shall be such rate as would produce an Amortised Face Amount equal to the issue price of the Notes if they were discounted back to their issue price on the Issue Date) compounded annually. Where such calculation is to be made for a period of less than one year, it shall be made on the basis of the Day Count Fraction shown hereon.

(iii) If the Redemption Amount payable in respect of any such Note upon its redemption pursuant to Condition 6(c) or 6(f) or upon it becoming due and payable as provided in Condition 10 is not paid when due, the Redemption Amount due and payable in respect of such Note shall be the Amortised Face Amount of such Note as defined in sub-paragraph (ii) above, except that such sub-paragraph shall have effect as though the reference therein to the date on which the Note becomes due and payable were replaced by a reference to the Relevant Date. The calculation of the Amortised Face Amount in accordance with this sub-paragraph shall continue to be made (as well after as before judgment) until the Relevant Date, unless the Relevant Date falls on or after the Maturity Date, in which case the amount due and payable shall be the scheduled Redemption Amount of such Note on the Maturity Date together with any interest that may accrue in accordance with Condition 5(d).

(c) Redemption for Taxation Reasons

If, as a result of any amendment to or change in the laws or regulations of the United Kingdom or of any political subdivision thereof or any authority therein or thereof having power to tax or any change in the official or generally accepted interpretation or application of such laws or regulations which becomes effective on or after the date of the agreement to issue the first Tranche of the Notes, the Issuer has or will become obliged to pay any additional amounts as described in Condition 8 (and such amendment or change has been evidenced by the delivery by the Issuer to the Trustee (who shall accept such certificate and opinion as sufficient evidence thereof) of (i) a certificate signed by two directors of the Issuer on behalf of the Issuer stating that such amendment or change has occurred (irrespective of whether such amendment or change is then effective), describing the facts leading thereto and stating that such requirement cannot be avoided by the Issuer, taking reasonable measures available to it and (ii) an opinion of independent legal advisers of recognised standing to the effect that such amendment or change has occurred (irrespective of whether such amendment or change is then effective)), the Issuer may (having given not less than 30 nor more than 90 days notice to the Trustee and to the holders in accordance with Condition 16) redeem all, but not some only, of the Notes (other than Notes in respect of which the Issuer shall have given a notice of redemption pursuant to Condition 6(d) or in respect of

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which a Noteholder shall have given a Put Event Notice in accordance with Condition 6(f), in each case prior to any notice being given under this Condition 6(c)) at their Redemption Amount, together with accrued interest to the date fixed for such redemption, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer would be required to pay such additional amounts were a payment in respect of the Notes then due.

(d) Redemption at the Option of the Issuer and Exercise of Issuer’s Options

If so provided in the Pricing Supplement, the Issuer may, on giving irrevocable notice to the Noteholders falling within the Issuer’s Option Period, redeem, or exercise the Issuer’s option in relation to, all or, if so provided, some of the Notes (other than Notes in respect of which the Issuer shall have given a notice of redemption pursuant to Condition 6(c) or in respect of which a Noteholder shall have given a Put Event Notice in accordance with Condition 6(f), in each case prior to any notice being given under this Condition 6(d)) in the principal amount or integral multiples thereof and on the date or dates so provided. Any such redemption of Notes shall be at their Redemption Amount together with interest accrued to the date fixed for redemption.

All Notes in respect of which any such notice is given shall be redeemed, or the Issuer’s option shall be exercised, on the date specified in such notice in accordance with this Condition.

In the case of a partial redemption or a partial exercise of the Issuer’s option, the notice to Noteholders shall also contain the certificate numbers of the Notes to be redeemed or in respect of which such option has been exercised, which shall have been drawn in such place as the Trustee may approve and in such manner as it deems appropriate, subject to compliance with any applicable laws and stock exchange or other relevant authority requirements. So long as the Notes are listed on the Official List and are admitted to trading on the London Stock Exchange’s market for listed securities or any other stock exchange and the rules of the relevant stock exchange or other relevant authority so require, the Issuer shall, once in each year in which there has been a partial redemption of the Notes, cause to be published in a leading newspaper of general circulation in the United Kingdom or as specified by such other stock exchange or other relevant authority, a notice specifying the aggregate principal amount of Notes outstanding and a list of the Notes drawn for redemption but not surrendered.

(e) Redemption at the Option of Noteholders and Exercise of Noteholders’ Options

If so provided in the Pricing Supplement, the Issuer shall, at the option of the holder of any such Note, redeem such Note on the date or dates so provided at its Redemption Amount together with interest accrued to the date fixed for redemption.

To exercise such option or any other Noteholders’ option that may be set out hereon the holder must deposit (in the case of Bearer Notes) such Note (together with all unmatured Receipts and Coupons and unexchanged Talons) with any Paying Agent or (in the case of Registered Notes) the Certificate representing such Note(s) with the Registrar or any Transfer Agent at its specified office, together with a duly completed option exercise notice (“Exercise Notice” which expression shall include any Put Notice (as defined below)) in the form obtainable from any Paying Agent, the Registrar or any Transfer Agent (as applicable) within the Noteholder’s Option Period (which expression shall, in the case of the exercise of the option referred to in Condition 6(f) below, mean the Put Period (as defined below)). No Note or Certificate so deposited and option exercised may be withdrawn without the prior consent of the Issuer, except that such Note or Certificate will be returned to the relevant Noteholder by the Paying Agent, the Registrar or Transfer Agent with which it has been deposited if, prior to the due date for its redemption or the exercise of the option, the Note becomes immediately due and payable or if upon due presentation payment of the redemption moneys is not made or exercise of the option is denied.

(f) Redemption at the Option of the Noteholders on a Put Event

If this Condition 6(f) is specified in the Pricing Supplement as being applicable, then if, at any time while any of the Notes remains outstanding, a Restructuring Event occurs and prior to the commencement of or during the Restructuring Period an Independent Financial Adviser shall have certified in writing to the Trustee that such Restructuring Event will not be or is

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not, in its opinion, materially prejudicial to the interests of the Noteholders, the following provisions of this Condition 6(f) shall cease to have any further effect in relation to such Restructuring Event.

If, at any time while any of the Notes remains outstanding, a Restructuring Event occurs and (subject to this Condition 6(f)) within the Restructuring Period, either:

(i) if at the time such Restructuring Event occurs there are Rated Securities, a Rating Downgrade in respect of such Restructuring Event also occurs; or

(ii) if at such time there are no Rated Securities, a Negative Rating Event also occurs; and

an Independent Financial Adviser shall have certified in writing to the Trustee that such Restructuring Event is, in its opinion, materially prejudicial to the interests of the Noteholders (a “Negative Certification”), then, unless at any time the Issuer shall have given a notice under Condition 6(c) or 6(d), the holder of each Note will, upon the giving of a Put Event Notice (as defined below), have the option (the “Put Option”) to require the Issuer to redeem or, at the option of the Issuer, purchase (or procure the purchase of) that Note on the Put Date (as defined below), at its principal amount together with (or, where purchased, together with an amount equal to) interest (if any) accrued to (but excluding) the Put Date.

An event shall be deemed not to be a Restructuring Event if, notwithstanding the occurrence of a Rating Downgrade or a Negative Rating Event, the rating assigned to the Rated Securities by any Rating Agency is subsequently increased to, or, as the case may be, there is assigned to the Notes or other unsecured and unsubordinated debt of the Issuer or a Relevant Subsidiary (or of any Subsidiary of the Issuer which is guaranteed on an unsecured and unsubordinated basis by the Issuer or a Relevant Subsidiary) having an initial maturity of five years or more by any Rating Agency, an investment grade rating (BBB-/Baa3 or their respective equivalents for the time being) or better prior to any Negative Certification being issued.

Any certification by an Independent Financial Adviser as aforesaid as to whether or not, in its opinion any Restructuring Event is materially prejudicial to the interests of the Noteholders shall, in the absence of manifest error, be conclusive and binding on the Trustee, the Issuer and the Noteholders.

Promptly upon, and in any event within 14 days after, the Issuer becoming aware that a Put Event has occurred, the Issuer shall, and at any time upon the Trustee becoming similarly so aware the Trustee may, and if so requested by the holders of at least one-quarter in principal amount of the Notes then outstanding shall, give notice (a “Put Event Notice”) to the Noteholders in accordance with Condition 16 specifying the nature of the Put Event and the procedure for exercising the Put Option.

To exercise the Put Option, the holder of a Note must deposit (in the case of a Bearer Note) such Note with any Paying Agent or (in the case of Registered Notes) the Certificate representing such Note(s) with the Registrar or any Transfer Agent at its specified office, on a day which is a Business Day in the City of London and in the place of such specified office falling within the period (the “Put Period”) of 45 days after that on which a Put Event Notice is given, accompanied by a duly completed and signed notice of exercise in the form (for the time being current) obtainable from any specified office of any Paying Agent, the Registrar or any Transfer Agent (as applicable) (a “Put Notice”) and in which the holder may specify a bank account to which payment is to be made under this Condition 6. Where any Bearer Note is delivered without all Coupons relating to it which mature after the day (the “Put Date”) being the fifteenth day after the date of expiry of the Put Period, the exercise of the Put Option in respect of such Note shall be subject to the provision of such indemnity as the Issuer may reasonably require. The Paying Agent to which such Note and Put Notice or, as the case may be, the Registrar or Transfer Agent to which the Certificate and Put Notice are delivered shall issue to the Noteholder concerned a non-transferable receipt in respect of the Note so delivered. Payment in respect of any Note so delivered shall be made, if the holder duly specifies in the Put Notice an account with a bank to which payment is to be made, on the Put Date by transfer to that bank account and, in every other case, on or after the Put Date in each case against presentation and surrender or (as the case may be) endorsement of such receipt at any specified office of any Paying Agent. A Put Notice, once given, shall be irrevocable. For the purposes of Conditions 9, 10, 11, 12, 14, 16 and 17 and for certain other purposes specified in the Trust Deed, receipts issued pursuant to this Condition 6(f) shall be

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treated as if they were Notes. The Issuer shall redeem or, at the option of the Issuer, purchase (or procure the purchase of) the relevant Note on the applicable Put Date unless previously redeemed or purchased.

A Rating Downgrade or a Negative Rating Event or a non-investment grade rating shall be deemed not to have occurred as a result or in respect of a Restructuring Event if the Rating Agency making the relevant reduction in rating or, where applicable, declining to assign a rating of at least investment grade as provided in this Condition 6(f) does not announce or publicly confirm or inform the Trustee in writing at its request that the reduction or, where applicable, declining to assign a rating of at least investment grade was the result, in whole or in part, of any event or circumstance comprised in or arising as a result of the applicable Restructuring Event.

The Trust Deed provides that the Trustee is under no obligation to ascertain whether a Restructuring Event, a Negative Rating Event or any event which could lead to the occurrence of, or could constitute a, Restructuring Event has occurred and until it shall have actual knowledge or express notice pursuant to the Trust Deed to the contrary the Trustee may assume that no Restructuring Event, Negative Rating Event or such other event has occurred. The Trust Deed also provides that in determining whether or not a Restructuring Event has occurred, the Trustee may rely solely on an opinion given in a certificate signed by two directors of the Issuer.

In these Conditions:

“Balancing and Settlement Code” means the Balancing and Settlement Code, as provided for in the NGC Transmission Licence; and references to the Balancing and Settlement Code include the Balancing and Settlement Code as given contractual force and effect by the Framework Agreement;

“Business Day” means, in relation to any place, a day on which commercial banks and foreign exchange markets generally settle payments in that place;

“Capital and Reserves” means the aggregate of:

(i) the amount paid up or credited as paid up on the share capital of the Issuer; and

(ii) the total of the reserves of the Group, including any share premium account, revaluation reserve, capital redemption reserve, merger reserve and the balance on the profit and loss account, but excluding amounts attributable to minority interests, all as shown in the then latest audited consolidated balance sheet of the Group prepared in accordance with generally accepted accounting principles in the United Kingdom, but adjusted as may be necessary in respect of any variation in the paid up share capital or share premium account of the Issuer since the date of that balance sheet and further adjusted as may be necessary to reflect any change since the date of that balance sheet in the Subsidiary Undertakings comprising the Group and/or as the Directors of the Issuer may consider appropriate. A report by the Directors of the Issuer as to the amount of Capital and Reserves at any given time shall, in the absence of manifest error, be conclusive and binding on the Trustee and the Noteholders;

“Distribution Licence” means the electricity distribution licence granted or treated as granted to SP Distribution Limited (SC189125) under Section 6(1)(c) of the Electricity Act as modified and in force from time to time;

“Electricity Act” means the Electricity Act 1989 as amended or re-enacted from time to time and all subordinate legislation made pursuant thereto;

“Excluded Subsidiary” means any Subsidiary of the Issuer:

(a) which is a single purpose company whose principal assets and business are constituted by the ownership, acquisition, development and/or operation of an asset;

(b) none of whose indebtedness for borrowed money in respect of the financing of such ownership, acquisition, development and/or operation of an asset is subject to any recourse whatsoever to any member of the Group (other than such Subsidiary or another Excluded Subsidiary) in respect of the repayment thereof, except as expressly referred to in sub-paragraph (ii) of the definition of Project Finance Indebtedness; and

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(c) which has been designated as such by the Issuer by written notice to the Trustee, provided that the Issuer may give written notice to the Trustee at any time that any Excluded Subsidiary is no longer an Excluded Subsidiary, whereupon it shall cease to be an Excluded Subsidiary;

“Framework Agreement” shall have the meaning ascribed to BSC Framework Agreement in the NGC Transmission Licence;

“Gas and Electricity Markets Authority” means the authority so named and established under Section 1 of the Utilities Act 2000;

“Generation Licence” means the electricity generation licence granted or treated as granted to ScottishPower Generation Limited (SC189124) under Section 6(1)(a) of the Electricity Act as modified and in force from time to time;

[“Group” means Scottish Power plc and its Subsidiary Undertakings and “member of the Group” shall be construed accordingly;]

*[“Group” means Scottish Power UK plc and its Subsidiary Undertakings and “member of the Group” shall be construed accordingly;]

“indebtedness for borrowed money” means any present or future indebtedness (whether being principal, premium, interest or other amounts) for or in respect of (i) money borrowed, (ii) liabilities under or in respect of any acceptance or acceptance credit, or (iii) any notes, bonds, debentures, debenture stock, loan stock or other securities offered, issued or distributed whether by way of public offer, private placing, acquisition consideration or otherwise and whether issued for cash or in whole or in part or for a consideration other than cash;

“Independent Financial Adviser” means a financial adviser appointed by the Issuer and approved by the Trustee (such approval not to be unreasonably withheld or delayed) or, if the Issuer shall not have appointed such an adviser within 21 days after becoming aware of the occurrence of a Restructuring Event and the Trustee is indemnified to its satisfaction against the costs of such adviser, appointed by the Trustee following consultation with the Issuer;

“Manweb Licence” means the electricity distribution licence granted or treated as granted to SP Manweb plc (2366937) under Section 6(1)(c) of the Electricity Act as modified and in force from time to time;

“Negative Pledge Company” means each of SP Distribution Limited (SC189125), SP Transmission Limited (SC189126) and Scottish Power Generation Limited (SC189124);

A “Negative Rating Event” shall be deemed to have occurred if (A) the Issuer does not, either prior to or not later than 14 days after the date of a Negative Certification in respect of the relevant Restructuring Event, seek, and thereupon use all reasonable endeavours to obtain, a rating of the Notes or any other unsecured and unsubordinated debt of the Issuer or a Relevant Subsidiary (or of any Subsidiary of the Issuer which is guaranteed on an unsecured and unsubordinated basis by the Issuer or a Relevant Subsidiary) having an initial maturity of five years or more from a Rating Agency or (B) if it does so seek and use such endeavours, it is unable, as a result of such Restructuring Event, to obtain such a rating of at least investment grade (BBB-/Baa3, or their respective equivalents for the time being);

“NGC Transmission Licence” means the licence granted to National Grid Company plc under Section 6(1)(b) of the Electricity Act;

[“Principal Subsidiary” at any time shall mean:

(A) any Relevant Subsidiary; or

(B) any Subsidiary of the Issuer (not being an Excluded Subsidiary or any other Subsidiary of the Issuer 90% in principal amount of whose indebtedness for borrowed money is Project Finance Indebtedness):

(i) whose (a) profits on ordinary activities before tax or (b) net assets represent 20% or more of the consolidated profits on ordinary activities before tax of the Group or consolidated net assets of the Group respectively, in each case as calculated by reference to the then latest audited financial statements of such Subsidiary and the then latest audited consolidated financial statements of the Group; or

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(ii) to which is transferred all or substantially all of the business, undertaking and assets of a Subsidiary of the Issuer which immediately prior to such transfer is a Principal Subsidiary, whereupon the transferor Subsidiary shall immediately cease to be a Principal Subsidiary and the transferee Subsidiary shall cease to be a Principal Subsidiary under the provisions of this sub-paragraph (ii) (but without prejudice to the provisions of sub-paragraph (i) above), upon publication of its next audited financial statements, all as more fully defined in the Trust Deed.

A report by the Directors of the Issuer that, in their opinion, a Subsidiary of the Issuer is or is not or was or was not at any particular time or throughout any specified period a Principal Subsidiary shall, in the absence of manifest error, be conclusive and binding on the Trustee and the Noteholders;]

*[“Principal Subsidiary” means any one of SP Distribution Limited (SC189125), SP Transmission Limited (SC189126) or SP Manweb plc (2366937);]

“Project Finance Indebtedness” means any present or future indebtedness incurred to finance the ownership, acquisition, development and/or operation of an asset, whether or not an asset of a member of the Group:

(i) which is incurred by an Excluded Subsidiary; or

(ii) in respect of which the person or persons to whom any such indebtedness is or may be owed by the relevant borrower (whether or not a member of the Group) has or have no recourse whatsoever to any member of the Group (other than an Excluded Subsidiary) for the repayment thereof other than:

(A) recourse for amounts limited to the cash flow or net cash flow (other than historic cash flow or historic net cash flow) from such asset; and/or

(B) recourse for the purpose only of enabling amounts to be claimed in respect of such indebtedness in an enforcement of any encumbrance given by such borrower over such asset or the income, cash flow or other proceeds, deriving therefrom (or given by any shareholder or the like in the borrower over its shares or the like in the capital of the borrower) to secure such indebtedness, provided that (aa) the extent of such recourse is limited solely to the amount of any recoveries made on any such enforcement, and (bb) such person or persons is/are not entitled, by virtue of any right or claim arising out of or in connection with such indebtedness, to commence proceedings for the winding up or dissolution of any member of the Group (other than an Excluded Subsidiary) or to appoint or procure the appointment of any receiver, trustee or similar person or officer in respect of any member of the Group (other than an Excluded Subsidiary) or any of its assets (save for the assets the subject of such encumbrance); and/or

(C) recourse under any form of assurance, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another or an indemnity in respect thereof or any obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by any member of the Group (other than an Excluded Subsidiary);

A “Put Event” occurs on the date of the last to occur of (aa) a Restructuring Event, (bb) either a Rating Downgrade or, as the case may be, a Negative Rating Event and (cc) the relevant Negative Certification;

“Rated Securities” means the Notes, if at any time and for so long as they have a rating from a Rating Agency, and otherwise any other unsecured and unsubordinated debt of the Issuer or a Relevant Subsidiary (or of any Subsidiary of the Issuer which is guaranteed on an unsecured and unsubordinated basis by the Issuer or a Relevant Subsidiary) having an initial maturity of five years or more which is rated by a Rating Agency;

“Rating Agency” means Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc. or any of its Subsidiary Undertakings and their successors or Moody’s Investors Service, Inc. or any of its Subsidiary Undertakings and their successors or Fitch Ratings Ltd. or any of its Subsidiary Undertakings and their successors or any rating agency

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substituted for any of them (or any permitted substitute of them) by the Issuer from time to time with the prior written approval of the Trustee (such approval not to be unreasonably withheld or delayed);

A “Rating Downgrade” shall be deemed to have occurred in respect of a Restructuring Event if the then current rating assigned to the Rated Securities by any Rating Agency (whether provided by a Rating Agency at the invitation of the Issuer or by its own volition) is withdrawn or reduced from an investment grade rating (BBB-/Baa3, or their respective equivalents for the time being, or better) to a non-investment grade rating (BB+/Ba1, or their respective equivalents for the time being, or worse) or, if the Rating Agency shall then have already rated the Rated Securities below investment grade (as described above), the rating is lowered one full rating category (from BB+/Ba1 to BB/Ba2 or such similar lowering);

“Relevant Indebtedness” means any present or future indebtedness (whether being principal, premium, interest or other amounts) in the form of or represented by notes, bonds, debentures, debenture stock, loan stock or other securities, whether issued for cash or in whole or in part for a consideration other than cash, and which, with the agreement of the person issuing the same, are quoted, listed or ordinarily dealt in on any stock exchange or recognised over-the-counter or other securities market, but shall in any event not include Project Finance Indebtedness;

[“Relevant Licence” means the Generation Licence, the Transmission Licence, the Distribution Licence, the Manweb Licence or the Supply Licence or, in any such case, and from time to time, any other licence or licences relating to the transmission, distribution or supply of electricity in the United Kingdom granted to the Issuer and/or any Relevant Subsidiary as contemplated pursuant to paragraph (A) of “Restructuring Event” below and “Relevant Licence” shall be construed accordingly;]

*[“Relevant Licence” means the Distribution Licence, the Transmission Licence or the Manweb Licence or, in any such case, and from time to time, any other licence or licences relating to the distribution or transmission of electricity in the United Kingdom granted to the Issuer and/or any Relevant Subsidiary as contemplated pursuant to paragraph (A) of “Restructuring Event” below and “Relevant Licence” shall be construed accordingly;]

[“Relevant Subsidiary” means a member of the Group that holds a Relevant Licence;]

*[“Relevant Subsidiary” means any one of SP Distribution Limited (SC189125), SP Transmission Limited (SC189126) or SP Manweb plc (2366937) or such other Subsidiary Undertaking of Scottish Power UK plc as may be agreed between Scottish Power UK plc and the Trustee from time to time;]

“Restructuring Event” means the occurrence of any one or more of the following events:

(A) (aa) the Secretary of State gives the Issuer or any Relevant Subsidiary written notice of revocation of any Relevant Licence and provided that the giving of notice pursuant to paragraph 3 of Part I of any Relevant Licence shall not be deemed to constitute the revocation of the Relevant Licence; or

(bb) the Issuer or any Relevant Subsidiary agrees in writing with the Secretary of State to any revocation or surrender of any Relevant Licence; or

(cc) any legislation (whether primary or subordinate) is enacted terminating or revoking any Relevant Licence,

except in any such case in circumstances where a licence or licences on substantially not less favourable terms is or are granted to the Issuer or one or more Relevant Subsidiaries or Subsidiary Undertakings (not being an Excluded Subsidiary) of the Issuer;

(B) any modification (other than a modification which is of a formed, minor or technical nature) is made to the terms and conditions of any Relevant Licence on or after the date of the relevant Pricing Supplement, unless two directors of the Issuer have certified in good faith to the Trustee that the modified terms and conditions are not materially less favourable to the business of the Group and to the business of the member of the Group holding the Relevant Licence; or

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(C) (aa) the Balancing and Settlement Code is terminated and not replaced by one or more agreements, commercial arrangements or open market mechanisms or frameworks, in each case on terms which two directors of the Issuer certify in good faith to the Trustee to be not materially less favourable to the business of the Group or to the business of the Relevant Subsidiary or Relevant Subsidiaries party to the Balancing and Settlement Code; or

(bb) any Relevant Subsidiary is given an Expulsion Notice (as defined in the Balancing and Settlement Code) pursuant to Section A.5.2.4 (“Expulsion”) of the Balancing and Settlement Code requiring it to cease to be a party thereto; or

(cc) where there shall have occurred a Default (as defined in the Balancing and Settlement Code) under Section H.3.1.1 (“Default”) of the Balancing and Settlement Code in relation to any Relevant Subsidiary and such default remains unremedied or unwaived; or

(dd) any Relevant Subsidiary ceases to be a party to the Balancing and Settlement Code for any reason (other than pursuant to (bb) and (cc) above) except where a licence or licences is or are granted to one or more Subsidiaries as contemplated by sub-paragraph (A) above and at or about the same time all rights and obligations of the Relevant Subsidiary pursuant to the Balancing and Settlement Code which are attributable to such licence(s) are assigned and transferred to such Subsidiary and/or Subsidiaries in such manner as the Trustee may approve (such approval not to be unreasonably withheld or delayed) or such Subsidiary or Subsidiaries enters or enter into one or more agreements, commercial arrangements or open market mechanisms or frameworks in relation to such licence(s) which the directors of the Issuer certify to be not materially less favourable to the business of the Group; or

(D) any legislation (whether primary or subordinate) is enacted which removes, qualifies or amends (other than an amendment which is of a formal, minor or technical nature) the functions or duties of the Secretary of State and/or the Gas and Electricity Markets Authority under the Electricity Act unless two directors of the Issuer have certified in good faith to the Trustee that such removal, qualification or amendment is unlikely to have a materially adverse effect on the financial condition of the Group or any Relevant Subsidiary;

“Restructuring Period” means:

(A) if at any time a Restructuring Event occurs there are Rated Securities, the period of 90 days starting from and including the day on which that Restructuring Event occurs; or

(B) if at the time a Restructuring Event occurs there are no Rated Securities, the period starting from and including the day on which that Restructuring Event occurs and ending on the day 90 days following the later of (aa) the date on which the Issuer shall seek to obtain a rating as contemplated in the definition of Negative Rating Event prior to the expiry of the 14 days referred to in that definition and (bb) the date on which a Negative Certification shall have been given to the Issuer in respect of that Restructuring Event;

“Secretary of State” means the Secretary of State for Trade and Industry (or any successor) or, as the case may be, the Secretary of State for Scotland (or any successor);

“Subsidiary” means a subsidiary within the meaning of Section 736 of the Companies Act 1985;

“Subsidiary Undertaking” shall have the meaning given to it by Section 258 of the Companies Act 1985 (but, in relation to the Issuer, shall exclude any undertaking (as defined in the Companies Act 1985) whose accounts are not included in the then latest published audited consolidated accounts of the Issuer, or (in the case of an undertaking which has first become a subsidiary undertaking of a member of the Group since the date as at which any such audited accounts were prepared) would not have been so included or consolidated if it had become so on or before that date);

“Supply Licence” means the electricity supply licence granted or treated as granted to ScottishPower Energy Retail Limited (SC190287) under Section 6(1)(d) of the Electricity Act as modified and in force from time to time; and

“Transmission Licence” means the electricity transmission licence granted or treated as granted to SP Transmission Limited (SC189126) under Section 6(1)(b) of the Electricity Act as modified and in force from time to time.

Any reference to an obligation being guaranteed shall include a reference to an indemnity being given in respect of the obligation.

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(g) Purchases

The Issuer and any of its Subsidiaries may to the extent permitted by applicable law, at any time purchase Notes (provided that all unmatured Receipts and Coupons and unexchanged Talons relating thereto are attached thereto or surrendered therewith) in the open market or otherwise at any price.

(h) Cancellation

All Notes purchased by or on behalf of the Issuer or any of its Subsidiaries shall be surrendered for cancellation, in the case of Bearer Notes, by surrendering each such Note together with all unmatured Receipts and Coupons and all unexchanged Talons to the Issuing and Paying Agent and, in the case of Registered Notes, by surrendering the Certificate representing such Notes to the Registrar and, in each case, if so surrendered, shall, together with all Notes redeemed by the Issuer, be cancelled forthwith (together with all unmatured Receipts and Coupons and unexchanged Talons attached thereto or surrendered therewith). Any Notes so surrendered for cancellation may not be reissued or resold.

7. Payments and Talons

(a) Bearer Notes

Payments of principal and interest in respect of Bearer Notes shall, subject as mentioned below, be made against presentation and surrender of the relevant Receipts (in the case of payments of Installment Amounts other than on the due date for redemption and provided that the Receipt is presented for payment together with its relative Note), Notes (in the case of all other payments of principal and, in the case of interest, as specified in Condition 7(f)(vi)) or Coupons (in the case of interest, save as specified in Condition 7(f)(ii)), as the case may be, at the specified office of any Paying Agent outside the United States by a cheque payable in the currency in which such payment is due drawn on, or, at the option of the holder, by transfer to an account denominated in that currency with, a bank in the principal financial centre for that currency or, in the case of payment in euro, at the option of the holder, by transfer to, or cheque drawn on, a euro account (or any other account to which euro may be transferred) specified by the holder.

(b) Registered Notes

(i) Payments of principal (which for the purposes of this Condition 7(b) shall include final Installment Amounts but not other Installment Amounts) in respect of Registered Notes shall be made against presentation and surrender of the relevant Certificates at the specified office of any of the Transfer Agents or of the Registrar and in the manner provided in paragraph (ii) below.

(ii) Interest (which for the purpose of this Condition 7(b) shall include all Installment Amounts other than final Installment Amounts) on Registered Notes shall be paid to the person shown on the Register at the close of business on the fifteenth day before the due date for payment thereof (the “Record Date”). Payments of interest on each Registered Note shall be made in the currency in which such payments are due by cheque drawn on a bank in the principal financial centre of the country of the currency concerned and mailed to the holder (or to the first named of joint holders) of such Note at its address appearing in the Register. Upon application by the holder to the specified office of the Registrar or any Transfer Agent before the Record Date and subject as provided in Condition 7(a) above, such payment of interest may be made by transfer to an account in the relevant currency maintained by the payee with a bank in the principal financial centre of the country of that currency or, in the case of payment in euro, by transfer to a euro account (or any other account to which euro may be transferred) specified by the holder.

(c) Payments in the United States

Notwithstanding the foregoing, if any Bearer Notes are denominated in US dollars, payments in respect thereof may be made at the specified office of any Paying Agent in New York City in the same manner as aforesaid if (i) the Issuer shall have appointed Paying Agents with specified offices outside the United States with the reasonable expectation that such Paying Agents would be able to make payment of the amounts on the Notes in the manner provided above when due, (ii) payment in full of such amounts at all such offices is illegal or

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effectively precluded by exchange controls or other similar restrictions on payment or receipt of such amounts and (iii) such payment is then permitted by United States law, without involving, in the opinion of the Issuer, any adverse tax consequence to the Issuer.

(d) Payments Subject to Fiscal Laws

All payments are subject in all cases to any applicable fiscal or other laws, regulations and directives, but without prejudice to the provisions of Condition 8. No commission or expenses shall be charged to the Noteholders or Couponholders in respect of such payments.

(e) Appointment of Agents

The Issuing and Paying Agent, the Paying Agents, the Registrar and the Transfer Agents initially appointed by the Issuer and their respective specified offices are listed below. The Issuing and Paying Agent, the Paying Agents, the Registrar, the Transfer Agents and the Calculation Agent act solely as agents of the Issuer and do not assume any obligation or relationship of agency or trust for or with any Noteholder or Couponholder. The Issuer reserves the right at any time with the approval of the Trustee to vary or terminate the appointment of the Issuing and Paying Agent, any other Paying Agent, the Registrar, any Transfer Agent or the Calculation Agent and to appoint additional or other Paying Agents or Transfer Agents, provided that the Issuer shall at all times maintain (i) an Issuing and Paying Agent, (ii) a Registrar in relation to Registered Notes, (iii) a Transfer Agent in relation to Registered Notes, (iv) one or more Calculation Agent(s) where the Conditions so require, (v) Paying Agents having specified offices in at least two major European cities (including London, so long as the Notes are listed on the Official List and admitted to trading on the London Stock Exchange’s market for listed securities), (vi) such other agents as may be required by any other stock exchange on which the Notes may be listed, in each case, as approved by the Trustee and (vii) if European Council Directive 2003/48.EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26th-27th November 2000 is brought into force, a Paying Agent in a European Union member state that will not be obliged to withhold or deduct tax pursuant to any such Directive, if there is any such member state.

In addition, the Issuer shall forthwith appoint a Paying Agent in New York City in respect of any Bearer Notes denominated in US dollars in the circumstances described in paragraph (c) above.

Notice of any such change or any change of any specified office shall promptly be given to the Noteholders.

(f) Unmatured Coupons and Receipts and Unexchanged Talons

(i) Unless the Pricing Supplement provides that the relative Coupons are to become void upon the due date for redemption of those Notes, Bearer Notes should be surrendered for payment together with all unmatured Coupons (if any) appertaining thereto, failing which an amount equal to the face value of each missing unmatured Coupon (or, in the case of payment not being made in full, that proportion of the amount of such missing unmatured Coupon that the sum of principal so paid bears to the total principal due) shall be deducted from the Redemption Amount due for payment. Any amount so deducted shall be paid in the manner mentioned above against surrender of such missing Coupon within a period of 10 years from the Relevant Date for the payment of such principal (whether or not such Coupon has become void pursuant to Condition 9).

(ii) If the Pricing Supplement so provides, upon the due date for redemption of any Bearer Note, unmatured Coupons relating to such Note (whether or not attached) shall become void and no payment shall be made in respect of them.

(iii) Upon the due date for redemption of any Bearer Note, any unexchanged Talon relating to such Note (whether or not attached) shall become void and no Coupon shall be delivered in respect of such Talon.

(iv) Upon the due date for redemption of any Bearer Note that is redeemable in installments, all Receipts relating to such Note having an Installment Date falling on or after such due date (whether or not attached) shall become void and no payment shall be made in respect of them.

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(v) Where any Bearer Note that provides that the relative unmatured Coupons are to become void upon the due date for redemption of those Notes is presented for redemption without all unmatured Coupons and any unexchanged Talon relating to it, and where any Bearer Note is presented for redemption without all unmatured Coupons and any unexchanged Talon relating to it, redemption shall be made only against the provision of such indemnity as the Issuer may require.

(vi) If the due date for redemption of any Note is not a due date for payment of interest, interest accrued from the preceding due date for payment of interest or the Interest Commencement Date, as the case may be, shall only be payable against presentation (and surrender if appropriate) of the relevant Bearer Note or Certificate representing it, as the case may be. Interest accrued on a Note that only bears interest after its Maturity Date shall be payable on redemption of such Note against presentation of the relevant Note or Certificate representing it, as the case may be.

(g) Talons

On or after the Interest Payment Date for the final Coupon forming part of a Coupon sheet issued in respect of any Bearer Note, the Talon forming part of such Coupon sheet may be surrendered at the specified office of the Issuing and Paying Agent in exchange for a further Coupon sheet (and if necessary another Talon for a further Coupon sheet) (but excluding any Coupons that may have become void pursuant to Condition 9).

(h) Non-Business Days

If any date for payment in respect of any Note, Receipt or Coupon is not a business day, the holder shall not be entitled to payment until the next following business day nor to any interest or other sum in respect of such postponed payment. In this paragraph, “business day” means a day (other than a Saturday or a Sunday) on which banks and foreign exchange markets are open for business in the relevant place of presentation, in such jurisdictions as shall be specified as “Business Day Jurisdictions” hereon and:

(i) (in the case of a payment in a currency other than euro) where payment is to be made by transfer to an account maintained with a bank in the relevant currency, on which foreign exchange transactions may be carried on in the relevant currency in the principal financial centre of the country of such currency or

(ii) (in the case of a payment in euro) which is a TARGET Business Day.

8. Taxation

All payments of principal and interest by or on behalf of the Issuer in respect of the Notes, the Receipts and the Coupons shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within the United Kingdom or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law. In the event of such a withholding or deduction required by law, the Issuer shall pay such additional amounts as shall result in receipt by the Noteholders and Couponholders of such amounts as would have been received by them had no such withholding or deduction been required, except that no such additional amounts shall be payable with respect to any Note, Receipt or Coupon:

(a) to, or to a third party on behalf of, a holder who is liable to such taxes, duties, assessments or governmental charges in respect of such Note, Receipt or Coupon by reason of his having some connection with the United Kingdom other than the mere holding of the Note, Receipt or Coupon; or

(b) presented (or in respect of which the Certificate representing it is presented) for payment more than 30 days after the Relevant Date except to the extent that the holder of it would have been entitled to such additional amounts on presenting it for payment on the thirtieth day; or

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(c) where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48.EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26th-27th November 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(d) presented for payment by or on behalf of a Noteholder or a Couponholder who would have been able to avoid such withholding or deduction by presenting the relevant Note, Receipt or Coupon to another Paying Agent in a Member State of the European Union.

As used in these Conditions, “Relevant Date” in respect of any Note, Receipt or Coupon means the date on which payment in respect of it first becomes due or (if any amount of the money payable is improperly withheld or refused) the date on which payment in full of the amount outstanding is made or (if earlier) the date seven days after that on which notice is duly given to the Noteholders that, upon further presentation of the Note (or relative Certificate), Receipt or Coupon being made in accordance with the Conditions, such payment will be made, provided that payment is in fact made upon such presentation. References in these Conditions to (i) “principal” shall be deemed to include any premium payable in respect of the Notes, all Installment Amounts, Redemption Amounts, Amortised Face Amounts and all other amounts in the nature of principal payable pursuant to Condition 6 or any amendment or supplement to it, (ii) “interest” shall be deemed to include all Interest Amounts and all other amounts payable pursuant to Condition 5 or any amendment or supplement to it and (iii) “principal” and/or “interest” shall be deemed to include any additional amounts that may be payable under this Condition or any undertaking given in addition to or in substitution for it under the Trust Deed.

9. Prescription

Claims against the Issuer for payment in respect of the Notes, Receipts and Coupons (which, for this purpose, shall not include Talons) shall be prescribed and become void unless made within 10 years (in the case of principal) or five years (in the case of interest) from the appropriate Relevant Date in respect of them.

10. Events of Default

The Trustee at its discretion may, and if so requested in writing by the holders of at least one-quarter in principal amount of the Notes then outstanding or if so directed by an Extraordinary Resolution of the Noteholders shall, subject to being indemnified to its satisfaction, (but, in the case of the happening of any of the events mentioned in sub-paragraphs (b), (c), (e), (f), (g) and (h) below, only if the Trustee shall have certified in writing to the Issuer that such event is, in its opinion, materially prejudicial to the interests of the Noteholders), give notice to the Issuer that the Notes are, and they shall accordingly thereby forthwith become, immediately due and repayable at their principal amount together with accrued interest (as provided in the Trust Deed) if any of the following events (each an “Event of Default”) shall have occurred (unless such Event of Default has been remedied to the satisfaction of the Trustee):

(a) if default is made for a period of 14 days or more in the payment of any principal or the purchase price due in respect of the Notes or any of them pursuant to Condition 6 or 21 days or more in the payment of any interest due in respect of the Notes or any of them; or

(b) if the Issuer fails to perform or observe any of its other obligations under the Notes or the Trust Deed and (except where the Trustee shall have certified to the Issuer in writing that it considers such failure to be incapable of remedy in which case no such notice or continuation as is hereinafter mentioned will be required) such failure continues for the period of 60 days (or such longer period as the Trustee may in its absolute discretion permit) next following the service by the Trustee of notice on the Issuer requiring the same to be remedied; or

(c) if (i) any other indebtedness for borrowed money of the Issuer or any Principal Subsidiary becomes due and repayable prior to its stated maturity by reason of an event of default or (ii) any such indebtedness for borrowed money is not paid when due or, as the case may be, within any applicable grace period (as originally provided) or (iii) the Issuer or any Principal Subsidiary fails to pay when due (or, as the case may be, within any originally applicable

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grace period) any amount payable by it under any present or future guarantee for, or indemnity in respect of, any indebtedness for borrowed money of any person or (iv) any security given by the Issuer or any Principal Subsidiary for any indebtedness for borrowed money of any person or for any guarantee or indemnity of indebtedness for borrowed money of any person becomes enforceable by reason of default in relation thereto and steps are taken to enforce such security, save in any such case where there is a bona fide dispute as to whether the relevant indebtedness for borrowed money or any such guarantee or indemnity as aforesaid shall be due and payable, provided that the aggregate amount of the relevant indebtedness for borrowed money in respect of which any one or more of the events mentioned above in this sub-paragraph (c) has or have occurred equals or exceeds whichever is the greater of £20,000,000 or its equivalent in other currencies (as determined by the Trustee) or 2% of Capital and Reserves, and for the purposes of this sub-paragraph (c), “indebtedness for borrowed money” shall exclude Project Finance Indebtedness; or

(d) if any order shall be made by any competent court or any resolution shall be passed for the winding up or dissolution of the Issuer, save for the purpose of amalgamation, merger, consolidation, reorganisation, reconstruction or other similar arrangement on terms previously approved in writing by the Trustee (such approval not to be unreasonably withheld or delayed having regard to the interests of the Noteholders) or by an Extraordinary Resolution of the Noteholders; or

(e) if any order shall be made by any competent court or any resolution shall be passed for the winding up or dissolution of a Principal Subsidiary, save for the purposes of amalgamation, merger, consolidation, reorganisation, reconstruction or other similar arrangement (A) not involving or arising out of the insolvency of such Principal Subsidiary and under which all the surplus assets of such Principal Subsidiary are transferred to the Issuer or any of its other Subsidiaries (other than an Excluded Subsidiary) or (B) the terms of which have previously been approved in writing by the Trustee (such approval not to be unreasonably withheld or delayed having regard to the interests of Noteholders) or by an Extraordinary Resolution of the Noteholders; or

(f) if the Issuer or any Principal Subsidiary shall cease to carry on the whole or substantially the whole of its business (which, for the avoidance of doubt, is, in the case of the Issuer, its operation as a holding company), save:

(i) in each case for the purpose of amalgamation, merger, consolidation, reorganisation, reconstruction or other similar arrangement (A) not involving or arising out of the insolvency of the Issuer or such Principal Subsidiary and under which all or substantially all of its assets are transferred to another member or members of the Group (other than an Excluded Subsidiary) or to a transferee or transferees which is or are, or immediately upon such transfer become(s), a member or members of the Group (other than an Excluded Subsidiary), or (B) the terms of which have previously been approved in writing by the Trustee or by an Extraordinary Resolution of the Noteholders; or

[(ii) in each case where there is a disposal of Scottish Power UK plc or a Principal Subsidiary or the business of any Principal Subsidiary under which all or substantially all of its assets are transferred to a third party or parties (whether associates or not) for full consideration, by the Issuer or a member or members of the Group (other than an Excluded Subsidiary) on an arm’s length basis.]

*[(ii) in each case where there is a disposal of a Principal Subsidiary or the business of any Principal Subsidiary under which all or substantially all of its assets are transferred to a third party or parties (whether associates or not) for full consideration, by the Issuer or a member or members of the Group (other than an Excluded Subsidiary) on an arm’s length basis.]

provided that if neither the Issuer nor any Subsidiary Undertaking holds a Relevant Licence, the Issuer shall be deemed to have ceased to carry on the whole or substantially the whole of its business (and neither of exceptions (i)(A) or (ii) shall apply); or

(g) if the Issuer or any Principal Subsidiary shall suspend or announce its intention to suspend payment of its debts generally or shall be declared or adjudicated by a competent court to be unable, or shall admit in writing its inability, to pay its debts generally (within the meaning of Section 123(1) or (2) of the Insolvency Act 1986) as they fall due, or shall be

25

adjudicated or found insolvent by a competent court or shall enter into any composition or other similar arrangement with its creditors generally under Section 1 of the Insolvency Act 1986; or

(h) if a receiver, administrative receiver, administrator or other similar official shall be appointed in relation to the Issuer or any Principal Subsidiary or in relation to the whole or a substantial part of the undertaking or assets of any of them or a distress, execution or other process shall be levied or enforced upon or sued out against, or any encumbrancer shall take possession of, the whole or a substantial part of the assets of any of them and in any of the foregoing cases it or he shall not be paid out or discharged within 90 days (or such longer period as the Trustee may in its absolute discretion permit).

For the purposes of sub-paragraph (g) above, Section 123(1)(a) of the Insolvency Act 1986 shall have effect as if for “£750” there was substituted “£500,000”. Neither the Issuer nor any Principal Subsidiary shall be deemed to be unable to pay its debts for the purposes of sub-paragraph (g) above if any such demand as is mentioned in Section 123(1)(a) of the Insolvency Act 1986 is being contested in good faith by the Issuer or the relevant Principal Subsidiary with recourse to all appropriate measures and procedures or if any such demand is satisfied before the expiration of such period as may be stated in any notice given by the Trustee under this Condition.

11. Meetings of Noteholders, Modification, Waiver and Substitution

(a) Meetings of Noteholders

The Trust Deed contains provisions for convening meetings of Noteholders to consider matters affecting their interests, including the modification of any of the terms and conditions of the Notes or any provisions of the Trust Deed. Any such modification may be made if sanctioned by an Extraordinary Resolution (which as provided in the Trust Deed may be passed by written resolution by or on behalf of the holders of not less than 75 per cent. in principal amount of the Notes, as well as at a meeting of Noteholders). The quorum for any meeting convened to consider an Extraordinary Resolution will be one or more persons holding or representing a clear majority in principal amount of the Notes for the time being outstanding, or at any adjourned meeting, one or more persons being or representing Noteholders whatever the principal amount of the Notes held or represented, unless the business of such meeting includes consideration of proposals, inter alia (i) to postpone the maturity or redemption of the Notes, any Installment Date or any date for payment of any interest or Interest Amount on the Notes, (ii) to reduce or cancel the principal amount of, or any Installment Amount of, or any premium payable on redemption of, the Notes, (iii) to reduce the rate or rates of interest in respect of the Notes or to vary the method or basis of calculating the rate or rates or amount of interest or the basis for calculating any Interest Amount in respect of the Notes, (iv) if a Minimum and/or a Maximum Interest Rate, Installment Amount or Redemption Amount is shown hereon, to reduce any such Minimum and/or Maximum, (v) to vary any method of, or basis for, calculating the Redemption Amount, including the method of calculating the Amortised Face Amount, (vi) to vary the currency or currencies of payment or denomination of the Notes, (vii) to take any steps that as specified hereon may only be taken following approval by an Extraordinary Resolution to which the special quorum provisions apply, or (viii) to modify the provisions concerning the quorum required at any meeting of Noteholders or the majority required to pass the Extraordinary Resolution, in which case the necessary quorum shall be one or more persons holding or representing not less than two-thirds, or at any adjourned meeting not less than one-third, in principal amount of the Notes for the time being outstanding. Any Extraordinary Resolution duly passed shall be binding on Noteholders (whether or not they were present at the meeting at which such resolution was passed) and on all Couponholders.

These Conditions may be amended, modified or varied in relation to any Series of Notes by the terms of the relevant Pricing Supplement in relation to such Series.

(b) Modification of the Trust Deed

The Trustee may agree, without the consent of the Noteholders or Couponholders, to (i) any modification of any of the provisions of the Trust Deed, the Notes or the Coupons that is of a formal, minor or technical nature or is made to correct a manifest error, and (ii) any other modification (except as mentioned in the Trust Deed), and any waiver or authorisation of any

26

breach or proposed breach, of any of the provisions of the Trust Deed that is in the opinion of the Trustee not materially prejudicial to the interests of the Noteholders. Any such modification, authorisation or waiver shall be binding on the Noteholders and the Couponholders and, if the Trustee so requires, such modification shall be notified to the Noteholders as soon as practicable.

(c) Substitution

The Trust Deed contains provisions permitting the Trustee to agree, subject to such amendment of the Trust Deed and such other conditions as the Trustee may require, but without the consent of the Noteholders or the Couponholders, to the substitution of any other company in place of the Issuer, or of any previous substituted company, as principal debtor under the Trust Deed and the Notes. In the case of such a substitution the Trustee may agree, without the consent of the Noteholders or the Couponholders, to a change of the law governing the Notes, the Receipts, the Coupons, the Talons and/or the Trust Deed provided that such change would not in the opinion of the Trustee be materially prejudicial to the interests of the Noteholders.

(d) Entitlement of the Trustee

In connection with the exercise of its functions (including but not limited to those referred to in this Condition) the Trustee shall have regard to the interests of the Noteholders as a class and shall not have regard to the consequences of such exercise for individual Noteholders or Couponholders and the Trustee shall not be entitled to require, nor shall any Noteholder or Couponholder be entitled to claim, from the Issuer any indemnification or payment in respect of any tax consequence of any such exercise upon individual Noteholders or Couponholders.

12. Replacement of Notes, Certificates, Receipts, Coupons and Talons

If a Note, Certificate, Receipt, Coupon or Talon is lost, stolen, mutilated, defaced or destroyed, it may be replaced, subject to applicable laws, regulations and stock exchange or other applicable authority regulations, at the specified office of the Issuing and Paying Agent (in the case of Bearer Notes, Receipts, Coupons or Talons) and of the Registrar (in the case of Certificates) or such other Paying Agent or Transfer Agent, as the case may be, as may from time to time be designated by the Issuer for the purpose and notice of whose designation is given to Noteholders, in each case on payment by the claimant of the fees and costs incurred in connection therewith and on such terms as to evidence, security and indemnity (which may provide, inter alia, that if the allegedly lost, stolen or destroyed Note, Certificate, Receipt, Coupon or Talon is subsequently presented for payment or, as the case may be, for exchange for further Coupons, there shall be paid to the Issuer on demand the amount payable by the Issuer in respect of such Notes, Certificates, Receipts, Coupons or further Coupons) and otherwise as the Issuer may reasonably require. Mutilated or defaced Notes, Certificates, Receipts, Coupons or Talons must be surrendered before replacements will be issued.

13. Further Issues

The Issuer may from time to time without the consent of the Noteholders or Couponholders create and issue further securities either having the same terms and conditions as the Notes in all respects (or in all respects except for the first payment of interest on them) and so that such further issue shall be consolidated and form a single series with the outstanding securities of any series (including the Notes) or upon such terms as the Issuer may determine at the time of their issue. References in these Conditions to the Notes include (unless the context requires otherwise) any other securities issued pursuant to this Condition and forming a single series with the Notes. Any further securities forming a single series with the outstanding securities of any series (including the Notes) constituted by the Trust Deed or any deed supplemental to it shall, and any other securities may (with the consent of the Trustee), be constituted by the Trust Deed. The Trust Deed contains provisions for convening a single meeting of the Noteholders and the holders of securities of other series where the Trustee so decides.

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14. Enforcement

At any time after the Notes become due and payable, the Trustee may, at its discretion and without further notice, institute such proceedings against the Issuer as it may think fit to enforce the terms of the Trust Deed, but it need not take any such proceedings unless (a) it shall have been so directed by an Extraordinary Resolution or so requested in writing by holders of at least one-fifth in principal amount of the Notes outstanding, and (b) it shall have been indemnified to its satisfaction. No Noteholder, Receiptholder or Couponholder may proceed directly against the Issuer unless the Trustee, having become bound so to proceed fails to do so within a reasonable time and such failure is continuing.

15. Indemnification of the Trustee

The Trust Deed contains provisions for the indemnification of the Trustee and for its relief from responsibility. The Trustee is entitled to enter into business transactions with the Issuer and any entity related to the Issuer without accounting for any profit.

16. Notices

Notices to the holders of Registered Notes shall be mailed to them at their respective addresses in the Register and deemed to have been given on the fourth weekday (being a day other than a Saturday or a Sunday) after the date of mailing. Notices to the holders of Bearer Notes shall be valid if published in a daily newspaper of general circulation in the United Kingdom (which is expected to be the Financial Times). The Issuer shall also ensure that notices are duly published in a manner which complies with the rules and regulations of any other stock exchange on which the Notes are, for the time being, listed or other applicable authority to which it is subject. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the first date on which publication is made, as provided above.

Couponholders shall be deemed for all purposes to have notice of the contents of any notice given to the holders of Bearer Notes in accordance with this Condition.

17. Contracts (Rights of Third Parties) Act 1999

No person shall have any right to enforce any term or condition of the Notes, the Receipts, the Coupons or the Talons under the Contracts (Rights of Third Parties) Act 1999.

18. Governing Law and Jurisdiction

(a) Governing Law

The Trust Deed, the Notes, the Receipts, the Coupons and the Talons are governed by, and shall be construed in accordance with, English law.

(b) Jurisdiction

The courts of England are to have jurisdiction to settle any disputes that may arise out of or in connection with any Notes, Receipts, Coupons or Talons and accordingly any legal action or proceedings arising out of or in connection with any Notes, Receipts, Coupons or Talons (“Proceedings”) may be brought in such courts. The Issuer has in the Trust Deed irrevocably submitted to the jurisdiction of such courts.

(c) Service of Process

[The Issuer, in accordance with the Trust Deed, will appoint its London office, whose address is 5th Floor, 30 Cannon Street, London EC4M 6XH to act as its agent in England to receive, for it and on its behalf, service of process in any Proceedings in England.]

* [The Issuer, in accordance with the Trust Deed, will procure the appointment of Scottish Power plc’s London office, whose address is 5th Floor, 30 Cannon Street, London EC4M 6XH to act as its agent in England to receive, for it and on its behalf, service of process in any Proceedings in England.]

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EXHIBIT 4.12

CONFORMED COPY

AGREEMENT

DATED 3RD JUNE, 2004

US$375,000,000

MULTICURRENCY REVOLVING CREDIT FACILITY

For

SCOTTISH POWER PLC

arranged by

THE BANK OF TOKYO-MITSUBISHI, LTD.

BARCLAYS CAPITAL

COMMERZBANK AKTIENGESELLSCHAFT

(acting through COMMERZBANK SECURITIES)

HSBC BANK PLC

J.P. MORGAN PLC

and

THE ROYAL BANK OF SCOTLAND PLC

ALLEN & OVERY

ALLEN & OVERY LLP

LONDON

1

THIS AGREEMENT is dated 3rd June, 2004 BETWEEN:

(1)	SCOTTISH POWER PLC (Registered No. SC193794) (the Company);

(2)	THE BANK OF TOKYO-MITSUBISHI, LTD., BARCLAYS CAPITAL, COMMERZBANK AKTIENGESELLSCHAFT (acting through Commerzbank Securities), HSBC BANK PLC, J.P. MORGAN PLC and THE ROYAL BANK OF SCOTLAND PLC as mandated lead arrangers (in this capacity the Mandated Lead Arrangers);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Original Parties) as banks (the Original Banks); and

(4)	THE ROYAL BANK OF SCOTLAND PLC as agent (in this capacity the Agent).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Affiliate means a Subsidiary or a Holding Company (as defined in Section 736 of the Companies Act 1985) of a person and any other Subsidiary of that Holding Company.

Agent’s Spot Rate of Exchange means the Agent’s spot rate of exchange for the purchase of the relevant Optional Currency in the London foreign exchange market with US Dollars at or about 11.00 a.m. on a particular day.

Availability Period means the period from and including the date of this Agreement to and including the Final Maturity Date.

Balance Sheet means, at any time, the latest published audited consolidated balance sheet of the Group on an historic cost basis.

Bank means:

(a)	any Original Bank; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 25 (Changes to the Parties).

Borrowings means any indebtedness in respect of:

(a)	moneys borrowed and debit balances at banks and other financial institutions;

(b)	any debt security including any bond, note or loan stock;

(c)	any acceptance under any acceptance credit facility opened by a bank or other financial institution;

2

(d)	the sale or discounting of receivables (except to the extent that such sale or discounting is on a non-recourse basis);

(e)	any lease which the Company accounts for as a finance lease as such term is described in the Statement of Standard Accounting Practices No. 21 (or any successor statement or financial reporting standard);

(f)	any accrued fixed or minimum premium payable on the repayment or redemption of any instrument referred to in paragraph (b) above;

(g)	for the purposes of Clause 17.5 (Cross-default) only, any derivative transaction including interest rate swaps, currency swaps (including spot and forward exchange contracts), caps, collars, floors and similar obligations (and, when calculating the value of any such derivative transaction, only the marked to market value shall be taken into account);

(h)	the acquisition cost of any asset to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(i)	any other transaction which has the commercial effect of a borrowing, including for the avoidance of doubt, any proceeds received by any member of the Group in connection with a securitisation or transaction of a similar effect in respect of the assets of that member of the Group; and

(j)	any guarantee, indemnity and/or other form of assurance against financial loss by any member of the Group in respect of any indebtedness of any person of a type referred to in paragraphs (a) to (i) above (in the case of paragraph (g) above, for the purposes of Clause 17.5 (Cross-default) only).

Any amount outstanding in a currency other than Sterling is to be taken into account at its Sterling equivalent calculated on the basis of the Agent’s spot rate of exchange at 11.00 a.m. on the day the relevant amount falls to be calculated. However, indebtedness owing by one member of the Group to another member of the Group shall not be taken into account as Borrowings and, for the purposes of calculating the amount of Borrowings at any time:

(i)	deep discount borrowings will be valued at the amount attributed to them in the then latest Balance Sheet; and

(ii)	no item of indebtedness will be double counted by the inclusion of both the primary indebtedness and indebtedness arising under a guarantee, indemnity and/or other form of assurance with respect to that primary indebtedness.

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for business in:

(a)	London; and

(b)	Glasgow; and

(c)	New York; and

3

(d)	in relation to a transaction involving an Optional Currency (other than euros) the principal financial centre of the country of that Optional Currency; and

(e)	in relation to a transaction involving euros, a TARGET Day.

Commitment means:

(a)	for an Original Bank, the amount set opposite its name in Schedule 1 under the heading “Commitments” and the amount of any other Commitment it acquires under Clause 25 (Changes to the Parties); and

(b)	for any other Bank the amount of any Commitment it acquires under Clause 25 (Changes to the Parties),

to the extent not cancelled, transferred or reduced under this Agreement.

Consolidated Dividends means, in respect of any period, the aggregate of any dividend or other distribution declared, recommended or made by the Company during that period.

Consolidated EBITDA means in respect of any financial year of the Group, the consolidated profits of the Group before:

(a)	Net Interest Payable;

(b)	tax;

(c)	depreciation;

(d)	amortisation (including, for the avoidance of doubt, of goodwill); and

(e)	extraordinary and exceptional items,

but adjusted by deducting any amount attributable to minority interests, as determined from the financial statements of the Group and compliance certificates delivered under, respectively, Clause 16.2 (Financial information) and Clause 16.6 (Compliance certificates).

Dangerous Substance means any radioactive emissions and any natural or artificial substance (whether in solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) capable (in each case) of causing harm to man or any other living organism or damaging the environment or public health or welfare, including (without limitation) any controlled, special, hazardous, toxic, radioactive or dangerous waste.

Default means an Event of Default or an event which, with the giving of notice, lapse of time, or fulfilment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

Earnings means, in respect of any period, the consolidated profits of the Group after tax, adjusted by:

(a)	adding back any amount attributable to amortisation of goodwill; and

(b)	taking no account of any exceptional item,

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as determined from the financial statements of the Group and compliance certificates delivered under, respectively, Clause 16.2 (Financial information) and Clause 16.6 (Compliance certificates).

EC means the European Community and its successors.

EBITDA means in respect of any financial year of a company, the consolidated profits of that company before:

(a)	Net Interest Payable attributable to it;

(b)	tax;

(c)	depreciation;

(d)	amortisation (including, for the avoidance of doubt, of goodwill); and

(e)	extraordinary and exceptional items,

but adjusted by deducting any amount attributable to minority interests, in each case which are attributable to that company.

EIB means the European Investment Bank.

EIB Facilities means any credit facilities made available by the European Investment Bank to a UK Subsidiary after the date of this Agreement.

Electricity Act means the Electricity Act 1989, as amended by the Utilities Act 2000 and, unless the context so requires, all subordinate legislation made pursuant thereto.

Energy Laws means the Electricity Act and all other laws, regulations or requirements of any relevant authority (in so far as such regulations or requirements have the force of law) relating to the generation, transmission, distribution, supply or trading of electricity or any other sources of energy in each jurisdiction in which any member of the Group carries on business at any time.

Environmental Claim means any claim by any person in connection with:

(a)	a breach, or alleged breach, of Environmental Law;

(b)	any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to any living organism or the environment; or

(c)	any other environmental contamination.

Environmental Law means all laws, regulations, codes of practice, circulars, guidance notices and the like (whether in the United Kingdom or elsewhere) whether or not having the force of law but if not having the force of law compliance with which is customary in the industry in which any member of the Group operates concerning the protection of human health or the environment or the conditions of the work place or the generation, transportation, storage, treatment or disposal of Dangerous Substances.

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Environmental Licence means any permit, licence, authorisation, consent or other approval required by any Environmental Law.

EURIBOR means for a Term of any Loan or overdue amount in euro:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for that Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of 11.00 a.m. (Brussels time) on the Rate Fixing Day for the offering of deposits in euro for a period comparable to that Term.

euro means the single currency of the Participating Member States.

Event of Default means an event specified as such in Clause 17.1 (Events of Default).

Existing Facility Agreement means the US$1,000,000,000 multicurrency credit facility dated 12th June, 2003 between, among others, the Company and the Agent.

Existing Facility A means Facility A as defined in the Existing Facility Agreement.

Existing Facility A Loan means the principal amount of a borrowing by the Company under Facility A or the principal amount outstanding of that borrowing.

Existing Facility B means Facility B as defined in the Existing Facility Agreement.

Existing Facility B Loan means the principal amount of a borrowing by the Company under Existing Facility B or the principal amount outstanding of that borrowing.

Existing Facility B Total Commitments means the Total Facility B Commitments as defined in the Existing Facility Agreement.

Facility means the revolving credit facility referred to in Clause 2 (The Facility).

Facility Office means, subject to Clause 25.6 (Change of Facility Office)), the office(s) notified by a Bank to the Agent:

(a)	on or before the date it becomes a Bank; or

(b)	by not less than five Business Days’ notice,

as the office(s) through which it will perform all or any of its obligations under this Agreement.

Fee Letter means:

(a)	the letter dated the date of this Agreement between the Mandated Lead Arrangers and the Company setting out the amount of various fees referred to in Clause 19.1 (Front-end fees);

(b)	the letter dated the date of this Agreement between the Agent and the Company setting out the amount of various fees referred to in Clause 19.4 (Agent’s fee).

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Final Maturity Date means 12th June, 2008.

Finance Document means this Agreement, a Fee Letter, a Novation Certificate or any other document designated as such by the Agent and the Company.

Finance Party means a Mandated Lead Arranger, a Bank or the Agent.

Group means at any time the Company and its Subsidiaries at that time.

Hedging Liabilities means indebtedness arising in respect of obligations of the type referred to in paragraph (g) of the definition of “Borrowings” in this Clause 1.1.

IBOR means LIBOR or EURIBOR.

Interest Payable means, in respect of any financial period, all interest, discount and acceptance commission and all other continuing, regular or periodic costs, charges and expenses in the nature of interest (whether paid, payable or capitalised) or treated for accounting purposes as interest, incurred by the Group in effecting, servicing or maintaining Total Consolidated Borrowings during that period.

Interest Receivable means, in respect of any financial period, interest and amounts in the nature of interest received during that period by the Group from persons outside the Group.

Investments means:

(a)	cash on current account or cash on deposit with, or certificates of deposit issued by, or bills of exchange accepted by, any bank incorporated in an OECD country from which proceeds are readily remittable to the United Kingdom, and in each case, where the deposit or the maturity is for a duration of six months or less; and

(b)	bonds or treasury bills issued by an OECD government or agency, bonds rated single-A or above by a major rating agency and commercial paper rated A1 or P1 by a major rating agency, in each case, where the proceeds of which are readily remittable to the United Kingdom.

LIBOR means for a Term of any Loan or overdue amount (other than in euro):

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for the relevant currency or Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. on the Rate Fixing Day for the offering of deposits in the currency of that Loan or overdue amount for a period comparable to that Term.

Licence means each licence or other similar authorisation granted by any relevant UK or US authority (as the case may be) to a member of the Group carrying on business in the United Kingdom or United States (as the case may be) pursuant to any Energy Law or otherwise to permit it to carry out generation, transmission, distribution or supply of electricity or to trade electricity.

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Loan means the principal amount of a borrowing by the Company under this Agreement or the principal amount outstanding of that borrowing.

Majority Banks means, at any time, Banks:

(a)	the aggregate of whose shares in the outstanding Loans and undrawn Commitments then represents 66 2/3 per cent. or more of the aggregate of all the outstanding Loans and undrawn Commitments of all the Banks;

(b)	if there is no Loan then outstanding, whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the Total Commitments; or

(c)	if there is no Loan then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 66 2/3 per cent. or more of the Total Commitments immediately before the reduction.

Mandatory Cost means the cost of complying with certain regulatory requirements, expressed as a percentage rate per annum and calculated by the Agent under Schedule 3 (Calculation of Mandatory cost).

Mandatory Subsidiaries means:

(a)	SP Distribution, SP Manweb, SP Transmission, SP UK and PacifiCorp; and

(b)	any Subsidiary to whom a Mandatory Subsidiary sells, transfers, grants, leases or otherwise disposes of any Licence, in whole or in part.

Margin means:

(a)	0.50 per cent. per annum; or

(b)	at any time, if different, the rate per annum determined by reference to the lower of the Company’s long term credit ratings assigned by S&P or Moody’s (or any other rating agency approved for this purpose by the Majority Banks) last published (and not withdrawn) at that time, as follows:

Rating		Margin (% per annum)
S&P	Moody’s
A or better	A2 or better	0.40
A-	A3	0.45
BBB+	Baa1	0.50
BBB	Baa2	0.55
BBB- or lower (or if (1) the Borrower ceases to have such rating; or (2) an Event of Default is outstanding)	Baa3 or lower (or if (1) the Borrower ceases to have such rating; or (2) an Event of Default is outstanding)	0.75

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Material Adverse Effect means any effect which, in the opinion of the Majority Banks, is or is reasonably likely to be materially adverse to the ability of the Company to perform any of its payment obligations under any of the Finance Documents (taking into account resources available to it without breaching the terms of this Agreement from other members of the Group), or to comply with any of its obligations under Clause 16.12 (Financial covenants).

Moody’s means Moody’s Investors Service, Inc.

Net Interest Payable means, in respect of any financial period, Interest Payable during that period less Interest Receivable during that period.

Novation Certificate means a duly completed certificate, substantially in the form of Schedule 5 (Form of Novation Certificate).

Ofgem means the Office of Gas and Electricity Markets.

Operating Profit means the consolidated net pre-taxation profits (after adding back Net Interest Payable and amortisation (including for the avoidance of doubt, of goodwill)) of the Group for a financial year of the Group before taking account of any exceptional or extraordinary profits (or losses), as determined from the financial statements of the Group and compliance certificates delivered under, respectively, Clause 16.2 (Financial information) and Clause 16.6 (Compliance certificates).

Optional Currency means Sterling, euros or any other currency (other than US Dollars) which is for the time being freely transferable and convertible into US Dollars and deposits of which are readily available in the London interbank market.

Original Dollar Amount means:

(a)	the principal amount of a Loan denominated in US Dollars; or

(b)	the principal amount of a Loan denominated in an Optional Currency translated into US Dollars on the basis of the Agent’s Spot Rate of Exchange three Business Days before its Utilisation Date.

Original Group Accounts means the audited consolidated accounts of the Group for the year ended 31st March, 2004.

PacifiCorp means PacifiCorp (a company incorporated in Portland, Oregon).

PacifiCorp Facility means a US$800,000,000 loan facility for PacifiCorp dated 28th May, 2004.

Participating Member State means a member state of the European Communities that adopts or has adopted the euro as its lawful currency under the legislation of the European Community for Economic Monetary Union.

Party means a party to this Agreement.

Permitted Security Interest means:

(a)	any Security Interest created or outstanding with the prior written consent of the Majority Banks;

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(b)	any lien or hypothecation arising by operation of law or contained in a contract for the sale of goods, supply of services or joint operation of assets entered into in the ordinary course of trade of the company creating the same;

(c)	Security Interests not otherwise permitted under paragraphs (a) and (b) above provided that the aggregate principal amount of the indebtedness secured by Security Interests permitted under this paragraph (c) shall not at any time exceed an amount equal to 15 per cent. of Tangible Consolidated Net Worth at that time;

(d)	any Security Interest created by a Project Finance Subsidiary to secure its Project Finance Borrowings; and

(e)	any Security Interest created by PacifiCorp and permitted under clause 5.07 (Negative Pledge) of the PacifiCorp Facility.

Principal Subsidiary means:

(a)	each Mandatory Subsidiary and each other Subsidiary so designated by the Company in accordance with Clause 16.5 (Principal Subsidiaries) such that the aggregate EBITDA and Net Assets of the Principal Subsidiary Group equals or exceeds 75 per cent. of Consolidated EBITDA and the Net Assets of the Group respectively, all as calculated by reference to (in the case of any Subsidiary) each relevant Subsidiary’s most recent annual accounts and (in the case of the Group) in the most recent annual consolidated accounts of the Group and for this purpose Net Assets in relation to any Subsidiary means its total assets (excluding goodwill) less its total liabilities and in relation to the Group means the total assets (excluding goodwill) of the Group less its total liabilities; and

(b)	any other Subsidiary or Subsidiaries of the Company to whom all or substantially all of the assets or business of a Principal Subsidiary are transferred.

Principal Subsidiary Group means at any time the Principal Subsidiaries at that time.

Project Finance Borrowings means any Borrowing which finances, and any Hedging Liabilities incurred in the financing of the acquisition, development, ownership and/or operation of an asset:

(a)	which is incurred by a Project Finance Subsidiary; or

(b)	in respect of which the person or persons to whom such Borrowing is or may be owed by the relevant debtor (whether or not a member of the Group) has or have no recourse whatsoever to any member of the Group (other than to a Project Finance Subsidiary) for the repayment thereof other than:

(i)	recourse to such debtor for amounts limited to the cash flow or net cash flow (other than historic cash flow or historic net cash flow) from such asset; and/or

(ii)	recourse to such debtor for the purpose only of enabling amounts to be claimed in respect of such Borrowing in an enforcement of any Security Interest given by such debtor over such asset or the income, cash flow or other proceeds deriving therefrom (or given by any shareholder or the like in the debtor over its shares or like interest in the capital of the debtor) to secure such Borrowing, provided that (I) the extent of such recourse to such debtor

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is limited solely to the amount of any recoveries made on any such enforcement, and (II) such person or persons are not entitled, by virtue of any right or claim arising out of or in connection with such Borrowing, to commence proceedings for the winding up or dissolution of the debtor or to appoint or procure the appointment of any receiver, trustee or similar person or officer in respect of the debtor or any of its assets (save only for the assets the subject of such Security Interest); and/or

(iii)	recourse to such debtor generally, or directly or indirectly to a member of the Group, under any form of assurance, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another or an indemnity in respect thereof or any obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the person against whom such recourse is available.

Project Finance Subsidiary means any Subsidiary of the Company:

(a)	which is a company whose principal assets and business are constituted by the ownership, acquisition, development and/or operation of an asset whether directly or indirectly;

(b)	none of whose Borrowings in respect of the financing of such ownership, acquisition, development and/or operation of an asset benefits from any recourse whatsoever to any member of the Group (other than the Subsidiary itself or another Project Finance Subsidiary) in respect of the repayment thereof, except as expressly referred to in paragraph (b)(iii) of the definition of Project Finance Borrowings in this Clause 1.1; and

(c)	which has been designated as such by the Company by written notice to the Agent, provided that the Company may give written notice to the Agent at any time that any Project Finance Subsidiary is no longer a Project Finance Subsidiary, whereupon it shall cease to be a Project Finance Subsidiary.

Pro Rata Share means the proportion which a Bank’s Commitment bears to the Total Commitments at that time.

Qualifying Bank means an institution which is:

(a)	a bank which is within the charge to UK corporation tax in respect of, and beneficially entitled to, a payment of interest on a Loan made by a person that was a bank for the purposes of section 349 of the Income and Corporation Taxes Act 1988 (as currently defined in section 840A of the Income and Corporation Taxes Act) at the time the Loan was made; or

(b)	a financial institution which is a resident (as defined in the appropriate double taxation agreement) in a country with which the UK has a double taxation agreement giving residents of that country exemption from UK taxation on interest and which does not carry on a business in the UK through a permanent establishment with which the payment is effectively connected.

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Rate Fixing Day means:

(a)	the first day of a Term for a Loan denominated in Sterling; or

(b)	the second Business Day before the first day of a Term for a Loan denominated in US Dollars or an Optional Currency (other than Sterling or euros); or

(c)	the second TARGET Day before the first day of a Term for a Loan denominated in euros,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Rate Fixing Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Rate Fixing Day will be the last of those days).

Reference Banks means, subject to Clause 25.4 (Reference Banks), the principal London offices of Barclays Bank PLC, HSBC Bank plc, JPMorgan Chase Bank and The Royal Bank of Scotland plc.

Relevant Interbank Market means in relation to euros, the European interbank market and, in relation to any other currency, the London interbank market.

Repayment Date means the last day of a Term for a Loan.

Request means a request made by the Company for a Loan, substantially in the form of Schedule 4 (Form of Request).

Reservations means the qualifications as to matters of law only contained in the legal opinions set out in Schedule 6 (Form of legal opinion of Allen & Overy LLP) and Schedule 7 (Form of legal opinion of Maclay Murray & Spens).

Rollover Loan means one or more Loans:

(a)	to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Loan;

(c)	in the same currency as the maturing Loan; and

(d)	to be made for the purpose of refinancing a maturing Loan.

S&P means Standard & Poor’s Ratings Group, a division of the McGraw Hill Companies, Inc.

Screen Rate means:

(a)	for LIBOR, the British Bankers Association Interest Settlement Rate; and

(b)	for EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union,

for the relevant currency and Term displayed on the appropriate page of the Telerate screen selected by the Agent. If the relevant page is replaced or the service ceases to be available, the Agent (after consultation with the Company and the Banks) may specify another page or service displaying the appropriate rate.

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Security Interest means any mortgage, pledge, lien, charge, assignment by way of security or subject to a proviso for redemption, assignation in security, standard security, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

SP Distribution means SP Distribution Limited (Registered No. SC189125).

SP Energy Management means ScottishPower Energy Management Limited (Registered No.: SC215843).

SP Manweb means SP Manweb plc (Registered No. 2366937).

SP Transmission means SP Transmission Limited (Registered No. SC189126).

SP UK means Scottish Power UK plc (Registered No. SC117120).

Sterling means the lawful currency for the time being of the UK.

Subsidiary means a subsidiary within the meaning of Section 736 of the Companies Act 1985, as amended by Section 144 of the Companies Act 1989.

Tangible Consolidated Net Worth means at any time the aggregate of:

(a)	the amount paid up or credited as paid up on the issued share capital of the Company; and

(b)	the amount standing to the credit of the consolidated capital and revenue reserves of the Group;

based on the Balance Sheet but adjusted by:

(i)	adding any amount standing to the credit of the profit and loss account for the Group for the period ending on the date of the Balance Sheet, to the extent not included in sub-paragraph (b) above and to the extent the amount is not attributable to any dividend or other distribution declared, recommended or made by any member of the Group;

(ii)	deducting any amount standing to the debit of the profit and loss account for the Group for the period ending on the date of the Balance Sheet, to the extent not included in sub-paragraph (b) above;

(iii)	deducting any amount attributable to goodwill or any other intangible asset;

(iv)	deducting any amount attributable to a revaluation of assets after 31st March, 2004 or, in the case of assets of a company which becomes a member of the Group after that date, the date on which that company becomes a member of the Group unless in either case such revaluation is based on valuations by independent valuers;

(v)	reflecting any variation in the amount of the issued share capital of the Company and the consolidated capital and revenue reserves of the Group after the date of the Balance Sheet;

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(vi)	reflecting any variation in the interest of the Company in any other member of the Group since the date of the Balance Sheet;

(vii)	excluding any amounts required to be set aside for taxation payable by the Group;

(viii)	excluding any amount attributable to minority interests; and

(ix)	eliminating inconsistencies between the accounting principles applied in connection with the Balance Sheet and those applied in connection with the Original Group Accounts,

as determined from the financial statements of the Group and compliance certificates delivered under, respectively, Clause 16.2 (Financial information) and Clause 16.6 (Compliance certificates).

TARGET Day means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in euro.

Term means each period determined under this Agreement by reference to which interest on a Loan or an overdue amount is calculated.

Total Commitments means the aggregate for the time being of the Commitments, being US$375,000,000 at the date of this Agreement.

Total Consolidated Borrowings means, at any time, the aggregate principal amount (or amounts equivalent to principal, howsoever described) comprised in the Borrowings of the Company and its Subsidiaries at that time calculated on a consolidated basis. Any amount outstanding in a currency other than Sterling (the Relevant Currency) is to be taken into account at its Sterling equivalent calculated on the basis of the Agent’s spot rate of exchange for the purchase of the Relevant Currency in the London foreign exchange market with Sterling at or about 11.00 a.m. on the day the relevant amount falls to be calculated.

Total Consolidated Net Borrowings means, at any time, Total Consolidated Borrowings less:

(a)	the aggregate principal amount of Investments beneficially owned by the Group free from Security Interests (to the extent the proceeds of the same are readily remittable to the UK) at that time; and

(b)	any indebtedness of a member of the Group in respect of Borrowings which, as to prepayment, repayment or payment of principal, interest or other amounts in respect of such Borrowings, are subordinated on terms satisfactory to the Majority Banks to any Borrowings made under this Agreement.

UK means the United Kingdom.

UK Subsidiary means a Subsidiary of the Company incorporated in the UK.

Utilisation Date means the date of the advance of a Loan.

US Dollars or US$ means the lawful currency for the time being of the United States of America.

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1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	assets includes present and future properties, revenues and rights of every description;

(ii)	an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration and notarisation;

(iii)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental body, agency, department or regulatory, self-regulatory or other authority or organisation;

(iv)	a provision of a law is a reference to that provision as amended or re-enacted;

(v)	a Clause, Sub-clause or a Schedule is a reference to a clause of or a schedule to this Agreement;

(vi)	a person includes its permitted successors and assigns;

(vii)	a Finance Document or another document is a reference to that Finance Document or that other document as amended, novated or supplemented in writing;

(viii)	taxes means any present or future tax, levy, impost, duty or other charge, deduction or withholding of a similar nature (including any related penalty or interest);

(ix)	a time of day is a reference to London time; and

(x)	know your customer requirements are the checks that a Finance Party requests in order to meet its obligations under applicable money laundering regulations to identify a person who is (or is to become) its customer.

(b)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)	notwithstanding sub-paragraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)	Unless the contrary intention appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	(i)	Terms used in the definitions of Borrowings, Consolidated Dividends, Consolidated EBITDA, Earnings, EBITDA, Interest Payable, Interest

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Receivable, Net Interest Payable, Operating Profit, Tangible Consolidated Net Worth, Total Consolidated Borrowings and Total Consolidated Net Borrowings in Clause 1.1 (Definitions) are to be construed, and calculated, in accordance with the accounting principles applied in connection with the Original Group Accounts.

(ii)	If there is a dispute as to any interpretation or computation for sub-paragraph (i) above, the interpretation or computation of the auditors for the time being of the Company will prevail.

(e)	The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

(f)	(i)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

(ii)	Notwithstanding any term of any Finance Document, the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of that Finance Document.

(g)	References to Barclays Capital means the investment banking division of Barclays Bank PLC.

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Banks grant to the Company a committed multicurrency revolving credit facility under which the Banks agree to make Loans to the Company in an aggregate amount equal to the Total Commitments.

2.2	Number of Loans

No more than ten (10) Loans shall be outstanding at any time.

2.3	Limits

(a)	The aggregate Original Dollar Amount of all outstanding Loans shall not exceed the Total Commitments.

(b)	No Bank is obliged to participate in a Loan if it would cause the Original Dollar Amount of the aggregate of its participations in the Loans to exceed its Commitment.

2.4	Nature of a Finance Party’s rights and obligations

(a)	The obligations of a Finance Party under the Finance Documents are several. Failure of a Finance Party to carry out those obligations does not relieve any other Party of its obligations under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of a Finance Party under the Finance Documents are divided rights. A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights.

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2.5	Change of Currency

If a change in any currency of a country occurs, this Agreement will be amended to the extent the Agent acting reasonably and in consultation with the Company specifies to be necessary to reflect the change in currency and to put the Banks in the same position, so far as possible, that they would have been in if no change in currency had occurred.

3.	PURPOSE

3.1	Loans

The Company shall apply each Loan towards:

(a)	its working capital requirements;

(b)	acquisitions, provided the total consideration in respect of any such acquisition does not exceed U.S.$200,000,000; and

(c)	refinancing Existing Facility A of the Existing Facility Agreement in full.

3.2	No obligation to monitor

Without affecting the obligations of the Company in any way, no Finance Party is bound to monitor or verify the application of any Loan.

4.	CONDITIONS PRECEDENT

4.1	Documentary conditions precedent

The obligations of each Finance Party to the Company under this Agreement are subject to the condition precedent that the Agent has notified the Company and the Banks that it has received all of the documents set out in Schedule 2 in form and substance satisfactory to the Agent.

4.2	Further conditions precedent

The obligations of each Bank to participate in a Loan are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Loan:

(i)	the representations and warranties in Clause 15 (Representations and Warranties) to be repeated on those dates are correct and will be correct immediately after the Loan is made; and

(ii)	no Default or, in the case of a Rollover Loan, no Event of Default is outstanding or could reasonably be expected to result from the making of the Loan.

5.	UTILISATION - LOANS

5.1	Receipt of Requests

On or after 12th June, 2004 the Company may borrow a Loan if the Agent receives a duly completed Request, not later than 12.00 noon one Business Day before the applicable Rate Fixing Day.

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5.2	Completion of Requests

A Request for a Loan will not be regarded as having been duly completed unless:

(a)	the Utilisation Date is a Business Day falling within the Availability Period;

(b)	the principal amount of the Loan is a minimum of US$10,000,000 and an integral multiple of US$5,000,000 (or its equivalent in an Optional Currency) or the principal amount of the Loan is equal to the balance of the undrawn Total Commitments as at the proposed Utilisation Date;

(c)	one Term is specified which:

(i)	does not extend beyond the Final Maturity Date; and

(ii)	is a period of one, two, three or six months.

(d)	the payment instructions comply with Clause 10 (Payments);

(e)	the amount selected under paragraph (b) above does not cause Clause 2.3 (Limits) to be contravened; and

(f)	if the currency selected is an Optional Currency it complies with Clause 9 (Optional Currencies).

5.3	Amount of each Bank’s participation in a Loan

The amount of each Bank’s participation in each Loan will be equal to the proportion of that Loan which its Commitment bears to the Total Commitments on the date of receipt of the relevant Request.

5.4	Notification of the Banks

The Agent shall promptly notify each Bank of the details of the requested Loan and the amount of its participation in the Loan.

5.5	Payment of proceeds

Subject to the terms of this Agreement, each Bank shall make its participation in each Loan available to the Agent for the Company on the relevant Utilisation Date.

6.	REPAYMENT

(a)	The Company must repay each Loan made to it in full on its Repayment Date.

(b)	Subject to the other terms of this Agreement, any amounts repaid under paragraph (a) above may be re-borrowed.

(c)	Any amount of any Loan still outstanding on the Final Maturity Date shall be repaid on that Final Maturity Date.

(d)	In relation to any outstanding Loan, if the Company does not serve a Request requesting a Loan with a proposed Utilisation Date on the last day of the Term for the outstanding Loan in an amount at least equal to that Loan, the Company shall, unless it specifically notifies the Agent to the contrary not later than 3 Business Days prior to the last day of the relevant Term

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be deemed to have served a Request and to have made the confirmations in paragraphs 2 to 4 inclusive of the form of request in Schedule 4 (Form of Request) to this Agreement requesting a Loan in an equal amount to the outstanding Loan, with a proposed Utilisation Date of the last day of the Term, with a term of 3 months. The proceeds of the new Loan, when made in accordance with the terms of this Agreement, shall be applied in repayment of the outstanding Loan.

7.	PREPAYMENT AND CANCELLATION

7.1	Automatic cancellation of the Total Commitments

The Commitment of each Bank shall be automatically cancelled at close of business on the last day of the Availability Period.

7.2	Voluntary cancellation

The Company may, by giving not less than five days’ prior notice to the Agent, cancel the unutilised portion of the Total Commitments in whole or in part (but, if in part, in a minimum Original Dollar Amount of US$10,000,000 (or its comparable amounts in any Optional Currency) or the balance of the unutilised Total Commitments, whichever is lower). Any cancellation in part shall be applied against the Commitment of each Bank pro rata.

7.3	Voluntary Prepayment

The Company may, on giving not less than ten days’ prior notice to the Agent, prepay all or any part of the Loans (but, if in part, in a minimum Original Dollar Amount of US$10,000,000 (or its comparable amounts in any Optional Currency) or the balance of the outstanding Loans under the Facility, whichever is lower). Any partial prepayment of the Loans shall be applied pro rata against the participation of each Bank in that Loan.

7.4	Additional right of prepayment and cancellation

If the Company is required to pay any amount to or for the account of a Bank under Clause 11 (Taxes) or Clause 13 (Increased Costs) the Company may, whilst the circumstances giving rise to the requirement continue, serve a notice of prepayment and cancellation on that Bank through the Agent. On the date falling five Business Days after the date of service of the notice:

(a)	the Company shall prepay that Bank’s participation in all the Loans together with all other amounts payable by it to that Bank under this Agreement; and

(b)	the Bank’s Commitment shall be cancelled.

7.5	Miscellaneous provisions

(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable. The Agent shall notify the Banks promptly of receipt of any such notice.

(b)	All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid.

(c)	No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

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(d)	Subject to the terms of this Agreement, any amount of a Loan repaid under this Agreement may subsequently be re-borrowed.

(e)	No amount of any Commitment cancelled under this Agreement may subsequently be reinstated.

7.6	Mandatory prepayment - change of control

(a)	For the purposes of this Clause:

a change of control occurs if any person or group of persons acting in concert gains control of the Company;

acting in concert has the meaning given to it in the City Code on Takeovers and Mergers; and

control has the meaning given to it in section 416 of the Income and Corporation Taxes Act 1988.

(b)	The Company must promptly notify the Agent if it becomes aware of any change of control.

(c)	Within 30 days after the earlier of notification by the Company to the Agent, or the Agent to the Banks, of a change of control, any Bank may, by notice from the Agent to the Company:

(i)	cancel that Bank’s Commitment; and

(ii)	declare all that Bank’s Pro Rata Share in outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents, to be immediately due and payable.

Any such notice will take effect in accordance with its terms.

7.7	Mandatory prepayment - securitisation proceeds

To the extent a securitisation by a UK Subsidiary is permitted under, and a prepayment is required by, Clause 16.13(e) (Restriction on Borrowings of UK Subsidiaries):

(a)	if any UK Subsidiary receives proceeds from any securitisation of assets of the Group or transaction of a similar effect (the Securitisation Proceeds), the Company shall notify the Agent promptly after receipt of those proceeds;

(b)	the Company shall promptly following receipt of those proceeds by the relevant member of the Group repay or prepay an amount equal to 75 per cent. of the Securitisation Proceeds (less any fees, costs and expenses relating to the relevant issue of debt securities) in repayment or prepayment of the Loans and the Existing Facility B Loans, pro rata.

(c)	Total Commitments and Existing Facility B Total Commitments shall be cancelled on a pro rata basis by an amount equal to 75 per cent. of the Securitisation Proceeds.

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7.8	Mandatory prepayment - proceeds of new Group indebtedness

To the extent Borrowings by UK Subsidiaries are permitted under, and a prepayment is required by, paragraphs (d) and (g) of Clause 16.13 (Restriction on Borrowings of UK Subsidiaries):

(a)	if any UK Subsidiary incurs any Borrowings after the date of this Agreement, the Company shall notify the Agent promptly after receipt of those proceeds;

(b)	the Company shall promptly following receipt by the relevant UK Subsidiary of any proceeds from the relevant Borrowings, repay or prepay an amount equal to 100 per cent. of those proceeds (less any fees, costs and expenses relating to the Borrowings): in repayment or prepayment of the Loans and the Existing Facility B Loans, pro rata.

(c)	the Total Commitments and Existing Facility B Total Commitments shall be cancelled on a pro rata basis by an amount equal to 100 per cent. of the proceeds referred to in paragraph (a) above.

8.	INTEREST

8.1	Interest rate

Subject to Clause 8.5 (Default interest), the rate of interest on each Loan for its Term is the rate per annum determined by the Agent to be the aggregate of the applicable:

(a)	Margin;

(b)	IBOR; and

(c)	Mandatory Cost.

8.2	Margin adjustment

Any reduction or increase in the Margin during the Term of a Loan shall be determined on the Business Day immediately following receipt by the Agent of a notice referred to in Clause 16.17 (Rating change) from the Company (or any equivalent notice from a Finance Party) and shall take effect from the date on which the relevant change in, or withdrawal of, the long term credit rating assigned to the Company by S&P, Moody’s or any other rating agency approved for this purpose by the Majority Banks (as the case may be) was first published.

8.3	Non-Business Days

If a Term would otherwise end on a day which is not a Business Day, that Term shall instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

8.4	Due dates

Except as otherwise provided in this Agreement, accrued interest on each Loan is payable by the Company on the last day of its Term and also, if the Term is longer than 6 months, on the date falling at 6 monthly intervals after the first day of that Term.

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8.5	Default interest

(a)	If the Company fails to pay any amount payable by it under the Finance Documents, it shall forthwith on demand by the Agent pay interest on the overdue amount from the due date up to the date of actual payment, both before, on and after judgement, at a rate (the default rate) determined by the Agent to be one per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for such successive Terms of such duration as the Agent may determine (each a Designated Term), that default rate applying to those overdue amounts instead of the rate under Clause 8.1 (Interest rate).

(b)	The default rate will be determined on each Business Day or the first day of the relevant Designated Term, as appropriate.

(c)	If the Agent is informed that deposits in the currency of the overdue amount are not at the relevant time being made available by the Reference Banks to leading banks in the London interbank market, the default rate will be determined by reference to the cost of funds to the Agent from whatever sources it reasonably selects, after consultation with the Reference Banks.

(d)	Default interest will be compounded at the end of each Designated Term.

8.6	Notification of rates of interest

The Agent shall promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

8.7	Terms

(a)	Each Loan has one Term only which will commence on its Utilisation Date.

(b)	The Company will select the Term for a Loan in the relevant Request. If the Company does not deliver a notice, the Term will be three months.

(c)	Subject to the following provisions of this Clause, each Term for a Loan will be one, two, three or six months.

(d)	If a Term would otherwise overrun the Final Maturity Date it shall be shortened so that it ends on the Final Maturity Date.

9.	OPTIONAL CURRENCIES

9.1	Selection

(a)	The Company shall select the currency of a Loan in the relevant Request.

(b)	The currency of each Loan must be US Dollars or an Optional Currency.

(c)	The Company may not choose a currency if as a result the Loans would be denominated at any time in more than 3 currencies.

(d)	The Agent shall notify each Bank of the currency and the Original Dollar Amount of each Loan and the applicable Agent’s Spot Rate of Exchange promptly after they are ascertained.

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9.2	Revocation of currency

If, before 9.30 a.m. on any Rate Fixing Day, the Agent receives notice from a Bank that:

(a)	it is impracticable for the Bank to fund its participation in the relevant Loan in the relevant Optional Currency during its Term in the ordinary course of business in the London interbank market; and/or

(b)	the use of the proposed Optional Currency might contravene any law or regulation,

the Agent shall give notice to the Company and to the Banks to that effect before 11.00 a.m. on that day. In this event:

(i)	the Company and the Banks may agree that the drawdown will not be made; or

(ii)	in the absence of agreement, that Bank’s participation in the Loan (or, if more than one Bank is similarly affected, those Banks’ participations in the Loan) shall be treated as a separate Loan denominated in US Dollars during the relevant Term.

9.3	Optional Currency equivalents

The equivalent in US Dollars of a Loan or part of a Loan in an Optional Currency for the purposes of calculating:

(a)	whether any limit under this Agreement has been exceeded;

(b)	the amount of a Loan;

(c)	the share of a Bank in a Loan;

(d)	the amount of any repayment of a Loan; or

(e)	the undrawn amount of a Bank’s Commitment,

is its Original Dollar Amount.

9.4	Notification of rates and amounts

The Agent shall promptly notify each Party of any applicable Agent’s Spot Rate of Exchange or Original Dollar Amount.

10.	PAYMENTS

10.1	Place

All payments by the Company or a Bank under the Finance Documents shall be made to the Agent to its account at such office or bank as it may notify to the Company or that Bank for this purpose.

10.2	Funds

Payments under the Finance Documents to the Agent shall be made for value on the due date at such times and in such funds as the Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

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10.3	Distribution

(a)	Each payment received by the Agent under this Agreement for another Party shall, subject to paragraphs (b) and (c) below, be made available by the Agent to that Party by payment (on the date and in the currency and funds of receipt) to its account with such office or bank:

(i)	in the principal financial centre of the relevant currency; or

(ii)	in the case of euro units or national currency units, in the principal financial centre of a Participating Member State or London,

as it may notify to the Agent for this purpose by not less than 5 Business Days’ prior notice.

(b)	The Agent may apply any amount received by it for the Company in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Company under the Finance Documents.

(c)	Where a sum is to be paid under the Finance Documents to the Agent for the account of another Party, the Agent is not obliged to pay that sum to that Party until it has established that it has actually received that sum. The Agent may, however, assume that the sum has been paid to it in accordance with this Agreement and, in reliance on that assumption, make available to that Party a corresponding amount. If the sum has not been made available but the Agent has paid a corresponding amount to another Party, that Party shall forthwith on demand refund the corresponding amount to the Agent together with interest on that amount from the date of payment to the date of refund, calculated at a rate determined by the Agent to reflect its cost of funds.

10.4	Currency

(a)	A repayment or prepayment of a Loan or any part of a Loan is payable in the currency in which the Loan is denominated on its due date.

(b)	Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(c)	Amounts payable in respect of costs, expenses, taxes and the like are payable in the currency in which they are incurred.

(d)	Any other amount payable under the Finance Documents is, except as otherwise provided in this Agreement, payable in US Dollars.

10.5	Set-off and counterclaim

All payments made by the Company under the Finance Documents shall be made without set-off or counterclaim.

10.6	Non-Business Days

(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on the principal at the rate payable on the original due date.

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10.7	Partial payments

(a)	If the Agent receives a payment insufficient to discharge all the amounts then due and payable by the Company under the Finance Documents, the Agent shall apply that payment towards the obligations of the Company under the Finance Documents in the following order:

(i)	first, in or towards payment of any unpaid costs and expenses of the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued fees due but unpaid under Clause 19.2 (Commitment fee) and Clause 19.3 (Utilisation fee);

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by all the Banks, vary the order set out in subparagraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above shall override any appropriation made by the Company.

10.8	Netting of payments

(a)	If on any date an amount (the first amount) is to be advanced or paid by a Bank under this Agreement and an amount (the second amount) is due from the Company to that Bank under the Finance Documents, the Company instructs that Bank to apply the first amount in or towards payment of the second amount.

(b)	The relevant Bank shall remain obliged to advance any excess (or, as the case may be, the Company shall remain obliged to pay any shortfall) in accordance with this Clause 10. Nothing in this Clause 10.8 shall be effective to create a charge.

11.	TAXES

11.1	Gross-up

All payments by the Company under the Finance Documents shall be made free and clear of and without deduction for or on account of any taxes levied or imposed by or on behalf of the UK or any taxing authority thereof or therein except to the extent that the Company is required by law to make payment subject to any taxes. If any tax or amounts in respect of tax must be deducted from any amounts payable or paid by the Company, or paid or payable by the Agent to a Bank, under the Finance Documents, the Company shall pay such additional amounts as may be necessary to ensure that the relevant Bank receives a net amount equal to the full amount which it would have received had payment not been made subject to tax.

11.2	Tax receipts

All taxes required by law to be deducted or withheld by the Company from any amounts paid or payable under the Finance Documents shall be paid by the Company when due and the Company shall, within 30 days of the payment being made, deliver to the Agent for the relevant Bank an original or certified copy of an official receipt or such other evidence, if any, as is then customary, evidencing that such deduction or withholding has been made and has been accounted for to the appropriate authorities.

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11.3	Qualifying Banks

(a)	If, otherwise than as a result of the introduction of, change in, or change in the interpretation, administration or application of, any law, treaty or regulation or any practice or concession of the UK Inland Revenue occurring after the date of this Agreement, a Bank is not or has ceased to be a Qualifying Bank or is not or has ceased to be beneficially entitled to all interest received by it in respect of advances made by it under this Agreement, the Company will not be liable to pay to or for the account of that Bank under Clause 11.1 (Gross-up) any amount in respect of taxes levied or imposed by the UK or any taxing authority of or in the UK in excess of the amount it would have been obliged to pay if that Bank had been, or had not ceased to be a Qualifying Bank and had been beneficially entitled to all interest received by it in respect of advances made by it under this Agreement.

(b)	Each Bank warrants and represents to the Company on the date of this Agreement or (if later) on the date on which it becomes a Party that it is a Qualifying Bank and is beneficially entitled to all interest receivable by it in respect of advances made by it under this Agreement.

(c)	Each Bank which ceases to be a Qualifying Bank or which ceases to be beneficially entitled to interest received by it in respect of advances made by it under this Agreement will notify the Company forthwith upon becoming aware that it has so ceased.

11.4	Tax Credit

(a)	If the Company makes a payment pursuant to Clause 11.1 (Gross-up) for the account of any Bank and that Bank has received or been granted and utilised on an affiliated group basis a credit against, or relief or remission or repayment of, any tax paid or payable by it (a Tax Credit) which is attributable to that payment or the corresponding payment under the Finance Document that Bank shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Company such amount as the Bank shall have reasonably determined to be attributable to such payments and which will leave the Bank (after such payment) in no better or worse position than it would have been if the Company had not been required to make any deduction or withholding.

(b)	Nothing in this Clause 11.4 shall interfere with the right of a Bank to arrange its tax affairs in whatever manner it thinks fit and without limiting the foregoing no Bank shall be under any obligation, except as expressly stated in sub-clause (a) above, to claim a Tax Credit or to claim a Tax Credit in priority to any other claims, relief, credit or deduction available to it. No Bank shall be obliged to disclose any information relating to its tax affairs or any computations in respect thereof.

11.5	Tax indemnity

In this Clause 11.5, Protected Party means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of tax in relation to a sum received or receivable (or any sum deemed for the purposes of tax to be received or receivable) under a Finance Document.

(a)	The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of tax by that Protected Party in respect of a Finance Document.

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(b)	Paragraph (a) above shall not apply:

(i)	with respect to any tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 11.1 (Gross-up) or

(B)	would have been compensated for by an increased payment under Clause 11.1 (Gross-up) but was not so compensated solely because one of the exclusions in Clause 11.3(a) (Qualifying Banks) applied.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from a Company under this Clause 11.5, notify the Agent.

12.	MARKET DISRUPTION

12.1	Market disturbance

(a)	If IBOR is to be determined by reference to the Reference Banks and a Reference Bank does not supply an offered rate by 11.30 a.m. on the applicable Rate Fixing Day, the applicable IBOR shall, subject to paragraph (b) below, be determined on the basis of the quotations of the remaining Reference Banks.

(b)	If, in relation to any proposed Loan:

(i)	IBOR is to be determined by reference to the Reference Banks and no, or only one, Reference Bank supplies a rate by 11.30 a.m. on the applicable Rate Fixing Day for the purposes of determining the applicable IBOR; or

(ii)	the Agent otherwise determines (which determination, made by the Agent acting reasonably, shall be conclusive and binding on all parties) that adequate and fair means do not exist for ascertaining the applicable IBOR, the Agent shall promptly notify the Company and the relevant Banks of the fact and that this Clause 12 is in operation.

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12.2	Alternative rates

If the Agent gives a notice under Clause 12.1 (Market disturbance):

(a)	the Company and the Banks may (through the Agent) agree that in the case of a Loan which has not been borrowed, that Loan shall not be borrowed; or

(b)	in the absence of agreement, a Loan (if it has not been borrowed) shall still be made: and

(i)	the Term of the Loans concerned shall be one month; and

(ii)	during the Term of each Loan the rate of interest applicable to that Loan shall be the applicable Margin plus the Mandatory Cost plus the rate per annum which is expressed as a percentage rate per annum of the cost to the Bank concerned of funding that Loan from whatever sources it may reasonably select, which rate shall be notified by the Bank concerned to the Agent before that last date of such Term.

13.	INCREASED COSTS

13.1	Increased costs

(a)	Subject to Clause 13.2 (Exceptions), the Company shall forthwith on demand by a Finance Party or any of its Affiliates pay that Finance Party the amount of any increased cost incurred by it as a result of:

(i)	the introduction of, or any change in, or any change in the interpretation or application of, any law or regulation (including any relating to taxation or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control); or

(ii)	compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement increased cost means:

(i)	an additional cost incurred by a Finance Party or any of its Affiliates as a result of it having entered into, or performing, maintaining or funding its obligations under, this Agreement; or

(ii)	that portion of an additional cost incurred by a Finance Party or any of its Affiliates in making, funding or maintaining all or any advances comprised in a class of advances formed by or including the participations in the Loans made or to be made under this Agreement as is attributable to it making, funding or maintaining those participations; or

(iii)	a reduction in any amount payable to a Finance Party or any of its Affiliates or the effective return to a Finance Party or any of its Affiliates under this Agreement or on its capital; or

(iv)	the amount of any payment made by a Finance Party or any of its Affiliates, or the amount of interest or other return foregone by a Finance Party or any of its Affiliates, calculated by reference to any amount received or receivable by a Finance Party or any of its Affiliates from any other Party under this Agreement.

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13.2	Exceptions

Clause 13.1 (Increased costs) does not apply to any increased cost:

(a)	compensated for by the payment of the Mandatory Cost;

(b)	attributable to any tax or amounts in respect of tax which must be deducted from any amounts payable or paid by the Company or payable or paid by the Agent to a Finance Party or any of its Affiliates under the Finance Documents;

(c)	attributable to any change in the rate of tax on the overall net income, profits or gains of a Bank (or the overall net income, profits or gains of a division or branch of the Bank) imposed in the jurisdiction in which its principal office or Facility Office is situate.

14.	ILLEGALITY AND MITIGATION

14.1	Illegality

If it is or becomes unlawful in any jurisdiction for a Bank to give effect to any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan, then:

(a)	the Bank may notify the Company through the Agent accordingly; and

(b)	(i)	the Company shall to the extent required and within the period allowed by law or regulation or, if no period is allowed by law or regulation, forthwith prepay that Bank’s participation in all the Loans together with all other amounts payable by it to that Bank under this Agreement; and

(ii)	the Bank’s Commitment shall be cancelled.

14.2	Mitigation

Notwithstanding the provisions of Clauses 11 (Taxes), 13.1 (Increased costs) and 14.1 (Illegality), if in relation to a Bank or (as the case may be) the Agent circumstances arise which would result in:

(a)	any deduction, withholding or payment of the nature referred to in Clause 11 (Taxes); or

(b)	any increased cost of the nature referred to in Clause 13.1 (Increased costs); or

(c)	a notification pursuant to 14.1 (Illegality),

then without in any way limiting, reducing or otherwise qualifying the rights of that Bank or the Agent, that Bank shall upon becoming aware of the same notify the Agent thereof (whereupon the Agent shall notify the Company) and such Bank shall use reasonable endeavours to transfer its participation in the Facility and, in the case of the Agent or that Bank, its rights hereunder and under the Finance Documents to another financial institution or Facility Office not affected by the circumstances having the results set out in (a), (b) or (c) above and shall otherwise take such reasonable steps as may be open to it to mitigate the effects of such circumstances provided that such Bank or the Agent (as the case may be) shall not be under any obligation to take any such action if, in its reasonable opinion, to do so

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might have a material adverse effect upon its business, operations or financial condition or might involve it in any unlawful activity or any activity that is contrary to any request, guidance or directive of any competent authority (whether or not having the force of law) or (unless indemnified to its satisfaction) might involve it in any expense or tax disadvantage.

15.	REPRESENTATIONS AND WARRANTIES

15.1	Representations and warranties

The Company (in respect of itself and the Group) makes the representations and warranties set out in this Clause 15 (Representations and warranties) to each Finance Party.

15.2	Status

(a)	It is a limited liability company, duly incorporated and validly existing under the laws of the jurisdiction of its incorporation; and

(b)	each member of the Group has the power to own its assets and carry on its business as it is being conducted.

15.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

15.4	Legal validity

Each Finance Document to which it is or will be a party constitutes, or when executed in accordance with its terms will constitute, its legal, valid and binding obligation, enforceable (subject to the Reservations) in accordance with its terms.

15.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation or judicial or official order; or

(b)	the constitutional documents of any member of the Group; or

(c)	to the best of the knowledge, information and belief of its Directors, any document which is binding upon any member of the Group or any asset of any member of the Group, to an extent or in a manner which would have a material adverse effect on its ability to perform its obligations under this Agreement.

15.6	No default

(a)	No Default is outstanding or would result from the making of any Loan; and

(b)	no other event is outstanding which constitutes (or, with the giving of notice, lapse of time, determination of materiality or the fulfilment of any other applicable condition or any combination of the foregoing, is reasonably likely to constitute) a default under any document which is binding on any member of the Group or any asset of any member of the Group to an extent or in a manner which might have a material adverse effect on its ability to perform its obligations under the Finance Documents.

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15.7	Authorisations and admissibility in evidence

All authorisations required:

(a)	in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents; and

(b)	to make the Finance Documents admissible in evidence in England and Wales,

have	been obtained or effected (as appropriate) and are in full force and effect.

15.8	Licences

Each member of the Group which requires a Licence for the conduct of its business has been duly licensed.

15.9	Accounts

The audited consolidated accounts of the Group most recently delivered to the Agent (which in respect of the Company only, at the date of this Agreement, are the Original Group Accounts):

(a)	have been prepared in accordance with accounting principles and practices generally accepted in the United Kingdom consistently applied; and

(b)	fairly represent the consolidated financial condition of the Group as at the date to which they were drawn up.

15.10	Litigation

Save as disclosed in writing to the Agent prior to the date of this Agreement, no litigation, arbitration or administrative proceedings in relation to any member of the Group are current or, to its knowledge, pending or threatened, which are reasonably expected to be adversely determined and which would, if adversely determined, be likely to have a material adverse effect on the ability of the Company to perform its obligations under this Agreement.

15.11	Information

(a)	All of the factual information (including all information relating to the Company provided in the information memorandum dated 27th April, 2004 (the Information Memorandum)) supplied by it to the Agent in connection with the Finance Documents is true in all material respects and not misleading in any respect and there are no facts or matters not disclosed in writing to the Agent the omission of which makes any such factual information incorrect or misleading in any respect.

(b)	Nothing has occurred since the date the information was provided which renders the information contained in it untrue or misleading in any material respect and which, if disclosed, may affect the decision of a person considering whether to enter into this Agreement.

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(c)	The financial projections contained or referred to in the Information Memorandum have been prepared as at their date, on the basis of recent historical information and assumptions believed by the Company to be reasonable.

(d)	Each expression of opinion or intention contained in the financial projections referred to in paragraph (c) above was made after careful consideration and enquiry and is believed by the Company to be reasonable as at the date at which it is stated to be given.

15.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

15.13	No material adverse change

As at the date of this Agreement, there has been no material adverse change in the consolidated financial condition of the Group since the date to which the Original Group Accounts were drawn up.

15.14	Deduction of Tax

(a)	It is not overdue in the filing of any tax returns or filings relating to any material amount of tax and it is not overdue in the payment of any material amount of, or in respect of, tax.

(b)	No claims or investigations by any tax authority are being or are reasonably likely to be made or conducted against it which are reasonably likely to result in a liability of or claim against any member of the Group to pay any material amount of, or in respect of, tax.

(c)	For tax purposes, it is resident only in the jurisdiction of its incorporation.

(d)	All amounts payable by it under the Finance Documents may be made without any deduction for or on account of tax.

15.15	Labour-related liabilities

(a)	No claims or investigations by any relevant authority are being or are reasonably likely to be made or conducted against it which are reasonably likely to result in a liability of or claim against any member of the Group to pay any material amount of, or in respect of, pensions, ERISA or similar labour-related liabilities.

(b)	Each relevant member of the Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. Where applicable, no member of the Group has (i) failed to make any contribution or payment to any Plan or Multiemployer Plan (as the case may be), or made any amendment to any Plan, which has resulted or would result in the imposition of a Security Interest or the posting of a bond or other security under ERISA or the Internal Revenue Code or (ii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA, except where such failure or incurrence would not have a material adverse effect on the ability of the Company to perform its obligations under this Agreement.

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For the purposes of this Clause:

ERISA means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

Internal Revenue Code means the Internal Revenue Code of 1986, as amended, or any successor statute.

Multiemployer Plan means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any company which ceased to be a member of the Group during such five year period.

PBGC means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

Plan means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any relevant member of the Group for employees of any relevant member of the Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any company which was at such time a member of the Group for employees of any company which was at such time a member of the Group.

15.16	Winding up, insolvency etc.

No meeting has been convened for the winding-up, administration, dissolution or liquidation of the Company, no such step is intended by the Company and, so far as the Company is aware, no petition, application or equivalent or analogous procedure under the law of the jurisdiction of its incorporation is outstanding for the winding-up, administration, dissolution or liquidation of the Company.

15.17	Environment

(a)	It has obtained all Environmental Licences required for the carrying on of its business as currently conducted and has at all times complied with:

(i)	the terms and conditions of such Environmental Licences; and

(ii)	all other applicable Environmental Laws,

where, in each case, if not obtained or complied with the failure or its consequences would have a material adverse effect on the ability of the Company to perform its obligations under this Agreement. There are to its knowledge no circumstances that may prevent or interfere with such compliance in the future.

(b)	There is no Environmental Claim pending or formally threatened and there are no past or present acts, omissions, events or circumstances that would form, or are reasonably likely to form, the basis of any Environmental Claim (including any arising out of the generation, storage, transport, disposal or release of any dangerous substance) against any member of the Group which, if adversely determined, would have a material adverse effect on the ability of the Company to perform its obligations under this Agreement.

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15.18	Times for making representations and warranties

The representations and warranties set out in this Clause 15 are made by the Company on the date of this Agreement and, other than Clause 15.11 (Information) and 15.13 (No material adverse change), are deemed to be repeated by the Company on the date of each Request, the date of each deemed Request made pursuant to Clause 6(d) (Repayment), each Utilisation Date and the first day of each Term, with reference to the facts and circumstances then existing, and in any case on a quarterly basis following the date of this Agreement.

16.	UNDERTAKINGS

16.1	Duration

The undertakings in this Clause 16 (Undertakings) will remain in force from the date of this Agreement for so long as any amount is or may be outstanding under this Agreement or any Commitment is in force.

16.2	Financial information

(a)	The Company shall supply to the Agent in sufficient copies for all the Banks:

(i)	as soon as the same are available (and in any event within 180 days of the end of each of its financial years) the audited consolidated accounts of the Group for that financial year;

(ii)	as soon as the same are available (and in any event within 90 days of the end of the first half-year of each of its financial years) the unaudited consolidated accounts of the Group for that half-year;

(iii)	(in respect of the Company only), together with the accounts specified in:

(A)	paragraph (i) above, a certificate signed by two of its directors on its behalf setting out in reasonable detail computations establishing compliance with Clause 16.12 (Financial covenants) as at the date to which those accounts were drawn up, together with a report from the Company’s auditors in the agreed form;

(B)	paragraph (ii) above, a certificate signed by two of its directors on its behalf setting out in reasonable detail computations establishing compliance with Clause 16.12 (Financial covenants) as at the date to which those accounts were drawn up; and

(iv)	as soon as the same are available (and in any event within 90 days from the end of the period for which they are produced) the quarterly unaudited consolidated accounts of the Group.

(b)	(i)	The Company must notify the Agent of any change to the manner in which its audited consolidated accounts are prepared.

(ii)	If requested by the Agent, the Company must supply to the Agent:

(A)	a full description of any change notified under paragraph (b)(i) above; and

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(B)	sufficient information to enable the Finance Parties to make a proper comparison between the financial position shown by the set of accounts prepared on the changed basis and its most recent audited consolidated accounts delivered to the Agent under this Agreement.

(iii)	The Company may, or if requested by the Agent the Company must, enter into discussions for a period of not more than 30 days with a view to agreeing any amendments required to be made to this Agreement to place the Company and the Banks in the same position as they would have been in if the change had not happened. Any agreement between the Company and the Agent will be, with the prior consent of the Majority Banks, binding on all the Parties.

(iv)	If no agreement is reached under paragraph (iii) above on the required amendments to this Agreement, the Company must supply with each set of its accounts another set of its accounts prepared on the same basis as the Original Group Accounts.

16.3	Information - Miscellaneous

The Company shall supply to the Agent:

(a)	all documents despatched by it to its shareholders (or any class of them) or its creditors (or any class of them) at the same time as they are despatched;

(b)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending, and which might, if adversely determined, have a material adverse effect on its ability to perform its obligations under the Finance Documents; and

(c)	promptly, such further information in the possession or control of any member of the Group regarding its financial condition, business or operations as any Finance Party through the Agent may reasonably request, in sufficient copies for all of the Banks, if the Agent so requests.

16.4	Notification of Default

The Company shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of it.

16.5	Principal Subsidiaries

The Company shall promptly inform the Agent of the identity of each member of the Principal Subsidiary Group in each certificate which the Company delivers under Clause 16.2(a)(iii) (Financial information). That certificate shall set out in reasonable detail computations establishing that the aggregate EBITDA and Net Assets of the Principal Subsidiary Group equals or exceeds 75 per cent. of Consolidated EBITDA and Net Assets of the Group respectively.

16.6	Compliance certificates

The Company shall supply to the Agent promptly at any time, if the Majority Banks so request and they have or the Agent has grounds for believing that a Default may be outstanding, a statement signed by one of its senior officers on its behalf incorporating such information as it has in its possession which may be relevant as to whether any Default is

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outstanding and, if a Default is stated to be outstanding, stating the steps if any being taken to remedy it. Such statements shall contain such certificates as the Majority Banks may reasonably require as to questions of fact which are within the knowledge of the Company.

16.7	Authorisations

The Company shall promptly:

(a)	obtain, maintain and comply with the terms of; and

(b)	if requested, supply certified copies to the Agent of,

any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

16.8	Pari passu ranking

The Company shall procure that its obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured obligations, except for taxes, national insurance contributions, employee remuneration and benefits and any other obligations which from time to time are mandatorily preferred by law applying to companies generally.

16.9	Negative pledge

(a)	Subject to paragraph (b) below, the Company shall not, and shall procure that no other member of the Group will, create or permit to subsist, any Security Interest on any of its assets.

(b)	Notwithstanding paragraph (a) above, each member of the Group may create, or permit to subsist, Permitted Security Interests on its assets.

16.10	Disposals

(a)	The Company shall not, and shall procure that any member of the Group shall not, either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily sell, transfer, grant or lease or otherwise dispose of:

(i)	any Licence or its interest in any Mandatory Subsidiary or any other Subsidiary to whom a Mandatory Subsidiary sells, transfers, grants, leases or otherwise disposes of any Licence; or

(ii)	any material part of its assets (to the extent not prohibited by subparagraph (i) above).

(b)	Subparagraph (a)(ii) does not apply to:

(i)	disposals made in the ordinary course of business of the disposing entity;

(ii)	disposals of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)	the disposal of assets on arm’s length terms;

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(iv)	sale and lease-back transactions the net financial effect of each of which (looking at the sale and any related lease-back together) represent a transaction on arm’s length terms; and

(v)	disposals to which the Majority Banks have agreed in writing.

16.11	Environmental matters

The Company will procure that each member of the Group complies in all material respects with:

(a)	the terms and conditions of all Environmental Licences applicable to it; and

(b)	all other applicable Environmental Law,

where failure to comply with the relevant Environmental Licence or Environmental Law might reasonably be expected to have a material adverse effect on the Company’s ability to perform its obligations under this Agreement.

16.12	Financial covenants

The Company shall procure that:

(a)	the ratio of Total Consolidated Net Borrowings to Consolidated EBITDA does not at any time exceed 4.0 to 1; and

(b)	as at the last day of each financial year and each financial half-year of the Company (each a Measurement Date):

(i)	the ratio of Operating Profit for the preceding twelve months of the Group to Net Interest Payable for the same period is not less than 2.50 to 1; and

(ii)	the ratio of Earnings to Consolidated Dividends is not less than 1.25 to 1 for any period of twelve months ending on a Measurement Date.

16.13	Restriction on Borrowings of UK Subsidiaries

The Company shall procure that no UK Subsidiaries will have outstanding any Borrowings, except for:

(a)	any Borrowing listed in Schedule 8 (Existing Borrowings) except, in relation to all such Borrowings other than the Retail Price Index Linked £175,000,000 bond with a final maturity date of 13th October, 2024, to the extent the principal amount (in the currency stated in Schedule 8) under that Borrowing exceeds the amount stated in Schedule 8;

(b)	Borrowings incurred by UK Subsidiaries with the prior consent of the Majority Banks;

(c)	Borrowings owed by UK Subsidiaries to other UK Subsidiaries;

(d)	Borrowings by UK Subsidiaries under EIB Facilities and not exceeding US$200,000,000 (or its equivalent in other currencies) in aggregate, provided such Borrowings under the relevant EIB Facilities cannot on their terms be repaid earlier

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than the Final Maturity Date, and the Borrowings are used to repay or prepay the Loans and the Existing Facility B Loans in accordance with Clause 7.8 (Mandatory prepayment - proceeds of new Group indebtedness);

(e)	Borrowings of UK Subsidiaries not exceeding £500,000,000 in aggregate in connection with a securitisation or transaction of a similar effect after the date of this Agreement in respect of the assets of that UK Subsidiary, provided such Borrowings are used to repay or prepay the Loans and the Existing Facility B Loans in accordance with Clause 7.7 (Mandatory prepayment - securitisation proceeds);

(f)	any Borrowings by a UK Subsidiary which is a directly wholly-owned special purpose finance Subsidiary of the Company, provided that any such Borrowings are directly on-lent to the Company;

(g)	any other Borrowings of any UK Subsidiary not exceeding £200,000,000 (or its equivalent in other currencies) in aggregate so long as:

(i)	such Borrowings cannot, on their terms, be repaid in whole or in part earlier than the Final Maturity Date; and

(ii)	such Borrowings are used to repay or prepay the Loans and the Existing Facility B Loans in accordance with Clause 7.8 (Mandatory prepayment - proceeds of new Group indebtedness),

provided that the aggregate of the Borrowings of all UK Subsidiaries permitted under paragraphs (b) to (g) inclusive of this Clause 16.13 does not exceed, at any time, £650,000,000 (or its equivalent in other currencies) at that time.

In this Clause 16.13:

(A)	Borrowings of a Subsidiary of the Company arising in respect of guarantees issued by it, at any time, shall be taken into account in an amount equal to the actual (and not the nominal) amount guaranteed by that guarantee at that time; and

(B)	Borrowings of Subsidiaries of the Company party to an intra-Group bank netting arrangement in relation to the usual operation of current accounts, at any time, shall be taken into account only in an amount equal to the net debit balance outstanding in respect of all accounts subject to that netting arrangement, at that time.

16.14	Restrictions on Borrowings of non-UK Subsidiaries

(a)	The Company shall procure that PacifiCorp Total Debt will at no time exceed 60 per cent. of PacifiCorp Total Capitalisation.

(b)	For the purposes of this Clause:

Consolidated Subsidiary means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of Pacificorp in its consolidated financial statements if such statements were prepared as of such date.

PacifiCorp Total Capitalisation means at any date, without duplication and after intercompany eliminations among Pacificorp and its Consolidated Subsidiaries, the sum of:

(i)	all Borrowings of PacifiCorp and its Consolidated Subsidiaries;

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(ii)	preferred stock of PacifiCorp; and

(iii)	common stock equity of PacifiCorp,

all determined as of such date; provided that Qualifying Junior Subordinated Debt shall be included in PacifiCorp Total Capitalisation only if and to the extent that the inclusion thereof does not cause the aggregate amount of all preferred stock and Qualifying Junior Subordinated Debt to exceed 15% of PacifiCorp Total Capitalisation.

PacifiCorp Total Debt means at any date, without duplication and after intercompany eliminations among Pacificorp and its Consolidated Subsidiaries, the sum of:

(i)	all Borrowings of PacifiCorp and its Consolidated Subsidiaries (other than Qualifying Junior Subordinated Debt); and

(ii)	any portion of mandatorily redeemable preferred stock of PacifiCorp or any of its Consolidated Subsidiaries that is a current liability,

all determined as of such date.

Qualifying Junior Subordinated Debt means subordinated debt of PacifiCorp which has:

(i)	an original maturity of 20 years or more;

(ii)	provisions permitting PacifiCorp to defer the payment of interest for a period or periods of 20 consecutive quarters or more;

(iii)	no principal payments that are due and payable until after the Final Maturity Date; and

(iv)	all other characteristics (except interest rate) materially no less favorable to PacifiCorp than PacifiCorp’s 8 1/4% Junior Subordinated Deferrable Interest Debentures, Series C maturing on 30th June, 2036 and described in PacifiCorp Capital I’s Prospectus Supplement dated 6th June, 1996.

16.15	Lending and guarantees

(a)	Except as provided in paragraph (b) below, no member of the Group may be the creditor in respect of any Borrowings or of any trade credit extended to any of its customers.

(b)	Paragraph (a) does not apply to:

(i)	trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(ii)	any loan by one member of the Group to another member of the Group; or

(iii)	any other exceptions agreed by the Majority Banks.

16.16	Change of business

The Company must ensure that no substantial change is made to the general nature of the business of the Company or the Group from that carried on as at the date of this Agreement.

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16.17	Rating change

The Company shall provide to the Agent, promptly upon becoming aware of it, written notice of any change in (or withdrawal of) the long term credit rating assigned to it by S&P or Moody’s or such other rating agency as may be approved from time to time for this purpose by the Majority Banks.

16.18	SP Energy Management

The Company shall procure that SP Energy Management will conduct itself in its business in accordance with the standards of a reasonable and prudent operator.

For the purposes of this Clause, reasonable and prudent operator means a person seeking to perform its contractual obligations and in so doing and in the general conduct of its undertaking exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator in compliance with all applicable laws engaged in the same type of undertaking in the same jurisdictions and under the same or similar circumstances and conditions.

16.19	Use of websites

(a)	Except as provided below, the Company may deliver any information under this Agreement to a Bank by posting it on to an electronic website if:

(i)	the Agent and the Bank agree;

(ii)	the Company and the Agent designate an electronic website for this purpose;

(iii)	the Company notifies the Agent of the address of and password for the website; and

(iv)	the information posted is in a format agreed between the Company and the Agent.

The Agent must supply each relevant Bank with the address of and password for the website.

(b)	Notwithstanding the above, the Company must supply to the Agent in paper form a copy of any information posted on the website together with sufficient copies for:

(i)	any Bank not agreeing to receive via the website; and

(ii)	within ten Business Days of request any other Bank, if that Bank so requests.

(c)	The Company must promptly upon becoming aware of its occurrence, notify the Agent if:

(i)	the website cannot be accessed;

(ii)	the website or any information on the website is infected by an electronic virus or similar software;

(iii)	the password for the website is changed; or

(iv)	any information to be supplied under this Agreement is posted on the website or amended after being posted.

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If the circumstances in sub-paragraphs (i) or (ii) above occur, the Company must supply any information required under this Agreement in paper form until the Agent is satisfied that the circumstances giving rise to the notification are not longer continuing.

16.20	Know Your Customer Requirements

(a)	The Company must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Bank) to enable a Finance Party or prospective new Bank to carry out and be satisfied with the results of all know your customer requirements.

(b)	Each Bank must promptly on the request of the Agent supply to the Agent any documentation or other evidence which is reasonably required by the Agent to carry out and be satisfied with the results of all know your customer requirements.

17.	DEFAULT

17.1	Events of Default

Each of the events set out in Clauses 17.2 (Non-payment) to 17.18 (Material adverse change) (inclusive) is an Event of Default (whether or not caused by any reason whatsoever outside the control of the Company or any other person).

17.2	Non-payment

The Company does not pay any amount payable by it under the Finance Documents at the place at and in the currency in which it is expressed to be payable, unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within three Business Days of its due date.

17.3	Breach of other obligations

The Company does not comply with any provision of the Finance Documents (other than those referred to in Clause 17.2 (Non-payment)) and such failure (if capable of remedy before the expiry of such period) continues unremedied for a period of 30 days from the date on which the Agent gives notice to the Company requiring the same to be remedied.

17.4	Misrepresentation

A representation, warranty or statement made or repeated by the Company in or in connection with any Finance Document or in any document delivered by or on behalf of the Company under or in connection with any Finance Document is incorrect in any material respect when made or deemed to be made or repeated.

17.5	Cross-default

(a)	Any Borrowings (other than Hedging Liabilities) of a member of the Group are not paid when due after the expiry of any applicable grace period provided in the original documentation therefor; or

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(b)	any Hedging Liabilities of a member of the Group are not paid within a period of five Business Days of the due date or any applicable grace period provided in the original documentation therefor, whichever is the shorter; or

(c)	any Borrowings of a member of the Group become (or become capable of being declared) prematurely due and payable or are placed (or become capable of being placed) on demand in each case as a result of an event of default or termination event (howsoever described) under the document relating to those Borrowings; or

(d)	any Security Interest securing Borrowings over any asset of a member of the Group becomes enforceable and the holder thereof shall commence proceedings or appoint a receiver, manager or similar officer to take steps to enforce the same, except that this Clause 17.5 shall not apply to:

(i)	Project Finance Borrowings; or

(ii)	Borrowings:

(A)	liability for payment of which is being contested in good faith by appropriate proceedings provided that if the Company’s auditors determine that the amount in dispute should be provided for in the relevant accounts, that the auditors verify that such amount is fully provided against; or

(B)	the aggregate principal amount of which (taking into account, in the case of Hedging Liabilities, the net payment due to the relevant counterparties as the principal amount for this purpose) is US$30,000,000 or less or its equivalent in other currencies.

17.6	Insolvency

(a)	The Company or a Principal Subsidiary is, or is deemed for the purposes of any law to be, unable to pay its debts (within the meaning of Section 123(1) or, in the case of the Company only, 123(2) of the Insolvency Act 1986 but, for the purposes of this Clause 17.6, Section 123(1)(a) of the Insolvency Act 1986 shall have effect as if for “£750” there was substituted “£250,000” or such higher figure as the Majority Banks may from time to time agree).

(b)	The Company or a Principal Subsidiary suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness.

(c)	The Company or a Principal Subsidiary by reason of financial difficulties, begins negotiations with one or more of its creditors with a view to the readjustment or rescheduling of any of its indebtedness.

(d)	Unless the Agent (acting on the instructions of the Majority Banks) confirms otherwise, if a moratorium occurs in respect of the Company or a Principal Subsidiary, the ending of the moratorium will not remedy any Event of Default caused by the moratorium.

17.7	Administration

(a)	Any meeting of the Company’s or of any Principal Subsidiary’s shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for its administration or any such resolution is passed; or

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(b)	the directors, shareholders or other officers of the Company or any Principal Subsidiary request an application for an administrative order, or give notice of their intention to make such a request; or

(c)	any person presents an application to, or files documents with, a court or any registrar for an administration order in relation to the Company or any Principal Subsidiary and either (i) the Company or such Principal Subsidiary (as the case may be) does not apply to the court within 30 days after the presentation of such petition requesting the court to refuse such petition or (ii) it does so apply but such petition is not refused by such court within 60 days after such application for the refusal of such petition.

17.8	Compositions etc

The Company or any Principal Subsidiary has any voluntary arrangement proposed in relation to it under Section 1 of the Insolvency Act 1986 or any step is taken with a view to a moratorium, composition, scheme of arrangement, compromise or other arrangement involving the Company or such Principal Subsidiary (as the case may be) and their respective creditors generally (other than for the purposes of reconstruction or amalgamation upon terms and within such period as may previously have been approved in writing by the Majority Banks).

17.9	Winding up

(a)	Any meeting of the Company’s or of any Principal Subsidiary’s shareholders, directors or other officers is convened for the purpose of considering any resolution for (or to petition for or to file documents with a court or any registrar for) its winding up or dissolution (other than in connection with a reconstruction or amalgamation upon terms and within such period as may previously have been approved in writing by the Majority Banks); or

(b)	the Company or any Principal Subsidiary passes any resolution for its winding up or dissolution other than a resolution previously approved in writing by the Majority Banks (other than in connection with a reconstruction or amalgamation upon terms and within such period as may previously have been approved in writing by the Majority Banks); or

(c)	any person presents a petition, or files documents with a court or any registrar for the winding up or dissolution of the Company or any Principal Subsidiary is presented to the court and either (i) the Company or such Principal Subsidiary (as the case may be) does not apply to the court within 30 days after the presentation of such petition requesting the court to refuse such petition, or (ii) it does so apply but such petition is not refused by such court within 60 days after such application for the refusal of such petition; or

(d)	the Company or any Principal Subsidiary becomes subject to a winding up or dissolution order.

17.10	Appointment of receivers and managers

(a)	Any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like is appointed in respect of the Company or any Principal Subsidiary or any material part of its assets or undertaking and (in the case of a receiver only) such appointment continues for more than 30 days; or

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(b)	the directors, shareholders (acting by the requisite majority thereof, if any requisite majority is applicable) or other officers of the Company or any Principal Subsidiary request the appointment, or give notice of their intention to appoint a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like.

17.11	Creditors’ process

Any attachment, sequestration, distress, execution or diligence (whether on the dependence or otherwise) affects any material asset of the Company or any Principal Subsidiary and is not discharged within 21 days.

17.12	Analogous proceedings

There occurs, in relation to the Company or any Principal Subsidiary, any event anywhere which corresponds to any of those mentioned in Clauses 17.6 (Insolvency) to 17.11 (Creditors’ process) (inclusive).

17.13	Unlawfulness

It is or becomes unlawful for the Company to perform any of its obligations under the Finance Documents.

17.14	Revocation and Modification of Licences

Any Licence is:

(a)	revoked, surrendered, terminated or disposed of (or any notice of revocation or termination is issued by the relevant regulatory authority); or

(b)	modified,

in any manner or circumstances which would have a material adverse effect on the ability of the Company to perform any of its obligations under this Agreement.

17.15	Cessation of business

The Company ceases to carry on all or a substantial part of its business.

17.16	Change of control of a Mandatory Subsidiary

A Mandatory Subsidiary ceases to be a wholly owned Subsidiary of the Company.

17.17	Repudiation

The Company repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

17.18	Material adverse change

Any event or circumstance occurs which has a Material Adverse Effect.

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17.19	Acceleration

On and at any time after the occurrence of an Event of Default while such event is continuing the Agent may, and shall if so directed by the Majority Banks, by notice to the Company:

(a)	cancel the Total Commitments; and/or

(b)	demand that all of the Loans, together with accrued interest, and all other amounts accrued under this Agreement be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	demand that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand.

18.	THE AGENT AND THE MANDATED LEAD ARRANGERS

18.1	Appointment and duties of the Agent

Each Finance Party (other than the Agent) irrevocably appoints the Agent to act as its agent under and in connection with the Finance Documents, and irrevocably authorises the Agent on its behalf to perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the Finance Documents, together with any other incidental rights, powers and discretions. The Agent shall have only those duties which are expressly specified in this Agreement. Those duties are solely of a mechanical and administrative nature.

18.2	Role of the Mandated Lead Arrangers

Except as otherwise provided in this Agreement, each Mandated Lead Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

18.3	Relationship

The relationship between the Agent and the other Finance Parties is that of agent and principal only. Nothing in this Agreement constitutes the Agent as trustee or fiduciary for any other Party or any other person and the Agent need not hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

18.4	Majority Banks’ directions

The Agent will be fully protected if it acts in accordance with the instructions of the Majority Banks in connection with the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Banks will be binding on all the Banks. In the absence of such instructions the Agent may act as it considers to be in the best interests of all the Banks.

18.5	Delegation

The Agent may act under the Finance Documents through its personnel and agents.

18.6	Responsibility for documentation

Neither the Agent nor a Mandated Lead Arranger is responsible to any other Party for:

(a)	the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

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(b)	the collectability of amounts payable under any Finance Document; or

(c)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document.

18.7	Default

(a)	The Agent is not obliged to monitor or enquire as to whether or not a Default has occurred. The Agent will not be deemed to have knowledge of the occurrence of a Default. However, if the Agent receives notice from a Party referring to this Agreement, describing the Default and stating that the event is a Default, it shall promptly notify the Banks.

(b)	The Agent may require the receipt of security satisfactory to it whether by way of payment in advance or otherwise, against any liability or loss which it will or may incur in taking any proceedings or action arising out of or in connection with any Finance Document before it commences these proceedings or takes that action.

18.8	Exoneration

(a)	Without limiting paragraph (b) below, the Agent will not be liable to any other Party for any action taken or not taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind (including negligence or wilful misconduct) by that officer, employee or agent in relation to any Finance Document.

18.9	Reliance

The Agent may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by a director or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

(c)	engage, pay for and rely on legal or other professional advisers selected by it (including those in the Agent’s employment and those representing a Party other than the Agent).

18.10	Credit approval and appraisal

Without affecting the responsibility of the Company for information supplied by it or on their behalf in connection with any Finance Document, each Bank confirms that it:

(a)	has made its own independent investigation and assessment of the financial condition and affairs of the Company and their related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Agent or the Mandated Lead Arrangers in connection with any Finance Document; and

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(b)	will continue to make its own independent appraisal of the creditworthiness of the Company and their related entities while any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

18.11	Information

(a)	The Agent shall promptly forward to the person concerned the original or a copy of any document which is delivered to the Agent by a Party for that person.

(b)	The Agent shall promptly supply a Bank with a copy of each document received by the Agent under Clause 4 (Conditions Precedent) upon the request and at the expense of that Bank.

(c)	Except where this Agreement specifically provides otherwise, the Agent is not obliged to review or check the accuracy or completeness of any document it forwards to another Party.

(d)	Except as provided above, the Agent has no duty:

(i)	either initially or on a continuing basis to provide any Bank with any credit or other information concerning the financial condition or affairs of the Company or any related entity of the Company whether coming into its possession or that of any of its related entities before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Bank in accordance with this Agreement, to request any certificates or other documents from the Company.

18.12	The Agent and each Mandated Lead Arranger individually

(a)	If it is also a Bank, each of the Agent and a Mandated Lead Arranger has the same rights and powers under this Agreement as any other Bank and may exercise those rights and powers as though it were not the Agent or a Mandated Lead Arranger.

(b)	Each of the Agent and a Mandated Lead Arranger may:

(i)	carry on any business with the Company or its related entities;

(ii)	act as agent or trustee for, or in relation to any financing involving, the Company or its related entities; and

(iii)	retain any profits or remuneration in connection with its activities under this Agreement or in relation to any of the foregoing.

18.13 Indemnities

(a)	Without limiting the liability of the Company under the Finance Documents, each Bank shall forthwith on demand indemnify the Agent for its proportion of any liability or loss incurred by the Agent in any way relating to or arising out of its acting as the Agent, except to the extent that the liability or loss arises directly from the Agent’s gross negligence or wilful misconduct.

(b)	A Bank’s proportion of the liability or loss set out in paragraph (a) above is the proportion which the Original Dollar Amount of its participation in the Loans (if any) bear to the

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Original Dollar Amount of all the Loans on the date of the demand. If, however, there are no Loans outstanding on the date of demand, then the proportion will be the proportion which its relevant Commitment bears to the Total Commitments at the date of demand or, if the Total Commitments have been cancelled, bore to the Total Commitments immediately before being cancelled.

18.14	Compliance

(a)	The Agent may refrain from doing anything which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

(b)	Without limiting paragraph (a) above, the Agent need not disclose any information relating to the Company or any of its related entities if the disclosure might, in the opinion of the Agent, constitute a breach of any law or regulation or any duty of secrecy or confidentiality or be otherwise actionable at the suit of any person.

18.15	Resignation of Agent

(a)	Notwithstanding its irrevocable appointment, the Agent may resign by giving notice to the Banks and the Company, in which case the Agent may forthwith appoint one of its Affiliates as successor Agent or, failing that, the Majority Banks may appoint a successor Agent.

(b)	If the appointment of a successor Agent is to be made by the Majority Banks but they have not, within 30 days after notice of resignation, appointed a successor Agent which accepts the appointment, the retiring Agent may appoint a successor Agent.

(c)	The resignation of the retiring Agent and the appointment of any successor Agent will both become effective only upon the successor Agent notifying all the Parties that it accepts the appointment. On giving the notification, the successor Agent will succeed to the position of the retiring Agent and the term Agent will mean the successor Agent.

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as the Agent under this Agreement.

(e)	Upon its resignation becoming effective, this Clause 18 shall continue to benefit the retiring Agent in respect of any action taken or not taken by it under or in connection with the Finance Documents while it was the Agent, and, subject to paragraph (d) above, it shall have no further obligation under any Finance Document.

18.16	Banks

The Agent may treat each Bank as a Bank, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received notice from the Bank to the contrary by not less than five Business Days prior to the relevant payment.

18.17	Extraordinary management time and resources

In addition to the fees (if any) paid or payable to the Agent pursuant to Clause 19 (Fees), the Company shall, on demand by the Agent, reimburse it for its own account at such reasonable daily or hourly rates as the Agent may separately agree with the Company from time to time,

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the reasonable cost of utilising its management time or other resources in connection with taking all such steps or other action which:

(a)	the Company requests, in connection with:

(i)	the granting or proposed granting of any waiver or consent under any Finance Document; or

(ii)	any amendment or proposed amendment to any Finance Document; or

(b)	the Company or the Majority Banks request(s) in connection with:

(i)	any breach by the Company of its obligations under any Finance Document or any investigations in respect of any such breach; or

(ii)	the preservation and enforcement of any of the rights of the Finance Parties under the Finance Documents; or

(iii)	the occurrence of a Default.

19.	FEES

19.1	Front-end fees

The Company shall pay to the Agent for the Mandated Lead Arrangers front-end fees in the amounts agreed in the relevant Fee Letter.

19.2	Commitment fee

(a)	The Company shall pay to the Agent for each Bank a commitment fee computed at the rate of 40 per cent. of the applicable Margin per annum on the undrawn, uncancelled amount of that Bank’s Commitment during the period from the date of this Agreement up to and including the Final Maturity Date.

(b)	Accrued commitment fee is payable quarterly in arrears. Accrued commitment fee is also payable to the Agent for the relevant Bank(s) on the cancelled amount of its Commitment at the time the cancellation takes effect.

19.3	Utilisation fee

(a)	For each day on which the outstanding principal amount of the Loans is 50.0 per cent. or more of the Total Commitments at that time, the Company shall pay a utilisation fee to the Agent, for the account of the Banks of 0.05 per cent. per annum, on the amount of the outstanding principal amount of the Loans on that day.

(b)	The utilisation fee is payable quarterly in arrear. Accrued utilisation fee is also payable to the Agent for the account of the Banks on the date that the Commitments are cancelled and the Loans are prepaid or repaid in full.

19.4	Agent’s fee

The Company shall pay to the Agent for its own account an agency fee in the amount and at the times agreed in the relevant Fee Letter.

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19.5	VAT

Any fee referred to in this Clause 19 (Fees) is exclusive of any value added tax or any other tax which might be chargeable in connection with that fee. If any value added tax or other tax is so chargeable, it shall be paid by the Company at the same time as it pays the relevant fee.

20.	EXPENSES

20.1	Initial and special costs

The Company shall forthwith on demand pay the Agent and each Mandated Lead Arranger the amount of all reasonable costs and expenses (including legal fees) incurred by each of them in connection with:

(a)	the negotiation, preparation, printing and execution of:

(i)	this Agreement and any other documents referred to in this Agreement;

(ii)	any other Finance Document (other than a Novation Certificate) executed after the date of this Agreement;

(b)	any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of the Company and relating to a Finance Document or a document referred to in any Finance Document; and

(c)	any other matter, not of an ordinary administrative nature, arising out of or in connection with a Finance Document.

20.2	Enforcement costs

The Company shall forthwith on demand pay to each Finance Party the amount of all reasonable costs and expenses (including legal fees) incurred by it:

(a)	in connection with the enforcement of, or the preservation of any rights under, any Finance Document; or

(b)	in investigating any possible Default.

21.	STAMP DUTIES

The Company shall pay and forthwith on demand indemnify each Finance Party against any liability it incurs in respect of any stamp, registration and similar tax which is or becomes payable in connection with the entry into, performance or enforcement of any Finance Document.

22.	INDEMNITIES

22.1	Currency indemnity

(a)	If a Finance Party receives an amount in respect of the Company’s liability under the Finance Documents or if that liability is converted into a claim, proof, judgment or order in a currency other than the currency (the contractual currency) in which the amount is expressed to be payable under the relevant Finance Document:

(i)	the Company shall indemnify that Finance Party as an independent obligation against any loss or liability arising out of or as a result of the conversion;

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(ii)	if the amount received by that Finance Party, when converted into the contractual currency at a market rate in the usual course of its business, is less than the amount owed in the contractual currency, the Company shall forthwith on demand pay to that Finance Party an amount in the contractual currency equal to the deficit; and

(iii)	the Company shall pay to the Finance Party concerned on demand any exchange costs and taxes payable in connection with any such conversion.

(b)	The Company waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

22.2	Other indemnities

The Company shall forthwith on demand indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(a)	the occurrence of any Default;

(b)	the operation of Clause 2.5 (Change of Currency), 17.19 (Acceleration) or Clause 28 (Pro Rata Sharing);

(c)	any payment of principal or an overdue amount being received from any source otherwise than on its Repayment Date and, for the purposes of this paragraph (c), the Repayment Date of an overdue amount is the last day of each Designated Term (as defined in Clause 8.5 (Default interest)); or

(d)	(other than by reason of negligence or default by a Finance Party) a Loan not being made after the Company has delivered a Request for that Loan.

The Company’s liability in each case includes any loss of margin or other loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Loan.

23.	EVIDENCE AND CALCULATIONS

23.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate.

23.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under this Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

23.3	Calculations

Interest (including any applicable Mandatory Cost) and any fees accruing under this Agreement shall accrue from day to day and are calculated on the basis of the actual number of days elapsed and a year of 360 days or, in the case of interest payable on an amount denominated in Sterling only or where the market practice otherwise dictates, 365 days.

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24.	AMENDMENTS AND WAIVERS

24.1	Procedure

(a)	Subject to Clause 24.2 (Exceptions), any term of the Finance Documents may be amended or waived with the agreement of the Company, the Majority Banks and the Agent. The Agent may effect, on behalf of the Banks, an amendment to which they or the Majority Banks have agreed.

(b)	The Agent shall promptly notify the other Parties of any amendment or waiver effected under paragraph (a) above, and any such amendment or waiver shall be binding on all the Parties.

24.2	Exceptions

An amendment or waiver which relates to:

(a)	the definition of Majority Banks in Clause 1.1;

(b)	an extension of the date for, or a decrease in an amount or a change in the currency of, any payment under the Finance Documents;

(c)	an increase in, or extension of, a Bank’s Commitment;

(d)	a term of a Finance Document which expressly requires the consent of each Bank;

(e)	Clause 2.4 (Nature of a Finance Party’s rights and obligations), Clause 28 (Pro Rata Sharing) or this Clause 24; or

(f)	a right of a Bank to assign or transfer its rights or obligations under the Finance Documents,

may not be effected without the consent of each Bank.

24.3	Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

25.	CHANGES TO THE PARTIES

25.1	Transfers by the Company

The Company may not assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under this Agreement.

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25.2	Transfers by Banks

(a)	A Bank (the Existing Bank) may at any time assign, transfer or novate any of its rights and/or obligations under this Agreement (in a minimum amount equal to US$10,000,000 or, if less with respect to a particular Bank, the balance of that Bank’s Commitment at the time of transfer) to another bank or financial institution, trust, fund or other entity which is a Qualifying Bank (the New Bank). The prior consent of the Company is required for any such assignment, transfer or novation, unless:

(i)	the New Bank is another Bank or an Affiliate of a Bank; or

(ii)	a Default is outstanding.

However, the prior consent of the Company must not be unreasonably withheld or delayed and will be deemed to have been given if, within 21 days of receipt by the Company of an application for consent, it has not been expressly refused.

(b)	A transfer of obligations will be effective only if either:

(i)	the obligations are novated in accordance with Clause 25.3 (Procedure for novations); or

(ii)	the New Bank confirms to the Agent and the Company that it is a Qualifying Bank and that it undertakes to be bound by the terms of this Agreement as a Bank in form and substance satisfactory to the Agent. On the transfer becoming effective in this manner the Existing Bank shall be relieved of its obligations under this Agreement to the extent that they are transferred to the New Bank.

(c)	Nothing in this Agreement restricts the ability of a Bank to sub-contract an obligation if that Bank remains liable under this Agreement for that obligation except that no Bank may sub-contract any such obligation if the effect of such contract would be that a person other than a Qualifying Bank has any beneficial entitlement to any interest received by it under this Agreement.

(d)	On each occasion that an Existing Bank assigns, transfers or novates any of its rights and/or obligations under this Agreement, the New Bank shall, on the date the assignment, transfer and/or novation takes effect, pay to the Agent for its own account a fee of £1,000.

(e)	An Existing Bank is not responsible to a New Bank for:

(i)	the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

(ii)	the collectability of amounts payable under any Finance Document;

(iii)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document; or

(iv)	the financial condition of the Company.

(f)	Each New Bank confirms to the Existing Bank and the other Finance Parties that it:

(i)	has made its own independent investigation and assessment of the financial condition and affairs of the Company and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Bank in connection with any Finance Document; and

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(ii)	will continue to make its own independent appraisal of the creditworthiness of the Company and its related entities while any amount is or may be outstanding under this Agreement or any Commitment is in force.

(g)	Nothing in any Finance Document obliges an Existing Bank to:

(i)	accept a re-transfer from a New Bank of any of the rights and/or obligations assigned, transferred or novated under this Clause; or

(ii)	support any losses incurred by the New Bank by reason of the non-performance by the Company of its obligations under this Agreement or otherwise.

(h)	Any reference in this Agreement to a Bank includes a New Bank, but excludes a Bank if no amount is or may be owed to or by that Bank under this Agreement and its Commitment has been cancelled or reduced to nil.

(i)	No assignment or transfer under this Clause will be effective until the Agent has completed all know your customer requirements relating to any person that it is required to carry out in relation to such assignment or transfer. The Agent is not obliged to execute a Novation Certificate until it has completed all know customer requirements to its satisfaction.

25.3	Procedure for novations

(a)	A novation is effected if the Existing Bank and the New Bank deliver to the Agent a Novation Certificate in the form of Schedule 5 and the Agent executes it.

(b)	Each Party (other than the Existing Bank and the New Bank) irrevocably authorises the Agent to execute any duly completed Novation Certificate on its behalf.

(c)	To the extent that they are expressed to be the subject of the novation in the Novation Certificate:

(i)	the Existing Bank and the other Parties (the existing Parties) will be released from their obligations to each other (the discharged obligations);

(ii)	the New Bank and the existing Parties will assume obligations towards each other which differ from the discharged obligations only insofar as they are owed to or assumed by the New Bank instead of the Existing Bank;

(iii)	the rights of the Existing Bank against the existing Parties and vice versa (the discharged rights) will be cancelled; and

(iv)	the New Bank and the existing Parties will acquire rights against each other which differ from the discharged rights only insofar as they are exercisable by or against the New Bank instead of the Existing Bank, all on the date of execution of the Novation Certificate by the Agent or, if later, the date specified in the Novation Certificate. The completed Novation Certificate must be delivered to the Agent at least 5 Business Days before the date on which it is stated to be effective or such other date agreed by the Agent. If no agreement can be reached by the Agent the novation will not be effective.

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25.4	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Bank, the Bank of which it is an Affiliate) ceases to be one of the Banks, the Agent shall (in consultation with the Company) appoint another Bank or an Affiliate of a Bank to replace that Reference Bank.

25.5	Register

The Agent shall keep a register of all the Parties and shall supply any other Party (at that Party’s expense) with a copy of the register on request.

25.6	Change of Facility Office

No Bank will change its Facility Office if, at the time of the change, circumstances exist which would oblige the Company to pay that Bank any amount under Clause 11 (Taxes) or Clause 13 (Increased Costs) which it would not have been obliged to pay if that Bank had retained the same Facility Office.

26.	DISCLOSURE OF INFORMATION

A Bank may disclose to one of its Affiliates or any person with whom it is proposing to enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement:

(i)	a copy of any Finance Document; and

(ii)	any information which that Bank has acquired under or in connection with any Finance Document.

Provided that any such Affiliate or person has entered into a confidentiality undertaking substantially in the form of Schedule 9 (Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Agent.

27.	SET-OFF

A Finance Party may set off any matured obligation owed by the Company under this Agreement (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to the Company, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Finance Party may set off in an amount estimated by it in good faith to be the amount of that obligation.

28.	PRO RATA SHARING

28.1	Redistribution

If any amount owing by the Company under this Agreement to a Finance Party (the recovering Finance Party) is discharged by payment, set-off or any other manner other than through the Agent in accordance with Clause 10 (Payments) (a recovery), then:

(a)	the recovering Finance Party shall, within three Business Days, notify details of the recovery to the Agent;

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(b)	the Agent shall determine whether the recovery is in excess of the amount which the recovering Finance Party would have received had the recovery been received by the Agent and distributed in accordance with Clause 10 (Payments);

(c)	subject to Clause 28.3 (Exception), the recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the redistribution) equal to the excess;

(d)	the Agent shall treat the redistribution as if it were a payment by the Company under Clause 10 (Payments) and shall pay the redistribution to the Finance Parties (other than the recovering Finance Party) in accordance with Clause 10.7 (Partial payments); and

(e)	after payment of the full redistribution, the recovering Finance Party will be subrogated to the portion of the claims paid under paragraph (d) above, and the Company will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

28.2	Reversal of redistribution

If under Clause 28.1 (Redistribution):

(a)	a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to the Company; and

(b)	the recovering Finance Party has paid a redistribution in relation to that recovery,

each Finance Party shall, within three Business Days of demand by the recovering Finance Party through the Agent, reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party. Thereupon the subrogation in Clause 28.1(e) (Redistribution) will operate in reverse to the extent of the reimbursement.

28.3	Exception

A recovering Finance Party need not pay a redistribution to the extent that it would not, after the payment, have a valid claim against the Company in the amount of the redistribution pursuant to Clause 28.1(e) (Redistribution).

29.	SEVERABILITY

If a provision of any Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.

30.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

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31.	NOTICES

31.1	Giving of notices

All notices or other communications under or in connection with this Agreement shall be given in writing or by facsimile. Any such notice will be deemed to be given as follows:

(a)	if in writing, when delivered; and

(b)	if by facsimile, when received in complete and legible form.

However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

31.2	Addresses for notices

(a)	The address and facsimile number of each Party (other than the Agent) for all notices under or in connection with this Agreement are:

(i)	that notified by that Party for this purpose to the Agent on or before it becomes a Party; or

(ii)	any other notified by that Party for this purpose to the Agent by not less than five Business Days’ notice.

(b)	The address and facsimile number of the Agent is:

The Royal Bank of Scotland plc

2.5 Devonshire Square

London EC2M 4BB

Facsimile number:        +44 207 615 7673

Attention:    Loans Administration

or such other as the Agent may notify to the other Parties by not less than five Business Days’ notice.

(c)	The Agent shall, promptly upon request from any Party, give to that Party the address or facsimile number of any other Party applicable at the time for the purposes of this Clause.

32.	GOVERNING LAW

This Agreement is governed by English law.

33.	JURISDICTION

(a)	Each of the parties hereto irrevocably agrees, for the benefit of the Agent and the Banks, that the courts of England shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, irrevocably submits to the jurisdiction of such courts.

(b)	The Company irrevocably waives any objection which it might now or hereafter have to the courts referred to in paragraph (a) above being nominated as the forum to hear and determine

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any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and agrees not to claim that any such court is not a convenient or appropriate forum.

(c)	The submission to the jurisdiction of the courts referred to in paragraph (a) above shall not (and shall not be construed so as to) limit the right of the Agent or the Banks to take proceedings in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

34.	SERVICE OF PROCESS

Without prejudice to any other mode of service allowed under any relevant law, the Company:

(a)	irrevocably appoints its London office at 30 Cannon Street, London EC4M 6XH as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Documents; and

(b)	agrees that any failure by a process agent to notify the Company of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1

ORIGINAL PARTIES

Original Bank	Commitments
(US$)

The Bank of Tokyo-Mitsubishi, Ltd.	19,000,000
Barclays Bank PLC	19,000,000
Commerzbank Aktiengesellschaft, London Branch	19,000,000
HSBC Bank plc	19,000,000
JPMorgan Chase Bank	19,000,000
The Royal Bank of Scotland plc	19,000,000
ABN AMRO Bank N.V.	14,500,000
Allied Irish Banks, p.l.c.	14,500,000
Bank of America, N.A.	14,500,000
BBVA Ireland plc	14,500,000
BNP Paribas, London Branch	14,500,000
Calyon, London Branch	14,500,000
CDC Finance - CDC IXIS	14,500,000
Citibank, N.A.	14,500,000
Credit Suisse First Boston	14,500,000
Deutsche Bank AG London	14,500,000
Fortis Bank S.A./N.V.	14,500,000
ING Bank N.V., London Branch	14,500,000
Merrill Lynch Bank USA	14,500,000
Mizuho Corporate Bank, Ltd.	14,500,000
Morgan Stanley Dean Witter Bank Limited	14,500,000
National Australia Bank Limited (A.B.N. 12 004 044 937)	14,500,000
TD Bank Europe Limited	14,500,000
UBS AG, London Branch	14,500,000

Total	375,000,000

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SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

1.	A copy of the memorandum and articles of association, certificate of incorporation and certificate of incorporation on change of name (if any) of the Company or a certificate of an authorised signatory of the Company confirming that the copy of those documents previously delivered to the Agent in connection with the Existing Facility Agreement is still correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	A copy of a resolution of the Group Finance Committee of the Company:

(i)	approving the terms of, and the transactions contemplated by the Finance Documents resolving that it execute the Finance Documents to which it is a party and any related and/or ancillary documents;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents.

3.	A copy of a resolution of the board of directors of the Company appointing the Group Finance Committee referred to in paragraph 2 above.

4.	A certificate of a director of the Company certifying that the utilisation of the Facility in full would not cause any internal borrowing limit binding on the Company to be exceeded.

5.	A certificate of an authorised signatory of the Company certifying:

(a)	that each copy document specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement; and

(b)	the specimen signatures of its authorised signatories.

6.	A legal opinion of Allen & Overy LLP, legal advisers to the Agent, addressed to the Finance Parties substantially in the form of Schedule 6.

7.	A legal opinion of Maclay Murray & Spens, legal advisers to the Agent in Scotland, addressed to the Finance Parties substantially in the form of Schedule 7.

Miscellaneous

8.	A certificate of an authorised signatory of the Company confirming:

(a)	that the copy of each Licence held by a member of the Group other than PacifiCorp or its Subsidiaries previously delivered to the Agent in connection with the Existing Facility Agreement is still correct, complete and in full force and effect as at a date no earlier than the date of this Agreement; and

(b)	that no new Licences have been issued to any member of the Group other than PacifiCorp or its Subsidiaries.

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9.	Evidence that Existing Facility A has been cancelled and any outstandings under Existing Facility A have been or will on the first Utilisation Date be repaid in full.

10.	A copy of the Original Group Accounts.

11.	Evidence that all fees and expenses then due and payable from the Company under the Finance Documents have been or will be paid by the first Utilisation Date.

12.	Evidence that the process agent referred to in Clause 34 (Service of Process) has accepted the appointment.

13.	A copy of any other authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document and which, in either case, is notified to the Company prior to the execution of this Agreement.

14.	An executed copy of a side letter to the Existing Facility Agreement which amends the definition of Operating Profit, the mandatory prepayment provisions and the provision relating to restrictions on borrowings so they are each consistent with the provisions contained in this Agreement.

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SCHEDULE 3

CALCULATION OF THE MANDATORY COST

General

The Mandatory Cost is the weighted average of the rates for each Bank calculated below by the Agent on the first day of a Term. The Agent must distribute each amount of Mandatory Cost among the Banks on the basis of the rate for each Bank.

1.	For a Bank lending from a Facility Office in the U.K.

(a)	The relevant rate for a Bank lending from a Facility Office in the U.K. is calculated in accordance with the following formulae:

for a Loan in Sterling:

AB + C(B –D) + E x 0.01	per cent. per annum
100 – (A + C)

for any other Loan:

E x 0.01	per cent. per annum
300

where on the day of application of the formula:

A	is the percentage of that Bank’s eligible liabilities (in excess of any stated minimum) which the Bank of England requires it to hold on a non-interest-bearing deposit account in accordance with its cash ratio requirements;

B	is LIBOR for that Term;

C	is the percentage of that Bank’s eligible liabilities which the Bank of England requires it to place as a special deposit;

D	is the interest rate per annum allowed by the Bank of England on a special deposit; and

E	is calculated by the Agent as being the average of the rates of charge supplied by the Reference Banks to the Agent under paragraph (d) below and expressed in pounds per £1 million.

(b)	For the purposes of this paragraph 2:

(i)	eligible liabilities and special deposit have the meanings given to them at the time of application of the formula by the Bank of England;

(ii)	fees rules means the then current rules on periodic fees in the Supervision Manual of the FSA Handbook; and

(iii)	tariff base has the meaning given to it in the fees rules.

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(c)	(i)	In the application of the formulae, A, B, C and D are included as figures and not as percentages, e.g. if A = 0.5% and B = 15%, AB is calculated as 0.5 x 15. A negative result obtained by subtracting D from B is taken as zero.

	(ii)	Each rate calculated in accordance with a formula is, if necessary, rounded upward to four decimal places.

(d)	(i)	Each Reference Bank must supply to the Agent the rate of charge payable by that Reference Bank to the Financial Services Authority under the fees rules (calculated by that Reference Bank as being the average of the rates of charge within fee-block Category A1 (Deposit acceptors) applicable to that Reference Bank but, for this purpose, applying any applicable discount and ignoring any minimum fee required under the fees rules) and expressed in pounds per £1 million of the tariff base of that Reference Bank.

	(ii)	Each Reference Bank must promptly notify the Agent of any change to the rate of charge.

(e)	(i)	Each Bank and each Reference Bank must supply to the Agent the information required by it to make a calculation of the rate for that Bank or Reference Bank. The Agent may assume that this information is correct in all respects.

	(ii)	If a Bank or a Reference Bank fails to do so, the Agent may assume that the Bank’s or that Reference Bank’s obligations in respect of cash ratio deposits, special deposits and the fees rules are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the U.K.

	(iii)	The Agent has no liability to any Party if its calculation over or under compensates any Bank.

2.	For a Bank lending from a Facility Office in a Participating Member State

(a)	The relevant rate for a Bank lending from a Facility Office in a Participating Member State is the percentage rate per annum notified by that Bank to the Agent as its cost of complying with the minimum reserve requirements of the European Central Bank.

(b)	If a Bank fails to specify a rate under paragraph (a) above, the Agent will assume that the Bank has not incurred any such cost.

3.	Changes

The Agent may, after consultation with the Company and the Banks, notify all the Parties of any amendment to this Schedule which is required to reflect:

(a)	any change in law or regulation; or

(b)	any requirement imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any successor authority).

Any notification will be, in the absence of manifest error, conclusive and binding on all the Parties.

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SCHEDULE 4

FORM OF REQUEST

To:	THE ROYAL BANK OF SCOTLAND PLC as Agent

From:	SCOTTISH POWER PLC

Date: [                    ]

Scottish Power plc-US$375,000,000 Revolving Credit Agreement

dated [●], 2004

1.	We wish to borrow a Loan as follows:

(a)	Utilisation Date: [ ]

(b)	Original Dollar Amount: US$[ ]

(c)	Currency: [ ]

(d)	Term: [ ]

(e)	Payment/delivery instructions: [ ]

2.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Request.

3.	We confirm that the Loan will be used in accordance with Clause 3 (Purpose).

4.	We confirm that the borrowing of the above referenced Loan will not cause any borrowing limit binding on Scottish Power plc to be exceeded.

By:

SCOTTISH POWER PLC
Authorised Signatory

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SCHEDULE 5

FORM OF NOVATION CERTIFICATE

To:	THE ROYAL BANK OF SCOTLAND PLC as Agent

From:	[THE EXISTING BANK] and [THE NEW BANK] Date: [ ]

Scottish Power plc - US$375,000,000 Revolving Credit Agreement

dated [●], 2004

We refer to Clause 25.3 (Procedure for novations).

1.	We [ ] (the Existing Bank) and [ ] (the New Bank) agree to the Existing Bank and the New Bank novating all the Existing Bank’s rights and obligations referred to in the Schedule in accordance with Clause 25.3 (Procedure for novations).

2.	The specified date for the purposes of 25.3(c) is [date of novation].

3.	The Facility Office and address for notices of the New Bank for the purposes of Clause 31.2 (Addresses for notices) are set out in the Schedule.

4.	This Novation Certificate is governed by English law.

THE SCHEDULE

Rights and obligations to be novated

[Details of the rights and obligations of the Existing Bank to be novated].

[New Bank]

[Facility Office Address for notices]

[Existing Bank]	[New Bank]	THE ROYAL BANK OF SCOTLAND PLC

By:	By:	By:

Date:	Date:	Date:

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SCHEDULE 6

FORM OF LEGAL OPINION OF ALLEN & OVERY LLP

To:	The Finance Parties named as original parties

to the Credit Agreement (as defined below).

, 2004

Dear Sirs,

Scottish Power plc (the Company) - US$375,000,000 Revolving Credit Agreement dated [                    ], 2004 (the Credit Agreement)

We have acted as legal advisers in England to The Royal Bank of Scotland plc (the Agent) in connection with a Credit Agreement dated [                ], 2004 (the Credit Agreement) made between among others, the Company as borrower, the Banks (as defined therein) and the Agent.

Subject to the qualifications set out below and to any matters not disclosed to us, we are of the opinion that, so far as the present laws of England are concerned:

(A)	Legal validity The Credit Agreement constitutes legally binding, valid and enforceable obligations of the Company.

(B)	Non-violation The execution, delivery and performance by the Company of the Credit Agreement will not violate any provision of any English law applicable to companies generally.

(C)	Stamp duties No stamp or registration duty or similar taxes or charges are payable in the United Kingdom in respect of the execution or delivery of the Credit Agreement.

(D)	Registrations It is not necessary to file, register or record the Credit Agreement in any public office or elsewhere in England in order for the Credit Agreement to constitute legally binding, valid and enforceable obligations of the Company.

(E)	Consents To the extent that the Company holds authorisations or exemptions of any governmental, judicial or public body or authority in England and Wales under the Electricity Act, no further authorisations or exemptions of any governmental, judicial or public body or authority in England and Wales under the Electricity Act are required as a condition to the execution by the Company of the Credit Agreement or the performance by the Company of its obligations thereunder or the validity or enforceability of the Credit Agreement.

The qualifications to which this opinion is subject are as follows:

(i)	We assume the Credit Agreement has been duly authorised and entered into by each party to it.

(ii)	This opinion is subject to all insolvency and other laws affecting the rights of creditors generally.

(iii)	We assume that no foreign law affects the conclusions stated above. We assume, in particular, that, so far as the laws of Scotland are concerned, the Credit Agreement constitutes

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a legal, valid, binding and enforceable obligation of the Company. In this regard we have relied on copies of the legal opinion referred to in paragraph 6 of Schedule 2 to the Credit Agreement.

(iv)	The term “enforceable” means that a document is of a type and form enforced by the English courts. It does not mean that each obligation will be enforced in accordance with its terms. Certain rights and obligations of the Company may be qualified by the non-conclusivity of certificates, doctrines of good faith and fair conduct, the availability of equitable remedies and other matters, but in our view these qualifications would not defeat your legitimate expectations in any material respect.

(v)	On 20th November, 2001 the Gas and Electricity Markets Authority (the Authority) granted SP Transmission Limited (the Licensee) a consent under Special Condition S of the Licensee’s transmission licence (the Consent) in relation to certain cross-default obligations contained in the facility agreement of 5th June, 2001 between Scottish Power UK plc, Royal Bank of Scotland plc (as agent) and Royal Bank of Scotland plc and others (as lenders) (the June 2001 Facility). Under the terms of the Consent, the Licensee was required to obtain certain undertakings from the Company, including an undertaking not to incur borrowings prohibited by the June 2001 Facility. We assume that the undertakings granted by the Company to the Licensee pursuant to the Consent complied with the Consent and have ceased to have effect by virtue of the fact that the June 2001 Facility has been terminated and has not been renegotiated.

(vi)	In relation to the Company’s obligations to procure that members of the Company’s Group comply with the undertakings set out at clauses 16.12 (Financial covenants) and 16.13 (Restriction on Borrowings of UK Subsidiaries) of the Credit Agreement (the clause 16 obligations), it should be noted that the Authority may, in certain circumstances, in exercise of its regulatory powers, require the Licensee and other Group licence-holding companies, among other things, to incur capital expenditure so as to ensure compliance with their licence and/or statutory obligations under the Electricity Act, and that, to the extent that a licence-holding company might need to incur debt in order to comply with such licence and/or statutory obligations, the clause 16 obligations may not be enforceable.

(vii)	We reviewed the Licences issued to the Group by the Authority for the purposes of our opinion dated 10th December, 2003. For the purpose of the opinion set out in paragraph (E) above and in accordance with our instructions, we have relied on a copy of the certificate referred to in paragraph 7 of Schedule 2 to the Credit Agreement which confirms there has been no change to those Licences from those previously delivered to us.

This opinion is given for your sole benefit and may not be relied upon by or disclosed to any other person, other than as required by law.

Yours faithfully,

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SCHEDULE 7

FORM OF LEGAL OPINION OF MACLAY MURRAY & SPENS

(1)	The Royal Bank of Scotland plc

135 Bishopsgate

London

EC2M 3UR

(as Agent for the Finance Parties) (as such

terms are defined in the Facility Agreement

which is defined below)

and

(2)	Each of the Finance Parties (as defined in the

Facility Agreement which is defined below)

Dear Sirs,

You have asked for our opinion in connection with an agreement dated [    ] 2004 between Scottish Power plc as borrower (the “Company”), J.P. Morgan plc and The Royal Bank of Scotland plc as Mandated Lead Arrangers, the Original Banks (as defined therein) and the Agent (the “Facility Agreement”).

Unless otherwise defined in this opinion, words and expressions defined in the Facility Agreement shall bear the same meanings in this opinion.

For the purposes of this opinion, we have examined copies of and base our opinion on the following documents:

(a)	a certified copy of the Facility Agreement;

(b)	a certified copy of the Memorandum and Articles of Association of the Company;

(c)	an online report relating to the Company obtained from the Registrar of Companies in Edinburgh on [ ] 2004 and updated as at [ ] 2004 (the “Company Search”);

(d)	a search of the Companies Section of the Register of Insolvencies dated [ ] 2004 (the “Insolvency Search”);

(e)	a certified copy of the minutes of a meeting of the [treasury committee] of the board of directors of the Company held on [ ] 2004 (the “Directors’ Minutes”);

(f)	a certificate dated [ ] 2004 of two directors of the Company confirming that the utilisation by the Company of the Facility (the “Director Certificate”) in full would not cause any internal borrowing limit binding on the Company to be exceeded and that the Company is not unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986; and

(g)	a certificate dated [ ] 2004 of an authorised signatory of the Company (the “Authorised Signatory Certificate”) certifying that each of the items in paragraphs (b) and (e) is correct, complete and in full force and certifying the specimen signatures of the Company’s authorised signatories. The Director Certificate and Authorised Signatory Certificate are herein together referred to as “the Certificates”).

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We have not made any other enquiries concerning the Company and in particular we have not concerned ourselves with investigating or verifying any matters of fact or opinion (whether set out in any of the documents referred to above or elsewhere) other than as expressly stated herein.

We have assumed for the purposes of this opinion:

(i)	the capacity, power and authority of each of the Mandated Lead Arrangers, the Original Banks and the Agent to enter into and perform their respective obligations under the Facility Agreement and the due execution and delivery of the Facility Agreement by each of the Mandated Lead Arrangers, the Original Banks and the Agent;

(ii)	that the Facility Agreement has been signed by [ ] on behalf of the Company and that the Facility Agreement has been duly delivered;

(iii)	the conformity to original documents of all documents supplied to us as photocopies, specimen or facsimile copies;

(iv)	that each of the statements contained in the Certificates (on which we have relied without further inquiry) is true and correct as at the date hereof;

(v)	that the meeting of the [treasury committee] of the board of directors of the Company held on [ ] 2004 was duly convened and held;

(vi)	that the meeting of the board of directors held on [ ] 2004 duly delegated authority to and confirmed the authority of the treasury committee in relation to matters such as consideration of the Facility Agreement pursuant to Article 114 of the Articles of Association of the Company;

(vii)	that the information disclosed by the Company Search was accurate in all respects and that such Search did not fail to disclose any material information which had been delivered for registration but which did not appear on the online report supplied by the Companies Registry in Edinburgh;

(viii)	that the Insolvency Search is complete and accurate in all respects and does not fail to disclose any material information;

(ix)	the Company has not passed a voluntary winding-up resolution, no petition has been presented or order made by the Court for the winding up, dissolution or administration of the Company and no receiver, trustee, administrator or similar official has been appointed in relation to the Company or any of its assets or revenues in each case which is not ascertainable from the Company Search and the Insolvency Search;

(x)	that the Facility Agreement constitutes legal, valid and binding obligations of the parties thereto under English law to which it is expressed to be subject and that the performance of the obligations thereunder is not illegal or unenforceable by virtue of the law of any jurisdiction (other than Scotland) in which they are to be performed;

(xi)	that the execution and delivery of the Facility Agreement by the Company and the performance of its obligations thereunder is in the interests of the Company and that the Facility Agreement has been entered into for bona fide commercial reasons and on arms length terms by each of the parties thereto; and

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(xii)	that the Company holds all authorisation and exemptions from any governmental, judicial or public authority in Scotland required for the execution of the Facility Agreement and the performance by the Company of its obligations thereunder and the validity and enforceability of the Facility Agreement.

We have not made any investigation of and do not express any opinion as to the laws of any jurisdiction outside Scotland and this opinion relates only to the laws of Scotland as they exist at the date hereof.

Based upon and subject to the foregoing and subject to the reservations hereinafter referred to and to any matters not disclosed to us, we are of the opinion that:

1.	The Company is a limited liability company duly incorporated under the laws of Scotland and has full corporate power and authority to execute, deliver and perform its obligations under the Facility Agreement.

2.	The execution and delivery by the Company of the Facility Agreement and the performance of its obligations thereunder have been duly authorised by all requisite corporate action on its part.

3.	The obligations of the Company under the Facility Agreement are legal, valid and binding obligations of the Company under the law of Scotland and would be so treated in the Courts of Scotland.

4.	The entry into and performance of the Facility Agreement by the Company and the transactions and matters to be implemented thereunder do not violate (i) Scottish Law or (ii) the Memorandum and Articles of Association of the Company.

5.	It is not necessary to file, register or record the Facility Agreement with any court or authority in Scotland and (to the extent that the Company already holds all authorisations or exemptions of any governmental, judicial or public body or authority in Scotland required for the execution of the Facility Agreement, the performance by the Company of its obligations thereunder or the validity or enforceability of the Facility Agreement), no other authorisations or exemptions of any governmental, judicial or public body or authority in Scotland are required for the execution of the Facility Agreement, the performance by the Company of its obligations thereunder or the validity or enforceability of the Facility Agreement.

6.	The claims of the Finance Parties under the Facility Agreement will rank at least pari passu with the claims of all other unsecured and unsubordinated creditors of the Company except for claims in respect of preferential debts (as defined in Schedule 6 of the Insolvency Act 1986)

7.	No stamp, registration or other similar taxes or charges are payable in Scotland with respect to the execution or delivery of the Facility Agreement.

8.	The choice of English law to govern the Facility Agreement is valid and effective under the private international law of Scotland. Subject to the usual exceptions affecting such matters as procedure, the availability of remedies and any provision which is repugnant to the law of Scotland, the law of England will accordingly be applied by the Courts of Scotland if any dispute arising from or contractual claim connected with the Facility Agreement comes under their jurisdiction. A judgment rendered against the Company by a competent court in England and registered in Scotland pursuant to the provisions of the Civil Jurisdiction and Judgments Act 1982 will be enforceable by the Scottish Courts.

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9.	The submission by the Company to the jurisdiction of the courts of England is valid and binding on the Company.

10	Neither the Company Search nor the Insolvency Search show that the Company is in liquidation.

The foregoing opinion is subject to the following qualifications:

(a)	We do not express any view on the particular remedies available on enforcement, such as specific implement or interdict, which are discretionary remedies.

(b)	The enforcement of the Facility Agreement may be limited by applicable laws relating to prescription, limitation, bankruptcy, liquidation, receivership, administration, insolvency or other laws relating to creditors’ rights generally or by the application of rules of equity or public policy.

(c)	A Scottish court may refuse to give effect to any provisions of the Facility Agreement providing for the payment of legal costs and other costs, charges and expenses in respect of unsuccessful litigation brought before such court or where that court has itself made an order for costs.

(d)	Any provision contained in the Facility Agreement to the effect that a calculation and/or certification will be conclusive and binding may not be effective if such calculation or certification is fraudulent or erroneous on its face and will not necessarily prevent judicial enquiry into the merit of any claim under the relative document.

(e)	Any provision in the Facility Agreement relating to default interest would be unenforceable if it were held to constitute a penalty and not a genuine and reasonable pre-estimate of the damage likely to be suffered as a result of the default in payment of the amount in question.

(f)	We express no opinion whether any provision in the Facility Agreement conferring on any party thereto a right of set off or similar right would be effective against a liquidator or creditor.

(g)	We have not been asked to advise you in connection with the preparation of the Facility Agreement and we therefore express no opinion on the implications of the Facility Agreement or on whether the Facility Agreement gives effect to the commercial intentions of the parties.

(h)	Any undertakings or indemnities in relation to United Kingdom stamp duties given by the Company may be void under the provisions of Section 117 of the Stamp Act 1891. However, we refer you to our opinion at paragraph 6 above that no stamp duty is payable in Scotland with respect to the execution or delivery of the Facility Agreement by the Company.

(i)	A Scottish court may stay proceedings if concurrent proceedings are being brought elsewhere.

(j)	The effectiveness of terms exculpating a party from a liability or duty otherwise owed is limited by law.

(k)	Where any party to the Facility Agreement is vested with a discretion or may determine a matter in its opinion, that party may be required to exercise its discretion in good faith, reasonably and for a proper purpose.

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(l)	Although monetary decrees of Scottish courts would normally be expressed in Sterling, in monetary claims for foreign currency Scottish courts may (but are not obliged to) issue a decree expressed as an order to pay the appropriate amount of foreign currency. The decree will, however, be required to be converted into Sterling for the purpose of diligence and enforcement. Indebtedness denominated in a foreign currency claimed in the winding up of a Scottish company must be converted into Sterling for this purpose.

(m)	We express no opinion on whether any provision in the Facility Agreement purporting to impose a trust in monies received would be effective against a liquidator or creditor.

(n)	Any power of attorney conferred by the Facility Agreement might not survive the winding up, administration or receivership of the Company granting such power of attorney.

(o)	The Scottish courts may not give effect to any provision in the Facility Agreement which provides that in the event of any invalidity, illegality or unenforceability of any provision of such document, the remaining provisions of that document shall not be affected or impaired, particularly if to do so would require the court to make a new contract for the parties.

(p)	Under the provisions of Council Regulation (EC) No 44/2001 of 22 December 2000 and the Civil Jurisdiction and Judgements Act 1982 (as amended by the Civil Jurisdiction and Judgements Order 2001) there is a procedure for the registration of English judgements in Scotland. In order to have an English judgement so registered the original judgement, signed by an Officer of Court together with the Court stamp, must be produced. In addition all appeal procedures in respect of the judgement must be exhausted. Where, in compliance with this procedure, registration of an English judgment takes place, there is no need for any further hearing in Scotland and a creditor can, after registration, take steps to enforce the English judgement in Scotland in accordance with Scottish enforcement procedure.

A Scottish court may decline jurisdiction where the Facility Agreement includes a prorogation agreement on the principle of forum non conveniens. Where the Scottish courts entertain jurisdiction, expert evidence would require to be led on any relevant provisions of English law. If the creditor is successful, a Scottish court will award decree in favour of the creditor against the debtor. Such a decree is the equivalent of an English judgement and, after obtaining such a decree, a creditor can proceed to enforcement in Scotland in accordance with Scottish procedure.

This opinion shall be governed by and construed in accordance with the law of Scotland.

This opinion is strictly limited to the matters specifically stated herein and is not to be read as extending by implication to any other matter.

This opinion is provided solely for the benefit of the persons to whom it is addressed and may not be communicated to or relied upon by any other person, firm or corporation whatsoever other than for the purposes of disclosure for information only to legal advisors, auditors and, to the extent required by law, regulators of the addressees.

Yours faithfully,

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SCHEDULE 8

EXISTING BORROWINGS

Description	Final Maturity
5.3% 10,000,000 EUR EMTN	29/6/2004

0% 10,000,000 EUR EMTN	30/7/2004

Variable 5,000,000 GBP EMTN	15/10/2004

6.63% 50,000,000 GBP EMTN	26/11/2004

Variable 1,500,000,000 JPY EMTN	7/6/2005

Variable 2,000,000,000 JPY EMTN	27/6/2005

Variable 50,000,000 USD EMTN	14/7/2005

Variable 50,000,000 USD EMTN	8/8/2005

6.75% 500,000,000 CZK EMTN	12/9/2005

6.9% 1,500,000,000 CZK EMTN	21/9/2005

6.715% 25,000,000 GBP EMTN	13/2/2008

5.25% 725,000,000 deutschemark bond	8/4/2008

Variable 30,000,000 GBP EMTN	17/6/2008

Variable 9,000,000 EUR EMTN	30/6/2008

5.03% 125,000,000 NLG EMTN	15/7/2008

Variable 7,000,000 GBP EMTN	16/7/2009

Variable 20,000,000 EUR EMTN	13/10/2009

6.625% 200,000,000 euro-sterling bond	14/1/2010

Variable rate 650,000,000 Australian Dollar bond	18/7/2011

8.375% 200,000,000 euro-sterling bond	20/2/2017

5.9% 300,000,000 GBP EMTN	22/2/2021

6.75% 250,000,000 euro-sterling bond	29/5/2023

Retail Price Index Linked 175,000,000 GBP bond	13/10/2024

6.125% 25,000,000 GBP EMTN	14/4/2028

4.6% 10,000,000,000 JPY Note	27/7/2029

5.75% 50,000,000 GBP EMTN	9/12/2039

6.5% 100,000,000 GBP EMTN	31/5/2041

Variable 35,000,000 USD European Investment Bank loan	16/9/2008

4.95% 30,000,000 GBP European Investment Bank loan	3/2/2009

Variable 50,000,000 GBP European Investment Bank loan	15/3/2010

6.28% 48,000,000 GBP European Investment Bank loan	24/3/2010

5.75% 50,000,000 GBP European Investment Bank loan	1/2/2011

Variable 3,600,000 GBP Loan Notes	31/3/2006

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SCHEDULE 9

FORM OF CONFIDENTIALITY UNDERTAKING

To:	[Potential Bank]

Re:	US$375,000,000 credit agreement dated [●], 2004 between (amongst others) Scottish Power PLC (as Borrower) and the Royal Bank of Scotland Plc (as Agent) (the Agreement)

Dear Sirs

We understand that you are considering participating in the Facilities. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	CONFIDENTIALITY UNDERTAKING

You undertake:

(a)	to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(b)	to keep confidential and not disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facilities;

(c)	to use the Confidential Information only for the Permitted Purpose;

(d)	to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(b) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and

(e)	not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Facilities.

2.	PERMITTED DISCLOSURE

We agree that you may disclose Confidential Information:

(a)	to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

(b)	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

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(c)	with the prior written consent of us and the Borrower.

3.	NOTIFICATION OF REQUIRED OR UNAUTHORISED DISCLOSURE

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2(b) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	RETURN OF COPIES

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2(b) above.

5.	CONTINUING OBLIGATIONS

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub participation) an interest, direct or indirect in the Facilities or (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.	NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC.

You acknowledge and agree that:

(a)	neither we nor any of our officers, employees or advisers (each a Relevant Person) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

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7.	NO WAIVER; AMENDMENTS, ETC

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.	INSIDE INFORMATION

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.	NATURE OF UNDERTAKINGS

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Borrower and each other member of the Group.

10.	THIRD PARTY RIGHTS

(a)	Subject to paragraph 6 and paragraph 9 the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

(b)	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any member of the Group to rescind or vary this letter at any time.

11.	GOVERNING LAW AND JURISDICTION

This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

12.	DEFINITIONS

In this letter (including the acknowledgement set out below):

Confidential Information means any information relating to the Borrower, the Group, and the Facilities, including, without limitation, the information memorandum (if applicable), provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

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Facilities means the facilities made available to the Borrower under the Agreement.

Group means the Borrower and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

Participant Group means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985); and

Permitted Purpose means considering and evaluating whether to enter into the Facilities.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Lender]

To:	[Lender]

The Borrower and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of

[Potential Bank]

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SIGNATORY

SIGNATORIES TO THE FACILITY AGREEMENT

Company

SCOTTISH POWER PLC

By:	A J M COATS

Mandated Lead Arrangers

THE BANK OF TOKYO-MITSUBISHI, LTD

By:	ANDREW TRENOUTH

BARCLAYS CAPITAL

By:	MARK POPE

COMMERZBANK AKTIENGESELLSCHAFT

By:	JONATHAN R BOURNE	LYNDON SETTLE

HSBC BANK PLC

By:	ANDREW AITKEN

J.P. MORGAN PLC

By:	CRAIG MEHARRY

THE ROYAL BANK OF SCOTLAND PLC

By:	JOHN HARE

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Agent

THE ROYAL BANK OF SCOTLAND PLC

By:	JOHN HARE

Original Banks

ABN AMRO BANK N.V.

By:	MARTYN TAPLIN	PAUL MATTHEWS

ALLIED IRISH BANKS, P.L.C.

By:	KEVIN BOYD

BANK OF AMERICA, N.A.

By:	JOHN WADE

BARCLAYS BANK PLC

By:	MARK POPE

BBVA IRELAND PLC

By:	PABLO VALLEJO

BNP PARIBAS, LONDON BRANCH

By:	ALAN POWELL	CLARE WEBB

CALYON, LONDON BRANCH

By:	STEPHEN TUBB	MICHELE DEE

79

CDC FINANCE - CDC IXIS

By:	HENRI MALICK	CHRISTOPHE DROUARD

CITIBANK, N.A.

By:	NIELS KIRK

COMMERZBANK AKTIENGESELLSCHAFT

By:	JONATHAN R BOURNE	LYNDON SETTLE

CREDIT SUISSE FIRST BOSTON

By:	PETER STEVENS	GARRETT LYNSKEY

DEUTSCHE BANK AG LONDON

By:	DAVID BYRNE	RICHARD SEDLACEK

FORTIS BANK S.A./N.V.

By:	MARTIN DORE	PAUL BARNES

HSBC BANK PLC

By:	ANDREW AITKEN

ING BANK N.V., LONDON BRANCH

By:	GEOFFREY SMITH	GERALD WALKER

JPMORGAN CHASE BANK

By:	CRAIG ASKHAM

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MERRILL LYNCH BANK USA

By:	LOUIS ALDER

MIZUHO CORPORATE BANK, LTD.

By:	CHRIS GRAY

MORGAN STANLEY DEAN WITTER BANK LIMITED

By:	MATHIAS BLUMSCHEIN

NATIONAL AUSTRALIA BANK LIMITED (A.B.N. 12 004 044 937)

By:	DAVID ROBERTS

TD BANK EUROPE LIMITED

By:	MARK CHERRY

THE BANK OF TOKYO-MITSUBISHI, LTD.

By:	ANDREW TRENOUTH

THE ROYAL BANK OF SCOTLAND PLC

By:	JOHN HARE

UBS AG, LONDON BRANCH

By:	J CAMPBELL	D BURRI

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EXHIBIT 4.13

CONFORMED COPY

Dated 10 July 2003

SCOTTISH POWER FINANCE (JERSEY) LIMITED

and

SCOTTISH POWER PLC

and

THE LAW DEBENTURE TRUST CORPORATION p.l.c.

TRUST DEED

constituting

U.S.$700,000,000 4.00 per cent. Step-Up Perpetual Subordinated Guaranteed

Convertible Bonds

Guaranteed by Scottish Power plc and convertible into 4.00 per cent.

Exchangeable Redeemable Preference Shares in Scottish Power Finance

(Jersey) Limited which will be exchanged immediately for

Ordinary Shares in Scottish Power plc

Linklaters

Table of Contents

Contents		Page
1	Interpretation	1

2	Amount of the Original Bonds and Covenant to Pay	6

3	Guarantee, Indemnity and Subordination of Bond Guarantee	12

4	Form of the Original Bonds; Issue of the Original Bonds	14

5	Stamp Duties and Taxes	15

6	Subordination by the Issuer	16

7	Further Issues	17

8	Application of Moneys received by the Trustee	17

9	Covenant to Comply with Provisions	18

10	Conversion	18

11	Conversion on Redemption	19

12	Covenants relating to Conversion and other matters	21

13	Covenants	22

14	Remuneration and Indemnification of the Trustee	25

15	Provisions Supplemental to the Trustee Act 1925 and the Trustee Act 2000	27

16	Trustee liable for negligence	31

17	Waiver and Proof of Default	31

18	Trustee not precluded from entering into Contracts	31

19	Modification and Substitution	32

20	Appointment, Retirement and Removal of the Trustee	33

21	Communications	34

22	Purchase or Redemption by the Guarantor of its own Shares	35

23	Governing Law and Jurisdiction	35

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ii

This Trust Deed is made on 10 July 2003 between:

(1)	SCOTTISH POWER FINANCE (JERSEY) LIMITED (the “Issuer”) whose registered office is at 22 Grenville Street, St. Helier, Jersey JE4 8PX;

(2)	SCOTTISH POWER PLC (the “Guarantor”) whose registered office is at 1 Atlantic Quay, Robertson Street, Glasgow G2 8FP; and

(3)	THE LAW DEBENTURE TRUST CORPORATION p.l.c. whose registered office is at Fifth Floor, 100 Wood Street, London EC2V 7EX (the “Trustee”, which expression shall, where the context so admits, include all persons for the time being the trustee or trustees of this Trust Deed).

Whereas:

(A)	The Issuer, incorporated with limited liability in Jersey, has by a resolution of its Board of Directors passed on 8 July 2003 authorised the issue of U.S.$700,000,000 4.00 per cent. Step-Up Perpetual Subordinated Guaranteed Convertible Bonds to be constituted by this Trust Deed.

(B)	The Guarantor, incorporated with limited liability in Scotland, has by resolutions of its Board of Directors passed on 29 May 2003 and a Committee of its Board of Directors passed on 17 June and 3 July 2003 resolved to give the guarantee of the Bonds and the Preference Shares (each as defined in Clause 1.1 below) upon and subject to the terms and conditions set out below, the Articles of the Issuer and the Deed Poll and has authorised the issue of the Ordinary Shares for which the Preference Shares will be exchanged.

(C)	The Trustee has agreed to act as trustee of this Trust Deed on the following terms and conditions.

Now this Deed witnesses and it is hereby agreed and declared as follows:

1	Interpretation

1.1	Definitions: The following expressions shall have the following meanings:

“Agency Agreement” means, in relation to the Original Bonds, the Paying, Transfer, Conversion and Exchange Agency Agreement dated 10 July 2003, as altered from time to time, between the Issuer, the Guarantor, the Trustee, the Principal Paying, Transfer, Conversion and Exchange Agent, the Registrar and the other Paying, Transfer, Conversion and Exchange Agents named therein whereby the Initial Paying, Transfer, Conversion and Exchange Agents and the Registrar were appointed in relation to the Original Bonds together with any agreement for the time being in force amending or modifying with the approval of the Trustee any of the aforesaid agreements;

“Agents” means, in relation to the Original Bonds, the several institutions appointed as Paying, Transfer, Conversion and Exchange Agents and the Registrar pursuant to the Agency Agreement at their respective specified offices (including the Principal Paying, Transfer, Conversion and Exchange Agent) referred to in the Conditions or their Successors at their specified offices;

“Articles of the Issuer” means the Articles of Association of the Issuer as the same may be varied from time to time subject to Condition 13(c) and any reference in this Trust Deed to a numbered Article shall be construed accordingly;

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“Auditors” means the independent auditors for the time being of the Guarantor or, if there shall be joint auditors, any one or more of such auditors, or in the event of them being unable or unwilling to carry out any action required of them pursuant to the Articles of the Issuer or this Trust Deed, such other accountants or firm of accountants as may be selected by the Guarantor and approved in writing by the Trustee or, in default of such selection and approval, selected by the Trustee in good faith for the purpose;

“Authorised Signatory” means any person who (i) is a director of the Issuer or (ii) has been notified by the Issuer in writing to the Trustee as being duly authorised to sign documents and to do other acts and things on behalf of the Issuer for the purposes of this Trust Deed;

“Bondholder” and (in relation to a Bond) “holder” means a person in whose name a Bond is registered in the register of Bondholders;

“Bonds” means the Original Bonds and/or as the context may require any Further Bonds except that in Schedules 1 and 2, “Bonds” means the Original Bonds;

“Clearstream, Luxembourg” means Clearstream Banking, société anonyme;

“Conditions” means, in relation to the Original Bonds, the terms and conditions set out in Schedule 2 and, with respect to any Further Bonds the terms and conditions set out in a Schedule to the supplemental trust deed constituting such Further Bonds as any of the same may from time to time be modified in accordance with the provisions thereof and/or of this Trust Deed, and references in this Trust Deed to a particular numbered Condition shall, in relation to the Original Bonds, be construed accordingly and shall, in relation to any Further Bonds, be construed as a reference to the provision (if any) in the Conditions thereof which corresponds to the particular Condition of the Original Bonds;

“Conversion Date” has the meaning specified in Condition 8(b);

“Deed Poll” means the deed poll of even date herewith executed in favour of the holders of the Preference Shares by the Guarantor, as from time to time amended in accordance with the provisions thereof;

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system;

“Event of Default” means any of the conditions, events or acts provided in Condition 11 (or in respect of any Further Bonds, the relevant Condition) to be events upon the happening of which the Bonds would, subject only to notice by the Trustee as therein provided become immediately due and repayable;

“Extraordinary Resolution” has the meaning set out in paragraph 21 of Schedule 4;

“Further Bonds” means any further bonds, notes or debentures issued in accordance with the provisions of Clause 7 and constituted by a deed supplemental to this Trust Deed;

“Global Bond” means the Original Global Bonds and any global bonds or notes in respect of any Further Bonds;

“Guarantee” means the guarantee and indemnity of the Guarantor set out in Clause 3;

“Interest Payment Date” has the meaning provided in Condition 23;

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder;

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“London business day” has the meaning provided in Condition 23;

“London Stock Exchange” means the London Stock Exchange plc;

“Market Disruption Event” has the meaning specified in Condition 23;

“Nominal Shares” has the meaning provided in the Articles of the Issuer;

“Ordinary Shares” means ordinary shares in the capital of the Guarantor having as at the date hereof a nominal value of 50 pence each (and all other (if any) shares or stock resulting from any sub-division, consolidation, re-classification or redenomination of such shares) of the type for which the Preference Shares are exchangeable in accordance with the Conditions and the Articles of the Issuer;

“ordinary share capital” has the meaning ascribed to it in Section 832 of the Income and Corporation Taxes Act 1988;

“Original Bondholders” means the holders for the time being of Original Bonds;

“Original Bonds” means the 4.00 per cent. Step-Up Perpetual Subordinated Guaranteed Convertible Bonds constituted by this Trust Deed and for the time being outstanding (being on the date hereof U.S.$700,000,000 in principal amount) or, as the context may require, a specific number of them and any replacement Bonds issued pursuant to Condition 16 and (except for the purposes of Clauses 4.1 and 4.2) the Original Global Bonds;

“Original Global Bonds” means the Regulation S Global Bond or the Rule 144A Global Bond initially representing the Original Bonds, in the form or substantially in the form set out in Schedule 2 and “Original Global Bond” shall be construed accordingly;

“outstanding” means, in relation to the Bonds, all the Bonds issued other than (a) those which have been redeemed in accordance with the Conditions, (b) those in respect of which Conversion Rights have been exercised and the Issuer’s obligation to issue Preference Shares and pay any accrued but unpaid interest in relation to such Bonds have been duly performed and which have been cancelled in accordance with the Conditions, (c) those in respect of which the date for redemption in accordance with the Conditions has occurred and the redemption moneys (including all interest accrued on such Bonds to the date for such redemption and any interest payable under Condition 5 after such date) have been duly paid to the relevant Bondholder or on its behalf or to the Trustee or to the Principal Paying, Transfer, Conversion and Exchange Agent as provided in Clause 2 and remain available for payment against presentation and surrender of Bonds, (d) those which have become void or those in respect of which claims have become prescribed under Condition 14, (e) those mutilated or defaced Bonds which have been surrendered in exchange for replacement Bonds pursuant to Condition 16, (f) (for the purpose only of determining how many Bonds are outstanding and without prejudice to their status for any other purpose) those Bonds alleged to have been lost, stolen or destroyed and in respect of which replacement Bonds have been issued pursuant to Condition 16, (g) those which have been purchased and cancelled as provided in Condition 9, (h) the Regulation S Global Bond to the extent that interests in it have been exchanged for interests in the Rule 144A Global Bond and vice versa, (i) the relevant Global Bond to the extent that it shall have been exchanged for interests in another Global Bond and any other Global Bond to the extent that it shall have been exchanged for definitive registered Bonds pursuant to its provisions; provided that for the purposes of (i) ascertaining the right to attend and vote at any meeting of the Bondholders, (ii) the determination of how many Bonds are outstanding for the purposes of Condition 11, Condition 13, Condition 15 and Condition 20 and

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Schedule 4 and (iii) the exercise of any discretion, power or authority which the Trustee is required, expressly or impliedly, to exercise in or by reference to the interests of the Bondholders, those Bonds (if any) which are beneficially held by, or are held on behalf of, the Issuer or the Guarantor or any Subsidiary of the Issuer or the Guarantor or any holding company of the Issuer or the Guarantor (within the meaning of Section 736 of the Companies Act 1985) and not yet cancelled shall be deemed not to remain outstanding;

“Paid-up Value” means, in respect of the Preference Shares, a paid-up value of U.S.$1,000 each;

“Payment Date” has the meaning specified in Condition 23;

“Potential Event of Default” means an event or circumstance which would with the giving of notice and/or the expiry of any grace period and/or the issuing of a certificate and/or the fulfilment of any other requirement provided for in Condition 11 become an Event of Default;

“Preference Shares” means the 4.00 per cent, exchangeable redeemable preference shares of the Issuer of the type into which the Bonds are convertible;

“Principal Paying, Transfer, Conversion and Exchange Agent” means, in relation to the Original Bonds, Citibank, N.A. at its specified office, in its capacity as Principal Paying, Transfer, Conversion and Exchange Agent (in respect of the Original Bonds) and, in relation to any Further Bonds, the Principal Paying, Transfer, Conversion and Exchange Agent appointed in respect of such Further Bonds and in each case any Successor Principal Paying, Transfer, Conversion and Exchange Agent;

“Registrar” means, in relation to the Original Bonds, Citibank AG, Frankfurt at its specified office appointed as Registrar under the Agency Agreement and, in relation to any Further Bonds which are or may be in registered form, such institution as shall be appointed Registrar for such Further Bonds and in each case any successor;

“Regulation S Global Bond” means the Global Bond representing Bonds sold outside the United States in reliance on Regulation S under the Securities Act and in, or substantially in, the form set out in Schedule 3;

“Rule 144A Global Bond” means the Global Bond representing the Bonds resold pursuant to Rule 144A under the Securities Act and in, or substantially in, the form set out in Schedule 3;

“Securities Act” means the U.S. Securities Act of 1933, as amended;

“Share Exchange Call” has the meaning specified in the Articles of the Issuer;

“Shareholders” means the holders of Ordinary Shares;

“specified office” means, in relation to any Agent, either the office identified with its name at the end of the Conditions or any other office approved by the Trustee and notified to the Bondholders pursuant to Condition 18;

“Subsidiary” means a subsidiary undertaking within the meaning of Section 258 of the Companies Act 1985;

“Successor” means, in relation to the Agents, such other or further person as may from time to time be appointed by the Issuer and/or the Guarantor as an Agent with the written approval of, and on terms approved in writing by, the Trustee and notice of whose appointment is given to Bondholders pursuant to Condition 18;

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“this Trust Deed” means this Trust Deed, the Schedules (as from time to time altered in accordance with this Trust Deed) and any other document executed in accordance with this Trust Deed (as from time to time so altered) and expressed to be supplemental to this Trust Deed;

“Transfer Restriction Legend” means the transfer restriction legend set out in Schedules 1 and 3, which, unless otherwise agreed by the Issuer and the Guarantor, shall appear on any individual definitive registered Bond issued in respect of (a) any interest in any Rule 144A Global Bond, (b) any Bonds which have been offered and resold in the United States in reliance on Rule 144A under the Securities Act or (c) prior to the expiration of the applicable distribution compliance period under Regulation S under the Securities Act, any interest in any Regulation S Global Bond; and

“trust corporation” means a trust corporation (as defined in the Law of Property Act 1925) or a corporation entitled to act as a trustee pursuant to applicable foreign legislation relating to trustees.

1.2	Construction of Certain References: References to:

1.2.1	costs, charges, remuneration or expenses shall include any amount in respect of value added tax, turnover tax or similar tax charged in respect thereof;

1.2.2	“pounds”, “pounds sterling”, “sterling”, “£” shall be construed as references to the lawful currency for the time being of the United Kingdom;

1.2.3	“U.S. dollars” and “U.S.$” are references to the lawful currency for the time being of the United States of America;

1.2.4	any action, remedy or method of judicial proceedings for the enforcement of rights of creditors shall include, in respect of any jurisdiction other than England and Wales, references to such action, remedy or method of judicial proceedings for the enforcement of rights of creditors available or appropriate in such jurisdiction as shall most nearly approximate thereto and in particular references in this Trust Deed and in the Conditions to the “winding up of the Issuer” shall without limitation include the declaration of the assets of the Issuer en désastre (an insolvency procedure under the laws of Jersey) and any other similar, analogous or corresponding event under the insolvency laws of any applicable jurisdiction;

1.2.5	words denoting the singular number only shall include the plural number also and vice versa;

1.2.6	words denoting one gender only shall include the other gender;

1.2.7	words denoting persons only shall include firms and corporations and vice versa;

1.2.8	any reference to “interest” shall, where appropriate, include Deferred Payments;

1.2.9	any provision of any statute (other than as used in the definition of “Subsidiary”) shall be deemed also to refer to any statutory modification or re-enactment thereof or any statutory instrument, order or regulation made thereunder or under such modification or re-enactment; and

1.2.10	any reference to an “investment bank” may include UBS Limited.

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1.3	Conditions: Words and expressions defined in the Conditions and not defined in the main body of this Trust Deed shall when used in this Trust Deed have the same meanings as are given to them in the Conditions.

1.4	Headings: Headings shall be ignored in construing this Trust Deed.

1.5	Schedules: The Schedules are part of this Trust Deed and shall have effect accordingly.

1.6	Enforceability: If at any time any provision of this Trust Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Trust Deed nor the legality, invalidity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

2	Amount of the Original Bonds and Covenant to Pay

2.1	Amount of the Original Bonds: The aggregate principal amount of the Original Bonds is limited to an amount not exceeding U.S.$700,000,000.

2.2	Covenants of the Issuer

2.2.1	Covenant to Pay: The Issuer will on any date when the Original Bonds or any of them become due to be redeemed in accordance with this Trust Deed or the Conditions unconditionally pay to or to the order of the Trustee in U.S. dollars in New York City in same calendar day funds the principal amount of the Original Bonds becoming due for redemption on that date, any Cash Settlement Amount payable on that date and will in each case (subject to the Conditions) until such payment (both before and after judgment) unconditionally pay or procure to be paid to or to the order of the Trustee as aforesaid interest on the aggregate principal amount of the Original Bonds outstanding as set out in Condition 5 provided that (1) every payment of any sum due in respect of the Bonds made to or to the account of the Principal Paying, Transfer, Conversion and Exchange Agent as provided in the Agency Agreement shall, to such extent, satisfy such obligation except to the extent that there is failure in its subsequent payment to the relevant Original Bondholders and (2) in the event that (following, if so required, due presentation of an Original Bond) upon redemption, payment of any sums due is improperly withheld or refused such Original Bond will continue to bear interest as aforesaid until the calendar day after the Original Bondholders have been or are deemed to have been notified of receipt by the Trustee or the Principal Paying, Transfer, Conversion and Exchange Agent of all sums due in respect of the Original Bonds up to that day (except to the extent that there is a failure in the subsequent payment to the relevant holders under the Conditions). The Trustee will hold the benefit of this covenant on trust for the Original Bondholders.

2.2.2	Covenant to deliver Redemption Settlement Shares: The Issuer will on any date when delivery of the Redemption Settlement Shares is required in accordance with this Trust Deed and/or Condition 9(g) unconditionally deliver such Redemption Settlement Shares to or to the order of the Trustee and will (subject to the Conditions) until such delivery (both before and after judgment) unconditionally pay or procure to be paid to or to the order of the Trustee as aforesaid interest on the aggregate principal amount of the Original Bonds outstanding as set out in Condition 5 provided that (1) every delivery of Redemption Settlement Shares in respect of the Original Bonds to the relevant Original Bondholders as provided in

6

the Agency Agreement shall, to such extent, satisfy such obligation and (2) in the event that delivery of the Redemption Settlement Shares upon redemption is improperly withheld or refused such Original Bond will continue to bear interest as aforesaid until the calendar day after the Original Bondholders have duly received the relevant Redemption Settlement Shares and have been or are deemed to have been notified of receipt by the Trustee or the Principal Paying, Transfer, Conversion and Exchange Agent of all sums due in respect of the Bonds up to that day (except to the extent that there is a failure in the subsequent payment to the relevant holders under the Conditions). The Trustee will hold the benefit of this covenant on trust for the Original Bondholders.

2.3	Discharge: Subject to Clause 2.4, any payment or delivery of Redemption Settlement Shares to be made in respect of the Bonds by the Issuer, the Guarantor or the Trustee may be made as provided in the Conditions and any payment or delivery of Redemption Settlement Shares so made will (subject to Clause 2.4) to such extent be a good discharge to the Issuer, the Guarantor or the Trustee, as the case may be.

2.4	Payment after Default and Trustee’s Conversion:

2.4.1	At any time after a Potential Event of Default or an Event of Default has occurred and whilst the same is subsisting, the Trustee may:

(i)	by notice in writing to the Issuer, the Guarantor and the Agents, require the Agents, until notified by the Trustee to the contrary, so far as permitted by any applicable law:

(a)	to act thereafter as Agents of the Trustee in relation to payments to be made by or on behalf of the Trustee or delivery of Redemption Settlement Shares, as the case may be under this Trust Deed and the Bonds on the terms of the Agency Agreement (with such consequential amendments as necessary and except that the Trustee’s liability for the indemnification, remuneration and all other out-of-pocket expenses of the Agents will be limited to the amounts for the time being held by the Trustee in respect of the Bonds on the terms of this Trust Deed) and thereafter to hold all Bonds and all moneys, documents and records held by them in respect of Bonds to the order of the Trustee; or

(b)	to deliver all Bonds, Redemption Settlement Shares, all moneys, documents and records held by them in respect of the Bonds and, if the Trustee so directs in such notice or subsequently so directs, any Preference Shares held by them, to the Trustee or as the Trustee directs in such notice provided that such notice shall be deemed not to apply to any documents or records which the relevant Agent is obliged not to release by any law or regulation; and

(ii)	by notice in writing to the Issuer or, where applicable, the Guarantor require it to make all subsequent payments or delivery of Redemption Settlement Shares in respect of the Bonds to or to the order of the Trustee and not to the Principal Paying, Transfer, Conversion and Exchange Agent. With effect from the issue of any such notice to the Issuer or, where applicable, the Guarantor and until such time as the notice is withdrawn proviso (1) to Clause 2.2.1 shall not apply.

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2.4.2	Forthwith after the Trustee elects pursuant to Clause 11 and Condition 8(c) to convert Unexercised Bonds (as defined in Clause 11.1.1) and to sell the Ordinary Shares delivered to it on such conversion or forthwith after the delivery of Redemption Settlement Shares in accordance with Condition 9(g), the Trustee may by notice in writing to the Issuer, the Guarantor and the Agents, require the Agents in relation to such conversion and/or sale:

(i)	to act thereafter as Agents of the Trustee in relation to payments or delivery of Redemption Settlement Shares to be made by or on behalf of the Trustee in respect of such Unexercised Bonds or, as the case may be, the Bonds to which such Redemption Settlement Shares relate (the “Redemption Bonds”) under the provisions of the Trust Deed and the Bonds mutatis mutandis on the terms provided in the Agency Agreement (save that the Trustee’s liability under any provision thereof for the indemnification, remuneration and all other out-of-pocket expenses of any of the Agents shall be limited to the amounts for the time being held by the Trustee in respect of the relevant Unexercised Bonds or, as the case may be, Redemption Bonds on the terms of this Trust Deed) and thereafter to hold all such Unexercised Bonds or, as the case may be, Redemption Bonds and all moneys, documents and records held by them in respect of such Unexercised Bonds or, as the case may be, Redemption Bonds on behalf of the Trustee and in relation to the Agents, to the extent not already so done, to deduct from the net proceeds of sale under Condition 9(g)(iii)(7) any taxes and capital, stamp, issue and registration duties arising on conversion (other than such taxes or duties payable in London by the Guarantor in respect of the issue and/or delivery of Ordinary Shares on conversion) and any costs incurred by the Trustee in connection with the issue and/or delivery of Ordinary Shares; or

(ii)	to deliver up all such Unexercised Bonds or, as the case may be, Redemption Bonds and all moneys, documents and records held by them in respect of such Unexercised Bonds or, as the case may be, Redemption Bonds to the Trustee or as the Trustee directs in such notice or subsequently provided that such notice shall be deemed not to apply to any documents or records which the relevant Agent is obliged not to release by any law or regulation.

2.5	Rate of Interest after a Default: If at any time after the First Reset Date the Bonds become immediately payable under the Conditions the rate of interest payable in respect of them will continue to be calculated by the Registrar in accordance with the Conditions (with consequential amendments as necessary) except that the rates of interest need not be published unless the Trustee otherwise requires. The first period in respect of which interest shall be so calculable will commence on the expiry of the Interest Period (as defined in the Conditions) during which the Bonds become so repayable.

2.6	Deferred Coupon Satisfaction Mechanism: Where the Issuer is to satisfy any Deferred Payment (the “Due Amount”) on a particular date (the “Deferred Payment Date”) in accordance with Condition 7, it shall so notify, inter alios, the Guarantor and the Trustee. Thereupon, subject to Conditions 7(b), 7(d) and 7(e):

2.6.1	on or prior to the eleventh London business day prior to the Deferred Payment Date the Guarantor shall determine the number of Preference Shares (the

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“Payment Preference Shares”) that have an aggregate market value after being converted into Payment Ordinary Shares, when converted into dollars at the prevailing market exchange rates determined by the Calculation Agent, of not less than an amount equal to the relevant Deferred Payment;

2.6.2	on or prior to the eleventh London business day prior to the Deferred Payment Date the Guarantor shall determine the number of Preference Shares (the “Associated Cost Preference Shares”) that have an aggregate market value of not less than the Associated Costs (as defined in Clause 3.3(c) of the Calculation Agency Agreement), as notified by the Calculation Agent to the Guarantor pursuant to the terms of the Calculation Agency Agreement;

2.6.3	on or prior to the seventh London business day preceding the Deferred Payment Date, the Issuer shall duly authorise the issue of the relevant number of Payment Preference Shares and the Associated Cost Preference Shares and, on such date, shall validly issue, free from lien or any other encumbrance, such Payment Preference Shares and the Associated Cost Preference Shares to the Trustee (or, if so agreed between the Issuer and the Trustee, to an agent for the Trustee) and such issue of the Payment Preference Shares shall, subject to Clause 2.6.7, discharge the Issuer from its liability to make the relevant Deferred Payment;

2.6.4	on or prior to the eleventh London business day prior to the Deferred Payment Date the Calculation Agent shall determine the number of Ordinary Shares (the “Associated Cost Ordinary Shares”) that have an aggregate market value of not less than the Associated Costs and shall notify the Trustee, the Issuer and the Guarantor accordingly;

2.6.5	on or prior to the seventh London business day preceding the Deferred Payment Date, the Guarantor shall duly authorise the issue of the relevant number of Payment Ordinary Shares (in accordance with and subject to Condition 7(b)(ii)) and the Associated Cost Ordinary Shares and, on such date, the Guarantor shall validly issue, free from lien or any other encumbrance (i) the Payment Ordinary Shares in consideration for the delivery by the Trustee or its agent to the Guarantor of the Payment Preference Shares and (ii) the Associated Cost Ordinary Shares in consideration for the delivery by the Trustee or its agent to the Guarantor of the Associated Cost Preference Shares, in each case to the Trustee (or, if so agreed between the Issuer and the Trustee, to its agent);

2.6.6	the Trustee will use reasonable endeavours to give the necessary instruction to the Calculation Agent (subject to any necessary consents being obtained) as soon as practicable and in any case not later than by close of business on the sixth London business day preceding the Deferred Payment Date to procure purchasers for such Payment Ordinary Shares on its behalf, and the Calculation Agent has agreed to use reasonable endeavours on behalf of the Trustee to procure purchasers for such Payment Ordinary Shares prior to the Deferred Payment Date;

2.6.7	following the sale of the Payment Ordinary Shares (and the exchange of their proceeds into dollars in accordance with Condition 7(b)(iii)) and the Associated Cost Ordinary Shares, the Trustee shall (i) apply the proceeds of sale of the Associated Cost Ordinary Shares in or towards satisfaction of the Associated Costs and (ii) procure the payment of the proceeds of sale of the Payment Ordinary Shares to the Principal Paying, Transfer, Conversion and Exchange Agent in accordance with Condition 7(c) in respect of the relevant Payment;

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2.6.8	if the proceeds of the sale of the Payment Ordinary Shares and the Associated Cost Ordinary Shares will not, in the opinion of the Calculation Agent or, in the case of the Associated Cost Ordinary Shares, the Trustee (as notified to the Calculation Agent) despite the arrangements contained in Condition 7(b)(i) to (iii) and Clauses 2.6.1 to 2.6.6, result in each case in a sum at least equal to respectively the relevant Payment and Associated Costs being available to make respectively the Payment and pay the Associated Costs in full on the Deferred Payment Date, the Calculation Agent pursuant to its obligations under the Calculation Agency Agreement shall promptly notify each of the parties hereto, and the Calculation Agent and the Issuer and the Guarantor shall then take such steps as are reasonably necessary to ensure, so far as practicable, that through issuing and selling additional Preference Shares and Ordinary Shares in each case a sum at least equal to respectively the relevant Payment and the Associated Costs will be available to make the Payment and pay the Associated Costs in full on the Deferred Payment Date, provided that for such purpose Clauses 2.6.1 to 2.6.6 shall be modified as follows:

(i)	references therein to “Payment” shall be deemed to be references to the amount by which the aggregate sum then paid to the Principal Paying, Transfer, Conversion and Exchange Agent in respect of Deferred Payments pursuant to the provisions of this Clause 2.6 is less than the Deferred Payment Amount (the “Payment Shortfall”),

(ii)	references to “Associated Costs” shall be deemed to be references to the aggregate of (a) the amount by which the sum received by or on behalf of the Trustee in respect of Associated Costs is less than the Associated Costs and (b) the Associated Costs determined under Clause 3.3(c)(iii) of the Calculation Agency Agreement but by reference to the numbers of additional Preference Shares and Ordinary Shares determined to be required to be issued in order to satisfy the Shortfall (such aggregate being the “Costs Shortfall”), and

(iii)	all matters required to be done by a stated time shall be done as soon as practicable,

and further provided for the avoidance of doubt that the parties’ obligations under this Clause 2.6.7 shall only apply to the extent that it is practicable to raise dollar funds by the Deferred Payment Date by following the procedures contained in Clauses 2.6.1 to 2.6.6, as amended. For the purposes of this Clause 2.6, “Shortfall” shall mean the aggregate of the Payment Shortfall and the Costs Shortfall.

2.6.9	if the aggregate U.S. dollar amounts paid to the Principal Paying, Transfer, Conversion and Exchange Agent under this Clause 2.6 are less than the Deferred Payment Amount, the Trustee shall, promptly following it (or its agent) receiving dollar amounts in respect of the Shortfall in respect of such payment pursuant to Clause 2.7, pay such amounts to the Principal Paying, Transfer, Conversion and Exchange Agent for payment by the Principal Paying, Transfer, Conversion and Exchange Agent to Bondholders and until the Trustee (or its agent) receives such

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amounts, the Trustee shall not be obliged to pay any such amounts and no Bondholder shall be entitled to take any action against the Trustee to obtain such payment.

2.6.10	The Trustee may only appoint an agent in connection with this Clause 2.6 and Condition 7 if so agreed by the Issuer and the Guarantor.

2.6.11	The Trustee and any agent of the Trustee shall not accept or hold any of the Payment Preference Shares, Payment Ordinary Shares, Associated Cost Preference Shares or Associated Cost Ordinary Shares issued in connection with the Deferred Coupon Satisfaction Mechanism within the United Kingdom, save as previously agreed with the Issuer.

2.6.12	No liability shall attach to the Trustee or its agents if, as a result of a Market Disruption Event, as defined in the Conditions, or any other event outside the control of the Trustee or its agent, the Trustee or its agent is unable to comply with the provisions of Condition 7(b) and this Clause 2.6.

2.7	Shortfall at Deferred Payment Date:

2.7.1	If, despite the operation of Clause 2.6, there is a Shortfall as at the Deferred Payment Date, the Issuer will, upon being notified of such Shortfall, either:

(i)	pay to the Trustee as soon as practicable (a) an amount equal to the Payment Shortfall and (b) an amount equal to the Costs Shortfall; or

(ii)	if the Issuer in its discretion so determines, elect by notice to the Guarantor, the Trustee, the Registrar and the Calculation Agent to satisfy, as appropriate, the Payment Shortfall and the Costs Shortfall through the issue of Payment Preference Shares, subject to Condition 7(d) and 7(e), and in accordance with the procedures contained in Clauses 2.6.1 to 2.6.6 (as modified by paragraphs (i) to (iii) of Clause 2.6.7, save that (a) references to “Payment” shall then be deemed to be references to the amount by which the aggregate sum then paid to the Registrar and/or the Trustee pursuant to the provisions of Clauses 2.6 or 2.7 is less than the Due Amount, (b) references to “Associated Costs” shall then be deemed to be references to “Associated Costs” as then determined under Clause 2.6.7 and (c) references to “Shortfall” shall be construed accordingly) one more time.

2.7.2	If following the operation of Clause 2.6 above there is for any reason still a Shortfall, then the provisions of Clause 2.6 above shall be applied (as often as necessary) in respect of the Shortfall until the Calculation Agent and the Trustee shall have received funds equal to the full amount of the Shortfall.

2.8	Excess Funds: If, following the operation of Clause 2.6 and, if applicable, Clause 2.7 in order to satisfy a Due Amount and its related Associated Costs, the Trustee (or any other Agent on behalf of the Trustee) holds funds in excess of such Deferred Payment Amount and such Associated Costs, it will (or procure that the Agent which holds such excess funds will) forthwith notify the Issuer that it (or such Agent) holds such excess funds and shall within five London business days of such notification transfer such excess funds to or to the order of the Issuer.

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3	Guarantee, Indemnity and Subordination of Bond Guarantee

3.1	Guarantee: The Guarantor unconditionally and irrevocably guarantees that if the Issuer does not pay any sum payable by it or deliver any Ordinary Shares due from it under this Trust Deed or the Bonds by the time and on the date specified for such payment or delivery (whether on the normal due date, on acceleration or otherwise) the Guarantor will pay that sum or procure the delivery of such Ordinary Shares to or to the order of the Trustee, in the manner provided in Clause 2.2 (or if in respect of sums due under Clause 14, in London in pounds sterling in immediately available funds) before close of business on that date in the city to which payment is so to be made. Clause 2.2 will apply (with consequential amendments as necessary) to such payments other than those in respect of sums due under Clause 14.

3.2	Guarantor as Principal Debtor: As between the Guarantor and the Trustee and the Bondholders but without affecting the Issuer’s obligations, the Guarantor will be liable under this Clause as if it were the sole principal debtor and not merely a surety. Accordingly, it will not be discharged, nor will its liability be affected, by anything which would not discharge it or affect its liability if it were the sole principal debtor (including (1) any time, indulgence, waiver or consent at any time given to the Issuer or any other person, (2) any amendment to any other provisions of this Trust Deed or to the Conditions or to any security or other guarantee or indemnity, (3) the making or absence of any demand on the Issuer or any other person for payment, (4) the enforcement or absence of enforcement of this Trust Deed or the Bonds or of any security or other guarantee or indemnity, (5) the taking, existence or release of any security, guarantee or indemnity, (6) the dissolution, amalgamation, reconstruction or reorganisation of the Issuer or any other person or (7) the illegality, invalidity or unenforceability of or any defect in any provision of this Trust Deed or the Bonds or any of the Issuer’s obligations under any of them).

3.3	Guarantor’s Obligations Continuing: The Guarantor’s obligations under this Trust Deed are and will remain in full force and effect by way of continuing security until no sum remains payable under this Trust Deed or the Bonds. Furthermore, those obligations of the Guarantor are additional to, and not instead of, any security or other guarantee or indemnity at any time existing in favour of any person, whether from the Guarantor or otherwise and may be enforced without first having recourse to the Issuer, any other person, any security or any other guarantee or indemnity. The Guarantor irrevocably waives all notices and demands of any kind.

3.4	Exercise of Guarantor’s Rights: So long as any sum remains payable under this Trust Deed or the Bonds:

3.4.1	any right of the Guarantor, by reason of the performance of any of its obligations under this Clause, to be indemnified by the Issuer or to take the benefit of or to enforce any security or other guarantee or indemnity will be exercised and enforced by the Guarantor only in such manner and on such terms as the Trustee may require or approve; and

3.4.2	any amount received or recovered by the Guarantor (a) as a result of any exercise of any such right or (b) in the dissolution, amalgamation, reconstruction or reorganisation of the Issuer will be held in trust for the Trustee to the extent that the Trustee is entitled to such amounts and immediately paid to the Trustee and the Trustee (if due) will hold it on the trusts set out in Clause 8.1.

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3.5	Suspense Accounts: Any amount received or recovered by the Trustee (otherwise than as a result of a payment by the Issuer to the Trustee in accordance with Clause 2) in respect of any sum payable by the Issuer under this Trust Deed or the Bonds may be placed in a suspense account and kept there for so long as the Trustee thinks fit.

3.6	Avoidance of Payments: The Guarantor shall on demand indemnify the Trustee and each Bondholder against any cost, loss, expense or liability sustained or incurred by it as a result of it being required for any reason (including any bankruptcy, insolvency, winding-up, dissolution, or similar law of any jurisdiction) to refund all or part of any amount received or recovered by it in respect of any sum payable by the Issuer under this Trust Deed or any Bond and shall in any event pay to it on demand the amount as refunded by it.

3.7	Debts of Issuer: If any moneys become payable by the Guarantor under this Guarantee, the Issuer will not (except in the event of the liquidation of the Issuer) so long as any such moneys remain unpaid, pay any moneys for the time being due from the Issuer to the Guarantor.

3.8	Indemnity: As separate, independent and alternative stipulations, the Guarantor unconditionally and irrevocably agrees (1) that any sum which, although expressed to be payable by the Issuer under this Trust Deed or the Bonds, is for any reason (whether or not now existing and whether or not now known or becoming known to the Issuer, the Guarantor, the Trustee or any Bondholder) not recoverable from the Guarantor on the basis of a guarantee will nevertheless be recoverable from it as if it were the sole principal debtor and will be paid by it to the Trustee on demand and (2) as a primary obligation to indemnify the Trustee and each Bondholder against any loss suffered by it as a result of any sum expressed to be payable by the Issuer under this Trust Deed or the Bonds not being paid on the date and otherwise in the manner specified in this Trust Deed or any payment obligation of the Issuer under this Trust Deed or the Bonds being or becoming void, voidable or unenforceable for any reason (whether or not now existing and whether or not now known or becoming known to the Trustee or any Bondholder), the amount of that loss being the amount expressed to be payable by the Issuer in respect of the relevant sum.

3.9	Subordination of the Bond Guarantee:

3.9.1	In the event of the winding-up of the Guarantor any amounts payable to and received by the Trustee in respect of the Bond Guarantee pursuant to the provisions of these presents after the commencement of winding-up proceedings will be received by it on trust to apply the same:

(i)	first in payment or satisfaction of the costs, charges, expenses and liabilities incurred by the Trustee (including any unpaid remuneration);

(ii)	second in payment of claims of the Senior Creditors of the Guarantor to the extent that such claims are admitted to proof in the winding-up (not having been satisfied out of the other resources of the Guarantor) and excluding any sum in respect of interest which is payable contingently upon the Guarantor being or being proved to be able to pay admitted claims in full;

(iii)	third (without prejudice to the provisions of Clause 8.2) in or towards payment pari passu and rateably of all arrears of interest remaining unpaid in respect of the Bonds and all principal moneys due in respect of the Bonds and any interest payable pursuant to Clause 2 to the holders of the Bonds; and

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(iv)	as to the balance (if any) to the liquidator for the time being of the Guarantor.

3.9.2	The trust secondly mentioned in Clause 3.9.1 may be performed by the Trustee’s paying over to such liquidator for the time being in the winding-up of the Guarantor the amounts received by the Trustee as aforesaid (less any amounts thereof applied in the implementation of the trust first mentioned in Clause 3.9.1) on terms that such liquidator receives such amounts subject to the trusts herein contained and acknowledges the same and shall distribute the same accordingly and the receipt of such liquidator for the same shall be a good discharge to the Trustee for the performance by it of the trust secondly mentioned in Clause 3.9.1.

3.9.3	The Trustee shall be entitled and it is hereby authorised to call for and to accept as conclusive evidence thereof a certificate from the liquidator for the time being of the Guarantor as to:

(i)	the amount of the claims of the Senior Creditors referred to in Clause 3.9.1 (ii) (except as therein mentioned); and

(ii)	the persons entitled thereto and their respective entitlements.

Notwithstanding anything contained in this Clause 3.9, the trust mentioned in Clause 3.9.1(ii) shall vest absolutely in the Senior Creditors for whose benefit such trust is to be performed not later than the date being 80 years from the date of this Trust Deed.

3.9.4	Nothing contained in these presents shall in any way restrict the right of the Guarantor to issue obligations or give guarantees in each case ranking in priority to or pari passu with or junior to the obligations of the Guarantor in respect of the Guarantee and if in the opinion of the Trustee any modification to the provisions of this Clause to permit such ranking is necessary or expedient the Trustee is hereby authorised to concur with the Guarantor in executing a supplemental deed effecting such modification.

3.10	Nothing contained in these presents shall in any way restrict the right of the Guarantor to issue or guarantee obligations ranking in priority to or pari passu with or junior to the obligations of the Guarantor in respect of the Bonds and if in the opinion of the Trustee any modification to the provisions of this Clause to permit such ranking is necessary or expedient the Trustee is hereby authorised to concur with the Guarantor in executing a supplemental trust deed effecting such modification.

3.11	Preference Shares: The Guarantor’s obligations in respect of the Preference Shares are set out in the Deed Poll.

4	Form of the Original Bonds; Issue of the Original Bonds

4.1	The Original Global Bonds: On issue of the Original Bonds, the relevant Original Global Bond will be issued representing the aggregate principal amount of the Original Bonds and the Issuer (failing whom the Guarantor) shall procure that the appropriate entries be made in the register of Bondholders by the Registrar to reflect the issue of such Original Bonds. The Original Global Bonds will be issued in the name of a common depositary for

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Euroclear and Clearstream, Luxembourg or its nominee. The issue of a Global Bond in a name other than that of the common depositary or its nominee, as the case may be, is restricted as provided in the Global Bond. The Original Bonds represented by the Original Global Bonds shall be subject to their terms in all respects and entitled to the same benefits under this Trust Deed as individual Bonds.

4.2	Definitive Bonds: Definitive Original Bonds in registered form in authorised denominations, if issued, will be delivered upon exchange of the relevant Original Global Bond as provided therein. Such Original Bonds may be printed or typed and need not be security printed unless otherwise required by applicable stock exchange requirements. The Bonds will not be issued in definitive bearer form.

4.3	Form: Definitive Original Bonds and each of the Original Global Bonds will be in or substantially in the respective forms set out in Schedules 1 and 3. Definitive Original Bonds will be endorsed with the Conditions.

4.4	Signature: Each of the Original Global Bonds will be signed manually or in facsimile by one or more Authorised Signatories of the Issuer duly authorised for the purpose or manually by any duly authorised attorney of the Issuer and in any case will be authenticated manually by or on behalf of the Registrar. Definitive Original Bonds (if issued) will be signed manually or in facsimile by one or more authorised directors or duly authorised officers of the Issuer and in any case will be authenticated manually by or on behalf of the Registrar. The Issuer may use the manual or facsimile signature of any person who at the date of this Trust Deed is an Authorised Signatory of the Issuer even if at the time of issue of any Original Bond (including each of the Original Global Bonds) he no longer holds such office or is so authorised. Original Bonds (including each of the Original Global Bonds) so executed and authenticated will be binding and valid obligations of the Issuer.

5	Stamp Duties and Taxes

Except as provided in Conditions 8(b) and 9(g)(7), the Issuer (failing whom the Guarantor) will pay any stamp, issue, registration, documentary or other similar taxes and duties, including interest and penalties, payable (i) in Belgium, Luxembourg, the United Kingdom or the Island of Jersey in respect of the creation, issue and offering of the Bonds, and the execution or delivery of this Trust Deed (excluding, for the avoidance of doubt, any stamp or other similar duties payable as a result of any dealing in the Bonds prior to listing of such Bonds on the Official List and admission to trading on the London Stock Exchange) and (ii) in the United Kingdom and the Island of Jersey in respect of the issue and allotment of the Preference Shares and the Ordinary Shares on conversion or on transfer of the Preference Shares to the Guarantor on exchange. The Issuer (failing whom the Guarantor) will also indemnify the Trustee and the Bondholders from and against all stamp, issue, registration, documentary or other taxes paid by any of them in any jurisdiction in relation to which the liability to pay arises directly as a result of any action taken by or on behalf of the Trustee or, as the case may be, (where entitled under Condition 15(e) to do so) the Bondholders to enforce the obligations of the Issuer and the Guarantor under this Trust Deed, the Calculation Agency Agreement, the Agency Agreement, the Deed Poll or the Bonds.

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6	Subordination by the Issuer

6.1	In the event of the winding-up of the Issuer any amounts payable to and received by the Trustee in respect of the Bonds pursuant to the provisions of these presents after the commencement of winding-up proceedings will be received by it on trust to apply the same:

(i)	first in payment or satisfaction of the costs, charges, expenses and liabilities incurred by the Trustee (including any unpaid remuneration);

(ii)	second in payment of claims of all other creditors of the Issuer (except for the claims of holders of unsecured rights against the Issuer being rights which are subordinated so as to rank either (i) pari passu with such Bonds with all of whom excepted claims such Bonds will rank pari passu or (ii) junior to such Bonds) to the extent that such claims are admitted to proof in the winding-up (not having been satisfied out of the other resources of the Issuer) and excluding any sum in respect of interest which is payable contingently upon the Issuer being or being proved to be able to pay admitted claims in full;

(iii)	third (without prejudice to the provisions of Clause 8.2) in or towards payment pari passu and rateably of all arrears of interest remaining unpaid in respect of the Bonds and all principal moneys due in respect of the Bonds; and

(iv)	as to the balance (if any) to the liquidator for the time being of the Issuer.

6.2	The trust secondly mentioned in Clause 6.1 may be performed by the Trustee’s paying over to such liquidator for the time being in the winding-up of the Issuer the amounts received by the Trustee as aforesaid (less any amounts thereof applied in the implementation of the trust first mentioned in Clause 6.1) on terms that such liquidator receives such amounts subject to the trusts herein contained and acknowledges the same and shall distribute the same accordingly and the receipt of such liquidator for the same shall be a good discharge to the Trustee for the performance by it of the trust secondly mentioned in Clause 6.1.

6.3	The Trustee shall be entitled and it is hereby authorised to call for and to accept as conclusive evidence thereof a certificate from the liquidator for the time being of the Issuer as to:

(i)	the amount of the claims of the all other creditors referred to in Clause 6.1(i) (except as therein mentioned); and

(ii)	the persons entitled thereto and their respective entitlements.

Notwithstanding anything contained in Clause 6.1, the trust mentioned in Clause 6.1(ii) shall vest absolutely in the creditors for whose benefit such trust is to be performed not later than the date being 80 years from the date of this Trust Deed.

6.4	Nothing contained in these presents shall in any way restrict the right of the Issuer to issue obligations or give guarantees in each case ranking in priority to or pari passu with or junior to the obligations of the Issuer in respect of the Bonds and if in the opinion of the Trustee any modification to the provisions of this Clause to permit such ranking is necessary or expedient the Trustee is hereby authorised to concur with the Issuer in executing a supplemental deed effecting such modification.

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7	Further Issues

7.1	Liberty to Create: The Issuer may from time to time without the consent of the Bondholders create and issue Further Bonds, notes or debentures either having the same terms and conditions in all respects as the Original Bonds (or in all respects except for the first payment of interest on them) and so that such further issue shall be consolidated and form a single series with the Original Bonds or any Further Bonds or upon such terms as to interest, subordination, conversion, premium, redemption and otherwise as the Issuer may determine at the time of their issue. Any Further Bonds, notes or debentures forming a single series with the Original Bonds or any Further Bonds constituted by this Trust Deed or any deed supplemental to it shall, and any Further Bonds, notes or debentures may, with the consent of the Trustee, be constituted by a deed supplemental to this Trust Deed.

7.2	Means of Constitution: Any Further Bonds created and issued pursuant to the provisions of Clause 7.1 above forming a single series with the Original Bonds or Further Bonds of any series shall be constituted by deed supplemental to this Trust Deed, and any other Bonds of any series created and issued pursuant to the provisions of Clause 7.1 above may, with the consent of the Trustee, be so constituted. The Issuer and the Guarantor shall prior to the issue of any Further Bonds to be so constituted execute and deliver to the Trustee a deed supplemental to this Trust Deed (if applicable duly stamped or denoted) and containing a covenant by the Issuer and the Guarantor in the form mutatis mutandis of Clause 2 of this Trust Deed in relation to the principal amount and interest in respect of such Further Bonds and such other provisions (corresponding to any of the provisions contained in this Trust Deed) as the Trustee shall require and (where relevant) the Guarantor shall procure that such amendments (if any) are made to the Articles of the Issuer as may be appropriate and (where relevant) the Guarantor shall execute a further deed poll in the form mutatis mutandis of the Deed Poll.

7.3	Noting of Supplemental Deeds: A memorandum of every such supplemental deed shall be endorsed by the Trustee on this Trust Deed and by the Issuer and the Guarantor on their respective duplicate(s) of this Trust Deed.

7.4	Notice of Further Bonds: Whenever it is proposed to create and issue any Further Bonds, the Issuer shall give to the Trustee not less than seven calendar days’ notice in writing of its intention to do so, stating the amount of Further Bonds proposed to be created or issued.

7.5	Separate Series: Any Further Bonds not forming a single series with the Original Bonds or Further Bonds of any series shall form a separate series and accordingly, unless for any purpose the Trustee in its absolute discretion shall otherwise determine, the provisions of Clause 7.2 and of Clauses 5 and 8 to 21 (inclusive), and Schedule 4 shall apply mutatis mutandis separately and independently to the Bonds of each series and in such Clauses and Schedule the expressions “Bonds” and “Bondholders” shall be construed accordingly.

8	Application of Moneys received by the Trustee

8.1	Declaration of Trust: Subject to Clauses 3.9 and 6 all moneys received by the Trustee in respect of the Bonds or amounts payable under this Trust Deed will, regardless of any appropriation of all or part of them by the Issuer or the Guarantor, as the case may be, be held by the Trustee (subject to the provisions of Clause 8.2) upon trust to apply them:

8.1.1	first, in payment of all costs, charges, expenses and liabilities properly incurred by the Trustee (including remuneration payable to the Trustee) in carrying out its functions under this Trust Deed;

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8.1.2	secondly, in payment of any amounts owing in respect of the Bonds pari passu and rateably; and

8.1.3	thirdly, in payment of the balance (if any) to the Issuer for itself, or if any moneys were received from the Guarantor and to the extent of such moneys to the Guarantor.

Without prejudice to this Clause 8.1, if the Trustee holds any moneys which represent principal or interest or other sums in respect of Bonds which have become void or in respect of which claims have become prescribed under Condition 14, the Trustee will hold such moneys upon the above trusts.

8.2	Accumulation: If the amount of the moneys at any time available for payment in respect of the Bonds under Clause 8.1 is less than 10 per cent, of the principal amount of the Bonds then outstanding, the Trustee may, at its discretion, invest such moneys. The Trustee may retain such investments and accumulate the resulting income until the investments and the accumulations, together with any other funds for the time being under the control of the Trustee and available for such payment, amount to at least 10 per cent, of the principal amount of the Bonds then outstanding and then such investments, accumulations and funds (after deduction of, or provision for, any applicable taxes) will be applied as specified in Clause 8.1.

8.3	Investment: Any moneys held by the Trustee may be invested in the name or under the control of the Trustee in any investments or other assets in any part of the world whether or not they produce income or placed on deposit in the name or under the control of the Trustee at such bank or other financial institution and in such currency as the Trustee may, in its absolute discretion, think fit. If that bank or other financial institution is the Trustee or an associated company of the Trustee it shall not be liable to account for interest at a rate greater than that payable by it to a standard customer on deposit of the type made. The Trustee may at any time vary or transpose any such investments for or into other such investments or convert any moneys so deposited into any other currency, and will not be responsible for any loss occasioned thereby, whether by depreciation in value, fluctuation in exchange rates or otherwise.

9	Covenant to Comply with Provisions

Each of the Issuer and the Guarantor hereby covenants with the Trustee that it will comply with and perform and observe all the provisions of this Trust Deed and the Conditions which are binding on it. The Conditions shall be binding on each of the Issuer, the Guarantor, the Trustee and the Bondholders. The Trustee shall be entitled to enforce the obligations of each of the Issuer and the Guarantor under the Bonds and the Conditions as if the same were set out and contained in this Trust Deed which shall be read and construed as one document with the Bonds. The provisions contained in Schedule 4 shall have effect in the same manner as if herein set forth.

10	Conversion

10.1	The holder of each Original Bond will have the right (the “Conversion Right”) subject to and in accordance with the Articles of the Issuer, to convert each U.S.$1,000 principal

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amount thereof into one fully-paid Preference Share allotted at a price equal to the Paid-up Value and to require the Issuer forthwith to procure that such Preference Share be exchanged immediately pursuant to the Articles of the Issuer, the Deed Poll and as provided in the Conditions, for Ordinary Shares, at any time (subject to any applicable fiscal or other laws or regulations and as provided in the Conditions) from (and including) 19 August 2003 to the time specified in Condition 8(a).

10.2	The Guarantor hereby undertakes and guarantees that, in the event of the Issuer failing (i) to comply with its obligations when due and/or (ii) to enforce its rights, in either case in respect of the Conversion Rights and Share Exchange Calls as set out in the Conditions and the Articles of the Issuer, it will procure that the Issuer complies with such obligations and/or enforces such rights.

10.3	The Guarantor hereby undertakes to and covenants with the Trustee that, so long as any of the Original Bonds remain outstanding, it will whenever the Exchange Price falls to be adjusted pursuant to the Articles of the Issuer:

10.3.1	as soon as reasonably practicable deliver to the Trustee a certificate signed by two directors of the Guarantor on behalf of the Guarantor (which the Trustee shall be entitled to accept without further enquiry as sufficient evidence of the correctness of the matters therein referred to) setting forth brief particulars of the event giving rise to the adjustment, the adjusted Exchange Price, the date on which the adjustment takes effect and such other particulars and information as the Trustee may reasonably require; and

10.3.2	upon the happening of an event as a result of which the Exchange Price will be adjusted pursuant to this Trust Deed (but subject to the Articles of the Issuer) as soon as reasonably practicable deliver to the Trustee a certificate signed by two directors of the Guarantor on behalf of the Guarantor setting forth brief particulars of the event, and the adjusted Exchange Price and the date on which such adjustment takes effect and in any case setting forth such other particulars and information as the Trustee may reasonably require; and
10.3.3	within 14 calendar days thereafter give notice to the Bondholders in accordance with Condition 18 of the adjustment to the Exchange Price.

10.4	Simultaneously with the announcement of any event which will require the Exchange Price to be adjusted pursuant to the Articles of the Issuer, the Guarantor will give notice thereof to the Bondholders in accordance with Condition 18 advising them of the date on which the relevant adjustment of the Exchange Price is likely to become effective.

10.5	While any Bond remains outstanding, the Issuer undertakes to the Trustee that it will procure that no alteration is made to the nominal value of the Preference Shares (whether by consolidation, sub-division or otherwise).

11	Conversion on Redemption

11.1	Conversion by Trustee

11.1.1	The Trustee may (other than in circumstances where the Issuer has elected to exercises the Share Settlement Option in accordance with Condition 9), at its absolute discretion (and without any responsibility for any loss occasioned thereby), within the period commencing on the date six calendar days immediately prior to, and ending at the close of business on the London business day

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immediately prior to, the date fixed for redemption from time to time of any of the Bonds (including any redemption pursuant to Condition 9(b)), elect by notice in writing to the Issuer to convert the aggregate principal amount of Bonds due for redemption on such date and in respect of which Conversion Rights have not been exercised and which have not been duly presented for redemption by the holder thereof before the date of such election (“Unexercised Bonds”) into Preference Shares and to require that the Issuer procures that such Preference Shares shall be exchanged immediately, in accordance with the Articles of the Issuer, for Ordinary Shares at the Exchange Price on the Conversion Date if all necessary consents (if any) have been obtained and the Trustee is satisfied or is advised by an independent investment bank of international repute appointed by the Trustee that the net proceeds of an immediate sale of the Ordinary Shares arising on the exchange of such Preference Shares at the Exchange Price on the applicable Conversion Date (disregarding any liability (other than a liability of the Trustee) to taxation or the payment of any capital, stamp, issue or registration duties consequent thereon) would be likely to exceed by five per cent, or more the aggregate amount of redemption moneys and interest which would otherwise be payable in respect of such Unexercised Bonds. Save as provided in Condition 8(d), no interest shall accrue from the Interest Payment Date immediately preceding the Conversion Date (or if such date falls before the first Interest Payment Date since the date hereof) in respect of such Unexercised Bonds in respect of which the Trustee’s election as aforesaid shall have been made.

11.1.2	Allotment of Ordinary Shares to Trustee: The Guarantor undertakes that it will allot within five London business days of the relevant Conversion Date to or to the order of the Trustee on behalf of the holders of the Unexercised Bonds so converted as of the relevant Conversion Date the Ordinary Shares required to be allotted pursuant to Clause 11.1 and to deliver within fifteen business days of such allotment to the Trustee or to its order certificates (if the Ordinary Shares are in certificated form) representing the same.

11.1.3	Sale of Ordinary Shares by Trustee: Subject to applicable law, the Trustee shall, on behalf of the holders, arrange for the sale of the Ordinary Shares issued on such conversion of the Unexercised Bonds as soon as practicable, and (subject to any necessary consents being obtained and to the deduction by the Trustee of any amount which it determines to be payable in respect of its liability to taxation and the payment of any capital, stamp, issue or registration duties (if any) and any costs incurred by the Trustee in connection with the allotment and sale thereof) the net proceeds of sale together with accrued interest (if any) payable under Condition 8(d) in respect of such Unexercised Bonds shall if not in U.S. dollars be converted into U.S. dollars in such manner and at such time and at such rates as the Trustee shall consider appropriate and shall be held by the Trustee and distributed rateably to the holders of the Unexercised Bonds in accordance with Condition 10. If the date fixed for redemption in respect of such Unexercised Bonds falls during a period commencing on an Interest Payment Date and ending on the date falling seven calendar days after such Interest Payment Date (both dates inclusive) a sum equal to the interest payable on that Interest Payment Date in respect of such Unexercised Bonds and which has been paid to the holders thereof will be deducted from the net proceeds of sale payable to the relevant holder and shall be paid to the Issuer. The amount of such net proceeds of sale payable to a holder of Unexercised Bonds pursuant to this provision shall be treated for all purposes as the full amount due by the Issuer in respect of the Unexercised Bonds.

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11.2	Issuer Share Settlement Option

Where the Issuer elects to redeem Bonds by exercising its Share Settlement Option in the circumstances described in Condition 9(b)(i), the Issuer shall give a Share Settlement Option Notice to the Bondholders in accordance with Condition 18 not less than thirty nor more than ninety days prior to the Redemption Date.

11.2.1	Non-delivery: If the Share Settlement Notice and/or relevant Bonds are not delivered to a Paying, Transfer, Conversion and Exchange Agent on or before the Notice Cut-off Date, the relevant Redemption Settlement Shares will be delivered to the Trustee or as the Trustee may direct on such due date and the Cash Settlement Amount shall be due and payable in accordance with Condition 10.

11.2.2	Sale of Redemption Settlement Shares by Trustee: Subject to applicable law, the Trustee shall, on behalf of the holders, arrange for the sale of the Redemption Settlement Shares as soon as practicable, and (subject to any necessary consents being obtained and to the deduction by the Trustee of any amount which it determines to be payable in respect of its liability to taxation and the payment of any capital, stamp, issue or registration duties (if any) and any costs incurred by the Trustee in connection with the allotment and sale thereof) the net proceeds of sale shall if not in U.S. dollars be converted into U.S. dollars in such manner and at such time and at such rates as the Trustee shall consider appropriate and shall be held by the Trustee and distributed rateably to the holders of the Bonds in accordance with Condition 10.

11.2.3	Liability of Trustee: The Trustee shall have no liability in respect of the exercise or non-exercise of its discretion pursuant to this provision or the timing of such exercise or, where relevant, in respect of any sale of Ordinary Shares or conversion of any amounts into U.S. dollars, whether for the timing of any such sale or conversion or the price at which any such Ordinary Shares are sold or the rate at which any such amounts are converted into U.S. dollars, or the inability to sell any such Ordinary Shares or make such conversion or otherwise.

11.3	Stamp duties and taxes

If the Trustee exercises its Conversion Right under Condition 8(c), the Trustee must pay, by means of deduction from the net proceeds of sale referred to in Condition 8(c), any taxes and capital, stamp, issue and registration duties arising on the relevant conversion (other than any taxes or capital duties or stamp duties payable in Jersey or the United Kingdom by the Issuer or the Guarantor in respect of the allotment and issue of Ordinary Shares on conversion) and the Trustee must pay (in the case of the Trustee, by way of deduction from the net proceeds of sale as aforesaid) all, if any, taxes arising by reference to any disposal or deemed disposal of a Bond or Preference Share in connection with such conversion.

12	Covenants relating to Conversion and other matters

12.1	Deed Poll: Whilst any Bond remains outstanding, the Guarantor will, save with the approval of an Extraordinary Resolution or the prior written approval of the Trustee where, in the Trustee’s opinion, it is not materially prejudicial to the interests of the Bondholders to

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give such approval or, in the case of an amendment to the Deed Poll, unless the modification is confirmed by the Trustee as provided in Condition 13, perform all of its obligations under, and not make any amendment to, the Deed Poll.

12.2	Undertakings of the Guarantor: The Guarantor hereby undertakes to and covenants with the Trustee that so long as any Conversion Right remains exercisable or any Share Exchange Call remains to be satisfied, it will, save with the approval of an Extraordinary Resolution or with the approval of the Trustee where, in the Trustee’s opinion, it is not materially prejudicial to the interests of the Bondholders to give such approval, comply with Condition 13(b).

12.3	Undertakings of the Issuer and the Guarantor: Whilst any Bond remains outstanding, the Issuer will, and the Guarantor will procure that the Issuer will, comply with Condition13(c)

13	Covenants

So long as any of the Bonds remains outstanding, each of the Issuer and the Guarantor covenants that it shall:

13.1	Proper conduct: at all times carry on and conduct its affairs in a proper manner;

13.2	Information:

(a)	so far as permitted by applicable law, give to the Trustee such information as it shall require and in such form as it shall require (including without limitation the procurement by the Guarantor of all such certificates called for by the Trustee pursuant to Clause 10.3) for the purpose of the discharge or exercise of the duties, trusts, powers, authorities and discretions vested in it under these presents or by operation of law;

(b)	for so long as any of the Bonds, the Bond Guarantee, Preference Shares or Ordinary Shares, are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Guarantor will, during any period in which it is neither subject to Section 13 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, (the “Exchange Act”) nor exempt from reporting pursuant to Rule 12g3- 2(b) thereunder, provide to any holder or beneficial owner of such restricted securities or to any prospective purchaser of such restricted securities designated by such holder or beneficial owner, or to the Trustee, in the case of the Bonds, for delivery to such holder, beneficial owner or prospective purchaser, in each case, upon request of such holder, beneficial owner or prospective purchaser, the information required to be provided by Rule 144A(d)(4) under the Securities Act;

13.3	Books of Account: at all times keep and procure its Principal Subsidiaries to keep proper books of account and, at any time after the occurrence of an Event of Default or a Potential Event of Default or if the Trustee certifies in writing to the Issuer and/or the Guarantor that it has reasonable grounds to believe that an Event of Default or a Potential Event of Default has or may have occurred and so far as permitted by applicable law allow and procure its Principal Subsidiaries to allow the Trustee and any person appointed by the Trustee to whom the Issuer and/or the Guarantor or the relevant Principal Subsidiary (as the case may be) shall have no reasonable objection, upon reasonable notice, free access to such books of account at all reasonable times during normal business hours for the purpose of the discharge or exercise of the duties, trusts, powers, authorities and discretions vested in it under these presents or by operation of law;

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13.4	Accounts: prepare and cause to be audited by the Auditors in respect of each financial accounting period accounts in such form as will comply with all relevant legal and accounting requirements and all requirements for the time being of the UK Listing Authority;

13.5	Financial Statements etc: send to the Trustee (in addition to any copies to which it may be entitled as a holder of any securities of the Guarantor) four copies in English of every balance sheet, profit and loss account, report, circular and notice of general meeting and every other document issued or sent to its shareholders together with any of the foregoing, and every document issued or sent to its creditors (or any class thereof) generally concerning the financial condition of the Guarantor and its Subsidiaries, in each case in their capacities as such, as soon as practicable after the issue or publication thereof;

13.6	Notice of Events of Default: give notice in writing to the Trustee of the occurrence of any Event of Default or any Potential Event of Default or breach of any undertaking under Condition 13 immediately upon becoming aware of the same;

13.7	Certificate of Directors or Authorised Signatories:

(a)	send to the Trustee (a) within 14 calendar days after demand by the Trustee therefore and (b) (without the necessity for any such demand) promptly after the publication of its audited accounts in respect of each financial period commencing with the financial period ending 31 March 2004 and in any event not later than 180 days after the end of each such financial period a certificate of the Guarantor or, as the case may be, the Issuer signed by two directors of the Guarantor or, as the case may be, signed by two Authorised Signatories of the Issuer to the effect that, to the best of the knowledge, information and belief of the Guarantor or, as the case may be, the Issuer as at a date not more than seven calendar days before delivering such certificate (the “relevant date”) there did not exist and had not existed since the relevant date of the previous certificate (or in the case of the first such certificate the date hereof) any Event of Default or any Potential Event of Default (or if such exists or existed specifying the same) and that during the period from and including the relevant date of the last such certificate (or in the case of the first such certificate the date hereof) to and including the relevant date of such certificate the Guarantor or, as the case may be, the Issuer has complied with all its obligations contained in these presents or (if such is not the case) specifying the respects in which it has not complied;

(b)	(1) if the Issuer shall defer any Payment under Condition 7(a) it shall deliver to the Trustee, no less than twelve London business days prior to the relevant Payment Date, a certificate signed by two Authorised Signatories of the Issuer on behalf of the Issuer, certifying that the Deferral Event was satisfied on the sixteenth business day prior to the relevant Payment Date (2) if in the opinion of the Issuer there exists a Market Disruption Event as a consequence of which a payment may be deferred under Condition 7(e) deliver to the Trustee within two business days of such Market Disruption Event having arisen or the Issuer having become aware of the same, a certificate signed by two Authorised Signatories of the Issuer on behalf of the Issuer specifying details of the same;

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13.8	Register: deliver or procure the delivery to the Trustee of an up to date copy of the register in respect of the Bonds, certified as being a true, accurate and complete copy, on the date hereof and at such other items as the Trustee may require;

13.9	Agents: comply with and perform all its obligations under the Agency Agreement and the Calculation Agency Agreement and use all reasonable endeavours to procure that the Agents comply with and perform all their respective obligations thereunder and not make any amendment or modification to the Agency Agreement and the Calculation Agency Agreement without the prior written approval of the Trustee;

13.10	Payment Notification: use all reasonable endeavours to procure the Principal Paying, Transfer, Conversion and Exchange Agent to notify the Trustee forthwith in the event that it does not, on or before the due date for any payment in respect of the Bonds or any of them, receive unconditionally pursuant to the Agency Agreement payment of the full amount in the requisite currency of the moneys payable on such due date on all such Bonds as the case may be;

13.11	Change in Agents: give notice to the Bondholders in accordance with Condition 18 of any appointment, resignation or removal of any Agent after having obtained the approval of the Trustee thereto or any change of any Agent’s specified office and (except as provided by the Agency Agreement) at least 30 days prior to such event taking effect; provided always that so long as any of the Bonds remains outstanding in the case of the termination of the appointment of the Registrar or so long as any of the Bonds remains liable to prescription in the case of the termination of the appointment of the Principal Paying, Transfer, Conversion and Exchange Agent no such termination shall take effect until a new Registrar, Transfer Agent or Principal Paying, Transfer, Conversion and Exchange Agent has been appointed on terms approved by the Trustee;

13.12	Notice of late payment: in the event of the unconditional payment to the Principal Paying, Transfer, Conversion and Exchange Agent of any sum due in respect of the Bonds or any of them, being made after the due date for payment thereof forthwith give or procure to be given notice to the relevant Bondholders in accordance with Condition 18 that such payment has been made;

13.13	Listing and Trading: use all reasonable endeavours to maintain the listing of the Bonds on the official list maintained by the Financial Services Authority in its capacity as UK Listing Authority and the trading of such Bonds on the market for listed securities of the London Stock Exchange plc or, if it is unable to do so having used all reasonable endeavours or if the maintenance of such listing or trading is in the reasonable opinion of the Guarantor unduly onerous, use all reasonable endeavours to obtain and maintain a quotation or listing of the Bonds on such other stock exchange or exchanges or securities market or markets as the Guarantor may (with the prior approval of the Trustee, such approval not to be unreasonably withheld or delayed) decide and shall also upon obtaining a quotation or listing of the Bonds on such other stock exchange or exchanges or securities market or markets enter into a deed supplemental to this Trust Deed to effect such consequential amendments to these presents as the Trustee may require to comply with the requirements of any such stock exchange or securities market;

13.14	Notices to Trustee: obtain the prior written approval of the Trustee to, and promptly give to the Trustee two copies of, the form of every notice given to the Bondholders in accordance with Condition 18 (such approval, unless so expressed, not to constitute approval for the purposes of Section 21 of the Financial Services and Markets Act 2000 of the United Kingdom of any such notice which is an invitation or inducement to engage in investment activity);

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13.15	Early Redemption: give prior notice to the Trustee of any proposed redemption pursuant to Condition 9(b) or 9(c);

13.16	Relevant Event: give notice to the Trustee of the occurrence of a Relevant Event (as defined in the Articles of the Issuer) immediately upon becoming aware of the same;

13.17	Subsidiaries: procure its Subsidiaries to comply with all (if any) applicable provisions concerning the purchase of Bonds of Condition 9(d);

13.18	Principal Subsidiaries:

(a)	give to the Trustee at the same time as sending to it the certificates referred to in Clause 13.7 above and in any event not later than 180 days after the last day of each financial period of the Guarantor, a report by two directors of the Guarantor listing those Subsidiaries of the Guarantor which as at such last day were Principal Subsidiaries; and

(b)	give to the Trustee, as soon as reasonably practicable after the acquisition or disposal of any company which thereby becomes or ceases to be a Principal Subsidiary of the Guarantor or after any transfer is made to any Subsidiary of the Guarantor which thereby becomes a Principal Subsidiary, a report by two directors of the Guarantor to such effect;

13.19	Bonds held by the Issuer, Guarantor, etc.: in order to enable the Trustee to ascertain the amount of Bonds for the time being outstanding for any of the purposes referred to in the proviso to the definition of “outstanding” contained in Clause 1, deliver to the Trustee forthwith upon being so requested by the Trustee a certificate of the Issuer or, as the case may be, the Guarantor signed by two Authorised Signatories of the Issuer or, as the case may be, signed by two directors of the Guarantor stating the number of Bonds held at the date of such certificate by or on behalf of the Issuer, or as the case may be, the Guarantor or their respective Subsidiaries or any holding company of the Issuer or the Guarantor (within the meaning of Section 736 of the Companies Act 1985);

13.20	Approval of Trustee: obtain the prior written approval of the Trustee whenever so required under the Articles of the Issuer and not undertake any course of action under the Articles of the Issuer without such prior written approval; and

13.21	Further acts: so far as permitted by applicable law, at all times execute and do all such further documents, acts and things as may be necessary at any time or times in the reasonable opinion of the Trustee having regard to the interests of Bondholders to give effect to this Trust Deed.

14	Remuneration and Indemnification of the Trustee

14.1	Normal Remuneration: So long as any Bond is outstanding, the Issuer, failing whom the Guarantor, will pay to the Trustee by way of remuneration for its services as Trustee such sum as may from time to time be agreed between them. Such remuneration will accrue from day to day from the date of this Trust Deed and shall be payable on such dates as may be agreed between the Issuer, the Guarantor and the Trustee. However, if any payment to a Bondholder of the moneys due in respect of any Bond is improperly withheld or refused, such remuneration will continue to accrue as from the date of such withholding or refusal until payment to such Bondholder is duly made.

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14.2	Extra Remuneration: At any time after the occurrence of an Event of Default or a Potential Event of Default or if the Trustee finds it expedient in the interests of Bondholders or necessary, or is requested by the Issuer, to undertake duties which the Trustee and the Issuer agree to be of an exceptional nature or otherwise outside the scope of the normal duties of the Trustee under this Trust Deed, the Issuer, failing whom the Guarantor, will pay such additional remuneration as may be agreed between them or, failing agreement as to any of the matters in this Clause (or as to such sums referred to in Clause 14.1), as determined by an investment bank of international repute in London (acting as an expert) selected by the Trustee and approved by the Issuer or, failing such approval, nominated by the President for the time being of The Law Society of England and Wales, the expenses involved in such selection and approval and the fee of such investment bank being borne by the Issuer. The determination of such investment bank will, in the absence of manifest error, be conclusive and binding on the Issuer, the Guarantor, the Trustee and the Bondholders.

14.3	Expenses: The Issuer or, failing whom, the Guarantor will also pay or discharge all costs, charges, liabilities and expenses properly incurred by the Trustee in relation to the preparation and execution of this Trust Deed and the carrying out of its functions under this Trust Deed including, but not limited to, legal and travelling expenses and any capital, stamp, registration, documentary or other taxes or duties properly paid by the Trustee in connection with any legal proceedings brought by the Trustee against the Issuer or the Guarantor for enforcing any obligation under this Trust Deed, the Articles of the Issuer, the Paying, Transfer, Conversion and Exchange Agency Agreement, the Deed Poll or the Bonds.

14.4	Payment of Expenses: All such costs, charges, liabilities and expenses properly incurred and payments properly made by the Trustee will be payable or reimbursable by the Issuer, failing whom the Guarantor, within 14 calendar days of demand by the Trustee and:

14.4.1	in the case of payments made by the Trustee prior to such demand will (if not paid within 14 calendar days of such demand) carry interest from the date on which the demand is made at the rate of two per cent, per annum over the base rate of National Westminster Bank plc on the date on which such payments were made by the Trustee; and

14.4.2	in all other cases will carry interest at such rate from 30 days after the date on which the demand is made or (where the demand properly specifies that payment is to be made on an earlier date) from such earlier date.

14.5	Indemnity and Associated Costs:

14.5.1	The Issuer and the Guarantor will, jointly and severally, indemnify the Trustee in respect of all liabilities and expenses properly incurred by it in the fulfilment of its obligations under this Trust Deed or by anyone appointed by it or to whom any of its functions may be delegated by it in the carrying out of its functions in the fulfilment of its obligations under this Trust Deed and against any loss, liability, cost, claim, action, demand or expense (including, but not limited to, all costs, charges and expenses paid or incurred in disputing or defending any of the foregoing) which any of them may incur or which may be made against any of them arising out of or in relation to or in connection with, its appointment or the exercise of its functions.

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14.5.2	Where the Issuer is required to satisfy any payment in accordance with Condition 6, (i) if following the operation of Clauses 2.6 or 2.7 the net proceeds of sale of Associated Cost Ordinary Shares are less than the Associated Costs the Issuer shall pay the amount of such shortfall to the Trustee as soon as practicable following the completion of the operation of Clauses 2.6 or 2.7, as applicable and until such payment is made by the Issuer, the Trustee shall not be obliged to pay Associated Costs to the extent of such shortfall, and (ii) if the Trustee or its agent would be liable to pay any duties, then the Issuer shall pay in cleared funds an amount equal to such liability to or to the order of the Trustee on or before the date on which such liability arises. For the avoidance of doubt, where the Trustee or its agent has made a payment in respect of Associated Costs or any duties prior to receiving any such payment from the Issuer Clause 14.5.1 shall apply to such payments on the basis that payments made hereunder were made without demand by the Trustee on the Issuer.

14.6	Provisions Continuing: The provisions of Clauses 14.3, 14.4 and 14.5 will continue in full force and effect in relation to the Trustee even if it may have ceased to be Trustee.

14.7	Liability of Trustee: The Trustee shall have no liability in respect of the exercise or non-exercise of any discretion pursuant to Condition 9(g)(iii)(4) above in respect of any sale of Redemption Settlement Shares or conversion of any amounts into U.S. dollars, whether for the timing of any such sale or conversion or the price at which any such Redemption Settlement Shares are sold or the rate at which any such amounts are converted into U.S. dollars, or the inability to sell any such Redemption Settlement Shares or make such conversion or otherwise.

15	Provisions Supplemental to the Trustee Act 1925 and the Trustee Act 2000

By way of supplement to the Trustee Act 1925 and the Trustee Act 2000 it is expressly declared as follows:

15.1	Advice: The Trustee may act on the opinion or advice of, or information obtained from, any expert or a certificate or report of the Auditors in each case whether or not addressed to the Trustee and will not be responsible to anyone for any loss occasioned by so acting. Any such opinion, advice certificate, report or information may be sent or obtained by letter, telex or facsimile transmission and the Trustee will not be liable to anyone for acting in good faith on any opinion, advice certificate, report or information purporting to be conveyed by such means even if it contains some error or is not authentic.

15.2	Trustee to Assume Due Performance: The Trustee need not notify anyone of the execution of this Trust Deed or do anything to ascertain whether any Event of Default or Potential Event of Default or Relevant Event has occurred and, until it has actual knowledge or express notice to the contrary, the Trustee may assume that no such event has occurred and that the Issuer and the Guarantor are performing all their obligations under this Trust Deed, the Deed Poll, the Articles of the Issuer and the Bonds.

15.3	Resolutions of Bondholders: The Trustee will not be responsible for having acted in good faith upon a resolution purporting to have been passed at a meeting of Bondholders in respect of which minutes have been made and signed even though it may later be found that there was a defect in the constitution of such meeting or the passing of such resolution or that such resolution was not valid or binding upon the Bondholders.

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15.4	Certificate Signed by Directors or Authorised Signatories: The Trustee may call for and may accept as sufficient evidence of any fact or matter or of the expediency of any act a certificate of the Issuer or the Guarantor signed by any two Authorised Signatories of the Issuer or two directors of the Guarantor on behalf of the Issuer or the Guarantor as to any fact or matter upon which the Trustee may, in the exercise of any of its functions, require to be satisfied or to have information to the effect that, in the opinion of the person or persons so certifying, any particular act is expedient and the Trustee need not call for further evidence and will not be responsible for any loss that may be occasioned by acting on any such certificate.

15.5	Deposit of Documents: The Trustee may appoint as custodian, on any terms, any bank or entity whose business includes the safe custody of documents or any lawyer or firm of lawyers believed by it to be of good repute and may deposit this Trust Deed and any other documents with such custodian and pay all sums due in respect thereof, provided that, unless in the opinion of the Trustee it is required in connection with the enforcement of any obligation of the Issuer or the Guarantor under this Trust Deed, the Paying, Transfer, Conversion and Exchange Agency Agreement or the Bonds or otherwise in connection with the performance of the duties of the Trustee hereunder or thereunder or unless it comprises the holding or placing of such documents in the United Kingdom, the Trustee may not take any such action if a liability to stamp duty or other duties or taxes would thereby arise. The Trustee is not obliged to appoint a custodian of securities payable to bearer.

15.6	Nominees: in relation to any asset held by it under this Trust Deed, the Trustee may appoint any person to act as nominee on any terms.

15.7	Discretion of Trustee: Save as expressly provided in this Trust Deed, the Trustee will have absolute and uncontrolled discretion as to the exercise of its functions and will not be responsible for any loss, liability, cost, claim, action, demand, expenses or inconvenience which may result from their exercise or non-exercise.

15.8	Agents: Whenever it considers it expedient in the interests of the Bondholders and after (if practicable) consultation with the Issuer and the Guarantor, the Trustee may, in the conduct of its trust business, instead of acting personally, employ and pay an agent selected by it, whether or not a lawyer or other professional person, to transact or conduct, or concur in transacting or conducting, any business and to do or concur in doing all acts required to be done by the Trustee (including the receipt and payment of money).

15.9	Delegation: Whenever it considers it expedient in the interests of the Bondholders and after (if practicable) consultation with the Issuer and the Guarantor, the Trustee may delegate to any person and on any terms (including power to sub-delegate) all or any of its functions provided that the Trustee may not delegate the right to determine whether an Event of Default or Potential Event of Default has occurred unless prior to such delegation the Trustee provides to the Issuer and the Guarantor confirmation in writing that the Trustee has been advised by its legal advisers that it should delegate that right (with or without any other rights, trusts, powers, authorities and discretions) to another person or fluctuating body of persons because of a conflict of interest or possible conflict of interest and/or other similar circumstances which the Trustee might face, or be subjected to, as the trustee of this Trust Deed if it were not to delegate that right.

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15.10	Forged Bonds: The Trustee will not be liable to the Issuer, the Guarantor or any Bondholder by reason of having accepted as valid or not having rejected any Bond purporting to be such and later found to be forged or not authentic.

15.11	Confidentiality: Unless ordered to do so by a court of competent jurisdiction, the Trustee shall not be required to disclose to any Bondholder any confidential, financial or other information made available to the Trustee by the Issuer or the Guarantor and no Bondholder shall be entitled to take any action to obtain from the Trustee any such information.

15.12	Determinations Conclusive: As between itself and the Bondholders, the Trustee may determine all questions and doubts arising in relation to any of the provisions of this Trust Deed. Every such determination, whether made upon such a question actually raised or implied in the acts or proceedings of the Trustee, will be conclusive in the absence of manifest error and shall bind the Trustee and the Bondholders.

15.13	Currency Conversion: Where it is necessary or desirable to convert any sum from one currency to another, it will (unless otherwise provided hereby or required by law) be converted at such rate or rates, in accordance with such method and as at such date as may reasonably be specified by the Trustee but having regard to current rates of exchange, if available. Any rate, method and date so specified will be binding on the Issuer, the Guarantor and the Bondholders.

15.14	Events of Default: The Trustee may determine whether or not a default in the performance or observance by the Issuer or the Guarantor of any obligation is in its opinion capable of remedy and/or whether or not any event is in its opinion materially prejudicial to the interests of the Bondholders. Any such determination will be conclusive and binding upon the Issuer, the Guarantor and the Bondholders.

15.15	Payment for and Delivery of Bonds: The Trustee will not be responsible for the receipt or application by the Issuer of the proceeds of the issue of the Bonds, the exchange of the Global Bonds for definitive Bonds or the delivery of definitive registered Bonds to the persons entitled to them.

15.16	Bonds held by the Guarantor, etc.: In the absence of knowledge or express notice to the contrary, the Trustee may assume without enquiry (other than requesting a certificate of the Issuer or the Guarantor) that no Bonds are for the time being held by or on behalf of any of the Issuer, the Guarantor or any other of their Subsidiaries or any holding company of the Issuer or the Guarantor (within the meaning of Section 736 of the Companies Act 1985).

15.17	Interests of Bondholders: In connection with the exercise of its powers, trusts, authorities or discretions (including, but not limited to, those in relation to any proposed modification, waiver or authorisation of any breach or proposed breach of any of the Conditions or any of the provisions of this Trust Deed or the Deed Poll or any proposed substitution in accordance with Clause 19.2 or any determination made pursuant to Clause 17.1), the Trustee shall have regard to the interests of the Bondholders as a class and in particular, but without prejudice to the generality of the foregoing, shall not have regard to the consequences of such exercise for individual Bondholders resulting from their being for any purpose domiciled or resident in, or otherwise connected with, or subject to the jurisdiction of, any particular territory or otherwise to the tax consequences thereof and the Trustee shall not be entitled to require, nor shall any Bondholder be entitled to claim from the Issuer, the Guarantor or the Trustee, any indemnification or payment of any tax arising in consequence of any such exercise upon individual Bondholders.

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15.18	No Responsibility for Ordinary Share Value: The Trustee shall not at any time be under any duty or responsibility to any Bondholder to determine whether any facts exist which may require any adjustment of the Exchange Price or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed, or in this Trust Deed or the Articles of the Issuer provided to be employed, in making the same. The Trustee shall not at any time be under any duty or responsibility in respect of the validity or value (or the kind or amount) of Preference Shares or Ordinary Shares or of any other securities, property or cash, which may at any time be made available or delivered upon the conversion of any Bond; and it makes no representation with respect thereto. The Trustee shall not be responsible for any failure of the Issuer or the Guarantor to make available or deliver any Preference Shares or Ordinary Shares or share certificates or other securities or property or make any payment upon the exercise of the Conversion and Exchange Right in respect of any Bond or of the Issuer or the Guarantor to comply with any of the covenants contained in this Trust Deed and the Deed Poll.

15.19	Enforcement of Rights: The Trustee need not take any such action or proceedings as referred to in Condition 20 unless (a) it shall have been so directed by an Extraordinary Resolution or so requested in writing by Bondholders holding at least one quarter in principal amount of the Bonds then outstanding and (b) it shall have been indemnified to its satisfaction.

15.20	Breach of Undertakings: The Trustee assumes no responsibility for ascertaining whether or not (i) a breach of any of the undertakings in Condition 13 shall have occurred or (ii) any such breach shall have been rectified pursuant to the Articles of the issuer or (iii) (in each such case) any adjustment falls to be made to be made to the Exchange Price as a result thereof. Unless and until the Trustee has actual knowledge of any of the above events it shall be entitled to assume that no such event has occurred. The Trustee shall not be liable for any loss arising from any determination or calculation made pursuant to the Articles of the Issuer or from any failure or delay in making any such determination or calculation.

15.21	Responsibility for Agents etc: If the Trustee exercises reasonable care in selecting any custodian, agent, delegate or nominee appointed under this clause (an “Appointee”), it will not have any obligation to supervise the Appointee or be responsible for any loss, liability, cost, claim, action, demand or expense incurred by reason of the Appointee’s misconduct or default or misconduct or default of any substitute appointed by the Appointee.

15.22	Incurrence of Financial Liability: Nothing contained in this Trust Deed shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties or the exercise of any power, rights, authority or discretion hereunder if it has grounds for believing the repayment of the funds or adequate indemnity against such risk or liability is not reasonably assured to it.

15.23	Independent Investment Bank: The Trustee has no responsibility for the accuracy or otherwise of any determination made by an investment bank pursuant to the Articles of the Issuer.

15.24	Not Trustee for Preference Shareholders: The Trustee acts as trustee only for Bondholders and has no duties to holders of Preference Shares.

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15.25	Auditor’s certificates and reports: Any certificate or report of the Auditors (whether or not addressed to the Trustee), an investment bank, a bank or any other expert called for by, or provided to, the Trustee in accordance with, or for the purposes of, this Trust Deed may be relied upon by the Trustee as sufficient evidence of the facts stated therein notwithstanding that such certificate or report and/or engagement letter or other document in connection therewith contains a monetary or other limit on the liability of the Auditors, an investment bank, a bank or any other expert in respect thereof.

15.26	Sale of Shares: The Trustee shall have no liability to Bondholders if the proceeds of sale of the Payment Ordinary Shares or other Ordinary Shares are insufficient to satisfy the relevant Payment in full whether by virtue of a fall in value of the Payment Ordinary Shares or other such Ordinary Shares, the Calculation Agent being unable to sell such Payment Ordinary Shares or other Ordinary Shares, the Trustee being liable to tax in respect of receiving, holding or selling the same or otherwise.

16	Trustee liable for negligence

Section 1 of the Trustee Act 2000 shall not apply to any action of the Trustee provided that nothing in this Trust Deed shall in any case in which the Trustee has failed to show the degree of care and diligence required of it as trustee having regard to the provisions of this Trust Deed relieve or indemnify it from or against any liability which by virtue of any rule of law would otherwise attach to it in respect of any negligence, default, breach of duty or breach of trust of which it or its officers and employees may be guilty.

17	Waiver and Proof of Default

17.1	Waiver: The Trustee may, without the consent of the Bondholders and without prejudice to its rights in respect of any subsequent breach, from time to time and at any time, if in its opinion the interests of the Bondholders will not be materially prejudiced thereby, on such terms and conditions as seem expedient to it, waive or authorise, any breach or proposed breach by the Issuer or the Guarantor of any of the provisions of this Trust Deed, the Bonds, the Deed Poll or the Articles of the Issuer or determine that any Event of Default or Potential Event of Default will not be treated as such provided that the Trustee will not do so in contravention of any express direction given by an Extraordinary Resolution but no such direction will affect any previous waiver, authorisation or determination. Any such waiver, authorisation or determination will be binding on the Bondholders and, if the Trustee so requires, will be notified to the Bondholders as soon as practicable.

17.2	Proof of Default: If it is proved that as regards any specified Bond the Issuer or the Guarantor has made default in paying any sum due to the relevant Bondholder such proof will (unless the contrary be proved) be sufficient evidence that the same default has been made as regards all other Bonds which are then payable.

18	Trustee not precluded from entering into Contracts

Neither the Trustee nor any director or officer of a corporation acting as a Trustee, whether acting for itself or in any other capacity, will be precluded from becoming the owner of, or acquiring any interest in, or holding, or disposing of, any Bond or any Preference Shares or Ordinary Shares or securities of the Issuer or the Guarantor or any of their respective subsidiary, holding or associated companies with the same rights as it would have had if the Trustee were not the Trustee or from entering into or being interested in any contracts

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or transactions with the Issuer or the Guarantor or any of their respective subsidiary, holding or associated companies or from acting on, or as depositary or agent for, any committee or body of holders of any securities of the Issuer or the Guarantor or any of their respective subsidiary, holding or associated companies and will not be liable to account for any profit.

19	Modification and Substitution

19.1	Modification: The Trustee may agree, without the consent of the Bondholders, to (i) any modification to the Conditions or the provisions of this Trust Deed, the Deed Poll or the Articles of the Issuer (in the case of the Articles of the Issuer which would vary, abrogate or modify the rights appertaining to the Preference Shares) which in its opinion is of a formal, minor or technical nature or which is made to correct a manifest or proven error, or (ii) any other modification to the Conditions or the provisions of this Trust Deed and the Bonds or the Articles of the Issuer that relate to the rights appertaining to the Preference Shares which is in its opinion not materially prejudicial to the interests of the Bondholders. For the avoidance of doubt the consent of the Trustee is not required for an alteration or modification of the Articles of the Issuer in respect of the rights appertaining to the Nominal Shares, provided that any such alteration or modification does not, or does not have the effect of varying, abrogating or modifying the rights appertaining to the Preference Shares.

19.2	Substitution of the Issuer:

19.2.1	The Trustee (if it is satisfied that to do so would not be materially prejudicial to the interests of Bondholders) may agree, if requested by the Issuer and subject to such amendment of the Trust Deed and the Deed Poll and such other conditions as the Trustee may require and without the consent of the Bondholders, to the substitution of any other company (the “Substituted Obligor”) in place of the Issuer (or of any previous substitute under this Clause) as the principal debtor under this Trust Deed and the Bonds and as a party to the Agency Agreement, subject to the Bonds remaining unconditionally and irrevocably guaranteed by the Guarantor as provided in the Conditions and this Trust Deed and being convertible mutatis mutandis as provided in the Conditions for preference shares in the Substituted Obligor with substantially similar rights to the Preference Shares and to such preference shares being immediately exchangeable for Ordinary Shares mutatis mutandis as provided in the Articles of the Issuer and to the obligations of the Guarantor under the Deed Poll applying mutatis mutandis to such Preference Shares provided that:

(i)	a deed is executed or undertaking given by the Substituted Obligor to the Trustee, in form and manner satisfactory to the Trustee, agreeing to be bound by this Trust Deed and the Bonds (with consequential amendments as the Trustee may deem appropriate) as if the Substituted Obligor had been named in this Trust Deed and the Bonds as the principal debtor in place of the Issuer (or, as the case may be, of any previous substitute under this Clause 19.2);

(ii)	the Substituted Obligor creates preference shares and adopts articles of association substantially similar to the terms of the Preference Shares and the Articles of the Issuer in so far as the same relates to the rights of such preference shares;

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(iii)	an unconditional and irrevocable guarantee is given by the Guarantor on a subordinated basis on the basis as set out in Clause 3 and Condition 2 to the Trustee of the payment of all monies payable by the Substituted Obligor as such principal debtor and of the performance by the Substituted Obligor under its articles of association in relation to Preference Shares created;

(iv)	if any two directors of the Substituted Obligor certify that it will be solvent immediately after such substitution, the Trustee need not have regard to the Substituted Obligor’s financial condition, profits or prospects or compare them with those of the issuer;

(v)	the Issuer, the Guarantor and the Substituted Obligor comply with such other requirements as the Trustee may direct in the interests of the Bondholders; and

(vi)	the Trustee may in the event of such substitution agree to a change of law governing this Trust Deed and/or the Bonds and/or the Deed Poll or the Agency Agreement.

19.2.2	Release of Issuer and Substitute Obligor: Any such agreement by the Trustee pursuant to this Clause 19.2 will, if so expressed, operate to release the Issuer (or any such previous substitute) from any or all of its obligations under this Trust Deed and the Bonds. Not later than 14 calendar days after the execution of any such documents and after compliance with such requirements, notice of the substitution will be given to the Bondholders.

19.2.3	Completion of Substitution: Upon the execution of such documents and compliance with such requirements, the Substituted Obligor will be deemed to be named in this Trust Deed and the Bonds as the principal debtor in place of the Issuer (or of any previous substitute under Clause 19.2) and this Trust Deed and the Bonds will be deemed to be modified in such manner as shall be necessary to give effect to the substitution.

20	Appointment, Retirement and Removal of the Trustee

20.1	Appointment: The Issuer will have the power of appointing new trustees but no person will be so appointed unless previously approved by an Extraordinary Resolution of Bondholders. A trust corporation will at all times be a Trustee and may be the sole Trustee. Any appointment of a new Trustee will be notified by the Issuer to the Bondholders as soon as practicable.

20.2	Retirement and Removal: Any Trustee may retire at any time on giving not less than three months’ notice in writing to the Issuer and the Guarantor without giving any reason and without being responsible for any costs occasioned by such retirement and the Bondholders may by Extraordinary Resolution remove any Trustee provided that the retirement or removal of any sole trustee or sole trust corporation will not become effective until a trust corporation is appointed as successor Trustee. If a sole trustee or sole trust corporation gives notice of retirement or an Extraordinary Resolution is passed for its removal under this Clause, the Issuer will use all reasonable endeavours to procure that another trust corporation be appointed as Trustee, but if the Issuer has failed to do so within two months of such notice being given or since the date of such Extraordinary Resolution, the Trustee may exercise the power of appointing a successor trustee.

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20.3	Co-Trustees: The Trustee may, despite Clause 20.1, by notice in writing to the Issuer and the Guarantor appoint anyone to act as an additional Trustee jointly with the Trustee:

20.3.1	if the Trustee considers such appointment to be in the interests of the Bondholders;

20.3.2	for the purpose of conforming with any legal requirement, restriction or condition in any jurisdiction in which any particular act is to be performed; or

20.3.3	for the purpose of obtaining a judgment in any jurisdiction or the enforcement in any jurisdiction against the Issuer or the Guarantor of either a judgment already obtained or any of the provisions of this Trust Deed.

Subject to the provisions of this Trust Deed the Trustee may confer on any person so appointed such functions as it thinks fit. The Trustee may by notice in writing to the Issuer, the Guarantor and such person remove any person so appointed. At the request of the Trustee, the Issuer and the Guarantor will do all things as may be required to perfect such appointment or removal and it irrevocably appoints the Trustee to be its attorney in its name and on its behalf to do so.

20.4	Competence of a Majority of Trustees: If there are more than two Trustees the majority of such Trustees will (provided such majority includes a trust corporation) be competent to carry out all or any of the Trustee’s functions.

21	Communications

Any communication shall be by letter delivered personally or facsimile transmission:

in the case of the Issuer, to it at:

22 Grenville Street

St Helier

Jersey JE4 8PX

Channel Islands

Fax no.:	(44) 01534 609 333
Attention:	Dean Godwin

in the case of the Guarantor, to it at:

1 Atlantic Quay

Robertson Street

Glasgow G2 8SP

United Kingdom

Fax no.:	(44) 0141 566 4742
Attention:	Adrian Coats

and in the case of the Trustee, to it at:

Fifth Floor

100 Wood Street

London EC2V 7EX

Fax no.:	(44) 020 7696 5261
Attention:	The Manager, Trust Management

Any such communication will take effect, in the case of delivery, at the time of delivery or, in the case of facsimile transmission, at the time of despatch.

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22	Purchase or Redemption by the Guarantor of its own Shares

The Guarantor may exercise such rights as it may from time to time enjoy to purchase or redeem its own shares (including Ordinary Shares) without the consent of the Bondholders.

23	Governing Law and Jurisdiction

23.1	Governing Law: This Trust Deed shall be governed by and construed in accordance with English law.

23.2	Jurisdiction: The Courts of England are to have jurisdiction to settle any disputes that may arise out of or in connection with this Trust Deed, the Bonds and accordingly any legal action or proceedings arising out of or in connection with this Trust Deed or the Bonds (“Proceedings”) may be brought in such courts. Each of the Issuer and the Guarantor irrevocably submits to the jurisdiction of such courts and waives any objections to Proceedings in such courts on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum. This submission is for the benefit of each of the Trustee and the Bondholders and shall not limit the right of any of them to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).

23.3	Service of Process: Each of the Issuer and the Guarantor irrevocably appoints the Guarantor’s London office currently at 5th Floor, 30 Cannon Street, London EC4M 6XH to act as its agent in England to receive, for it and on its behalf, service of process in any Proceedings in England. Such service shall be deemed completed on delivery to such process agent (whether or not it is forwarded to and received by the Issuer). If for any reason such process agent ceases to be able to act as such or no longer has an address in England the Issuer irrevocably agrees to appoint a substitute process agent acceptable to the Trustee and shall immediately notify the Trustee of such appointment. Nothing shall affect the right to serve process in any other manner permitted by law.

24	Counterparts

This Trust Deed and any Trust Deed supplemental hereto may be executed and delivered in any number of counterparts, all of which, taken together, shall constitute one and the same deed and any part to this Trust Deed or any Trust Deed supplemental hereto may enter into the same by executing and delivering a counterpart.

25	Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Trust Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Trust Deed, other than Clause 13.2(b) hereof.

In witness whereof this Trust Deed has been executed as a deed on the date stated at the beginning

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SCHEDULE 1

Form of Definitive Registered Bonds

On the front:

ISIN: [XS0171196727]1 [XS0171162075]2

[THIS BOND, THE GUARANTEE IN RESPECT HEREOF, AND THE ORDINARY SHARES TO BE ISSUED UPON EXCHANGE OF THE PREFERENCE SHARES ON CONVERSION OF THE BONDS HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR ANY OTHER JURISDICTION OF THE UNITED STATES AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) IN ACCORDANCE WITH RULE 144A UNDER THE SECURITIES ACT TO A PERSON THAT THE HOLDER AND ANY PERSON ACTING ON ITS BEHALF REASONABLY BELIEVE IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER, (2) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR ANY OTHER JURISDICTION OF THE UNITED STATES. THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER WILL BE REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THIS BOND OR THE PREFERENCE SHARES ISSUED UPON CONVERSION OF THE BONDS OR THE ORDINARY SHARES FOR WHICH THE PREFERENCE SHARES ARE EXCHANGEABLE OF THE RESALE RESTRICTIONS REFERRED TO ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT FOR RESALES OF THIS BOND, THE GUARANTEE OR THE PREFERENCE SHARES ISSUED UPON CONVERSION OF THE BONDS OR THE ORDINARY SHARES FOR WHICH THE PREFERENCE SHARES ARE EXCHANGEABLE.

THE ORDINARY SHARES ISSUED ON EXCHANGE OF THE PREFERENCE SHARES INTO WHICH THIS BOND IS CONVERTIBLE MAY NOT BE DEPOSITED INTO ANY UNRESTRICTED DEPOSITARY FACILITY ESTABLISHED OR MAINTAINED BY A DEPOSITARY BANK, UNLESS AND UNTIL THE TIME AS SUCH ORDINARY SHARES ARE NO LONGER “RESTRICTED SECURITIES” WITHIN THE MEANING OF RULE 144(A)(3) UNDER THE SECURITIES ACT.]3

[THIS BOND, THE GUARANTEE IN RESPECT HEREOF, AND THE ORDINARY SHARES TO BE ISSUED UPON THE EXCHANGE OF THE PREFERENCE SHARES ON CONVERSION OF THE BONDS HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR ANY OTHER JURISDICTION OF THE UNITED STATES, AND PRIOR TO THE EXPIRATION OF 40 DAYS AFTER THE LATER OF THE COMMENCEMENT OF THE OFFERING OF BONDS AND THE CLOSING DATE (THE “DISTRIBUTION COMPLIANCE PERIOD”), SUCH BONDS MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) IN ACCORDANCE WITH RULE 144A UNDER THE SECURITIES ACT TO A PERSON THAT THE HOLDER AND ANY PERSON ACTING ON ITS BEHALF REASONABLY BELIEVE IS A QUALIFIED INSTITUTIONAL BUYER

[1]	Include for Rule 144A Registered Bond.
[2]	Include for Regulation S Registered Bond.

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WITHIN THE MEANING OF RULE 144A PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER OR (2) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR ANY OTHER JURISDICTION OF THE UNITED STATES.]4

Denomination	ISIN	Series	Certif No
U.S.$1,000	Reg. S XS0171162075	[ ]	[ ]
Rule 144A XS0171196727

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SCOTTISH POWER FINANCE (JERSEY) LIMITED

(incorporated with limited liability in Jersey with registered number 85627)

U.S.$700,000,000 4.00 per cent Step-Up Perpetual Subordinated Guaranteed Convertible

Bonds

guaranteed by

SCOTTISH POWER PLC

(incorporated with limited liability in Scotland with registered number 193794)

and convertible into 4.00 per cent. Exchangeable Redeemable Preference Shares in the

Scottish Power Finance (Jersey) Limited which will be exchanged immediately for Ordinary Shares in

SCOTTISH POWER PLC

The Bonds represented by this certificate form part of a series designated as specified in the title (the “Bonds”) of Scottish Power Finance (Jersey) Limited (the “Issuer”). The Bonds are constituted by a trust deed dated 10 July 2003 (the “Trust Deed”) between the Issuer, Scottish Power plc (the “Guarantor”) and The Law Debenture Trust Corporation p.l.c. as Trustee (the “Trustee”). The Bonds are subject to, and have the benefit of, that Trust Deed and the terms and conditions (the “Conditions”) endorsed hereon. Terms defined in the Trust Deed have the same meanings when used herein.

The Issuer hereby certifies that [●] of [●] is, at the date hereof, entered in the register of Bondholders as the holder of Bonds in the principal amount of U.S.$[●] ([●] United States dollars). For value received, the Issuer promises to pay the person who appears at the relevant time on the register of Bondholders as holder of the Bonds in respect of which this Bond is issued such amount or amounts as shall become due and payable from time to time in respect of such Bonds and otherwise to comply with the Conditions.

The statements set forth in the legends above are an integral part of the Bonds in respect of which this Bond is issued and by acceptance hereof each holder of such Bonds agrees to be subject to and bound by the terms and provisions set forth in such legend.

[For so long as any of the Bonds, the Guarantee, Preference Shares or Ordinary Shares, are “restricted securities” within the meaning of Rule 144(a)(3) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the Guarantor will, during any period in which it is neither subject to Section 13 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) nor exempt from reporting pursuant to Rule 12g3-2(b) thereunder, provide to any holder or beneficial owner of such restricted securities or to any prospective purchaser of such restricted securities designated by such holder or beneficial owner, or to the Trustee, in the case of the Bonds, for delivery to such holder, beneficial owner or prospective purchaser, in each case, upon request of such holder, beneficial owner or prospective purchaser, the information required to be provided by Rule 144A(d)(4) under the Securities Act.]1

The Bonds represented by this certificate are convertible into 4.00 per cent Exchangeable Redeemable Preference Shares in the Issuer which are exchangeable immediately for fully-paid Ordinary Shares currently with a par value of 50 pence each of Scottish Power plc subject to and in accordance with the Conditions and the Trust Deed.

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The statements set forth in the legend above are an integral part of the Bond or Bonds in respect of which this certificate is issued and by acceptance thereof each holder agrees to be subject to and bound by the terms and provisions set forth in such legend.

This definitive registered Bond is evidence of entitlement only. Title to the Bonds passes only on due registration on the register of Bondholders and only the duly registered holder is entitled to payments in respect of this definitive registered Bond.

This definitive registered Bond shall not be valid for any purpose until authenticated by or on behalf of the Registrar.

This definitive registered Bond is governed by, and shall be construed in accordance with, English law.

Issued as of [●]

SCOTTISH POWER FINANCE (JERSEY) LIMITED

By:

Certificate of Authentication

Authenticated by Citibank AG, Frankfurt as Registrar without recourse, warranty or liability.

CITIBANK AG, FRANKFURT

(as Registrar)

By:

Authorised Signatory

Dated:

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On the back:

40

FORM OF TRANSFER

For value received the undersigned hereby sell(s), assign(s) and transfer(s) to

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS

(INCLUDING POSTCODE OR EQUIVALENT) OF TRANSFEREE)

                                     principal amount of this Bond and all rights under it, and irrevocably constitutes and appoints                                                       as attorney to transfer such principal amount of this Bond on the Register maintained by the Issuer in accordance with the Conditions, with full power of substitution.

[NOTE: INSERT [A] FOR TRANSFERS OF BONDS BEARING THE TRANSFER RESTRICTION LEGEND TO TRANSFEREES THAT TAKE DELIVERY OF BONDS NOT BEARING THE TRANSFER RESTRICTION LEGEND. INSERT [B] FOR TRANSFERS OF BONDS NOT BEARING THE TRANSFER RESTRICTION LEGEND TO TRANSFEREES THAT TAKE DELIVERY OF BONDS BEARING THE TRANSFER RESTRICTION LEGEND.]

[A] In connection with such request and in respect of such Bonds, the undersigned does hereby certify that (i) such transfer has been effected in accordance with the transfer restrictions set forth in the Bonds and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction and (ii) either;

1.	such transfer has been effected pursuant to and in accordance with Rule 903 or Rule 904 of Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and accordingly the undersigned does hereby further certify that:

(a)	the offer of the Bonds was not made to a person in the United States or to or for the account or benefit of a U.S. person;

(b)	either:

(i)	at the time the buy order was originated, the transferee was outside the United States or the undersigned and any person acting on its behalf reasonably believed that the transferee was outside the United States, or

(ii)	the transaction was executed in, on or through the facilities of a designated offshore securities market (as defined in Regulation 5) and neither the undersigned nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;

(c)	no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable;

(d)	the transaction is not part of a plan or scheme to evade the registration requirements of the U.S. Securities Act; and

(e)	if the undersigned is an officer or director of the Issuer or the Guarantor or a distributor, who is an affiliate of the Issuer or the Guarantor or distributor solely by holding such position, such sale is made in accordance with the applicable provisions of Rule 904(b)(2) of Regulation S; or

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2.	the transfer has been effected pursuant to an exemption from registration under the U.S. Securities Act provided by Rule 144 thereunder; or

3.	the transfer has been effected pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission.

[B] In connection with such request and in respect of such Bonds, the undersigned does hereby certify that such transfer has been effected pursuant to and in accordance with Rule 144A (“Rule 144A”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and, accordingly, the undersigned does hereby further certify that the beneficial interest in such Bonds is being transferred to a person that the undersigned reasonably believes is purchasing the Bonds for its own account, or for one or more accounts with respect to which such person exercises sole investment discretion, and such person, and each such account is a “qualified institutional buyer” within the meaning of Rule 144A, in each case in a transaction meeting the requirements of Rule 144A and in accordance with the transfer restrictions set forth in the Bonds and any applicable securities laws of any state of the United States or any other jurisdiction.

Dated
Signed	Certifying Signature

Notes:

(i)	The signature to this transfer must correspond with the name(s) as it/they appear(s) on the face of this Bond. In the case of joint holders, each of the joint holders named on the Register must sign this form of transfer.

(ii)	A representative of the Holder of Bonds should state the capacity in which he signs e.g. executor.

(iii)	The signature of the person effecting a transfer shall conform to any list of duly authorised specimen signatures supplied by the registered holder or be certified by a recognised bank, notary public or in such other manner as the Registrar may require.

(iv)	This form of transfer must be accompanied by such documents, evidence or information as the Registrar may require.

(v)	Where the transferor is a corporation, this form of transfer shall be executed under its common seal or under the hand of two of its officers duly authorised in writing.

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SCHEDULE 2

Terms and Conditions of the Bonds

1	Form, Denomination and Title

(a)	Form and Denomination

The Bonds will be issued in registered form in the Authorised Denominations without interest coupons attached and represented by the Global Bonds (as defined below). The Global Bonds will be exchangeable in limited circumstances into definitive Bonds in registered form only in Authorised Denominations, serially numbered.

(b)	Global Bonds

Bonds in which beneficial interests are sold in transactions in reliance on Regulation S under the US Securities Act of 1933, as amended (the “Securities Act”), will be represented by a global Bond in registered form (the “Regulation S Global Bond”). Bonds in which beneficial interests are sold pursuant to Rule 144A under the Securities Act will be represented by a global Bond in registered form (the “Rule 144A Global Bond” and, together with the Regulation S Global Bond, the “Global Bonds”).

(c)	Bonds in Definitive Form

Bonds in definitive form will be issued only upon exchange of interests in the Global Bonds as described herein and in the Global Bonds.

The Bonds are not issuable in bearer form.

(d)	Title

Title to the Bonds will pass by transfer and registration as described in Conditions 3 and 4. The holder (as defined below) of any Bond will (except as otherwise required by law or as ordered by a court of competent jurisdiction) be treated as its absolute owner for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any interest in it or its theft or loss (or that of the related certificate, as appropriate) or anything written on it or on the certificate representing it (other than a duly executed transfer thereof)) and no person will be liable for so treating the holder. In these Conditions, “Bondholder” and “holder” means the person in whose name a Bond is registered in the Register.

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The Bonds are constituted by a trust deed dated 10 July 2003 (the “Trust Deed”) between the Issuer, the Guarantor and The Law Debenture Trust Corporation p.l.c. (the “Trustee”, which expression shall include all persons for the time being the trustee or trustees under the Trust Deed) as trustee for the holders of the Bonds. The issue of the Bonds was authorised pursuant to a resolution of the Board of Directors of the Issuer passed on 8 July 2003 and the giving of the guarantee in respect of the Trust Deed and the Bonds (the “Bond Guarantee”) was authorised by resolutions of the Board of Directors of the Guarantor passed on 29 May 2003 and resolutions of a committee of the Board of Directors of the Guarantor passed on 17 June and 3 July 2003. The statements in these terms and conditions (the “Conditions”) include summaries of, and are subject to, the detailed provisions of the Trust Deed, which includes the form of the Bonds. Copies of the Trust Deed, the Paying, Transfer, Conversion and Exchange Agency Agreement dated 10 July 2003 (the “Agency Agreement”) relating to the Bonds between the Issuer, the Guarantor, the Trustee and Citibank, N.A. (the “Principal Paying, Transfer, Conversion and Exchange Agent”, which expression shall include any successor as principal paying, transfer, conversion and exchange agent under the Agency Agreement) and the paying, transfer, conversion and exchange agents for the time being (such parties, together with the Principal Paying, Transfer, Conversion and Exchange Agent, being referred to as the “Paying, Transfer, Conversion and Exchange Agents”, which expression shall include their successors as paying, transfer, conversion and exchange agents under the Agency Agreement) and Citibank AG, Frankfurt in its capacity as registrar (the “Registrar”, which expression shall include any successor as registrar under the Agency Agreement), the Calculation Agency Agreement dated 10 July 2003 (the “Calculation Agency Agreement”) between the Issuer, the Guarantor and the Calculation Agent, the Articles of Association of the Issuer (the “Articles of the Issuer”) and the deed poll (the “Deed Poll”) executed and delivered by the Guarantor on 10 July 2003 are available for inspection during normal business hours by the Bondholders at the registered office of the Trustee, being at the date hereof at Fifth Floor, 100 Wood Street, London EC2V 7EX. The Bondholders are entitled to the benefit of, are bound by and are deemed to have notice of all the provisions of the Trust Deed and are deemed to have notice of, all the provisions applicable to them of the Agency Agreement, the Calculation Agency Agreement and the Articles of the Issuer. Only holders of Preference Shares will have the benefit of the Deed Poll.

The Bonds are convertible into fully paid 4.00 per cent, exchangeable redeemable preference shares in the Issuer (the “Preference Shares”) having a paid-up value (the “Paid-up Value”) of US$1,000 each. Payments in respect of the Preference Shares are guaranteed by the Guarantor pursuant to the Deed Poll. The Preference Shares shall be issued subject to and in accordance with these Conditions and the Articles of the Issuer.

The Preference Shares will, following their issue, be immediately exchanged for fully paid ordinary shares in the Guarantor (the “Ordinary Shares”) having at the date hereof a nominal value of 50 pence each, in accordance with these Conditions, the provisions of the Articles of the Issuer and the Deed Poll. The price at which any such exchange will be made (the “Exchange Price”) will, subject to adjustment in certain circumstances as set out in the Articles of the Issuer, be 460 pence per Ordinary Share. The number of Ordinary Shares for which a Preference Share will be exchangeable will be determined by dividing the Paid-up Value of the Preference Share (translated into sterling at the fixed rate of US$1.6776 = £1.00) by the Exchange Price in effect on the Conversion Date.

Words and expressions not otherwise defined in any Condition shall have the meaning given in Condition 23 or in the Trust Deed, unless the context otherwise requires.

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2	Status and Subordination

(a)	The Bonds

The Bonds constitute direct and unsecured obligations of the Issuer and rank pari passu without any preference among themselves. In the event of the winding-up of the Issuer, the claims of the Trustee and the Bondholders against the Issuer in respect of such Bonds will be subordinated, in the manner provided in the Trust Deed, to the claims of all other creditors of the Issuer except for the claims of holders of unsecured rights against the Issuer being rights which are subordinated so as to rank either (i) pari passu with such Bonds with all of which excepted claims such Bonds shall rank pari passu, or (ii) junior to such Bonds.

(b)	Subordinated Bond Guarantee

The Guarantor has in the Trust Deed unconditionally (save as to subordination) and irrevocably guaranteed the due payment of all sums expressed to be payable by the Issuer under the Trust Deed and the Bonds. The Bond Guarantee constitutes direct and unsecured obligations of the Guarantor. In the event of a winding-up of the Guarantor, the claims of the Trustee and the Bondholders to payment under the Bond Guarantee will be subordinated in right of payment, in the manner provided in the Trust Deed, to the claims of all Senior Creditors of the Guarantor and senior to the claims of holders of Ordinary Shares.

3	Registration

The Issuer will cause a register (the “Register”) to be kept at the specified office of the Registrar on which will be entered the names and addresses of the holders of the Bonds and the particulars of the Bonds held by them and of all transfers, redemptions and conversion of Bonds. Holders of Bonds will be entitled to receive only one Bond in respect of their entire holdings.

4	Transfer of Bonds

(a)	Transfer

Bonds may, subject to the terms of the Agency Agreement and to Conditions 4(b) and 4(c), be transferred in whole or in part in an Authorised Denomination by lodging the relevant Bond (with the form of application for transfer in respect thereof duly executed and duly stamped where applicable) at the specified office of the Registrar or any Paying, Transfer, Conversion and Exchange Agent.

No transfer of a Bond will be valid unless and until entered on the Register. A Bond may be registered only in the name of, and transferred only to, a named person (or persons, not exceeding four in number).

The Registrar will, within seven Business Days (as defined below) in the place of the specified office of the Registrar of any duly made application for the transfer of a Bond, deliver a new Bond to the transferee (and, in the case of a transfer of part only of a Bond, deliver a Bond for the untransferred

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balance to the transferor), at the specified office of the Registrar, or (at the risk and, if mailed at the request of the transferee or, as the case may be, the transferor otherwise than by ordinary mail, at the expense of the transferee or, as the case may be, the transferor) mail the Bond by uninsured mail to such address as the transferee or, as the case may be, the transferor may request.

(b)	Formalities Free of Charge

Such transfer will be effected without charge subject to (i) the person making such application for transfer paying or procuring the payment of any taxes, duties and other governmental charges in connection therewith, (ii) the Registrar being satisfied with the documents of title and/or identity of the person making the application and (iii) such other reasonable requirements as the Issuer may from time to time agree with the Registrar and the Trustee. The exchange of interests in a Global Bond for definitive Bonds will be subject to the provisions of all applicable fiscal or other laws and regulations in effect at the time of such exchange.

(c)	Closed Periods

Neither the Issuer nor the Registrar will be required to register the transfer of any Bond (or part thereof) (i) during the period of 15 calendar days immediately prior to any Reset Date or any earlier date fixed for redemption of the Bonds pursuant to Condition 9(b) or 9(c) or (ii) during the period of 15 calendar days ending on (and including) any Record Date (as defined in Condition 10(c)) in respect of any payment of interest on the Bonds or (iii) in respect of which a Conversion Notice (as defined in Condition 8(b)) has been delivered in accordance with Condition 8(b) or (iv) in respect of which a Bondholder shall have exercised its right to require the Issuer to redeem such Bond pursuant to Condition 9(b)(i) or 9(b)(ii).

(d)	Business Days

In these Conditions, “Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are open for business in the relevant place.

5	Interest Payments

(a)	Interest Payment Dates

The Bonds bear interest at the Interest Rate from (and including) the Issue Date. Subject to Conditions 6, 7(d) and 7(e), such interest will be payable on each Interest Payment Date.

(b)	Interest Rate

(i)	The Interest Rate in respect of the period from (and including) the Issue Date to (but excluding) the First Reset Date is 4.00 per cent, per annum.

(ii)	The Interest Rate in respect of each Reset Period shall be the aggregate of 4.00 per cent. per annum and:

(aa)	the offered rate (rounded, if necessary, up to the nearest one hundred thousandth of a percentage point (0.000005 per cent. being rounded upwards)) for three-month deposits in US dollars as at 11.00 a.m. (London time) on the Interest Determination Date in question as appears on the display designated as page “3750” on the Moneyline Telerate Monitor (or such other page or service as may replace it for the purpose of displaying such information) as determined by the Registrar;

(bb)	if such offered rate does not appear, the arithmetic mean (rounded, if necessary, up to the nearest one hundred thousandth of a percentage point (0.000005 per cent. being rounded upwards)) of offered quotations to leading banks in the London interbank market for three-month Euro-dollar deposits as at 11.00 a.m. (London time) on the Interest Determination Date in question obtained by the Registrar from the principal London office of the Reference Banks (as defined in Condition 5(e)), provided at least two of the Reference Banks provide the Registrar with such offered quotations; and

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(cc)	if, on any Interest Determination Date to which the provisions of sub-paragraph (bb) above apply, one only or none of the Reference Banks provides the Registrar with such a quotation, the arithmetic mean (rounded, if necessary, up to the nearest one hundred thousandth of a percentage point (0.000005 per cent. being rounded upwards)) of the Euro-dollar lending rates which major banks in the London interbank market selected by the Registrar are quoting at approximately 11.00 a.m. (London time) on the relevant Interest Determination Date to leading London interbank market banks for a period of three months, except that, if the banks so selected by the Registrar under sub-paragraph (cc) above are not quoting as mentioned above, the Interest Rate shall be the Interest Rate in effect for the last preceding Interest Period to which one of the preceding sub-paragraphs of this paragraph shall have applied.

(c)	Determination and Publication of Interest Rate and Interest Amounts

The Registrar will, upon determining the Interest Rate pursuant to Condition 5(b)(ii), calculate the Interest Amount in respect of each US$1,000 principal amount and cause the Interest Rate and each Interest Amount payable in respect of an Interest Period to be notified to the Issuer, the Guarantor, the Trustee, the Principal Paying, Transfer, Conversion and Exchange Agent and the London Stock Exchange and to be notified to the Bondholders as soon as possible after their determination but in no event later than the fourth London business day thereafter.

Each Interest Amount in respect of any Interest Period ending prior to the First Reset Date shall be calculated by applying the Interest Rate to the principal amount of the relevant Bond and, in respect of any period of less than a complete year (save for a semi-annual Interest Period) such Interest Amount shall be calculated on the basis of a 360-day year consisting of 12 months of 30 calendar days each and, in the case of an incomplete month, the number of days elapsed.

Each Interest Amount in respect of any Interest Period commencing on or after the First Reset Date shall be calculated by applying the Interest Rate to the principal amount of the relevant Bond and multiplying the result by the Day Count Fraction.

(d)	Determination or Calculation by Trustee

If the Registrar does not at any time for any reason so determine the Interest Rate or calculate each Interest Amount in accordance with Condition 5(b)(ii) and 5(c), the Trustee or an agent on its behalf shall do so and such determination or calculation shall be deemed to have been made by the Registrar. In doing so, the Trustee or such agent shall apply the foregoing provisions of this Condition 5, with any necessary consequential amendments, to the extent that, in its opinion, it or such agent can do so, and in all other respects it or such agent shall do so in such manner as it shall deem fair and reasonable in all the circumstances. All determinations or calculations made or obtained for the purposes of the provisions of this Condition 5(d) by the Trustee or such agent, shall (in the absence of wilful default, bad faith or manifest error) be binding on the Issuer, the Guarantor, the Registrar, the other Paying, Transfer, Conversion and Exchange Agents and all Bondholders and (in the absence of wilful default or bad faith) no liability to the Issuer, the Guarantor or the Bondholders shall attach to the Trustee in connection with the exercise or non-exercise by it of its powers, duties and discretions pursuant to such provisions.

(e)	Reference Banks

Unless the Bonds are to be redeemed on or before the First Reset Date, the Issuer will (with prior written approval of the Trustee) not later than 20 London business days before the First Reset Date appoint four leading financial institutions engaged in the London interbank market (each acting through its principal London office) to act as Reference Banks and will procure that, so long as any Bond is outstanding, there shall thereafter at all times be four Reference Banks. If any such institution (acting through its relevant office) is unable to continue to act as a Reference Bank, the Issuer shall (with prior written approval of the Trustee) appoint some other leading financial institution engaged in the London interbank market (acting through its principal London office) to act as such in its place.

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(f)	Accrual of Interest

Each Bond will cease to bear interest (1) where the Conversion Right attached to it shall have been exercised, or the Trustee shall have exercised its rights of conversion with respect to it pursuant to Condition 8(c), from the Interest Payment Date immediately preceding the relevant Conversion Date or, if none, the Issue Date (subject in any such case as provided in Condition 8(e)) or (2) where such Bond is redeemed or repaid pursuant to Condition 9 or Condition 11, from the due date for redemption unless, upon due presentation, payment of the full amount due is improperly withheld or refused (or, following any election by the Issuer to exercise its Share Settlement Option (as defined in Condition 9), the Issuer fails duly to perform its obligation to deliver the Redemption Settlement Shares and Cash Settlement Amount (as defined in Condition 9) (if any) in accordance with Condition 9(g)), in which event such Bond shall continue to bear interest at the applicable rate (both before and after judgment) as provided in the Trust Deed until (but excluding) whichever is the earlier of (i) the day on which all sums and/or Ordinary Shares due in respect of such Bonds up to that day are received by or on behalf of the relevant holder, and (ii) the day which is seven calendar days after that on which the Trustee or the Principal Paying, Transfer, Conversion and Exchange Agent has notified the Bondholders of receipt of all sums and/or Ordinary Shares due in respect of all the Bonds up to such seventh calendar day.

6	Mandatory Deferrals

The Issuer (failing whom the Guarantor) must make each payment of interest on the relevant Interest Payment Date subject to and in accordance with these Conditions. However, if on the 16th London business day preceding the date (the “Payment Date”) on which any payment of interest would, in the absence of deferral in accordance with this Condition 6, be due and payable, a Deferral Event has occurred, any such payment of interest (the “Deferred Payment”) shall (subject to, and in accordance with, Condition 7) be deferred by the Issuer giving notice to the Bondholders in accordance with Condition 18, not less than 12 London business days prior to the Payment Date (a “Deferral Notice”). Accordingly, on the giving of such notice, the Payment Date for the Deferred Payment shall be deferred and the relevant Deferred Payment shall become due and payable in accordance with Condition 7 on the 21st calendar day (or if such date is not a London Business Day, the next following London business day after the date of such Deferral Notice (the “Deferred Payment Date”). If the Issuer has given a Deferral Notice then the Guarantor may not declare or pay (other than a final dividend declared by the Shareholders of the Guarantor before the date of that Deferral Notice) a dividend on any of its Ordinary Shares from the date of the Deferral Notice until such time as the Deferred Payment is satisfied. Any such Deferred Payment shall be satisfied only in accordance with Condition 7. The non-payment of any interest following the giving of any Deferral Notice in respect of it pursuant to this Condition 6 shall not constitute an Event of Default (as defined in Condition 11).

7	Deferred Coupon Satisfaction Mechanism

(a)	Deferred Coupon Satisfaction Mechanism

If the Issuer has given a Deferral Notice pursuant to Condition 6, the Issuer shall satisfy the relevant Deferred Payment in full through the issue of Preference Shares (which will be immediately exchanged for Ordinary Shares) to the Trustee in accordance with this Condition 7. Unless a Deferral Notice has been given in respect of any payment of interest, all payments of interest must be satisfied by the Issuer or the Guarantor, as the case may be, in accordance with Condition 10.

(b)	Issue of Preference Shares

If any payment of interest is to be satisfied in full through the issue of Preference Shares to the Trustee then, subject to Conditions 7(d) and 7(e):

(i)	by close of business on or before the 7th London business day prior to the Deferred Payment Date, the Issuer will issue to the Trustee (or, if so agreed between the Issuer and the Trustee, to an agent of the Trustee) such number of Preference Shares (the “Payment Preference Shares”) as, in the determination of the Calculation Agent, will be exchangeable at the then prevailing

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Exchange Price for fully paid Ordinary Shares (the “Payment Ordinary Shares”) that have a market value converted into US dollars at the prevailing market exchange rates determined by the Calculation Agent of not less than an amount equal to the relevant Deferred Payment;

(ii)	such Payment Preference Shares will be immediately exchanged for the Payment Ordinary Shares as provided in the Articles of the Issuer; and

(iii)	the Trustee has agreed in the Trust Deed to use reasonable endeavours to give the necessary instructions to the Calculation Agent (subject to any necessary consents being obtained) as soon as practicable and in any case not later than by close of business on the 6th London business day prior to the Deferred Payment Date to procure purchasers for such Payment Ordinary Shares on its behalf, and the Calculation Agent has agreed to use reasonable endeavours on behalf of the Trustee to procure purchasers for such Payment Ordinary Shares prior to the Deferred Payment Date. The Calculation Agent has further agreed to exchange the proceeds of such sale into US dollars at prevailing market exchange rates and deliver such exchanged proceeds to, or hold such exchanged proceeds to the order of, the Trustee, who shall pay, or procure that its agent pays, such proceeds as it holds in respect of the relevant Deferred Payment on the Deferred Payment Date to the Principal Paying, Transfer, Conversion and Exchange Agent for application in accordance with Condition 7(c).

If, after the operation of the above procedures there would, in the opinion of the Calculation Agent, be a shortfall on the Deferred Payment Date, the Issuer and the Guarantor shall, subject to Conditions 7(d) and 7(e), respectively issue further Preference Shares and Ordinary Shares in accordance with the provisions of the Trust Deed to ensure that a sum at least equal to the relevant Deferred Payment is available to make the Deferred Payment in full on the relevant Deferred Payment Date, provided that if, despite the operation of the aforementioned provisions, such a shortfall exists on the Deferred Payment Date the Issuer may in accordance with the provisions of the Trust Deed either pay an amount equal to such shortfall as soon as practicable to or to the order of the Trustee or continue, together with the Guarantor, to issue Preference Shares and Ordinary Shares until the Principal Paying, Transfer, Conversion and Exchange Agent shall have received funds equal to the full amount of such shortfall.

(c)	Issuer satisfies payment

The issue by the Issuer of Preference Shares in accordance with this Condition 7 shall release and discharge the Issuer from the requirement to satisfy the Deferred Payment or, as the case may be, in the circumstances referred to in (d) below, the relevant part of such Deferred Payment. The proceeds of sale of Payment Ordinary Shares resulting from the mandatory exchange of Payment Preference Shares in accordance with this Condition 7 and the Articles of the Issuer shall be paid by the Principal Paying, Transfer, Conversion and Exchange Agent to the Bondholders to the extent of the Deferred Payment.

(d)	Insufficiency

If the Issuer is to satisfy a Deferred Payment in accordance with this Condition 7 and the Guarantor does not, on the date when the applicable number of Payment Ordinary Shares required to be issued is determined in accordance with this Condition 7, have a sufficient number of Ordinary Shares available for issue free from pre-emption rights, then the Guarantor shall notify the Issuer, the Trustee, the Calculation Agent, the Principal Paying, Transfer, Conversion and Exchange Agent and the Bondholders (the “Insufficient Share Authority Notice”) that all or part, as the case may be, of the Deferred Payment cannot be satisfied in accordance with this Condition 7 until after the date of the next annual general meeting or extraordinary general meeting of shareholders of the Guarantor (notice of which has not then been given) at which a resolution is passed authorising a sufficient number of Ordinary Shares to be issued to satisfy all or such part of the relevant Deferred Payment, provided that if the number of Ordinary Shares authorised to be issued at any such meeting is insufficient to satisfy all or such part of the relevant Deferred Payment then those Ordinary Shares so authorised to be issued shall be applied in part satisfaction of all or such part of the relevant Deferred Payment in accordance with this Condition 7. Following the passage of such resolution, the Issuer and the Guarantor shall notify the Trustee, the Calculation Agent, the Principal Paying,

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Transfer, Conversion and Exchange Agent and the Bondholders of the date upon which the relevant Deferred Payment or, as the case may be, the part thereof is to be made in accordance herewith on not less than 16 London business days’ notice. If, in the case of an insufficiency of Ordinary Shares, the Guarantor does not hold an annual or extraordinary general meeting within 12 months of giving the Insufficient Share Authority Notice, at which a resolution to make a sufficient number of Ordinary Shares so available is proposed, the Issuer shall by notice require the Guarantor to convene an extraordinary general meeting at which such a resolution shall be proposed on a date falling within 10 weeks of such notice from the Issuer. If and to the extent the Guarantor has insufficient Ordinary Shares for issue free from pre-emption rights as described above, the Issuer shall not issue Payment Preference Shares pending the Guarantor obtaining the required resolution to issue the relevant Ordinary Shares.

(e)	Market Disruption

Notwithstanding the provisions of Condition 7(b), if there exists, in the opinion of the Issuer or the Guarantor, a Market Disruption Event on or after the 15th London business day preceding any date upon which the Issuer is due to satisfy a Deferred Payment in accordance with this Condition 7, then the Issuer shall give a notice to the Trustee, the Calculation Agent, the Principal Paying, Transfer, Conversion and Exchange Agent and the Bondholders as soon as possible after the Market Disruption Event has arisen or occurred, whereupon satisfaction of the relevant Deferred Payment in accordance with Condition 7 may be deferred until such time as the Market Disruption Event no longer exists.

Any such Deferred Payment will be satisfied as soon as practicable following such time as the Market Disruption Event no longer exists and the Issuer shall not issue Preference Shares pending the end of the Market Disruption Event.

(f)	Interest

Interest shall not accrue on any Deferred Payment unless, as a consequence of the existence of a Market Disruption Event, the Issuer does not make the relevant payment for a period of 14 calendar days or more after the Deferred Payment Date, in which case interest shall accrue on such Deferred Payment from (and including) the Deferred Payment Date to (but excluding) the date on which such payment is made. Any such interest shall be satisfied only in accordance with Condition 5, as soon as reasonably practicable after the relevant Deferred Payment is made.

(g)	Trustee liability

No liability shall attach to the Trustee or its agents if, as a result of a Market Disruption Event or any other event outside the control of the Trustee or its agent, the Trustee or its agent is unable to comply with the provisions of Condition 7(b).

8	Conversion

(a)	Conversion Right

The holder of each Bond shall have the right (the “Conversion Right”) to convert (“conversion”) each US$1,000 principal amount of a Bond into one fully-paid Preference Share allotted at a price equal to the Paid-up Value and to require the Issuer forthwith to procure that such Preference Share be exchanged immediately, pursuant to the Articles of the Issuer and the terms and conditions of the Deed Poll and as provided in these Conditions, for Ordinary Shares of the Guarantor, having at the Issue Date a nominal value of 50 pence each, issued and accredited as fully paid, at any time on or after 19 August 2003 to the close of business (at the place where the relevant Bond is deposited for conversion) on the seventh calendar day prior to the First Reset Date (both days inclusive) or, if such Bond shall have been called for redemption pursuant to Condition 9(b) prior to the First Reset Date, then up to the close of business (at the place aforesaid) on the seventh calendar day prior to the date fixed for redemption thereof or, if notice requiring redemption has been given by the holder of such Bond pursuant to Condition 9(c) then up to the close of business (at the place aforesaid) on the calendar day prior to the giving of such notice unless, in any such case, there shall be default in

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making payment in respect of such Bond on any such date fixed for redemption, in which event the Conversion Right shall extend (unless the Trustee shall have already exercised the relevant rights of conversion pursuant to Condition 8(c)) up to the close of business (at the place aforesaid) on the date on which the full amount of such payment becomes available for payment and notice of such availability has been duly given in accordance with Condition 18 or, if earlier, the First Reset Date; provided that in each case if the final such date for the exercise of Conversion Rights is not a Business Day in such place, then the right to exercise Conversion Rights shall end on the immediately preceding Business Day in such place.

Conversion Rights may not be exercised in respect of a Bond where the Bondholder shall have exercised its right to require the Issuer to redeem such Bond pursuant to Condition 9(c).

Conversion Rights may not be exercised following the giving of notice by the Trustee pursuant to Condition 11.

A Conversion Right may only be exercised in respect of an Authorised Denomination. Where a Conversion Right is exercised in respect of part only of a Bond, the old Bond shall be cancelled and a new Bond for the balance thereof shall be issued in lieu thereof without charge but upon payment by the holder of any taxes, duties and other governmental charges payable in connection therewith and the Registrar will within seven Business Days in the place of the specified office of the Registrar following the relevant Conversion Date deliver such new Bond to the Bondholder at the specified office of the Registrar or (at the risk and, if mailed at the request of the Bondholder otherwise than by ordinary mail, at the expense of the Bondholder) mail the new Bond by uninsured mail to such address as the Bondholder may request.

Without prejudice to Condition 8(c), a Conversion Right may not be exercised by a Bondholder in circumstances where the relevant Conversion Date would fall during the period commencing on the Record Date in respect of any payment of interest on the Bonds and ending on the relevant Interest Payment Date (both days inclusive).

By exercising a Conversion Right, a Bondholder (or, in the case of the exercise of Conversion Rights by the Trustee pursuant to Condition 8(c) of the Bonds, the Trustee) will be deemed, subject to and in accordance with the Articles of the Issuer, to have made a Share Exchange Call applicable to the Preference Shares arising on the exercise of such Conversion Right, and the Issuer will procure that such Preference Shares are immediately, following the issue of such Preference Shares to the Bondholder or his nominee (or to the Trustee or as the Trustee directs, as the case may be), exchanged, in accordance with the Articles of the Issuer, for Ordinary Shares on or as at the relevant Conversion Date (without any further action being required to be taken by any Bondholder or the Trustee). Each of the Issuer and the Guarantor is entitled (at its own expense) to do all such things and make all such entries in the Issuer’s and the Guarantor’s respective register of members and execute all such documents, whether on behalf of the relevant Bondholders or otherwise, (including the execution of such instruments of transfer on behalf of the relevant Bondholders) as may be necessary to effect such exchange of Preference Shares for Ordinary Shares.

(b)	Procedure for Conversion

The Conversion Right attaching to any Bond may be exercised by delivering the relevant Bond to the specified office of any Paying, Transfer, Conversion and Exchange Agent or the Registrar during its usual business hours, accompanied by a duly completed and signed notice of conversion (a “Conversion Notice”) in the form (for the time being current) obtainable from any Paying, Transfer, Conversion and Exchange Agent or the Registrar. Delivery as aforesaid shall not be required in the case of the Trustee exercising rights of conversion pursuant to Condition 8(c). Conversion Rights

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shall be exercised subject in each case to any applicable fiscal or other laws or regulations applicable in the jurisdiction in which the specified office of the Paying, Transfer, Conversion and Exchange Agent or the Registrar to whom the relevant Conversion Notice is delivered is located.

The conversion date in respect of a Bond (the “Conversion Date”) shall be the London business day immediately following the date of such delivery and, if applicable, any payment to be made or indemnity given under these Conditions in connection with the exercise of such Conversion Right or, in the case of the Trustee exercising rights of conversion pursuant to Condition 8(c), the relevant redemption date, save that for the purposes of calculating the amount of interest payable in such circumstances pursuant to Condition 8(c), the Conversion Date shall mean the date which would have been the Conversion Date had Conversion Rights been exercised by holders of the relevant Unexercised Bonds (as defined in Condition 8(c)) on the last day of the relevant period for exercise of Conversion Rights by such holders pursuant to Condition 8(a). A Conversion Notice once delivered shall be irrevocable.

A Bondholder exercising a Conversion Right or the Trustee exercising its rights of conversion under Condition 8(c) must pay (in the case of the Trustee by means of deduction from the net proceeds of sale referred to in Condition 8(c)) any taxes and capital, stamp, issue and registration duties arising on the relevant conversion (except any taxes or capital duties or stamp duties payable in Jersey or the United Kingdom by the Issuer or the Guarantor in respect of the allotment and issue of Ordinary Shares on conversion other than any stamp duty or stamp duty reserve tax that arises under Sections 67, 70, 93 or 96 of the Finance Act 1986) and such Bondholder or the Trustee (as the case may be) must pay (in the case of the Trustee, by way of deduction from the net proceeds of sale as aforesaid) all, if any, taxes arising by reference to any disposal or deemed disposal of a Bond or Preference Share in connection with such conversion.

Neither the Preference Shares nor the Ordinary Shares will be available for issue (i) to, or to a nominee for, Euroclear, Clearstream, Luxembourg, First Chicago Clearing Center or any other person providing a clearance service within the meaning of Section 96 of the Finance Act 1986 of the United Kingdom or (ii) to a person, or nominee or agent for a person, whose business is or includes issuing depositary receipts within the meaning of Section 93 of the Finance Act 1986 of the United Kingdom, in each case at any time prior to the “abolition day” as defined in Section 111(1) of the Finance Act 1990 of the United Kingdom.

Ordinary Shares to be issued on exchange of the Preference Shares arising on conversion of the Bonds will be allotted and issued in uncertificated form by the Guarantor through the dematerialised securities trading system generated by CRESTCo Limited, known as CREST, unless the Bondholder elects to hold the Ordinary Shares in certificated registered form or, at the time of issuance, the Ordinary Shares are not a participating security in CREST. Certificates for Ordinary Shares issued on conversion (if Ordinary Shares are in certificated form) will be dispatched by mail free of charge (but uninsured and at the risk of the person entitled thereto) within one month after the Conversion Date.

(c)	Automatic Conversion on Redemption

The Trust Deed provides that the Trustee may (other than in circumstances where the Issuer has elected to exercise the Share Settlement Option in accordance with Condition 9), at its absolute discretion (and without any responsibility for any loss occasioned thereby), within the period commencing on the date six calendar days immediately prior to, and ending at the close of business on the London business day immediately prior to, the date fixed for redemption from time to time of any of the Bonds (including any redemption under Condition 9(b)), elect by notice in writing to the Issuer to convert the aggregate principal amount of Bonds due for redemption on such date and in respect of which Conversion Rights have not been exercised (“Unexercised Bonds”) into Preference Shares on the applicable Conversion Date if all necessary consents (if any) have been obtained and the Trustee is satisfied or is advised by an independent investment bank of international repute in London appointed by the Trustee that the net proceeds of an immediate sale of the Ordinary Shares arising on the exchange of such Preference Shares at the Exchange Price on the applicable Conversion Date (disregarding any liability (other than a liability of the Trustee) to taxation or the payment of any capital, stamp, issue or registration duties consequent thereon) would be likely to exceed by 5 per cent, or more the amount of redemption moneys and interest which would otherwise be payable in respect of such Unexercised Bonds.

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Save as provided in Condition 8(d), no interest shall accrue from the Interest Payment Date immediately preceding the Conversion Date (or if such date falls before the first Interest Payment Date, since the Issue Date) in respect of such Unexercised Bonds in respect of which the Trustee’s conversion election as aforesaid shall have been made.

All of the Ordinary Shares issued on such conversion and exchange shall be sold by, or on behalf of, the Trustee as soon as practicable, and (subject to any necessary consents being obtained and to the deduction by the Trustee of any amount which it determines to be payable in respect of its liability to taxation and the payment of any capital, stamp, issue or registration duties (if any) and any costs incurred by the Trustee in connection with the allotment and sale thereof) the net proceeds of sale together with accrued interest (if any) in respect of such Unexercised Bonds shall if not in US dollars be converted into US dollars in such manner and at such time and at such rates as the Trustee shall consider appropriate and shall be held by the Trustee and distributed rateably to the holders of such Unexercised Bonds in accordance with Condition 10. If the date fixed for redemption in respect of such Unexercised Bonds falls during a period commencing on an Interest Payment Date and ending on the date falling seven calendar days after such Interest Payment Date (both dates inclusive) a sum equal to the interest payable on that Interest Payment Date in respect of such Unexercised Bonds and which has been paid to the holders thereof will be deducted from the net proceeds of sale payable to the relevant holder and shall be paid to the Issuer. The amount of such net proceeds of sale payable to a holder of Unexercised Bonds pursuant to this Condition 8(c) shall be treated for all purposes as the full amount due from the Issuer in respect of the Unexercised Bonds.

The Trustee shall have no liability in respect of the exercise or non-exercise of its discretion pursuant to this Condition 8(c) or the timing of such exercise or, where relevant, in respect of any sale of Ordinary Shares or conversion of any amounts into US dollars, whether for the timing of any such sale or conversion or the price at which any such Ordinary Shares are sold or the rate at which any such amounts are converted into US dollars, or the inability to sell any such Ordinary Shares or make such conversion or otherwise.

(d)	Interest on Conversion

If any notice requiring the redemption of any Bonds is given pursuant to Condition 9(b) or 9(c) on or after the fifteenth London business day prior to a record date which has occurred since the last Interest Payment Date (or in the case of the first Interest Period, since the Issue Date) (whether such notice is given before, on or after such record date) in respect of any dividend or distribution payable in respect of the Ordinary Shares where such notice specifies a date for redemption falling on or prior to the date which is 14 calendar days after the Interest Payment Date next following such record date, interest shall accrue on Bonds in respect of which Conversion Rights shall have been exercised or in respect of which the Trustee shall have exercised its rights of conversion pursuant to Condition 8(c) and in any such case in respect of which the Conversion Date falls after such record date and on or prior to the Interest Payment Date next following such record date, in each case from the preceding Interest Payment Date (or, if such Conversion Date falls before the first Interest Payment Date, from the Issue Date) to such Conversion Date.

Any such interest shall be paid by the Issuer not later than 14 calendar days after the relevant Conversion Date by US dollar cheque drawn on, or by transfer to, a US dollar account maintained with a branch of a bank in New York City in accordance with instructions given by the relevant Bondholder or, in the case of the exercise of such rights by the Trustee, the Trustee.

(e)	Change of Control

Following the occurrence of a Relevant Event the Issuer shall give written notice thereof to Bondholders in accordance with Condition 18 (which shall include notice of the Exchange Price applicable in consequence of the Relevant Event, as adjusted where appropriate under the provisions of the Articles of the Issuer) within 14 calendar days of the first day on which it becomes so aware, which notice shall contain a statement informing Bondholders of their entitlement to exercise their Conversion Rights as provided in these Conditions. Upon any exercise of Conversion Rights within 60 calendar days following a Relevant Event or, if later, 60 calendar days following the date on which notice thereof is given, the Exchange Price shall be as set out in the Articles of the Issuer, but in each case adjusted, if appropriate, under the provisions of the Articles of the Issuer.

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(f)	Ordinary Shares

(i)	The Guarantor undertakes that it will procure that Ordinary Shares allotted on exchange for the Preference Shares will be fully paid and will rank pari passu in all respects with the fully paid Ordinary Shares in issue on the Conversion Date, except that the Ordinary Shares so allotted will not rank for any dividend or other distribution declared, paid or made by reference to a record date prior to such Conversion Date.

(ii)	Save as provided in Condition 8(d), no payment or adjustment shall be made on conversion for any interest which otherwise would have accrued on the relevant Bonds since the Interest Payment Date immediately preceding the Conversion Date relating to such Bonds (or, if such Conversion Date falls before the first Interest Payment Date, since the Issue Date).

(g)	Preference Shares

(i)	Preference Shares allotted pursuant to these Conditions will be fully paid and will rank pari passu with all (if any) fully paid Preference Shares in issue on the Conversion Date.

(ii)	Preference Shares will be allotted prior to the allotment of the Ordinary Shares for which they are exchangeable and will be allotted as of the relevant Conversion Date and will be allotted (i) to the holder of the Bond completing the relevant Conversion Notice or (ii) to the Trustee or as the Trustee may direct (in the case of an exercise by the Trustee of its rights pursuant to Condition 8(c) and where Condition 7(b) applies).

9	Redemption and Purchase

(a)	No Fixed Redemption Date

The Bonds are perpetual securities in respect of which there is no fixed redemption date and the Issuer shall (subject to the provisions of Condition 2 and without prejudice to the provisions of Condition 11) only have the right to repay them in accordance with the following provisions of this Condition 9.

(b)	Redemption at the Option of the Issuer

On giving not less than 30 nor more than 90 days’ notice to the Trustee and the Bondholders in accordance with Condition 18, the Issuer:

(i)	may at any time on or after 10 July 2009, provided that the average of the middle market quotations of an Ordinary Share as derived from the Relevant Stock Exchange for each of the dealing days within the 30-day period ending on the fifth day prior to the date on which the relevant Share Settlement Option Notice is given to Bondholders (as provided below) shall have been at least 130 per cent, of the average of the Exchange Price (as adjusted) in effect (or deemed to be in effect) on each such dealing day, redeem all, but not some only, of the Bonds for the time being outstanding by exercising its Share Settlement Option as described in Condition 9(g). To exercise its Share Settlement Option, the Issuer shall give a notice to such effect (the “Share Settlement Option Notice”) to Bondholders in accordance with Condition 18; or

(ii)	may at any time redeem all but not some only of the Bonds for the time being outstanding at their principal amount together with interest accrued to the date fixed for redemption if, prior to the date of such notice, Conversion Rights shall have been exercised and/or purchases (and corresponding cancellations) have been effected in respect of 85 per cent, or more in principal amount of the Bonds originally issued, together with interest accrued to the date fixed for redemption; or

(iii)	may at any time after the First Reset Date redeem all but not some only of the Bonds for the time being outstanding at their principal amount together with interest accrued to the date fixed for redemption.

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For the purposes of the above, if on any dealing day in such 30-day period as mentioned above the Ordinary Shares shall have been quoted cum-dividend then the middle market quotation on each dealing day on which the Ordinary Shares shall have been quoted “cum-dividend” shall be deemed to be the amount thereof reduced by an amount equal to the amount of that dividend per Ordinary Share (excluding any associated tax credit and less the tax (if any) falling to be deducted on payment thereof to a resident of the United Kingdom).

(c)	Redemption at the Option of the Bondholders

Following the occurrence of a Relevant Event, the holder of each Bond will have the right to require the Issuer to redeem that Bond on the Relevant Event Put Date (as defined below) at its principal amount together with accrued interest. To exercise such right, the holder of the relevant Bond must present such Bond at the specified office of the Registrar together with a duly completed and signed notice of exercise, in the form for the time being current, obtainable from the specified office of any Paying, Transfer, Conversion and Exchange Agent or the Registrar (“Relevant Event Put Exercise Notice”) by not later than 60 calendar days following a Relevant Event or, if later, 60 calendar days following the date upon which notice thereof is given to Bondholders by the Issuer or the Guarantor pursuant to Condition 8(e) and in accordance with Condition 18. The “Relevant Event Put Date” shall be the fourteenth calendar day after the expiry of such period of 60 calendar days as referred to above. Payment in respect of any such Bond shall be made by transfer to a US dollar account with a branch of a bank in New York City specified in the applicable Relevant Event Put Exercise Notice. A Relevant Event Put Exercise Notice, once delivered, shall be irrevocable and the Issuer shall redeem all Bonds the subject of Relevant Event Put Exercise Notices delivered as aforesaid on the Relevant Event Put Date. The Trustee shall not be required to take any steps to ascertain whether a Relevant Event or any event which could lead to the occurrence of a Relevant Event has occurred. The Issuer shall give notice to Bondholders and the Trustee by not later than 14 calendar days following the first day on which it becomes aware of the occurrence of a Relevant Event, which notice shall specify the procedure for exercise by holders of their rights to require redemption of the Bonds pursuant to this Condition 9(c).

(d)	Purchase

Subject to the requirements (if any) of the London Stock Exchange and the UK Listing Authority and any other stock exchange on which the Bonds may be listed at the relevant time, the Issuer or the Guarantor or any Subsidiary of the Issuer or the Guarantor or any holding company of the Issuer or the Guarantor (within the meaning of Section 736 of the Companies Act 1985) may at any time purchase Bonds in the open market or otherwise at any price and such Bonds may be retained for the account of the relevant purchaser or resold or otherwise dealt with at its discretion. Any purchase by tender shall be made available to all Bondholders alike. The Bonds so purchased, while held by or on behalf of the Issuer, the Guarantor or any such Subsidiary as holding company, shall not entitle the holder to vote at any meetings of the Bondholders and shall not be deemed to be outstanding for the purposes of calculating quorums at meetings of the Bondholders or for the purposes of Condition 15.

(e)	Cancellation

All Bonds redeemed or converted will be cancelled forthwith and may not be reissued or resold. All Bonds purchased by or on behalf of the Issuer or the Guarantor may be surrendered for cancellation, by surrendering each such Bond to the Principal Paying, Transfer, Conversion and Exchange Agent and, if so surrendered, shall be cancelled forthwith (and may not be reissued or resold) and the obligations of the Issuer and the Guarantor in respect of any such Bonds shall be discharged.

(f)	Multiple Notices

If more than one notice of redemption is given pursuant to this Condition 9, the first of such notices to be given shall prevail.

(g)	Share Settlement Option

Subject to the Ordinary Shares being of a class of share admitted to the Official List of the UK Listing Authority and admitted to trading on the London Stock Exchange’s market for listed

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securities (or to any successor listing authority or other listing as the Trustee may approve) at the due date for redemption of a Bond, the Issuer may, in the circumstances referred to in Condition 9(b)(i) (but not otherwise), elect (the “Share Settlement Option”) by delivery of a Share Settlement Option Notice in the manner described in Condition 9(b)(i), to effect redemption in respect of such Bonds by:

(i)	delivering one fully paid Preference Share allotted at a price equal to the Paid-up Value for each US$1,000 principal amount of such Bond and procuring that such Preference Shares shall be exchanged immediately for such number of Ordinary Shares as is determined by dividing the Paid-up Value of the relevant Preference Share (translated into pounds sterling at the fixed rate of US$1.6776 = £1.00) by the Exchange Price prevailing on the Valuation Date (as defined below) and delivering such Ordinary Shares (the “Redemption Settlement Shares”) to the relevant Bondholder (or as the relevant Bondholder may direct in the Share Settlement Notice (as defined below));

(ii)	making payment of an amount (the “Cash Settlement Amount”) equal to the amount (if any) by which the principal amount of such Bond exceeds the product of the Market Value (as defined below) of an Ordinary Share on the date (the “Valuation Date”) falling three calendar days prior to the due date for redemption of such Bond multiplied by the whole number of Ordinary Shares deliverable in accordance with sub-paragraph (g)(i) above in respect of such Bond; and

(iii)	making payment in cash of any accrued and unpaid interest.

As used above, the “Market Value” of an Ordinary Share on the Valuation Date shall mean the Current Market Price with the substitution in the definition thereof of (1) a reference to 20 consecutive dealing days for the reference therein to periods of five consecutive dealing days, (2) a reference to the said 20 calendar day period for the reference therein to the said five calendar day period and (3) a reference to volume-weighted average for the reference therein to simple average of an Ordinary Share on the Valuation Date translated into US dollars at the US dollar/pounds sterling fixing exchange rate at noon appearing on or derived from Bloomberg on the Valuation Date or, if such rate is not available on such day, the rate determined as aforesaid on the previous day on which such rate is so available.

If the Issuer elects to redeem the Bonds pursuant to Condition 9(b)(i) and to exercise the Share Settlement Option with respect to Bonds, the following provisions shall apply:

(1)	In order to obtain delivery of the relevant Redemption Settlement Shares, the relevant Bondholder must deliver to any Paying, Transfer, Conversion and Exchange Agent at least 10 Business Days in the relevant place of delivery prior to the relevant redemption date (the“Notice Cut-off Date”), a duly completed notice substantially in the form set out in the Agency Agreement (the “Share Settlement Notice”), a copy of which may be obtained from the specified office of any Paying, Transfer, Conversion and Exchange Agent, together in each case with the relevant Bonds.

(2)	Subject as provided herein, the relevant Redemption Settlement Shares will be delivered in accordance with the instructions given in the Share Settlement Notice and the Cash Settlement Amount (if any) and any accrued and unpaid interest will be paid in accordance with Condition 10, in each case on the due date for redemption of such Bonds, provided the Share Settlement Notice and the relevant Bonds are delivered not later than the Notice Cut-off Date.

(3)	If the Share Settlement Notice and relevant Bonds are not delivered to a Paying, Transfer, Conversion and Exchange Agent on or before the Notice Cut-off Date, then the Cash Settlement Amount (if any) and any accrued and unpaid interest will be paid in accordance with Condition 10 on the due date for redemption of such Bonds and the relevant Redemption Settlement Shares will be delivered to the Trustee or as the Trustee may direct on such due date. All of such Redemption Settlement Shares shall be sold by, or on behalf of, the Trustee as soon as practicable, and (subject to any necessary consents being obtained and to the deduction by the Trustee of any amount which it determines to be payable in respect of its liability to taxation and the payment of any capital, stamp, issue or registration duties (if any) and any costs incurred by the Trustee in connection with the allotment and sale thereof) the net proceeds of sale shall, if not in US dollars, be converted

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into US dollars in such manner and at such time and at such rates as the Trustee shall consider appropriate and shall be held by the Trustee and distributed rateably to the holders of the relevant Bonds in accordance with Condition 10. The amount of such net proceeds of sale payable to a holder pursuant to this sub-paragraph (3) plus the Cash Settlement Amount (if any) and any accrued interest paid as aforesaid shall be treated for all purposes as the full amount due from the Issuer in respect of the relevant Bonds.

(4)	The Trustee shall have no liability in respect of the exercise or non-exercise of any discretion pursuant to sub-paragraph (3) above in respect of any sale of Redemption Settlement Shares or conversion of any amounts into US dollars, whether for the timing of any such sale or conversion or the price at which any such Redemption Settlement Shares are sold or the rate at which any such amounts are converted into US dollars, or the inability to sell any such Redemption Settlement Shares or make such conversion or otherwise.

(5)	Any Share Settlement Option Notice and any Share Settlement Notice shall be irrevocable. Failure properly to complete and deliver a Share Settlement Notice and deliver the relevant Bonds may result in such notice being treated as null and void and the Issuer shall be entitled to effect settlement in accordance with sub-paragraph (3) above. Any determination as to whether such notice has been properly completed and delivered as provided in the Conditions shall be made by the Issuer in its sole and absolute discretion and shall be conclusive and binding on the relevant Bondholders.

(6)	Ordinary Shares to be delivered pursuant to this Condition 9(g) shall be deemed to be registered as of the due date for redemption of the relevant Bond.

(7)	A Bondholder or the Trustee must pay (in the case of the Trustee by means of deduction from the net proceeds of sale referred to in sub-paragraph (3) above) any taxes and capital, stamp, issue and registration duties arising on the relevant delivery of Preference Shares or Ordinary Shares (other than any taxes or capital duties or stamp duties payable in Jersey or the United Kingdom by the Issuer or the Guarantor in respect of the allotment and issue of the Redemption Settlement Shares and the allotment, issue and exchange of the relative Preference Shares pursuant to this Condition 9(g), which shall be paid by the Issuer or the Guarantor, as the case may be (or in the case of the Issuer, by the Guarantor if the Issuer fails to do so)) and such Bondholder or the Trustee (as the case may be) must pay (in the case of the Trustee, by way of deduction from the net proceeds of sale as aforesaid) all, if any, taxes arising by reference to any disposal or deemed disposal of a Bond or Preference Share by a Bondholder in connection with such redemption.

(8)	Neither the Preference Shares nor the Redemption Settlement Shares will be available for issue (i) to, or to a nominee for, Euroclear, Clearstream, Luxembourg, First Chicago Clearing Center or any other person providing a clearance service within the meaning of Section 96 of the Finance Act 1986 of the United Kingdom or (ii) to a person, or nominee or agent for a person, whose business is or includes issuing depositary receipts within the meaning of Section 93 of the Finance Act 1986 of the United Kingdom, in each case at any time prior to the “abolition day” as defined in Section 111(1) of the Finance Act 1990 of the United Kingdom.

(9)	Redemption Settlement Shares will be issued in uncertificated form through the dematerialised securities trading system generated by CRESTCo Limited, known as CREST, unless the holder of such beneficial interests elects to hold the Redemption Settlement Shares in certificated registered form or, at the time of issuance, the Ordinary Shares are not a participating security in CREST.

(10)	The Guarantor undertakes that it will procure that Redemption Settlement Shares will be fully paid and will rank pari passu in all respects with the fully paid Ordinary Shares in issue on the due date for redemption of the relevant Bond, except that the Ordinary Shares so allotted will not rank for any dividend or other distribution or grant of rights declared, paid or made by reference to a record date prior to such date.

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10	Payments

(a)	Principal

Payments of principal or the net proceeds of any sale of Ordinary Shares pursuant to Condition 8(c) or any Cash Settlement Amount or accrued interest payable on a redemption of the Bonds pursuant to Condition 9(b) or 9(c) or on a repayment of the Bonds pursuant to Condition 11 other than on an Interest Payment Date will be made to the persons shown on the Register at close of business on the Record Date and subject to surrender of the Bonds at the specified office of the Registrar or any of the Paying, Transfer, Conversion and Exchange Agents.

(b)	Interest and other Amounts

(i)	Payments of interest due on an Interest Payment Date will be made to the persons shown in the Register at close of business on the Record Date.

(ii)	Payments of all amounts other than as provided in Conditions 10(a) and (b)(i) will be made as provided in these Conditions.

(c)	Record Date

“Record Date” means the seventh London business day before the due date for the relevant payment.

(d)	Payments

Each payment in respect of the Bonds pursuant to Conditions 10(a) and (b)(i) will be made by United States dollar cheque drawn on a branch of a bank in New York City mailed to the holder of the relevant Bond at his address appearing in the Register. However, upon application by the holder to the specified office of the Registrar or any Paying, Transfer, Conversion and Exchange Agent not less than 15 calendar days before the due date for any payment in respect of a Bond, such payment may be made by transfer to a United States dollar account maintained by the payee with a bank in New York City.

Where payment is to be made by cheque, the cheque will be mailed, on the Payment business day (as defined below) preceding the due date for payment or, in the case of payments referred to in Condition 10(a), if later, on the Payment business day (as defined below) on which the relevant Bond is surrendered as specified in Condition 10(a) (at the risk and, if mailed at the request of the holder otherwise than by ordinary mail, expense of the holder).

(e)	Payments subject to fiscal laws

All payments are subject in all cases to any applicable fiscal or other laws and regulations, but without prejudice to the provisions of Condition 12. No commissions or expenses shall be charged to the Bondholders in respect of such payments.

(f)	Paying, Transfer, Conversion and Exchange Agents

The initial Paying, Transfer, Conversion and Exchange Agents and the Registrar and their initial specified offices are listed below. The Issuer and the Guarantor reserve the right at any time with the approval of the Trustee to vary or terminate the appointment of any Paying, Transfer, Conversion and Exchange Agent or the Registrar and appoint additional or other Paying, Transfer, Conversion and Exchange Agents or another Registrar, provided that they will maintain (i) a Principal Paying, Transfer, Conversion and Exchange Agent, (ii) Paying, Transfer, Conversion and Exchange Agents having specified offices in London (so long as the Bonds are listed on the Official List of the UK Listing Authority and admitted to trading on the London Stock Exchange’s market for listed securities) and New York City and (iii) maintain a Registrar with a specified office outside the United Kingdom. Notice of any change in the Paying, Transfer, Conversion and Exchange Agents or Registrar or their specified offices will promptly be given to the Bondholders.

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(g)	Delay in payment

Bondholders will not be entitled to any interest or other payment for any delay after the due date in receiving the amounts due (i) as a result of the due date not being a Payment business day (as defined below), (ii) if the Bondholder is late in surrendering the relevant Bond or (iii) if a cheque mailed in accordance with this Condition arrives after the date for payment.

(h)	Payment Business Days

In this Condition, “Payment business day” means any day (other than a Saturday or Sunday) on which banks and foreign exchange markets are open for business in New York City and London and, in the case of presentation or surrender of a Bond, in the place of the specified office of the Registrar or relevant Paying, Transfer, Conversion and Exchange Agent, to whom the relevant Bond is presented or surrendered.

11	Events of Default

The Trustee at its discretion may, and if so requested in writing by the holders of at least one-quarter in principal amount of the Bonds then outstanding or if so directed by an Extraordinary Resolution of the Bondholders shall, subject in each case to being indemnified to its satisfaction, (but, in the case of the happening of any of the events mentioned in sub-paragraphs (b), (d), (e), (f) and (g) below, only if the Trustee shall have certified in writing to the Issuer that such event is, in its opinion, materially prejudicial to the interests of the Bondholders), give notice to the Issuer that the Bonds are, and they shall accordingly thereby forthwith become, immediately due and repayable at their principal amount together with accrued interest (as provided in the Trust Deed) if any of the following events (each an “Event of Default”) shall have occurred (unless such Event of Default has been remedied to the satisfaction of the Trustee):

(a)	if default is made for a period of 14 calendar days or more in the payment of any principal due in respect of the Bonds or any of them pursuant to Condition 9 or 21 calendar days or more in the payment of any interest due in respect of the Bonds or any of them (subject to Conditions 6 and 7); or

(b)	if the Issuer or the Guarantor fails to perform or observe any of its other obligations under the Bonds or the Trust Deed and (except where the Trustee shall have certified to the Issuer or the Guarantor, as the case may be, in writing that it considers such failure to be incapable of remedy in which case no such notice or continuation as is hereinafter mentioned will be required) such failure continues for the period of 60 calendar days (or such longer period as the Trustee may in its absolute discretion permit) next following the service by the Trustee of notice on the Issuer or the Guarantor requiring the same to be remedied; or

(c)	if any order made by any competent court or any resolution shall be passed for the winding up or dissolution of the Issuer or the Guarantor, save for the purpose of amalgamation, merger, consolidation, reorganisation, reconstruction or other similar arrangement on terms previously approved in writing by the Trustee (such approval not to be unreasonably withheld or delayed having regard to the interests of the Bondholders) or by an Extraordinary Resolution of the Bondholders; or

(d)	if any order shall be made by any competent court or any resolution shall be passed for the winding up or dissolution of a Principal Subsidiary, save for the purposes of amalgamation, merger, consolidation, reorganisation, reconstruction or other similar arrangement (A) not involving or arising out of the insolvency of such Principal Subsidiary and under which all the surplus assets of such Principal Subsidiary are transferred to the Issuer, the Guarantor or any of the Guarantor’s other Subsidiaries (other than an Excluded Subsidiary) or (B) the terms of which have previously been approved in writing by the Trustee (such approval not to be unreasonably withheld or delayed having regard to the interests of Bondholders) or by an Extraordinary Resolution of the Bondholders; or

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(e)	if the Issuer, the Guarantor or any Principal Subsidiary shall cease to carry on the whole or substantially the whole of its business (which, for the avoidance of doubt, is, in the case of the Guarantor, its operation as a holding company), save:

(i)	in each case for the purpose of amalgamation, merger, consolidation, reorganisation, reconstruction or other similar arrangement (A) not involving or arising out of the insolvency of the Issuer, the Guarantor or such Principal Subsidiary and under which all or substantially all of its assets are transferred to another member or members of the Group (other than an Excluded Subsidiary) or to a transferee or transferees which is or are, or immediately upon such transfer become(s), a member or members of the Group (other than an Excluded Subsidiary), or (B) the terms of which have previously been approved in writing by the Trustee or by an Extraordinary Resolution of the Bondholders; or

(ii)	in each case where there is a disposal of Scottish Power UK plc or a Principal Subsidiary or the business of any Principal Subsidiary under which all or substantially all of its assets are transferred to a third party or parties (whether associates or not) for full consideration, by the Issuer, the Guarantor or a member or members of the Group (other than an Excluded Subsidiary) on an arm’s length basis, provided that if neither the Guarantor nor any Subsidiary Undertaking holds a Relevant Licence, the Guarantor shall be deemed to have ceased to carry on the whole or substantially the whole of its business (and neither of exceptions (i)(A) or (ii) shall apply); or

(f)	if the Issuer, the Guarantor or any Principal Subsidiary shall suspend or announce its intention to suspend payment of its debts generally or shall be declared or adjudicated by a competent court to be unable, or shall admit in writing its inability, to pay its debts generally (within the meaning of Section 123(1) or (2) of the Insolvency Act 1986) as they fall due, or shall be adjudicated or found insolvent by a competent court or shall enter into any composition or other similar arrangement with its creditors generally under Section 1 of the Insolvency Act 1986; or

(g)	if a receiver, administrative receiver, administrator or other similar official shall be appointed in relation to the Issuer, the Guarantor or any Principal Subsidiary or in relation to the whole or a substantial part of the undertaking or assets of any of them or a distress, execution or other process shall be levied or enforced upon or sued out against, or any encumbrancer shall take possession of, the whole or a substantial part of the assets of any of them and in any of the foregoing cases it or he shall not be paid out or discharged within 90 calendar days (or such longer period as the Trustee may in its absolute discretion permit); or

(h)	the Bond Guarantee is not (or is claimed by the Guarantor not to be) in full force and effect.

For the purposes of sub-paragraph (f) above, Section 123(l)(a) of the Insolvency Act 1986 shall have effect as if for “£750” there was substituted “£500,000”. Neither the Issuer, the Guarantor nor any Principal Subsidiary shall be deemed to be unable to pay its debts for the purposes of sub-paragraph (f) above if any such demand as is mentioned in Section 123(l)(a) of the Insolvency Act 1986 is being contested in good faith by the Issuer or the relevant Principal Subsidiary with recourse to all appropriate measures and procedures or if any such demand is satisfied before the expiration of such period as may be stated in any notice given by the Trustee under this Condition.

12	Taxation

All payments in respect of the Bonds and the Bond Guarantee will be made without withholding of or deduction for taxation unless the withholding or deduction is required by law, in which case the relevant payment will be made subject to such withholding or deduction. Neither the Issuer nor the Guarantor will be required to pay any additional or further amounts in respect of such withholding or deduction.

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13	Undertakings

(a)	Deed Poll

Whilst any Bond remains outstanding, the Guarantor will, save with the approval of an Extraordinary Resolution (as defined in the Trust Deed) of the Bondholders or the prior written approval of the Trustee where, in the Trustee’s opinion, it is not materially prejudicial to the interests of the Bondholders to give such approval or, in the case of an amendment to the Deed Poll, unless the modification is agreed by the Trustee as provided in Condition 15, perform all of its obligations under, and not make any amendment to, the Deed Poll.

(b)	Undertakings of the Guarantor

Whilst any Conversion Right remains exercisable or any Share Exchange Call remains to be satisfied, the Guarantor will, save with the approval of an Extraordinary Resolution (as defined in the Trust Deed) or with the approval of the Trustee where, in its opinion, it is not materially prejudicial to the interests of the Bondholders to give such approval:

(i)	subject to Condition 7(d), at all times keep available for issue free from pre-emptive rights out of its authorised but unissued capital such number of Ordinary Shares as would enable the obligation of the Issuer to procure that Preference Shares be exchanged for Ordinary Shares pursuant to the making of a Share Exchange Call and all rights of subscription and exchange for and conversion into Ordinary Shares to be satisfied in full and to take all actions necessary to effect the issue and allotment of Ordinary Shares at the times and in the manner set out in the Articles of the Issuer;

(ii)	not issue or pay up any securities, in either case by way of capitalisation of profits or reserves, other than (i) by the issue of fully paid Ordinary Shares to the Shareholders and other holders of shares in the capital of the Guarantor which by their terms entitle the holders thereof to receive Ordinary Shares on a capitalisation of profits or reserves or (ii) by the issue of Ordinary Shares paid up in full out of profits or reserves (in accordance with applicable law) and issued wholly, ignoring fractional entitlements, in lieu of the whole or part of a cash dividend or (iii) by the issue of fully paid equity share capital (other than Ordinary Shares) to the holders of equity share capital of the same class and other holders of shares in the capital of the Guarantor which by their terms entitle the holders thereof to receive equity share capital (other than Ordinary Shares) on a capitalisation of profits or reserves, unless in any such case, the same gives rise (or would, but for the fact that the adjustment would be less than one per cent. of the Exchange Price then in effect, give rise) to an adjustment of the Exchange Price in accordance with the terms of the Articles of the Issuer;

(iii)	not in any way modify the rights attaching to the Ordinary Shares with respect to voting, dividends or liquidation nor issue any other class of equity share capital carrying any rights which are more favourable than such rights but so that nothing in this Condition 13 (b)(iii) shall prevent (1) the issue of any equity share capital to employees (including directors holding executive office) whether of the Guarantor or any of its subsidiary or associated companies by virtue of their office or employment pursuant to any scheme or plan approved by the Guarantor in general meeting or which is established pursuant to such a scheme or plan which is or has been so approved, or (2) any consolidation or subdivision of the Ordinary Shares or the conversion of any Ordinary Shares into stock or vice versa or (3) any modification of such rights which is not determined by an Independent Financial Adviser to be materially prejudicial to the interests of the holders of the Bonds or (4) without prejudice to any rule of law or legislation (including regulations made under Section 207 of the Companies Act 1989 or any other provision of that or any other legislation), the conversion of Ordinary Shares into, or the issue of any Ordinary Shares in, uncertificated form (or the conversion of Ordinary Shares in uncertificated form into certificated form) or the amendment of the Articles of Association of the Guarantor to enable title to securities of the Guarantor (including Ordinary Shares) to be evidenced and transferred without a written instrument or any other alteration to the Articles of Association of the Guarantor made in connection with

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the matters described in this Condition 13 or which is supplemental or incidental to any of the foregoing (including any amendment made to enable or facilitate procedures relating to such matters and any amendment dealing with the rights and obligations of holders of securities, including Ordinary Shares, dealt with under such procedures) or (5) any issue of equity share capital where the issue of such equity share capital results or would, but for the fact that the adjustment would be less than one per cent. of the Exchange Price then in effect or that the consideration per Ordinary Share receivable therefor (as described in the Articles of the Issuer) is at least 95 per cent. of the Current Market Price per Ordinary Share otherwise result in an adjustment of the Exchange Price or (6) any issue of equity share capital or modification of rights attaching to the Ordinary Shares where prior thereto the Guarantor shall have instructed a firm of accountants or an independent investment bank of international repute in London (acting as experts) in each case selected by it and approved in writing by the Trustee to determine what (if any) adjustments should be made to the Exchange Price as being fair and reasonable to take account thereof and such firm of accountants or investment bank shall have determined in accordance with the Articles of the Issuer either that no adjustment is required or that an adjustment resulting in a reduction of the Exchange Price is required and, if so, the new Exchange Price as a result thereof and the basis upon which such adjustment is to be made and, in any such case, the date on which the adjustment shall take effect (and so that the adjustment shall be made and shall take effect accordingly);

(iv)	procure that no securities (whether issued by the Guarantor or any of its Subsidiaries or procured by the Guarantor or any of its Subsidiaries to be issued) issued without rights to convert into or exchange or subscribe for Ordinary Shares or purchase shall subsequently be granted such rights exercisable at a consideration per Ordinary Share which is less than 95 per cent. of the Current Market Price per Ordinary Share at close of business on the last dealing day preceding the date of the announcement of the proposed inclusion of such rights unless the same gives rise (or would, but for the fact that the adjustment would be less than one per cent. of the Exchange Price then in effect, give rise) to an adjustment of the Exchange Price and that at no time shall there be in issue Ordinary Shares of differing nominal values, save where such Ordinary Shares have the same economic rights;

(v)	not make any issue, grant or distribution or take any other action if the effect thereof would be that, on the conversion of Bonds, Ordinary Shares would (but for the provisions of the Articles of the Issuer) have to be issued at a discount or otherwise could not, under any applicable law then in effect, be legally issued as fully paid;

(vi)	not reduce its issued share capital, share premium account or capital redemption reserve or any uncalled liability in respect thereof except (a) pursuant to the terms of issue of the relevant share capital or (b) by means of a purchase or redemption of share capital of the Guarantor to the extent permitted by applicable law or which would not constitute a Capital Distribution as permitted by Section 130(2) of the Companies Act 1985 or (c) a reduction of the share premium account to facilitate the writing off of goodwill arising on consolidation which requires the confirmation of the High Court and which does not involve the return, either directly or indirectly, of an amount standing to the credit of the share premium account of the Guarantor and in respect of which the Guarantor shall have tendered to the High Court such undertaking as it may require prohibiting, so long as any of the Bonds remains outstanding, the distribution (except by way of capitalisation issue) of any reserve which may arise in the books of the Guarantor as a result of such reduction or (d) where the reduction does not involve any distribution of assets and is effected by way of cancellation for the purposes of a scheme of arrangement pursuant to Section 425 of the Companies Act 1985 or (e) solely in relation to a change in the currency in which the nominal value of the Ordinary Shares is expressed or (f) by way of transfer of reserves as permitted under applicable laws and/or (g) where the reduction results in (or would, but for the fact that the adjustment would be less than one per cent, of the Exchange Price then in effect, result in) an adjustment to the Exchange Price;

(vii)	if any offer is made to all (or as nearly as may be practicable all) Shareholders (or all (or as nearly as may be practicable all) such Shareholders other than the offeror and/or any associates of the offeror (as defined in Section 430E(4) of the Companies Act 1985 or any modification or re-enactment thereof)) to acquire all or a majority of the issued ordinary share

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capital of the Guarantor, or if any person proposes a scheme with regard to such acquisition, give notice of such offer or scheme to the Bondholders at the same time as any notice thereof is sent to its Shareholders (or as soon as practicable thereafter) that details concerning such offer or scheme may be obtained from the specified offices of the Paying, Transfer, Conversion and Exchange Agents and the Registrar and, where such an offer or scheme has been recommended by the Board of Directors of the Guarantor, or where such an offer has become or been declared unconditional in all respects, use its reasonable endeavours to procure that a like offer or scheme is extended to the holders of any Ordinary Shares issued during the period of the offer or scheme arising out of the exercise of the Conversion Rights and/or to the holders of the Bonds;

(viii)	use all reasonable endeavours to ensure that the Ordinary Shares issued upon exchange of any Preference Shares will be admitted to the Relevant Stock Exchange and will be listed, quoted or dealt in on any other stock exchange or securities market on which the Ordinary Shares may then be listed or quoted or dealt in; and

(ix)	be the beneficial owner of the nominal share capital of the Issuer.

For the above purposes in relation to the Guarantor, “ordinary share capital” has the meaning ascribed to it in Section 832 of the Income and Corporation Taxes Act 1988 and “equity share capital” has the meaning ascribed to it in Section 744 of the Companies Act 1985.

(c)	Undertakings of the Issuer and the Guarantor

Whilst any Bond remains outstanding, the Issuer will, and the Guarantor will procure that the Issuer will, save with the approval of an Extraordinary Resolution or with the prior written approval of the Trustee where, in the Trustee’s opinion, it is not materially prejudicial to the interests of the Bondholders to give such approval:

(i)	comply with its obligations under the Articles of the Issuer and not make any amendment to the Articles of the Issuer which would vary, abrogate or modify the rights appertaining to the Preference Shares;

(ii)	keep available for issue free from pre-emptive rights out of its authorised but unissued capital such number of Unclassified Shares as would enable all the unexercised Conversion Rights and any other rights of conversion into, subscription for and exchange into Preference Shares to be satisfied in full; and

(iii)	not issue any other share capital with rights which are more favourable than the rights attaching to the Preference Shares as respects dividends or payment of the Paid-up Value thereof or on a return of capital or otherwise, provided that the creation or issue of any class of share capital ranking junior to or pari passu with the Preference Shares as respects rights to dividends and to payment of the Paid-up Value thereof on a return of capital or otherwise shall be deemed not to be a variation, abrogation or modification of the rights appertaining to the Preference Shares.

14	Prescription

Claims in respect of Bonds will become prescribed unless presented for payment as required by Condition 10 within 10 years (in the case of principal) and five years (in the case of interest), from the Relevant Date (as defined in Condition 23).

15	Meetings of Bondholders, Modification, Waiver and Substitution

(a)	Meetings

The Trust Deed contains provisions for convening meetings of Bondholders to consider any matter affecting their interests including the modification by Extraordinary Resolution (as defined in the Trust Deed) of these Conditions or other provisions of the Trust Deed, the Deed Poll or the Articles of the Issuer (in the case of the Articles of the Issuer which would vary, abrogate or modify the

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rights appertaining to the Preference Shares). The quorum at any such meeting for passing an Extraordinary Resolution will be one or more persons holding or representing a clear majority in principal amount of the Bonds for the time being outstanding, or at any adjourned such meeting one or more persons being or representing Bondholders whatever the principal amount of the Bonds so held or represented, except that at any meeting the business of which includes the modification of certain of these Conditions, or certain provisions of the Trust Deed, the Deed Poll or the Articles of the Issuer (including, inter alia, those relating to status, conversion and exchange terms and the currency, amount (but not to increase such amount) and the due date of payment of redemption moneys and interest or other amount in respect of the Bonds), the quorum will be one or more persons holding or representing not less than two-thirds, or at any adjourned such meeting not less than one-third, in principal amount of the Bonds for the time being outstanding. An Extraordinary Resolution passed at any meeting of Bondholders will be binding on all Bondholders, whether or not they are present at the meeting.

(b)	Modification and Waiver

The Trustee may agree, without the consent of the Bondholders, to (i) any modification to these Conditions or to the provisions of the Trust Deed, the Deed Poll or the Articles of the Issuer (in the case of the Articles of the Issuer which would vary, abrogate or modify the rights appertaining to the Preference Shares) which in its opinion is of a formal, minor or technical nature or to correct a manifest or proven error or (ii) any other modification which in its opinion is not materially prejudicial to the interests of the Bondholders. The Trustee may also agree without the consent of the Bondholders to the waiver or authorisation of any breach or proposed breach of any of the provisions of the Trust Deed, the Deed Poll or the Articles of the Issuer or of the terms and conditions of the Bonds which in its opinion is not materially prejudicial to the interests of the Bondholders. The Trustee may also agree without the consent of the Bondholders that an Event of Default which in its opinion is not materially prejudicial to the interests of Bondholders should be treated as such. For the avoidance of doubt, the consent of the Trustee or the Bondholders is not required for an alteration or modification of the Articles of the Issuer in respect of the rights appertaining to the Nominal Shares, provided that any such alteration or modification does not, or does not have the effect of, varying, abrogating or modifying the rights appertaining to the Preference Shares. As used above, “Nominal Shares” has the meaning provided for in the Articles of the Issuer.

(c)	Substitution of the Issuer

The Trust Deed contains provisions permitting the Trustee (if it is satisfied that to do so would not be materially prejudicial to the interests of Bondholders) to agree, if requested by the Issuer and subject to such amendment of the Trust Deed and the Deed Poll and such other conditions as the Trustee may require, but without the consent of the Bondholders, to the substitution of any other company in place of the Issuer, or of any previous substituted company, as principal debtor under the Trust Deed and the Bonds and as party to the Agency Agreement, subject to the Bonds remaining unconditionally and irrevocably guaranteed by the Guarantor as provided in these conditions and the Trust Deed and being convertible mutatis mutandis as provided in these Conditions into Preference Shares in the substituted company with like rights mutatis mutandis to the Preference Shares and to such Preference Shares being immediately exchangeable for Ordinary Shares mutatis mutandis as provided in the Articles of the Issuer and to the obligations of the Guarantor under the Deed Poll applying mutatis mutandis to such Preference Shares.

(d)	Notice to Bondholders

Any such modification, waiver, authorisation or substitution shall be binding on all Bondholders and, unless the Trustee agrees otherwise, any such modification or substitution shall be notified to the Bondholders in accordance with Condition 18 as soon as practicable thereafter.

(e)	Exercise of Powers etc.

In connection with the exercise of its powers, trusts, authorities or discretions (including but not limited to those in relation to any proposed modification, waiver, authorisation or substitution as aforesaid) the Trustee shall have regard to the interests of the Bondholders as a class and shall not

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have regard to the consequences of such exercise for individual Bondholders resulting from their being for any purpose domiciled or resident in, or otherwise connected with, or subject to the jurisdiction of, any particular territory and the Trustee shall not be entitled to require, nor shall any Bondholder be entitled to claim from the Issuer, the Guarantor or the Trustee, any indemnification or payment in respect of any tax consequence of any such exercise upon individual Bondholders except to the extent provided for in Condition 12 and/or in any undertakings given in addition thereto or in substitution therefor pursuant to the Trust Deed.

16	Replacement of the Bonds

If any Bond is lost, stolen, mutilated, defaced or destroyed it may be replaced at the specified office of the Principal Paying, Transfer, Conversion and Exchange Agent or the Registrar (or any other place of which notice shall have been given in accordance with Condition 18) upon payment by the claimant of the expenses incurred in connection therewith and on such terms as to evidence and indemnity as the Issuer may reasonably require. Mutilated or defaced Bonds must be surrendered before any replacements will be issued.

17	Indemnification of the Trustee

The Trust Deed contains provisions for the indemnification of the Trustee and for its relief from responsibility, including provisions relieving it from taking any action unless indemnified to its satisfaction. The Trustee is entitled to enter into business transactions with the Guarantor, the Issuer or any of their respective Subsidiaries without accounting for any profit resulting therefrom. The Trustee is trustee for the Bonds only and not the Preference Shares or Ordinary Shares and as such shall not at any time be responsible for the value, sufficiency or validity of any of the Preference Shares or Ordinary Shares or the Exchange Price. The Trustee shall not be obliged to exercise any voting rights or any other related rights in respect of the Preference Shares or the Ordinary Shares issued to it pursuant to these Conditions and shall not be liable to anyone for failure to do so.

The Trustee shall not be responsible for any loss occasioned by any delay in effecting the transfer of Payment Ordinary Shares to the Calculation Agent pursuant to Condition 7 or their subsequent sale and the conversion of the proceeds arising from such sale into US dollars by the Calculation Agent, including (but without limitation) the timing of any such sale or conversion or the price at which such Payment Ordinary Shares are sold or the rate at which any amounts are converted into US dollars, or the inability to sell any such Payment Ordinary Shares or make such conversion or otherwise.

18	Notices

Notices to Bondholders will be valid if published in a leading newspaper having general circulation in London (expected to be the Financial Times). Any such notice shall be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the first date on which publication is made.

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19	Further Issues

The Issuer shall be at liberty from time to time without the consent of the Bondholders to create and issue further notes, bonds or debentures either having the same terms and conditions in all respects as the Bonds (or in all respects except for the first payment of interest on them) and so that such further issue shall be consolidated and form a single series with the outstanding notes, bonds or debentures of any series (including the Bonds) or upon such terms as to interest, subordination, conversion, premium, redemption and otherwise as the Issuer may determine at the time of their issue. Any further notes, bonds or debentures forming a single series with the outstanding notes, bonds or debentures of any series (including the Bonds) constituted by the Trust Deed or any deed supplemental to it shall, and any other notes, bonds or debentures may, with the consent of the Trustee, be constituted by a deed supplemental to the Trust Deed. The Trust Deed contains provisions for convening a single meeting of the Bondholders and the holders of notes, bonds or debentures of other series in certain circumstances where the Trustee so decides.

20	Enforcement

At any time after the Bonds become due and payable, the Trustee may, at its discretion and without further notice, institute such proceedings against the Issuer and/or the Guarantor as it may think fit to enforce the terms of the Trust Deed and the Bonds, but it need not take any such proceedings unless (1) it shall have been so directed by an Extraordinary Resolution or so requested in writing by Bondholders holding at least one-quarter in principal amount of the Bonds outstanding, and (2) it shall have been indemnified to its satisfaction. No Bondholder may proceed directly against the Issuer or the Guarantor unless the Trustee, having become bound so to proceed, fails to do so within a reasonable time and such failure is continuing.

21	Governing Law and Jurisdiction

(a)	Governing Law

The Trust Deed and the Bonds are governed by, and shall be construed in accordance with, the laws of England.

(b)	Jurisdiction

The courts of England are to have jurisdiction to settle any disputes that may arise out of or in connection with the Bonds and accordingly any legal action or proceedings arising out of or in connection with any Bonds (“Proceedings”) may be brought in such courts. The Issuer and the Guarantor have in the Trust Deed irrevocably submitted to the jurisdiction of such courts.

(c)	Service of Process

Each of the Issuer and the Guarantor, in accordance with the Trust Deed, will appoint the Guarantor’s London office, whose address is Fifth Floor, 30 Cannon Street, London EC4M 6XH, to act as its agent in England to receive, for it and on its behalf, service of process in any Proceedings in England.

22	Contracts (Rights of Third Parties) Act 1999

No person shall have any right to enforce any term or condition of the Bonds under the Contracts (Rights of Third Parties) Act 1999.

23	Definitions

In these Conditions:

“Agent’s Spot Rate of Exchange” means the Calculation Agent’s spot rate of exchange for the purchase of the relevant Optional Currency in the London foreign exchange market with US dollars at or about 11.00 a.m. on a particular day;

“Authorised Denominations” means US$1,000 and integral multiples thereof;

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“Balance Sheet” means, at any time, the latest published audited consolidated balance sheet of the Group on a historic cost basis;

“Bondholder” and “holder” means the holders of the Bonds;

“Bonds” means the US$700,000,000 4.00 per cent. Step-up Perpetual Subordinated Guaranteed Convertible Bonds, and such expression shall include, unless the context otherwise requires, any further bonds issued pursuant to Condition 19 and forming a single series with the Bonds;

“Borrowings” means any indebtedness in respect of:

(a)	moneys borrowed and debit balances at banks and other financial institutions;

(b)	any debt security including any bond, note or loan stock;

(c)	any acceptance under any acceptance credit facility opened by a bank or other financial institution;

(d)	the sale or discounting of receivables (except to the extent that such sale or discounting is on a non-recourse basis);

(e)	any lease which the Guarantor accounts for as a finance lease as such term is described in the Statement of Standard Accounting Practices No. 21 (or any successor statement or financial reporting standard);

(f)	any accrued fixed or minimum premium payable on the repayment or redemption of any instrument referred to in paragraph (b) above;

(g)	the acquisition cost of any asset to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset; and

(h)	any guarantee, indemnity and/or other form of assurance against financial loss by any member of the Group in respect of any indebtedness of any person of a type referred to in paragraphs (a) to (g) above.

Any amount outstanding in a currency other than sterling is to be taken into account at its sterling equivalent calculated on the basis of the Calculation Agent’s spot rate of exchange at 11.00 a.m. on the day the relevant amount falls to be calculated. However, indebtedness owing by one member of the Group to another member of the Group shall not be taken into account as Borrowings and, for the purposes of calculating the amount of Borrowings at any time:

(i)	deep discount borrowings will be valued at the amount attributed to them in the then latest Balance Sheet; and

(ii)	no item of indebtedness will be double counted by the inclusion of both the primary indebtedness and indebtedness arising under a guarantee, indemnity and/or other form of assurance with respect to that primary indebtedness;

“Calculation Agent” means UBS Limited as calculation agent in relation to the Bonds, or its successor or successors for the time being appointed under the Calculation Agency Agreement;

“Current Market Price” means, in respect of an Ordinary Share at a particular date, the average of the bid and offer quotations published by or derived from, the Relevant Stock Exchange for one Ordinary Share for the five consecutive dealing days ending on the dealing day immediately preceding such date; provided that if at any time during the said five-day period the Ordinary Shares shall have been quoted ex-dividend and during some other part of that period the Ordinary Shares shall have been quoted cum-dividend then:

(a)	if the Ordinary Shares to be issued do not rank for the dividend in question, the quotations on the dates on which the Ordinary Shares shall have been quoted cum-dividend shall for the purpose of this definition be deemed to be the amount thereof reduced by an amount equal to the amount of that dividend per Ordinary Share (excluding any associated tax credit and less the tax (if any) falling to be deducted on payment thereof to a resident of the United Kingdom);

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(b)	if the Ordinary Shares to be issued do rank for the dividend in question, the quotations on the dates on which the Ordinary Shares shall have been quoted ex-dividend shall for the purpose of this definition be deemed to be the amount thereof increased by such similar amount, and provided further that if the Ordinary Shares on each of the said five dealing days have been quoted cum-dividend in respect of a dividend which has been declared or announced but the Ordinary Shares to be issued do not rank for that dividend the quotations on each of such dates shall for the purposes of this definition be deemed to be the amount thereof reduced by an amount equal to the amount of that dividend per Ordinary Share (excluding any associated tax credit and less the tax (if any) falling to be deducted on payment thereof to a resident of the United Kingdom);

“Day Count Fraction” means, in respect of each Interest Period after the First Reset Date, the actual number of days divided by 360;

“dealing day” means a day on which the Relevant Stock Exchange is open for business and Shares may be dealt in on the Relevant Stock Exchange;

a “Deferral Event” shall occur at any time if, (a) as at the last day of each financial year and each financial half-year of the Guarantor, the ratio of Operating Profit for the preceding 12 months of the Group to Net Interest Payable for the same period is less than 1.75 to 1 or (b) in the three calendar months immediately preceding the relevant Payment Date, no dividend or distribution has been declared or paid and no payment of interest if any is due has been made on any class of share capital of the Guarantor or any other obligations which rank in a winding-up of the Guarantor junior to the claims of the Bondholders;

“Distribution Licence” means the electricity distribution licence granted or treated as granted to SP Distribution plc (SC189125) under Section 6(l)(c) of the Electricity Act as modified and in force from time to time;

“Electricity Act” means the Electricity Act 1989 as amended or re-enacted from time to time and all subordinate legislation made pursuant thereto;

“Excluded Subsidiary” means any Subsidiary of the Guarantor (other than the Issuer):

(a)	which is a single purpose company whose principal assets and business are constituted by the ownership, acquisition, development and/or operation of an asset;

(b)	none of whose indebtedness for borrowed money in respect of the financing of such ownership, acquisition, development and/or operation of an asset is subject to any recourse whatsoever to any member of the Group (other than such Subsidiary or another Excluded Subsidiary) in respect of the repayment thereof, except as expressly referred to in sub-paragraph (ii) of the definition of Project Finance Indebtedness; and

(c)	which has been designated as such by the Guarantor by written notice to the Trustee, provided that the Guarantor may give written notice to the Trustee at any time that any Excluded Subsidiary is no longer an Excluded Subsidiary, whereupon it shall cease to be an Excluded Subsidiary;

“First Reset Date” means 10 July 2011;

“Generation Licence” means the electricity generation licence granted or treated as granted to Scottish Power Generation plc (SC189124) under Section 6(l)(a) of the Electricity Act as modified and in force from time to time;

“Group” means the Guarantor and its Subsidiary Undertakings and “member of the Group” shall be construed accordingly;

“Guarantor” means Scottish Power plc;

“indebtedness for borrowed money” means any present or future indebtedness (whether principal, premium, interest or other amounts) for or in respect of (i) money borrowed, (ii) liabilities under or in respect of any acceptance or acceptance credit, or (iii) any notes, bonds, debentures, debenture

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stock, loan stock or other securities offered, issued or distributed whether by way of public offer, private placing, acquisition consideration or otherwise and whether issued for cash or in whole or in part for a consideration other than cash;

“Independent Financial Adviser” means a financial adviser appointed by the Guarantor and approved in writing by the Trustee or, if the Guarantor shall not have appointed such an adviser within 21 calendar days after becoming aware of the need for such appointment hereunder and the Trustee is indemnified to its satisfaction against the costs, fees and expenses of such adviser, appointed by the Trustee following notification to the Guarantor;

“Interest Amount” means, in respect of a Bond, the amount of interest payable for the relevant Interest Period on such Bond in accordance with Condition 5;

“Interest Determination Date” means, in relation to each Reset Date, the second London business day prior to such Reset Date;

“Interest Payable” means, in respect of any financial period, all interest, discount and acceptance commission and all other continuing, regular or periodic costs, charges and expenses in the nature of interest (whether paid, payable or capitalised) or treated for accounting purposes as interest, incurred by the Group in effecting, servicing or maintaining Total Consolidated Borrowings during that period;

“Interest Payment” means, with respect to an Interest Payment Date, the aggregate Interest Amounts for the Interest Period ending on such Interest Payment Date;

“Interest Payment Date” means (i) in respect of the period from the Issue Date to (and including) the First Reset Date, 10 January and 10 July in each year, starting on 10 January 2004 and (ii) after the First Reset Date, 10 January, 10 April, 10 July and 10 October in each year, starting on 10 October 2011, provided that if any Interest Payment Date after the First Reset Date would otherwise fall on a day which is not a Business Day, it shall be postponed to the next day which is a Business Day in London and New York;

“Interest Period” means the period beginning on (and including) the Issue Date and ending on (but excluding) the first Interest Payment Date and each successive period beginning on (and including) an Interest Payment Date and ending on (but excluding) the next succeeding Interest Payment Date;

“Interest Rate” has the meaning given to it in Condition 5(b);

“Interest Receivable” means, in respect of any financial period, interest and amounts in the nature of interest received during that period by the Group from persons outside the Group;

“Issue Date” means 10 July 2003, being the date of initial issue of the Bonds;

“Issuer” means Scottish Power Finance (Jersey) Limited;

“London business day” means a day (other than a Saturday or Sunday) on which commercial banks are open for business in London;

“London Stock Exchange” means London Stock Exchange plc;

“Manweb Licence” means the electricity distribution licence granted or treated as granted to SP Manweb plc (2366937) under Section 6(l)(c) of the Electricity Act as modified and in force from time to time;

“Market Disruption Event” means (i) the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the London Stock Exchange or otherwise) or on settlement procedures for transactions in the Ordinary Shares on the London Stock Exchange if, in any such case, that suspension or limitation is, in the determination of an Independent Financial Adviser, material in the context of the sale of the Ordinary Shares, or (ii) in the opinion of the Issuer, there has been a substantial deterioration in the price and/or value of the Ordinary Shares or circumstances are such as to prevent or to a material

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extent restrict the issue or delivery of the Payment Preference Shares or Payment Ordinary Shares, as the case may be, or (iii) where, pursuant to these Conditions, monies are required to be converted from one currency into another currency in respect of any Payment, the occurrence of any event that makes it impracticable to effect such conversion;

“Net Interest Payable” means, in respect of any financial period, Interest Payable during that period less Interest Receivable during that period;

“NGC Transmission Licence” means the licence granted to The National Grid Company plc under Section 6(l)(b) of the Electricity Act;

“Operating Profit” means the consolidated net pre-taxation profits (after adding back Net Interest Payable) of the Group for a financial year of the Group before taking account of any exceptional or extraordinary profits (or losses) and before charging goodwill amortisation;

“Optional Currency” means sterling, euros or any other currency (other than US dollars) which is for the time being freely transferable and convertible into US dollars and deposits of which are readily available in the London interbank market;

“Ordinary Shares” means ordinary shares of the Guarantor, having on the Issue Date a nominal value of 50 pence each;

“Payment Ordinary Shares” has the meaning ascribed to it in Condition 7(b);

“Payment Preference Shares” has the meaning ascribed to it in Condition 7(b);

“Principal Subsidiary” at any time shall mean:

(A)	any Relevant Subsidiary; or

(B)	any Subsidiary of the Guarantor (not being an Excluded Subsidiary or any other Subsidiary of the Guarantor 90 per cent. in principal amount of whose indebtedness for borrowed money is Project Finance Indebtedness):

(i)	whose (a) profits on ordinary activities before tax or (b) net assets represent 20 per cent. or more of the consolidated profits on ordinary activities before tax of the Group or consolidated net assets of the Group respectively, in each case as calculated by reference to the then latest audited financial statements of such Subsidiary and the then latest audited consolidated financial statements of the Group; or

(ii)	to which is transferred all or substantially all of the business, undertaking and assets of a Subsidiary of the Guarantor which immediately prior to such transfer is a Principal Subsidiary, whereupon the transferor Subsidiary shall immediately cease to be a Principal Subsidiary and the transferee Subsidiary shall cease to be a Principal Subsidiary under the provisions of this sub-paragraph (ii) (but without prejudice to the provisions of sub-paragraph (i) above), upon publication of its next audited financial statements, all as more fully defined in the Trust Deed.

A report by two Directors of the Guarantor that, in their opinion, a Subsidiary of the Guarantor is or is not or was or was not at any particular time or throughout any specified period a Principal Subsidiary shall, in the absence of manifest error, be conclusive and binding on the Trustee and the Bondholders;

“Project Finance Indebtedness” means any present or future indebtedness incurred to finance the ownership, acquisition, development and/or operation of an asset, whether or not an asset of a member of the Group:

(i)	which is incurred by an Excluded Subsidiary; or

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(ii)	in respect of which the person or persons to whom any such indebtedness is or may be owed by the relevant borrower (whether or not a member of the Group) has or have no recourse whatsoever to any member of the Group (other than an Excluded Subsidiary) for the repayment thereof other than:

(A)	recourse for amounts limited to the cash flow or net cash flow (other than historic cash flow or historic net cash flow) from such asset; and/or

(B)	recourse for the purpose only of enabling amounts to be claimed in respect of such indebtedness in an enforcement of any encumbrance given by such borrower over such asset or the income, cash flow or other proceeds deriving therefrom (or given by any shareholder or the like in the borrower over its shares or the like in the capital of the borrower) to secure such indebtedness, provided that (aa) the extent of such recourse is limited solely to the amount of any recoveries made on any such enforcement, and (bb) such person or persons is/are not entitled, by virtue of any right or claim arising out of or in connection with such indebtedness, to commence proceedings for the winding up or dissolution of any member of the Group (other than an Excluded Subsidiary) or to appoint or procure the appointment of any receiver, trustee or similar person or officer in respect of any member of the Group (other than an Excluded Subsidiary) or any of its assets (save for the assets the subject of such encumbrance); and/or

(C)	recourse under any form of assurance, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another or an indemnity in respect thereof or any obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by any member of the Group (other than an Excluded Subsidiary);

“Relevant Date” means whichever is the later of (i) the date on which such payment first becomes due and (ii) if the full amount payable has not been received in New York City by the Principal Paying, Transfer, Conversion and Exchange Agent or the Trustee on or prior to such due date, the date on which, the full amount having been so received, notice to that effect shall have been given to the Bondholders. Any reference in these Conditions to principal, premium and/or interest shall be deemed to include any Additional Amounts or any undertaking given in addition to or substitution for it under the Trust Deed;

“Relevant Event” means an offer made to all (or as nearly as may be practicable all) Shareholders (or all (or as nearly as may be practicable all) such Shareholders other than the offeror and/or any associate of the offeror (as defined in Section 430E(4) of the Companies Act 1985, or any modification or re-enactment thereof)), to acquire the whole or any part of the issued ordinary share capital of the Guarantor or if any person proposes a scheme with regard to such acquisition and (such offer or scheme having become or been declared unconditional in all respects) the Guarantor becomes aware that the right to cast more than 50 per cent. of the votes which may ordinarily be cast on a poll at a general meeting of the Guarantor has or will become unconditionally vested in the offeror and/or such associates;

“Relevant Licence” means the Generation Licence, the Transmission Licence, the Distribution Licence, the Manweb Licence or the Supply Licence or, in any such case, and from time to time, any other licence or licences relating to the transmission, distribution or supply of electricity in the United Kingdom granted to the Guarantor and/or any Relevant Subsidiary and “Relevant Licence” shall be construed accordingly;

“Relevant Subsidiary” means a member of the Group that holds a Relevant Licence;

“Reset Date” means the First Reset Date and thereafter each Interest Payment Date;

“Reset Period” means the period from (and including) a Reset Date to (but excluding) the next succeeding Reset Date;

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“Senior Creditors” means creditors of the Guarantor (a) who are unsubordinated creditors of the Guarantor; (b) whose claims are, or are expressed to be, subordinated (whether only in the event of the winding up of the Guarantor or otherwise) to the claims of depositors and other unsubordinated creditors of the Guarantor but not further or otherwise; (c) whose claims are in respect of any dated subordinated debt of the Guarantor; or (d) whose claims are, or are expressed to be, subordinated to the claims of other creditors whether subordinated or unsubordinated of the Guarantor other than those whose claims rank, or are expressed to rank, pari passu with the Bond Guarantee, or junior to such Bond Guarantee;

“Share Exchange Call” shall have the meaning given to it in the Articles of the Issuer;

“Shareholders” means the holders at any given time of Ordinary Shares;

“Subsidiary” and “Holding Company” have the meanings ascribed to them under Section 736 of the Companies Act 1985;

“Subsidiary Undertaking” shall have the meaning given to it by Section 258 of the Companies Act 1985 (but, in relation to the Guarantor, shall exclude any undertaking (as defined in the Companies Act 1985) whose accounts are not included in the then latest published audited consolidated accounts of the Guarantor, or (in the case of an undertaking which has first become a subsidiary undertaking of a member of the Group since the date as at which any such audited accounts were prepared) would not have been so included or consolidated if it has become so on or before that date);

“Supply Licence” means the electricity supply licence granted or treated as granted to Scottish Power Energy Retail Limited (SC190287) under Section 6(l)(d) of the Electricity Act as modified and in force from time to time;

“Total Consolidated Borrowings” means, at any time, the aggregate principal amount (or amounts equivalent to principal, howsoever described) comprised in the Borrowings of the Guarantor and its Subsidiaries at that time calculated on a consolidated basis. Any amount outstanding in a currency other than sterling is to be taken into account at its sterling equivalent calculated on the basis of the Agent’s Spot Rate of Exchange on the day the relevant amount falls to be calculated;

“Transmission Licence” means the electricity transmission licence granted or treated as granted to SP Transmission plc (SC189126) under Section 6(l)(b) of the Electricity Act as modified and in force from time to time;

“UK Listing Authority” means the Financial Services Authority in its capacity as competent authority under the Financial Services and Markets Act 2000; and

“Unclassified Shares” means unclassified shares in the share capital of the Issuer.

For the purposes of Conditions 8 and 13 only, (a) references to the “issue” of Ordinary Shares shall include the transfer and/or delivery of Ordinary Shares by the Guarantor or any of its Subsidiaries, whether newly issued and allotted or previously existing, and (b) Ordinary Shares held by the Guarantor or any of its Subsidiaries shall not be considered as or treated as “in issue”.

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ISIN:	[XS0171196727	][1]
	[XS0171162075	][2]

SCHEDULE 3

Form of Global Bonds

SCOTTISH POWER FINANCE (JERSEY) LIMITED

(incorporated with limited liability in Jersey with registered number 85627)

U.S.$700,000,000 4.00 per cent. Step-Up Perpetual Subordinated Guaranteed Convertible

Bonds (the “Bonds”)

guaranteed by

SCOTTISH POWER PLC

(incorporated with limited liability in Scotland with registered number 193794)

and convertible into 4.00 per cent. Exchangeable Redeemable Preference Shares in

Scottish Power Finance (Jersey) Limited which will be

exchanged immediately for Ordinary Shares in

SCOTTISH POWER PLC

[RULE 144A]1/[REGULATION S]2 GLOBAL BOND

[THIS BOND, THE GUARANTEE IN RESPECT HEREOF, AND THE ORDINARY SHARES TO BE ISSUED UPON EXCHANGE OF THE PREFERENCE SHARES ON CONVERSION OF THE BONDS HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR ANY OTHER JURISDICTION OF THE UNITED STATES AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) IN ACCORDANCE WITH RULE 144A UNDER THE SECURITIES ACT TO A PERSON THAT THE HOLDER AND ANY PERSON ACTING ON ITS BEHALF REASONABLY BELIEVE IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER, (2) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), IN EACH CASE PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR ANY OTHER JURISDICTION OF THE UNITED STATES. THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER WILL BE REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THIS BOND OR THE PREFERENCE SHARES ISSUED UPON CONVERSION OF THE BONDS OR THE ORDINARY SHARES FOR WHICH THE PREFERENCE SHARES ARE EXCHANGEABLE OF THE RESALE RESTRICTIONS REFERRED TO ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT FOR RESALES OF THIS BOND, THE BOND GUARANTEE OR THE PREFERENCE SHARES ISSUED UPON CONVERSION OF THE BONDS OR THE ORDINARY SHARES FOR WHICH THE PREFERENCE SHARES ARE EXCHANGEABLE.

[1]	This language shall be borne by the Rule 144A Global Bond,
[2]	This language shall be borne by the Regulation S Global Bond.

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THE ORDINARY SHARES ISSUED ON EXCHANGE OF THE PREFERENCE SHARES INTO WHICH THIS BOND IS CONVERTIBLE MAY NOT BE DEPOSITED INTO ANY UNRESTRICTED DEPOSITARY FACILITY ESTABLISHED OR MAINTAINED BY A DEPOSITARY BANK, UNLESS AND UNTIL THE TIME AS SUCH ORDINARY SHARES ARE NO LONGER “RESTRICTED SECURITIES” WITHIN THE MEANING OF RULE 144(A)(3) UNDER THE SECURITIES ACT.]1

[THIS BOND, THE GUARANTEE IN RESPECT HEREOF, AND THE ORDINARY SHARES TO BE ISSUED UPON THE EXCHANGE OF THE PREFERENCE SHARES ON CONVERSION OF THE BONDS HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR ANY OTHER JURISDICTION OF THE UNITED STATES, AND PRIOR TO THE EXPIRATION OF 40 DAYS AFTER THE LATER OF THE COMMENCEMENT OF THE OFFERING OF BONDS AND THE CLOSING DATE (THE “DISTRIBUTION COMPLIANCE PERIOD”), SUCH BONDS MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) IN ACCORDANCE WITH RULE 144A UNDER THE SECURITIES ACT TO A PERSON THAT THE HOLDER AND ANY PERSON ACTING ON ITS BEHALF REASONABLY BELIEVE IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER OR (2) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR ANY OTHER JURISDICTION OF THE UNITED STATES.]2

The Bonds of Scottish Power Finance (Jersey) Limited (the “Issuer”) in respect of which this Global Bond is issued form part of a series designated as specified in the title. The Bonds are guaranteed by Scottish Power plc (the “Guarantor”).

The Issuer hereby certifies that Citivic Nominees Limited is, at the date hereof, entered in the register of Bondholders as the holder of Bonds in the principal amount of

U.S.$[●],000,000

([●] U.S. dollars)

The Bonds are constituted by a Trust Deed dated 10 July 2003 (the “Trust Deed”) between the Issuer, the Guarantor and The Law Debenture Trust Corporation p.l.c. as trustee (the “Trustee”) and are subject to the Trust Deed and the terms and conditions (the “Conditions”) set out in Schedule 2 to the Trust Deed as modified by the provisions of this Global Bond. Terms used in the Trust Deed have the same meaning herein.

The aggregate principal amount from time to time of this Global Bond shall be that amount as shall be shown by the latest entry in the fourth column of Schedule A hereto, which shall be completed by or on behalf of the Principal Paying, Transfer, Conversion and Exchange Agent upon the redemption or conversion and exchange of the Bonds into ordinary shares of the Guarantor (“Ordinary Shares”) or the purchase and cancellation of Bonds represented hereby or the exchange for definitive Bonds as described below or the exchange of an interest herein for an interest in the [Regulation S Global Bond]1 [Rule 144A Global Bond]2.

[1]	This language shall be borne by the Rule 144A Global Bond.
[2]	This language shall be borne by the Regulation S Global Bond.

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The Bonds in respect of which this Global Bond is issued are convertible into 4.00 per cent, exchangeable redeemable preference shares in the Issuer which will be exchanged immediately for Ordinary Shares subject to and in accordance with the Conditions and the Trust Deed.

Except as otherwise described herein, this Global Bond is issued subject to and with the benefit of the Conditions and the Trust Deed.

Exchange for Definitive Bonds

This Global Bond is exchangeable in whole but not in part (free of charge to the holder) for definitive Bonds in registered form following the occurrence of an Exchange Event. An Exchange Event shall have occurred if (i) Euroclear or Clearstream, Luxembourg (or any alternative clearing system on behalf of which this Global Bond may be held) is closed for business for a continuous period of 14 calendar days or more (other than by reason of legal holidays) or announces an intention permanently to cease business or does in fact do so or (ii) the Trustee gives written notice to the Guarantor pursuant to Condition 11 that the Bonds are due and payable. Definitive Bonds issued in exchange for beneficial interests in this Global Bond will by not later than the Global Exchange Date be issued to and delivered to such persons or registered in such name or names, as the case may be, as the holder of this Global Bond shall instruct the Registrar or the Principal Paying, Transfer, Conversion and Exchange Agent.

“Global Exchange Date” means a day falling not later than 30 days after that on which the notice requiring exchange is given or, as the case may be, the occurrence of an Exchange Event and on which banks are open for business in the city in which the specified office of the Registrar is located.

In connection with an exchange following the occurrence of an Exchange Event, a person having an interest in this Global Bond must provide the Registrar with (i) a written order containing instructions and such other information as the Issuer and the Registrar may require to complete, execute and deliver the relevant definitive Bonds and (ii) a fully completed, signed certification substantially to the effect that person is not transferring its interest at the time of such exchange.

The statements set forth in the legend below are an integral part of the Bonds in respect of which this Bond is issued and by acceptance hereof each holder of such Bond agrees to be subject to and bound by the terms and provisions set forth in such legend.

[For so long as any of the Bonds, the Guarantee, Preference Shares or Ordinary Shares, are “restricted securities” within the meaning of Rule 144(a)(3) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the Guarantor will, during any period in which it is neither subject to Section 13 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) nor exempt from reporting pursuant to Rule 12g3-2(b) thereunder, provide to any holder or beneficial owner of such restricted securities or to any prospective purchaser of such restricted securities designated by such holder or beneficial owner, or to the Trustee, in the case of the Bonds, for delivery to such holder, beneficial owner or prospective purchaser, in each case, upon request of such holder, beneficial owner or prospective purchaser, the information required to be provided by Rule 144A(d)(4) under the Securities Act.]1

[1]	This language shall be borne by the Rule 144A Global Bond.

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Transfers

Transfers of interests in this Global Bond for an interest in the [Regulation S Global Bond]1 [Rule 144A Global Bond at any time on or prior to the end of the applicable distribution compliance period under Regulation S under the Securities Act]2 will only be made upon presentation of a certificate as provided in the Agency Agreement.

Trustee’s Powers

In considering the interests of beneficial owners of interests in this Global Bond in circumstances where this Global Bond is held on behalf of any one or more of Euroclear, Clearstream, Luxembourg and any other clearing system, the Trustee may, to the extent it considers it appropriate to do so in the circumstances, (a) have regard to such information as may have been made available to it by or on behalf of the relevant clearing system or its operator as to the identity of its accountholders (either individually or by way of category) with respect to such beneficial interests in this Global Bond and (b) consider such interests on the basis that such accountholders were the holder of this Global Bond.

This Global Bond shall not be valid or become obligatory for any purpose until authenticated by or on behalf of the Principal Paying, Transfer, Conversion and Exchange Agent.

This Global Bond shall be governed by, and construed in accordance with, English law.

In witness whereof the Issuer has caused this Global Bond to be signed on its behalf by a duly authorised signatory.

Dated 10 July 2003

SCOTTISH POWER FINANCE (JERSEY) LIMITED

By:

This Global Bond is authenticated by or on behalf of the Registrar without recourse, warranty or liability.

By:

Authorised Signatory

[2]	This language shall be borne by the Regulation S Global Bond.

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SCHEDULE A

Principal Amount of this Global Bond

Date	Reason for change in the principal amount of this Global Bond[1]	Amount of such change	Principal amount of this Global Bond following such change	Notation made by or on behalf of the Principal Paying, Transfer, Conversion and Exchange Agent

[1]	State whether change following (1) redemption of Bonds or (2) conversion of Bonds or (3) purchase and cancellation of Bonds or (4) exchange for interests in this Global Bond or (5) exchange for interests in the [Regulation S] [Rule 144A] Global Bond or for Registered Bonds.

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SCHEDULE B

Interest Payments in respect of this Global Bond

The following payments of interest in respect of this Global Bond and the Bonds represented by this Global Bond have been made:

Date	Amount of Interest due and payable	Amount of interest paid	Notation made by or on behalf of the Principal Paying, Transfer, Conversion and Exchange Agent

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SCHEDULE 4

Provisions for Meetings of Bondholders

Interpretation

1	In this Schedule the following expressions have the following meanings:

1.1	“voting certificate” means a certificate in the English language issued by a Paying, Transfer, Conversion and Exchange Agent and dated in which it is stated:

1.1.1	that on that date Bonds (not being Bonds in respect of which a block voting instruction has been issued and is outstanding in respect of the meeting specified in such voting certificate or any adjournment of such meeting) bearing specified serial numbers were held to the order of such Paying, Transfer, Conversion and Exchange Agent (to its satisfaction) and that such Bonds will not be released until the earlier of:

(a)	the conclusion of the meeting specified in such certificate or any adjournment of it; and

(b)	the surrender of the voting certificate to the Paying, Transfer, Conversion and Exchange Agent which issued it; and

1.1.2	that its bearer is entitled to attend and vote at such meeting or any adjournment of it in respect of the Bonds represented by such voting certificate;

1.2	“block voting instruction” means a document in the English language issued by a Paying, Transfer, Conversion and Exchange Agent and dated in which:

1.2.1	it is certified that Bonds (not being Bonds in respect of which a voting certificate has been issued and is outstanding in respect of the meeting specified in such block voting instruction or any adjournment of it) are held to the order of such Paying, Transfer, Conversion and Exchange Agent (or to its order at a bank or other satisfaction) and that such Bonds will not be released until the earlier of:

(i)	the conclusion of the meeting specified in such document or any adjournment of it; and

(ii)	the surrender, not less than 48 hours before the time fixed for such meeting or adjournment, of the receipt for each such deposited Bond which is to be released to the Paying, Transfer, Conversion and Exchange Agent which issued it and the notification of such surrender by such Paying, Transfer, Conversion and Exchange Agent to the Issuer;

1.2.2	it is certified that each depositor of such Bonds or a duly authorised agent on his behalf has instructed such Paying, Transfer, Conversion and Exchange Agent that the votes attributable to his Bonds so deposited should be cast in a particular way in relation to the resolution to be put to such meeting or any adjournment of it and that all such instructions are, during the period of 48 hours before the time fixed for such meeting or adjourned meeting, neither revocable nor subject to amendment;

1.2.3	the total numbers and the serial numbers of the Bonds so deposited are listed, distinguishing with regard to each such resolution between those in respect of which instructions have been so given (i) to vote for, and (ii) to vote against, the resolution; and

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1.2.4	any person named in such document as a proxy is authorised and instructed by such Paying, Transfer, Conversion and Exchange Agent to vote in respect of the Bonds so listed in accordance with the instructions referred to in paragraph 1.2.3 above as set out in such document.

2

2.1	A holder of a Bond may obtain a voting certificate from a Paying, Transfer, Conversion and Exchange Agent or require a Paying, Transfer, Conversion and Exchange Agent to issue a block voting instruction by depositing his Bond with such Paying, Transfer, Conversion and Exchange Agent not later than 48 hours before the time fixed for any meeting. Voting certificates and block voting instructions shall be valid until the relevant Bonds are released pursuant to paragraph 1 and until then the holder of any such voting certificate or (as the case may be) the proxy named in any such block voting instruction shall, for all purposes in connection with any meeting or proposed meeting of Bondholders, be deemed to be the holder of the Bonds to which such voting certificate or block voting instruction relates and the Paying, Transfer, Conversion and Exchange Agent with which (or to the order of which) such Bonds have been deposited shall be deemed for such purposes not to be the holder of those Bonds.

2.2	A holder of a Bond in registered form may by an instrument in writing in the form available from any Agent in English signed by the holder or, in the case of a corporation, executed under its common seal or signed on its behalf by an attorney or a duly authorised officer of the corporation and delivered to any Paying, Transfer, Conversion and Exchange Agent not later than 48 hours before the time fixed for any meeting, appoint any person as a proxy to act on his or its behalf in connection with any meeting or proposed meeting of Bondholders.

2.3	A holder of a Bond in registered form which is a corporation may, by delivering to any Paying, Transfer, Conversion and Exchange Agent not later than 48 hours before the time fixed for any meeting a resolution in English of its directors or other governing body, authorise any person to act as its representative (a “representative”) in connection with any meeting or proposed meeting of Bondholders.

2.4	A proxy or representative so appointed shall so long as such appointment remains in force be deemed, for all purposes in connection with any meeting or proposed meeting of Bondholders specified in such appointment, to be the holder of the Bonds to which such appointment relates and the holder of the Bonds shall be deemed for such purposes not to be the holder.

3	Each of the Issuer, the Guarantor and the Trustee at any time may, and the Trustee (subject to its being indemnified to its satisfaction against all costs and expenses thereby occasioned) upon a request in writing of Bondholders holding not less than one-tenth in principal amount of the Bonds for the time being outstanding shall, convene a meeting of Bondholders. Whenever any such party is about to convene any such meeting it shall forthwith give notice in writing to each other party of the day, time and place of the meeting and of the nature of the business to be transacted at it. Every such meeting shall be held at such time and place as the Trustee may approve.

4	At least 21 days’ notice (exclusive of the day on which the notice is given and of the day on which the meeting is held) specifying the day, time and place of meeting shall be given to the Bondholders. A copy of the notice shall in all cases be given by the party convening the meeting to each of the other parties. Such notice shall also specify, unless in any particular case the Trustee otherwise agrees, the nature of the resolutions to be proposed.

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5	A person (who may, but need not, be a Bondholder) nominated in writing by the Trustee may take the chair at every such meeting but if no such nomination is made or if at any meeting the person nominated shall not be present within 15 minutes after the time fixed for the meeting the Bondholders present shall choose one of their number to be chairman, failing which the Issuer may appoint a chairman. The chairman of an adjourned meeting need not be the same person as was chairman of the original meeting.

6	At any such meeting any one or more persons present in person holding Bonds or voting certificates or being proxies or representatives and holding or representing in the aggregate not less than one-tenth in principal amount of the Bonds for the time being outstanding shall (except for the purpose of passing an Extraordinary Resolution) form a quorum for the transaction of business and no business (other than the choosing of a chairman) shall be transacted at any meeting unless the requisite quorum be present at the commencement of business. The quorum at any such meeting for passing an Extraordinary Resolution shall (subject as provided below) be one or more persons present in person holding Bonds or voting certificates or being proxies or representatives and holding or representing in the aggregate a clear majority in principal amount of the Bonds for the time being outstanding provided that at any meeting the business of which includes any of the matters specified in the proviso to paragraph 19 the quorum shall be one or more persons present in person holding Bonds or voting certificates or being proxies or representatives and holding or representing in the aggregate not less than two-thirds in principal amount of the Bonds for the time being outstanding.

7	If within 15 minutes from the time fixed for any such meeting a quorum is not present the meeting shall, if convened upon the requisition of Bondholders, be dissolved. In any other case it shall stand adjourned (unless the Issuer, the Guarantor and the Trustee agree that it be dissolved) for such period, not being less than 13 days nor more than 42 days, and to such place, as may be decided by the chairman. At such adjourned meeting one or more persons present in person holding Bonds or voting certificates or being proxies or representatives (whatever the principal amount of the Bonds so held or represented) shall form a quorum and may pass any resolution and decide upon all matters which could properly have been dealt with at the meeting from which the adjournment took place had a quorum been present at such meeting provided that at any adjourned meeting at which is to be proposed an Extraordinary Resolution for the purpose of effecting any of the modifications specified in the proviso to paragraph 19 the quorum shall be one or more persons so present holding Bonds or voting certificates or being proxies or representatives and holding or representing in the aggregate not less than one-third in principal amount of the Bonds for the time being outstanding.

8	The chairman may with the consent of (and shall if directed by) any meeting adjourn such meeting from time to time and from place to place but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place.

9	At least 10 days’ notice of any meeting adjourned through want of a quorum shall be given in the same manner as for an original meeting and such notice shall state the quorum required at such adjourned meeting. It shall not, however, otherwise be necessary to give any notice of an adjourned meeting.

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10	Every question submitted to a meeting shall be decided in the first instance by a show of hands and in case of equality of votes the chairman shall both on a show of hands and on a poll have a casting vote in addition to the vote or votes (if any) which he may have as a Bondholder or as a holder of a voting certificate or as a proxy or representative.

11	At any meeting, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman, the Issuer, the Guarantor, the Trustee or by one or more persons holding one or more Bonds or voting certificates or being proxies or representatives and holding or representing in the aggregate not less than one-fiftieth in principal amount of the Bonds for the time being outstanding, a declaration by the chairman that a resolution has been carried or carried by a particular majority or lost or not carried by any particular majority shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

12	If at any meeting a poll is so demanded, it shall be taken in such manner and (subject as provided below) either at once or after such an adjournment as the chairman directs and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded as at the date of the taking of the poll. The demand for a poll shall not prevent the continuation of the meeting for the transaction of any business other than the question on which the poll has been demanded.

13	Any poll demanded at any meeting on the election of a chairman or on any question of adjournment shall be taken at the meeting without adjournment.

14	The Issuer, the Guarantor and the Trustee (through their respective representatives) and their respective financial and legal advisers may attend and speak at any meeting of Bondholders. No one else may attend at any meeting of Bondholders or join with others in requesting the convening of such a meeting unless he is the holder of a Bond or a voting certificate or is a proxy or a representative.

15	At any meeting on a show of hands every person who is present in person and who produces a Bond or voting certificate or is a proxy or a representative shall have one vote and on a poll every person who is so present shall have one vote in respect of each U.S.$1,000 or, in the case of meetings of holders of Bonds denominated in another currency, as the Trustee in its absolute discretion may decide) in principal amount of the Bonds so produced or represented by the voting certificate so produced or in respect of which he is a proxy or a representative. Without prejudice to the obligations of proxies named in any block voting instruction, any person entitled to more than one vote need not use all his votes or cast all the votes to which he is entitled in the same way.

16	The proxy named in any block voting instruction need not be a Bondholder.

17	Each block voting instruction shall be deposited at the registered office of the Guarantor or at such other place as the Trustee shall designate or approve, not less than 24 hours before the time appointed for holding the meeting or adjourned meeting at which the proxy named in the block voting instruction proposes to vote, and in default the block voting instruction shall not be treated as valid unless the chairman of the meeting decides otherwise before such meeting or adjourned meeting proceeds to business. A certified copy of each such block voting instruction and satisfactory proof (if applicable) shall if required by the Trustee be produced by the proxy at the meeting or adjourned meeting but the Trustee shall not thereby be obliged to investigate or be concerned with the validity of, or the authority of, the proxy named in any such block voting instruction.

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18	Any vote given in accordance with the terms of a block voting instruction shall be valid even if the block voting instruction or any of the Bondholders’ instructions pursuant to which it was executed has been previously revoked or amended, provided that no intimation in writing of such revocation or amendment shall have been received from the relevant Paying, Transfer, Conversion and Exchange Agent by the Guarantor or the Trustee at its registered office or by the chairman of the meeting in each case not less than 24 hours before the time fixed for the meeting or adjourned meeting at which the block voting instruction is used.

19	A meeting of Bondholders shall, subject to the Conditions, in addition to the powers given above, but without prejudice to any powers conferred on other persons by this Trust Deed, have power exercisable by Extraordinary Resolution:

19.1	to sanction any proposal by the Issuer, the Guarantor or the Trustee for any modification, abrogation, variation or compromise of, or arrangement in respect of, the rights of the Bondholders against the Issuer or the Guarantor or against any of its property whether such rights shall arise under this Trust Deed, the Deed Poll, the Articles of the Issuer or otherwise;

19.2	to sanction any scheme or proposal for the exchange, substitution or sale of the Bonds for, or the conversion of the Bonds into, or the cancellation of the Bonds in consideration of, shares, stock, notes, bonds, debentures, debenture stock and/or other obligations and/or securities of the Issuer or the Guarantor or any other body corporate formed or to be formed, or for or into or in consideration of cash, or partly for or into or in consideration of such shares, stock, notes, bonds, debentures, debenture stock and/or other obligations and/or securities as aforesaid and partly for or into or in consideration of cash;

19.3	to assent to any modification of this Trust Deed, the Conditions, the Deed Poll, the Articles of the Issuer that relate to the rights appertaining to the Bonds which shall be proposed by the Issuer, the Guarantor or the Trustee and (for the avoidance of doubt) no meeting of Bondholders shall be required to be convened to consider, or Extraordinary Resolution passed in respect of, the amendment of the Articles of the Issuer so as to alter or modify the rights appertaining to the Nominal Shares (as defined in the Articles of the Issuer) provided that any such alteration or modification does not, or does not have the effect of varying, abrogating or modifying the rights appertaining to the Preference Shares;

19.4	to authorise anyone to concur in and do all such things as may be necessary to carry out and to give any authority, direction or sanction which under this Trust Deed or the Bonds is required to be given by Extraordinary Resolution;

19.5	to appoint any persons (whether Bondholders or not) as a committee or committees to represent the interests of the Bondholders and to confer upon such committee or committees any powers or discretions which the Bondholders could themselves exercise by Extraordinary Resolution;

19.6	to approve a person proposed to be appointed as a new Trustee and to remove any Trustee;

19.7	to approve the substitution of any entity for the Issuer or the Guarantor (or any previous substitute) as principal debtor or guarantor under this Trust Deed; and

19.8	to discharge or exonerate the Trustee from any liability in respect of any act or omission for which it may become responsible under this Trust Deed or the Bonds;

83

provided that the special quorum provisions contained in the proviso to paragraph 6 and, in the case of an adjourned meeting, in the proviso to paragraph 7 shall apply in relation to any Extraordinary Resolution for the purpose of paragraph 19.2 or 19.7 or for the purpose of making any modification to the provisions contained in this Trust Deed, the Deed Poll, the Articles of the Issuer (same as provided above) or the Bonds which would have the effect of:

19.8.1	modifying the status, conversion and exchange terms in respect of the Bonds and the Preference Shares respectively;

19.8.2	reducing or cancelling the principal amount of, or interest on, or other amounts in respect of or reducing the rate of interest on, the Bonds; or

19.8.3	changing the currency of payment of the Bonds or the due date or dates for any payment in respect of the Bonds; or

19.8.4	modifying the provisions contained in this Schedule concerning the quorum required at any meeting of Bondholders or the majority required to pass an Extraordinary Resolution;

19.8.5	modifying the terms of the Bond Guarantee; or

19.8.6	amending this proviso.

20	An Extraordinary Resolution passed at a meeting of Bondholders duly convened and held in accordance with this Trust Deed shall be binding upon all the Bondholders, whether or not present at such meeting and whether or not they vote in favour, and each of the Bondholders shall be bound to give effect to it accordingly. The passing of any such resolution shall be conclusive evidence that the circumstances of such resolution justify the passing of it.

21	The expression “Extraordinary Resolution” means a resolution passed at a meeting of Bondholders duly convened and held in accordance with these provisions by a majority consisting of not less than three-quarters of the votes cast.

22	Minutes of all resolutions and proceedings at every such meeting shall be made and entered in the books to be from time to time provided for that purpose by the Issuer or the Trustee and any such minutes, if purporting to be signed by the chairman of the meeting at which such resolutions were passed or proceedings transacted or by the chairman of the next succeeding meeting of Bondholders, shall be conclusive evidence of the matters contained in them and until the contrary is proved every such meeting in respect of the proceedings of which minutes have been so made and signed shall be deemed to have been duly convened and held and all resolutions passed or proceedings transacted at it to have been duly passed and transacted.

23	Subject to all other provisions contained in this Trust Deed the Trustee may without the consent of the Bondholders prescribe such further regulations regarding the holding of meetings of Bondholders and attendance and voting at them as the Trustee may in its sole discretion determine including particularly (but without prejudice to the generality of the foregoing) such regulations and requirements as the Trustee thinks reasonable:

23.1	so as to satisfy itself that persons who purport to requisition a meeting in accordance with paragraph 3 or who purport to make any requisition to the Trustee in accordance with this Trust Deed are in fact Bondholders; and

84

23.2	as to the form of voting certificates or block voting instructions to be issued pursuant to paragraph 1 so as to satisfy itself that persons who purport to attend or vote at any meeting of Bondholders are entitled to do so in accordance with this Trust Deed.

24	If and whenever the Issuer shall have issued and have outstanding any Bonds which are not identical and do not form one single series then those Bonds which are in all respects identical shall be deemed to constitute a separate series of the Bonds and the foregoing provisions of this Schedule shall have effect subject to the following modifications:

24.1	a resolution which in the opinion of the Trustee affects one series only of the Bonds shall be deemed to have been duly passed if passed at a separate meeting of the holders of the Bonds of that series;

24.2	a resolution which in the opinion of the Trustee affects more than one series of the Bonds but does not give rise to a conflict of interest between the holders of Bonds of any of the series so affected shall be deemed to have been duly passed if passed at a single meeting of the holders of the Bonds of all the series so affected;

24.3	a resolution which in the opinion of the Trustee affects more than one series of the Bonds and gives or may give rise to a conflict of interest between the holders of the Bonds of any of the series so affected shall be deemed to have been duly passed only if it shall be duly passed at separate meetings of the holders of the Bonds of each series so affected; and

24.4	to all such meetings as aforesaid all the preceding provisions of this Schedule shall mutatis mutandis apply as though references therein to Bonds and holders were references to the Bonds of the series or group of series in question and to the holders of such Bonds respectively.

24.5	If the Issuer shall have issued and have outstanding (a) Bonds which are not denominated in United States dollars or (b) more than one series of Bonds denominated in United States dollars but in differing denominations, the following provisions shall apply. In the case of any meeting of holders of Bonds of more than one currency the principal amount of such Bonds not denominated in United States dollars shall (i) for the purposes of paragraph 3 above be the equivalent in United States dollars at the spot rate of a bank nominated by the Trustee for the conversion of the relevant currency or currencies into United States dollars on the seventh dealing day prior to the day on which the request in writing is received by the Trustee and (ii) for the purposes of paragraphs 6, 7, 11 and 15 above (whether in respect of the meeting, or any adjourned such meeting or any poll resulting therefrom) be the equivalent in United States dollars at such spot rate on the seventh dealing day (as defined above) prior to the day of such meeting or, if applicable, the taking of such poll. In such circumstances, and where separate series of Bonds denominated in United States dollars but of different denominations are to be treated together for the purposes of this Schedule, on any poll each person present shall have one vote for every complete one United States dollar of Bonds (converted as above) which he holds.

25	Nothing in this Trust Deed shall prevent any of the proxies named in any block voting instruction or form of proxy from being a director, managing director, officer or representative of, or otherwise connected with, the Issuer, the Guarantor or any of its other Subsidiaries.

26	References in this Schedule to Agents shall, where the context requires, be taken to be references to Paying, Transfer, Conversion and Exchange Agents.

85

In witness where this Trust Deed has been executed and delivered as a deed by the Issuer, the Guarantor and the Trustee on the date stated at the beginning.

SCOTTISH POWER FINANCE (JERSEY)

LIMITED

ADRIAN COATS

Director

SCOTTISH POWER PLC

CHARLES BERRY

Director

DONALD MCPHERSON

Secretary

86

THE COMMON SEAL of THE LAW DEBENTURE TRUST CORPORATION p.l.c. was hereunto affixed in the presence of:	}	SEAL

Director

C RAKESTROW

Director/Authorised Signatory

JULIAN MASON-JEBB

87

EXHIBIT 8.1

List of Scottish Power plc subsidiary undertakings at 31 March 2004 for the purpose of the 20-F filing

Undertakings marked * are direct holdings of Scottish Power plc.

Name	Jurisdiction of incorporation	Names under which carry on business
Arlington Wind LLC	Oregon, USA

Aspen 1 Limited	Scotland

Beaufort Energy Limited	Scotland

Birmingham Syn Fuel I, Inc.	Oregon, USA

Brentwood Gas Storage LLC	Oregon, USA

Bridger Coal Company	Wyoming, USA

Caledonian Communications Limited	Scotland

Caledonian Gas Limited	Scotland

Camjar plc	England

Canopy Botanicals, Inc.	Delaware, USA

Canopy Botanicals, SRL	Bolivia

Centralia Mining Company	Washington, USA

City Gate Gas Storage LLC	Delaware, USA

Cityscape Global Media Limited	England

Cityscape Internet Services Limited	England

Cityscape Limited	England

Clubcall Telephone Services Limited	England

Clubline Services Limited	England

Colorado Green Holdings, LLC	Delaware, USA

Colorado Wind Ventures, LLC	Delaware, USA

Columbia Gas Storage LLC	Delaware, USA

Copperteam Limited	England

Core Utility Solutions Limited1 2	England

[1]	Holding shown represents 50% of the total issued share capital;
[2]	Subsidiary undertaking by virtue of S258(2)(b), as well as by virtue of S258(2)(a), Companies Act 1985

List of Scottish Power plc subsidiary undertakings at 31 March 2004 for the purpose of the 20-F filing

Undertakings marked * are direct holdings of Scottish Power plc.

Name	Jurisdiction of incorporation	Names under which carry on business
CRE Energy Limited	Northern Ireland

CS Holdings, Inc.	Oregon, USA

Delta Gas Storage LLC	Delaware, USA

Demon Internet Limited	England

Demon Limited	England

Dispatch Publishing Limited	England

Emerald Power Generation Limited	England

Energy West Mining Company	Utah, USA

EnergyWorks Holdings I	Grand Cayman

Enstor Louisiana LLC	Oregon, USA

Enstor Operating Company, LLC	Oregon, USA

Enstor, Inc.	Oregon, USA

Flying Cloud Power Partners LLC	Delaware, USA

GBSO Limited	Scotland

Genscot Limited	Scotland

Glenrock Coal Company	Wyoming, USA

Hazelwood Australia, Inc.	Oregon, USA

Hazelwood Ventures, Inc.	Oregon, USA

Heartland Wind LLC	Oregon, USA

Hillsborough Leasing Services, Inc.	New Jersey, USA

Holford Gas Storage	Scotland

Interwest Mining Company	Oregon, USA

Ivanhoe Wind Energy LLC	Oregon, USA

Katy Storage and Transportation, LP	Texas, USA

Klamath Energy LLC	Oregon, USA

Klamath Generation LLC	Oregon, USA

Klondike Wind Power LLC	Oregon, USA

Koala FSC, Ltd.	Bermuda

Lancastrian Holdings Limited	England

Leblon Sales Corporation	US Virgin Islands

2

List of Scottish Power plc subsidiary undertakings at 31 March 2004 for the purpose of the 20-F filing

Undertakings marked * are direct holdings of Scottish Power plc.

Name	Jurisdiction of incorporation	Names under which carry on business
Locomotive Software Developments Limited	England

Locomotive Software Group Limited	England

Manweb Contracting Services Limited	England

Manweb Energy Consultants Limited	England

Manweb Gas Limited	England

Manweb Generation (Winnington) Limited	England

Manweb Generation Holdings Limited	England

Manweb Holdings Limited	England

Manweb Limited	Scotland

Manweb Nominees Limited	England

Manweb Pensions Trustee Limited	England

Manweb Services Limited	England

Manweb Share Scheme Trustees Limited	England

Mawlaw 526 Limited	England

Megafone (UK) Limited	England

Moraine Wind II LLC	Oregon, USA

Moraine Wind LLC	Oregon, USA

Mountain View Power Partners III LLC	Delaware, USA

New Energy Holdings I, Inc.	Oregon, USA

New IndiaPower Company One	Mauritius

New IndiaPower Company Two	Mauritius

PACE Group, Inc.	Oregon, USA

Pacific Bakun Energy BV	Netherlands

Pacific Development (Property), Inc.	Oregon, USA

Pacific Harbor Capital, Inc.	Delaware, USA

Pacific Kinston Energy, Inc.	Oregon, USA

Pacific Klamath Energy, Inc.	Oregon, USA

3

List of Scottish Power plc subsidiary undertakings at 31 March 2004 for the purpose of the 20-F filing

Undertakings marked * are direct holdings of Scottish Power plc.

Name	Jurisdiction of incorporation	Names under which carry on business
Pacific Minerals, Inc.	Wyoming, USA

Pacific Wind Development LLC	Oregon, USA

PacifiCorp	Oregon, USA	Pacific Power; Utah Power

PacifiCorp Development Company	Oregon, USA

PacifiCorp Energy Canada Ltd.	Canada

PacifiCorp Energy Services, Inc.	Oregon, USA

PacifiCorp Energy Ventures, Inc.	Oregon, USA

PacifiCorp Environmental Remediation Company	Delaware, USA

PacifiCorp Financial Services, Inc.	Oregon, USA

PacifiCorp Future Generations, Inc.	Oregon, USA

PacifiCorp Generation International, BV	Netherlands

PacifiCorp Group Holdings Company	Delaware, USA

PacifiCorp Hazelwood Pty Ltd.	Victoria, Australia

PacifiCorp Holdings, Inc.	Delaware, USA

PacifiCorp International Group Holdings Company	Oregon, USA

PacifiCorp Investment Management Inc.	Oregon, USA

PacifiCorp Trans, Inc.	Oregon, USA

PacifiCorp UK Limited	England

PCC Holdings, Inc.	Oregon, USA

PFI International, Inc.	Guam

PHC Properties Corporation	Florida, USA

Phoenix Wind Power LLC	Oregon, USA

PNF Holdings, Inc.	Washington, USA

PPM Alta Mesa LLC	Oregon, USA

PPM Colorado Wind Ventures Inc	Oregon, USA

PPM Energy, Inc.	Oregon, USA

Psychic Companions Limited	England

SaBRe Water Limited	Scotland

ScotPower Limited	Scotland

4

List of Scottish Power plc subsidiary undertakings at 31 March 2004 for the purpose of the 20-F filing

Undertakings marked * are direct holdings of Scottish Power plc.

Name	Jurisdiction of incorporation	Names under which carry on business
Scotsgrid Limited	Scotland

Scotspower Limited	Scotland

Scottish Power Finance (Jersey) Limited	Jersey

Scottish Power Trustees Limited	Scotland

Scottish Power UK Holdings Limited*	Scotland

Scottish Power UK plc	Scotland

Scottish Utility Services Limited	Scotland

ScottishPower Energy Management (Agency) Limited	Scotland

ScottishPower Energy Management Limited	Scotland

ScottishPower Energy Retail Limited	Scotland

ScottishPower Finance Limited	Scotland

ScottishPower Generation Limited	Scotland

ScottishPower Group Money Purchase Pension Scheme Limited	England

ScottishPower Inc.	Delaware, USA

ScottishPower Insurance Limited	Isle of Man

ScottishPower Investments Limited	Scotland

ScottishPower Leasing Limited	Scotland

ScottishPower NA 1 Limited*	Scotland

ScottishPower NA2 Limited*	Scotland

ScottishPower Overseas Holdings Limited*	Scotland

ScottishPower Securities Limited	Scotland

ScottishPower Share Scheme Trustees Limited	Scotland

ScottishPower Sharesave Trustees Limited	Scotland

ScottishPower Telecommunications Limited	Scotland

SMW Limited	Scotland

SP Dataserve Limited	Scotland

5

List of Scottish Power plc subsidiary undertakings at 31 March 2004 for the purpose of the 20-F filing

Undertakings marked * are direct holdings of Scottish Power plc.

Name	Jurisdiction of incorporation	Names under which carry on business
SP Distribution Limited	Scotland

SP Finance	England

SP Finance 2 Limited	Scotland

SP Finance 4 Limited	Scotland

SP Finance 5 Limited	Scotland

SP Gas Limited	Scotland

SP Manweb plc	England

SP Power Systems Limited	Scotland

SP Transmission Limited	Scotland

Spotlight Trading Limited	England

SPPT Limited	England

SSEB Limited	Scotland

Teledata (Holdings) Limited	Scotland

Teledata (Outsourcing) Limited	England

Teledata Scotland Limited	Scotland

Telephone Information Services plc	England

Telephone International Media Holdings Limited	England

Telephone International Media Limited	England

The CallCentre Service Limited	England

The Information Service Limited	England

The IP Systems Operation Limited	England

TIM Limited	England

Trimont Wind I LLC	Oregon, USA

Turnpike 1996 Limited	England

Turnpike Limited	England

VCI Acquisition Co.	Oregon, USA

Venus 5 Limited	Cayman Islands

Waha Storage & Transportation L.P.	Texas, USA

Watermark Games Limited	England

West Valley Leasing Company, LLC	Oregon, USA

6

EXHIBIT 12.1

I, Ian Russell, certify that:

1.	I have reviewed this annual report on Form 20-F of Scottish Power plc;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the company as of, and for, the periods presented in this report;

4.	The company’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the company and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Evaluated the effectiveness of the company’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c)	Disclosed in this report any change in the company’s internal control over financial reporting that occurred during the period covered by the annual report that has materially affected, or is reasonably likely to materially affect, the company’s internal control over financial reporting; and

5.	The company’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the company’s auditors and the audit committee of company’s board of directors (or persons performing the equivalent functions):

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the company’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the company’s internal control over financial reporting.

Date: June 25, 2004

/s/ Ian Russell
Ian Russell
Chief Executive

EXHIBIT 12.2

I, David Nish, certify that:

1.	I have reviewed this annual report on Form 20-F of Scottish Power plc;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the company as of, and for, the periods presented in this report;

4.	The company’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the company and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Evaluated the effectiveness of the company’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c)	Disclosed in this report any change in the company’s internal control over financial reporting that occurred during the period covered by the annual report that has materially affected, or is reasonably likely to materially affect, the company’s internal control over financial reporting; and

5.	The company’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the company’s auditors and the audit committee of company’s board of directors (or persons performing the equivalent functions):

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the company’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the company’s internal control over financial reporting.

Date: June 25, 2004

/s/ David Nish
David Nish
Finance Director

EXHIBIT 13.1

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report on Form 20-F of Scottish Power plc (the “Company”) for the fiscal year ended March 31, 2004 as filed with the Securities and Exchange Commission on the date hereof (the “Report”) , I, Ian Russell, the Chief Executive Officer of the Company, hereby certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, to the best of my knowledge, that:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: June 25, 2004

/s/ Ian Russell
Ian Russell
Chief Executive Officer

EXHIBIT 13.2

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report on Form 20-F of Scottish Power plc (the “Company”) for the fiscal year ended March 31, 2004 as filed with the Securities and Exchange Commission on the date hereof (the “Report”) , I, David Nish, the Chief Financial Officer of the Company, hereby certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, to the best of my knowledge, that:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: June 25, 2004

/s/ David Nish
David Nish
Chief Financial Officer

EXHIBIT 15.1

Cross-reference to Form 20-F

PART I

Item 1

Identity of Directors, Senior Management and Advisers n/a

Item 2

Offer Statistics and Expected Timetable n/a

Item 3

Key Information

28    –Business Risks

49    –Quantitative and Qualitative Disclosures about Market Risk

148  –Five Year Summary

152  –Dividends

152  –Exchange Rates

Item 4

Information on the Company outside back cover

9        Business Review

38    –Investment

46    –Cash Flow and Net Debt

96    –Notes to the Group Accounts

146  –Principal Subsidiary Undertakings and Other Investments.

Item 5

Operating and Financial Review and Prospects

34      Financial Review

84      Safe Harbor

Item 6

Directors, Senior Management and Employees

15    –Group Employees

62      Board of Directors & Executive Team

65      Corporate Governance

72      Remuneration Report of the Directors

97    –Employee Information

Item 7

Major Shareholders and Related Party Transactions

72    –Remuneration Report of the Directors

128  –Related Party Transactions

150  –Investor Information

Item 8

Financial Information

29    –Litigation

36    –Dividend Policy

42    –Significant Changes

152  –Dividends

Item 9

The Offer and Listing

150  –Nature of the Trading Market

Item 10

Additional Information

47    –Financing

76    –Service Contracts

109  –Loans and Other Borrowings

153  –Memorandum and Articles of Association

153  –Exchange Controls and Other Limitations Affecting Security Holders

153  –Documents on Display

153  –Taxation

154  –Taxation of Dividends

155  –Taxation of Capital Gains

155  –US Information Reporting and Backup Withholding

Item 11

Quantitative and Qualitative Disclosures About Market Risk

46    –Liquidity and Capital Resources

49    –Quantitative and Qualitative Disclosures About Market Risk

109  –Loans and Other Borrowings

Item 12

Description of Securities other than Equity Securities n/a

PART II

Item 13

Defaults, Dividend Arrearages and Delinquencies

none.

Item 14

Material Modifications to the Rights of Security Holders and Use of Proceeds n/a

Item 15

Controls and Procedures

70    –Evaluation of Disclosure Controls and Procedures (Sarbanes-Oxley Act 2002)

Item 16A

Audit Committee Financial Expert

67    –Report from Audit Committee

Item 16B

Code of Ethics

68    –Control Environment

Item 16C

Principal Accountant Fees and Services

69    –Auditor Independence

Item 16D

Exemptions from the Listing Standards for Audit Committees n/a

Item 16E

Purchases of Equity Securities by the Issuer and Affiliated Purchasers n/a

PART III

Item 17

Financial Statements n/a

Item 18

Financial Statements

85      Accounts 2003/04

Item 19

Exhibits

*

*	Filed with the United States Securities and Exchange Commission

Business Review

1	Description of Business
2	PacifiCorp
3	Infrastructure Division
4	UK Division
5	PPM
6	Group Employees
7	Group Environmental Policy
8	Charitable Contributions
9	Description of the Company’s Property
10	Description of Legislative and Regulatory Background
11	US Business Regulation
12	Regulation of PacifiCorp
13	Regulation of the Electricity and Gas Industries in the UK
14	Environmental Regulation
15	Employment Regulation
16	Business Risks
17	Litigation
18	Summary of Key Operating Statistics

1 Description of Business

Scottish Power plc (“ScottishPower”), a public limited company registered in Scotland, is an international energy company listed on both the London and New York Stock Exchanges. Through its operating subsidiaries, the company provides in excess of 5.8 million electricity or gas services to homes and businesses in the western US and across the UK. It provides electricity generation, transmission, distribution and supply services in both countries. The company’s US activities extend to coal mining and gas storage, including gas facilities in western Canada and in Texas. In Great Britain, ScottishPower also stores and supplies gas. In the year to 31 March 2004, the sales revenues of the group were £5.8 billion ($10.7 billion).

Following its creation upon privatisation in 1991, ScottishPower developed by both organic growth and strategic acquisitions in the British electricity, gas and telephony markets - and through its November 1999 merger with PacifiCorp in the US. During 2001/02, the group was redefined as an international energy business, exiting non-strategic activities in the US and UK, demerging the UK telecommunications and internet business, Thus, to the company’s shareholders and, in April 2002, selling the UK water and wastewater company, Southern Water. From 2002/03, ScottishPower has focused on its strategic aim of becoming a leading international energy company.

Strategic Context

ScottishPower’s strategy is to become a leading international energy company; managing both regulated and competitive businesses in the US and the UK to serve electricity and gas customers. The regulated businesses provide a base for steady growth through consistent investment and proven skills in operational and regulatory management. In its competitive businesses where the group has local market knowledge and skill advantages, it seeks to grow its market share and to enhance margins through the integration of generation, energy management and customer services, again underpinned by best-in-class operational performance. The aim is to support the growth and development of both regulated and competitive businesses through a balanced programme of capital investment which will deliver organic growth. Growth will arise from investment in new generation, networks and gas storage assets. It will also be sought through competitive market share gains and selective acquisitions of smaller operations that complement the group’s business and will accelerate its organic growth. Shareholder value will be created through an investment programme assessed on a risk-adjusted returns basis. Individual investments are expected to be earnings enhancing and supportive of the aim of retaining an A– credit rating for the group’s principal operating subsidiaries.

The strategy is delivered through four businesses, each clearly focused on its strategic priorities:

•	PacifiCorp

•	Infrastructure Division

•	UK Division

•	PPM

In each of the US and the UK, there is one business operating under regulation and one in competitive market conditions.

ScottishPower Annual Report and Accounts 2003/04  9

Business Review Description of Business

In the US, PacifiCorp operates as a regulated electricity business and the competitive energy business is PPM Energy, Inc. (“PPM”). Both are subsidiaries of PacifiCorp Holdings, Inc. (“PHI”) a non-operating, US holding company, itself an indirect wholly-owned subsidiary of ScottishPower. PHI is also the parent company of PacifiCorp Group Holdings which owns the shares of subsidiaries not regulated as domestic electricity providers, including PacifiCorp Financial Services, Inc.

In the UK, the regulated Infrastructure Division operates electricity transmission and distribution subsidiaries of the wholly-owned UK holding company Scottish Power UK plc (“SPUK”). Other subsidiaries comprise the group’s competitive energy business, the UK Division, covering its British Isles generation assets, commercial and energy management activities and energy supply business units.

2 PacifiCorp

In November 1999, PacifiCorp and ScottishPower completed a merger under which PacifiCorp became an indirect subsidiary of ScottishPower. As a result of the merger, PacifiCorp developed and implemented significant organisational and operational changes arising from the strategic decision to focus on its electricity businesses in the western US and embarked upon a continuing programme of efficiency improvements.

Principal Business Activities

PacifiCorp is a regulated electricity company operating in portions of the states of Utah, Oregon, Wyoming, Washington, Idaho and California. As a vertically-integrated electricity business, PacifiCorp owns or controls fuel sources, such as coal and natural gas, and uses these fuel sources, as well as wind, geothermal and hydroelectric resources, to generate electricity at its power plants. This electricity, together with electricity purchased on the wholesale market, is transmitted over a grid of transmission lines throughout PacifiCorp’s six-state region and is then transformed to lower voltages and delivered to end-use customers through PacifiCorp’s distribution system. PacifiCorp conducts its retail electricity utility business as Pacific Power and Utah Power, and engages in electricity sales and purchases on a wholesale basis under the name PacifiCorp. The subsidiaries of PacifiCorp support its electricity utility operations by providing coal mining facilities and services and environmental remediation.

The western US energy market is experiencing growth in demand due to both increased customer numbers and underlying load growth. PacifiCorp continued its energy hedging strategy, maintaining a balanced loads and resources position through 2003. PacifiCorp has hedged its forecast load and resource balance and price exposure for 2004/05 and for summer 2005, when demand is expected to be supported by the commissioning of the first phase of the 525 MW Currant Creek plant in Utah. PacifiCorp also continued to invest in support of network safety, reliability and high-level performance, including targeted investments in areas of high demand growth. However, severe storms in late December 2003 and early January 2004 impacted the PacifiCorp network in northern Utah and parts of Oregon and California, increasing costs and leading to voluntary goodwill payments to those Utah customers who were without power for extended periods.

Retail Electricity Sales

PacifiCorp serves approximately 1.6 million retail customers in service territories aggregating about 135,000 square miles in portions of six western states. The geographical distribution of PacifiCorp’s retail electricity operating revenues for the year ended 31 March 2004 was Utah, 39%; Oregon, 32%; Wyoming, 13%; Washington, 8%; Idaho, 6%; and California, 2%. In August 2003, PacifiCorp announced that it was discontinuing efforts to sell its California service area to the Nor-Cal Electric Authority and committed itself to continue to serve its more than 44,000 customers in Yreka, Crescent City, Alturas, Mt. Shasta and the surrounding communities.

The PacifiCorp service area’s diverse regional economy mitigates exposure to economic swings. In the eastern portion of the service area, mainly Utah, Wyoming and south eastern Idaho, customer demand peaks in the summer when cooling systems and irrigation are heavily used. The principal industries are manufacturing, health services, recreation and mining or extraction of metals, coal, oil, natural gas, phosphates and elemental phosphorus. In the western part of the service territory, mainly consisting of Oregon, south eastern Washington and northern California, customer demand peaks in the winter months due to heating requirements and the economy generally revolves around agriculture and manufacturing, with pulp and paper, lumber and wood products, food processing, high technology and primary metals being the principal industries. During 2003/04, no single retail customer accounted for more than 2% of PacifiCorp’s retail electricity revenues and the 20 largest retail customers accounted for 13% of retail electricity revenues. Trends in energy sales by class of customer are set out in Tables 3, 5 and 6 (page 31).

PacifiCorp serves some areas of rapidly changing population size and economic activity. In particular, a substantial part of the eastern service territory is in Utah and Idaho, states expected to be among the top ten states in the US for growth during the next few years. Additionally, recent warm summer temperatures are causing residential customers to install central air conditioning systems and are contributing to a faster summer peak growth. Commercial sales are positioned for growth in the eastern portion of the service territory, particularly Utah, because of strong population and economic viability and through Utah’s central role in the manufacture, distribution and delivery of goods to surrounding western states. Wyoming is experiencing increasing industrial activity in its energy-related sectors, with increasing exploration and rig counts suggesting a positive trend in PacifiCorp’s future sales to the industrial sector in the state.

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Oregon, which has been experiencing recessionary conditions, nonetheless contains a number of communities showing high levels of growth suggesting the likelihood of an increasing pace of economic development and recovery across PacifiCorp service territories.

For the five years to 31 March 2009, the underlying annual growth in retail MWh sales in PacifiCorp’s franchise service territories is estimated to be in the range of 1.5% to 2.6%, dependent upon factors such as economic growth, changes in customer numbers, weather, the potential effects on demand resulting from conservation efforts and changes in price. If prices increase in the region, demand growth over the region may slow.

Power Production and Fuel Supply

PacifiCorp owns or has interests in generating plants with an aggregate nameplate rating of 8,420 MW and plant net capability of 7,987 MW, see Table 1 (page 30). During 2003/04, approximately 73% and 5% of PacifiCorp’s energy requirements were supplied by its thermal and hydroelectric generation plants respectively. The remaining 22% was obtained primarily through purchased power. The share of PacifiCorp’s energy requirements generated by its own plants will vary from year-to-year and is determined by factors such as planned and unplanned outages, availability and price of coal and natural gas, precipitation and snowpack levels, environmental considerations and the market price of electricity. PacifiCorp will make use of existing long-term purchase contracts, and expects to choose appropriate cost-effective resources to meet the balance of its customer demand through new long- and short-term purchase arrangements, including those covering some 91 MW of wind power.

At 31 March 2004, PacifiCorp had 220 million tons of recoverable coal reserves that are mined by PacifiCorp’s mining affiliates and are dedicated to nearby PacifiCorp-operated generation plants, see Table 2 (page 30). During 2003/04, these mines supplied some 30% of PacifiCorp’s total coal requirements. Coal is also acquired through long-term and short-term contracts. Thirteen long-term coal contracts accounted for 68% of the overall 2003/04 requirements. The contract terms range from one to 19 years. PacifiCorp has also entered into long-term, fixed-price natural gas contracts to meet the forecasted needs of its existing natural gas-fired electricity generation plants to the end of calendar year 2006. Natural gas transportation capacity was purchased to meet the needs of the Currant Creek project, which is expected to start up in June 2005, and PacifiCorp has purchased most of its calendar year 2006 forecasted gas supply needs for the Currant Creek project.

To manage future generation needs and meet environmental objectives, PacifiCorp developed an Integrated Resource Plan (“IRP”), filed in January 2003 and updated in October 2003. The IRP is reviewed and updated every two years and provides a framework which will allow PacifiCorp to continue to select optimal solutions from a mix of renewable, thermal, market purchase and demand side management choices and will guide specific “build or buy” decisions made dependent on permitting, siting, emissions, cost recovery and economic conditions. Regulators in many of the states in which PacifiCorp operates have acknowledged the 2003 IRP. Costs incurred by PacifiCorp to provide a service to its customers are expected to be included as allowable costs for ratemaking purposes. However, under the US “regulatory compact”, PacifiCorp must demonstrate to regulators that the incurred costs are both reasonable and necessary to the provision of safe, adequate, reliable and efficient electricity utility services to its retail customers and that the decisions were made in a prudent manner.

Action items from PacifiCorp’s 2003 IRP have been pursued in the Requests for Proposals (“RFP”) process which seeks to identify PacifiCorp’s future resource mix though a programme coordinated with stakeholders in the six states it serves. From the first of the RFPs, PacifiCorp determined that the construction of a new 525 MW gas-fired plant in Utah, would be the lowest risk and most economical 2004/05 resource category choice to meet future generation needs. The plant will be named Currant Creek. The Utah Public Service Commission (“UPSC”) has given its approval for construction of the plant and the Utah Division of Air Quality issued its final approval order in May 2004. The plant is expected to come on-line in two phases over 2005 and 2006. On 10 May 2004, PacifiCorp announced that, following a thorough review of proposals submitted, it had identified the Summit Vineyard LLC proposal for the construction of a 534 MW Lake Side Power Plant near Salt Lake City, Utah as the best option to meet the long-term resource requirements of its customers. PacifiCorp’s filing for a Certificate of Convenience and Necessity for the development could take up to six months to complete and is intended to facilitate a summer 2007 introduction of the plant. In February 2004, PacifiCorp issued a further RFP seeking up to 1,100 MW of new renewable resources across its service territories over the next seven years.

Wholesale Sales and Purchased Electricity

In addition to its base of thermal, renewable and hydroelectric generation assets, PacifiCorp uses a mix of long-term, short-term and spot-market purchases to balance its load and wholesale obligations. PacifiCorp enters into wholesale purchase and sale transactions to provide hedges against periods of variable generation or variable retail load. Generation varies with the level of outages or transmission constraints and retail load varies with the weather, distribution system outages and the level of economic activity. During the year ended 31 March 2004, 22% of PacifiCorp’s energy requirements were supplied by electricity purchased under short- and long-term arrangements. For the year ended 31 March 2003, 23% of PacifiCorp’s energy requirements were supplied by purchased electricity under short-and long-term purchase arrangements. During 2003/04, there was a slight decline in short-term wholesale sales and a broadly parallel reduction in short-term purchases with an overall increase in the use of owned generation and longer-term

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Business Review Description of Business

purchases. PacifiCorp’s wholesale transactions are integral to its retail business, providing for a balanced and economically hedged position and enhancing the efficient use of its generating capacity over the long term. PacifiCorp’s transmission system is available for common use consistent with open access regulatory requirements and connects with market hubs in the Pacific Northwest to provide access to what is normally low-cost hydroelectric generation and also to the south western US, which provides access to normally higher-cost fossil-fuel generation.

Under the requirements of the Public Utility Regulatory Policies Act of 1978, PacifiCorp purchases the output of qualifying facilities constructed and operated by entities that are not public utilities. During 2003/04, PacifiCorp purchased an average of 108 MW from qualifying facilities, compared to an average of 101 MW in 2002/03.

3 Infrastructure Division

Three wholly-owned subsidiaries of SPUK – SP Transmission Limited, SP Distribution Limited and SP Manweb plc – are the “asset-owner companies” holding the group’s UK regulated assets and transmission and distribution licences. A further wholly-owned subsidiary of SPUK – SP Power Systems Limited (“PowerSystems”) – provides asset management expertise and conducts the day-to-day operation of the networks.

Principal Business Activities

The asset-owner companies act as an integrated business unit to concentrate divisional expertise on regulatory issues and investment strategy. PowerSystems implements work programmes commissioned by and agreed with the asset-owner business. Strict commercial disciplines are applied at the asset owner-service provider interface, with PowerSystems operating as a contractor to the transmission and distribution business unit. An integrated senior management team within the Infrastructure Division applies the benefits of growing expertise in asset ownership, financing and operational service provision to the management of the group’s regulated networks businesses in both the UK and the US.

Transmission and Distribution

ScottishPower owns and manages a substantial UK electricity transmission and distribution network which extends to over 115,000 km, with 67,100 km of underground cables and 48,400 km of overhead lines, comprising both the distribution system to customers in its two authorised areas and, in Scotland, its high-voltage transmission system (132 kilovolt (“kV”) and above, including those parts of the England-Scotland interconnector which are in its Scottish authorised area). Table 9 (page 32) shows key information with respect to the division’s transmission and distribution services in 2003/04. These networks are operated under licences issued by the Gas and Electricity Markets Authority (“the Authority”) and held by the transmission and distribution businesses, which are entitled to charge for the use of the systems on terms approved by the Authority under various price control formulae.

The management focus of the transmission and distribution business is to outperform allowed regulatory returns from the provision of efficient, coordinated and economical networks which are open to licensed users on a non-discriminatory basis (in order to facilitate competition in generation and supply) and operated to approved standards of safety and reliability. The business is also engaged in continuing work with the Office of Gas and Electricity Markets (“Ofgem”) and the rest of the industry to develop the price control framework to allow increased investment to secure the long-term safety, reliability and sustainability of the electricity infrastructure in Great Britain and to invest in network development to support the UK Government’s planned expansion of renewable generation.

The income derived from the distribution business is dependent on the demand for electricity by customers in the authorised areas. Demand for electricity is affected by such factors as growth and movements in population, social trends, economic and business growth or decline, changes in the mix of energy sources used by customers, weather conditions and energy efficiency measures. Tables 10 and 11 (page 32) set out the demand in gigawatthours (“GWh”) by customer type within the broadly stable levels of electricity transported over the distribution systems in the ScottishPower and Manweb home areas during the five most recent financial years.

Asset Management

Within the PowerSystems business unit, the focus continues to be on cost-effectiveness and service quality improvement. Its principal business activities involve the construction and refurbishment of the UK transmission and distribution systems, their maintenance and related fault repair. PowerSystems acts as the major service provider to the ScottishPower transmission and distribution business and as the primary customer contact agent for network-related matters. PowerSystems continues to focus strongly on the efficient delivery of these services under contract. The regulatory framework provides financial incentives to improve network performance and customer satisfaction. PowerSystems is focused on maximising the financial benefit to be obtained from these incentives over the course of the current price control period.

Some 23% of the division’s investment programme is devoted to organic growth areas such as new customer connections and network reinforcement. PowerSystems has continued to maintain a joint venture with Alfred McAlpine Utility Services Limited, called Core Utility Solutions Limited, to take advantage of the opportunities presented by the requirement for competitive provision of connections to distribution networks.

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4 UK Division

The UK Division operates in gas and electricity markets which became fully competitive with the ending of residual price controls on 31 March 2002; although Ofgem continues to enforce licence conditions and regulate quality of service. The division comprises five wholly-owned subsidiaries: ScottishPower Generation Limited owns and operates the power stations and other generation assets in the British Isles and holds the group’s generation licence; ScottishPower Energy Management Limited and ScottishPower Energy Management (Agency) Limited deal in gas and electricity at the wholesale level and in the commercial instruments and agreements which constitute the market balancing mechanisms for the competitive energy market in the UK; ScottishPower Energy Retail Limited is the gas and electricity supply company and holder of the group’s supply licences, managing pricing, selling, billing and receipting for gas and electricity supply to both business and domestic customers and dealing with enquiries arising in the course of this business; and SP Dataserve Limited is the data management and metering company, managing the data processes which underpin customer registration through to billing and settlement.

The divisional management team oversees activities across the energy value chain, maximising value from a diverse generation portfolio through to a national customer base of 4.25 million, via an integrated commercial and energy management activity that acts to balance and hedge energy needs. In 2003/04, wholesale energy prices recovered from the historic lows of 2002/03 although, in light of the emphasis on a market-based framework for energy policy set out by the UK Government in February 2003, wholesale energy markets face the prospect of continuing structural and contractual changes. As an active market participant, the division engages fully in regulatory and contractual debate and in the consultation processes following the Government’s review of energy policy. In the meantime, the division aims to leverage the benefits of its flexible generation asset base and commercial operations to deliver sustained earnings through improved business processes and customer service and to develop its position in renewable generation.

Principal Business Activities

The UK Division operates ScottishPower’s generation assets in the British Isles, manages the company’s exposure to the wholesale electricity and gas markets and is responsible for energy supply: the sales and marketing of electricity and gas to customers throughout Great Britain, together with the associated customer registration, billing and receipting processes and handling enquiries in respect of these services.

Power Plant Portfolio, Fuel Strategy and Generation Sales

The UK Division operates some 5,400 MW of generating capacity, see Table 8 (page 32) comprising coal, gas, hydroelectric and wind power generation assets, giving the division a particularly flexible portfolio. Acquisition of additional thermal generation capacity is kept under continuing review but purchases will only be made at value-enhancing prices and the current market is characterised by over-capacity. The restated public policy emphasis on renewable generation and the extension to 2015 of the Renewables Obligation Certificates scheme targets provide the context for continued expansion of the windfarm business which, at 31 March 2004, had operational windfarms totalling 158 MW, planning applications for a further 920 MW and environmental assessments begun on around 560 MW of further potential sites to ensure that the company target of 10% of supply from renewables by 2010 is met.

ScottishPower’s fuel purchasing strategy is based upon the objective of achieving competitive fuel prices while balancing the need for security and flexibility of supply. The major components of the fuel portfolio are coal and gas, both fuels being sourced through a combination of long-term contracts and shorter-term trading. The division has three long-term contracts with terms of greater than five years for supply from major gas fields.

Generation output is managed in order to hedge risk and optimise the position in the balancing market. In 2003/04, some 19 terawatt hours (“TWh”) were despatched, both to contribute towards the approximately 33 TWh of retail and wholesale demand provided by the division and to maintain export volumes through the interconnectors to England & Wales and to Northern Ireland.

Energy Management and Commercial Arrangements

In addition to its own generation capacity and long-term bulk gas contracts the UK Division has access to additional generation under contract. Through its commercial and energy management operations, the division uses medium and short-term contractual arrangements to complete its energy purchase requirements and to sell its generation output into the electricity market in Scotland and, through the interconnectors, to England & Wales and to Northern Ireland. The Energy Bill intended to facilitate a Great Britain-wide market through the British Electricity Trading and Transmission Arrangements (“BETTA”) was introduced into Parliament in November 2003, although the new arrangements are now not expected to become effective until April 2005 at the earliest. BETTA is expected to have only a modest impact on end-user prices and the focus of consultation is now on transmission charging in a Great Britain-wide market, particularly in the light of the policy emphasis on renewables.

Through its activities in the electricity, gas and coal markets, ScottishPower’s energy management business secures competitive advantage for the UK Division through hedging and optimising its position across the energy value chain, continuously evaluating and managing risk exposure. ScottishPower’s Hatfield Moors gas storage site enhances the flexibility of the division’s energy management position, both in meeting peak demands of supply customers and responding to the volatility of gas prices between midweek and weekends. In

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Business Review Description of Business

addition, the bulk gas contracts allow the gas to be sold out or used in the division’s power stations, giving yet more flexibility. A planning application for a 6 billion cubic feet (“BCF”) gas storage facility at Byley, Cheshire was approved in May 2004, following a public inquiry in late 2002.

The New Electricity Trading Arrangements, introduced into England & Wales in March 2001, provided for a direct contracting, pay-as-bid process between generators and suppliers, with imbalances between actual and contracted positions settled through a balancing mechanism intended to lead to more cost-reflective prices and more effective management of risk. In this context of a fully competitive energy market, the division has renegotiated or ended a number of long-term contracts put in place before privatisation in 1991 under which it was obliged to pay non-market-based rates for electricity from the nuclear plants of British Energy (“BE”) and the Peterhead power station and hydro plants of Scottish and Southern Energy (“SSE”). Necessary regulatory approvals have been received and the revised arrangements with BE took effect in November 2002, providing a benefit of some £25 million a year. Removal of the relevant contracts with SSE will take effect from April 2005, providing a further anticipated saving of around £20 million a year from 2005 onwards.

Energy Supply

Since September 1998 when, under the provisions of the Electricity Act, competition was extended to residential electricity customers, the strategic focus of the ScottishPower energy supply business has been the defence of its core markets, residential and small business customers in the ScottishPower and Manweb home areas, whilst seeking profitable additional business outside these historical regional boundaries. Retention of home area residential customers stands at 60% whilst targeted sales efforts, strategic marketing alliances, such as NESTMakers, the partnership with Sainsbury’s and the use of e-commerce channels have helped develop a Britain-wide customer base which now stands at 4.25 million energy accounts. The business improvement programme introduced in 2001 continues to drive improvements across the retail supply business and has helped to deliver increased direct debit penetration and reduced customer churn rates in addition to cost benefits in areas such as billing, debt and customer registration business processes.

Metering and Data Management

In the competitive energy market SP Dataserve Limited (“Dataserve”) operates end-to-end process and data management in order to maximise efficiencies in the provision and control of registration and metering data for ScottishPower and other agency arrangements. Data management covers the establishment of new customers, maintenance of existing customers and accuracy of energy settlement. To effectively manage gas and electricity customers, Dataserve has continued to contribute to improvements in billing performance through the management of the agents, who provide much of the data.

5 PPM

PPM, the group’s competitive US energy business, is a fast-growing energy provider, with operating assets in eight US states and in Canada. Its diverse portfolio, focus on wind power and moderate risk approach position PPM for continued earnings growth in 2004/05. PPM commenced substantive operations in 2001 (operating until January 2003 as PacifiCorp Power Marketing, Inc.) and is growing through a strategic focus on clean energy; concentrating on renewable power, natural gas storage and hub services and gas-fired generation.

Principal Business Activities

PPM’s principal assets are thermal and renewable generation resources and natural gas storage facilities, including gas storage assets in western Canada and Texas. PPM creates value by securing quality assets at strategic locations and by locking in value with long-term contracts with creditworthy customers. Integration of plant operations, contract dispatch and energy management add additional value. The optimisation benefits come from displacing plant operations with low-priced electricity purchases, selling the displaced gas or placing it in storage, as well as using transmission and contract delivery flexibility to manage locational price differences in both gas and electricity. PPM aims to leverage the benefits of its flexible asset base and contracts to extract value across gas and electricity.

Power Production and Wholesale Sales

PPM has more than 1,600 MW of operating assets currently under its ownership or control and, of that, PPM has full economic interest in 1,368 MW, see Table 7 (page 31). PPM balances its supply and sales, selling a substantial amount of its supply forward under long-term contracts. In its electricity business, PPM serves a wide variety of wholesale energy customers including municipal agencies, public utility districts and investor-owned utilities. During 2003/04, the number of long-term customers served by PPM’s wholesale electricity business grew from 6 to 18. These customers are primarily located in wholesale energy markets served by the 1.8 million square mile Western Electricity Coordinating Council service territories in the western US and the Mid-Continent Area Power Pool service territories in the upper midwest US.

Wind Power

PPM is the second largest provider of wind energy in the US. Six projects were completed in December 2003 bringing the total added during the calendar year to 528 MW and the total wind power under PPM’s control to more than 830 MW. PPM continues to place much of its renewable energy output under long-term contracts. For example, all output from the new 162 MW Colorado Green windfarm has been sold under a 15-year agreement to supply the Public Service Company of Colorado. PPM has also developed the 51 MW Moraine Wind Power

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Project in southwest Minnesota in conjunction with a long-term power sales agreement signed with the regional regulated utility, Northern States Power Company, and completed the development of the 44 MW Flying Cloud Wind Project in Iowa, which includes a 15-year agreement to sell power to Interstate Power & Light, a subsidiary of Alliant Energy. Approximately 80% of the wind power under PPM’s control has been sold under long-term contract with the balance hedged under multi-year forward power sales.

Gas Storage and Hub Services

PPM’s two major gas storage facilities are in Alberta, Canada and in Katy, Texas. Each is connected into substantial pipeline networks serving well-diversified customer bases under firm, long-term and short-term contract arrangements. In addition to the 44 BCF of gas storage capacity under its ownership during calendar year 2003, PPM has increased its available gas storage capacity by 23 BCF for calendar year 2004 through contracting for capacity in third-party storage facilities in western Canada, Texas and California. This capacity will be used, along with existing facilities, to extend PPM’s energy management and hub services and represents one of a number of development opportunities identified to grow PPM’s gas storage business at selective locations over the next several years. PPM also has begun development of a 7.2 BCF high-deliverability salt cavern gas storage project in west Texas.

6 Group Employees

US Businesses PHI and its subsidiaries had 6,704 employees at 31 March 2004, of which PacifiCorp and its subsidiaries had 6,507 and PPM and its subsidiaries 194. Approximately 58% of the employees of PacifiCorp and its mining subsidiaries are covered by union contracts, principally with the International Brotherhood of Electrical Workers, the Utility Workers Union of America and the United Mine Workers of America. In the company’s judgement, employee relations in the US businesses are satisfactory.

UK Businesses ScottishPower and its UK subsidiaries had 8,117 employees, at 31 March 2004. Of these, 3,324 were employed in the Infrastructure Division and 4,793 in the UK Division. Approximately 56% of employees in the UK are union members, and 79% are covered by collective bargaining arrangements. In the company’s judgement, employee relations in the UK businesses are satisfactory.

Human Resources Strategy

In 2003/04, plans were developed and implemented to give effect to the human resources strategy approved by the Board in July 2002, which aims to ensure that the business achieves superior results through the high performance of its employees. This is being achieved by strategic efforts to ensure that, wherever they work across the group, employees share a consistent, positive experience of working for ScottishPower which encourages and supports high personal performance. The key strategic initiatives to support the strategy include a strong commitment to leadership development, talent management to build organisational competencies and succession, a strong emphasis on continuously improving performance in health and safety, and efforts to improve employee engagement through a positive working climate.

A new group health and safety governance process was approved by the Executive Team in November 2002 and was implemented in 2003/04, with the Group Health & Safety Executive Committee composed of US and UK members meeting on a quarterly basis. Following extensive consultation and internal communication, a new group health and safety strategy was implemented in 2003/04. As part of the strategy, a new Group Health & Safety Framework composed of a new Group Policy and Health & Safety Standards was also approved for application group-wide. During November and December 2003, baseline assessments were undertaken using the new assessment protocol to measure the performance of business units against standards set on a world-class health and safety scoring scale.

Employee Consultation

An annual survey is conducted across all businesses to provide a measure of employees’ perception of the company’s direction and their sense of empowerment, value, training and development and of manager communication. Survey results are shared with all employees, reviewed by the Executive Team and used in each business to set targets and action plans for the following year. In addition, individual businesses use surveys and other tools to understand the issues that fall within their specific areas of responsibility and regular consultation takes place using a variety of means including monthly team meetings, team managers’ conferences, business unit road shows, safety committees, presentations, focus groups and employee magazines. Senior managers across the business meet with a cross-section of employees on a regular basis and with trade union representatives in joint consultations on issues of mutual interest.

Further details of group workplace policy and performance can be found in the ScottishPower Environmental and Social Impact Report and the ScottishPower Workplace Performance Report. Both are available on the ScottishPower website. The company also operates a number of all-employee share plans (see page 75).

7 Group Environmental Policy

ScottishPower recognises the need for a responsible business to embrace a wider role in society and to engage fully with shareholders, staff, communities, customers and other opinion formers. It aims to do this transparently, through an international framework, to ensure that key

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principles are translated into action. This framework comprises overall international visionary goals; and specific goals for the US and UK. Performance towards meeting these goals is tracked through carefully chosen Key Performance Indicators, closely related to business unit objectives. ScottishPower’s strategy is to become a leading international energy company. Hence, it must strive to achieve a balance between various needs including securing energy supply now and into the future, keeping energy affordable and minimising its impact on the environment.

Policy frameworks in the US and UK have common elements, particularly in using market instruments for air quality regulation and supporting renewables and energy efficiency measures. In the US, numerous Congressional proposals on “multi-pollutant” regulation feature tradable credits intended to provide cost-efficiency and flexibility in meeting emissions limits. Efforts continue in Congress to extend the renewable energy production tax credit, which helps to make new wind projects price-competitive in many US electricity markets. Also, efforts continue to create viable markets for renewable generation at the state level, most notably in California. The UK Government and the European Commission (“EC”) are developing firm proposals for the implementation of the European Union (“EU”) Emissions Trading Scheme which is scheduled to bring a mandatory emission trading regime into force in 2005. The UK Energy White Paper, published in February 2003, doubled the UK renewables target of 10% by 2010 to 20%, to be achieved by 2020. Energy saving and energy services received a boost, while resources were identified to support new clean coal. In Scotland, the Scottish Executive has announced the target of achieving 40% of electricity generation from renewable sources by 2020. This is being carried out at a time when network operators and the UK regulator, Ofgem, are engaging in discussions which recognise the need to set network upgrades in the context of future network development for renewables and embedded generation.

The group continues to develop specific policies to respond to these regulatory challenges, aiming to grow its business sustainably in new energy markets, to invest in renewables and clean-coal technology and to ensure that customers benefit from innovations in energy efficiency. It also aims to manage existing coal-fired assets responsibly, applying appropriate abatement technologies to reduce its environmental footprint whilst supporting security of supply and affordability of power for its customers. The lines of accountability for environmental policy are focused through the policy making Energy and Environment Committee, chaired by the Chief Executive and with direct reporting lines to ScottishPower’s Executive Team.

Further details of group environmental policy and performance can be found in the ScottishPower Environmental and Social Impact Report and the Environmental Performance Report. Both are available on the ScottishPower website.

8 Charitable Contributions

In order to encourage comparability, the group uses the London Benchmarking Group (“LBG”) model to evaluate its community support activity groupwide. The LBG model is a standard for community reporting adopted by over 80 leading UK companies and ScottishPower’s use of the model is reviewed each year by the LBG to help ensure the evaluation principles are correctly and consistently applied. During 2003/04, ScottishPower companies contributed £6.2 million in community support activity. This incorporated £600,000 categorised by the LBG model as charitable gifts, £4.8 million of community support activity categorised as community investment and £760,000 categorised as commercial initiatives in the community given in cash, through staff time and in-kind donations by the company’s US and UK operations. An additional £1.2 million of charitable support was made through the PacifiCorp Foundation for Learning, which is fully endowed by ScottishPower companies.

Further details of group community engagement policy and performance can be found in the ScottishPower Environmental and Social Impact Report and the Marketplace & Community Performance Report. Both are available on the ScottishPower website.

9 Description of the Company’s Property

US Businesses The US properties consist primarily of generating facilities, electricity transmission and distribution facilities, coal mines and a number of office facilities. Substantially all of PacifiCorp’s electricity plants are subject to the lien of PacifiCorp’s Mortgage and Deed of Trust.

PacifiCorp owns or has an interest in 54 hydroelectric generating plants. These have an aggregate nameplate rating of 1,077 MW and plant net capability of 1,164 MW. It also owns or has interests in 16 thermal-electricity generating plants with an aggregate nameplate rating of 7,310 MW and plant net capability of 6,790 MW. PacifiCorp also jointly owns one wind power generating plant with an aggregate nameplate rating of 33 MW and plant net capability of 33 MW. Table 1 (page 30) sets out key aspects of PacifiCorp’s existing generating facilities. These generating facilities are interconnected through PacifiCorp’s own transmission lines or by contract through the lines of others. Substantially all of PacifiCorp’s generating facilities and reservoirs are managed on a coordinated basis to obtain maximum load carrying capability and efficiency. Portions of PacifiCorp’s 73,000 miles of transmission and distribution networks are located, by franchise or permit, upon public lands, roads and streets and, by easement or licence, upon the lands of other third parties. Table 4 (page 31) sets out further information regarding the PacifiCorp networks.

PacifiCorp’s coal reserves are described in Table 2 (page 30). Most are held pursuant to leases from the federal government through the Bureau of Land Management and from certain states and private parties. The leases generally have

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multi-year terms that may be renewed or extended and require payment of rentals and royalties. In addition, federal and state regulations require that comprehensive environmental protection and reclamation standards be met during the course of mining operations and upon completion of mining activities.

PPM has more than 1,600 MW of operating assets currently under its ownership or control and, of that, PPM has full economic interest in 1,368 MW, see Table 7 (page 31). The majority of PPM’s capacity, 606 MW of wind power contracted for a period of 25 years and 237 MW of thermal power contracted for a period of 30 years, comes from long-term agreements while 525 MW comes from outright ownership of six wind plants and two thermal plants. PPM’s windfarms are on land owned or leased for 25 years or more. PPM also owns major gas storage facilities in Alberta, Canada and in Katy, Texas representing a total of 44 BCF of gas storage capacity.

UK Businesses The UK properties consist of generating stations, transmission and distribution facilities and certain non-operational properties in which the company holds freehold or leasehold interests.

ScottishPower owns seven power stations in Scotland, five of which are operational and two in England. It also owns three windfarms in Northern Ireland, six in Scotland, and one in the Republic of Ireland. In addition, the company has joint venture interests in one power station in England and three windfarms, two of which are in England and one in Wales. All generation plant is owned by the group, with the exception of the non-operational Methil power station, which is held on a ground lease that expires in 2012, and the windfarms which are generally held on ground leases of at least 25 years’ duration. See Table 8 (page 32) for further details of operational generation assets.

At 31 March 2004, the UK transmission facilities included approximately 4,000 circuit km of overhead lines and underground cable operated at 400 kV, 275 kV and 132 kV. In addition, the distribution facilities included over 110,000 circuit km of overhead lines and underground cable at voltages operating from 33 kV to 0.23 kV. The group holds either permanent rights or way leaves which entitle it to run these lines and cables through private land. See Table 9 (page 32) for further details.

10 Description of Legislative and Regulatory Background

As a public limited company (“plc”), Scottish Power plc is subject to the UK Companies Acts and is also registered as a holding company under the US federal Public Utility Holding Company Act of 1935, which is administered by the US federal Securities and Exchange Commission (“SEC”). Hence, Scottish Power plc, PacifiCorp and other subsidiaries are subject to regulation unless specific subsidiaries or transactions are otherwise exempt by SEC rules or orders. SPUK and its subsidiaries are exempt because SPUK is an exempt foreign utility as defined in the 1935 Act. Whereas US federal and state regulatory commissions generally have jurisdiction over mergers, acquisitions and the sale of utility assets, the UK Government, as a way to maintain control over ScottishPower and certain of its subsidiaries, required at privatisation the issuance of a ScottishPower “Special Share”. The Special Share only affected corporate control transactions at the overall group holding company level and had no effect on PacifiCorp. On 5 May 2004, the UK Government announced the redemption of the Special Share, following a review which concluded that public policy objectives are now adequately protected by the legal and regulatory framework currently in place.

ScottishPower’s UK operations are subject to such EU Directives as the UK Government brings into effect, specifically, the EU energy liberalisation directives and EU prohibitions on anti-competitive agreements and the abuse of a dominant position (implemented through the Competition Act 1998, which came into effect from 1 March 2000) and also to the provisions of the Utilities Act 2000 (“Utilities Act”). The Utilities Act introduced a legal framework for energy company licences based on standard, UK-wide conditions and, taken together with requirements of the Department of Trade and Industry (“DTI”) and licence changes introduced by the Regulators, defines the regulatory framework within which SPUK and its subsidiaries must operate.

A summary of the more specific legislative and regulatory background to the operations of the group’s businesses is set out below.

11 US Business Regulation

PacifiCorp is subject to the jurisdiction of the public utility regulatory authorities in each of the states in which it conducts retail electricity operations. These authorities regulate various matters including prices, services, accounting, issuance of securities and other matters. PacifiCorp is a “licensee” and a “public utility” as those terms are used in the Federal Power Act (“FPA”) and is, therefore, subject to regulation by the Federal Energy Regulatory Commission (“FERC”) as to accounting policies and practices, certain prices and other matters.

Because PPM does not conduct retail electricity operations, it is not subject to the same state public utility commission regulation as PacifiCorp. However, certain of its wholesale activities are regulated by the FERC and the state commissions impose certain limitations on affiliate transactions. In addition, PPM’s gas storage activities in Texas are subject to regulation by the FERC and the Texas Railroad Commission and those in Canada by the Alberta Energy and Utilities Board.

FERC Issues

California refund case PacifiCorp is one of a number of parties to a FERC investigation of potential refunds for energy transactions in California during past periods of high-energy prices and, in 2001/02, established a provision of $17.7 million for these potential refunds. PacifiCorp’s ultimate exposure to refunds is dependent upon any final order issued by the FERC in this proceeding.

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Business Review Description of Legislative and Regulatory Background

FERC show-cause orders In August 2003, PacifiCorp and the FERC staff reached a resolution on the FERC order to show why various parties’ behaviour during the California energy crisis did not constitute manipulation of the wholesale electricity market. Under the terms of the settlement agreement, PacifiCorp denied liability and agreed to pay a nominal amount of $67,745 in exchange for complete and total resolution of the issues raised relating to it in the FERC’s show-cause order. The FERC issued its final order approving the settlement in March 2004. Several market participants have requested a rehearing of the FERC’s approval and a decision on a rehearing is expected from the FERC during the summer of 2004. In January 2004, the FERC dismissed PPM from the show-cause proceedings, finding that PPM did not engage in prohibited practices during the relevant period and indicating in the motion to dismiss several reasons why PPM’s behaviour did not constitute manipulation of the wholesale electricity market.

Northwest refund case In June 2003, the FERC terminated its proceeding in this case, concluding that ordering refunds would not be an appropriate resolution of the issues relating to wholesale spot-market bilateral sales in the Pacific Northwest between 25 December 2000 and 20 June 2001. In November 2003, the FERC issued its final order denying a requested rehearing. Several market participants have filed petitions in the court of appeals for review of the FERC’s final order.

Federal Power Act Section 206 case In November 2003, the FERC also issued its final order denying a rehearing of PacifiCorp’s request for recovery of excessive prices charged under certain wholesale electricity purchases scheduled for delivery during summer 2002. Appeals for review of the FERC’s final order by PacifiCorp and Morgan Stanley Capital Group, Inc. were transferred to the D.C. Circuit Court of Appeals for consolidation in December 2003. PacifiCorp obtained dismissal of the Morgan Stanley appeal, and requested transfer of the case back to the US Court of Appeals for the Ninth Circuit.

FERC market-based rates In February 2004, PPM’s Katy Storage and Transportation business unit was granted market-based rate-making authority subject to re-examination if there is a significant change to Katy’s market power status.

12 Regulation of PacifiCorp

Multi-State Process (“MSP”)

PacifiCorp is involved in a collaborative process with stakeholders in the six states it serves to develop mutually acceptable solutions to the issues faced by PacifiCorp and the states as a result of the operations of a multi-state utility. MSP seeks to clarify roles and responsibilities, including cost allocations for future generation resources, to provide states with the ability independently to implement state energy policy objectives and to achieve a permanent consensus on each state’s responsibility for the costs and entitlement to the benefits of PacifiCorp’s existing assets. Between April 2002 and July 2003, PacifiCorp and key parties from the states it serves (or, in the case of California, a key monitoring contact) analysed over 50 options which were narrowed to two possibilities. Following the July 2003 meeting, PacifiCorp undertook extensive analytical work to develop a single proposal that would best balance its needs and the requirements of the states in addressing the positions, issues and concerns raised and discussed during the course of the collaborative and individual state meetings. This work culminated in a regulatory filing in September 2003 in the states of Utah, Oregon, Wyoming and Idaho. A similar filing was made in Washington in December 2003 as part of the general rate case filing. A filing in California will follow, coordinated with rate case activity. Utah, Oregon and Wyoming continued formal and informal meetings among the states and commissions over the months to May 2004. Direct and rebuttal testimony is expected to be filed over May and June 2004, with hearings scheduled for July 2004. In Washington, hearings are scheduled for August/September 2004 with a probable order date of mid-November 2004.

Regional Transmission Organization (“RTO”)

PacifiCorp, in conjunction with nine other utilities, is seeking to form a Regional Transmission Organization (“RTO”), now to be known as Grid West, in response to the FERC’s Order 2000. Creation of the RTO is subject to regulatory approvals from the FERC and state regulatory commissions. In September 2002, the FERC found that, with some modification and further development of certain details, the RTO proposal satisfies the 12 characteristics and functions in the FERC’s Order 2000. Concerns raised by regional stakeholders about the RTO proposal have resulted in a renewed regional process to develop a staged approach to RTO formation that provides for enhanced regional input and accountability. The RTO, if and when fully implemented, would serve as an independent transmission provider for the RTO region and have the operational authority needed to direct bulk wholesale electricity transfers over a majority of the 60,000 miles of transmission lines owned by its members. Under the current proposal the RTO would have operational control but PacifiCorp would continue to own its transmission assets.

In July 2002, the FERC issued a Notice of Proposed Rulemaking, proposing a new Standard Market Design for wholesale electricity markets. The FERC subsequently issued a “Wholesale Power Market Platform” white paper in April 2003, which signalled a greater willingness to defer to regional solutions and not adopt overly prescriptive rules. After the Standard Market Design white paper was released, the Grid West filing utilities, operating through the Regional Representatives Group, a formal regional stakeholder body, developed a consensus of regional issues and opportunities and

18  ScottishPower Annual Report and Accounts 2003/04

unanimously approved a proposal for future progress. The Regional Representatives Group is currently developing an implementation plan for this regional proposal, which includes timing for seating an independent Board of Trustees, obtaining the necessary regulatory approvals and the first phase of operation by an independent regional operator. PacifiCorp expects that, in its final rule, the FERC will allow implementation schedules to vary depending on local needs and will allow for local differences. The FERC is closely monitoring any pending legislation in the US Congress and has not yet set a date for issuing the final rule.

Relicensing of Hydroelectric Projects

PacifiCorp’s hydroelectric portfolio consists of 54 plants with a net plant capability of 1,164 MW, about 15% of PacifiCorp’s total generating capacity. The majority of the hydroelectric generating portfolio is operated under licences from the FERC, granted for periods of 30 to 50 years. There is a complex regulatory process to apply for licence renewal which begins five and a half years before the expiration of an existing licence and involves a number of federal and state agencies, Native American tribes, as well as other stakeholders. Some state and federal agencies have mandatory authority to require certain terms and conditions to be included in the FERC licence. Often existing licences expire prior to the FERC’s issuing of a new licence. In these cases, the FERC has historically issued annual operating licences so that the project can continue to operate while alternatives are evaluated; the FERC is continuing this practice.

In order to facilitate the licensing process, PacifiCorp may agree to early implementation of expected licence conditions, or settlement terms, if a settlement has been reached with licensing stakeholders. The cost of these measures, together with the costs for hydroelectric relicensing, are expected to be included in rates and, as such, not to have a material adverse impact on the group’s consolidated results of operations. During calendar year 2003, PacifiCorp filed general rate cases in Utah, Oregon, Wyoming and Washington, which included each state’s portion of the relicensing process costs associated with the projects where new licenses have become effective or are close to being issued by the FERC. In Oregon and Utah, the general rate cases ended in a commission approved settlement, and the commissions did not contest the hydroelectric relicensing costs. In Wyoming, the commission’s general rate case order did not challenge the hydroelectric relicensing costs included in the test year, whilst, in Washington, the recovery of relicensing costs is among the issues being considered in the current rate case, which is expected to conclude by November 2004.

Regulatory Established Returns

The regulatory commissions in the various states where PacifiCorp operates approve an appropriate level of cost recovery for debt, preferred equity and common equity which results in an allowed return on rate base costs (“ROR”), including an allowed return on equity (“ROE”) representing the return on shareholder investment. Determination of these returns, and the composition of the investment costs included in the rate base, is made by the commissions in hearings on general rate cases. Rates are then set to allow PacifiCorp the opportunity, with no guarantees, to meet its expenses, recover its investments and earn the allowed ROE for its shareholders. PacifiCorp is currently pursuing a regulatory programme in all states, with the objective of keeping rates closely aligned to ongoing costs. In recently completed general rate cases, regulators in Utah, Oregon and Wyoming allowed full cost recovery on new investments for growth. This includes recovery of the investment costs themselves through inclusion in regulatory rate base, as well as recovery of operation and maintenance expenses. In addition, PacifiCorp is requesting similar cost recovery and rate base treatment of growth investments in a general rate case now in process in Washington and will include recent investments for growth in regulatory rate base calculations for future general rate cases in Idaho and California.

Commissions in all states served by PacifiCorp monitor PacifiCorp’s achieved ROE for appropriateness in current market conditions. PacifiCorp continues to refine its internal procedures and to work with the commissions to ensure that all prudently incurred costs are reflected in its rates and that actual rates achieve allowable ROE levels. General rate adjustments reflecting changes in the regulated cost base granted in Utah, Oregon, Wyoming and California during 2003/04 have an annualised value of almost $100 million. In addition, PacifiCorp has a general rate case pending in Washington seeking approximately $27 million of proposed annual price increases to recover system investments and rising costs, including insurance, pension, healthcare, power, infrastructure and security costs. The Washington case should be completed by November 2004. Further rounds of rate cases are under consideration or development in most of the states served by PacifiCorp. As with any general rate case, the outcome of these requests is uncertain.

Recovery of Excess Power Costs

PacifiCorp has made progress towards recovering the deferred power costs incurred during the period of extreme volatility and unprecedented high price levels beginning in the summer of 2000 and extending through the summer of 2001. The Utah portion of these costs has been recovered through rate orders amounting to $147 million and recovery continues of $131 million plus ongoing carrying charges in Oregon and $25 million in Idaho. The Oregon rate order is the subject of an appeal by intervening parties which, if successful following oral arguments in May 2004, could require some refunds. In Wyoming, PacifiCorp’s request for deferred power cost recovery was denied, a decision which has now been appealed to the Wyoming Supreme Court. On 30 April 2004, PacifiCorp filed another challenge to the decision in the US District Court for Wyoming, requesting recovery of over $150 million for wholesale power and transmission costs previously denied by

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Business Review Description of Legislative and Regulatory Background

the Wyoming Public Service Commission (“WPSC”). In Washington, PacifiCorp filed for deferral and recovery of excess net power costs estimated at the time to be $17.5 million, including carrying charges, or, alternatively, that it be allowed to file a general rate case, which would otherwise not have been allowed until December 2005. The decision of the Washington Utilities and Transportation Commission (“WUTC”) was not to allow for the deferral and recovery of excess power costs but to allow PacifiCorp to file a general rate case any time before July 2005 that addresses the level of prices needed to cover all ongoing costs to serve Washington customers. This decision was challenged in August 2003 by the Public Counsel section of the state attorney general’s office. A status conference was held in November and PacifiCorp and the WUTC staff submitted a joint reply brief in April 2004. In May 2004, the court confirmed the WUTC decision. Notwithstanding the pending challenge, PacifiCorp filed its Washington general rate case in December 2003 and expects that a final order will be made in November 2004.

Under UK Generally Accepted Accounting Principles (“GAAP”), all PacifiCorp’s net power costs are charged to the profit and loss account when incurred. There is, therefore, a time lag between the recognition of allowable excess power costs under UK GAAP compared to US GAAP, which continues to benefit future UK GAAP reported earnings.

Demand Side Management (“DSM”)

PacifiCorp continues to offer its Energy Exchange programme in Utah, Oregon, Wyoming, Washington and Idaho. This programme is an optional, supplemental service, which allows participating customers an opportunity voluntarily to reduce electricity usage in exchange for a payment at times and prices determined by PacifiCorp. The programme is designed to enable all customers of one MW and greater to help address periods of high wholesale prices and peaks in demand when they occur.

During the summer of 2003, PacifiCorp filed and received regulatory approval in Utah for three new residential DSM programmes: a refrigerator recycling programme, an air-conditioning load control programme and an incentive programme to encourage the installation of evaporative coolers or energy-efficient air-conditioners. PacifiCorp filed for a tariff rider to allow it to recover costs incurred through the implementation of all DSM programmes approved by the Utah Public Service Commission (“UPSC”). Following the filing of testimony, tariff proposals and a series of technical conferences, interested parties have approved a stipulation detailing the introduction of a tariff rider mechanism and a self-direction programme for large customers. This stipulation was heard and approved by the UPSC in September 2003 and, following discussions with regulatory parties, PacifiCorp proposed setting an initial collection rate of 3% for the DSM tariff rider. The 3% collection rate, approximately $28 million annually, was approved by the UPSC in March 2004 and became effective, as planned, on customer bills from 1 April 2004.

PacifiCorp also completed DSM services in Oregon under a transition agreement with the Energy Trust of Oregon (“ETO”) helping to ensure that customers’ efficiency needs were adequately served throughout the ETO’s initial start-up period and development of utility replacement programmes. The ETO was established as the deliverer of DSM services to Oregon as part of the State’s industry restructuring legislation that was implemented in March 2002. Under a recovery method similar to Utah’s tariff rider mechanism, PacifiCorp continues to invest in DSM in Washington State at around 3% of retail revenues.

In addition to its supply side Requests for Proposal, under the IRP, PacifiCorp issued a separate RFP for the demand side resources called for in the IRP in June 2003. Analysis of initial responses has been completed and PacifiCorp has selected certain proposals for further evaluation.

Renewable Energy

The 2003 IRP found that 1,400 MW of renewable energy was cost-effective over the following 10 years. PacifiCorp executed a power-purchase agreement with a new, 41 MW windfarm in Milton-Freewater, Oregon, in conjunction with the ETO. The ETO uses funds collected under Oregon’s “public benefits charge” to cover the above-market cost of the wind project while PacifiCorp purchases the power at market price. This was the first joint effort on renewable energy development between PacifiCorp and the ETO, which is to exist through to 2012. PacifiCorp also released an RFP for 1,100 MW of renewable generation over a seven-year period and will evaluate bids during 2004/05.

During 2003/04 there were several policy developments affecting renewable generation. California continued to clarify implementation rules on its renewable portfolio requirement, which calls for investor-owned utilities in the state to supply 20% of their California-based load from renewables in 2017 and encourages publicly-owned utilities to do the same. Utilities such as San Diego Gas and Electric and Sacramento Municipal Utility District have begun to invest in new renewable projects. PacifiCorp is waiting for the disposition of clarifying legislation pending in the California General Assembly before implementing a compliance strategy. The Washington legislature contemplated a renewable portfolio standard in the 2004 legislative session but the measure failed to pass out of the House. The Utah legislature passed a sales and use tax exemption for renewable energy equipment in 2004 to create an incentive for renewable development within the state.

In 2003/04, PacifiCorp’s “Blue Sky” programme, which offers customers the opportunity to support renewable energy development above its system investments, was approved by the California Public Utilities Commission (“CPUC”) and the Idaho Public Utility Commission (“IPUC”). The programme is now available to all customers in PacifiCorp’s service territory. Based on data compiled by the US Department of Energy, PacifiCorp ranks fifth nationwide in customer participation and fourth in MWh sales in voluntary renewable energy programmes.

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Competition and Deregulation

During 2003/04, PacifiCorp continued to operate its electricity distribution and retail business under state regulation. Certain industrial customers in Oregon can choose alternative electricity suppliers and the California General Assembly is debating legislation to restore direct access options for large customers. However, deregulation of the retail market has not developed widely and, whilst customer demand for choice in each state may eventually lead to retail competition in some form, no significant proposals for customer choice were brought forward in any of the legislatures outside California during 2003/04. PacifiCorp currently owns and operates transmission facilities as part of its vertically integrated operations. Transmission costs are bundled with generation and distribution costs in approved retail rates. Rules issued by the FERC in 1996 designed to facilitate competition in the wholesale market on a nationwide basis give greater flexibility and more choices to wholesale electricity customers. The moves to introduce RTOs also impact on PacifiCorp’s transmission responsibilities and, possibly, the resultant revenues.

A summary of the outcomes and significant further regulatory and legislative developments in the states concerned is set out below.

Utah

PacifiCorp commenced a general rate case in May 2003. In January 2004, the UPSC approved a stipulation allowing an annual increase of $65 million, representing a 7% average price increase. The increase in customer rates was effective on 1 April 2004. A stipulation on rate spread and rate design was filed with, and approved by, the UPSC in January 2004. This order establishes rates giving PacifiCorp the opportunity to collect the previously ordered 7% average price increase and earn an authorised ROE of 10.7%.

Oregon

In August 2003, the Oregon Public Utility Commission (“OPUC”) approved a settlement of PacifiCorp’s general rate case filed in March 2003. Under the settlement, base rates increased by $8.5 million annually on 1 September 2003, resulting in a 1.1% average price increase and an effective authorised ROE of 10.7% based on the filed capital structure. Also, a $12 million merger credit for the period from January 2004 to December 2004 was eliminated and a further merger credit will be reduced from $6 million to $4 million and amortised to return the full amount to customers by December 2004.

Wyoming

In May 2003, PacifiCorp filed a general rate case with the WPSC to recover rising costs (including insurance premiums, pension funding and healthcare costs) and request an increase in the authorised ROE to 11.5%. Hearings in the case were completed in January 2004 and an order granting a $22.9 million annual increase (and authorising a 10.75% ROE) was issued in March 2004. The new rates took effect in early March 2004. In September 2003, PacifiCorp filed a request to establish a power cost adjustment mechanism (the “PCAM”). This mechanism was intended to protect PacifiCorp from net power cost volatility and reduce the regulatory lag associated with recovery of net power costs, which are defined as fuel and wheeling expenses and wholesale sales and purchases. Hearings in the PCAM case were held in March 2004. The request to establish the PCAM was denied in April 2004.

Washington

In October 2003, PacifiCorp filed petitions with the WUTC for accounting orders to allow deferral and amortisation of the Trail Mountain coal mine closure costs and environmental remediation costs and requesting WUTC authorisation of accounting treatment relating to pension liability as well as confirmation by the WUTC that certain actuarially determined pension costs are recoverable in rates. These filings were made in response to the stipulation approved in the last general rate proceeding in Washington requiring that items treated as regulatory assets under authorisations from other states, which are proposed for inclusion in Washington at the end of the rate plan period, be supported by accounting authorisations in Washington. In December 2003, PacifiCorp filed with the WUTC for a general rate increase of $26.7 million annually, or 13.5% to recover higher power costs; increases in insurance, pension, healthcare, infrastructure and security costs; increase authorised ROE to 11.25% and receive approval for the proposed inter-jurisdictional cost allocation protocol. In addition, PacifiCorp is requesting that the WUTC adopt the findings of a prudence review of generating resources acquired since the 1986 Washington general rate case. The WUTC has adopted a procedural schedule requiring testimony from the staff and other parties in June 2004 and PacifiCorp’s rebuttal testimony in July 2004. Hearings are scheduled to begin on 30 August 2004 with a final order expected in November 2004.

Idaho

In August 2003, the IPUC approved as filed PacifiCorp’s July 2003 application for approval of a renewable-energy tariff. Under the proposed tariff, residential and non-residential customers can purchase newly developed wind, geothermal and solar powered energy in fixed increments. In December 2003 PacifiCorp filed with the IPUC to recover $4.2 million related to Idaho’s portion of income tax payments resulting from audits of prior years. A stipulated agreement between the parties was filed in mid-May 2004. The filing requests recovery over 16 months, beginning in June 2004, when a power cost recovery surcharge, which began in June 2002, expires.

California

The CPUC issued a final order in November 2003 approving two stipulations in the general rate case and finalising permanent rates. The order grants an additional annual increase of $2.8

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Business Review Description of Legislative and Regulatory Background

million effective from 1 December 2003. Combining this order with the interim increase in June 2002 results in an overall annual price increase of $7.6 million. This represents a 13.6% average price increase, with an authorised ROE of 10.9%.

13 Regulation of the Electricity and Gas Industries in the UK

The UK electricity and gas industries are regulated under the provisions of the Electricity Act, the Gas Acts and the Utilities Act. The Electricity and Gas Acts provided for the privatisation and restructuring of the industries in the late 1980s and the 1990s, including the introduction of price regulation for electricity transmission and distribution and gas transportation; and of competition in electricity generation, gas storage and the supply of both gas and electricity. The Acts established the licensing of industry participants and created regulatory bodies for each of the electricity and gas industries. In 2000, the Utilities Act enabled the electricity and gas regulators to be merged as the Authority, established new independent consumer councils and provided powers for Government Ministers to give statutory guidance on social and environmental issues and to set energy efficiency targets and renewables obligations.

The Utilities Act transferred the functions of the previous electricity and gas industry regulators to the Authority and provided for the appointment of a Chairman and other members of the Authority by the Secretary of State for Trade and Industry (“Secretary of State”). The Chairman of the Authority holds office for renewable periods of five years and is the Managing Director of Ofgem which provides administrative support to the Authority. Under the Utilities Act, the principal objective of the Secretary of State and the Authority is to protect the interest of customers, wherever appropriate by promoting effective competition. In carrying out those functions, they are required to have regard to the need to secure that all reasonable demands for electricity and gas are met; the need to ensure that licence holders are able to finance their functions; the interests of individuals who are disabled or chronically sick, of pensionable age, with low incomes or residing in rural areas. The Authority exercises, concurrently with the Director General of Fair Trading, certain functions relating to monopoly situations under the Fair Trading Act 1973 and the Enterprise Act 2002 and to anti-competitive conduct under the Competition Act 1980 and the Competition Act 1998. The Authority also manages UK compliance with the European Community Liberalisation Directive, which is concerned to introduce competition in generation and supply and non-discriminatory access to gas transportation and electricity transmission and distribution across the EU.

The Licensing Regime

The Authority is responsible for granting new licences or licence extensions for each of the following separate activities:

Electricity generation – the production of electricity at power stations, hydroelectric plants, windfarms and some industrial plants. Through its wholly-owned subsidiary, ScottishPower Generation Limited, the group is licensed to operate some 5,400 MW of generating capacity and, by contracting in the wholesale market, has access to capacity operated by other licensed generators.

Electricity transmission – the bulk transfer of electricity across a high-voltage network of overhead lines, underground cables and associated equipment typically operating at or above 132 kV. Through its wholly-owned subsidiary, SP Transmission Limited, the group owns and is licensed to operate the transmission system in central and southern Scotland. ScottishPower’s transmission system is connected to that of SSE in the north of Scotland and is linked to the National Grid in England & Wales and to the Northern Ireland transmission system by interconnectors which enable the export and import of electricity within the UK. Following a review by the Authority, a parliamentary bill has been published to facilitate revised arrangements in respect of the interconnector between Scotland and England; these are now expected to be in place by 2005.

Electricity distribution – the transfer of electricity from the high voltage transmission system and its delivery to customers, across a network of overhead lines and underground cables operating at voltages ranging from 33 kV to 0.23 kV. The Utilities Act required separate licensing of the 14 regional distribution businesses introduced under electricity privatisation. Each Public Electricity Distributor (“PED”) licensee is required, among other duties, to develop and maintain an efficient, coordinated and economical system of electricity distribution and to offer terms for connection to, and use of, its distribution system on a non-discriminatory basis, in order to ensure competition in the supply and generation of electricity. Through its wholly-owned subsidiaries, SP Distribution Limited and SP Manweb plc, the group is licensed to distribute electricity within its two distribution services areas for all suppliers whose customers are within the areas. Charges for distribution are made to the various suppliers as appropriate. The Authority has granted a derogation, which will lapse only in certain limited circumstances, allowing the distribution businesses in the ScottishPower and Manweb PED licence areas to be managed and operated jointly.

Gas transportation and storage – the onshore transportation system, most of which is owned and operated by Transco, the transportation arm of National Grid Transco plc, and the rest by other gas transporters, conveys gas from the beach terminals to consumers and is interconnected with the gas transportation systems of continental Europe, Northern Ireland and the Republic of Ireland. Storage capacities are largely used to balance supply and demand over time. Major facilities are used to balance seasonal variations in demand while diurnal storage

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capacities provide flexibility in meeting changing gas demand on a daily basis. Competition in storage has been introduced progressively since 1998 through the auction of major storage capacity owned by Transco and the provision of new capacity by independent operators, including ScottishPower. Through its wholly-owned subsidiary, SP Gas Limited, the group is licensed as a gas transporter.

Gas shipping – gas shippers contract with gas transporters to have gas transported between the beach terminal and the point of supply. Gas shippers can also access storage facilities. The group is licensed as a gas shipper.

Supply of gas and electricity – the bulk purchase of gas and electricity by suppliers and its sale to customers, with the associated customer service activities, including customer registration, meter reading, sales and marketing, billing and revenue collection. Large industrial and commercial customers have been able to choose their energy suppliers for a number of years and the residential market was opened to competition progressively, commencing in April 1996, with residual controls on residential electricity prices ending in March 2002. Any electricity supplier wishing to supply electricity to domestic customers must obtain authorisation from the Authority and be subject to additional domestic supply obligations in its licence, including having its codes of practice (statements of intent about how the supplier will interact with customers) approved by the Authority. Broadly comparable arrangements allow British Gas Trading to supply mains gas to any connected customer in competition with licensed gas suppliers. Customers may continue to take supplies from the pre-privatisation monopoly supplier for the area or may choose an alternative licensed supplier. Once customers have changed a gas or electricity supplier, they are able to change supplier again subject to the contractual terms offered by licensed suppliers and approved by the Authority. Through its wholly owned subsidiary, ScottishPower Energy Retail Limited, the group is licensed as a gas supplier and an electricity supplier.

Modification of licences The Authority is responsible for monitoring compliance with the conditions of licences and, where necessary, enforcing them through procedures laid down in the Electricity and Gas Acts. Under these Acts, as amended by the Utilities Act, licences consist of standard licence conditions, which apply to all classes of licences, and special conditions particular to that licence. The Authority may modify standard licence conditions collectively through making proposals to all relevant licence holders. If some licence holders object, the modification may be carried out only if the number of objectors is below a specified minority. The Authority may modify a special licence condition with the agreement of the licence holder after due notice, public consultation and consideration of any representations or objections. In the absence of agreement for a special licence condition or if objections are above the specified minority threshold for a standard licence condition, the only means by which the Authority can secure a modification is following a modification reference to the Competition Commission and in the circumstances set out below. A modification reference requires the Competition Commission to investigate (having regard to the matters in relation to which duties are imposed on the Secretary of State and the Authority) and report on whether matters specified in the reference in pursuance of a licence operate, or may be expected to operate, against the public interest; and, if so, whether the adverse public interest effect of these factors could be remedied or prevented by modification of the conditions of the licence. If the Competition Commission so concludes, the Authority must then make such modifications to the licence as appear to it requisite for the purpose of remedying or preventing the adverse effects specified in the report, after giving due notice and consideration to any representations and objections. The Secretary of State has the power to veto any modification.

Modifications to licence conditions may also be made in consequence of a reference under the Fair Trading Act 1973, the Enterprise Act 2002 or the Competition Act. ScottishPower’s acquisition of Manweb in 1995 and its merger with PacifiCorp in 1999 both involved ScottishPower’s giving of undertakings to the Secretary of State to agree to modifications to the licences under which the group operates in the UK. Broadly, these modifications were designed to ring-fence various UK regulated businesses, to require that the group had sufficient management and financial resources to fulfil its UK obligations and to ensure that UK regulators would continue to have access to the information needed to carry out their duties.

Term and revocation of licences Licences under the Electricity Act, as modified by the Utilities Act, may be terminated by not less than 25 years’ notice given by the Secretary of State and may be revoked in certain circumstances specified in the licence. These include the insolvency of the licensee, the licensee’s failure to comply with an enforcement order made by the Authority and the licensee’s failure to carry on the activities authorised by the licence.

Price Controls

It is recognised that the development of competitive markets is not appropriate in some areas: particularly in the core activities of transmission and distribution of electricity and the operation of the gas transportation system. In these areas, regulatory controls are deemed necessary to protect customers in monopoly markets (by determining inflation-limited price caps) and to encourage efficiency. The group’s UK transmission and distribution businesses are subject to price controls (or revenue controls in the case of the transmission business) which restrict the average amount, or total amount, charged for a bundle of services. The price caps are expressed in terms of an “RPI – X” constraint on charges, where “RPI” represents the annual percentage change in the UK’s retail price index, and X is a

ScottishPower Annual Report and Accounts 2003/04  23

Business Review Description of Legislative and Regulatory Background

percentage determined by the Authority. The X factor is used to reflect expected efficiency gains and investment requirements. For example, where RPI is running at 3% and X is 2%, a company would be able to increase the average charge for a bundle of services by 1% per annum. The Authority from time to time reviews the price cap formulae. Through participation in, and the submission of evidence to, these price control reviews and, where necessary, through the Competition Commission modification process described above, companies have the opportunity to comment on and seek to influence the final outcome of any price control review.

Transmission price control The revised transmission price control for ScottishPower took effect for the five years from 1 April 2000. The BETTA review proposes a Great Britain-wide wholesale market for electricity and revised arrangements. BETTA is dependent upon primary legislation and is expected to be implemented in 2005. Ofgem has proposed a two-year roll-forward of the current price control for SP Transmission from April 2005.

Distribution price control The maximum distribution revenue is calculated from a formula that is based on customer numbers as well as units distributed. Distribution price controls for the ScottishPower and Manweb areas, which took effect for the five years from 1 April 2000, are currently subject to a review by the Authority aimed at ensuring that customers’ interests are protected and that companies have the appropriate incentives to invest and operate efficiently. Key challenges for this review include modifying the regulatory framework to provide incentives for distribution companies to connect distributed generation and developing the quality of supply incentives established at the previous review.

14 Environmental Regulation

Throughout its operations, ScottishPower will meet, or better, relevant legislative and regulatory environmental requirements and codes of practice. ScottishPower will publish its 2003/04 Environmental and Social Impact Report and Environmental Performance Report in October 2004. Copies will be available on request from the Company Secretary and the reports will be available on the ScottishPower website.

US Environmental Regulation

Federal, state and local authorities regulate many of PacifiCorp’s activities pursuant to laws designed to restore, protect and enhance the quality of the environment. These laws have increased the cost of providing electricity service and give rise to identifiable contingencies, principally in respect of Clean Air Act matters, which are subjects of discussions with the US Environmental Protection Agency (“EPA”) and state regulatory authorities. PacifiCorp expects that future costs relating to these matters may be significant and consist primarily of capital expenditure. PacifiCorp expects to manage its decision making and implementation of these matters effectively so that these and future costs will be found to be prudent and recoverable in rates and, as such, not to have a material adverse impact on the group’s consolidated results of operations.

Air Quality

PacifiCorp’s fossil fuel-fired electricity generation plants are subject to regulation under federal, state and local requirements. PacifiCorp uses emission controls, low-sulphur coal, plant operating practices sensitive to environmental impacts and continuous emissions monitoring to enable its plants to comply with emission and opacity limits, visibility and other air quality requirements. The EPA has initiated a regional haze programme intended to improve visibility at specific federally protected areas, some of which are located near PacifiCorp plants. PacifiCorp is anticipating climate change challenges with additions of renewable generation, conservation and thermal resources as outlined in the IRP. Carbon dioxide (“CO2”) emissions risk has been recognised in PacifiCorp’s IRP through the use of a projected additional cost based on the fuel’s carbon content when evaluating the cost of new resources. PacifiCorp also supports development of trading and other market mechanisms, as well as offset strategies, where feasible, to reduce future compliance costs to customers.

The US Congress is currently considering several proposed bills that would create enforceable limits on electricity plant emission of sulphur dioxide (“SO2”), oxides of nitrogen (“NOx”), mercury and in some cases CO2. The EPA also has proposed new regulations that could impact emissions and is pursuing enforcement actions against selected coal-fired power plants in the eastern and mid-western US with the aim of causing nationwide emission reductions. All of these efforts may lead to additional control equipment being installed over the next 10-15 years. PacifiCorp expects that future costs relating to these matters may be significant and would consist primarily of capital expenditure but will be spread over a number of years. PacifiCorp also expects that the impact will be mitigated by recovery through regulatory ratemaking.

Endangered Species

Protection of threatened and endangered species and their habitat makes it difficult and more costly to perform some of the core activities of PacifiCorp, including the siting, construction, maintenance and operation of new and existing transmission and distribution facilities, as well as hydroelectric, thermal and wind generation plants. In addition, endangered species issues impact the relicensing of existing hydroelectric generating projects, generally raising the price PacifiCorp pays to purchase wholesale electricity from hydroelectric facilities owned by others and increasing the costs of operation of PacifiCorp’s own hydroelectric resources. Nonetheless, PacifiCorp creates and implements management systems to ensure that environmental considerations are successfully incorporated into major business decisions relating to its generation, transmission and distribution assets.

24  ScottishPower Annual Report and Accounts 2003/04

Environmental Clean-ups

Under the federal Comprehensive Environmental Response, Compensation and Liability Act and similar state statutes, entities that accidentally or intentionally disposed of, or arranged for the disposal of, hazardous materials may be liable for clean-up of the contaminated property. In addition, the current or former owners or operators of affected sites also may be liable. PacifiCorp has been identified as a potentially responsible party in connection with a number of clean-up sites because of current or past ownership or operation of the property or because PacifiCorp sent materials deemed to be hazardous to the property in the past. PacifiCorp has completed several clean-up actions and is actively participating in investigations and remedial actions at other sites. The costs associated with those actions are not expected to be material to the group’s consolidated results of operations or financial position.

Mining

The federal Surface Mining and Reclamation Act of 1977 and similar state statutes establish operational, reclamation and closure standards that must be met during the operation and upon completion of mining activities. These obligations stipulate that mine property be restored consistent with specific standards and the approved reclamation plan. Significant expenditures are expected to be required as individual PacifiCorp mining operations are closed and reclamation occurs. The costs associated with reclamation are subject to the regulatory process. PacifiCorp expects to be allowed to recover these costs.

Water Quality

The federal Clean Water Act and individual state clean water regulations require a permit for the discharge of wastewater, including storm water runoff from the electricity plants and coal storage areas, into surface waters and groundwater. PacifiCorp believes that it has management systems in place to monitor performance, identify problems and take action to assure compliance with permit requirements.

UK Environmental Regulation

The group’s UK businesses are subject to numerous regulatory requirements with respect to the protection of the environment, including environmental laws which regulate the construction, operation and decommissioning of power stations, pursuant to legislation implementing environmental directives adopted by the EU and protocols agreed under the auspices of international bodies such as the United Nations Economic Commission for Europe (“UNECE”). The group believes that it has taken and continues to take measures to comply with applicable laws and regulations for the protection of the environment. Applicable regulations and requirements pertaining to the environment change frequently, however, with the result that continued compliance may require material investments, or that the group’s costs and results of operation are less favourable than anticipated.

Electricity Generation, Transmission, Distribution and Supply

The Electricity Act obligates the Secretary of State to take into account the effect of electricity generation, transmission, distribution and supply activities upon the physical environment in approving applications for the construction of generating facilities and the location of overhead power lines. The Electricity Act requires the group to take into account the conservation of natural features of beauty and other items of particular interest and, in terms of the Environmental Impact Assessment Regulations, to carry out an environmental assessment when it intends to construct significant overhead transmission systems or power stations of greater capacity than 50 MW. The group also prepares formal statements on the “Preservation of Amenity and Fisheries” in line with the requirements of the Electricity Act.

The Utilities Act provided for environmental guidance to be given by the Secretary of State to the energy regulator, Ofgem, and for regulations to be drawn up which require licensed electricity suppliers to secure a certain percentage of their supplies from renewable energy sources, compliance being demonstrated by tradable “Renewables Obligation Certificates”. The current objective is that 10% of UK energy should come from renewable sources by 2010 and an objective of 20% by 2020 was included in the UK Government White Paper on energy. ScottishPower continues to develop its windfarm business and expects to meet the company target of 10% generation from renewables by 2010. In December 2003, the UK Government announced its desire to increase the firm Renewables Obligation target to 15% by 2015. The Utilities Act also provided for energy efficiency targets to be set for licensed suppliers to be implemented by an “Energy Efficiency Commitment”. The emphasis on energy saving has remained in the recent UK publication: Energy Efficiency – the Government’s Plan for Action. This was announced in April 2004 and indicated an increase in current Energy Efficiency Commitment targets for the period between 2005 and 2011.

The Environmental Protection Act of 1990 (“EPA 1990”) requires that potentially polluting activities such as the operation of combustion processes (which includes power plant) requires prior authorisation. The Act also provides for the licensing of waste management and imposes certain obligations and duties on companies which produce, handle, and dispose of waste. Waste generated as a result of the group’s electricity activities is managed to ensure compliance with legislation and waste minimisation is undertaken where possible.

Generation Activities

The principal emissions from fossil-fuelled electricity generation are SO2, NOx, CO2 and particulate matter, such as dust, with the main waste being ash, namely pulverised fuel ash and furnace bottom ash. The primary focus of current environmental legislation to date has been to reduce emissions of SO2, NOx and particulates, the first two of which contribute to acid rain. More recently, the UK Government has consulted on the EU

ScottishPower Annual Report and Accounts 2003/04  25

Business Review Description of Legislative and Regulatory Background

Emissions Trading Scheme which will regulate the release of CO2 from fossil-fuelled power stations. The proposed arrangements in the UK will be subject to approval by the EC during 2004, with scheme implementation scheduled for January 2005. A number of other power station emissions and discharges are subject to environmental regulation.

EPA 1990 is the primary UK statute governing the environmental regulation of power stations. In April 1991, it introduced a system of Integrated Pollution Control (“IPC”) for large scale industrial processes, including power stations, now enforced with respect to emissions to atmosphere in England & Wales by the Environment Agency (“EA”) and in Scotland by the Scottish Environment Protection Agency (“SEPA”). Each of ScottishPower’s power stations is required to have its own IPC authorisation, issued by the EA or SEPA, regulating emissions of certain pollutants, seeking to minimise pollution of the environment and containing an improvement programme. Each IPC authorisation requires that a power station uses the Best Available Techniques Not Entailing Excessive Cost (“BATNEEC”) to prevent the emissions described above or, to the extent this is not practicable, to minimise and render harmless any such emissions. ScottishPower’s IPC authorisations do not have an expiry date, but the EA or SEPA is required to review the conditions contained within them at least once every four years and may impose new conditions to prevent or reduce emissions of pollutants, subject to the application of BATNEEC.

The EU has agreed a Directive on Integrated Pollution Prevention and Control, which introduces a system of licensing for industrial processes such as power stations. This Directive is being implemented via the Pollution Prevention and Control Regulations (“PPC Regulations”) which will bring modifications to the IPC regime into effect, on a staged basis. The EU Directive will eventually require that all emission and pollution control measures are placed onto a “Best Available Techniques” basis to control the impact on the environment.

The EU has adopted a framework directive on ambient air quality assessment and management and, under the auspices of UNECE, protocols regarding reductions in the emissions of SO2 and NOx have been agreed. These protocols are currently implemented in the EU by means of the Large Combustion Plants Directive (“LCPD”). The EU has finalised a “Ceilings Directive” which will implement the SO2 and NOx targets agreed in the UNECE Gothenburg Protocol. In the UK, the Government has submitted details to the EC of how it proposes to implement the LCPD. Continued uncertainty remains on final arrangements surrounding implementation of bulk emissions and emission limit values. Compliance with local air quality issues will continue to be implemented in the UK by means of the National Air Quality Strategy (“NAQS”) published in 1997, and reviewed in 2000. The provisions of the LCPD and of NAQS are to be introduced through the PPC permitting process on a plant-by-plant basis.

The group has identified options that, given the appropriate commercial conditions, would enable it to continue the environmental improvements required by potential future limits arising from this review, without materially constraining operational and commercial flexibility. In particular, gas-reburn technology, as used at Longannet, offers greater potential to reduce emissions than other technology in use elsewhere in the UK.

The Waste Incineration Directive (“WID”) imposes emission limits on the incineration or co-incineration of materials deemed to be “waste” in terms of relevant EU legislation. These will also be implemented via the PPC permitting process. During 2003/04, SEPA indicated that it considers that the WID provisions will apply to the burning of sewage sludge pellets used at Longannet Power Station. ScottishPower Generation Limited has petitioned for a Judicial Review of this decision by SEPA.

Contaminated Sites

While the nature of developments in environmental regulation and control cannot be predicted, the group anticipates that the direction of future changes will be towards tightening controls. In view of the age and history of many sites owned by the group, the group may incur liability in respect of sites which are found to be contaminated, together with increased costs of managing or cleaning up such sites. Site values could be affected and potential liability and clean-up costs may make disposal of potentially contaminated sites more difficult. The Contaminated Land Regulations, which implement provisions of the Environment Act 1995 (“EA1995”), require local authorities to identify sites where significant harm is being caused and to take appropriate steps. In order for harm to be demonstrated it must be shown that a source of pollution, a receptor and a pathway are present. Harm may be eliminated by clean-up or by breaking the source to receptor pathway. Clean-up is only required to “fit for subsequent use” standards, so that environmental compliance is consistent with the intended use of the site.

Other proposals which may, under certain conditions impose strict liability for environmental damage, such as the Environmental Liability Directive, are presently being adopted by the EC. ScottishPower is not currently aware of any liability which it may have under EA1995 or proposed EU directives which will have a materially adverse impact on its operations.

15 Employment Regulation

Numerous laws and related codes of practice –international, EU, UK and US – ensure that companies offer equal opportunities to all individuals, regardless of gender, race, disability and age. Similarly, both the US and the UK have extensive legislation covering health and safety at work. ScottishPower has well-defined policies in place throughout its businesses to ensure that there are equal opportunities in employment and to comply with applicable employment laws. These policies cover a range of specific issues, such as disciplinary and grievance procedures, equal pay, harassment, race, sex and other forms of discrimination, stress and non-retaliation for the reporting of compliance issues.

26  ScottishPower Annual Report and Accounts 2003/04

A more extensive description of how the businesses discharge their wider responsibilities to protect the welfare, health and safety of the public and their employees, can be found in the ScottishPower Environmental and Social Impact Report and the ScottishPower Workplace Performance Report, available on the ScottishPower website. A brief overview of the two most extensively regulated aspects of employee relations follows.

Equal Opportunity

US businesses In the US, equal employment opportunities are provided without regard to race, colour, sex, religion, creed, age, sexual orientation, national origin, veteran’s status, physical or mental disability or any other status protected under applicable local, state or federal law. The group provides equal opportunity for qualified applicants and employees and maintains a programme of affirmative action, pursuant to legal requirements, in order effectively to employ minorities and women and to encourage workforce diversity. The programme also covers disabled persons and veterans. The US affirmative action programmes establish specific, results-oriented procedures; determine whether effective utilisation of minorities and women is achieved; incorporate equal employment principles in supervisory training; and promote effective community outreach efforts for women and minority applicants.

UK Businesses The UK businesses work with both outside organisations and an internal equality forum to consider policies for racial equality, family issues, disabled people and other key areas. ScottishPower is affiliated with a number of organisations including the Equal Opportunities Commission, Employer’s Forum on Age, Employer’s Forum on Disability, Commission for Racial Equality and Parents at Work. Internal human resources staffs work with these organisations to find ways to incorporate their expertise into group and business unit policies.

The introduction of The Employment Equality Regulations 2003 extended existing equality legislation to protect workers from discrimination on the basis of their sexual orientation, religion or similar belief. The UK businesses have reviewed and updated their existing equality policies to ensure that they meet the new requirements. They have also worked in conjunction with their recognised trade unions to jointly develop and implement a new UK-wide Company Agreement. The agreement harmonises a number of significant terms and conditions, including maternity and paternity leave provisions and also contains harmonised employment procedures dealing with discipline, sickness absence, performance and grievance.

Health and Safety

Assessments against the Group Health & Safety Standards were carried out during November/December 2003, establishing a baseline for business unit performance against the Standards and the creation of a ScottishPower Best Practice Model. Targets have been set for business units to improve performance against the Standards and to improve in key areas. These are included in the business unit scorecards. Progress against the Standards will be measured in the fourth quarter of 2004/05.

US Businesses The lost time accident (“LTA”) rate for the US businesses reduced from 0.90 to 0.63, a reduction in LTAs of 55 to 42 during 2003/04. The PacifiCorp Employee Climate Survey scores also showed a good safety culture in place across PacifiCorp. At PPM, Pacific Klamath Energy received its Oregon Sharp Certification from the Oregon Occupational Safety and Health Administration, distinguishing its safety programme with other state leaders. In public safety, the amount of electricity public safety education performed increased about 20% above prior years, and the programme was ranked in the top tier in the industry. A team from Energy West Mining also won the National Mine Rescue Competition.

The group’s US Health & Safety Committee continues to meet on a regular basis, providing senior executive oversight and leadership in PacifiCorp and PPM in these areas. Major initiatives are underway in PacifiCorp’s power delivery, generation and mining business units and in PPM to reduce and prevent accidents.

The US businesses participate with other industry stakeholders in the regulatory process on significant safety and health regulatory proposals affecting the utility and mining industries. PacifiCorp is also well represented amongst these stakeholders, with safety professionals occupying leadership positions in both mining and electricity trade associations safety groups.

UK Businesses The LTA rate for the UK businesses reduced from 0.83 to 0.62, a reduction in LTAs of 60 to 48. The highlight of the year was in the generation business which had a period of seven months without any LTAs.

To recognise the importance of employee involvement ScottishPower, in partnership with its trade unions, launched the new “Safety Representatives’ Charter” (“the Charter”) during August 2003. ScottishPower and the trade unions are committed to achieving a long-term goal of operating without harm to employees, customers and the public. Collaboration, over many years, in the company’s health and safety activities has resulted in improved performance, particularly over recent years when the incidence of accidents and ill-health in the workplace has seen a consistent decline. Safety representatives have contributed greatly to improved performance and the introduction of the Charter will allow them to make a greater contribution in the future.

In the UK, the Reporting of Injuries, Diseases and Dangerous Occurrences Regulations set out the requirements for reporting of all work-related accidents. As UK regulators and enforcement authorities increasingly seek to raise the priority and importance that companies give to health and safety issues, they are likely to take action for any non-compliance. The

ScottishPower Annual Report and Accounts 2003/04  27

Business Review Description of Legislative and Regulatory Background

company continues to support industry organisations, such as the Association of Electricity Producers, Engineering Employers Federation and Energy Networks Association, and engages in representation to the UK Health and Safety Executive, the DTI and other relevant organisations through these industry groups.

16 Business Risks

The risk management process established by the group is designed to identify, assess, monitor and manage each of the various types of risk involved in the group’s business and activities; measure quantitative market risk exposure; and identify qualitative market risk exposure in its business. Increases or reductions in future retail demand for electricity as a result of economic growth or downturns, among other factors, including abnormal weather, may impact retail revenues, cash flows and investment levels. In particular, the pace of economic recovery in PacifiCorp’s service territories, for example, Oregon which has been experiencing recessionary conditions, could impact PacifiCorp’s results and timing of investments. The principal discussion of the group’s management of market risks is set out on pages 49 to 54. An outline of the approach taken to the management of other business risks is set out in the following paragraphs.

Operating Risk

Operating risk is the risk that assets and mechanical systems, as well as business processes and procedures, might not perform as expected, with the result that the group may be unable to meet a portion of its obligations without resorting to an unanticipated market transaction. Operating risk is primarily mitigated through a combination of sound maintenance practices, prudent and safe operational processes and insurance products, such as business interruption insurance.

Security Risk

The emergence of terrorist threats, both domestic and foreign, is a continued risk to the entire utility industry, including ScottishPower. Potential destruction of assets and disruptions to operations are not readily determinable. The group has identified critical assets and developed several levels of security and emergency response to meet the increased threat level. The US businesses are well advanced in the implementation of a physical security plan to enhance the security surrounding critical assets under the overall auspices of the North American Electric Reliability Council 1200 Urgent Action standard.

The impact of cyber attacks has been relatively small, as compared to most businesses, based on preventive measures taken and rapid response to events. Planning and prioritisation for additional security enhancements is underway for 2004/05. In the UK, there is an established liaison with the security services and police, to ensure that critical assets are protected against potential threat of terrorism.

Pension Risk

As a result of the relative decline in the equity markets and low interest rates, the group anticipates that pension expense and cash contributions into the pension schemes will increase in the near future. The investment risk has been addressed as part of the pensions review undertaken by both the group and its pension scheme trustees, focusing on the asset allocation of the schemes.

Regulatory Risk

In the US the group is subject to the jurisdiction of federal and state regulatory authorities. The FERC establishes tariffs under which PacifiCorp provides wheeling services to the wholesale market and the retail market for states allowing retail competition, establishes both cost-based and market-based tariffs under which PacifiCorp sells electricity at wholesale and has licensing authority over most of PacifiCorp’s hydroelectric generation facilities. The utility regulatory commissions in each state independently determine the rates PacifiCorp may charge its retail customers in that state.

Each state’s rate setting process is based upon that commission’s acceptance of an allocated share of total PacifiCorp costs as its “responsibility”. When different states adopt different methods to address this “inter-jurisdictional cost allocation” issue, some costs may not be incorporated into any rates in any state. Rate making is done on the basis of “normalised” costs, so if in a specific year, realised costs are higher than normal, rates will not be high enough to cover those costs. Likewise, if in a given year costs are lower than normal or revenues are higher, PacifiCorp retains the resulting higher-than-normal profit. Each commission sets rates based on a “test year” of its choosing. In states that use a historical test year, rate adjustments can follow cost increases, or decreases, by up to two years. Regulatory lag results in a delay in recovery of costs currently incurred but not in rates, and also imposes a time-value-of-money burden on PacifiCorp. Further, each commission decides what levels of expense and investment are “necessary, reasonable and prudent” in providing service. In the event that a commission decides that part of PacifiCorp’s costs do not meet this standard, such costs will be “disallowed” and not recovered in rates. For these reasons, the rates authorised by the regulators may be less than the costs to PacifiCorp to provide electricity service to its customers in a given period.

Several of PacifiCorp’s hydroelectric projects are in some stage of the FERC relicensing under the FPA. The relicensing process is a political and public regulatory process that involves sensitive resource issues. PacifiCorp is unable to predict the requirements that may be imposed during the relicensing process, the economic impact of those requirements, whether new licences will ultimately be issued or whether PacifiCorp will be willing to meet the relicensing requirements to continue operating its hydroelectric projects.

Federal, state and local authorities regulate many of PacifiCorp’s activities pursuant to laws designed to restore,

28  ScottishPower Annual Report and Accounts 2003/04

protect and enhance the quality of the environment. PacifiCorp is unable to predict what material impact, if any, future changes in environmental laws and regulations may have on the group’s consolidated results or financial position.

In the UK, the electricity and gas industries are regulated primarily through powers assigned, under the Utilities Act 2000, to the Authority which licenses industry participants, enforces licence conditions, regulates quality of service and sets pricing formulae for electricity transmission and distribution activities. In principle, it has wide discretion in the exercise of its obligation to act to protect the interests of customers, wherever appropriate by promoting effective competition, whilst the need to ensure that licence holders are able to finance their functions is only one of a number of other factors to which the Authority must have regard. However, the Authority operates through a process of extensive consultation and on pre-determined timetables, making its activities relatively predictable. Regulations designed to restore, protect and enhance the quality of the environment are similarly introduced through a process of intensive – and generally EU-wide – consultation with the industry and other parties. Nonetheless, there is a general tightening of environmental regulation and it must be recognised that the future impact of the costs of such requirements cannot be forecast with precision.

Political Risk

In the US, PacifiCorp and PPM conduct business in conformance with a multitude of federal and state laws. At present the US Congress is considering significant changes in energy, air quality and tax policy. However this energy legislation has been stalled short of a final vote. If a comprehensive energy bill is enacted, the law is likely to include direction for the regulation of, as well as financial incentives to invest in, electricity transmission. The law would make changes to improve the hydroelectric relicensing process and would extend and modify terms of the recently-expired renewable energy production tax credit. Extension of the credit generally would be likely to benefit PacifiCorp’s efforts to develop, acquire and maintain a low-cost generation portfolio and PPM’s efforts to continue developing its renewable energy portfolio. Extension of the renewable energy tax credit is generally well supported and may pass in other legislation if a comprehensive energy bill fails. Timing is uncertain, however. Changes to the Clean Air Act contemplated by a variety of pending legislative proposals are being monitored closely in that they may impact requirements for emissions from fossil-fuelled generation plants. No action was taken on President Bush’s Clear Skies Act or on competing proposals in calendar year 2003 and enactment of new clean air legislation is not considered likely in calendar year 2004. As the Clear Skies legislation has not progressed in the US Congress, the EPA is considering new regulations governing power plant emissions.

The laws of the states in which PacifiCorp operates affect PacifiCorp’s generation, transmission and distribution business. All state legislatures in those states except California have completed their calendar year 2004 general sessions. The Oregon Legislature may convene in special session during calendar year 2004 to consider tax reform proposals. The Utah Legislature referred for study during 2004 Senate Bill 198 which would affect rules for procurement of new electricity resources.

In the UK an Energy Bill was introduced to Parliament in November 2003 with provisions for implementing the Government’s policies in relation to the nuclear industry, renewable energy and energy trading markets including the implementation of BETTA. Government energy policy was set out in a White Paper in February 2003 emphasising a continuing intention to make maximum use of market-based mechanisms whilst seeking to reduce the use of carbon, boost energy-saving and maintain efforts to mitigate the impact of fuel costs on lower-income households. There is particular emphasis on the use of renewable energy sources and developing discussion of the network enhancements likely to be required for the increased use of both renewables and embedded generation. This policy framework offers opportunities for the group and has shaped a number of current business plans. The White Paper, and the proposed provisions of the Energy Bill, have received broad endorsement across the UK political spectrum and appear to be largely consistent with EU policy generally. However, as the policy outlined extends well into the future, it could be subject to change and amendment by future Governments.

17 Litigation

In May 2004, PacifiCorp was served with a complaint filed in the US District Court for the District of Oregon by the Klamath Tribes of Oregon and certain of the Klamath Tribes’ members. The claim generally alleges that PacifiCorp and its predecessors affected the Klamath Tribes’ federal treaty rights to fish for salmon in the headwaters of the Klamath River in southern Oregon by building dams that blocked the passage of salmon upstream to the headwaters beginning in 1911. The claim seeks in excess of $1.0 billion in damages. PacifiCorp believes it has a number of defences and intends to vigorously defend any claim of liability for the matters alleged by the Klamath Tribes.

Other than the foregoing, ScottishPower is not aware of any material pending legal proceedings, other than ordinary routine litigation incidental to the business of the group, to which ScottishPower or any of its subsidiaries is a party, or any such proceedings known to be contemplated by any governmental authority.

ScottishPower Annual Report and Accounts 2003/04  29

Business Review Summary of Key Operating Statistics

18 Summary of Key Operating Statistics

Table 1 - Summary of PacifiCorp Generating Facilities as at 31 March 2004

	Location	Energy source	Installation dates	Nameplate rating (MW)		Plant net capability (MW)
Hydroelectric plants
Swift	Cougar, Washington	Lewis River	1958	240.0		264.0
Merwin	Ariel, Washington	Lewis River	1932-1958	135.0		144.0
Yale	Amboy, Washington	Lewis River	1953	134.0		165.0
Five North Umpqua Plants	Toketee Falls, Oregon	N. Umpqua River	1949-1956	133.3		139.0
John C. Boyle	Keno, Oregon	Klamath River	1958	80.0		90.0
Copco 1 and 2	Hornbrook, California	Klamath River	1918-1925	47.0		54.5
Clearwater 1 and 2	Toketee Falls, Oregon	Clearwater River	1953	41.0		41.0
Grace	Grace, Idaho	Bear River	1908-1923	33.0		33.0
Prospect 2	Prospect, Oregon	Rogue River	1928	32.0		36.0
Cutler	Collingston, Utah	Bear River	1927	30.0		29.1
Oneida	Preston, Idaho	Bear River	1915-1920	30.0		28.0
Iron Gate	Hornbrook, California	Klamath River	1962	18.0		20.0
Soda	Soda Springs, Idaho	Bear River	1924	14.0		14.0
Fish Creek	Toketee Falls, Oregon	Fish Creek	1952	11.0		12.0
34 Minor Hydroelectric Plants	Various	Various	1895-1990	99.0	*	94.4	*

Subtotal (54 hydroelectric plants)				1,077.3		1,164.0

Thermal electric plants
Jim Bridger	Rock Springs, Wyoming	Coal-Fired	1974-1979	1,541.1	*	1,413.4	*
Huntington	Huntington, Utah	Coal-Fired	1974-1977	996.0		895.0
Dave Johnston	Glenrock, Wyoming	Coal-Fired	1959-1972	816.7		762.0
Naughton	Kemmerer, Wyoming	Coal-Fired	1963-1971	707.2		700.0
Hunter 1 and 2	Castle Dale, Utah	Coal-Fired	1978-1980	728.0	*	662.0	*
Hunter 3	Castle Dale, Utah	Coal-Fired	1983	495.6		460.0
Cholla Unit 4	Joseph City, Arizona	Coal-Fired	1981	414.0	*	380.0	*
Wyodak	Gillette, Wyoming	Coal-Fired	1978	289.6	*	268.0	*
Carbon	Castle Gate, Utah	Coal-Fired	1954-1957	188.6		175.0
Craig 1 and 2	Craig, Colorado	Coal-Fired	1979-1980	172.1	*	165.0	*
Colstrip 3 and 4	Colstrip, Montana	Coal-Fired	1984-1986	155.6	*	149.0	*
Hayden 1 and 2	Hayden, Colorado	Coal-Fired	1965-1976	81.3	*	78.0	*
Blundell	Milford, Utah	Geothermal	1984	26.0		23.0
Gadsby Steam	Salt Lake City, Utah	Gas-Fired	1951-1952	251.6		235.0
Gadsby Peakers	Salt Lake City, Utah	Gas-Fired	2002	141.0		114.0
Little Mountain	Ogden, Utah	Gas-Fired	1972	16.0		14.0
Hermiston	Hermiston, Oregon	Gas-Fired	1996	237.0	*	245.0	*
Camas Co-Gen	Camas, Washington	Black Liquor	1996	52.2		52.0

Subtotal (16 thermal electric plants)				7,309.6		6,790.4

Other plants
Foote Creek	Arlington, Wyoming	Wind Turbines	1998	32.6	*	32.6	*

Subtotal (1 other plant)				32.6		32.6

Total generating facilities (71)				8,419.5		7,987.0

Notes:

*	Jointly owned plants; amount shown represents PacifiCorp’s share only.

Hydroelectric project locations are stated by locality and river watershed.

Table 2 – PacifiCorp Recoverable Coal Reserves as at 31 March 2004

Location	Notes	Plant served	Recoverable tons (in millions)
Craig, Colorado	1	Craig	48.8
Emery County, Utah	2	Huntington and Hunter	50.6
Rock Springs, Wyoming	3	Jim Bridger	120.7

Notes:

1	These coal reserves are leased and mined by Trapper Mining, Inc., a Delaware non-stock corporation operated on a cooperative basis, in which PacifiCorp has an ownership interest of approximately 20%.

2	These coal reserves are mined by PacifiCorp subsidiaries.

3	These coal reserves are leased and mined by Bridger Coal Company, a joint venture between Pacific Minerals, Inc., a subsidiary of PacifiCorp, and a subsidiary of Idaho Power Company. Pacific Minerals, Inc. has a two-thirds interest in the joint venture.

Coal reserve estimates are subject to adjustment as a result of the development of additional data, new mining technology and changes in regulation and economic factors affecting the use of such reserves.

30  ScottishPower Annual Report and Accounts 2003/04

Table 3 – PacifiCorp Electricity GWh Energy Sales by Customer Class

Electricity sales, by class of customer, for the years ended 31 March 2004, 2003, 2002 and 2001 were as follows:

	2004	%	2003	%	2002	%	2001	%
Gigawatt hours sold
– Residential	14,460	21	13,287	17	13,395	19	13,455	18
– Commercial	14,413	21	14,006	18	13,810	19	13,634	18
– Industrial	19,133	27	19,048	25	19,611	27	20,659	27
– Government, Municipal and Other	673	1	631	1	711	1	705	1

– Total Retail Sales	48,679	70	46,972	61	47,527	66	48,453	64
– Wholesale Sales and Market Trading	21,196	30	30,485	39	24,438	34	27,502	36

Total GWh Sold	69,875	100	77,457	100	71,965	100	75,955	100

Note:

The figures above are stated on a basis consistent with the reporting of sales in accordance with UK GAAP. Under US GAAP, following the implementation of Emerging Issues Task Force No. 03-11, ‘Reporting Gains and Losses on Derivative Instruments that Are Subject to Financial Accounting Standards Board Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and Not Held for Trading Purposes’ (“EITF 03-11”), certain transactions are no longer reported as Wholesale Sales and Market Trading. Wholesale Sales and Market Trading GWh volumes on a basis consistent with the reporting of sales in accordance with EITF 03-11 are: 13,407 for 2004; 14,873 for 2003; 13,403 for 2002 and 14,998 for 2001.

Table 4 – PacifiCorp Transmission and Distribution Systems Key Information 2003/04

	Pacific Power	Utah Power	Total
Franchise area	72,075 sq miles	63,175 sq miles	135,350 sq miles
System maximum demand	4,190 MW	4,732 MW	8,922 MW
Transmission network (miles)
– Overhead			15,763
Distribution network (miles)
– Underground	5,393	8,321	13,714
– Overhead	26,118	17,632	43,750

Table 5 – Total Electricity Units Distributed in Pacific Power Service Area (GWh)

Year	Residential	%	Commercial	%	Industrial	%	Other	%	Total
1999/00	7,612	31	6,766	27	10,167	41	122	—	24,667
2000/01	7,768	31	7,041	28	10,164	40	130	1	25,103
2001/02	7,537	31	6,932	29	9,743	40	129	—	24,341
2002/03	7,454	31	7,081	29	9,478	40	90	—	24,103
2003/04	8,205	33	7,587	31	9,025	36	72	—	24,889

Table 6 – Total Electricity Units Distributed in Utah Power Service Area (GWh)

Year	Residential	%	Commercial	%	Industrial	%	Other	%	Total
1999/00	5,416	24	6,061	27	10,302	46	541	2	22,320
2000/01	5,687	24	6,593	28	10,495	45	575	2	23,350
2001/02	5,858	25	6,878	30	9,868	43	582	2	23,186
2002/03	5,833	26	6,925	30	9,570	42	541	2	22,869
2003/04	6,256	26	6,826	29	10,109	42	599	3	23,790

Table 7 – Summary of PPM Generating Facilities as at 31 March 2004

	Location	Energy source	Installation date	Plant net capability (MW)

Thermal electric plants
Klamath Cogeneration Plant	Klamath Falls, Oregon	Natural gas-fired - Combined cycle	2001	506
West Valley Generating Plant	West Valley City, Utah	Natural gas-fired - Single cycle	2002	200
Klamath Generating Plant	Klamath Falls, Oregon	Natural gas-fired - Single cycle	2002	100

Sub-total (3 thermal electric plants)				806

Renewable electric plants
Phoenix Wind Power Plant	Southern California	Wind generation	1999	3
Stateline Wind Energy Center	Oregon/ Washington	Wind generation	2002	300
Klondike Wind Power Plant	Northcentral, Oregon	Wind generation	2001	24
High Winds Energy Center	Northern California	Wind generation	2003	162
Southwest Wyoming Wind Energy Center	Southwest Wyoming	Wind generation	2003	144
Moraine Wind Power Plant	Southwest Minnesota	Wind generation	2003	51
Flying Cloud Wind Power Plant	Northwest Iowa	Wind generation	2003	44
Mountain View III Wind Power Plant	Southern California	Wind generation	2003	22
Colorado Green Wind Power Plant*	Southeast Colorado	Wind generation	2003	81

Subtotal (9 renewable electric plants)				831

Total all plants (Owned or controlled plants)				1,637

Note:

*	Jointly owned plant

ScottishPower Annual Report and Accounts 2003/04  31

Business Review Summary of Key Operating Statistics

Table 8 – Sources of ScottishPower Owned Generating Capacity and Output in the UK and the Republic of Ireland as at 31 March 2004

	Notes	Number of generating sets and/or installed capacity (MW)	Net output capacity (MW)	Maximum capacity available (MW)
Coal
Longannet		4 x 600	2,304
Cockenzie		4 x 300	1,152
	1		3,456	2,880
Gas Turbine
Rye House		1 x 715	715	715
Brighton	2	1 x 414	400	200
Knapton		1 x 42	42	42
Pumped Storage
Cruachan		4 x 100	400	400
Conventional Hydro
Galloway Scheme		109	106	106
Lanark Scheme		17	17	17
Windfarms
Beinn an Tuirc		46 x 0.66	30	30
Barnesmore		25 x 0.6	15	15
Hagshaw Hill		26 x 0.6	16	16
P & L Windfarm	3	103 x 0.3	31	15
Rigged Hill		10 x 0.5	5	5
Corkey		10 x 0.5	5	5
Elliots Hill		10 x 0.5	5	5
Coal Clough	4	24 x 0.4	10	4
Carland Cross	4	15 x 0.4	6	3
Dun Law		26 x 0.66	17	17
Hare Hill		20 x 0.66	13	13
Cruach Mhor		35 x 0.85	30	30
CHP			102	102

Total			5,421	4,620

Notes:

1	Scottish and Southern Energy was entitled to a supply of electricity from part of the capacity of ScottishPower’s coal-fired generating stations at Longannet and Cockenzie. This agreement terminated on 1 April 2004.

2	Brighton power station is owned by South Coast Power Limited, with ScottishPower Generation Limited and American Electric Power each having a 50% ownership interest.

3	The P & L Windfarm is owned by CeltPower Limited, with ScottishPower Generation Limited and Tomen Power (Europe) BV each having a 50% ownership interest.

4	The windfarms at Coal Clough and Carland Cross are owned by a joint venture between ScottishPower Generation Limited, Western Power Distribution and Renewable Energy Systems, with ScottishPower Generation Limited having a 45% ownership interest.

Table 9 – UK Transmission and Distribution Systems Key Information 2003/04

	ScottishPower	Manweb	Total
Franchise area	22,950 km2	12,200 km2	35,150 km2
System maximum demand	4,227 MW	3,136 MW	7,363 MW
Transmission network (km)
– Underground	218	—	218
– Overhead	3,738	—	3,738
Distribution network (km)
– Underground	41,137	25,754	66,891
– Overhead	24,457	20,205	44,662

Table 10 – Total Electricity Units Distributed in the ScottishPower Service Area (GWh)

Year	Residential	%	Business	%	Total
1999/00	8,385	38	13,996	62	22,381
2000/01	8,505	38	14,189	62	22,694
2001/02	8,698	39	13,864	61	22,562
2002/03	8,643	39	13,689	61	22,332
2003/04	8,620	39	13,639	61	22,259

Table 11 – Total Electricity Units Distributed in the Manweb Service Area (GWh)

Year	Residential	%	Business	%	Total
1999/00	5,204	30	11,977	70	17,181
2000/01	5,460	32	11,826	68	17,286
2001/02	5,387	32	11,540	68	16,927
2002/03	5,512	33	11,233	67	16,745
2003/04	5,862	35	11,018	65	16,880

32  ScottishPower Annual Report and Accounts 2003/04

This has been a year of strong financial performance for ScottishPower with increased operating profit and lower interest charges leading to higher pre-tax profit and earnings per share.

David Nish, Finance Director

ScottishPower Annual Report and Accounts 2003/04  33

Financial Review

1	Introduction
2	Dividend Policy
3	Overview of the Year to March 2004
4	Overview of the Year to March 2003
5	Research and Development
6	Liquidity and Capital Resources
7	Quantitative and Qualitative Disclosures about Market Risk
8	Fair Value of Derivative Contracts
9	Pension Arrangements
10	Creditor Payment Policy and Practice
11	Critical Accounting Policies – UK GAAP
12	Critical Accounting Policies – US GAAP
13	Accounting Developments
14	Off Balance Sheet Arrangements
15	UK GAAP to US GAAP Reconciliation
16	Summary

ScottishPower management assesses the underlying performance of its businesses by adjusting UK Generally Accepted Accounting Principles (“GAAP”) statutory results to exclude items it considers to be non-recurring or non-operational in nature. In the years presented, these items are goodwill amortisation and exceptional items. Therefore, to provide more meaningful information, ScottishPower has focused its discussion of business performance on the results excluding goodwill amortisation and exceptional items. In accordance with guidance from the UK Auditing Practices Board, the UK Listing Authority, and the US Securities and Exchange Commission, where non-GAAP figures are discussed comparable UK GAAP figures have also been discussed and reconciled to the non-GAAP figures. The full statutory results are presented in the “Group Profit and Loss Account” and in Note 1 “Segmental profit and loss information” on pages 90 and 91 and on pages 95 and 96 respectively. Within the following discussion, reference is made to a number of financial ratios, which management and external agencies use to assess the performance of our business, and would therefore be of interest to stakeholders. These ratios are not recognised GAAP measures and may not be comparable with similarly titled measures reported by other companies.

1 Introduction

ScottishPower is an international energy business, listed on both the London and New York Stock Exchanges, with 2003/04 annual turnover of £5.8 billion and operating profit exceeding £1 billion. The group comprises four businesses operating in both a regulated and competitive environment in the UK and US, which serve over 5.8 million (2002/03: 5.2 million) electricity and gas customers. The group considers its core strengths to lie in a number of key areas, including strong asset management skills; its integrated approach to energy and risk management; a dedicated customer service focus; and careful management of regulatory partnerships.

The regulated businesses accounted for 46% of group external turnover in the current year (2002/03: 53%), and 87% of operating profit (2002/03: 88%). The group’s geographical distribution of turnover and operating profit is broadly balanced between its UK and US operations.

The regulated businesses comprise PacifiCorp in the US and Infrastructure Division in the UK. Together they accounted for £2.7 billion of group turnover in the year, and almost £900 million of operating profit. PacifiCorp is a regional vertically integrated utility operating in six US states, servicing almost 1.6 million customers. At operating profit level, it is the largest of our divisions. Infrastructure Division, our UK wires business, owns and manages a substantial UK electricity transmission and distribution network and, at operating profit level, it is our second largest division.

The competitive businesses are the UK Division and PPM in the US. Together they contributed £3.1 billion of group turnover in the year, and over £130 million of operating profit. The UK Division is an integrated commercial energy generation and supply business, which balances and hedges energy demand from a diverse generation portfolio through to a national customer base of over 4.2 million customers. PPM commenced substantive operations in 2001 and supplies energy from clean and efficient natural gas and wind generation facilities and gas storage services to wholesale customers in the mid-western and western US and Canada. It has around 1,600 MW of thermal and renewable generation under its ownership or control.

34  ScottishPower Annual Report and Accounts 2003/04

The businesses’ key drivers impacting the financial performance of the group are shown in Table 12. Other factors affecting our financial performance include increases and reductions in customer demand for electricity, economic growth and downturns and abnormal weather, all of which impact revenues, cash flows and investment. The group proactively manages its supply and demand balance, but any unanticipated changes in future customer demand, weather conditions, generation resource availability or commodity prices may affect revenues from and the cost of supplying power to customers.

ScottishPower’s strategic aim is to be a leading international energy company and underpinning this strategy is a commitment to deliver continued operational improvements, complemented by a balanced programme of investment for organic growth. In the year, we have succeeded in growing the operating profit of all of our businesses and have embarked on a significant investment programme, which is already delivering attractive returns throughout the group. These investments were assessed on a risk adjusted returns basis and were subject to a rigorous appraisal process. Our regulated businesses have delivered growth in the year with operating profit up by 7% on last year. This has been achieved through sustained investment and utilisation of our proven skills in operational, regulatory and asset management. Our competitive businesses have reported substantial improvements in operating profit up by 31% in the year. This is attributable to our ability to deploy our local market knowledge and skills, supplemented by our investment capabilities, into areas which deliver attractive returns and secure future growth opportunities.

ScottishPower is committed to maintaining an A– credit rating for its principal operating subsidiaries, which allows access to flexible borrowing sources at favourable cost. In addition to the cash generated from operations and existing cash resources, the group relies on the capital markets as a source of liquidity to fund investment as required.

The group seeks to minimise and manage earnings volatility whilst protecting the value of the group’s overseas assets through appropriate interest rate and foreign exchange risk management programmes. Against these objectives, the effective use of dollar denominated debt, derivatives and commodity price hedging have substantially protected the group’s earnings and net assets from foreign exchange volatility over the past 12 months, while allowing the group to benefit from interest rates in dollars that have been lower than those in sterling. In March 2004, the group repriced US$2,550 million of cross-currency swaps that act as overseas net investment hedges, resulting in a net cash receipt of £403 million, which has been used to reduce net debt. Substantially all of the group’s US investments continue to be protected from exchange rate movements, with US earnings similarly protected in the next financial year at an expected hedge rate in the range of approximately $1.50 – $1.55.

Table 12 – Key drivers

PacifiCorp	Infrastructure Division

• Achieving allowed regulatory rate of return on equity • Managing the regulatory rate case process	• Maximising returns from investment in the regulatory asset base
• Managing a balanced power position • Managing the impact of growing demand	• Securing positive outcomes from the 2005 distribution and 2007 transmission price reviews
• Improving operating and capital cost-efficiency	• Improving operating and capital cost-efficiency

PPM

•      Availability of attractive business opportunities and favourable public policies

•      Optimising returns from its gas and power portfolio by actively seeking to lock in value inherent in the portfolio’s assets and contracts

UK Division

•      Managing a balanced power position

•      Continuing to grow the customer base at optimal tariff levels

•      Further significant expansion of renewable generation at appropriate rates of return

•      Improving operating and capital cost-efficiency

ScottishPower Annual Report and Accounts 2003/04  35

Financial Review

During the year, earnings per share increased by 3.2 pence to 29.4 pence. Excluding goodwill amortisation, earnings per share increased by 8% to 36.4 pence, as a result of the businesses’ improved operational performance and lower group interest charges, offset in part by higher taxation charges. Key financial highlights are shown in the charts below.

2 Dividend Policy

Last year we announced our intention to target dividend cover based on full year earnings within a range of 1.5 to 2.0 times and ideally towards the middle of that range. This excludes goodwill amortisation and exceptional items. We have achieved that with our full year dividend of 20.50 pence per share, which is covered 1.78 times by earnings per share of 36.4 pence, excluding goodwill amortisation. Going forward, we are committed to grow dividends broadly in line with earnings. In the absence of unforeseen circumstances, ScottishPower intends to pay an identical dividend for each of the first three-quarters of 2004/05, of 4.95 pence per share per quarter. The balance of the total dividend for 2004/05 will be set in the fourth quarter.

3 Overview of the Year to March 2004

Group Profit and Loss

This has been a year of strong financial performance for ScottishPower with increased operating profit across all businesses and lower interest charges leading to higher pre-tax profit and earnings per share. Our policy to hedge dollar earnings to reduce the impact of currency volatility successfully mitigated the impact on earnings of the weaker US dollar.

Group turnover for the year to 31 March 2004 was £5,797 million, an increase of £523 million on the previous year, with the majority of the increase in the UK Division from balancing our electricity and gas positions, which was offset in cost of sales. The weaker US dollar reduced sterling revenues by £204 million. The translation effect of foreign exchange on earnings has been mitigated by our hedging strategy.

PacifiCorp’s turnover for the year was down by £181 million at £2,319 million mainly as a result of a £179 million adverse translation impact of the weaker US dollar. Dollar turnover in PacifiCorp was in line with last year as higher retail revenues from greater customer usage, favourable weather conditions and higher prices, were offset by lower wholesale volumes. Infrastructure Division’s turnover grew by £44 million to £358 million due to increased regulated income from higher sales to third party electricity suppliers and from increased new connection activities. The UK Division experienced turnover growth of 29%, with revenues rising by £630 million to £2,777 million mainly as a result of balancing activities in England & Wales and improved retail and wholesale gas revenues. PPM’s turnover improved by £57 million to £343 million, after a £25 million adverse US dollar translation impact, as a result of increased sales of natural gas, activities around storage assets, the addition of new wind generation and gas storage expansion.

There was no turnover from discontinued operations during the year, while last year’s results included turnover of £27 million generated in the period prior to the disposal of Southern Water, which was completed on 23 April 2002.

36  ScottishPower Annual Report and Accounts 2003/04

Cost of sales of £3,631 million increased by £404 million on last year, reflecting substantial growth in balancing our electricity and gas positions within the UK Division, offset in part by lower wholesale purchases in PacifiCorp and by the favourable US dollar translation impact. Transmission and distribution costs increased by £32 million to £545 million as a result of higher UK Division customer service support and credit management costs reflecting growth in customer numbers, and storm damage costs, higher depreciation and labour related costs in PacifiCorp, partly offset by the favourable US dollar translation impact. Administrative expenses (including goodwill amortisation) as shown in Table 13 were £12 million higher than last year at £626 million. Excluding goodwill amortisation, administrative expenses increased by £23 million due to increased energy efficiency and customer capture costs in the UK Division as a result of customer growth and increased costs in PPM to support business growth, partly offset by the favourable US dollar impact. Depreciation for continuing operations, which is included within each of the three preceding cost categories, was broadly in line with last year at £439 million. Increased levels of capital investment throughout the group have resulted in higher depreciation charges during the year, particularly in the US, however, the impact of the weaker dollar on translation has more than offset this.

Table 13 – Administrative expenses (£m)	2003/04	2002/03
Administrative expenses	626.2	614.5
Goodwill amortisation	(128.0)	(139.0)

Administrative expenses excluding goodwill	498.2	475.5

As shown in Table 14 group operating profit improved significantly for the year, up £77 million (8%) to £1,023 million and, excluding goodwill amortisation, increased by £66 million to £1,151 million. Each of our four businesses delivered improved operating profit for the year. In particular, our competitive businesses, UK Division and PPM, produced strong performances with combined operating profit, excluding goodwill amortisation, up by over 29% on last year.

In PacifiCorp operating profit, excluding goodwill amortisation, increased by £23 million to £619 million, benefiting from strong retail revenue growth and the delivery of further operational cost efficiencies, partly offset by the impact of the weaker US dollar. Infrastructure Division’s operating profit showed an increase of £26 million (7%) to £394 million, primarily from higher regulated revenues and lower net operating costs. The UK Division’s operating profit, excluding goodwill amortisation, improved by £23 million to £101 million due to a combination of customer growth and prices resulting in improved electricity margins. In PPM, the benefit of our organic investment helped operating profit, excluding goodwill amortisation, grow by £8 million to £37 million.

Table 14 – Group operating profit (£m)	2003/04	2002/03
Operating profit	1,022.6	945.9
Goodwill amortisation	128.0	139.0

Operating profit excluding goodwill	1,150.6	1,084.9

Operating profit in 2002/03 included £14 million from discontinued operations.

Goodwill amortisation of £128 million was £11 million lower than last year mainly as a result of the translation impact of the weaker US dollar reducing the goodwill charge for PacifiCorp.

The net interest charge reduced by £16 million to £238 million for the year, mainly attributable to the favourable exchange benefits from the weaker US dollar of £17 million, and also from lower interest rates in both the UK and US. The benefit to interest from our dollar balance sheet hedging strategy, whereby the group swaps out of sterling liabilities into dollar liabilities in order to hedge its US$ denominated net assets, was £39 million, £7 million lower than last year due to changes in the UK/US interest rate differential. Further discussion on interest charges is given within the Liquidity and Capital Resources section on page 46.

As shown in Table 15 profit before tax grew substantially in the year by £95 million (14%) to £792 million. Excluding goodwill amortisation, profit before tax improved by £84 million to £920 million with our continuing businesses delivering £95 million of the increase, offset in part by the contribution to last year’s profit before tax from discontinued operations of £11 million. The average US dollar to pound sterling exchange rate for the year for US profit before tax, excluding goodwill amortisation, and before the benefits of our hedging strategy, was $1.69. We sold forward our forecast dollar earnings at an average rate of $1.41 and this delivered an earnings hedging benefit compared to the average rate for the year of approximately £60 million. This has therefore protected group profit from the effect of the weaker US dollar, ensuring results were in line with our expectations. We expect our earnings for the financial year to March 2005 will continue to benefit from our hedging programme with an expected hedge rate in the range of approximately $1.50 – $1.55.

Table 15 – Profit before tax (£m)

	Continuing operations and Total 2003/04	Continuing operations 2002/03	Discontinued operations 2002/03	Total 2002/03
Profit before tax	792.1	685.8	11.0	696.8
Goodwill amortisation	128.0	139.0	–	139.0

Profit before tax excluding goodwill	920.1	824.8	11.0	835.8

The tax charge for the year increased by £39 million to £248 million, as a result of higher pre-tax profit in the current financial year and a higher effective rate of tax. As shown in Table 16, the effective rate of tax is calculated by dividing the tax charge by profit before tax, expressed as a percentage. For the year, the effective rate of tax was 31% compared to 30% for last year. Excluding goodwill amortisation, the effective rate of tax

ScottishPower Annual Report and Accounts 2003/04  37

Financial Review

was 27% compared to 25% for last year. The effective rate of tax is dependent on a number of factors. The mix of profits impacts the rate because of the higher rates applied to taxable profits in the US (around 38%) when compared to the UK (30%). An increase in the proportion of profits earned in the US, therefore, results in an increase in the group’s effective tax rate. The effective rate is lower than the statutory rate because the group seeks to carry out its commercial activities in a tax efficient manner and benefits from the group’s financing arrangements. Where the tax treatment of a specific item is debatable, the group makes realistic provision for the tax payable and will endeavour to negotiate a settlement with the tax authorities which is not less favourable than the accounting treatment of the item. As a result, when some of these items are agreed, the release of any balance of the provision will reduce the effective tax rate. In the current year, a lower value of provisions were released and, as a result, the effective tax rate has increased.

Table 16 – Effective rate of tax (£m)	2003/04	2002/03
Tax charge	248.4	209.0

Profit before tax	792.1	696.8
Effective rate of tax	31%	30%

Profit before tax, excluding goodwill	920.1	835.8
Effective rate of tax, excluding goodwill	27%	25%

Profit after tax, as shown in Table 17, improved by £56 million to £544 million. Excluding goodwill amortisation, profit after tax grew by £45 million (7%) to £672 million, with our strong operating results and lower interest charges, being offset by higher tax charges.

Table 17 – Profit after tax (£m)	2003/04	2002/03
Profit after tax	543.7	487.8
Goodwill amortisation	128.0	139.0

Profit after tax excluding goodwill	671.7	626.8

As a result of improved performance, earnings per share, as shown in Table 18, increased by 3.2 pence to 29.4 pence (12%) for the year. Excluding goodwill amortisation, earnings per share increased by 2.7 pence (8%) to 36.4 pence with the improvement comprising 3.1 pence from continuing operations, partly offset by 0.4 pence from discontinued operations reported last year.

Table 18 – Earnings per share (pence)	Continuing operations and Total 2003/04	Continuing operations 2002/03	Discontinued operations 2002/03	Total 2002/03
Earnings per share (EPS)	29.40	25.76	0.41	26.17
EPS impact of goodwill amortisation	7.00	7.54	–	7.54

EPS excluding goodwill	36.40	33.30	0.41	33.71

The full year dividends were 20.50 pence per share and were covered 1.43 times by earnings per share of 29.4 pence. Excluding goodwill amortisation, dividend cover was 1.78 times.

Cash Flow and Net Debt

Cash flows from operating activities reduced by £49 million to £1,364 million for the year. In the year, favourable operating performance was partly offset by higher working capital commitments mainly due to increased gas stocks in PPM from growth in storage activities and higher debtors reflecting significant growth in our UK retail business. Interest, tax and dividend payments totalled £726 million. Net inflows from the sale of tangible fixed assets; fixed asset investments; and acquisitions and disposals, other than the £25 million Colorado Green joint venture, were £6 million. Financing net inflows, other than changes in net debt, were £459 million, mainly as a result of the cash receipt arising on the repricing of cross-currency swaps in March 2004 and the cancellation of cross-currency swaps earlier in the year. These cash flows combined, provided cash of £1,103 million which covered all of our £868 million net capital investment cash spend, and contributed to the reduction in net debt during the year. After the net benefit of £362 million arising from both the weaker US dollar and other non-cash movements, net debt was £3,725 million at 31 March 2004, £597 million lower than at 31 March 2003. Gearing (net debt/equity shareholders’ funds) was 79%, compared to 95% at 31 March 2003.

Investment

In the year, the group invested £901 million in its asset base. Of this £949 million related to fixed asset additions, and a further £25 million was invested in the Colorado Green joint venture, less both the £25 million increase in the reclamation provision for the Bridger coal mine and £48 million of capital grants and customer contributions. In the year, we invested in windfarm projects in the US and UK totalling more than 534 MW; commenced work on the new 525 MW Currant Creek natural gas-fired power plant in Utah; undertook substantial network investment in the US of 564 MVA and actively refurbished our network in the UK; and added to our gas storage capacity in the US.

Of the £901 million net investment in assets in the year, organic growth expenditure totalled £364 million, with 58% invested in our regulated businesses and 42% in our competitive businesses. Geographically, £268 million (74%) of growth spend was invested in the US and £96 million (26%) in the UK. The £537 million balance of refurbishment and upgrade spend was split £280 million in the US (52%) and £257 million in the UK (48%).

Our investment strategy is to drive the growth and development of our regulated and competitive businesses, through a balanced programme of capital investment, which will deliver returns ranging from allowed rates of return in our regulated businesses to higher returns in our competitive businesses. All investments are assessed on a risk adjusted returns basis, are expected to be earnings enhancing and should support our aim to retain our A– credit rating for our principal operating subsidiaries.

38  ScottishPower Annual Report and Accounts 2003/04

Our level of organic investment is expected to grow to approximately £1.2 billion next year, based on a US dollar/UK sterling exchange rate of approximately $1.80, enabling our businesses to optimise the performance of existing assets and pursue organic growth opportunities through a balanced programme of expenditure.

Business Reviews

PacifiCorp

PacifiCorp is our US regulated business and remains committed to delivering $1 billion EBIT (earnings before interest and tax, excluding goodwill amortisation) in 2004/05. The first quarter of 2004/05 has started less strongly than our expectations due to a combination of milder weather impacting on residential demand, lower hydro resource and lower thermal plant availability. PacifiCorp seeks to maximise its return on equity (“ROE”), which is a regulatory calculation, within the limits permitted by US state regulators. The outcome of general rate cases conducted by the state regulatory commissions sets the authorised ROE, with each commission establishing its own ROE for PacifiCorp. During the year, the authorised ROE specified by PacifiCorp’s state regulators ranged from 10.5% to 10.9%. Regulatory returns for PacifiCorp through the last reportable period (September 2003) were approximately 8%. Successful management of the regulatory rate process, maximising the returns on new investment and the recovery of costs through rate setting are key priorities for PacifiCorp to move towards achieving its allowed regulatory rate of return. PacifiCorp is currently pursuing a regulatory programme in all states in which it operates, with the objective of keeping rates closely aligned to ongoing costs and, in the year, has been awarded almost $100 million of additional annual revenue from rate cases. The key financial information is shown in Table 19.

Turnover in PacifiCorp reduced by £181 million to £2,319 million in the year, mainly because of the £179 million translation impact of the weaker US dollar. Excluding the effect of foreign exchange, residential, commercial and industrial revenue grew by £80 million in the year (6%), with volumes 4% higher. Residential and commercial revenues increased by £47 million (9%) and £17 million (4%) respectively, mainly as a result of higher customer usage, including the impact of a warmer summer and colder winter, favourable prices from rate case revenues and growth in average customer numbers up by 28,000 (2%) in total. Industrial revenues increased by £16 million, or 4%, primarily due to favourable price mix, resulting from different customer tariffs in the various states PacifiCorp serves, with average customer numbers remaining constant. Wholesale revenues fell by £87 million, mainly due to lower long-term and short-term sales volumes, partly offset by higher wholesale electricity prices of £34 million. Movements in wholesale revenues are largely offset by similar changes in cost of sales, resulting from the balancing of power positions. Other revenues fell by £29 million primarily due to the lower recovery of deferred power costs of £14 million.

In the year, operating profit increased by £34 million ($65 million) to £497 million ($736 million) and, excluding goodwill amortisation, by £23 million ($65 million) to £619 million ($943 million). The unfavourable impact of the weaker dollar on operating profit was £21 million, net of hedging benefits from the forward sale of dollars. PacifiCorp’s operating profit has continued to benefit from strong retail revenue growth, with increased customer usage and new customers contributing £40 million, favourable weather conditions contributing £21 million, sales mix adding £8 million and higher prices from regulatory recoveries coming through from Oregon, California and Wyoming, adding £11 million. These revenue upsides were partly offset by higher net power costs and other gross margin movements of £23 million reflecting the cost impact of higher retail loads, partly offset by a reduction in balancing volumes and the increased use of our own thermal generation at favourable prices. Other net costs increased by £20 million primarily as a result of pension and healthcare costs, maintenance charges, and costs of £5 million associated with the severe winter storms experienced in late December 2003 and early January 2004, partly offset by lower management costs. These increases were more than offset by PacifiCorp’s ongoing cost efficiency programme, which delivered £30 million of benefits in the year. Depreciation was higher by £23 million reflecting increased levels of capital investment throughout the business.

Table 19 – PacifiCorp (£m)	2003/04	2002/03
External turnover	2,318.6	2,499.4

Operating profit	496.8	462.8
Goodwill amortisation	122.5	133.9

Operating profit excluding goodwill	619.3	596.7

PacifiCorp’s net investment in assets totalled £419 million, with £151 million (36%) of this invested for organic growth. Of this £126 million was invested in new transmission and system networks, including new connections and system reinforcement spend and in our major network expansion project along the Wasatch Front in Utah. New generation growth expenditure of £25 million included the ongoing construction of Currant Creek, the 525 MW peaking and baseload plant in Utah. Refurbishment and other expenditure totalled £268 million and included network investment, major overhauls of generation plant, mine equipment replacement, information technology and hydro relicensing. In May 2004 PacifiCorp announced it had selected Summit Vineyard LLC to construct a 534 MW gas-fired plant for approximately $330 million. The proposed new plant, named Lake Side, would be located near Salt Lake City, Utah, and would provide base load power starting in 2007. We are seeking regulatory approval for construction of the plant by December 2004.

ScottishPower Annual Report and Accounts 2003/04  39

Financial Review

Infrastructure Division

Infrastructure Division is our UK regulated wires business and is subject to price controls based on an allowed regulatory rate of return which is currently 6.5%. The regulatory rate of return is determined by periodic price reviews, and the division is working to secure a favourable outcome from the current distribution price review, the results of which will be effective from April 2005. The key financial information is shown in Table 20.

In the year, Infrastructure Division’s external turnover improved by £44 million to £358 million. In recent years, a significant proportion of Infrastructure Division’s sales have been internal to our UK Division, however, the impact of competition in our home markets has resulted in increases in external regulated income from third party suppliers. External turnover now accounts for just over half of Infrastructure’s total turnover. External electricity revenues have increased by £23 million in the year as a result of higher prices improving transmission turnover and higher volumes improving distribution turnover. Other revenues have grown by £21 million, including higher income arising from our new connections business of £27 million, offset by a reduction in other rechargeable work.

Infrastructure Division reported operating profit of £394 million, up £26 million for the year. Net regulated transmission and distribution use of system revenues increased by £13 million due to higher prices and volumes, and increased England-Scotland interconnector volumes contributed an additional £3 million to operating profit. Net operating costs were favourable by £6 million, primarily due to a change in the mix of capital and revenue activities undertaken and lower management costs. Property sale gains added a further £4 million to the operating profit improvement.

Table 20 – Infrastructure Division (£m)	2003/04	2002/03
External turnover	358.3	314.0
Operating profit	393.6	367.8

Net investment in assets was £260 million for the year, with £60 million (23%) in organic growth areas such as new customer connections and network upgrading, including ongoing reinforcement projects in Dumfries & Galloway and Wrexham. The remaining £200 million of capital expenditure was primarily spent on refurbishing the network and included equipment replacement and modernisation programmes, which will improve system performance. Compared to last year we have increased investment in the replacement of network assets, and the total number of distribution network faults has reduced by 8.5% in the year.

UK Division

The UK Division is our competitive UK business and is committed to building on the substantial customer growth achieved during the year and to increasing its renewable energy portfolio. The key financial information is shown in Table 21.

Turnover within the UK Division increased by £630 million to £2,777 million for the year, with wholesale electricity activities contributing £380 million of the increase, retail and wholesale gas revenues contributing £193 million and higher retail electricity sales contributing £57 million.

Wholesale electricity sales in England & Wales, including exports, increased by £296 million in the year, as prices recovered and volumes increased by 13,737 GWh to 25,577 GWh. The volume growth was principally due to the division balancing its energy position more actively to minimise exposure to uncertain balancing mechanism prices and to protect against long-term price volatility. The increase in turnover caused by this activity was offset by a corresponding increase in purchase costs and as a result had minimal impact on operating profit. Other core wholesale revenues increased by £84 million from higher volume and priced agency sales, which are generation sales to third party suppliers in our Scottish home area, and other activities including the waste-derived-fuel plant at Daldowie which has now been in operation for a full year. Gas turnover increased by £193 million reflecting growth in wholesale volumes of 32%, mainly due to increased balancing activities, which had minimal impact on operating profit, and also due to growth in domestic gas customers of 32% and favourable wholesale and retail prices. Retail electricity sales improved by £57 million, with out-of-area revenues up by £62 million primarily as a result of growth in domestic customers, offset in part by loss of market share in our home areas due to competition. Total customer numbers have increased from 3.65 million to 4.25 million, with strong growth in domestic gas and out-of-area domestic electricity, being partly offset by loss of domestic electricity customers in our home Manweb area. Customer retention in our Scottish home area of 64% is in line with last year but the loss of customers in our Manweb area has resulted in overall retention of home area residential customers falling by 1% to 60% for the year, which is in line with the industry average.

The UK Division’s operating profit improved by £23 million to £96 million for the year and, excluding goodwill amortisation, increased by £23 million to £101 million. Improved margins across the business’s integrated value chain and continuing growth in customer numbers resulted in a £37 million increase in electricity margins. Gas margins improved by £2 million in the year due to favourable gas storage activities, which offset lower retail margins due to higher gas and transportation costs. Investment in energy efficiency and increased customer capture activities required to support customer growth, increased by £27 million, but were offset in part by a £14 million reduction in other net costs due to lower management costs. The contribution from other business activities reduced by £3 million, mainly due to the loss of a contract in our metering operations.

Similar to last year, the division utilised onerous contract provisions to bring the Peterhead and Rye House energy purchase costs more into line with market prices. The

40  ScottishPower Annual Report and Accounts 2003/04

provision relating to the Peterhead agreement was established in 1999/00 and related to onerous costs on contracted energy purchases, which were not expected to be recoverable. The remainder of this provision will be fully utilised by March 2005. Energy cost savings associated with the restructuring of the combined Peterhead and Hydro legacy electricity contracts with Scottish and Southern Energy will commence in 2005/06. The Rye House provision was established as part of the fair value accounting for the acquisition of the Rye House power station in 2000/01 and is expected to be utilised by 2008/09.

Table 21 - UK Division (£m)	2003/04	2002/03
External turnover	2,777.4	2,147.8

Operating profit	96.1	73.0
Goodwill amortisation	4.9	4.9

Operating profit excluding goodwill	101.0	77.9

Net investment in assets for the year was £93 million, with £36 million (39%) of this invested in organic growth projects. This included investment in new wind generation of £26 million, with Cruach Mhor (30 MW) windfarm now fully commissioned and Black Law (96 MW) now under construction, following receipt of planning consent in February 2004. The project to upgrade and increase the capacity of the Cruachan pumped storage hydro station from 400 MW to 440 MW is near completion. Other capital investment of £57 million included the ongoing refurbishment and overhaul programme at our Longannet power station, which will improve the generation plant’s flexibility and capability, and hydro refurbishment works to allow the capture of Renewables Obligation Certificates (“ROCs”). The hydro refurbishment programme, which is ongoing at Stonebyres, Carsfad, Earlstoun and Drumjohn (34 MW combined) is due to complete by the end of 2004. Offshore windfarm activity is also progressing with the allocation of a second site from the Crown Estates Office auction. The Government granted planning permission in May 2004 for the construction of a highly flexible £100 million, 6 BCF gas storage facility near Byley, Cheshire. In the next financial year, the division aims to continue to invest in renewable generation capabilities with the objective of meeting its stated target of achieving 10% of electricity supply from renewable sources by 2010.

PPM

PPM is our competitive business in the US. The rate of PPM’s expansion will be determined by the availability of attractive market opportunities for growing its portfolio of assets, and also by public policy, on issues such as the extension of US Production Tax Credits (“PTCs”). The key financial information is shown in Table 22.

PPM’s turnover for the year improved by £57 million to £343 million, after a £25 million adverse US dollar translation impact. This increase was a result of increased sales of natural gas from fuel supply arrangements and optimisation activities around gas storage assets and contracts, and from new wind generation and gas storage expansion. Energy management turnover improved by £39 million with increased sales under fuel supply arrangements at the Klamath facility being partly offset by reduced counterparty demand for electricity output. New wind generation increased by £31 million primarily due to expanded output and turnover from new resources coming on line during the financial year. Gas storage turnover improved by £12 million, benefiting from the first full year of contribution from our Katy facility, acquired in December 2002, and increased ownership at the Alberta Hub.

PPM’s operating profit improved by £8 million ($18 million) to £36 million ($62 million) and, excluding goodwill amortisation, increased by £8 million ($18 million) to £37 million ($63 million). The contribution from the Katy and Alberta Hub gas storage facilities increased by £13 million in the year. Returns from new wind generation and other projects improved operating profits by £9 million and energy management activities from optimising storage asset capacities and natural gas sales added a further £4 million. Operating costs and depreciation, which underpin the business’s growth, increased by £16 million. The unfavourable impact of the weaker dollar on operating profit was £2 million.

Table 22 – PPM (£m)	2003/04	2002/03
External turnover	342.8	285.9

Operating profit	36.1	28.3
Goodwill amortisation	0.6	0.2

Operating profit excluding goodwill	36.7	28.5

Net investment in assets for the year was £129 million, with £117 million (91%) invested in organic growth projects. Of this, more than £100 million was invested in new wind generation, with the construction of Flying Cloud (44 MW), Moraine (51 MW), Mountain View III (22 MW) and the Colorado Green joint venture (81 MW). These windfarms, all of which qualified for US PTCs and accelerated tax depreciation benefits, were commercially operational in the third quarter and are now contributing to business profits. In line with the group’s prudent energy management strategy, PPM has already sold forward approximately 80% of its wind power in contracts of between 10 and 25 years, locking in a regular “annuity” value. Other growth investment during the year included the purchase of an additional 17% ownership interest in the Alberta Hub, bringing PPM’s total ownership to 57%, and the commencement of a further gas storage development of 7.2 BCF at the Waha site in west Texas. The project is being developed in phases over six years, with the first phase operational by 2006. The remainder of PPM’s capital investment in the year was spent on growth development projects, information technology and refurbishment and overhaul of existing assets.

Discontinued Operations

There were no discontinued operations in the year to 31 March 2004. In the financial year 2002/03, discontinued operations

ScottishPower Annual Report and Accounts 2003/04  41

Financial Review

consisted of Southern Water. The disposal of Southern Water was completed on 23 April 2002 and turnover and operating profit generated in the period prior to disposal were £27 million and £14 million, respectively.

Net Assets

Prior year net assets have been restated for the impact of the Urgent Issues Task Force (“UITF”) Abstract 38 ‘Accounting for ESOP trusts’, which requires the group’s own shares held under trust to be deducted in arriving at shareholders’ funds. Further information on this is given in the Accounting Developments section on page 58 and in Note 17 to the Group Accounts, on page 107.

Group net assets increased by 3% in the year, from £4,629 million to £4,752 million, with our balance sheet hedging strategy significantly mitigating the adverse impact of the weaker US dollar.

Fixed assets reduced by £695 million to £10,807 million mainly as a result of the weaker US dollar, partly offset by our capital investment programme. Intangible assets, which represent goodwill arising on acquisition, reduced by £425 million, comprising £128 million of goodwill amortisation and a £297 million translation impact of the weaker US dollar on PacifiCorp and PPM goodwill. Tangible assets reduced by £272 million due to exchange movements on the translation of US balances of £771 million, depreciation charged to the profit and loss account of £439 million and disposals of £12 million, partly offset by gross capital expenditure of £949 million. Investments increased by £2 million mainly due to the £25 million spend on the Colorado Green joint venture windfarm, significantly offset by foreign exchange on the translation of US balances.

Current assets, excluding short-term bank and other deposits, decreased by £39 million to £1,652 million as at 31 March 2004. This was primarily due to the weaker US dollar reducing debtors, partly offset by higher gas stocks within PPM reflecting increased gas storage activities. The £403 million net cash receipt arising from the repricing of cross-currency swaps reduced debtors but this was partly offset by the effect of the weaker US dollar on the valuation of the total portfolio of financial instruments associated with our balance sheet hedging strategy. Debtors were also higher within the UK Division as a result of growth in customer numbers, tariff rises and increased energy balancing activities. Creditors due within one year, excluding loans and other borrowings, were £119 million lower than last year primarily as a result of the weaker US dollar, lower energy derivative contract creditors in PPM and a reduction in regulatory liabilities in PacifiCorp, offset by higher energy balancing and electricity purchase accruals within the UK Division.

Provisions for liabilities and charges decreased by £161 million to £1,747 million as at 31 March 2004. Of this, £60 million was attributable to deferred tax and £101 million to other provision movements. The other provision movements comprised an increase of £136 million of new provisions, mainly for pensions and other post-retirement benefits, and £20 million unwinding of discount, offset by £199 million of provisions utilised in the year, the majority being pensions and other post-retirement benefits and onerous contracts, and a £58 million reduction due to the weaker US dollar. Deferred income, which principally represents grants and customer contributions in our US and UK regulated businesses, increased by £19 million reflecting amounts receivable during the year of £48 million, net of £19 million released to the profit and loss account and £10 million of foreign exchange movements.

Total Recognised Gains and Losses

The Statement of Total Recognised Gains and Losses combines the profit for the year together with other gains and losses taken directly to reserves as required under UK GAAP. Total recognised gains for the year to 31 March 2004 were £522 million compared to £424 million for the prior year. This increase was as a result of £55 million growth in profit for the financial year and a £42 million favourable year on year movement in the net impact of foreign exchange movements and hedging of the group’s results and net assets. The weaker dollar exchange rates during the year resulted in unfavourable exchange movements of £538 million, which were largely offset by the benefits arising from our financial strategy to hedge foreign currency net assets of £475 million and favourable associated tax of £46 million, which included a credit of £48 million arising from the application of the transitional rules contained in the Finance Act 2002.

Significant Changes

Any significant developments and post-balance sheet events that have occurred since 31 March 2004 have been noted in the Annual Report and Accounts and the report on Form 20-F to be filed with the US Securities and Exchange Commission in 2004. Otherwise, there have been no significant changes since 31 March 2004.

4 Overview of the Year to March 2003

Group Profit and Loss

Group turnover for the year to 31 March 2003 was £5,274 million, a reduction of £1,040 million on 2001/02. From continuing operations, group turnover was lower by £276 million at £5,247 million including adverse translation movements of £205 million from the weaker US dollar. Sales were lower in PacifiCorp as a result of reduced wholesale power prices in the western US, although this was partially offset by revenue growth from our other three businesses.

PacifiCorp’s turnover was down by £481 million to £2,499 million mainly as a result of the lower wholesale prices experienced for most of 2002/03 and a £189 million adverse translation impact of the weaker US dollar. These reductions were offset in part by higher wholesale volumes and regulatory rate increases. Turnover for Infrastructure Division increased by

42  ScottishPower Annual Report and Accounts 2003/04

£66 million to £314 million. This was mainly due to increased regulated income from higher sales to third party electricity suppliers. The division also delivered non-regulated revenue growth of £28 million, principally due to increased new connections from its Core Utility Solutions joint venture. For the UK Division, turnover increased by £26 million to £2,148 million. This was as a result of higher sales to retail customers, increased generation agency sales in Scotland and exports to Northern Ireland which have offset the impact of low wholesale electricity prices. Turnover for PPM increased by £113 million to £286 million, after a £16 million adverse US dollar translation impact, as the business benefited from the first full year of its long-term power contracts and the growth of its gas storage business.

Discontinued operations’ turnover for 2002/03 reduced from £791 million to £27 million compared to 2001/02.

Cost of sales of £3,227 million were £1,184 million lower than 2001/02, with £479 million of this movement due to discontinued operations. Continuing operations’ cost of sales decreased by £705 million to £3,215 million primarily due to lower net power costs in PacifiCorp, offset in part by increased business activity at PPM. Transmission and distribution costs of £513 million were in line with 2001/02, with lower discontinued operations’ costs offset by increased costs for continuing operations due to higher insurance, rates and depreciation, principally in PacifiCorp and the Infrastructure Division. As a result of the demerger of Thus from the group, UK telephony and related expenses are now incurred externally and contributed to the increased costs. Administrative expenses (including goodwill amortisation) as shown in Table 23, were £81 million lower than in 2001/02, which included exceptional restructuring costs for the UK Division of £19 million. Administrative expenses, excluding goodwill amortisation and exceptional items, were £52 million lower than 2001/02, with discontinued operations accounting for £139 million of this movement. Continuing operations’ administrative expenses, excluding goodwill amortisation and exceptional items, were £474 million, an increase of £87 million compared to 2001/02. This increase was attributable to higher pension and other employee related costs throughout the group; higher depreciation charges and one-off gains in 2001/02 in PacifiCorp; and increased energy efficiency and customer capture costs in the UK Division. Depreciation for continuing operations increased by £33 million to £442 million reflecting the level of capital investment made in 2001/02. Depreciation for discontinued operations reduced by £140 million to £6 million.

Table 23 – Administrative expenses (£m)	2002/03	2001/02
Administrative expenses	614.5	695.1
Goodwill amortisation	(139.0)	(149.0)
Exceptional items	–	(18.5)

Administrative expenses excluding goodwill & exceptionals	475.5	527.6

As shown in Table 24, group operating profit increased by £169 million to £946 million for the year to 31 March 2003. Group operating profit from continuing operations was £932 million, £297 million higher than 2001/02. Excluding goodwill amortisation and exceptional items, group operating profit from continuing operations increased by £270 million to £1,071 million. Our US operations delivered the majority of the increase. PacifiCorp contributed operating profit, excluding goodwill amortisation, of £597 million, an increase of £225 million on 2001/02. This was mainly due to lower net power costs, rate increases, regulatory recoveries of excess power costs and Transition Plan benefits. The Infrastructure Division’s operating profit of £368 million represented an increase of £13 million mainly due to higher regulated revenues and net cost savings. The UK Division’s operating profit, excluding goodwill amortisation, of £78 million was consistent with 2001/02, with the impact of low wholesale prices mitigated by our integrated approach to managing the energy value chain and the benefit from the settlement of the Nuclear Energy Agreement (“NEA”) with British Energy (“BE”). PPM reported operating profit of £28 million compared to a loss of £5 million in 2001/02, with the full year benefit of assets and contracts acquired in 2001/02 and continued progress made during 2002/03 in growing its portfolio of assets.

Operating profit from discontinued operations fell by £127 million to £14 million for 2002/03.

Goodwill amortisation of £139 million was £10 million lower than for 2001/02. This was due to the demerger of Thus in March 2002 and movements in US dollar exchange rates reducing the goodwill charge for PacifiCorp. Operating profit for the year to 31 March 2002 included an exceptional reorganisation charge of £19 million. This arose as a result of restructuring in the UK Division and included severance and related costs. There were no exceptional operating items in the year to 31 March 2003.

	Continuing operations		Total operations
Table 24 – Group operating profit (£m)	2002/03	2001/02	2002/03	2001/02
Operating profit	931.9	635.4	945.9	776.6
Goodwill amortisation	139.0	146.6	139.0	149.0
Exceptional items	–	18.5	–	18.5

Operating profit excluding goodwill & exceptionals	1,070.9	800.5	1,084.9	944.1

There were no exceptional items in 2002/03. Exceptional items in 2001/02, including interest and tax, were £1,318 million. Included within this total were exceptional charges of £1,308 million related to the disposal of Southern Water, including the write back of goodwill previously taken to reserves, and the disposal of and withdrawal from Appliance Retailing. The other exceptional items in 2001/02 were reorganisation costs of £19 million, interest of £31 million and a tax credit on exceptional items of £39 million.

The net interest charge for 2002/03 as shown in Table 25 of £254 million was £156 million lower than the charge for 2001/02 which included exceptional interest of £31 million. The exceptional interest principally related to the restructuring of the

ScottishPower Annual Report and Accounts 2003/04  43

Financial Review

group debt portfolio prior to the sale of Southern Water. Excluding exceptional interest, the charge was £125 million lower. This was attributable to substantially lower net debt following the sale of Southern Water, together with lower US interest rates, a change in the fixed/variable debt profile and favourable exchange benefits from the weaker US dollar. The lower interest charge also included a benefit of £46 million associated with our dollar hedging strategy. UK interest, excluding the benefit of our dollar hedging strategy, was £104 million, a reduction of £103 million on 2001/02. The interest charge for the US increased by £24 million to £196 million, principally as a result of higher underlying debt.

Table 25 – Interest (£m)	2002/03	2001/02
Interest	254.3	410.2
Exceptional interest	–	(30.8)

Interest excluding exceptional interest	254.3	379.4

The tax charge as shown in Table 26 of £209 million was £126 million higher than the charge for 2001/02. The main reasons for the increase were the tax credit on exceptional items of £39 million included in the 2001/02 charge, higher pre-tax profit in 2002/03 due to improved operational performance and a higher effective rate of tax. The effective tax rate increased to 25%, from the 2001/02 rate of 21.5% on profit excluding goodwill amortisation and exceptional items. The increase was due to a greater proportion of group profit being derived from our US operations, which are subject to a higher rate of tax. The effective tax rate benefits from the release of prior period provisions, following agreement with the tax authorities on treatment of specific items and the financial structure of the group. The tax charge was £209 million on profit before tax of £697 million, compared to a tax charge of £83 million on a loss before tax of £939 million in 2001/02.

Table 26 – Tax (£m)	2002/03	2001/02
Tax	209.0	83.2
Exceptional tax credit	–	38.8

Tax excluding exceptional tax credit	209.0	122.0

Profit after tax, as shown in Table 27, increased by £1,510 million to £488 million. This increase was due to exceptional items in 2001/02 of £1,318 million, improved operational performance in our continuing operations in 2002/03 and lower interest charges, partly offset by the profit reduction from our discontinued operations. Excluding exceptional items and goodwill amortisation, profit after tax increased by £182 million to £627 million with profit after tax for continuing operations, improving by £226 million to £619 million. With a weighted average 1,844 million shares in issue during 2002/03, earnings per share, as shown in Table 28, improved from a loss of 53.7 pence for the year to 31 March 2002 to earnings of 26.2 pence in the year to 31 March 2003, due to the reasons mentioned above. Excluding goodwill amortisation and exceptional items, group earnings per share for 2002/03 were 33.7 pence, an increase of 7.6 pence and 33.3 pence for continuing operations, an increase of 12.3 pence.

	Continuing operations		Total operations
Table 27 – Profit/(loss) after tax (£m)	2002/03	2001/02	2002/03	2001/02
Profit/(loss) after tax	480.2	220.9	487.8	(1,022.0)
Goodwill amortisation	139.0	146.6	139.0	149.0
Exceptional items including interest & tax	–	26.0	–	1,318.1

Profit after tax excluding goodwill & exceptionals	619.2	393.5	626.8	445.1

	Continuing operations		Total operations
Table 28 – Group earnings/(loss) per share (pence)	2002/03	2001/02	2002/03	2001/02
Earnings/(loss) per share (EPS)	25.76	11.65	26.17	(53.71)
EPS impact of goodwill amortisation	7.54	7.98	7.54	8.11
EPS impact of exceptional items	–	1.41	–	71.72

EPS excluding goodwill & exceptionals	33.30	21.04	33.71	26.12

Total cash dividends per share for 2002/03 of 28.708 pence were consistent with our stated aim of a 5% annual increase in dividends to 31 March 2003. Dividends in 2001/02 included a ‘dividend in specie’ of £437 million arising on the demerger of Thus on 19 March 2002.

Business Reviews

PacifiCorp

The key financial information is shown in Table 29.

PacifiCorp turnover was £2,499 million in 2002/03, a reduction of £481 million on 2001/02 mainly due to lower wholesale electricity prices experienced for most of the year. Excluding the effect of foreign exchange, wholesale revenues were £409 million lower than 2001/02. There was a decrease in average short-term and spot market wholesale prices in 2002/03 and lower long-term volumes. This was partially offset by higher short-term and spot volumes and long-term prices. Factors contributing to the lower market price included new generation brought on-line in the western US, the continuing effect of the Federal Energy Regulatory Commission market mitigation, and milder weather and economic conditions affecting demand growth. Residential and commercial revenues increased by £9 million (1.4%) and £10 million (2.1%) respectively, mainly as a result of higher prices and growth in customer numbers, offset by lower average customer usage due to milder weather. Industrial revenues were down by £4 million (0.8%) as the impact of lower volumes, due to a weaker economy, more than offset higher prices and increased irrigation revenues. Other revenue growth, primarily as a result of excess power cost recoveries in Utah and Oregon, were more than offset by lower wheeling revenues and unfavourable foreign exchange movements.

Operating profit for PacifiCorp increased by £233 million to £463 million for the year to 31 March 2003. Operating profit, excluding goodwill amortisation, for PacifiCorp grew by £225 million to £597 million, as a result of regulatory rate increases

44  ScottishPower Annual Report and Accounts 2003/04

and recoveries of excess power costs of £80 million, significantly lower net power costs of £257 million and continued progress in the delivery of Transition Plan benefits of £64 million. These improvements were partly offset by lower transmission revenues of £19 million from reduced use of the transmission system by third parties, higher depreciation charges of £25 million, risk mitigation and project costs of £41 million, insurance, pensions and healthcare costs of £46 million, and one-off gains in 2001/02 and foreign exchange of £45 million.

Table 29 – PacifiCorp (£m)	2002/03	2001/02
External turnover	2,499.4	2,980.7

Operating profit	462.8	229.9
Goodwill amortisation	133.9	141.7

Operating profit excluding goodwill	596.7	371.6

Infrastructure Division

The key financial information is shown in Table 30.

External turnover within the Infrastructure Division increased by £66 million for 2002/03 to £314 million. Infrastructure Division’s sales were mainly internal to our UK Division, however, the impact of competition on our home markets resulted in an increase in regulated income from third party electricity suppliers of £38 million. Other revenue growth of £28 million was also delivered from external non-regulated sales, principally due to increased new connections from the Core Utility Solutions joint venture.

Infrastructure Division reported operating profit of £368 million for 2002/03, an increase of £13 million on 2001/02. Higher regulated income of £9 million and net cost reductions of £18 million were partly offset by higher depreciation, operational rates, insurance and pension costs of £14 million.

Table 30 – Infrastructure Division (£m)	2002/03	2001/02
External turnover	314.0	247.6
Operating profit	367.8	354.9

UK Division

The key financial information is shown in Table 31.

UK Division turnover increased by £26 million to £2,148 million for 2002/03. Although wholesale market prices were down, agency turnover increased by £17 million due to volume growth, and exports to Northern Ireland increased by £19 million, following the first full year of trading. Total sales in England & Wales, including exports, decreased by £13 million due to adverse prices, partly offset by favourable volumes. Wholesale gas volumes increased by 1.4 billion therms, however, lower prices resulted in sales revenues dropping by £10 million on 2001/02. Retail supply turnover grew by £11 million with higher retail gas sales of £52 million and increased turnover from out-of-area customer gains of £53 million, partially offset by loss of market share and lower sales prices in our home areas, which reduced turnover by £94 million. Other revenues increased by £2 million. Customer numbers increased to 3.65 million in 2002/03, and retention of home area residential customers stood at 61%.

Operating profit for the UK Division increased by £18 million to £73 million for the year to 31 March 2003, mainly due to the 2001/02 results including a £19 million exceptional reorganisation charge. Operating profit, excluding goodwill amortisation and exceptional items, was £78 million for 2002/03, £1 million lower compared to 2001/02. Net energy margins performed strongly, increasing by £15 million before higher depreciation, costs to capture and investment in energy efficiency schemes of £12 million and increased pension costs of £4 million. The impact of lower wholesale electricity prices has been mitigated by our integrated approach to managing the energy value chain whereby our own electricity production is extensively matched to our customer demand across Great Britain. The renegotiation of the NEA with BE at a market related price delivered a benefit of approximately £25 million in 2002/03 and provided a hedge against revenues which have been impacted by lower wholesale prices.

Table 31 – UK Division (£m)	2002/03	2001/02
External turnover	2,147.8	2,121.4

Operating profit	73.0	55.3
Goodwill amortisation	4.9	4.9
Exceptional items	–	18.5

Operating profit excluding goodwill & exceptionals	77.9	78.7

PPM

The key financial information is shown in Table 32.

Turnover for PPM for 2002/03 increased by £113 million to £286 million, after a £16 million adverse US dollar translation impact, as the business benefited from the first full year of its Klamath and Stateline long-term power contracts and growth of its gas storage business, including the Katy gas storage facility acquired in December 2002.

PPM reported an operating profit of £28 million for 2002/03, compared to a loss of £5 million in 2001/02. The growth in operating profit was due to the increased contribution from long-term sales contracts and gas storage activities and optimisation benefits of £53 million, partly offset by higher depreciation charges and other operating costs of £17 million to support business growth and the benefit from settlement of a £3 million contract in 2001/02.

Table 32 – PPM (£m)	2002/03	2001/02
External turnover	285.9	173.1

Operating profit/(loss)	28.3	(4.7)
Goodwill amortisation	0.2	–

Operating profit/(loss) excluding goodwill	28.5	(4.7)

Discontinued Operations

Discontinued operations consisted of Southern Water, Appliance Retailing and Thus for the year to 31 March 2002 and Southern Water for the year to 31 March 2003. The disposal of Southern

ScottishPower Annual Report and Accounts 2003/04  45

Financial Review

Water was completed on 23 April 2002 and turnover and operating profit generated in the period prior to disposal were £27 million and £14 million, respectively. The disposal of and withdrawal from Appliance Retailing was completed by 31 March 2002 and the Thus demerger was completed in March 2002.

In 2002/03, discontinued operations’ turnover decreased from £791 million to £27 million, compared to 2001/02. Of this reduction, £403 million was due to Southern Water, £229 million to Thus and £132 million to Appliance Retailing.

Discontinued operations’ operating profit for 2002/03 reduced by £127 million to £14 million, with Southern Water profit decreasing by £202 million, partly offset by reduced losses in Thus and Appliance Retailing of £66 million and £9 million, respectively.

Total Recognised Gains and Losses

Total recognised gains for the year to 31 March 2003 were £424 million, compared to losses for 2001/02 of £1,006 million, which included £1,318 million of net exceptional charges (after interest and tax). Excluding the net exceptional charges, total recognised gains increased by £112 million compared to 2001/02, as a result of £152 million growth in profit for the financial year, offset by the net impact of foreign exchange movements and hedging of the group’s results and net assets. The weaker dollar exchange rates during 2002/03 resulted in unfavourable exchange movements of £387 million, which were largely mitigated by the benefits of £358 million, less tax of £29 million, arising from our strategy to hedge foreign currency net assets.

5 Research and Development

ScottishPower supports research into development of the generation, transmission, distribution and supply of electricity. It also continues to contribute, on an industry-wide basis, towards the cost of research into electricity utilisation and distribution developments. In financial years 2003/04, 2002/03 and 2001/02, expenditure on research and development in the group’s businesses was £0.2 million, £0.7 million and £3.1 million, respectively.

6 Liquidity and Capital Resources

The treasury focus during the year continued to be to minimise interest costs and effectively manage both foreign exchange and interest rate risk. The group continues to ensure that borrowings are financed from a variety of competitive sources and that committed facilities are available both to cover uncommitted borrowings and to meet the financing needs of the group in the future. A further priority was to maximise the return on investment of the group’s cash balances while avoiding excessive credit risk.

Interest

The net interest charge for the year to 31 March 2004, as shown in Table 33, of £238 million was £16 million lower than the charge for the previous year. This reduction was mainly attributable to the favourable exchange benefits from the weaker US dollar of £17 million and lower interest rates in both the US and UK. The lower interest charge also included a benefit of £39 million associated with our dollar balance sheet hedging strategy (2002/03: £46 million), whereby the group swaps out of sterling liabilities into dollar liabilities in order to hedge its US$ denominated net assets. This also gives rise to the group paying interest in dollars and receiving interest in sterling, thereby benefiting as US interest rates were below those in the UK. Excluding the benefit of our dollar hedging strategy, underlying UK interest was £107 million, an increase of £3 million on last year. In the US the interest charge reduced by £26 million to £170 million, principally as a result of favourable exchange rates and lower interest rates. Interest, adjusted for foreign exchange gains and losses, as shown in Table 33, is covered by profit on ordinary activities before interest, excluding goodwill amortisation, shown in Table 34, 4.9 times for the year to 31 March 2004, improved from 4.3 times for the previous year. Interest is covered by profit on ordinary activities before interest 4.3 times, up from 3.7 times in the previous year.

As at 31 March 2004, 84% of the group’s net borrowings were fixed for periods of more than one year. In accordance with the group’s revised interest policy, the group is moving towards its target of a long-term benchmark of 70% fixed rate and 30% floating rate interest. Further discussion on interest rate policy is included within the Market Risk section on page 53.

Table 33 – Interest (£m)	2003/04	2002/03
Interest	238.1	254.3
Foreign exchange loss	–	(0.5)

Interest excluding foreign exchange loss	238.1	253.8

Table 34 – Profit before interest (£m)	2003/04	2002/03
Profit before interest	1,030.2	951.1
Goodwill amortisation	128.0	139.0

Profit before interest excluding goodwill	1,158.2	1,090.1

Balance Sheet Hedging

The group has currently hedged $5,900 million (2002/03: $5,000 million), representing approximately 92% of its US net assets. In addition to the $700 million convertible bonds issued during the year, liabilities have been created for periods out to March 2012, by means of cross-currency swaps and foreign exchange forwards totalling $5,200 million.

Cash Flow and Net Debt

Table 35 provides a reconciliation of EBITDA (earnings before interest, tax, depreciation and amortisation) to net cash inflow from operating activities, and, as such, effectively demonstrates how the group has converted operating profit into cash. During the year, £1.4 billion of EBITDA was converted into cash, with the remaining £0.2 billion being either invested in working capital to support growth of our competitive businesses, or being

46  ScottishPower Annual Report and Accounts 2003/04

attributable to provision movements, mainly relating to onerous contracts within the UK Division. Working capital requirements increased within the UK Division as a result of the significant growth in customer numbers and higher tariffs, and in PPM gas stocks were higher as a result of natural gas purchases for energy management activities. Net cash provided by operating activities is impacted by seasonal movements in working capital throughout the year.

Table 35 – Reconciliation of EBITDA to net cash inflow from operating activities (£m)	2003/04	2002/03
Operating profit	1,022.6	945.9
Share of operating profit in joint ventures & associates	7.6	5.2
Depreciation & amortisation	566.7	586.2

EBITDA	1,596.9	1,537.3
Share of operating profit in joint ventures & associates	(7.6)	(5.2)
Other non-cash movements [1]	(15.0)	(5.9)
Movement in provisions for liabilities & charges	(87.6)	(77.5)
Working capital [2]	(122.7)	(35.8)

Net cash inflow from operating activities	1,364.0	1,412.9

[1]	Profit/loss on sale of tangible fixed assets; amortisation of share scheme costs; release of deferred income

[2]	Increase/decrease in stock, debtors & creditors

Net cash interest costs were £205 million compared with a profit and loss account charge of £238 million reflecting timing differences on the settlement of interest costs, the unwinding of discount on provisions and capitalised interest. Cash taxation was £122 million compared with a profit and loss account charge of £248 million. This reflects both cash tax timing differences arising from the group’s investment programme and the cash tax benefit of the transitional rules of the Finance Act 2002, reported in the Statement of Total Recognised Gains and Losses.

Net cash receipts arising from the repricing of cross-currency swaps were £403 million and proceeds from the cancellation of cross-currency swaps as a result of the issue of the $700 million convertible bonds was £76 million. Net proceeds arising from the issue of new debt and repayment of existing borrowings were £464 million and principally represented the issue of the convertible bonds, PacifiCorp bond issues and the redemption of PacifiCorp preferred securities of £205 million.

In total, the above net cash inflows were sufficient to fund the group’s capital expenditure and financial investment of £831 million, and dividend payments of £394 million, as well as contribute to the reduction in net debt reported in the year. The cash outflow of £354 million associated with the management of liquid resources represented the transfer of cash into highly liquid non-demand deposits, such as bonds.

Net debt at 31 March 2004 was £3,725 million, £597 million lower than at 31 March 2003, with the translation impact of the weaker dollar and other non-cash movements reducing net debt by £362 million. Included in net debt are short-term bank and other deposits (including the liquid resources referred to above) of £1,347 million, up £683 million on the prior year principally as a result of the cash proceeds from repricing of cross-currency swaps and new debt issues in the year. Total debt balances increased from £4,986 million to £5,072 million with the translation impact and other non-cash changes of £380 million and repayments of £389 million offset by new borrowings of £855 million.

In addition to the cash generated from operations and existing cash balances, the group relies on flexible borrowing facilities from the capital markets, which are described in the Financing section below, at favourable rates of interest as a source of liquidity to fund investment as required. Issues of debt are influenced by levels of short-term debt, cash from operations, capital expenditure, market conditions, regulatory approvals and other considerations.

Management and external credit rating agencies utilise a number of financial ratios when assessing the performance of our business, and our financing arrangements are also subject to a number of ratio-based covenants contained within our principal credit agreements. Two of the main ratios monitored by ScottishPower management are gearing (net debt/equity shareholders’ funds) which reduced to 79% from 95% at 31 March 2003 and the ratio of net debt/EBITDA which is a measure used in banking covenants. EBITDA is shown in Table 36 and net debt/EBITDA improved from 2.8 times last year to 2.3 times, benefiting from improved EBITDA and a lower debt position which includes the benefit of the weaker US dollar.

Table 36 – EBITDA (£m)	2003/04	2002/03
Profit before interest & tax	1,030.2	951.1
Depreciation & amortisation	566.7	586.2

EBITDA	1,596.9	1,537.3

Financing

The group’s external borrowings have generally been sourced in two separate pools. In the UK, Scottish Power UK plc (“SPUK”) has been the finance vehicle for the majority of the UK activities. In the US, predominantly all of the debt is issued by PacifiCorp, the regulated utility, and is entirely denominated in US dollars. During the year, for the first time, Scottish Power plc (“SP plc”), the ultimate holding company, raised funds by means of a $1,000 million bank facility and the $700 million convertible bonds issue.

In both the UK and the US, regulatory constraints apply to financing activities. SP plc is not permitted to borrow from its subsidiaries with the exception of certain intermediate holding companies in the US ownership chain and is currently financed by way of dividends and external debt. During the year, SP plc’s two £50 million bilateral 364-day committed facilities were cancelled, concurrent with the arrangement of two new committed revolving credit facilities totalling $1,000 million. The two facilities, a five-year facility of $625 million and a 364-day facility of $375 million, represent varying commitments from a number of relationship banks. Both were un-drawn at

ScottishPower Annual Report and Accounts 2003/04  47

Financial Review

the year-end. SP plc’s new revolving credit facilities contain financial covenants relating to interest cover (operating profit to net interest payable not less than 2.5 to 1), dividend cover (earnings to consolidated dividends not less than 1.25 to 1) and the ratio of net debt to EBITDA (not greater than 4.0 to 1). The company has not breached these covenants throughout the year to 31 March 2004.

In the UK, Scottish Power Finance (Jersey) Limited has issued $700 million bonds which are convertible into shares in SP plc. The bonds are guaranteed by SP plc. There have been no new issues in the year under ScottishPower’s euro-medium-term note programme, established in November 1997. Cumulative issues outstanding under the programme now total some $2,571 million against a programme limit of $7,000 million. SP plc and SPUK are the issuers under the programme.

During the year SPUK has not added to its index-linked liabilities, currently totalling £275 million. Total borrowings from the European Investment Bank (“EIB”) amounted to £199 million. The EIB debt within SP Manweb plc contains financial covenants relating to interest cover (EBITDA to net interest payable not less than 4.0 to 1) and net debt to EBITDA (not greater than 4.0 to 1) of SP Manweb plc. SP Manweb plc has not breached these covenants throughout the year to 31 March 2004.

The UK distribution, transmission and generation subsidiaries have provided upstream guarantees to support the majority of SPUK’s debt that existed at 1 October 2001, following their incorporation to comply with the Utilities Act 2000. As at 31 March 2004, the total amount of debt guaranteed by the three companies amounted to £2,148 million. New debt issued by SPUK after 1 October 2001 is not permitted to benefit from the guarantee of SPUK’s subsidiaries, SP Distribution Limited and SP Transmission Limited.

During the year to 31 March 2004, PacifiCorp issued new long-term debt in the form of two first mortgage bonds of $200 million each, with maturities of September 2008 and September 2013. Respective coupons are 4.3% and 5.45%. These were issued to fund the redemption of higher cost preferred securities and previously redeemed medium-term notes. In addition, scheduled repayments of $137 million were made during the year. PacifiCorp has an effective shelf registration statement for up to $650 million of long-term debt of which $400 million has been authorised to be issued by the applicable regulatory commissions, subject to certain conditions. Any such issuance would be subject to market conditions. PacifiCorp has debt maturities out as far as 2031/32.

In June 2003, PacifiCorp replaced its expiring $500 million 364-day facility with a similar facility having a maturity of June 2004. This is in addition to an existing $300 million three-year facility maturing in June 2005. These two bank facilities are provided by core relationship banks, the majority of which are common to both the US and UK bank facilities. PacifiCorp’s principal debt limitations are a 60% debt to defined capitalisation test and an interest coverage covenant (EBITDA/interest of 2.0 to 1), contained in its principal credit agreements. PacifiCorp has been in compliance with these covenants throughout the year to 31 March 2004. In addition, under the Public Utility Holding Company Act of 1935 there are restrictions on the ability of group companies to lend to or borrow from one another.

SP plc and PacifiCorp are both currently seeking to replace their respective 364-day revolving credit facilities that mature in June 2004. PacifiCorp is currently seeking to replace its existing facility on terms and conditions similar to the maturing facility. SP plc is currently seeking to increase its remaining 4-year revolving credit facility by the amount of the maturing 364-day facility. When completed SP plc will have a $1,000 million revolving credit facility with a coterminous maturity date of June 2008. While the group expects that both these facilities will be successfully replaced no assurance can be given as to the outcome.

Credit Ratings

SP plc, SPUK and PacifiCorp have credit ratings published by some or all of Standard & Poor’s Ratings Group (“S&P”), Moody’s Investors Service (“Moody’s”) and The Fitch Group (“Fitch”) as shown in Table 37. PacifiCorp Group Holdings, a subsidiary of PacifiCorp Holdings Inc., has slightly lower ratings although they remain investment grade. Ratings from S&P and Moody’s are on negative outlook. These security ratings are not recommendations to buy, sell or hold securities. The ratings are subject to change or withdrawal at any time by the respective credit rating agencies. Each credit rating should be evaluated independently of any other rating.

Table 37 – Credit ratings	S&P	Moody’s	Fitch
SP plc	A-	Baa1	n/a
SPUK (long-term)	A-	A2	A-
PacifiCorp (senior secured)	A	A3	A
PacifiCorp (unsecured)	BBB+	Baa1	A-
SPUK and PacifiCorp (short-term)	A-2	P-2	F-1

Any adverse change to credit ratings of group companies could negatively impact on their ability to access capital markets and on the rates of interest that they would be charged for such access. The EIB debt within SP Transmission Limited and SP Distribution Limited contains credit downgrade language, which does not constitute default, but means that, should the ratings of SP Transmission Limited or SP Distribution Limited fall, the EIB will be entitled to ask for additional security in the form of a guarantee acceptable to the EIB. PacifiCorp has no rating downgrade triggers within its debt instruments, although interest rates on loans under its bank facilities and commitment fees on the facilities would increase with a ratings downgrade.

The investment of surplus cash is undertaken to maximise the return within Board approved policies which govern the ratings criteria, maximum investment and the

48  ScottishPower Annual Report and Accounts 2003/04

maturity with any one counterparty. Counterparties are required to have a short-term rating of at least A-1, P-1 or F-1 from one of the three major rating agencies.

Contractual Obligations and Commercial Commitments

The group enters into various financial obligations and commitments in the normal course of business. Contractual financial obligations are considered to comprise known future cash payments that the group is required to make under contractual arrangements in place at 31 March 2004. Commercial commitments are defined as those obligations of the group, which only become payable if certain pre-defined events occur.

Table 38 details the group’s contractual obligations at 31 March 2004.

	Payments due by period
Table 38 – Contractual obligations at 31 March 2004 (£m)	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years	Total
Loans and other borrowings (including overdrafts)	410.7	505.4	707.5	3,433.2	5,056.8
Finance leases	–	0.4	0.6	14.0	15.0
Operating leases	12.2	15.6	9.1	33.0	69.9
PacifiCorp preferred stock	2.0	4.1	26.5	–	32.6
Energy purchase commitments	1,725.0	1,533.0	749.7	2,078.3	6,086.0
Capital commitments	98.1	4.5	0.6	2.6	105.8
Other firm commitments	91.7	116.0	70.7	351.6	630.0

Total	2,339.7	2,179.0	1,564.7	5,912.7	11,996.1

The loans and other borrowings figures in Table 38 are stated at book value at 31 March 2004.

Energy purchase agreements included within Table 38 arise principally from short- and long-term purchase power and fuel contracts. Further detailed information on power purchase commitments is set out in Note 30 to the Group Accounts on page 127.

Other firm commitments included within Table 38 arise principally from transportation, transmission and storage commitments and costs associated with hydroelectric licences, asset retirement obligations and information technology services.

The group’s commercial commitments include surety bonds that provide indemnities for PacifiCorp in relation to various commitments it has to third parties for obligations in the event of default on behalf of PacifiCorp. The majority of these bonds are continuous in nature and renew annually. The estimates are based on current information and actual amounts may vary due to rate changes or changes to the general operations of PacifiCorp.

The group invested £901 million in its asset base during the year ended 31 March 2004. The group’s estimated net investment in its asset base for the year ended 31 March 2005, which is subject to continuing review and revisions, is approximately £1.2 billion, based on a US dollar/UK sterling exchange rate of approximately $1.80, and represents investment in organic growth projects and refurbishment.

Going Concern

The directors confirm that the group remains a going concern on the basis of its future cash flow forecasts and has sufficient working capital for present requirements.

7 Quantitative and Qualitative Disclosures about Market Risk

Market Rate Sensitive Instruments and Risk Management

The following discussion about the group’s risk management activities includes “forward-looking” statements that involve risk and uncertainties. Actual results could differ materially from those projected in the forward-looking statements.

The Tables in Note 20 to the Group Accounts on pages 109 to 114 summarise the financial instruments, including derivative instruments and derivative commodity instruments, held by the group at 31 March 2004, which are sensitive to changes in interest rates, foreign exchange rates and commodity prices. The group uses interest rate swaps, forward foreign exchange contracts and other financially settled derivative instruments to manage the primary market exposures associated with the underlying assets, liabilities and committed transactions. Financially settled “weather” derivatives are used to manage risk created by varying weather circumstances affecting commodity demand and operations. The group also uses commodity transactions and commodity derivatives (that can be settled financially or by delivery of the physical commodity) to further manage its commodity price and volumetric risks. These instruments are employed to reduce risk by creating offsetting financial positions or by directly hedging such commodity exposures.

Such physically or financially settled instruments (as above) held by the group match offsetting physical transactions and are not held for financial trading purposes. Exceptions to this exist in the group’s competitive divisions (PPM and the UK Division) where a limited and controlled number of transactions and derivatives may be held for proprietary trading purposes. In addition, weather derivatives are not held for proprietary trading purposes. Subject to risk management controls, businesses may enter into financial transactions that are designed to reduce earnings volatility and improve the return on assets and are structured around the physical assets of the group. ScottishPower Energy Management (Agency) Limited is authorised by the UK Financial Services Authority to undertake investment activity in the energy markets as an Energy Market Participant.

Risk Management

Overview

The principal financial risks faced by the group are energy price risk, energy volumetric risk (created by varying demand due to weather and economic circumstances and varying supply due to forced outages or other physical supply and logistics limitations), credit risk, interest rate risk, inflation rate risk, insurance risk,

ScottishPower Annual Report and Accounts 2003/04  49

Financial Review

foreign exchange risk, liquidity risk and derivative risk. The Board has reviewed and agreed policies for managing each of these risks as summarised below. In order to mitigate the financial risks identified, the Board has endorsed the use of derivative financial instruments including swaps, both interest rate and cross-currency, swaptions, options, forward-rate agreements, financial and commodity forward contracts, commodity futures, commodity options and weather derivatives.

Energy Risk Management

Energy risk is governed globally (with oversight from the Executive Team) by the Group Energy Risk Committee (“GERC”), chaired by the Finance Director with membership from the divisions and the independent risk management team. The GERC defines, and the ScottishPower Board approves, the group risk management policies and limits as well as the UK and the US risk policies and limits. These policies and limits, as well as the GERC approved procedures, are designed to create consistent risk measurement, monitoring and management standards throughout the group. The monitoring and management of the level of exposure covered is handled by the businesses, with full oversight by a corporate risk management function, independent of the businesses, reporting to the Finance Director. The businesses with commodity exposure are authorised to manage this exposure using approved products, policies and limits. These businesses each report no less frequently than monthly to a local risk committee, as well as to the GERC.

Market exposures are quantified and controlled using a number of different risk measures. These include Value-at-Risk (“VaR”) methods for earnings volatility control. VaR is a statistically based measure of the potential financial loss on a price exposure position over a defined period to a given level of confidence. VaR computations for the group’s energy commodity portfolios are based on a historical simulation technique. This technique utilises historical energy market forward price curve changes over a specified period to simulate potential forward price curve changes to estimate the potential unfavourable impact of price changes in the portfolio positions scheduled to settle within the forward 24 months. The quantification of market risk using VaR provides a consistent measure of risk across the group’s continually changing portfolio. VaR represents an estimate of reasonably possible changes in fair value that would be measured on its portfolio assuming hypothetical movements in future market rates, and is not necessarily indicative of actual results that may occur. Future changes in markets inconsistent with historical trends or assumptions used could cause actual results to exceed predicted limits.

The group’s VaR computations for its energy commodity portfolio utilise several key assumptions, including a 99% confidence level for the resultant price changes and a holding period of five business days. The calculation includes short-term commodity transactions and commodity derivative instruments held for trading and balancing purposes, the expected resource and demand obligations from the group’s long-term contracts, the expected generation levels from the group’s generation assets and the expected retail and wholesale load levels. Optionality embedded within the group’s bilateral contracts, generation assets and other derivative instruments with option characteristics within the energy portfolio are treated in the historical simulation of VaR as static expected or delta adjusted positions through the simulation process. Expected positions and option deltas are recalculated on a daily basis to determine the portfolio position changes due to changes in market prices.

Commodity price exposure is defined as the possibility that a change in market prices will alter the proceeds of sales or the costs of purchases as position imbalances are settled at delivery. Commodity volume risk is defined as the possibility that a change in the supply of or demand for the commodity will create an unexpected imbalance and change the requirements for the commodity. Additional risk measures are being developed to quantify risks beyond the confidence intervals defined in the VaR methodology and determine volumetric risks in physical positions. We apply stress tests to reinforce our VaR conclusions and have introduced stochastic analysis to estimate the impact of risks on outcomes.

Energy Price and Volume Risk Management

UK Division

The New Electricity Trading Arrangements (“NETA”) was introduced in England & Wales on 27 March 2001, replacing the previous ‘Pool’ mechanism for the sale and purchase of wholesale power in England & Wales. NETA provides for a bilateral wholesale market, with suppliers, traders and generators trading firm physical forward contracts for bulk electricity supply. In addition to transacting to directly manage our market price exposure in the England & Wales market, the UK Division also manages its price exposure arising from sales within the Scottish market by the use of forward contracts.

The balancing mechanism, operated from one hour ahead of real-time (gate closure) up to real-time by the National Grid Company, is used to manage the England & Wales grid system on a second-by-second basis. Market participants can participate actively in this market through the submission of bids and offers to vary their output as a generator or demand as a customer. The mechanism also provides for calculation and settlement of imbalance charges arising from the differences between parties’ contract positions and their actual physical energy flows. Since wind output from several UK Division-owned wind generation facilities located within the UK is dispatched directly as generated into the UK electricity distribution system, this wind output contributes to such imbalance charges.

The UK Division has procedures in place to minimise exposure to uncertain balancing mechanism prices, that is, the possibility that the UK Division will face high charges for shortfalls in physical energy or receive low revenues for surplus physical energy. These procedures involve the UK Division entering into bilateral contracts for the sale and purchase of energy across a

50  ScottishPower Annual Report and Accounts 2003/04

range of time periods to minimise exposure to the balancing mechanism. In addition, our portfolio of flexible generating assets in England and Scotland can be used up to gate closure to minimise further this exposure and also to attract premium income from providing flexible power to the balancing mechanism.

The UK Division has also entered into longer-term (in excess of one year) arrangements to protect against longer-term volatility of power prices. The time periods covered by these longer-term arrangements are reviewed on a continuous basis to provide the desired level of price stability.

The UK Division also has procedures in place to minimise exposure to natural gas price variations. In a similar manner to our power price exposure management strategy, natural gas price risk is managed through a combination of longer-term contracts and shorter-term trading contracts with flexible delivery profiles, certain derivative financial instruments and through the use of flexibility within our portfolio of electricity generation and natural gas storage assets. The UK Division mitigates its exposure to coal price risk through the use of a combination of financial and physical contracts as well as currency hedges executed by the ScottishPower treasury function. Cover against volatile spot prices is built up on a rolling basis through the year and, at 31 March 2004, a significant proportion of the UK Division’s exposure to electricity, natural gas and coal price variations for the following financial year have been mitigated.

The UK Division measures the market risk in its energy portfolio daily utilising the VaR approach (described above), stress tests as well as other measurements of net position, and monitors its portfolio exposure to market risk in comparison to established thresholds. The UK Division also measures its open positions at price risk in terms of volumes at each significant delivery location for each forward time period.

As at 31 March 2004, the UK Division’s estimated potential five-day unfavourable impact on fair value of the energy commodity portfolio over the next 24 months was £8.8 million, as measured by the VaR computations (described above), compared to £11.8 million as at 31 March 2003. The average daily VaR (five-day holding) for the year ended 31 March 2004 was £9.3 million. The maximum and minimum VaR measured during the year ended 31 March 2004 were £13.7 million and £5.0 million, respectively. Changes in markets inconsistent with historical trends or assumptions used could cause actual results to exceed predicted limits.

PacifiCorp

PacifiCorp’s market risk to commodity price change is primarily related to its natural gas and electricity purchases and sales arising principally from its electricity supply obligation in the US. As in the UK, this risk to price change is subject to fluctuations in weather, economic growth and generation resource availability which impacts supply and demand. For example, during April and May 2004, PacifiCorp experienced higher than average temperatures and lower than normal hydro conditions. Risk limits are established to govern energy purchases and sales. Price risk is managed principally through the operation of its generation and transmission system in the western US and through its wholesale energy purchase and sales activities. Physically settled contracts are used to hedge PacifiCorp’s excess or shortage of net electricity for future months. PacifiCorp has a forecast net balanced position for the summer periods of 2004 and 2005.

While PacifiCorp plans for resources to meet its current and expected retail and wholesale load obligations, resource availability, price volatility and volumetric volatility around both load and resources may materially impact the power costs to PacifiCorp and profits from surplus power sales in the future. Prices paid by PacifiCorp to provide certain load balancing resources to supply its load may exceed the amounts it receives through retail rates and wholesale prices. Prices received by PacifiCorp to dispose of resources made excess by changes in retail and wholesale load obligations may fall short of the amounts PacifiCorp has paid for such resources. In the 2000/01 power crisis, regulatory approval of deferred accounting treatment under US GAAP for these excess costs mitigated a portion of this price risk to the extent that recovery mechanisms were implemented. Recovery of amounts allowed by the public utility commissions are scheduled to continue through at least 2004/05. However, such deferred accounting treatment was granted in the extraordinary circumstance of the power crisis and subsequent use of this mechanism is not automatic and is not guaranteed for future use.

PacifiCorp continues to actively manage commodity price volatility and reduce exposure. These steps include adding to its generation portfolio and entering into transactions that help to expand and shape PacifiCorp’s system resource portfolio, including physical hedging products and financially settled weather (temperature-related) derivative instruments that reduce volume and price risk on days with weather extremes. In addition, hydrogeneration hedges have been put in place for the next two years to limit volume and price risks associated with Pacific Northwest hydrogeneration availability.

PacifiCorp measures the market risk in its natural gas and electricity portfolio daily utilising the VaR approach (described above), as well as other measurements of net position, and monitors its portfolio exposure to market risk in comparison to established thresholds. PacifiCorp also measures its open positions at price risk in terms of volumes at each significant delivery location for each forward time period.

At 31 March 2004, PacifiCorp’s estimated potential five-day unfavourable impact on fair value of the natural gas and electricity commodity portfolio over the next 24 months was £10.0 million, as measured by the VaR computations (described above), compared to £11.0 million at 31 March 2003. The average daily VaR (five-day holding) for the year ended 31 March 2004 was £9.0 million. The maximum and minimum VaR measured during the year ended 31 March 2004 were £14.5 million and £5.0 million, respectively. Changes in markets

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inconsistent with historical trends or assumptions used could cause actual results to exceed predicted limits.

PPM

PPM is ScottishPower’s competitive US energy company, which is primarily focused on providing environmentally responsible energy products to wholesale customers. The strategic priorities of PPM are to grow its renewable/thermal energy portfolio and natural gas storage/hub services business and optimise returns through the integration of assets, trading and commercial activities. PPM’s strategy is to match the capacity and output of PPM assets and long-term sales obligations. Imbalances between asset positions and long-term sales are managed via wholesale energy purchases and sales activities.

PPM owns the output from a number of wind generation facilities located throughout the US. Associated with the wind energy production are Renewable Energy Certificates (“RECs”) that represent the environmental attributes of the renewable energy. Consistent with its overall portfolio strategy, PPM balances its wind asset position with long-term forward sales and some spot sales of both energy and renewable attributes. Wind generation resource availability and variability is subject to price changes for that portion of the output that is not committed to long-term fixed price bilateral contracts. Imbalances in the REC portfolio are subject to price changes in the REC market.

PPM owns or manages over 800 MW of thermal capacity on its own behalf and on the behalf of third parties. Substantially all of this capacity is committed to long-term contracts, with the imbalance being subject to generation resource availability and the relationship of fuel (natural gas) costs to electricity prices (or “spark spread”). PPM manages short-term and daily imbalance through real-time markets. PPM’s risk in this business is principally if counterparties fail to perform in accordance with contracts and if PPM’s generation assets fail to perform at reasonable levels.

PPM also owns natural gas storage facilities and contracted natural gas storage capacity in Canada, Texas and other locations. PPM’s strategy is to develop a natural gas storage/hub services business that will own and operate facilities across North America. Through a process of prudent risk limits, established risk information systems and clear reporting, PPM’s gas storage business model is designed to minimise commodity risk. PPM provides a service for a fee for both long-term and short-term hub services. Hub services is a generic term used to describe various fee-based transactions carried out by the storage operator such as parking and loaning of natural gas or the “wheeling” of natural gas from one pipeline to another at the storage location. As a result, the hub services business is subject to the risks associated with the operations and marketing of the storage facilities and services.

Subject to market risk limitations delegated by ScottishPower and oversight by the corporate risk management group, PPM may maintain or create open positions in response to (or in anticipation of) long-term origination or development transactions creating exposure to market price movements. As such, PPM will participate in the wholesale electricity and natural gas markets to manage its open positions. In addition, PPM engages in point-of-view energy management activities in accordance with strict limits approved by the business unit risk committee (chaired by the group risk management function). Control and performance metrics for such activities are tracked daily.

PPM measures the market risk in its natural gas and electricity portfolio daily utilising the VaR approach (described above), as well as other measurements of net position, and monitors its portfolio exposure to market risk in comparison to established thresholds. PPM also measures its open positions at price risk in terms of volumes at each delivery location for each forward time period.

At 31 March 2004, PPM’s estimated potential five-day unfavourable impact on fair value of the energy commodity portfolio over the next 24 months was £5.8 million, as measured by the VaR computations (described above), compared to £2.4 million at 31 March 2003. The average daily VaR (five-day holding) for the year ended 31 March 2004 was £3.1 million. The maximum and minimum VaR measured during the year ended 31 March 2004 were £6.2 million and £1.1 million, respectively. Changes in markets inconsistent with historical trends or assumptions used could cause actual results to exceed predicted limits.

Credit Risk Management

The role of the group’s credit function is to set consistent standards for assessing, quantifying (scoring), monitoring, mitigating and controlling the credit risk introduced by contractual obligations of wholesale trading partners and industrial and commercial clients. A group credit committee operating alongside the GERC provides umbrella oversight to ensure a consistent approach to counterparty rating, and limit management is adopted across the group and oversees the allocation of limits to those counterparties that overlap both the US and the UK markets. This group credit committee ensures that each individual business is subject to concentration rules that prevent misallocation of credit risk amongst counterparties. Beneath the group credit committee, the UK and the US credit committees provide local expertise to understanding the credit environment in each geographic location. All decisions are supported by rigorous measurement and reporting of credit exposures and the use of credit rating models. Credit approvals are subject to regular and/or event driven reviews.

Counterparties for energy commodity transactions must meet the following requirements: (a) transaction counterparties must be investment grade (rated BBB- or better) to avoid posting collateral or otherwise perfect their credit, while (b) non-rated or less than BBB- rated counterparties must either have a guarantee from an investment grade entity, post collateral or provide other assurances deemed acceptable to the group credit committee and GERC.

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Treasury Management

The group treasury function is authorised to conduct the day-to-day treasury activities of the group within policies set out by the Board. The group treasury function reports regularly to the Board, through the monthly Group Performance and Risk Report and is subject to internal audit.

Interest Rate Risk Management

The group continues to manage its interest rate exposure by maintaining a percentage of its debt at fixed rates of interest. This is done either directly by means of fixed rate debt issues or by use of interest and cross-currency swaps to convert variable rate debt into fixed rate debt and fixed/variable non-functional currency denominated debt into fixed rate functional currency debt. The use of derivative financial instruments relates directly to underlying existing and anticipated indebtedness.

The exposure to fluctuating interest rates is managed by either issuing fixed or floating rate debt or using a range of financial derivative instruments to create the desired fixed/floating mix. The group’s interest rate policy is to target a long-term benchmark of 70% fixed rate and 30% floating rate interest, with the floating rate portion being protected from interest rate rises for up to one year ahead by means of forward rate agreements. At 31 March 2004, 84% (2003: 77%) of the net debt was either issued as fixed or converted to fixed rates using interest rate swaps. The weighted average period to maturity of year-end fixed debt and interest swaps was 9 years (UK 10 years, US 9 years). Based on net floating rate debt of £212 million at 31 March 2004, a 1% change in interest rates at that date would result in a £2.1 million change in profit before tax over a twelve-month period.

All treasury transactions are undertaken to manage the risks arising from underlying activities and no speculative trading is undertaken. The counterparties to these instruments generally consist of financial institutions and other bodies rated at least “AA-” by one of S&P, Moody’s or Fitch. Although the group is potentially exposed to credit risk in the event of non-performance by counterparties, such credit risk is controlled through credit rating reviews of the counterparties and by limiting the total amount of exposure to any one party to levels agreed by the Board. The group does not believe that it is over exposed to any material concentration of credit risk.

Inflation Risk Management

In recognition of the fact that a portion of UK revenues are linked to inflation, SPUK maintains part of its debt portfolio in index-linked liabilities. This is done either through issues of debt or through swapping fixed rate debt into index-linked. Index-linked liabilities total £275 million, which represents around 10% of the UK debt portfolio.

Insurance Risk Management

Where cost effective, the group maintains a wide-ranging insurance programme providing financial protection, predominately against catastrophic risks. In the past year, the upward pressure on insurance costs experienced since 2002 has eased considerably. Although some classes of insurance are still increasing in cost, during 2003/04, the group has worked closely with its insurance advisors and other relevant parties, including regulators, to develop initiatives designed to bring both improved efficiency and long-term stability to these costs. The renewal of the group’s main insurance policies for 2004/05 has been completed delivering a net premium reduction.

Foreign Exchange Risk Management

Translation Risk

The principal objective of our currency risk management and hedging strategy is to seek to mitigate exposure to movements in foreign exchange rates for both dollar denominated net assets and earnings, taking into account its potential effect on our net debt and related credit statistics. The aim is to hedge nearly 100% of US net assets with dollar liabilities. This is done by a combination of borrowing dollars in the UK, by swapping sterling debt into dollars or by creating additional dollar liabilities (and corresponding sterling assets) to the extent that total net dollar assets exceed UK based debt. The resulting stream of dollar interest acts as a natural partial hedge to the translation of US profits. US profits are greater than interest paid in dollars and the resulting gap is hedged either by UK based purchases of coal (which is traded in dollars) or by selling dollars in order to mitigate the impact of exchange rate movements. All foreign currency derivative contracts are subject to the same controls as interest rate derivatives referred to above.

Any foreign currency denominated debt will be subject to re-translation at period end closing rates. A ten cent (5%) strengthening of the 31 March 2004 closing US dollar exchange rate would give rise to a £144 million increase in reported net debt at 31 March 2004.

Transaction Risk

Other than the import of coal in the UK, transactions denominated in a foreign currency are not numerous in the group. Where they arise as a result of imports of capital or other goods denominated in foreign currencies the exposure is hedged as soon as it is committed.

Liquidity Risk Management

In recognition of the long life of the group’s assets and anticipated indebtedness, and to create financial efficiencies, the group’s policy is to arrange that debt maturities are spread over a wide range of dates, thereby ensuring that the group is not subject to excessive refinancing risk in any one year. The group has entered into borrowing agreements for periods out to 2039. The weighted average period to maturity of year-end debt was ten years. The group had undrawn committed revolving credit facilities totalling $1,800 million as at 31 March 2004 which provide backstop liquidity should the need arise. Liquidity in the UK is currently supported by the remaining cash held from the

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proceeds of the Southern Water sale, the convertible bonds issue and the repricing of cross-currency swaps amounting in total to £1,090 million.

Derivative Risk

The use of derivative financial instruments relates directly to underlying existing and anticipated indebtedness, foreign subsidiary earnings and net assets and business transactions denominated in foreign currencies.

During the year, cross-currency swaps with a principal value of $2,550 million hedging the US dollar net assets of the US business were repriced, reducing credit exposure on derivatives to several counterparties and releasing net cash of £403 million. At the same time, foreign exchange forwards hedging US net assets were closed out and replaced with cross-currency swaps. Also during the year, we received cash of £76 million from the cancellation of cross-currency swaps hedging the US dollar net assets, as a direct result of the issue of the $700 million convertible bonds, which effectively replaced the hedge. These cash receipts result from the weakness of the US dollar since the hedges were put in place. A prolonged period of relative US dollar strength would result in the payment of cash to counterparties, to the extent that the derivatives had not been replaced by primary dollar debt.

Credit risk on non-energy commodity derivative transactions is mitigated by a policy of only using counterparties with a credit rating of AA- or above. Exposure to derivative counterparties is monitored using measures, dependent on the type of transactions, that take into account potential market volatility.

8 Fair Value of Derivative Contracts

The group uses derivative instruments in the normal course of business to offset fluctuations in earnings, cash flows and equity associated with movements in exchange rates, interest rates and commodity prices. In limited circumstances the group holds derivative financial instruments for energy management purposes. These derivatives are marked to market and unrealised gains and losses are recognised in the group’s profit and loss account. The net unrealised gains on financial assets and liabilities held for trading at 31 March 2004 was £0.6 million. Table 39 details the changes in the fair value of the group’s energy related and treasury derivative contracts which are subject to the requirements of Statement of Financial Accounting Standard (“FAS”) No. 133 ‘Accounting for Derivative Instruments and Hedging Activities’, as amended. FAS 133 requires, for the purposes of US GAAP, all derivatives, as defined by the standard, to be marked to market value, except for those which qualify for specific exemption under the standard or associated guidance, for example those defined as normal purchases and normal sales. The derivatives which are marked to market value in accordance with FAS 133 include only certain of the group’s commercial contractual arrangements as many of these arrangements fall outside the scope of FAS 133. In addition, the effect of changes in the fair value of certain long-term contracts entered into to hedge PacifiCorp’s future retail energy resource requirements, which are being marked to market value in accordance with FAS 133, are subject to regulation in the US and are therefore deferred as regulatory assets or liabilities pursuant to FAS 71 ‘Accounting for the Effects of Certain Types of Regulation’. These amounts are expected to be recovered through rate cases. The FAS 133 liability relating to PacifiCorp of £225.7 million, as set out in Table 39, is offset under US GAAP by a US regulatory net asset of £229.7 million.

The forward price curves for energy commodity prices are derived using market price quotations when available and are developed internally using models when market quotations are unavailable. Market quotations are received from independent energy brokers and reporting services, as well as direct information received from third party offers and actual transactions entered into by the group, for certain actively traded locations covering the first three years. For the less actively traded locations and periods extending past three years, the forward price curves are developed internally using various models that are intended to simulate expected market price levels. Long-term prices generally are derived using a fundamentals model (cost-to-build approach) that is updated at least quarterly, to reflect changes in the market. Prices for less actively traded locations are developed based on historically observed price relationships with actively traded locations. Short-term energy contracts, without explicit or embedded optionality, are valued based upon the relevant portion of the forward price curve. Energy contracts with explicit or embedded optionality and long-term energy contracts are valued by separating each contract into its physical and financial forward, swap and option components. Forward and swap components are valued against the appropriate market curve. The optionality is valued using a modified Black-Scholes model or a stochastic simulation (Monte Carlo) approach. Each option component is modelled and valued separately using the appropriate forward price curve.

Interest rate swaps and forward-rate agreements are valued by calculating the present value of future cash flows estimated using forward market curves.

Interest rate swaptions are valued using the market yield curve and implied volatilities at the period end. Cross-currency swaps are valued by adding the present values of the two legs of each swap: present values are calculated by discounting the future cash flows, estimated using the appropriate forward market curve for that currency, at the appropriate market discount rates. Forward foreign exchange contracts are valued using market forward exchange rates at the period end.

In Table 39 changes in fair values attributable to changes in valuation techniques and assumptions reflect changes in the fair value of mark-to-market values as a result of applying refinements in valuation modelling techniques.

54  ScottishPower Annual Report and Accounts 2003/04

Other changes in fair value reflect changes in underlying economic fundamentals which impact on the value of the derivative including commodity price risk, which is influenced by contract size, term, location and unique or specific contract terms; movements in foreign exchange rates which impact the value of cross-currency swaps; and movements in interest rates which impact on the value of interest rate swaps, forward-rate agreements and cross-currency swaps.

Table 39 – Fair value of energy related and treasury derivative contracts (£m)	PacifiCorp	PPM	UK Division	Treasury	Total
Fair value of contracts outstanding at 1 April 2003	(319.9)	173.6	40.6	373.8	268.1
Contracts realised or otherwise settled during the year	26.7	(30.6)	(1.2)	(51.5)	(56.6)
Changes in fair values attributable to changes in valuation techniques and assumptions	(26.7)	–	2.3	–	(24.4)
Other changes in fair value	53.7	3.5	27.5	54.0	138.7
Foreign exchange movement	40.5	(22.2)	–	–	18.3

Fair value of contracts outstanding at 31 March 2004	(225.7)	124.3	69.2	376.3	344.1

As shown in Table 40, standardised derivative contracts that are valued using market quotations are classified as prices based on quoted market prices from third party sources. All remaining contracts, which include non-standard contracts and contracts for which market prices are not routinely quoted, are classified as prices based on models and other valuation methods.

Table 40 – Maturity profile of fair value of derivative contracts outstanding (£m)	Within 1 year	Between 1 – 3 years	Between 3 – 5 years	After 5 years	Total
Prices based on quoted market prices from third party sources	42.8	47.3	37.3	1.1	128.5
Prices based on models and other valuation methods	193.4	155.0	(23.8)	(109.0)	215.6

Total	236.2	202.3	13.5	(107.9)	344.1

9 Pension Arrangements

As required by the transitional arrangements for Financial Reporting Standard (“FRS”) 17 ‘Retirement Benefits’, we have disclosed, at 31 March 2004, a deficit of £120 million (2003: £231 million) net of deferred tax for our UK defined benefit pension schemes and a deficit of £180 million ($331 million) (2003: £214 million ($338 million)) net of deferred tax for our US schemes. With the obligation to fund other post-retirement benefits in the US, we have also reported a deficit under FRS 17 at 31 March 2004 of £96 million ($177 million) (2003: £122 million ($193 million)), net of deferred tax. Had the measurement rules within FRS 17 been applied during the financial year 2003/04, the group’s operating profit would have increased by £24 million (2002/03: £5 million), finance costs would have increased by £15 million (2002/03: decreased by £31 million) and profit before tax would have increased by £9 million (2002/03: £36 million). Net assets and reserves at 31 March 2004 would have been reduced by £311 million (2003: £479 million).

FRS 17 prescribes detailed rules for the calculation of pension scheme assets and liabilities and indicates the net accounting surplus or deficit that would exist on an ongoing basis using market conditions at the balance sheet date. Fluctuations in investment conditions can result in significant volatility in funding levels.

Pension schemes are, however, managed over the long-term. Investment and liability decisions are based on underlying actuarial and economic circumstance with the intention of making sure that the schemes have sufficient assets to meet liabilities as they fall due, rather than meeting accounting requirements. The company and the trustees of the group’s schemes have reviewed the investment strategy for the asset/liability matching of the group’s schemes and this has resulted in agreement to a gradual shift towards a higher element of bond/gilt holdings from equities.

The charge in the year for these pension schemes, as reflected in the group profit and loss account, is based on Statement of Standard Accounting Practice (“SSAP”) 24 ‘Accounting for pension costs’. The charge on this basis has increased from £16 million to £28 million in the UK, and from £26 million ($41 million) to £39 million ($71 million) in the US. Contribution payments to the UK schemes recommenced during the financial year. Achieving regulatory recovery of these costs is a priority and we have a focus on ensuring inclusion of any increased expense in US rate cases and the regulatory Price Control Reviews in the UK and this is already being achieved in recent US rate cases.

10 Creditor Payment Policy and Practice

In the UK, the group’s current policy and practice concerning the payment of its trade creditors is to follow the Better Payment Practice Code to which it is a signatory. Copies of the Code may be obtained from the Department of Trade and Industry or from the website www.payontime.co.uk.

The group’s policy and practice is to settle terms of payment when agreeing the terms of the transaction, to include the terms in contracts and to pay in accordance with its contractual and legal obligations. The group’s creditor days at 31 March 2004 for its UK businesses and US businesses were 18 days and 41 days, respectively.

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11 Critical Accounting Policies – UK GAAP

The group’s Accounts are prepared in accordance with UK GAAP. This requires the directors to adopt those accounting policies which are most appropriate for the purpose of the Accounts giving a true and fair view. The group’s material accounting policies are set out in full on pages 86 to 89. In preparing the Accounts in conformity with UK GAAP, the directors are required to make estimates and assumptions that impact on the reported amounts of revenues, expenses, assets and liabilities. Actual results may differ from these estimates. Certain of the group’s accounting policies have been identified as critical accounting policies by considering which policies involve particularly complex or subjective decisions or assessments and these are discussed below. The discussion below should be read in conjunction with the full statement of Accounting Policies. The critical accounting policies have been discussed with the group’s senior management and the Audit Committee.

UK GAAP – Turnover

Prices for electricity supplied to the group’s retail customers in the US are determined by the relevant regulatory authorities. In the group’s UK Division, prices for electricity and gas supplied to retail customers are determined within competitive markets. In both cases, the assessment of energy sales to customers is based on meter readings, which are carried out on a systematic basis throughout the year. At the end of each accounting period, amounts of energy delivered to customers since the last billing date are estimated and the corresponding unbilled revenue is estimated and recorded as sales. Unbilled revenues included within the group's balance sheet relating to the group’s retail customers at 31 March 2004 amount to £256 million (2003: £183 million).

UK GAAP – Environmental Provisions

Provision is made for liabilities relating to environmental obligations when the related environmental disturbance occurs, based on the net present value of estimated future costs. Estimates of environmental liabilities are principally based on reports prepared by external consultants. The ultimate cost of environmental disturbance is uncertain and there may be variances from these cost estimates, which could affect future results. At 31 March 2004, the group had provided £60.5 million (2003: £85.2 million) for environmental obligations.

UK GAAP – Decommissioning and Mine Reclamation Provisions

Provision is made for the decommissioning of major capital assets where the costs are incurred at the end of the lives of the assets. Similarly, closure and reclamation costs are a normal consequence of mining with the majority of the expenditure incurred at the end of the life of the mine. Although the ultimate cost to be incurred is uncertain, estimates have been made of the respective costs based on local conditions and requirements. At 31 March 2004, the group had provided £84.3 million (2003: £83.3 million) for decommissioning costs and £79.6 million (2003: £72.3 million) for mine reclamation costs.

UK GAAP – Tax

The group’s tax charge is based on the profit for the year and tax rates in force. Estimation of the tax charge requires an assessment to be made of the potential tax treatment of certain items which will only be resolved once finally agreed with the relevant tax authorities. In particular, the tax returns of the group’s US businesses are examined by the Internal Revenue Service and state agencies on a several year lag. Assessment of the likely outcome of the examinations is based upon historical experience and the current status of examination issues.

UK GAAP – Provisions and Contingencies

In accounting for contingencies, the group applies FRS 12 ‘Provisions, contingent liabilities and contingent assets’. FRS 12 requires that a provision be recognised where there is a present obligation as a result of a past event, it is probable that a transfer of economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. If these conditions are not met, no provision should be recognised. However, contingent liabilities are required to be disclosed in the Notes to the Group Accounts, unless the possibility of a transfer of economic benefits is remote. Contingent gains are not recognised unless realisation of the profit is virtually certain.

Provisions are established when required based upon the directors’ best judgement. Appropriate disclosures are made regarding litigation, tax matters, environmental issues, among others. The evaluation of these contingencies is performed by various specialists inside and outside of the group. Accounting for contingencies requires significant judgement by management regarding the estimated probabilities and ranges of exposure to potential loss. The directors’ assessment of the group’s exposure to contingencies could change as new developments occur or more information becomes available. The outcome of the contingencies could vary significantly and could materially impact the group’s results and financial position. The directors have used their best judgement in applying FRS 12 to these matters.

UK GAAP – Pensions and Other Post-Retirement Benefits

The group operates a number of defined benefit schemes for its employees. In addition, other post-retirement benefits are provided to employees within the group’s US businesses. The group accounts for these arrangements under UK GAAP in accordance with SSAP 24. The impact on the group’s Accounts had the measurement rules of FRS 17 been implemented is summarised in the Pension Arrangements section on page 55.

The expense and balance sheet items relating to the group’s accounting for pension schemes under SSAP 24 are based on actuarial valuations. Inherent in these valuations are key assumptions, including discount rates, earnings increases

56  ScottishPower Annual Report and Accounts 2003/04

and pension increases in payment. These actuarial assumptions are reviewed periodically and modified as appropriate. The effect of modifications is generally amortised over future periods. The assumptions adopted are based on prior experience, market conditions and the advice of plan actuaries.

Where, as in 2002/03, there are significant market changes in the interim period between formal actuarial valuations, the effect of such changes is recognised in calculating pension costs.

The group chooses a discount rate for each scheme which reflects yields on high-quality fixed-income investments, which may be increased for SSAP 24 purposes to allow for higher returns expected over the longer-term from the schemes’ equity holdings. The pension liability and future pension expense both increase as the discount rate is reduced.

If the SSAP 24 expense for the year ended 31 March 2004 had been based on a discount rate 0.5% p.a. higher or lower than those actually used, the expense would have reduced or increased, respectively, by £18 million in respect of the group’s UK pension schemes and £5 million in respect of the group’s US pension schemes.

The discount rates used for the purposes of UK GAAP for the group’s principal pension schemes are set out in Table 41. Discount rates may vary between schemes as a result of different investment strategies, liability profiles and timing of the actuarial valuations.

Table 41 – Discount rates	Discount rate
Pension fund	– UK GAAP (SSAP 24)	Discount rate – US GAAP
ScottishPower	6.0%	5.5%
Manweb	6.0%	5.5%
PacifiCorp	6.75%	6.25%

12 Critical Accounting Policies – US GAAP

In addition to preparing the group’s Accounts in accordance with UK GAAP, the directors are also required to prepare a reconciliation of the group’s profit or loss and shareholders’ funds between UK GAAP and US GAAP. The adjustments required to reconcile the group’s profit or loss and shareholders’ funds from UK GAAP to US GAAP are explained in Note 34 to the Group Accounts. Certain of the group’s US GAAP accounting policies have been identified as critical US GAAP accounting policies and these are discussed below. The discussion below should be read in conjunction with the full discussion of the differences between the group’s UK and US GAAP accounting policies set out in Note 34.

US GAAP – US Regulatory Assets

The group prepares its US GAAP financial information in accordance with FAS 71 in respect of its regulated US business, PacifiCorp.

In order to apply FAS 71, certain conditions must be satisfied, including the following: an independent regulator must set rates; the regulator must set the rates to cover the specific costs of delivering service; and the service territory must lack competitive pressures to reduce rates below the rates set by the regulator. FAS 71 requires the group to reflect the impact of regulatory decisions and requires that certain costs be deferred on the balance sheet under US GAAP until matching revenue can be recognised. FAS 71 provides that regulatory assets may be capitalised, under US GAAP, if it is probable that future revenues, in an amount at least equal to the capitalised costs, will result from the inclusion of that cost in allowable costs for rate making purposes. In addition the rate actions should permit recovery of the specific previously incurred costs, rather than to provide for expected levels of similar future costs. An entity applying FAS 71 does not need absolute assurance prior to capitalising a cost, only reasonable assurance. Based on the group’s US regulatory net asset balance under US GAAP at 31 March 2004, if the group stopped applying FAS 71 to its remaining regulated US operations, it would have recorded a loss after tax, of £445.0 million under US GAAP. PacifiCorp intends to seek recovery of all of its prudent costs, including stranded costs, in the event of deregulation. However, due to the current lack of definitive legislation, it is not possible to predict whether PacifiCorp will be successful.

Because of potential regulatory and/or legislative actions in the various states in which PacifiCorp operates, the group may have regulatory asset write offs and charges for impairment of regulatory assets, under US GAAP, in future periods. Such impairment reviews would involve estimates of future cash flows including estimated future prices, cash costs of operations, sales and load growth forecasts and the nature of any legislative or regulatory cost recovery mechanism.

US GAAP – Impairment of Goodwill

FAS 142 ‘Goodwill and Other Intangible Assets’ deals with the accounting for goodwill and other intangible assets upon their acquisition and their subsequent measurement. The standard requires that goodwill is not amortised but is tested for impairment at least annually. Under FAS 142, the impairment test is in two stages. The first step is a screen for potential impairment. This compares an estimate of the fair value of the reporting unit that contains the goodwill with the carrying value of the net assets (including goodwill) in the balance sheet of that reporting unit. If this identifies a potential impairment then the second step is required. This requires assigning fair values to the assets and liabilities of the reporting unit (similar to what would be required under acquisition accounting). The difference between the fair value of these net assets and the estimate of the fair value of the reporting unit as a whole provides an implied fair value of the goodwill. If this implied fair value is less than the carrying value of the goodwill, then goodwill is impaired and an impairment charge requires to be recognised. In accordance with the requirements of the standard, the group performed an initial impairment test on the relevant reporting units on

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implementation of the standard and has thereafter performed its annual review at 30 September 2002 and 30 September 2003. The reviews have confirmed that the fair values of the reporting units exceeded the carrying value of the net assets of the reporting units and that, therefore, no impairment of the goodwill has occurred. Nevertheless, the requirement, under US GAAP, that goodwill is not amortised implies that the reporting unit being tested must generate sufficient new goodwill to replace that which was recognised on acquisition. The fair value of the reporting unit is assessed by reference to a combination of recent market transactions where available and the present value of the expected future cash flows of the reporting unit. Estimates of future cash flows involve a significant degree of judgement but are consistent with management’s plans and forecasts. For the purposes of the standard the group has determined its reporting units to be at the same level as its reported segments.

US GAAP – Derivative Financial Instruments

The group accounts for its derivative financial instruments under US GAAP in accordance with FAS 133, as amended. FAS 133 requires, for the purposes of US GAAP, all derivatives, as defined by the standard, to be recorded at fair value except for those which qualify for specific exemptions under the standard, such as the normal purchases and normal sales exemption. Changes in the fair values of derivatives that are not designated as hedges are adjusted through earnings under US GAAP with the exception of long-term energy contracts that were in existence on 1 April 2001 and are included in PacifiCorp’s rate making base. For these long-term energy contracts PacifiCorp received regulatory accounting orders to adjust the fair value through regulatory assets or liabilities, reversing recorded amounts as the contracts settle. For derivatives designated as effective cash flow hedges, the changes in fair values are recognised under US GAAP in accumulated other comprehensive income until the hedged items are recognised in earnings. For derivatives designated as effective fair value hedges, the changes in fair values are recognised under US GAAP in the income statement, offset to the extent that they are effective, by fair value movements on the designated risk of the item being hedged. The group’s future results under US GAAP could be impacted by changes in market conditions to the extent that changes in contract values are not offset by regulatory or hedge accounting.

US GAAP – Pensions and Other Post-Retirement Benefits

The group accounts for its pension schemes under US GAAP in accordance with FAS 87 ‘Employers’ Accounting for Pensions’. Under FAS 87, certain of the group’s pension schemes had assets with a fair value at 31 March 2004 that was less than the accumulated benefit obligation under the schemes at the same date. As a result, at 31 March 2004 the group recognised a minimum pension liability under US GAAP of £316.4 million, of which £193.3 million was charged to accumulated other comprehensive income and £123.1 million was recognised as a US regulatory asset. If a discount rate had been used for accumulated benefit obligation purposes which was 0.5% p.a. higher than that actually used, the impact would have been to reduce the minimum pension liability by £47 million in respect of the group’s UK pension schemes and £38 million in respect of the group’s US pension schemes. The discount rates used for the purposes of US GAAP for the group’s principal pension schemes are set out in Table 41.

13 Accounting Developments

UK GAAP Developments Applicable for the Year to March 2004

During the year ended 31 March 2004 the UK Accounting Standards Board (“ASB”) issued one new standard, on revenue recognition, in the form of an Application Note to FRS 5 ‘Reporting the substance of transactions’. The Application Note sets out the basic principles of revenue recognition, and specifically addresses five types of arrangements that give rise to turnover. The group implemented this new standard in the financial year ended 31 March 2004, which had no impact on the group’s results for the year or on the group’s previously reported turnover.

In December 2003, the UITF committee of the ASB issued Abstract 38 ‘Accounting for ESOP trusts’ which supersedes Abstract 13, which dealt with the same topic, and amends Abstract 17 ‘Employee share schemes’. The new Abstract changes the presentation of an entity’s own shares held in an ESOP trust from requiring them to be recognised as assets to requiring them to be deducted in arriving at shareholders’ funds. Abstract 17 is amended by Abstract 38 to reflect the consequences for the profit and loss account of the changes in the presentation of an entity’s own shares held by an ESOP trust. Amended Abstract 17 requires that the minimum expense should be the difference between the fair value of the shares at the date of award and the amount that an employee may be required to pay for the shares (i.e. the ‘intrinsic value’ of the award). The expense was previously determined either as the intrinsic value or, where purchases of shares had been made by an ESOP trust at fair value, by reference to the cost or book value of shares that were available for the award. These new accounting requirements are mandatory for accounting periods ending on or after 22 June 2004. The group has implemented these new and revised Abstracts in the financial year ended 31 March 2004 and prior year figures have been restated accordingly. The net reduction in shareholders’ funds as at 31 March 2003 was £83.4 million.

UK GAAP Developments Applicable in the Future

In April 2004 the ASB issued FRS 20 ‘Share-based Payment’. The new standard has the effect of implementing, in the UK, International Financial Reporting Standard (“IFRS”) 2 ‘Share-based Payment’, which was published in February 2004 by the International Accounting Standards Board (“IASB”). The requirements of FRS 20 are virtually identical to those of IFRS 2.

58  ScottishPower Annual Report and Accounts 2003/04

In May 2004, the ASB issued FRS 21 ‘Events after the Balance Sheet Date’. The new standard has the effect of implementing, in the UK, International Accounting Standard (“IAS”) 10 (revised) ‘Events after the Balance Sheet Date’, which was published in December 2003 by the IASB. The requirements of FRS 21 are virtually identical to those of IAS 10 (revised).

From 2005/06, however, ScottishPower will be required to prepare its consolidated Accounts in compliance with IFRS (as discussed in the International Financial Reporting Standards section on pages 60 and 61). The group will, therefore, be subject to IFRS 2 and IAS 10 (revised) rather than FRS 20 and FRS 21.

US GAAP Developments Applicable for the Year to March 2004

In June 2001, the Financial Accounting Standards Board (“FASB”) issued FAS 143 ‘Accounting for Asset Retirement Obligations’ which became effective for the group on 1 April 2003. The standard requires the fair value of an asset retirement obligation to be recorded as a liability in the period in which the obligation is incurred. At the same time as the liability is recorded, the costs of the asset retirement obligation must be recorded as an addition to the carrying amount to the related asset. Over time, the liability is accreted to its present value and the addition to the carrying amount of the asset is depreciated over the asset’s useful life. Upon retirement of the asset, the group will settle the retirement obligation against the recorded balance of the liability. Any difference in the financial retirement obligation cost and the liability will result in either a gain or loss. On implementation of FAS 143, the group recorded a cumulative effect of accounting change of a loss of £0.6 million, net of tax.

In April 2002, the FASB issued FAS 145 ‘Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections’. The group adopted FAS 145 with effect from 1 April 2003, which had no impact on the group’s results and financial position under US GAAP. However, FAS 145 prohibits the classification of extraordinary items within the income statement and accordingly the costs of early debt repayment which were recorded as an extraordinary item in the year ended 31 March 2002 are no longer classified as an extraordinary item.

In April 2003, the FASB issued FAS 149 ‘Amendment of Statement 133 on Derivative Instruments and Hedging Activities’. FAS 149 amends and clarifies financial reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. This statement was effective for contracts entered into or modified after 30 June 2003 and had the effect of increasing the number of contracts to which mark-to-market accounting is applied.

In May 2003, the FASB issued FAS 150 ‘Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity’. This statement affects the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The new statement requires that those instruments be classified as liabilities. Most of this statement was effective for financial instruments entered into or modified after 31 May 2003 and otherwise was effective for the group from 1 July 2003. This statement had no impact on the group’s results and financial position under US GAAP.

In May 2003, the FASB issued Emerging Issues Task Force (“EITF”) Issue 01-8 ‘Determining Whether an Arrangement Contains a Lease’. This Issue, which is an interpretation of FAS 13 ‘Accounting for leases’, specifies that an arrangement conveys the right to property, plant and equipment if the arrangement conveys to the purchaser the right to control the use of the underlying property, plant and equipment and sets out conditions for determining whether a right to control the use of such assets has been conveyed. Issue 01-8 applied to contracts entered into or modified on or after 1 July 2003. On implementation, this Issue had no impact on the group’s results and financial position under US GAAP.

In July 2003, the FASB issued EITF 03-11 ‘Reporting Gains and Losses on Derivative Instruments that Are Subject to FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and Not Held for Trading Purposes’. This Issue addresses whether realised gains and losses should be shown gross or net in the income statement for contracts that are not held for trading purposes but are derivatives subject to FAS 133. EITF 03-11 was effective from 1 January 2004. This Issue had no impact on the group’s net result or financial position under US GAAP, but has led to a reduction in US GAAP reported turnover of £979.8 million (2002/03: £660.6 million) with an equivalent reduction in cost of goods sold as a result of the netting approach adopted for contracts within the scope of the Issue.

In January 2004, the FASB issued FAS 132R, ‘Employers’ Disclosures about Pensions and Other Postretirement Benefits’. This statement changed the required disclosures for pension and other post-retirement benefit plan assets, obligations and net cost but did not impact the group’s results and financial position under US GAAP.

US GAAP Developments Applicable in the Future

In January 2003, the FASB issued ‘FASB Interpretation No. 46, Consolidation of Variable-Interest Entities, an interpretation of Accounting Research Bulletin No. 51’ (“FIN 46”), which requires existing unconsolidated variable-interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. FIN 46 was subsequently revised and became effective for the group on 1 April 2004. The group has considered the application of this standard to its operations and has completed an assessment of its impact. Following this review, the group identified one variable-interest entity which would be required to be consolidated as of 1 April 2004. However, as the entity did not agree to supply the information due to the lack of a contractual obligation to do so, the group is unable to consolidate this entity. Further details are provided in Note 34 to the Group Accounts.

In January and May 2004, the FASB issued FASB Staff Position No. 106-1 and FASB Staff Position No. 106-2 ‘Accounting and Disclosure Requirements Related to the

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Financial Review

Medicare Prescription Drug, Improvement and Modernization Act of 2003’ (“FASB SP No. 106-1” and “FASB SP No. 106-2”). The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Medicare Act”) was signed into law in December 2003 and establishes a prescription drug benefit, as well as a federal subsidy to sponsors of retiree healthcare benefit plans that provide a prescription drug benefit that is at least actuarially equivalent to Medicare’s prescription drug coverage. FASB SP No. 106-2 provides guidance on the accounting for the effects of the Medicare Act for employers that sponsor post-retirement healthcare plans that provide prescription drug benefits and requires those employers to provide certain disclosures regarding the effect of the federal subsidy provided by the Medicare Act. Under FASB SP No. 106-1, the group elected to defer accounting for the effects of the Medicare Act. This deferral remains in effect until the appropriate effective date of FASB SP No. 106-2. For entities that elected deferral and for which the impact is significant, FASB SP No. 106-2 is effective for the first interim or annual period beginning after 15 June 2004. For entities that will not recognise a significant impact, delayed recognition of the effects of the Medicare Act until the next regularly scheduled measurement date following issuance of FASB SP No. 106-2 is allowed. The group is still evaluating the impact of the Medicare Act. Accordingly, the group’s Accounts do not reflect the effects that may result from the Medicare Act.

International Financial Reporting Standards

In June 2002, the European Union (“EU”) adopted Regulations which require that the consolidated accounts of listed companies in the EU should, from 2005, be presented in accordance with adopted IFRS and IAS collectively referred to below as ‘IFRS’.

ScottishPower will be required to present its consolidated Accounts in accordance with IFRS for the financial year commencing 1 April 2005. The group’s Accounts will, from that date, no longer be prepared in accordance with UK GAAP. As an international business, the group is supportive of the moves to harmonise accounting standards.

The IASB, which is responsible for issuing IFRS, undertook that all new and revised standards applicable for 2005 would be issued by the end of March 2004. In reaching this deadline, the IASB has issued 21 new or revised standards since December 2003. Although any further standards issued by the IASB, will not be mandatory for the first year of IFRS implementation, the group may nevertheless choose to apply some or all of any such standards in its first year of IFRS implementation.

In order to facilitate the orderly transition to reporting in accordance with IFRS, the group has established an implementation project, with a mix of dedicated and ad hoc expert resource. An IFRS Steering Committee, chaired by the Finance Director has met on a monthly basis since October 2003. The role of the Steering Committee is to oversee all aspects of the group’s implementation project. Regular updates on the progress of the project are provided to the Audit Committee.

It is not possible at this time to be definitive as to the precise financial impact of the conversion to IFRS as:

•	many of the standards have only recently been issued and their content is still being analysed;

•	further standards may be issued prior to the group’s implementation of IFRS which may be applied before their mandatory implementation date;

•	the EU’s adoption of specific IFRSs issued by the IASB remains uncertain.

Despite these uncertainties, the group has assessed, at a high level, the potential impact of known and expected IFRS and has drawn the following preliminary conclusions:

•	many of the IFRS requirements will have little or no impact on the group’s results and financial position;

•	key areas which are likely to have a potentially significant impact on the group’s results and financial position are:

–    Financial instruments

–    Pensions and other post-retirement benefits

–    Goodwill;

•	other areas which are likely to have a moderate impact on the group’s results and financial position are:

–    Share-based payment

–    Leases

–    Post-balance sheet events.

Further details of those areas where there is a potentially significant impact on the group’s results and financial position are given below:

Financial Instruments

IAS 39 ‘Financial Instruments: Recognition and Measurement’ was revised by the IASB in December 2003 with further modifications in March 2004. This standard broadly requires a fair value approach to accounting for financial instruments, with mark-to-market gains and losses being reflected in the profit and loss account, unless certain onerous hedge accounting requirements are met. The definition of financial instruments within the standard is wide and is expected to include not only the group’s treasury financial instruments but also a number of the group’s energy contracts which have previously been accounted for on a cost basis. The group is currently analysing the requirements of this very complex standard and will review its operating and hedging strategies with a view to mitigating the potential volatility in reported results. Although any residual volatility will impact the group’s reported results, this will have no effect on the underlying cash flows payable in accordance with the contract terms. In addition, PacifiCorp has entered into a number of long-term energy contracts to meet its future retail load requirements and, due to the regulatory environment in which it operates, it is allowed to recover the underlying costs of these contracts through rates charged to customers. As a consequence, movements in market values of these contracts have no effect on the cash flows receivable from customers.

60  ScottishPower Annual Report and Accounts 2003/04

The requirements of IAS 39 will also impact on the group’s treasury operations, in particular, the group’s ability to hedge its US dollar earnings with derivative instruments. The group is currently reviewing its treasury-related portfolio of financial instruments in the light of the requirements of IAS 39.

Pensions and Other Post-Retirement Benefits

The IASB has issued proposals to amend its standard on pensions and other post-retirement benefits to allow similar accounting under IFRS to that which is required by FRS 17. The likely impact of IFRS with respect to pensions and other post-retirement benefits is that pension scheme surpluses and deficits and obligations in respect of other post-retirement benefits will be included as assets and liabilities in the balance sheet. This could result in significant volatility in the group’s net assets.

Goodwill

IFRS 3 ‘Business Combinations’ prohibits amortisation of goodwill and instead requires an impairment test to be performed on at least an annual basis. This will remove the goodwill amortisation charge currently reported as part of the group’s profit and loss account.

Over the 2004/05 financial year, the group plans to further develop its systems and processes in preparation for the implementation of IFRS. The group expects that it will be fully prepared for the transition to IFRS in 2005/06.

14 Off Balance Sheet Arrangements

The group has not entered into any transactions or arrangements which have given rise to off balance sheet obligations other than in respect of the following:

Operating Leases

The group has entered into various operating leases. In accordance with UK GAAP, future payments under these leases, amounting to £69.9 million at 31 March 2004 (2003: £50.5 million), are not recognised as liabilities in the group’s balance sheet.

Derivative Contracts

The group has entered into various energy-related and treasury derivative contracts, primarily for hedging purposes. In accordance with UK GAAP, the value of derivatives held for hedging purposes are only recognised when the hedged item is recognised. This contrasts with US GAAP which requires that derivatives, as defined in the relevant US accounting standards, are reflected as assets or liabilities at their market values at the balance sheet date. An analysis of the group’s derivatives, as defined under US GAAP, is set out in the Fair Value of Derivative Contracts section on page 55.

Guarantees

In the course of its ordinary business, the group has provided certain guarantees of its own performance. These guarantees are not expected to have a material impact on the group’s financial position.

In addition, in accordance with common practice, the group has provided guarantees of the performance of certain businesses and assets which have been disposed of. The amounts guaranteed under these arrangements are significant in absolute value but the probability of these guarantees crystallising and resulting in a material change in the group’s financial position is remote. The group has also entered into other arrangements in the normal course of business which may crystallise as a result of events other than the group’s non-performance of its contractual obligations. The probability of these guarantees giving rise to a material change in the group’s financial position is remote. Further details of these guarantees are provided in Note 34 to the Group Accounts.

15 UK GAAP to US GAAP Reconciliation

The group’s Accounts are prepared in accordance with UK GAAP which differs in significant respects from US GAAP. Reconciliations of profit and equity shareholders’ funds between UK GAAP and US GAAP are set out in Note 34 to the Group Accounts. Under US GAAP, the profit for the year ended 31 March 2004 was £742 million, before charging a cumulative adjustment for the effect of adopting FAS 143, net of tax, of £0.6 million, compared to a profit of £648 million in the previous year, before crediting the cumulative adjustment for the effect of adopting Derivatives Implementation Group guidance Revised C15 and C16, net of tax, of £141 million. Earnings per share under US GAAP, before the cumulative adjustment for FAS 143, were 40.57 pence per share compared to earnings per share, before the cumulative adjustment adjusted for Revised C15 and C16, of 35.16 pence per share in 2002/03. Earnings per share under US GAAP were 40.54 pence per share compared to earnings per share for the year ended 31 March 2003 of 42.81 pence. Equity shareholders’ funds under US GAAP amounted to £5,730 million at 31 March 2004 compared to £5,480 million at 31 March 2003.

16 Summary

This has been a year of strong financial performance for ScottishPower with increased operating profit and lower interest charges leading to higher pre-tax profit and earnings per share. The lower debt position has also contributed to a stronger balance sheet. Our policy to hedge dollar earnings to reduce the impact of currency volatility successfully mitigated the impact on earnings of the weaker dollar. Our earnings for the financial year to March 2005 will continue to benefit from our hedging programme.

/s/ David Nish
David Nish, Finance Director
25 May 2004

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Board of Directors and Executive Team

Chairman

Charles Miller Smith (64) joined the Board as Deputy Chairman in August 1999 and was appointed Chairman in April 2000. Following a career with Unilever for some 30 years, during the last five of which he was Director of Finance and latterly of the Food Executive, he was appointed Chief Executive of ICI in 1995 and then served as Chairman from 1999 to 2001. He is an international adviser to Goldman Sachs, a member of the Board of the Indian company, ICICI One Source plc, and a member of the Ministry of Defence Management Board. He is also a Governor of the Henley Management College. During the year, he served on the committee chaired by Professor Laura Tyson of London Business School which considered, in the light of the recommendations of the Higgs Review, ways of broadening the pool of non-executive directors.

Non-Executive Directors

Euan Baird (66) joined the Board in January 2001. He served as Chairman and Chief Executive Officer of Schlumberger Limited from 1986 to 2003. He is now non-executive Chairman of Rolls-Royce plc and a non-executive director of Société Générale, Areva and the New York Stock Exchange. He is a trustee of Tocqueville Alexis Trust and Carnegie Institution of Washington, and a member of the Advisory Committee of Banque de France. His current term of office, subject to his re-election in 2004, will expire at the AGM in 2007.

Mair Barnes (59) joined the Board in April 1998. She is a non-executive director of GWR Group plc, Patientline plc and the South African company, Woolworths Holdings Limited. She is a member of the Department of Trade and Industry’s Strategy Board and the Services Group Board. She was previously Managing Director of Woolworths plc in the UK until 1994, and subsequently became Chairman of Vantios plc until 1998. She was also formerly a non-executive director of Abbey National plc, Littlewoods plc and George Wimpey plc. She will retire from the Board after the AGM in 2004.

Donald Brydon (59) joined the Board on 30 May 2003. Following a 20-year career with Barclays Group plc, he joined AXA Group in 1997 and is now Chairman of AXA Investment Managers. He is a non-executive director of Allied Domecq plc and of Smiths Group plc (where he is also Chairman designate). He is Chairman of the London Metal Exchange. He is Deputy Chairman of the Financial Services Practitioner Panel and Chairman of the Code Committee of the Panel on Takeovers and Mergers. His current term of office, following his election in 2003, will expire at the AGM in 2006.

Philip Carroll (66) first joined the Board in January 2002. He resigned his position on 15 May 2003 following his appointment, in connection with the reconstruction of post-war Iraq, as Chairman of the Advisory Board with oversight of the Iraqi Oil Ministry. Following completion of this assignment, he was re-appointed to the Board on 20 October 2003. He was formerly Chairman and Chief Executive Officer of Fluor Corporation, a California-based international engineering, construction and services company, until his retirement in February 2002. Previously, he was with Shell Oil for over 35 years, serving as President and Chief Executive Officer from 1993 to 1998. He is an honorary life member of the Board of the American Petroleum Institute and holds various posts with the James A Baker III Institute for Public Policy of Rice University and the University of Houston. His current term of office, subject to his election in 2004, will expire at the AGM in 2005.

Sir Peter Gregson GCB (67) joined the Board in December 1996 and is the company’s senior independent non-executive director and Chairman of the Remuneration Committee. He was formerly a career civil servant, having served latterly as Permanent Secretary of the Department of Energy from 1985 to 1989 and Permanent Secretary of the Department of Trade and Industry until his retirement in June 1996. He was previously Deputy Chairman of the Board of Companions of the Chartered Management Institute and a non-executive director of Woolwich plc. He will retire from the Board after the AGM in 2004.

Nolan Karras (59) joined the Board in November 1999. He continues as a non-executive director of PacifiCorp, having previously (until the merger in November 1999) served as Chairman of the PacifiCorp Personnel Committee. He is President of The Karras Company, Inc., and a Registered Principal for Raymond James Financial Services. He is Chief Executive Officer of Western Hay Company, Inc., and a non-executive director of Beneficial Life Insurance Company. He is Chairman of the Utah State Higher Education Board of Regents and a member of the board of Ogden-Weber Applied Technology College. He also served as a member of the Utah House of Representatives from 1981 to 1990, and as Speaker of the Utah House of Representatives from 1989 to 1990. His current term of office will expire at the AGM in 2006.

Nick Rose (46) joined the Board in February 2003; he is Chairman of the Audit Committee and is the Committee’s designated “financial expert”. He is Finance Director of Diageo plc, having been appointed to this position in July 1999. Previously he held senior finance positions with GrandMet and was latterly Finance Director of International Distillers & Vintners in 1996 and then of United Distillers & Vintners in 1997. He is also a director of Moët Hennessy. His current term of office will expire at the AGM in 2006.

62  ScottishPower Annual Report and Accounts 2003/04

Executive Directors

Ian Russell (51) is Chief Executive, having been appointed to this position in April 2001. He joined ScottishPower as Finance Director in April 1994, and became Deputy Chief Executive in November 1998. He is a member of the Institute of Chartered Accountants of Scotland, having trained with Thomson McLintock, and has held senior finance positions with HSBC. He serves on the Council of Edinburgh International Festival and the Scottish Council of the Prince’s Trust, and is leading a UK Government Commission investigating the development of a National Youth Volunteering Strategy.

David Nish (44) is Finance Director, having joined ScottishPower in September 1997 as Deputy Finance Director and then being appointed to the Board as Finance Director in December 1999. In this capacity, he also has responsibility at Board level for performance and risk management. He is a member of the Institute of Chartered Accountants of Scotland, the Scottish Council of the CBI, the UK Government’s Employer Task Force on Pensions, and the Accounting Standards Board’s Urgent Issues Task Force, and a non-executive director of The Royal Scottish National Orchestra. Prior to joining ScottishPower, he was a partner with Price Waterhouse. He has a BAcc from the University of Glasgow.

Charles Berry (52) is Executive Director UK, responsible in this capacity for the UK energy businesses of Generation, Energy Management and Supply. He joined ScottishPower in November 1991 and was appointed to the Board in April 1999. He is a member of the Board of the Energy Saving Trust. Prior to joining ScottishPower, he was Group Development Director of Norwest Holst, a subsidiary of Compagnie Générale des Eaux, and prior to that held management positions within subsidiaries of Pilkington plc. He holds a BSc (First Class Hons) in Electrical Engineering from the University of Glasgow and a Masters Degree in Management from the Massachusetts Institute of Technology.

Judi Johansen (45) is President and Chief Executive Officer of PacifiCorp; she was appointed to this position in June 2001 and joined the Board on 1 October 2003. She joined PacifiCorp as Executive Vice President of Regulation and External Affairs in December 2000, having held senior positions with the Bonneville Power Administration and Washington Water Power. She is a member of the Boards of the Portland Branch of the US Federal Reserve Bank of San Francisco, the Port of Portland, The Haven Project for Disadvantaged Youth, the Oregon Business Council and Northwestern School of Law at Lewis & Clark College. She has a bachelor’s degree in political science from Colorado State University and a law degree from Northwestern School of Law at Lewis & Clark College in Portland, Oregon, and is a member of the Oregon and Washington State Bar Associations.

Simon Lowth (42) is Director, Corporate Strategy and Development, having been appointed to the Board in this position on 1 September 2003. He is responsible in this role for leading the formulation, presentation and delivery of corporate strategy. He was formerly a Director with McKinsey and Company, leading its UK industrial practice, serving clients in the energy and utilities, manufacturing and transport sectors. He holds an MA in Engineering from Cambridge University and an MBA from London Business School.

Executive Team

The Executive Team is constituted as a committee of the Board and includes not only the Executive Directors of the Board but also the following key Executives and Officers from the group. For US reporting purposes the members of the Executive Team are regarded as officers of the company.

Dominic Fry (44) joined ScottishPower in September 2000 as Group Director, Corporate Communications. He is responsible for investor and media relations, communications with employees, corporate social responsibility and management of the group’s overall reputation. He has held appointments as Communications Director with J Sainsbury plc and Eurotunnel plc. He chairs the Trading Board of the Glasgow Science Centre and is a communications adviser to the Royal Shakespeare Company and Business in the Community. He is also a director of Scottish Business in the Community. He was educated at the Université Paul Valéry III in Montpellier and the University of North Carolina.

Terry Hudgens (49) was appointed Chief Executive Officer of ScottishPower’s competitive US energy business, PPM, in May 2001 and joined the Executive Team in December 2001. He joined PacifiCorp as Senior Vice President of Power Supply in April 2000, having previously spent 25 years with Texaco, Inc. He was formerly President of Texaco Natural Gas and served as Texaco’s senior representative and elected officer in the Natural Gas Supply Association. He is a member of the Board of Trustees of The Nature Conservancy in Oregon. He has a bachelor’s degree in civil engineering from the University of Houston.

Ronnie Mercer (60) was appointed Group Director, Infrastructure in April 2001 and is responsible in this role for the UK wires businesses. He joined the ScottishPower Generation Business in 1994 and was appointed Generation Director in 1996 and then Managing Director of Southern Water in 1998. Previous career positions include Scottish Director and Managing Director roles in British Steel. He was educated at Paisley College of Technology.

Andrew Mitchell (52) was appointed Group Company Secretary in July 1993 and is responsible in this role for Board and shareholder services, corporate governance and compliance, and

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Board of Directors and Executive Team

group security. He also serves as Chairman of the trustees of the group’s UK pension schemes and as the company’s e7 representative. Prior to joining ScottishPower, he held a number of company secretarial appointments, latterly as Company Secretary of The Laird Group plc and then Stakis plc, now part of the Hilton Group. He is a graduate in law from the University of Edinburgh (LLB Hons) and the London School of Economics (LLM) and is a member of the Institute of Chartered Secretaries and Administrators.

Michael Pittman (51) was appointed Group Director, Human Resources in November 2001. He has groupwide responsibility for human resources, leading the focus on talent management, one of the group’s main strategic thrusts. He joined PacifiCorp in December 1979 and was appointed to the PacifiCorp Board in May 2000. He chairs the PacifiCorp Foundation for Learning Board and is involved in numerous civic activities, including chairing the Board of Directors for the Oregon Public Employees Retirement System. He has held several positions within PacifiCorp, including safety and health, risk management and operations. He holds an advanced degree in environmental health from the University of Washington.

James Stanley (49) was appointed Group Director, Commercial and Legal in March 1996. He is responsible in this role for legal compliance and reporting together with the provision of all legal, commercial and associated services throughout the group and particularly the negotiation, structuring and delivery of M&A and similar projects. In his early career he specialised in commercial litigation in private practice. In 1986 he moved to the Trafalgar House Group and subsequently became both Commercial Director of John Brown plc and General Counsel to the Global Engineering Division of the Group. He is a graduate in law from Nottingham University and the College of Law in Chester where he qualified as a solicitor in 1980.

Members of the Nomination Committee

Charles Miller Smith, Chairman

Mair Barnes

Sir Peter Gregson

Nolan Karras

Ian Russell

Members of the Remuneration Committee

Sir Peter Gregson, Chairman

Euan Baird

Mair Barnes

Donald Brydon

Philip Carroll

Nolan Karras

Members of the Audit Committee

Nick Rose, Chairman

Donald Brydon

Philip Carroll

Sir Peter Gregson

Nolan Karras

Board and Executive Team changes

Ewen Macpherson retired from the Board following the conclusion of last year’s AGM on 25 July 2003. Donald Brydon was appointed to the Board on 30 May 2003; his appointment was confirmed by his election at the AGM in 2003. Philip Carroll resigned from the Board on 15 May 2003 following his appointment, in connection with the reconstruction of post-war Iraq, as Chairman of the Advisory Board with oversight of the Iraqi Oil Ministry; following completion of this assignment, he was re-appointed to the Board on 20 October 2003. Simon Lowth and Judi Johansen were appointed to the Board on 1 September 2003 and 1 October 2003 respectively.

The company has appointed two new non-executive directors who will join the Board with effect from 1 June 2004.

Vicky Bailey (52) who is based in Washington DC, is a former Assistant Secretary for Policy and International Affairs at the US Department of Energy and ex-member of the Federal Energy Regulatory Commission (“FERC”). She has also served as an Indiana state regulator.

Nancy Wilgenbusch (56) is a distinguished community administrator and President of Marylhurst University in Portland, Oregon. She also serves on the Regional Advisory Board of PacifiCorp.

In accordance with the Articles of Association, Vicky Bailey, Philip Carroll, Judi Johansen, Simon Lowth and Nancy Wilgenbusch will retire from office at the Annual General Meeting and, being eligible, offer themselves for election. In addition, Euan Baird, Mair Barnes, Sir Peter Gregson and Ian Russell retire by rotation at the Annual General Meeting. Euan Baird and Ian Russell, being eligible, offer themselves for re-election. Mair Barnes and Sir Peter Gregson will retire from the Board and accordingly do not seek re-election. Ian Russell has a service contract terminable by either party upon twelve months’ notice.

64  ScottishPower Annual Report and Accounts 2003/04

Corporate Governance

1	Corporate Governance Statement
2	Board Composition
3	Board Proceedings
4	Report from Nomination Committee
5	Relationship with Shareholders
6	Directors’ Training and Development
7	Board Performance Evaluation
8	Report from Audit Committee
9	Internal Control
10	Control Environment
11	Identification and Evaluation of Risks and Control Objectives
12	Energy Management
13	Capital Investment
14	Monitoring and Corrective Action
15	Auditor Independence
16	Evaluation of Disclosure Controls and Procedures (Sarbanes-Oxley Act 2002)
17	Social, Environmental and Ethical Matters
18	Political Donations and Expenditure
19	New York Stock Exchange

1 Corporate Governance Statement

Scottish Power plc is committed to the highest standards of corporate governance. This statement, together with the Remuneration Report of the Directors, set out on pages 72 to 83, describes how, in respect of the financial year ended 31 March 2004, the company has applied the principles of good corporate governance and has complied with the provisions set out in Section 1 of the Combined Code in the UK and with the Sarbanes-Oxley Act 2002 and associated rules (to the extent they apply to the company) in the US.

The company has reviewed the additional requirements which will apply with effect from 1 April 2004 as a result of the changes to the Combined Code arising from the Higgs Report and the guidance for audit committees contained in the Smith Report, and has indicated in this report the extent to which it already complies with these obligations and the actions which have been taken to address the few remaining areas introduced by the new Code. The company has also taken account of the recent changes to the listing rules of the New York Stock Exchange, as they apply to foreign issuers, and other developments such as the issue by the National Association of Pension Funds of its revised Corporate Governance Policy.

2 Board Composition

The Board comprises the Chairman, five executive directors and seven non-executive directors. All of the non-executive directors are considered to be independent and Sir Peter Gregson is the senior independent director. Biographies of Board members, giving details of their experience and other main commitments, are set out on pages 62 and 63. The wide ranging experience and backgrounds of the non-executive directors ensure that they can debate and constructively challenge management in relation to both the development of strategy and performance against the goals set by the Board. Attendance of Board members at Board and Committee meetings is set out in Table 42.

Table 42 – Board and Committee attendance during the year ended 31 March 2004

	Charles Miller Smith (N*)	Euan Baird[1] (R)	Mair Barnes (N, R)	Donald Brydon[2] (R, A)	Philip Carroll[3] (R, A)	Sir Peter Gregson (N, R*, A)	Nolan Karras (N, R, A)	Ewen Macpherson[4] (R, A)	Nick Rose (A*)	Ian Russell (N)	Charles Berry	Judi Johansen[5]	Simon Lowth[6]	David Nish
Board (12 meetings)	12	7	12	7	6	12	12	4	10	12	12	6	7	12
Nomination Committee (8 meetings)	8		8			8	7			8
Remuneration Committee (7 meetings)		4	7	2	3	7	6	3
Audit Committee (7 meetings)				2	3	7	7	4	7

N – Nomination Committee

R – Remuneration Committee

A – Audit Committee

*	Committee Chairman

[1]	Euan Baird has been absent from the Board and Remuneration Committee since December 2003 due to ill health.

[2]	Donald Brydon was appointed to the Board in May 2003, and to the Remuneration and Audit Committees in October 2003.

[3]	Philip Carroll resigned from the Board and Audit Committee in May 2003. He was re-appointed to the Board and Audit Committee, and was appointed to the Remuneration Committee, in October 2003.

[4]	Ewen Macpherson retired from the Board, and from the Remuneration and Audit Committees, in July 2003.

[5]	Judi Johansen was appointed to the Board in October 2003.

[6]	Simon Lowth was appointed to the Board in September 2003.

Non-executive directors are appointed for a specified term of three years and re-appointment is not automatic. It is company policy that, other than in exceptional circumstances, non-executive directors should serve no more than two three-year terms. In Sir Peter Gregson’s case, it was agreed by the Board at the end of his two terms that he should serve for a further year to facilitate succession planning and he will stand down as a director at the conclusion of the 2004 AGM. Directors also stand for re-election by the shareholders at the first annual general meeting following their appointment and subsequently at least every three years. The report from the Nomination Committee contained in this report explains the process for selection of directors and succession planning.

There is a well-established division of authority and responsibility at the most senior level within the company through the separation of the roles of Chairman and Chief Executive. The senior independent director is available to shareholders for concerns which cannot be resolved by contact with the Chairman or Chief Executive.

Directors and officers of the company and its subsidiaries have the benefit of a directors’ and officers’ liability insurance policy. All directors can take independent legal advice at the company’s expense in furtherance of their duties.

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Corporate Governance

3 Board Proceedings

The Board meets on a regular basis twelve times a year, and otherwise as required. Of the twelve normal meetings, six are held at company locations in the UK and US, and the remaining six are held by telephone conference. For a number of years the company has included within this meeting programme provision for the non-executive directors to meet annually in the absence of the Chairman and/or executive directors.

In January 2004 the Board approved a revised schedule of matters reserved to it for decision. This schedule is intended to ensure that the Board retains full control over strategy, investment and capital expenditure, and limits the decisions which can be taken by management in the areas of governance, strategic and financial management and reporting, capital structure, corporate actions, mergers and acquisitions, energy management, contracts and other commitments, litigation and regulatory proceedings, remuneration and share plans. Where authority is delegated to management it is on a structured basis, ensuring that proper management oversight exists at the appropriate level. Within management, the Executive Team, which meets at least twice a month either physically or by telephone conference, ensures executive focus on groupwide performance and risk management, while each of the four divisions holds monthly board meetings involving the Chief Executive and Finance Director as well as senior divisional management.

Board meetings involve reviews of financial and business performance against the plan approved by the Board and risk management, both at a group level and also for each of the four business divisions, on a month by month basis. On a rotating basis, the Board receives presentations from each of the divisions and other key functions enabling it to explore specific issues and developments in more detail. Any matter requiring a decision by the Board will be supported by a paper analysing all relevant aspects of the proposal – for example, in the case of capital expenditure, expected returns and a comparison to the investment hurdles set by the Board as well as potential risks and proposed management action.

The Company Secretary is responsible for ensuring that all Board procedures are observed and for advising the Board on corporate governance matters.

The Board is supported by a number of committees: as well as the Nomination, Remuneration and Audit Committees, the Board has also established a Group Finance Committee, chaired by Philip Carroll and comprising both executive and non-executive directors, which allows for more detailed scrutiny of financing issues than would be possible within the confines of regular Board meetings. It has authority to approve financing transactions within the strategy set by the Board.

Reports from the Nomination and Audit Committees are contained within this Report, in Sections 4 and 8 respectively. The activities of the Remuneration Committee are described within the Remuneration Report on pages 72 to 83.

4 Report from Nomination Committee

Charles Miller Smith, the Chairman of the company, is the Chairman of the Committee. The other members of the Committee throughout the year were Mair Barnes, Sir Peter Gregson and Nolan Karras, all of whom are independent directors, and Ian Russell, the Chief Executive. The majority of the members of the Committee are therefore independent.

66  ScottishPower Annual Report and Accounts 2003/04

Details of their qualifications and experience are set out on pages 62 and 63. Andrew Mitchell, Company Secretary, acts as secretary to the Committee.

The Committee has written terms of reference. Its principal role is to:

•	regularly review the structure, size and composition (including the skills, knowledge and experience) required by the Board;

•	give full consideration to succession planning for directors, taking into account the challenges and opportunities facing the company and what skills and expertise are needed on the Board in the future;

•	identify and nominate, for the approval of the Board, candidates to fill Board vacancies as and when they arise;

•	consider and approve the remit and responsibilities of the executive directors;

•	keep under review legal and regulatory developments in relation to corporate governance and consider changes to the company’s policy and practices to address such developments.

The Committee has developed a robust process for the selection and recruitment of directors. Following a review of the Board’s size, composition and diversity, the Committee determines the selection criteria and the role specification. External selection consultants are retained to conduct searches. The Committee reviews the profiles of the candidates and interviews are carried out. The Committee then makes its recommendations to the Board for approval.

During the year ended 31 March 2004, the Committee met on eight occasions. In addition to identifying and nominating candidates as directors for approval by the Board, the Committee reviewed the size, composition and diversity of the Board, Executive Team performance and potential, career development, and corporate governance developments. In the light of the revised Combined Code, the Committee examined the relationship with shareholders, directors’ training and development and Board performance evaluation.

5 Relationship with Shareholders

The company’s Investor Relations department communicates with its institutional investors through analysts’ briefings and extensive investor roadshows in the UK, US and Europe, as well as timely stock exchange announcements, meetings with management and site visits. The Board, and in particular non-executive directors, are kept informed of investors’ views in the main through distribution of analysts’ and brokers’ briefings. Both the Chairman and, if appropriate, the senior independent director are available in the event of shareholder concerns which cannot be addressed through management. At the time of appointment of new non-executive directors they are available to meet with shareholders on request.

Broader shareholder communication takes place through the ScottishPower website, www.scottishpower.com, which contains recent company announcements and other useful information, including the terms of reference of the Nomination, Remuneration and Audit Committees, and also through the Annual Report and Accounts and Annual General Meeting. All directors attend the AGM, and shareholders have the opportunity to hear presentations on the company’s financial and business performance as well as to question the Board on its stewardship of the company.

6 Directors’ Training and Development

Newly-appointed directors undergo a structured induction programme, to ensure that they have the necessary knowledge and understanding of the company and its activities. Starting at the time of their appointment, and continuing on an incremental basis over the first six months, they undertake briefing sessions on corporate governance, strategy, stakeholder issues, finance and risk management and HR strategy, as well as meetings and site visits to business locations both in the UK and US. Each director’s individual experience and background is taken into account in developing a programme tailored to their own requirements.

Continuing development is provided through briefing sessions in the course of regular Board meetings, covering business-specific and broader regulatory issues. Directors also receive a monthly in-house newsletter highlighting topical governance and related developments of relevance to ScottishPower.

7 Board Performance Evaluation

In 2003 the company undertook an independent evaluation of the performance of the Board, undertaken by the Institute of Chartered Secretaries and Administrators (“ICSA”), involving private interviews with directors. The outcome of the evaluation, including specific recommendations, was regarded as very positive. The results of this evaluation were reviewed, again by the ICSA, through a follow-up survey undertaken in early 2004. The follow-up survey was again considered to be very positive with improvements noted in a number of areas. To comply with the requirements of the revised Combined Code, an evaluation of the performance of the Nomination, Remuneration and Audit Committees and of individual directors will be undertaken during the year ending 31 March 2005.

8 Report from Audit Committee

Nick Rose is the Chairman of the Committee. He replaced Ewen Macpherson, the previous Committee Chairman, who retired from that position upon his retirement from the Board on 25 July 2003. He has also been identified as

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Corporate Governance

the “audit committee financial expert” for Scottish Power plc. The other members of the Committee, all of whom are independent directors, are Philip Carroll (resigned from the Committee on 15 May 2003 and re-appointed to the Committee on 20 October 2003), Donald Brydon (appointed to the Committee on 24 October 2003), Sir Peter Gregson and Nolan Karras. Details of their qualifications and experience are set out on pages 62 and 63. Andrew Mitchell, Company Secretary, acts as secretary to the Committee.

The Committee has written terms of reference. Its principal role is to review:

•	the effectiveness of the system of internal control and consider reports from both internal and external auditors on key risks facing the group and controls over these risks;

•	the company’s financial statements, including accounting policies, compliance with legal and regulatory requirements, judgmental issues and the findings of the external auditors;

•	the activities and effectiveness of the internal audit function;

•	the relationship with the external auditors, including the engagement of auditors, the audit scope and approach, fees and performance, and policy on provision of non-audit services by the external auditors and recruitment of former external auditors by the company;

•	compliance with legal and regulatory requirements;

•	litigation and claims affecting the group.

Meetings of the Committee are normally attended by the Chief Executive, the Finance Director, the Director, Group Internal Audit and representatives of the external auditors. However, the Committee holds regular private sessions to meet separately with senior management, representatives of internal audit and the external auditors, and external counsel.

During the year ended 31 March 2004 the Committee met on seven occasions. In addition to reviewing the company’s quarterly results before publication and receiving reports on audits undertaken by internal audit, the Committee received presentations from management in each of the four divisions reviewing risks and management actions in those areas and progress reports on actions being taken by the company to address new legal and regulatory developments, including the introduction of International Financial Reporting Standards and Section 404 of the Sarbanes-Oxley Act 2002.

9 Internal Control

The directors of ScottishPower have overall responsibility for establishing and maintaining an adequate system of internal controls and for reviewing the effectiveness of the system. The system of internal control is designed to manage rather than eliminate risk. In pursuing these objectives, internal control can only provide reasonable and not absolute assurance against material misstatement or loss.

The Executive Team is responsible for implementing the risk management strategy; ensuring that an appropriate risk management framework is operating effectively across the group; embedding a risk culture throughout the group; and providing the Board and the Audit Committee with a consolidated view of the risk profile of the company, identifying any major exposures and mitigating actions.

The risk management framework and internal control system across the group, which is subject to continuous development, provides the basis on which the company has complied with the Combined Code provisions on internal control.

10 Control Environment

The company is committed to ensuring that a proper control environment is maintained. There is a commitment to competence and integrity and to the communication of ethical values and control consciousness to managers and employees. Employees are required to adhere to the company’s Code of Conduct and Disciplinary Rules. Furthermore, in compliance with the Sarbanes-Oxley Act 2002, the company has adopted a Code of Ethics for the Chief Executive, Finance Director and principal accounting officers. Human resources policies underpin that commitment by a focus on enhancing job skills and promoting high standards of probity among staff. In addition, the appropriate organisational structure has been developed within which to control the businesses and to delegate authority and accountability, having regard to acceptable levels of risk.

The company has developed a fraud policy and implemented procedures to ensure that all incidences of fraud are appropriately investigated and reported.

A Disclosure Committee is in place to ensure effective disclosure controls are operating around the production of key published financial statements and to provide assurance to the Chief Executive and Finance Director that they may sign their formal certification to the Securities and Exchange Commission (“SEC”) in accordance with Section 302 of the Sarbanes-Oxley Act 2002.

11 Identification and Evaluation of Risks and Control Objectives

The company’s strategy is to follow an appropriate risk policy, which effectively manages exposures related to the achievement of business objectives.

Each business identifies and assesses the key business risks associated with the achievement of its strategic objectives. Any key actions needed to further enhance the control environment are identified along with the person responsible for the management of the specific risk. Each month a detailed review of the key risks, controls and action plans within each of the businesses takes place and a Risk Report is produced for review and challenge by the business boards at their monthly

68  ScottishPower Annual Report and Accounts 2003/04

meetings. This is a key tool in ensuring the active management of risk across the organisation.

Business controls managers have been appointed within each of the businesses to help ensure that the risk management and internal controls system is consistently adopted, updated and embedded into the business processes.

The corporate centre also considers those risks to the group’s strategic objectives that may not be identified and managed at a business level.

The Board and Executive Team on a monthly basis receive the groupwide Risk Report together with supporting documentation for review. This report highlights the most significant risks across the group and the actions being taken to mitigate them, and also identifies the individuals responsible for the management of these risks. The information being supplied to the Board and Executive Team is continually being developed to include quantitative measures such as sensitivity analyses and Value-at-Risk calculations for issues reported in the Group Energy Risk Report.

The use of a well-defined risk management methodology across all businesses allows a consistent and coordinated approach to risk reporting for review by the Board, which also receives regular reports on these matters from the Audit Committee, to enable the directors to review the effectiveness of the system of internal control on a regular basis.

A key element and requirement of the risk evaluation process is that a written certificate is provided quarterly by all members of the Executive Team, confirming that they have reviewed the effectiveness during the period of the system of internal control under their responsibility.

12 Energy Management

A Group Energy Risk Committee (“GERC”) has been established to assist the Executive Team in ensuring that there is an appropriate risk and control governance framework in place over energy activities. The GERC meets monthly and the key responsibility of this group is to make suitable recommendations to the Executive Team on energy-related risk management issues. In addition, the Group Energy Risk Director, with other members of the GERC, continues to enhance business processes and systems to ensure that all risks pertaining to the energy management businesses are understood, quantified, managed and reported on a consistent basis across the group.

The GERC also provides advice and guidance to the businesses on interpretation and execution of the Group Energy Risk Policy.

13 Capital Investment

Substantial capital investment proposals are reviewed by the Group Investment Committee (“GIC”), chaired by the Finance Director, to ensure that they are in line with the group’s strategy, achieve the required rate of return, comply with legal requirements and commercial practice, and are supported by robust financial analysis. The role of the GIC, acting on behalf of the Executive Team, is to review the group’s capital programme, monthly and quarterly capital expenditure and capital budgeting process, and to monitor the post-investment appraisal process. In particular the GIC reviews all business acquisitions and disposals and new business ventures.

14 Monitoring and Corrective Action

The Executive Team reviews monthly the key risks facing the group and the controls and monitoring procedures for these. Operation of the group’s control and monitoring procedures is reviewed and tested by the group’s Internal Audit function under the supervision of the Director, Group Internal Audit, reporting to the Finance Director and with access to the Chairman of the Audit Committee. Internal Audit reports and recommendations on the group’s procedures are reviewed regularly by the Audit Committee. The external auditors also provide reports to the Audit Committee on matters in relation to the group’s internal financial control procedures identified during the course of their audit. The Audit Committee also receives regular reports on the continued development, implementation and evaluation of the risk management and internal control system.

15 Auditor Independence

The Audit Committee and the firm of external auditors have safeguards to avoid the possibility that the auditors’ objectivity and independence could be compromised. These safeguards include adoption by the Committee of a policy regarding pre-approval of audit and permitted non-statutory audit services provided by the external auditors and a policy on the hiring of external audit staff.

Where the work to be undertaken is of a nature that is generally considered reasonable to be completed by the external auditors for sound commercial and practical reasons, including confidentiality, the conduct of such work will be permissible provided that it has been pre-approved by the Audit Committee. Examples of pre-approved services include the completion of regulatory audits, provision of taxation and regulatory advice, reporting in relation to SEC and UK Listing Authority requirements and the completion of certain financial due diligence work. Under the policy, any work performed in excess of a pre-defined limit must also be approved by the Finance Director and the Chairman of the Audit Committee.

ScottishPower Annual Report and Accounts 2003/04  69

Fees paid to the external auditors during the year ended 31 March 2004 (with equivalent information for the year ended 31 March 2003) are shown in Table 43 below:

Corporate Governance

Table 43 – Auditors’ remuneration

	2004	2003
	£m	£m
Audit services
– statutory audit	1.5	1.5
– audit-related regulatory reporting	0.4	0.6
Further assurance services	0.7	0.7
Tax services
– compliance services	1.6	1.6
– advisory services	0.8	3.2
Other services	–	0.3

Total UK and US audit and non-audit fees paid to auditors	5.0	7.9

All of these fees were either specifically approved by the Audit Committee or were subject to the pre-approval procedure described above.

16 Evaluation of Disclosure Controls and Procedures (Sarbanes-Oxley Act 2002)

The Chief Executive and the Finance Director have evaluated the effectiveness of the group’s disclosure controls and procedures as at the end of the period covered by this report. Based on this evaluation, the Chief Executive and Finance Director concluded that the disclosure controls and procedures are effective.

There has been no change to the group’s internal controls that has materially affected, or is reasonably likely to materially affect, these controls over financial reporting during the period covered by this report.

17 Social, Environmental and Ethical Matters

The Board receives monthly operational reports which include consideration of relevant developments across the group in social, environmental and ethical (“SEE”) matters. This enables the Board to take regular account of the strategic significance of SEE matters to the group, and to consider the risks and opportunities arising from these issues that may have an impact on the group’s short- and long-term value. SEE matters are also included in the induction and development programme for directors.

In terms of risk identification and management, SEE matters are included in the overall risk and control framework and in the Risk Report which is reviewed on a monthly basis by the Board and Executive Team. The company also employs management tools such as balanced scorecards to measure progress against key strategic priorities and has developed an International Leadership Model which integrates values with performance throughout the business.

Further information regarding SEE matters can be found in the Business Review section of this Report. In addition, the company publishes separately an Environmental and Social Impact Report, which includes information on the company’s SEE policies and practices and internal governance structures, and individual Environmental, Workplace, Marketplace and Community Performance Reports which will appear on the company’s website. The Environmental and Social Impact Report and the Performance Reports are verified and independently assured by csr network, a corporate social responsibility consultancy firm.

18 Political Donations and Expenditure

ScottishPower is a politically neutral organisation but is required to comply with the Political Parties, Elections and Referendums Act 2000. This legislation defines political “donations” and “expenditure” in wider terms than would be commonly understood by these phrases. The definitions include expenditure which the Board believes it is in the interests of the company to incur. The Act also requires companies to obtain prior shareholder approval of this expenditure; at the Annual General Meeting in 2003 the company obtained authorisation up to a maximum amount of £100,000.

During the financial year ended 31 March 2004, the company paid a total of £13,950 for activities which may be regarded as falling within the terms of the Act. The recipients of these payments were:

•	Scottish Labour Party £8,500

•	Scottish Conservative and Unionist Party £2,000

•	Scottish Liberal Democrats £1,950

•	Scottish National Party £1,500

These activities comprised the sponsorship of briefings, receptions and fringe meetings at party conferences and attendance at party events. These occasions present an important opportunity for the company to represent its views on a non-partisan basis to politicians from across the political spectrum. The payments do not indicate support, and are not intended to influence support, for any particular political party.

It should be noted that these activities do not contravene the restrictions on political contributions under the US Public Utility Holding Company Act of 1935, to which the company is subject.

70  ScottishPower Annual Report and Accounts 2003/04

19 New York Stock Exchange

The New York Stock Exchange (“NYSE”) has recently issued revised corporate governance rules for its listed companies. These are mandatory for US incorporated companies whose shares are listed on NYSE, but foreign issuers such as Scottish Power plc are exempt from a number of these requirements and may adopt different practices that reflect home country practice. The company has reviewed its compliance with the new rules as they apply to US domestic companies and has determined that, with the exception of two specific areas, it will comply fully with the new NYSE corporate governance rules, which are broadly comparable to the requirements of the revised Combined Code. The two areas where the company will not comply with the NYSE rules are:

Composition of the Nomination Committee – in line with UK corporate governance practice, the Nomination Committee comprises a majority of independent non-executive directors, but does also include both the Chairman and Chief Executive. The NYSE rules would require all members of the Committee to be independent.

Adoption of Corporate Governance principles – UK listed companies are required either to comply with the Combined Code or explain why they have not done so. The company complies with the existing Combined Code, and has taken the necessary action to ensure compliance with the revised Code. The Combined Code in effect provides a set of corporate governance principles for the company addressing all of the corporate governance guidelines described in the NYSE rules, and accordingly the company does not believe that additional company-specific principles are necessary. Any decision to depart from the provisions of the Combined Code would require to be approved by the Board and disclosed to shareholders in the next Annual Report and Accounts.

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Remuneration Report of the Directors

Remuneration Report of the Directors

1	Consideration of Remuneration Matters by the Directors
2	Statement of Remuneration Policy
3	Elements of the Remuneration Package 2003/04

1 Consideration of Remuneration Matters by the Directors

The ScottishPower Board is responsible for determining the remuneration policy for the ScottishPower group. The Remuneration Committee, with delegated authority from the Board, determines the detail of remuneration arrangements for the Executive Team, including the executive directors, and reviews proposals in respect of other senior executives. The relationship between the Board and the Committee is based on formal Terms of Reference, which are regularly reviewed to ensure that they reflect best practice.

The Remuneration Committee consists solely of independent non-executive directors. Its members are Sir Peter Gregson (Chairman), Euan Baird, Mair Barnes, Donald Brydon (appointed to the Committee on 24 October 2003), Philip Carroll (appointed to the Committee on 24 October 2003) and Nolan Karras. Ewen Macpherson was a member of the Committee until his retirement from the Board on 25 July 2003. These members have no personal financial interest, other than as shareholders, in the matters considered by the Committee. Details of the payments made to all non-executive directors are set out in Table 44 (page 79).

The Chairman of the company, Charles Miller Smith, and the Chief Executive, Ian Russell, are invited to attend meetings and may provide guidance on the impact of remuneration policy and advise, as appropriate, on the performance of senior executives. They are not present during any discussion of their own remuneration. The Terms of Reference contain conflict of interest provisions to ensure that no directors are involved in any decision relating to their own remuneration.

The Committee is able to draw on advice from independent remuneration consultants and internal expertise. Towers, Perrin, Forster & Crosby, Inc., (“Towers Perrin”) act as remuneration consultant and independent advisor to the Committee. Towers Perrin’s appointment by the Committee followed a competitive tendering exercise. Towers Perrin also provides remuneration and other human resources consultancy services directly to some ScottishPower companies within parameters established by the Committee. Company executives whom the Committee may consult include the Group Company Secretary, Andrew Mitchell (who acts as Secretary to the Committee), the Group Director, Human Resources, Michael Pittman, the Director Group Leadership Development and Reward, Sandy Begbie, and the Head of Group Reward, Nigel Johnson. The Terms of Reference empower the Committee to avail itself of external legal and professional advice at the expense of the company.

The Committee met on seven occasions during the year ended 31 March 2004.

During the year, the Board accepted all of the recommendations from the Committee without significant amendment.

2 Statement of Remuneration Policy

Philosophy and Policy

ScottishPower seeks to ensure that remuneration and incentive schemes are in line with best practice, provide a strong link to individual and company performance and promote a community of interest between employees and shareholders.

72  ScottishPower Annual Report and Accounts 2003/04

Rewards for executives and directors are designed to attract and retain individuals of high quality, who have the requisite skills and are incentivised to achieve levels of performance which exceed that of competitor companies. As such, remuneration packages must be market-competitive and capable of rewarding exceptional performance. All senior management remuneration packages are set according to a mid-market position, with packages above the mid-market level provided only where supported by demonstrably superior personal performance. Remuneration packages are developed to reflect the prevailing market practice in each business environment.

Annual bonus arrangements have been structured so that stretching targets are based on corporate, business unit and individual performance.

The company operates a Personal Shareholding Policy (“PSP”), requiring executives and key senior managers to build up and retain a shareholding in the company in proportion to their annual salaries. These proportions are three times base salary for the Chief Executive and two times base salary for other executive directors. The Committee expects PSP participants to have accumulated their respective shareholding targets within eight years of the introduction of the Policy, that is by the end of May 2008, or eight years after the first award under any discretionary share plan for external appointees to the Board. The Committee reviewed this policy during the year and will continue to do so to ensure that it is in line with evolving best practice and in the interests of shareholders.

In setting remuneration levels, the Committee commissions an independent evaluation of the roles of the Executive Team, and also of the next levels of management within the company. The Committee takes independent advice from Towers Perrin on market-level remuneration, based on comparisons with other companies of similar size and complexity, including the major utility companies, with which the company competes for executive talent.

The Committee recognises the importance of linking rewards to business and personal performance and believes that the arrangements detailed below provide an appropriate focus on performance and balance between short- and long-term incentives. At target level, base salary is expected to deliver around 48% of total reward excluding benefits and pension. The annual bonus plan and long-term incentive arrangements are expected to provide 52% of total reward for the achievement of stretching target level business and personal performance objectives. Higher proportions of performance based reward are available for the delivery of exceptional personal and business performance resulting in enhanced shareholder value.

The Committee constantly monitors market practice in order to remain competitive, to ensure that reward policy supports company strategy and to reflect good corporate governance practice. As outlined below under the section entitled ‘Future Incentive Strategy’ the Committee has implemented changes to ScottishPower’s incentive strategy in order to help deliver enhanced shareholder returns. At this time, no other substantial changes to the company’s policies with regard to directors’ remuneration are envisaged over the next year and in subsequent years. However, the Committee may develop policy and, should it determine any changes to be appropriate, will report such changes to shareholders through established channels of consultation and reporting. For example, the Committee and the Board will consider carefully the impact of the Government’s reform of the pensions taxation environment and may amend executive pensions policy accordingly.

3 Elements of the Remuneration Package 2003/04

Base Salaries

The Committee sets base salaries for the Executive Team by reference to individual performance through a formal appraisal system applied to all management employees, and to external market data, reflecting similar roles in comparable companies. Account is also taken of salary increases and employment conditions across the company.

Annual Performance-Related Bonus

Executive directors and senior management participate in the company’s performance-related annual incentive plans. Any payments to UK executives under the plans are non-pensionable and are determined by the Committee following assessment against stretching pre-determined targets. In line with US market practice, a proportion of bonus paid to US senior executives, including Judi Johansen the CEO of PacifiCorp, is pensionable.

The 2003/04 plan for executive directors provided a maximum incentive opportunity of 75% of salary. For the Chief Executive, half is determined by the company’s performance, with the balance linked to the achievement of key personal, strategic and behavioural objectives, both short-term and long-term. For the other four executive directors, one-third is determined by the company’s performance, one-third is based on the performance of the relevant function/division and one-third on the achievement of key personal, strategic and behavioural objectives, both short-term and long-term.

Company, divisional and functional performance is measured on the basis of balanced scorecards. Each scorecard is focused on the delivery of key performance metrics including, for example, pre-determined financial targets and, where appropriate, customer service and health and safety targets. With regard to the financial measures, for the 2003/04 financial year, the company scorecard contained stretch targets for earnings before interest and tax, excluding goodwill amortisation and exceptional items, (“EBIT”), earnings per share, excluding goodwill amortisation and exceptional items, (“EPS”), dividend cover, cash flow and return on capital.

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Remuneration Report of the Directors

Objectives are set annually by the Committee and performance against these is reviewed by the Committee at the half year and year end. In determining annual incentive payments for 2003/04, the Remuneration Committee gave detailed consideration to out turn against target in relation to company, divisional/functional and personal performance. Payments made to executive directors were within the range of 83% to 90% of the maximum available opportunity, which was 75% of salary for 2003/04, representing exceptional personal contributions by the executive directors to the financial and operational performance of the company.

Executive Share Plans

The company currently operates a performance share plan, known as the Long Term Incentive Plan (“LTIP”), and an Executive Share Option Plan 2001 (“ExSOP”) for executive directors and other senior managers.

Under the LTIP, awards to acquire shares in ScottishPower at nil or nominal cost are made to the participants up to a maximum value equal to 75% of base salary. The award will vest only if the Committee is satisfied that there has been sustained underlying performance of the company and, to this end, certain gateway performance targets are measured and the Committee reviews performance against these measures when determining if awards vest. The measures relate to the key financial performance indicators of the company and customer service standards. These measures provide a mechanism to safeguard stakeholder interests and provide an overview of the financial and operational success of the business.

The number of shares which actually vest is dependent upon the company’s comparative Total Shareholder Return (“TSR”) performance, over a three-year performance period. TSR measures ScottishPower’s comparative performance against key competitors and only provides rewards if ScottishPower is at least equal to the median performance of appropriate comparators. The Committee chose TSR as the performance measure for the LTIP as it believes that it provides a clear link to the creation of shareholder value.

LTIP awards were granted to 46 directors and senior executives during the year (Award 8). TSR performance is measured against an international comparator group of 37 major energy companies, as identified below.

AES Corp; American Electric Power Inc; Calpine Corp; Centrepoint Energy Inc; Centrica; Chubu Electric Power Co Inc; CLP Holdings Limited; Constellation Energy Group Inc; Dominion Resources Inc; Duke Energy Corp; Dynegy Inc; Edison International; El Paso Corp; Electrabel SA; Electricidade de Portugal SA; Endesa SA; Ente Nazionale per l’Energia Elettrica SpA (Enel); Entergy Corp; Exelon; FirstEnergy Corp; FPL Group Inc; Gas Natural SDG SA; Iberdrola SA; Kansai Electric Power Co Inc; National Grid Transco plc; PPL Corp; Progress Energy Inc; Public Service Enterprise Group Inc; RWE AG; Scottish and Southern Energy plc; Southern Company Inc; Tenaga Nasional Bhd; Tokyo Electric Power Co Inc; TXU Corp; Union Fenosa; Williams Companies Inc; and Xcel Energy Inc.

No shares vest unless the company’s TSR performance is at least equal to the median performance of the comparator group, at which point 40% of the initial award vests. 100% of the shares vest if the company’s performance is equal to or exceeds the top quartile. The number of shares that vest for performance between these two points is determined on a straight-line basis.

For LTIP Award 5, which had the potential to vest during the year, TSR performance was measured against that of the FTSE 100 index and an index of the Electricity and Water sectors of the FTSE All Share Index over the three-year period to 4 May 2003. After careful consideration, the Committee determined that the gateway measures relating to the financial and customer service performance of the company had been achieved. As the company was ranked between the median and upper quartile TSR performance levels against the FTSE 100 companies, a proportion of the 50% of the initial award measured against these companies vested. With regard to the 50% of the initial award measured against the Electricity and Water sector companies, the TSR performance of ScottishPower was below the median of the group and this part of the initial award lapsed with no vesting of shares. At the maximum level of participation whereby awards were made over shares with an initial value of 75% of base salary at May 2000, an award equal to 35.4% of base salary became available for exercise by participants at the end of the one-year deferral period in May 2004.

The Committee has approved the operation of the LTIP for 2004/05 and has agreed to place a greater focus on performance and potential in determining LTIP participation. As an extra incentive and retention tool, the Committee agreed to include selected key high potential/high performance individuals in the LTIP as identified by the talent management process (if not already at a level that qualifies for participation). The Committee has also agreed that participants who would normally receive an LTIP award as a result of their level in the company will only do so if they achieve a certain pre-determined level of performance as determined by the company’s performance management system. No other significant changes to the operation of the LTIP have been implemented for 2004/05.

Options were granted at market value to 292 directors and other executives across the company during the year. Executive directors in post at May 2003 received an award of options with a value equivalent to 200% of base salary. Options granted to UK executives under the ExSOP are subject to the performance criterion that the average annual percentage increase in the company’s EPS be at least 3% (adjusted for any increase in the Retail Price Index). The Committee believes that EPS is an appropriate measure for the purposes of testing the ExSOP because it is based on the underlying financial performance of the company. This criterion is assessed at the end of the third financial year, the first year being the financial year starting immediately before the date of grant. If not satisfied on the third anniversary, the criterion may be retested, from the

74  ScottishPower Annual Report and Accounts 2003/04

same base, on the fourth and fifth anniversaries of grant. Unvested options lapse at the fifth anniversary.

The Committee has approved the operation of the ExSOP for 2004/05 and, as outlined with regard to the LTIP above, has agreed to place a greater focus on performance and potential in determining ExSOP participation. No other significant changes to the operation of the ExSOP have been implemented for 2004/05.

Performance Graph

The Directors’ Remuneration Report Regulations require that a graph be presented showing the company’s TSR performance against the TSR performance of a broad equity market index over a five-year period. The FTSE 100 has been chosen because it is the principal index in which the company’s shares are quoted. The graph below presents the comparative TSR performance of the company during the period 1 April 1999 – 31 March 2004. The graph shows that ScottishPower has outperformed the index over this period.

This graph looks at the value (net of withholding tax), at 31 March 2004, of £100 invested in ScottishPower on 31 March 1999 compared with that of £100 invested in the FTSE 100 Index. The other points plotted are the values at intervening financial year ends.

All-Employee Share Plans

To facilitate high levels of share ownership by employees, the company operates three savings-related share ownership plans. These are all-employee Inland Revenue or Internal Revenue Service approved plans and are not subject to performance conditions. Participation is available to executive directors on the same basis as to all other eligible employees.

Sharesave

Employees domiciled in the UK are eligible to participate in the ScottishPower all-employee Sharesave plan. Under this plan, options are granted over ScottishPower shares at a discount of 20% from the prevailing market price at the time of grant to eligible employees who commit to save up to £250 per month over a period of three or five years.

Employee Share Ownership Plan (“ESOP”)

The company operates an ESOP (also known as a Share Incentive Plan) for all UK domiciled employees. The ESOP enables employees to purchase shares in the company from pre-tax income up to the limits specified in the legislation. The value of these shares is at risk as they are not normally released until the legislation allows. The company matches these shares at no cost to the employee on a one-for-one ratio.

Defined Contribution Savings Plan (“401(k)”)

Employees domiciled in the US are eligible to participate in a tax-beneficial savings plan (known as a 401(k) plan) provided for all US employees. The Plan provides for employee contributions up to statutory limits, which are matched by the company at 50% of the employee contribution up to the first 6% of pay (i.e. a 3% match). The company also makes an additional contribution of 2% of eligible pay for all participants. All contributions to the Plan are invested in a range of investment funds, including ScottishPower ADSs, at the discretion of the participant.

Pension

The UK domiciled executive directors, and other UK senior managers of the company, are provided with pension benefits through the company’s main pension scheme, and through an executive top-up pension plan which provides a maximum pension of two-thirds of final salary on retirement at age 63, reduced where service to age 63 is less than 20 years. Pensionable salary is normally base salary in the 12 months prior to leaving the company although there are prescribed mechanisms for calculating pensionable salary by averaging base salary over a period of up to three out of the last 10 years’ service. The employee contributes 5% of salary to the scheme. Life assurance provision of four times pensionable salary and a widow’s pension of half the executive’s pension on death are provided.

UK domiciled individuals who joined the company on or after 1 June 1989 are subject to the Inland Revenue ‘earnings cap’, introduced by the Finance Act 1989. Entitlement to pension benefits above the cap cannot be provided through the company’s approved pension scheme, and therefore arrangements on an unapproved basis have been made to provide total benefits for executives affected by the legislation as though there was no cap. The total liability calculated on an FRS 17 basis in respect of executives and senior employees arising in relation to unapproved benefits accrued for service for the year to 31 March 2004 was £934,100. The Trustee body of the Executive Top Up Plan is chaired by the Company Secretary.

The US domiciled executive director and other US senior managers of the company participate in a qualified defined

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benefit pension plan and a Supplemental Executive Retirement Plan. The defined benefit plan is a non-contributory retirement plan. Benefits vest after five years of service and are determined by each employee’s years of service with the company, final average pay (the highest 60 consecutive months of eligible pay over the last 120 months of employment) and age at retirement. Pay includes base pay plus annual incentive plan payments up to 10% of annual base pay. The amount of pay considered under the plan is further limited by statute. Benefits under the plan, plus benefits payable from the US Social Security system, at age 65 (normal retirement) are targeted to replace 60%-70% of final average pay after a full career (defined as 30 years) with the company.

As a US domiciled executive director, Judi Johansen participates in the PacifiCorp Supplemental Executive Retirement Plan (“SERP”) which provides additional retirement benefits to a select group of management or highly compensated employees as a means to attract and retain highly effective individuals. Participants receive benefits at retirement based on length of service with the company and average pay in the 60 consecutive months of highest pay out of the last 120 months, and pay for this purpose would include salary and annual incentive plan payments. Benefits are based on 50% of final average pay plus up to an additional 15% of final average pay depending upon whether the company meets certain performance goals set for each fiscal year by the company. Retirement benefits are reduced to reflect Social Security benefits as well as certain prior employer retirement benefits and other retirement benefits from the company’s qualified retirement plan. Participants are entitled to receive full benefits upon retirement after age 60 with at least 15 years of service. Participants are also entitled to receive reduced benefits upon early retirement after age 55 or after age 50 with at least 15 years of service and 5 years of participation in the supplemental plan.

The Committee has reported the pension expense in accordance with the requirements of the UK Listing Authority and Directors’ Remuneration Report Regulations. Pension costs detailed in the Accounts are calculated as the cost of providing benefits accrued in the 2003/04 year, in accordance with appropriate accounting standards.

Benefits

Executive directors are eligible for a range of benefits on which they are assessed for tax. These include the provision of a company car or a cash allowance in lieu of a car, fuel, private medical provision and permanent health insurance. The provision and level of benefits is reviewed regularly to ensure that practice is in line with the market.

The US domiciled executive director participates in post-retirement healthcare plans, subject to the eligibility criteria at termination from the company. Currently, those criteria are termination after age 55 with five or more years of service.

Service Contracts

Ian Russell, Charles Berry and David Nish entered into new service contracts with the company dated 3 June 2003. These are rolling contracts terminable by either party on twelve months’ notice. They contain a payment in lieu of notice provision that allows the company to terminate the contract immediately and a liquidated damages provision which provides for a payment to the director if the company terminates the contract unlawfully. The payment in lieu of notice and liquidated damages provisions are calculated by reference to twelve months’ basic salary and contractual benefits (except bonus as set out below). The company has the discretion to pay these amounts in full on termination of employment or, in line with emerging best practice, in instalments. If instalments are paid, an initial payment will be made in respect of six months’ loss only. Further instalments may be paid if the director has not started alternative employment within six months of the termination date. The director will only receive payment in respect of twelve months’ loss should he or she fail to start alternative employment within nine months of termination. If the director starts alternative employment within nine months of termination, the instalments will be reduced by the basic salary received by the director in his alternative employment.

The director’s entitlement under any performance related pay scheme for the period prior to termination will be unaffected as will any entitlement under any executive share scheme. In addition, the company will pay to the director an amount representing a proportion of his or her maximum annual bonus for the notice period based on the company’s performance against its pre-determined financial objectives. This will be paid at the same time as annual bonuses are paid to other employees providing the director has complied with confidentiality obligations and any restrictive covenants and may be reduced if the director obtains alternative employment.

The new contract does not provide for any additional benefits where termination of a director is as a result of a change in control of the company.

If not otherwise terminated, the service contracts terminate automatically at Normal Retirement Age.

On appointment to the Board, Simon Lowth and Judi Johansen entered into new service contracts with the company on the same basis as for existing directors as outlined above. The effective date of these contracts was 1 September 2003 for Simon Lowth and 1 October 2003 for Judi Johansen. The company’s policy is that all new directors will be offered service contracts on the terms outlined above.

The Committee’s policy on early termination is to emphasise the duty to mitigate to the fullest extent practicable. Senior managers within the company have notice periods ranging from six months to one year.

The Chairman, Charles Miller Smith, does not have a service contract with the company.

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Future Incentive Strategy

During the year the Remuneration Committee has given detailed consideration to company strategy as it impacts on our remuneration philosophy for executive directors and other key senior executives.

ScottishPower’s strategic focus continues to be on organic growth and continual operational improvement in our existing divisions. It is expected that this will enhance shareholder value and provide dividend growth in line with the growth in earnings. The Remuneration Committee believes strongly that, to support our strategy, the balance of incentives needs to be shifted towards achieving higher returns from improved operational performance.

The Remuneration Committee has developed the revised approach below for 2004/05 in order to refocus our incentive policy:

•	Make no further awards under the ExSOP after the May 2004 award.

•	Increase the bonus plan levels for the year beginning 1 April 2004 but deliver that increase in the form of shares which are deferred for 3 years.

•	Retain the LTIP in the existing form until the plan expires at the 2006 AGM, at which time the Remuneration Committee will conduct a further review of our incentive strategy and consult with major shareholders prior to seeking approval for any proposed new plan.

Under the new arrangements the target annual bonus for executive directors will be increased from 56% to 70% of salary and the maximum annual bonus from 75% to 100% of base salary. The cash payments at the year end would be the same as under the existing plan for achieving the equivalent level of performance. The additional bonus of one-third of the cash bonus would be payable in ScottishPower shares deferred for three years.

The deferred shares will be bought in the employee’s name and the certificate lodged with the company for three years, but dividend and voting rights will be retained by the employee. There would be no award of matching shares at the end of the three-year deferral period. As the deferred shares are a part of an annual bonus award, the shares would be returned to the employee in circumstances involving a termination of employment.

In determining the structure of the annual incentive plan for 2004/05, the Remuneration Committee gave detailed consideration to the metrics used and the payment calibration scale given the increase in focus on this element of the remuneration package. As a result, the Committee decreased the percentage bonus payment for achieving stretch budget.

The 2004/05 annual incentive plan for the Chief Executive is based 50% on the achievement of key company financial targets, including EPS, dividend cover, cash flow and return on capital. A further 40% is based on the achievement of key strategic objectives (including appropriate pre-determined targets in relation to customer service and health and safety, amongst others) and 10% is based on cultural and leadership behaviours, including the results of a 360º leadership survey of feedback from reporting manager, peers and direct reports.

For the other four executive directors, 25% of bonus is based on the achievement of key company financial targets, 25% is based on the achievement of key strategic objectives, 40% on the achievement of the appropriate function/division balanced scorecard targets (with financial metrics and performance targets relating to the function/division, including, where appropriate, customer service and health and safety metrics) and 10% is based on cultural and leadership behaviours, including the results of a 360º leadership survey of feedback from reporting manager, peers and direct reports.

External Non-Executive Appointments

The company encourages its directors to become non-executive directors of other companies, provided that these appointments are not with competing companies, are not likely to lead to any conflicts of interest, and do not require extensive commitments of time which would prejudice their roles within the company. This serves to add to their personal and professional experience and knowledge, to the benefit of the company. Any fees derived from such appointments may be retained by the executives.

Remuneration Policy for Non-Executive Directors

The remuneration of non-executive directors is determined by the Chairman and the executive directors of the Board and, for the period 1 April 2003 to 30 September 2003, consisted of a base fee of £24,000 p.a., a committee membership fee of £3,500 p.a., a fee of £7,500 p.a. for chairing the Audit Committee and the Remuneration Committee, and an international travel fee of £1,000 for attending a tranche of meetings that involve a Transatlantic journey.

Due to the increased responsibility of non-executive roles in recent years, and as fees were not set at a competitive market level (based on analyses provided by Towers Perrin), the fees payable to non-executive directors were reviewed during the year for the first time since December 1999.

As a result of the review, for the period 1 October 2003 to 31 March 2004 remuneration consisted of a base fee of £31,000 p.a., a committee membership fee of £5,000 p.a. (not paid to a committee chairman), a fee of £15,000 p.a. for chairing the Audit Committee and the Remuneration Committee, and an international travel fee of £1,000 for attending a tranche of meetings that involve a Transatlantic journey.

With effect from 1 April 2004, the Board introduced a fee of £10,000 p.a. for chairing the Group Finance Committee of the Board and £3,000 p.a. to be a member. Such fees are only paid to the independent non-executive directors who serve on the Group Finance Committee.

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In line with best practice, the independent non-executive directors do not have service contracts, are not members of the company’s pension schemes and do not participate in any bonus, share option or other profit or long-term incentive plan. Full details of the remuneration of the non-executive directors are contained in Table 44.

Compensation of Directors and Officers

For US reporting purposes, it is necessary to provide information on compensation and interests for directors and officers. The aggregate amount of compensation paid by the group to all directors and officers of the company, as a group, was £5,872,296.

During 2003/04 the cost to the group to provide pension, retirement or similar benefits for directors and officers of the company pursuant to any existing plan provided or contributed to by the group was £1,933,134 (calculated in accordance with Statement of Standard Accounting Practice 24 ‘Accounting for pension costs’).

Interest of Management in Certain Transactions

There have been no material transactions during the group’s three most recent financial years, nor are there presently proposed to be any material transactions to which the company or any of its subsidiaries was or is a party and in which any director or officer, or 10% shareholder, or any relative or spouse thereof or any relative of such a spouse, who had the same home as such person or who is a director or officer of any subsidiary of the company has or is to have a direct or indirect material interest.

During the group’s three most recent financial years there has been no, and at present there is no, outstanding indebtedness to the company or any of its subsidiaries owed or owing by any director or officer of the group or any associate thereof.

Directors’ Interests

Other than as disclosed, none of the directors had a material interest in any contract of significance with the company and its subsidiaries during or at the end of the financial year. The directors’ interests, all beneficial, in the ordinary shares of the company, including interests in options under the company’s ExSOP and Sharesave Scheme and awards under the LTIP, are shown on pages 81 to 83.

Directors’ Emoluments

Table 44 provides a breakdown of the total emoluments of the Chairman and all the directors in office during the year ended 31 March 2004.

Directors’ Pension Benefits

Details of pension benefits earned by the executive directors during the year are shown in Table 45.

78  ScottishPower Annual Report and Accounts 2003/04

The following tables provide details of the remuneration, pensions and share interests of the directors and the information is audited.

Table 44 – Directors’ Emoluments 2003/04

	Basic Salary £ 000’s		Bonuses £ 000’s			Benefits in Kind £ 000’s		Total £ 000’s
Total Emoluments	2004	2003	2004		2003	2004	2003	2004	2003
Chairman and executive directors
Charles Miller Smith (Chairman)	275.0	235.0	—		—	4.7	14.0	279.7	249.0
Ian Russell	650.0	550.0	414.4		412.5	32.7	32.8	1,097.1	995.3
Charles Berry	315.0	300.0	212.6		225.0	27.4	25.8	555.0	550.8
Judi Johansen (appointed 1 October 2003)	206.6	—	258.3	*	—	3.2	—	468.1	—
Simon Lowth (appointed 1 September 2003)	242.1	—	151.3		—	6.7	—	400.1	—
David Nish	415.0	350.0	269.8		262.5	31.7	31.2	716.5	643.7

Total	2,103.7	1,435.0	1,306.4		900.0	106.4	103.8	3,516.5	2,438.8

	Fees £ 000’s		Bonuses £ 000’s			Benefits in Kind £ 000’s		Total £ 000’s
	2004	2003	2004		2003	2004	2003	2004	2003
Non-executive directors (fees and expenses)
Euan Baird	32.8	29.5	—		—	2.9	0.3	35.7	29.8
Mair Barnes	38.0	33.0	—		—	3.4	0.3	41.4	33.3
Donald Brydon (appointed 30 May 2003)	29.6	—	—		—	0.1	—	29.7	—
Philip Carroll (resigned 15 May 2003, re-appointed 20 October 2003)	23.8	31.5	—		—	1.5	5.0	25.3	36.5
Sir Peter Gregson	51.0	44.0	—		—	3.0	1.2	54.0	45.2
Nolan Karras* *	53.9	52.7	—		—	3.7	14.8	57.6	67.5
Allan Leighton (resigned 12 June 2002)	—	5.5	—		—	—	0.0	—	5.5
Ewen Macpherson (resigned 25 July 2003)	12.8	40.5	—		—	0.3	0.0	13.1	40.5
Nick Rose (appointed 19 February 2003)	38.8	3.7	—		—	1.7	0.0	40.5	3.7

Total	280.7	240.4	—		—	16.6	21.6	297.3	262.0

Other emoluments

*	Judi Johansen’s base salary is disclosed on a pro-rata basis for the six months of the year which she served as a Board director. The bonus figure represents the annual incentive payment for the whole twelve months of the year 2003/04. The conversion rate used is £1 = $1.694, being the average exchange rate during the year.

**	Nolan Karras received emoluments in the US of £9,637 (2003 £16,807) in respect of services to the PacifiCorp and Utah advisory boards in the form of cash and shares. These amounts are included within ‘Fees’ in the above table.

(i)	The emoluments of the highest paid director (Ian Russell) excluding pension contributions were £1,097,144 (2003 £995,280). In addition, gains on exercise of share options during the year by Ian Russell amounted to £46,416 (2003 £nil). Details of other share related incentives are contained in Tables 46 and 47.

(ii)	Ian Russell has an entitlement under the unapproved pension benefits described further in Table 45.

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Table 45 – Defined Benefits Pension Plans 2003/04

	Transferred - in benefits	Additional pension earned in year (net of inflation)	Accrued pension at end of year	(A) Transfer value of increases after inflation (net of director’s contribution)	Value of accrued pension at start of year	Value of accrued pension at end of year	(B) Total change in value during the year (net of director’s contributions)
	£ p.a.	£ p.a.	£ p.a.	£	£	£	£
Ian Russell	17,838	43,715	208,489	560,208	1,915,459	2,637,029	716,620
Charles Berry	0	11,109	111,004	141,099	1,197,029	1,416,165	214,185
Judi Johansen*	0	18,400	42,658	66,888	74,929	160,104	85,176
Simon Lowth**	33,371	5,782	40,120	50,803	347,325	347,141	(3,071)
David Nish	44,267	21,682	103,852	211,386	804,254	1,020,190	210,986

*	Judi Johansen was appointed to the Board on 1 October 2003. The figures shown above relate to the period between 1 April 2003 and 31 March 2004, and the value “at start of year” relates to the value at 1 April 2003. Part of her benefits are provided in defined contribution form, through a company 401(k) plan. The figures in the table do not include any 401(k) element. The company contribution payable to the 401(k) plan in respect of Judi Johansen for the period 1 April 2003 to 31 March 2004 was £7,132. The conversion rate used is £1 = $1.694, being the average exchange rate during the year. See also note (xi) regarding her potential entitlement to post-retirement healthcare benefits.

**	Simon Lowth joined the company as a director on 1 September 2003. The figures shown above relate to the period between 1 September 2003 and 31 March 2004.

(i) The accrued entitlement of the highest paid director (Ian Russell) was £208,489 (2003 £160,286). During the year, retirement benefits were accrued under the defined benefits pension schemes in respect of 5 directors (2003 3 directors).

(ii) The transfer value of the increases after inflation (A) represents the current capital sum which would be required, using demographic and financial assumptions, to produce an equivalent increase in accrued pension and ancillary benefits, excluding the statutory inflationary increase, and after deduction of members’ contributions. Although the transfer value represents a liability, to the Pension Scheme in respect of approved benefits and to the company in respect of any unapproved benefits, it is not a single sum paid or due to be paid to the individual director and cannot therefore meaningfully be added to the annual remuneration. Instead, this value would not be payable until the director’s retirement date, and thereafter would be spread over the remainder of his lifetime (and also covering the cost of dependants’ benefits after his death).

(iii) The total change in value (B) in the last column of the table above reflects the following elements:

1.	changes to the economic and demographic assumptions underlying the transfer value basis over the year

2.	any increases in pensionable salary received during the year

3.	the completion of another year of pensionable service during the year

4.	the directors are a year closer to drawing their pensions, which increases their pension value (all other things being equal).

The change in the amount of the transfer values over the year includes the effect of fluctuations in factors that are beyond the control of the company and its directors, such as stockmarket movements and long-term interest rates. Due to market conditions at the end of the year, the transfer value basis at that time provides lower transfer values than the basis at the start of the year (all other things being equal). This has led to a negative figure in the final column (B) of the above table for Simon Lowth i.e. a fall in value of his total pension.

(iv) The accrued pension shown is that which would be paid annually on retirement based upon service to the end of the year. Members of the company’s schemes have the option of paying additional voluntary contributions; neither the contributions nor the resulting benefits are included in the above table.

(v) Directors who joined the pension scheme on or after 1 June 1989 are subject to the earnings cap, introduced in the Finance Act 1989. Pension entitlements which cannot be provided through the company’s approved schemes due to the earnings cap are provided through unapproved pension arrangements, details of which are included in the Remuneration Report. The pension benefits disclosed above include approved and unapproved pension arrangements.

(vi) The increase in accrued pension during the year excludes the increase due to RPI inflation as measured at December 2003 (2.8%).

(vii) The value of directors’ entitlements has been calculated on the basis of actuarial advice in accordance with Actuarial Guidance note GN11, in two parts: the approved element being based upon the normal cash equivalent transfer value assumptions; the unapproved element being calculated in line with FRS 17 assumptions. For the transfer value of increases after inflation, the figures shown represent values after deducting directors’ contributions.

(viii) Transferred-in benefits represent pension rights accrued in respect of previous employments. The accrued pension shown at the end of the year includes transferred-in benefits.

(ix) The total liabilities, calculated on an FRS 17 basis, arising in relation to UK unapproved benefits for all executives and senior employees for service for the year to 31 March 2004 was £934,100 (2003 £208,700). This figure relates only to the cost of benefits accruing over the year but does not include any finance items. It therefore differs from the full FRS17 charge for unapproved benefits over the same period.

(x) All benefits above are provided on a defined benefit basis.

(xi) Judi Johansen may also be eligible to participate in the company’s post-retirement healthcare plans, providing that she meets the eligibility criteria at the time she terminates or retires from the company. Currently those criteria are termination after age 55 with five of more years of service.

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Table 46 – Directors’ Interests in ScottishPower Shares

	Ordinary shares		Share options (Executive1)		Share options (Sharesave)		Long Term Incentive Plan
	31.3.04	1.4.03 (or date of appointment if later)	31.3.04	1.4.03 (or date of appointment if later)	31.3.04	1.4.03 (or date of appointment if later)	31.3.04		1.4.03 (or date of appointment if later)
							**Vested	*Potential	**Vested	*Potential
Charles Miller Smith	11,000	11,000	—	—	—	—	—	—	—	—
Euan Baird	114,363	110,770	—	—	—	—	—	—	—	—
Mair Barnes	1,400	1,400	—	—	—	—	—	—	—	—
Donald Brydon (appointed 30 May 2003)	3,000	—	—	—	—	—	—	—	—	—
Philip Carroll
(resigned 15 May 2003, re-appointed 20 October 2003)	4,000	4,000	—	—	—	—	—	—	—	—
Sir Peter Gregson	1,257	1,186	—	—	—	—	—	—	—	—
Nolan Karras	39,297	36,346	—	—	—	—	—	—	—	—
Nick Rose	5,128	—	—	—	—	—	—	—	—	—
Ian Russell	•127,376	87,741	844,192	498,678	5,290	4,371	21,217	323,243	12,682	238,675
Charles Berry	•23,506	22,553	422,884	255,443	2,941	2,941	11,968	161,734	—	124,328
Judi Johansen (appointed 1 October 2003)	88,960	82,671	898,000	952,500	—	—	—	86,627	—	86,627
Simon Lowth (appointed 1 September 2003)	—	—	—	—	—	—	—	—	—	—
David Nish	•13,964	12,742	517,234	296,636	2,509	2,509	10,880	197,602	—	137,954

None of the directors has an interest in ordinary shares which is greater than 1% of the issued share capital of the company.

[1]	Includes options granted under the Executive Share Option Plan 2001 and, where applicable, the PacifiCorp Stock Incentive Plan.

*	These shares represent, in each case, the maximum number of shares which the directors may receive, dependent on the satisfaction of performance criteria as approved by shareholders in connection with the Long Term Incentive Plan.

**	These shares represent the number of shares the directors are entitled to receive when the LTIP award becomes exercisable calculated according to the performance criteria measured over the three-year performance period.

•	These shares include the number of shares which the directors hold in the Employee Share Ownership Plan, shown below.

	Free shares		Partnership shares		Matching shares		Dividend shares		Total
	31.3.04	1.4.03	31.3.04	1.4.03	31.3.04	1.4.03	31.3.04	1.4.03	31.3.04	1.4.03
Ian Russell	50	50	1,210	799	1,210	799	266	135	2,736	1,783
Charles Berry	50	50	1,210	799	1,210	799	266	135	2,736	1,783
David Nish	50	50	1,210	799	1,210	799	266	135	2,736	1,783

Between 31 March 2004 and 20 May 2004, Ian Russell, Charles Berry and David Nish each acquired 65 Partnership shares and 65 Matching shares as part of the regular monthly transactions of the Employee Share Ownership Plan; and Judi Johansen and Nolan Karras acquired 447.609 and 36.1664 ScottishPower ADSs (1,790 and 144 ordinary shares) respectively as part of the PacifiCorp Compensation Reduction Plan. Additionally, 1,225 ADSs (4,900 ordinary shares) held by Judi Johansen in the form of Unvested Restricted Stock in the PacifiCorp Stock Incentive Plan, vested and became non-forfeitable on 24 April 2004 and, in accordance with the deferral election executed by Judi Johansen, were all immediately transferred into the PacifiCorp Compensation Reduction Plan. Otherwise, there have been no changes to the directors’ interests between 31 March 2004 and 20 May 2004.

Table 47 – Directors’ Interests in Performance and Other Share Plans at 31 March 2004

	1 April 2003 (or date of appointment if later)	Granted	Exercised	Lapsed#	31 March 2004	Option exercise price	Date exercised	Market price at date of exercise	Date from which exercisable	Expiry date
						(pence)		(pence)
Long Term Incentive Plan
Ian Russell	12,682	—	12,682	—	—	nil	8 Sep 03	366.0	07 May 02	06 May 05
	45,000	—	—	23,783	21,217	nil			05 May 04	04 May 07
	92,075	—	—	—	92,075	nil			04 May 04	03 May 08
	101,600	—	—	—	101,600	nil			02 May 05	01 May 09
	—	129,568	—	—	129,568	nil			10 May 06	09 May 10

	251,357	129,568	12,682	23,783	344,460

Charles Berry	25,384	—	—	13,416	11,968	nil			05 May 04	04 May 07
	43,526	—	—	—	43,526	nil			04 May 04	03 May 08
	55,418	—	—	—	55,418	nil			02 May 05	01 May 09
	—	62,790	—	—	62,790	nil			10 May 06	09 May 10

	124,328	62,790	—	13,416	173,702

Judi Johansen	36,794	—	—	—	36,794	nil			02 May 05	01 May 09
(appointed 1 October 2003)	49,833	—	—	—	49,833	nil			10 May 06	09 May 10

	86,627	—	—	—	86,627

David Nish	23,076	—	—	12,196	10,880	nil			05 May 04	04 May 07
	50,223	—	—	—	50,223	nil			04 May 04	03 May 08
	64,655	—	—	—	64,655	nil			02 May 05	01 May 09
	—	82,724	—	—	82,724	nil			10 May 06	09 May 10

	137,954	82,724	—	12,196	208,482

#	During the year, the performance period for the awards granted under the Long Term Incentive Plan on 5 May 2000 ended and, on the basis of the company’s total shareholder return, 47% of shares under awards vested. However, these awards may not be exercised until the fourth anniversary of grant and are exercisable until the seventh anniversary. The market price of ScottishPower ordinary shares at the date of grant of these awards was 548 pence and on 2 May 2003, being the last trading date before vesting, was 388.25 pence.

Long Term Incentive Plan awards granted before 2001 became exercisable on the fourth anniversary of grant. Awards granted in 2001 and subsequently become exercisable on the third anniversary of grant, as approved by shareholders.

Awards granted during the year were granted for no consideration. The market value of a ScottishPower share at the date of grant was 376.25 pence.

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Remuneration Report of the Directors

Table 47 – Directors’ Interests in Performance and Other Share Plans at 31 March 2004 continued

	1 April 2003 (or date of appointment if later)	Granted	Exercised	Lapsed	31 March 2004	Option exercise price		Date exercised	Market price at date of exercise		Date from which exercisable	Expiry date
						(pence)			(pence)
Executive Share Option Plan 2001
Ian Russell	227,743	—	—	—	227,743	483.0					21 Aug 04	21 Aug 11
	270,935	—	—	—	270,935	406.0					02 May 05	02 May 12
	—	345,514	—	—	345,514	376.3					10 May 06	10 May 13

	498,678	345,514	—	—	844,192

Charles Berry	107,660	—	—	—	107,660	483.0					21 Aug 04	21 Aug 11
	147,783	—	—	—	147,783	406.0					02 May 05	02 May 12
	—	167,441	—	—	167,441	376.3					10 May 06	10 May 13

	255,443	167,441	—	—	422,884

Judi Johansen	61,824	—	—	—	61,824	320.3					02 May 05	02 May 12
(appointed 1 October 2003)	61,824	—	—	—	61,824	320.3					02 May 03	02 May 12
	61,824	—	—	—	61,824	320.3					02 May 04	02 May 12
	61,828	—	—	—	61,828	320.3					02 May 05	02 May 12
	81,968	—	—	—	81,968	331.9					10 May 04	10 May 13
	81,964	—	—	—	81,964	331.9					10 May 05	10 May 13
	81,968	—	—	—	81,968	331.9					10 May 06	10 May 13

	493,200	—	—	—	493,200

David Nish	124,223	—	—	—	124,223	483.0					21 Aug 04	21 Aug 11
	172,413	—	—	—	172,413	406.0					02 May 05	02 May 12
	—	220,598	—	—	220,598	376.3					10 May 06	10 May 13

	296,636	220,598	—	—	517,234

PacifiCorp Stock Incentive Plan
Judi Johansen	76,464	—	—	—	76,464	340.9					25 Jan 02	25 Jan 11
(appointed 1 October 2003)	76,468	—	—	—	76,468	340.9					25 Jan 03	25 Jan 11
	76,468	—	—	—	76,468	340.9					25 Jan 04	25 Jan 11
	76,464	—	54,000	—	22,464	349.6		8 Mar 04	369.5	**	24 Apr 02	24 Apr 11
	76,468	—	—	—	76,468	349.6					24 Apr 03	24 Apr 11
	76,468	—	—	—	76,468	349.6					24 Apr 04	24 Apr 11

	458,800	—	54,000	—	404,800

Sharesave Scheme
Ian Russell	4,371	—	—	4,371	—	386.0					01 Sep 06	28 Feb 07
	—	5,290	—	—	5,290	301.0					01 Sep 08	28 Feb 09

	4,371	5,290	—	4,371	5,290

Charles Berry	2,941	—	—	—	2,941	323.0	*				01 Sep 05	28 Feb 06

	2,941	—	—	—	2,941

David Nish	2,509	—	—	—	2,509	386.0	*				01 Sep 04	28 Feb 05

	2,509	—	—	—	2,509

*	Denotes options granted under a three-year scheme.

**	The exercise of PacifiCorp Stock Incentive Plan options by Judi Johansen on 8 March 2004 was over 13,500 ADSs at US$25.70 per ADS, on which date the market value of a ScottishPower ADS was US$27.46.

(i)	The market price of the shares at 31 March 2004 was 380.75 pence and the range during 2003/04 was 344.75 pence to 395.25 pence.

(ii)	The Long Term Incentive Plan makes annual awards to acquire shares in ScottishPower at nil or nominal cost to the plan participants up to a maximum value equal to 75% of base salary. The award will vest only if the Remuneration Committee is satisfied that certain performance measures related to the sustained underlying financial performance of the company and sustained underlying performance in certain Customer Service Standards are achieved over a period of three financial years commencing with the financial year preceding the date an award is made. Assuming that such targets have been achieved, the number of shares that can be acquired will be dependent upon how the company ranks in terms of its total shareholder return performance over a three-year period, in comparison to the constituent companies of the FTSE 100 index and the Electricity and Water sectors for awards granted before May 2001. A percentage of each half of the award will vest depending upon the company’s ranking within each of the comparator groups. For awards granted in May 2001 and subsequently, the company’s total shareholder return performance is compared over a three-year period against an international comparator group of major energy companies. A percentage of the award will vest depending upon the company’s ranking within the comparator group. The plan participant may acquire the shares in respect of the percentage of the award which has vested at any time after the third or fourth year, as appropriate, up to the seventh year after the grant of the award. No dividends accrue to participants prior to vesting.

82  ScottishPower Annual Report and Accounts 2003/04

(iii)	The company grants options annually under the Executive Share Option Plan 2001 to relevant executives and senior managers at nil or nominal cost. The exercise of options granted to UK executives and senior managers is subject to the performance criterion that the percentage increase in the company’s annualised earnings per share be at least 3% (adjusted for any increase in the Retail Price Index). This criterion is assessed at the end of the third financial year, the first year being the financial year starting immediately before the date of grant. If the criterion is not satisfied over this period, it is tested again at the end of the fourth financial year. If the criterion is not satisfied over this period, it is tested again at the end of the fifth financial year. If the criterion is not satisfied over this period, then the options lapse. The exercise of options granted to US participants is not normally subject to the satisfaction of performance criteria, and they normally become exercisable as follows: one-third of the options from the first anniversary of the date of grant, a further one-third from the second anniversary and the final one-third from the third anniversary of the date of grant. In 2002, an additional, conditional share option award was made to some senior managers, including Judi Johansen, under the Executive Share Option Plan 2001. The exercise of these additional, conditional options is subject to the same exercise period and performance criterion as options granted to UK participants.

(iv)	Options granted to Judi Johansen under the PacifiCorp Stock Incentive Plan and the Executive Share Option Plan 2001 are granted over ScottishPower ADSs. For the purposes of the above table, these options, in the case of Judi Johansen, have been converted to ordinary shares as follows: one ScottishPower ADS equals four ScottishPower ordinary shares. The US$ ADS option prices were converted so that they may be represented in terms of ScottishPower ordinary shares. The prices were further converted at the closing exchange rate on 31 March 2004 of £1 = $1.838 so as to be quoted in pence in the table above.

61,824 options granted to Judi Johansen on 2 May 2002 under the Executive Share Option Plan 2001 became exercisable on 2 May 2003. The market price of ScottishPower ordinary shares on 2 May 2002 was 411.5 pence and on 2 May 2003 was 388.25 pence. 76,468 options granted on 24 January 2001 and a further 76,468 options granted on 24 April 2001 to Judi Johansen under the PacifiCorp Stock Incentive Plan became exercisable on 25 January 2004 and 24 April 2003 respectively. The market price of ScottishPower ordinary shares on 25 January 2001, 24 April 2001, 24 April 2003 and 23 January 2004 (being the last trading date before 25 January 2004) was 438.0 pence, 477.0 pence, 387.5 pence and 358.75 pence respectively.

The option price for Sharesave options is calculated by reference to the middle-market quotation on the day immediately preceding the date of invitation and discounted by 20% in accordance with the Inland Revenue rules for such schemes.

The number of options granted to a director under the Sharesave Scheme is calculated by reference to the total amount which the director agrees to save for a period of three or five years under an Inland Revenue approved savings contract, subject to a current maximum.

Total gains made on exercise of directors’ share options and awards during the year were £60,442 (2003 £33,580). The conversion rate for gains made by Judi Johansen is £1 = $1.694, being the average exchange rate during the year.

Approved by the Board and signed on its behalf by

/s/ Sir Peter Gregson
Sir Peter Gregson, Chairman of the Remuneration Committee 25 May 2004

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Directors’ Responsibility for the Accounts

The directors are required by law to prepare Accounts for each financial year and to present them annually to the company’s members at the Annual General Meeting. The Accounts, of which the form and content are prescribed by the Companies Act 1985 and applicable accounting standards, must give a true and fair view of the state of affairs of the company and of the group as at the end of the financial year, and of the group’s profit or loss for the period.

The directors confirm that suitable Accounting Policies have been used and applied consistently, and that reasonable and prudent judgements and estimates have been made in the preparation of the Accounts for the year ended 31 March 2004. The directors also confirm that applicable accounting standards have been followed and that the Accounts have been prepared on the going concern basis.

The directors are responsible for maintaining proper accounting records and sufficient internal controls to safeguard the assets of the company and of the group and to prevent and detect fraud or any other irregularities.

Auditors

PricewaterhouseCoopers LLP, the company’s auditors, have expressed their willingness to continue in office and a resolution for their re-appointment will be proposed at the Annual General Meeting.

Report of the Directors

The Report of the Directors, comprising the statements and reports on pages 2 to 84 of this Annual Report and Accounts, has been approved by the Board and signed on its behalf by

/s/ Andrew Mitchell
Andrew Mitchell, Secretary 25 May 2004

Cautionary Statement for Purposes of the “Safe Harbor”

Provisions of the Private Securities Litigation Reform Act of 1995

Some statements made in this Annual Report and Accounts are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements with respect to us, our corporate plans, future financial condition, future results of operations, future business plans, strategies, objectives and beliefs and other statements that are not historical facts are forward looking. Statements containing the words “may”, “will”, “expect”, “anticipate”, “intend”, “estimate”, “continue”, “plan”, “project”, “target”, “on track to”, “strategy”, “aim”, “seek”, “will meet” or other similar words are also forward looking. These statements are based on our management’s assumptions and beliefs in light of the information available to us. These assumptions involve risks and uncertainties which may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

ScottishPower wishes to caution readers, and others to whom forward-looking statements are addressed, that any such forward-looking statements are not guarantees of future performance and that actual results may differ materially from estimates in the forward-looking statements. ScottishPower undertakes no obligation to revise these forward-looking statements to reflect events or circumstances after the date hereof. Important factors that may cause results to differ from expectations include, for example:

–    any regulatory changes (including changes in environmental regulations) that may increase the operating costs of the group, may require the group to make unforeseen capital expenditures or may prevent the regulated business of the group from achieving acceptable returns;

–    future levels of industry generation and supply, demand and pricing, political stability, competition and economic growth in the relevant areas in which the group has operations;

–    the availability of acceptable fuel at favorable prices;

–    the availability of operational capacity of plants;

–    weather and weather related impacts;

–    the success of reorganizational and cost-saving efforts; and

–    development and use of technology, the actions of competitors, natural disasters and other changes to business conditions.

84  ScottishPower Annual Report and Accounts 2003/04

Accounts 2003/04

Accounts 2003/04

Accounting Policies and Definitions

Definitions

Business segment definitions

ScottishPower defines business segments for management reporting purposes based on a combination of factors, principally differences in products and services and the regulatory environment in which the businesses operate.

Business segments have been included under either ‘continuing operations’ or ‘discontinued operations’ as appropriate.

The business segments of the group are defined as follows:

Continuing operations

United Kingdom

UK Division – Integrated Generation and Supply The generation of electricity from the group’s own power stations, the purchase of external supplies of coal and gas for the generation of electricity, the purchase of external supplies of electricity and gas for sale to customers, together with related billing and collection activities, gas storage, sale of gas to industrial and domestic customers and the sale of electricity to electricity suppliers, in Scotland and England & Wales and full participation in the New Electricity Trading Arrangements (“NETA”) in England & Wales.

Infrastructure Division – Power Systems The transmission and distribution businesses within the group’s authorised area of Scotland and the distribution business of Manweb operating in Merseyside and North Wales and the transportation of units of electricity through the interconnectors connected to the transmission systems of Northern Ireland, England & Wales and the remainder of Scotland.

United States

PacifiCorp A vertically-integrated electric utility that includes the generation, transmission and distribution and sale of electricity to retail, industrial and commercial customers in portions of six western states; Utah, Oregon, Wyoming, Washington, Idaho and California. The operations also include wholesale sales and power purchase transactions with various entities. The state regulatory commissions and Federal Energy Regulatory Commission (“FERC”) regulate the retail and wholesale operations. The subsidiaries of PacifiCorp support its electric utility operations by providing coal mining facilities and services and environmental remediation.

PPM The competitive energy development, origination and marketing business serving wholesale customers in North American markets. Electricity products and services are provided from gas generation and renewable wind generation resources located in the western and mid-western US. Natural gas storage and hub services are provided from gas storage facilities located in Alberta, Canada and in Texas.

Discontinued operations

United Kingdom

Southern Water The provision of water and wastewater services in the south east of England, together with related billing and collection activities. The disposal of the Southern Water business was completed on 23 April 2002.

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Accounts 2003/04

Thus The provision of telecommunications services, internet access and information services to national corporates, small and medium-sized enterprises and residential customers. Thus Group plc (“Thus”) was demerged from ScottishPower on 19 March 2002.

Appliance Retailing The retailing and servicing of domestic electrical goods and home entertainment appliances. The business was disposed of and withdrawn from during the year ended 31 March 2002.

Revenue cost definitions

Cost of sales The cost of sales for the group, excluding Southern Water, reflect the direct costs of the generation and purchase of electricity, the purchase and transportation of natural gas, appliance retailing and telecommunications services. For Southern Water, cost of sales represented the cost of extracting water from underground and raw water surface reservoirs and of its treatment and supply to customers and the collection of wastewater and its treatment and disposal.

Transmission and distribution costs The cost of transmitting units of electricity from the power stations through the transmission and distribution networks to customers. It includes the costs of metering, billing and debt collection. This heading is considered more appropriate to the electricity industry than the standard Companies Act heading of distribution costs.

Administrative expenses The indirect costs of businesses, the costs of corporate services, property rates and goodwill amortisation.

Other definitions

Company or ScottishPower Scottish Power plc.

Group Scottish Power plc and its consolidated subsidiaries.

Associated undertakings Entities in which the group holds a long-term participating interest and exercises significant influence.

Joint ventures Entities in which the group holds a long-term interest and shares control with another company external to the group.

Subsidiary undertakings Entities in which the group holds a long-term controlling interest.

Accounting Policies

Basis of accounting

The Accounts have been prepared under the historical cost convention, modified to include the revaluation of certain tangible fixed assets, and in accordance with applicable accounting standards in the UK and, except for the accounting policy for ‘Commodity contracts’, described below, comply with the requirements of the Companies Act 1985. Further details explaining this departure are contained in Note 20(i) to the Accounts.

Basis of consolidation

The group Accounts include the Accounts of the company and its subsidiary undertakings together with the group’s share of results and net assets of associated undertakings and joint ventures.

For commercial reasons certain subsidiaries have a different year end. The consolidation includes the Accounts of these subsidiaries as adjusted for material transactions in the period between the year ends and 31 March.

Use of estimates

The preparation of Accounts in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Accounts and the reported amounts of revenues and expenses during the reporting period. Actual results can differ from those estimates.

Turnover

Turnover comprises the sales value of energy, goods and other services supplied to customers during the year and excludes Value Added Tax and intra-group sales. Turnover from the sale of energy is the value of units supplied during the year and includes an estimate of the value of units supplied to customers between the date of their last meter reading and the year end, based on external data supplied by the electricity and gas market settlement processes. Prior to the disposal of Southern Water in April 2002, turnover also included the sales value of water and wastewater services.

Interest

Interest on the funding attributable to major capital projects is capitalised gross of tax relief during the period of construction and written off as part of the total cost over the operational life of the asset. All other interest payable and receivable is reflected in the profit and loss account as it arises.

Financial instruments

Debt instruments All borrowings are stated at the fair value of consideration received after deduction of issue costs. The issue costs and interest payable on bonds are charged to the profit and loss account at a constant rate over the life of the bond. Premiums and discounts arising on the early repayment of

86  ScottishPower Annual Report and Accounts 2003/04

borrowings are recognised in the profit and loss account as incurred and received.

Interest rate swaps/Forward rate agreements These are used to manage debt interest rate exposures. Amounts payable or receivable in respect of these agreements are recognised as adjustments to interest expense over the period of the contracts. The cash flows from, and gains and losses arising on terminations of, these contracts are recognised as returns on investments and servicing of finance. Where associated debt is not retired in conjunction with the termination of an interest swap, gains and losses are deferred and are amortised to interest expense over the remaining life of the associated debt to the extent that such debt remains outstanding.

Interest rate caps/Swaptions/Options Premiums received and payable on these contracts are amortised over the period of the contracts and are disclosed as interest income and expense. The accounting for interest rate caps and swaptions is otherwise in accordance with interest rate swaps detailed above.

Cross currency interest rate swaps These are used both to hedge foreign exchange and interest rate exposures arising on foreign currency debt and to hedge overseas net investment. Where used to hedge debt issues, the debt is recorded at the hedge contracted rate and accounting is otherwise in accordance with interest rate swaps detailed above. Where used to hedge overseas net investment, spot gains or losses are recorded on the balance sheet and in the statement of total recognised gains and losses, with interest recorded in the profit and loss account. The cash flows from, and gains and losses arising on the termination, repricing or maturity of, cross currency interest rate swaps hedging overseas net investments are recognised as returns on investments and servicing of finance to the extent they relate to interest and as financing to the extent they represent spot gains or losses.

Forward contracts The group enters into forward contracts for the purchase and/or sale of foreign currencies in order to manage its exposure to fluctuations in currency rates and to hedge overseas net investment. The cash flows from forward purchase contracts are classified in a manner consistent with the underlying nature of the hedged transaction. Hence, unrealised gains and losses on contracts hedging forecast transactions are not accounted for until the maturity of the contract. Foreign currency debtors and creditors that are hedged with forward contracts are translated at the contracted rate at the balance sheet date. Spot gains or losses on hedges of the overseas net investments are recorded on the balance sheet and in the statement of total recognised gains and losses with the interest rate differential reflected in the profit and loss account.

Hydroelectric and temperature hedges These instruments are used to hedge fluctuations in weather and temperature in the US. On a periodic basis, the group estimates and records a gain or loss in the profit and loss account corresponding to the total expected future cash flows from these contracts.

Commodity contracts Where there is no physical delivery associated with commodity contracts, they are recorded at fair value on the balance sheet and movements reflected through the profit and loss account. Gas future contracts are undertaken for hedging and proprietary trading purposes. Where the instrument is a hedge, the fair values are initially reflected on the balance sheet and subsequently reflected through the profit and loss account to match the recognition of the hedged item. Where the instrument is for proprietary trading the fair values are reflected through the profit and loss account. Recognition of unrealised gains on commodity contracts in the profit and loss account is not in accordance with the provisions of the Companies Act 1985. The directors consider that compliance with these requirements would lead to the accounts failing to give a true and fair view of the results of the group. Further details of the effect of this accounting policy are provided in Note 20(i) to the Accounts.

Taxation

In accordance with Financial Reporting Standard 19 ‘Deferred tax’, full provision is made for deferred tax on a non-discounted basis.

Goodwill

Purchased goodwill represents the excess of the fair value of the purchase consideration over the fair value of the net assets acquired. Goodwill arising from acquisitions prior to 31 March 1998 was written off against reserves. On disposal of trading entities, the goodwill previously included in reserves is charged to the profit and loss account matched by an equal credit to reserves. Goodwill arising on acquisitions since 1 April 1998 has been capitalised and amortised through the profit and loss account over its estimated useful economic life. Goodwill arising on overseas acquisitions is regarded as a currency asset and is retranslated at the end of each period at the closing rate of exchange.

Tangible fixed assets

Tangible fixed assets are stated at cost or valuation and are generally depreciated on the straight line method over their estimated operational lives. Tangible fixed assets include capitalised employee, interest and other costs which are directly attributable to construction of fixed assets.

Land is not depreciated except in the case of mines (see below). The main depreciation periods used by the group are as set out below.

Years
Coal, oil-fired, gas and other generating stations	22 – 45
Hydro plant and machinery	20 – 100
Other buildings	40
Transmission and distribution plant	20 – 75
Towers, lines and underground cables	40 – 60
Vehicles, computer software costs, miscellaneous equipment and fittings	3 – 40

ScottishPower Annual Report and Accounts 2003/04  87

Accounts 2003/04

The carrying values of tangible fixed assets are reviewed for impairment in periods if events or changes in circumstances indicate the carrying value may not be recoverable. For those assets with estimated remaining useful economic lives of more than 50 years, impairment reviews are undertaken annually. Impairment losses are recognised in the period in which they are identified.

Mine reclamation and closure costs Provision is made for mine reclamation and closure costs when an obligation arises out of events prior to the year end. The amount recognised is the present value of the estimated future expenditure determined in accordance with local conditions and requirements. A corresponding tangible fixed asset is also created of an amount equal to the provision. This asset, together with the cost of the mine, is subsequently depreciated on a unit of production basis. The unwinding of the discount is included within net interest and similar charges.

Decommissioning costs Provision is made for the estimated decommissioning costs at the end of the producing lives of the group’s power stations on a discounted basis. Capitalised decommissioning costs are depreciated over the useful lives of the related assets. The unwinding of the discount is included within net interest and similar charges.

Leased assets

As lessee Assets leased under finance leases are capitalised and depreciated over the shorter of the lease periods and the estimated operational lives of the assets. The interest element of the finance lease repayments is charged to the profit and loss account in proportion to the balance of the capital repayments outstanding. Rentals payable under operating leases are charged to the profit and loss account on a straight line basis.

As lessor Rentals receivable under finance leases are allocated to accounting periods to give a constant periodic rate of return on the net cash investment in the lease in each period. The amounts due from lessees under finance leases are recorded in the balance sheet as a debtor at the amount of the net investment in the lease after making provisions for bad and doubtful rentals receivable.

Investments

Investments in subsidiary and associated undertakings and joint ventures are stated in the balance sheet of the parent company at cost, or nominal value of shares issued as consideration where applicable, less provision for any impairment in value. The group profit and loss account includes the group’s share of the operating profits less losses, net interest charge and taxation of associated undertakings and joint ventures. The group balance sheet includes the investment in associated undertakings and joint ventures at the group’s share of their net assets. Other fixed asset investments are carried at cost less provision for impairment in value.

Own shares held under trust

Own shares held under trust have been deducted in arriving at shareholders’ funds in accordance with Urgent Issues Task Force Abstract 38 ‘Accounting for ESOP trusts’ (“UITF 38”). Purchases and sales of own shares are disclosed as changes in shareholders’ funds. Previously own shares were presented as fixed asset investments. The effect of this change in accounting policy on the net assets for the previous financial year is disclosed in Note 17. Comparative figures have been restated in the Balance Sheet, Cash Flow Statement and related Notes. The implementation of UITF 38 had no impact on the group’s previously reported profits and losses.

Revised UITF 17 ‘Employee share schemes’ (“Revised UITF 17”) has also been adopted in the year, which requires that the profit and loss account charge be determined as the intrinsic value of the share options granted. Previously this charge was based on either the intrinsic value or, where purchases of shares were made by an ESOP trust at fair value, by reference to the cost of shares available for the award less any contributions payable by the employees. The implementation of Revised UITF 17 had no impact on the group’s previously reported profits and losses.

The group has taken advantage of the exemption within UITF Abstract 17 not to apply its requirements to Inland Revenue approved savings-related share option schemes and equivalent overseas schemes.

Long Term Incentive Plan (“LTIP”)

Shares in the company purchased for the LTIP are held under trust. The cost of awards made by the trust under the LTIP, being the difference between the fair value of the shares and the option price at the date of grant, is taken to the profit and loss account on a straight line basis over the period in which performance is measured.

Stocks

Stocks are valued at the lower of average cost and net realisable value.

US regulatory assets

Statement of Financial Accounting Standard No. 71 ‘Accounting for the Effects of Certain Types of Regulation’ (“FAS 71”) establishes US GAAP for utilities in the US whose regulators have the power to approve and/or regulate rates that may be charged to customers. FAS 71 provides that regulatory assets may be capitalised if it is probable that future revenue in an amount at least equal to the capitalised costs will result from the inclusion of that cost in allowable costs for ratemaking purposes. Due to the different regulatory environment, no equivalent GAAP applies in the UK.

Under UK GAAP, the group’s policy is to recognise regulatory assets established in accordance with FAS 71 only where they comprise rights or other access to future economic benefits which have arisen as a result of past transactions or events which have created an obligation to transfer economic benefits to a third party. Measurement of the past transaction or

88  ScottishPower Annual Report and Accounts 2003/04

event and hence the regulatory asset, is determined in accordance with UK GAAP.

Grants and contributions

Capital grants and customer contributions in respect of additions to fixed assets are treated as deferred income and released to the profit and loss account over the estimated operational lives of the related assets.

Pensions

The group provides pension benefits through both defined benefit and defined contribution arrangements. The regular cost of providing pensions and related benefits and any variations from regular cost arising from the actuarial valuations for defined benefit schemes are charged to the profit and loss account over the expected remaining service lives of current employees following consultations with the actuary. Any difference between the charge to the profit and loss account and the actual contributions paid to the pension schemes is included as an asset or liability in the balance sheet. Payments to defined contribution schemes are charged against profits as incurred.

Post-retirement benefits other than pensions

Certain additional post-retirement benefits, principally healthcare benefits, are provided to eligible retirees within the group’s US businesses. The estimated cost of providing such benefits is charged against profits on a systematic basis over the employees’ working lives within the group.

Environmental liabilities

Provision for environmental liabilities is made when expenditure on remedial work is probable and the group is obliged, either legally or constructively through its environmental policies, to undertake such work. Where the amount is expected to be incurred over the long-term, the amount recognised is the present value of the estimated future expenditure and the unwinding of the discount is included within net interest and similar charges.

Foreign currencies

Group The results and cash flows of overseas subsidiaries are translated to sterling at the average rate of exchange for each quarter of the financial year. The net assets of such subsidiaries and the goodwill arising on their acquisition are translated to sterling at the closing rates of exchange ruling at the balance sheet date. Exchange differences which relate to the translation of overseas subsidiaries and of matching foreign currency borrowings and derivatives are taken directly to group reserves and are shown in the statement of total recognised gains and losses.

Company Transactions in foreign currencies are recorded at the rate ruling at the date of the transaction. At the year end, monetary assets and liabilities denominated in foreign currencies are translated at the rate of exchange ruling at the balance sheet date or, where applicable, at the hedged contracted rate. Any gain or loss arising on the restatement of such balances is taken to the profit and loss account.

Exchange rates

The exchange rates applied in the preparation of the Accounts were as follows:

Year ended 31 March
	2004		2003		2002
Average rate for quarters ended:
30 June	$1.62/	£	$1.46/	£	$1.42/	£
30 September	$1.61/	£	$1.55/	£	$1.44/	£
31 December	$1.71/	£	$1.57/	£	$1.44/	£
31 March	$1.84/	£	$1.60/	£	$1.43/	£

Closing rate as at 31 March	$1.84/	£	$1.58/	£	$1.42/	£

A glossary of terms used in the Accounts and their US equivalents is set out on page 149.

ScottishPower Annual Report and Accounts 2003/04  89

Accounts 2003/04

Group Profit and Loss Account

for the years ended 31 March 2004 and 31 March 2003

Notes	Year ended 31 March	Total 2003 £m
Continuing operations and Total 2004 £m	Continuing operations 2003 £m	Discontinued operations 2003 £m
Turnover: group and share of joint ventures and associates	5,828.9	5,273.1	26.7	5,299.8
Less: share of turnover in joint ventures	(31.0)	(25.2)	—	(25.2)
Less: share of turnover in associates	(0.8)	(0.8)	—	(0.8)

Group turnover	1	5,797.1	5,247.1	26.7	5,273.8
Cost of sales	(3,630.6)	(3,215.4)	(11.4)	(3,226.8)

Gross profit	2,166.5	2,031.7	15.3	2,047.0
Transmission and distribution costs	(544.5)	(512.6)	—	(512.6)
Administrative expenses (including goodwill amortisation)	(626.2)	(613.2)	(1.3)	(614.5)
Other operating income	26.8	26.0	—	26.0

Operating profit	1,2	1,022.6	931.9	14.0	945.9
Share of operating profit in joint ventures	7.3	4.8	—	4.8
Share of operating profit in associates	0.3	0.4	—	0.4

Profit on ordinary activities before interest	1,030.2	937.1	14.0	951.1
Net interest and similar charges
—Group	(232.3)	(245.9)	(3.0)	(248.9)
—Joint ventures	(5.8)	(5.4)	—	(5.4)

5	(238.1)	(251.3)	(3.0)	(254.3)

Profit on ordinary activities before taxation	792.1	685.8	11.0	696.8
Taxation
—Group	(247.3)	(205.8)	(3.4)	(209.2)
—Joint ventures	(1.0)	0.3	—	0.3
—Associates	(0.1)	(0.1)	—	(0.1)

6	(248.4)	(205.6)	(3.4)	(209.0)

Profit after taxation	543.7	480.2	7.6	487.8
Minority interests (including non-equity)	27	(5.8)	(5.2)	—	(5.2)

Profit for the financial year	537.9	475.0	7.6	482.6
Dividends	8	(375.1)	(529.5)	—	(529.5)

Profit/(loss) retained	26	162.8	(54.5)	7.6	(46.9)

Earnings per ordinary share	7	29.40	p	25.76	p	0.41	p	26.17	p

Diluted earnings per ordinary share	7	28.83	p	26.11	p

Dividends per ordinary share	8	20.50	p	28.708	p

The Accounting Policies and Definitions on pages 85 to 89, together with the Notes on pages 95 to 143 and 145 to 146 form part of these Accounts.

90  |  ScottishPower Annual Report and Accounts 2003/04

Group Profit and Loss Account

for the year ended 31 March 2002

Notes	Continuing operations 2002 £m	Discontinued operations 2002 £m	Total 2002 £m
Turnover: group and share of joint ventures and associates	5,545.9	791.3	6,337.2
Less: share of turnover in joint ventures	(22.6)	—	(22.6)
Less: share of turnover in associates	(0.5)	—	(0.5)

Group turnover	1	5,522.8	791.3	6,314.1
Cost of sales	(3,920.0)	(490.8)	(4,410.8)

Gross profit	1,602.8	300.5	1,903.3
Transmission and distribution costs	(479.3)	(33.3)	(512.6)
Administrative expenses (including goodwill amortisation and exceptional items)	(552.3)	(142.8)	(695.1)
Other operating income	64.2	3.6	67.8
Utilisation of Appliance Retailing disposal provision	—	13.2	13.2

Operating profit	1,2	635.4	141.2	776.6
Share of operating profit in joint ventures	2.2	—	2.2
Share of operating profit in associates	0.2	—	0.2

637.8	141.2	779.0
Loss on disposal of and withdrawal from Appliance Retailing before goodwill write back	4	—	(105.0)	(105.0)
Goodwill write back	4	—	(15.1)	(15.1)

Loss on disposal of and withdrawal from Appliance Retailing	4	—	(120.1)	(120.1)

Provision for loss on disposal of Southern Water before goodwill write back	4	—	(449.3)	(449.3)
Goodwill write back	4	—	(738.2)	(738.2)

Provision for loss on disposal of Southern Water	4	—	(1,187.5)	(1,187.5)

Profit/(loss) on ordinary activities before interest	637.8	(1,166.4)	(528.6)
Net interest and similar charges
—Group interest and similar charges	(355.1)	(48.9)	(404.0)
—Joint ventures	(6.2)	—	(6.2)
5	(361.3)	(48.9)	(410.2)

Profit/(loss) on ordinary activities before taxation	276.5	(1,215.3)	(938.8)
Taxation
—Group tax	(56.7)	(27.6)	(84.3)
—Joint ventures	1.1	—	1.1
6	(55.6)	(27.6)	(83.2)

Profit/(loss) after taxation	220.9	(1,242.9)	(1,022.0)
Minority interests (including non-equity)	(6.9)	41.8	34.9

Profit/(loss) for the financial year	214.0	(1,201.1)	(987.1)
Dividends
—Cash	8	(503.5)	—	(503.5)
—Dividend in specie on demerger of Thus	8	—	(436.6)	(436.6)
(503.5)	(436.6)	(940.1)

Loss retained	26	(289.5)	(1,637.7)	(1,927.2)

Earnings/(loss) per ordinary share	7	11.65	p	(65.36	)p	(53.71	)p

Diluted loss per ordinary share	7	(53.64	)p

Cash dividends per ordinary share	8	27.34	p

The Accounting Policies and Definitions on pages 85 to 89, together with the Notes on pages 95 to 143 and 145 to 146 form part of these Accounts.

ScottishPower Annual Report and Accounts 2003/04  |  91

Accounts 2003/04

Statement of Total Recognised Gains and Losses

for the year ended 31 March 2004

		2004	2003	2002
	Note	£m	£m	£m
Profit/(loss) for the financial year		537.9	482.6	(987.1)
Exchange movement on translation of overseas results and net assets	26	(537.6)	(387.0)	(4.2)
Translation differences on foreign currency hedging	26	475.2	357.6	(19.5)
Tax on translation differences on foreign currency hedging	26	46.1	(28.8)	—
Unrealised gains on fixed asset disposals	26	—	—	4.9

Total recognised gains and losses for the financial year		521.6	424.4	(1,005.9)

Note of Historical Cost Profits and Losses

for the year ended 31 March 2004

		2004	2003	2002
	Note	£m	£m	£m
Profit/(loss) on ordinary activities before taxation		792.1	696.8	(938.8)
Differences between historical cost depreciation charge and actual depreciation charge for the year calculated on the revalued amount of fixed assets	26	1.9	2.0	3.4
Fixed asset revaluation gains realised on disposal	26	—	—	168.2

Historical cost profit/(loss) on ordinary activities before taxation		794.0	698.8	(767.2)

Historical cost profit/(loss) retained for the financial year after taxation, minority interest and dividends		164.7	(44.9)	(1,755.6)

Reconciliation of Movements in Shareholders’ Funds

for the year ended 31 March 2004

	2004	2003	2002
		(As restated – Note 17)
	£m	£m	£m
Profit/(loss) for the financial year	537.9	482.6	(987.1)
Dividends
– Cash	(375.1)	(529.5)	(503.5)
– Dividend in specie on demerger of Thus	—	—	(436.6)

Profit/(loss) retained	162.8	(46.9)	(1,927.2)
Exchange movement on translation of overseas results and net assets	(537.6)	(387.0)	(4.2)
Translation differences on foreign currency hedging	475.2	357.6	(19.5)
Tax on translation differences on foreign currency hedging	46.1	(28.8)	—
Unrealised gains on fixed asset disposals	—	—	4.9
Share capital issued	13.1	12.0	16.2
Consideration paid in respect of purchase of own shares held under trust	(28.9)	(36.2)	(25.6)
Credit in respect of employee share awards	4.9	10.0	2.5
Consideration received in respect of sale of own shares held under trust	0.4	6.4	19.8
Goodwill realised on disposals	—	—	753.3
Goodwill realised on demerger of Thus	—	—	14.7

Net movement in shareholders’ funds	136.0	(112.9)	(1,165.1)
Opening shareholders’ funds (as restated for implementation of UITF 38 ‘Accounting for ESOP trusts’)	4,554.9	4,667.8	5,832.9

Closing shareholders’ funds	4,690.9	4,554.9	4,667.8

The Accounting Policies and Definitions on pages 85 to 89, together with the Notes on pages 95 to 143 and 145 to 146 form part of these Accounts.

92  ScottishPower Annual Report and Accounts 2003/04

Group Cash Flow Statement

for the year ended 31 March 2004

		2004 £m	2003	2002
			(As restated – Note 17)
	Notes		£m	£m
Cash inflow from operating activities	9	1,364.0	1,412.9	1,248.4
Dividends received from joint ventures		0.5	0.9	0.3
Returns on investments and servicing of finance	10(a)	(210.0)	(297.0)	(377.8)
Taxation		(121.8)	(191.3)	(85.0)
Capital expenditure and financial investment	10(b)	(831.2)	(675.1)	(1,142.5)

Cash flow before acquisitions and disposals		201.5	250.4	(356.6)
Acquisitions and disposals	10(c)	(31.3)	1,799.0	150.0
Equity dividends paid		(394.4)	(523.4)	(496.8)

Cash (outflow)/inflow before use of liquid resources and financing		(224.2)	1,526.0	(703.4)
Management of liquid resources	10(d),13	(354.1)	(161.1)	(38.7)
Financing
—Issue of ordinary share capital	10(e)	13.1	12.0	16.2
—Redemption of preferred stock of PacifiCorp	10(e)	(4.6)	(5.1)	(69.5)
—Cancellation of cross-currency swaps	10(e)	76.1	—	—
—Repricing of cross-currency swaps	10(e)	403.0	—	—
—Net purchase of own shares held under trust	10(e)	(28.5)	(29.8)	(5.8)
—Increase/(decrease) in debt	10(e),13	464.3	(1,191.4)	982.4

		923.4	(1,214.3)	923.3

Increase in cash in year	13	345.1	150.6	181.2

Reconciliation of Net Cash Flow to Movement in Net Debt
for the year ended 31 March 2004
	Note	2004 £m	2003 £m	2002 £m
Increase in cash in year		345.1	150.6	181.2
Cash (inflow)/outflow from (increase)/decrease in debt		(464.3)	1,191.4	(982.4)
Cash outflow from movement in liquid resources		354.1	161.1	38.7

Change in net debt resulting from cash flows		234.9	1,503.1	(762.5)
Net debt/(funds) disposed		—	100.0	(46.9)
Foreign exchange movement		388.3	289.9	(6.3)
Other non-cash movements		(26.7)	(5.6)	(107.6)

Movement in net debt in year		596.5	1,887.4	(923.3)
Net debt at end of previous year		(4,321.0)	(6,208.4)	(5,285.1)

Net debt at end of year	13	(3,724.5)	(4,321.0)	(6,208.4)

The Accounting Policies and Definitions on pages 85 to 89, together with the Notes on pages 95 to 143 and 145 to 146 form part of these Accounts.

ScottishPower Annual Report and Accounts 2003/04  |  93

Accounts 2003/04

Group Balance Sheet

as at 31 March 2004

	Notes	2004 £m	2003 (As restated – Note 17) £m
Fixed assets
Intangible assets	15	1,855.9	2,280.6
Tangible assets	16	8,756.6	9,028.7
Investments
—Investments in joint ventures:
Share of gross assets		180.8	111.9
Share of gross liabilities		(157.3)	(111.8)

		23.5	0.1
—Loans to joint ventures		38.8	40.2

		62.3	40.3
—Investments in associates		2.7	2.8
—Other investments		129.8	150.2

	17	194.8	193.3

		10,807.3	11,502.6

Current assets
Stocks	18	185.5	154.6
Debtors
—Gross debtors		1,576.2	1,684.5
—Less non-recourse financing		(109.5)	(148.2)

	19	1,466.7	1,536.3
Short-term bank and other deposits		1,347.3	664.6

		2,999.5	2,355.5

Creditors: amounts falling due within one year
Loans and other borrowings	20	(410.7)	(208.5)
Other creditors	21	(1,658.7)	(1,777.3)

		(2,069.4)	(1,985.8)

Net current assets		930.1	369.7

Total assets less current liabilities		11,737.4	11,872.3
Creditors: amounts falling due after more than one year
Loans and other borrowings (including convertible bonds)	20	(4,661.1)	(4,777.1)
Provisions for liabilities and charges
—Deferred tax	22	(1,242.2)	(1,301.9)
—Other provisions	23	(504.5)	(605.6)

		(1,746.7)	(1,907.5)
Deferred income	24	(577.8)	(558.9)

Net assets	14	4,751.8	4,628.8

Called up share capital	25,26	929.8	928.0
Share premium	26	2,275.7	2,264.4
Revaluation reserve	26	41.6	43.5
Capital redemption reserve	26	18.3	18.3
Merger reserve	26	406.4	406.4
Profit and loss account	26	1,019.1	894.3

Equity shareholders’ funds	26	4,690.9	4,554.9
Minority interests (including non-equity)	27	60.9	73.9

Capital employed		4,751.8	4,628.8

Approved by the Board on 25 May 2004 and signed on its behalf by

/s/ Charles Miller Smith	/s/ David Nish

Charles Miller Smith Chairman	David Nish Finance Director

The Accounting Policies and Definitions on pages 85 to 89, together with the Notes on pages 95 to 143 and 145 to 146 form part of these Accounts.

94  |  ScottishPower Annual Report and Accounts 2003/04

Notes to the Group Accounts

for the year ended 31 March 2004

1 Segmental profit and loss information

(a) Turnover by segment

			Total turnover			Inter-segment turnover			External turnover
			2004	2003	2002	2004	2003	2002	2004	2003	2002
	Note		£m	£m	£m	£m	£m	£m	£m	£m	£m
United Kingdom – continuing operations
UK Division – Integrated Generation and Supply			2,804.0	2,180.8	2,160.7	(26.6)	(33.0)	(39.3)	2,777.4	2,147.8	2,121.4
Infrastructure Division – Power Systems			704.1	667.3	646.6	(345.8)	(353.3)	(399.0)	358.3	314.0	247.6

United Kingdom total – continuing operations									3,135.7	2,461.8	2,369.0

United States – continuing operations
PacifiCorp			2,321.1	2,502.2	2,980.7	(2.5)	(2.8)	–	2,318.6	2,499.4	2,980.7
PPM			352.9	293.6	173.1	(10.1)	(7.7)	–	342.8	285.9	173.1

United States total – continuing operations									2,661.4	2,785.3	3,153.8

Total continuing operations									5,797.1	5,247.1	5,522.8

United Kingdom – discontinued operations
Southern Water			–	26.7	430.6	–	–	(0.7)	–	26.7	429.9
Thus			–	–	257.8	–	–	(28.7)	–	–	229.1
Appliance Retailing			–	–	133.9	–	–	(1.6)	–	–	132.3

United Kingdom total – discontinued operations									–	26.7	791.3

Total	(i	)							5,797.1	5,273.8	6,314.1

(i)	In the segmental analysis turnover is shown by geographical origin. Turnover analysed by geographical destination is not materially different.

(b) Operating profit/(loss) by segment

	Before goodwill amortisation 2004	Goodwill amortisation 2004	2004	Before goodwill amortisation 2003	Goodwill amortisation 2003	2003	Before goodwill amortisation and exceptional item 2002	Goodwill amortisation 2002	Exceptional item 2002	2002
	£m	£m	£m	£m	£m	£m	£m	£m	£m	£m
United Kingdom – continuing operations
UK Division – Integrated Generation and Supply	101.0	(4.9)	96.1	77.9	(4.9)	73.0	78.7	(4.9)	(18.5)	55.3
Infrastructure Division – Power Systems	393.6	–	393.6	367.8	–	367.8	354.9	–	–	354.9

United Kingdom total – continuing operations	494.6	(4.9)	489.7	445.7	(4.9)	440.8	433.6	(4.9)	(18.5)	410.2

United States – continuing operations
PacifiCorp	619.3	(122.5)	496.8	596.7	(133.9)	462.8	371.6	(141.7)	–	229.9
PPM	36.7	(0.6)	36.1	28.5	(0.2)	28.3	(4.7)	–	–	(4.7)

United States total – continuing operations	656.0	(123.1)	532.9	625.2	(134.1)	491.1	366.9	(141.7)	–	225.2

Total continuing operations	1,150.6	(128.0)	1,022.6	1,070.9	(139.0)	931.9	800.5	(146.6)	(18.5)	635.4

United Kingdom – discontinued operations
Southern Water	–	–	–	14.0	–	14.0	216.3	–	–	216.3
Thus	–	–	–	–	–	–	(63.7)	(2.4)	–	(66.1)
Appliance Retailing	–	–	–	–	–	–	(9.0)	–	–	(9.0)

United Kingdom total – discontinued operations	–	–	–	14.0	–	14.0	143.6	(2.4)	–	141.2

Total	1,150.6	(128.0)	1,022.6	1,084.9	(139.0)	945.9	944.1	(149.0)	(18.5)	776.6

ScottishPower Annual Report and Accounts 2003/04  95

Accounts 2003/04

Notes to the Group Accounts continued

for the year ended 31 March 2004

1 Segmental profit and loss information continued

(c) Depreciation and impairment by segment

	Depreciation 2004	Depreciation 2003	Depreciation 2002	Impairment 2002	Total 2002
	£m	£m	£m	£m	£m
United Kingdom – continuing operations
UK Division – Integrated Generation and Supply	88.5	87.3	72.9	13.0	85.9
Infrastructure Division – Power Systems	109.1	112.4	108.3	–	108.3

United Kingdom total – continuing operations	197.6	199.7	181.2	13.0	194.2

United States – continuing operations
PacifiCorp	230.1	233.9	225.4	–	225.4
PPM	11.0	8.0	2.4	–	2.4

United States total – continuing operations	241.1	241.9	227.8	–	227.8

Total continuing operations	438.7	441.6	409.0	13.0	422.0

United Kingdom – discontinued operations
Southern Water	–	5.6	77.6	–	77.6
Thus	–	–	65.2	–	65.2
Appliance Retailing	–	–	3.2	–	3.2

United Kingdom total – discontinued operations	–	5.6	146.0	–	146.0

Total depreciation and impairment charged to operating profit	438.7	447.2	555.0	13.0	568.0

Impairment within loss on disposal of and withdrawal from Appliance Retailing	–	–	–	32.2	32.2
Impairment within provision for loss on disposal of Southern Water	–	–	–	449.3	449.3

Total depreciation and impairment	438.7	447.2	555.0	494.5	1,049.5

2 Operating profit

(a) Operating profit is stated after charging/(crediting):

	2004	2003	2002
	£m	£m	£m
Depreciation and impairment of tangible fixed assets	438.7	447.2	568.0
Amortisation of goodwill	128.0	139.0	149.0
Release of customer contributions/grants	(19.5)	(18.6)	(17.8)
Research and development	0.2	0.7	3.1
Hire of plant and equipment – operating leases	0.1	0.1	0.1
Hire of other assets – operating leases	16.2	14.6	55.6

Operating profit for the years ended 31 March 2004, 31 March 2003 and 31 March 2002 is also stated after (crediting)/charging £(2.9) million, £27.8 million and £(4.2) million respectively in relation to finance leases in the US, which are financed by non-recourse borrowings and qualify for linked presentation under FRS 5. Net earnings comprise gross (earnings)/loss, after provision against the carrying value of the group’s residual interests, of £(32.4) million, £3.2 million and £(32.3) million less finance costs of £29.5 million, £24.6 million and £28.1 million respectively.

(b) Auditors’ remuneration*

			2004	2003	2002
	Note		£m	£m	£m
Audit services
– statutory audit			1.5	1.5	1.5
– audit-related regulatory reporting			0.4	0.6	0.7
Further assurance services			0.7	0.7	3.2
Tax services
– compliance services			1.6	1.6	1.6
– advisory services			0.8	3.2	3.6
Other services	(i	)	–	0.3	7.5

Total UK and US audit and non-audit fees paid to auditors			5.0	7.9	18.1

*	Following the release of recent guidance issued by the Institute of Chartered Accountants in England & Wales the presentation of Auditors’ remuneration in the above table has been amended for all years.

The Audit Committee and the firm of external auditors have safeguards to avoid the possibility that the auditors’ objectivity and independence could be compromised. These safeguards include the adoption by the Committee of a policy regarding pre-approval of audit and permitted non-statutory audit services provided by the external auditors and a policy on the hiring of external audit staff.

Where it is deemed that the work to be undertaken is of a nature that is generally considered reasonable to be completed by the auditor of the group for sound commercial and practical reasons, including confidentiality, the conduct of such work will be permissible provided that it has been pre-approved by the Audit Committee. Examples of pre-approved services include the completion of regulatory audits, provision of taxation and regulatory advice, reporting in relation to the Securities and Exchange Commission and the UK Listing Authority requirements and the completion of certain financial due diligence work. All these services are also subject to a pre-defined fee limit. Any work performed in excess of this limit must be approved by the Finance Director and the Chairman of the Audit Committee.

Fees and expenses invoiced by the auditors for non-statutory audit services include £1.5 million (2003 £2.3 million, 2002 £10.4 million) payable in the UK.

(i)	Fees for Other services for the year ended 31 March 2003 included an amount of £0.3 million which was paid to PricewaterhouseCoopers Consulting in the period prior to its disposal by PricewaterhouseCoopers on 2 October 2002.

For the years ended 31 March 2004 and 31 March 2003, all of the above non-statutory audit fees were charged to operating profit.

For the year ended 31 March 2002, £15.1 million of the above non-statutory audit fees were charged to operating profit, £0.6 million were charged to exceptional loss on disposal of and withdrawal from Appliance Retailing and £0.9 million were charged to exceptional provision for loss on disposal of Southern Water.

96  ScottishPower Annual Report and Accounts 2003/04

3 Employee information

(a) Employee costs

			2004	2003	2002
	Note		£m	£m	£m
Wages and salaries			525.6	553.1	695.6
Social security costs			35.7	36.7	46.9
Pension and other costs	(i	)	98.1	68.0	43.9

Total employee costs			659.4	657.8	786.4
Less: charged as capital expenditure			(161.6)	(155.2)	(191.3)

Charged to the profit and loss account			497.8	502.6	595.1

(i)	Pension costs above comprise pension costs, company contributions to the PacifiCorp 401(k) plan and costs of other post-retirement and other post-employment benefits. The cost of the group’s pension arrangements for the year ended 31 March 2004 was £66.7 million (2003 £41.8 million, 2002 £21.4 million).

(b) Employee numbers

The year end and average numbers of employees (full-time and part-time) employed by the group, including executive directors, were:

			At 31 March			Annual average
	Note		2004	2003	2002	2004	2003	2002
United Kingdom – continuing operations
UK Division – Integrated Generation and Supply			4,793	4,319	4,582	4,523	4,362	4,589
Infrastructure Division – Power Systems			3,324	3,215	3,084	3,256	3,238	3,174

United Kingdom total – continuing operations			8,117	7,534	7,666	7,779	7,600	7,763

United States – continuing operations
PacifiCorp			6,510	6,130	6,289	6,339	6,175	6,436
PPM			194	161	98	180	128	76

United States total – continuing operations			6,704	6,291	6,387	6,519	6,303	6,512

Total continuing operations			14,821	13,825	14,053	14,298	13,903	14,275

United Kingdom – discontinued operations
Southern Water			–	–	2,109	–	2,024	2,125
Thus			–	–	–	–	–	2,392
Appliance Retailing			–	–	–	–	–	2,391

United Kingdom total – discontinued operations	(i	)	–	–	2,109	–	2,024	6,908

Total			14,821	13,825	16,162	14,298	15,927	21,183

The year end and average numbers of full-time equivalent staff employed by the group, including executive directors, were:

			At 31 March			Annual average
	Note		2004	2003	2002	2004	2003	2002
United Kingdom
– continuing operations			7,736	7,163	7,353	7,413	7,240	7,391
– discontinued operations	(i	)	–	–	2,056	–	1,982	6,314
United States			6,663	6,265	6,349	6,476	6,268	6,474

Total			14,399	13,428	15,758	13,889	15,490	20,179

(i)	The annual average for 2003 for Southern Water was calculated for the period prior to disposal on 23 April 2002. The annual average for 2002 for discontinued operations was calculated for the period prior to disposal or demerger. This represented the period to 8 October 2001 for Appliance Retailing and the period to 19 March 2002 for Thus.

(c) Directors’ remuneration

Details, for each director, of remuneration, pension entitlements and interests in share options are set out on pages 79 to 83. This information forms part of the Accounts.

ScottishPower Annual Report and Accounts 2003/04  97

Accounts 2003/04

Notes to the Group Accounts continued

for the year ended 31 March 2004

4 Exceptional items

(a) Recognised in arriving at operating profit	Notes		Continuing operations and Total 2004 £m	Continuing operations and Total 2003 £m	Continuing operations 2002 £m	Discontinued operations 2002 £m	Total 2002 £m

Reorganisation costs	(i	)	—	—	(18.5)	—	(18.5)

Total recognised in arriving at operating profit			—	—	(18.5)	—	(18.5)

(b) Recognised after operating profit
Loss on disposal of and withdrawal from Appliance Retailing	(ii	)	—	—	—	(120.1)	(120.1)
Provision for loss on disposal of Southern Water before goodwill write back	(iii	)	—	—	—	(449.3)	(449.3)
Goodwill write back relating to Southern Water	(iii	)	—	—	—	(738.2)	(738.2)

Total recognised after operating profit			—	—	—	(1,307.6)	(1,307.6)

Total exceptional items before interest and taxation			—	—	(18.5)	(1,307.6)	(1,326.1)
Restructuring of debt portfolio	(iv	)	—	—	(18.8)	(12.0)	(30.8)
Tax on exceptional items			—	—	11.3	27.5	38.8

Total exceptional items (net of tax)			—	—	(26.0)	(1,292.1)	(1,318.1)

Years ended 31 March 2004 and 2003

There were no exceptional items during the years ended 31 March 2004 and 2003.

Year ended 31 March 2002

(i)	An exceptional charge of £18.5 million was incurred relating to reorganisation costs for the UK Division – Integrated Generation and Supply and primarily represented severance and related costs.

(ii)	An exceptional charge of £120.1 million related to the loss on disposal of and withdrawal from the group’s Appliance Retailing operations. This charge included £15.1 million of goodwill previously written off to reserves. The pre-goodwill loss of £105.0 million comprised asset impairments of £54.2 million (including a provision for impairment of tangible fixed assets of £32.2 million) and provisions for trading losses and closure costs of £50.8 million. The loss on disposal of and withdrawal from Appliance Retailing was stated before a tax credit of £21.0 million.

(iii)	On 23 April 2002, the group completed the sale of Aspen 4 Limited (the holding company of Southern Water plc) to First Aqua Limited for a total consideration, before expenses, of £2.05 billion including repayment and acquisition of intra-group non-trading indebtedness and assumption by First Aqua Limited of Southern Water’s non-trading debt due to third parties. An exceptional charge of £1,187.5 million related to the provision for the loss on disposal of the group’s Southern Water business. This charge included £738.2 million of goodwill previously written off to reserves and was stated before a tax credit of £2.9 million.

(iv)	Exceptional finance costs of £12.0 million, comprising hedging and debt redemption costs associated with the proposed refinancing of Southern Water, have been included within the results of Discontinued operations. Exceptional finance costs of £18.8 million, relating to the restructuring of the group’s debt portfolio in anticipation of the disposal of Southern Water, have been included within the results of Continuing operations.

5 Net interest and similar charges

	Notes	2004 £m	2003 £m	2002 £m
Analysis of net interest and similar charges
Interest on bank loans and overdrafts		13.4	18.6	32.8
Interest on other borrowings		310.9	331.0	379.5
Finance leases		1.9	2.1	2.3

Total interest payable		326.2	351.7	414.6
Interest receivable		(97.7)	(107.1)	(15.0)
Capitalised interest	(i)	(10.5)	(17.3)	(36.1)

Net interest charge		218.0	227.3	363.5
Unwinding of discount on provisions		20.1	26.5	22.8
Foreign exchange loss/(gain)		—	0.5	(6.9)

Net interest and similar charges before exceptional items		238.1	254.3	379.4

Exceptional interest on bank loans and overdrafts		—	—	12.0
Exceptional interest on other borrowings		—	—	18.8

Exceptional interest and similar charges	4(iv)	—	—	30.8

Net interest and similar charges after exceptional items		238.1	254.3	410.2

(i)	The tax relief on the capitalised interest was £0.1 million (2003 £4.4 million, 2002 £10.5 million).

98  |  ScottishPower Annual Report and Accounts 2003/04

6 Tax on profit/(loss) on ordinary activities

	2004 £m	2003 £m	Before exceptional items 2002 £m	Exceptional items 2002 £m	2002 £m
Current tax:
UK Corporation tax	145.9	124.4	82.6	(32.5)	50.1
Adjustments in respect of prior years	25.8	(44.9)	(54.4)	—	(54.4)

Total UK Corporation tax for year	171.7	79.5	28.2	(32.5)	(4.3)

Foreign tax	36.2	78.9	17.3	—	17.3
Adjustments in respect of prior years	(33.9)	—	—	—	—

Total Foreign tax for year	2.3	78.9	17.3	—	17.3

Total current tax for year	174.0	158.4	45.5	(32.5)	13.0

Deferred tax:
Origination and reversal of timing differences	77.3	50.6	76.5	(6.3)	70.2
Adjustments in respect of prior years	(2.9)	—	—	—	—

Total deferred tax for year	74.4	50.6	76.5	(6.3)	70.2

Total tax on profit/(loss) on ordinary activities	248.4	209.0	122.0	(38.8)	83.2

The current tax charge on profit/(loss) on ordinary activities for the year varied from the standard rate of UK Corporation tax as follows:

	2004 £m	2003 £m	2002 £m
Corporation tax at 30%	237.6	209.0	(281.6)
Losses and other permanent differences	(12.5)	3.9	28.1
Effect of tax rate applied to overseas earnings	(4.1)	(0.7)	(21.8)
Permanent differences on exceptional items	—	—	368.2
Goodwill amortisation	38.4	41.7	44.7
Adjustments in respect of prior years	(11.0)	(44.9)	(54.4)

Tax charge (current and deferred)	248.4	209.0	83.2
Origination and reversal of timing differences—deferred tax charge	(74.4)	(50.6)	(70.2)

Current tax charge for year	174.0	158.4	13.0

7 Earnings/(loss) per ordinary share

(a) Earnings/(loss) per ordinary share have been calculated for all years by dividing the profit/(loss) for the financial year by the weighted average number of ordinary shares in issue during the financial year, based on the following information:

	2004	2003	2002
Basic earnings/(loss) per share
Profit/(loss) for the financial year (£ million)	537.9	482.6	(987.1)
Weighted average share capital (number of shares, million)	1,829.5	1,843.9	1,837.8

Diluted earnings/(loss) per share
Profit/(loss) for the financial year (£ million)	545.0	482.6	(987.1)
Weighted average share capital (number of shares, million)	1,890.2	1,848.4	1,840.1

The difference between the profit/(loss) for the financial year for the purposes of the basic and the diluted earnings/(loss) per share calculations is analysed as follows:

	2004 £m	2003 £m	2002 £m
Basic earnings/(loss) per share—profit/(loss) for the financial year	537.9	482.6	(987.1)
Interest on convertible bonds	7.1	—	—

Diluted earnings/(loss) per share—profit/(loss) for the financial year	545.0	482.6	(987.1)

The difference between the weighted average share capital for the purposes of the basic and the diluted earnings per share calculations is analysed as follows:

	2004	2003	2002
Number of shares (million)
Basic earnings/(loss) per share—weighted average share capital	1,829.5	1,843.9	1,837.8
Outstanding share options and shares held in trust for the group’s employee share schemes	4.9	4.5	2.3
Convertible bonds	55.8	—	—

Diluted earnings/(loss) per share—weighted average share capital	1,890.2	1,848.4	1,840.1

ScottishPower Annual Report and Accounts 2003/04  |  99

Accounts 2003/04

Notes to the Group Accounts continued

for the year ended 31 March 2004

7 Earnings/(loss) per ordinary share continued

(b) The calculation of earnings/(loss) per ordinary share, analysed between continuing and discontinued operations, is based on the following earnings:

Basic earnings/(loss) per share

	Continuing operations and Total 2004 £m	Continuing operations 2003 £m	Discontinued operations 2003 £m	Total 2003 £m	Continuing operations 2002 £m	Discontinued operations 2002 £m	Total 2002 £m
Profit/(loss) for the financial year	537.9	475.0	7.6	482.6	214.0	(1,201.1)	(987.1)

Diluted earnings/(loss) per share

	Continuing operations and Total 2004 £m	Continuing operations 2003 £m	Discontinued operations 2003 £m	Total 2003 £m	Continuing operations 2002 £m	Discontinued operations 2002 £m	Total 2002 £m
Profit/(loss) for the financial year	545.0	475.0	7.6	482.6	214.0	(1,201.1)	(987.1)

The group’s net interest and similar charges have been allocated between continuing and discontinued operations on the basis of external and internal borrowings of the respective operations. The group’s tax charge has been allocated between continuing and discontinued operations based on the profit/(loss) before tax of the respective operations.

8 Dividends

(a) Cash dividends

	2004 pence per ordinary share	2003 pence per ordinary share	2002 pence per ordinary share	2004 £m	2003 £m	2002 £m
First interim dividend paid	4.75	7.177	6.835	87.5	132.5	125.4
Second interim dividend paid	4.75	7.177	6.835	87.4	132.7	125.9
Third interim dividend paid	4.75	7.177	6.835	87.3	132.1	126.1
Final dividend	6.25	7.177	6.835	112.9	132.2	126.1

Total cash dividends	20.50	28.708	27.340	375.1	529.5	503.5

(b) Dividend in specie on demerger of Thus
			Note	2004 £m	2003 £m	2002 £m
Demerger dividend			33	—	—	436.6

The demerger of Thus was recorded in the group Accounts at the book value of the net assets which were deconsolidated of £421.9 million, together with £14.7 million of related goodwill which had previously been written off to reserves, giving a dividend in specie of £436.6 million.

The demerger of Thus was recorded in the individual company Accounts of Scottish Power plc at the book value of the cost of investment in the ordinary and preference shares of Thus, giving a dividend in specie of £396.3 million.

9 Reconciliation of operating profit to net cash inflow from operating activities

	2004 £m	2003	2002
		(As restated – Note 17)
		£m	£m
Operating profit	1,022.6	945.9	776.6
Depreciation and amortisation	566.7	586.2	717.0
(Profit)/loss on sale of tangible fixed assets	(0.4)	2.7	(7.7)
Amortisation of share scheme costs	4.9	10.0	2.5
Release of deferred income	(19.5)	(18.6)	(17.8)
Movements in provisions for liabilities and charges	(87.6)	(77.5)	(93.3)
(Increase)/decrease in stocks	(51.0)	(1.9)	10.4
(Increase)/decrease in debtors	(38.7)	(169.4)	58.4
(Decrease)/increase in creditors	(33.0)	135.5	(197.7)

Net cash inflow from operating activities	1,364.0	1,412.9	1,248.4

100  |  ScottishPower Annual Report and Accounts 2003/04

10 Analysis of cash flows

			2003	2002
		2004	(As restated – Note 17)

	Note	£m	£m	£m
(a) Returns on investments and servicing of finance
Interest received		87.6	112.0	33.1
Interest paid		(293.0)	(404.2)	(402.8)
Dividends paid to minority interests		(4.6)	(4.8)	(8.1)

Net cash outflow for returns on investments and servicing of finance		(210.0)	(297.0)	(377.8)

(b) Capital expenditure and financial investment
Purchase of tangible fixed assets		(892.2)	(735.9)	(1,244.7)
Deferred income received		48.2	69.5	76.9
Sale of tangible fixed assets		12.2	10.4	17.7
Sale/(purchase) of fixed asset investments		0.6	(19.1)	7.6

Net cash outflow for capital expenditure and financial investment		(831.2)	(675.1)	(1,142.5)

(c) Acquisitions and disposals
Purchase of Colorado Green joint venture	12	(24.6)	–	–
Purchase of business	12	–	(101.3)	–
Sale of businesses and subsidiary undertakings	12	(6.7)	1,900.3	150.0

Net cash (outflow)/inflow from acquisitions and disposals		(31.3)	1,799.0	150.0

(d) Management of liquid resources*
Cash outflow in relation to short-term deposits and other short-term investments		(354.1)	(161.1)	(38.7)

Net cash outflow for management of liquid resources		(354.1)	(161.1)	(38.7)

(e) Financing
Issue of ordinary share capital		13.1	12.0	16.2
Redemption of preferred stock of PacifiCorp		(4.6)	(5.1)	(69.5)
Cancellation of cross-currency swaps		76.1	–	–
Repricing of cross-currency swaps		403.0	–	–
Net purchase of own shares held under trust		(28.5)	(29.8)	(5.8)

		459.1	(22.9)	(59.1)

Debt due within one year:
– net drawdown/(repayment) of uncommitted facilities		98.7	(203.6)	120.8
– (repayment)/drawdown of committed bank loan		–	(100.0)	100.0
– net commercial paper issued/(redeemed)		64.9	(288.9)	(52.8)
– medium-term notes/private placements		(29.3)	(86.4)	79.9
– redemption of loan notes		(2.5)	(2.2)	(0.1)
– European Investment Bank loans		–	(129.2)	114.8
– mortgages		(83.0)	(5.9)	72.6
– 5.875% euro-US dollar bond 2003		–	(183.5)	183.5
– other		(6.1)	18.3	(1.3)

Debt due after one year:
– net repayment of uncommitted facilities		–	–	(3.8)
– medium-term notes/private placements		2.1	(127.3)	7.5
– European Investment Bank loans		–	–	(129.2)
– 5.875% euro-US dollar bond 2003		–	–	(183.3)
– variable coupon Australian dollar bond issue		–	–	233.8
– mortgages		216.0	(83.0)	449.5
– convertible bonds		409.9	–	–
– secured pollution control revenue bonds		68.3	–	2.8
– unsecured pollution control revenue bonds		(68.4)	2.1	(2.9)
– preferred securities		(205.1)	0.3	–
– other		(1.2)	(2.1)	(9.7)

Finance leases:
– finance leases		–	–	0.3

Increase/(decrease) in debt		464.3	(1,191.4)	982.4

Net cash inflow/(outflow) from financing		923.4	(1,214.3)	923.3

*	Liquid resources include term deposits of less than one year, commercial paper and other short-term investments.

ScottishPower Annual Report and Accounts 2003/04  101

Accounts 2003/04

Notes to the Group Accounts continued

for the year ended 31 March 2004

11 Effect of acquisitions and disposals on cash flows

	Acquisition 2003	Disposals 2003	Disposals 2002
	£m	£m	£m
Cash inflow/(outflow) from operating activities	1.0	16.0	(39.5)
Returns on investments and servicing of finance	–	(6.6)	0.7
Capital expenditure and financial investment	(1.4)	(9.2)	(93.2)
Acquisitions and disposals	–	–	3.3
Management of liquid resources	–	–	4.0
Financing	–	4.5	–

(Decrease)/increase in cash	(0.4)	4.7	(124.7)

The analysis of cash flows of the acquisition in 2003 related to the post-acquisition cash flows of the Katy gas storage facility. The effect of the disposal on cash flows in 2003 related to the disposal of Southern Water.

The effect of disposals on cash flows in 2002 principally related to the group’s demerger of Thus and the disposal of and withdrawal from Appliance Retailing. The cash flows relating to acquisitions during 2002 were not material.

12 Analysis of cash flows in respect of acquisitions and disposals

	Acquisition 2004	Disposals 2004	Acquisition 2003	Disposals 2003	Disposals 2002
	£m	£m	£m	£m	£m
Cash consideration including expenses	(24.6)	–	(101.3)	1,139.4	13.9
Cash settlement of inter-company loan	–	–	–	756.4	–
Bank overdraft disposed/(cash at bank disposed)	–	–	–	6.2	(9.2)
Deferred consideration in respect of prior year disposals	–	–	–	10.5	152.1
Expenses and other costs paid in respect of prior year disposals	–	(6.7)	–	(12.2)	(6.8)

	(24.6)	(6.7)	(101.3)	1,900.3	150.0

In 2004, the cash flows in respect of the acquisition represent PPM’s investment in the Colorado Green joint venture. The cash flows in respect of disposals principally represent expenses and other costs related to the disposal of and withdrawal from Appliance Retailing.

In 2003, the cash flows in respect of the acquisition represented the purchase of the Katy gas storage facility. The cash flows in respect of disposals principally represented the proceeds from the sale of Southern Water.

In 2002, the cash flows in respect of disposals principally represented the collection of a note receivable on the discontinued operations of PacifiCorp’s mining and resource development business, NERCO, which was sold in 1993 and the disposal of PacifiCorp’s synthetic fuel operations.

102  ScottishPower Annual Report and Accounts 2003/04

13 Analysis of net debt

2002/03	At 1 April 2002	Cash flow	Disposal (excl. cash & overdrafts)	Exchange	Other non-cash changes	At 31 March 2003
	£m	£m	£m	£m	£m	£m
Cash at bank	302.8	139.5	–	(12.2)	–	430.1
Overdrafts	(34.6)	11.1	–	2.4	–	(21.1)

		150.6
Debt due after 1 year	(5,343.0)	210.0	100.0	278.9	(5.5)	(4,759.6)
Debt due within 1 year	(1,192.2)	981.4	–	23.5	(0.1)	(187.4)
Finance leases	(19.4)	–	–	1.9	–	(17.5)

		1,191.4
Other deposits	78.0	161.1	–	(4.6)	–	234.5

Total	(6,208.4)	1,503.1	100.0	289.9	(5.6)	(4,321.0)

‘Other non-cash changes’ to net debt represents amortisation of finance costs of £1.6 million and finance costs of £4.0 million representing the effects of the Retail Price Index (“RPI”) on bonds carrying an RPI coupon.

2003/04	At 1 April 2003	Cash flow	Exchange	Other non-cash changes	At 31 March 2004
	£m	£m	£m	£m	£m
Cash at bank	430.1	346.6	(17.8)	–	758.9
Overdrafts	(21.1)	(1.5)	2.5	–	(20.1)

		345.1
Debt due after 1 year	(4,759.6)	(421.6)	364.0	171.1	(4,646.1)
Debt due within 1 year	(187.4)	(42.7)	37.3	(197.8)	(390.6)
Finance leases	(17.5)	–	2.5	–	(15.0)

		(464.3)
Other deposits	234.5	354.1	(0.2)	–	588.4

Total	(4,321.0)	234.9	388.3	(26.7)	(3,724.5)

‘Other non-cash changes’ to net debt represents the movement in debt of £197.8 million due after one year to due within one year, the share of debt in joint arrangements of £6.4 million, amortisation of finance costs of £6.1 million and finance costs of £14.2 million representing the effects of the RPI on bonds carrying an RPI coupon.

ScottishPower Annual Report and Accounts 2003/04  103

Accounts 2003/04

Notes to the Group Accounts continued

for the year ended 31 March 2004

14 Segmental balance sheet information

(a) Net assets by segment	Note		2004 £m	2003 (As restated – Note 17) £m

United Kingdom—continuing operations
UK Division—Integrated Generation and Supply			1,022.5	908.4
Infrastructure Division—Power Systems			2,337.4	2,175.4

United Kingdom total—continuing operations			3,359.9	3,083.8

United States—continuing operations
PacifiCorp			5,935.8	6,787.2
PPM			439.0	375.8

United States total—continuing operations			6,374.8	7,163.0

Total continuing operations			9,734.7	10,246.8

Unallocated net liabilities
Net debt			(3,724.5)	(4,321.0)
Deferred tax			(1,242.2)	(1,301.9)
Corporate tax			(237.7)	(251.1)
Proposed dividend			(112.9)	(132.2)
Fixed asset investments			194.8	193.3
Other	(i	)	139.6	194.9

Total unallocated net liabilities			(4,982.9)	(5,618.0)

Total			4,751.8	4,628.8

(b) Capital expenditure by segment	Note		2004 £m	2003 £m

United Kingdom—continuing operations
UK Division—Integrated Generation and Supply	(ii	)	93.4	73.2
Infrastructure Division—Power Systems	(ii	)	287.2	273.1

United Kingdom total—continuing operations			380.6	346.3

United States—continuing operations
PacifiCorp	(ii	)	464.6	388.4
PPM			103.8	36.1

United States total—continuing operations			568.4	424.5

Total continuing operations			949.0	770.8

United Kingdom—discontinued operations
Southern Water	(ii	)	—	15.8

Total discontinued operations			—	15.8

Total			949.0	786.6

(c) Total assets by segment	Note		2004 £m	2003 (As restated – Note 17) £m

United Kingdom—continuing operations
UK Division—Integrated Generation and Supply			1,742.6	1,601.4
Infrastructure Division—Power Systems			2,976.0	2,808.7

United Kingdom total—continuing operations			4,718.6	4,410.1

United States—continuing operations
PacifiCorp			6,718.7	7,709.2
PPM			556.2	542.8

United States total—continuing operations			7,274.9	8,252.0

Total continuing operations			11,993.5	12,662.1

Unallocated total assets	(iii	)	1,813.3	1,196.0

Total			13,806.8	13,858.1

104  |  ScottishPower Annual Report and Accounts 2003/04

14 Segmental balance sheet information continued

(i)	Other unallocated net liabilities principally includes interest and amounts relating to gains arising on retranslation of forward contracts and cross-currency swaps used to hedge overseas net investments.

(ii)	Capital expenditure by business segment is stated gross of capital grants and customer contributions. Capital expenditure net of contributions amounted to £900.8 million (2003 £717.1 million). Capital grants and customer contributions receivable during the year of £48.2 million (2003 £69.5 million) comprised UK Division – Integrated Generation and Supply £0.1 million (2003 £5.4 million), Infrastructure Division – Power Systems £27.6 million (2003 £43.2 million), PacifiCorp £20.5 million (2003 £20.0 million) and Southern Water £nil (2003 £0.9 million).

(iii)	Unallocated total assets includes investments, interest receivable, bank deposits and amounts relating to gains arising on retranslation of forward contracts and cross-currency swaps used to hedge overseas net investments.

15 Intangible fixed assets

Year ended 31 March 2003			Goodwill
	Note		£m
Cost:
At 1 April 2002			2,977.8
Acquisition	(i	)	12.4
Exchange			(286.0)

At 31 March 2003			2,704.2

Amortisation:
At 1 April 2002			318.9
Amortisation for the year			139.0
Exchange			(34.3)

At 31 March 2003			423.6

Net book value:
At 31 March 2003			2,280.6
At 31 March 2002			2,658.9

Year ended 31 March 2004			Goodwill
			£m
Cost:
At 1 April 2003			2,704.2
Exchange			(364.5)

At 31 March 2004			2,339.7

Amortisation:
At 1 April 2003			423.6
Amortisation for the year			128.0
Exchange			(67.8)

At 31 March 2004			483.8

Net book value:
At 31 March 2004			1,855.9
At 31 March 2003			2,280.6

Goodwill capitalised is being amortised over its estimated useful economic life of 20 years.

(i)	The provisional fair values attributed to the acquisition of the Katy gas storage facility in 2002/03, that resulted in goodwill of £12.4 million, have not required amendment in the post-acquisition period to March 2004.

ScottishPower Annual Report and Accounts 2003/04  105

Accounts 2003/04

Notes to the Group Accounts continued

for the year ended 31 March 2004

16 Tangible fixed assets

			Land and buildings	Water infrastructure assets	Plant and machinery	Vehicles and equipment	Total
	Notes		£m	£m	£m	£m	£m
Year ended 31 March 2003
Cost or valuation:
At 1 April 2002			1,440.9	826.4	10,169.4	1,402.7	13,839.4
Additions			24.1	0.1	651.8	110.6	786.6
Acquisition			7.1	–	81.2	–	88.3
Grants and contributions			–	(0.8)	–	–	(0.8)
Disposals			(7.3)	(0.3)	(45.8)	(52.9)	(106.3)
Valuation adjustment	(i	)	–	–	149.8	–	149.8
Disposal of Southern Water	32		(811.1)	(825.4)	(714.3)	(235.1)	(2,585.9)
Exchange			(21.0)	–	(541.3)	(58.8)	(621.1)

At 31 March 2003			632.7	–	9,750.8	1,166.5	11,550.0

Depreciation:
At 1 April 2002			241.0	–	1,464.3	481.8	2,187.1
Reclassification			–	–	3.2	(3.2)	–
Charge for the year			13.9	1.5	287.9	143.9	447.2
Disposals			(0.8)	(0.3)	(40.8)	(51.1)	(93.0)
Valuation adjustment	(i	)	–	–	149.8	–	149.8
Disposal of Southern Water	32		(75.0)	(1.2)	(2.0)	(33.0)	(111.2)
Exchange			(1.8)	–	(43.0)	(13.8)	(58.6)

At 31 March 2003			177.3	–	1,819.4	524.6	2,521.3

Net book value:
At 31 March 2003			455.4	–	7,931.4	641.9	9,028.7
At 31 March 2002			1,199.9	826.4	8,705.1	920.9	11,652.3

Year ended 31 March 2004
Cost or valuation:
At 1 April 2003			632.7	–	9,750.8	1,166.5	11,550.0
Reclassification			(21.3)	–	2.8	18.5	–
Additions	(ii	)	16.0	–	677.2	255.8	949.0
Disposals			(7.2)	–	(15.6)	(30.1)	(52.9)
Exchange			(24.8)	–	(772.5)	(89.7)	(887.0)

At 31 March 2004			595.4	–	9,642.7	1,321.0	11,559.1

Depreciation:
At 1 April 2003			177.3	–	1,819.4	524.6	2,521.3
Reclassification			(14.7)	–	(1.0)	15.7	–
Charge for the year			20.1	–	245.6	173.0	438.7
Disposals			(1.0)	–	(15.6)	(24.5)	(41.1)
Exchange			–	–	(82.1)	(34.3)	(116.4)

At 31 March 2004			181.7	–	1,966.3	654.5	2,802.5

Net book value:
At 31 March 2004			413.7	–	7,676.4	666.5	8,756.6
At 31 March 2003			455.4	–	7,931.4	641.9	9,028.7

Historical cost analysis

	2004	2003
	£m	£m
Cost	11,505.1	11,496.0
Depreciation based on cost	(2,790.1)	(2,510.8)

Net book value based on cost	8,715.0	8,985.2

Included in the cost or valuation of tangible fixed assets above are:

			2004	2003
	Notes		£m	£m
Assets in the course of construction			637.8	556.1
Other assets not subject to depreciation	(iv	)	118.4	114.3
Capitalised interest	(v	)	46.2	40.4

(i)	The valuation adjustment in 2002/03 represented an adjustment to the cost and accumulated depreciation of the tangible fixed assets of Southern Water on disposal.

(ii)	The additions in the year of £949.0 million include £24.9 million relating to an increase in the provision for mine reclamation costs.

(iii)	The Manweb distribution and Southern Water operational assets were revalued by the directors on 30 September 1997 on a market value basis. The valuation of the Manweb distribution assets has not been and will not be updated, as permitted under the transitional provisions of FRS 15 ‘Tangible fixed assets’. The net book value of tangible fixed assets included at valuation at 31 March 2004 relates to Manweb distribution assets and was £563.9 million (2003 £580.8 million).

(iv)	Other assets not subject to depreciation are land. Land and buildings held by the group are predominantly freehold.

(v)	Interest on the funding attributable to major capital projects was capitalised during the year at a rate of 6% (2003 7%) in the US. There was no such interest capitalised in the UK during the year (2003 interest capitalised at 5%).

(vi)	The historical cost of fully depreciated tangible fixed assets still in use was £375.6 million (2003 £298.0 million).

(vii)	Capitalised computer software costs developed for internal use include employee, interest and other external direct costs of materials and services which are directly attributable to the development of computer software. Cumulative computer software costs capitalised are £560.8 million (2003 £525.8 million, 2002 £490.7 million). The depreciation charge was £61.2 million (2003 £79.6 million, 2002 £73.4 million).

(viii)	The net book value of land and buildings under finance leases at 31 March 2004 was £15.0 million (2003 £17.5 million). The charge for depreciation against these assets during the year was £0.7 million (2003 £0.1 million).

106  ScottishPower Annual Report and Accounts 2003/04

17 Fixed asset investments

		Joint ventures		Associated undertakings Shares £m	Own shares held under trust £m	Other investments £m	Total £m
	Note	Shares £m	Loans £m

Cost or valuation:
At 1 April 2002 – as originally stated		0.1	36.8	5.2	71.2	152.3	265.6
Prior year adjustment for UITF 38		–	–	–	(71.2)	–	(71.2)

At 1 April 2002 – as restated		0.1	36.8	5.2	–	152.3	194.4
Additions		–	6.8	–	–	19.4	26.2
Share of retained (loss)/profit		–	(0.3)	0.3	–	–	–
Disposals and other		–	(3.1)	(0.8)	–	(5.3)	(9.2)
Disposal of Southern Water	32	–	–	(1.9)	–	–	(1.9)
Exchange		–	–	–	–	(16.2)	(16.2)

At 31 March 2003 – as originally stated		0.1	40.2	2.8	97.1	150.2	290.4
Prior year adjustment for UITF 38		–	–	–	(97.1)	–	(97.1)

At 31 March 2003 – as restated		0.1	40.2	2.8	–	150.2	193.3
Additions		24.6	1.1	–	–	2.2	27.9
Share of retained profit		0.5	–	0.2	–	–	0.7
Disposals and other		–	(2.5)	(0.3)	–	(1.6)	(4.4)
Exchange		(1.7)	–	–	–	(21.0)	(22.7)

At 31 March 2004		23.5	38.8	2.7	–	129.8	194.8

The group has implemented UITF Abstract 38 ‘Accounting for ESOP trusts’ (“UITF 38”) in the financial year ended 31 March 2004. UITF 38 requires own shares held under trust to be deducted in arriving at shareholders’ funds. Previously own shares held under trust were presented as fixed asset investments. Consequential adjustments have also been made to Other creditors and Other provisions. Comparative figures have been restated in the Balance Sheet, Cash Flow Statement and related Notes. The implementation of UITF 38 had no impact on the group’s previously reported profits and losses.

The effect of UITF 38 on the group’s previously reported net assets is as follows:

	As at 31 March 2003
	Fixed asset investments	Other creditors	Other provisions	Net assets
	£m	£m	£m	£m
As previously reported	290.4	1,785.7	610.9	4,712.2
Effect of implementing new accounting policy	(97.1)	(8.4)	(5.3)	(83.4)

As restated	193.3	1,777.3	605.6	4,628.8

The principal subsidiary undertakings, joint ventures and associated undertakings are listed on page 146.

Details of listed investments, included above, are given below:

£m
Balance Sheet value at 31 March 2004	57.2

Market value at 31 March 2004	55.2

ScottishPower Annual Report and Accounts 2003/04  107

Accounts 2003/04

Notes to the Group Accounts continued

for the year ended 31 March 2004

18 Stocks

	2004	2003
	£m	£m
Raw materials and consumables	91.7	91.7
Fuel stocks	88.2	50.3
Work in progress	5.6	12.6

	185.5	154.6

19 Debtors

	Notes	2004	2003
		£m	£m
(a) Amounts falling due within one year:
Trade debtors	(i)	407.5	424.8
Amounts receivable under finance leases – US	(ii), (iii)	28.3	29.4
Less non-recourse financing		(16.1)	(20.9)

		12.2	8.5
Amounts receivable under finance leases – UK	(iii)	0.1	0.1
Prepayments and accrued income		538.2	393.3
Other debtors	(iv)	390.9	530.1

		1,348.9	1,356.8
(b) Amounts falling due after more than one year:
Amounts receivable under finance leases – US	(ii), (iii)	171.9	233.0
Less non-recourse financing		(93.4)	(127.3)

		78.5	105.7
Amounts receivable under finance leases – UK	(iii)	4.0	4.1
Other debtors		35.3	69.7

		1,466.7	1,536.3

(i)	Trade debtors are stated net of provisions for doubtful debts of £57.9 million (2003 £76.7 million).

(ii)	The group’s finance lease assets in the US which are financed by non-recourse borrowing qualify for linked presentation under FRS 5. The provider of the finance has agreed in writing in the finance documentation that it will seek repayment of the finance, as to both principal and interest, only to the extent that sufficient funds are generated by the specific assets it has financed and that it will not seek recourse in any other form. The directors confirm that the group has no obligation to support any losses arising under these leases nor is there any intention to do so.

(iii)	Amounts receivable under finance leases falling due after more than one year at 31 March 2004 of £175.9 million (2003 £237.1 million) are due as follows: within 1-2 years, £21.4 million (2003 £32.3 million); within 2-3 years, £28.6 million (2003 £25.8 million); within 3-4 years, £23.9 million (2003 £33.2 million); within 4-5 years, £18.1 million (2003 £27.7 million) and after 5 years, £83.9 million (2003 £118.1 million). Amounts received under finance leases during the year were £43.2 million (2003 £51.6 million).

(iv)	Included within other debtors falling due within one year is an amount of £201.1 million (2003 £297.1 million) relating to the value of net investment cross-currency swaps and £59.3 million (2003 £9.5 million) relating to net investment forward contracts as disclosed in Note 20(b).

108  ScottishPower Annual Report and Accounts 2003/04

20 Loans and other borrowings

Details of the group’s objectives, policies and strategy with regard to financial instruments and risk management are contained within the Financial Review on pages 33 to 61. The analyses of financial instruments in this Note, other than currency disclosures, do not include short-term debtors and creditors as permitted by FRS 13.

			Weighted average interest rate 2004	Weighted average interest rate 2003	2004	2003
	Notes				£m	£m
(a) Analysis by instrument
Unsecured debt of UK businesses
Bank overdraft			–	–	0.1	2.7
Committed bank loans			–	4.2%	–	–
Uncommitted bank loans			3.8%	4.4%	108.0	9.3
Medium-term notes/private placements	(i	)	5.4%	5.0%	1,023.4	1,035.7
Loan notes	(ii	)	3.7%	4.1%	1.2	3.6
European Investment Bank loans	(iii	)	5.9%	5.9%	199.2	199.2
Variable rate Australian dollar bond 2011			4.4%	4.7%	234.7	234.2
4.000% US dollar convertible bonds	(iv	)	4.4%	–	374.7	–
5.250% deutschmark bond 2008			6.8%	6.8%	246.0	245.8
6.625% euro-sterling bond 2010			6.7%	6.7%	198.6	198.4
8.375% euro-sterling bond 2017			8.5%	8.5%	197.8	197.7
6.750% euro-sterling bond 2023			6.8%	6.8%	247.3	247.2
Unsecured debt of US businesses
Bank overdraft			–	–	20.0	18.4
Commercial paper	(v	)	1.1%	1.4%	68.0	15.8
Preferred securities	(vi	)	–	8.6%	–	208.9
Pollution control revenue bonds	(vii	)	1.8%	2.0%	183.7	284.9
Finance leases	(viii	)	11.9%	11.9%	15.0	17.5
Other borrowings			1.1%	1.0%	11.3	18.1

Unsecured debt					3,129.0	2,937.4

Secured debt of US businesses
First mortgage and collateral bonds	(ix	)	7.2%	7.5%	1,601.8	1,726.0
Pollution control revenue bonds	(vii	)	2.6%	2.4%	215.6	179.2
Other secured borrowings	(x	)	6.9%	6.5%	125.4	143.0

Secured debt					1,942.8	2,048.2

					5,071.8	4,985.6

Loans and other borrowings are repayable as follows:
Within one year, or on demand					410.7	208.5
After more than one year					4,661.1	4,777.1

					5,071.8	4,985.6

(i)	Medium-term notes/private placements

Scottish Power plc and Scottish Power UK plc have an established joint US$7.0 billion (2003 US$7.0 billion) euro-medium-term note programme. Scottish Power plc has not yet issued under the programme. Paper is issued in a range of currencies and swapped back into sterling. As at 31 March 2004, maturities range from 1 to 36 years.

(ii)	Loan notes

All loan notes are redeemable at the holders’ discretion. The ultimate maturity date for currently outstanding loan notes is 2006.

(iii)	European Investment Bank (“EIB”) loans

These loans incorporate agreements with various interest rates and maturity dates. The maturity dates of these arrangements range from 2009 to 2011.

(iv)	Convertible bonds

Scottish Power Finance (Jersey) Limited (“the Issuer”) has issued US$700 million 4.00% step-up perpetual subordinated convertible bonds guaranteed by Scottish Power plc. The bonds are convertible into redeemable preference shares of the Issuer which will be exchangeable immediately on issuance for ordinary shares in Scottish Power plc. The Exchange Price was initially set at £4.60 but will be subject to change on the occurence of certain events set out in the Offering Circular, including payment of dividends greater than amounts set out in the bond agreement, capital restructuring and change of control. The exchange rate to be used to convert US dollar denominated preference shares into sterling is 1.6776. Conversion of the bonds into shares is at the option of the bondholders. During the period up to 3 July 2011, they can opt to convert the bonds into preference shares of the Issuer which are immediately exchangeable into ordinary shares of Scottish Power plc. If the bonds remain outstanding after 10 July 2011, they will bear interest at a rate of 4.00% per annum above the London Inter Bank Offer Rate for three month US dollar deposits. The bonds are perpetual, so there is no fixed redemption date. There are, however, occasions where redemption may occur. The Issuer may redeem the bonds: i) if, after 10 July 2009, for the preceeding 30 dealing days the average of the middle market quotations of an ordinary share has been at least 130% of the average Exchange Price; ii) if, at any time, conversion rights have been exercised and/or purchases effected in respect of 85% or more in principal amount of the bonds; or iii) at any time after 10 July 2011, provided all of the outstanding bonds are redeemed. Under ii) and iii), the redemption amount will be principal value plus accrued, unpaid interest. Under i), the redemption will be by way of the issue of shares. The bondholders may require redemption if an offer is made to the shareholders of Scottish Power plc to buy their shares in the company. The redemption amount will be principal value plus accrued, unpaid interest.

(v)	Commercial paper

Scottish Power UK plc has an established US$2.0 billion (2003 US$2.0 billion) euro-commercial paper programme. Paper was issued in a range of currencies and swapped back into sterling. No issues have been made under the programme since April 2002. PacifiCorp has a US$1.5 billion (2003 US$1.5 billion) domestic commercial paper programme. Amounts borrowed under the commercial paper programmes are repayable in less than one year.

ScottishPower Annual Report and Accounts 2003/04  109

Accounts 2003/04

Notes to the Group Accounts continued

for the year ended 31 March 2004

20 Loans and other borrowings continued

(vi)	Preferred securities

Wholly-owned subsidiary trusts of PacifiCorp (“the Trusts”) issued redeemable preferred securities representing preferred undivided beneficial interests in the assets of the Trusts. The sole assets of the Trusts were junior subordinated deferrable interest debentures of PacifiCorp that bore interest at the same rates as the preferred securities to which they relate, and certain rights under related guarantees by PacifiCorp. During August 2003, PacifiCorp redeemed, prior to maturity, all of the outstanding preferred securities and the Trusts were subsequently cancelled.

(vii)	Pollution control revenue bonds

These are bonds issued by qualified tax exempt entities to finance, or refinance, the cost of certain pollution control, solid waste disposal and sewage facilities. PacifiCorp has entered into agreements with the issuers pursuant to which PacifiCorp received the proceeds of the issuance and agreed to make payments sufficient to pay principal of, interest on, and certain additional expenses. The interest on the bonds is not subject to federal income taxation for most bondholders. In some cases, PacifiCorp has issued first mortgage and collateral bonds as collateral for repayment.

(viii)	Finance leases

These are facility leases that are accounted for as capital leases, maturity dates range from 2014 to 2022.

(ix)	First mortgage and collateral bonds

First mortgage and collateral bonds of PacifiCorp may be issued in amounts limited by its Electric operation’s property, earnings and other provisions of the mortgage indenture. Approximately US$12.4 billion of the eligible assets (based on original costs) of PacifiCorp is subject to the lien of the mortgage.

(x)	Other secured borrowings

Included within other secured borrowings is ScottishPower’s share of debt in a joint arrangement for the Klamath co-generation plant. The borrowings are the subject of a guarantee, for US$60.0 million, provided by PacifiCorp Holdings Inc. in respect of second lien revenue bonds.

	At 31 March 2004		At 31 March 2003
	Book amount	Fair value	Book amount	Fair value
	£m	£m	£m	£m
(b) Fair value of financial instruments
Short-term debt and current portion of long-term debt	411.1	411.1	209.2	209.2
Long-term debt	4,686.2	5,166.9	4,807.2	5,384.3
Cross-currency swaps	(25.5)	(43.2)	(30.8)	(50.0)

Total debt	5,071.8	5,534.8	4,985.6	5,543.5
Interest rate swaps	(6.4)	16.1	—	(22.6)
Interest rate swaptions	2.6	2.4	4.0	2.6
Forward rate agreements	—	—	—	8.4
Forward contracts	(1.9)	(70.0)	—	(46.7)
Net investment forward contracts	(59.3)	(47.4)	(9.5)	(9.9)
Net investment cross-currency swaps	(201.1)	(177.6)	(297.1)	(255.8)
Energy hedge contracts	—	5.1	—	35.0
Energy trading contracts	(0.6)	(0.6)	(0.4)	(0.4)

Total financial instruments	4,805.1	5,262.8	4,682.6	5,254.1

The assumptions used to estimate fair values of financial instruments are summarised below:

(i)	For short-term borrowings (uncommitted borrowing, commercial paper and short-term borrowings under the committed facilities), the book value approximates to fair value because of their short maturities.

(ii)	The fair values of all quoted euro bonds are based on their closing clean market price converted at the spot rate of exchange as appropriate.

(iii)	The fair values of the EIB loans have been calculated by discounting their future cash flows at market rates adjusted to reflect the redemption adjustments allowed under each agreement.

(iv)	The fair values of unquoted debt have been calculated by discounting the estimated cash flows for each instrument at the appropriate market discount rate in the currency of issue in effect at the balance sheet date.

(v)	The fair values of the sterling interest rate swaps and sterling forward rate agreements have been estimated by calculating the present value of estimated cash flows.

(vi)	The fair values of the sterling interest rate swaptions are estimated using the sterling yield curve and implied volatilities as at 31 March.

(vii)	The fair values of the cross-currency swaps have been estimated by adding the present values of the two sides of each swap. The present value of each side of the swap is calculated by discounting the estimated future cash flows for that side, using the appropriate market discount rates for that currency in effect at the balance sheet date.

(viii)	The fair values of the forward contracts are estimated using market forward exchange rates on 31 March.

(ix)	The fair values of gas futures are the margin calls under those contracts.

(x)	The fair values of weather derivatives have been estimated assuming for water related derivatives a normal water year in several water basins, and for temperature related derivatives a normal daily high temperature of certain cities in the US.

110  ScottishPower Annual Report and Accounts 2003/04

20 Loans and other borrowings continued

	2004	2003
	£m	£m
(c) Maturity analysis of financial liabilities
Repayments fall due as follows:
Within one year, or on demand	410.7	208.5
Between one and two years	278.2	223.0
Between two and three years	227.6	302.2
Between three and four years	91.5	246.2
Between four and five years	616.6	101.6
More than five years	3,447.2	3,904.1

	5,071.8	4,985.6

Included in the within one year, or on demand figure above is £nil, in the between two and five years figures is £1.0 million and in the more than five years figure is £14.0 million relating to finance leases (2003 £0.1 million, £0.8 million and £16.6 million respectively).

	2005	2006	2007	2008	2009	Thereafter	Total	Fair Value*
	£m	£m	£m	£m	£m	£m	£m	£m
Liabilities:
Fixed rate (GBP)	50.0	—	100.0	25.0	55.0	1,083.9	1,313.9	1,427.8
Average interest rate (GBP)	6.6%	—	6.5%	6.7%	5.5%	6.7%	6.6%
Fixed rate (USD) – UK group	—	—	—	—	—	427.0	427.0	469.4
Average interest rate (USD) – UK group	—	—	—	—	—	4.1%	4.1%
Fixed rate (USD) – US group	132.7	147.3	115.4	66.5	221.8	1,122.9	1,806.6	2,078.0
Average interest rate (USD) – US group	7.3%	7.4%	7.6%	7.7%	6.1%	7.1%	7.1%
Fixed rate (CZK)	—	40.7	—	—	—	—	40.7	43.1
Average interest rate (CZK)	—	6.9%	—	—	—	—	6.9%
Fixed rate (EUR)	15.0	—	—	—	285.2	—	300.2	320.1
Average interest rate (EUR)	4.8%	—	—	—	5.2%	—	5.2%
Index-linked (GBP)	—	—	—	—	—	195.4	195.4	213.3
Average interest rate (GBP)	—	—	—	—	—	3.49 x RPI	3.49 x RPI
Variable rate (GBP)	114.3	—	—	—	30.0	57.0	201.3	201.3
Average interest rate (GBP)	1m LIBOR	—	—	—	6m LIBOR	3m LIBOR	2m LIBOR
Variable rate (USD) – UK group	—	54.4	—	—	19.0	—	73.4	73.6
Average interest rate (USD) – UK group	—	3m LIBOR	—	—	3m LIBOR	—	3m LIBOR
Variable rate (USD) – US group	99.1	8.5	12.2	—	—	273.9	393.7	393.9
Average interest rate (USD) – US group	1m LIBOR	BMA	BMA	—	—	BMA	BMA
Variable rate (USD) – US group	—	—	—	—	—	40.5	40.5	40.5
Average interest rate (USD) – US group	—	—	—	—	—	MCBY	MCBY
Variable rate (AUD)	—	—	—	—	—	266.9	266.9	278.3
Average interest rate (AUD)	—	—	—	—	—	3m BBSW	3m BBSW
Variable rate (EUR)	—	—	—	—	6.0	13.4	19.4	20.2
Average interest rate (EUR)	—	—	—	—	3m LIBOR	6m LIBOR	5m LIBOR
Variable rate (JPY)	—	18.3	—	—	—	—	18.3	18.5
Average interest rate (JPY)	—	6m LIBOR	—	—	—	—	6m LIBOR

Total debt							5,097.3	5,578.0

Cross-currency swaps	(0.4)	9.0	—	—	(0.4)	(33.7)	(25.5)	(43.2)

							5,071.8	5,534.8

The disclosures represent the interest profile and currency profile of financial liabilities before the impact of derivative hedging instruments.

The average variable rates above, LIBOR, exclude margins. LIBOR is the London Inter Bank Offer Rate.

GBP – Pounds Sterling, USD – American Dollars, CAD – Canadian Dollars, CZK – Czech Koruna, DKK – Danish Krone, EUR – Euros, JPY – Japanese Yen, AUD – Australian Dollars. BMA is a weekly high grade market index comprised of 7-day tax exempt variable rate demand notes produced by municipal market data. MCBY is the Moody’s Corporate Bond Yield. It is derived from the pricing data of 100 corporate bonds in the US market, each with current outstandings of over $100 million and maturities of 30 years. BBSW is the Australian Bank Bill Rate.

Reference to ‘m’ in ‘m LIBOR’ and ‘m BBSW’ represents months.

*	Fair value represents the fair value of the total debt excluding the fair value of related cross-currency swaps, details of which are set out in Note 20(g).

ScottishPower Annual Report and Accounts 2003/04  111

Accounts 2003/04

Notes to the Group Accounts continued

for the year ended 31 March 2004

20 Loans and other borrowings continued

(d) Interest rate analysis of financial liabilities

	At 31 March 2004			At 31 March 2003
	GBP £m	USD £m	Total £m	GBP £m	USD £m	Total £m
Fixed rate borrowings	1,331.0	2,181.1	3,512.1	1,427.0	2,096.2	3,523.2
Floating rate borrowings	1,125.3	434.4	1,559.7	946.8	515.6	1,462.4

	2,456.3	2,615.5	5,071.8	2,373.8	2,611.8	4,985.6

	Weighted average interest rate at which borrowings are fixed				Weighted average period for which interestrate is fixed
	At 31 March 2004		At 31 March 2003		At 31 March 2004		At 31 March 2003
	GBP %	USD %	GBP %	USD %	GBP Years	USD Years	GBP Years	USD Years
Fixed rate borrowings	6.8	6.6	6.7	7.6	10	9	11	13

All amounts in the analysis above take into account the effect of interest rate swaps and currency swaps used to convert underlying debt into sterling. This does not include currency swaps used as part of the hedging of the US net investment. Floating rate borrowings bear interest at rates based on LIBOR, certificate of deposit rates, interbank borrowing rates, prime rates or other short-term market rates. The average interest rates on short-term borrowings as at 31 March 2004 were as follows: GBP 4.1%, USD 1.2% (2003 3.6% and 1.4% respectively).

Based on the floating rate debt of £1,559.7 million at 31 March 2004 (2003 £1,462.4 million), a 100 basis point change in interest rates would result in a £15.6 million change in profit before tax for the year (2003 £14.6 million change).

Debt in the table above is reported by currency. In the past it has been reported split by the location of issue, which has been the same as the currency split. During the year the UK operations issued $700 million of convertible bonds which were not swapped into sterling.

(e) Financial assets

	Note		At 31 March 2004			At 31 March 2003
			UK £m	US £m	Total £m	UK £m	US £m	Total £m
Fixed rate financial assets	(i	)	7.1	90.7	97.8	8.3	114.2	122.5
Floating rate financial assets	(i	)	1,274.5	108.6	1,383.1	542.7	157.9	700.6

			1,281.6	199.3	1,480.9	551.0	272.1	823.1

(i)	All financial assets in the UK are denominated in pounds sterling and those in the US are denominated in US dollars.

Included within US fixed rate financial assets at 31 March 2004 are amounts receivable under finance leases of £200.2 million (2003 £262.4 million) less non-recourse finance of £109.5 million (2003 £148.2 million). The floating rate financial assets of the group’s UK and US operations are principally cash deposits of which £2.2 million in the UK and £nil in the US (2003 £2.2 million and £nil respectively) are subject to either a legal assignment or a charge in favour of a third party.

	Weighted average interest rate at which financial assets are fixed				Weighted average period for which interest is fixed
	At 31 March 2004		At 31 March 2003		At 31 March 2004		At 31 March 2003
	UK %	US %	UK %	US %	UK Years	US Years	UK Years	US Years
Fixed rate financial assets	8.4	10.0	8.2	10.0	6	5	5	9

All amounts in the analysis above take into account the effect of interest rate swaps and currency swaps. Floating rate investments pay interest at rates based on LIBOR, certificate of deposit rates, prime rates or other short-term market rates. The average interest rates on short-term financial assets as at 31 March 2004 were as follows: UK operations 3.9%, US operations 1.0% (2003 3.6% and 1.2% respectively).

Based on the floating rate financial assets of £1,383.1 million at 31 March 2004 (2003 £700.6 million), a 100 basis point change in interest rates would result in a £13.8 million change in profit before tax for the year (2003 £7.0 million). Based on the floating rate short-term bank and other deposits of £1,347.3 million at 31 March 2004 (2003 £664.6 million), a 100 basis point change in interest rates would result in a £13.5 million change in profit before tax for the year (2003 £6.6 million).

The fair values of the financial assets are not materially different from their book values.

The group also has certain equity investments which have been excluded from the disclosures above because they have no maturity date. As at 31 March 2004, the book value of these investments was £57.2 million (2003 £68.9 million) and the fair value was £55.2 million (2003 £59.8 million).

(f) Borrowing facilities

The group has the following undrawn committed borrowing facilities at 31 March 2004 in respect of which all conditions precedent have been met. Of the facilities shown £544.1 million ($1,000 million) (2003 £100.0 million) relate to UK operations. The remaining £435.3 million ($800 million) (2003 £506.1 million ($800 million)) relate to US operations. All facilities are floating rate facilities.

	At 31 March 2004	At 31 March 2003
	£m	£m
Expiring within one year	476.1	416.3
Expiring between two and five years	503.3	189.8

Commitment fees on the above facilities were as follows: UK operations £1.2 million (2003 £0.2 million); US operations £0.6 million (2003 £0.9 million).

112  ScottishPower Annual Report and Accounts 2003/04

20 Loans and other borrowings continued

(g) Maturity analysis of derivatives

	2005	2006	2007	2008	2009	Thereafter	Total	Fair Value*
	£m	£m	£m	£m	£m	£m	£m	£m
Interest rate swaps
Variable to fixed (GBP)	175.0	—	50.0	68.7	—	50.0	343.7	10.2
Average pay rate	4.7%	—	5.5%	6.4%	—	6.3%	5.4%
Average receive rate	6m LIBOR	—	3m LIBOR	6m LIBOR	—	3m LIBOR	5m LIBOR

Fixed to index-linked (GBP)	—	—	—	—	—	100.0	100.0	14.3
Average pay rate	—	—	—	—	—	3.35 x RPI	3.35 x RPI
Average receive rate	—	—	—	—	—	6.2%	6.2%

Fixed to variable (GBP)	150.0	111.2	638.0	307.8	185.2	806.9	2,199.1	(40.1)
Average pay rate	6m LIBOR	6m LIBOR	6m LIBOR	6m LIBOR	6m LIBOR	6m LIBOR	6m LIBOR
Average receive rate	5.7%	5.0%	5.2%	5.4%	5.4%	6.7%	5.8%

Variable to variable (GBP)	5.0	—	—	—	30.0	—	35.0	(0.6)
Average pay rate	6m LIBOR	—	—	—	6m LIBOR	—	6m LIBOR
Average receive rate	3m LIBOR	—	—	—	12m LIBOR	—	11m LIBOR

Variable to fixed (USD)	272.0	360.2	435.3	217.6	—	462.5	1,747.6	32.3
Average pay rate	3.5%	3.4%	2.4%	3.2%	—	4.2%	3.3%
Average receive rate	6m LIBOR	6m LIBOR	6m LIBOR	6m LIBOR	—	6m LIBOR	6m LIBOR

Swaptions
Notional amount (GBP)	—	—	—	—	—	100.0	100.0	2.4
Average pay rate	—	—	—	—	—	4.3%	4.3%
Average receive rate	—	—	—	—	—	6m LIBOR	6m LIBOR

Cross-currency swaps
Receive fixed USD pay variable GBP	—	—	—	—	—	51.4	51.4	(6.5)
Average pay rate (GBP)	—	—	—	—	—	6m LIBOR	6m LIBOR
Average receive rate (USD)	—	—	—	—	—	4.6%	4.6%

Receive variable USD pay fixed GBP	—	33.1	—	—	21.2	—	54.3	9.2
Average pay rate (GBP)	—	6.7%	—	—	4.9%	—	6.0%
Average receive rate (USD)	—	3m LIBOR	—	—	3m LIBOR	—	3m LIBOR

Receive variable USD pay variable GBP	—	33.3	—	—	—	—	33.3	6.3
Average pay rate (GBP)	—	6m LIBOR	—	—	—	—	6m LIBOR
Average receive rate (USD)	—	3m LIBOR	—	—	—	—	3m LIBOR

Receive variable AUD pay variable GBP	—	—	—	—	—	237.8	237.8	(34.3)
Average pay rate (GBP)	—	—	—	—	—	6m LIBOR	6m LIBOR
Average receive rate (AUD)	—	—	—	—	—	3m BBSW	3m BBSW

Receive fixed CZK pay variable GBP	—	34.3	—	—	—	—	34.3	(8.7)
Average pay rate (GBP)	—	6m LIBOR	—	—	—	—	6m LIBOR
Average receive rate (CZK)	—	6.9%	—	—	—	—	6.9%

Receive fixed EUR pay fixed GBP	—	—	—	—	246.6	—	246.6	(7.2)
Average pay rate (GBP)	—	—	—	—	6.7%	—	6.7%
Average receive rate (EUR)	—	—	—	—	5.3%	—	5.3%

Receive fixed EUR pay variable GBP	14.6	—	—	—	36.8	—	51.4	(4.0)
Average pay rate (GBP)	6m LIBOR	—	—	—	6m LIBOR	—	6m LIBOR
Average receive rate (EUR)	4.8%	—	—	—	5.0%	—	4.9%

Receive variable EUR pay variable GBP	—	—	—	—	5.8	12.9	18.7	(1.4)
Average pay rate (GBP)	—	—	—	—	6m LIBOR	6m LIBOR	6m LIBOR
Average receive rate (EUR)	—	—	—	—	3m LIBOR	6m LIBOR	5m LIBOR

Receive variable JPY pay variable GBP	—	21.9	—	—	—	—	21.9	3.4
Average pay rate (GBP)	—	6m LIBOR	—	—	—	—	6m LIBOR
Average receive rate (JPY)	—	6m LIBOR	—	—	—	—	6m LIBOR

Receive fixed GBP pay fixed USD	503.8	—	—	—	—	—	503.8	(97.7)
Average pay rate (USD)	3.6%	—	—	—	—	—	3.6%
Average receive rate (GBP)	5.1%	—	—	—	—	—	5.1%

Receive variable GBP pay fixed USD	61.4	119.5	—	—	—	—	180.9	(17.4)
Average pay rate (USD)	2.9%	3.1%	—	—	—	—	3.0%
Average receive rate (GBP)	6m LIBOR	6m LIBOR	—	—	—	—	6m LIBOR

Receive variable GBP pay variable USD	105.3	277.7	523.7	409.0	270.1	677.9	2,263.7	(62.5)
Average pay rate (USD)	6m LIBOR	6m LIBOR	6m LIBOR	6m LIBOR	6m LIBOR	6m LIBOR	6m LIBOR
Average receive rate (GBP)	6m LIBOR	6m LIBOR	6m LIBOR	6m LIBOR	6m LIBOR	6m LIBOR	6m LIBOR
Forward contracts
Buy GBP, sell USD	912.4	349.5	446.4	157.7	—	—	1,866.0	(130.5)
Buy USD, sell GBP	359.1	161.1	293.5	149.4	—	—	963.1	12.9
Buy CAD, sell USD	6.1	—	—	—	—	—	6.1	(0.1)
Buy DKK, sell GBP	42.8	5.1	—	—	—	—	47.9	0.3

							11,106.6	(319.7)

The abbreviations contained in the table are defined in Note 20(c). The above table includes derivatives relating to the hedging of earnings and the net assets of the US business, hedging interest rate risk and foreign exchange risk on debt issues and hedging foreign exchange risk on a small number of business transactions.

*	Derivatives which have a positive fair value are shown in the table above as bracketed, while derivatives with a negative fair value are shown without brackets to follow the convention in Note 20(b) that financial liabilities are shown without brackets.

ScottishPower Annual Report and Accounts 2003/04  113

Accounts 2003/04

Notes to the Group Accounts continued

for the year ended 31 March 2004

20 Loans and other borrowings continued

(h) Hedges

Gains and losses on instruments used for hedging are not recognised until the exposure that is being hedged is itself recognised. Unrecognised gains and losses on instruments used for hedging, and the movements therein, are as follows:

			Gains	Losses	Total net gains/ losses
	Note		£m	£m	£m
Unrecognised gains and (losses) on hedges at 1 April 2002			64.1	(142.6)	(78.5)
Transfer from gains to losses	(i	)	(6.7)	6.7	–
Transfer from losses to gains	(i	)	(49.4)	49.4	–
(Gains) and losses arising in previous years that were recognised in 2002/03			(23.2)	4.1	(19.1)

Gains and (losses) arising before 1 April 2002 that were not recognised in 2002/03			(15.2)	(82.4)	(97.6)
Gains and (losses) arising in 2002/03 that were not recognised in 2002/03			196.6	(52.8)	143.8

Unrecognised gains and (losses) on hedges at 31 March 2003			181.4	(135.2)	46.2

Gains and (losses) expected to be recognised in 2003/04			33.1	(48.1)	(15.0)

Gains and (losses) expected to be recognised in 2004/05 or later			148.3	(87.1)	61.2

(i)	Figures in the table above are calculated by reference to the 31 March 2003 fair value of the derivative concerned.

			Gains	Losses	Total net gains/ losses
	Note		£m	£m	£m
Unrecognised gains and (losses) on hedges at 1 April 2003			181.4	(135.2)	46.2
Transfer from gains to losses	(ii	)	–	–	–
Transfer from losses to gains	(ii	)	–	–	–
(Gains) and losses arising in previous years that were recognised in 2003/04			(32.4)	40.6	8.2

Gains and (losses) arising before 1 April 2003 that were not recognised in 2003/04			149.0	(94.6)	54.4
Gains and (losses) arising in 2003/04 that were not recognised in 2003/04			32.0	(18.0)	14.0

Unrecognised gains and (losses) on hedges at 31 March 2004			181.0	(112.6)	68.4

Gains and (losses) expected to be recognised in 2004/05			56.6	(34.3)	22.3

Gains and (losses) expected to be recognised in 2005/06 or later			124.4	(78.3)	46.1

(ii)	Figures in the table above are calculated by reference to the 31 March 2004 fair value of the derivative concerned.

The analysis above excludes any gains and losses in respect of the net investment cross-currency swaps and net investment forward contracts and losses of £10.0 million relating to certain other forward contracts as gains and losses arising on these contracts will be recognised in the statement of total recognised gains and losses.

(i) Fair value of financial assets and liabilities held for trading

	2004	2003
	£m	£m
Net realised and unrealised gains included in profit and loss account	4.3	2.9

Fair value of financial assets held for trading at 31 March	15.6	11.0

Fair value of financial liabilities held for trading at 31 March	(15.0)	(10.6)

In the UK and US a limited amount of proprietary trading within the limits and guidelines of the risk management framework is undertaken. The transactions included in the table above consist of forward purchase and sale contracts of electricity and forward purchase and sale contracts of gas and gas futures contracts. These contracts are marked to market value using externally derived market prices and any gain or loss arising is recognised in the profit and loss account. This is not in accordance with the provisions of Schedule 4 to the Companies Act 1985 which requires that these contracts be stated at the lower of cost and net realisable value or that, if revalued, any revaluation difference be taken to revaluation reserve. However, the directors consider that compliance with these requirements would lead to the Accounts failing to give a true and fair view of the results of the group since the marketability of energy trading contracts enables decisions to be made continually on whether to hold or sell them. Accordingly, the measurement of profit in any period is properly made by reference to market values. The effect of the departure on the Accounts is to increase the profit for the year by £4.6 million (2003 £7.3 million) and increase the group’s net assets by £15.6 million (2003 £11.0 million).

(j) Currency exposures

As explained in the Financial Review on pages 33 to 61 the group uses forward contracts, cross-currency swaps and borrowings in foreign currencies to mitigate the currency exposures arising from its overseas net investments. Gains and losses arising on overseas net investments and the forward contracts, cross-currency swaps and foreign currency borrowings used to hedge the currency exposures, are recognised in the statement of total recognised gains and losses.

Other than the transactions referred to above, the group did not hold material net monetary assets or liabilities in currencies other than functional currency at 31 March 2004 and 31 March 2003.

21 Other creditors

	2004	2003 (As restated – Note 17)
	£m	£m
Amounts falling due within one year:
Trade creditors	131.3	135.9
Corporate tax	237.7	251.1
Other taxes and social security	54.4	62.6
Payments received on account	34.5	43.2
Capital creditors and accruals	87.8	73.0
Other creditors	241.5	388.1
Accrued expenses	758.6	691.2
Proposed dividend	112.9	132.2

	1,658.7	1,777.3

114  ScottishPower Annual Report and Accounts 2003/04

22 Provisions for liabilities and charges – Deferred tax

Deferred tax provided in the Accounts is as follows:

	Provided
	2004	2003
	£m	£m
Accelerated capital allowances	1,161.0	1,539.9
Other timing differences	81.2	(238.0)

	1,242.2	1,301.9

	Note	£m
Deferred tax provided at 1 April 2001		1,625.3
Charge to profit and loss account		70.2
Other movements		(4.3)

Deferred tax provided at 1 April 2002		1,691.2
Charge to profit and loss account		50.6
Disposal of Southern Water	32	(361.0)
Exchange		(80.5)
Other movements		1.6

Deferred tax provided at 1 April 2003		1,301.9
Charge to profit and loss account		74.4
Exchange		(134.6)
Other movements		0.5

Deferred tax provided at 31 March 2004		1,242.2

23 Provisions for liabilities and charges – Other provisions

2001/02	At 1 April 2001 (as previously stated)		Prior year adjustment for UITF 38 (Note 17)	At 1 April 2001 (as restated)	Demerger of Thus (Note 33)	New provisions	Unwinding of discount	Utilised during year	Exchange	At 31 March 2002
	£m		£m	£m	£m	£m	£m	£m	£m	£m
Reorganisation and restructuring	85.1		–	85.1	–	18.5	–	(40.8)	(0.2)	62.6
Environmental and health	96.8		–	96.8	–	0.1	5.7	(4.4)	–	98.2
Decommissioning costs	82.1		–	82.1	–	–	4.8	(0.3)	–	86.6
Onerous contracts	244.1		–	244.1	–	–	8.5	(67.3)	–	185.3
Pensions, post-retirement and post-employment benefits	164.9		–	164.9	–	17.3	–	(19.3)	(0.2)	162.7
Mine reclamation costs	90.3		–	90.3	–	–	3.8	(9.1)	(0.1)	84.9
Disposal of and withdrawal from Appliance Retailing	–		–	–	–	50.8	–	(43.5)	–	7.3
Other	15.4		(5.1)	10.3	(0.9)	22.9	–	(10.9)	–	21.4

	778.7		(5.1)	773.6	(0.9)	109.6	22.8	(195.6)	(0.5)	709.0

2002/03	At 1 April 2002 (as previously stated)		Prior year adjustment for UITF 38 (Note 17)	At 1 April 2002 (as restated)	Disposal of Southern Water (Note 32)	New provisions	Unwinding of discount	Utilised during year	Exchange	At 31 March 2003
	£m		£m	£m	£m	£m	£m	£m	£m	£m
Reorganisation and restructuring	62.6		–	62.6	(2.5)	4.7	–	(32.3)	(3.0)	29.5
Environmental and health	98.2		–	98.2	(3.1)	–	9.5	(10.9)	(8.5)	85.2
Decommissioning costs	86.6		–	86.6	–	0.5	4.8	(0.6)	(8.0)	83.3
Onerous contracts	185.3		–	185.3	–	–	8.4	(32.4)	–	161.3
Pensions, post-retirement and post-employment benefits	162.7		–	162.7	–	52.0	–	(47.4)	(17.0)	150.3
Mine reclamation costs	84.9		–	84.9	–	–	3.8	(8.1)	(8.3)	72.3
Disposal of and withdrawal from Appliance Retailing	7.3		–	7.3	–	–	–	(2.1)	–	5.2
Other	26.2		(4.8)	21.4	–	11.4	–	(13.4)	(0.9)	18.5

	713.8		(4.8)	709.0	(5.6)	68.6	26.5	(147.2)	(45.7)	605.6

2003/04	Notes		At 1 April 2003 (as previously stated)	Prior year adjustment for UITF 38 (Note 17)	At 1 April 2003 (as restated)	New provisions	Unwinding of discount	Utilised during year	Exchange	At 31 March 2004
			£m	£m	£m	£m	£m	£m	£m	£m
Reorganisation and restructuring	(a	)	29.5	–	29.5	0.8	–	(26.1)	(1.0)	3.2
Environmental and health	(b	)	85.2	–	85.2	0.1	4.1	(18.5)	(10.4)	60.5
Decommissioning costs	(c	)	83.3	–	83.3	9.2	4.9	(2.3)	(10.8)	84.3
Onerous contracts	(d	)	161.3	–	161.3	–	7.7	(48.5)	–	120.5
Pensions, post-retirement and post-employment benefits	(e	)	150.3	–	150.3	84.8	–	(65.5)	(22.2)	147.4
Mine reclamation costs	(f	)	72.3	–	72.3	39.5	3.4	(22.9)	(12.7)	79.6
Disposal of and withdrawal from Appliance Retailing	(g	)	5.2	–	5.2	–	–	(3.4)	–	1.8
Other	(h	)	23.8	(5.3)	18.5	1.9	–	(11.9)	(1.3)	7.2

			610.9	(5.3)	605.6	136.3	20.1	(199.1)	(58.4)	504.5

ScottishPower Annual Report and Accounts 2003/04  115

Accounts 2003/04

Notes to the Group Accounts continued

for the year ended 31 March 2004

23 Provisions for liabilities and charges – Other provisions continued

(a)	The provision for reorganisation and restructuring principally comprises the reorganisation provision established in 2001/02 for the UK Division – Integrated Generation and Supply. This provision was expected to result in a reduction of employee numbers of approximately 500 from 2002/03 onwards. At 31 March 2004, the UK Division –Integrated Generation and Supply had reduced its employees by 390. The remaining provision relates to costs for a further reduction of 25 employees and other residual reorganisation expenses.

(b)	The environmental and health provisions principally comprise the costs of notified environmental remediation work and constructive obligations in respect of potential environmental remediation costs identified by an external due diligence review in the US. These costs are expected to be incurred in the period up to March 2010. Included within the ‘Unwinding of discount’ of £4.1 million (2003 £9.5 million, 2002 £5.7 million) is £1.7 million (2003 £3.9 million, 2002 £nil) relating to a change in the discount rate.

(c)	The provision for decommissioning costs is the discounted future estimated costs of decommissioning the group’s power plants, principally in the US, but also in the UK. The decommissioning of these plants is expected to occur over the period between 2005 and 2048.

(d)	The provision for onerous contracts comprises the costs of contracted energy purchases. The costs provided are expected to be incurred in the period up to 31 March 2009 as follows: less than 1 year £65.8 million, between 1 and 2 years £41.1 million and the remainder between 2 and 5 years £13.6 million.

(e)	Details of the group’s pensions, post-retirement and post-employment benefits are disclosed in Notes 28 and 34.

(f)	The provision for mine reclamation costs comprises the discounted future estimated costs of reclaiming the group’s mines in the US. The costs are expected to be incurred in the period up to 2031.

(g)	The Appliance Retailing provision comprises closure costs, principally property lease termination premia, expected to be incurred in the period up to 2005.

(h)	The Other category comprises various provisions which are not individually sufficiently material to warrant separate disclosure.

24 Deferred income

	At 1 April 2002	Receivable during year	Released to profit and loss account	Disposal of Southern Water (Note 32)	Exchange	At 31 March 2003
	£m	£m	£m	£m	£m	£m
Grants and customer contributions	551.2	68.7	(18.6)	(37.4)	(5.0)	558.9

		At 1 April 2003	Receivable during year	Released to profit and loss account	Exchange	At 31 March 2004
		£m	£m	£m	£m	£m
Grants and customer contributions		558.9	48.2	(19.5)	(9.8)	577.8

25 Share capital

			2004	2003
	Note		£m	£m
Authorised:
3,000,000,000 (2003 3,000,000,000) ordinary shares of 50p each			1,500.0	1,500.0
One Special Share of £1	(a	)	–	–

			1,500.0	1,500.0

Allotted, called up and fully paid:
1,859,538,923 (2003 1,855,932,802) ordinary shares of 50p each			929.8	928.0
One Special Share of £1	(a	)	–	–

			929.8	928.0

116  ScottishPower Annual Report and Accounts 2003/04

25 Share capital continued

(a) Special Share

The ‘Special Share’ was redeemed at par on 5 May 2004. The Special Share, which could be held only by one of the Secretaries of State or any other person acting on behalf of HM Government, did not carry rights to vote at the general or separate meetings but entitled the holder to attend and speak at such meetings. Written consent of the Special Shareholder was required before certain provisions of the company’s Articles of Association or certain rights attaching to the Special Share were varied. This share conferred no rights to participate in the capital or profits of the company, except that in a winding up the Special Shareholder was entitled to repayment in priority to the other shareholders.

(b) Employee share schemes

The group has six types of share based plans for employees. Options have been granted and awards made to eligible employees to subscribe for ordinary shares or ADSs in Scottish Power plc in accordance with the rules of each plan.

The ScottishPower Sharesave Schemes are savings related and under normal circumstances share options are exercisable on completion of a three or five year save-as-you-earn contract as appropriate.

The Executive Share Option Scheme applied to executive directors and certain senior managers. However, this Scheme was replaced with the Long Term Incentive Plan but options already granted were not affected.

The PacifiCorp Stock Incentive Plan (“PSIP”) relates to options over ScottishPower ADSs which vest over two or three years, as appropriate.

Awards granted under the Long Term Incentive Plan will vest only if the Remuneration Committee is satisfied that certain performance measures related to the sustained underlying financial performance of the group and improvements in customer service standards are achieved over a period of three financial years commencing with the financial year preceding the date an award is made.

Options granted under the Executive Share Option Plan 2001 (“ExSOP”) to executive directors and certain senior managers in the UK are subject to the performance criterion that the percentage increase in the company’s annualised earnings per share, excluding goodwill amortisation and exceptional items, be at least 3% (adjusted for any increase in the RPI). Options granted to US participants under the ExSOP, with the exception of the 2002 conditional award, are not subject to any performance criteria. The 2002 conditional award is subject to the same performance criterion as awards to UK participants.

The Employee Share Ownership Plan (“ESOP”) allows eligible employees to make contributions from pre-tax salary to buy shares in ScottishPower which are held in trust (Partnership Shares). These shares are matched by the company (Matching Shares) and are also held in trust. At the launch of the ESOP, Free Shares were offered to employees.

The K Plus Plan consists of the K Plus Employee Savings Plan and the K Plus Employee Stock Ownership Plan. The K Plan Employee Savings Plan is a 401(k) based qualified retirement plan designed to provide income during employees’ retirement. The K Plus Employee Stock Ownership Plan provides for matching contributions by PacifiCorp based on employees’ contributions, plus additional discretionary employer contributions made to all eligible employees.

(i) Summary of movements in share options in ScottishPower shares

	ScottishPower Sharesave Schemes	Weighted average exercise price (pence)	Southern Water Sharesave Scheme	Weighted average exercise price (pence)	Executive Share Option Schemes#	Weighted average exercise price (pence)	PacifiCorp Stock Incentive Plan##	Weighted average exercise price (pence)	Total
	(number of shares 000s)		(number of shares 000s)		(number of shares 000s)		(number of shares 000s)		(number of shares 000s)
Outstanding at 1 April 2001	16,212	355.6	279	149.3	140	316.1	14,908	588.8	31,539
Granted	4,378	386.0	—	—	2,354	483.0	3,299	452.1	10,031
Exercised	(6,718)	283.3	(189)	144.7	(78)	278.4	(99)	474.3	(7,084)
Lapsed	(2,115)	420.6	(7)	154.9	(19)	483.0	(2,240)	576.4	(4,381)

Outstanding at 1 April 2002	11,757	396.7	83	159.1	2,397	479.9	15,868	563.6	30,105
Granted	3,316	323.0	—	—	7,327	388.0	—	—	10,643
Exercised	(1,992)	309.3	(68)	159.4	(16)	298.8	—	—	(2,076)
Lapsed	(5,640)	409.3	(15)	157.4	(252)	411.1	(2,255)	539.0	(8,162)

Outstanding at 1 April 2003	7,441	377.7	—	—	9,456	411.5	13,613	500.8	30,510
Granted	2,758	301.0	—	—	5,892	352.8	—	—	8,650
Exercised	(17)	326.8	—	—	(102)	320.3	(590)	347.5	(709)
Lapsed	(2,794)	392.3	—	—	(34)	369.5	(1,327)	469.9	(4,155)

Outstanding at 31 March 2004	7,388	343.6	—	—	15,212	376.5	11,696	430.4	34,296

#	The Executive Share Option figures are a combination of the options outstanding under the Executive Share Option Scheme and the ExSOP.

##	PacifiCorp Stock Incentive Plan are options over ScottishPower ADSs; for the purpose of the table above, ADSs have been converted to ScottishPower shares as follows: one ScottishPower ADS equals four ScottishPower ordinary shares. Eligibility for participation in the ExSOP was extended during the previous year to certain senior managers in the US. Consequently, no new options were granted in the prior year nor in the current year under the PSIP, nor is it intended to grant any new PSIP options in the future.

ScottishPower Annual Report and Accounts 2003/04  117

Accounts 2003/04

Notes to the Group Accounts continued

for the year ended 31 March 2004

25 Share capital continued

(ii) Analysis of share options outstanding at 31 March 2004

	Date of grant	Number of participants	Number of shares (000s)	Option price (pence)	Normal exercisable date
ScottishPower Sharesave Schemes	12 June 1998	22	18	440.0	6 months to March 2004
	11 June 1999	731	674	429.0	6 months to March 2005
	9 June 2000	447	312	453.0	6 months to March 2004 or 2006
	8 June 2001	1,442	1,509	386.0	6 months to March 2005 or 2007
	7 June 2002	1,588	2,295	323.0	6 months to March 2006 or 2008
	6 June 2003	1,781	2,580	301.0	6 months to March 2007 or 2009

Executive Share Option Scheme	27 May 1994	1	1	354.0	1997-2004
	12 May 1995	2	25	335.0	1998-2005

Executive Share Option Plan 2001	21 August 2001	157	2,311	483.0	21 August 2004 to 21 August 2011
UK:	2 May 2002	129	3,351	406.0	2 May 2005 to 2 May 2012
US standard*:	2 May 2002	135	2,608	320.3	2 May 2003 to 2 May 2012	**
US conditional*:	2 May 2002	88	1,053	320.3	2 May 2005 to 2 May 2012
UK:	10 May 2003	136	2,768	376.3	10 May 2006 to 10 May 2013
US*:	10 May 2003	153	3,095	331.9	10 May 2004 to 10 May 2013	**

PacifiCorp Stock Incentive Plan	3 June 1997	46	664	463.3	29 November 1999 to 3 June 2007
	12 August 1997	13	140	498.4	29 November 1999 to 12 August 2007
	10 February 1998	67	1,169	562.8	29 November 1999 to 10 February 2008
	13 May 1998	4,588	1,057	543.9	29 November 1999 to 13 May 2008
	9 February 1999	79	2,052	445.6	9 February 2000 to 9 February 2009	**
	11 May 1999	4,844	1,114	403.2	11 May 2000 to 11 May 2009	***
	16 February 2000	86	1,695	366.4	16 February 2001 to 16 February 2010	**
	24 March 2000	4	1,343	431.9	24 March 2001 to 24 March 2010	****
	25 January 2001	1	230	340.9	25 January 2002 to 25 January 2011	**
	24 April 2001	102	2,232	349.6	24 April 2002 to 24 April 2011	**

*	Options granted under the Executive Share Option Plan 2001 to US based participants and options granted under the PacifiCorp Stock Incentive Plan are over ScottishPower ADSs. For the purpose of the table above, such options have been converted to ScotishPower ordinary shares as follows: one ScottishPower ADS equals four ScottishPower ordinary shares. The US$ ADS option exercise price was converted so that it may be represented in terms of ScottishPower ordinary shares. The price was further converted at the closing exchange rate on 31 March 2004 to be quoted in pence in the table above. Eligibility for participation in the Executive Share Option Plan 2001 was extended during the prior year to executive directors and certain senior managers in the US. Consequently, no new options were granted in the year under the PacifiCorp Stock Incentive Plan nor is it intended to grant any new PacifiCorp Stock Incentive Plan options in the future.

**	Options become exercisable in the following proportions: one third on the first anniversary of grant, a further one third on the second anniversary of grant, and the final one third on the third anniversary of grant.

***	Options became exercisable in the proportions 50% on 11 May 2000 and the remaining 50% on 11 May 2001.

****	Options became exercisable in the following proportions: one quarter after 1 September 2001, one quarter after 1 September 2002 and the remaining one half after 1 September 2003.

Where reference is made to PacifiCorp Stock Incentive Plan, this is to identify the plan under which the options over ScottishPower ADSs have been granted. For the PacifiCorp Stock Incentive Plan, the date of grant refers to the date the original PacifiCorp Common Stock options were granted. These options were exchanged for options over ScottishPower ADSs following the acquisition on 29 November 1999.

(iii) Shares in the company held under trust during the year are as follows:

2002/03			Dividends	Shares held at 1 April 2002	Shares acquired during year	Shares transferred during year	Shares held at 31 March 2003	Nominal value at 31 March 2003	Market value at 31 March 2003
	Notes		waived	(000s)	(000s)	(000s)	(000s)	£m	£m
Long Term Incentive Plan	(a	)	no	3,688	—	(218)	3,470	1.7	13.0
ScottishPower Sharesave Schemes	(b	)	yes	8,323	—	(2,064)	6,259	3.1	23.5
Executive Share Option Plan 2001	(c	)	yes	2,360	7,387	—	9,747	4.9	36.6
PacifiCorp Stock Incentive Plan	(d	)	no	160	—	(54)	106	0.1	0.4
Employee Share Ownership Plan	(e	)	no	2,182	1,574	(755)	3,001	1.5	11.3

				16,713	8,961	(3,091)	22,583	11.3	84.8

2003/04			Dividends	Shares held at 1 April 2003	Shares acquired during year	Shares transferred during year	Shares held at 31 March 2004	Nominal value at 31 March 2004	Market value at 31 March 2004
	Notes		waived	(000s)	(000s)	(000s)	(000s)	£m	£m
Long Term Incentive Plan	(a	)	no	3,470	664	(155)	3,979	2.0	15.2
ScottishPower Sharesave Schemes	(b	)	yes	6,259	—	(16)	6,243	3.1	23.8
Executive Share Option Plan 2001	(c	)	yes	9,747	5,901	(102)	15,546	7.8	59.2
PacifiCorp Stock Incentive Plan	(d	)	no	106	—	(47)	59	—	0.2
Employee Share Ownership Plan	(e	)	no	3,001	1,404	(590)	3,815	1.9	14.5

				22,583	7,969	(910)	29,642	14.8	112.9

118  ScottishPower Annual Report and Accounts 2003/04

25 Share capital continued

(a)	Shares of the company are held under trust as part of the Long Term Incentive Plan for executive directors and other senior managers (see Remuneration Report of the Directors on pages 72 to 83 for details of the Plan).

(b)	Shares of the company are held in two Qualifying Employee Share Ownership Trusts as part of the Scottish Power UK plc Sharesave Scheme and the Scottish Power plc Sharesave Scheme. Holders of options granted under the schemes will be awarded shares by the Trusts upon the exercise of the options. Details of options granted under these schemes are disclosed above.

(c)	Shares of the company are held under trust as part of the Executive Share Option Plan 2001 for executive directors and other senior managers (see Remuneration Report of the Directors on pages 72 to 83 for details of the plan).

(d)	Options granted under the PacifiCorp Stock Incentive Plan are for ScottishPower ADSs; for the purposes of the table above, ADS options have been converted to ScottishPower ordinary share options as follows: one ScottishPower ADS option equals four ScottishPower ordinary share options.

(e)	Shares of the company are held in the Employee Share Ownership Plan Trust on behalf of employees of the ScottishPower group. Shares appropriated under the Free Element and the Matching Element are subject to forfeiture for a period of three years from the date of appropriation. Shares appropriated under the Partnership Element of the Employee Share Ownership Plan are not subject to forfeiture.

26 Analysis of movements in shareholders’ funds

		Number of shares	Share capital	Share premium	Revaluation reserve	Capital redemption reserve	Merger reserve	Other reserve	Profit and loss account	Total
	Notes	000s	£m	£m	£m	£m	£m	£m	£m	£m
At 1 April 2001 – as originally stated		1,849,026	924.5	3,739.7	217.1	18.3	406.4	—	587.2	5,893.2
Prior year adjustment for UITF 38	17	—	—	—	—	—	—	—	(60.3)	(60.3)

At 1 April 2001 – as restated		1,849,026	924.5	3,739.7	217.1	18.3	406.4	—	526.9	5,832.9
Retained loss for the year		—	—	—	—	—	—	—	(1,927.2)	(1,927.2)
Share capital issued
– Employee sharesave scheme		99	0.1	0.5	—	—	—	—	—	0.6
– Executive share option scheme		78	—	0.2	—	—	—	—	—	0.2
– ESOP		3,444	1.7	13.7	—	—	—	—	—	15.4
Consideration paid in respect of purchase of own shares held under trust		—	—	—	—	—	—	—	(25.6)	(25.6)
Credit in respect of employee share awards		—	—	—	—	—	—	—	2.5	2.5
Consideration received in respect of sale of own shares held under trust		—	—	—	—	—	—	—	19.8	19.8
Goodwill realised on disposals	(b)	—	—	—	—	—	—	—	753.3	753.3
Goodwill realised on demerger of Thus	33	—	—	—	—	—	—	—	14.7	14.7
Reduction of share premium	(c)	—	—	(1,500.0)	—	—	—	—	1,500.0	—
Unrealised gains on fixed asset disposals		—	—	—	—	—	—	4.9	—	4.9
Gains realised on Thus demerger		—	—	—	—	—	—	(4.9)	4.9	—
Revaluation surplus realised		—	—	—	(3.4)	—	—	—	3.4	—
Fixed asset revaluation gains realised on disposal		—	—	—	(168.2)	—	—	—	168.2	—
Exchange movement on translation of overseas results and net assets	(d)	—	—	—	—	—	—	—	(4.2)	(4.2)
Translation differences on foreign currency hedging	(d)	—	—	—	—	—	—	—	(19.5)	(19.5)

At 1 April 2002 – as originally stated		1,852,647	926.3	2,254.1	45.5	18.3	406.4	—	1,080.8	4,731.4
Prior year adjustment for UITF 38	17	—	—	—	—	—	—	—	(63.6)	(63.6)

At 1 April 2002 – as restated		1,852,647	926.3	2,254.1	45.5	18.3	406.4	—	1,017.2	4,667.8
Retained loss for the year		—	—	—	—	—	—	—	(46.9)	(46.9)
Share capital issued
– Executive share option scheme		15	—	0.1	—	—	—	—	—	0.1
– ESOP		3,271	1.7	10.2	—	—	—	—	—	11.9
Consideration paid in respect of purchase of own shares held under trust		—	—	—	—	—	—	—	(36.2)	(36.2)
Credit in respect of employee share awards		—	—	—	—	—	—	—	10.0	10.0
Consideration received in respect of sale of own shares held under trust		—	—	—	—	—	—	—	6.4	6.4
Revaluation surplus realised		—	—	—	(2.0)	—	—	—	2.0	—
Exchange movement on translation of overseas results and net assets	(d)	—	—	—	—	—	—	—	(387.0)	(387.0)
Translation differences on foreign currency hedging	(d)	—	—	—	—	—	—	—	357.6	357.6
Tax on translation differences on foreign currency hedging		—	—	—	—	—	—	—	(28.8)	(28.8)

At 1 April 2003 - as originally stated		1,855,933	928.0	2,264.4	43.5	18.3	406.4	—	977.7	4,638.3
Prior year adjustment for UITF 38	17	—	—	—	—	—	—	—	(83.4)	(83.4)

At 1 April 2003 – as restated		1,855,933	928.0	2,264.4	43.5	18.3	406.4	—	894.3	4,554.9
Retained profit for the year		—	—	—	—	—	—	—	162.8	162.8
Share capital issued
– ESOP		3,044	1.5	9.6	—	—	—	—	—	11.1
– PacifiCorp Stock Incentive Plan		562	0.3	1.7	—	—	—	—	—	2.0
Consideration paid in respect of purchase of own shares held under trust		—	—	—	—	—	—	—	(28.9)	(28.9)
Credit in respect of employee share awards		—	—	—	—	—	—	—	4.9	4.9
Consideration received in respect of sale of own shares held under trust		—	—	—	—	—	—	—	0.4	0.4
Revaluation surplus realised		—	—	—	(1.9)	—	—	—	1.9	—
Exchange movement on translation of overseas results and net assets	(d)	—	—	—	—	—	—	—	(537.6)	(537.6)
Translation differences on foreign currency hedging	(d)	—	—	—	—	—	—	—	475.2	475.2
Tax on translation differences on foreign currency hedging	(e)	—	—	—	—	—	—	—	46.1	46.1

Balance at 31 March 2004		1,859,539	929.8	2,275.7	41.6	18.3	406.4	—	1,019.1	4,690.9

ScottishPower Annual Report and Accounts 2003/04  119

Accounts 2003/04

Notes to the Group Accounts continued

for the year ended 31 March 2004

26 Analysis of movements in shareholders’ funds continued

(a)	Cumulative goodwill written off to the profit and loss account reserve as at 31 March 2004 was £572.3 million (2003 £572.3 million, 2002 £572.3 million).

(b)	The goodwill realised on disposals related to Appliance Retailing (£15.1 million) and the impairment of goodwill in connection with the provision for loss on disposal of Southern Water (£738.2 million).

(c)	The company applied to the Court of Session (“the Court”) to approve a reduction in the share premium account which had previously been approved by the company’s shareholders at an Extraordinary General Meeting on 21 January 2002. On 5 March 2002, the Court approved the reduction of the company’s share premium account by £1,500 million. This amount was transferred to the company’s profit and loss account reserve. The reduction in the share premium account created sufficient distributable reserves to facilitate payment of a dividend in specie to demerge Thus.

(d)	The pre-tax cumulative foreign currency translation adjustments at 31 March 2004 amount to £402.5 million (2003 £464.9 million, 2002 £494.3 million).

(e)	The £46.1 million represents £48.0 million arising as a result of the application of the transitional rules contained in the Finance Act 2002, Schedule 26 and £(1.9) million for tax charged on derivative movements.

27 Minority interests

	Equity 2004	Non-equity 2004	Total 2004	Equity 2003	Non-equity 2003	Total 2003
	£m	£m	£m	£m	£m	£m
At 1 April	2.0	71.9	73.9	1.5	85.2	86.7
Redemption of preferred stock of PacifiCorp	–	(4.6)	(4.6)	–	(5.1)	(5.1)
Profit and loss account	1.7	4.1	5.8	0.5	4.7	5.2
Dividends paid to minority interests	(0.3)	(4.3)	(4.6)	–	(4.8)	(4.8)
Exchange	–	(9.6)	(9.6)	–	(8.1)	(8.1)

At 31 March	3.4	57.5	60.9	2.0	71.9	73.9

Non-equity minority interests include 100% of the preferred stock and preferred stock subject to mandatory redemption of PacifiCorp. Of the total preferred stock subject to mandatory redemption at 31 March 2004, £2.0 million is due to be redeemed within 1 year, £2.0 million is due to be redeemed in each of the next 2 years with the remaining £26.5 million being redeemable after 3 years. Of the total preferred stock subject to mandatory redemption at 31 March 2003, £2.3 million was due to be redeemed within 1 year, £2.3 million was due to be redeemed in each of the next 3 years and the remaining £32.8 million was redeemable after 4 years.

The fair value of preferred stock subject to mandatory redemption is £36.9 million (2003 £49.4 million). The fair value of other preferred stock is not materially different from its book value.

The weighted average rate of return on preferred stock subject to mandatory redemption is 7.5% (2003 7.6%) and on other preferred stock is 5.1% (2003 5.1%).

Preferred stockholders have first preference in the event of a liquidation of PacifiCorp and first rights to dividends. The holders of these shares only have rights against the PacifiCorp group of companies.

28 Pensions and other post-retirement benefits

At 31 March 2004, ScottishPower had six statutorily approved defined benefit pension schemes, one statutorily approved defined contribution scheme and one unapproved scheme. Details of the principal schemes are set out below:

		Funded or	Pension charge for the year			Provision as at 31 March
			2004	2003	2002	2004	2003
Pension fund	Scheme type	unfunded	£m	£m	£m	£m	£m

ScottishPower	Defined benefit	funded	13.2	7.0	–	(2.0)	(2.0)
Manweb	Defined benefit	funded	8.8	5.2	3.6	(2.9)	–
Final Salary LifePlan	Defined benefit	funded	3.7	3.1	3.4	–	–
PacifiCorp(i), (ii)	Defined benefit	funded	38.4	25.6	7.5	(87.3)	(83.6)

(i)	The PacifiCorp figures include the unfunded Supplementary Executive Retirement Plan (“SERP”). The SERP accounts for less than 5% of the PacifiCorp liabilities.

(ii)	The PacifiCorp figures for 2004 include a £3.1 million (2003 £3.1 million) contribution to the PacifiCorp/International Brotherhood of Electrical Workers (“IBEW”) Local Union 57 Retirement Trust Fund. The PacifiCorp figures for 2003 included a credit adjustment of £2.5 million (2002 £0.6 million charge) to Special Termination Benefits.

The components of the pension charge are as follows:

	2004				2003
	Regular cost	Interest cost on provision	Variation (credit)/ cost	Net pension charge	Regular cost	Interest (credit)/ cost on prepayment/ provision	Variation (credit)/ cost	Net pension charge
Pension fund	£m	£m	£m	£m	£m	£m	£m	£m

ScottishPower	18.5	0.1	(5.4)	13.2	17.9	(0.3)	(10.6)	7.0
Manweb	5.5	–	3.3	8.8	6.0	–	(0.8)	5.2
Final Salary LifePlan	3.7	–	–	3.7	3.1	–	–	3.1
PacifiCorp	14.0	4.8	19.6	38.4	13.5	5.8	6.3 (i)	25.6

(i)	Being a normal variation cost of £8.8 million decreased by the credit adjustment relating to the Special Termination Benefits of £2.5 million.

120  ScottishPower Annual Report and Accounts 2003/04

28 Pensions and other post-retirement benefits continued

The provision as at the year end can be reconciled as follows:

	Provision at 1 April 2003	Employer contribution	Pension charge	Exchange	Provision at 31 March 2004	Prepayment/ (provision) at 1 April 2002	Employer contribution	Pension charge	Exchange	Provision at 31 March 2003
Pension fund	£m	£m	£m	£m	£m	£m	£m	£m	£m	£m
ScottishPower	(2.0)	13.2	(13.2)	—	(2.0)	5.0	—	(7.0)	—	(2.0)
Manweb	—	5.9	(8.8)	—	(2.9)	—	5.2	(5.2)	—	—
Final Salary LifePlan	—	3.7	(3.7)	—	—	—	3.1	(3.1)	—	—
PacifiCorp(i)	(83.6)	23.0	(38.4)	11.7	(87.3)	(88.4)	21.5	(25.6)	8.9	(83.6)

(i)	The employer contribution rate to the PacifiCorp Scheme increased from 10.3% of pensionable salaries in 2002/03 to 11.2% of pensionable salaries in 2003/04.

The individual scheme funding details based on the latest formal actuarial valuations (or later formal review) are as follows:

	Latest formal	Valuation carried out	Value of assets based on valuation	Market value of assets	Valuation	Principal actuarial assumptions
						Average investment rate of		Average salary	Average pension	Value of fund assets/ accrued
Pension fund	actuarial valuation	by	£m	£m	method adopted	return		increases	increases	benefits
ScottishPower(i)	30 September 2003	Mercer HR Consulting	1,466.1	1,466.1	Projected unit	6.0%		4.1%	2.6%	105%
Manweb(i)	30 September 2003	Mercer HR Consulting	508.7	508.7	Projected unit	6.0%		4.1%	2.6%	93%
Final Salary LifePlan	31 March 2002	Mercer HR Consulting	4.8	4.8	Projected unit	6.0%		4.3%	2.8%	94%
PacifiCorp	1 January 2003	Hewitt Associates	368.8	368.8	Projected unit	8.75	%/6.75%(ii)	4.0%	—	65%

(i)	The most recent formal actuarial scheme valuations were carried out as at 31 March 2003 for ScottishPower and as at 31 March 2001 for Manweb. The valuation results shown are for later formal reviews requested by the company.

(ii)	8.75% represents the expected return on assets and 6.75% represents the liability discount rate.

(a) Group pension arrangements

Following a review of the group’s UK pension arrangements, the ScottishPower Pension Scheme and Manweb Pension Scheme were closed to new members from 31 December 1998.

The group introduced two new group pension plans for new UK employees effective from 1 January 1999. The new plans were a defined benefit plan (Final Salary LifePlan) which is open to continuous contract employees aged between 16 and 60, and a defined contribution plan (Money Purchase LifePlan) which was subsequently closed to new entrants with effect from 31 August 2003 and is currently in the process of being wound up with all assets and liabilities to be transferred to the Final Salary LifePlan.

The result of these changes in the UK pension arrangements is that the age profile of the two closed defined benefit schemes is expected to rise over time, due to the lack of new entrants. This will in turn result in increasing service costs for these two schemes due to the method of actuarial valuation used (the projected unit method). However, the same method is also used for the Final Salary LifePlan, which is open to new members and whose age profile is not expected to rise significantly in the short to medium term. Overall, the group believes that the projected unit method is appropriate when adopted across all schemes (closed and open), and in aggregate provides a reasonable basis for assessing the group’s pension costs.

Further details of the US arrangements are given in sub-note (f) below.

Each of the pension schemes are invested in an appropriately diversified range of equities, bonds, property and private markets. The broad proportions of each asset class in which the schemes aim to be invested are as follows, however it is important to note that this may vary from time to time as markets change and as cash may be held for strategic reasons.

	Equities	Bonds	Property	Private markets	Total
	%	%	%	%	%
ScottishPower	65	29	6	—	100
Manweb	65	35	—	—	100
Final Salary LifePlan	100	—	—	—	100
PacifiCorp (pension)	55	34	—	11	100
PacifiCorp (healthcare)	63	35	—	2	100

In broad terms, the investment strategies adopted by the schemes aim to ensure that sufficient assets are available to meet scheme liabilities as they fall due. The ScottishPower and Manweb schemes’ investment strategies reflect the large and growing proportion of their liabilities which relate to pensions in payment, and therefore include a growing bond element. A significant equity element is still retained, however, to provide potential for long-term outperformance relative to bonds and therefore to reduce the group’s contribution requirements. For the Final Salary LifePlan, the strategy remains 100% equities due to its young membership with on average over 20 years’ duration until retirement: with such a long-term until liabilities fall due, the group and trustees have agreed that a fully equity-oriented strategy remains appropriate.

US arrangements are managed and invested in accordance with all applicable requirements, including the Employee Retirement Income Security Act (“ERISA”) and the Internal Revenue Service (“IRS”) revenue code (the ERISA is the US legislation which regulates pension institutions in a number of areas). PacifiCorp employs an investment approach whereby a mix of equities and fixed income investments are used to maximise the long-term return of plan assets for a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition. The investment portfolio contains a diversified blend of equity and fixed income investments. Equity investments are diversified across US and non-US stocks, as well as growth, value, small and large capitalisation. Fixed income investments are diversified across US and non-US bonds. Other assets such as private equity are used judiciously to enhance long-term returns while improving portfolio diversification. PacifiCorp primarily minimises the risk of large losses through diversification but also monitors and manages other aspects of risk through quarterly investment portfolio reviews, annual liability measurements, and periodic asset/liability studies.

ScottishPower Annual Report and Accounts 2003/04  121

Accounts 2003/04

Notes to the Group Accounts continued

for the year ended 31 March 2004

28 Pensions and other post-retirement benefits continued

(b) ScottishPower

Scottish Power UK plc operates a funded pension scheme of the company providing defined retirement and death benefits based on final pensionable salary. This scheme was open prior to 1 January 1999 to employees of ScottishPower. Members are required to contribute to the Scheme at a rate of 5% of pensionable salary. Scottish Power UK plc meets the balance of cost of providing benefits, and company contributions paid are based on the results of the formal actuarial valuation of the Scheme and are agreed by Scottish Power UK plc and the Scheme Trustees.

The assets of the Scheme are held separately from those of the company in a trustee administered fund. Included in the Scheme assets are 116,797 ScottishPower shares (£444,705, based on market value as at 31 March 2004), purchased only as part of a pooled strategy to match the relative weightings in the UK Stock Exchange index.

The pension charge for the year is based on the advice of the Scheme’s independent qualified actuary and is calculated using assumptions that were applied to a formal review of the Scheme at 30 September 2003.

The amount included in the balance sheet represents the difference between the accumulated excess of the actual contributions paid to the Scheme and the pension accounting charge. The net pension charge is derived from a regular cost of 21.1% of salaries, offset by a variation credit of 6.1% of salaries. The variation credit is calculated as the assessed surplus, as adjusted for the balance sheet amount, spread as a fixed percentage of pensionable salaries over 13 years.

Following the formal actuarial valuation of the Scheme as at 31 March 2003, employer contributions of 15% of pensionable salaries were reinstated from that date.

(c) Manweb

Prior to 1 January 1999, most of the Manweb employees were entitled to join the Manweb Group of the Electricity Supply Pension Scheme, which provides pension and other related benefits based on final pensionable salary to employees throughout the Electricity Supply Industry in England & Wales. The ongoing contributions to the Scheme are based on the results of the formal actuarial valuation of the Scheme and the advice of the Scheme Actuary.

The assets are held in a separate trustee administered fund. The Scheme assets no longer include any ScottishPower shares. For funding and expensing purposes the Scheme assets are taken at market value plus a smoothing adjustment appropriate at the valuation date.

The pension charge for the year is based on advice from an independent qualified actuary and is calculated using assumptions that were applied to a formal review of the Scheme as at 30 September 2003.

The net pension charge is derived from a regular cost of 13.9% of salaries, increased by a variation cost of 8.1% of salaries. The variation cost is calculated as the assessed deficit at the valuation date, spread as a fixed percentage of pensionable salaries over 13 years.

The actual contributions payable by participating employers during the year ranged between 8.1% and 14.1% for different sections of membership (but tending towards the higher rates), or other rates for particular groups or as required by a business transfer agreement. The rates of contributions payable will be reviewed following the results of the formal actuarial valuation of the Scheme as at 31 March 2004.

(d) Southern Water

The sale of Southern Water to First Aqua Limited (“First Aqua”) was concluded on 23 April 2002. The figures in this Note relate purely to the charge arising prior to this date. There is no impact in respect of pensions on the group’s balance sheet as a result of the sale of Southern Water, as the Southern Water Scheme had not given rise to any prepayment or provision at the time of the sale.

Southern Water operated a funded pension scheme. Members were required to contribute to the Scheme at varying rates of pensionable salary depending upon category of membership. The company met the balance of the cost of the accruing benefits. Contributions paid were based on the results of the formal actuarial valuation of the Scheme and were agreed by the company and the Scheme Trustees.

The assets were held in a separate trustee administered fund. For funding and expensing purposes, the Scheme assets were taken at market value.

The pension charge for the period prior to disposal on 23 April 2002, of 10% of pensionable salaries, plus employer augmentation costs, was based on the advice of the Scheme’s independent qualified actuary and was calculated using the same assumptions as at the last formal actuarial valuation of the Scheme.

The actual contributions payable by participating employers for the period were 10% of pensionable salaries, except where required by a business transfer agreement.

Following the sale of Southern Water on 23 April 2002, the sponsorship of the Southern Water Scheme passed to First Aqua, with no further payments due by ScottishPower after that date. Therefore there are no consequent liabilities in respect of this Scheme.

The pension charge for the year ended 31 March 2004 was £nil (2003 £0.2 million, 2002 £4.1 million). The employer contribution for the year ended 31 March 2004 was £nil (2003 £0.2 million). The provision as at 31 March 2004 was £nil (2003 £nil).

(e) Final Salary LifePlan

The group operates a funded pension scheme providing defined retirement and death benefits based on final pensionable salary for eligible UK employees of the group. The assets of the LifePlan are held in a separate trustee administered fund. The pension charge for the year, of 11.4% of pensionable salaries, is based on the advice of the LifePlan’s independent qualified actuary, representing the assessed balance of cost of the accruing benefits after allowing for members’ contributions of 5% of pensionable salaries. The same actuarial assumptions have been adopted for both funding and expensing purposes.

The actual contributions payable by participating employers during the year were 11.4% of pensionable salaries, except where required by a business transfer agreement. There are no planned changes to employer contribution requirements.

(f) PacifiCorp

PacifiCorp operates pension plans covering substantially all its employees. Benefits are based on the employee’s years of service and final pensionable salary, adjusted to reflect estimated social security benefits. Pension costs are funded annually by no more than the maximum amount of pension expense which can be deducted for federal income tax purposes. The PacifiCorp pensions figures in these Accounts include the unfunded SERP. The SERP accounts for less than 5% of the PacifiCorp liabilities. PacifiCorp meets the entire cost of accruing benefits under PacifiCorp plans. The assets for the funded Plan are held in a separate fund. For funding and expensing purposes, the Plan assets are valued at market levels, and liabilities costed on financial assumptions in line with market return expectations.

The pension charge for the year is based on the advice of the Plan’s independent qualified actuary and is assessed on the results of the formal actuarial valuation carried out as at 1 January 2003. Equity markets were much lower at the valuation date than at the previous valuation date (1 January 2002) used for the 2002/03 figures. This has led to a significantly higher variation cost for the year ending 31 March 2004. The two other components of the pension charge, namely the regular cost and the interest cost, are broadly similar for the previous year.

The net pension charge is derived from a regular cost of 6.9% of salaries, an interest cost of 2.4% of salaries, and a variation cost of 9.5% of salaries. The variation cost is calculated as the assessed deficit, as adjusted for the balance sheet amount, spread as a fixed percentage of pensionable salaries over 11 years.

The actual contributions payable by participating employers during the year were 11.2% of pensionable earnings. The employer’s planned contributions for 2004/05 are 16.7% of pensionable earnings.

PacifiCorp also provides other post-retirement benefits to certain employees. The group has provided £48.6 million as at 31 March 2004 (2003 £55.0 million) for these benefits. The related charge for the year was £17.0 million (2003 £14.3 million). Further details of these benefits are disclosed in Note 34.

(g) Additional pension arrangements

Until 31 August 2003 the group operated an approved defined contribution pension scheme (Money Purchase LifePlan) for eligible employees. Contributions were paid by the member and employer at fixed rates. The benefits secured at retirement or death reflect each employee’s accumulated fund and the cost of purchasing benefits at that time. The assets of the scheme are held in a separate trustee administered fund, although this is to be wound up with the assets and liabilities due to be transferred into the Final Salary LifePlan. The pension charge for the year represents the defined employer contribution and amounted to £nil (2003 £0.1 million).

The group also operates pension arrangements for senior executives, namely the ScottishPower Executive Top-Up Plan (for benefits which are held within UK Inland Revenue limits) and the Unfunded Unapproved Retirement Benefit Scheme (“UURBS”) for benefits beyond these limits. The UURBS has no invested assets and the group has provided £11.3 million as at 31 March 2004 (2003 £9.5 million) for the benefit promises which will ultimately be paid by the group.

Further details of the group’s pensions arrangements, as required under US GAAP, are disclosed in Note 34.

122  ScottishPower Annual Report and Accounts 2003/04

28 Pensions and other post-retirement benefits continued

(h) Financial Reporting Standard (“FRS”) 17 ‘Retirement benefits’

The pension figures shown above comply with the current pension accounting standard, Statement of Standard Accounting Practice (“SSAP”) 24. However, under the transitional arrangements of the new accounting standard, FRS 17, the group is required to disclose the following information about its pension and other post-retirement benefit schemes and the figures that would have been shown under FRS 17 in the balance sheet as at 31 March 2004, 2003 and 2002.

The major assumptions used by the actuary for both the pensions and other post-retirement benefits arrangements were:

	UK arrangements at 31 March 2004	UK arrangements at 31 March 2003	UK arrangements at 31 March 2002	US arrangements at 31 March 2004	US arrangements at 31 March 2003	US arrangements at 31 March 2002
Rate of increase in salaries	4.3% p.a.	3.9% p.a.	4.3% p.a.	4.0% p.a.	4.0% p.a.	4.0% p.a.
Rate of increase in deferred pensions	2.8% p.a.	2.4% p.a.	2.8% p.a.	n/a	n/a	n/a
Rate of increase in pensions in payment	2.8% p.a.	2.4% p.a.	2.8% p.a.	n/a	n/a	n/a
Discount rate	5.5% p.a.	5.4% p.a.	6.0% p.a.	6.0% p.a.	6.5% p.a.	7.5% p.a.
Inflation assumption	2.8% p.a.	2.4% p.a.	2.8% p.a.	3.0% p.a.	3.0% p.a.	4.0% p.a.

Pensions

The group operates defined benefit and defined contribution pension schemes as described earlier in this Note. Formal actuarial valuations were carried out as described earlier and updated to 31 March 2004 by a qualified independent actuary. Figures are shown separately for the UK and US arrangements.

The assets in the schemes and the expected long-term rates of return were as follows:

	UK pension arrangements Value at 31 March 2004	UK pension arrangements Value at 31 March 2003	UK pension arrangements Value at 31 March 2002	US pension arrangements Value at 31 March 2004	US pension arrangements Value at 31 March 2003	US pension arrangements Value at 31 March 2002
	£m	£m	£m	£m	£m	£m
Equities	1,345.2	1,241.4	1,882.0	221.9	204.2	293.2
Bonds	592.3	363.4	551.1	137.9	139.3	206.8
Property	130.7	147.2	164.3	—	—	—
Cash	17.1	21.3	26.0	0.3	—	—
Private markets	—	—	—	41.9	50.0	81.9

Total market value of assets	2,085.3	1,773.3	2,623.4	402.0	393.5	581.9
Present value of schemes’ past service liabilities	(2,257.3)	(2,102.6)	(2,362.3)	(692.1)	(738.2)	(760.1)

(Deficit)/surplus of schemes’ assets over past service liabilities	(172.0)	(329.3)	261.1	(290.1)	(344.7)	(178.2)

Resulting balance sheet (liability)/asset	(172.0)	(329.3)	176.9 *	(290.1)	(344.7)	(178.2)
Related deferred tax asset/(liability)	51.6	98.8	(53.1)	110.2	131.0	67.7

Net pension (liability)/asset	(120.4)	(230.5)	123.8	(179.9)	(213.7)	(110.5)

*	The balance sheet asset which would have arisen under FRS 17 at 31 March 2002 is lower than the total calculated surplus of schemes’ assets over past service liabilities, due to part of the ScottishPower Pension Scheme’s past service ‘surplus’ being designated as ‘non-recoverable’ in FRS 17 terms and therefore excluded from the Balance Sheet.

The UK pension arrangements net pension (liability)/asset comprises assets (net of deferred tax) of £0.5 million (2003 £nil, 2002 £159.1 million) and liabilities (net of deferred tax) of £120.9 million (2003 £230.5 million, 2002 £35.3 million).

	UK pension arrangements Long-term rates of return expected at 31 March 2004	UK pension arrangements Long-term rates of return expected at 31 March 2003	UK pension arrangements Long-term rates of return expected at 31 March 2002	US pension arrangements Long-term rates of return expected at 31 March 2004	US pension arrangements Long-term rates of return expected at 31 March 2003	US pension arrangements Long-term rates of return expected at 31 March 2002
Equities	7.45% p.a.	7.2% p.a.	8.0% p.a.	9.25% p.a.	9.25% p.a.	9.75% p.a.
Bonds	4.80% p.a.	4.5% p.a.	5.3% p.a.	6.5% p.a.	6.5% p.a.	6.5% p.a.
Property	6.45% p.a.	6.2% p.a.	7.0% p.a.	n/a	n/a	n/a
Cash	3.70% p.a.	3.45% p.a.	3.8% p.a.	4.0% p.a.	n/a	n/a
Private markets	n/a	n/a	n/a	14.0% p.a.	14.0% p.a.	14.5% p.a.

For the UK pension arrangements, the long-term rates of return have been derived as follows:

Equities: the long-term UK Government fixed interest stock yield, plus 3% p.a.

Bonds: an appropriate weighted average of long-term UK Government and UK corporate bond yields reflecting the actual split of holdings.

Property: the long-term equities rate of return less 1% p.a.

Cash: the current UK base rate of interest.

In all cases, for FRS17 reporting purposes the long-term rates of return have been reduced by 0.3% p.a. (2003 0.3% p.a.) to reflect scheme expenses to arrive at the figures shown above.

For the US pension and other post-retirement healthcare arrangements, the long-term rates of return have been derived as follows:

Equities: An expected real return of 6.25% plus 3% long-term inflation.

Bonds: An expected real return of 3.50% plus 3% long-term inflation.

Cash: An expected real return of 1% plus 3% long-term inflation.

Private markets: An expected real return of 11% plus 3% long-term inflation.

These return assumptions are based on both historical performance and independent advisors’ forward-looking views of the financial markets.

ScottishPower Annual Report and Accounts 2003/04  123

Accounts 2003/04

Notes to the Group Accounts continued

for the year ended 31 March 2004

28 Pensions and other post-retirement benefits continued

			UK pension arrangements Year to 31 March 2004	US pension arrangements Year to 31 March 2004	UK pension arrangements Year to 31 March 2003	US pension arrangements Year to 31 March 2003
	Note		£m	£m	£m	£m
Analysis of the amount charged to operating profit
Current service cost			28.5	15.8	31.2	13.9
Special termination benefits			—	—	—	(2.5)

Total operating profit charge	(i	)	28.5	15.8	31.2	11.4

			UK pension arrangements Year to 31 March 2004	US pension arrangements Year to 31 March 2004	UK pension arrangements Year to 31 March 2003	US pension arrangements Year to 31 March 2003
	Note		£m	£m	£m	£m
Analysis of amount credited/(charged) to other finance income
Expected return on pension scheme assets			113.1	30.7	168.4	46.5
Interest on pension liabilities			(112.3)	(43.0)	(120.6)	(49.6)

Net return on assets/(interest cost)	(i	)	0.8	(12.3)	47.8	(3.1)

(i) The amounts above are stated before capitalisation.
			UK pension arrangements Year to 31 March 2004	US pension arrangements Year to 31 March 2004	UK pension arrangements Year to 31 March 2003	US pension arrangements Year to 31 March 2003
			£m	£m	£m	£m
Analysis of amount recognised in statement of total recognised gains and losses (“STRGL”)
Actual return less expected return on assets			280.6	73.1	(647.2)	(96.5)
Experience gains and losses on liabilities			(17.6)	(16.7)	68.4	6.0
Changes in assumptions			(101.3)	(46.2)	(76.4)	(106.1)

Actuarial gain/(loss) recognised in STRGL			161.7	10.2	(655.2)	(196.6)
Adjustment due to surplus cap			—	—	84.2	—

Net gain/(loss) recognised			161.7	10.2	(571.0)	(196.6)

			UK pension arrangements Year to 31 March 2004	US pension arrangements Year to 31 March 2004	UK pension arrangements Year to 31 March 2003	US pension arrangements Year to 31 March 2003
			£m	£m	£m	£m
Movement in (deficit)/surplus in pension schemes during the year
(Deficit)/surplus in pension schemes at beginning of year			(329.3)	(344.7)	261.1	(178.2)
Movement in year:
Current service cost			(28.5)	(15.8)	(31.2)	(13.9)
Gain on settlement/curtailment/special termination			—	—	39.4	2.5
Contributions			23.3	23.0	8.8	21.5
Net return on assets/(interest cost)			0.8	(12.3)	47.8	(3.1)
Actuarial gain/(loss)			161.7	10.2	(655.2)	(196.6)
Exchange			—	49.5	—	23.1

Deficit in pension schemes at end of year			(172.0)	(290.1)	(329.3)	(344.7)

Other post-retirement benefits

PacifiCorp provides post-retirement healthcare and life insurance benefits as described in Note 34(e). Actuarial valuations were carried out as at 31 March 2004 by a qualified independent actuary. The major assumptions used by the actuary are described in Note 34(e).

The assets in the schemes and the expected long-term rates of return were as follows:

	Value at 31 March 2004	Value at 31 March 2003	Value at 31 March 2002
	£m	£m	£m
Equities	98.4	88.6	113.0
Bonds	55.5	52.4	67.3
Private markets	3.2	3.7	4.6

Total market value of assets	157.1	144.7	184.9
Present value of schemes’ liabilities	(312.1)	(341.4)	(331.3)

Deficit in the schemes	(155.0)	(196.7)	(146.4)
Related deferred tax asset	58.9	74.7	55.6

Net other post-retirement benefits liability	(96.1)	(122.0)	(90.8)

	Long-term rates of return expected at 31 March 2004	Long-term rates of return expected at 31 March 2003	Long-term rates of return expected at 31 March 2002
Equities	9.25% p.a.	9.25% p.a.	9.75% p.a.
Bonds	6.5% p.a.	6.5% p.a.	6.5% p.a.
Private markets	14.0% p.a.	14.0% p.a.	14.5% p.a.

124  ScottishPower Annual Report and Accounts 2003/04

28 Pensions and other post-retirement benefits continued

			Other post- retirement benefits Year to 31 March 2004	Other post- retirement benefits Year to 31 March 2003
	Note		£m	£m
Analysis of the amount charged to operating profit
Current service cost			4.6	3.6
Adjustment to special termination benefits			—	(0.6)

Total operating profit charge	(i	)	4.6	3.0

			Other post- retirement benefits Year to 31 March 2004	Other post- retirement benefits Year to 31 March 2003
	Note		£m	£m
Analysis of amount charged to other finance income
Expected return on other post-retirement benefits scheme’s assets			11.0	14.9
Interest on other post-retirement benefits scheme’s liabilities			(20.1)	(22.1)

Net interest cost	(i	)	(9.1)	(7.2)

(i) The amounts above are stated before capitalisation.

			Other post- retirement benefits Year to 31 March 2004	Other post- retirement benefits Year to 31 March 2003
			£m	£m
Analysis of amount recognised in statement of total recognised gains and losses (“STRGL”)
Actual return less expected return on assets			26.3	(31.0)
Experience gains and losses on liabilities			5.3	(2.9)
Changes in assumptions			(19.0)	(39.1)

Actuarial gain/(loss) recognised in STRGL			12.6	(73.0)

			Other post- retirement benefits Year to 31 March 2004	Other post- retirement benefits Year to 31 March 2003
			£m	£m
Movement in deficit during the year
Deficit in schemes at beginning of year			(196.7)	(146.4)
Movement in year:
Current service cost			(4.6)	(3.6)
Adjustment to special termination benefits			—	0.6
Contributions			15.2	16.0
Net interest cost			(9.1)	(7.2)
Actuarial gain/(loss)			12.6	(73.0)
Exchange			27.6	16.9

Deficit in schemes at end of year			(155.0)	(196.7)

	Year to 31 March 2004			Year to 31 March 2003
	UK pension schemes	US pension schemes	Other post- retirement benefits	UK pension schemes	US pension schemes	Other post- retirement benefits
	£m	£m	£m	£m	£m	£m
History of experience gains and losses
Difference between actual and expected return on scheme assets:
Amount	280.6	73.1	26.3	(647.2)	(96.5)	(31.0)
Percentage of scheme’s assets	13%	18%	17%	(36)%	(24)%	(21)%
Experience gains and losses on scheme liabilities:
Amount	(17.6)	(16.7)	5.3	68.4	6.0	(2.9)
Percentage of scheme’s liabilities	(1)%	(2)%	2%	3%	1%	(1)%
Total amount recognised in statement of total recognised gains and losses:
Amount	161.7	10.2	12.6	(571.0)	(196.6)	(73.0)
Percentage of scheme’s liabilities	7%	1%	4%	(27)%	(27)%	(21)%

ScottishPower Annual Report and Accounts 2003/04  125

Accounts 2003/04

Notes to the Group Accounts continued

for the year ended 31 March 2004

28 Pensions and other post-retirement benefits continued

Summary

If the above FRS 17 pensions and other post-retirement benefits assets and liabilities (net of deferred tax) were recognised in the balance sheet as at 31 March 2004 and 31 March 2003, the group’s net assets and profit and loss reserve would be as follows:

	At 31 March 2004	At 31 March 2003 (As restated - Note 17)
	£m	£m
Net assets	4,751.8	4,628.8
Reversal of SSAP 24 net pensions/other post-retirement benefits liability (net of deferred tax)	95.6	94.0
Reversal of capitalisation of SSAP 24 costs of pensions/other post-retirement benefits (net of deferred tax)	(22.9)	(8.0)

Net assets excluding effect of FRS 17	4,824.5	4,714.8
Capitalisation of FRS 17 costs of pensions/other post-retirement benefits (net of deferred tax)	12.5	1.5

Net assets excluding FRS 17 pensions/other post-retirement benefits assets and liabilities (net of deferred tax)	4,837.0	4,716.3
FRS 17 pensions assets (net of deferred tax)	0.5	–
FRS 17 pensions/other post-retirement benefits liabilities (net of deferred tax)	(396.9)	(566.2)

Net assets including FRS 17 pensions/other post-retirement benefits liabilities (net of deferred tax)	4,440.6	4,150.1

Profit and loss reserve	1,019.1	894.3
Reversal of SSAP 24 net pensions/other post-retirement benefits liability (net of deferred tax)	95.6	94.0
Reversal of capitalisation of SSAP 24 costs of pensions/other post-retirement benefits (net of deferred tax)	(22.9)	(8.0)

Profit and loss reserve excluding effect of FRS 17	1,091.8	980.3
Capitalisation of FRS 17 costs of pensions/other post-retirement benefits (net of deferred tax)	12.5	1.5

Profit and loss reserve excluding FRS 17 pensions/other post-retirement benefits assets and liabilities (net of deferred tax)	1,104.3	981.8
FRS 17 pensions/other post-retirement benefits assets and liabilities (net of deferred tax)	(396.4)	(566.2)

Profit and loss reserve including FRS 17 pensions/other post-retirement benefits assets and liabilities (net of deferred tax)	707.9	415.6

29 Contingent liabilities

Thus flotation

In November 1999, the group floated a minority stake in its internet and telecommunications business, Thus plc. This gave rise to a contingent liability to corporation tax on chargeable gains, estimated at amounts up to £570 million. On 19 March 2002, the group demerged its residual holding in Thus Group plc (the new holding company of Thus plc). The charge referred to above could still arise, in certain circumstances, before 19 March 2007. Members of the ScottishPower group have agreed to indemnify Thus Group plc for any such liability, except in circumstances arising without the consent of the ScottishPower group.

Legal proceedings

In May 2004, PacifiCorp was served with a complaint filed in the US District Court for the District of Oregon by the Klamath Tribes of Oregon and certain of the Klamath Tribes’ members. The claim generally alleges that PacifiCorp and its predecessors affected the Klamath Tribes’ federal treaty rights to fish for salmon in the headwaters of the Klamath River in southern Oregon by building dams that blocked the passage of salmon upstream to the headwaters beginning in 1911. The claim seeks in excess of $1.0 billion in damages. PacifiCorp believes it has a number of defences and intends to vigorously defend any claim of liability for the matters alleged by the Klamath Tribes.

The group’s businesses are parties to various other legal claims, actions and complaints, certain of which involve material amounts. Although the group is unable to predict with certainty whether or not it will ultimately be successful in these legal proceedings or, if not, what the impact might be, the directors currently believe that disposition of these matters will not have a materially adverse effect on the group’s consolidated Accounts.

30 Financial commitments

(a) Analysis of annual commitments under operating leases

	2004	2003
	£m	£m
Leases of land and buildings expiring:
Within one year	0.7	0.4
Between one and two years	1.3	0.3
Between two and three years	1.0	1.4
Between three and four years	0.6	0.8
Between four and five years	0.3	0.1
More than five years	3.4	2.5

	7.3	5.5

Other operating leases expiring:
Within one year	1.0	1.1
Between one and two years	2.4	1.9
Between two and three years	1.5	2.4
Between three and four years	–	–
Between four and five years	–	–
More than five years	–	–

	4.9	5.4

126  ScottishPower Annual Report and Accounts 2003/04

30 Financial commitments continued

(b) Capital commitments

	2004	2003
	£m	£m
Contracted but not provided	105.8	127.4

(c) Other contractual commitments

(i)	UK contractual commitments

Long-term wholesale power, gas and coal contracts

In the UK, ScottishPower manages its energy resource requirements by integrating long-term firm, short-term and spot market purchases with its own generating resources to manage volume and price volatility and maximise value across the energy value chain. As part of its UK energy resource portfolio, ScottishPower is committed under long-term purchase contracts to purchases of £1,180.7 million, £460.0 million, £223.3 million, £163.3 million and £103.2 million for the years 2005 to 2009 respectively and £245.3 million thereafter.

(ii)	PacifiCorp contractual commitments

Long-term wholesale sales and purchased power contracts

In the US, PacifiCorp manages its energy resource requirements by integrating long-term firm, short-term and spot market purchases with its own generating resources to economically operate the system (within the boundaries of Federal Energy Regulatory Commission requirements) and meet commitments for wholesale sales and retail load growth. The long-term wholesale sales commitments include contracts with minimum sales requirements of £145.1 million, £122.5 million, £102.3 million, £82.0 million and £74.2 million for the years 2005 to 2009 respectively and £0.5 billion thereafter. As part of its energy resource portfolio, PacifiCorp acquires a portion of its power through long-term purchases and/or exchange agreements which require minimum fixed payments of £232.2 million, £237.5 million, £217.7 million, £156.1 million and £140.5 million for the years 2005 to 2009 respectively, and £1.4 billion thereafter.

Excluded from the minimum fixed annual payments above are commitments to purchase power from several hydroelectric projects under long-term arrangements with public utility districts. These purchases are made on a ‘cost-of-service’ basis for a stated percentage of project output and for a like percentage of project annual costs (operating expenses and debt service). PacifiCorp is required to pay its portion of operating expenses and its portion of the debt service, whether or not any power is produced. The arrangements provide for non-withdrawable power and the majority also provide for additional power, withdrawable by the public utility districts upon one to five years’ notice. For 2004, these purchases represented approximately 2.3% of PacifiCorp’s energy requirements. At 31 March 2004, PacifiCorp’s share of long-term arrangements with public utility districts were as follows:

Generating facility	Year contract expires	Percentage of output	Capacity (kW)	Annual costs*
				£m
Wanapum	2009	18.7%	155,444	3.9
Priest Rapids	2005	13.9%	109,602	2.4
Rocky Reach	2011	5.3%	64,297	2.2
Wells	2018	6.9%	59,617	1.3

Total			388,960	9.8

*	The annual costs include debt service costs of £3.8 million. PacifiCorp’s minimum debt service obligation at 31 March 2004 was £3.3 million and for the years 2005 to 2009 are £3.5 million, £4.4 million, £6.1 million, £6.0 million and £6.6 million respectively.

Short-term wholesale sales and purchased power contracts

At 31 March 2004, PacifiCorp had short-term wholesale forward sales commitments that included contracts with minimum sales requirements of £197.3 million, £91.6 million and £24.7 million for the years 2005 to 2007 respectively. At 31 March 2004, short-term forward purchase agreements require minimum fixed payments of £152.0 million, £46.8 million and £8.3 million for the years 2005 to 2007 respectively.

Fuel contracts

PacifiCorp has ‘take or pay’ coal and natural gas contracts that require minimum fixed payments of £139.0 million, £196.0 million, £93.5 million, £88.8 million and £74.6 million for the years 2005 to 2009 respectively and £428.3 million thereafter.

(iii)	PPM contractual commitments

At 31 March 2004, PPM had purchase commitments of £475.3 million of which £251.1 million relates to the years 2005 to 2009. PPM’s contractual commitments primarily consist of electricity and gas purchases made to optimise returns from generation resources and commercial activities.

ScottishPower Annual Report and Accounts 2003/04  127

Accounts 2003/04

Notes to the Group Accounts continued

for the year ended 31 March 2004

31 Related party transactions

(a) Trading transactions and balances arising in the normal course of business

		Sales/(purchases) to/(from) other group companies during the year			Amounts due from/(to) other group companies as at 31 March
		2004	2003	2002	2004	2003
Related party	Related party relationship to group	£m	£m	£m	£m	£m
Sales by related parties
Scottish Electricity Settlements Limited	50% owned joint venture	4.7	5.0	5.3	1.0	1.1
ScotAsh Limited	50% owned joint venture	1.1	0.6	0.6	0.1	0.2
South Coast Power Limited	50% owned joint venture	111.3	74.2	46.5	13.6	9.3
CeltPower Limited	50% owned joint venture	3.7	2.0	1.7	0.9	0.3
Thus*	Subsidiary	–	–	0.9	–	–
Purchases by related parties
Scottish Electricity Settlements Limited	50% owned joint venture	(0.2)	(0.2)	(0.2)	–	–
ScotAsh Limited	50% owned joint venture	(0.2)	(0.2)	(0.2)	–	–
South Coast Power Limited	50% owned joint venture	(60.7)	(35.3)	(7.8)	(8.1)	(4.1)
Klamath co-generation plant	Joint arrangement	(32.9)	(24.8)	(24.1)	(2.0)	(5.0)
CeltPower Limited	50% owned joint venture	–	–	(0.3)	–	–
Thus*	Subsidiary	–	–	(0.1)	–	–
N.E.S.T. Makers Limited	50% owned joint venture	–	(1.6)	(0.3)	–	–
Southern Water**	Subsidiary	–	(2.7)	–	–	(0.2)

During the year ended 31 March 2004, ScottishPower made management and similar charges to ScotAsh Limited of £0.4 million (2003 £0.1 million, 2002 £0.4 million).

During the year ended 31 March 2004, ScottishPower Energy Retail Limited acquired customers from N.E.S.T. Makers Limited for £2.8 million (2003 £nil, 2002 £nil).

*	On 19 March 2002 the group demerged Thus. The related party sales and purchases in 2002 represent those transactions between ScottishPower and Thus for the period from 20 March to 31 March 2002.

**	On 23 April 2002, the group disposed of Southern Water; as a result it ceased to be a subsidiary from this date. The sales and purchases for 2003 represent those transactions between ScottishPower and Southern Water for the period from 24 April 2002 to 31 March 2003.

(b) Funding transactions and balances arising in the normal course of business

		Interest payable to other group companies during the year		Amounts due to other group companies as at 31 March
		2004	2003	2004	2003
Related party	Related party relationship to group	£m	£m	£m	£m
Scottish Electricity Settlements Limited	50% owned joint venture	(0.7)	(0.8)	(10.1)	(12.2)
ScotAsh Limited	50% owned joint venture	–	–	(3.4)	(3.7)
South Coast Power Limited	50% owned joint venture	(1.3)	(1.2)	(19.1)	(18.2)
RoboScot (38) Limited	50% owned joint venture	–	–	(5.4)	(5.4)
N.E.S.T. Makers Limited	50% owned joint venture	–	–	(0.6)	(0.7)
Colorado Wind Ventures LLC	50% owned joint venture	–	–	(0.2)	–

128  ScottishPower Annual Report and Accounts 2003/04

32 Southern Water disposal

On 23 April 2002, the group completed the sale of Aspen 4 Limited (the holding company of Southern Water plc) to First Aqua Limited for a total consideration, before expenses, of £2.05 billion including repayment and acquisition of intra-group non-trading indebtedness and assumption by First Aqua Limited of Southern Water’s non-trading debt due to third parties. The net assets disposed of were as follows:

	Notes		£m
Tangible fixed assets	16, (i	)	2,474.7
Fixed asset investments	17		1.9
Current assets			193.1
Creditors: amounts falling due within one year
– Loans and other borrowings:
– Inter-company loan			(756.4)
– Bank overdraft			(6.2)
– Other creditors			(291.2)
Creditors: amounts falling due after more than one year
– Loans and other borrowings			(100.0)
Provisions for liabilities and charges
– Deferred tax	22		(361.0)
– Other provisions	23		(5.6)
Deferred income	24		(37.4)

Book value of Southern Water net assets disposed			1,111.9
Gain on disposal	(i	)	–

Net disposal proceeds			1,111.9

Satisfied by:
Cash received for net assets	(ii	)	1,187.3
Cash expenses			(47.9)

Net disposal cash proceeds			1,139.4
Accrued expenses			(27.5)

Net disposal proceeds			1,111.9

(i)	In the year ended 31 March 2002, an exceptional impairment provision of £449.3 million was made to reduce the carrying value of Southern Water’s net assets to their recoverable amount. In addition, a further exceptional charge of £738.2 million was recognised representing the impairment of goodwill on the acquisition of Southern Water previously written off to reserves. As a consequence of these charges to profits in the year ended 31 March 2002, there was no further gain or loss required to be recognised for the year ended 31 March 2003 on completion of the sale.

(ii)	Analysis of total consideration before expenses

£m
Cash received for net assets	1,187.3
Cash received on repayment to ScottishPower of inter-company loan	756.4

Cash consideration before expenses	1,943.7
Debt due to third parties assumed by First Aqua Limited (including premium of £6.3 million)	106.3

Total consideration before expenses	2,050.0

33 Thus Group plc demerger

On 19 March 2002, the group demerged Thus Group plc (“Thus”). The demerger of Thus was preceded by an open offer of approximately £275 million of new equity shares in Thus which resulted in ScottishPower’s equity interest in Thus temporarily increasing from 50.1% to 72.4%, and an increase in goodwill of £34.4 million. Thus’ results for the period to 19 March 2002 were reported under discontinued operations in the ScottishPower Accounts for the year ended 31 March 2002. The demerger of Thus was accounted for as a dividend in specie.

	Notes	£m
Intangible fixed assets – goodwill		62.6
Tangible fixed assets		468.8
Fixed assets investments		24.2
Current assets		104.5
Creditors: amounts falling due within one year		(109.9)
Provisions for liabilities and charges
– Other provisions	23	(0.9)

Book value of Thus net assets disposed		549.3
Minority interest share of net assets		(127.4)

ScottishPower’s share of Thus net assets disposed		421.9
Goodwill previously charged to reserves written back	26	14.7

Dividend in specie		436.6

ScottishPower Annual Report and Accounts 2003/04  129

Accounts 2003/04

Notes to the Group Accounts continued

for the year ended 31 March 2004

34 Summary of differences between UK and US Generally Accepted Accounting Principles (‘GAAP’)

The consolidated Accounts of the group are prepared in accordance with UK GAAP which differs in certain significant respects from US GAAP. The effect of the US GAAP adjustments to profit/(loss) for the financial year and equity shareholders’ funds are set out in the tables below.

		Year ended 31 March
		2004	2003	2002
(a) Reconciliation of profit/(loss) for the financial year to US GAAP:	Notes	£m	£m	£m
Profit/(loss) for the financial year under UK GAAP		537.9	482.6	(987.1)
US GAAP adjustments:
Amortisation of goodwill	(i)	128.0	139.0	(23.5)
Disposal of businesses	(ii)	–	–	279.1
US regulatory net assets	(iii)	(81.2)	(121.6)	95.3
Pensions	(iv)	(0.1)	20.1	40.0
Impairment on demerger of Thus	(v)	–	–	(243.7)
Depreciation on revaluation uplift	(vi)	1.9	2.0	3.4
Decommissioning and mine reclamation liabilities	(vii)	(13.0)	(38.3)	(21.8)
PacifiCorp Transition Plan costs	(viii)	(29.0)	(19.1)	(29.9)
Business combinations	(i)	–	(31.6)	–
FAS 133	(ix)	153.3	205.5	144.5
Other	(xiv)	(10.3)	(10.8)	(17.7)

		687.5	627.8	(761.4)
Deferred tax effect of US GAAP adjustments	(x)	54.7	20.4	(64.0)

Profit/(loss) for the financial year under US GAAP before cumulative adjustment for FAS 143 (2003 C15 and C16, 2002 FAS 133)		742.2	648.2	(825.4)
Cumulative adjustment for FAS 143 (2003 C15 and C16, 2002 FAS 133)	(vii), (ix)	(0.6)	141.1	(61.6)

Profit/(loss) for the financial year under US GAAP		741.6	789.3	(887.0)

Earnings/(loss) per share under US GAAP	(xii)	40.54p	42.81p	(48.26	)p

Diluted earnings/(loss) per share under US GAAP	(xii)	39.19p	42.70p	(48.26	)p

			31 March 2004	31 March 2003 (As restated – Note 17)
(b) Effect on equity shareholders’ funds of differences between UK GAAP and US GAAP:	Notes		£m	£m
Equity shareholders’ funds under UK GAAP			4,690.9	4,554.9
US GAAP adjustments:
Goodwill	(i	)	572.3	572.3
Business combinations	(i	)	(196.1)	(226.3)
Amortisation of goodwill	(i	)	150.0	51.0
US regulatory net assets	(iii	)	724.7	1,007.9
Pensions	(iv	)	(18.9)	(412.8)
Cash dividends	(xi	)	112.9	132.2
Revaluation of fixed assets	(vi	)	(54.0)	(54.0)
Depreciation on revaluation uplift	(vi	)	12.4	10.5
Decommissioning and mine reclamation liabilities	(vii	)	(14.9)	0.4
PacifiCorp Transition Plan costs	(viii	)	22.2	56.1
FAS 133	(ix	)	2.2	(66.8)
ESOP shares held in trust	(xiii	)	–	45.2
Other	(xiv	)	(12.9)	(12.1)
Deferred tax:
Effect of US GAAP adjustments	(x	)	(275.0)	(157.4)
Effect of differences in methodology	(x	)	14.5	(21.4)

Equity shareholders’ funds under US GAAP			5,730.3	5,479.7

(i) Goodwill and business combinations

Goodwill

Under UK GAAP, goodwill arising from the purchase of operating entities before 31 March 1998 has been written off directly to reserves. Additionally, UK GAAP requires that on subsequent disposal of these entities any goodwill previously taken directly to reserves is then charged in the profit and loss account against the profit or loss on disposal. Goodwill arising on acquisitions after 31 March 1998 is capitalised and amortised through the profit and loss account over its useful economic life.

The goodwill adjustment is made to recognise goodwill previously written off to reserves under UK GAAP as an intangible asset under US GAAP.

Under US GAAP, following the introduction of Statement of Financial Accounting Standard No. 142 ‘Goodwill and Other Intangible Assets’ (“FAS 142”) which was effective for the group from 1 April 2002, goodwill arising from the purchase of operating entities should be held as an indefinite lived intangible asset in the balance sheet and is no longer amortised. Instead goodwill is subject to an impairment test performed at least annually. The adjustment ‘Amortisation of goodwill’ for the years ended 31 March 2004 and 31 March 2003 represents the reversal of amortisation of goodwill charged under UK GAAP. The impact of reporting under FAS 142 for the year ended 31 March 2002 would have been to reduce the loss under US GAAP by £172.5 million to £714.5 million and to reduce the loss per share under US GAAP by 9.38 pence per share to 38.88 pence per share.

The group has completed its annual goodwill impairment analysis under FAS 142 as at 30 September 2003 and has concluded that goodwill is not impaired. The following table provides an analysis of goodwill included in the balance sheet under US GAAP for the years ended 31 March 2004 and 31 March 2003.

130  ScottishPower Annual Report and Accounts 2003/04

34 Summary of differences between UK and US Generally Accepted Accounting Principles (‘GAAP’) continued

			2004	2003
	Notes		£m	£m
Net book value of goodwill capitalised under US GAAP:
At 1 April			2,677.6	2,937.7
Acquisition			—	12.4
Business combinations	(i	)	—	(36.7)
Exchange			(295.5)	(235.8)

As at 31 March	(ii	)	2,382.1	2,677.6

(i)	The Business combinations adjustment of £36.7 million related to deferred tax provisions recognised on the acquisition of PacifiCorp.

(ii)	The net book value of goodwill capitalised under US GAAP is analysed by business segment in the table below:

			31 March 2004	31 March 2003
	Notes		£m	£m
UK Division – Integrated Generation and Supply			562.9	562.9

PacifiCorp	(i	)	1,808.5	2,102.3
PPM	(i	)	10.7	12.4

United States total			1,819.2	2,114.7

Total			2,382.1	2,677.6

(i)	Year-on-year movements on the net book value of goodwill capitalised for PacifiCorp of £293.8 million and PPM of £1.7 million relate solely to foreign exchange.

Business combinations

In addition to re-instating the goodwill calculated under UK GAAP as described above, goodwill must also be recalculated in accordance with US GAAP. This is required due to differences between UK GAAP and US GAAP in the determination of acquisition price and valuation of assets and liabilities at the acquisition date. The adjustment referred to as Business combinations reflects principally the impact of recalculating the goodwill arising on the acquisitions of Manweb and PacifiCorp under US GAAP. The Business combinations adjustment of £31.6 million (£22.1 million net of tax) reflected in the reconciliation of profit/(loss) to US GAAP for the year ended 31 March 2003 represented the difference between UK GAAP and US GAAP in accounting for accruals recognised under UK GAAP when PacifiCorp was acquired.

In cases where traded equity securities are exchanged as consideration, UK GAAP requires the fair value of consideration to be determined at the date the transaction is completed, while US GAAP requires the fair value of such consideration to be determined at the date the acquisition is announced.

(ii) Disposal of businesses

Under UK GAAP the loss on disposal of and withdrawal from Appliance Retailing and the provision for loss on disposal of Southern Water were calculated based on net asset value, together with the goodwill previously written off to reserves.

Under US GAAP the same methodology was applied, however the net asset value under US GAAP differed from that under UK GAAP. The principal differences relate to the amortisation of goodwill which had been recognised as an intangible asset under US GAAP but had been written off to reserves under UK GAAP and the revaluation of certain tangible fixed assets, which is not permitted under US GAAP but is permitted under UK GAAP.

(iii) US regulatory net assets

FAS 71 ‘Accounting for the Effects of Certain Types of Regulation’ establishes US GAAP for utilities in the US whose regulators have the power to approve and/or regulate rates that may be charged to customers. FAS 71 provides that regulatory assets may be capitalised if it is probable that future revenue in an amount at least equal to the capitalised costs will result from the inclusion of that cost in allowable costs for ratemaking purposes. Due to the different regulatory environment, no equivalent GAAP applies in the UK.

Under UK GAAP, the group’s policy is to recognise regulatory assets established in accordance with FAS 71 only where they comprise rights or other access to future economic benefits which have arisen as a result of past transactions or events which have created an obligation to transfer economic benefits to a third party. Measurement of the past transaction or event and hence the regulatory asset, is determined in accordance with UK GAAP.

The impact of the application of different accounting policies is that US regulatory net assets amounting to £724.7 million (2003 £1,007.9 million) are not recognised under UK GAAP, including deferred excess power costs, certain FAS 133 regulatory balances and certain pension regulatory balances.

Profits under US GAAP are consequently decreased by £81.2 million in 2004 (2003 £121.6 million).

US regulatory net assets relating to the PacifiCorp Transition Plan costs are discussed in note (viii) below.

(iv) Pension costs

The fundamental differences between UK GAAP (as represented by SSAP 24) and US GAAP are as follows:

(a) Under UK GAAP, the annual pension charge is determined so that it is a substantially level percentage of the current and expected future payroll. Under US GAAP, the aim is to accrue the cost of providing pension benefits in the year in which the employee provides the related service in accordance with FAS 87, which requires re-adjustment of the significant actuarial assumptions annually to reflect current market and economic conditions.

(b) Under UK GAAP, pension liabilities are usually discounted using an interest rate that represents the expected long-term return on plan assets. Under US GAAP, pension liabilities are discounted using the current rates at which the pension liability could be settled.

(c) Under UK GAAP, variations from plan can be aggregated and amortised over the remaining employee service lives. Under US GAAP, variations from plan must be amortised separately over remaining service lives.

(d) Under UK GAAP, alternative bases can be used to value plan assets. Under US GAAP, plan assets should be valued at market or at market related values and where the fair/market value of the plan assets is less than the accumulated benefit obligation a minimum pension liability is then recognised as a charge to other comprehensive income under the provisions of FAS 87 unless and to the extent that FAS 71 can be applied in which case a pension regulatory asset is recognised.

ScottishPower Annual Report and Accounts 2003/04  131

Accounts 2003/04

Notes to the Group Accounts continued

for the year ended 31 March 2004

34 Summary of differences between UK and US Generally Accepted Accounting Principles (‘GAAP’) continued

(v) Impairment on demerger of Thus

Under UK GAAP, the demerger dividend was calculated based on the book value of the net assets disposed of as a result of demerger.

Under US GAAP, the demerger dividend was calculated based on the market value of the shares at the demerger date and the difference between this and the book value of net assets disposed of was disclosed as an impairment charge under US GAAP.

(vi) Revaluation of fixed assets

The revaluation of assets is not permitted under US GAAP. The reconciliation therefore adjusts fixed assets to historical cost and the depreciation charge has been adjusted accordingly.

(vii) Decommissioning and mine reclamation liabilities

Under UK GAAP, future decommissioning and mine reclamation costs are provided for on a discounted basis with a corresponding increase to the cost of the asset. This increased cost is depreciated over the useful life of the asset. Under US GAAP, legal obligations associated with decommissioning and mine reclamation costs are accounted for on a similar basis in accordance with FAS 143 ‘Accounting for Asset Retirement Obligations’ (“FAS 143”). Details of the cumulative adjustment arising on the implementation of FAS 143 are given in Note 34(g). For other decommissioning and mine reclamation costs, regulated industries rateably accrue these costs and include them within US regulatory net assets, as the costs are recovered in depreciation rates.

(viii) PacifiCorp Transition Plan costs

Under UK GAAP, PacifiCorp Transition Plan costs were recognised as an expense in the profit and loss account at the date of the announcement of the Plan. Costs were provided for in accordance with FRS 12 ‘Provisions, contingent liabilities and contingent assets’.

Under US GAAP, PacifiCorp Transition Plan costs are accounted for as regulatory assets and are being amortised through the income statement. Costs have been accounted for in accordance with Emerging Issues Task Force No. 94-3 ‘Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)’ and FAS 88 ‘Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits’.

(ix) FAS 133 – derivative instruments and hedging activities

Under UK GAAP derivatives designated as used for non-trading purposes are accounted for on a consistent basis with the asset, liability or position being hedged. Under US GAAP, the group applies FAS 133 ‘Accounting for Derivative Instruments and Hedging Activities’, as amended by FAS 138 ‘Accounting for Certain Derivative Instruments and Certain Hedging Activities’ and FAS 149 ‘Amendment of Statement 133 on Derivative Instruments and Hedging Activities’ and guidance issued by the Derivative Implementation Group. The adjustments in the reconciliations of profit/(loss) and equity shareholders’ funds to US GAAP described as ‘FAS 133’ comprise FAS 133 and subsequent revising standards, FAS 138 and FAS 149, together with guidance issued by the Derivatives Implementation Group. Effective from 1 April 2002, the group adopted revised FAS 133 guidance issued by the Derivatives Implementation Group under Revised Issue C15 ‘Normal Purchases and Normal Sales Exception for Certain Option-Type Contracts and Forward Contracts in Electricity’ and Issue C16 ‘Applying the Normal Purchases and Normal Sales Exception to Contracts that Combine a Forward Contract and a Purchased Option Contract’. This new guidance had the effect of including an increased number of the group’s contracts within the scope of FAS 133. The cumulative adjustment to profit under US GAAP for the year ended 31 March 2003 as a result of adopting Revised Issue C15 and Issue C16 was an increase to profit of £228.6 million (£141.1 million, net of tax). FAS 133 requires recognition of all derivatives, as defined in the standard, on the balance sheet at fair value. Derivatives, or any portion thereof, that are not an effective hedge, are adjusted to fair value through income. If a derivative qualifies as an effective hedge, changes in the fair value of the derivative are either offset against the change in fair value of the hedged asset, liability, or firm commitment recognised in income, or are recognised in accumulated other comprehensive income until the hedged items are recognised in earnings. The effects of changes in fair value of certain derivative instruments entered into to hedge future retail resource requirements in the group’s US regulated business are subject to regulation and therefore are deferred pursuant to FAS 71. The FAS 133 adjustment included within equity shareholders’ funds at 31 March 2004 of £2.2 million includes a net liability of £229.7 million which is subject to regulation and is therefore offset by a US regulatory asset of £229.7 million.

Contracts that qualify as normal purchases and normal sales are excluded from the requirements of FAS 133. The realised gains and losses on these contracts are reflected in the income statement at the contract settlement date.

(x) Deferred tax

Under UK GAAP, FRS 19 ‘Deferred tax’, requires full provision for deferred tax at future enacted rates. Provision is only made in respect of assets revalued for accounting purposes where a commitment exists to sell the asset at the balance sheet date.

Under US GAAP, full provision for deferred tax is required to the extent that accounting profit differs from taxable profit due to temporary timing differences. Provision is made based on enacted tax law.

The item ‘Effect of US GAAP adjustments’ reflects the additional impact of making full provision for deferred tax in respect of adjustments made in restating the balance sheet to US GAAP.

The item ‘Effect of differences in methodology’ reflects the impact of making full provision for deferred tax under US GAAP compared to UK GAAP.

Under UK GAAP the group recognised a £48.0 million tax credit through reserves as tax on translation differences on foreign currency hedging as a result of the application of the transitional rules contained in the Finance Act 2002, Schedule 26. Under US GAAP, this £48.0 million tax credit has been recognised within the income statement as required by FAS 109 ‘Accounting for Income Taxes’.

(xi) Cash dividends

Under UK GAAP, final ordinary cash dividends are recognised in the financial year in respect of which they are proposed by the Board of Directors. Under US GAAP, such dividends are not recognised until they are formally declared by the Board of Directors.

132  ScottishPower Annual Report and Accounts 2003/04

34 Summary of differences between UK and US Generally Accepted Accounting Principles (‘GAAP’) continued

(xii) Earnings/(loss) per share

Earnings/(loss) per ordinary share have been calculated by dividing the profit/(loss) for the financial year under US GAAP by the weighted average number of ordinary shares in issue during the financial year, based on the following information:

	2004	2003	2002
Basic earnings/(loss) per share
Profit/(loss) for the financial year under US GAAP (£ million)	741.6	789.3	(887.0)
Basic weighted average share capital (number of shares, millions)	1,829.5	1,843.9	1,837.8

Earnings per share under US GAAP – continuing operations	40.57p	35.76p	19.15p
Loss per share under US GAAP – discontinued operations	—	(0.60)p	(64.06)p

Earnings/(loss) per share under US GAAP before cumulative adjustment for FAS 143 (2003 C15 and C16, 2002 FAS 133)	40.57p	35.16p	(44.91)p
(Loss)/earnings per share under US GAAP – cumulative adjustment for FAS 143 (2003 C15 and C16, 2002 FAS 133)	(0.03)p	7.65p	(3.35)p

Earnings/(loss) per share under US GAAP	40.54p	42.81p	(48.26)p

Diluted earnings/(loss) per share
Profit/(loss) for the financial year under US GAAP (£ million)	740.7	789.3	(887.0)
Diluted weighted average share capital (number of shares, millions)	1,890.2	1,848.4	1,840.1

Diluted earnings per share under US GAAP – continuing operations	39.22p	35.67p	19.15p
Diluted loss per share under US GAAP – discontinued operations	—	(0.60)p	(64.06)p

Diluted earnings/(loss) per share under US GAAP before cumulative adjustment for FAS 143 (2003 C15 and C16, 2002 FAS 133)	39.22p	35.07p	(44.91)p
Diluted (loss)/earnings per share under US GAAP – cumulative adjustment for FAS 143 (2003 C15 and C16, 2002 FAS 133)	(0.03)p	7.63p	(3.35)p

Diluted earnings/(loss) per share under US GAAP	39.19p	42.70p	(48.26)p

The difference between the basic earnings/(loss) for the financial year under US GAAP and the diluted earnings/(loss) for the financial year under US GAAP is attributable to the interest charged on the convertible bonds of £7.1 million and the mark to market gain on the convertible bonds of £8.0 million. The difference between the basic and the diluted weighted average share capital is wholly attributable to outstanding share options and shares held in trust for the group’s employee share schemes and the convertible bonds. In accordance with FAS 128 ‘Earnings per share’ the diluted loss per share for the year ended 31 March 2002 does not assume the exercise of securities that have an antidilutive effect on the loss per share. The loss per share for March 2003 and 2002 for discontinued operations have been calculated based on US GAAP earnings which are net of £3.0 million and £49.0 million, respectively of interest and similar charges and a tax (credit)/charge of £(4.6) million and £15.2 million, respectively. The group’s charge for interest and similar charges has been allocated between continuing and discontinued operations on the basis of external and internal borrowings of the respective operations.

(xiii) ESOP shares held in trust

In previous years UK GAAP required that shares held by employee share ownership trusts be recorded as fixed asset investments less amounts written off. As a result of the implementation of UITF 38 this treatment has been revised as described in detail in Note 17. Under US GAAP in previous years shares held in trust were recorded as a deduction from shareholders’ funds to the extent that they had no performance conditions attached. The US GAAP adjustment for ESOP shares held under trust is no longer required.

(xiv) Other

Other differences between UK and US GAAP are not individually material and relate to post-retirement benefits other than pensions, capitalisation of finance costs, investment tax credits, available-for-sale securities and stock option compensation expense.

UK GAAP permits the use of long-term discount rates in determining the provision for post-retirement benefits other than pensions. US GAAP requires the use of current market rates. Under UK GAAP, only interest on debt funding may be capitalised during the period of construction. Under US GAAP, as applied by regulated electricity utilities, both the cost of debt and the cost of equity applicable to domestic utility properties are capitalised during the period of construction.

Under US GAAP, investment tax credits for PacifiCorp are deferred and amortised to income over periods prescribed by PacifiCorp’s various regulatory jurisdictions.

Available-for-sale securities

UK GAAP permits fixed asset investments to be valued at cost less provision for any impairment in value. US GAAP requires that such investments, insofar as they are available-for-sale securities, are marked to market with movements in market value being included in other comprehensive income.

The book value and estimated fair value of available-for-sale securities were as follows:

		At 31 March 2004
	Book value £m	Gross unrealised gains £m	Gross unrealised losses £m	Estimated fair value £m
Money market account	1.3	—	—	1.3
Mutual fund account	14.2	—	(0.2)	14.0
Debt securities	10.1	0.3	(1.7)	8.7
Equity securities	32.5	4.4	(5.7)	31.2

Total	58.1	4.7	(7.6)	55.2

		At 31 March 2003
	Book value £m	Gross unrealised gains £m	Gross unrealised losses £m	Estimated fair value £m
Money market account	2.5	—	—	2.5
Mutual fund account	19.4	—	(0.2)	19.2
Debt securities	10.8	0.4	(1.7)	9.5
Equity securities	35.0	0.5	(6.3)	29.2

Total	67.7	0.9	(8.2)	60.4

The quoted market price of securities at 31 March is used to estimate the securities’ fair value.

ScottishPower Annual Report and Accounts 2003/04  |  133

Accounts 2003/04

Notes to the Group Accounts continued

for the year ended 31 March 2004

34 Summary of differences between UK and US Generally Accepted Accounting Principles (‘GAAP’) continued

The book value and estimated fair value of debt securities by contractual maturities at 31 March 2004 and 2003 are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or pre-pay obligations with or without call or prepayment penalties.

			At 31 March 2004		At 31 March 2003
			Book value	Estimated fair value	Book value	Estimated fair value
	Note		£m	£m	£m	£m
Debt securities
Due within one year			—	—	0.5	0.5
Due between one and five years			1.9	1.6	1.6	1.4
Due between five and ten years			4.9	4.3	4.5	4.0
Due after ten years			3.3	2.8	4.2	3.6
Money market account			1.3	1.3	2.5	2.5
Mutual fund account	(i	)	14.2	14.0	19.4	19.2
Equity securities			32.5	31.2	35.0	29.2

Total			58.1	55.2	67.7	60.4

(i)	A mutual fund account with an estimated fair value of £14.0 million and an unrealised loss of £0.2 million at 31 March 2004 was in a continuous unrealised loss position for more than 12 months. This impairment is considered temporary based on the nature of the investments.

Proceeds, gross gains and gross losses from realised sales of available-for-sale securities using the specific identification method were as follows:

	Year ended 31 March
	2004	2003	2002
	£m	£m	£m
Proceeds	35.9	56.3	56.4

Gross gains	2.4	1.1	2.1
Gross losses	(1.2)	(3.7)	(5.6)

Net gains/(losses)	1.2	(2.6)	(3.5)

Stock-based compensation

Under US GAAP, the group applies Accounting Principles Board Opinion No. 25, ‘Accounting for Stock Issued to Employees’ (“APB 25”), and related interpretations in accounting for its plans and a compensation expense has been recognised accordingly for its share option schemes. As the group applies APB 25 in accounting for its plans, under FAS 123, ‘Accounting for Stock-Based Compensation’ (“FAS 123”), it has adopted the disclosure only option in relation to its share option schemes. Had the group determined compensation cost based on the fair value at the grant date for its share options under FAS 123, the group’s profit/(loss) for financial year under US GAAP and earnings/(loss) per share under US GAAP would have been reduced to the pro forma amounts below:

	2004		2003		2002
Profit/(loss) for the financial year under US GAAP (£ million)	741.6		789.3		(887.0)
Reversal of APB 25 stock compensation expense (included within the ‘Other’ adjustment) (£ million)	2.8		3.6		4.4
Stock compensation expense calculated under FAS 123 (£ million)	(4.6)		(6.1)		(7.4)

Pro forma profit/(loss) for the financial year under US GAAP (£ million)	739.8		786.8		(890.0)

Basic earnings/(loss) per share under US GAAP	40.54	p	42.81	p	(48.26	)p

Pro forma basic earnings/(loss) per share under US GAAP	40.44	p	42.67	p	(48.43	)p

Diluted earnings/(loss) per share under US GAAP	39.19	p	42.70	p	(48.26	)p

Pro forma diluted earnings/(loss) per share under US GAAP	39.09	p	42.57	p	(48.43	)p

The weighted average fair value of options granted during the year was £6.0 million (2003 £6.3 million, 2002 £8.6 million). The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used:

	2004	2003	2002
Dividend yield	5.0%	8.3%	6.7%
Risk-free interest rate	4.6%	4.6%	4.8%
Volatility	24.9%	30.0%	30.0%
Expected life of the options (years)	6	6	4

The weighted average life of the share options outstanding as at 31 March 2004, March 2003 and March 2002 was as follows:

	2004 (years)	2003 (years)	2002 (years)
ScottishPower Sharesave Schemes	3	3	3
Southern Water Sharesave Scheme	—	—	2
Executive Share Option Scheme	1	2	2
Executive Share Option Plan 2001	8	9	9
PacifiCorp Stock Incentive Plan	5	6	6

134  ScottishPower Annual Report and Accounts 2003/04

34 Summary of differences between UK and US Generally Accepted Accounting Principles (‘GAAP’) continued

(xv) Reclassifications

The reconciliations of profit/(loss) for the financial year and equity shareholders’ funds at the year end from UK GAAP to US GAAP only include those items which have a net effect on profit/(loss) or equity shareholders’ funds. There are other GAAP differences, not included in the reconciliations, which would affect the classification of assets and liabilities or of income and expenditure. The principal items which would have such an effect are as follows:

(a)	under UK GAAP debt issue costs are deducted from the carrying value of the related debt instrument. US GAAP requires such costs to be included as an asset

(b)	under UK GAAP customer contributions in respect of fixed assets are generally credited to a separate deferred income account. Under US GAAP such contributions are netted off against the cost of the related fixed assets

(c)	under US GAAP, transmission and distribution costs would be included in cost of sales. Under UK GAAP these are included as a separate line item within the income statement

(d)	under UK GAAP, the investor’s interest in the turnover and results of a joint venture or associate are disclosed gross. The investor’s share of the interest and taxation are disclosed separately as a component of the group interest and taxation lines. Under US GAAP, the investor’s interest in the net results of joint ventures and associates is disclosed as a single line in the income statement, net of interest and taxation
(e)	the group implemented EITF No. 03-11 ‘Reporting Gains and Losses on Derivative Instruments that are Subject to FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and Not Held for Trading Purposes’ (“EITF 03-11”) on 1 January 2004. EITF 03-11 addresses whether realised gains and losses should be shown gross or net in the income statement for contracts that are not held for trading purposes but are derivatives subject to FAS 133. This issue led to a reduction in US GAAP reported turnover of £979.8 million (2003 £660.6 million, 2002 £948.6 million) with an equivalent reduction in cost of goods sold as a result of the netting approach adopted for contracts within the scope of the Issue. Under UK GAAP these items would be shown on a gross basis within the turnover and cost of sales line of the income statement

(f)	items included as exceptional items under UK GAAP were either classified as extraordinary items or operating items under US GAAP. However, following the implementation of Financial Accounting Standard No. 145 ‘Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections’ (“FAS 145”), on 1 April 2003 the classification of extraordinary items within the income statement under US GAAP has now been further restricted. Accordingly the costs of early debt repayments recorded as an extraordinary item in the year ended 31 March 2002 are no longer classified as an extraordinary item. This statement had no further impact on the group’s results and financial position under US GAAP.

Consolidated statement of comprehensive income/(loss)

Under US GAAP, certain items shown as components of common equity must be more prominently reported in a separate statement as components of comprehensive income/(loss). The statement of total recognised gains and losses, which is the equivalent UK GAAP primary statement, is set out on page 92.

Consolidated statement of cash flows

The consolidated statement of cash flows prepared in accordance with FRS 1 (Revised) presents substantially the same information as that required under US GAAP. Under US GAAP, however, there are certain differences from UK GAAP with regard to the classification of items within the cash flow statement and with regard to the definition of cash and cash equivalents.

Under UK GAAP, cash flows are presented separately for operating activities, dividends received from joint ventures, returns on investments and servicing of finance, taxation, capital expenditure and financial investment, acquisitions and disposals, equity dividends paid, management of liquid resources, and financing. Under US GAAP, only three categories of cash flow activity are reported; operating activities, investing activities and financing activities. Cash flows from dividends received from joint ventures, returns on investments and servicing of finance and taxation would be included as operating activities under US GAAP. Equity dividends paid would be included under financing activities under US GAAP.

Under US GAAP, cash and cash equivalents are not offset by bank overdrafts repayable within 24 hours from the date of the advance, as is the case under UK GAAP and instead such bank overdrafts are classified within financing activities.

The consolidated statement of cash flows under US GAAP is set out below:

				2003	2002
	Note		2004	(As restated – Note 17)
			£m	£m	£m
Cash inflow from operating activities			1,364.0	1,412.9	1,248.4
Dividends received from joint ventures			0.5	0.9	0.3
Returns on investments and servicing of finance			(210.0)	(297.0)	(377.8)
Taxation			(121.8)	(191.3)	(85.0)

Net cash provided by operating activities			1,032.7	925.5	785.9

Capital expenditure and financial investment			(831.2)	(675.1)	(1,142.5)
Acquisitions and disposals			(31.3)	1,792.8	98.7

Net cash (used)/provided in investing activities			(862.5)	1,117.7	(1,043.8)

Financing	(i	)	923.4	(1,214.3)	923.3
Movement in bank overdrafts			1.5	(4.9)	(17.8)
Equity dividends paid			(394.4)	(523.4)	(496.8)

Net cash provided/(required) by financing activities			530.5	(1,742.6)	408.7

Net increase in cash and cash equivalents			700.7	300.6	150.8
Exchange movement on cash and cash equivalents			(18.0)	(16.8)	(0.2)
Cash and cash equivalents at beginning of financial year			664.6	380.8	230.2

Cash and cash equivalents at end of financial year			1,347.3	664.6	380.8

All liquid investments with maturities of three months or less at the time of acquisition are considered to be cash equivalents.

(i) In 2004, cash flows from financing include £403.0 million for the repricing of cross-currency swaps and £76.1 million for the cancellation of cross-currency swaps.

Non-cash investing or financing activities	2004 £m	2003 £m	2002 £m

Movement in share of debt in joint arrangements	6.4	—	100.5
Amortisation of finance costs	6.1	1.6	1.5
Finance costs*	14.2	4.0	5.6

	26.7	5.6	107.6

*	These finance costs represent the effects of the RPI on bonds carrying an RPI coupon.

ScottishPower Annual Report and Accounts 2003/04  |  135

Accounts 2003/04

Notes to the Group Accounts continued

for the year ended 31 March 2004

34 Summary of differences between UK and US Generally Accepted Accounting Principles (‘GAAP’) continued

Additional information required under US GAAP

(a) Infrastructure accounting

The group’s accounting policy in respect of Southern Water’s infrastructure assets and related maintenance and renewals expenditure, prior to the disposal of Southern Water, was not generally accepted under US GAAP which required historical cost depreciation accounting for these assets. The difference between the infrastructure renewals depreciation charge and depreciation accounting under US GAAP was not material to profit and equity shareholders’ funds. This difference no longer exists following the disposal of Southern Water in April 2002.

(b) Doubtful debts

The group estimates its provision for doubtful debts relating to trade debtors by a combination of two methods. Specific amounts are evaluated where information is available that a customer may be unable to meet its financial obligations. In these circumstances, assessment is made based on available information to record a specific provision against the amount receivable from that customer to adjust the carrying value of the debtor to the amount expected to be collected. In addition, a provision for doubtful debts within the portfolio of other debtors is made using historical experience and ageing analysis to estimate the provision required to reduce the carrying value of trade debtors to their estimated recoverable amounts. This process involves the use of assumptions and estimates which may differ from actual experience. The group provided £26.8 million, £36.8 million and £57.5 million for doubtful debts in 2003/04, 2002/03 and 2001/02 respectively. Write-offs against the provision for doubtful debts for uncollectable amounts were £45.6 million, £61.2 million and £36.6 million in 2003/04, 2002/03 and 2001/02 respectively.

(c) Deferred tax

The additional components of the estimated net deferred tax liability that would be recognised under US GAAP are as follows:

	2004	2003
	£m	£m
Deferred tax liabilities:
Excess of book value over taxation value of fixed assets	152.0	83.6
Other temporary differences	139.5	99.3

	291.5	182.9
Deferred tax assets:
Other temporary differences	(31.0)	(4.1)

Net deferred tax liability	260.5	178.8

Analysed as follows:
Current	5.6	(4.1)
Non-current	254.9	182.9

	260.5	178.8

The deferred tax balance in respect of leveraged leases at the year end is £81.8 million (2003 £101.1 million).

(d) Pensions

At 31 March 2004, ScottishPower had six statutorily approved defined benefit pension schemes, one statutorily approved defined contribution scheme and one unapproved scheme. Further details of the arrangements are given in Note 28.

Benefits under the UK defined benefit plans reflect each employee’s basic earnings, years of service and age at retirement. Funding of the defined benefit plans is based upon actuarially determined contributions, with members paying contributions at fixed rates and the employers meeting the balance of cost as determined by the scheme actuaries.

Reconciliations of the beginning and ending balances of the projected pension benefit obligation and the funded status of these plans for the years ending 31 March 2004, 31 March 2003 and 31 March 2002 are as follows:

	2004	2003		2002
	£m	£m		£m
Change in projected benefit obligation
Projected benefit obligation at beginning of year	2,831.0	3,112.2		3,051.0
Service cost (excluding plan participants’ contributions)	45.0	52.6		62.2
Interest cost	154.8	168.6		182.5
Plan amendments	—	—		12.6	(ii)
Special termination benefits	—	(2.5	)(i)	0.6	(iii)
Plan participants’ contributions	8.1	8.1		11.9
Actuarial loss	172.6	69.7		29.0
Benefits paid	(179.2)	(191.5)		(209.5)
Settlements(iv)	(0.3)	(317.9)		(29.0)
Exchange	(105.6)	(68.3)		0.9

Projected benefit obligation at end of year	2,926.4	2,831.0		3,112.2

(i)	The period to commence the enhanced early retirement benefits under the Workforce Transition Retirement Program (“WTRP”) ended on 31 December 2002. A credit adjustment of £2.5 million for prior special termination benefits was necessary to reflect the impact of those participants who did not commence their WTRP benefits by 31 December 2002 because they revoked their earlier election.

(ii)	Ad hoc cost of living benefit increase for certain retired employees that was approved on 13 March 2002.

(iii)	The acquisition of PacifiCorp by ScottishPower triggered special termination benefits from the SERP during 2002.

(iv)	Assets and liabilities were transferred in 2004 and in 2002 to the PacifiCorp/IBEW Local Union 57 Retirement Trust Fund and in 2003 in relation to the sale of Southern Water.

136  ScottishPower Annual Report and Accounts 2003/04

34 Summary of differences between UK and US Generally Accepted Accounting Principles (‘GAAP’) continued

	2004	2003	2002
	£m	£m	£m
Change in plans’ assets
Fair value of plans’ assets at beginning of year	2,204.2	3,204.6	3,586.6
Actual return on plans’ assets	469.1	(509.8)	(163.0)
Employer contributions	43.2	27.2	18.5
Plan participants’ contributions	8.1	8.1	11.9
Benefits paid	(179.2)	(191.5)	(209.5)
Settlements(i)	(0.3)	(278.5)	(39.4)
Exchange	(60.9)	(55.9)	(0.5)

Fair value of plans’ assets at end of year	2,484.2	2,204.2	3,204.6

(i)	Assets and liabilities were transferred in 2004 and in 2002 to the PacifiCorp/IBEW Local Union 57 Retirement Trust Fund and in 2003 in relation to the sale of Southern Water.

	2004	2003	2002
	£m	£m	£m
Reconciliation of funded status of the plans to prepaid benefit cost
Funded status of the plans	(442.2)	(626.8)	92.4
Unrecognised net actuarial loss	655.5	852.4	121.9
Unrecognised prior service cost	(0.9)	(1.3)	(1.5)
Unrecognised transition obligation asset	—	(0.9)	(1.6)

Prepaid benefit cost	212.4	223.4	211.2

	2004	2003	2002
	£m	£m	£m
Amounts recognised in balance sheet (UK arrangements)
Prepaid benefit cost(i)	188.4	—	270.4
Accrued benefit liability	(96.2)	(252.1)	—
Accumulated other comprehensive loss	136.3	507.9	—

Total recognised	228.5	255.8	270.4

(i)	£nil where scheme has accrued benefit liability or where asset value is below accumulated benefit obligation.

	2004	2003	2002
	£m	£m	£m
Amounts recognised in balance sheet (US arrangements)
Accrued benefit liability	(196.2)	(241.9)	(121.3)
Accumulated other comprehensive loss	71.6	67.1	62.1
US regulatory assets(i)	123.1	148.4	—
Exchange	(14.6)	(6.0)	—

Total recognised	(16.1)	(32.4)	(59.2)

(i)	For the US pension arrangements the fair value of the plan assets was less than the accumulated benefit obligation. Under FAS 87 a minimum pension liability is then recognised. This liability was recorded as a non-cash increase of £123.1 million (2003 £148.4 million) to regulatory assets and £71.6 million (2003 £67.1 million) to accumulated other comprehensive loss. Accounting orders were received from the regulatory commissions in Utah, Oregon and Wyoming to classify most of this charge as a regulatory asset instead of a charge to other comprehensive income. The group also filed for similar treatment with the regulatory commission in Washington during the year ended 31 March 2004. This increase to regulatory assets will be adjusted in future periods as the difference between the fair value of the plan assets and the accumulated benefit obligation changes.

The value of plan assets relative to the accumulated benefit obligation at the year end were as follows:

	Value of plan assets at 31 March 2004	Value of plan assets at 31 March 2003	Accumulated benefit obligation at 31 March 2004	Accumulated benefit obligation at 31 March 2003
	£m	£m	£m	£m
ScottishPower	1,538.9	1,310.5	1,535.2	1,438.4
Manweb	529.2	449.2	612.4	563.0
Final Salary LifePlan	16.0	12.8	12.7	11.3
PacifiCorp	398.9	430.9	595.0	672.2

The value of plan assets relative to the projected benefit obligation at the year end were as follows:

	Value of plan assets at 31 March 2004	Value of plan assets at 31 March 2003	Projected benefit obligation at 31 March 2004	Projected benefit obligation at 31 March 2003
	£m	£m	£m	£m
ScottishPower	1,538.9	1,310.5	1,587.5	1,487.3
Manweb	529.2	449.2	641.8	591.0
Final Salary LifePlan	16.0	12.8	15.3	13.5
PacifiCorp	398.9	430.9	669.1	728.4

ScottishPower Annual Report and Accounts 2003/04  137

Accounts 2003/04

Notes to the Group Accounts continued

for the year ended 31 March 2004

34 Summary of differences between UK and US Generally Accepted Accounting Principles (‘GAAP’) continued

The components of pension benefit costs for the years ended 31 March 2004, 2003 and 2002 were as follows:

	31 March 2004	31 March 2003		31 March 2002
	£m	£m		£m
Service cost	48.1 (i)	55.7	(i)	62.2
Curtailment/settlement cost	—	26.3	(ii)	—
Interest cost	154.8	168.6		182.5
Expected return on plans’ assets	(165.3)	(232.2)		(261.2)
Amortisation of experience losses/(gains)	26.3	0.1		(5.8)
Amortisation of prior service cost	(0.2)	—		(1.1)
Amortisation of transition obligation asset	(0.9)	(0.7)		(0.9)

Net periodic benefit cost/(credit)	62.8	17.8		(24.3)

(i)	Includes the contribution of £3.1 million (2003 £3.1 million) to the PacifiCorp/IBEW Local Union 57 Retirement Trust Fund.

(ii)	Sale of Southern Water, and consequent removal of pre-paid benefit cost in relation to this scheme.

The group expects to contribute £23.3 million to the UK pension schemes and £36.9 million ($67.8 million) to the PacifiCorp pension scheme in the year ending 31 March 2005.

The actuarial assumptions adopted in arriving at the above figures are as follows:

	31 March 2004*	31 March 2003**	31 March 2002***
UK arrangements – assumptions at:
Expected return on plans’ assets	6.75% p.a.	6.8% p.a.	7.5% p.a.
Discount rate	5.5% p.a.	5.4% p.a.	6.0% p.a.
Rate of earnings increase	4.3% p.a.	3.9% p.a.	4.3% p.a.
Pension increases	2.8% p.a.	2.4% p.a.	2.8% p.a.

	31 March 2004*	31 March 2003**	31 March 2002***
US arrangements – assumptions at:
Expected return on plans’ assets	8.75% p.a.	8.75% p.a.	9.25% p.a.
Discount rate	6.25% p.a.	6.75% p.a.	7.5% p.a.
Rate of earnings increase	4.0% p.a.	4.0% p.a.	4.0% p.a.
Inflation rates	3.0% p.a.	3.0% p.a.	4.0% p.a.

The expected return on plans’ assets has been derived by consideration of the plans’ actual investments, as discussed in Note 28 (h).

*	Assumptions used to determine benefit obligations at 31 March 2004.

**	Assumptions used to determine net periodic benefit cost for year ended 31 March 2004 and benefit obligations at 31 March 2003.

***	Assumptions used to determine net periodic benefit cost for year ended 31 March 2003 and benefit obligations at 31 March 2002.

For the US arrangements the measurement dates for the years ended 31 March 2004, 2003 and 2002 are 31 December 2003, 2002 and 2001 respectively. The measurement dates for the UK arrangements are as at each respective year end.

(e) Other post-retirement benefits

PacifiCorp provides healthcare and life insurance benefits through various plans for eligible retirees. The cost of other post-retirement benefits is accrued over the active service period of employees. The transition obligation represents the unrecognised prior service cost and is being amortised over a period of 20 years. PacifiCorp funds other post-retirement benefit expense through a combination of funding vehicles. Over the period from 1 April 2003 to 31 March 2004, PacifiCorp made contributions totalling £16.5 million in respect of these arrangements. These funds are invested in common stocks, bonds and US government obligations.

The net periodic other post-retirement benefit cost and significant assumptions are summarised as follows:

	2004	2003	2002
	£m	£m	£m
Service cost	4.4	3.6	3.6
Interest cost	20.2	22.1	20.0
Expected return on plan assets	(15.7)	(18.5)	(20.4)
Amortisation of experience losses	3.9	1.3	—

Net periodic other post-retirement benefit cost	12.8	8.5	3.2

The change in the accumulated other post-retirement benefit obligation, change in plan assets and funded status are as follows:

	2004	2003		2002
	£m	£m		£m
Change in accumulated other post-retirement benefit obligation
Accumulated other post-retirement benefit obligation at beginning of year	330.4	331.3		268.0
Service cost	4.4	3.6		3.6
Interest cost	20.2	22.1		20.0
Plan participants’ contributions	4.0	3.9		3.8
Special termination benefit gain	—	(0.6	)(i)	—
Plan amendment	0.4	—		—
Actuarial loss	12.7	26.4		53.8
Benefits paid	(22.3)	(21.8)		(18.8)
Exchange	(47.7)	(34.5)		0.9

Accumulated other post-retirement obligation at end of year	302.1	330.4		331.3

(i)	The period to commence the enhanced early retirement benefits under the WTRP ended on 31 December 2002. A credit adjustment of £0.6 million for special termination benefits was necessary to reflect the impact of those participants who did not commence their WTRP benefits by 31 December 2002 because they revoked their earlier election.

138  ScottishPower Annual Report and Accounts 2003/04

34 Summary of differences between UK and US Generally Accepted Accounting Principles (‘GAAP’) continued

	2004	2003	2002
	£m	£m	£m
Change in plan assets
Plan assets at fair value at beginning of year	137.9	184.9	201.9
Actual return on plan assets	30.0	(13.8)	(12.6)
Company contributions	14.0	3.0	10.4
Plan participants’ contributions	4.0	3.9	3.8
Benefits paid	(22.3)	(21.8)	(18.8)
Exchange	(21.3)	(18.3)	0.2

Plan assets at fair value at end of year	142.3	137.9	184.9

	2004	2003	2002
	£m	£m	£m
Reconciliation of accrued other post-retirement costs and total amount recognised
Funded status of plan	(159.8)	(192.5)	(146.4)
PacifiCorp unrecognised net loss	115.5	140.2	93.5
PacifiCorp unrecognised prior service cost	0.3	—	—
Final contribution made after measurement date but before 31 March 2004	13.8	13.3	—

Accrued other post-retirement benefit cost	(30.2)	(39.0)	(52.9)

For other post-retirement benefits the group expects to contribute £17.2 million ($31.7 million) in the year ending 31 March 2005.

The actuarial assumptions adopted in arriving at the above figures are as follows:

	31 March 2004*		31 March 2003**		31 March 2002***
US arrangements – assumptions at:
Expected return on plans’ assets	8.75	% p.a.	8.75	% p.a.	9.25	% p.a.
Discount rate	6.25	% p.a.	6.75	% p.a.	7.50	% p.a.
Initial healthcare cost trend – under 65	8.5	% p.a.	9.5	% p.a.	10.5	% p.a.
Initial healthcare cost trend – over 65	10.5	% p.a.	11.5	% p.a.	12.5	% p.a.
Initial healthcare cost trend rate	5.0	% p.a.	5.0	% p.a.	5.0	% p.a.
Year that rate reaches ultimate – under 65	2007		2007		2007
Year that rate reaches ultimate – over 65	2009		2009		2009

The expected return on plans’ assets has been derived by consideration of the plans’ actual investments, as discussed in Note 28 (h).

*	Assumptions used to determine other post-retirement benefit obligations at 31 March 2004.

**	Assumptions used to determine net periodic other post-retirement benefit cost for year ended 31 March 2004 and benefit obligations at 31 March 2003.

***	Assumptions used to determine net periodic other post-retirement benefit cost for year ended 31 March 2003 and benefit obligations at 31 March 2002.

The measurement dates for the years ended 31 March 2004, 2003 and 2002 are 31 December 2003, 2002 and 2001, respectively.

The healthcare cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed healthcare cost trend rate by one percentage point would have increased the accumulated other post-retirement benefit obligation (the “APBO”) as at 31 March 2004 by £17.4 million (2003 £16.4 million, 2002 £18.5 million) and the annual net periodic other post-retirement benefit costs by £1.5 million (2003 £1.4 million, 2002 £1.3 million). Decreasing the assumed healthcare cost trend rate by one percentage point would have reduced the APBO as at 31 March 2004 by £14.7 million (2003 £14.3 million, 2002 £17.1 million), and the annual net periodic other post-retirement benefit costs by £1.3 million (2003 £1.2 million, 2002 £1.2 million).

Employee savings and stock ownership plan

PacifiCorp has an employee savings and stock ownership plan that qualifies as a tax-deferred arrangement under Section 401(a), 401(k), and 401(m) of the Internal Revenue Code. Participating US employees may defer up to 25% of their compensation, subject to certain regulatory limitations. This limit was raised to 50% in February 2004. Employees can select a variety of investment options including ScottishPower American Depository Shares (formerly PacifiCorp shares). PacifiCorp matches 50% of employee contributions on amounts deferred up to 6% of total compensation with that portion vesting over the initial five years of an employee’s participation in the Plan. Thereafter, PacifiCorp contributions vest immediately. PacifiCorp’s matching contribution is allocated based on the employee’s investment selections. PacifiCorp’s additional contribution is allocated based on the employee’s investment selections or to the money market fund if the employee has made no selections. PacifiCorp makes an additional contribution equal to a percentage of the employee’s eligible earnings. These contributions are immediately vested. Employer contributions to the savings plan were £10.5 million for the year ended 31 March 2004 (2003 £10.0 million, 2002 £14.7 million).

(f) Southern Water disposal

On 23 April 2002, the group completed the sale of Aspen 4 Limited (the holding company of Southern Water plc) to First Aqua Limited. A summary of the net assets disposed of calculated under US GAAP are detailed in the table below:

£m
Tangible fixed assets	2,474.7
Fixed asset investments	1.9
Current assets	193.1
Creditors: amounts falling due within one year	(1,053.8)
Creditors: amounts falling due after more than one year
Loans and other borrowings	(100.0)
Provisions for liabilities and charges	(366.6)
Deferred income	(37.4)

Net assets	1,111.9

ScottishPower Annual Report and Accounts 2003/04  139

Accounts 2003/04

Notes to the Group Accounts continued

for the year ended 31 March 2004

34 Summary of differences between UK and US Generally Accepted Accounting Principles (‘GAAP’) continued

(g) Asset retirement obligations and accrued environmental costs

(i) Asset retirement obligations

In June 2001, the FASB issued FAS 143 ‘Accounting for Asset Retirement Obligations’ (“FAS 143”) which became effective for the group on 1 April 2003. The group recorded asset retirement obligations for generation plants, landfills and coal mines which qualified as legal obligations under FAS 143. Under the requirements of the statement the group estimates its asset retirement obligations liabilities based upon detailed engineering calculations of the amount and timing of the future cash spending for a third party to perform the required work. Spending estimates are escalated for inflation and then discounted at the appropriate rate. The group then records an asset retirement obligations asset associated with the liability. The asset is depreciated over its expected life and the liability is accreted to the projected spending date. Changes in estimates could occur due to plan revisions, changes in estimated costs and changes in timing of the performance of reclamation activities. In addition, under US regulatory accounting requirements the group records removal costs as part of depreciation expense. Therefore, as a consequence of adopting FAS 143, the net difference between the previously recorded amounts that qualify as asset retirement obligations for regulatory purposes and the fair value amounts determined under FAS 143 have been recognised as a non-cash cumulative effect of change in accounting principle. The cumulative adjustment to US GAAP profits was £(0.6) million (net of tax). Similarly, the group’s US business recovers asset retirement costs through the rate making process and records a regulatory asset or liability on the balance sheet to account for the difference between asset retirement costs as currently approved in rates and costs under FAS 143. As at 31 March 2004 a regulatory asset of £2.1 million had been recorded for this purpose.

The following table details the movements on the group’s asset retirement obligation liability for the year ended 31 March 2004:

£m
Asset retirement obligation recognised at adoption on 1 April 2003	132.3
New liabilities	11.4
Obligations utilised	(10.8)
Accretion expense	5.4
Exchange	(17.1)

Asset retirement obligation as at 31 March 2004	121.2

The current portion of the asset retirement obligation as at 31 March 2004 was £7.5 million.

The pro forma asset retirement obligation liability balances that would have been reported assuming FAS 143 had been adopted on 1 April 2001 rather than 1 April 2003 are as follows:

£m
Pro forma asset retirement obligation liability as at 1 April 2001	152.3

Pro forma asset retirement obligation liability as at 31 March 2002	148.1

The adoption of FAS 143 would have had no material impact on US GAAP net income or reported cash flows for the pro forma periods listed above.

The group had trust fund assets of £47.6 million at 31 March 2004 (2003 £43.3 million), relating to mine reclamation, including joint owner’s portions.

(ii) Accrued environmental costs

Estimates of environmental liabilities are principally based on reports prepared by external consultants. The ultimate cost of environmental disturbance is uncertain and there may be variances from these cost estimates, which could affect future results. Environmental liabilities are generally recorded on an undiscounted basis. These liabilities are recorded in the UK GAAP balance sheet within ‘Provisions for liabilities and charges – other provisions’ and the US GAAP liability as at 31 March 2004 was £20.3 million (2003 £35.7 million).

(h) Leveraged leases

The pre-tax income/(loss) from leveraged leases during the year was £2.9 million (2003 £(27.8) million), the tax charge/(credit) on the pre-tax income/(loss) was £0.9 million (2003 £(10.7) million) and the investment tax credit recognised in the income statement was £0.8 million (2003 £0.9 million).

(i) Commitments and contingencies

(i) Environmental issues

UK businesses

The group’s UK businesses are subject to numerous regulatory requirements with respect to the protection of the environment, including environmental laws which regulate the construction, operation and decommissioning of power stations, pursuant to legislation implementing environmental directives adopted by the EU and protocols agreed under the auspices of international bodies such as the United Nations Economic Commission for Europe. The group believes that it has taken and continues to take measures to comply with applicable laws and regulations for the protection of the environment. Applicable regulations and requirements pertaining to the environment change frequently, however, with the result that continued compliance may require material investments, or that the group’s costs and results of operation are less favourable than anticipated.

PacifiCorp

PacifiCorp is subject to numerous environmental laws including: the Federal Clean Air Act, as enforced by the Environmental Protection Agency and various state agencies; the 1990 Clean Air Act Amendments; the Endangered Species Act of 1973, particularly as it relates to certain potentially endangered species of fish; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, relating to environmental cleanups; along with the Federal Resource Conservation and Recovery Act of 1976 and Clean Water Act relating to water quality. These laws could potentially impact future operations. For those contingencies identified at 31 March 2004, principally Clean Air matters, which are the subject of discussions with the United States Environmental Protection Agency and state regulatory authorities, future costs relating to these matters may be significant and consist primarily of capital expenditures. However, PacifiCorp expects these costs will be included within rates and, therefore, are not expected to have a material impact on the group’s results and financial position.

(ii) Hydroelectric relicensing

PacifiCorp

Approximately 97% of the installed capacity of PacifiCorp’s hydroelectric portfolio is regulated by the Federal Energy Regulatory Commission through 20 individual licences. Nearly all of PacifiCorp’s hydroelectric projects are at some stage of relicensing under the Federal Power Act. Hydroelectric relicensing and the related environmental compliance requirements are subject to uncertainties. PacifiCorp expects that future costs relating to these matters may be significant and consist primarily of additional relicensing costs, operations and maintenance expense and capital expenditures. PacifiCorp expects future costs relating to these matters may be significant and consist primarily of additional environmental requirements. The group has accumulated approximately £7.6 million in costs for ongoing hydroelectric relicensing and it is expected that these and other future costs will be included in rates, and as such, will not have a material adverse impact on the group’s results and financial position under US GAAP.

(j) Mine reclamation

PacifiCorp

All of PacifiCorp’s mining operations are subject to reclamation and closure requirements. Compliance with these requirements could result in higher expenditures for both capital improvements and operating costs.

140  ScottishPower Annual Report and Accounts 2003/04

34 Summary of differences between UK and US Generally Accepted Accounting Principles (‘GAAP’) continued

(k) Deferred net power costs

PacifiCorp

At 31 March 2004, PacifiCorp had deferred net power costs for the states of Utah, Oregon and Idaho. While PacifiCorp is pursuing full recovery of these costs, there can be no assurance that this will be achieved. Denial of recovery would result in the write-off of £31.4 million of deferred net power costs (net of amortisation), under US GAAP, reported under US regulatory assets in the UK/US GAAP reconciliation of equity shareholders’ funds.

(l) Regulation

PacifiCorp

The Emerging Issues Task Force (“EITF”) of the FASB concluded in 1997 that FAS 71 should be discontinued when detailed legislation or regulatory orders regarding competition are issued. Additionally, the EITF concluded that regulatory assets and liabilities applicable to businesses being deregulated should be written-off unless their recovery is provided through future regulated cash flows. PacifiCorp continuously evaluates the appropriateness of applying FAS 71 to each of its jurisdictions. At 31 March 2004, the group concluded that FAS 71 was appropriate. However, if efforts to deregulate progress, the group may in the future be required to discontinue its application of FAS 71 to all or a portion of its business. Based on the group’s US regulatory net asset balance under US GAAP at 31 March 2004, if the group stopped applying FAS 71 to its remaining regulated US operations, it would have recorded an after tax loss of £445.0 million under US GAAP.

(m) Guarantees

In accordance with FASB Interpretation No. 45 (“FIN 45”) ‘Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others: an Interpretation of FASB Statements No. 5, 57 and 107 and rescission of FASB Interpretation No. 34’, the group is required to disclose certain guarantees as defined in FIN 45. These guarantees principally relate to the group’s disposal of its former operations and are typical of these types of transactions. Furthermore, disclosure is required under FIN 45 of guarantees even where the likelihood that a liability will crystallise is remote. FIN 45 also requires recognition of liabilities under US GAAP of the fair value of certain guarantees issued or modified after 31 December 2002. No such guarantees have been identified. The disclosures required to be made under FIN 45 are detailed below:

The group has entered into a number of transactions involving the sale of parts of its business and the purchase of certain businesses and assets in accordance with overall group strategy. These transactions include the disposal of Southern Water, the demerger of Thus plc, the sale and disposal of the group’s Appliance Retailing business and the disposal of other non-core activities.

It is standard practice in such transactions to obtain or grant contractual assurances, including in the form of warranties and indemnities. In conducting merger, disposal or acquisition transactions the group takes significant steps to quantify and mitigate risk at the outset of any transaction and as the transaction progresses. Steps include carrying out, or granting the facility for the conduct of, a thorough due diligence exercise to ascertain any likely liabilities and, where the group is the vendor, the use of caps and threshold levels for liability, inserting time limits on claim periods and detailed disclosure.

Under certain of the business disposals, indemnities under the Transfer of Undertakings (Protection of Employment) Regulations 1981 (“the Regulations”) are still outstanding. These indemnities relate to potential liabilities with respect to former employees of the group in relation to their period of employment in the group. Typically there is no maximum limit on claims under these indemnities.

Recourse via tax warranties and indemnities remains outstanding on the same basis as stated above and in relation to the disposal of ScottishPower Telecommunications (Services) Limited, a former subsidiary of Thus plc. These expire on 30 October 2005. The maximum financial exposure under these arrangements is £7.5 million. No claims have been intimated in relation to this arrangement and the directors consider it extremely unlikely that there will be any material financial exposure to the group under this arrangement.

On 23 April 2002, the group sold Aspen 4 Limited, the owner of the Southern Water group of companies. In such transactions it is standard practice for the vendor to give assurances, in the form of warranties and indemnities to the purchaser. In relation to this transaction the warranty liability period commenced on 23 April 2002 and ends on 23 April 2007 for environmental warranties and on 23 April 2009 for tax warranties. The warranty liability period for all other warranties expired on 23 April 2004. The sale and purchase agreement contains a number of limitations to and exclusions of liability and maximum financial exposure for breach of the warranties (apart from tax warranties) is capped at £900.0 million. For the tax warranties the maximum exposure is approximately £1,950.0 million. There are also minimum threshold claim levels to be reached before a potential claim arises at all and thereafter as to whether it can be made. The directors consider it extremely unlikely that there will be any material financial exposure to the group under these arrangements as a detailed due diligence exercise was carried out pre-disposal and detailed disclosures were made to the purchaser so as to make them aware of all relevant information concerning the business and, consequentially, to reduce the likelihood of claims being made against the group.

On 8 October 2001, certain business and assets of the group’s former Appliance Retailing business were sold and the remainder of the business was closed. In such transactions it is standard practice for the vendor to give assurances in the form of certain warranties and indemnities to the purchaser. In relation to this transaction the warranty liability period commenced on 8 October 2001 and ended on 8 October 2003 with the exception of taxation and pensions warranties which end on October 2007. Protection relating to the sale of the group’s former subsidiary, Domestic Appliance Insurance Limited (“DAIL”) was given in relation to any shortfall in the provisions for claims for which DAIL was liable, if any, under the “Cashback” warranty scheme. The stated limit for all warranty claims was £75.0 million. Although a potential claim was received prior to the deadline with respect to the adequacy of the cashback provisions in the DAIL accounts (and discussions have taken place with respect to such a claim) the directors consider it extremely unlikely that there will be any material financial exposure to the group under these arrangements. Under the transaction a number of properties were also assigned to the purchaser. The purchaser became insolvent in August 2003. By operation of law and through the putting in place of standard agreements at the time of the sale, the liability for rent and certain other items due under some of these lease arrangements have reverted to the group. The maximum liability to the group for rental payments in the event of insolvency of the purchaser was estimated at approximately £9.0 million per annum. Steps have been and are still being taken to mitigate the liability that arises from this, including surrendering leases to landlords and putting in place new tenants to take over the liability. It is thus extremely unlikely that the group will ultimately become liable to this extent.

On 3 August 2000, the group agreed to sell Powercor Australia Ltd. In such transactions it is standard practice for the vendor to give certain warranties and indemnities to the purchaser. The group agreed to indemnify the purchaser for any breaches of representations relating to tax warranties or tax claims as defined therein until August 2005. The indemnity is limited by a AUD$15.0 million (£6.2 million) basket, with the group liable for the excess over this amount only and an overall cap of AUD$300.0 million (£124.6 million). No claims have been intimated in relation to the above noted arrangements and the directors consider it extremely unlikely that there will be any material financial exposure to the group under these arrangements.

To the extent that claims based upon the arrangements below are limited by applicable statutes, the limitation periods generally vary from three to six years, depending on the jurisdiction and the nature of the claim.

In connection with the sale of PacifiCorp’s Montana service territory, PacifiCorp entered into a purchase and sale agreement with Flathead Electric Cooperative (“Flathead”) dated 9 October 1998. Under the agreement, PacifiCorp indemnified Flathead for losses, if any, occurring after the closing date and arising as a result of certain breaches of warranty or covenants. The indemnification has a cap of $10.1 million (£5.5 million) until October 2008 and a cap of $5.1 million (£2.8 million) thereafter (less expended costs to date). Two indemnity claims relating to environmental issues have been tendered, but remediation costs for this claim, if any, are not expected to create a material financial exposure for the group.

ScottishPower Annual Report and Accounts 2003/04  141

Accounts 2003/04

Notes to the Group Accounts continued

for the year ended 31 March 2004

34 Summary of differences between UK and US Generally Accepted Accounting Principles (‘GAAP’) continued

On 15 October 2001, the group sold its synthetic fuels operation. In such transactions it is standard practice for the vendor to give certain warranties and indemnities to the purchaser. The group agreed to indemnify the purchaser from losses suffered as a result of fraud or breach of representation or warranty, within 30 days of the expiration of the applicable statutory period of limitations. The established basket and cap do not apply to the surviving representations and warranties. The group also agreed to indemnify the purchaser for tax liabilities up to the closing date; this indemnity also expires within 30 days of the expiration of the statutory period of limitations. No claims have been intimated in relation to the above noted arrangements and the directors consider it extremely unlikely that there will be any material financial exposure to the group under these arrangements.

On 9 February 1999, PacifiCorp Group Holdings Company agreed to sell TPC Corporation. In such transactions it is standard practice for the vendor to give certain warranties and indemnities to the purchaser. The group provided indemnification to the purchaser for breaches of representations and warranties relating to environmental matters, tax matters and employee benefits for a limited period with regard to the environmental matters which ended on 9 February 2004, and through the applicable statute of limitations on tax and employee benefit matters. The indemnification is limited to a $1.0 million (£0.5 million) basket, with the group liable for the excess over this amount only and an overall $10.0 million (£5.4 million) cap. In addition, certain special indemnities were provided with respect to certain specified matters. No claims have been intimated in relation to the above noted arrangements and the directors consider it extremely unlikely that there will be any material financial exposure to the group under these arrangements.

PacifiCorp and its subsidiaries have made certain commitments related to the decommissioning or reclamation of certain jointly-owned facilities and mine sites. The decommissioning guarantees require such companies to pay a proportionate share of the decommissioning costs based upon percentage of ownership. The mine reclamation obligations require such companies to pay the mining entity a proportionate share of the mine’s reclamation costs based on the amount of coal purchased by PacifiCorp and its subsidiaries. In the event of default by any of the other joint participants, such companies are potentially obliged to absorb, directly or by paying additional sums to the project entity, a share, or all, of the defaulting party’s liability. The group has recorded its estimated share of the decommissioning and reclamation obligations.

ScottishPower Energy Retail Limited (“SPERL”) has entered into an agreement with Lloyds TSB in relation to energy marketing and services. This agreement contains indemnities in relation to transfer of staff by operation of the Regulations from SPERL to Lloyds TSB. The maximum liability is limited to £5.0 million. No claims have been intimated.

Under certain cash collateral agreements, Automated Power Exchange (UK) Limited, UK Power Exchange and Elexon can draw down and use cash collateral in event of default situations including upon a change in credit rating. The maximum financial exposure under these arrangements is £13.4 million.

Under the group’s arrangements carried out in accordance with the standard terms and conditions of the International Swap Dealers Association, Inc. (“ISDA”) Master Agreement there is a provision that the group will indemnify the counter-party for certain withholding taxes incurred under relevant tax laws. A liability under this indemnification will only arise on the occurrence of certain changes to tax laws in the jurisdiction of a relevant counterparty. The directors are not aware of any such contemplated changes.

(n) Derivative Instruments and Hedging Activities

The group uses derivative instruments in the normal course of business, to offset fluctuations in earnings, cash flows and equity associated with movements in exchange rates, interest rates and commodity prices.

FAS 133 ‘Accounting for Derivative Instruments and Hedging Activities’, as amended by FAS 138, was adopted by the group with effect from 1 April 2001. In April 2003, the FASB issued FAS No. 149 ‘Amendment of Statement 133 on Derivative Instruments and Hedging Activities’, (“FAS 149”). This statement amends and clarifies financial reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This statement was effective for contracts entered into or modified after 30 June 2003. In applying this statement, the group began marking-to-market certain transactions that were entered into after 30 June 2003 that, prior to the implementation of FAS 149, would have qualified for the normal purchase and normal sales exemption under FAS 133.

FAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. FAS 133 requires that an entity recognise all derivatives as either assets or liabilities in the consolidated balance sheet and measure those instruments at fair value. FAS 133 prescribes requirements for designation and documentation of hedging relationships and ongoing assessments of effectiveness in order to qualify for hedge accounting.

Hedge effectiveness is assessed consistently with the method and risk management strategy documented for each hedging relationship. On at least a quarterly basis, the group assesses the effectiveness of each hedging relationship retrospectively and prospectively to ensure that hedge accounting was appropriate for the prior period and continues to be appropriate for future periods. The group applies the short cut method of assessing effectiveness when possible. The group considers hedge accounting to be appropriate if the assessment of hedge effectiveness indicates that the change in fair value of the designated hedging instrument is 80% to 125% effective at offsetting the change in fair value arising on the hedged risk of the hedged item or transaction.

The effect of changes in fair value of certain derivative instruments entered into to hedge PacifiCorp’s future retail resource requirements are subject to regulation in the US and therefore are deferred pursuant to FAS 71. PacifiCorp requested and received deferred accounting orders for the effects of FAS 133 as it relates to the change in value of certain long-term wholesale electricity contracts not meeting the definition of normal purchases and normal sales contracts.

Categories of derivatives

Derivatives are classified into four categories: fair value hedges, cash flow hedges, overseas net investment hedges and trading.

If a derivative instrument qualifies as a fair value hedge the change in the fair value of the derivative and the change in the fair value of hedged risk arising on the hedged item is recorded in earnings. The corresponding change is recorded against the book values of the derivative and hedged item on the balance sheet.

If a derivative instrument qualifies as a cash flow hedge, the effective portion of the hedging instrument’s gain or loss is reported in shareholders’ funds under US GAAP (as a component of accumulated other comprehensive income) and is recognised in earnings in the period during which the transaction being hedged affects earnings. The ineffective portion of the derivative’s fair value change is recorded in earnings.

For derivative instruments designated as a hedge of the foreign currency risk in an overseas net investment, gains or losses due to fluctuations in foreign exchange rates are recorded in the cumulative translation adjustment within shareholders’ funds under US GAAP (as a component of accumulated other comprehensive income).

If a derivative instrument does not qualify as either a net investment hedge or a cash flow hedge under the applicable guidance, the change in the fair value of the derivative is immediately recognised in earnings or as an adjustment to the FAS 71 regulatory asset as appropriate.

Derivative instruments are not generally held by the company for speculative trading purposes. To the extent such instruments are held they are measured at fair value with gains or losses recorded in earnings. The net fair value of trading derivatives at 31 March 2004 was £0.6 million.

142  ScottishPower Annual Report and Accounts 2003/04

34 Summary of differences between UK and US Generally Accepted Accounting Principles (‘GAAP’) continued

Certain contracts that meet the definition of a derivative under FAS 133 may qualify as a normal purchase or a normal sale and be excluded from the scope of FAS 133. Specific criteria must be met in order for a contract that would otherwise be regarded as a derivative to qualify as a normal purchase or a normal sale. The group has evaluated all commodity contracts to determine if they meet the definition of a derivative and qualify as a normal purchase or a normal sale.

The group also evaluates contracts for “embedded” derivatives, and considers whether any embedded derivatives have to be separated from the underlying host contract and accounted for separately in accordance with FAS 133 requirements. Where embedded derivatives have terms that are not clearly and closely related to the terms of the host contract in which they are included, they are accounted for separately from the host contract as derivatives, with changes in the fair value recorded in earnings, to the extent that the hybrid instrument is not already accounted for at fair value.

Discontinued hedge accounting

When hedge accounting is discontinued due to the group’s determination that the derivative no longer qualifies as an effective fair value hedge, the group will continue to carry the derivative on the balance sheet at its fair value. The related hedged asset or liability will cease to be adjusted for changes in fair value relating to the previously hedged risk.

When the group discontinues hedge accounting in a cash flow hedge because it is no longer probable that the forecasted transaction will occur in the expected period, the gain or loss on the derivative remains in accumulated other comprehensive income and is reclassified into earnings when the forecasted transaction affects earnings. However, if it is probable that a forecasted transaction will not occur by the end of the originally specified time period or within an additional two-month period of time thereafter, the gains and losses that were accumulated in other comprehensive income will be recognised in earnings.

Where a derivative instrument ceases to meet the criteria for hedge accounting, any subsequent gains and losses are recognised in earnings.

Fair value hedges

The group seeks to maintain a desired level of floating rate debt, and uses interest rate and cross-currency swaps to manage interest rate and foreign currency risk arising from long-term debt obligations denominated in sterling and foreign currencies. The group does not exclude any component of derivative gains and losses from the assessment of hedge effectiveness. The ineffective portion of fair value hedges as at 31 March 2004 resulted in a loss of £0.7 million recorded for the year ended 31 March 2004.

Cash flow hedges

A desired level of fixed rate debt is maintained through the use of interest rate and cross-currency swaps. Foreign currency forward contracts are used to fix the exchange rate on future contracted purchases of assets. These transactions are accounted for as cash flow hedges. The group does not exclude any component of derivative gains and losses from the assessment of ineffectiveness. The amount of ineffectiveness for cash flow hedges recorded for the year ended 31 March 2004 was £nil. Net realised losses on cash flow hedges totalling £2.5 million were transferred from accumulated other comprehensive income into income during the year to match the underlying hedged items recognised in the income statement. The group estimates that losses of £6.3 million on cash flow hedges in place at the year end will be transferred from accumulated other comprehensive income into income during 2004/05.

Net investment hedges

The group uses foreign currency forwards and cross-currency swaps to protect the value of its investments in operations denominated in foreign currencies. The group excludes the spot-forward difference from the assessment of hedge effectiveness. In the year ended 31 March 2004 the group recorded a £295.9 million translation adjustment gain related to net investment hedges.

(o) Recent US accounting pronouncements

In January 2003, the FASB issued FASB Interpretation No. 46, ‘Consolidation of Variable-Interest Entities, an interpretation of Accounting Research Bulletin No.51’ (“FIN 46”), which was subsequently revised and became effective for the group on 1 April 2004. FIN 46 requires existing unconsolidated variable-interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. The group has considered the application of this standard to its operations and has completed an assessment of the impact of this standard. Following this review the group identified one variable interest entity which would be required to be consolidated and the necessary disclosures are given below.

PacifiCorp holds an undivided interest in 50.0% of the 474 MW Hermiston plant, procures 100.0% of the fuel input into the plant and subsequently acquires 100.0% of the generated electricity. Since PacifiCorp owns only 50.0% of the plant, it is required to purchase 50.0% of the generated electricity from the joint owner (in which PacifiCorp holds no equity interest) through a long-term purchase power agreement. As a result, PacifiCorp holds a variable-interest in the joint owner of the remaining 50.0% of the plant and is the primary beneficiary. However, PacifiCorp was unable to obtain the information necessary to consolidate the entity as the entity did not agree to supply the information due to the lack of a contractual obligation to do so. Electricity purchased from the joint owner for the year ended 31 March 2004 was £19.9 million (2003 £22.0 million, 2002 £23.1 million). The entity is operated by the equity owners and PacifiCorp has no risk of loss in relation to the entity in the event of a disaster.

In January and May 2004, the FASB issued FASB Staff Position No. 106-1 and FASB Staff Positon No. 106-2 ‘Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003’ (“FASB SP No. 106-1” and “FASB SP No. 106-2”). The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Medicare Act”) was signed into law in December 2003 and establishes a prescription drug benefit, as well as a federal subsidy to sponsors of retiree healthcare benefit plans that provide a prescription drug benefit that is at least actuarially equivalent to Medicare’s prescription drug coverage. FASB SP No. 106-2 provides guidance on the accounting for the effects of the Medicare Act for employers that sponsor post-retirement healthcare plans that provide prescription drug benefits and requires those employers to provide certain disclosures regarding the effect of the federal subsidy provided by the Medicare Act. Under FASB SP No. 106-1, the group elected to defer accounting for the effects of the Medicare Act. This deferral remains in effect until the appropriate effective date of FASB SP No. 106-2. For entities that elected deferral and for which the impact is significant, FASB SP No. 106-2 is effective for the first interim or annual period beginning after 15 June 2004. For entities that will not recognise a significant impact, delayed recognition of the effects of the Medicare Act until the next regularly scheduled measurement date following issuance of FASB SP No. 106-2 is allowed. The group is still evaluating the impact of the Medicare Act. Accordingly, the group’s Accounts do not reflect the effects that may result from the Medicare Act.

ScottishPower Annual Report and Accounts 2003/04  143

Accounts 2003/04

Company Balance Sheet

as at 31 March 2004

		2004	2003 (As restated – Note 35)
	Notes	£m	£m
Fixed assets
Investments	35	4,013.9	4,013.9

Current assets
Debtors	36	408.9	504.2
Short-term bank and other deposits		1.0	1.7

		409.9	505.9

Creditors: amounts falling due within one year
Loans and other borrowings	37	(491.4)	(313.4)
Other creditors	38	(145.5)	(215.1)

		(636.9)	(528.5)

Net current liabilities		(227.0)	(22.6)

Net assets		3,786.9	3,991.3

Called up share capital	39	929.8	928.0
Share premium	39	2,275.7	2,264.4
Capital redemption reserve	39	18.3	18.3
Profit and loss account	39	563.1	780.6

Equity shareholders’ funds	39	3,786.9	3,991.3

Approved by the Board on 25 May 2004 and signed on its behalf by

/s/ Charles Miller Smith	/s/ David Nish
Charles Miller Smith Chairman	David Nish Finance Director

The Accounting Policies and Definitions on pages 85 to 89, together with the Notes on pages 95 to 143 and 145 to 146 form part of these Accounts.

144  ScottishPower Annual Report and Accounts 2003/04

Notes to the Company Balance Sheet

as at 31 March 2004

35 Fixed asset investments			Subsidiary undertakings Shares	Own shares held under trust	Total
	Note		£m	£m	£m
Cost or valuation:
At 1 April 2003 – as originally stated			4,013.9	74.4	4,088.3
Prior year adjustment for UITF 38	(i	)	–	(74.4)	(74.4)

At 1 April 2003 – as restated and at 31 March 2004			4,013.9	–	4,013.9

(i)	UITF 38 has been applied in preparing these Accounts and comparative figures have been restated. The effect of this change in accounting policy on the group’s net assets is disclosed in Note 17.

36 Debtors	2004	2003
	£m	£m
Amounts falling due within one year:
Loans to subsidiary undertakings	408.4	495.5
Amounts due from subsidiary undertakings	–	8.6
Interest due from subsidiary undertakings	–	0.1
Other debtors	0.5	–

	408.9	504.2

37 Loans and other borrowings due within one year	2004	2003
	£m	£m
Loans from subsidiary undertakings	491.4	313.4

38 Other creditors	2004	2003
	£m	£m
Amounts falling due within one year:
Amounts due to subsidiary undertakings	–	8.6
Interest due to subsidiary undertakings	4.0	0.1
Corporate tax	24.7	65.1
Accrued expenses	3.9	9.1
Proposed dividend	112.9	132.2

	145.5	215.1

39 Analysis of movements in shareholders’ funds			Number of shares	Share capital	Share premium	Capital redemption reserve	Profit and loss account	Total
	Note		000s	£m	£m	£m	£m	£m
At 1 April 2003 – as originally stated			1,855,933	928.0	2,264.4	18.3	855.0	4,065.7
Prior year adjustment for UITF 38	(i	)	–	–	–	–	(74.4)	(74.4)

At 1 April 2003 – as restated			1,855,933	928.0	2,264.4	18.3	780.6	3,991.3
Retained loss for the year			–	–	–	–	(203.8)	(203.8)
Share capital issued
– ESOP			3,044	1.5	9.6	–	–	11.1
– PacifiCorp Stock Incentive Plan			562	0.3	1.7	–	–	2.0
Consideration paid in respect of purchase of own shares held under trust			–	–	–	–	(27.5)	(27.5)
Credit in respect of employee share awards			–	–	–	–	13.4	13.4
Consideration received in respect of sale of own shares held under trust			–	–	–	–	0.4	0.4

At 31 March 2004			1,859,539	929.8	2,275.7	18.3	563.1	3,786.9

(i)	UITF 38 has been applied in preparing these Accounts and comparative figures have been restated. The effect of this change in accounting policy on the group’s net assets is disclosed in Note 17.

40 Profit and loss account

As permitted by Section 230 of the Companies Act 1985, the company has not presented its own profit and loss account. The company’s profit and loss account was approved by the Board on 25 May 2004. The profit for the financial year per the Accounts of the company was £171.3 million (2003 £76.4 million). The retained loss for the year of £203.8 million is stated after dividends of £375.1 million.

41 Contingent liabilities

In consideration of Scottish Power UK plc agreeing to subscribe for preference shares in SP Finance, the company has unconditionally and irrevocably agreed to:

(a)	indemnify and hold harmless Scottish Power UK plc against any liability or loss incurred as a direct result of Scottish Power UK plc being or having been a member of SP Finance; and

(b)	procure that, for the period from 28 November 2002 until the date being 12 months after Scottish Power UK plc ceases to be a member of SP Finance, SP Finance shall not engage in any trading activities nor incur any liabilities other than in respect of its obligations under its Articles of Association.

ScottishPower Annual Report and Accounts 2003/04  145

Accounts 2003/04

Principal Subsidiary Undertakings and Other Investments

Subsidiary undertakings	Class of share capital	Proportion of shares held	Activity
Core Utility Solutions Limited	‘A’ Ordinary shares £1*	100%	Multi-utility design and construction service
CRE Energy Limited (Northern Ireland)	Ordinary shares £1	100%	Wind-powered electricity generation
PacifiCorp (USA)	Common stock	100%	Regional electricity company
PacifiCorp Financial Services, Inc. (USA)	Common stock	100%	Finance company
PacifiCorp Group Holdings Company (USA)	Common stock	100%	Investment holding
PacifiCorp Holdings, Inc. (USA)	Common stock	100%	US holding company
PacifiCorp UK Limited**	Voting shares $1	100%	Finance company
PPM Energy, Inc. (USA)	Common stock	100%	Wholesale power marketer, developer of
			wind-power projects and provider of
			natural gas/hub services
ScottishPower Energy Management Limited	Ordinary shares £1	100%	Wholesale energy management company engaged in purchase and sale of electricity,
			gas and coal
ScottishPower Energy Management (Agency) Limited	Ordinary shares £1	100%	Agent for energy management activity of ScottishPower Energy Management
			Limited and Scottish Power UK plc
ScottishPower Energy Retail Limited	Ordinary shares £1	100%	Supply of electricity and gas to domestic and business customers
ScottishPower Generation Limited	Ordinary shares £1	100%	Electricity generation
ScottishPower Insurance Limited (Isle of Man)	Ordinary shares £1	100%	Insurance
ScottishPower Investments Limited	Ordinary shares £1	100%	Holding company
ScottishPower NA 1 Limited#	Ordinary shares £1	100%	Holding company
ScottishPower NA 2 Limited#	Ordinary shares £1	100%	Holding company
Scottish Power Finance (Jersey) Limited (Jersey)#	Ordinary shares of no par value	100%	Finance Company
Scottish Power UK Holdings Limited#	Ordinary shares 50p	100%	Holding company
Scottish Power UK plc	Ordinary shares 50p	100%	Holding company
SP Dataserve Limited	Ordinary shares £1	100%	Data collection, data aggregation, meter
			operation and revenue protection
SP Distribution Limited	Ordinary shares £1	100%	Ownership and operation of distribution
			network within the ScottishPower area
SP Finance#	Ordinary shares £0.01	100%	Finance company
SP Finance 2 Limited#	Ordinary shares £1	100%	Holding company
SP Manweb plc	Ordinary shares 50p	100%	Ownership and operation of distribution
			network within the Mersey and North Wales area
SP Power Systems Limited	Ordinary shares £1	100%	Provision of asset management services
SP Transmission Limited	Ordinary shares £1	100%	Ownership and operation of transmission
			network within the ScottishPower area

Fixed asset investments
Joint ventures
CeltPower Limited	‘B’ Ordinary shares £1*	100%	Wind-powered electricity generation
Colorado Wind Ventures LLC (USA)##	Not applicable	50%	Wind-powered electricity generation
N.E.S.T. Makers Limited	‘B’ Ordinary shares £1*	100%	Energy efficiency agent for the‘fuel poor’/benefit market
ScotAsh Limited	‘B’ Ordinary shares £1*	100%	Sales of ash and ash-related cementitious products
Scottish Electricity Settlements Limited	Ordinary shares £1	50%	Scottish electricity settlements
Shoreham Operations Company Limited	‘B’ Ordinary shares £1*	100%	Management services
South Coast Power Limited	‘B’ Ordinary shares £1*	100%	Electricity generation
Associated undertaking
Wind Resources Limited	‘B’ Ordinary shares £1***	100%	Wind-powered electricity generation

Notes

*	Represents 50% of the total issued share capital.

**	100% of the following classes of shares in PacifiCorp UK Limited are also indirectly held: ‘A’ Non-Voting Shares of $3,189.26 each; ‘B’ Non-Voting Shares of $3,446.41 each; ‘C’ Non-Voting Shares of $4,874.18 each; ‘D’ Non-Voting Shares of $2,924.90 each; ‘E’ Non-Voting Shares of $4,874.18 each; ‘F’ Non-Voting Shares of $3,883.54 each.

***	Represents 45% of the total issued share capital.

#	The investment in this company is a direct holding of Scottish Power plc.

##	Colorado Wind Ventures LLC elected to be treated as a partnership and therefore has no defined class of share capital.

The directors consider that to give full particulars of all undertakings would lead to a statement of excessive length. The information above includes the undertakings whose results or financial position, in the opinion of the directors, principally affect the results or financial position of the group.

All companies are incorporated in Great Britain, unless otherwise stated.

146  ScottishPower Annual Report and Accounts 2003/04

Report of Independent Auditors

to the Board of Directors and Shareholders of Scottish Power plc

We have audited the accompanying Group Balance Sheet of Scottish Power plc (“the Group”) as of 31 March 2004 and 31 March 2003, and the related Group Profit and Loss Accounts, the Statement of Total Recognised Gains and Losses, the Note of Historical Cost Profits and Losses, the Reconciliation of Movements in Shareholders’ Funds, the Group Cash Flow Statement and the Reconciliation of Net Cash Flow to Movement in Net Debt for each of the three years in the period ended 31 March 2004. These Accounts are the responsibility of the Group’s management. Our responsibility is to express an opinion on these Accounts based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the Accounts are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Accounts. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Accounts presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the Accounts referred to above present fairly, in all material respects, the consolidated financial position of the Group as of 31 March 2004 and 31 March 2003, and the results of its operations and its cash flows for each of the three years in the period ended 31 March 2004, in conformity with accounting principles generally accepted in the United Kingdom.

As described in Note 17 to the Accounts, the Group has changed its accounting policy for own shares held under trust during the year ended 31 March 2004 upon adoption of UITF 38.

Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 34 to the Accounts.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chartered Accountants and

Registered Auditors

Glasgow

25 May 2004

ScottishPower Annual Report and Accounts 2003/04  |  147

Accounts 2003/04

Five Year Summary

						Years ended 31 March
	Notes		2004 $m	2004 £m		2003 (As restated – Note 17) £m		2002 (As restated – Note 17) £m		2001 (As restated – Note 17) £m		2000 (As restated – Note 17) £m
UK GAAP Information
Profit and Loss Account Information:
Turnover
—continuing operations	(a	)	10,666	5,797		5,247		5,523		5,410		3,110
—discontinued operations			—	—		27		791		939		1,005

Total turnover			10,666	5,797		5,274		6,314		6,349		4,115

Operating profit
—continuing operations	(a	)	1,882	1,023		932		636		569		395
—discontinued operations			—	—		14		141		153		267

Total operating profit			1,882	1,023		946		777		722		662

Profit/(loss) before taxation
—continuing operations			1,457	792		686		276		264		837
—discontinued operations			—	—		11		(1,215)		116		312

Total profit/(loss) before taxation			1,457	792		697		(939)		380		1,149

Profit/(loss) for financial year
—continuing operations			990	538		475		214		151		626
—discontinued operations			—	—		8		(1,201)		157		259

Total profit/(loss) for financial year			990	538		483		(987)		308		885

Cash dividends			(690)	(375)		(530)		(503)		(477)		(341)
Dividend in specie on demerger of Thus			—	—		—		(437)		—		—
Balance Sheet Information:
Total assets	(e)		25,403	13,806		13,858		16,244		16,910		15,446
Capital expenditure (net)	(b)		1,658	901		717		1,229		1,095		887
Long-term liabilities	(e)		12,853	6,985		7,244		8,314		7,788		6,890
Net debt			6,854	3,725		4,321		6,208		5,285		4,842
Equity shareholders’ funds	(e)		8,631	4,691		4,555		4,668		5,833		5,498
Net assets	(e)		8,743	4,752		4,629		4,755		6,119		5,798
Basic weighted average share capital (number of shares, million)			1,830	1,830		1,844		1,838		1,830		1,390
Diluted weighted average share capital (number of shares, million)			1,890	1,890		1,848		1,840		1,837		1,399
Ratios and statistics:
Earnings/(loss) per ordinary share
—continuing operations			$0.541	29.40	p	25.76	p	11.65	p	8.26	p	45.05	p
—discontinued operations			—	—		0.41	p	(65.36	)p	8.54	p	18.64	p

Total earnings/(loss) per ordinary share			$0.541	29.40	p	26.17	p	(53.71	)p	16.80	p	63.69	p

Diluted earnings/(loss) per ordinary share			$0.53	28.83	p	26.11	p	(53.64	)p	16.74	p	63.25	p
Earnings/(loss) per ScottishPower ADS	(c)		$2.17	£1.18		£1.05		£(2.15)		£0.67		£2.55
Diluted earnings/(loss) per ScottishPower ADS	(c)		$2.12	£1.15		£1.04		£(2.15)		£0.67		£2.53
Cash dividends per ScottishPower ordinary share			$0.377	20.50	p	28.708	p	27.34	p	26.04	p	24.80	p
Cash dividends per ScottishPower ADS	(c)		$1.42	£0.82		£1.15		£1.09		£1.04		£0.99
Gearing	(d),(e)		79%	79%		95%		133%		91%		88%
US GAAP Information
Total turnover	(a),(f)		8,863	4,817		4,613		5,365		5,537		4,069
Profit/(loss) for the financial year			1,365	742		789		(887)		387		870
Earnings/(loss) per ordinary share			$0.7459	40.54	p	42.81	p	(48.26	)p	21.13	p	62.59	p
Diluted earnings/(loss) per ordinary share			$0.7211	39.19	p	42.70	p	(48.26	)p	21.05	p	62.16	p
Earnings/(loss) per ScottishPower ADS	(c)		$2.98	£1.62		£1.71		£(1.93)		£0.85		£2.50
Diluted earnings/(loss) per ScottishPower ADS	(c)		$2.89	£1.57		£1.71		£(1.93)		£0.84		£2.49
Total assets			27,745	15,079		15,259		17,818		18,646		16,971
Equity shareholders’ funds under US GAAP			10,543	5,730		5,480		5,850		7,463		7,001

(a)	The results for the financial year ended 31 March 2000 included turnover of £711.7 million, operating profit of £114.9 million and operating profit, before goodwill amortisation, of £151.7 million in respect of PacifiCorp for the period of the year following its acquisition on 29 November 1999.
(b)	Capital expenditure is stated net of capital grants and customer contributions.
(c)	Earnings/(loss) and cash dividends per ScottishPower ADS have been calculated based on a ratio of four ScottishPower ordinary shares to one ScottishPower ADS. Cash dividends per ScottishPower ADS are shown based on the actual amounts in US dollars.
(d)	Gearing is calculated by dividing net debt by equity shareholders’ funds.
(e)	Prior year figures have been restated for the change in accounting policy in 2004 relating to own shares held under trust following implementation of UITF 38.
(f)	Prior year figures have been restated following the implementation of EITF No. 03 – 11 “Reporting Gains and Losses on Derivative Instruments that are subject to FAS 133 ‘Accounting for Derivative Instruments’ and Hedging Activities, and not held for trading purposes”.
(g)	Amounts for the financial year ended 31 March 2004 have been translated, solely for the convenience of the reader, at $1.84 to £1.00, the closing exchange rate on 31 March 2004.

148  |   ScottishPower Annual Report and Accounts 2003/04

Glossary of Financial Terms and US Equivalents

UK Financial Terms used in Annual Report & Accounts	US equivalent or definition
Accounts	Financial statements
Associates	Equity investees
Capital allowances	Tax depreciation
Capital redemption reserve	Other additional capital
Creditors	Accounts payable and accrued liabilities
Creditors: amounts falling due within one year	Current liabilities
Creditors: amounts falling due after more than one year	Long-term liabilities
Employee share schemes	Employee stock benefit plans
Employee costs	Payroll costs
Finance lease	Capital lease
Financial year	Fiscal year
Fixed asset investments	Non-current investments
Freehold	Ownership with absolute rights in perpetuity
Gearing	Leverage
Investment in associates and joint ventures	Securities of equity investees
Loans to associates and joint ventures	Indebtedness of equity investees not current
Net asset value	Book value
Operating profit	Net operating income
Other debtors	Other current assets
Own work capitalised	Costs of group’s employees engaged in the construction of plant and equipment for internal use
Profit	Income
Profit and loss account (statement)	Income statement
Profit and loss account (in the balance sheet)	Retained earnings
Profit/(loss) for financial year	Net income/(loss)
Profit on sale of fixed assets	Gain on disposal of non-current assets
Provision for doubtful debts	Allowance for bad and doubtful accounts receivable
Provisions	Long-term liabilities other than debt and specific accounts payable
Recognised gains and losses (statement)	Comprehensive income
Reserves	Shareholders’ equity other than paid-up capital
Share premium account	Additional paid-in capital or paid-in surplus (not distributable)
Shareholders’ funds	Shareholders’ equity
Stocks	Inventories
Tangible fixed assets	Property, plant and equipment
Trade debtors	Accounts receivable (net)
Turnover	Revenues

ScottishPower Annual Report and Accounts 2003/04  149

Investor Information

Investor Information

1 Investor Information

2 Financial Calendar

3 Shareholder Services

1 Investor Information

Nature of Trading Market

The principal trading market for the ordinary shares of ScottishPower is the London Stock Exchange. In addition, American Depositary Shares (“ADSs”) (each of which represents four ordinary shares) have been issued by JPMorgan Chase Bank, as depositary (the “Depositary”) for the company’s ADSs, and are traded on the New York Stock Exchange following listing on 8 September 1997.

Table 48 sets out, for the periods indicated, the highest and lowest middle market quotations for the ordinary shares, as derived from Datastream and the range of high and low closing sale prices for ADSs, as reported by Bloomberg. The prices shown for previous years have been adjusted, where appropriate, for capital issues.

On 31 March 2004, there were 551 registered holders of 306,677 ordinary shares with an address in the US and 61,700 registered holders of 72,043,620 ADSs (equivalent to 288,174,480 ordinary shares). The combined holdings of these shareholders represented 15.51% of the total number of ordinary shares outstanding as at 31 March 2004. UK registered shareholders held 83.62% of the total number of ordinary shares, and all shareholders other than those registered in the UK or the US held 0.87% of the total number of ordinary shares outstanding as at 31 March 2004. As certain of the ordinary shares and ADSs are held by brokers and other nominees, these numbers may not be representative of the actual number of beneficial owners in the US or elsewhere or the number of ordinary shares or ADSs beneficially held by US persons.

Table 48 – Historical Share Prices

	Ordinary shares		American Depositary Shares
Period	High (p)	Low (p)	High ($)	Low ($)
1999/00	586.70	350.66	38.88	22.50

2000/01	561.83	411.62	34.69	25.06

2001/02	521.84	350.00	30.24	20.10

2002/03
First quarter	416.00	342.00	24.28	20.40
Second quarter	384.00	298.75	23.95	19.53
Third quarter	373.00	336.00	23.42	21.00
Fourth quarter	388.00	330.75	24.25	21.55

2003/04
First quarter	395.25	360.00	25.76	23.59
Second quarter	374.75	351.00	24.76	22.93
Third quarter	372.75	344.75	27.18	23.59
Fourth quarter	380.75	350.75	28.58	26.25

October 2003	359.50	344.75	24.45	23.59
November 2003	365.25	351.00	25.20	23.82
December 2003	372.75	356.50	27.18	25.02
January 2004	374.00	354.00	27.30	26.25
February 2004	366.50	350.75	27.98	26.62
March 2004	380.75	363.75	28.58	26.90

Note:

The past performance of the ordinary shares/ADSs is not necessarily indicative of future performance.

150  ScottishPower Annual Report and Accounts 2003/04

Table 49 – Analysis of Ordinary Shareholdings at 31 March 2004

Range of holdings	No. of shareholdings	No. of shares
1-100	19,078	730,701
101-200	165,849	27,482,010
201-600	175,173	54,360,853
601-1,000	37,935	29,629,831
1,001-5,000	47,231	88,273,532
5,001-100,000	4,093	59,053,897
100,001 and above	678	1,600,008,099

Total	450,037	1,859,538,923

Share Capital and Options

As a result of the issue of shares to the Trustee of the Employee Share Ownership Plan and the exercise of options under the PacifiCorp Stock Incentive Plan, a total of 3,606,121 ordinary shares of 50p each were issued during the year. Accordingly, the number of ordinary shares in issue was 1,859,538,923 as at 31 March 2004. During the year, options over 2,758,331 ordinary shares were granted to 1,901 employees under the ScottishPower Share save Scheme. Options over a total of 5,892,280 ordinary shares were granted under the Executive Share Option Plan 2001. No options were granted under the PacifiCorp Stock Incentive Plan during the year. No options were granted under the Executive Share Option Scheme, which was replaced in 1996 by the introduction of the Long Term Incentive Plan (the “Plan”). Awards in respect of 1,100,213 shares were made under the Plan during the year and these awards are subject to the achievement of specified performance criteria. Details are contained in the Remuneration Report.

Between 31 March 2004 and 20 May 2004, a further 458,536 ordinary shares have been issued as a result of the allotments in respect of the Employee Share Ownership Plan and the PacifiCorp Stock Incentive Plan. At the Annual General Meeting of the company last year, shareholders granted authority to the directors to purchase up to 185,615,798 ordinary shares. The directors have not exercised this authority.

Redemption of Special Share

Following consultation with the company, the Secretary of State for Scotland has exercised his option to redeem the special rights non-voting redeemable preference share of £1 in the capital of the company (the “Special Share”) at par in accordance with the company’s articles of association (“the Articles”). The Special Share was issued at the time of privatisation and entitled the holder to certain special rights under the Articles. The redemption was effected on 5 May 2004, as announced by the company at the time. It is proposed that the Articles be amended to reflect the redemption at this year’s Annual General Meeting.

Substantial Shareholdings

As at 20 May 2004, the company had been notified that the following companies were substantial shareholders:

	Number of shares	Percentage of issued share capital
Capital Research and Management Company	163,990,126	8.82%
Barclays plc	82,509,124	4.44%
Legal & General Investment Management	64,443,603	3.46%
Prudential plc	59,711,655	3.21%

The substantial shareholders enjoy the same voting rights as all other shareholders.

Control of Company

As far as is known to the company, it is not directly or indirectly owned or controlled by another corporation or by any foreign government.

As at 20 May 2004, no person known to the company, other than the substantial shareholders shown above, owned more than 5% of any class of the group’s voting securities.

As at 20 May 2004, the total amount of voting securities owned by directors and executive officers of ScottishPower as a group is shown in Table 50 below.

Table 50 – Voting Securities

Title of class identity of group	Amount owned	Percentage of class
Ordinary shares
Directors and officers
(19 persons)	1,978,243	0.11%

Full details of the directors’ interests in ScottishPower shares are shown in Tables 46 and 47 in the Remuneration Report. None of the officers had a beneficial interest in 1% or more of the issued share capital.

In addition, as at 20 May 2004, the directors and officers of the company, as a group, held options to purchase 4,911,768 ordinary shares, all of which were issued pursuant to the Executive Share Option Scheme, Executive Share Option Plan 2001, ScottishPower’s Sharesave Schemes or the PacifiCorp Stock Incentive Plan.

The company does not know of any arrangements the operation of which might result in a change in control of the group.

Exchange Rates

The group publishes its consolidated Accounts in pounds sterling. In this document, references to “pounds sterling”, “pounds”, “pence” or “p” are to UK currency and references to “US dollars”, “US$” or “$” are to US currency. Solely for the convenience of the reader, this report contains translations of certain pounds sterling amounts into US dollars at specified rates, or, if not so specified, at the Noon Buying Rate sourced from Datastream (“Noon Buying Rate”) on 31 March 2004 of £1.00 = $1.84. On 20 May 2004, the Noon Buying Rate was $1.77 to £1.00. No representation is made that the pound sterling amounts have been, could have been or could be converted into US dollars at the rates indicated or at any other rates.

ScottishPower Annual Report and Accounts 2003/04  151

Investor Information

Table 51 sets out, for the periods indicated, certain information concerning the Noon Buying Rate for US dollars per £1.00.

Table 51 – Historical Exchange Rates

Period	High	Low	Average1	Year end
1999/00	$1.68	$1.55	$1.61	$1.59
2000/01	$1.61	$1.40	$1.52	$1.42
2001/02	$1.48	$1.37	$1.43	$1.42
2002/03	$1.65	$1.43	$1.55	$1.58
2003/04	$1.90	$1.55	$1.69	$1.84
October 2003	$1.7025	$1.6598	$1.6786
November 2003	$1.7219	$1.6693	$1.6902
December 2003	$1.7842	$1.7200	$1.7526
January 2004	$1.8511	$1.7842	$1.8224
February 2004	$1.9045	$1.8182	$1.8659
March 2004	$1.8680	$1.7943	$1.8261

Note:	[1] The average of the Noon Buying Rates on the last day of each month during the relevant period.

Dividends

Although dividends were historically declared and paid and financial reports published semi-annually, following completion of the merger with PacifiCorp, the company moved to quarterly reporting and the quarterly payment of dividends.

A dividend of 6.25 pence per share on the ordinary shares will be paid on 28 June 2004 to shareholders on the register on 4 June 2004. This makes total dividends for the year of 20.5 pence per share. A dividend of $0.4453 per ADS will also be paid on 28 June 2004 to ADS holders of record on 4 June 2004. This makes total dividends for the year of $1.4165 per ADS.

With effect from the financial year commencing 1 April 2003, ScottishPower has targeted dividend cover, based on full year earnings excluding goodwill amortisation and exceptional items, in the range 1.5 – 2.0 times and ideally towards the middle of that range. ScottishPower has aimed to grow dividends broadly in line with earnings thereafter.

To implement this policy, in the absence of unforeseen circumstances, ScottishPower intends to pay an identical dividend for each of the first three quarters of each year, with the dividend for the fourth quarter representing the balance of the total dividend for each year. In respect of each of the quarters ending 30 June 2004, 30 September 2004 and 31 December 2004, ScottishPower aims to declare a dividend of 4.95 pence per share.

Table 52 sets out the dividends paid on ordinary shares and ADSs in respect of the past five financial years, excluding any associated UK tax credit in respect of such dividends. A person resident in the UK for tax purposes who receives a dividend from the company is generally entitled to a tax credit, currently at a rate of 1/9th of the dividend (“associated UK tax credit”). For further information, see “Taxation of Dividends”.

Table 52 – Historical Dividend Payments

	Notes	2003/04	2002/03	2001/02	2000/01	1999/00
Pence per ordinary share	1
Interim		—	—	—	—	8.27p
Pre-completion		—	—	—	—	8.10p
Quarter (29 Nov 1999 – 31 Dec 1999)		—	—	—	—	2.23p
Quarter (1 Jan 2000 – 31 Mar 2000)		—	—	—	—	6.20p
Quarter (1 April – 30 June)		4.75p	7.177p	6.835p	6.51p	—
Quarter (1 July – 30 Sept)		4.75p	7.177p	6.835p	6.51p	—
Quarter (1 Oct – 31 Dec)		4.75p	7.177p	6.835p	6.51p	—
Quarter (1 Jan – 31 Mar )		6.25p	7.177p	6.835p	6.51p	—

Total		20.50p	28.708p	27.34p	26.04p	24.80p

US dollars per ADS	1,2
Interim		—	—	—	—	$0.5324
Pre-completion		—	—	—	—	$0.5215
Quarter (29 Nov 1999 – 31 Dec 1999)		—	—	—	—	$0.1413
Quarter (1 Jan 2000 – 31 Mar 2000)		—	—	—	—	$0.3856
Quarter (1 April – 30 June)		$0.3032	$0.4472	$0.3907	$0.3928	—
Quarter (1 July – 30 Sept)		$0.3207	$0.4479	$0.3979	$0.3702	—
Quarter (1 Oct – 31 Dec)		$0.3473	$0.4708	$0.3863	$0.3805	—
Quarter (1 Jan – 31 Mar)		$0.4453	$0.4609	$0.3972	$0.3721	—

Total		$1.4165	$1.8268	$1.5721	$1.5156	$1.5808

Notes:

1	Dividends per share and per ADS are shown net of any associated UK tax credit available to certain holders of ordinary shares and ADSs. See “Taxation of Dividends”. Dividends paid by the Depositary in respect of ADSs are paid in US dollars based on a market rate of exchange that differs from the Noon Buying Rate.

2	Calculated based on a ratio of four ordinary shares for one ADS.

152  ScottishPower Annual Report and Accounts 2003/04

Memorandum and Articles of Association

The company’s Memorandum and Articles of Association, and amendments, will be filed with the company’s report to the US Securities and Exchange Commission on Form 20-F.

Documents on Display

You may read and copy documents referred to in this annual report that have been filed with the SEC at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. You may also access our reports to the SEC and some of the other information we file with or submit to the SEC electronically through the SEC’s website at www.sec.gov.

Exchange Controls and Other Limitations Affecting Security Holders

There are currently no UK laws, decrees or regulations that restrict the export or import of capital, including, but not limited to, foreign exchange capital restrictions, or that affect the remittance of dividends or other payments to non-UK resident holders of the company’s securities except as otherwise set forth in “Taxation”.

There are no limitations imposed by UK law or by the company’s Memorandum and Articles of Association that restrict the right of non-UK resident or non-UK citizen owners to hold or to vote the ordinary shares.

Taxation

The following discussion of UK tax and US federal income tax consequences is set forth with respect to US tax considerations in reliance upon the advice of Milbank, Tweed, Hadley & McCloy LLP, special US counsel to the company, and with respect to UK tax considerations in reliance upon the advice of Freshfields Bruckhaus Deringer, the company’s UK lawyers. The discussion is intended only as a summary of the principal US federal income tax and UK tax consequences to investors who hold the ADSs or ordinary shares as capital assets and does not purport to be a complete analysis or listing of all potential tax consequences of the purchase, ownership and disposition of ADSs or ordinary shares. The summary does not discuss special tax rules that may be applicable to certain classes of investors, including banks, insurance companies, tax exempt entities, dealers, traders who elect to mark-to-market, investors with a functional currency other than the US dollar, persons who hold ADSs as part of a hedge, straddle or conversion transaction, or holders of 10% or more of the voting stock of the company. The statements of UK and US tax laws and practices set out below are based on the laws in force and as interpreted by the relevant taxation authorities as of the date of this report. The statements are subject to any changes occurring after that date in UK or US law or practice, in the interpretation thereof by the relevant taxation authorities, or in any double taxation convention between the US and the UK.

On 24 July 2001, the US and the UK signed a new convention between the two countries for the avoidance of double taxation with respect to taxes on income and capital gains (the “New Income Tax Convention”). Instruments of ratification with respect to the New Income Tax Convention were exchanged on 31 March 2003, putting the New Income Tax Convention into force as from that date, subject to certain effective date provisions that result in the delayed implementation of certain provisions.

It is possible, however, for an investor to elect that the rules of the treaty in force prior to 1 April 2003 (the “Expiring Income Tax Convention”) have effect in its entirety with respect to that investor for a further twelve-month period from the date on which the provisions of the New Income Tax Convention would otherwise be effective. Prior distributions by the company since publication of our last annual statement on 7 May 2003 may therefore be governed by the rules of either the Expiring Income Tax Convention or the New Income Tax Convention depending upon whether an investor has elected for the twelve-month extension in respect of the Expiring Income Tax Convention. As a result, the following discussion considers both alternatives. The company believes, and the discussion therefore assumes, that it is not a passive foreign investment company for US federal income tax purposes.

Each investor is urged to consult their own tax advisor regarding the tax consequences of the purchase, ownership and disposition of ordinary shares or ADSs under the laws of the US, the UK and their constituent jurisdictions and any other jurisdiction where the investor may be subject to tax.

If the obligations contemplated by the Deposit Agreement are performed in accordance with its terms, it is expected that a beneficial owner of ADSs will be treated as the owner of the underlying ordinary shares for the purposes of the Expiring Income Tax Convention, the New Income Tax Convention and the US Internal Revenue Code of 1986, as amended (“Code”).

For the purposes of this summary, the term “US Holder” means a beneficial owner of the ADSs that is a US citizen or resident, a US domestic corporation or partnership, a trust subject to the control of a US person and the primary supervision of a US court, or an estate, the income of which is subject to US federal income tax regardless of its source.

For the purposes of this summary, the term “Eligible US Holder” means a US holder that is a resident of the US for the purposes of the Expiring Income Tax Convention and that satisfies the following conditions:

•	is not also resident in the UK for UK tax purposes;

•	is not a corporation which, alone or together with one or more associated corporations, controls, directly or indirectly, 10% or more of the voting stock of the company;

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Investor Information

•	whose holding of the ADSs is not attributable to a permanent establishment in the UK through which such holder carries on a business or with a fixed base in the UK from which such holder performs independent personal services; and

•	under certain circumstances, is not a company 25% or more of the capital of which is owned, directly or indirectly, by persons that are neither individual residents of, nor nationals of the US.

Taxation of Dividends

Save as set out below in relation to the UK withholding tax applied to the UK tax credit (as defined below) arising under the Expiring Income Tax Convention, the company is not required to withhold any UK taxes from its dividend payments to US Holders. Therefore the amount of a dividend paid to a US Holder will not be reduced by any UK withholding tax.

Under the New Income Tax Convention, US Holders are not entitled to a UK tax credit with respect to dividends paid by the company on or after 1 May 2003. Notwithstanding this effective date, an Eligible US Holder may continue to claim a UK tax credit with respect to dividends paid before 1 May 2004, if the holder elects to apply all the provisions of the Expiring Income Tax Convention during such period. Each investor is urged to consult their own tax advisor regarding the tax consequences of electing to apply the Expiring Income Tax Convention in lieu of the New Income Tax Convention.

If a US Holder elects for the twelve-month extension to apply the Expiring Income Tax Convention, then, under UK tax law and the Expiring Income Tax Convention, an Eligible US Holder that makes the appropriate election with respect to dividends paid before 1 May 2004 is in theory entitled to an additional payment from the UK (“UK tax credit”) equal to 1/9th of the amount of any dividend paid by the company to the holder. While, as noted above, the dividend paid by the company is not subject to any UK withholding tax, under the Expiring Income Tax Convention and under current UK law, the UK tax credit that otherwise would be payable by the UK is completely offset by a UK withholding tax equal to 100% of that UK tax credit. Accordingly, US Holders will receive the full amount of any dividend declared by the company (without deduction for UK tax) but will not be entitled to an additional cash payment from the UK in respect of the UK tax credit. An Eligible US Holder who elects to claim a credit (as described below) against the holder’s US federal income tax liability with respect to the UK withholding tax imposed on the UK tax credit amount, is required to include, in addition to the gross amount of the dividend paid by the company, the amount of UK tax credit in taxable income for US federal income tax purposes, even though none of the amount of the UK tax credit is paid by the UK. An Eligible US Holder who so elects to include the amount of the UK tax credit in taxable income, generally will be entitled to credit against the holder’s US tax liability, the amount of the UK tax credit that the holder is deemed to have received, which US tax credit may result in a reduction in the holder’s effective US tax rate on the cash dividend received.

An Eligible US Holder is not required to affirmatively make a claim to the UK Inland Revenue to be entitled to the US foreign tax credit, although an Eligible US Holder electing to claim the credit must complete an Internal Revenue Service Form 8833 (Treaty Based Return Position Disclosure) and file such Form with the holder’s US federal income tax return for each year that the tax credit is claimed. Eligible US Holders that include the amount of the UK tax credit in gross income, but do not elect to claim foreign tax credits may instead claim a deduction for UK withholding tax deemed paid. For foreign tax credit limitation purposes, the dividend (grossed-up to include the UK tax deemed paid) will be income from sources outside the US. Each investor is urged to consult their own tax advisor regarding the tax consequences of electing to apply the Expiring Income Tax Convention in lieu of the New Income Tax Convention and whether any filings or other actions may be required to substantiate an Eligible US Holder’s foreign tax credit claim.

Following is a simplified numerical example of the US tax treatment of dividends paid to an Eligible US Holder who is subject to tax at a rate of 15% and is eligible for and claims a US tax credit for the complete amount of the UK tax credit:

$
Dividend received	90.00
UK tax credit	10.00

US taxable income	100.00

US tax at 15%	15.00
US tax credit for UK withholding tax	(10.00)

US tax liability	5.00

Cash dividend received	90.00
US tax liability	(5.00)

After-tax cash amount	85.00

Approximate effective US tax rate on cash received	5.6%

Note that the US federal income tax consequences of dividends paid to an Eligible US Holder will depend upon the holder’s particular circumstances and, consequently, the US federal income tax consequences applicable to a particular holder may differ from those set out in the above example and some US Holders may not be able to make full or partial use of the UK tax credit. Eligible US Holders are urged to consult their own tax advisers regarding the tax consequences to them of the payment of a dividend by the company.

The full procedures for determining and claiming a US tax credit, with respect to dividends received from a UK corporation, are outlined in US Internal Revenue Service Revenue Procedure 2000 – 13, 2000 – 6 I.R.B. 1.

A US Holder recognises income when the dividend is actually or constructively received by the holder, in the case of ordinary shares, or by the Depositary, in the case of ADSs. The dividend will not be eligible for the dividends received deduction generally allowed to US corporations in respect of dividends received from other US corporations. New tax legislation signed

154  ScottishPower Annual Report and Accounts 2003/04

into law on 28 May 2003, provides for a maximum 15% US tax rate on the dividend income of an individual US holder with respect to dividends paid by a domestic corporation or “qualified foreign corporation”. A qualified foreign corporation generally includes a foreign corporation if (i) its shares are readily tradable on an established securities market in the US or (ii) it is eligible for benefits under a comprehensive US income tax treaty. Clause (i) will apply with respect to ADSs if such ADSs are readily tradable on an established securities market in the US. Under these rules, the company should be treated as a qualified foreign corporation and, therefore, dividends paid to an individual US holder with respect to the ADSs should be taxed at a maximum rate of 15%. The maximum 15% tax rate is effective with respect to dividends included in income during the period beginning on or after 1 January 2003, and ending 31 December 2008.

Distributions in excess of current and accumulated earnings and profits, as determined for US federal income tax purposes, will be treated as a return of capital to the extent of the US Holder’s basis in the ordinary shares or ADSs and thereafter as a capital gain. In determining the amount of the distribution, a US Holder will use the spot currency exchange rate on the date the dividend is included in income. Any difference between that amount and the dollars actually received may constitute a foreign currency gain or loss. However, a US Holder that is an individual is not required to recognise a gain of less than $200 from the exchange of foreign currency in a “personal transaction” as defined in Section 988(e) of the Code.

If the US Holder is a US partnership, trust or estate, the UK tax credit will be available only to the extent that the income derived by such partnership, trust or estate is subject to US federal income tax as the income of a resident either in its hands or in the hands of its partners or beneficiaries, as the case may be. Whether holders of ADSs who reside in countries other than the US are entitled to a tax credit in respect of dividends on ADSs depends in general upon the provisions of conventions or agreements, if any, as may exist between such countries and the UK.

Taxation of Capital Gains

In general, for US tax purposes, US Holders of ADSs will be treated as the owners of the underlying ordinary shares that are represented by such ADSs and deposits and withdrawals of ordinary shares by US Holders in exchange for ADSs will not be treated as a sale or other disposition for US federal income tax purposes. Upon a sale or other disposition of ordinary shares or ADSs, US Holders will recognise a gain or loss for US federal income tax purposes in an amount equal to the difference between the US dollar value of the amount realised and the US Holder’s tax basis (determined in US dollars) in such ordinary shares or ADSs. Generally, such gain or loss will be a long-term capital gain or loss if the US Holder’s holding period for such ordinary shares or ADSs exceeds one year. Any such gain or loss generally will be income from sources within the US for foreign tax credit limitation purposes. Long-term capital gain for an individual US Holder is generally subject to a reduced rate of tax. With respect to sales occurring on or after 6 May 2003, but before 1 January 2009, the long-term capital gain tax rate for an individual US holder is 15%. For sales occurring before 6 May 2003, or after 31 December 2008, the long-term capital gain rate for an individual US holder is 20%.

A US Holder who is not resident or ordinarily resident for UK tax purposes in the UK will not generally be liable for UK tax on capital gains recognised on the sale or other disposition of ADSs or ordinary shares, unless the US Holder carries on a trade, profession or vocation in the UK through a branch or agency (or, in the case of a company, a permanent establishment) and the ADSs or ordinary shares are, or have been, used, held or acquired for the purposes of such trade, profession or vocation or such branch or agency (or, in the case of a company, such permanent establishment).

US citizens resident or ordinarily resident in the UK, US corporations resident in the UK by reason of their business being centrally managed or controlled in the UK and US citizens who or US corporations which are trading or carrying on a trade, profession or vocation in the UK through a branch or agency (or, in the case of a company, a permanent establishment) and who or which have used, held or acquired ADSs or ordinary shares for the purposes of such trade, profession or vocation or such branch or agency (or, in the case of a company, such permanent establishment) may be liable for both UK and US tax in respect of a gain on the disposal of the ADSs or ordinary shares, subject to any available exemption or relief. Relief may be available under the New Income Tax Convention (if the rules of such convention have effect in respect of such US Holder at the time of the sale or other disposition of the ADSs or ordinary shares) to the extent that the US Holder is resident in the US for the purposes of the New Income Tax Convention unless the ADSs or ordinary shares form part of the business property of a permanent establishment that such US Holder has or has had in the UK. Such holders may not be entitled to a tax credit against their US federal income tax liability for the amount of UK capital gains tax or UK corporation tax on chargeable gains, as the case may be, paid in respect of such gain unless the holder appropriately can apply the credit against tax due on income from foreign sources.

US Holders are urged to consult their own tax advisors regarding the tax consequences to them of a sale or other disposition of ADSs or ordinary shares.

US Information Reporting and Backup Withholding

In general, information reporting requirements will apply to dividend payments (or other taxable distributions) in respect of ordinary shares or ADSs made within the US to a non-corporate US person. Accordingly, individual US Holders will receive an annual statement showing the amount of taxable dividends (or other reportable distributions) paid to them during the year. “Backup withholding” will apply to such payments (i) if the holder or beneficial owner fails to provide an accurate taxpayer identification number in the manner required by US law and

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Investor Information

applicable regulations, (ii) if there has been notification from the Internal Revenue Service of a failure by the holder or beneficial owner to report all interest or dividends required to be shown on its federal income tax returns or, (iii) in certain circumstances, if the holder or beneficial owner fails to comply with applicable certification requirements.

In general, payment of the proceeds from the sale of ordinary shares or ADSs to or through a US office of a broker is subject to both US backup withholding and information reporting requirements, unless the holder or beneficial owner establishes an exemption. Different rules apply to payments made outside the US through an office outside the US.

UK Inheritance Tax

An individual who is domiciled in the US for the purposes of the convention between the US and the UK for the avoidance of double taxation with respect to estate and gift taxes (“Estate Tax Convention”) and who is not a national of the UK for the purposes of the Estate Tax Convention will not generally be subject to UK inheritance tax in respect of the ADSs or ordinary shares on the individual’s death or on a gift of the ADSs or ordinary shares during the individual’s lifetime, unless the ADSs or ordinary shares are part of the business property of a permanent establishment of the individual in the UK or pertain to a fixed base in the UK of an individual who performs independent personal services. Special rules apply to ADSs or ordinary shares held in trust. In the exceptional case where the shares are subject both to UK inheritance tax and to US federal gift or estate tax, the Estate Tax Convention generally provides for the tax paid in the UK to be credited against tax paid in the US.

UK Stamp Duty and Stamp Duty Reserve Tax

In practice, no UK stamp duty need be paid on the acquisition or transfer of ADSs provided that any instrument of transfer is executed outside the UK and subsequently remains at all times outside the UK. An agreement to transfer ADSs will not, in practice, give rise to a liability to stamp duty reserve tax.

Subject to certain exceptions, a transfer on sale of ordinary shares, as opposed to ADSs will generally be subject to UK stamp duty at a rate of 0.5% (rounded up, if necessary, to the nearest £5) of the consideration given for the transfer. An agreement to transfer such shares will normally give rise to a charge to UK stamp duty reserve tax at a rate of 0.5% of the consideration payable for the transfer, provided that stamp duty reserve tax will not be payable if stamp duty has been paid. Where such ordinary shares are later transferred to the Depositary’s nominee, further stamp duty or stamp duty reserve tax will normally be payable at the rate of 1.5% (rounded up, if necessary, to the nearest £5) of the value of the ordinary shares at the time of the transfer.

A transfer of ordinary shares by the Depositary or its nominee to the relative ADS holder when the ADS holder is not transferring beneficial ownership gives rise to a UK stamp duty liability of £5 per transfer.

Taxation of Thus Demerger Dividend in Specie

Information pertaining to the tax position of shareholders following the demerger of Thus can be obtained from the Company Secretary at the company’s registered office and from the company’s website: www.scottishpower.com.

156  ScottishPower Annual Report and Accounts 2003/04

Investor Information

2 Financial Calendar

28 June 2004	Q4 Dividend payment date – US and UK (final dividend for the year ended 31 March 2004)
23 July 2004	Annual General Meeting
12 August 2004	Announcement of results for quarter ending 30 June 2004 – Q1
September 2004	Q1 Dividend payable
November 2004	Announcement of results for quarter ending 30 September 2004 – Q2
December 2004	Q2 Dividend payable
February 2005	Announcement of results for quarter ending 31 December 2004 – Q3
March 2005	Q3 Dividend payable
May 2005	Announcement of Preliminary Results for the year ending 31 March 2005
June 2005	Q4 Dividend payable (final dividend for the year ending 31 March 2005)

Annual General Meeting

The Annual General Meeting will be held at the Edinburgh Festival Theatre, 13/29 Nicolson Street, Edinburgh on Friday 23 July 2004 at 11.00 a.m. Details of the resolutions to be proposed at the Annual General Meeting are contained in the Notice of Meeting.

Quarterly Results

Copies of the quarterly results may be obtained, free of charge, on request from the Company Secretary at the company’s registered office or by e-mailing shareholderservices@scottishpower.com. Quarterly results will also be published on the company’s website: www.scottishpower.com

Half Year Results

The company, as permitted by the London Stock Exchange, publishes its half year results in one UK national newspaper. In 2004, it is expected that the half year results will be published in The Telegraph and on the company’s website. Copies of the half year results may be obtained, free of charge, on request from the Company Secretary at the company’s registered office or by e-mailing shareholderservices@scottishpower.com.

Annual Review

The Annual Review 2003/04 is also available on CD, free of charge, from the Company Secretary at the company’s registered office or by e-mailing shareholderservices@scottishpower.com.

Press Releases

Press releases and up-to-date information on the company can be found on the company’s website.

Environmental and Social Impact Report

Copies of the Environmental and Social Impact Report may be obtained, free of charge, on request from the Company Secretary at the company’s registered office or by e-mailing shareholderservices@scottishpower.com. This Report, together with fuller information about environmental, marketplace, community and workplace issues, is also published on the company’s website. The 2003/04 Report will be published in October 2004.

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Investor Information

3 Shareholder Services

Ordinary Shares

Share Registration Enquiries

The Registrar

Lloyds TSB Registrars Scotland

PO Box 28506

Edinburgh EH4 1XZ

Tel: +44 (0)870 600 3999

Fax: +44 (0)870 600 3980

Textphone: +44 (0)870 600 3950

Website: www.shareview.co.uk

Dividend Reinvestment Plan

The Dividend Reinvestment Plan provides ordinary shareholders with the facility to invest cash dividends by purchasing further ScottishPower shares. For further details, please contact Lloyds TSB Registrars on 0870 241 3018.

Share Consolidation and ISAs

Share consolidation is a facility which allows a number of holdings, and especially family holdings, to be consolidated into one holding. This service is provided free of charge.

Individual Savings Accounts (“ISAs”) are suitable for UK resident private investors who wish to shelter their ScottishPower shares from Income and Capital Gains Tax. Details of the ScottishPower ISA service are available from Lloyds TSB at the following address. Alternatively, please call the ISA helpline on 0870 242 4244.

Lloyds TSB Registrars ISAs

The Causeway

Worthing BN99 6UY

Share Dealing

ScottishPower ordinary shares may be bought or sold at competitive rates by post or telephone. For further details, please contact Stocktrade on 0845 601 0979, quoting LOW C0070.

American Depositary Shares (“ADSs”)

Exchange and Stock Transfer Enquiries

JPMorgan Chase Bank

Shareholder Relations

PO Box 43013

Providence, RI 02940-3013

Tel:   1 (866) SCOTADR (Toll Free)

          1 (866) 726 8237 (Toll Free)

        +1 (781) 575 2678 (Outside US not Toll Free)

Fax: +1 (781) 575 4082

Website: www.adr.com/shareholder

Dividend Reinvestment Plan

Global Invest Direct

Global Invest Direct is the Direct Share Purchase and Dividend Reinvestment Plan for ADS holders which allows existing and first time investors to purchase ADSs without a broker. Global Invest Direct allows investors to make initial and ongoing investments in the company by providing investors with the convenience of investing directly in ScottishPower’s ADSs. For further details, please contact JPMorgan Chase Bank as detailed above.

Authorised Representative for US Federal Securities Laws

The authorised representative for ScottishPower for US federal securities law purposes is:

Puglisi & Associates

850 Library Avenue, Suite 204

PO Box 885

Newark, Delaware 19715

158  ScottishPower Annual Report and Accounts 2003/04

Index

Accounting
developments	58
policies and definitions	56 – 58, 85 – 88
Acquisition	102(11,12), 105(15)
American Depositary Shares	150, 158
Annual General Meeting	157
Audit Committee	64, 67
Audit Report	147
Balance sheets
company	144
group	94
Board of Directors	62
Borrowings	109 – 114 (20)
Business
description of	9 – 17
reviews – 2003/04	39 – 42
reviews – 2002/03	44 – 46
strategy	5, 8, 9
Capital commitments	127 (30b)
Capital expenditure	5, 38, 104 (14b)
Capital gains tax	155
Cash flow
acquisitions and disposals	102(11,12)
analysis	101(10)
commentary	38
group statement	93
US GAAP	135(34)
Chairman’s Statement	2
Charitable contributions	16
Chief Executive’s Review	4
Contingent liabilities	126(29), 145(41)
Corporate governance	65
Corporate social responsibility	8, 70
Creditor payment policy and practice	55
Creditors	114(21),145(37)
Currencies, accounting policy	89
Debt (net)
analysis	103(13)
reconciliation to net cash flow	93
Debtors	108(19), 145(36)
Deferred income	116(24)
Deferred tax	99(6), 115(22)
Depreciation
accounting policy	87
by segment	96 (1c)
Directors
executive	63
non-executive	62
pensions	75, 80
remuneration	72
report	2 – 84
responsibilities for accounts	84
service contracts	76
share options	74, 81
shareholdings	73, 81
Dividends
in specie	44, 100 (8b)
per ADS
per ordinary share	3, 5, 100 (8a)
payment dates	157
Divisions
Infrastructure	3, 7, 12
UK	3, 8, 13
Earnings and dividends
2003/04	38
2002/03	44
Earnings per ordinary share	3, 5, 99 – 100 (7)
Employees
numbers and costs	15, 97(3)
policies, UK and US	15, 26
Environment
accounting policy	89
policy approach	15
regulation	24
Exceptional items	43, 98(4)
Executive Team	63, 68
Financial
commitments	49,126(30)
guarantees	141 – 142 (34)
review	33 – 61
Financial instruments
accounting policies	86
analysis	109 – 114 (20)
Five Year Summary	148
Fixed assets
intangible	105(15)
investments	88,107(17), 145(35)
tangible	87, 106(16)
Glossary
of financial terms	149
of general terms	160 – 161
Going concern	49
Goodwill
accounting policy	87
analysis	105(15)
Grants and contributions
accounting policy	89
analysis	116(24)
Health and safety	3, 8, 27
Inheritance tax	156
Interest charge (net)
accounting policy	86
analysis	98(5)
Interest and Taxation
2003/04	37 – 38
2002/03	43 – 44
Internal control	68
Investor information	150
Leased assets, accounting policy	88
Litigation	29
Loans and other borrowings	109 – 114 (20)
Long Term Incentive Plan	74, 81
Minority interests	120(27)
Net asset value per share	104 (14a)
Net assets by segment	104 (14a)
Nomination Committee	64, 66
Off Balance Sheet Arrangements	61
Operating profit
analysis	96(2)
by segment	95 (1b)
reconciliation to net operating cash flows	100(9)
Own shares held under trust	88
PacifiCorp	3, 6, 10
PPM	3, 8, 14
Pensions
accounting policy	56, 58, 89
analysis	120 –126 (28), 136 –139 (34)
costs	19, 28, 55
Political donations and expenditure	70
Post-retirement benefits
accounting policy	89
analysis	123 (28h), 138 – 139 (34e)
Profit and loss account
company	145(40)
group	90 – 91
Property	16
Provisions for liabilities and charges	115(22), 115(23)
Recognised gains and losses	92
Registrar	158
Regulation
electricity and gas UK	22
electricity US	17
employment	26
environmental UK	25
environmental US	24
Related party transactions	128(31)
Remuneration Committee
membership	64
report	72
Research and development	46, 96(2)
Reserves	119(26), 145(39)
Risk management	49 – 54
Safe harbor	84
Segmental information	95 – 96 (1), 104 (14)
Share capital	116 – 119 (25), 145 (39)
Share options	117 (25b), 151
Share premium	119(26), 145(39)
Shareholder services	158
Shareholders’ funds
analysis	119(26), 145(39)
reconciliation	92
Shareholdings, analysis	151
Southern Water	102(11, 12), 129(32)
Stocks
accounting policy	88
analysis	108(18)
Substantial shareholdings	151
Taxation
accounting policy	87
analysis	99(6)
commentary	37, 44
deferred	99(6), 115(22)
of dividends	154
Thus	9, 129(33)
Total assets by segment	104 (14c)
Treasury	46 – 49
Turnover
accounting policy	86
by segment	95 (1a)
US GAAP	130 – 143 (34)
US regulatory assets	88, 131(34)

Figures in brackets refer to Notes to the Group Accounts

ScottishPower Annual Report and Accounts 2003/04  159

Glossary of Terms

ADS – American Depositary Share (US)

ASB – Accounting Standards Board (UK)

The Authority – The Gas and Electricity Markets Authority, the UK regulatory body (UK)

Baseload – the level of system demand for electricity which is generally present on a day-to-day basis

BE – British Energy plc (UK)

BETTA – British Electricity Trading and Transmission Arrangements, proposals for the introduction of a Great Britain-wide electricity market which are currently the subject of legislation before the UK Parliament

Billion – one thousand million (1,000,000,000)

British Isles – The United Kingdom and The Republic of Ireland

Churn – the turnover of existing customers leaving, and new customers joining, the company’s customer list

Combined Code – guidelines setting out corporate governance principles for UK listed companies (UK)

CO2 – carbon dioxide

CPUC – The California Public Utilities Commission, the regulatory body in California (US)

Carrying charges – costs, mainly interest but including some transaction costs and professional charges, arising from the deferment of costs for later recovery (US)

Company – Scottish Power plc

Competition Commission – the UK regulatory body concerned with competition policy and the abuse of market power (UK)

Deferred power costs – variances from the expected level of power purchase costs and related cost inputs which have been recognised by regulatory authorities as possibly or actually eligible for recovery in rates (US)

DG – Distributed Generation, the process of generating electricity from relatively large numbers of individually modest generation assets, rather than concentrating generation in major power plants

Distribution – the transfer of electricity from the transmission system to customers (US equivalent is Power Distribution)

DSM – Demand Side Management, encouraging customers to reduce their electricity consumption

DTI – The Department of Trade and Industry, a UK government department which, among other responsibilities, has a leading role in UK Government oversight of energy policy (UK)

EA – The Environment Agency, the environmental regulator for England & Wales (UK)

EBIT – earnings before interest and tax, excluding goodwill amortisation

EBITDA – earnings before interest, tax, depreciation, goodwill amortisation and deferred income released to the profit and loss account

EC – European Commission, the administrative arm of the European Union institutions

EIB – European Investment Bank

EITF – The Emerging Issues Task Force of the Financial Accounting Standards Board (US)

EPA – The Environmental Protection Agency (US)

ESOP – Employee Share Ownership Plan (UK)

ETO – The Energy Trust of Oregon, a body established to deliver demand side management services in Oregon (US)

EU – European Union, the body of 25 states bound by treaty to cooperate in aspects of the management of their affairs

Executive Team – a standing committee of the Board which assists the Chief Executive and, in particular, oversees much of the group’s risk management activities

ExSOP – Executive Share Option Scheme open to the company’s executive directors and senior managers

Fair value – the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction

FAS – Financial Accounting Standard (US)

FASB – Financial Accounting Standards Board (US)

FERC – The Federal Energy Regulatory Commission, the US federal energy regulator (US)

FRS – Financial Reporting Standard (UK)

401(k) – a tax-beneficial savings plan available to US-domiciled employees (US)

FPA – The Federal Power Act (US)

GAAP – Generally Accepted Accounting Principles, these vary between the the UK (“UK GAAP”) and US (“US GAAP”)

Gas – natural gas

GERC – The Group Energy Risk Committee

Giga (G) – one thousand million (1,000,000,000) units

Great Britain – England, Scotland and Wales

Group – Scottish Power plc and its consolidated subsidiaries

Guaranteed Standards – standards of performance agreed between the company and Ofgem for transmission, distribution and supply (UK)

Hedging – undertaking transactions to guard against the risk of loss

Home area – the geographical area in which a company was previously the sole licensed supplier of residential customers (UK)

Hub services – a generic term describing various fee-based transactions carried out by a gas storage operator, for example, parking and loaning gas to meet balancing needs or “wheeling” gas from one pipeline to another at the storage location

Hydroelectric – the generic description for generating plants making use of the movement of water as their energy source

IAS – International Accounting Standard

IASB – International Accounting Standards Board

160  ScottishPower Annual Report and Accounts 2003/04

IFRS – International Financial Reporting Standard

Interconnectors – the high voltage links connecting the transmission system of Scotland with those of England & Wales and Northern Ireland (UK)

IPUC – The Idaho Public Utility Commission, the regulatory body in Idaho (US)

IRP – Integrated Resource Plan, a consolidated review of anticipated future requirements used as a context within which to assess individual proposals for new generation or conservation initiatives (US)

ISA – Individual Savings Account (UK)

Kilo (k) – one thousand (1,000) units

LBG – London Benchmarking Group, a body which manages a standard for the reporting of aspects of corporate social responsibility amongst over 80 leading UK companies (UK)

LTIP – Long Term Incentive Plan

Mark-to-market – the adjustment made to record an asset or a liability at its fair market value

Mega (M) – one million (1,000,000) units

MSP – the multi-state process through which PacifiCorp’s and the six states it serves are working to clarify roles and responsibilities concerning the regulation of PacifiCorps’ business activities (US)

MVA – Mega-Volt-amperes, a measure of network capacity

Nameplate rating – the designed capability of a generating plant

NEA – Nuclear Energy Agreement, between British Energy, ScottishPower and Scottish and Southern (UK)

NETA – The New Energy Trading Arrangements introduced in March 2001 (UK)

NOx – oxides of Nitrogen

Ofgem – The Office of Gas and Electricity Markets, which provides administrative support to the UK regulatory authority (UK)

OPUC – The Oregon Public Utility Commission, the regulatory body in Oregon (US)

Peaking plant – generating assets designed to top-up the overall system to meet the higher levels of demand for electricity which occur from time to time

PED – Public Electricity Distributor, the licensed electricity distribution network operator in each authorised area (UK)

plc – public limited company (UK)

Power production – the US term for the generation of electricity

PSCs – Public Services Commissions, the individual bodies which regulate utilities in each of the states (US)

PSP – the Personal Shareholding Policy under which executive directors and key senior managers are expected to build up and retain a shareholding in the company

PTCs – Production Tax Credits which make renewable generation cost-effective in many US electricity markets (US)

Rates – the US term for Tariffs

RECs – Renewable Energy Certificates, tradable confirmation that generation output qualifies for recognition as being from renewable sources and therefore attracts incentives in many electricity markets (US)

Refurbishment of networks – activity designed to replace and modernise network assets without materially increasing their capacity, generally undertaken to improve cost-efficiency, reliability or other aspects of service quality

Reinforcement of networks – activity designed to increase the capacity of network assets, generally undertaken to cope with increased customer demand

Renewables – sources of electricity generation which use naturally occurring or self-regenerating inputs, examples include wind and hydroelectric power

Retail sales – the supply of electricity or gas to end-user consumers

RFP – Requests for Proposals, the formal tendering process through which specific proposals are sought for the provision of new generation or conservation requirements (US)

ROCs – Renewables Obligation Certificates, tradable confirmation that generation output qualifies for recognition towards a supplier’s obligation to provide a defined proportion of its total electricity supplies from renewable sources (UK)

ROE – Return on Equity, a US regulatory measure intended to establish the return to shareholders (US)

RPI – the Retail Price Index, the equivalent of the US Consumer Price Index –CPI (UK)

RTO – Regional Transmission Organization, the generic name for regional organisations being developed in response to FERC Order 2000 to manage electricity transmission on a regional basis (US)

Sarbanes-Oxley Act – an act of 2002 which regulates various aspects of corporate standards (US)

SEC – The Securities and Exchange Commission, the US federal regulator of corporate affairs (US)

SEE – social, environmental and ethical

SEPA – The Scottish Environment Protection Agency, the environmental regulator for Scotland (UK)

SERP – The Supplemental Executive Retirement Plan which provides additional retirement benefits as an incentive to selected US managers and highly compensated employees

6 Sigma – a business process improvement methodology used to seek out potential productivity and service quality gains

SO2 – sulphur dioxide

SPUK – Scottish Power UK plc, the non-trading holding company for most of the group’s UK companies (UK)

SSAP – Statement of Standard Accounting Practice (UK)

Stipulation – or stipulation agreement, a term used in the US regulatory context to describe an agreement reached between parties which is then submitted for consideration by the regulatory authority (US)

Tera (T) – indicates a measure of 1012, for example terawatthours

ScottishPower Annual Report and Accounts 2003/04  161

Glossary

Thermal – the generic description for generating plants burning coal, gas, black liquor and the like, or using geothermal energy

Transmission – the transfer of electricity from power stations to the distribution system

Transportation (of gas) – transfer of gas from on-shore terminals to consumers through the national pipeline network (UK)

TSR – Total Shareholder Return, the return provided by capital appreciation and dividend reinvestment over a period

UITF – The Urgent Issues Task Force of the Accounting Standards Board (UK)

UK – United Kingdom, comprising England, Scotland, Wales and Northern Ireland

UPSC – The Utah Public Service Commission, the regulatory authority in Utah (US)

US – United States of America

VaR – Value-at-Risk, a statistically-based measure of the potential financial loss on a price exposure position used to provide a consistent measure of risk across the group

Volt (V) – Unit of electrical potential

WACC – weighted average cost of capital

Watt (W) – Unit of electrical power, the rate at which electricity is produced or used

Watt hour (Wh) – Unit of electrical energy, the production or consumption of one Watt for one hour

Wholesale sales – the supply of bulk electricity or gas to parties other than end-user customers

Windfarms – groups of wind-driven turbines used to generate electricity

WPSC – The Wyoming Public Service Commission, the regulatory authority in Wyoming (US)

WUTC – The Washington Utilities and Transportation Commission, the regulatory authority in Washington (US)

	Metres		Yards
Conversion factors	0.91	1	1.09

	Km		Miles
	1.61	1	0.62

	Litres		US Gallons
	3.78	1	0.26

162  ScottishPower Annual Report and Accounts 2003/04